Form 10-K, Exhibit 13
period 1995-12-31
JUNIATA VALLEY FINANCIAL CORP
filed 1996-03-25
CIK 714712

             [LOGO OF JUNIATA VALLEY FINANCIAL CORP. APPEARS HERE]
                        Mifflintown, Pennsylvania 17059



1995
Annual
Report

        JUNIATA VALLEY FINANCIAL CORP. AND ITS WHOLLY-OWNED SUBSIDIARY,
                            THE JUNIATA VALLEY BANK
                                DECEMBER 31, 1995


                                    CONTENTS

                                                                                                    Page
Letter to Shareholders.............................................................................  3
Corporation Officers and Directors.................................................................  4
Bank Officers & Advisory Board Members.............................................................  5
Business......................................................................................  6 - 12
Financial Highlights..............................................................................  13
Management's Discussion and Analysis of Financial Condition and Results of Operations........  14 - 26
Report of Independent Auditors....................................................................  27
Financial Statements:
    Consolidated Balance Sheets...................................................................  28
    Consolidated Statements of Income.............................................................  29
    Consolidated Statements of Stockholders' Equity...............................................  30
    Consolidated Statements of Cash Flows.........................................................  31
    Notes to Consolidated Financial Statements...............................................  32 - 43

             [LOGO OF JUNIATA VALLEY FINANCIAL CORP. APPEARS HERE]
                        -------------------------------
                        MIFFLINTOWN, PENNSYLVANIA 17059
                        -------------------------------


                              POST OFFICE BOX 66
                           TELEPHONE (717) 436-8211



                                                       March 14, 1996



Dear Shareholder,

  We are proud to present this Annual Report for 1995. Once again Juniata Valley Financial Corp. had record profits.

  Darwin C. Pomeroy has decided to not seek re-election for Director. Mr. Pomeroy has served as a Director since 1966. He will be missed for his insight and unselfish dedication to this organization.

  As always, I would like you to know that this excellent report would not be possible without dedicated officers and employees. Many of us have worked together for over twenty years.

  Our wish is that all of you continue to recommend your organization to your friends. Without your support, we could not prosper.

                                                  Sincerely;

                                                  /s/ A. Jerome Cook

                                                  A. Jerome Cook
                                                  President

AJC:rhn

                    Juniata Valley Financial Corp. Officers

Harry B. Fairman, Jr.                                       Ronald H. Witherite
Chairman                                               Vice Chairman, Secretary

A. Jerome Cook                                                   Linda L. Engle
President                                                             Treasurer



                                   Directors

A. Jerome Cook                                                     Dale G. Nace
President, The Juniata Valley Bank         Owner, Glenn Nace Plumbing & Heating;
                                                               GlenDale Storage

Harry B. Fairman, Jr.
President, Hilltop Oil, Inc.                                  Darwin C. Pomeroy
                                                         Retired Sales Engineer
John E. Groninger                                            Bethlehem Steel Co.
President, John E. Groninger, Inc.
Contractor, Director of                                       John A. Renninger
Consumers Financial Corp.                            President, A. D. Renninger
                                                                 Lumber Company
Karl E. Guss
Funeral Director                                               Edward R. Rhodes
Guss Funeral Home                            Senior Partner, E. R. Rhodes & Son

Don E. Haubert                                                Harold B. Shearer
CEO and Chairman of the Board                              Self-employed Farmer
S & A Custom Built Homes, Inc.
Contractor, Mifflintown, PA                                 Ronald H. Witherite
                                            Owner, Ron's IGA Fruit Market, Inc.



   NOTE: Above Directors also comprise the Board of Directors for The Juniata
                                  Valley Bank

                        THE JUNIATA VALLEY BANK OFFICERS
           A Wholly-Owned Subsidiary of Juniata Valley Financial Corp MIFFLINTOWN OFFICE
    A. Jerome Cook....................................................President
    Helen L. Sieber..................Vice President & Community Officer Manager
    Jeffrey A. Pottorff............................Auditor & Compliance Officer
    Paul M. Lipka.............................................Marketing Officer
    Ruth H. Nace............................................Executive Secretary
   ADMINISTRATION
    Donald L. Musser.........................Sr. Vice President, Administration
   CONTROLLER
    Linda L. Engle..................Sr. Vice President, Chief Financial Officer
    Anna Mae Peoples.......................Vice President, Assistant Controller
   LOANS
    Edward L. Kauffman..................Sr. Vice President, Loan Administration
    Scott E. Nace..................................Vice President, Loan Officer
    David A. Pecht.............................................Sr. Loan Officer
    Loretta A. Saylor..............................................Loan Officer
   OPERATIONS
    Judy R. Aumiller.............................Sr. Vice President, Operations
    Deborah A. Sheaffer......................................Operations Officer
    Kathy D. Hutchinson....................Assistant Vice President, Operations
   TRUST
    Terry S. Love.............................Sr. Vice President, Trust Officer
    Cynthia L. Williams...........................................Trust Officer
BLAIRS MILLS OFFICE
    C. Roger Searer..................Vice President & Community Officer Manager
    Wanda K. Rowles....................................Customer Service Officer
GARDENVIEW OFFICE
    M. Randall French.................Vice President & Community Office Manager
LEWISTOWN OFFICE
    R. Jack Morgan....................Vice President & Community Office Manager
    Lee Ellen Foose....................................Customer Service Officer
McALISTERVILLE OFFICE
    Joseph D. Ritzman.................Vice President & Community Office Manager
    Leslie A. Miller...................................Customer Service Officer
MILLERSTOWN OFFICE
    James A. Witmer...................Vice President & Community Office Manager
    Barbara I. Seaman..................................Customer Service Officer
MOUNTAIN VIEW OFFICE
    Connie C. Benner..................Vice President & Community Office Manager
PORT ROYAL OFFICE
    Betty D. Ryan......................................Community Office Manager
    Larry B. Cottrill, Jr..............................Customer Service Officer

                             ADVISORY BOARD MEMBERS

  BLAIRS MILLS OFFICE       PORT ROYAL OFFICE      McALISTERVILLE OFFICE
    Wayde H. Cisney         Clinton F. Bashore       Clair Ehrenzeller
  William R. Goshorn         Norman D. Clark         Clair S. Graybill
   Hays I. Lauthers        Martin L. Dreibelbis       Samuel E. Knouse
      George Love            Richard J. Junk        Ralph E. Rickenbaugh
    C. Roger Searer           Dennis A. Long         Joseph D. Ritzman
                              Freeburn Love          Richard J. Sankey
                              Earl J. Wagner

   LEWISTOWN OFFICE         MILLERSTOWN OFFICE       GARDENVIEW OFFICE
   William H.Bradford   R. Franklin Campbell         David B. Esh
   William R. Carter     Lowell R. Frantz, C.L.U.    M. Randall French
   Sharon D. Havice          Gerald M. Lyter        H. Ross Harshbarger
    R. Jack Morgan           James A. Witmer         Donald R. Hartzler
   Harry F. Stimely           Gary G. Wright          Jerry L. Wagner
   Frank A. Zampelli

         JUNIATA VALLEY FINANCIAL CORP. AND ITS WHOLLY-OWNED SUBSIDIARY,
                            THE JUNIATA VALLEY BANK
                                    BUSINESS


DESCRIPTION OF BUSINESS

On April 19, 1983, the shareholders of The Juniata Valley Bank (The Bank) approved a plan of merger and reorganization. The plan was approved by the various regulatory agencies on June 7, 1983 and the Juniata Valley Financial Corp., a one bank holding company, registered under the Bank Holding Company Act of 1956, as amended, was organized. The Bank is the oldest independent commercial bank in Juniata and Mifflin County having originated under a state bank charter in 1867.

The Juniata Valley Bank operates eight branch banking offices and one trust service office. At December 31, 1995, the Bank had 100 full-time equivalent employees. The Bank is engaged in commercial banking and trust business as authorized by the Pennsylvania Banking Code of 1965. This includes accepting time and demand deposits, making secured and unsecured commercial and consumer loans, financing commercial transactions, making construction and mortgage loans, and administering corporate, pension and personal trust services. The Bank provides its services to individuals, corporations, partnerships, associations, municipalities and other governmental bodies. As of December 31, 1995, the Bank had four offices in Juniata County, one office in Perry County, two offices in Mifflin County and one office in Huntingdon County.

COMPETITION

The Bank's principal market area includes all of Mifflin and Juniata Counties, and portions of Perry, Huntingdon, Franklin and Snyder Counties. There are 15 commercial banks which are headquartered or have branch offices located within the Bank's market area which the Bank considers its primary competitors. Of the 15 commercial banks with operations in the Bank's market area, the Bank ranked sixth in assets as of December 31, 1995.

Additionally, the Bank has been subjected to competition from non-bank firms, such as savings and loans, credit unions, brokerage firms, insurance companies, mutual fund companies, consumer finance and credit card firms, retail and manufacturing conglomerates, and other firms providing financial services and credit to customers. Although many non-bank industries now offer services traditionally provided only by banks, banks are constrained by costly regulations and time-worn laws to compete effectively against non-bank providers of financial services. However, the Bank strives to remain competitive with respect to interest rates, service fees and service quality in order to achieve continued growth and success in its market. The Bank also continues to develop and strengthen its strong ties to the communities it serves, relying on the unique and strong relationship that a community bank has with its customers and community by providing excellent, personal customer service.

The deposit base of The Juniata Valley Bank is such that the loss of one depositor or a related group of depositors would not have a dramatically adverse effect on the Bank's business. In addition, the loan portfolio is very well diversified, so that one industry or group or related industries does not comprise a material portion of total loans outstanding. The Bank's business is not seasonal, nor does it have any risks attendant to foreign sources.

SUPERVISION AND REGULATION

Juniata Valley Financial Corp. operates in a highly regulated industry, and thus may be affected by changes in state and federal regulations and legislation. As a registered bank holding company under the Bank Holding Company Act of 1956, as amended (the Act), the Corporation is subject to supervision and examination by the Board of Governors of the Federal Reserve System and is required to file with the Federal Reserve Board quarterly reports and information regarding its business operations and those of its subsidiary.

The Act requires the Corporation to obtain Federal Reserve approval before: acquiring more than five percent ownership interest in any class of the voting securities of any bank; acquiring all or substantially all of the assets of a bank; or, merging or consolidating with another bank holding company. In addition, the Act prohibits a bank holding company from acquiring the assets, or more than five percent of the voting securities, of a bank located in another state, unless such acquisition is specifically authorized by the statutes of the state in which the bank is located.

A bank holding company is normally not permitted to acquire direct or indirect ownership of more than five percent of any class of voting securities of any company that is not a bank or not engaged in activities determined by the Federal Reserve Board regulations, activities deemed to be closely related to banking including such ventures as consumer finance, equipment leasing, certain data processing services, mortgage banking and investment advisory services. The act does not place geographic restrictions on the activities of non-bank subsidiaries of bank holding companies.

The deposits of The Juniata Valley Bank are insured by the Bank Insurance Fund of the Federal Deposit Insurance Corporation (FDIC). Consequently, the Bank is subject to regulations and reviews under the provisions of the Federal Deposit Insurance Act, but the primary regulatory body is the Pennsylvania Department of Banking. The Pennsylvania Department of Banking conducts regular reviews which have resulted in satisfactory evaluations to date.

         JUNIATA VALLEY FINANCIAL CORP. AND ITS WHOLLY-OWNED SUBSIDIARY,
                            THE JUNIATA VALLEY BANK
                                    BUSINESS


SUPERVISION AND REGULATION (CONTINUED)

In 1991, the Federal Deposit Insurance Corporation Act (FDICIA) was signed into law. FDICIA established five different levels of capitalization of financial institutions, with prompt corrective actions and significant operational restrictions imposed on institutions that are capital deficient. The five categories are: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized.

To be considered well capitalized, an institution must have a total risk-based capital ratio of at least 10%, a Tier I risk based capital ratio of at least 6%, a leverage capital ratio of 5% and must not be subject to any order or directive requiring the institution to improve its capital level. An institution falls within the adequately capitalized category if it has a total risk-based capital ratio of at least 8%, a Tier I risk-based capital ratio of at least 4%, and a leverage capital ratio of at least 4%. Institutions with lower capital levels are deemed to be undercapitalized, significantly undercapitalized, or critically undercapitalized, depending on their actual capital levels.

The following table sets forth the computation of the Bank's regulatory capital ratios. The Bank exceeded the minimum capital levels of the well capitalized category.


                                                                  December 31,
                                                                  ------------
                                                                  1995    1994
                                                                 ------  ------
Risk-weighted assets ratio:
  Tier I                                                         18.24%  17.16%
  Total                                                          19.45%  18.34%

Total assets leverage ratio:
  Tier I                                                         12.41%  11.47%


SECURITIES PORTFOLIO

The following table sets forth the dollar amount of securities at the dates indicated:


                                                                     December 31,
                                                                     ------------
                                                                  1995     1994     1993
                                                                 -------  -------  -------
                                                                      (In Thousands)

Available for sale securities:
  U.S. Treasury and other U.S. government obligations          $ 9,585  $   486  $  -
  States and political subdivisions                              3,683    2,999     -
  Other corporate                                                  3,168    1,143     -
  Mortgage-backed                                                  6,971    7,514     -
  Equity                                                           1,098      915     -
                                                                 -------  -------  -------
                                                                  24,505   13,057     -

Held to maturity securities:
   U.S. Treasury and other U.S. government obligations           5,751    7,490    6,531
   States and political subdivisions                            20,448   22,265   27,822
   Other corporate                                                16,472   14,402   14,268
   Mortgage-backed                                                   -        -     10,464
   Equity                                                            -        -        847
                                                                 -------  -------  -------
                                                                  42,671   44,157   59,932
                                                                 -------  -------  -------
     Total securities                                            $67,176  $57,214  $59,932
                                                                 =======  =======  =======

         JUNIATA VALLEY FINANCIAL CORP AND ITS WHOLLY-OWNED SUBSIDIARY,
                            THE JUNIATA VALLEY BANK
                                    BUSINESS


SECURITIES PORTFOLIO (CONTINUED)

The following table sets forth the maturities of securities at December 31, 1995 and the weighted average yields of such securities by contractual maturities or call dates. Mortgage-backed securities with contractual maturities after ten years from December 31, 1995, feature regular repayments of principal and average lives of three to five years.

                                                                    Maturing
                                                                    --------
                                                        After One             After Five
                                                       But Within             But Within          After
                                    Within One Year    Five Years              Ten Years        Ten Years
                                  Amount   Yield   Amount      Yield       Amount     Yield   Amount  Yield
                                  ------   -----   ------      -----       ------     -----   -------------
                                                                (In Thousands)

Available for sale:

  U.S. Treasury and other U.S.
   government agencies            $ 3,521   6.57%  $ 6,064        6.31%      $   --      --          $   --    --
  State and political
     subdivisions                   1,282   4.11     1,382        4.71          754    6.23%            265  6.50%
  Other corporate                      --     --     3,168        6.07           --      --              --    --
  Mortgage-backed                     209   5.54     2,862        6.16          174    5.63           3,726  6.46
                                  -------          -------                  -------                 -------
                                    5,012           13,476                      928                   3,991

Held to maturity:

  U.S. Treasury and other U.S.
     government agencies            2,000   5.75     3,751        5.83           --      --              --    --
  State and political
     subdivisions                   5,223   5.38    14,660        4.78          225    6.63             340  5.40
   Other corporate                  2,144   5.22    14,114        6.21           --      --             214  6.67
                                  -------          -------                  -------                 -------
                                    9,367           32,525                      225                     554
                                  -------          -------                  -------                 -------
       Total                      $14,379          $46,001                   $1,153                  $4,545
                                  =======          =======                   ======                  ======

Securities classified as available for sale are those debt securities that the Bank intends to hold for an indefinite period of time, but not necessarily to maturity. Securities available for sale are carried at fair value. Unrealized gains or losses are reported as increases or decreases in stockholders' equity, net of related deferred tax effect. Securities classified as held to maturity are those debt securities the Bank has both the intent and ability to hold to maturity. These securities are carried at cost adjusted for amortization of premium and accretion of discount.

         JUNIATA VALLEY FINANCIAL CORP AND ITS WHOLLY-OWNED SUBSIDIARY,
                            THE JUNIATA VALLEY BANK
                                    BUSINESS


LOAN PORTFOLIO

The highest loan concentration by activity type continues to be the trucking industry. The percentage of these loans to total loans was approximately four percent at the latest review. This industry services many other industries and no potential significant risk is evident.

As with any lending activity, potential risk exists. Loans in the commercial, financial and industrial category have declined as a percentage of total loans over the past three years. The Bank prudently evaluates loans in this category and generally secures such lending with collateral consisting of real and/or tangible personal property.

All lending is granted on a variable rate basis except consumer loans which are fixed rate. Consumer loans, consisting of approximately seventeen percent of total loans, average a three year repayment period and are fixed at such a rate that rate sensitivity is considered to be limited.

The following table shows the Bank's loan distribution at the end of each of the last five years:

                                                  December 31
                                                  ------------
                                  1995      1994      1993      1992      1991
                                --------  --------  --------  --------  --------
                                                 (In Thousands)
   Commercial, financial and
    agricultural                $ 11,843  $ 14,472  $ 19,361  $ 24,156  $ 25,392
   Real estate mortgage           88,593    86,316    75,613    71,152    63,691
   Consumer (less unearned
    discount)                     21,019    20,917    18,792    17,508    18,393
   All other                       1,483     1,486     1,968     1,341     1,361
                                --------  --------  --------  --------  --------
     Total loans                $122,938  $123,191  $115,734  $114,157  $108,837
                                ========  ========  ========  ========  ========

This table shows the maturity of loans (excluding residential mortgages of 1-4 family residences and consumer loans) outstanding as of December 31, 1995.

                                   Maturing  Maturing      Maturing
                                    During   From 1997      After
                                     1996    Thru 1998       1998        Total
                                   --------  ---------     --------     --------
                                                  (In Thousands)
   Commercial, agricultural and
    financial                       $11,843    $ --         $ --     $11,843
   All other                          1,483      --           --       1,483
                                    -------    ------       ------   -------
     Total loans                    $13,326    $ --         $ --     $13,326
                                    =======    ======       ======   =======

         JUNIATA VALLEY FINANCIAL CORP AND ITS WHOLLY-OWNED SUBSIDIARY,
                            THE JUNIATA VALLEY BANK
                                    BUSINESS


NONACCRUAL, PAST DUE AND RESTRUCTURED LOANS

The following table summarizes the Bank's nonaccrual, past due and restructured loans:

                                                                         December 31,
                                                                         ------------
                                                    1995       1994          1993         1992       1991
                                                  ---------  ---------    ----------    ---------  ---------
                                                                        (In Thousands)
 Average loans outstanding                        $121,193    $116,805      $114,896     $111,741   $105,291
                                                  ========    ========      ========     ========   ========
 Nonaccrual loans                                 $    390    $    433      $    105     $     92   $    161
 Accruing loans past due
   90 days or more                                     462         166           177          796        640
 Restructured loans                                   --         --            --           --         --
                                                  --------    --------      --------     --------   --------
     Total                                        $    852    $    599      $    282     $    888   $    801
                                                  ========    ========      ========     ========   ========

 Ratio of non-performing loans
     to average loans outstanding                      .70%        .51%          .25%         .79%       .76%

Information with respect to nonaccrual and restructured loans at December 31,
                                                     1995       1994            1993       1992       1991
                                                   --------   --------        --------   --------   ---------
                                                                         (In Thousands)
 Nonaccrual loans                                  $    390   $    433        $    105   $     92   $    161
 Restructured loans                                   --         --             --         --         --
 Interest income that would have been
    recorded under original terms                        37         28              12         11         19
 Interest income recorded
    during the period                                     5          9          --         --         --
 Commitments to lend additional funds                 --         --             --         --         --

$390,000 of the nonaccrual loans at December 31, 1995, are secured by real estate or otherwise guaranteed as to repayment. The majority of the nonaccrual balance relates to one borrower.

         JUNIATA VALLEY FINANCIAL CORP AND ITS WHOLLY-OWNED SUBSIDIARY,
                            THE JUNIATA VALLEY BANK
                                    BUSINESS


SUMMARY OF LOAN LOSS EXPERIENCE

The following table summarizes the Bank's loan loss experience for each of the five years ended December 31,

                                                  1995           1994          1993          1992          1991
                                              -------------  ------------  ------------  ------------  ------------
                                                                         (In Thousands)
 Average loans outstanding                       $121,193      $116,805      $114,896      $111,741      $105,291
                                                 ========      ========      ========      ========      ========

 Allowance for loan loss January 1               $  1,523      $  1,458      $  1,363      $  1,304      $  1,294

 Losses charged to allowance
    Commercial                                          12             -            19            59           131
    Real estate                                         28            92            66            14            18
    Consumer                                            55            86            79            71           138
                                                 ---------    ----------    ----------    ----------    ----------

                                                        95           178           164           144           287
 Recoveries credited to allowance                ---------    ----------    ----------    ----------    ----------

    Commercial                                           3             -             2            13            27
    Real estate                                         42             2            10             2             3
    Consumer                                             8            21            27             8            25
                                                 ---------    ----------    ----------    ----------    ----------

                                                        53            23            39            23            55
                                                 ---------    ----------    ----------    ----------    ----------

 Net charge-offs                                        42           155           125           121           232

 Provision for possible loan losses                    135           220           220           180           242
                                                 ---------    ----------    ----------    ----------    ----------

 Allowance for loan losses December 31            $  1,616      $  1,523      $  1,458      $  1,363      $  1,304
                                                  ========    ==========    ==========    ==========    ==========
 Ratio of net charge-offs to
    average loans outstanding                          .03%          .13%          .11%          .11%          .22%

The amount charged to operations and the related balance in the allowance for loan losses is based upon periodic evaluations of the loan portfolio by management. These evaluations consider several factors including, but not limited to, general economic conditions, loan portfolio composition, prior loan loss experience and management's estimate of future potential losses.

This table shows an allocation of the allowance for loan losses as of the end of each of the last five years.

                              1995                1994                 1993               1992                  1991
                           ---------            ---------            ---------          ---------             ---------
                                                                 (In Thousands)
                                   % of                 % of                 % of                % of                   % of
                       Amount      Loan     Amount      Loan     Amount      Loan     Amount      Loan     Amount       Loan
                      --------   --------  ---------  --------  ---------  --------  ---------  --------  ---------  ----------
  Commercial           $  321      9.6%     $  303     11.7%     $  385      4.3%     $  408     21.7%     $  380       22.5%
  Real estate             322     72.1         298     70.1         243     77.1         164     62.6         160       56.6
  Consumer                443     18.3         468     18.2         410     18.6         395     15.7         370       20.9
  Unallocated             530       --         454       --         420       --         396       --         394         --
                       ------    ------     ------    ------     ------    ------     ------    ------     ------     -------

     Total             $1,616      100%     $1,523      100%     $1,458      100%     $1,363      100%     $1,304        100%
                       ======    =====      ======    =====      ======    =====      ======    =====      ======     ======

         JUNIATA VALLEY FINANCIAL CORP AND ITS WHOLLY-OWNED SUBSIDIARY,
                            THE JUNIATA VALLEY BANK
                                    BUSINESS


SUMMARY OF LOAN LOSS EXPERIENCE (CONTINUED)

While loans secured by real estate mortgages comprise greater than 50% of the total loan portfolio, historically these accounts have resulted in marginal loss. Therefore management's evaluation of the loan portfolio indicates a relatively low allocation of the allowance for this category of loans.

In addition to management's regular reviews, the results of normal examination of the loan portfolio by representatives of regulatory agencies and the Bank's independent accountants are also considered in determining the level at which the allowance should be maintained. There are no material loans classified for regulatory purposes as loss, doubtful, substandard or special mention which management expects to impact future operating results, liquidity or capital resources. Additionally, management is not aware of any information that would give serious doubt as to the ability of its borrowers to substantially comply with loan repayment terms.

Highly leveraged transactions (HLTS) generally include loans and commitments made in connection with recapitalizations, acquisitions and leveraged buyouts, and result in the borrowers debt-to-total assets ratio exceeding 75%. The Bank has no loans at December 31, 1995, that qualified as HLTS.

DEPOSITS

The average daily amount of deposits and rates paid on such deposits is summarized for December 31, indicated in the following table:

                                    1995             1994             1993
                                    ----             ----             ----
                                Amount   Rate    Amount   Rate    Amount   Rate
                                ------   ----    ------   ----    ------   ----
                                                 (In Thousands)
Non-interest bearing demand    $ 19,182         $ 18,562         $ 17,259
Interest bearing demand          25,505  2.45%    30,051  2.43%    29,610  2.64%
Savings deposits                 22,183  2.86     24,794  2.85     23,186  3.09
Time deposits                   103,793  5.50     95,043  4.60     95,464  4.79
                               --------         --------         --------
  Total                        $170,663         $168,450         $165,519
                               ========         ========         ========

As of December 31, 1995, certificates of deposit outstanding in an individual amount of $100,000 or more totalled $13,283,000.

The maturity of these certificates of deposits is as follows:

                               Over 3      Over 6
                  3 months    through 6  through 12  Over 12
                   or less     months      months    months
                   -------     ------      ------    ------
                                 (In Thousands)
                     $3,235    $1,890      $1,239     $6,919
                     ======    ======      ======     ======

         JUNIATA VALLEY FINANCIAL CORP. AND ITS WHOLLY-OWNED SUBSIDIARY
                            THE JUNIATA VALLEY BANK
            FIVE YEAR FINANCIAL HIGHLIGHTS . SELECTED FINANCIAL DATA

                                          1995         1994         1993               1992         1991
                                          ----         ----         ----               ----         ----
BALANCE SHEET DATA (In Thousands)
   Assets                              $  205,878   $  190,176   $  189,776         $  185,958   $  174,454
   Deposits                               178,153      165,151      166,542            165,698      155,702
   Loans receivable                       121,322      121,668      114,276            112,794      107,533
   Securities                              67,176       57,214       59,932             57,183       54,885
   Stockholders' equity                    24,723       22,434       20,803             18,578       16,987
   Average equity                          23,316       21,363       19,497             17,709       16,153
   Average assets                         197,168      192,759      187,603            181,390      170,202

EARNINGS DATA (In Thousands)
  Interest income                      $   15,070   $   13,972   $   14,090         $   14,686   $   15,805
  Interest expense                          6,970        5,813        6,073              7,337        8,920
                                       ----------   ----------   ----------         ----------   ----------
  Net interest income                       8,100        8,159        8,017              7,349        6,885
  Provision for loan losses                   135          220          220                180          242
                                       ----------   ----------   ----------         ----------   ----------
  Net interest income after
    provision for loan losses               7,965        7,939        7,797              7,169        6,643
  Other operating income                      581          551          518                468          467
  Other operating expenses                  5,106        5,146        5,237              4,897        4,535
                                       ----------   ----------   ----------         ----------   ----------
  Income before income tax
    provision                               3,440        3,344        3,078              2,740        2,575
  Income tax provision                        780          791          697                518          448
                                       ----------   ----------   ----------         ----------   ----------
  Income before cumulative effect
    of change in accounting
    principle                               2,660        2,553        2,381              2,222        2,127
  Net income                           $    2,660   $    2,553   $    2,934         $    2,222   $    2,127

RATIOS
   Return on average assets                  1.35%        1.32%        1.27% (1)          1.22%        1.25%
   Return on average equity                 11.41        11.94        12.21  (1)         12.55        13.17
   Equity to assets (year end)              12.01        11.80        10.27               9.99         9.26
   Loans to deposits (year end)             68.10        73.67        68.62              68.07        69.06
   Dividend payout (percentage
    of income)                              29.14        29.18        28.60              28.58        27.74

*PER SHARE DATA

  Income before cumulative
     effect of change in accounting
     principle                               2.39         2.29         2.14               2.00         1.91
   Net Income                                2.39         2.29         2.64               2.00         1.91
   Cash dividends                             .70          .67          .62                .57          .53
   Book value                               22.21        20.16        18.69              16.69        15.26
   Average shares outstanding           1,113,001    1,113,001    1,113,001          1,113,001    1,113,001
   Approximate number
    of stockholders                         1,066        1,089        1,021                987          965

*Outstanding and per-share information for all years presented has been restated to give effect to the 5-for-4 stock split in the form of a 25% stock dividend issued January 9, 1996, and on October 26, 1994, and three 10% stock dividends issued on September 30, 1993, February 26, 1993 and September 15, 1992.

(1) Excluding the cumulative effect of change in accounting principle of $553,000 or $.62 per share.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS


The purpose of this discussion is to focus on information about the Corporation's financial condition and results of operations which is not otherwise apparent from the consolidated financial statements included in this annual report. Reference should be made to those statements and the selected financial data presented elsewhere in this report for an understanding of the following discussion and analysis.



--------------------------------------------------------------------------------
                              FINANCIAL CONDITION
--------------------------------------------------------------------------------

SOURCES AND USES OF FUNDS TRENDS


                                    1995           Increase (Decrease)       1994         Increase (Decrease)       1993
                                   Average         -------- ----------      Average       -------- ----------      Average
                                   Balance           Amount      %          Balance        Amount      %           Balance
                                   -------         --------     ---         -------      --------     ---          -------
                                                                   (Thousands of Dollars)
Funding uses:
 Interest earning assets:
   Loans:
       Commercial                  $ 41,243        $   (98)    (.24)%     $ 41,341      $(3,827)   (8.47)%      $ 45,168
       Mortgage                      57,254          3,002     5.53         54,252        3,092     6.05          51,160
       Consumer                      22,696          1,484     7.00         21,212        2,644    14.24          18,568
                                   --------        -------                --------       -------                --------

                                    121,193          4,388     3.76        116,805        1,909     1.66         114,896
       Less: Allowance for loan
             losses                  (1,576)           (70)    4.65         (1,506)         (97)    6.97          (1,409)
                                   --------        -------                --------       -------                --------

                                    119,617          4,318     3.75        115,299        1,812     1.60         113,487

   Securities                        62,860         (1,652)   (2.56)        64,512        4,514     7.52          59,998
   Funds sold                         3,993          1,361    51.71          2,632       (1,847)  (41.24)           4,479
                                   --------        -------                --------       -------                --------

                                     66,853           (291)    (.43)        67,144        2,667     4.14          64,477
   Total interest earning
       assets                       186,470          4,027     2.21        182,443        4,479     2.52         177,964
   Other assets                      10,698            382     3.70         10,316          677     7.02           9,639
                                   --------        -------                --------       -------                --------

            Total uses             $197,168        $ 4,409     2.29       $192,759       $5,156     2.75        $187,603
                                   ========        =======                ========       =======                ========
Funding sources:
   Deposits:
       Demand                      $ 19,182        $   620     3.34       $ 18,562       $ 1,303    7.55        $ 17,259
       Interest bearing demand       25,505         (4,546)  (15.13)        30,051           441    1.49          29,610
       Savings                       22,183         (2,611)  (10.53)        24,794         1,608    6.94          23,186
       Time under $100,000           91,447          7,165     8.50         84,282          (466)   (.55)         84,748
                                   --------        -------                --------       -------                --------

       Total core deposits          158,317            628      .40        157,689         2,886    1.86         154,803
       Time over $100,000            12,346          1,585    14.73         10,761            45     .42          10,716
                                   --------        -------                --------       -------                --------

       Total deposits               170,663          2,213     1.31        168,450         2,931    1.77         165,519
   Other liabilities                  3,189            243     8.25          2,946           359   13.88           2,587
   Stockholders' equity              23,316          1,953     9.14         21,363         1,866    9.57          19,497
                                   --------        -------                --------       -------                --------

            Total sources          $197,168        $ 4,409     2.29       $192,759       $ 5,156    2.75        $187,603
                                   ========        =======                ========       =======                ========

                      MANAGEMENT'S DISCUSSION AND ANALYSIS


       ----------------------------------------------------------------
                        FINANCIAL CONDITION (Continued)
       ----------------------------------------------------------------

The Corporation functions as a financial intermediary and as such its financial condition should be examined in terms of trends in its sources and uses of funds. The following comparison of daily averages balances indicates how the Corporation has managed its sources and uses of funds.

Juniata Valley Financial Corp.'s primary source of funds is core deposits. Over the past several years, the composition of the Corporation's deposits has changed significantly due to volatile interest rates. Growth in 1995 occurred in two funding sources with the majority of this growth coming from time deposits under $100,000; whereas growth in 1994 occurred in all funding sources except time deposits under $100,000. Time deposits under $100,000 increased 8.50% from 1994 to 1995 and decreased .55% from 1993 to 1994. Demand deposits increased 3.34% from 1994 to 1995 and 7.55% from 1993 to 1994. A decrease was experienced in interest bearing demand of 15.13% from 1994 to 1995 and an increase of 1.49% was shown in 1994 over 1993. Savings decreased from 1994 to 1995 by 10.53% but increased 6.94% from 1993 to 1994. On average during 1995, core deposits experienced a slight increase of $628,000. The Corporation's ability to maintain its core deposit base despite the volatile interest rates and nonbank influences in the market area, reflects the Corporation's strong customer base.

The largest category of core deposits and the primary source of funds, continues to be time deposits under $100,000. This category includes certificates of deposit, which allow customers to invest their funds at selected maturities ranging from 6 months to 5 years and individual retirement accounts. A disintermediation between time deposits under $100,000 and savings deposits has been experienced for several years; this trend was not as significant in 1994. At the beginning of the year in 1995, interest rates being offered on certificates of deposits increased. These higher rates being offered lured customers to commit to reinvest their money market and saving accounts into certificates of deposit.

The Corporation uses its funds primarily to support its lending activities. Total net loans increased by $4,318,000 or 3.75% in 1995. This compares to a $1,812,000 or 1.60% increase during the prior year. The largest increase in both years was in consumer loans, $1,484,000 or 7.00% from 1994 to 1995 and $2,644,000 or 14.24% from 1993 to 1994. Mortgage loans, the largest category, increased $3,002,000 or 5.53% from 1994 to 1995 and $3,092,000 or 6.05% from
1993 to 1994. In both years a decrease was experienced in commercial loans .24% or $98,000 in 1995 over 1994, and 8.47% or $3,827,000 in 1994 over 1993.

Consumer loans which consist primarily of loans made to individuals on an installment basis grew because of favorable loan rates being offered especially on new and used vehicles. The increase in mortgage loans is due to the refinancing of existing mortgages as well as first time home buyers. Other consumers took this opportunity to renovate their existing homes and consolidate other debt into residential mortgages. Commercial loans are typically made to small businesses in our market place. There has been very little growth in this market with many small businesses preferring other loan products the Bank has to offer.

The Corporation's securities portfolio experienced a decline during 1995 of $1,652,000 compared to an increase of $4,514,000 in 1994. The Corporation's securities portfolio is comprised of U.S. government and federal agencies, tax-exempt issues of states and municipalities, other corporate bonds and mortgage-backed securities.


     ---------------------------------------------------------------------
                        RESULTS OF OPERATIONS INCOME
     ---------------------------------------------------------------------

Juniata Valley Financial Corp. reported net income for 1995 of $2,660,000, an increase of 4.19% from the $2,553,000 net income reported in 1994 and a decrease of 9.34% compared to 1993 earnings of $2,934,000. 1993's net income was positively impacted by $553,000 due to the cumulative effect of adopting a change in the method of accounting for income taxes. Earnings per share was $2.39 in 1995 an increase of $.10 from 1994 and a decrease of $.25 from 1993.

                           [BAR GRAPH APPEARS HERE]


                                    INCOME

                                1991       2127
                                1992       2222
                                1993       2381
                                1994       2553
                                1995       2660

                     MANAGEMENT'S DISCUSSION AND ANALYSIS

       -------------------------------------------------------------------
                      RESULTS OF OPERATIONS  (Continued)
       -------------------------------------------------------------------


The two most widely recognized performance ratios are the return on average equity and return on average assets. The return on average equity ratio presents the net income to average equity maintained throughout the year. The return on average equity was 11.41% in 1995, compared to 11.94% in 1994 and 12.21% in 1993 (excluding the cumulative effect of a change in accounting principle).

               [GRAPH OF RETURN ON AVERAGE EQUITY APPEARS HERE]

                           RETURN ON AVERAGE EQUITY
                               1991       13.17
                               1992       12.55
                               1993       12.21
                               1994       11.94
                               1995       11.41


Return on average assets ratio presents the income for the year compared to the average assets maintained throughout the year. The return on average assets was 1.35% in 1995, compared to 1.32% in 1994 and 1.27% in 1993 (excluding the cumulative effect of a change in accounting principle).

               [GRAPH OF RETURN ON AVERAGE ASSETS APPEARS HERE]

                           RETURN ON AVERAGE ASSETS
                              1991         1.25
                              1992         1.22
                              1993         1.27
                              1994         1.32
                              1995         1.35

The Board of Directors continued to increase the cash dividends paid to stockholders. On a per share basis $.70 was paid in 1995, up 4.48% from the $.67 paid in 1994 and up 12.90% over the $.62 paid in 1993. Along with increases in cash dividends, two 5-for-4 stock splits in the form of 25% stock dividends were issued on January 9, 1996, and October 26, 1994. This followed three 10% stock dividends that were paid on February 26 and September 30, 1993, and September 15, 1992. After giving effect to these stock splits and stock dividends, the market price per share increased from $28.80 at December 31, 1994, to $35.00 at December 31, 1995.

               [GRAPH OF CASH DIVIDENDS PER SHARE APPEARS HERE]

                           CASH DIVIDENDS PER SHARE
                              1991           0.53
                              1992           0.57
                              1993           0.62
                              1994           0.67
                              1995           0.70


While increasing the dividends, the Corporation was able to increase Stockholders' equity to assets (the capital ratio) to 12.01% at December 31, 1995, up from 11.80% in 1994 and 10.27% in 1993. This indicates the continued strength of the Corporation to build Stockholder wealth.

                   [GRAPH OF EQUITY TO ASSETS APPEARS HERE]

                               EQUITY TO ASSETS
                               1991         9.26
                               1992         9.99
                               1993        10.27
                               1994        11.80
                               1995        12.01

The Corporation has realized steady growth over the past two years. Assets at December 31, 1995 were $205,878,000 an increase of $15,702,000 or 8.26% compared to 1994 assets of $190,176,000. Assets for 1994 grew $400,000 or .21% compared to 1993 assets of $189,776,000.

                        [GRAPH OF ASSETS APPEARS HERE]

                                    ASSETS
                               1991       174454
                               1992       185958
                               1993       189776
                               1994       190176
                               1995       205878

                      MANAGEMENT'S DISCUSSION AND ANALYSIS


      -----------------------------------------------------------------
                       RESULTS OF OPERATIONS (Continued)
      -----------------------------------------------------------------

The Juniata Valley Bank's allowance for loan losses was $1616,000 in 1995, $1,523,000 in 1994 and $1,458,000 in 1993. The provision provided in each of those years was $135,000 in 1995 and $220,000 in both 1994 and 1993. The provision for loan losses exceeded net charge-offs by 221.43%, 41.94%, and 76.00% in 1995, 1994 and 1993, respectively. In 1995 net charge-offs were .03% of average loans outstanding. In 1994 and 1993 net charge-offs were .13% and
 .11% of average loans outstanding, respectively.

Other income increased $30,000 or 5.44% over 1994. From 1993 to 1994 the increase was $33,000 or 6.37%. The increase in 1995 was attributable to trust department income increasing $12,000 due to the settlement of two large estates. This contrasts a decline in trust department income from 1994 to 1993 of $24,000. This was due to settling three large estates in 1993 over 1994. Other service charges, commissions and fees increased $10,000 or 5.71% over 1994 which increased $32,000 over 1993. The increase in 1995 can be attributed to an increase in commissions earned as a result of increased volume. Customer service fees increased $1,000 or .45% from 1994 to 1995. Customer service fees increased $16,000 or 7.77% from 1993 to 1994.

In total, other expenses decreased $40,000 or .78% over 1994. This compares to a decline of $91,000 from 1993 to 1994. The $69,000 increase in salaries and wages can be attributed to annual merit increases and promotions of employees. This compares to an increase of $59,000 in salaries and wages for 1994 over 1993. In 1995 employee benefits decreased $15,000 or 2.58%. This was due to a decrease in the price of the benefits provided as opposed to decreased benefits. There was an increase in employee benefits of $21,000 from 1993 to 1994. Equipment expense decreased by $78,000 or 20.53% from 1994 to 1995. This can be attributed to the expiration of a lease and a less costly replacement lease. There was no change between 1993 and 1994. Federal deposit insurance premiums decreased $184,000 or 48.94% in 1995. As a result of an industry wide funding of the federal deposit insurance reserves, a refund of deposit insurance premiums previously paid of $105,000 was received and the Bank experienced a decrease in the assessment rate from $.23 to $.04 per $100 of insured deposits effective September 30, 1995. The effect of the decrease in the deposit insurance premium assessment rate will continue to have a favorable impact to the bank in the future. The 1996 premium for the Bank will be at the statutory minimum of $2,000 based on the Bank being well-capitalized. After a decrease of $41,000 in 1994 in director compensation, there was a slight increase in 1995 of $13,000 or 3.49%. The $133,000 increase in the other category is attributable to a $15,000 consulting fee; $22,000 increase in examination fees by the Pennsylvania Department of Banking; a $15,000 increase in errors and omissions insurance costs; and a $30,000 increase in repossession and loan collection expense.

Management is not aware of any known trends, events or uncertainties that will have or that are reasonably likely to have material adverse effects on liquidity, capital resources or operations of the Corporation.

--------------------------------------------------------------------------------
                   TABLE 1 - ANALYSIS OF NET INTEREST INCOME
--------------------------------------------------------------------------------


Table 1 presents average balances, interest income and expense and the yields earned or paid on these assets and liabilities. Yields on tax exempt securities are not presented on a tax equivalent basis. Nonaccrual loans are included in "Other assets" under "Noninterest earning assets".

                                                                  1995
                                                                Interest
                                                      Average    Income     %
                                                     Balances   (Expense)  Rate
                                                     --------   --------   -----
                                                           (In Thousands)

INTEREST EARNING ASSETS
   Interest bearing deposits in other banks          $    153   $     10   6.54%
   Securities (taxable)                                36,011      2,212   6.14
   Securities (tax free)                               26,696      1,195   4.48
   Federal funds sold                                   3,993        236   5.91
   Loans                                              121,193     11,417   9.42
                                                     --------   --------

       Total interest earning assets                  188,046   $ 15,070   8.01
                                                                           ----

NON-INTEREST EARNING ASSETS
   Cash and due from banks                              5,127
   Other assets                                         5,571
   Less: allowance for loan losses                     (1,576)
                                                     --------

       Total assets                                  $197,168
                                                     ========

INTEREST BEARING LIABILITIES
   Demand deposits bearing interest                  $ 25,505       (624)  2.45
   Savings deposits                                    22,183       (635)  2.86
   Other time deposits                                103,793     (5,711)  5.50
                                                     --------    --------

       Total interest bearing liabilities             151,481    ($6,970)  4.60
                                                                 --------  ----


NON-INTEREST BEARING LIABILITIES
   Demand deposits                                     19,182
   Other liabilities                                    3,189
   Stockholders' equity                                23,316
                                                     --------

       Total liabilities and stockholders' equity    $197,168
                                                     ========
NET INTEREST INCOME/SPREAD                                      $  8,100   3.41%
                                                                ========   =====

MARGIN ANALYSIS
   Interest income/ earning assets                                         8.01%
   Interest expense/earning assets                                         3.71
                                                                           -----

       Net interest margin                                                 4.31%
                                                                           =====

--------------------------------------------------------------------------------
                              TABLE 1 (Continued)
--------------------------------------------------------------------------------

                      1994                              1993
                    Interest                          Interest
    Average          Income       %      Average       Income       %
   Balances        (Expense)     Rate   Balances     (Expense)     Rate
   --------        ---------     -----  ---------    ---------     -----
                 (In Thousands)                    (In Thousands)
   $    738           $     31   4.20%  $    110        $      3   2.73%
     34,599              2,035   5.88     32,335           1,916   5.93
     29,175              1,301   4.46     27,554           1,337   4.85
      2,632                 98   3.72      4,479             134   2.99
    116,805             10,507   9.00    114,896          10,700   9.31
   --------           --------          --------        --------

   $183,949           $ 13,972   7.60   $179,374        $ 14,090   7.86
                                 ----                              ----
      5,413                                5,021
      4,903                                4,616
     (1,506)                              (1,408)
   --------                             --------

   $192,759                             $187,603
   ========                             ========

   $ 30,051               (731)  2.43   $ 29,610            (781)  2.64
     24,794               (707)  2.85     23,186            (716)  3.09
     95,043             (4,375)  4.60     95,464          (4,576)  4.79
   --------           --------          --------        --------

   $149,888           $ (5,813)  3.88    148,260        $ (6,073)  4.10
                      --------   ----                   --------   ----

     18,562                               17,259
      2,946                                2,587
     21,363                               19,497
   --------                             --------

   $192,759                             $187,603
   ========                             ========
                       $ 8,159   3.72%                   $ 8,017   3.76%
                       =======   ====                    =======   ====

                                 7.60%                             7.86%
                                 3.16                              3.39
                                 ----                              ----

                                 4.44%                             4.47%
                                 ====                              ====

--------------------------------------------------------------------------------
                              NET INTEREST INCOME
--------------------------------------------------------------------------------

The primary source of income for the Corporation is net interest income, which represents the difference between interest income on earning assets and interest expense on deposits. Earning assets include securities, loans and deposits in other banks. The amount of interest income is dependent upon many factors including the volume of earning assets, the general level of interest rates and the dynamics of the change in interest rates. The cost of funds varies with the amount of funds necessary to support earning assets, the rates paid to attract and hold deposits and the level of non-interest bearing demand deposits and equity capital.

Table 1 presents average balances, interest income and expense and yields earned or paid on these assets and liabilities. Interest earning assets increased $4,097,000 or 2.22% from 1994 to 1995. An increase was also experienced from 1993 to 1994 of $4,575,000 or 2.52%. The overall yield on these interest earning assets was an increase of 41 basis points in 1995; however there was a decline of 26 basis points from 1993 to 1994.

The largest contributor to interest income was loans. The yield on loans increased 42 basis points from 1994 to 1995. Interest earned on securities is the second largest contributor for the Corporation. The yield on taxable securities increased from 5.88% in 1994 to 6.14% in 1995. For tax free securities the yield increased from 4.46% in 1994 to 4.48% in 1995.

Interest bearing liabilities increased $1,593,000 or 1.06% from 1994 to 1995. The average cost of interest bearing demand and savings deposits remained relatively unchanged from 1994 to 1995. In order for the bank to not only keep the deposits they had, but to attract new deposits, higher rates offered and paid resulted in the average cost of time deposits increasing from 4.60% in 1994 to 5.50% in 1995.

The Corporation's net spread was 3.41% in 1995 down from 3.72% in 1994 and 3.76% in 1993. Interest spread measures the absolute difference between average rates earned and average rates paid while net interest margin reflects the relationship of interest income to earning assets versus interest expense to earning assets. The Corporation's net interest margin was 4.31% for 1995 compared to 4.44% in 1994 and 4.47% in 1993.

Table 2 shows the interest income, interest expense and net interest income with the percentage change between the years. Interest income was $15,070,000 in 1995 an increase of 7.86% over 1994's amount of $13,972,000 and $14,090,000 in 1993.
Interest expense also increased 19.90% to $6,970,000 for 1995 compared with $5,813,000 in 1994 and $6,073,000 in 1993. The changing interest rate environment resulted in higher interest income and interest expense growth in 1995. The expense growth was more then the income which yielded an overall decline in net interest income of .72% from 1994 to 1995. Interest income and expense declined from 1993 to 1994; however the decrease in interest expense was greater than the decrease in interest income to that an overall increase to net interest income was experienced of 1.77%.

Table 3 indicates the interest income increase of $1,098,000 from 1994 to 1995 was attributable to increases in both volume and rates principally for loans. Asset growth contributed $393,000 to interest income while rate increases contributed $705,000 to interest income.

The interest expense increase of $1,157,000 from 1994 to 1995 was also attributable to increases in both volume and rate increases principally for time deposits. Liability growth contributed $218,000 to interest expense while rate increases contributed $939,000 to expense.


--------------------------------------------------------------------------------
                        TABLE 2 -- NET INTEREST INCOME
--------------------------------------------------------------------------------

Net interest income, defined as interest income less interest expense, is shown in the following table:

                        1995    % Change   1994    % Change    1993
                       -------  --------  -------  --------   -------
                                       (In Thousands)
Interest income        $15,070     7.86%  $13,972     (.84)%  $14,090
Interest expense         6,970    19.90     5,813    (4.28)     6,073
Net interest income    $ 8,100     (.72)  $ 8,159     1.77    $ 8,017
                       =======            =======             =======

--------------------------------------------------------------------------------
             TABLE 3 - RATE-VOLUME ANALYSIS OF NET INTEREST INCOME
--------------------------------------------------------------------------------

Table 3 attributes increases and decreases in components of net interest income to changes in average volume and to changes in average rates for interest earning assets and interest bearing liabilities.

                                1995/1994 Increase         1994/1993 Increase
                                (Decrease) Due to          (Decrease) Due to
                                    Change in                  Change in

                             Volume    Rate      Net    Volume    Rate     Net
                             ------    ----      ---    ------    ----     ---
Interest bearing deposits
   in other banks             $ (25)   $   4   $  (21)    $ 17    $  11   $  28
Securities (taxable)             83       94      177      134      (15)    119
Securities (tax free)          (111)       5     (106)      79     (115)    (36)
Federal funds sold and other     51       87      138      (55)      19     (36)
Loans                           395      515      910      178     (371)   (193)
                              -----    -----   ------     ----    -----   -----
     Interest income            393      705    1,098      353     (471)   (118)
                              -----    -----   ------     ----    -----   -----

Demand deposits
   bearing interest            (111)       4     (107)      12      (62)    (50)
Savings deposits                (74)       2      (72)      49      (58)     (9)
Time deposits                   403      933    1,336      (20)    (181)   (201)
                              -----    -----   ------     ----    -----   -----
     Interest expense           218      939    1,157       42     (302)   (260)
                              -----    -----   ------     ----    -----   -----

Increase (decrease)
   in net interest
       income                 $ 175    $(234)  $  (59)    $311    $(169)  $ 142
                              =====    =====   ======     ====    =====   =====


--------------------------------------------------------------------------------
                                LOAN PORTFOLIO
--------------------------------------------------------------------------------
                        At December 31, 1995 the net loan decline was $346,000
                        or a decrease of .28% over 1994. This follows a year of
                        record growth of $7,392,000 in 1994 over 1993. The loan
                        to deposit ratio decreased throughout 1995; monthly
                        averages were at a high in January of 74.29% to a low in
[BAR GRAPH APPEARS      December of 68.61%. Mortgage loans increased $2,277,000
 HERE]                  or 2.63% from 1994 to 1995. The growth for 1994 over
                        1993 was $10,703,000. Real estate loans still remain a very attractive option due to the tax deductibility of mortgage interest. Consumer loans increased $102,000 or .49% in 1995 over 1994. The increase from 1993 to 1994 was $2,125,000. Commercial loans decreased $2,629,000 or 18.17% from 1994 to 1995. The decrease from 1993 to 1994 was $4,889,000. This trend is indicative of weaker demand primarily due to the uncertain national and local economy.

                        In spite of the slow economy and increasing credit problems nationwide, the Corporation continued its excellent net charge-off record (charge-offs, net of recoveries) during 1995. For the year, the net charge-offs were $42,000 or .03% of average loans outstanding. This compares with $155,000 or .13% for 1994 and $125,000 or .11% for 1993.

The allowance for loan losses is based upon quarterly loan portfolio reviews by management. The purpose of the review is to assess loan quality, analyze delinquencies, ascertain loan growth, evaluate potential charge-offs and recoveries and assess general economic conditions in the market served. It is Management's judgement that the allowance for 1995 of $1,616,000 or 1.33% of outstanding loans is adequate to meet any foreseeable loan loss contingency. This is higher than the 1.25% for 1994 and 1.28% for 1993. At December 31,1995 and 1994, total non-performing loans were $852,000 and $599,000, respectively; non-performing loans as a percentage of the allowance for loan losses were 52.72% and 39.33%, respectively. Increased collection efforts have been made to decrease this percentage for the future.

                              Bar/Line Chart Data

        NET LOANS

          X Axis
  Pt       Name
 1        1991        107533
 2        1992        112794
 3        1993        114276
 4        1994        121668
 5        1995        121322

--------------------------------------------------------------------------------
                                   LIQUIDITY
--------------------------------------------------------------------------------

The objective of liquidity management is to ensure that sufficient funding is available, at a reasonable cost, to meet the ongoing operational cash needs of the Corporation and to take advantage of income producing opportunities as they arise. While the desired level of liquidity will vary depending upon a variety of factors, it is a primary goal of the Corporation to maintain a high level of liquidity in all economic environments.

Liquidity management is influenced by several key elements, including asset quality and the maturity structure of assets and liabilities. The single most important source of liquidity for the Corporation is a strong, stable core deposit base. This funding source has exhibited steady growth over the years and consists of deposits from customers with long-standing relationships. In 1995 the Corporation funded approximately 80% of its assets with core deposits acquired in local communities. This core deposit base, combined with Stockholders' equity, funded 90% of average assets in 1995 and provides a substantial and highly stable source of liquidity.

Principal sources of asset liquidity are provided by securities maturing in one year or less, other short-term investments such as Federal Funds sold and cash and due from banks. The Corporation joined the Federal Home Loan Bank of Pittsburgh in August of 1993 for the purpose of providing short term liquidity when other sources are unable to fill these needs.

Liability liquidity, which is more difficult to measure, can be met by attracting deposits and maintaining the core deposit base. The Corporation's ability to attract deposits depends primarily on several factors including sales effort, competitive interest rates, and other conditions which help maintain consumer confidence in the stability of the financial institution. This confidence is evaluated by such factors as profitability, capitalization and overall financial condition.

The Corporation's primary funding requirement is loan demand. Loan demand is primarily funded through deposit growth. With loans decreasing in 1995, deposits were used to purchase securities.

For the year ended December 31,1995 the financing activities of the Bank, provided net cash of $12,214,000 resulting principally from the increase in deposits. Net cash used in investing activities was $9,341,000 as purchases of securities exceeded maturities and principal repayments by $9,330,000. Net cash provided by operating activities was $2,815,000.

--------------------------------------------------------------------------------
                           INTEREST RATE SENSITIVITY
--------------------------------------------------------------------------------

Interest rate sensitivity management is the responsibility of the Asset/Liability Management Committee. This process involves the development and implementation of strategies to maximize net interest margin, while minimizing the earnings risk associated with changing interest rates. The traditional gap analysis identifies the maturity and repricing terms of all assets and liabilities.

The analysis in Table 4 indicates the existence of a liability sensitive position. Generally a liability sensitive position indicates that more liabilities than assets are expected to re-price within the time period and that falling interest rates could positively affect net interest income while rising rates could negatively affect net interest income. However, this traditional analysis does not accurately reflect the Bank's interest rate sensitivity since the rates on core deposits generally do not change as quickly as market rates. Historically net interest income has, in fact, not been subject to the degree of sensitivity indicated by the traditional analysis at The Juniata Valley Bank. In certain cases in prior years, securities were identified and disposed of that did not conform to Management's model. In those cases, these securities were sold.

--------------------------------------------------------------------------------
                        Table 4 - MATURITY DISTRIBUTION
--------------------------------------------------------------------------------

                                         As of December 31, 1995
                                         -----------------------
                                              (In Thousands)

                                 Remaining Maturity/Earliest Possible Repricing



                                                            Over One
                                       Over Three  Over Six Year But
                             Three     Months But Months But Within    Over
                             Months    Within Six Within One  Five     Five
Assets                       or Less     Months      Year     Years    Years
                             -------     ------      ----     -----   --------
  Interest bearing deposits  $     15     $  -      $  -     $  -     $  -

   Securities:
    U.S. Treasuries             1,000        -         -       2,250     -
    U.S. Agencies                 768       3,499     1,819    7,513     -
    Municipals                  1,201       1,142     4,959   15,961       815
    Corporate and others          660         232     1,872   20,129     1,107
    Mortgage-backed               210         210       420    2,236     3,872

   Loans:
    Commercial                 37,377        -         -        -        3,631
    Installment                 1,508       1,474     2,770   11,397     5,501
    Mortgage                   12,144      12,214    24,287    4,273     4,957
 All non-interest earning
  assets                         -           -         -        -       12,455
                             --------     -------   -------  -------  --------
Total assets                   54,883      18,771    36,127   63,759    32,338
                             --------     -------   -------  -------  --------
Liabilities and
 stockholders' equity

  Interest bearing demand
   deposits                    24,491        -         -        -        -
  Savings deposits             21,861        -         -        -        -
  Certificates of deposit      19,803      17,330    18,119   54,252     -
  All non-interest bearing
   liabilities                   -           -         -        -       25,299
  Stockholders' equity           -           -         -        -       24,723
                             --------     -------   -------  -------  --------
Total liabilities and
 stockholders' equity          66,155      17,330    18,119   54,252    50,022
                             --------     -------   -------  -------  --------
Gap                          $(11,272)    $ 1,441   $18,008  $ 9,507  $(17,684)
                             ========     =======   =======  =======  ========
Cumulative gap               $(11,272)    $(9,831)  $ 8,177  $17,684  $  -
                             ========     =======   =======  =======  ========

--------------------------------------------------------------------------------
                               REGULATORY MATTERS
--------------------------------------------------------------------------------

The Juniata Valley Bank is subject to periodic examinations by one or more of the various regulatory agencies. During 1995 an examination was conducted by the Federal Deposit Insurance Corporation. Also, The Federal Reserve Board of Philadelphia conducted an examination of the Juniata Valley Financial Corp. These examinations included, but were not limited to, procedures designed to review lending practices, credit quality, liquidity, operations and capital adequacy. No comments were received from this regulatory body which would have a material effect on the Corporation's liquidity, capital resources or operations.

The Financial Accounting Standards Board has issued Statement No. 114, "Accounting by Creditors for Impairment of a Loan", as amended by Statement
No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures". Under the new standards, the 1995 allowance for loan losses related to loans that are identified for evaluation in accordance with Statement No. 114 is based on discounted cash flows using the loans initial effective interest rate or their fair value of the collateral for certain collateral dependent loans. Prior to 1995, the allowance for loan losses related to these loans was based on undiscounted cash flows or fair value of the collateral for collateral dependent loans.

In 1995, the Financial Accounting Standards Board (FASB) issued Statement
No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be disposed Of" which establishes accounting and measurement standards for the impairment of long-lived assets such as property and equipment, certain identifiable intangibles and goodwill related to those assets. The Bank is required to adopt the Statement effective January 1, 1996 and the effect of its implementation is not expected to have a material impact on the Bank's financial position or results of operation.

--------------------------------------------------------------------------------
                                    CAPITAL
--------------------------------------------------------------------------------

The Corporation maintains a strong capital base to take advantage of business opportunities while ensuring that it has resources to absorb the risks inherent in the business. The federal banking regulators have established capital adequacy requirements for banks and bank holding companies by using a risk-based capital framework and by monitoring compliance with minimum leverage guidelines. These guidelines are based on "risk adjusted" factors, which means assets with potentially higher risk will require more capital backing than assets with lower risk.

The FDIC classified capital into two tiers, referred to as Tier I and Tier II. Tier I capital consists of common stockholders' equity, noncumulative and cumulative (bank holding companies only) perpetual preferred stock, and minority interests less goodwill. Tier II capital consists of allowance for loan and lease losses, perpetual preferred stock (not included in Tier I), hybrid capital instruments, term subordinated debt, and
                        intermediate-term preferred stock. Since December 31,
                        1992, all banks have been required to meet a minimum
                        ratio of 8.00% of qualifying total capital to risk
[BAR GRAPH APPEARS      adjusted total assets with at least 4% Tier I capital.
 HERE]                  As indicated on the schedule below, the Tier I risk-
                        based capital ratio was 18.24% and Total risk-based capital ratio was 19.45% at December 31, 1995. The
                        Bank's capital ratios are well above the current minimum ratio requirements set forth by federal banking regulators.

                        In addition to risk-based requirements, the Federal Reserve Board has established minimum leverage guidelines for bank holding companies. For most banks, the minimum leverage rate is 3% plus an additional cushion of 100 to 200 basis points depending on risk profiles and other factors. As of December 31, 1995, Juniata Valley Financial Corp.'s leverage ratio was 12.41%.

                              Bar/Line Chart Data

                       STOCKHOLDERS' EQUITY
         X Axis
 Pt       Name
1        1991        16987
2        1992        18578
3        1993        20803
4        1994        22434
5        1995        24723

--------------------------------------------------------------------------------
                              CAPITAL (Continued)
--------------------------------------------------------------------------------

CAPITAL ANALYSIS
                                                         December 31,
                                                         ------------
                                                  1995       1994       1993
                                                ---------  ---------  ---------
                                                    (Thousands of Dollars)
Tier I
   Common stockholders' equity (excluding
    unrealized appreciation/depreciation on
    securities)                                 $ 24,468   $ 22,596   $ 20,803

Tier II
   Allowable portion of allowance for loan
       losses                                      1,616      1,523      1,458
                                                --------   --------   --------
   Risk-based capital                           $ 26,084   $ 24,119   $ 22,261
                                                ========   ========   ========
Risk adjusted assets (including
 off-balance-sheet exposures)                   $134,122   $131,640   $130,162
                                                ========   ========   ========
Tier I risk-based capital ratio                    18.24%     17.16%     15.97%
Total risk-based capital ratio                     19.45%     18.34%     17.12%
Leverage ratio                                     12.41%     11.47%     10.82%

--------------------------------------------------------------------------------
                              EFFECTS OF INFLATION
--------------------------------------------------------------------------------

The performance of a bank is affected more by changes in interest rates than by inflation; therefore, the effect of inflation is normally not as significant as it is on other businesses and industries. During periods of high inflation, the money supply usually increases and banks normally experience above average growth in assets, loans, and deposits. A bank's operating expenses will usually increase during inflationary times as the price of goods and services increase.

A bank's performance is also affected during recessionary periods. In times of recession, a bank usually experiences a tightening on its earning assets and on its profits. A recession is usually an indicator of higher unemployment rates, which could mean an increase in the number of nonperforming loans because of continued layoffs and other deterioration of consumers' financial conditions.

It is difficult to predict what will happen in 1996 because of the many uncertainties surrounding the economy. However, The Juniata Valley Bank's management and Board of Directors are looking forward to meeting the challenges a changing economy can present. The Juniata Valley Bank's commitment to providing quality banking services for the communities it serves will continue through 1996. This community-based strategy gives management the opportunity to recognize steady growth in our consumer, mortgage and commercial loans as well as in our core deposit base. The Bank's strong capital and earnings potential provide the solid foundation needed to excel in the ever-changing banking industry. Management feels it is positioned to handle changes in the economic environment in 1996 through effective asset/liability management. Juniata Valley Financial Corp. is committed to providing stockholders with an attractive return on their investment.

--------------------------------------------------------------------------------
                              FEDERAL INCOME TAX
--------------------------------------------------------------------------------

The provision for income taxes for 1995 was $780,000 compared to $791,000 in 1994 and $697,000 in 1993. The effective tax rate, which is the ratio of income tax expense to income-before-income-taxes, was 22.67% in 1995, a slight decrease from the 23.65% in 1994 and an increase from the 22.64% in 1993. The tax rate for all periods was less than the statutory rate of 34% due to tax exempt securities and loan income. Please refer to the Notes to the Consolidated Financial Statements "Income Taxes" for further analysis of federal income tax expense.

                 [LETTERHEAD OF BEARD & COMPANY APPEARS HERE]


                         INDEPENDENT AUDITOR'S REPORT



To the Board of Directors and Stockholders
Juniata Valley Financial Corp.
Mifflintown, Pennsylvania


            We have audited the accompanying consolidated balance sheets of Juniata Valley Financial Corp. and its wholly-owned subsidiary, The Juniata Valley Bank, as of December 31, 1995 and 1994, and the related consolidated statements of income, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits. The consolidated financial statements of Juniata Valley Financial Corp. for the year ended December 31, 1993, before they were restated for the matter discussed in the note "Restatement", were audited by other auditors whose report, dated January 31, 1994, expressed an unqualified opinion on those statements.

            We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

            In our opinion, the 1995 and 1994 consolidated financial statements referred to above present fairly, in all material respects, the financial position of Juniata Valley Financial Corp. and subsidiary as of December 31, 1995 and 1994, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

            We also have audited the adjustment described in the note "Restatement" that was applied to restate the 1993 financial statements. In our opinion, such adjustment is appropriate and has been properly applied.


            As described in the notes to the consolidated financial statements, the Corporation changed its method of accounting for investments in debt and equity securities, effective January 1, 1994.



                                               BEARD & COMPANY, INC.

Reading, Pennsylvania
January 25, 1996

        JUNIATA VALLEY FINANCIAL CORP. AND ITS WHOLLY-OWNED SUBSIDIARY,
                            THE JUNIATA VALLEY BANK
                          CONSOLIDATED BALANCE SHEETS


                                    ASSETS
                                    ------

                                                                 December 31,
                                                                 ------------
                                                                1995      1994
                                                              --------  --------
                                                                (In Thousands)
Cash and due from banks                                       $  6,578  $  5,978
Interest-bearing deposits with banks                                15         7
Federal funds sold                                               5,080      -
                                                              --------  --------
       Total cash and cash equivalents                          11,673     5,985

Securities available for sale                                   24,505    13,057
Securities held to maturity, fair value 1995 $43,070;
 1994 $42,728                                                   42,671    44,157
Loans receivable, net of allowance for loan losses
 1995 $1,616; 1994 $1,523                                      121,322   121,668
Bank premises and equipment, net                                 1,729     1,681
Accrued interest receivable and other assets                     3,978     3,628
                                                              --------  --------
       Total assets                                           $205,878  $190,176
                                                              ========  ========

                     LIABILITIES AND STOCKHOLDERS' EQUITY
                     ------------------------------------

Liabilities:
   Deposits:
     Non-interest bearing                                     $ 22,297  $ 18,971
     Interest bearing                                          155,856   146,180
                                                              --------  --------
       Total deposits                                          178,153   165,151

   Accrued interest payable and other liabilities                3,002     2,591
                                                              --------  --------
       Total liabilities                                       181,155   167,742
                                                              --------  --------

Stockholders' equity:
   Preferred stock, no par value; 500,000 shares
        authorized; no shares issued or outstanding               -         -
   Common stock, par value $1.00 per share; authorized
        2,000,000 shares; issued and outstanding 1,113,001
    and 890,692 shares respectively                              1,113       891
   Surplus                                                      14,734    14,956
   Retained earnings                                             8,621     6,749
   Net unrealized appreciation (depreciation) on
        securities available for sale, net of taxes                255     (162)
                                                              --------  --------
       Total stockholders' equity                               24,723    22,434
                                                              --------  --------
       Total liabilities and stockholders' equity             $205,878  $190,176
                                                              ========  ========

                See Notes to Consolidated Financial Statements.

         JUNIATA VALLEY FINANCIAL CORP. AND ITS WHOLLY-OWNED SUBSIDIARY,
                             THE JUNIATA VALLEY BANK
                       CONSOLIDATED STATEMENTS OF INCOME

                                              Years Ended December 31,
                                              ------------------------
                                                   1995         1994         1993
                                                   ----         ----         ----
                                     (In Thousands, Except Per Share Amounts)
Interest income:
 Loans receivable, including fees             $   11,417   $   10,507   $   10,700
 Taxable securities                                2,212        2,035        1,916
 Tax-exempt securities                             1,195        1,301        1,337
 Other                                               246          129          137
                                              ----------   ----------   ----------
      Total interest income                       15,070       13,972       14,090

Interest expense on deposits                       6,970        5,813        6,073
                                              ----------   ----------   ----------
       Net interest income                         8,100        8,159        8,017

Provision for loan losses                            135          220          220
                                              ----------   ----------   ----------
       Net interest income after
       provision for loan losses                   7,965        7,939        7,797
                                              ----------   ----------   ----------
Other income:
 Trust department                                    173          161          185
 Customer service fees                               223          222          206
 Net realized losses on sales of securities          -             (7)         (16)
 Other                                               185          175          143
                                              ----------   ----------   ----------
       Total other income                            581          551          518
                                              ----------   ----------   ----------

Other expenses:
 Salaries and wages                                2,113        2,044        1,985
 Employee benefits                                   567          582          561
 Occupancy                                           309          308          322
 Equipment                                           302          380          380
 Federal deposit insurance premiums                  192          376          370
 Director compensation                               386          373          414
 Taxes, other than income                            215          194          179
 Other                                             1,022          889        1,026
                                              ----------   ----------   ----------
       Total other expenses                        5,106        5,146        5,237
                                              ----------   ----------   ----------
       Income before income taxes and
       cumulative effect of change in
       accounting principle                        3,440        3,344        3,078

Federal income taxes                                 780          791          697
                                              ----------   ----------   ----------
       Income before cumulative effect of
       change in accounting principle              2,660        2,553        2,381

Cumulative effect of change in accounting
       principle                                   -            -              553
                                              ----------   ----------   ----------
       Net income                             $    2,660   $    2,553   $    2,934
                                              ==========   ==========   ==========
Per share data:
       Income before cumulative effect of
       change in accounting principle              $2.39        $2.29        $2.14
                                              ==========   ==========   ==========
       Net income                                  $2.39        $2.29        $2.64
                                              ==========   ==========   ==========
Weighted average number of shares
       outstanding                             1,113,001    1,113,001    1,113,001
                                              ==========   ==========   ==========

                See Notes to Consolidated Financial Statements.

        JUNIATA VALLEY FINANCIAL CORP. AND ITS WHOLLY-OWNED SUBSIDIARY,
                            THE JUNIATA VALLEY BANK
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY



                                                                Years Ended December 31, 1995, 1994 and 1993
                                                                --------------------------------------------
                                                                                    Net Unrealized
                                                                                     Appreciation
                                                                                    (Depreciation)
                                                                                     On Securities
                                                        Common            Retained     Available
                                                        Stock   Surplus   Earnings      For Sale      Total
                                                        ------  --------  ---------  --------------  --------
                                                                         (In Thousands)
Balance, December 31, 1992                              $  590  $10,698    $ 7,290        $   -      $18,578
      Net income                                            -       -        2,934            -        2,934
      Cash dividend, $.62 per share                         -       -         (681)           -         (681)
      10% stock dividend                                    59    2,052     (2,123)           -          (12)
      10% stock dividend                                    64    2,384     (2,464)           -          (16)
                                                        ------  -------    -------   -------------   -------
Balance, December 31, 1993                                 713   15,134      4,956            -       20,803
       Adjustment to beginning balance for change in
         accounting method, net of taxes of $141            -       -                          274       274
       Net income                                           -       -        2,553            -        2,553
       Cash dividend, $.67 per share                        -       -         (745)           -         (745)
       5-for-4 stock split in the form of a
         25% stock dividend                                178     (178)       (15)           -          (15)
       Net change in unrealized appreciation
         (depreciation) on securities available
         for sale, net of taxes of $224                     -       -          -              (436)     (436)
                                                        ------  -------    -------   -------------   -------
Balance, December 31, 1994                                 891   14,956      6.749            (162)   22,434
       Net income                                           -       -        2,660            -        2,660
       Cash dividend, $.70 per share                        -       -         (775)           -         (775)
       5-for-4 stock split in the form of a
         25% stock dividend                                222     (222)       (13)           -          (13)
       Net change in unrealized appreciation
         (depreciation) on securities available
         for sale,net of taxes of$215                       -       -          -              417        417
                                                        ------  -------    -------   -------------   -------
Balance, December 31, 1995                              $1,113  $14,734    $ 8,621           $ 255   $24,723
                                                        ======  =======    =======   =============   =======


                See Notes to Consolidated Financial Statements.

        JUNIATA VALLEY FINANCIAL CORP. AND ITS WHOLLY-OWNED SUBSIDIARY,
                            THE JUNIATA VALLEY BANK
                     CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                                         Years Ended December 31,
                                                                                         ------------------------
                                                                                    1995       1994             1993
                                                                                    ----       ----             ----
                                                                                             (In Thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income                                                                     $  2,660   $  2,553           $ 2,934
  Adjustments to reconcile net income to net cash
      provided by operating activities:
      Provision for loan losses                                                       135        220               220
      Provision for depreciation and amortization                                     174        181               120
      Net realized losses on sales of securities                                       -           7                16
      Deferred directors' fees and supplemental retirement plan expense               303        312               297
      Payment of deferred compensation                                               (135)      (126)             (108)
      Cumulative effect of change in  accounting principle                             -          -               (553)
      Deferred income taxes                                                           (74)       (40)             (102)
      (Increase) decrease in accrued interest receivable and other assets            (356)      (134)              110
      Increase (decrease) in interest payable and other liabilities                   108        (50)               14
                                                                                 --------   --------           -------
          Net cash provided by operating activities                                 2,815      2,923             2,948
                                                                                 --------   --------           -------

CASH FLOWS FROM INVESTING ACTIVITIES
  Purchases of available for sale securities
  Proceeds from sales of available for sale securities                            (13,935)    (1,998)             -
  Proceeds from maturities of and principal repayments                                 -       2,017              -
      on available for sale securities                                              6,118      6,533              -
  Purchases of held to maturity securities                                         (8,753)   (14,385)          (27,087)
  Proceeds from maturities of and principal repayments
      on held to maturity securities                                                7,240     10,298            22,249
  Proceeds from sales of held to
   maturity securities                                                                 -          -              2,073
  Net (increase) decrease in loans receivable                                         211     (7,612)           (1,727)
  Purchases of bank premises and equipment                                           (222)       (69)             (222)
                                                                                 --------   --------           -------
          Net cash used in investing activities                                    (9,341)    (5,216)           (4,714)
                                                                                 --------   --------           -------

CASH FLOWS FROM FINANCING ACTIVITIES
  Net increase (decrease) in deposits                                              13,002     (1,391)              844
  Cash dividends and cash paid for fractional shares                                 (788)      (760)             (709)
                                                                                 --------   --------           -------
          Net cash provided by (used in financing activities                       12,214     (2,151)              135
                                                                                 --------   --------           -------
          Increase (decrease) in cash and cash equivalents                          5,688     (4,444)           (1,631)

Cash and cash equivalents:
  Beginning                                                                         5,985     10,429            12,060
                                                                                 --------   --------           -------
  Ending                                                                         $ 11,673   $  5,985           $10,429
                                                                                 ========   ========           =======
Cash payments for:
  Interest                                                                       $  6,798   $  5,782           $ 6,162
                                                                                 --------   --------           -------
  Income taxes                                                                   $    833   $    812           $   760
                                                                                 ========   ========           =======


                See Notes to Consolidated Financial Statements.

        JUNIATA VALLEY FINANCIAL CORP. AND ITS WHOLLY-OWNED SUBSIDIARY,
                            THE JUNIATA VALLEY BANK
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of consolidation:
  The accompanying consolidated financial statements include the accounts of Juniata Valley Financial Corp. (the Corporation), a bank holding company, and its wholly-owned subsidiary, The Juniata Valley Bank (the Bank). All significant intercompany accounts and transactions have been eliminated.

Nature of operations:
  The Bank operates under a state bank charter and provides full banking services, including trust services. As a state bank, the Bank is subject to regulation of the Pennsylvania Department of Banking and the Federal Deposit Insurance Corporation. The bank holding company (parent company) is subject to regulation of the Federal Reserve Bank. The area served by the Bank is principally the counties of Juniata, Mifflin, Perry, Huntingdon, Franklin and Snyder, Pennsylvania.

Estimates:
  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Presentation of cash flows:
  For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, interest-bearing demand deposits with banks and federal funds sold.

Securities:
  The Financial Accounting Standards Board issued Statement No. 115, "Accounting for Certain Investments in Debt and Equity Securities" in May 1993. The Corporation adopted the provisions of the new standard for investments held as of or acquired after January, 1, 1994. The January 1, 1994 stockholders' equity was increased by $274,000, net of $141,000 in deferred income taxes, to reflect the net unrealized appreciation on securities classified as available for sale previously carried at amortized cost. Management determines the appropriate classification of debt securities at the time of purchase and re-evaluates such designation as of each balance sheet date.

  Securities classified as available for sale are those debt securities that the Bank intends to hold for an indefinite period of time, but not necessarily to maturity. Any decision to sell a security classified as available for sale would be based on various factors, including significant movements in interest rates, changes in the maturity mix of the Bank's assets and liabilities, liquidity needs, regulatory capital considerations, and other similar factors. Securities available for sale are carried at fair value. Unrealized appreciation and depreciation is reported as increases or decreases in stockholders' equity, net of the related deferred tax effect. Realized gains or losses, determined on the basis of the cost of specific securities sold, are included in earnings.

  Securities classified as held to maturity are those debt securities the Bank has both the intent and ability to hold to maturity regardless of changes in market conditions, liquidity needs or changes in general economic conditions. These securities are carried at cost adjusted for amortization of premium and accretion of discount, computed by the interest method over their contractual lives.

Loans receivable:
  Loans generally are stated at their outstanding unpaid principal balances, net of unearned discount and an allowance for loan losses. Interest income is accrued on the unpaid principal balance. Unearned discount on discounted loans is amortized to income over the life of the loans, using the interest method.

  A loan is generally considered impaired when it is probable the Bank will be unable to collect all contractual principal and interest payments due in accordance with the terms of the loan agreement. The accrual of interest is discontinued when the contractual payment of principal or interest has become 90 days past due or management has serious doubts about further collectibility of principal or interest, even though the loan is currently performing. A loan may remain on accrual status if it is in the process of collection and is either guaranteed or well secured. When a loan is placed on nonaccrual status, unpaid interest credited to income in the current year is reversed and unpaid interest accrued in prior years is charged against the allowance for loan losses. Interest received on nonaccrual loans generally is either applied against principal or reported as interest income, according to management's judgment as to the collectibility of principal. Generally, loans are restored to accrual status when the obligation is brought current, has performed in accordance with the contractual terms for a reasonable period of time and the ultimate collectibility of the total contractual principal and interest is no longer in doubt.

        JUNIATA VALLEY FINANCIAL CORP. AND ITS WHOLLY-OWNED SUBSIDIARY,
                            THE JUNIATA VALLEY BANK
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Allowance for loan losses:

  The allowance for loan losses is established through provisions for loan losses charged against income. Loans deemed to be uncollectible are charged against the allowance for loan losses, and subsequent recoveries, if any, are credited to the allowance.

  Beginning in 1995, the Corporation adopted Financial Accounting Standards Board Statement No.114, "Accounting by Creditors for Impairment of a Loan", as amended by Statement No. 118. Under the new standards, the 1995 allowance for loan losses related to loans that are identified for evaluation in accordance with Statement No. 114 is based on discounted cash flows using the loan's initial effective interest rate or the fair value of the collateral for certain collateral dependent loans. Prior to 1995, the allowance for loan losses related to these loans was based on undiscounted cash flows or the fair value of the collateral for collateral dependent loans.

  The allowance for loan losses is maintained at a level considered adequate to provide for losses that can be reasonably anticipated. Management's periodic evaluation of the adequacy of the allowance is based on the Bank's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral, composition of the loan portfolio, current economic conditions, and other relevant factors. This evaluation is inherently subjective as it requires material estimates that may be susceptible to significant change.

Bank premises and equipment:

  Bank premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed principally on the straight-line method over their estimated useful lives of the related assets.

Income taxes:
  Effective January 1, 1993, the Corporation changed its method of accounting for income taxes from the deferred method to the liability method required by FASB Statement No.109, "Accounting for Income Taxes". The cumulative effect of this change in accounting principle increased 1993 net income by $553,000.

  Deferred taxes are provided on the liability method whereby deferred tax assets are recognized for deductible temporary differences and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities in the financial statements and their tax basis. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted through the provision for income taxes for the effects of changes in tax laws and rates on the date of enactment.

  The Corporation and its subsidiary file a consolidated federal income tax return.

Off-balance sheet financial instruments:

  In the ordinary course of business, the Bank has entered into off-balance sheet financial instruments consisting of commitments to extend credit and letters of credit. Such financial instruments are recorded in the balance sheet when they are funded.

Per share data:

  Earnings and dividends per share are based on the weighted average number of shares of common stock outstanding, adjusted for stock dividends.

New accounting standards:

  In 1995, the Financial Accounting Standards Board (FASB) issued Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" which establishes accounting and measurement standards for the impairment of long-lived assets such as property and equipment, certain identifiable intangibles and goodwill related to those assets. The Bank is required to adopt the Statement effective January 1, 1996 and the effect of its implementation is not expected to have a material impact on the Bank's financial position or results of operations.

        JUNIATA VALLEY FINANCIAL CORP. AND ITS WHOLLY-OWNED SUBSIDIARY,
                            THE JUNIATA VALLEY BANK
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


RESTATEMENT

The cumulative effect of a change in accounting principle previously reported in the 1993 statement of income has been adjusted to correct an error in the initial adoption of FASB Statement No. 109, "Accounting for Income Taxes". The difference between the financial statement and tax basis of the allowance for loan losses was not properly reflected as a temporary difference and, accordingly, a deferred tax asset was not established for this temporary difference. The effect of this adjustment on 1993 net income, retained earnings and per share amounts is summarized as follows:




                                       As Originally
                                         Reported       Adjustment    Restated
                                       -------------    ----------    --------
                                       (In Thousands, Except Per Share Amounts)
Net income                                   $ 2,439         $ 495     $ 2,934
                                             =======         =====     =======
Retained earnings                            $ 4,461         $ 495     $ 4,956
                                             =======         =====     =======
Net income per share                           $2.19         $0.45       $2.64
                                             =======         =====     =======


SECURITIES

The amortized cost and fair value of securities at December 31 were as follows:

                                           Gross          Gross
                             Amortized   Unrealized     Unrealized     Fair
                               Cost     Appreciation   Depreciation    Value
                             ---------  -------------  ------------    -----
                                             (In Thousands)
Available for sale
 securities:
 December 31, 1995:
   U.S. Government and
    agency obligations       $ 9,507    $  79          $    (1)      $ 9,585
   Obligations of states
    and political
    subdivisions               3,630       54                -         3,684
   Corporate and other
    debt securities            3,140       27                -         3,167
   Mortgage-backed
    securities                 6,948       62              (39)        6,971
   Equity securities             894      207               (3)        1,098
                             -------    -----          -------       -------
                             $24,119    $ 429          $   (43)      $24,505
                             =======    =====          =======       =======

 December 31,1994:
   U.S. Government and
    agency obligations       $   500    $   -          $   (14)      $   486
   Obligations of states
    and political
    subdivisions               2,988       18               (7)        2,999
   Corporate and other
    debt securities            1,167        -              (24)        1,143
   Mortgage-backed
    securities                 7,842        3             (331)        7,514
   Equity securities             805      110                -           915
                             -------    -----          -------       -------
                             $13,302    $ 131          $  (376)      $13,057
                             =======    =====          =======       =======
   Held to maturity
    securities:
   December 31,1995:
    U.S. Treasury
     securities              $ 3,250    $  20          $    (3)      $ 3,267
    U.S. Government and
     agency obligations        2,501       19                -         2,520
    Obligations of states
     and political
     subdivisions             20,448      203              (34)       20,617
    Corporate and other
     debt securities          16,472      208              (14)       16,666
                             -------    -----          -------       -------
                             $42,671    $ 450          $   (51)      $43,070
                             =======    =====          =======       =======
   December 31, 1994:
    U.S.Treasury
     securities              $ 3,241    $   -          $  (101)      $ 3,140
    U.S. Government and
     agency obligations        4,249        -             (233)        4,016
    Obligations of states
     and political
     subdivisions             22,265       99             (470)       21,894
    Corporate and other
     debt securities          14,402       20             (744)       13,678
                             =======    =====          =======       =======
                             $44,157    $ 119          $(1,548)      $42,728
                             =======    =====          =======       =======

In December 1995, the Bank reevaluated the appropriateness of all securities held and transferred $2,969,000 of securities from securities held to maturity to securities available for sale in accordance with the Guide to Implementation of Statement No.115 issued by the FASB. The securities were transferred at their fair value on the date of transfer which was $29,000 less than the amortized cost of the securities. The transfer represented three municipal securities and three agency securities.

        JUNIATA VALLEY FINANCIAL CORP. AND ITS WHOLLY-OWNED SUBSIDIARY,
                            THE JUNIATA VALLEY BANK
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


SECURITIES (CONTINUED)

The amortized cost and fair value of securities as of December 31, 1995, by contractual maturity or call date, are shown below. Expected maturities may differ from contractual maturities or call dates because the securities may be called or prepaid with or without call or prepayment penalties.

                                          Available  For Sale  Held To  Maturity
                                          ---------  -------  --------- --------
                                          Amortized   Fair    Amortized   Fair
                                            Cost      Value     Cost      Value
                                          ---------  -------  --------- --------
                                                         (In Thousands)

Due in one year or less                     $ 4,777  $ 4,803    $ 9,368  $ 9,422
Due after one year through five years        10,502   10,613     32,525   32,866
Due after five years through ten years          748      754        225      225
Due after ten years                             250      266        553      557
Mortgage-backed securities                    6,948    6,971          -        -
Equity securities                               894    1,098          -        -
                                            -------  -------    -------  -------
                                            $24,119  $24,505    $42,671  $43,070
                                            =======  =======    =======  =======

Equity securities include Federal Home Loan Bank stock with an aggregate cost and fair value of $689,000.

There were no sales of securities in 1995. Gross gains of $3,000 and gross losses of $10,000 were realized on sales of securities available for sale in 1994. Gross gains of $3,000 and gross losses of $19,000 were realized on sales of securities held to maturity in 1993.

Securities with an amortized cost of $6,369,000 and $6,307,000 at December
31, 1995 and 1994 respectively, were pledged to secure public deposits and for other purposes as required or permitted by law.


LOANS RECEIVABLE AND ALLOWANCE FOR LOAN LOSSES

Loans are comprised of the following:


                                                 December 31,
                                               --------------
                                               1995      1994
                                               ----      ----
                                               (In Thousands)
 Commercial, agricultural and financial    $ 11,843  $ 14,472
 Real estate mortgages                       88,593    86,316
 Consumer                                    25,332    25,012
 Other                                        1,483     1,486
                                           --------  --------

                                            127,251   127,286
 Unearned discount on loans                   4,313     4,095
 Allowance for loan losses                    1,616     1,523
                                           --------  --------
                                           $121,322  $121,668
                                           ========  ========

        JUNIATA VALLEY FINANCIAL CORP. AND ITS WHOLLY-OWNED SUBSIDIARY,
                            THE JUNIATA VALLEY BANK
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


LOANS RECEIVABLE AND ALLOWANCE FOR LOAN LOSSES (CONTINUED)

The following table presents changes in the allowance for loan losses:

                                                  Years Ended December 31,
                                                  ------------------------
                                                1995        1994       1993
                                                ----        ----       ----
                                                      (In Thousands)
  Balance, beginning                                $1,523    $1,458   $1,363
     Provision for loan losses                         135       220      220
     Recoveries                                         53        23       39
     Loans charged off                                 (95)     (178)    (164)
                                                    ------    ------   ------
  Balance, ending                                   $1,616    $1,523   $1,458
                                                    ======    ======   ======

Information with respect to impaired loans as of and for the year ended December 31,1995 is as follows (in thousands):

  Loans receivable for which there is a related allowance for loan losses   $390
  Loans receivable for which there is no related allowance for loan losses     -
                                                                            ----
       Total impaired loans                                                 $390
                                                                            ====
  Related allowance for loan losses                                         $ 50
                                                                            ====
  Average recorded balance of these impaired loans                          $408
                                                                            ====
  Interest income recognized on these impaired loans                        $  5
                                                                            ====

At December 31,1994, the Bank had nonaccrual loans of $433,000, all of which would be considered impaired under Statement No.114. The Bank recorded $9,000 of interest income on these loans in 1994. Interest income that would have been recorded under the original terms of the loan agreements amounted to $28,000 for the year ended December 31,1994.


BANK PREMISES AND EQUIPMENT


The major components of bank premises and equipment were as follows:

                                                                 December 31,
                                                                 ------------
                                                               1995       1994
                                                               ----       ----
                                                                (In Thousands)
 Land and land improvements                                  $    438   $    438
 Buildings and improvements                                     1,763      1,705
 Furniture and equipment                                        1,594      1,449
                                                             --------   --------
                                                                3,795      3,592
 Less accumulated depreciation                                  2,066      1,911
                                                             --------   --------
                                                             $  1,729   $  1,681
                                                             ========   ========

DEPOSITS

The composition of deposits is as follows:

                                                                 December 31,
                                                                 ------------
                                                               1995       1994
                                                               ----       ----
                                                                (In Thousands)
 Demand, non-interest bearing                                $ 22,297   $ 18,971
 Now and Money Market                                          24,491     26,983
 Savings                                                       21,861     24,071
 Time Certificates $100,000 or more                            13,283     10,147
 Other Time Certificates                                       96,221     84,979
                                                             --------   --------
                                                             $178,153   $165,151
                                                             ========   ========

        JUNIATA VALLEY FINANCIAL CORP. AND ITS WHOLLY-OWNED SUBSIDIARY,
                            THE JUNIATA VALLEY BANK
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


BORROWINGS

The Bank has entered into an agreement whereby it can borrow up to approximately 10% of the Bank's assets from the Federal Home Loan Bank. There were no outstanding balances under this agreement as of December 31, 1995 and 1994.


REGULATORY MATTERS AND STOCKHOLDERS' EQUITY

The Bank is required to maintain average cash reserve balances in vault cash or with the Federal Reserve Bank. The average amount of these restricted cash reserve balances as of December 31, 1995 was approximately $1,283,000.

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet the minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets, and of Tier 1 capital to average assets. Management believes, as of December 31, 1995, that the Bank meets all capital adequacy requirements to which it is subject.

As of December 31, 1995, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the Bank's category.

The Bank's actual capital ratios at December 31, 1995 and the minimum ratios required for capital adequacy purposes and to be well capitalized under the prompt corrective action provisions are as follows:

                                                                 To Be Well
                                               For Capital   Capitalized Under
                                                Adequacy     Prompt Corrective
                                     Actual     Purposes     Action Provisions
                                     ------    -----------   ------------------
  Total capital (to risk weighted
   assets)                            19.45%          8.00%              10.00%
  Tier 1 capital (to risk weighted
   assets)                            18.24%          4.00%               6.00%
  Tier 1 capital (to average
   assets)                            12.41%      3.00% - 5.00%           5.00%

Certain restrictions exist regarding the ability of the Bank to transfer funds to the Corporation in the form of cash dividends, loans or advances. At December 31, 1995, $19,268,000 of undistributed earnings of the Bank, included in the consolidated stockholders' equity, was available for distribution to the Corporation as dividends without prior regulatory approval.

In August 1990, the Board of Directors adopted a Shareholder Rights Plan and declared a dividend distribution of one right to purchase a share of the Corporation's common stock at $15.30 for each share issued and outstanding, upon the occurrence of certain events, as defined in the Plan. These rights are fully transferrable and expire on August 31, 2000. The rights are not considered common stock equivalents because there is no indication that any event will occur which would cause them to become exercisable. Their issuance, therefore, has no effect on earnings per share.

In 1995, the Corporation established a dividend reinvestment and stock purchase plan which goes into effect in 1996. Common stockholders may participate in the Plan, which provides that additional shares of common stock may be purchased with reinvested dividends at the prevailing market prices. To the extent that shares are not available in the open market, the Corporation has reserved 100,000 shares of common stock to be issued under the dividend reinvestment plan.

        JUNIATA VALLEY FINANCIAL CORP. AND ITS WHOLLY-OWNED SUBSIDIARY,
                            THE JUNIATA VALLEY BANK
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


EMPLOYEE BENEFITS

Defined benefit retirement plan:

  The Corporation has a defined benefit retirement plan covering substantially all of its employees. The benefits are based on years of service and the employees' compensation. The Corporation's funding policy is to contribute annually the maximum amount that can be deducted for federal income tax purposes. Contributions are intended to provide not only for benefits attributed to service to date but also for those expected to be earned in the future.

The following table sets forth the Plan's funded status
 and amounts recognized in the balance sheets at December 31:
                                                              1995        1994
                                                              ----        ----
                                                               (In Thousands)
 Actuarial present value of:
   Accumulated benefit obligation, including
    vested benefits of $1,550,000 and $1,395,000           $(1,563)    $(1,410)
                                                           =======     =======
   Projected benefit obligation for service
    rendered to date                                       $(2,133)    $(2,007)
 Plan assets at fair value                                   2,020       1,758
                                                           -------     -------
 Plan assets less than projected benefit
  obligation                                                  (113)       (249)
 Unrecognized net gain from experience different
  from that assumed                                           (147)         (4)
 Unrecognized net transition asset                             (31)        (33)
                                                           -------     -------
 Accrued pension cost                                      $  (291)    $  (286)
                                                           =======     =======
Pension expense included the following components
 for the years ended December 31:
                                                    1995        1994      1993
                                                    ----        ----      ----
                                                               (In Thousands)

 Service cost, benefits earned during the year    $   101     $    98    $  93
 Interest cost on projected benefit obligation        143         134      124
 Actual return on plan assets                        (204)         27     (125)
 Net amortization                                      73        (161)      (2)
                                                  -------     -------    -----
                                                  $   113     $    98    $  90
                                                  =======     =======    =====
Assumptions used in the accounting were:
                                                    1995        1994      1993
                                                    ----        ----      ----
                                                               (In Thousands)


 Discount rates                                       7.5%        7.5%     7.5%
 Rates of increase in compensation levels             4.0         4.0      4.0
 Expected long-term rate of return on assets          7.5         7.5      7.5

  Assets in the Plan consist primarily of U.S. Government securities, U.S. Government security mutual funds and certificates of deposit.

Supplemental retirement plan:
  The Corporation has a non-qualified supplemental retirement plan for directors and key employees. At December 31, 1995 and 1994, the present value of the future liability was $726,000 and $680,000 respectively. The Corporation has funded these plans through the purchase of annuities and life insurance policies, which have an aggregate cash surrender value of $763,000 and $659,000 at December 31, 1995 and 1994 respectively. For the years ended December 31, 1995, 1994 and 1993, $47,000, $78,000 and $98,000 was charged to expense in connection with this plan.

Deferred compensation:
  The Corporation has entered into deferred compensation agreements with certain directors to provide each director an additional retirement benefit, or to provide their beneficiary a benefit in the event of pre-retirement death. At December 31, 1995 and 1994, the present value of the future liability was $1,024,000 and $919,000 respectively. To fund the benefits under these agreements, the Corporation is the owner and beneficiary of life insurance policies on the lives of the directors. The policies had an aggregate cash surrender value of $320,000 and $284,000 at December 31, 1995 and 1994, respectively. For the years ended December 31, 1995, 1994 and 1993, $223,000, $199,000 and $211,000 respectively, was charged to expense in connection with this plan.

        JUNIATA VALLEY FINANCIAL CORP. AND ITS WHOLLY-OWNED SUBSIDIARY,
                            THE JUNIATA VALLEY BANK
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


INCOME TAXES

The provision for federal income taxes consisted of the following:


                                                  Years Ended December 31,
                                                  ------------------------
                                                    1995    1994    1993
                                                    ----    ----    ----
                                                       (In Thousands)
  Current                                          $ 854   $ 831   $ 799
  Deferred                                           (74)    (40)   (102)
                                                   -----   -----   -----
                                                   $ 780   $ 791   $ 697
                                                   =====   =====   =====

A reconciliation of the statutory income tax expense computed at 34% to the income tax expense included in the statements of income is as follows:

                                                 Years Ended December 31,
                                                 ------------------------
                                                    1995     1994     1993
                                                    ----     ----     ----
                                                      (In Thousands)
Federal income tax at statutory
 rate                                              $1,170   $1,137   $1,047
Tax-exempt interest                                  (434)    (469)    (480)
Disallowance of interest expense                       62       57       59
Other                                                 (18)      66       71
                                                   ------   ------   ------
                                                   $  780   $  791   $  697
                                                   ======   ======   ======

The income tax provision includes $-0- in 1995, $(2,000) in 1994 and $(5,000) in 1993 of income tax related to realized security losses.

The net deferred tax asset in the accompanying balance sheets includes the following amounts of deferred tax assets and liabilities:

                                                               December 31,
                                                              1995     1994
                                                             -------  -------
                                                              (In Thousands)
Deferred tax assets:
 Allowance for loan losses                                   $  555   $  518
 Deferred directors' fees                                       344      312
 Pension liabilities                                            329      330
 Unrealized depreciation on securities available for sale        --       84
 Other                                                           29       10
                                                             ------   ------
                                                              1,257    1,254
 Valuation allowance                                            (53)     (43)
                                                             ------   ------
  Total deferred tax assets, net of valuation allowance       1,204    1,211
                                                             ------   ------

Deferred tax liabilities:
 Bank premises and equipment                                    (55)     (52)
 Unrealized appreciation on securities available for sale      (131)       -
                                                             ------   ------
  Total deferred tax liabilities                               (186)     (52)
                                                             ------   ------
  Net deferred tax asset                                     $1,018   $1,159
                                                             ======   ======

        JUNIATA VALLEY FINANCIAL CORP. AND ITS WHOLLY-OWNED SUBSIDIARY,
                            THE JUNIATA VALLEY BANK
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


TRANSACTIONS WITH EXECUTIVE OFFICERS AND DIRECTORS

The Bank has had banking transactions in the ordinary course of business with its executive officers, directors, and their related interests on the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with others. At December 31, 1995 and 1994, these persons were indebted to the Bank for loans totaling $1,376,000 and $1,884,000 respectively. During 1995, loans totaling $4,355,000 were disbursed and loan repayments totaled $4,863,000.


COMMITMENTS

The Bank rents equipment under operating leases that expire through 2000. Equipment and servicing fees were $368,000, $377,000 and $373,000 for the years ended December 31, 1995, 1994 and 1993 respectively. Additionally the Bank leases a branch office building for which rent expense was $26,000 in 1995 and 1994 and $25,000 in 1993.

Minimum future payments under all noncancellable lease agreements as of December 31, 1995 are (in thousands):

 1996                                                                       $247
 1997                                                                        195
 1998                                                                         65
 1999                                                                         39
 2000                                                                         40
 Thereafter                                                                   60
                                                                            ----
                                                                            $646
                                                                            ====


FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

The Bank is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and letters of credit. Those instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheet.

The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and letters of credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

A summary of the Bank's financial instrument commitments is as follows:

                                                        December 31,
                                                       1995     1994
                                                       ----     ----
                                                      (In Thousands)
  Commitments to extend credit                       $14,822   $13,769
  Outstanding letters of credit                          334       984

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The Bank evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation. Collateral held varies but may include personal or commercial real estate, accounts receivable, inventory and equipment.

Outstanding letters of credit written are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

        JUNIATA VALLEY FINANCIAL CORP. AND ITS WHOLLY-OWNED SUBSIDIARY,
                            THE JUNIATA VALLEY BANK
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


CONCENTRATION OF CREDIT RISK

The Bank grants commercial, residential and consumer loans to customers primarily located in the counties of Juniata, Mifflin, Perry, Huntingdon, Franklin and Snyder, Pennsylvania. The concentrations of credit by type of loan are set forth in the note "Loans Receivable and Allowance for Loan Losses". Although the Bank has a diversified loan portfolio, its debtors' ability to honor their contracts is influenced by the region's economy.


DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

The following methods and assumptions were used to estimate the fair value of each class of financial instruments:

 . For cash, cash equivalents and interest-bearing deposits in other banks, the carrying amount is a reasonable estimate of fair value.

 . For securities, fair values are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable securities.

 . For variable-rate loans that reprice frequently and which entail no significant changes in credit risk, fair values are based on carrying values. All commercial loans and substantially all real estate mortgages are variable rate loans. The fair value of other loans (i.e., consumer loans and fixed-rate real estate mortgages) are estimated using discounted cash flow analyses, at interest rates currently offered for loans with similar terms to borrowers of similar credit quality.

 . Fair values for demand deposits, savings accounts and certain money market deposits are, by definition, equal to the amount payable on demand at the reopening date (i.e., their carrying amounts). Fair values of fixed-maturity certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturity of deposits.

 . Fair value of commitments to extend credit is estimated using the fees currently charged to enter into similar agreements, taking into account market interest rates, the remaining terms and present credit worthiness of the counterparties. The fair value of guarantees and letters of credit is based on fees currently charged for similar agreements.

The fair value estimates are dependent upon subjective assumptions and involve significant uncertainties resulting in estimates that vary with changes in assumptions. Any changes in assumptions or estimation methodologies may have a material effect on the estimated fair values disclosed.

The estimated fair values of the Corporation's financial instruments were as follows:

                                                        December 31,
                                                  1995                1994
                                                  ----                ----
                                           Carrying   Fair     Carrying    Fair
                                            Amount    Value     Amount     Value
                                           --------   -----    --------    -----
                                                       (In Thousands)

  Financial assets:
     Cash and due from banks               $  6,578  $  6,578  $  5,978   $  5,978
     Interest-bearing deposits in other
      banks                                      15        15         7          7
     Federal funds sold                       5,080     5,080         -          -
     Securities                              67,176    67,575    57,214     55,785
     Loans receivable, net of allowance     121,322   120,855   121,668    120,822

  Financial liabilities:
     Deposits                               178,153   179,049   165,151    164,496

  Off-balance sheet financial instruments:
     Commitments to extend credit                 -         -         -          -
     Standby letters of credit                    -         -         -          -

        JUNIATA VALLEY FINANCIAL CORP. AND ITS WHOLLY-OWNED SUBSIDIARY,
                            THE JUNIATA VALLEY BANK
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


PARENT COMPANY ONLY FINANCIAL INFORMATION

                                BALANCE SHEETS

                                                       December 31,
                                                      1995      1994
                                                      ----      ----
                                                      (In Thousands)

  ASSETS
Investment in Bank subsidiary                         $24,567   $22,284
Securities available for sale                             157       140
Due from Bank subsidiary                                   33        25
                                                      -------   -------
                                                      $24,757   $22,449
                                                      =======   =======

 LIABILITY AND STOCKHOLDERS' EQUITY

LIABILITY, other                                      $    34   $    15

STOCKHOLDERS' EQUITY                                   24,723    22,434
                                                      -------   -------
                                                      $24,757   $22,449
                                                      =======   =======

                             STATEMENTS OF INCOME


                                                       Years Ended December 31,
                                                       1995      1994     1993
                                                       ----      ----     ----
                                                            (In Thousands)
Dividends from Bank subsidiary                      $   807   $   870   $  723
Other dividend income                                     4         -        -
Other expenses                                          (21)      (16)     (17)
                                                    -------   -------   ------


  Income before equity in undistributed net
   income of subsidiary and income taxes                790       854      706
Equity in undistributed net income of Bank
 subsidiary                                           1,864     1,693    2,222
Income taxes (credits)                                   (6)       (6)      (6)
                                                    -------   -------   ------
  Net income                                        $ 2,660   $ 2,553   $2,934
                                                    =======   =======   ======

        JUNIATA VALLEY FINANCIAL CORP. AND ITS WHOLLY-OWNED SUBSIDIARY,
                            THE JUNIATA VALLEY BANK
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


PARENT COMPANY ONLY FINANCIAL INFORMATION (CONTINUED)

                           STATEMENTS OF CASH FLOWS



                                                         Years Ended December 31,
                                                         1995      1994      1993
                                                      -------   -------   -------
                                                            (In Thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
 Net income                                           $ 2,660   $ 2,553   $ 2,934
 Adjustments to reconcile net income to net cash
  provided by operating activities:
  Undistributed net income of Bank subsidiary          (1,864)   (1,693)   (2,222)
  Non-cash dividends received from Bank subsidiary          -       (98)        -
  (Increase) in due from subsidiary                        (8)       (2)       (3)
                                                      -------   -------   -------
   Net cash provided by operating activities              788       760       709
                                                      -------   -------   -------
CASH FLOWS FROM FINANCING ACTIVITIES
 Dividends paid and cash paid in lieu of fractional
  shares                                                 (788)     (760)     (709)
                                                      -------   -------   -------
    Change in cash                                          -         -         -

Cash:
 Beginning                                                  -         -
                                                      -------   -------
 Ending                                               $     -   $     -
                                                      =======   =======

                           AVAILABILITY OF FORM 10-K

     A copy of the Corporation's Annual Report on Form 10-K as filed with the Securities and Exchange Commission will be available without charge upon written request. This request should be addressed to:

                                Ms. Linda Engle
                        Juniata Valley Financial Corp.
                                  P.O. Box 66
                             Mifflintown, PA 17059

     Pursuant to Part 350 to FDIC's Annual Disclosure Regulation, Juniata Valley Financial Corp. will make available to you upon request, financial information about this Bank. The purpose of this regulation is to facilitate more informed decision making by you, our shareholders, by providing statements containing financial information for the last two years.


     Please contact:

                                 Ms. Ruth Nace
                            The Juniata Valley Bank
                                  P.O. Box 66
                             Mifflintown, PA 17059