Form 10-K, Exhibit 13
period 1996-12-31
JUNIATA VALLEY FINANCIAL CORP
filed 1997-03-24
CIK 714712

                ==============================================

                                Juniata Valley
                                --------- ----
                                Financial Corp.
                        Mifflintown, Pennsylvania 17059




                1996
                Annual
                Report

                ==============================================

             JUNIATA VALLEY CORP. AND ITS WHOLLY-OWNED SUBSIDIARY,
                            THE JUNIATA VALLEY BANK
                               DECEMBER 31, 1996

                                   CONTENTS



                                                                                                            Page
Stock, Dividend and Broker Information--------------------------------------------------------------------    2
Letter to Shareholders------------------------------------------------------------------------------------    3
Corporation Officers and Directors------------------------------------------------------------------------    4
Bank Officers & Advisory Board Members--------------------------------------------------------------------    5
Business-------------------------------------------------------------------------------------------------6 - 12
Financial Highlights--------------------------------------------------------------------------------------   13
Management's Discussion and Analysis of Financial Condition and Results of Operations-------------------14 - 26
Report of Independent Auditors----------------------------------------------------------------------------   27
Financial Statements:
       Consolidated Balance Sheets------------------------------------------------------------------------   28
       Consolidated Statements of Income------------------------------------------------------------------   29
       Consolidated Statements of Stockholders' Equity----------------------------------------------------   30
       Consolidated Statements of Cash Flows--------------------------------------------------------------   31
       Notes to Consolidated Financial Statements-------------------------------------------------------32 - 43

STOCK, DIVIDEND AND BROKER INFORMATION

Common stock issued by Juniata Valley Financial Corp. is quoted under the symbol "JUVF" on the over-the-counter ("OTC") Electronic Bulletin Board, an automated quotation service, made available through, and governed by, the NASDAQ system.

Prices presented in the table below are bid prices between broker-dealers which do not include retail mark-ups or mark-downs or any commission to the broker-dealer. The published bid prices do not necessarily reflect prices in actual transactions. Cash dividends paid for the most recent four quarters are provided in the table below. Both the market values and cash dividends have been adjusted in 1995 for a 5-for-4 stock split issued January 9, 1996.


                        1996                                                    1995
                        ----                                                    ----
                                           Dividends                                        Dividends
Quarter          High           Low        per share            High           Low          per share
-------          ----           ---        ---------            ----           ---          ---------
First           $33.75        $32.00                           $28.40        $26.00
Second           36.75         33.75         .37                26.60         26.60           .34
Third            37.75         36.50                            27.20         26.60
Fourth           40.00         37.75         .38                31.40         27.20           .36

         For further information, we refer you to:

Hopper Soliday & Co., Inc.
1703 Oregon Pike
Lancaster, PA  17601
(800) 456-9234

Janney, Montgomery, Scott, Inc.
48 E. Market St., P.O. Box 2246
York, PA  17405-2246
(717) 845-5611

F.J. Morrissey & Co., Inc.
1700 Market St., Suite 1420
Philadelphia, PA  19103-3913
(800) 842-8928

Sandler O'Neil & Partners, L.P.
Two World Trade Center 104th Floor
New York, NY  10048
(800) 635-6851

Ryan, Beck & Co.
150 Monument Road, Suite 106
Bala Cynwyd, PA  19004
(800) 223-8969

SNL Securities, L.P.
410 E. Main St., P.O. Box 2124
Charlottesville, VA  22902
(804) 977-1600


DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

Information regarding the Corporation's Dividend Reinvestment and Stock Purchase Plan may be obtained by calling (717) 436-8211 or by writing to:

                               Ms. Linda L. Engle
                         Juniata Valley Financial Corp.
                                   P.O. Box 66
                              Mifflintown, PA 17059

          [LETTERHEAD OF JUNIATA VALLEY FINANCIAL CORP. APPEARS HERE]
                               POST OFFICE BOX 66
                            TELEPHONE (717) 436-8211

                                                            March 11, 1997



Dear Shareholders,

     During August 1997, this organization will celebrate 130 years of continued service to its shareholders and the communities which it serves. This is the thirteenth consecutive year of record profits.

     Because of these profits, it is with pride that we present this Annual Report. It could never have been accomplished without dedicated directors, officers and employees.

     Please continue to recommend the bank because your loyalty is most important to us. We thank you for your support in the past.

                                                     Sincerely,

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

AJC:rhn

                     Juniata Valley Financial Corp. Officers

Harry B. Fairman, Jr.                                  Ronald H. Witherite
Chairman                                          Vice Chairman, Secretary

A. Jerome Cook                                              Linda L. Engle
President                                                        Treasurer

                                   Directors

Joe E. Benner                                                     Don E. Haubert
Owner, Benner Automotive                                President, Haubert Homes
                                                                 Mifflintown, PA
A. Jerome Cook
President, The Juniata Valley Bank                                  Dale G. Nace
                                           Owner, Glenn Nace Plumbing & Heating;
Harry B. Fairman, Jr.                                           GlenDale Storage
President, Hilltop Oil, Inc.
                                                               John A. Renninger
John E. Groninger                                     President, A. D. Renninger
President, John E. Groninger, Inc.                                Lumber Company
Contractor, Director of
Consumers Financial Corp.                                       Edward R. Rhodes
                                              Senior Partner, E. R. Rhodes & Son
Karl E. Guss
Funeral Director                                               Harold B. Shearer
Guss Funeral Home                                           Self-employed Farmer

                                                             Ronald H. Witherite
                                             Owner, Ron's IGA Fruit Market, Inc.

NOTE: Above Directors also comprise the Board of Directors for The Juniata Valley Bank



                        THE JUNIATA VALLEY BANK OFFICERS
           A Wholly-Owned Subsidiary of Juniata Valley Financial Corp.

MIFFLINTOWN OFFICE
       A. Jerome Cook-----------------------------------------------------------------------------------------President
       Helen L. Sieber-------------------------------------------------------Vice President & Community Officer Manager
       Jeffrey A. Pottorff-----------------------------------------------------------------Auditor & Compliance Officer
       Paul M. Lipka----------------------------------------------------------------------------------Marketing Officer
       Ruth H. Nace---------------------------------------------------------------------------------Executive Secretary
   ADMINISTRATION
       Donald L. Musser--------------------------------------------------------------Sr. Vice President, Administration
   CONTROLLER
       Linda L. Engle-------------------------------------------------------Sr. Vice President, Chief Financial Officer
       Anna Mae Peoples------------------------------------------------------------Vice President, Assistant Controller
   LOANS
       Edward L. Kauffman-------------------------------------------------------Sr. Vice President, Loan Administration
       Scott E. Nace-----------------------------------------------------------------------Vice President, Loan Officer
       David A. Pecht-------------------------------------------------------------------------------Senior Loan Officer
       Loretta A. Saylor-----------------------------------------------------------------------------------Loan Officer
   OPERATIONS
       Judy R. Aumiller------------------------------------------------------------------Sr. Vice President, Operations
       Deborah A. Sheaffer---------------------------------------------------------------------------Operations Officer
       Kathy D. Hutchinson---------------------------------------------------------Assistant Vice President, Operations
   TRUST
       Terry S. Love------------------------------------------------------------------Sr. Vice President, Trust Officer
       Cynthia L. Williams---------------------------------------------------- Assistant Vice President & Trust Officer
BLAIRS MILLS OFFICE
       C. Roger Searer-------------------------------------------------------Vice President & Community Officer Manager
       Wanda K. Rowles-------------------------------------------------------------------------Customer Service Officer
GARDENVIEW OFFICE
       M. Randall French------------------------------------------------------Vice President & Community Office Manager
LEWISTOWN OFFICE
       R. Jack Morgan---------------------------------------------------------Vice President & Community Office Manager
       Lee Ellen Foose-------------------------------------------------------------------------Customer Service Officer
McALISTERVILLE OFFICE
       Joseph D. Ritzman------------------------------------------------------Vice President & Community Office Manager
       Leslie A. Miller------------------------------------------------------------------------Customer Service Officer
MILLERSTOWN OFFICE
       James A. Witmer--------------------------------------------------------Vice President & Community Office Manager
       Barbara I. Seaman-----------------------------------------------------------------------Customer Service Officer
MOUNTAIN VIEW OFFICE
       Connie C. Benner-------------------------------------------------------Vice President & Community Office Manager
PORT ROYAL OFFICE
       Betty D. Ryan--------------------------------------------------------- Vice President & Community Office Manager
       Larry B. Cottrill, Jr.------------------------------------------------------------------Customer Service Officer


                            ADVISORY BOARD MEMBERS

      BLAIRS MILLS OFFICE                             LEWISTOWN OFFICE
        Wayde H. Cisney                              William H. Bradford
      William R. Goshorn                              William R. Carter
       Hays I. Lauthers                               Sharon D. Havice
         George Love                                   R. Jack Morgan
       C. Roger Searer                                Harry F. Stimely
                                                      Frank A. Zampelli


       PORT ROYAL OFFICE                              MILLERSTOWN OFFICE
      Clinton F. Bashore                             R. Franklin Campbell
        Norman D. Clark                             Lowell R. Frantz, C.L.U.
     Martin L. Dreibelbis                              Gregory J. Gordon
        Richard J. Junk                                 Gerald M. Lyter
        Dennis A. Long                                  James A. Witmer
        Freeburn Love                                   Gary G. Wright
        Betty D. Ryan
        Earl J. Wagner


    McALISTERVILLE OFFICE                             GARDENVIEW OFFICE
      Clair Ehrenzeller                                 David B. Esh
      Clair S. Graybill                               M. Randall French
      Samuel E. Knouse                               H. Ross Harshbarger
     Ralph E. Rickenbaugh                            Donald R. Hartzler
      Joseph D. Ritzman                               Jerry L. Wagner
      Richard J. Sankey

         JUNIATA VALLEY FINANCIAL CORP. AND ITS WHOLLY-OWNED SUBSIDIARY,
                             THE JUNIATA VALLEY BANK
                                    BUSINESS
DESCRIPTION OF BUSINESS

On April 19,1983, the shareholders of The Juniata Valley Bank (The Bank) approved a plan of merger and reorganization. The plan was approved by the various regulatory agencies on June 7, 1983 and the Juniata Valley Financial Corp., a one bank holding company, registered under the Bank Holding Company Act of 1956, as amended, was organized. The Bank is the oldest independent commercial bank in Juniata and Mifflin County having originated under a state bank charter in 1867.

The Juniata Valley Bank operates eight branch banking offices and one trust service office. At December 31, 1996, the Bank had 100 full-time equivalent employees. The Bank is engaged in commercial banking and trust business as authorized by the Pennsylvania Banking Code of 1965. This includes accepting time and demand deposits, making secured and unsecured commercial and consumer loans, financing commercial transactions, making construction and mortgage loans, and administering corporate, pension and personal trust services. The Bank provides its services to individuals, corporations, partnerships, associations, municipalities and other governmental bodies. As of December 31, 1996, the Bank had four offices in Juniata County, one office in Perry County, two offices in Mifflin County and one office in Huntingdon County.

The Juniata Valley Bank seeks product and service improvements that both strengthen existing customer relationships and help attract new ones. With this thought in mind two new services were introduced during 1996. In April telephone banking was introduced under the name "Express Phone". This allows customers access to their account information and bank information on a twenty-four hour basis. In August the Visa check card was introduced under the name "Express Check Card". The card allows access to your checking account without writing a check. It can also be used at an Automated Teller Machine (ATM) to access customers savings accounts.

COMPETITION

The Bank's principal market area includes all of Mifflin and Juniata Counties, and portions of Perry, Huntingdon, Franklin and Snyder Counties. There are 17 commercial banks which are headquartered or have branch offices located within the Bank's market area which the Bank considers its primary competitors. Of the 17 commercial banks with operations in the Bank's market area, the Bank ranked sixth in assets as of December 31, 1996.

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

                                                                                             December 31,
                                                                                             ------------
                                                                                1996             1995             1994
                                                                                ----             ----             ----
Risk-weighted assets ratio:
     Tier I                                                                    18.73%           18.24%           17.16%
     Total                                                                     19.94%           19.45%           18.34%

Total assets leverage ratio:
     Tier I                                                                    12.66%           12.41%           11.47%


SECURITIES PORTFOLIO

The following table sets forth the carrying amount of securities at the dates indicated:

                                                                                             December 31,
                                                                                             ------------
                                                                                1996             1995             1994
                                                                                ----             ----             ----
                                                                                            (In Thousands)
Available for sale securities (at fair value):

     U.S. Treasury and other U.S. government obligations                    $  8,141         $  9,585        $     486
     States and political subdivisions                                        10,420            3,683            2,999
     Other corporate                                                           5,118            3,168            1,143
     Mortgage-backed                                                           5,273            6,971            7,514
     Equity                                                                    1,263            1,098              915
                                                                            --------         --------        ---------

                                                                              30,215           24,505           13,057
                                                                            --------         --------        ---------

Held to maturity securities (at amortized cost):

     U.S. Treasury and other U.S. government obligations                       5,217            5,751            7,490
     States and political subdivisions                                        19,729           20,448           22,265
     Other corporate                                                          15,338           16,472           14,402
                                                                            --------         --------        ---------

                                                                              40,284           42,671           44,157
                                                                            --------         --------        ---------

         Total securities                                                    $70,499          $67,176          $57,214
                                                                            ========         ========        =========

         JUNIATA VALLEY FINANCIAL CORP. AND ITS WHOLLY-OWNED SUBSIDIARY,
                             THE JUNIATA VALLEY BANK
                                    BUSINESS


SECURITIES PORTFOLIO (CONTINUED)

The following table sets forth the maturities of securities at December 31, 1996 and the weighted average yields of such securities by contractual maturities or call dates. Mortgage-backed securities with contractual maturities after ten years from December 31, 1996, feature regular repayments of principal and average lives of three to five years.

                                                                            Maturing
                                                                            --------
                                                                After One             After Five
                                                                But Within            But Within            After
                                        Within One Year         Five Years            Ten Years           Ten Years
                                       Amount      Yield    Amount      Yield     Amount     Yield    Amount     Yield
                                       ------      -----    ------      -----     ------     -----    ------     -----
                                                                         (In Thousands)
Available for sale:

     U.S. Treasury and other U.S.
         government agencies         $   2,759     6.43%    $ 5,382     6.03%    $   -         -    $   -          -
     State and political
         subdivisions                     -          -        7,960     4.54       1,941     4.60%      519      5.86%
     Other corporate                       503     6.83       4,615     5.96         -         -        -          -
     Mortgage-backed                       370     5.42       1,886     6.27          91     5.63     2,926      6.63
                                     ---------              -------              -------            -------

                                         3,632               19,843                2,032              3,445
                                     ---------              -------              -------            -------

Held to maturity:

     U.S. Treasury and other U.S.
         government agencies             3,501     5.84       1,249     6.52         468     5.89       -          -
     State and political
         subdivisions                    5,951     4.75      13,283     4.40         205     6.80       289      5.63
     Other corporate                     3,075     5.49      12,232     6.42         -         -         31      6.32
                                     ---------              -------              -------            -------

                                        12,527               26,764                  673                320
                                     ---------              -------              -------            -------

              Total                    $16,159              $46,607               $2,705             $3,765
                                     =========              =======              =======            =======

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

All lending is granted on a variable rate basis except consumer loans which are fixed rate. Consumer loans, consisting of approximately eighteen percent of total loans, average a three year repayment period and are fixed at such a rate that rate sensitivity is considered to be limited.

The following table shows the Bank's loan distribution at the end of each of the last five years:


                                                                             December 31,
                                                                             ------------
                                                   1996           1995           1994            1993           1992
                                                   ----           ----           ----            ----           ----
                                                                            (In Thousands)

     Commercial, financial and agricultural      $ 11,808       $ 11,843       $ 14,472        $ 19,361       $ 24,156
     Real estate mortgage                          91,865         88,593         86,316          75,613         71,152
     Consumer (less unearned discount)             23,061         21,019         20,917          18,792         17,508
     All other                                      1,412          1,483          1,486           1,968          1,341
                                                 --------       --------       --------        --------       --------

         Total loans                             $128,146       $122,938       $123,191        $115,734       $114,157
                                                 ========       ========       ========        ========       ========

This table shows the maturity of loans (excluding residential mortgages of 1-4 family residences and consumer loans) outstanding as of December 31, 1996.


                                                               Maturing       Maturing        Maturing
                                                                During        From 1998         After
                                                                 1997         Thru 1999         1999           Total
                                                                 ----         ---------         ----           -----
                                                                                    (In Thousands)


     Commercial, agricultural and financial                    $  11,808      $   -          $   -           $  11,808
     All other                                                     1,412      $   -          $   -               1,412
                                                               ---------      --------       --------        ---------

         Total loans                                           $  13,220      $   -          $   -           $  13,220
                                                               =========      ========       ========        =========

         JUNIATA VALLEY FINANCIAL CORP. AND ITS WHOLLY-OWNED SUBSIDIARY,
                             THE JUNIATA VALLEY BANK
                                    BUSINESS


NONACCRUAL, PAST DUE AND RESTRUCTURED LOANS

The following table summarizes the Bank's nonaccrual, past due and restructured loans:

                                                                             December 31,
                                                                             ------------
                                                   1996           1995           1994            1993           1992
                                                   ----           ----           ----            ----           ----
                                                                            (In Thousands)

     Average loans outstanding                   $123,104       $121,193       $116,805        $114,896       $111,741
                                                 ========       ========       ========        ========       ========

     Nonaccrual loans                            $    296       $    390       $    433        $    105       $     92
     Accruing loans past due
         90 days or more                              396            462            166             177            796
     Restructured loans                              -              -              -               -              -
                                                 --------       --------       --------        --------       --------

         Total                                   $    692       $    852       $    599        $    282       $    888
                                                 ========       ========       ========        ========       ========

     Ratio of non-performing loans
         to average loans outstanding                 .56%            .70%          .51%            .25%           .79%

Information with respect to nonaccrual and restructured loans at December 31,

                                                   1996           1995           1994            1993           1992
                                                   ----           ----           ----            ----           ----
                                                                            (In Thousands)

     Nonaccrual loans                            $    296       $    390       $    433        $    105       $     92
     Restructured loans                              -              -              -               -              -
     Interest income that would have been
         recorded under original terms                 41             37             28              12             11
     Interest income recorded
         during the period                           -                 5              9            -              -
     Commitments to lend additional funds            -              -              -               -              -

All of the nonaccrual loans at December 31, 1996, are secured by real estate or otherwise guaranteed as to repayment. The majority of the nonaccrual balance relates to one borrower.

         JUNIATA VALLEY FINANCIAL CORP. AND ITS WHOLLY-OWNED SUBSIDIARY,
                             THE JUNIATA VALLEY BANK
                                    BUSINESS


SUMMARY OF LOAN LOSS EXPERIENCE

The following table summarizes the Bank's loan loss experience for each of the five years ended December 31,

                                                   1996           1995           1994            1993           1992
                                                   ----           ----           ----            ----           ----
                                                                          (In Thousands)
     Average loans outstanding                   $123,104       $121,193       $116,805        $114,896       $111,741
                                                 ========       ========       ========        ========       ========
     Allowance for loan loss January 1             $1,616       $  1,523       $  1,458        $  1,363       $  1,304

     Losses charged to allowance
         Commercial                                    58             12                             19             59
         Real estate                                    0             28             92              66             14
         Consumer                                      45             55             86              79             71
                                                 --------       --------       --------        --------       --------

                                                      103             95            178             164            144
                                                 --------       --------       --------        --------       --------
     Recoveries credited to allowance
         Commercial                                     2              3                              2             13
         Real estate                                    0             42              2              10              2
         Consumer                                      12              8             21              27              8
                                                 --------       --------       --------        --------       --------

                                                       14             53             23              39             23
                                                 --------       --------       --------        --------       --------
     Net charge-offs                                   89             42            155             125            121

     Provision for possible loan losses               180            135            220             220            180
                                                 --------       --------       --------        --------       --------

     Allowance for loan losses December 31       $  1,707       $  1,616       $  1,523        $  1,458       $  1,363
                                                 ========       ========       ========        ========       ========
     Ratio of net charge-offs to
         average loans outstanding                    .07%           .03%           .13%            .11%           .11%

The amount charged to operations and the related balance in the allowance for loan losses is based upon periodic evaluations of the loan portfolio by management. These evaluations consider several factors including, but not limited to, general economic conditions, loan portfolio composition, prior loan loss experience and management's estimate of future potential losses.

This table shows an allocation of the allowance for loan losses as of the end of each of the last five years.

                              1996               1995                1994              1993               1992
                              ----               ----                ----              ----               ----
                                                                (In Thousands)
                                   % of                % of               % of               % of               % of
                        Amount     Loan     Amount     Loan     Amount    Loan    Amount     Loan    Amount     Loan
                        ------     ----     ------     ----     ------    ----    ------     ----    ------     ----
     Commercial         $  330      9.2%    $  321      9.6%    $  303    11.7%   $  385      4.3%   $  408      21.7%
     Real estate           326     71.7        322     72.1        298    70.1       243     77.1       164      62.6
     Consumer              458     19.1        443     18.3        468    18.2       410     18.6       395      15.7
     Unallocated           593      -          530      -          454     -         420      -         396       -
                        ------     ----     ------     ----     ------    ----    ------     ----    ------      ----

         Total          $1,707      100%    $1,616      100%    $1,523     100%   $1,458      100%   $1,363       100%
                        ======     ====     ======     ====     ======    ====    ======     ====    ======      ====

         JUNIATA VALLEY FINANCIAL CORP. AND ITS WHOLLY-OWNED SUBSIDIARY,
                             THE JUNIATA VALLEY BANK
                                    BUSINESS


SUMMARY OF LOAN LOSS EXPERIENCE (CONTINUED)

While loans secured by real estate mortgages comprise greater than 70% of the total loan portfolio, historically these accounts have resulted in marginal loss. Therefore management's evaluation of the loan portfolio indicates a relatively low allocation of the allowance for this category of loans.

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

Highly leveraged transactions (HLTS) generally include loans and commitments made in connection with recapitalizations, acquisitions and leveraged buyouts, and result in the borrowers debt-to-total assets ratio exceeding 75%. The Bank has no loans at December 31, 1996, that qualified as HLTS.

DEPOSITS

The average daily amount of deposits and rates paid on such deposits is summarized for December 31, indicated in the following table:

                                                   1996                       1995                       1994
                                                   ----                       ----                       ----
                                           Amount        Rate         Amount         Rate         Amount         Rate
                                           ------        ----         ------         ----         ------         ----
                                                                        (In Thousands)
     Non-interest bearing demand           $20,328                   $ 19,182                    $ 18,562
     Interest bearing demand                25,930        2.45%        25,505        2.45%         30,051        2.43%
     Savings deposits                       22,124        2.84         22,183        2.86          24,794        2.85
     Time deposits                         112,377        5.63        103,793        5.50          95,043        4.60
                                          --------                   --------                    --------
         Total                            $180,759                   $170,663                    $168,450
                                          ========                   ========                    ========

As of December 31, 1996, certificates of deposit outstanding in an individual amount of $100,000 or more totalled $13,530,000.

The maturity of these certificates of deposits is as follows:

                                                   Over 3          Over 6
                               3 months          through 6       through 12       Over 12
                                or less           months           months         months
                                -------           ------           ------         ------
                                                      (In Thousands)
                                $2,553            $1,928          $3,626          $5,423
                                ======            ======          ======          ======

         JUNIATA VALLEY FINANCIAL CORP. AND ITS WHOLLY-OWNED SUBSIDIARY
                             THE JUNIATA VALLEY BANK
           FIVE YEAR FINANCIAL HIGHLIGHTS . SELECTED FINANCIAL DATA

                                           1996             1995              1994            1993              1992
                                           ----             ----              ----            ----              ----
BALANCE SHEET DATA (In Thousands)
     Assets                              $212,264         $205,878          $190,176       $ 189,776          $185,958
     Deposits                             182,455          178,153           165,151         166,542           165,698
     Loans receivable                     126,439          121,322           121,668         114,276           112,794
     Securities                            70,499           67,176            57,214          59,932            57,183
     Stockholders' equity                  26,763           24,723            22,434          20,803            18,578
     Average equity                        25,443           23,316            21,363          19,497            17,709
     Average assets                       209,613          197,168           192,759         187,603           181,390

EARNINGS DATA (In Thousands)
     Interest income                    $  15,755        $  15,070         $  13,972       $  14,090         $  14,686
     Interest expense                       7,592            6,970             5,813           6,073             7,337
                                        ---------        ---------         ---------       ---------         ---------
     Net interest income                    8,163            8,100             8,159           8,017             7,349
     Provision for loan losses                180              135               220             220               180
                                        ---------        ---------         ---------       ---------         ---------
     Net interest income after
         provision for loan losses          7,983            7,965             7,939           7,797             7,169
     Other operating income                   633              581               551             518               468
     Other operating expenses               5,071            5,106             5,146           5,237             4,897
                                        ---------        ---------         ---------       ---------         ---------
     Income before income tax
         provision                          3,545            3,440             3,344           3,078             2,740
     Income tax provision                     781              780               791             697               518
                                        ---------        ---------         ---------       ---------         ---------
     Income before cumulative effect
         of change in accounting
         principle                          2,764            2,660             2,553           2,381             2,222
     Net income                        $    2,764       $    2,660        $    2,553      $    2,934        $    2,222

RATIOS
     Return on average assets               1.32%             1.35%             1.32%           1.27%/(1)/        1.22%
     Return on average equity              10.86             11.41             11.94           12.21 /(1)/       12.55
     Equity to assets (year end)           12.61             12.01             11.80           10.27              9.99
     Loans to deposits (year end)          69.30             68.10             73.67           68.62             68.07
     Dividend payout (percentage
         of income)                        30.25             29.14             29.18           28.60             28.58

*PER SHARE DATA
     Income before cumulative
         effect of change in accounting
         principle                          2.48              2.39              2.29            2.14              2.00
     Net Income                             2.48              2.39              2.29            2.64              2.00
     Cash dividends                          .75               .70               .67             .62               .57
     Book value                            23.96             22.21             20.16           18.69             16.69
     Average shares outstanding         1,114,611        1,113,001         1,113,001       1,113,001         1,113,001
     Approximate number
         of stockholders                    1,098            1,066             1,089           1,021               987

*Outstanding and per-share information for all years presented has been restated to give effect to the 5-for-4 stock split in the form of a 25% stock dividend issued January 9, 1996, and on October 26, 1994, and three 10% stock dividends issued on September 30, 1993, February 26, 1993 and September 15, 1992.

/(1)/ Excluding the cumulative effect of change in accounting principle of $553,000 or $.62 per share.

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

--------------------------------------------------------------------------------
                              FINANCIAL CONDITION
--------------------------------------------------------------------------------

SOURCES AND USES OF FUNDS TRENDS

                                            1996     Increase    (Decrease)     1995      Increase    (Decrease)     1994
                                           Average   --------    ----------    Average    --------    ----------    Average
                                           Balance    Amount         %         Balance     Amount         %         Balance
                                           -------    ------        ---        -------     ------        ---        -------
                                                                       (Thousands of Dollars)
Funding uses:
   Interest earning assets:
       Loans:
          Commerical                    $  41,767    $   524        1.27%      $  41,243  $    (98)       (.24)%    $  41,341
          Mortgage                         58,912      1,658        2.90          57,254     3,002        5.53         54,252
          Consumer                         22,425       (271)      (1.19)         22,696     1,484        7.00         21,212
                                        ---------    -------                   ---------  --------                  ---------
                                          123,104      1,911        1.58         121,193     4,388        3.76        116,805
          Less: Allowance for
                   loan losses             (1,677)      (101)       6.41          (1,576)      (70)       4.65         (1,506)
                                        ---------    -------                   ---------  --------                  ---------
                                          121,427      1,810        1.51         119,617     4,318        3.75        115,299

       Securities                          72,665      9,805       15.60          62,860    (1,652)      (2.56)        64,512
       Funds sold                           4,107        114        2.85           3,993     1,361       51.71          2,632
                                        ---------    -------                   ---------  --------                  ---------
                                           76,772      9,919       14.84          66,853      (291)       (.43)        67,144
       Total interest earning
          assets                          198,199     11,729        6.29         186,470     4,027        2.21        182,443
       Other assets                        11,414        716        6.69          10,698       382        3.70         10,316
                                        ---------    -------                   ---------  --------                  ---------
             Total uses                  $209,613    $12,445        6.31        $197,168   $ 4,409        2.29       $192,759
                                        =========    =======                   =========  ========                  =========
Funding sources:
       Deposits:
          Demand                        $  20,328    $ 1,146        5.97       $  19,182  $    620        3.34      $  18,562
          Interest bearing demand          25,930        425        1.67          25,505    (4,546)     (15.13)        30,051
          Savings                          22,124        (59)       (.27)         22,183    (2,611)     (10.53)        24,794
          Time under $100,000              97,994      6,547        7.16          91,447     7,165        8.50         84,282
                                        ---------    -------                   ---------  --------                  ---------
          Total core deposits             166,376      8,059        5.09         158,317       628         .40        157,689
          Time over $100,000               14,383      2,037       16.50          12,346     1,585       14.73         10,761
                                        ---------    -------                   ---------  --------                  ---------
          Total deposits                  180,759     10,096        5.92         170,663     2,213        1.31        168,450
       Other liabilities                    3,411        222        6.96           3,189       243        8.25          2,946
       Stockholders' equity                25,443      2,127        9.12          23,316     1,953        9.14         21,363
                                        ---------    -------                   ---------  --------                  ---------
             Total sources               $209,613    $12,445        6.31        $197,168   $ 4,409        2.29       $192,759
                                        =========    =======                   =========  ========                  =========

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

--------------------------------------------------------------------------------
                        FINANCIAL CONDITION (Continued)
--------------------------------------------------------------------------------

The Corporation functions as a financial intermediary and as such its financial condition should be examined in terms of trends in its sources and uses of funds. The following comparison of daily averages balances indicates how the Corporation has managed its sources and uses of funds.

Juniata Valley Financial Corp.'s primary source of funds is core deposits. Over the past several years, the composition of the Corporation's deposits has changed significantly due to volatile interest rates. Growth in 1996 occurred in two funding sources with the majority of this growth coming from time deposits under $100,000; which was also the case in 1995. Time deposits under $100,000 increased 7.16% or $6,547,000 from 1995 to 1996 and 8.50% from 1994 to 1995.
Demand deposits increased 5.97% or $1,146,000 from 1995 to 1996 and 3.34% from 1994 to 1995. A slight increase was experienced in interest bearing demand of 1.67% or $425,000 in 1996 over 1995; however a decrease was experienced in this same category from 1994 to 1995 of 15.13%. Savings decreased very slightly from 1995 to 1996 by .27% or $59,000 and decreased 10.53% from 1994 to 1995. On average during 1996, core deposits experienced an increase of $8,059,000. The Corporation's ability to maintain its core deposit base despite the increased nonbank influences in the market area including mutual and money market funds, reflects the Corporation's strong customer base.

The largest category of core deposits and the primary source of funds, continues to be time deposits under $100,000. This category includes certificates of deposit, which allow customers to invest their funds at selected maturities ranging from 6 months to 5 years and individual retirement accounts. A disintermediation between time deposits under $100,000 and savings deposits has been experienced for several years; this trend was not as significant in 1996. At the beginning of the year in 1996, interest rates being offered on certificates of deposits increased. These higher rates being offered lured customers to commit to reinvest their money market and saving accounts into certificates of deposit.

The Corporation uses its funds primarily to support its lending activities. Total net loans increased by $1,810,000 or 1.51% in 1996. This compares to a $4,318,000 or 3.75% increase during the prior year. The largest increase in 1996 was in mortgage loans, which increased $1,658,000 or 2.90% from 1995 to 1996. This was smaller than the increase in 1995 over 1994 of $3,002,000 or 5.53%. Consumer loans declined in 1996 over 1995, by $271,000 or 1.19%; whereas this category had the largest increase from 1994 to 1995, 7.00% or $1,484,000. An increase in commercial loans of $524,000 or 1.27% from 1995 to 1996 occured while a decrease was experienced in commercial loans of .24% or $98,000 in 1995 over 1994.

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

The Corporation's securities portfolio experienced an increase during 1996 of $9,805,000 compared to a decrease of $1,652,000 in 1995. The increase is due to the increase in deposits and loan demand was weaker in 1996 over 1995. The Corporation's securities portfolio is comprised of U.S. government and federal agencies, tax-exempt issues of states and municipalities, other corporate bonds and mortgage-backed securities.

--------------------------------------------------------------------------------
                              RESULTS OF OPERATIONS
--------------------------------------------------------------------------------

                           [BAR GRAPH APPEARS HERE]

Juniata Valley Financial Corp. reported net income for 1996 of $2,764,000, an increase of 3.91% from the $2,660,000 net income reported in 1995 which was an increase of 4.19% over 1994 earnings of $2,553,000. Earnings per share was $2.48 in 1996 an increase of $.09 from 1995 which was an increase of $.10 from 1994.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

--------------------------------------------------------------------------------
                        RESULTS OF OPERATIONS (Continued)
--------------------------------------------------------------------------------

The two most widely recognized performance ratios are the return on average equity and return on average assets. The return on average equity ratio presents the net income to average equity maintained throughout the year. The return on average equity was 10.86% in 1996, compared to 11.41% in 1995 and 11.94% in 1994.

                             [CHART APPEARS HERE]

The return on average assets ratio presents the income for the year compared to the average assets maintained throughout the year. The return on average assets was 1.32% in 1996, compared to 1.35% in 1995 and 1.32% in 1994.

                             [CHART APPEARS HERE]

The Board of Directors continued to increase the cash dividends paid to shareholders. On a per share basis $.75 was paid in 1996, up 7.14% from the $.70 paid in 1995 which was up 4.48% over the $.67 paid in 1994. Along with increase in cash dividends, a 5-for-4 stock split in the form of a 25% stock dividend was issued on January 9, 1996, and October 26, 1994. After giving effect to these stock splits the market price per share increased from $26.00 at January 1, 1995, to $40.00 at December 31, 1996.

                             [CHART APPEARS HERE]

While increasing dividends, the Corporation was able to increase Stockholders' equity to total assets (the capital ratio) to 12.61% at December 31, 1996, up from 12.01% in 1995 and 11.80% in 1994.

                             [CHART APPEARS HERE]

The Corporation has realized steady growth over the past two years. Assets as of December 31, 1996, were $212,264,000 an increase of $6,386,000 or 3.10% compared to 1995 assets of $205,878,000. Assets for 1995 grew $15,702,000 or 8.26%
compared to 1994 assets of $190,176,000.

                             [CHART APPEARS HERE]

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

--------------------------------------------------------------------------------
                        RESULTS OF OPERATIONS (Continued)
--------------------------------------------------------------------------------

The Juniata Valley Bank's allowance for loan losses was $1,707,000 in 1996, $1,616,000 in 1995 and $1,523,000 in 1994. The provision provided in each of those years was $180,000 in 1996, $135,000 in 1995 and $220,000 in 1994. The
provision for loan losses exceeded net charge-offs by 102.25%, 221.43%, and 41.94% in 1996, 1995 and 1994, respectively. In 1996 net charge-offs were .07% of average loans outstanding. In 1995 and 1994 net charge-offs were .03% and
 .13% of average loans outstanding, respectively.

Other income increased $52,000 or 8.95% over 1995. From 1994 to 1995 the increase was $30,000 or 5.44%. The increase in 1996 was attributable to trust department income increasing $25,000 due to the settlement of three large estates. The increase in trust department income from 1994 to 1995 was $12,000. This was due to settling two estates in 1995. Customer service fees increased $14,000 from 1995 to 1996. This compares with a $1,000 increase from 1994 to 1995. Other service charges, commissions and fees increased $13,000 in 1996 over 1995. The increase from 1994 to 1995 was $10,000. These increases in 1996 for both customer service fees and other service charges fees and commissions can be attributed to an increase in volume and not as a result of increased fees.

Other expenses decreased $35,000 or .69% over 1995. This compares to a decline of $40,000 from 1994 to 1995. The $83,000 increase in salaries and wages can be attributed to annual merit increases and promotions of employees. This compares to an increase of $69,000 in salaries and wages for 1995 over 1994. In 1996 employee benefits increased $25,000 which followed a decrease of $15,000 or 2.58% in 1995 over 1994. This was due to price changes of the benefits provided as opposed to increased or decreased benefits. Equipment expense increased by $28,000 in 1996 over 1995. There was a decrease of $78,000 or 20.53% from 1994 to 1995. The increase in 1996 was caused by the addition of equipment. The decrease in 1995 can be attributed to the expiration of a lease and a less costly replacement lease. Federal deposit insurance premiums decreased in 1996 $190,000 or 98.96% and $184,000 or 48.94% in 1995. As a result of an industry wide funding of the federal deposit insurance plan, the premiums paid in 1996 were the statutory minimum of $500 per quarter. In 1995 the decrease was caused by a refund of deposit insurance premiums previously paid of $105,000 and a decrease in the assessment rate from $.23 to $.04 per $100 of insured deposits effective September 30, 1995. Recent legislation passed in September 1996 will require all banks to pay an increased assessment in 1997. The effect of the increase based on the last certified statement received will be approximately $23,000 for 1997. The $20,000 decrease in 1996 in director compensation followed a slight increase of $9,000 in 1995. The decrease is due to declines in deferred compensation and the directors' retirement plan. The $18,000 increase in the other category can be attributed to an increase in holding company expenses related to stockholder matters including the introduction of a dividend reinvestment plan incurred in 1996 and not incurred in 1995. The $133,000 increase in 1995 over 1994 in the other category is attributable to a $15,000 consulting fee; $22,000 increase in examination fees by the Pennsylvania Department of Banking; a $15,000 increase in errors and omissions insurance costs; and a $30,000 increase in repossession and loan collection expense.

The management of the Juniata Valley Bank seeks product and service improvements that both strengthen existing customer relationships and help attract new ones. During a strategic planning meeting it was decided that telephone banking would be a product that would serve this purpose. In April of 1996 telephone banking was introduced under the name "Express Phone". This service is offered at no charge to our customers. From any touch-tone phone, 24 hours a day, a customer can inquire about balances, transfer funds between accounts, obtain account history, check savings and certificate of deposit rates, discover special promotions, place a stop payment, make a loan payment, check bank hours, check bank locations, check phone numbers and learn about upcoming products. In August the Visa check card was introduced under the name "Express Check". This card allows access to your checking account without writing a check, waiting for check approval or showing identification. The card is accepted wherever VISA credit cards are accepted. It can also be used at an automated teller machine
(ATM) to access customer savings accounts. This service is also provided at no cost to the customer. During 1996, the United States Supreme Court issued its decision in the case of Barnett Bank versus Nelson that national banks may sell insurance to anyone in a community with a population under 5,000. Both the Pennsylvania insurance any banking departments have issued policy statements recognizing that state charted banks may become licensed insurance agents, either directly or through an operating subsidiary. The Juniata Valley Bank will evaluate the merits of insurance sales and pursue the sale of mutual funds during 1997 to help improve the bottom line. Management is not aware of any known trends, events or uncertainties that will have or that are reasonably likely to have material adverse effects on liquidity, capital resources or operations of the Corporation.

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

                                                                                             1996
                                                                                           Interest
                                                                           Average          Income                %
                                                                          Balances        (Expense)              Rate
                                                                          --------        ---------             -----
                                                                                        (In Thousands)
INTEREST EARNING ASSETS
      Interest bearing deposits in other banks                          $      35            $      2            5.71%
      Securities (taxable)                                                 42,836               2,758            6.44
      Securities (tax free)                                                29,794               1,230            4.13
      Federal funds sold                                                    4,107                 218            5.31
      Loans                                                               123,104              11,547            9.38
                                                                        ---------          ----------           -----

             Total interest earning assets                                199,876             $15,755            7.88
                                                                                           ==========           -----
NON-INTEREST EARNING ASSETS
      Cash and due from banks                                               5,156
      Other assets                                                          6,258
      Less: allowance for loan losses                                      (1,677)
                                                                        ---------
             Total assets                                                $209,613
                                                                        =========
INTEREST BEARING LIABILITIES
      Demand deposits bearing interest                                  $  25,930                (634)           2.45
      Savings deposits                                                     22,124                (629)           2.84
      Other time deposits                                                 112,377              (6,329)           5.63
                                                                        ---------          ----------
             Total interest bearing liabilities                           160,431           ($  7,592)           4.73
                                                                                           ==========           -----

NON-INTEREST BEARING LIABILITIES
      Demand deposits                                                      20,328
      Other liabilities                                                     3,411
STOCKHOLDERS' EQUITY                                                       25,443
                                                                        ---------
             Total liabilities and stockholders' equity                  $209,613
                                                                        =========
NET INTEREST INCOME/SPREAD                                                                   $  8,163            3.15%
                                                                                           ==========           =====
MARGIN ANALYSIS
      Interest income/ earning assets                                                                            7.88%
      Interest expense/earning assets                                                                            3.80
                                                                                                                -----
             Net interest margin                                                                                 4.08%
                                                                                                                =====

--------------------------------------------------------------------------------
                               TABLE 1 (Continued)
--------------------------------------------------------------------------------

                                                                                             1995
                                                                                           Interest
                                                                           Average          Income                %
                                                                          Balances        (Expense)              Rate
                                                                          --------        ---------             -----
                                                                                        (In Thousands)
INTEREST EARNING ASSETS
      Interest bearing deposits in other banks                          $     153          $       10            6.54%
      Securities (taxable)                                                 36,011               2,212            6.14
      Securities (tax free)                                                26,696               1,195            4.48
      Federal funds sold                                                    3,993                 236            5.91
      Loans                                                               121,193              11,417            9.42
                                                                        ---------          ----------           -----
             Total interest earning assets                                188,046          $   15,070            8.01
                                                                                                                -----
NON-INTEREST EARNING ASSETS
      Cash and due from banks                                               5,127
      Other assets                                                          5,571
      Less: allowance for loan losses                                      (1,576)
                                                                        ---------
             Total assets                                               $ 197,168
                                                                        =========
INTEREST BEARING LIABILITIES
      Demand deposits bearing interest                                  $  25,505                (624)           2.45
      Savings deposits                                                     22,183                (635)           2.86
      Other time deposits                                                 103,793              (5,711)           5.50
                                                                        ---------          ----------
             Total interest bearing liabilities                           151,481            ($ 6,970)           4.60
                                                                                           ----------           -----
NON-INTEREST BEARING LIABILITIES
      Demand deposits                                                      19,182
      Other liabilities                                                     3,189
STOCKHOLDERS' EQUITY                                                       23,316
                                                                        ---------
             Total liabilities and stockholders' equity                 $ 197,168
                                                                        =========
NET INTEREST INCOME/SPREAD                                                                 $    8,100            3.41%
                                                                                           ==========           =====
MARGIN ANALYSIS
      Interest income/ earning assets                                                                            8.01%
      Interest expense/earning assets                                                                            3.71
                                                                                                                -----
             Net interest margin                                                                                 4.31%
                                                                                                                =====
                                                                                             1994
                                                                                           Interest
                                                                           Average          Income                %
                                                                          Balances        (Expense)              Rate
                                                                          --------        ---------             -----
                                                                                        (In Thousands)
INTEREST EARNING ASSETS
      Interest bearing deposits in other banks                          $     738          $       31            4.20%
      Securities (taxable)                                                 34,599               2,035            5.88
      Securities (tax free)                                                29,175               1,301            4.46
      Federal funds sold                                                    2,632                  98            3.72
      Loans                                                               116,805              10,507            9.00
                                                                        ---------          ----------           -----

             Total interest earning assets                              $ 183,949          $   13,972            7.60
                                                                                                                -----
NON-INTEREST EARNING ASSETS
      Cash and due from banks                                               5,413
      Other assets                                                          4,903
      Less: allowance for loan losses                                      (1,506)
                                                                        ---------
             Total assets                                               $ 192,759
                                                                        =========
INTEREST BEARING LIABILITIES
      Demand deposits bearing interest                                  $  30,051                (731)           2.43
      Savings deposits                                                     24,794                (707)           2.85
      Other time deposits                                                  95,043              (4,375)           4.60
                                                                        ---------          ----------
             Total interest bearing liabilities                         $ 149,888          $   (5,813)           3.88
                                                                                           ----------           -----
NON-INTEREST BEARING LIABILITIES
      Demand deposits                                                      18,562
      Other liabilities                                                     2,946
STOCKHOLDERS' EQUITY                                                       21,363
                                                                        ---------
             Total liabilities and stockholders' equity                 $ 192,759
                                                                        =========
NET INTEREST INCOME/SPREAD                                                                 $    8,159            3.72%
                                                                                           ==========           =====
MARGIN ANALYSIS
      Interest income/ earning assets                                                                            7.60%
      Interest expense/earning assets                                                                            3.16
                                                                                                                -----
             Net interest margin                                                                                 4.44%
                                                                                                                =====


--------------------------------------------------------------------------------
                              NET INTEREST INCOME
--------------------------------------------------------------------------------

The primary source of income for the Corporation is net interest income, which represents the difference between interest income on earnings assets and interest expense on deposits. Earnings assets include securities, loans and deposits in other banks. The amount of interest income is dependent upon many factors including the volume of earning assets, the general level of interest rates and the dynamics of the change in interest rates. The cost of funds varies with the amount of funds necessary to support earning assets, the rates paid to attract and hold deposits and the level of non-interest bearing demand deposits and equity capital.

Table 1 presents average balances, interest income and expense and yields earned or paid on these assets and liabilities. Interest earning assets increased $11,830,000 or 6.29% from 1995 to 1996. An increase was also experienced from 1994 to 1995 of $4,097,000 or 2.22%. The overall yield on these interest earning assets was a decrease of 13 basis points; however there was an increase of 41 basis points from 1994 to 1995.

The largest contributor to interest income was loans. The yield on loans decreased 4 basis points from 1995 to 1996. Interest earned on securities is the second largest contributor for the Corporation. The yield on taxable securities increased from 6.14% in 1995 to 6.44% in 1996. For tax free securities the yield decreased from 4.48% in 1995 to 4.13% in 1996.

Interest bearing liabilities increased $8,950,000 or 5.91% from 1995 to 1996. The yield on interest bearing demand and savings deposits remained relatively unchanged from 1995 to 1996. In order for the bank to not only keep the deposits they had, but to attract new deposits, higher rates offered and paid resulted in the yield on time deposits increasing from 5.50% in 1995 to 5.63% in 1996.

The Corporation's net spread was 3.15% in 1996 down from 3.41% in 1995 and 3.72% in 1994. Interest spread measures the absolute difference between average rates earned and average rates paid while net interest margin reflects the relationship of interest income to earning assets versus interest expense to earning assets. The Corporation's net interest margin was 4.08% for 1996 compared to 4.31% in 1995 and 4.44% in 1994.

Table 2 shows the interest income, interest expense and net interest income with the percentage change between the years. Interest income was $15,755,000 in 1996 an increase of 4.55% over 1995's amount of $15,070,000 and $13,972,000 in 1994.
Interest expense also increased 8.92% to $7,592,000 for 1996 compared with $6,970,000 in 1995 and $5,813,000 in 1994. The changing interest rate environment resulted in lower interest income and interest expense growth in 1996. The percentage growth of interest expense was more than interest income, however in absolute dollars there was an overall increase in net interest income of $63,000 or .78% from 1995 to 1996. Interest income and expense also increased from 1994 to 1995. The increase in interest expense was greater than the increase in interest income so that an overall decrease to net interest income was experienced of .72%.

Table 3 indicates the interest income increase of $685,000 from 1995 to 1996 was attributable to increases in volume of taxable securities and loans. Rates however were down in tax free securities and loans. Asset growth contributed $737,000 to interest income while rate declines reduced interest income by $52,000.

The interest expense increase of $622,000 from 1995 to 1996 was also attributable to increases in both volume and rate increases principally for time deposits. Liability growth contributed $480,000 to interest expense while rate increases contributed $142,000 to expense.
--------------------------------------------------------------------------------
                        TABLE 2 --- NET INTEREST INCOME
--------------------------------------------------------------------------------

Net interest income, defined as interest income less interest expense, is shown in the following table:

                                                1996         % Change           1995         % Change           1994
                                                ----         --------           ----         --------           ----
                                                                           (In Thousands)
Interest income                                $15,755         4.55%           $15,070          7.86%          $13,972
Interest expense                                 7,592         8.92              6,970         19.90             5,813
                                               -------                         -------                         -------
Net interest income                            $ 8,163          .78            $ 8,100          (.72)          $ 8,159
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

                                               1996/1995 Increase (Decrease)            1995/1994 Increase (Decrease)
                                                     Due to Change in                         Due to Change in
                                           Volume        Rate          Net            Volume        Rate          Net
                                           ------        ----          ---            ------        ----          ---
Interest bearing deposits
     in other banks                        $   (8)    $      0       $    (8)         $  (25)     $      4      $   (21)
Securities (taxable)                          419          127           546              83            94          177
Securities (tax free)                         139         (104)           35            (111)            5         (106)
Federal funds sold and other                    7          (25)          (18)             51            87          138
Loans                                         180          (50)          130             395           515          910
                                           ------     --------       -------          ------      --------      -------
         Interest income                      737          (52)          685             393           705        1,098
                                           ------     --------       -------          ------      --------      -------
Demand deposits
         bearing interest                      10            0            10            (111)            4         (107)
Savings deposits                               (2)          (4)           (6)            (74)            2          (72)
Time deposits                                 472          146           618             403           933        1,336
                                           ------     --------       -------          ------      --------      -------
         Interest expense                     480          142           622             218           939        1,157
                                           ------     --------       -------          ------      --------      -------
Increase (decrease)
     in net interest income                  $257        $(194)       $  63             $175         $(234)     $   (59)
                                           ======     ========       =======          ======      ========      =======

--------------------------------------------------------------------------------
                                 LOAN PORTFOLIO
--------------------------------------------------------------------------------

[CHART APPEARS HERE]

At December 31, 1996 the net loan increase was $5,117,000 or 4.22% over 1995. This follows a year of decline in net loans of $346,000 or .28% in 1995 over 1994. The loan to deposit ratio fluctuated slightly throughout 1996; monthly averages were at a high in December of 69.11% and a low in May of 67.24%. Mortgage loans increased $3,272,000 or 3.70% over 1995. The growth for 1995 over 1994 was $2,277,000. Real estate loans still remain a very attractive option due to the tax deductibility of mortgage interest. Consumer loans increased $2,042,000 or 9.72% in 1996 over 1995. The increase for 1995 over 1994 was
$102,000. Commercial loans decreased $35,000 or .30%. The decrease from 1994 to 1995 was $2,629,000.

The Corporation continued its excellent net charge-off record (charge-offs, net of recoveries) during 1996. For the year, the net charge-offs were $89,000 or
 .07% of average loans outstanding. This compares with $42,000 or .03% for 1995 and $155,000 or .13% for 1994.

The allowance for loan loss is based upon quarterly loan portfolio reviews by management. The purpose of the review is to assess loan quality, analyze delinquencies, ascertain loan growth, evaluate potential charge-offs and recoveries and assess general economic conditions in the market served. It is Management's judgement that the allowance for 1996 of $1,707,000 or 1.35% of outstanding loans is adequate to meet any foreseeable loan loss contingency. This is higher than the 1.33% for 1995 and 1.25% for 1994. At December 31, 1996 and 1995, total non-performing loans were $692,000 and $852,000, respectively; non-performing loans as a percentage of the allowance for loan losses were 40.54% and 52.72%, respectively. Increased collection efforts have been made to decrease this percentage for the future.

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

Liquidity management is influenced by several key elements, including asset quality and the maturity structure of assets and liabilities. The single most important source of liquidity for the Corporation is a strong, stable core deposit base. This funding source has exhibited steady growth over the years and consists of deposits from customers with long-standing relationships. In 1996 the Corporation funded approximately 80% of its assets with core deposits acquired in local communities. This core deposit base, combined with Stockholders' equity, funded 90% of average assets in 1996 and provides a substantial and highly stable source of liquidity.

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

The Corporation's primary funding requirement is loan demand. Loan demand is primarily funded through deposit growth. Loan growth of $5,219,000 was more than deposit growth of $4,302,000. Proceeds from maturities and principal repayment of securities of $17,063,000 were used to purchase securities of $20,636,000. The funding short fall in loans from deposits of $917,000 along with the additional expenditures in securities of $3,573,000 was offset by the $2,756,000 net cash provided by operating activities and the $2,651,000 decrease in cash and cash equivalents from December 31, 1995.

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

The analysis in Table 4 indicates the existence of a liability sensitive position. Generally a liability sensitive position indicates that more liabilities than assets are expected to re-price within the time period and that falling interest rates could positively affect net interest income while rising rates could negatively affect interest income. However, this traditional analysis does not accurately reflect the Bank's interest rate sensitivity since the rates on core deposits generally do not change as quickly as market rates. Historically net interest income has, in fact, not been subject to the degree of sensitivity indicated by the traditional analysis at The Juniata Valley Bank. In certain cases in prior years, securities were identified and disposed of that did not conform to Management's model. In those cases, these securities were sold.

--------------------------------------------------------------------------------
                        Table 4 - MATURITY DISTRIBUTION
--------------------------------------------------------------------------------

                                                                          As of December 31, 1996
                                                                          -----------------------
                                                                              (In Thousands)
                                                             Remaining Maturity/Earliest Possible Repricing

                                                                  Over Three     Over Six      Over One
                                                     Three        Months But    Months But     Year But        Over
                                                    Months        Within Six    Within One    Within Five      Five
                                                    or Less         Months         Year          Years         Years
                                                    -------         ------         ----          -----         -----
Assets

     Interest bearing deposits                     $      65       $    -         $   -          $  -         $   -
     Federal funds sold                                3,100

     Securities:
         U. S. Treasuries                              1,500            -              501         1,243          -
         U. S. Agencies                                  250           1,500         2,500         5,405           467
         Municipals                                    1,312           1,000         5,038        17,788         2,922
         Corporate and others                            751             907         1,917        16,918           984
         Mortgage-backed                                -               -              371         1,895         2,999

     Loans:
         Commercial                                   39,060            -             -             -            3,795
         Installment                                   1,478           1,437         2,570        11,316         5,948
         Mortgage                                     13,267          13,267        26,533         3,034         5,028

     All non-interest earning assets                    -               -             -             -           14,198
                                                   ---------       ---------      --------       -------      --------
Total assets                                          60,783          18,111        39,430        57,599        36,341
                                                   ---------       ---------      --------       -------      --------

Liabilities and stockholders' equity

     Interest bearing demand deposits                 26,053            -             -             -              -
     Savings deposits                                 20,665            -             -             -              -
     Certificates of deposit                          21,789          20,000        25,073        47,002
     All non-interest bearing liabilities               -               -             -             -           24,919
     Stockholders' equity                               -               -             -             -           26,763

Total liabilities and stockholders' equity            68,507          20,000        25,073        47,002        51,682
                                                   ---------       ---------      --------       -------      --------
Gap                                                $  (7,724)      $  (1,889)     $ 14,357       $10,597      $(15,341)
                                                   =========       =========      ========       =======      ========
Cumulative gap                                     $  (7,724)      $  (9,613)    $   4,744       $15,341          -
                                                   =========       =========      ========       =======      ========

--------------------------------------------------------------------------------
                               REGULATORY MATTERS
--------------------------------------------------------------------------------

The Juniata Valley Bank is subject to periodic examinations by one or more of the various regulatory agencies. During 1996 an examination was conducted by the Pennsylvania Department of Banking. This examination included, but was not limited to, procedures designed to review lending practices, credit quality, liquidity, operations and capital adequacy. No comments were received from this regulatory body which would have a material effect on the Corporation's liquidity, capital resources or operations.

--------------------------------------------------------------------------------
                                    CAPITAL
--------------------------------------------------------------------------------

The Corporation maintains a strong capital base to take advantage of business opportunities while ensuring that it has resources to absorb the risks inherent in the business. The federal banking regulators have established capital adequacy requirements for banks and bank holding companies by using a risk-based capital framework and by monitoring compliance with minimum leverage guidelines. These guidelines are based on "risk adjusted" factors, which means assets with potentially higher credit risk will require more capital backing than assets with lower risk.

The FDIC classified capital into two tiers, referred to as Tier I and Tier II. Tier I capital consists of common stockholders' equity, noncumulative and cumulative (bank holding companies only) perpetual preferred stock, and minority interests less goodwill. Tier II capital consists of allowance for loan and lease losses, perpetual preferred stock (not included in Tier I), hybrid capital instruments, term subordinated debt, and intermediate-term preferred stock. Since December 31, 1992, all banks have been required to meet a minimum ratio of 8.00% of qualifying total capital to risk adjusted total assets with at least 4% Tier I capital and 8% of risk-adjusted assets in total capital. As indicated on the schedule below, the Tier I risk-based capital ratio was 18.73% and total (including Tier II) risk-based capital ratio was 19.94% at December 31, 1996. The Bank's capital ratios are well above the current minimum ratio requirements set forth by federal banking regulators.

In addition to risk-based requirements, the Federal Reserve Board has established minimum leverage guidelines for bank holding companies. For most banks, the minimum leverage rate is 3% plus an additional cushion of 100 to 200 basis points depending on risk profiles and other factors. As of December 31, 1996, Juniata Valley Financial Corp.'s leverage ratio was 12.66%.

STOCKHOLDERS' EQUITY

[BAR GRAPH APPEARS HERE]

--------------------------------------------------------------------------------
                               CAPITAL (Continued)
--------------------------------------------------------------------------------

CAPITAL ANALYSIS

                                                                                         December 31,
                                                                                         ------------
                                                                           1996             1995            1994
                                                                           ----             ----            ----
                                                                                   (Thousands of Dollars)
Tier I
     Common stockholders' equity (excluding unrealized
         appreciation/depreciation on securities)                       $  26,545        $  24,468       $  22,596

Tier II
     Allowable portion of allowance for loan losses                         1,707            1,616           1,523
                                                                        ---------        ---------       ---------
     Risk-based capital                                                 $  28,252        $  26,084       $  24,119
                                                                        =========        =========       =========
Risk adjusted assets (including off-balance-sheet exposures)             $141,704         $134,122        $131,640
                                                                        =========        =========       =========

Tier I risk-based capital ratio                                             18.73%           18.24%          17.16%
Total risk-based capital ratio                                              19.94%           19.45%          18.34%
Leverage ratio                                                              12.66%           12.41%          11.47%

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

It is difficult to predict what will happen in 1997 because of the many uncertainties surrounding the economy. However, The Juniata Valley Bank's management and Board of Directors are looking forward to meeting the challenges a changing economy can present. The Juniata Valley Bank's commitment to providing quality banking services for the communities it serves will continue through 1997. This community-based strategy gives management the opportunity to recognize steady growth in our consumer, mortgage and commercial loans as well as in our core deposit base. The Bank's strong capital and earnings potential provide the solid foundation needed to excel in the ever-changing banking industry. Management feels it is positioned to handle changes in the economic environment in 1997 through effective asset/liability management. Juniata Valley Financial Corp. is committed to providing stockholders with an attractive return on their investment.

--------------------------------------------------------------------------------
                              FEDERAL INCOME TAXES
--------------------------------------------------------------------------------

The provision for income taxes for 1996 was $781,000 compared to $780,000 in 1995 and $791,000 in 1994. The effective tax rate, which is the ratio of income tax expense to income-before-income-taxes, was 22.03% in 1996, a slight decrease from the 22.67% in 1995 and 23.65% in 1994. The tax rate for all periods was less than the statutory rate of 34% due to tax exempt securities and loan income. Please refer to the Notes to the Consolidated Financial Statements "Income Taxes" for further analysis of federal income tax expense.

                                          [LOGO OF BEARD & COMPANY APPEARS HERE]

                         INDEPENDENT AUDITOR'S REPORT

To the Board of Directors and Stockholders
Juniata Valley Financial Corp.
Mifflintown, Pennsylvania

          We have audited the accompanying consolidated balance sheets of Juniata Valley Financial Corp. and its wholly-owned subsidiary, The Juniata Valley Bank, as of December 31, 1996 and 1995, and the related consolidated statements of income, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

          In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Juniata Valley Financial Corp. and subsidiary as of December 31, 1996 and 1995, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

                                                       /s/ Beard & Company, Inc.

Reading, Pennsylvania
January 17, 1997

        JUNIATA VALLEY FINANCIAL CORP. AND ITS WHOLLY-OWNED SUBSIDIARY,
                            THE JUNIATA VALLEY BANK
                          CONSOLIDATED BALANCE SHEETS


                                    ASSETS
                                    ------

                                                                                                    December 31,
                                                                                                    ------------
                                                                                                1996           1995
                                                                                                ----           ----
                                                                                                   (In Thousands)

Cash and due from banks                                                                         $  5,857       $  6,578
Interest-bearing deposits with banks                                                                  65             15
Federal funds sold                                                                                 3,100          5,080
                                                                                                --------       --------

              Total cash and cash equivalents                                                      9,022         11,673

Securities available for sale                                                                     30,215         24,505
Securities held to maturity, fair value 1996 $40,309; 1995 $43,070                                40,284         42,671
Loans receivable, net of allowance for loan losses 1996 $1,707; 1995 $1,616                      126,439        121,322
Bank premises and equipment, net                                                                   1,766          1,729
Accrued interest receivable and other assets                                                       4,538          3,978
                                                                                                --------       --------

              Total assets                                                                      $212,264       $205,878
                                                                                                ========       ========

                     LIABILITIES AND STOCKHOLDERS' EQUITY
                     ------------------------------------

Liabilities:
     Deposits:
         Non-interest bearing                                                                   $ 21,873       $ 22,297
         Interest bearing                                                                        160,582        155,856
                                                                                                --------       --------

              Total deposits                                                                     182,455        178,153

     Accrued interest payable and other liabilities                                                3,046          3,002
                                                                                                --------       --------

              Total liabilities                                                                  185,501        181,155
                                                                                                --------       --------

Stockholders' equity:
     Preferred stock, no par value; 500,000 shares authorized; no shares
         issued or outstanding                                                                     -              -
     Common stock, par value $1.00 per share; authorized 5,000,000 shares;
         issued and outstanding 1,117,088 and 1,113,001 shares respectively                        1,117          1,113
     Surplus                                                                                      14,879         14,734
     Retained earnings                                                                            10,549          8,621
     Net unrealized appreciation on securities available for sale, net of taxes                      218            255
                                                                                                --------       --------

              Total stockholders' equity                                                          26,763         24,723
                                                                                                --------       --------

              Total liabilities and stockholders' equity                                        $212,264       $205,878
                                                                                                ========       ========


                See Notes to Consolidated Financial Statements.

        JUNIATA VALLEY FINANCIAL CORP. AND ITS WHOLLY-OWNED SUBSIDIARY,
                            THE JUNIATA VALLEY BANK
                       CONSOLIDATED STATEMENTS OF INCOME



                                                                                   Years Ended December 31,
                                                                                   ------------------------
                                                                            1996             1995             1994
                                                                            ----             ----             ----
                                                                           (In Thousands, Except Per Share Amounts)

Interest income:
     Loans receivable, including fees                                   $     11,547     $     11,417     $     10,507
     Taxable securities                                                        2,758            2,212            2,035
     Tax-exempt securities                                                     1,230            1,195            1,301
     Other                                                                       220              246              129
                                                                        ------------     ------------     ------------

         Total interest income                                                15,755           15,070           13,972

Interest expense on deposits                                                   7,592            6,970            5,813
                                                                        ------------     ------------     ------------

         Net interest income                                                   8,163            8,100            8,159

Provision for loan losses                                                        180              135              220
                                                                        ------------     ------------     ------------

         Net interest income after provision for loan losses                   7,983            7,965            7,939
                                                                        ------------     ------------     ------------

Other income:
     Trust department                                                            198              173              161
     Customer service fees                                                       237              223              222
     Net realized losses on sales of securities                                -                -                   (7)
     Other                                                                       198              185              175
                                                                        ------------     ------------     ------------

         Total other income                                                      633              581              551
                                                                        ------------     ------------     ------------

Other expenses:
     Salaries and wages                                                        2,196            2,113            2,044
     Employee benefits                                                           592              567              582
     Occupancy                                                                   310              309              308
     Equipment                                                                   330              302              380
     Federal deposit insurance premiums                                            2              192              376
     Director compensation                                                       269              289              280
     Taxes, other than income                                                    235              215              194
     Other                                                                     1,137            1,119              982
                                                                        ------------     ------------     ------------

         Total other expenses                                                  5,071            5,106            5,146
                                                                        ------------     ------------     ------------

         Income before income taxes                                            3,545            3,440            3,344

Federal income taxes                                                             781              780              791
                                                                        ------------     ------------     ------------

         Net income                                                     $      2,764     $      2,660     $      2,553
                                                                        ============     ============     ============

Net income per common share                                             $     2.48       $     2.39       $     2.29
                                                                        ============     ============     ============

Weighted average number of shares outstanding                              1,114,611        1,113,001        1,113,001
                                                                        ============     ============     ============


                See Notes to Consolidated Financial Statements.

        JUNIATA VALLEY FINANCIAL CORP. AND ITS WHOLLY-OWNED SUBSIDIARY,
                            THE JUNIATA VALLEY BANK
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY


                                                               Years Ended December 31, 1996, 1995 and 1994
                                                               --------------------------------------------
                                                                                            Net Unrealized
                                                                                             Appreciation
                                                                                            (Depreciation)
                                                                                             On Securities)
                                                  Common                        Retained       Available
                                                   Stock         Surplus        Earnings       For Sale         Total
                                                   -----         -------        --------       --------         -----
                                                                             (In Thousands)
Balance, December 31, 1993                        $  713         $15,134        $  4,956         $ -           $20,803
     Adjustment to beginning balance for change in
         accounting method, net of taxes of $141     -              -               -              274             274
     Net income                                      -              -              2,553           -             2,553
     Cash dividend, $.67 per share                   -              -               (745)          -              (745)
     5-for-4 stock split in the form of a
         25% stock dividend                          178            (178)            (15)          -               (15)
     Net change in unrealized appreciation
         (depreciation) on securities available
         for sale, net of taxes of $224              -              -              -              (436)           (436)
                                                  ------         -------        --------         -----         -------

Balance, December 31, 1994                           891          14,956           6,749          (162)         22,434
     Net income                                      -              -              2,660           -             2,660
     Cash dividend, $.70 per share                   -              -               (775)          -              (775)
     5-for-4 stock split in the form of a
         25% stock dividend                          222            (222)            (13)          -               (13)
     Net change in unrealized appreciation
         (depreciation) on securities available
         for sale, net of taxes                      -              -               -              417             417
                                                  ------         -------        --------         -----         -------

Balance, December 31, 1995                         1,113          14,734           8,621           255          24,723
     Net income                                      -              -              2,764           -             2,764
     Cash dividend, $.75 per share                   -              -               (836)          -              (836)
     Net change in unrealized appreciation
         (depreciation) on securities available
         for sale, net of taxes                      -              -               -              (37)            (37)
     Stock issued under dividend reinvestment
         plan                                          4             145            -              -               149
                                                  ------         -------        --------         -----         -------

Balance, December 31, 1996                        $1,117         $14,879         $10,549        $  218         $26,763
                                                  ======         =======        ========         =====         =======


                See Notes to Consolidated Financial Statements.

        JUNIATA VALLEY FINANCIAL CORP. AND ITS WHOLLY-OWNED SUBSIDIARY,
                            THE JUNIATA VALLEY BANK
                     CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                                       Years Ended December 31,
                                                                                       ------------------------
                                                                              1996             1995             1994
                                                                              ----             ----             ----
                                                                                           (In Thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
     Net income                                                             $  2,764         $  2,660         $  2,553
     Adjustments to reconcile net income to net cash
         provided by operating activities:
         Provision for loan losses                                               180              135              220
         Provision for depreciation                                              192              174              181
         Net amortization on securities premium                                  195              192               70
         Net realized losses on sales of securities                            -                -                    7
         Deferred directors' fees and supplemental retirement plan expense       242              303              312
         Payment of deferred compensation                                       (150)            (135)            (126)
         Deferred income taxes                                                   (56)             (74)             (40)
         (Increase) in accrued interest receivable and other assets             (488)            (356)            (134)
         Increase (decrease) in accrued interest payable and other
           liabilities                                                          (123)             108              (50)
                                                                            --------         --------         --------
              Net cash provided by operating activities                        2,756            3,007            2,993
                                                                            --------         --------         --------
CASH FLOWS FROM INVESTING ACTIVITIES
     Purchases of available for sale securities                              (12,105)         (13,935)          (1,998)
     Proceeds from sales of available for sale securities                      -                -                2,017
     Proceeds from maturities of and principal repayments
         on available for sale securities                                      6,275            6,118            6,533
     Purchases of held to maturity securities                                 (8,531)          (8,753)         (14,385)
     Proceeds from maturities of and principal repayments
         on held to maturity securities                                       10,788            7,048           10,228
     Net (increase) decrease in loans receivable                              (5,219)             211           (7,612)
     Purchases of bank premises and equipment                                   (230)            (222)             (69)
                                                                            --------         --------         --------
              Net cash used in investing activities                           (9,022)          (9,533)          (5,286)
                                                                            --------         --------         --------
CASH FLOWS FROM FINANCING ACTIVITIES
     Net increase (decrease) in deposits                                       4,302           13,002           (1,391)
     Cash dividends and cash paid for fractional shares                         (836)            (788)            (760)
     Stock issued under dividend reinvestment plan                               149            -                -
                                                                            --------         --------         --------
              Net cash provided by (used in) financing activities              3,615           12,214           (2,151)
                                                                            --------         --------         --------
              Increase (decrease) in cash and cash equivalents                (2,651)           5,688           (4,444)

Cash and cash equivalents:
     Beginning                                                                11,673            5,985           10,429
                                                                            --------         --------         --------
     Ending                                                                 $  9,022          $11,673         $  5,985
                                                                            ========         ========         ========
Cash payments for:
     Interest                                                               $  7,566         $  6,798         $  5,782
                                                                            ========         ========         ========
     Income taxes                                                          $     879        $     833        $     812
                                                                            ========         ========         ========

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

Securities:
     The Financial Accounting Standards Board issued Statement No. 115, "Accounting for Certain Investments in Debt and Equity Securities" in May 1993. The Corporation adopted the provisions of the new standard for investments held as of or acquired after January 1, 1994. The January 1, 1994 stockholders' equity was increased by $274,000, net of $141,000 in deferred income taxes, to reflect the net unrealized appreciation on securities classified as available for sale previously carried at amortized cost. Management determines the appropriate classification of debt securities at the time of purchase and re-evaluates such designation as of each balance sheet date.

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

Loans receivable:
     Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are stated at their outstanding unpaid principal balances, net of unearned discount and an allowance for loan losses. Interest income is accrued on the unpaid principal balance. Unearned discount on discounted loans is amortized to income over the life of the loans, using the interest method.

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

     The allowance for loan losses related to impaired loans that are identified for evaluation is based on discounted cash flows using the loan's initial effective interest rate or the fair value, less selling costs, of the collateral for certain collateral dependent loans. By the time a loan becomes probable of foreclosure it has been charged down to fair value, less estimated costs to sell.

     The allowance for loan losses is maintained at a level considered adequate to provide for losses that can be reasonably anticipated. Management's periodic evaluation of the adequacy of the allowance is based on the Bank's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral, composition of the loan portfolio, current economic conditions, and other relevant factors. This evaluation is inherently subjective as it requires material estimates that may be susceptible to significant change, including the amounts and timing of future cash flows expected to be received on impaired loans.

Bank premises and equipment:
     Bank premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed principally on the straight-line method over the estimated useful lives of the related assets.

Income taxes:
     Deferred taxes are provided on the liability method whereby deferred tax assets are recognized for deductible temporary differences and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities in the financial statements and their tax basis. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted through the provision for income taxes for the effects of changes in tax laws and rates on the date of enactment.

     The Corporation and its subsidiary file a consolidated federal income tax return.

Off-balance sheet financial instruments:
     In the ordinary course of business, the Bank has entered into off-balance sheet financial instruments consisting of commitments to extend credit and letters of credit. Such financial instruments are recorded in the balance sheet when they are funded.

Per share data:
     Net income and dividends per share are based on the weighted average number of shares of common stock outstanding, adjusted for stock dividends.


RESTRICTIONS ON CASH AND DUE FROM BANK BALANCES

The Bank is required to maintain reserve balances with the Federal Reserve Bank. The average reserve balances for 1996 and 1995 approximated $1,311,000 and $1,283,000 respectively.

        JUNIATA VALLEY FINANCIAL CORP. AND ITS WHOLLY-OWNED SUBSIDIARY,
                            THE JUNIATA VALLEY BANK
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SECURITIES

The amortized cost and fair value of securities at December 31 were as follows:

                                                                                  Gross           Gross
                                                                   Amortized    Unrealized      Unrealized      Fair
                                                                     Cost      Appreciation    Depreciation     Value
                                                                     ----      ------------    ------------     -----
                                                                                      (In Thousands)
     Available for sale securities:
         December 31, 1996:
              U.S. Treasury securities                               $   994        $-           $     (3)     $   991
              U.S. Government and agency obligations                   7,155          12              (17)       7,150
              Obligations of states and political subdivisions        10,331          95               (6)      10,420
              Corporate and other debt securities                      5,187           5              (74)       5,118
              Mortgage-backed securities                               5,265          43              (35)       5,273
              Equity securities                                          953         312               (2)       1,263
                                                                     -------        ----         --------      -------
                                                                     $29,885        $467         $   (137)     $30,215
                                                                     =======        ====         ========      =======

         December 31, 1995:
              U.S. Government and agency obligations                 $ 9,507        $ 79         $     (1)     $ 9,585
              Obligations of states and political subdivisions         3,630          54            -            3,684
              Corporate and other debt securities                      3,140          27            -            3,167
              Mortgage-backed securities                               6,948          62              (39)       6,971
              Equity securities                                          894         207               (3)       1,098
                                                                     -------        ----         --------      -------
                                                                     $24,119        $429         $    (43)     $24,505
                                                                     =======        ====         ========      =======

     Held to maturity securities:
         December 31, 1996:
              U.S. Treasury securities                               $ 2,250        $  1         $     (3)     $ 2,248
              U.S. Government and agency obligations                   2,967           1              (12)       2,956
              Obligations of states and political subdivisions        19,729          90              (38)      19,781
              Corporate and other debt securities                     15,338          55              (69)      15,324
                                                                     -------        ----         --------      -------
                                                                     $40,284        $147         $   (122)     $40,309
                                                                     =======        ====         ========      =======

         December 31, 1995:
              U.S. Treasury securities                               $ 3,250        $ 20         $     (3)     $ 3,267
              U.S. Government and agency obligations                   2,501          19                         2,520
              Obligations of states and political subdivisions        20,448         203              (34)      20,617
              Corporate and other debt securities                     16,472         208              (14)      16,666
                                                                     -------        ----         --------      -------
                                                                     $42,671        $450         $    (51)     $43,070
                                                                     =======        ====         ========      =======


In December 1995, the Bank reevaluated the appropriateness of all securities held and transferred $2,969,000 of securities from securities held to maturity to securities available for sale in accordance with the Guide to Implementation of Statement No. 115 issued by the FASB. The securities were transferred at their fair value on the date of transfer which was $29,000 less than the amortized cost of the securities. The transfer represented three municipal securities and three agency securities.

        JUNIATA VALLEY FINANCIAL CORP. AND ITS WHOLLY-OWNED SUBSIDIARY,
                            THE JUNIATA VALLEY BANK
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


SECURITIES (CONTINUED)

The amortized cost and fair value of securities as of December 31, 1996, by contractual maturity or call date, are shown below. Expected maturities may differ from contractual maturities or call dates because the securities may be called or prepaid with or without call or prepayment penalties.

                                                                     Available For Sale           Held To Maturity
                                                                     ------------------           ----------------
                                                                   Amortized       Fair        Amortized         Fair
                                                                     Cost         Value          Cost           Value
                                                                     ----         -----          ----           -----
                                                                                  (In Thousands)
     Due in one year or less                                         $ 3,249     $ 3,262        $12,527        $12,544
     Due after one year through five years                            17,991      17,957         26,764         26,777
     Due after five years through ten years                            1,932       1,941            673            666
     Due after ten years                                                 495         519            320            322
     Mortgage-backed securities                                        5,265       5,273              -              -
     Equity securities                                                   953       1,263              -              -
                                                                     -------     -------        -------        -------
                                                                     $29,885     $30,215        $40,284        $40,309
                                                                     =======     =======        =======        =======

Equity securities include Federal Home Loan Bank stock with an aggregate cost and fair value of $702,000 at December 31, 1996 and $689,000 at December 31, 1995.

There were no sales of securities in 1996 and 1995. Gross gains of $3,000 and gross losses of $10,000 were realized on sales of securities available for sale in 1994.

Securities with an amortized cost of $6,403,000 and $6,369,000 at December 31, 1996 and 1995 respectively, were pledged to secure public deposits and for other purposes as required or permitted by law.


LOANS RECEIVABLE AND ALLOWANCE FOR LOAN LOSSES

Loans are comprised of the following:

                                                                                                     December 31,
                                                                                                     ------------
                                                                                                 1996           1995
                                                                                                 ----           ----
                                                                                                    (In Thousands)
     Commercial, agricultural and financial                                                    $ 11,808       $ 11,843
     Real estate mortgages                                                                       91,865         88,593
     Consumer                                                                                    27,340         25,332
     Other                                                                                        1,412          1,483
                                                                                               --------       --------

                                                                                                132,425        127,251
     Unearned discount on loans                                                                   4,279          4,313
     Allowance for loan losses                                                                    1,707          1,616
                                                                                               --------       --------

                                                                                               $126,439       $121,322
                                                                                               ========       ========

        JUNIATA VALLEY FINANCIAL CORP. AND ITS WHOLLY-OWNED SUBSIDIARY,
                            THE JUNIATA VALLEY BANK
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


LOANS RECEIVABLE AND ALLOWANCE FOR LOAN LOSSES (CONTINUED)

The following table presents changes in the allowance for loan losses:

                                                                                      Years Ended December 31,
                                                                                      ------------------------
                                                                               1996              1995           1994
                                                                               ----              ----           ----
                                                                                           (In Thousands)
     Balance, beginning                                                    $    1,616        $    1,523         $1,458
         Provision for loan losses                                                180               135            220
         Recoveries                                                                14                53             23
         Loans charged off                                                       (103)              (95)          (178)
                                                                           ----------        ----------         ------
     Balance, ending                                                       $    1,707        $    1,616         $1,523
                                                                           ==========        ==========         ======

There were no impaired loans not requiring an allowance for loan losses at December 31, 1996 and 1995 respectively. At December 31, 1996 and 1995, the recorded investment in impaired loans requiring an allowance for loan losses was $229,000 and $390,000 respectively. The related allowance for loan losses associated with these loans was $25,000 and $50,000 at December 31, 1996 and 1995 respectively. For the years ended December 31, 1996 and 1995, the average recorded investment in impaired loans was $350,000 and $406,000 respectively, and no interest income was recognized on impaired loans in 1996 while $5,000 was recognized on impaired loans in 1995.



BANK PREMISES AND EQUIPMENT

The major components of bank premises and equipment were as follows:

                                                                                   December 31,
                                                                                   ------------
                                                                               1996              1995
                                                                               ----              ----
                                                                                  (In Thousands)
     Land and land improvements                                           $       438       $       438
     Buildings and improvements                                                 1,863             1,763
     Furniture and equipment                                                    1,583             1,594
                                                                          -----------       -----------
                                                                                3,884             3,795
     Less accumulated depreciation                                              2,118             2,066
                                                                          -----------       -----------
                                                                           $    1,766        $    1,729
                                                                          ===========       ===========

DEPOSITS

The composition of deposits is as follows:

                                                                                    December 31,
                                                                                    ------------
                                                                               1996              1995
                                                                               ----              ----
                                                                                   (In Thousands)
     Demand, non-interest bearing                                            $ 21,873          $ 22,297
     Now and Money Market                                                      26,053            24,491
     Savings                                                                   20,665            21,861
     Time Certificates $100,000 or more                                        13,530            13,283
     Other Time Certificates                                                  100,334            96,221
                                                                             --------          --------
                                                                             $182,455          $178,153
                                                                             ========          ========

At December 31, 1996, the scheduled maturities of time deposits are as follows (in thousands):

     1997                                                                    $ 66,990
     1998                                                                      27,697
     1999                                                                       9,360
     2000                                                                       7,077
     2001                                                                       2,740
                                                                             --------
                                                                             $113,864
                                                                             ========

        JUNIATA VALLEY FINANCIAL CORP. AND ITS WHOLLY-OWNED SUBSIDIARY,
                            THE JUNIATA VALLEY BANK
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

BORROWINGS

The Bank has entered into an agreement whereby it can borrow up to approximately $6,470,000 from the Federal Home Loan Bank. There were no outstanding balances under this agreement as of December 31, 1996 and 1995.


REGULATORY MATTERS AND STOCKHOLDERS' EQUITY

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

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets, and of Tier 1 capital to average assets. Management believes, as of December 31, 1996, that the Bank meets all capital adequacy requirements to which it is subject.

As of December 31, 1996, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the Bank's category.

The Corporation's actual capital ratios at December 31, 1996 and the minimum ratios required for capital adequacy purposes and to be well capitalized under the prompt corrective action provisions are presented below. The Bank's ratios were not materially different from those of the Corporation.


                                                                                             For Capital
                                                                                               Adequacy
                                                          Actual                               Purposes
                                                          ------                               --------
                                                    Amount     Ratio                Amount                 Rate
                                                    ------     -----                ------                 ----
                                                                                    (Dollar Amounts In Thousands)
     As of December 31, 1996:
         Total capital (to risk weighted assets)    $28,252    19.94%        greater than $11,336    greater than 8.00%
         Tier 1 capital (to risk weighted assets)    26,545    18.73         greater than   5,668    greater than 4.00
         Tier 1 capital (to average assets)          26,545    12.66         greater than   8,385    greater than 4.00

     As of December 31, 1995:
         Total capital (to risk weighted assets)    $26,084    19.45%        greater than $10,730    greater than 8.00%
         Tier I capital (to risk weighted assets)    24,468    18.24         greater than   5,365    greater than 4.00
         Tier I capital (to average assets)          24,468    12.41         greater than   7,887    greater than 4.00


                                                                     To Be Well
                                                                  Capitalized Under
                                                                  Prompt Corrective
                                                                  Action Provisions
                                                                  -----------------
                                                           Amount                  Ratio
                                                           ------                  -----
     As of December 31, 1996:
         Total capital (to risk weighted assets)    greater than $14,170    greater than 10.00%
         Tier 1 capital (to risk weighted assets)   greater than   8,502    greater than  6.00
         Tier 1 capital (to average assets)         greater than  10,481    greater than  5.00

     As of December 31, 1995:
         Total capital (to risk weighted assets)    greater than $13,412    greater than 10.00%
         Tier I capital (to risk weighted assets)   greater than   8,047    greater than  6.00
         Tier I capital (to average assets)         greater than   9,858    greater than  5.00

Certain restrictions exist regarding the ability of the Bank to transfer funds to the Corporation in the form of cash dividends, loans or advances. At December 31, 1996, $21,200,000 of undistributed earnings of the Bank, included in the consolidated stockholders' equity, was available for distribution to the Corporation as dividends without prior regulatory approval.

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

In 1995, the Corporation established a dividend reinvestment and stock purchase plan effective January 1, 1996. Under the Plan, additional shares of Juniata Valley Financial Corp. may be purchased at the prevailing market prices with reinvested dividends and voluntary cash payments. To the extent that shares are not available in the open market, the Corporation has reserved 100,000 shares of common stock to be issued under the dividend reinvestment plan. During the year ended December 31, 1996, 4,087 shares were issued under the Plan.

        JUNIATA VALLEY FINANCIAL CORP. AND ITS WHOLLY-OWNED SUBSIDIARY,
                            THE JUNIATA VALLEY BANK
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

EMPLOYEE BENEFITS

Defined benefit retirement plan:
    The Corporation has a defined benefit retirement plan covering substantially all of its employees. The benefits are based on years of service and the employees' compensation. The Corporation's funding policy is to contribute annually the maximum amount that can be deducted for federal income tax purposes. Contributions are intended to provide not only for benefits attributed to service but also for those expected to be earned in the future.

    The following table sets forth the Plan's funded status and amounts recognized in the balance sheets at December 31:

                                                                                    1996          1995
                                                                                    ----          ----
                                                                                       (In Thousands)
         Actuarial present value of:
             Accumulated benefit obligation, including vested benefits
                  of $1,714,000 and $1,550,000                                     $(1,726)      $(1,563)
                                                                                   =======       =======
             Projected benefit obligation for service rendered to date             $(2,336)      $(2,133)
         Plan assets at fair value                                                   2,187         2,020
                                                                                   -------       -------

         Plan assets less than projected benefit obligation                           (149)         (113)
         Unrecognized net gain from experience different from that assumed            (145)         (147)
         Unrecognized net transition asset                                             (29)          (31)
                                                                                   -------       -------

         Accrued pension cost                                                      $  (323)      $  (291)
                                                                                   =======       =======
    Pension expense included the following components for the years ended December 31:
                                                                                     1996          1995        1994
                                                                                     ----          ----        ----
                                                                                              (In Thousands)
         Service cost, benefits earned during the year                             $   110       $   101      $   98
         Interest cost on projected benefit obligation                                 157           143         134
         Actual return on plan assets                                                 (164)         (204)         27
         Net amortization                                                               15            73        (161)
                                                                                   -------       -------      ------

                                                                                   $   118       $   113      $   98
                                                                                   =======       =======      ======
    Assumptions used in the accounting were:
                                                                                     1996          1995        1994
                                                                                     ----          ----        ----
         Discount rates                                                              7.5%          7.5%        7.5%
         Rates of increase in compensation levels                                    4.0           4.0         4.0
         Expected long-term rate of return on assets                                 7.5           7.5         7.5

    Assets in the Plan consist primarily of U.S. Government securities, U.S. Government security mutual funds and certificates of deposit.

Supplemental retirement plan:
    The Corporation has a non-qualified supplemental retirement plan for directors and key employees. At December 31, 1996 and 1995, the present value of the future liability was $751,000 and $726,000 respectively. The Corporation has funded these plans through the purchase of annuities and life insurance policies, which have an aggregate cash surrender value of $803,000 and $763,000 at December 31, 1996 and 1995 respectively. For the years ended December 31, 1996, 1995 and 1994, $58,000, $47,000 and $78,000
    was charged to expense in connection with this plan.

Deferred compensation:
    The Corporation has entered into deferred compensation agreements with certain directors to provide each director an additional retirement benefit, or to provide their beneficiary a benefit in the event of pre-retirement death. At December 31, 1996 and 1995, the present value of the future liability was $1,092,000 and $1,024,000 respectively. To fund the benefits under these agreements, the Corporation is the owner and beneficiary of life insurance policies on the lives of the directors. The policies had an aggregate cash surrender value of $797,000 and $320,000 at December 31, 1996 and 1995, respectively. For the years ended December 31, 1996, 1995 and 1994, $183,000, $223,000 and $199,000 respectively, was charged to expense in connection with this plan.

         JUNIATA VALLEY FINANCIAL CORP. AND ITS WHOLLY-OWNED SUBSIDIARY,
                             THE JUNIATA VALLEY BANK
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


EMPLOYEE BENEFITS (CONTINUED)

Employee Stock Purchase Plan:
    In 1996, the Corporation established an Employee Stock Purchase Plan.
    Under the plan, employees through payroll deductions, are able to purchase shares of stock annually, beginning July 1, 1997. The option price of the stock purchases shall be between 85% and 100% of the fair market value of the stock on the purchase date as determined annually by the Board Directors. The maximum number of shares which employees may purchase under the Plan is 100,000; however, the annual issuance of shares shall not exceed 5,000 shares plus any unissued shares from prior offerings.


INCOME TAXES

The provision for federal income taxes consisted of the following:

                                                 Years Ended December 31,
                                                 ------------------------
                                               1996           1995         1994
                                             -------         -------      -------
                                                         (In Thousands)
  Current                                    $   837         $   854      $   831
  Deferred                                       (56)            (74)         (40)
                                             -------         -------      -------
                                             $   781         $   780      $   791
                                             =======         =======      =======
A reconciliation of the statutory income tax expense computed at 34% to the income tax expense included in the statements of income is as follows:

                                                 Years Ended December 31,
                                                 ------------------------
                                              1996            1995         1994
                                             -------         -------      -------
                                                         (In Thousands)
  Federal income tax at statutory rate       $1,205          $1,170       $1,137
  Tax-exempt interest                          (446)           (434)        (469)
  Disallowance of interest expense               70              62           57
  Other                                         (48)            (18)          66
                                             -------         -------      -------
                                             $  781          $  780       $  791
                                             =======         =======      =======

The income tax provision includes $-0- in 1996, $-0- in 1995 and $(2,000) in 1994 of income tax related to investment security losses.

The net deferred tax asset in the accompanying balance sheets includes the following amounts of deferred tax assets and liabilities:

                                                                           December 31,
                                                                         1996            1995
                                                                       -------         -------
                                                                           (In Thousands)
  Deferred tax assets:
      Allowance for loan losses                                        $   586         $   555
      Deferred directors' fees                                             367             344
      Pension liabilities                                                  343             329
      Other                                                                 16              29
                                                                       -------         -------
                                                                         1,312           1,257
      Valuation allowance                                                  (53)            (53)
                                                                       -------         -------
          Total deferred tax assets, net of valuation allowance          1,259           1,204
                                                                       -------         -------
   Deferred tax liabilities:
       Bank premises and equipment                                         (54)            (55)
       Unrealized appreciation on securities available for sale           (112)           (131)
                                                                       -------         -------
          Total deferred tax liabilities                                  (166)           (186)
                                                                       -------         -------
              Net deferred tax asset                                    $1,093          $1,018
                                                                       =======         =======

       JUNIATA VALLEY FINANCIAL CORP. AND ITS WHOLLY-OWNED SUBSIDIARY,
                           THE JUNIATA VALLEY BANK
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


TRANSACTIONS WITH EXECUTIVE OFFICERS AND DIRECTORS

The Bank has had banking transactions in the ordinary course of business with its executive officers, directors, and their related interests on the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with others. At December 31, 1996 and 1995, these persons were indebted to the Bank for loans totaling $1,996,000 and $1,376,000 respectively. During 1996, loans totaling $5,024,000 were disbursed and loan repayments totaled $4,598,000. Other changes caused the December 31, 1995 balance of the loans outstanding to increase by $194,000.


COMMITMENTS

The Bank rents equipment under operating leases that expire through 2000. Equipment and servicing fees were $378,000, $368,000 and $377,000 for the years ended December 31, 1996, 1995 and 1994 respectively. Additionally the Bank leases a branch office building for which rent expense was $27,000 in 1996 and $26,000 in 1995 and 1994.

Minimum future payments under all noncancellable lease agreements as of December 31, 1996 are (in thousands):

     1997                                                   $195
     1998                                                     65
     1999                                                     39
     2000                                                     40
     2001                                                     30
     Thereafter                                               30
                                                            ----
                                                            $399
                                                            ====

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

A summary of the Bank's financial instrument commitments is as follows:

                                                     December 31,
                                                   1996              1995
                                                   ----              ----
                                                     (In Thousands)
  Commitments to extend credit                   $14,715            $14,822
  Outstanding letters of credit                      293                334

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

        JUNIATA VALLEY FINANCIAL CORP. AND ITS WHOLLY-OWNED SUBSIDIARY,
                            THE JUNIATA VALLEY BANK
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

Management uses its best judgement in estimating the fair value of the Corporation's financial instruments; however, there are inherent weaknesses in any estimation technique. Therefore, the fair value estimates herein are not necessarily indicative of the amounts the Corporation could have realized in a sales transaction on the dates indicated. The estimated fair value amounts have been measured as of their respective year ends and have not been re-evaluated or updated for purposes of these consolidated financial statements subsequent to those respective dates. As such, the estimated fair values of these financial instruments subsequent to the respective reporting dates may be different than the amounts reported at each year end.

The following information should not be interpreted as an estimate of the fair value of the entire corporation since a fair value calculations is only provided for a limited portion of the Corporation's assets. Due to a wide range of valuation techniques and the degree of subjectivity used in making the estimates, comparisons between the Corporation's disclosures and those of other companies may not be meaningful. The following methods and assumptions were used to estimate the fair values of the Bank's financial instruments at December 31, 1996 and 1995:

 . For cash, cash equivalents, interest-bearing demand deposits in other banks and federal funds sold, the carrying amount is a reasonable estimate of fair value.

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

 . For accrued interest receivable and accrued interest payable, the carrying amount is a reasonable estimate of fair value.

 . Fair value of commitments to extend credit is estimated using the fees currently charged to enter into similar agreements, taking into account market interest rates, the remaining terms and present credit worthiness of the counterparties. The fair value of guarantees and letters of credit is based on fees currently charged for similar agreements.

The estimated fair values of the Corporation's financial instruments were as follows:

                                                                                       December 31,
                                                                              1996                      1995
                                                                              ----                      ----
                                                                      Carrying       Fair       Carrying       Fair
                                                                       Amount        Value       Amount        Value
                                                                       ------        -----       ------        -----
                                                                                         (In Thousands)
     Financial assets:
         Cash and due from banks                                        $5,857        $5,857     $  6,578     $  6,578
         Interest-bearing deposits in other banks                           65            65           15           15
         Federal funds sold                                              3,100         3,100        5,080        5,080
         Securities                                                     70,499        70,524       67,176       67,575
         Loans receivable, net of allowance                            126,439       126,197      121,322      120,855
         Accrued interest receivable                                     1,525         1,525        1,531        1,531

     Financial liabilities:
         Deposits                                                      182,455       183,199      178,153      179,049
         Accrued interest payable                                          696           696          670          670

     Off-balance sheet financial instruments:
         Commitments to extend credit                                      -             -            -            -
         Standby letters of credit                                         -             -            -            -

        JUNIATA VALLEY FINANCIAL CORP. AND ITS WHOLLY-OWNED SUBSIDIARY,
                            THE JUNIATA VALLEY BANK
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


PARENT COMPANY ONLY FINANCIAL INFORMATION

                                BALANCE SHEETS

                                                                                    December 31,
                                                                                    ------------
                                                                                1996            1995
                                                                                ----            ----
                                                                                   (In Thousands)
         ASSETS
Cash                                                                           $   103              -
Investment in Bank subsidiary                                                   26,441           24,567
Securities available for sale                                                      235              157
Due from Bank subsidiary                                                            15               33
                                                                               -------          -------
                                                                               $26,794          $24,757
                                                                               =======          =======
     LIABILITY AND STOCKHOLDERS' EQUITY

LIABILITY, other                                                               $    31          $    34

STOCKHOLDERS' EQUITY                                                            26,763           24,723
                                                                               -------          -------
                                                                               $26,794          $24,757
                                                                               =======          =======
                                               STATEMENTS OF INCOME

                                                                                       Years Ended December 31,
                                                                                       ------------------------
                                                                                  1996            1995           1994
                                                                                  ----            ----           ----
                                                                                             (In Thousands)
Dividends from Bank subsidiary                                                 $   856          $   807        $   870
Other dividend income                                                                5                4             -
Other expenses                                                                     (42)             (15)           (10)
                                                                               -------          -------        -------
         Income before equity in undistributed net income of
              subsidiary and income taxes                                          819              796            860

Equity in undistributed net income of Bank subsidiary                            1,945            1,864          1,693
                                                                               -------          -------        -------
         Net income                                                             $2,764           $2,660         $2,553
                                                                               =======          =======        =======

        JUNIATA VALLEY FINANCIAL CORP. AND ITS WHOLLY-OWNED SUBSIDIARY,
                            THE JUNIATA VALLEY BANK
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


PARENT COMPANY ONLY FINANCIAL INFORMATION (CONTINUED)
                           STATEMENTS OF CASH FLOWS

                                                                                      Years Ended December 31,
                                                                                      ------------------------
                                                                                 1996             1995          1994
                                                                                 ----             ----          ----
                                                                                             (In Thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
     Net income                                                                 $2,764           $2,660         $2,553
     Adjustments to reconcile net income to net cash provided by operating activities:
         Undistributed net income of Bank subsidiary                            (1,945)          (1,864)        (1,693)
         Non-cash dividends received from Bank subsidiary                           -                -             (98)
         (Increase) decrease in due from subsidiary                                 18               (8)            (2)
                                                                                ------           ------         ------
              Net cash provided by operating activities                            837              788            760
                                                                                ------           ------         ------
CASH FLOWS USED IN INVESTING ACTIVITIES
     Purchases of available for sale securities                                    (47)              -              -
                                                                                ------           ------         ------
CASH FLOWS FROM FINANCING ACTIVITIES
     Dividends paid and cash paid in lieu of fractional shares                    (836)            (788)          (760)
     Stock issued under dividend reinvestment plan                                 149               -              -
                                                                                ------           ------         ------
              Net cash used in financing activities                               (687)            (788)          (760)
                                                                                ------           ------         ------
              Increase in cash                                                     103               -              -

Cash:
     Beginning                                                                      -                -              -
                                                                                ------           ------         ------
     Ending                                                                   $    103               -              -
                                                                                ======           ======         ======

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