Form 10-K, Exhibit 13
period 1997-12-31
JUNIATA VALLEY FINANCIAL CORP
filed 1998-03-10
CIK 714712

        JUNIATA VALLEY FINANCIAL CORP. AND ITS WHOLLY-OWNED SUBSIDIARY,
                            THE JUNIATA VALLEY BANK
                               DECEMBER 31, 1997


                                   CONTENTS

                                                                                              Page
Stock, Dividend and Broker Information .................................................        2
Letter to Shareholders .................................................................        3
Corporation Officers and Directors .....................................................        4
Bank Officers & Advisory Board Members .................................................        5
Business ...............................................................................   6 - 14
Financial Highlights ...................................................................       15
Management's Discussion and Analysis of Financial Condition and Results of Operations ..  16 - 29
Report of Independent Auditors .........................................................       30
Financial Statements:
     Consolidated Balance Sheets .......................................................       31
     Consolidated Statements of Income .................................................       32
     Consolidated Statements of Stockholders' Equity ...................................       33
     Consolidated Statements of Cash Flows .............................................       34
     Notes to Consolidated Financial Statements ........................................  35 - 47

STOCK, DIVIDEND AND BROKER INFORMATION

Common stock issued by Juniata Valley Financial Corp. is quoted under the symbol "JUVF" on the over-the-counter ("OTC") Electronic Bulletin Board, an automated quotation service, made available through, and governed by, the NASDAQ system.

Prices presented in the table below are bid prices between broker-dealers which do not include retail mark-ups or mark-downs or any commission to the broker-dealer. The published bid prices do not necessarily reflect prices in actual transactions. Cash dividends paid for 1997 and 1996 are provided in the table below. Both the market values and cash dividends have been adjusted for a 5-for-4 stock split issued September 5, 1997.

                               1997                                          1996
                               ----                                          ----
                                             Dividends                                   Dividends
        Quarter        High         Low      per share           High        Low         per share
        -------        ----         ---      ---------           ----        ---         ---------
        First         $32.80       $32.00                       $27.00      $25.60
        Second         34.00        32.80        .32             29.40       27.00          .30
        Third          35.00        34.00                        30.20       29.20
        Fourth         36.50        35.00        .34             32.00       30.20          .30

        For further information, we refer you to:

  Hopper Soliday & Co., Inc.           F.J. Morrissey & Co., Inc.              Ryan, Beck & Co.
  1703 Oregon Pike                     1700 Market St., Suite 1420             150 Monument Road, Suite 106
  Lancaster, PA  17601                 Philadelphia, PA  19103-3913            Bala Cynwyd, PA  19004
  (800) 456-9234                       (800) 842-8928                          (800) 223-8969

  Janney, Montgomery, Scott, Inc.      Sandler O'Neil & Partners, L.P.         SNL Securities, L.P.
  48 E. Market St., P.O. Box 2246      Two World Trade Center 104th Floor      410 E. Main St., P.O. Box 2124
  York, PA  17405-2246                 New York, NY  10048                     Charlottesville, VA  22902
  (717) 845-5611                       (800) 635-6851                          (804) 977-1600

DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

Information regarding the Corporation's Dividend Reinvestment and Stock Purchase Plan may be obtained by calling (717) 436-8211 or by writing to:

                               Ms. Linda L. Engle
                         Juniata Valley Financial Corp.
                                   P.O. Box 66
                              Mifflintown, PA 17059

          [LETTERHEAD OF JUNIATA VALLEY FINANCIAL CORP. APPEARS HERE]

                                                February 23, 1998

Dear Shareholders,

   On December 30, 1997, The Juniata Valley Bank signed a merger agreement with Lewistown Trust Company. As previously announced, the offices of Lewistown Trust Company will become offices of The Juniata Valley Bank. We are pleased with this merger because it adds four more offices for the convenience of our customers, and gives employees more chances for advancement. We feel that the bank will continue to be a very strong community oriented bank.

   John E. Groninger will retire in March, 1998. He was a Director of the Port Royal National Bank and also Director of The Juniata Valley Bank since 1971. We will miss his knowledge and experience.

   Please review the Annual Report. This is the fourteenth consecutive year of record profits.

   I want to thank you for your loyalty and recommending your bank, and thank the officers and employees for their excellent efforts in making this a quality financial service company.

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

AJC:rhn

                    Juniata Valley Financial Corp. Officers

 Harry B. Fairman, Jr.                                       Ronald H. Witherite
 Chairman                                               Vice Chairman, Secretary

 A. Jerome Cook                                                   Linda L. Engle
 President                                                             Treasurer

                                   Directors

Joe E. Benner                                                     Don E. Haubert
Owner, Benner Automotive                                President, Haubert Homes
                                                                 Mifflintown, PA
A. Jerome Cook
President, The Juniata Valley Bank                                  Dale G. Nace
                                           Owner, Glenn Nace Plumbing & Heating;
Harry B. Fairman, Jr.                                           GlenDale Storage
President, Hilltop Oil, Inc.
                                                               John A. Renninger
John E. Groninger                                     President, A. D. Renninger
President, John E. Groninger, Inc.                                Lumber Company
Contractor, Director of
Consumers Financial Corp.                                       Edward R. Rhodes
                                             Retired Partner, E. R. Rhodes & Son
Karl E. Guss
Funeral Director                                               Harold B. Shearer
Guss Funeral Home                                           Self-employed Farmer

                                                             Ronald H. Witherite
                                             Owner, Ron's IGA Fruit Market, Inc.

       NOTE:  Above Directors also comprise the Board of Directors for
                            The Juniata Valley Bank

                       THE JUNIATA VALLEY BANK OFFICERS

          A Wholly-Owned Subsidiary of Juniata Valley Financial Corp.

MIFFLINTOWN OFFICE
     A. Jerome Cook................................................... President
     Helen L. Sieber.................. Vice President & Community Office Manager
     Jeffrey A. Pottorff............................Auditor & Compliance Officer
     Paul M. Lipka.............................................Marketing Officer
     Ruth H. Nace............................................Executive Secretary
  ADMINISTRATION
     Donald L. Musser......................... Sr Vice President, Administration
  CONTROLLER
     Linda L. Engle.................. Sr Vice President, Chief Financial Officer
     Anna Mae Peoples...................... Vice President, Assistant Controller
  LOANS
     Edward L. Kauffman.................. Sr Vice President, Loan Administration
     Scott E. Nace..................................Vice President, Loan Officer
     David A. Pecht......................................... Senior Loan Officer
     Loretta A. Saylor..............................................Loan Officer
  OPERATIONS
     Judy R. Aumiller............................ Sr. Vice President, Operations
     Kathy D. Hutchinson....................Assistant Vice President, Operations
     Deborah A. Sheaffer......................................Operations Officer
  TRUST
     Terry S. Love............................ Sr. Vice President, Trust Officer
     Cynthia L. Williams............... Assistant Vice President & Trust Officer
BLAIRS MILLS OFFICE
     C. Roger Searer.................. Vice President & Community Office Manager
     Wanda K. Rowles................................... Customer Service Officer
GARDENVIEW OFFICE
     M. Randall French................ Vice President & Community Office Manager
LEWISTOWN OFFICE
     R. Jack Morgan....................Vice President & Community Office Manager
     Lee Ellen Foose................................... Customer Service Officer
McALISTERVILLE OFFICE
     Joseph D. Ritzman.................Vice President & Community Office Manager
     Leslie A. Miller.................................. Customer Service Officer
MILLERSTOWN OFFICE
     James A. Witmer.................. Vice President & Community Office Manager
     Barbara I. Seaman..................................Customer Service Officer
MOUNTAIN VIEW OFFICE
     Connie C. Benner................. Vice President & Community Office Manager
PORT ROYAL OFFICE
     Betty D. Ryan.................... Vice President & Community Office Manager
     Larry B. Cottrill, Jr............................. Customer Service Officer

                            ADVISORY BOARD MEMBERS

BLAIRS MILLS OFFICE           PORT ROYAL OFFICE            McALISTERVILLE OFFICE
  Wayde H. Cisney             Clinton F. Bashore             Clair Ehrenzeller
William R. Goshorn           Martin L. Dreibelbis            Clair S. Graybill
 Hays I. Lauthers              Richard J. Junk                Samuel E. Knouse
   George Love                 Dennis A. Long               Ralph E. Rickenbaugh
 C. Roger Searer               Freeburn Love                 Joseph D. Ritzman
                               Betty D. Ryan                 Richard J. Sankey
                              Earl J. Wagner

  LEWISTOWN OFFICE             MILLERSTOWN OFFICE             GARDENVIEW OFFICE
William H. Bradford           R. Franklin Campbell               David B. Esh
 William R. Carter          Lowell R. Frantz, C.L.U.          M. Randall French
 Sharon D. Havice              Gregory J. Gordon             H. Ross Harshbarger
  R. Jack Morgan                Gerald M. Lyter              Donald R. Hartzler
 Harry F. Stimely               James A. Witmer                Jerry L. Wagner
 Frank A. Zampelli              Gary G. Wright

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

The Juniata Valley Bank operates eight branch banking offices and one trust service office. At December 31, 1997, the Bank had 100 full-time equivalent employees. The Bank is engaged in commercial banking and trust business as authorized by the Pennsylvania Banking Code of 1965. This includes accepting time and demand deposits, making secured and unsecured commercial and consumer loans, financing commercial transactions, making construction and mortgage loans, and administering corporate, pension and personal trust services. The Bank provides its services to individuals, corporations, partnerships, associations, municipalities and other governmental bodies. As of December 31, 1997, the Bank had four offices in Juniata County, one office in Perry County, two offices in Mifflin County and one office in Huntingdon County.

In December 1997, The Corporation announced the signing of a definitive agreement with Lewistown Trust Company, a commercial bank with total assets of $112 million, headquartered in Lewistown, Pennsylvania. Under terms of the agreement, each Lewistown Trust shareholder will receive one share of the Corporation's common stock for each Lewistown Trust share and Lewistown Trust will be merged into the Bank. The transaction will be accounted for under the pooling-of-interests method of accounting and is subject to regulatory and shareholder approvals. The merger is expected to be consummated in the second or third quarter of 1998.

COMPETITION

The Bank's principal market area includes all of Mifflin and Juniata Counties, and portions of Perry, Huntingdon, Franklin and Snyder Counties. There are 16 commercial banks which are headquartered or have branch offices located within the Bank's market area which the Bank considers its primary competitors. Of the 16 commercial banks with operations in the Bank's market area, the Bank ranked fifth in assets as of December 31, 1997.

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

                                                          December 31,
                                                          ------------
                                               1997          1996          1995
                                               ----          ----          ----
Risk-weighted assets ratio:
    Tier I                                    18.61%        18.56%        18.04%
    Total                                     19.82%        19.77%        19.24%

Total assets leverage ratio:
    Tier I                                    12.82%        12.36%        12.25%

SECURITIES PORTFOLIO

The following table sets forth the carrying amount of securities at the dates indicated:
                                                             December 31,
                                                             ------------
                                                       1997      1996      1995
                                                       ----      ----      ----
                                                             (In Thousands)
Available for sale securities (at fair value):

U.S. Treasury and other U.S. government obligations  $ 6,469   $ 8,141   $ 9,585
States and political subdivisions                      9,942    10,420     3,683
Other corporate                                        4,665     5,118     3,168
Mortgage-backed                                        3,860     5,273     6,971
Equity                                                 1,551     1,263     1,098
                                                     -------   -------   -------

                                                      26,487    30,215    24,505
                                                     -------   -------   -------
Held to maturity securities (at amortized cost):

U.S. Treasury and other U.S. government obligations    7,160     5,217     5,751
States and political subdivisions                     15,726    19,729    20,448
Other corporate                                       17,407    15,338    16,472
                                                     -------   -------   -------

                                                      40,293    40,284    42,671
                                                     -------   -------   -------

    Total securities                                 $66,780   $70,499   $67,176
                                                     =======   =======   =======

       JUNIATA VALLEY FINANCIAL CORP. AND ITS WHOLLY-OWNED SUBSIDIARY,
                            THE JUNIATA VALLEY BANK
                                    BUSINESS

SECURITIES PORTFOLIO (CONTINUED)

The following table sets forth the maturities of securities at December 31, 1997 and the weighted average yields of such securities by contractual maturities or call dates. Yields on obligations of state and political subdivisions are not presented on a tax equivalent basis. Mortgage-backed securities with contractual maturities after ten years from December 31, 1997, feature regular repayments of principal and average lives of three to five years.



                                                                               Maturing
                                                                               --------
                                                                  After One                After Five
                                                                  But Within               But Within                 After
                                      Within One Year             Five Years                Ten Years               Ten Years
                                     Amount      Yield       Amount        Yield       Amount       Yield        Amount      Yield
                                     ------      -----       ------        -----       ------       -----        ------      -----
                                                                             (In Thousands)
Available for sale:

    U.S. Treasury and other U.S.
        government agencies          $ 2,747      5.72%     $ 3,722         6.33%      $  -             -        $  -           -
    State and political
        subdivisions                     690      5.20        8,734         4.66          -             -           518        4.45%

    Other corporate                      -         -          4,665         5.96          -             -           -           -
    Mortgage-backed                      -         -          1,526         6.30           23          5.63       2,311        6.65
                                     -------                -------                    ------                    ------

                                       3,437                 18,647                        23                     2,829
                                     -------                -------                    ------                    ------

Held to maturity:

    U.S. Treasury and other U.S.
        government agencies            1,498      6.93        5,662         6.37          -             -           -           -
    State and political
        subdivisions                   5,900      4.18        9,541         4.75          285          5.63         -           -
    Other corporate                    3,862      6.41       12,471         6.50        1,074          6.50         -           -
                                     -------                -------                    ------                    ------

                                      11,260                 27,674                     1,359                       -
                                     -------                -------                    ------                    ------

            Total                    $14,697                $46,321                    $1,382                    $2,829
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

The following table shows the Bank's loan distribution at the end of each of the last five years:


                                                                       December 31,
                                                                       ------------
                                                  1997         1996         1995         1994         1993
                                                  ----         ----         ----         ----         ----
                                                                       (In Thousands)

     Commercial, financial and agricultural     $ 12,520     $ 11,808     $ 11,843     $ 14,472     $ 19,361
     Real estate mortgage                         98,383       91,865       88,593       86,316       75,613
     Consumer (less unearned discount)            25,288       23,061       21,019       20,917       18,792
     All other                                     1,321        1,412        1,483        1,486        1,968
                                                --------     --------     --------     --------     --------

         Total loans                            $137,512     $128,146     $122,938     $123,191     $115,734
                                                ========     ========     ========     ========     ========

This table shows the maturity of loans (excluding residential mortgages of 1-4 family residences and consumer loans) outstanding as of December 31, 1997.

                                                             Maturing      Maturing      Maturing
                                                              During      From 1999       After
                                                               1998       Thru 2000       2000        Total
                                                               ----       ---------       ----        -----
                                                                              (In Thousands)
     Commercial, agricultural and financial                  $ 12,520     $    -       $    -       $  12,520
     All other                                                  1,321          -            -           1,321
                                                             --------     -------      -------      ---------

         Total loans                                         $ 13,841     $    -       $    -       $  13,841
                                                             ========     =======      =======      =========

       JUNIATA VALLEY FINANCIAL CORP. AND ITS WHOLLY-OWNED SUBSIDIARY,
                             THE JUNIATA VALLEY BANK
                                     BUSINESS



NONACCRUAL, PAST DUE AND RESTRUCTURED LOANS

The following table summarizes the Bank's nonaccrual, past due and restructured loans:

                                                                     December 31,
                                                                     ------------
                                            1997          1996          1995         1994           1993
                                            ----          ----          ----         ----           ----
                                                                    (In Thousands)

     Average loans outstanding            $131,523      $123,104      $121,193      $116,805      $114,896
                                          ========      ========      ========      ========      ========
     Nonaccrual loans                     $    113      $    296      $    390      $    433      $    105
     Accruing loans past due
         90 days or more                       259           396           462           166           177
     Restructured loans                       -             -             -             -             -
                                          --------      --------      --------      --------      --------

         Total                            $    372      $    692      $    852      $    599      $    282
                                          ========      ========      ========      ========      ========

     Ratio of non-performing loans
         to average loans outstanding          .28%          .56%          .70%          .51%          .25%

Information with respect to nonaccrual and restructured loans at December 31,


                                                1997       1996        1995        1994        1993
                                                ----       ----        ----        ----        ----
                                                                  (In Thousands)
     Nonaccrual loans                         $   113     $   296     $   390     $   433     $   105
     Restructured loans                          -           -           -           -           -
     Interest income that would have been
         recorded under original terms             18          41          37          28          12
     Interest income recorded
         during the period                       -           -              5           9        -
     Commitments to lend additional funds        -           -           -           -           -

All of the nonaccrual loans at December 31, 1997, are secured by real estate or otherwise guaranteed as to repayment. The majority of the nonaccrual balance relates to one borrower.

A loan is generally considered impaired when it is probable the Bank will be unable to collect all contractual principal and interest payments due in accordance with the terms of the loan agreement. The accrual of interest is discontinued when the contractual payment of principal and interest has become 90 days past due or management has serious doubts about further collectibility of principal or interest, even though the loan is currently performing. A loan may remain on accrual status if it is in process of collection and is either guaranteed or well secured. When a loan is placed on nonaccrual status, unpaid interest credited to income in the current year is reversed and unpaid interest accrued in prior years is charged against the allowance for loan losses. Interest received on nonaccrual loans generally is either applied against principal or reported as interest income, according to management's judgement as to the collectibility of principal. Generally, loans are restored to accrual status when the obligation is brought current, has performed in accordance with the contractual terms for a reasonable period of time and the ultimate collectibility of the total contractual principal and interest is no longer in doubt.

       JUNIATA VALLEY FINANCIAL CORP. AND ITS WHOLLY-OWNED SUBSIDIARY,
                             THE JUNIATA VALLEY BANK
                                     BUSINESS


SUMMARY OF LOAN LOSS EXPERIENCE

The following table summarizes the Bank's loan loss experience for each of the five years ended December 31,


                                                  1997         1996         1995           1994          1993
                                                  ----         ----         ----           ----          ----
                                                                       (In Thousands)
     Average loans outstanding                 $131,523      $123,104      $121,193      $116,805      $114,896
                                               ========      ========      ========      ========      ========

     Allowance for loan loss January 1         $  1,707      $  1,616      $  1,523      $  1,458      $  1,363

     Losses charged to allowance
         Commercial                                   1            58            12           -              19
         Real estate                                 12             0            28            92            66
         Consumer                                   110            45            55            86            79
                                               --------      --------      --------      --------      --------

                                                    123           103            95           178           164
                                               --------      --------      --------      --------      --------
     Recoveries credited to allowance
         Commercial                                  17             2             3           -               2
         Real estate                                  0             0            42             2            10
         Consumer                                    22            12             8            21            27
                                               --------      --------      --------      --------      --------

                                                     39            14            53            23            39
                                               --------      --------      --------      --------      --------

     Net charge-offs                                 84            89            42           155           125

     Provision for possible loan losses             180           180           135           220           220
                                               --------      --------      --------      --------      --------

     Allowance for loan losses December 31     $  1,803      $  1,707      $  1,616      $  1,523      $  1,458
                                               ========      ========      ========      ========      ========
     Ratio of net charge-offs to
         average loans outstanding                  .06%          .07%          .03%          .13%          .11%

Management feels the increase in losses charged to allowance from consumer loans is not indicative of a decline in the local economy or of future results in consumer loans.

The amount charged to operations and the related balance in the allowance for loan losses is based upon periodic evaluations of the loan portfolio by management. These evaluations consider several factors including, but not limited to, general economic conditions, loan portfolio composition, prior loan loss experience and management's estimate of future potential losses.

This table shows an allocation of the allowance for loan losses as of the end of each of the last five years.


                             1997                 1996                  1995                 1994                   1993
                             ----                 ----                  ----                 ----                   ----
                                                                  (In Thousands)
                                 % of                  % of                  % of                  % of                  % of
                      Amount     Loan       Amount     Loan       Amount     Loan      Amount      Loan       Amount     Loan
                      ------     ----       ------     ----       ------     ----      ------      ----       ------     ----
     Commercial      $  336      10.1%     $  330       9.2%     $  321       9.6%     $  303      11.7%     $  385       4.3%
     Real estate        342      71.5         326      71.7         322      72.1         298      70.1         243      77.1
     Consumer           489      18.4         458      19.1         443      18.3         468      18.2         410      18.6
     Unallocated        636       -           593       -           530       -           454       -           420       -
                     ------      ----      ------      ----      ------      ----      ------      ----      ------      ----

         Total       $1,803       100%     $1,707       100%     $1,616       100%     $1,523       100%     $1,458       100%
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

Highly leveraged transactions (HLTS) generally include loans and commitments made in connection with recapitalizations, acquisitions and leveraged buyouts, and result in the borrowers debt-to-total assets ratio exceeding 75%. The Bank has no loans at December 31, 1997, that qualified as HLTS.

        JUNIATA VALLEY FINANCIAL CORP. AND ITS WHOLLY-OWNED SUBSIDIARY,
                            THE JUNIATA VALLEY BANK
                                   BUSINESS

DEPOSITS

The average daily amount of deposits and rates paid on such deposits is summarized for December 31, indicated in the following table:

                                         1997                    1996                    1995
                                         ----                    ----                    ----
                                  Amount       Rate       Amount       Rate       Amount       Rate
                                  ------       ----       ------       ----       ------       ----
                                                            (In Thousands)
Non-interest bearing demand     $ 21,727                $ 20,328                $ 19,182
Interest bearing demand           26,118       2.42%      25,930       2.45%      25,505       2.45%
Savings deposits                  21,055       2.84       22,124       2.84       22,183       2.86
Time deposits                    117,212       5.59      112,377       5.63      103,793       5.50
                                --------                --------                --------

    Total                       $186,112                $180,759                $170,663
                                ========                ========                ========

As of December 31, 1997, certificates of deposit outstanding in an individual amount of $100,000 or more totalled $15,445,000.

The maturity of these certificates of deposits is as follows:

                            Over 3         Over 6
          3 months         through 6     through 12     Over 12
           or less          months        months        months
           -------          ------        ------        ------
                                (In Thousands)
           $3,684           $2,604        $2,661        $6,496
           ======           ======        ======        ======

        JUNIATA VALLEY FINANCIAL CORP. AND ITS WHOLLY-OWNED SUBSIDIARY,
                            THE JUNIATA VALLEY BANK
                                   BUSINESS

QUARTERLY RESULTS OF OPERATIONS

                                                  Three Months Ended
                                   March 31     June 30     Sept. 30      Dec. 31
                                   --------     -------     --------      -------
                                         (In Thousands, except per share data)
FOR THE YEAR 1997
    Interest income                $ 3,989      $ 4,089      $ 4,189      $ 4,200
    Interest expense                (1,900)      (1,931)      (1,968)      (1,986)
                                   -------      -------      -------      -------
    Net interest income              2,089        2,158        2,221        2,214
    Provision for loan losses          (45)         (45)         (45)         (45)
    Other income                       170          268          165          188
    Other expenses                  (1,314)      (1,380)      (1,361)      (1,343)
                                   -------      -------      -------      -------
    Income before income taxes         900        1,001          980        1,014
    Income taxes                      (203)        (231)        (242)        (174)
                                   -------      -------      -------      -------
    Net income                     $   697      $   770      $   738      $   840
                                   =======      =======      =======      =======
    Per-share data:
        Basic earnings                 .50          .55          .53          .60
        Cash dividends                 -            .32          -            .34

                                                  Three Months Ended
                                   March 31     June 30     Sept. 30      Dec. 31
                                   --------     -------     --------      -------
                                         (In Thousands, except per share data)
FOR THE YEAR 1996
    Interest income                $ 3,916      $ 3,901      $ 3,963      $ 3,975
    Interest expense                (1,871)      (1,869)      (1,922)      (1,930)
                                   -------      -------      -------      -------
    Net interest income              2,045        2,032        2,041        2,045
    Provision for loan losses          (45)         (45)         (45)         (45)
    Other income                       133          144          157          199
    Other expenses                  (1,283)      (1,285)      (1,292)      (1,211)
                                   -------      -------      -------      -------
    Income before income taxes         850          846          861          988
    Income taxes                      (189)        (221)        (201)        (170)
                                   -------      -------      -------      -------
    Net income                     $   661      $   625      $   660      $   818
                                   =======      =======      =======      =======
    Per-share data:
        Basic earnings                 .47          .45          .47          .59
        Cash dividends                 -            .30          -            .30

        JUNIATA VALLEY FINANCIAL CORP. AND ITS WHOLLY-OWNED SUBSIDIARY
                            THE JUNIATA VALLEY BANK
           FIVE YEAR FINANCIAL HIGHLIGHTS . SELECTED FINANCIAL DATA

                                           1997          1996          1995          1994          1993
                                           ----          ----          ----          ----          ----
BALANCE SHEET DATA (In Thousands)
    Assets                             $  220,910    $  212,264    $  205,878    $  190,176    $  189,776
    Deposits                              189,007       182,455       178,153       165,151       166,542
    Loans receivable                      135,709       126,439       121,322       121,668       114,276
    Securities                             66,780        70,499        67,176        57,214        59,932
    Stockholders' equity                   28,712        26,763        24,723        22,434        20,803
    Average equity                         27,815        25,443        23,316        21,363        19,497
    Average assets                        217,531       209,613       197,168       192,759       187,603

EARNINGS DATA (In Thousands)
    Interest income                    $   16,467    $   15,755    $   15,070    $   13,972    $   14,090
    Interest expense                        7,785         7,592         6,970         5,813         6,073
                                       ----------    ----------    ----------    ----------    ----------
    Net interest income                     8,682         8,163         8,100         8,159         8,017
    Provision for loan losses                 180           180           135           220           220
                                       ----------    ----------    ----------    ----------    ----------
    Net interest income after
        provision for loan losses           8,502         7,983         7,965         7,939         7,797
    Other income                              791           633           581           551           518
    Other expenses                          5,398         5,071         5,106         5,146         5,237
                                       ----------    ----------    ----------    ----------    ----------
    Income before income taxes              3,895         3,545         3,440         3,344         3,078
    Federal income taxes                      850           781           780           791           697
                                       ----------    ----------    ----------    ----------    ----------
    Income before cumulative effect
        of change in accounting
        principle                           3,045         2,764         2,660         2,553         2,381
    Net income                         $    3,045    $    2,764    $    2,660    $    2,553    $    2,934

RATIOS
    Return on average assets                 1.40%         1.32%         1.35%         1.32%         1.27%
    Return on average equity                10.95         10.86         11.41         11.94         12.21 (1)
    Equity to assets (year end)             13.00         12.61         12.01         11.80         10.27 (1)
    Loans to deposits (year end)            71.80         69.30         68.10         73.67         68.62
    Dividend payout (percentage
        of income)                          30.31         30.25         29.14         29.18         28.60

*PER SHARE DATA
    Income before cumulative
        effect of change in accounting
        principle                      $     2.18    $     1.98    $     1.91    $     1.84    $     1.71
    Basic earnings                           2.18          1.98          1.91          1.84          2.11
    Cash dividends                            .66           .60           .56           .54           .50
    Book value                              20.72         19.21         17.77         16.13         14.95
    Average shares outstanding          1,396,401     1,393,264     1,391,251     1,391,251     1,391,251
    Approximate number
        of stockholders                     1,195         1,098         1,066         1,089         1,021

* Outstanding and per-share information for all years presented has been restated to give effect to the 5-for-4 stock splits in the form of 25% stock dividends issued September 5, 1997, January 9, 1996, and on October 26, 1994, and the 10% stock dividend issued on September 30, 1993.

(1) Excluding the cumulative effect of change in accounting principle of $553,000 or $.50 per share.

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

--------------------------------------------------------------------------------
                              FINANCIAL CONDITION
--------------------------------------------------------------------------------

SOURCES AND USES OF FUNDS TRENDS

                                          1997       Increase    (Decrease)   1996        Increase    (Decrease)   1995
                                         Average     --------    ----------  Average      --------    ----------  Average
                                         Balance      Amount         %       Balance       Amount         %       Balance
                                         -------      ------         -       -------       ------         -       -------
                                                                      (Thousands of Dollars)
Funding uses:
  Interest earning assets:
     Loans:
        Commercial                        $  43,844    $   2,077     4.97%    $  41,767    $     524     1.27%    $  41,243
        Mortgage                             64,104        5,192     8.81        58,912        1,658     2.90        57,254
        Consumer                             23,575        1,150     5.13        22,425         (271)   (1.19)       22,696
                                          ---------    ---------              ---------    ---------              ---------

                                            131,523        8,419     6.84       123,104        1,911     1.58       121,193
        Less: Allowance for loan losses       (1774)         (97)    5.78        (1,677)        (101)    6.41        (1,576)
                                          ---------    ---------              ---------    ---------              ---------

                                            129,749        8,322     6.85       121,427        1,810     1.51       119,617

     Securities                              71,952         (713)    (.98)       72,665        9,805    15.60        62,860
     Funds sold                               3,098       (1,009)  (24.57)        4,107          114     2.85         3,993
                                          ---------    ---------              ---------    ---------              ---------

                                             75,050       (1,722)   (2.24)       76,772        9,919    14.84        66,853
     Total interest earning
        assets                              204,799        6,600     3.33       198,199       11,729     6.29       186,470
     Other assets                            12,732        1,318    11.55        11,414          716     6.69        10,698
                                          ---------    ---------              ---------    ---------              ---------

           Total uses                     $ 217,531    $   7,918     3.78     $ 209,613    $  12,445     6.31     $ 197,168
                                          =========    =========              =========    =========              =========
Funding sources:
     Deposits:
        Demand                            $  21,727    $   1,399     6.88     $  20,328    $   1,146     5.97     $  19,182
        Interest bearing demand              26,118          188      .73        25,930          425     1.67        25,505
        Savings                              21,055       (1,069)   (4.83)       22,124          (59)    (.27)       22,183
        Time under $100,000                 101,767        3,773     3.85        97,994        6,547     7.16        91,447
                                          ---------    ---------              ---------    ---------              ---------

        Total core deposits                 170,667        4,291     2.58       166,376        8,059     5.09       158,317
        Time over $100,000                   15,445        1,062     7.38        14,383        2,037    16.50        12,346
                                          ---------    ---------              ---------    ---------              ---------

        Total deposits                      186,112        5,353     2.96       180,759       10,096     5.92       170,663
     Other liabilities                        3,604          193     5.66         3,411          222     6.96         3,189
     Stockholders' equity                    27,815        2,372     9.32        25,443        2,127     9.12        23,316
                                          ---------    ---------              ---------    ---------              ---------

           Total sources                  $ 217,531    $   7,918     3.78     $ 209,613    $  12,445     6.31     $ 197,168
                                          =========    =========              =========    =========              =========

                     MANAGEMENT'S DISCUSSION AND ANALYSIS

--------------------------------------------------------------------------------
                        FINANCIAL CONDITION (Continued)
--------------------------------------------------------------------------------

The Corporation functions as a financial intermediary and therefore its financial condition is analyzed in terms of its sources and uses of funds. The following comparison of daily average balances indicates how the Corporation has managed its sources and uses of funds.

The Corporation's assets continued to grow during 1997, reaching the level of $217,531,000 an increase of $7,918,000 or 3.78% compared to 1996. The rate of growth for 1997 can be attributed to loan demand. This loan growth was funded primarily through an increase in deposits.

Loans experienced growth of $8,322,000 or 6.85% from 1996 to 1997 which was more than the $1,810,000 increase in 1996 over 1995. Mortgage loans had the greatest increase of $5,192,000 or 8.81%. The increase in mortgage loans is due to the refinancing of existing mortgages as well as first time home buyers. Other consumers took this opportunity to renovate their existing homes and consolidate other debt into existing mortgages. This compares to an increase of $1,658,000 from 1995 to 1996. Commercial loans grew $2,077,000 or 4.97% in 1997 over 1996. The growth in commercial loans in 1996 over 1995 was $524,000. While consumer loans experienced a decline from 1995 to 1996 of $271,000, an increase in demand occurred of $1,150,000 or 5.13% in 1997 over 1996. This growth in loans is reflective of the strength in the economy.

Investment securities decreased $713,000 or .98% in 1997 over 1996. This followed an increase of $9,805,000 from 1995 to 1996. A portion of the proceeds from maturities and sales was used to fund loan growth rather than reinvestment in securities. Treasury securities increased $926,000 to $4,095,000, tax-free municipals increased $440,000 to $30,554,000 and corporate securities increased $236,000 to $22,972,000. The decrease occurred in federal agency securities which declined $2,701,000 to $14,331,000.

The asset growth was funded by an increase in deposits of $5,353,000 from 1996 to 1997 or 2.96%. This was less than the deposit growth experienced in 1996 over 1995 of $10,096,000. The primary source of funds is core deposits. The largest category of core deposits continues to be time deposits under $100,000. Time deposits under $100,000 increased $3,773,000 or 3.85% in 1997 over 1996 which was less than the $6,547,000 increase from 1995 to 1996. This category includes certificates of deposit, which allow customers to invest their funds at selected maturities ranging from 6 months to 5 years and individual retirement accounts. Demand deposits increased 6.88% or $1,399,000 from 1996 to 1997 which was similar to the growth of $1,146,000 from 1995 to 1996. A slight increase was experienced in interest bearing demand of .73% or $188,000 in 1997 over 1996. The increase of interest bearing demand in 1996 over 1995 was $425,000. Savings decreased $1,069,000 or 4.83% from 1996 to 1997. The decrease from 1995 to 1996 was $59,000. On average during 1997, core deposits experienced an increase of $4,291,000. The Corporation's ability to maintain its core deposit base despite the intense competition and nonbank influences in the market area, reflects the Corporation's strong customer base.

--------------------------------------------------------------------------------
                             RESULTS OF OPERATIONS
--------------------------------------------------------------------------------


[BAR GRAPH APPEARS HERE]

[PLOT POINTS TO COME]


Juniata Valley Financial Corp. reported net income for 1997 of $3,045,000, an increase of 10.17% from the $2,764,000 net income reported in 1996 and an increase of 14.47% over 1995 earnings of $2,660,000. Basic earnings per share was $2.18 in 1997 an increase of $.20 from 1996 and an increase of $.27 from 1995.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS


--------------------------------------------------------------------------------
                       RESULTS OF OPERATIONS (Continued)
--------------------------------------------------------------------------------

The two most widely recognized performance ratios within the financial services industry are the return on average equity and return on average assets. The return on average equity ratio presents the net income to average equity maintained throughout the year. The return on average equity was 10.95% in 1997, compared to 10.86% in 1996 and 11.41% in 1995.


                           RETURN ON AVERAGE EQUITY

                           [BAR GRAPH APPEARS HERE]

                             [PLOT POINTS TO COME]


Return on average assets ratio presents the income for the year compared to the average assets maintained throughout the year. The return on average assets was 1.40% in 1997, compared to 1.32% in 1996 and 1.35% in 1995.


                           RETURN ON AVERAGE ASSETS

                           [BAR GRAPH APPEARS HERE]

                             [PLOT POINTS TO COME]


The Board of Directors continued to increase the cash dividends paid to shareholders. On a per share basis $.66 was paid in 1997, up 10.00% from the $.60 paid in 1996 and up 17.86% over the $.56 paid in 1995. Along with the increase in cash dividends, a 5-for-4 stock split in the form of a 25% stock dividend was issued on September 5, 1997, and January 9, 1996. After giving effect to these stock splits the market price per share increased from $25.60 at January 1, 1996, to $36.50 at December 31, 1997.


                           CASH DIVIDENDS PER SHARE

                           [BAR GRAPH APPEARS HERE]

                            [PLOT POINTS TO COME]


While increasing dividends, the Corporation was able to increase stockholders' equity to total assets (the capital ratio) to 13.00% at December 31, 1997, up from 12.61% in 1996 and 12.01% in 1995.


                               EQUITY TO ASSETS

                           [BAR GRAPH APPEARS HERE]

                             [PLOT POINTS TO COME]


The Corporation has realized steady growth over the past two years. Assets for the year ended December 31, 1997, were $220,910,000 an increase of $8,646,000 or 4.07% compared to 1996 assets of $212,264,000. Assets for 1996 grew $6,386,000 or 3.10% compared to 1995 assets of $205,878,000.


                                    ASSETS

                           [BAR GRAPH APPEARS HERE]

                             [PLOT POINTS TO COME]

                    MANAGEMENT'S DISCUSSION AND ANALYSIS


--------------------------------------------------------------------------------
                       RESULTS OF OPERATIONS (Continued)
--------------------------------------------------------------------------------

The Juniata Valley Bank's allowance for loan losses was $1,803,000 in 1997, $1,707,000 in 1996 and $1,616,000 in 1995. The provision provided in each of those years was $180,000 in 1997, $180,000 in 1996 and $135,000 in 1995. The
provision for loan losses exceeded net charge-offs by 114.29%, 102.25%, and 221.43% in 1997, 1996 and 1995, respectively. In 1997 net charge-offs were .06% of average loans outstanding. In 1996 and 1995 net charge-offs were .07% and
 .03% of average loans outstanding, respectively.

Other income increased $158,000 or 24.96% over 1996. From 1995 to 1996 the increase was $52,000 or 8.95%. The increase in trust department income was $10,000 in 1997 over 1996. The increase in 1996 of trust department income was $25,000 due to the settlement of three estates. Customer service fees increased $22,000 for 1997 compared to 1996. The increase was $14,000 from 1995 to 1996 for customer service fees. The increases in 1997 and 1996 for customer service fees can be attributed to an increase in volume and not as a result of increased fees. There was a $65,000 gain on sales of securities during 1997, which the Corporation did not have in 1996 or 1995. The other income category increased $61,000 for 1997 due principally to $51,000 of life insurance proceeds. The increase in other income for 1996 over 1995 was $13,000.

Other expenses increased $327,000 or 6.45% from 1996 to 1997. This compares to a decrease of $35,000 from 1995 to 1996. The $72,000 increase in salaries and wages in 1997 can be attributed to annual merit increases and promotions of employees. This compares to an increase of $83,000 in salaries and wages for 1996 over 1995. In 1997 employee benefits increased $5,000 which followed an increase of $25,000 in 1996 over 1995. This was due to price changes of the benefits provided as opposed to increased benefits. Occupancy and equipment expenses were relatively stable over the three year period. There was a $21,000 increase in federal deposit insurance premiums in 1997 due to legislation approved in 1996 for all banks to help finance the FICO debt service assessment. There was a decrease of $190,000 in 1996 compared to 1995 in FDIC premiums. The $23,000 decrease in director compensation in 1997 followed a decrease of $20,000 in 1996. The decrease is due to fully funded retirement plans. The $165,000 increase in repossession and foreclosed real estate is due to costs associated with preparing two properties for sale and legal fees. The $68,000 increase in the other category can be attributed to increased professional fees, a $20,000 increase in stationery and supplies and $9,000 increase in advertising. The $27,000 increase in 1996 over 1995 was due to holding company expenses related to stockholder matters including the introduction of a dividend reinvestment plan incurred in 1996 and not incurred in 1995.

The management of the Juniata Valley Bank seeks product and service improvements that both strengthen existing customer relationships and help attract new ones. During 1997, sales of mutual funds were introduced through a third party arrangement with T.H.E. Financial. For those customers desiring this type of investment vehicle Juniata Valley Bank can offer them. Fee income derived from the sale of this product in 1997 was not significant.

The United States Supreme Court issued its decision in the case of Barnett Bank versus Nelson that national banks may sell insurance to anyone in a community with a population under 5,000. Both the Pennsylvania insurance and banking departments have issued policy statements recognizing that state chartered banks may become licensed insurance agents, either directly or through an operating subsidiary. The Juniata Valley Bank will evaluate the merits of insurance sales during 1998 to help improve the bottom line.

The Corporation has conducted a comprehensive review of its computer systems to identify the systems that could be affected by the Year 2000 issue and is developing an implementation plan to resolve any issues. The Year 2000 problem is the result of computer programs being written using two digits rather than four to define the applicable year. Any of the Corporation's programs that have time-sensitive software could recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a major system failure. Financial institutions are in a unique situation in that time-deposits and loans, for a number of years have had maturity dates into the future well beyond the year 2000.

The Corporation uses two major software vendors for data processing. Letters of certification have been obtained assuring that they will be year 2000 compliant in 1998 and testing can be performed by the fall of 1998 and into 1999. Because of the data processing being out sourced, the cost of the year 2000 compliance will be shared with the two data processing vendors. Management does not feel this cost will materially impact the results of operations of the Corporation in 1998 or 1999.

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

--------------------------------------------------------------------------------
                   TABLE 1 - ANALYSIS OF NET INTEREST INCOME
--------------------------------------------------------------------------------


Table 1 presents average balances, interest income and expense and the yields earned or paid on these assets and liabilities. Yields on tax exempt securities are not presented on a tax equivalent basis. Nonaccrual loans and unrealized gains on securities are included in "Other assets" under "Noninterest earning assets".

                                                                                    1997
                                                                                  Interest
                                                               Average             Income                 %
                                                               Balances           (Expense)              Rate
                                                               --------           ---------              ----

                                                                               (In Thousands)
INTEREST EARNING ASSETS
     Interest bearing deposits in other banks                 $      45           $       2              4.44%
     Securities (taxable)                                        41,353               2,749              6.65
     Securities (tax free)                                       30,554               1,204              3.94
     Federal funds sold                                           3,098                 182              5.87
     Loans                                                      131,523              12,330              9.3
                                                              ---------           ---------

           Total interest earning assets                        206,573              16,467              7.97
                                                                                                         ----

NON-INTEREST EARNING ASSETS
     Cash and due from banks                                      5,190
     Other assets                                                 7,542
     Less: allowance for loan losses                             (1,774)
                                                              ---------

           Total assets                                       $ 217,531
                                                              =========

INTEREST BEARING LIABILITIES
     Demand deposits bearing interest                         $  26,118                (633)             2.42
     Savings deposits                                            21,055                (597)             2.84
     Time deposits                                              117,212              (6,555)             5.59
                                                              ---------           ---------

           Total interest bearing liabilities                   164,385              (7,785)             4.74
                                                                                  ---------              ----

NON-INTEREST BEARING LIABILITIES
     Demand deposits                                             21,727
     Other liabilities                                            3,604
STOCKHOLDERS' EQUITY                                             27,815
                                                              ---------

           Total liabilities and stockholders' equity         $ 217,531
                                                              =========
NET INTEREST INCOME/SPREAD                                                        $   8,682              3.23%
                                                                                  =========              ====
MARGIN ANALYSIS
     Interest income/ earning assets                                                                     7.97%
     Interest expense/earning assets                                                                     3.77
                                                                                                         ----

           Net interest margin                                                                           4.20%
                                                                                                         ====

--------------------------------------------------------------------------------
                              TABLE 1 (Continued)
--------------------------------------------------------------------------------


                                                                            1996                                  1995
                                                                          Interest                              Interest
                                                           Average         Income       %      Average           Income         %
                                                          Balances       (Expense)     Rate    Balances         (Expense)      Rate
                                                          --------       ---------     ----    --------         ---------      ----
                                                                       (In Thousands)                         (In Thousands)
INTEREST EARNING ASSETS
     Interest bearing deposits in other banks              $     35       $      2      5.71%     $    153        $    10      6.54%
     Securities (taxable)                                    42,836          2,758      6.44        36,011          2,212      6.14
     Securities (tax free)                                   29,794          1,230      4.13        26,696          1,195      4.48
     Federal funds sold                                       4,107            218      5.31         3,993            236      5.91
     Loans                                                  123,104         11,547      9.38       121,193         11,417      9.42
                                                           --------       --------                --------        -------

           Total interest earning assets                    199,876         15,755      7.88       188,046         15,070      8.01
                                                                                        ----                                   ----

NON-INTEREST EARNING ASSETS
     Cash and due from banks                                  5,156                                  5,127
     Other assets                                             6,258                                  5,571
     Less: allowance for loan losses                         (1,677)                                (1,576)
                                                           --------                               --------

           Total assets                                    $209,613                               $197,168
                                                           ========                               ========

INTEREST BEARING LIABILITIES
     Demand deposits bearing interest                      $ 25,930           (634)     2.45      $ 25,505           (624)     2.45
     Savings deposits                                        22,124           (629)     2.84        22,183           (635)     2.86
     Time deposits                                          112,377         (6,329)     5.63       103,793         (5,711)     5.50
                                                           --------       --------                --------        -------
           Total interest bearing liabilities               160,431         (7,592)     4.73       151,481         (6,970)     4.60
                                                                          --------      ----                      -------      ----
NON-INTEREST BEARING LIABILITIES
     Demand deposits                                         20,328                                 19,182
     Other liabilities                                        3,411                                  3,189
STOCKHOLDERS' EQUITY                                         25,443                                 23,316
                                                           --------                               --------

           Total liabilities and stockholders' equity      $209,613                               $197,168
                                                           ========                               ========
NET INTEREST INCOME/SPREAD                                                $  8,163      3.15%                     $ 8,100      3.41%

                                                                          ========      ====                      =======      ====
MARGIN ANALYSIS
     Interest income/ earning assets                                                    7.88%                                  8.01%

     Interest expense/earning assets                                                    3.80                                   3.71
                                                                                        ----                                   ----

           Net interest margin                                                          4.08%                                  4.31%
                                                                                        ====                                    ====

--------------------------------------------------------------------------------
                               NET INTEREST INCOME
--------------------------------------------------------------------------------

Net interest income is the most significant contributor to the Corporation's net income. During 1997, net interest income increased 6.36% to $8,682,000 compared to an increase of .78% during 1996. Table 2 shows the interest income, interest expense and net interest income with the percentage change between the years.

Table 1 presents average balances, interest income and expense and yields earned or paid. This table summarized the components of the net interest income growth. Interest earning assets increased $6,697,000 or 3.35% in 1997 which was less than the $11,830,000 in 1996. The largest contributor to interest income is loans. The yield on loans remains fairly stable among the years presented. The yield on taxable securities increased by 21 basis points in 1997, while the yield on tax free securities declined 19 basis points. This same trend was experienced in 1996 with taxable securities having an increased yield of 30 basis points and the tax free securities having a decline in the yield of 35 basis points. The overall yield on these interest earning assets for 1997 was an increase of 9 basis points. For 1996 there was a decline of 13 basis points.

Interest bearing liabilities increased $3,954,000 for 1997 which was less then the increase of $8,950,000 in 1996. The yield on interest bearing demand and savings deposits remained relatively unchanged for 1997 and 1996. Time deposits is the fastest growing component of interest bearing liabilities. Rates paid on time deposits declined slightly by 4 basis points in 1997 which followed a 13 basis point increase in 1996. Higher paying time deposits matured throughout 1997 and were renewed at the current competitive rates.

The Corporation's net spread was 3.23% in 1997 up from 3.15% in 1996 and down from 3.41% in 1995. Interest spread measures the absolute difference between average rates earned and average rates paid while net interest margin reflects the relationship of interest income to earning assets versus interest expense to earning assets. The Corporation's net interest margin was 4.20% for 1997 compared to 4.08% in 1996 and 4.31% in 1995.

From Table 3 it can be seen that the increases in interest income and interest expense during 1997 were due mainly to growth in interest-earning assets and interest-bearing liabilities while average rates over the period remained fairly stable. As previously discussed, of the $712,000 increase in interest income $783,000 was attributed to loans, while interest income on securities and federal funds sold declined $71,000. In 1996, of the $685,000 change in interest income, $546,000 could be attributed to taxable investment securities principally as a result of higher volumes of securities. Rates on interest earning assets in 1996 displayed more volatility than in 1997.

Interest expense shows that for 1997 time deposits accounted for $226,000 of the $193,000 change due to the growth in this portfolio mentioned above; however there was a slight decline in rates paid. In 1996, of the $622,000 change, time deposits accounted for $618,000 of the change. Volume of time deposits attributed $472,000 while an increase in rates accounted for $146,000 of the change.


--------------------------------------------------------------------------------
                       TABLE 2 ---  NET INTEREST INCOME
--------------------------------------------------------------------------------

Net interest income, defined as interest income less interest expense, is shown in the following table:


                                   1997       % Change          1996        % Change          1995
                                   ----       --------          ----        --------          ----
                                                         (In Thousands)
Interest income                  $16,467        4.52%         $ 15,755         4.55%        $ 15,070
Interest expense                   7,785        2.54             7,592         8.92            6,970
                                 -------                      --------                      --------
Net interest income              $ 8,682        6.36          $  8,163          .78         $  8,100
                                 =======                      ========                      ========

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

                               1997/1996 Increase (Decrease)         1996/1995 Increase (Decrease)
                                       Due to Change in                      Due to Change in
                                Volume       Rate       Net          Volume       Rate        Net
                                ------       ----       ---          ------       ----        ---

Interest bearing deposits
    in other banks             $   1      $  (1)     $   0      $  (8)     $   0      $  (8)
Securities (taxable)             (95)        86         (9)       419        127        546
Securities (tax free)             31        (57)       (26)       139       (104)        35
Federal funds sold               (54)        18        (36)         7        (25)       (18)
Loans                            790         (7)       783        180        (50)       130
                               -----      -----      -----      -----      -----      -----
        Interest income          673         39        712        737        (52)       685
                               -----      -----      -----      -----      -----      -----
Demand deposits
        bearing interest           5         (6)        (1)        10          0         10
Savings deposits                 (30)        (2)       (32)        (2)        (4)        (6)
Time deposits                    272        (46)       226        472        146        618
                               -----      -----      -----      -----      -----      -----
        Interest expense         247        (54)       193        480        142        622
                               -----      -----      -----      -----      -----      -----
Increase (decrease)
    in net interest income     $ 426      $  93      $ 519      $ 257      $(194)     $  63
                               =====      =====      =====      =====      =====      =====

--------------------------------------------------------------------------------
                                LOAN PORTFOLIO
--------------------------------------------------------------------------------

[BAR GRAPH APPEARS HERE]

[PLOT POINTS TO COME]


At December 31, 1997 the net loan increase was $9,270,000 or 7.33% over 1996. This follows a year with an increase in net loans of $5,117,000 or 4.22% over 1995. The loan to deposit ratio fluctuated slightly throughout 1997; monthly averages were at a high in December of 71.91% and a low in March of 69.24%. Mortgage loans increased $6,518,000 or 7.10% over 1996. The growth for 1995 over 1994 was $3,272,000. Real estate loans still remain a very attractive option due to the tax deductibility of mortgage interest. Consumer loans increased $2,227,000 or 9.66% in 1996 to 1997. The increase for 1996 over 1995 was
$2,042,000. Commercial loans increased $712,000 in 1997 while the same type of loan decreased $35,000 from 1995 to 1996.

In spite of the slow economy and increasing credit problems nationwide, the Corporation continued its excellent net charge-off record (charge-offs, net of recoveries) during 1997. For the year, the net charge-offs were $84,000 or .06% of average loans outstanding. This compares with $89,000 or .07% for 1996 and $42,000 or .03% for 1995. Management feels the increase in losses charged to allowance from consumer loans is not indicative of a decline in the local economy or of future results in consumer loans.

The allowance for loan losses is based upon quarterly loan portfolio reviews by management. The purpose of the review is to assess loan quality, analyze delinquencies, ascertain loan growth, evaluate potential charge-offs and recoveries and assess general economic conditions in the market served. It is Management's judgement that the allowance for 1997 of $1,803,000 or 1.33% of outstanding loans is adequate to meet any foreseeable loan loss contingency. This is lower than the 1.35% for 1996 and the same 1.33% for 1995. At December 31, 1997 and l996, total non-performing loans were $372,000 and $692,000, respectively; non-performing loans as a percentage of the allowance for loan losses were 20.63% and 40.54%, respectively. Increased collection efforts continue to be made so that the level of nonperforming loans remains at historical levels in the future.

--------------------------------------------------------------------------------
               LIQUIDITY AND INTEREST RATE SENSITIVITY MANAGEMENT
--------------------------------------------------------------------------------

The goals of the Corporation's asset/liability management function are to ensure adequate liquidity and to maintain an appropriate balance between the relative rate sensitivity of interest earning assets and interest bearing liabilities. Liquidity management encompasses the ability to meet ongoing cash flow requirements of customers, who, as depositors, may want to withdraw funds or who, as borrowers, need credit availability. Interest rate sensitivity management attempts to prove stable net interest margins through changing interest rate environments and thereby achieve consistent growth in net interest income.

Liquidity management is influenced by several key elements, including asset quality and the maturity structure of assets and liabilities. The single most important source of liquidity for the Corporation is a string, stable core deposit base. This funding source has exhibited steady growth over the years and consists of deposits from customers with long-standing relationships. In 1997 the Corporation funded approximately 80% of its assets with core deposits acquired in local communities. This core deposit base, combined with stockholders' equity, funded 90% of average assets in 1997 and provides a substantial and highly stable source of liquidity.

Principal sources of asset liquidity are provided by held to maturity securities maturing in one year or less, available for sale securities, and other short-term investments such as federal funds sold and cash and due from banks. At December 31, 1997, these liquid assets amounted to $48,460,000 compared to liquid assets at December 31, 1996, of $51,764,000. Liquidity is also provided by scheduled and unscheduled principal repayments of loans.

The Corporation joined the Federal Home Loan Bank of Pittsburgh in August of 1993 for the purpose of providing short term liquidity when other sources are unable to fill these needs. The Corporation has an unused line of credit of $6,470,000 at December 31, 1997, from the Federal Home Loan Bank which it can draw upon for additional liquidity.

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

The Corporation's primary funding requirement is loan demand. From the statement of cash flows it is demonstrated that loan demand is primarily funded through deposit growth. Loan growth of $9,450,000 was more than deposit growth of $6,552,000. Security proceeds of $18,661,000 were used to purchase securities of $14,614,000. The funding short fall in loans from deposits of $2,898,000 was offset by the net proceeds from security transactions of $4,047,000. The additional proceeds from securities not used for loans were used toward the increase of cash and cash equivalents of $1,691,000.


--------------------------------------------------------------------------------
                              REGULATORY MATTERS
--------------------------------------------------------------------------------

The Juniata Valley Bank is subject to periodic examinations by one or more of the various regulatory agencies. During 1997 no examinations were conducted.

On January 1, 1997 the Financial Accounting Standards Board (FASB) issued Statement No. 128, "Earnings Per Share". Since the Corporation has a simple capital structure, previously reported earnings per share for 1996 and 1995 equals basic earnings per share for those periods as reflected in the statement of income. The weighted average number of common shares outstanding was adjusted for stock dividends for all periods presented.

--------------------------------------------------------------------------------
                                MARKET RATE RISK
--------------------------------------------------------------------------------

The operations of the Bank are subject to risk resulting from interest rate fluctuations to the extent that there is a difference between the amount of the Bank's interest earning assets and the amount of interest bearing liabilities that are prepaid/ withdrawn, mature or reprice in specified periods. The principal objective of the Bank's asset/liability management activities is to provide consistently higher levels of net interest income while maintaining acceptable levels of interest rate and liquidity risk and facilitating the funding needs of the Bank. The Bank utilizes an interest rate sensitivity model as the primary quantitative tool in measuring the amount of interest rate risk that is present.

The operations of the Bank do not subject it to foreign currency exchange or commodity price risk. Also the Bank and Corporation do not utilize interest rate swaps, caps or other hedging transactions.

Table 4 provides information about the Corporation's financial instruments that are sensitive to changes in interest rates. For securities, loans and deposits, the table presents principal cash flows and related weighted average interest rates by maturity dates. The Corporation has no market risk sensitive instruments entered into for trading purposes.

--------------------------------------------------------------------------------
                       TABLE 4 - INTEREST RATE SENSITIVITY
                    PRINCIPAL AMOUNT BY EXPECTED MATURITY
                              AVERAGE INTEREST RATE
--------------------------------------------------------------------------------

                                                   1998             1999                 2000
                                                   ----             ----                 ----
                                                             (Dollars in Thousands)
ASSETS

    Interest bearing deposits                $       17          $     --            $     --
        Average interest rate                      4.44%

    Federal funds sold                            4,180                --                  --
        Average interest rate                      5.87%

    Available for sale securities                 3,439               5,336               7,935
        Average interest rate                      5.62%               5.97%               5.68%

    Held to maturity securities                  11,260              13,294               6,468
        Average interest rate                      5.31%               5.70%               6.08%

    Loans
        Commercial                               12,520                --                  --
            Average interest rate                  9.58%

        Consumer                                  6,248               4,993               3,392
            Average interest rate                 10.84%              10.52%              10.18%

        Real estate mortgage                     95,051                 283                 307
            Average interest rate                  8.34%               8.82%               8.84%

LIABILITIES

    Interest bearing demand deposits             26,120                --                  --
        Average interest rate                      2.48%

    Savings deposit                              20,833                --                  --
        Average interest rate                      2.80%

    Certificates of deposit                      70,960              26,345              12,493
        Average interest rate                      5.37%               5.74%               6.17%

--------------------------------------------------------------------------------
                              TABLE 4 (Continued)
--------------------------------------------------------------------------------

                                                                                                                      Fair Value
                                              2001                2002           Thereafter            Total       December 31, 1997
                                              ----                ----           ----------            -----       -----------------

                                                                             (Dollars in Thousands)
ASSETS

    Interest bearing deposits               $    --            $    --            $   --            $     17         $     17
        Average interest rate

    Federal funds sold                           --                 --                --               4,180            4,180
        Average interest rate

    Available for sale securities               3,212              1,925             3,891            25,738           26,487
        Average interest rate                    5.06%              4.62%             4.76%

    Held to maturity securities                 5,105              2,807             1,359            40,293           40,535
        Average interest rate                    5.73%              6.46%             6.31%

    Loans
        Commercial                               --                 --                --              12,520           12,520
            Average interest rate

        Consumer                                2,029              1,221             8,726            26,609           26,670
            Average interest rate                9.94%              9.98%

        Real estate mortgage                      311                326             2,105            98,383           98,204
            Average interest rate                8.78%              8.78%             8.77%

LIABILITIES

    Interest bearing demand deposits             --                 --                --              26,120           26,120
        Average interest rate

    Savings deposit                              --                 --                --              20,833           20,833
        Average interest rate

    Certificates of deposit                     6,445              3,287                62           119,592          120,236
        Average interest rate                    5.92%              5.96%             5.80%

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

The FDIC classified capital into two tiers, referred to as Tier I and Tier II. Tier I capital consists of common stockholders' equity (excluding the net unrealized appreciation on securities available for sale), noncumulative and cumulative (bank holding companies only) perpetual preferred stock, and minority interests less goodwill. Tier II capital consists of allowance for loan and lease losses, perpetual preferred stock (not included in Tier I), hybrid capital instruments, term subordinated debt, and intermediate-term preferred stock. Since December 31, 1992, all banks have been required to meet a minimum ratio of 8.00% of qualifying total capital to risk adjusted total assets with at least 4% Tier I capital and 8% of risk-adjusted assets in total capital. As indicated on the schedule following this discussion, the Tier I risk-based capital ratio was 18.61% and Tier II risk-based capital ratio was 19.82% at December 31, 1997. The Bank's capital ratios are well above the current minimum ratio requirements set forth by federal banking regulators.


                             STOCKHOLDERS' EQUITY

                           [BAR GRAPH APPEARS HERE]

                             [PLOT POINTS TO COME]


In addition to risk-based requirements, the Federal Reserve Board has established minimum leverage guidelines for bank holding companies. For most banks, the minimum leverage rate is 3% plus an additional cushion of 100 to 200 basis points depending on risk profiles and other factors. As of December 31, 1997, the Bank's leverage ratio was 12.82%.

CAPITAL ANALYSIS


                                                                             December 31,
                                                                             ------------
                                                                   1997          1996          1995
                                                                   ----          ----          ----
                                                                        (Thousands of Dollars)
Tier I
    Common stockholders' equity (excluding unrealized
        appreciation/depreciation on securities)                 $ 27,836      $ 26,281      $ 24,161

Tier II
    Allowable portion of allowance for loan losses                  1,803         1,707         1,616
                                                                 --------      --------      --------

    Risk-based capital                                           $ 29,639      $ 27,988      $ 25,777
                                                                 ========      ========      ========

Risk adjusted assets (including off-balance-sheet exposures)     $149,543      $141,592      $133,897
                                                                 ========      ========      ========

Tier I risk-based capital ratio                                     18.61%        18.56%        18.04%
Total risk-based capital ratio                                      19.82%        19.77%        19.24%
Leverage ratio                                                      12.82%        12.36%        12.25%

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

It is difficult to predict what will happen in 1998 because of the many uncertainties surrounding the economy. However, The Juniata Valley Bank's management and Board of Directors are looking forward to meeting the challenges a changing economy can present. The Juniata Valley Bank's commitment to providing quality banking services for the communities it serves will continue through 1998. This community-based strategy gives management the opportunity to recognize steady growth in our consumer, mortgage and commercial loans as well as in our core deposit base. The Bank's strong capital and earnings potential provide the solid foundation needed to excel in the ever-changing banking industry. Management feels it is positioned to handle changes in the economic environment in 1998 through effective asset/liability management. Juniata Valley Financial Corp. is committed to providing stockholders with an attractive return on their investment.



--------------------------------------------------------------------------------
                               FEDERAL INCOME TAX
--------------------------------------------------------------------------------


The provision for income taxes for 1997 was $850,000 compared to $781,000 in 1996 and $780,000 in 1995. The effective tax rate, which is the ratio of income tax expense to income-before-income-taxes, was 21.82% in 1997, a decrease from the 22.03% in 1996 and 22.67% in 1995. The tax rate for all periods was less than the statutory rate of 34% due to tax exempt securities and loan income. Please refer to the Notes to the Consolidated Financial Statements "Income Taxes" for further analysis of federal income tax expense.



--------------------------------------------------------------------------------
                                    MERGER
--------------------------------------------------------------------------------


On December 30, 1997, Juniata Valley Financial Corp. and Lewistown Trust Company entered into a definitive agreement and plan of merger providing for the merger of Lewistown Trust Company with and into the Juniata Valley Bank, a wholly owned subsidiary of Juniata Valley Financial Corp. (Juniata).

Under the terms of the definitive merger agreement, Lewistown Trust Company will be merged into the Juniata Valley Bank and Juniata will exchange one share of Juniata common stock for each share of Lewistown Trust Company common stock outstanding in a tax-free exchange. Based upon Juniata's closing price on December 31, 1997, the shares of Juniata to be received by Lewistown Trust Company shareholders would have a value of $34.2 million or $36.50 per share. The transaction consideration is approximately 2.42 times Lewistown Trust Company's book value. The transaction will be accounted for as a pooling of interests and, pending regulatory and shareholder approvals, is expected to be completed in the second or third quarter of 1998.

Based on December 31, 1997 financial data, the combined organization will have approximately $333 million in total assets, $191 million in loans, $285 million in deposits and $43 million in total equity. At consummation, it is expected that the combined banking subsidiary will have 12 full service banking offices.

                                          [LOGO OF BEARD & COMPANY APPEARS HERE]



                        INDEPENDENT AUDITOR'S REPORT



To the Board of Directors and Stockholders
Juniata Valley Financial Corp.
Mifflintown, Pennsylvania


       We have audited the accompanying consolidated balance sheets of Juniata Valley Financial Corp. and its wholly-owned subsidiary, The Juniata Valley Bank, as of December 31, 1997 and 1996, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

       We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amount and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

       In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Juniata Valley Financial Corp. and subsidiary as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.



                                                       /s/ Beard & Company, Inc.




Reading, Pennsylvania
January 16, 1998

        JUNIATA VALLEY FINANCIAL CORP. AND ITS WHOLLY-OWNED SUBSIDIARY,
                            THE JUNIATA VALLEY BANK
                          CONSOLIDATED BALANCE SHEETS

                                    ASSETS
                                    ------

                                                                                      December 31,
                                                                                      ------------
                                                                                  1997            1996
                                                                                  ----            ----
                                                                                     (In Thousands)

Cash and due from banks                                                        $   6,516       $   5,857
Interest-bearing deposits with banks                                                  17              65
Federal funds sold                                                                 4,180           3,100
                                                                               ---------       ---------

            Total cash and cash equivalents                                       10,713           9,022

Securities available for sale                                                     26,487          30,215
Securities held to maturity, fair value 1997 $40,535; 1996 $40,309                40,293          40,284
Loans receivable, net of allowance for loan losses 1997 $1,803; 1996 $1,707      135,709         126,439
Bank premises and equipment, net                                                   1,733           1,766
Accrued interest receivable and other assets                                       5,975           4,538
                                                                               ---------       ---------

            Total assets                                                       $ 220,910       $ 212,264
                                                                               =========       =========
                      LIABILITIES AND STOCKHOLDERS' EQUITY
                      ------------------------------------

Liabilities:
    Deposits:
        Non-interest bearing                                                   $  22,462       $  21,873
        Interest bearing                                                         166,545         160,582
                                                                               ---------       ---------

            Total deposits                                                       189,007         182,455

    Accrued interest payable and other liabilities                                 3,191           3,046
                                                                               ---------       ---------

            Total liabilities                                                    192,198         185,501
                                                                               ---------       ---------
Stockholders' equity:
    Preferred stock; no par value; 500,000 shares authorized; no shares
        issued or outstanding                                                        -               -
    Common stock, par value $1.00 per share; authorized 5,000,000 shares;
        issued 1997 1,400,389 shares; 1996 1,117,088 shares                        1,400           1,117
    Surplus                                                                       14,709          14,879
    Retained earnings                                                             12,651          10,549
    Treasury stock, at cost 1997 14,898 shares                                      (543)            -
    Net unrealized appreciation on securities available for sale, net of taxes       495             218
                                                                               ---------       ---------

            Total stockholders' equity                                            28,712          26,763
                                                                               ---------       ---------

            Total liabilities and stockholders' equity                         $ 220,910       $ 212,264
                                                                               =========       =========

                See Notes to Consolidated Financial Statements.

        JUNIATA VALLEY FINANCIAL CORP. AND ITS WHOLLY-OWNED SUBSIDIARY,
                            THE JUNIATA VALLEY BANK
                       CONSOLIDATED STATEMENTS OF INCOME

                                                                           Years Ended December 31,
                                                                           ------------------------
                                                                    1997            1996            1995
                                                                    ----            ----            ----
                                                                  (In Thousands, Except Per Share Amounts)
Interest income:
    Loans receivable, including fees                             $   12,330      $   11,547      $   11,417
    Taxable securities                                                2,749           2,758           2,212
    Tax-exempt securities                                             1,204           1,230           1,195
    Other                                                               184             220             246
                                                                 ----------      ----------      ----------

        Total interest income                                        16,467          15,755          15,070

Interest expense on deposits                                          7,785           7,592           6,970
                                                                 ----------      ----------      ----------

        Net interest income                                           8,682           8,163           8,100

Provision for loan losses                                               180             180             135
                                                                 ----------      ----------      ----------

        Net interest income after provision for loan losses           8,502           7,983           7,965
                                                                 ----------      ----------      ----------

Other income:
    Trust department                                                    208             198             173
    Customer service fees                                               259             237             223
    Net realized gains on sales of securities                            65             -               -
    Other                                                               259             198             185
                                                                 ----------      ----------      ----------

        Total other income                                              791             633             581
                                                                 ----------      ----------      ----------

Other expenses:
    Salaries and wages                                                2,268           2,196           2,113
    Employee benefits                                                   597             592             567
    Occupancy                                                           315             310             309
    Equipment                                                           325             330             302
    Federal deposit insurance premiums                                   23               2             192
    Director compensation                                               246             269             289
    Taxes, other than income                                            254             235             215
    Repossession and foreclosed real estate                             207              42              51
    Other                                                             1,163           1,095           1,068
                                                                 ----------      ----------      ----------

        Total other expenses                                          5,398           5,071           5,106
                                                                 ----------      ----------      ----------

        Income before income taxes                                    3,895           3,545           3,440

Federal income taxes                                                    850             781             780
                                                                 ----------      ----------      ----------

        Net income                                               $    3,045      $    2,764      $    2,660
                                                                 ==========      ==========      ==========

Basic earnings per share                                         $     2.18      $     1.98      $     1.91
                                                                 ==========      ==========      ==========

Weighted average number of shares outstanding                     1,396,401       1,393,264       1,391,251
                                                                 ==========      ==========      ==========

                See Notes to Consolidated Financial Statements.

        JUNIATA VALLEY FINANCIAL CORP. AND ITS WHOLLY-OWNED SUBSIDIARY,
                            THE JUNIATA VALLEY BANK
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                           Years Ended December 31, 1997, 1996 and 1995
                                                                           --------------------------------------------
                                                                                                         Net Unrealized
                                                                                                          Appreciation
                                                                                                         (Depreciation)
                                                                                                         On Securities
                                                    Common                    Retained         Treasury    Available
                                                     Stock       Surplus      Earnings          Stock      For Sale       Total
                                                     -----       -------      --------          -----      --------       -----
                                                                                   (In Thousands)
Balance, December 31, 1994                         $    891     $ 14,956      $  6,749      $    -        $   (162)     $ 22,434
    Net income                                          -            -           2,660           -             -           2,660
    Cash dividend, $.56 per share                       -            -            (775)          -             -            (775)
    5-for-4 stock split in the form of a
        25% stock dividend                              222         (222)          (13)          -             -             (13)
    Net change in unrealized appreciation
        (depreciation) on securities available
        for sale, net of taxes                          -            -             -             -             417           417
                                                   --------     --------      --------      --------      --------      --------

Balance, December 31, 1995                            1,113       14,734         8,621           -             255        24,723
    Net income                                          -            -           2,764           -             -           2,764
    Cash dividend, $.60 per share                       -            -            (836)          -             -            (836)
    Stock issued under dividend
        reinvestment plan                                 4          145           -             -             -             149
    Net change in unrealized appreciation
        (depreciation) on securities available
        for sale, net of taxes                          -            -             -             -             (37)          (37)
                                                   --------     --------      --------      --------      --------      --------

Balance, December 31, 1996                            1,117       14,879        10,549           -             218        26,763
    Net income                                          -            -           3,045           -             -           3,045
    Cash dividend, $.66 per share                       -            -            (923)          -             -            (923)
    Stock issued under employee stock
        purchase plan                                     3          110           -             -             -             113
    5-for-4 stock split in the form of a
        25% stock dividend                              280         (280)          (20)          -             -             (20)
    Treasury stock acquired                             -            -             -            (543)          -            (543)
    Net change in unrealized appreciation
        (depreciation) on securities available
        for sale, net of taxes                          -            -             -             -             277           277
                                                   --------     --------      --------      --------      --------      --------

Balance, December 31, 1997                         $  1,400     $ 14,709      $ 12,651      $   (543)     $    495      $ 28,712
                                                   ========     ========      ========      ========      ========      ========

                See Notes to Consolidated Financial Statements.

        JUNIATA VALLEY FINANCIAL CORP. AND ITS WHOLLY-OWNED SUBSIDIARY,
                            THE JUNIATA VALLEY BANK
                     CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                                         Years Ended December 31,
                                                                                         ------------------------
                                                                                    1997          1996           1995
                                                                                    ----          ----           ----
                                                                                              (In Thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
    Net income                                                                     $  3,045      $  2,764      $  2,660
    Adjustments to reconcile net income to net cash
        provided by operating activities:
        Provision for loan losses                                                       180           180           135
        Provision for depreciation                                                      191           192           174
        Net amortization on securities premium                                          155           195           192
        Net realized gains on sales of securities                                       (65)          -             -
        Deferred directors' fees and supplemental retirement plan expense               170           242           303
        Payment of deferred compensation                                               (145)         (150)         (135)
        Deferred income taxes                                                           (53)          (56)          (74)
        Increase in accrued interest receivable and other assets                       (155)         (488)         (356)
        Increase (decrease) in accrued  interest payable and other liabilities          -            (123)          108
                                                                                   --------      --------      --------

            Net cash provided by operating activities                                 3,323         2,756         3,007
                                                                                   --------      --------      --------

CASH FLOWS FROM INVESTING ACTIVITIES
    Purchases of available for sale securities                                       (1,258)      (12,105)      (13,935)
    Proceeds from sales of available for sale securities                                 93         -             -
    Proceeds from maturities of and principal repayments
        on available for sale securities                                              5,345         6,275         6,118
    Purchases of held to maturity securities                                        (13,356)       (8,531)       (8,753)
    Proceeds from maturities of and principal repayments
        on held to maturity securities                                               13,223        10,788         7,048
    Net (increase) decrease in loans receivable                                      (9,450)       (5,219)          211
    Net purchases of bank premises and equipment                                       (158)         (230)         (222)
    Purchase of life insurance                                                       (1,250)        -             -
                                                                                   --------      --------      --------

            Net cash used in investing activities                                    (6,811)       (9,022)       (9,533)
                                                                                   --------      --------      --------
CASH FLOWS FROM FINANCING ACTIVITIES
    Net increase in deposits                                                          6,552         4,302        13,002
    Cash dividends and cash paid for fractional shares                                 (943)         (836)         (788)
    Stock issued under dividend reinvestment plan                                       -             149         -
    Stock issued under employee stock purchase plan                                     113         -             -
    Purchase of treasury stock                                                         (543)        -             -
                                                                                   --------      --------      --------

            Net cash provided by financing activities                                 5,179         3,615        12,214
                                                                                   --------      --------      --------

            Increase (decrease) in cash and cash equivalents                          1,691        (2,651)        5,688

Cash and cash equivalents:
    Beginning                                                                         9,022        11,673         5,985
                                                                                   --------      --------      --------
    Ending                                                                         $ 10,713      $  9,022      $ 11,673
                                                                                   ========      ========      ========
Cash payments for:
    Interest                                                                       $  7,787      $  7,566      $  6,798
                                                                                   ========      ========      ========
    Income taxes                                                                   $    933      $    879      $    833
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

Foreclosed real estate:
    Foreclosed assets, which are recorded in other assets, include properties acquired through foreclosure or in full or partial satisfaction of the related loan.

    Foreclosed assets are initially recorded at fair value, net of estimated selling costs, at the date of foreclosure. After foreclosure, valuations are periodically performed by management and the real estate is carried at the lower of carrying amount or fair value, less estimated costs to sell. Revenue and expenses from operations and changes in the valuation allowance are included in foreclosed real estate expenses.

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

Earnings per share:
    The Corporation adopted FASB Statement No. 128, "Earnings Per Share" in 1997. Since the Corporation has a simple capital structure, previously reported earnings per share for 1996 and 1995 equals basic earnings per share for those periods as reflected in the statements of income. The weighted average number of common shares outstanding was adjusted for stock dividends for all periods presented.

Reclassifications:
    Certain items in the 1996 and 1995 consolidated financial statements have been reclassified to conform with the 1997 consolidated financial statement presentation format. Such reclassifications had no impact on net income.

        JUNIATA VALLEY FINANCIAL CORP. AND ITS WHOLLY-OWNED SUBSIDIARY,
                            THE JUNIATA VALLEY BANK
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


RESTRICTIONS ON CASH AND DUE FROM BANK BALANCES

The Bank is required to maintain reserve balances with the Federal Reserve Bank. The average reserve balances for 1997 and 1996 approximated $1,377,000 and $1,311,000 respectively.

SECURITIES

The amortized cost and fair value of securities at December 31 were as follows:


                                                                          Gross           Gross
                                                           Amortized    Unrealized      Unrealized     Fair
                                                             Cost      Appreciation    Depreciation    Value
                                                             ----      ------------    ------------    -----
                                                                            (In Thousands)
Available for sale securities:
   December 31, 1997:
      U.S. Treasury securities                             $  2,093         $ 11         $ -        $  2,104
      U.S. Government and agency obligations                  4,360            9            (4)        4,365
      Obligations of states and political subdivisions        9,794          148           -           9,942
      Corporate and other debt securities                     4,670           13           (18)        4,665
      Mortgage-backed securities                              3,830           43           (13)        3,860
      Equity securities                                         991          560           -           1,551
                                                            -------         ----         -----       -------
                                                           $ 25,738         $784         $ (35)     $ 26,487
                                                            =======         ====         =====       =======

   December 31, 1996:
      U.S. Treasury securities                             $    994         $ -          $  (3)     $    991
      U.S. Government and agency obligations                  7,155           12           (17)        7,150
      Obligations of states and political subdivisions       10,331           95            (6)       10,420
      Corporate and other debt securities                     5,187            5           (74)        5,118
      Mortgage-backed securities                              5,265           43           (35)        5,273
      Equity securities                                         953          312            (2)        1,263
                                                            -------         ----         -----       -------
                                                           $ 29,885         $467         $(137)     $ 30,215
                                                            =======         ====         =====       =======

Held to maturity securities:
   December 31, 1997:
      U.S. Treasury securities                             $  1,748         $  9         $ -        $  1,757
      U.S. Government and agency obligations                  5,412           32            (4)        5,440
      Obligations of states and political subdivisions       15,726          100            (5)       15,821
      Corporate and other debt securities                    17,407          121           (11)       17,517
                                                            -------         ----         -----       -------
                                                           $ 40,293         $262         $ (20)     $ 40,535
                                                            =======         ====         =====       =======

   December 31, 1996:
      U.S. Treasury securities                             $  2,250         $  1         $  (3)     $  2,248
      U.S. Government and agency obligations                  2,967            1           (12)        2,956
      Obligations of states and political subdivisions       19,729           90           (38)       19,781
      Corporate and other debt securities                    15,338           55           (69)       15,324
                                                            -------         ----         -----       -------
                                                           $ 40,284         $147         $(122)     $ 40,309
                                                            =======         ====         =====       =======

        JUNIATA VALLEY FINANCIAL CORP. AND ITS WHOLLY-OWNED SUBSIDIARY,
                            THE JUNIATA VALLEY BANK
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


SECURITIES (CONTINUED)

The amortized cost and fair value of securities as of December 31, 1997, by contractual maturity or call date, are shown below. Expected maturities may differ from contractual maturities or call dates because the securities may be called or prepaid with or without call or prepayment penalties.


                                                          Available For Sale       Held To Maturity
                                                          ------------------       ----------------
                                                        Amortized     Fair      Amortized       Fair
                                                          Cost       Value        Cost         Value
                                                          ----       -----        ----         -----
                                                                         (In Thousands)
Due in one year or less                                 $ 3,439     $ 3,437      $11,260      $11,290
Due after one year through five years                    16,983      17,121       27,674       27,872
Due after five years through ten years                     -           -           1,359        1,373
Due after ten years                                         495         518         -            -
Mortgage-backed securities                                3,830       3,860         -            -
Equity securities                                           991       1,551         -            -
                                                        -------     -------      -------      -------

                                                        $25,738     $26,487      $40,293      $40,535
                                                        =======     =======      =======      =======

Equity securities include Federal Home Loan Bank stock with an aggregate cost and fair value of $704,000 at December 31, 1997 and $702,000 at December 31, 1996.

Gross gains of $65,000 were realized on sales of securities available for sale in 1997. There were no sales of securities in 1996 and 1995.

Securities with an amortized cost of $5,139,000 and $6,403,000 at December 31, 1976 and 1996 respectively, were pledged to secure public deposits and for other purposes as required or permitted by law.

LOANS RECEIVABLE AND ALLOWANCE FOR LOAN LOSSES

Loans are comprised of the following:

                                                          December 31,
                                                          -----------
                                                       1997         1996
                                                       ----         ----
                                                         (In Thousands)
Commercial, agricultural and financial               $ 12,520     $ 11,808
Real estate mortgages                                  98,383       91,865
Consumer                                               29,805       27,340
Other                                                   1,321        1,412
                                                     --------     --------

                                                      142,029      132,425
Unearned discount on loans                              4,517        4,279
Allowance for loan losses                               1,803        1,707
                                                     --------     --------
                                                     $135,709     $126,439
                                                     ========     ========

        JUNIATA VALLEY FINANCIAL CORP. AND ITS WHOLLY-OWNED SUBSIDIARY,
                            THE JUNIATA VALLEY BANK
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

LOANS RECEIVABLE AND ALLOWANCE FOR LOAN LOSSES (CONTINUED)

The following table presents changes in the allowance for loan losses:

                                                  Years Ended December 31,
                                                  ------------------------
                                            1997           1996           1995
                                            ----           ----           ----
                                                      (In Thousands)
Balance, beginning                        $ 1,707        $ 1,616        $ 1,523
    Provision for loan losses                 180            180            135
    Recoveries                                 39             14             53
    Loans charged off                        (123)          (103)           (95)
                                        ---------      ---------      ---------
Balance, ending                           $ 1,803        $ 1,707        $ 1,616
                                        =========      =========      =========

The recorded investment in impaired loans not requiring an allowance for loan losses was $113,000 and $-0- at December 31, 1997 and 1996 respectively. At December 31, 1997 and 1996, the recorded investment in impaired loans requiring an allowance for loan losses was $-0- and $229,000 respectively. The related allowance for loan losses associated with these loans was $25,000 at December 31, 1996. For the years ended December 31, 1997, 1996 and 1995, the average recorded investment in these impaired loans was $177,000, $350,000 and $406,000 respectively, and no interest income was recognized on impaired loans in 1997 and 1996 while $5,000 was recognized on impaired loans in 1995.

BANK PREMISES AND EQUIPMENT

The major components of bank premises and equipment were as follows:
                                                               December 31,
                                                               ------------
                                                          1997             1996
                                                          ----             ----
                                                              (In Thousands)
     Land and land improvements                        $    438         $    438
     Buildings and improvements                           1,894            1,863
     Furniture and equipment                              1,672            1,583
                                                       --------         --------
                                                          4,004            3,884
     Less accumulated depreciation                        2,271            2,118
                                                       --------         --------
                                                       $  1,733         $  1,766
                                                       ========         ========

DEPOSITS

The composition of deposits is as follows:
                                                              December 31,
                                                              ------------
                                                         1997             1996
                                                         ----             ----
                                                             (In Thousands)
     Demand, non-interest bearing                      $ 22,462         $ 21,873
     Now and Money Market                                26,120           26,053
     Savings                                             20,833           20,665
     Time Certificates $100,000 or more                  15,445           13,530
     Other Time Certificates                            104,147          100,334
                                                       --------         --------
                                                       $189,007         $182,455
                                                       ========         ========
At December 31, 1997, the scheduled maturities of time deposits are as follows (in thousands):

     1998                                                               $ 70,960
     1999                                                                 26,345
     2000                                                                 12,493
     2001                                                                  6,445
     2002                                                                  3,287
     Thereafter                                                               62
                                                                        --------
                                                                        $119,592
                                                                        ========

        JUNIATA VALLEY FINANCIAL CORP. AND ITS WHOLLY-OWNED SUBSIDIARY,
                            THE JUNIATA VALLEY BANK
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


BORROWINGS

The Bank has entered into an agreement whereby it can borrow up to approximately $6,470,000 from the Federal Home Loan Bank. There were no outstanding balances under this agreement as of December 31, 1997 and 1996.

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

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets, and of Tier 1 capital to average assets. Management believes, as of December 31, 1997, that the Bank meets all capital adequacy requirements to which it is subject.

As of December 31, 1997, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the Bank's category.

The Bank's actual capital ratios at December 31, 1997 and the minimum ratios required for capital adequacy purposes and to be well capitalized under the prompt corrective action provisions are presented below. The Corporation's ratios were not materially different from those of the Bank.

                                                                                           For Capital
                                                                                             Adequacy
                                                     Actual                                  Purposes
                                                     ------                                  --------
                                                Amount    Ratio                Amount                          Ratio
                                                ------    -----                ------                          -----
                                                                                   (Dollar Amounts In Thousands)
As of December 31, 1997:
    Total capital (to risk weighted assets)    $29,639    19.82% $greater than or equal to 11,963   greater than or equal to 8.00%
    Tier 1 capital (to risk weighted assets)    27,836    18.61   greater than or equal to  5,982   greater than or equal to 4.00
    Tier 1 capital (to average assets)          27,836    12.82   greater than or equal to  8,684   greater than or equal to 4.00

As of December 31, 1996:
    Total capital (to risk weighted assets)    $27,988    19.77% $greater than or equal to 11,327   greater than or equal to 8.00%
    Tier I capital (to risk weighted assets)    26,281    18.56   greater than or equal to  5,664   greater than or equal to 4.00
    Tier I capital (to average assets)          26,281    12.36   greater than or equal to  8,503   greater than or equal to 4.00

                                                               To Be Well
                                                            Capitalized Under
                                                            Prompt Corrective
                                                            Action Provisions
                                                            -----------------
                                                     Amount                  Ratio
                                                     ------                  -----
                                                      (Dollar Amounts In Thousands)
As of December 31, 1997:
    Total capital (to risk weighted assets)          $14,954     greater than or equal to 10.00%
    Tier 1 capital (to risk weighted assets)           8,973     greater than or equal to  6.00
    Tier 1 capital (to average assets)                10,855     greater than or equal to  5.00
As of December 31, 1996:
    Total capital (to risk weighted assets)          $14,159     greater than or equal to 10.00%
    Tier I capital (to risk weighted assets)           8,496     greater than or equal to  6.00
    Tier I capital (to average assets)                10,629     greater than or equal to  5.00

Certain restrictions exist regarding the ability of the Bank to transfer funds to the Corporation in the form of cash dividends, loans or advances. At December 31, 1997, $22,754,000 of undistributed earnings of the Bank, included in the consolidated stockholders' equity, was available for distribution to the Corporation as dividends without prior regulatory approval.

In August 1990, the Board of Directors adopted a Shareholder Rights Plan and declared a dividend distribution of one right to purchase a share of the Corporation's common stock at $12.24 for each share issued and outstanding, upon the occurrence of certain events, as defined in the Plan. These rights are fully transferrable and expire on August 31, 2000. The rights are not considered potential common shares for earnings per share purposes because there is no indication that any event will occur which would cause them to become exercisable.

In 1995, the Corporation established a dividend reinvestment and stock purchase plan, effective January 1, 1996. Under the Plan, additional shares of Juniata Valley Financial Corp. may be purchased at the prevailing market prices with reinvested dividends and voluntary cash payments. To the extent that shares are not available in the open market, the Corporation has reserved 100,000 shares of common stock to be issued under the Dividend Reinvestment Plan. During the year ended December 31, 1997, shares were purchased on the open market to satisfy the Dividend Reinvestment Plan, while 4,087 shares were issued under the Plan in 1996. The Corporation reserved 100,000 shares of common stock for the employee stock purchase plan. In 1997, 3,600 shares were issued under the Plan (see "Employee Benefits").

In 1997, the Board of Directors approved a plan to repurchase up to approximately 10% of the Corporation's common stock. As of December 31, 1997, 14,898 shares were purchased under the plan.

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

    The following table sets forth the Plan's funded status and amounts recognized in the balance sheets at December 31:

                                                                                1997        1996
                                                                                ----        ----
                                                                                 (In Thousands)
          Actuarial present value of:
             Accumulated benefit obligation, including vested benefits
                of $1,694,000 and $1,714,000                                  $(1,702)     $(1,726)
                                                                              =======      =======
             Projected benefit obligation for service rendered to date        $(2,583)     $(2,336)
          Plan assets at fair value                                             2,401        2,187
                                                                              -------      -------

          Plan assets less than projected benefit obligation                     (182)        (149)
          Unrecognized net gain from experience different from that assumed      (130)        (145)
          Unrecognized net transition asset                                       (28)         (29)
                                                                              -------      -------

          Accrued pension cost                                                $  (340)     $  (323)
                                                                              =======      =======

    Pension expense included the following components for the years ended December 31:

                                                                                1997        1996        1995
                                                                                ----        ----        ----
                                                                                       (In Thousands)
          Service cost, benefits earned during the year                        $  98       $ 110       $ 101
          Interest cost on projected benefit obligation                          166         157         143
          Actual return on plan assets                                          (212)       (164)       (204)
          Net amortization                                                        51          15          73
                                                                               -----       -----       -----
                                                                               $ 103       $ 118       $ 113
                                                                               =====       =====       =====
    Assumptions used in the accounting were:
                                                                                1997        1996        1995
                                                                                ----        ----        ----
          Discount rates                                                         7.5%        7.5%        7.5%
          Rates of increase in compensation levels                               4.0         4.0         4.0
          Expected long-term rate of return on assets                            7.5         7.5         7.5

    Assets in the Plan consist primarily of U.S. Government securities, U.S. Government security mutual funds and certificates of deposit.

        JUNIATA VALLEY FINANCIAL CORP. AND ITS WHOLLY-OWNED SUBSIDIARY,
                            THE JUNIATA VALLEY BANK
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


EMPLOYEE BENEFITS (CONTINUED)

Supplemental retirement plan:
    The Corporation has a non-qualified supplemental retirement plan for directors and key employees. At December 31, 1997 and 1996, the present value of the future liability was $815,000 and $751,000 respectively. The Corporation has funded these plans through the purchase of annuities and life insurance policies, which have an aggregate cash surrender value of $899,000 and $803,000 at December 31, 1997 and 1996 respectively. For the years ended December 31, 1997, 1996 and 1995, $76,000, $58,000 and $47,000
    was charged to expense in connection with this plan.

Deferred compensation:
    The Corporation has entered into deferred compensation agreements with certain directors to provide each director an additional retirement benefit, or to provide their beneficiary a benefit in the event of pre-retirement death. At December 31, 1997 and 1996, the present value of the future liability was $1,162,000 and $1,092,000 respectively. To fund the benefits under these agreements, the Corporation is the owner and beneficiary of life insurance policies on the lives of the directors. The policies had an aggregate cash surrender value of $909,000 and $797,000 at December 31, 1997 and 1996, respectively. For the years ended December 31, 1997, 1996 and 1995, $178,000, $183,000 and $223,000 respectively, was charged to expense in connection with this plan.

Employee Stock Purchase Plan:
    In 1996, the Corporation established an Employee Stock Purchase Plan. Under the Plan, employees, through payroll deductions, are able to purchase shares of stock annually. The option price of the stock purchases shall be between 85% and 100% of the fair market value of the stock on the commencement date as determined annually by the Board of Directors. The maximum number of shares which employees may purchase under the Plan is 100,000; however, the annual issuance of shares shall not exceed 5,000 shares plus any unissued shares from prior offerings. In 1997, 3,600 shares were issued under the Plan and $-0- was charged to expense in connection with this Plan.

Salary continuation plan:
    In 1997, the Corporation established a non-qualified Salary Continuation Plan for key employees. At December 31, 1997, the present value of the future liability was $10,000. The Corporation has funded the Plan through the purchase of life insurance policies which have an aggregate cash surrender value of $1,261,000 at December 31, 1997. For the year ended December 31, 1997, $10,000 was charged to expenses in connection with the Plan.

        JUNIATA VALLEY FINANCIAL CORP. AND ITS WHOLLY-OWNED SUBSIDIARY,
                            THE JUNIATA VALLEY BANK
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

INCOME TAXES

The provision for federal income taxes consisted of the following:

                                                    Years Ended December 31,
                                                    ------------------------
                                                 1997         1996         1995
                                                 ----         ----         ----
                                                        (In Thousands)
    Current                                   $   903      $   837      $   854
    Deferred                                      (53)         (56)         (74)
                                              -------      -------      -------

                                              $   850      $   781      $   780
                                              =======      =======      =======

A reconciliation of the statutory income tax expense computed at 34% to the income tax expense included in the statements of income is as follows:

                                                    Years Ended December 31,
                                                    ------------------------
                                                 1997         1996         1995
                                                 ----         ----         ----
                                                        (In Thousands)
    Federal income tax at statutory rate      $ 1,324      $ 1,205      $ 1,170
    Tax-exempt interest                          (436)        (446)        (434)
    Disallowance of interest expense               69           70           62
    Other                                        (107)         (48)         (18)
                                              -------      -------      -------

                                              $   850      $   781      $   780
                                              =======      =======      =======

The income tax provision includes $22,000 in 1997, $-0- in 1996 and 1995 respectively, of income tax related to investment security gains.

The net deferred tax asset in the accompanying balance sheets includes the following amounts of deferred tax assets and liabilities:

                                                                 December 31,
                                                               1997       1996
                                                               ----       ----
                                                                (In Thousands)
    Deferred tax assets:
        Allowance for loan losses                            $   619    $   586
        Deferred directors' fees                                 391        367
        Pension liabilities                                      306        306
                                                             -------    -------

            Total deferred tax assets                          1,316      1,259
                                                             -------    -------

    Deferred tax liabilities:
        Bank premises and equipment                              (54)       (54)
        Unrealized appreciation on securities
         available for sale                                     (255)      (112)
        Other                                                     (4)       -
                                                             -------    -------

            Total deferred tax liabilities                      (313)      (166)
                                                             -------    -------

            Net deferred tax asset                           $ 1,003    $ 1,093
                                                             =======    =======


TRANSACTIONS WITH EXECUTIVE OFFICERS AND DIRECTORS

The Bank has had banking transactions in the ordinary course of business with its executive officers, directors, and their related interests on the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with others. At December 31, 1997 and 1996, these persons were indebted to the Bank for loans totaling $1,744,000 and $1,996,000 respectively. During 1997, loans totaling $4,488,000 were disbursed and loan repayments totaled $4,740,000.

        JUNIATA VALLEY FINANCIAL CORP. AND ITS WHOLLY-OWNED SUBSIDIARY,
                            THE JUNIATA VALLEY BANK
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

COMMITMENTS

The Bank rents equipment under operating leases that expire through 2002. Equipment and servicing fees were $385,000, $378,000 and $368,000 for the years ended December 31, 1997, 1996 and 1995 respectively. Additionally the Bank leases a branch office building for which rent expense was $27,000 in 1997 and 1996 respectively and $26,000 in 1995.

Minimum future payments under all noncancellable lease agreements as of December 31, 1997 are (in thousands):

1998                                                                        $269
1999                                                                         232
2000                                                                         244
2001                                                                         234
2002                                                                         166
                                                                          ------

                                                                          $1,145
                                                                          ======

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

A summary of the Bank's financial instrument commitments is as follows:

                                                              December 31,
                                                          1997            1996
                                                          ----            ----
                                                             (In Thousands)
    Commitments to extend credit                        $17,206         $14,715
    Outstanding letters of credit                           250             293


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

The following information should not be interpreted as an estimate of the fair value of the entire corporation since a fair value calculation is only provided for a limited portion of the Corporation's assets. Due to a wide range of valuation techniques and the degree of subjectivity used in making the estimates, comparisons between the Corporation's disclosures and those of other companies may not be meaningful. The following methods and assumptions were used to estimate the fair values of the Bank's financial instruments at December 31, 1997 and 1996:

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

 . Fair values for demand deposits, savings accounts and certain money market deposits are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). Fair values of fixed-maturity certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturity of deposits.

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

The estimated fair values of the Corporation's financial instruments were as follows:

                                                                  December 31,
                                                         1997                    1996
                                                         ----                    ----
                                                 Carrying     Fair       Carrying      Fair
                                                  Amount      Value       Amount       Value
                                                  ------      -----       ------       -----
                                                             (In Thousands)
Financial assets:
    Cash and due from banks                      $  6,516    $  6,516    $  5,857     $  5,857
    Interest-bearing deposits in other banks           17          17          65           65
    Federal funds sold                              4,180       4,180       3,100        3,100
    Securities                                     66,780      67,022      70,499       70,524
    Loans receivable, net of allowance            135,709     135,591     126,439      126,197
    Accrued interest receivable                     1,573       1,573       1,525        1,525

Financial liabilities:
    Deposits                                      189,007     189,651     182,455      183,199
    Accrued interest payable                          694         694         696          696

Off-balance sheet financial instruments:
    Commitments to extend credit                      -           -           -            -
    Standby letters of credit                         -           -           -            -

       JUNIATA VALLEY FINANCIAL CORP. AND ITS WHOLLY-OWNED SUBSIDIARY,
                            THE JUNIATA VALLEY BANK
                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

PARENT COMPANY ONLY FINANCIAL INFORMATION


                                BALANCE SHEETS

                                                             December 31,
                                                             ------------
                                                         1997           1996
                                                         ----           ----
                                                            (In Thousands)
        ASSETS

Cash                                                     $    12         $   103
Investment in Bank subsidiary                             28,189          26,441
Securities available for sale                                558             235
Due from Bank subsidiary                                      22              15
Other                                                          4            -
                                                         -------         -------
                                                         $28,785         $26,794
                                                         =======         =======

    LIABILITY AND STOCKHOLDERS' EQUITY

LIABILITY, other                                         $    73         $    31

STOCKHOLDERS' EQUITY                                      28,712          26,763
                                                         -------         -------

                                                         $28,785         $26,794
                                                         =======         =======


                             STATEMENTS OF INCOME

                                                                                Years Ended December 31,
                                                                                ------------------------
                                                                             1997         1996         1995
                                                                             ----         ----         ----
                                                                                     (In Thousands)

Dividends from Bank subsidiary                                             $ 1,504      $   856      $   807
Other dividend income                                                           16            5            4
Other expenses                                                                 (28)         (42)         (15)
                                                                           -------      -------      -------

        Income before equity in undistributed net income of subsidiary       1,492          819          796

Equity in undistributed net income of Bank subsidiary                        1,553        1,945        1,864
                                                                           -------      -------      -------

        Net income                                                         $ 3,045      $ 2,764      $ 2,660
                                                                           =======      =======      =======

       JUNIATA VALLEY FINANCIAL CORP. AND ITS WHOLLY-OWNED SUBSIDIARY,
                            THE JUNIATA VALLEY BANK
                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

PARENT COMPANY ONLY FINANCIAL INFORMATION (CONTINUED)

                           STATEMENTS OF CASH FLOWS


                                                                      Years Ended December 31,
                                                                      ------------------------
                                                                   1997          1996         1995
                                                                   ----          ----         ----
                                                                            (In Thousands)

CASH FLOWS FROM OPERATING ACTIVITIES
    Net income                                                    $ 3,045      $ 2,764      $ 2,660
    Adjustments to reconcile net income to net cash
        provided by operating activities:
        Undistributed net income of Bank subsidiary                (1,553)      (1,945)      (1,864)
        Increase in other assets                                       (4)         -            -
        (Increase) decrease in due from subsidiary                     (7)          18           (8)
                                                                  -------      -------      -------

            Net cash provided by operating activities               1,481          837          788
                                                                  -------      -------      -------

CASH FLOWS USED IN INVESTING ACTIVITIES
    Purchases of available for sale securities                       (199)         (47)         -
                                                                  -------      -------      -------

CASH FLOWS FROM FINANCING ACTIVITIES
    Dividends paid and cash paid in lieu of fractional shares        (943)        (836)        (788)
    Stock issued under dividend reinvestment plan                     -            149          -
    Stock issued under employee stock purchase plan                   113          -            -
    Purchase of treasury stock                                       (543)         -            -
                                                                  -------      -------      -------

            Net cash used in financing activities                  (1,373)        (687)        (788)
                                                                  -------      -------      -------

            Increase (decrease) in cash                               (91)         103          -

Cash:
    Beginning                                                         103          -            -
                                                                  -------      -------      -------

    Ending                                                        $    12      $   103      $   -
                                                                  =======      =======      =======


MERGER

In December 1997, the Corporation announced the signing of a definitive agreement to merge with Lewistown Trust Company, a commercial bank with total assets of $112 million, headquartered in Lewistown, Pennsylvania. Under terms of the agreement, each Lewistown Trust shareholder will receive one share of the Corporation's common stock for each Lewistown Trust share and Lewistown trust will be merged into the bank. The transaction will be accounted for under the pooling-of-interests method of accounting and is subject to regulatory and shareholder approvals. The merger is expected to be consummated in the second or third quarter of 1998.

The following table provides a summary of the consolidated operating results and financial condition on a pro forma basis as of and for the year ended December 31, 1997:


                                            Corporation        Lewistown       Corporation
                                           (As Reported)         Trust          Pro forma
                                                            (In Thousands)
Net interest income                         $  8,682           $  3,773          $ 12,455
Net income                                     3,045              1,527             4,572
Total assets                                 220,910            111,667           332,577
Total stockholders' equity                    28,712             14,119            42,831

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