Form 10-K, Exhibit 13
period 1998-12-31
JUNIATA VALLEY FINANCIAL CORP
filed 1999-03-31
CIK 714712

        JUNIATA VALLEY FINANCIAL CORP. AND ITS WHOLLY-OWNED SUBSIDIARY,
                             THE JUNIATA VALLEY BANK
                                DECEMBER 31, 1998

                                    CONTENTS

                                                                                             Page
Stock, Dividend and Broker Information ..................................................      2
Letter to Shareholders ..................................................................      3
Corporation Officers and Directors ......................................................      4
Advisory Board Members ..................................................................      5
Bank Officers ...........................................................................      6
Business ................................................................................ 7 - 15
Financial Highlights ....................................................................     16
Management's Discussion and Analysis of Financial Condition and Results of Operations ...17 - 31
Report of Independent Auditors ..........................................................     32
Financial Statements:
     Consolidated Balance Sheets ........................................................     33
     Consolidated Statements of Income ..................................................     34
     Consolidated Statements of Stockholders' Equity ....................................     35
     Consolidated Statements of Cash Flows ..............................................     36
     Notes to Consolidated Financial Statements .........................................37 - 52

STOCK, DIVIDEND AND BROKER INFORMATION

Common stock issued by Juniata Valley Financial Corp. is quoted under the symbol "JUVF" on the over-the-counter ("OTC") Electronic Bulletin Board, an automated quotation service, made available through, and governed by, the NASDAQ system.

Prices presented in the table below are bid prices between broker-dealers which do not include retail mark-ups or mark-downs or any commission to the broker-dealer. The published bid prices do not necessarily reflect prices in actual transactions. Cash dividends paid for 1998 and 1997 are provided in the table below.

                             1998                                      1997
                             ----                                      ----
                                                Dividends                                 Dividends
     Quarter         High           Low         per share         High        Low         per share
     -------         ----           ---         ---------         ----        ---         ---------
     First         $38.00          $36.50                       $32.80       $32.00
     Second         39.50           38.00          .36           34.00        32.80          .32
     Third          39.75           39.50                        35.00        34.00
     Fourth         39.50           37.50          .38           36.50        35.00          .34


   For further information, we refer you to:

Hopper Soliday & Co., Inc.
1703 Oregon Pike
Lancaster, PA  17601
(800) 456-9234

Janney, Montgomery, Scott, Inc.
48 E. Market St., P.O. Box 2246
York, PA  17405-2246
(717) 845-5611

F.J. Morrissey & Co., Inc.
1700 Market St., Suite 1420
Philadelphia, PA  19103-3913
(800) 842-8928

Sandler O'Neil & Partners, L.P.
Two World Trade Center 104th Floor
New York, NY  10048
(800) 635-6851

Ryan, Beck & Co.
150 Monument Road, Suite 106
Bala Cynwyd, PA  19004
(800) 223-8969


DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

Information regarding the Corporation's Dividend Reinvestment and Stock Purchase Plan may be obtained by calling (717) 436-8211 or by writing to:

                               Ms. Linda L. Engle
                         Juniata Valley Financial Corp.
                                   P.O. Box 66
                              Mifflintown, PA 17059

             [LOGO OF JUNIATA VALLEY FINANCIAL CORP APPEARS HERE]


                               POST OFFICE BOX 66
                            TELEPHONE (717) 436-8211

Dear Shareholder,

     It is hard to imagine it is over a year since the merger with the Lewistown Trust Company was announced. As was anticipated, consolidating the operations area of the two banks was indeed a difficult task. However, with that aspect of the merger behind us, we can now devote more time and attention to offering more products and services to our shareholders and customers. As a result of the merger we now have twelve offices located conveniently throughout the Juniata Valley to serve our customers.

     Excluding the expense incurred related to the merger, this is the fifteenth consecutive year of increased earnings.

     We would like to take this opportunity to thank Harry B. Fairman, Jr. for his years of dedication, loyalty and support. Mr. Fairman has been a director since 1983 and will retire in May, 1999. He is the past Chairman of the Board and led the bank during its most profitable years in its 131 year history.

     As always, we would like to thank you for your continued loyalty and support. Further, we want to assure you that the Officers, Directors and employees will continue to work diligently to ensure that the Juniata Valley Financial Corp. continues to be a quality financial institution.

                                         Sincerely,

                                         /s/ A. Jerome Cook
                                         Chairman and CEO

                                         /s/ Francis J. Evanitsky
                                         President and COO

AJC:FJE:rhn

                    Juniata Valley Financial Corp. Officers

A. Jerome Cook
Chairman

Francis J. Evanitsky
President

Ronald H. Witherite
Vice Chairman, Secretary

Linda L. Engle
Treasurer

                                   Directors

Joe E. Benner
Owner, Benner Automotive

A. Jerome Cook
Chairman & CEO, The Juniata Valley Bank

Martin L. Dreibelbis
Self-Employed, Petroleum Consultant

Francis J. Evanitsky
President & COO, The Juniata Valley Bank

Harry B. Fairman, Jr.
President, Hilltop Oil, Inc.

Philip E. Gingerich, Jr.
President, Central Insurers Group, Inc.

Karl E. Guss
Funeral Director, Guss Funeral Home

Marshall L. Hartman
Retired President, Lewistown Trust Co.

Don E. Haubert
President, Haubert Homes

Timothy I. Havice
Restaurant Operator

Charles L. Hershberger
President, Hoenstine Funeral Homes, Inc.

Robert K. Metz, Jr.
President, Metz Poultry Farms, Inc.

Dale G. Nace
Owner, Glenn Nace Plumbing & Heating;
GlenDale Storage

John A. Renninger
President, A. D. Renninger
Lumber Company

Edward R. Rhodes
Retired Partner, E. R. Rhodes & Son

Richard M. Scanlon, DMD
Self-Employed Dentist

Harold B. Shearer
Self-employed Farmer

Jan G. Snedeker
President, Snedeker Oil Co., Inc.

John M. Wilson
Retired President, Wilson Oil, Co.

Ronald H. Witherite
Owner, Ron's IGA Fruit Market, Inc.

NOTE: Above Directors also comprise the Board of Directors for The Juniata Valley Bank

                             ADVISORY BOARD MEMBERS

MILLERSTOWN OFFICE                     MONUMENT SQUARE /WAL-MART OFFICES
R. Franklin Campbell                   William H. Bradford
Lowell R. Frantz, C.L.U.               William R. Carter
Gregory J. Gordon                      Sharon Havice
Gerald M. Lyter                        Harry F. Stimely
James A. Witmer                        Frank A. Zampelli
Gary G. Wright

PORT ROYAL OFFICE                      GARDENVIEW OFFICE
Clinton F. Bashore                     David B. Esh
Richard J. Junk                        M. Randall French
Dennis A. Long                         H. Ross Harshbarger
Freeburn Love                          Donald R. Hartzler
Betty D. Ryan                          Jerry L. Wagner
Earl J. Wagner

McALISTERVILLE OFFICE                  MARKET STREET/WATER STREET OFFICES
Clair Ehrenzeller                      George W. Anderson
Clair S. Graybill                      Susan M. McCartney
Samuel E. Knouse                       R. Jack Morgan
Ralph E. Rickenbaugh                   Steve R. Watson
Joseph D. Ritzman
Richard J. Sankey

BLAIRS MILLS OFFICE                    BURNHAM OFFICE
Wayde H. Cisney                        Mark S. Elsesser
William R. Goshorn                     Daniel B. Firth
George Love                            David E. Walker
C. Roger Searer

                        THE JUNIATA VALLEY BANK OFFICERS
          A Wholly-Owned Subsidiary of Juniata Valley Financial Corp.

MIFFLINTOWN OFFICE
     A. Jerome Cook ......................................... Chairman & C.E.O.
     Francis J. Evanitsky .................................. President & C.O.O.
     Helen L. Sieber ................ Vice President & Community Office Manager
     Jeffrey A. Pottorff .............................................. Auditor
     Lou Ann Wilson ........................................ Compliance Officer
     Paul M. Lipka .......................................... Marketing Officer
     Ruth H. Nace ......................................... Executive Secretary
  ADMINISTRATION
     Donald L. Musser ............... Sr. Vice President, Branch Administration
     Pamela S. Eberman ................................. Human Resource Manager
  CONTROLLER
     Linda L. Engle .......................... Executive Vice President, C.F.O.
     Susan B. Cherry ............................................... Controller
     Anna Mae Peoples .................... Vice President, Assistant Controller
  LOANS
     Edward L. Kauffman ............... Sr. Vice President, Loan Administration
     Robert G. Dillon ............................ Vice President, Loan Officer
     Scott E. Nace ................................Vice President, Loan Officer
     David A. Pecht ......................... Vice President, Mortgage Division
     Kurt L. McKinney, Jr .................................... Sr. Loan Officer
     Loretta A. Saylor ........................................... Loan Officer
     John B. Zavacky .............................. Loan Administration Officer
  OPERATIONS
     Judy R. Aumiller .......................... Sr. Vice President, Operations
     Kathy D. Hutchinson ........................... Vice President, Operations
     Sherise Pelizzari ..................................... Operations Manager
     Deborah A. Sheaffer ................................... Operations Officer
  TRUST
     Terry S. Love .......................... Sr. Vice President, Trust Officer
     James C. Dillman ........................... Vice President, Trust Officer
     Cynthia L. Williams ........................ Vice President, Trust Officer
BLAIRS MILLS OFFICE
     C. Roger Searer ................. Vice President, Community Office Manager
     Wanda K. Rowles ................................. Customer Service Officer
BURNHAM OFFICE
     Leann M. Fisher ................................. Community Office Manager
GARDENVIEW OFFICE
     M. Randall French ............... Vice President, Community Office Manager
MARKET STREET OFFICE
     R. Jack Morgan .................. Vice President, Community Office Manager
McALISTERVILLE OFFICE
     Joseph D. Ritzman ............... Vice President, Community Office Manager
     Leslie A. Miller ................................ Customer Service Officer
MILLERSTOWN OFFICE
     James A. Witmer ................. Vice President, Community Office Manager
     Barbara I. Seaman ............................... Customer Service Officer
MONUMENT SQUARE OFFICE
     Lee Ellen Foose ................................. Community Office Manager
     Suzanne Booher .................................. Customer Service Officer
MOUNTAIN VIEW OFFICE
     Connie C. Benner ................ Vice President, Community Office Manager
PORT ROYAL OFFICE
     Betty D. Ryan ................... Vice President, Community Office Manager
     Larry B. Cottrill, Jr ........................... Customer Service Officer
WAL-MART SUPERCENTER OFFICE
     J. Neal Shawver ................................. Community Office Manager
WATER STREET OFFICE
     Catherine J. Laub ............................... Community Office Manager

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

The Juniata Valley Bank operates twelve branch banking offices and two trust service offices. At December 31, 1998, the Bank had 140 full-time equivalent employees. The Bank is engaged in commercial banking and trust business as authorized by the Pennsylvania Banking Code of 1965. This includes accepting time and demand deposits, making secured and unsecured commercial and consumer loans, financing commercial transactions, making construction and mortgage loans, and administering corporate, pension and personal trust services. The Bank provides its services to individuals, corporations, partnerships, associations, municipalities and other governmental bodies. As of December 31, 1998, the Bank had four offices in Juniata County, one office in Perry County, six offices in Mifflin County and one office in Huntingdon County.

On July 1, 1998, the Corporation completed the merger of Lewistown Trust Company (Lewistown), a commercial bank located in Lewistown, Pennsylvania, by issuing 931,700 shares of common stock for all of the outstanding common stock of Lewistown, except for the 5,324 shares of Lewistown held by the Corporation which were cancelled. The merger was accounted for under the pooling-of-interests method of accounting and, as such, all prior period information has been restated.

COMPETITION

The Bank's principal market area includes all of Mifflin and Juniata Counties, and portions of Perry, Huntingdon, Centre, Franklin and Snyder Counties. There are 15 commercial banks which are headquartered or have branch offices located within the Bank's market area which the Bank considers its primary competitors. Of the 15 commercial banks with operations in the Bank's market area, the Bank ranked second in assets as of December 31, 1998.

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

A bank holding company is normally not permitted to acquire direct or indirect ownership of more than five percent of any class of voting securities of any company that is not a bank or not engaged in activities determined by the Federal Reserve Board regulations, deemed to be closely related to banking including such ventures as consumer finance, equipment leasing, certain data processing services, mortgage banking and investment advisory services. The Act does not place geographic restrictions on the activities of non-bank subsidiaries of bank holding companies.

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

The following table sets forth the computation of the Bank's regulatory capital ratios. The Bank exceeded the minimum capital levels of the well capitalized category. The Corporation's ratios were not materially different from those of the Bank.

                                                    December 31,
                                                    ------------
                                          1998          1997          1996
                                          ----          ----          ----
Risk-weighted assets ratio:
    Tier I                               21.16%        20.33%        20.28%
    Total                                22.36%        21.50%        21.45%

Total assets leverage ratio:
    Tier I                               13.12%        12.50%        12.04%

SECURITIES PORTFOLIO

The following table sets forth the carrying amount of securities at the dates indicated:


                                                                                    December 31,
                                                                                    ------------
                                                                     1998               1997               1996
                                                                     ----               ----               ----
                                                                                   (In Thousands)
Available for sale securities (at fair value):

    U.S. Treasury and other U.S. government obligations            $  8,873           $ 23,216           $ 22,787
    States and political subdivisions                                28,123             26,960             28,368
    Other corporate                                                   4,872              5,082              6,953
    Mortgage-backed                                                  11,046             16,501             17,124
    Equity                                                            1,806              1,705              1,440
                                                                   --------           --------           --------
                                                                     54,720             73,464             76,672
                                                                   --------           --------           --------
Held to maturity securities (at amortized cost):

    U.S. Treasury and other U.S. government obligations              16,042              7,160              5,217
    States and political subdivisions                                30,297             15,726             19,729
    Other corporate                                                  22,446             17,407             15,338
                                                                   --------           --------           --------
                                                                     68,785             40,293             40,284
                                                                   --------           --------           --------
        Total securities                                           $123,505           $113,757           $116,956
                                                                   ========           ========           ========

         JUNIATA VALLEY FINANCIAL CORP. AND ITS WHOLLY-OWNED SUBSIDIARY,
                             THE JUNIATA VALLEY BANK
                                    BUSINESS

SECURITIES PORTFOLIO (CONTINUED)

The following table sets forth the maturities of securities at December 31, 1998 and the weighted average yields of such securities by contractual maturities or call dates. Yields on obligations of state and political subdivisions are not presented on a tax equivalent basis. Mortgage-backed securities with contractual maturities after ten years from December 31, 1998, feature regular repayments of principal and average lives of three to five years.

                                                                              Maturing
                                                                              --------
                                                                  After One                After Five
                                                                  But Within               But Within                  After
                                          Within One Year         Five Years               Ten Years                 Ten Years
                                        Amount     Yield      Amount       Yield      Amount       Yield        Amount       Yield
                                        ------     -----      ------       -----      ------       -----        ------       -----
                                                                            (In Thousands)
Available for sale:

    U.S. Treasury and other U.S.
        government agencies            $ 6,120      6.32%    $ 2,602        6.01%     $    -           -       $   151       4.96%
    State and political
        subdivisions                     9,339      5.36      17,946        5.10         565        6.05%          273       6.50
    Other corporate                      1,134      5.81       3,682        6.02          56        6.65             -          -
    Mortgage-backed                        685      6.37          73        6.29         409        7.63         9,879       6.81
                                       -------               -------                  ------                   -------
                                        17,278                24,303                   1,030                    10,303
                                       -------               -------                  ------                   -------
Held to maturity:

    U.S. Treasury and other U.S.
        government agencies              5,999      6.41      10,043        5.97           -           -             -          -
    State and political
        subdivisions                     6,366      4.53      16,956        4.24       6,975        3.95             -          -
    Other corporate                      2,707      6.72      19,739        6.19           -           -             -          -
                                       -------               -------                  ------                   -------
                                        15,072                46,738                   6,975           -             -
                                       -------               -------                  ------                   -------
            Total                      $32,350               $71,041                  $8,005                   $10,303
                                       =======               =======                  ======                   =======

Securities classified as available for sale are those debt securities that the Bank intends to hold for an indefinite period of time, but not necessarily to maturity. Securities available for sale are carried at fair value. Unrealized gains or losses are reported in other comprehensive income, net of the related deferred tax effect. Securities classified as held to maturity are those debt securities the Bank has both the intent and ability to hold to maturity. These securities are carried at cost adjusted for amortization of premium and accretion of discount.

         JUNIATA VALLEY FINANCIAL CORP. AND ITS WHOLLY-OWNED SUBSIDIARY,
                             THE JUNIATA VALLEY BANK
                                    BUSINESS

LOAN PORTFOLIO

The highest loan concentration by activity type continues to be the trucking industry. The percentage of these loans to total loans was approximately three percent at the latest review. This industry services many other industries and no potential significant risk is evident.

As with any lending activity, potential risk exists. Loans in the commercial, financial and industrial category have declined as a percentage of total loans over the past three years. The Bank prudently evaluates loans in this category and generally secures such lending with collateral consisting of real and/or tangible personal property.

All lending is granted on a variable rate basis except consumer loans which are fixed rate. Consumer loans, consisting of approximately twenty-one percent of total loans, average a three to four year repayment period and are fixed at such a rate that rate sensitivity is considered to be limited.

The following table shows the Bank's loan distribution at the end of each of the last five years:

                                                                         December 31,
                                                                         ------------
                                               1998           1997           1996           1995           1994
                                               ----           ----           ----           ----           ----
                                                                        (In Thousands)
Commercial, financial and agricultural       $ 15,047       $ 16,110       $ 15,531       $ 15,132       $ 16,433
Real estate mortgage                          133,047        142,216        130,865        125,987        122,591
Consumer (less unearned discount)              41,049         32,428         30,822         30,116         31,231
All other                                       2,819          2,945          3,674          4,184          4,392
                                             --------       --------       --------       --------       --------
    Total loans                              $191,962       $193,699       $180,892       $175,419       $174,647
                                             ========       ========       ========       ========       ========

This table shows the maturity of loans (excluding residential mortgages of 1-4 family residences and consumer loans) outstanding as of December 31, 1997.

                                             Maturing       Maturing         Maturing
                                              During        From 2000         After
                                               1999         Thru 2003          2004          Total
                                               ----         ---------          ----          -----
                                                                  (In Thousands)
Commercial, agricultural and financial       $15,047       $        -       $       -       $15,047
All other                                      2,819                -               -         2,819
                                             -------       ----------       ---------       -------
    Total loans                              $17,866       $        -       $       -       $17,866
                                             =======       ==========       =========       =======

         JUNIATA VALLEY FINANCIAL CORP. AND ITS WHOLLY-OWNED SUBSIDIARY,
                             THE JUNIATA VALLEY BANK
                                    BUSINESS

NONACCRUAL, PAST DUE AND RESTRUCTURED LOANS

The following table summarizes the Bank's nonaccrual, past due and restructured loans:

                                                                                  December 31,
                                                                                  ------------
                                                      1998            1997            1996            1995            1994
                                                      ----            ----            ----            ----            ----
                                                                                 (In Thousands)
Average loans outstanding                           $189,778        $186,510        $174,575        $171,388        $168,041
                                                    ========        ========        ========        ========        ========
Nonaccrual loans                                    $      -        $    239        $    482        $    512        $    433
Accruing loans past due
    90 days or more                                      386             395             408             511             520
Restructured loans                                         -             173               -               -               -
                                                    --------        --------        --------        --------        --------
    Total                                           $    386        $    807        $    890        $  1,023        $    953
                                                    ========        ========        ========        ========        ========
Ratio of non-performing loans
    to average loans outstanding                         .20%            .43%            .51%            .60%            .57%


Information with respect to nonaccrual and restructured loans at December 31,

                                                      1998            1997            1996            1995            1994
                                                      ----            ----            ----            ----            ----
                                                                                 (In Thousands)
Nonaccrual loans                                    $      -        $    239        $    482        $    512        $    433
Restructured loans                                         -             173               -               -               -
Interest income that would have been
    recorded under original terms                          -              20              56              48              28
Interest income recorded
    during the period                                      -              24               4               5               9
Commitments to lend additional funds                       -               -               -               -               -

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

        JUNIATA VALLEY FINANCIAL CORP. AND ITS WHOLLY-OWNED SUBSIDIARY,
                            THE JUNIATA VALLEY BANK
                                   BUSINESS


SUMMARY OF LOAN LOSS EXPERIENCE

The following table summarizes the Bank's loan loss experience for each of the five years ended December 31,

                                             1998           1997           1996           1995           1994
                                             ----           ----           ----           ----           ----
                                                                      (In Thousands)
Average loans outstanding                  $189,778       $186,510       $174,575       $171,388       $168,041
                                           ========       ========       ========       ========       ========
Allowance for loan loss January 1          $  2,390       $  2,350       $  2,228       $  2,115       $  2,034

Losses charged to allowance
    Commercial                                   37             60             58             12          -
    Real estate                                  13             12          -                 28             92
    Consumer                                     93            161             98             97            103
                                           --------       --------       --------       ---------      ---------

                                                143            233            156            137            195
                                           --------       --------       --------       ---------      ---------
Recoveries credited to allowance
    Commercial                                    1             17              2              3          -
    Real estate                               -              -              -                 42              2
    Consumer                                     19             36             46             15             29
                                           --------       -------        --------       ---------      ---------

                                                 20             53             48             60             31

Net charge-offs                                 123            180            108             77            164

Provision for possible loan losses              210            220            230            190            245
                                           --------       --------       --------       ---------      ---------

Allowance for loan losses December 31      $  2,477       $  2,390       $  2,350       $  2,228       $  2,115
                                           ========       ========       ========       =========      =========
Ratio of net charge-offs to
    average loans outstanding                   .06%           .10%           .06%           .04%           .10%


The amount charged to operations and the related balance in the allowance for loan losses is based upon periodic evaluations of the loan portfolio by management. These evaluations consider several factors including, but not limited to, general economic conditions, loan portfolio composition, prior loan loss experience and management's estimate of future potential losses.

This table shows an allocation of the allowance for loan losses as of the end of each of the last five years.


                         1998                    1997                 1996                  1995                   1994
                         ----                    ----                 ----                  ----                   ----
                                                                 (In Thousands)
                                % of                  % of                 % of                    % of                  % of
                 Amount         Loan     Amount       Loan     Amount      Loan     Amount         Loan     Amount       Loan
                 ------         ----     ------       ----     ------      ----     ------         ----     ------       ----

Commercial       $  537          9.3%    $  482        9.9%    $  569      10.6%    $  510         11.0%    $  471       11.9%
Real estate         483         69.3        483       73.4        436      72.3        432         71.8        416       70.2
Consumer            741         21.4        694       16.7        617      17.1        597         17.2        651       17.9
Unallocated         716          -          731        -          728       -          689          -          577        -
                 ------        ----      ------       ----     ------      ----     ------         ----     ------       ----

    Total        $2,477        100%      $2,390      100%      $2,350       100%     $2,228        100%    $2,115        100%
                 ======        ====      ======      ====      ======       ====     ======        ====    ======        ====


        JUNIATA VALLEY FINANCIAL CORP. AND ITS WHOLLY-OWNED SUBSIDIARY,
                            THE JUNIATA VALLEY BANK
                                   BUSINESS


SUMMARY OF LOAN LOSS EXPERIENCE (CONTINUED)

While loans secured by real estate mortgages comprise greater than 69% of the total loan portfolio, historically these accounts have resulted in marginal loss. Therefore management's evaluation of the loan portfolio indicates a relatively low allocation of the allowance for this category of loans.

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

Highly leveraged transactions (HLTS) generally include loans and commitments made in connection with recapitalizations, acquisitions and leveraged buyouts, and result in the borrowers debt-to-total assets ratio exceeding 75%. The Bank has no loans at December 31, 1998, that qualified as HLTS.

        JUNIATA VALLEY FINANCIAL CORP. AND ITS WHOLLY-OWNED SUBSIDIARY,
                            THE JUNIATA VALLEY BANK
                                   BUSINESS


DEPOSITS

The average daily amount of deposits and rates paid on such deposits is summarized for December 31, in the following table:

                                                     1998                           1997                             1996
                                                     ----                           ----                             ----
                                           Amount            Rate         Amount            Rate          Amount               Rate
                                           ------            ----         ------            ----          ------               ----
                                                                                (In Thousands)
Non-interest bearing demand               $ 30,719                       $ 29,844                      $    28,129
Interest bearing demand                     49,199           2.87%         46,688           2.85%           46,270             2.91%

Savings deposits                            32,796           2.92          25,860           2.78            27,114             2.81
Time deposits                              176,905           5.52         178,835           5.49           173,661             5.52
                                         ---------                        --------                     -----------

    Total                                 $289,619                       $281,227                      $   275,174
                                         =========                       ========                      ===========


As of December 31, 1998, certificates of deposit outstanding in an individual amount of $100,000 or more totalled $24,350,000.

The maturity of these certificates of deposits is as follows:

                               Over 3         Over 6
              3 months        through 6     through 12      Over 12
              or less          months         months        months
              -------          ------         ------        ------
                                  (In Thousands)
               $8,328          $2,618         $4,161        $9,243
               ======          ======         ======        ======

        JUNIATA VALLEY FINANCIAL CORP. AND ITS WHOLLY-OWNED SUBSIDIARY,
                            THE JUNIATA VALLEY BANK
                                   BUSINESS

QUARTERLY RESULTS OF OPERATIONS

                                                                             Three Months Ended
                                                   March 31              June 30             Sept. 30               Dec. 31
                                                   --------              -------             --------               -------
                                                                   (In Thousands, except per share data)

FOR THE YEAR 1998
    Interest income                                 $ 6,164              $ 6,304              $ 6,263              $ 6,133
    Interest expense                                 (2,977)              (3,042)              (3,082)              (3,035)
                                                    -------              -------              -------              -------
    Net interest income                               3,187                3,262                3,181                3,098
    Provision for loan losses                           (45)                 (45)                 (55)                 (65)
    Other income                                        228                  262                  430                  262
    Other expenses                                   (1,862)              (1,843)              (2,284)              (1,997)
                                                    -------              -------              -------              -------
    Income before income taxes                        1,508                1,636                1,272                1,298
    Income taxes                                       (377)                (428)                (297)                (211)
                                                    -------              -------              -------              -------
    Net income                                      $ 1,131              $ 1,208              $   975              $ 1,087
                                                    =======              =======              =======              =======
    Per-share data:
        Basic earnings                              $   .49              $   .52              $   .42              $   .47
        Cash dividends                                 -                     .36                 -                     .38

                                                                             Three Months Ended
                                                   March 31              June 30             Sept. 30               Dec. 31
                                                   --------              -------             --------               -------
                                                                   (In Thousands, except per share data)
FOR THE YEAR 1997
    Interest income                                 $ 5,875              $ 6,050              $ 6,195              $ 6,197
    Interest expense                                 (2,883)              (2,936)              (3,015)              (3,028)
                                                    -------              -------              -------              -------
    Net interest income                               2,992                3,114                3,180                3,169
    Provision for loan losses                           (50)                 (80)                 (45)                 (45)
    Other income                                        290                  385                  214                  384
    Other expenses                                   (1,828)              (1,847)              (1,801)              (2,055)
                                                    -------              -------              -------              -------
    Income before income taxes                        1,404                1,572                1,548                1,453
    Income taxes                                       (335)                (406)                (376)                (288)
                                                    -------              -------              -------              -------
    Net income                                      $ 1,069              $ 1,166              $ 1,172              $ 1,165
                                                    =======              =======              =======              =======
    Per-share data:
        Basic earnings                              $   .46              $   .50              $   .50              $   .50
        Cash dividends                                 -                     .32                 -                     .34


        JUNIATA VALLEY FINANCIAL CORP. AND ITS WHOLLY-OWNED SUBSIDIARY
                            THE JUNIATA VALLEY BANK
           FIVE YEAR FINANCIAL HIGHLIGHTS . SELECTED FINANCIAL DATA

                                                1998              1997              1996              1995              1994
                                                ----              ----              ----              ----              ----

BALANCE SHEET DATA (In Thousands)
    Assets                                   $  343,857        $  332,440        $  318,708        $  310,580        $  287,490
    Deposits                                    293,890           285,138           274,670           269,499           250,895
    Loans receivable, net                       189,485           191,309           178,542           173,191           172,532
    Securities                                  123,505           113,757           116,956           112,297           162,469
    Stockholders' equity                         45,980            42,695            39,862            36,920            33,150
    Average equity                               44,448            41,449            38,072            34,671            31,690
    Average assets                              338,295           327,068           317,384           300,185           289,660

EARNINGS DATA (In Thousands)
    Interest income                          $   24,864        $   24,317        $   23,613        $   22,688        $   20,554
    Interest expense                             12,136            11,862            11,697            10,952             9,063
                                             ----------        ----------        ----------        ----------        ----------
    Net interest income                          12,728            12,455            11,916            11,736            11,491
    Provision for loan losses                       210               220               230               190               245
                                             ----------        ----------        ----------        -----------       ----------
    Net interest income after
        provision for loan losses                12,518            12,235            11,686            11,546            11,246
    Other income                                  1,182             1,273             1,025               869               856
    Other expenses                                7,986             7,531             7,026             6,907             6,905
                                             ----------        ----------        ----------        -----------       ----------
    Income before income taxes                    5,714             5,977             5,685             5,508             5,197
    Federal income taxes                          1,313             1,405             1,356             1,350             1,276
                                             ----------        ----------        ----------        -----------       ----------

    Net income                               $    4,401        $    4,572        $    4,329        $    4,158        $    3,921

RATIOS
    Return on average assets                       1.30%             1.40%             1.36%             1.39%             1.35%
    Return on average equity                       9.90             11.03             11.37             11.99             12.37
    Equity to assets (year end)                   13.37             12.84             12.51             11.89             11.53
    Loans to deposits (year end)                  64.47             67.09             65.00             64.26             68.77
    Dividend payout (percentage
        of income)                                37.99             32.68             31.21             30.86             30.40

PER SHARE DATA
    Basic earnings                                 1.90              1.96              1.86              1.79              1.69
    Cash dividends                                  .74               .66               .60               .55               .51
    Book value                                    19.73             18.43             17.09             15.83             14.21
    Average shares outstanding                2,321,739         2,328,101         2,324,964         2,322,951         2,322,951
    Approximate number
        of stockholders                           1,607             1,603             1,417             1,381             1,428

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

--------------------------------------------------------------------------------
                              FINANCIAL CONDITION
--------------------------------------------------------------------------------

SOURCES AND USES OF FUNDS TRENDS

                                            1998                                    1997                                    1996
                                           Average       Increase    (Decrease)    Average       Increase    (Decrease)    Average
                                           Balance        Amount          %        Balance        Amount          %        Balance
                                           -------        ------          -        -------        ------          -        -------
                                                                             (Thousands of Dollars)
Funding uses:
  Interest earning assets:
     Loans:
        Commercial                        $  59,804     $  (4,263)      (6.65)%   $  64,067     $   1,658       2.66%    $  62,409
        Mortgage                             91,533         4,918        5.68        86,615         6,542       8.17        80,073
        Consumer                             38,441         2,613        7.29        35,828         3,735      11.64        32,093
                                          ---------     ---------                 ---------     ---------                ---------
                                            189,778         3,268        1.75       186,510        11,935       6.84       174,575
        Less: Allowance for loan losses      (2,446)          (67)      (2.82)       (2,379)          (66)     (2.85)       (2,313)
                                          ---------     ---------                 ---------     ---------                ---------
                                            187,332         3,201        1.74       184,131        11,869       6.89       172,262
     Interest bearing deposits
        with banks                              514           369      254.48           145            10       7.41           135
     Securities                             121,725         3,314        2.80       118,411        (1,608)     (1.34)      120,019
     Funds sold                              10,719         3,526       49.02         7,193        (1,647)    (18.63)        8,840
                                          ---------     ---------                 ---------     ---------                ---------
                                            132,958         7,209        5.73       125,749        (3,245)     (2.52)      128,994
     Total interest earning
        assets                              320,290        10,410        3.36       309,880         8,624       2.86       301,256
     Other assets                            18,005           817        4.75        17,188         1,060       6.57        16,128
                                          ---------     ---------                 ---------     ---------                ---------
           Total uses                     $ 338,295     $  11,227        3.43     $ 327,068     $   9,684       3.05     $ 317,384
                                          =========     =========                 =========     =========                =========
Funding sources:
     Deposits:
        Demand                            $  30,719     $     875        2.93     $  29,844     $   1,715       6.10     $  28,129
        Interest bearing demand              49,199         2,511        5.38        46,688           418        .90        46,270
        Savings                              32,796         6,936       26.82        25,860        (1,254)     (4.62)       27,114
        Time under $100,000                 153,928        (4,935)      (3.11)      158,863         4,332       2.80       154,531
                                          ---------     ---------                 ---------     ---------                ---------
        Total core deposits                 266,642         5,387        2.06       261,255         5,211       2.04       256,044
        Time over $100,000                   22,977         3,005       15.05        19,972           842       4.40        19,130
                                          ---------     ---------                 ---------     ---------                ---------
        Total deposits                      289,619         8,392        2.98       281,227         6,053       2.20       275,174
     Other liabilities                        4,228          (164)      (3.73)        4,392           254       6.14         4,138
     Stockholders' equity                    44,448         2,999        7.24        41,449         3,377       8.87        38,072
                                          ---------     ---------                 ---------     ---------                ---------
           Total sources                  $ 338,295     $  11,227        3.43     $ 327,068     $   9,684       3.05     $ 317,384
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

The Corporation's assets continued to grow during 1998, reaching the level of $338,295,000 an increase of $11,227,000 or 3.43% compared to 1997. The funding source was an increase in deposits. The funding use was an increase in securities, loans and federal funds sold.

Securities increased $3,314,000 or 2.80% in 1998 over 1997. This followed a decrease of $1,608,000 from 1996 to 1997. Securities maturing and being called and finding securities to meet the Corporation's asset/liability objectives, lead to an increase of funds sold in 1998 over 1997 of $3,526,000 or 49.02%. This followed a decline of $1,647,000 in 1997 over 1996.

Loans experienced a modest increase of $3,201,000 or 1.74% from 1997 to 1998 which was less than the $11,869,000 increase in 1997 over 1996. Mortgage loans increased $4,918,000 from 1997 to 1998 which was less than the $6,542,000 increase from 1996 to 1997. The increase in mortgage loans is due to the refinancing of existing mortgages as well as first time home buyers. Other consumers took this opportunity to renovate their existing homes and consolidate other debt into existing mortgages. Consumer loans increased $2,613,000 or 7.29% in 1998 over 1997 which was less than the $3,735,000 increase in 1997 over 1996. While commercial loans grew $1,658,000 in 1997 over 1996 they experienced a decline of $4,263,000 during 1998. This overall loan growth is reflective of the strength in the economy.

The asset growth was funded by an increase in deposits of $8,392,000 or 2.98% from 1997 to 1998. This was more than the deposit growth experienced in 1997 over 1996 of $6,053,000. The primary source of funds is core deposits. The largest category of core deposits is time deposits under $100,000; however this category suffered a decline of $4,935,000 or 3.11% from 1997 to 1998. Time deposits includes certificates of deposit, which allow customers to invest their funds at selected maturities ranging from 6 months to 5 years and individual retirement accounts. Savings accounts had the largest increase of $6,936,000 from 1997 to 1998. This category decreased $1,254,000 from 1996 to 1997. Interest bearing demand increased $2,511,000 in 1998 over 1997 which was more than the $418,000 increase in 1997 over 1996. On average during 1998, core deposits experienced an increase of $5,387,000. The Corporation's ability to maintain its core deposit base despite the intense competition and nonbank influences in the market area, reflects the Corporation's strong customer base.





--------------------------------------------------------------------------------
                             RESULTS OF OPERATIONS
--------------------------------------------------------------------------------

                             Juniata Valley Financial Corp. reported net income for 1998 of $4,401,000 which was $171,000 or 3.74%
                             less than the $4,572,000 reported in 1997 and an increase of 1.66% over the 1996 earnings of $4,329,000. However, if it had not been for the one time merger expense, net of related tax effect, net income for 1998 would have been $4,661,000. Basic earnings per share was $1.90 in 1998. This was a decrease of $.06 from 1997 and an increase of $.04 over 1996.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS

--------------------------------------------------------------------------------
                       RESULTS OF OPERATIONS (Continued)
--------------------------------------------------------------------------------


The two most widely recognized performance ratios within the financial services industry are the return on average equity and return on average assets. The return on average equity ratio presents the net income to average equity maintained throughout the year. The return on average equity was 9.90% in 1998,compared to 11.03% in 1997 and 11.37% in 1996.



                             Return on average assets presents the income for the year compared to the average assets maintained throughout the year. The return on average assets was 1.30% in 1998, compared to 1.40% in 1997 and 1.36% in 1996.



The Board of Directors continued to increase the cash dividends paid to shareholders. On a per share basis $.74 was paid in 1998, up 12.12% from the $.66 paid in 1997 and up 23.33% from the $.60 paid in 1996. On February 16, 1999, The Board of
Directors declared an extra $.50 dividend payable on April 9, 1999.



                             While increasing dividends, the Corporation was able to increase stockholders' equity to total assets (the capital ratio) to 13.37% at December 31, 1998, up from 12.84% in 1997 and 12.51% in
                             1996.



The Corporation has realized steady growth over the past two years. Assets for the year ended December
31, 1998, were $343,857,000 an increase of
$11,417,000 or 3.43% compared to assets of $332,440,000
at December 31, 1997.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS


--------------------------------------------------------------------------------
                        RESULTS OF OPERATIONS (Continued)
--------------------------------------------------------------------------------

The Juniata Valley Bank's allowance for loan losses was $2,477,000 in 1998, $2,390,000 in 1997 and $2,350,000 in 1996. The provision provided in each of those years was $210,000 in 1998, $220,000 in 1997 and $230,000 in 1996. The
provision for loan losses exceeded net charge-offs by 70.73%, 22.22%, and 112.96% in 1998, 1997 and 1996, respectively. In 1998 net charge-offs were .06% of average loans outstanding. In 1997 and 1996 net charge-offs were .10% and
 .06% of average loans outstanding, respectively.

Other income decreased $91,000 or 7.14% over 1997. From 1996 to 1997 the increase was $248,000 or 24.20%. The trust department income decreased $48,000 from 1997 to 1998 due to the settling of estates in 1997 that did not occur in 1998 or 1996. Customer service fees increased $9,000 for 1998 compared to 1997 and $50,000 in 1997 compared to 1996. The increases in customer service fees can be attributed to an increase in volume and not as a result of increased fees. There was an increase of $68,000 in net realized gains on sales of securities in 1998 over 1997. The increase from 1996 to 1997 in net realized gains on sales of securities was $49,000. The other income decreased in 1998 compared to 1997 by $120,000. This decrease can be attributed to $51,000 of life insurance proceeds and $41,000 commissions on the sale of life and disability insurance in 1997 which did not ocur in 1998 or 1996. The management of the Juniata Valley Bank seeks products and service improvements that both strengthen existing customer relationships and help attract new ones. During 1997, sales of mutual funds were introduced through a third party arrangement with T.H.E. Financial for those customers desiring this type of alternative investment. Fee income derived from the sale of this product in 1998 was $33,000.

Other expenses increased $455,000 or 6.04% over 1997, compared to an increase of $505,000 or 7.19% from 1996 to 1997. If it had not been for the merger expense, the increase would have been $61,000 in 1998 over 1997. Salaries and wages increased $43,000 from 1997 to 1998. This compares to an increase of $153,000 from 1996 to 1997. The increases in salaries and wages can be attributed to annual merit increases, promotions of employees and the addition of a new branch. Employee benefits increased $182,000 from 1997 to 1998. From 1996 to 1997 this increase was $31,000. This was due primarily to a keyman pension plan in place for 10 years that required additional funding as employees age. Occupancy expense declined $46,000 in 1998 compared to 1997 due mainly to a reassessment in real estate taxes. The increase in 1997 over 1996 of $37,000 is due to a new branch opening in the fall of 1996. The expense recorded in 1997 reflected one full year of branch operations. Equipment expense increased $101,000 from 1997 to 1998 due to the purchase of equipment for software compatibility of the four former Lewistown Trust branches. The increase in equipment expense of $31,000 from 1996 to 1997 was due to the new branch which opened in the fourth quarter of 1996. Director's compensation remained relatively stable during the years presented. The increase in taxes, other than income is the result of an increase in the Pennsylvania shares tax of $29,000 from 1997 to 1998 and $28,000 from 1996 to 1997. The $254,000 decrease in other expenses from 1997 to 1998 is due to $98,000 of expense recognized in 1997 assoicated with preparing two foreclosed properties for sale. Professional fees increased $68,000 in 1997 due to the audit and consulting fees of Lewistown Trust Company. Other expenses also declined in 1998 compared to 1997 as a result of additional expenses associated with the opening of the new branch which were incurred in 1997. For these same reasons, other expenses increased $243,000 from 1996 to 1997.

The United States Supreme Court issued its decision in the case of Barnett Bank versus Nelson that national banks may sell insurance to anyone in a community with a population under 5,000. Both the Pennsylvania insurance and banking departments have issued policy statements recognizing that state chartered banks may become licensed insurance agents, either directly or through an operating subsidiary. The Juniata Valley Bank will evaluate the merits of insurance sales during 1999 to help improve the bottom line.

Management is not aware of any known trends or uncertainties that will have or that are reasonably likely to have material adverse effects on liquidity, capital resources or operations of the Corporation.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS


--------------------------------------------------------------------------------
                               YEAR 2000 ISSUES
--------------------------------------------------------------------------------

The Corporation uses two major software vendors for data processing. Letters of certification have been obtained assuring that they will be year 2000 compliant in 1998 and testing commenced in the fall of 1998 and will be completed by March 31, 1999. The vendors are still on target with these dates. The Federal Financial Institutions Examination Council has conducted special examinations to make sure that the software vendors are doing everything necessary to be in compliance with the year 2000 guidelines. The results of these examinations have been released to the Corporation for review.

Because of the data processing being outsourced to two data processing vendors, the cost of year 2000 compliance will be shared with other subscribers. With the merger in July, it is very difficult to separate equipment costs for the merger and the cost of what was necessary for the year 2000 project. To date approximately $30,000 has been expended that can be attributed to the year 2000 project. This does not include personnel cost for the ongoing testing. Approximately $70,000 may be needed for future remediation costs. Management does not feel this cost will materially impact the results of operations of the Corporation in 1999.

Another important area is the Corporation's PC network. Testing has been performed on all PC's and the software to ensure that they are year 2000 compliant. The PC and software was tested by a third party to make recommendations for upgrading or replacing. This process was completed in June of 1998 and all additional purchases of equipment and software are validated for year 2000.

The Corporation has many customers and through the use of questionnaires the larger loan customers are being assessed for their potential year 2000 risk. No individual customer could materially impact the financial position of the Corporation, however, the credit risk could be increased if these customers are not addressing their year 2000 problems. As a result, problem loans and losses could increase in the following year of operation for the Corporation. Due to uncertainties involved, it is not possible to quantify potential losses due to year 2000 at this time.

A contingency plan to provide financial services to customers will be provided to the Corporation through the software vendors currently used. A switch to other systems could be accomplished with little to no impact to customers. Management believes they would continue to operate in the year 2000 manually if necessary for a short period of time until the new systems would be in place. The manual operation would be accomplished through hiring of temporary staff until normal operations could resume. The hiring of additional staff would impact the financial results but cannot be quantified at this time. The cost of switching to the new system also cannot be quantified at this time.

Management believes that adequate resources are available to fund and address the year 2000 issue. Management also believes that the costs associated with bringing the Corporation into compliance will not have a material impact on the Corporation's financial results. However, with all remediation, testing and contingency plans there is no guarantee that these steps will fully expose all failures and problems. In addition, the Corporation relies on various third party providers, such as telecommunication and utility companies, where alternative sources or arrangements are limited or unavailable. While the Corporation continues to address year 2000 issues, potential uncertainties remain.

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

                                                                                     1998
                                                                                   Interest
                                                             Average                Income                    %
                                                             Balances              (Expense)                 Rate
                                                             --------              ---------                 ----

                                                                                 (In Thousands)
INTEREST EARNING ASSETS
     Interest bearing deposits in other banks               $     514              $      28                 5.45%
     Securities (taxable)                                      85,572                  5,159                 6.03
     Securities (tax exempt)                                   36,153                  1,603                 4.43
     Federal funds sold                                        10,719                    664                 6.19
     Loans                                                    189,778                 17,410                 9.17
                                                            ---------              ---------
           Total interest earning assets                      322,736                 24,864                 7.70
                                                                                                             ----
NON-INTEREST EARNING ASSETS
     Cash and due from banks                                    8,663
     Other assets                                               9,342
     Less: allowance for loan losses                           (2,446)
                                                            ---------
           Total assets                                     $ 338,295
                                                            =========
INTEREST BEARING LIABILITIES
     Demand deposits bearing interest                       $  49,199                 (1,411)                2.87
     Savings deposits                                          32,796                   (958)                2.92
     Time deposits                                            176,905                 (9,767)                5.52
                                                            ---------              ---------
           Total interest bearing liabilities                 258,900                (12,136)                4.69
                                                                                   ---------                 ----
NON-INTEREST BEARING LIABILITIES
     Demand deposits                                           30,719
     Other liabilities                                          4,228
STOCKHOLDERS' EQUITY                                           44,448
                                                            ---------

           Total liabilities and stockholders' equity       $ 338,295
                                                            =========
NET INTEREST INCOME/SPREAD                                                         $  12,728                 3.01%
                                                                                   =========                 ====
MARGIN ANALYSIS
     Interest income/ earning assets                                                                         7.70%
     Interest expense/earning assets                                                                         3.76
                                                                                                             ----
           Net interest margin                                                                               3.94%
                                                                                                             ====

--------------------------------------------------------------------------------
                              TABLE 1 (Continued)
--------------------------------------------------------------------------------

                                                                           1997                                   1996
                                                                         Interest                               Interest
                                                          Average         Income       %        Average          Income       %
                                                         Balances       (Expense)     Rate      Balances        (Expense)    Rate
                                                         --------       ---------     ----      --------        ---------    ----
                                                                   (In Thousands)                          (In Thousands)
INTEREST EARNING ASSETS
     Interest bearing deposits in other banks          $      145        $      8     5.52%     $    135        $      7     5.19%
     Securities (taxable)                                  78,531           5,163     6.57        80,630           5,221     6.48
     Securities (tax exempt)                               39,880           1,625     4.07        39,389           1,683     4.27
     Federal funds sold                                     7,193             406     5.64         8,840             484     5.48
     Loans                                                186,510          17,115     9.18       174,575          16,218     9.29
                                                        ---------        --------               --------        --------
           Total interest earning assets                  312,259          24,317     7.79       303,569          23,613     7.78
                                                                                      ----                                   ----
NON-INTEREST EARNING ASSETS
     Cash and due from banks                                8,599                                  7,893
     Other assets                                           8,589                                  8,235
     Less: allowance for loan losses                       (2,379)                                (2,313)
                                                        ---------                               --------
           Total assets                                 $ 327,068                               $317,384
                                                        =========                               ========
INTEREST BEARING LIABILITIES
     Demand deposits bearing interest                   $  46,688          (1,331)    2.85      $ 46,270          (1,345)    2.91
     Savings deposits                                      25,860            (718)    2.78        27,114            (767)    2.83
     Time deposits                                        178,835          (9,813)    5.49       173,661          (9,585)    5.52
                                                        ---------        --------               --------        --------
           Total interest bearing liabilities             251,383         (11,862)    4.72       247,045         (11,697)    4.73
                                                                         --------     ----                      --------     ----
NON-INTEREST BEARING LIABILITIES
     Demand deposits                                      29,844                                 28,129
     Other liabilities                                     4,392                                  4,138
STOCKHOLDERS' EQUITY                                      41,449                                 38,072
                                                       ---------                               --------

           Total liabilities and stockholders' equity  $ 327,068                               $317,384
                                                       =========                               ========

NET INTEREST INCOME/SPREAD                                               $ 12,455     3.07%                     $ 11,916     3.05%
                                                                         ========     ====                      ========     ====
MARGIN ANALYSIS
     Interest income/ earning assets                                                  7.79%                                  7.78%
     Interest expense/earning assets                                                  3.80                                   3.85
                                                                                      ----                                   ----

           Net interest margin                                                        3.99%                                  3.93%
                                                                                      ====                                   ====

--------------------------------------------------------------------------------
                               NET INTEREST INCOME
--------------------------------------------------------------------------------

Net interest income is the most significant contributor to the Corporation's net income. During 1998, net interest income increased 2.19% to $12,728,000 compared to an increase of 4.52% during 1997. Table 1 shows the interest income, interest expense and net interest income with the percentage change between the years.

Table 2 presents average balances, interest income and expense and yields earned or paid. This table summarized the components of the net interest income growth. Interest earning assets increased $10,477,000 or 3.36% in 1998 which was more than the $8,690,000 increase in 1997. The largest contributor to interest income is loans. The yield on loans remained fairly stable among the years presented. The yield on taxable securities decreased 54 basis points in 1998, while the yield on tax exempt securities increased 36 basis points. In 1997 the opposite effect is presented with taxable securities increasing 9 basis points and tax exempt securities declining 20 basis points. The overall yield on interest earning assets for 1998 was a decline of 9 basis points. For the preceding two years the overall yield held steady.

Interest bearing liabilities increased $7,517,000 or 2.99% for 1998 which was less then the $4,338,000 increase in 1997. From 1997 to 1998 savings deposits increased by $6,936,000 and demand deposits bearing interest increased $2,511,000; time deposits decreased by $1,930,000. Rates paid declined slightly by 3 basis points in 1998 which followed two stable years.

The Corporation's net spread was 3.01% in 1998 down slightly from the 3.07% in 1997 and 3.05% in 1996. Interest spread measures the absolute difference between average rates earned and average rates paid while net interest margin reflects the relationship of interest income to earning asset versus interest expense to earning assets. The Corporation's net interest margin was 3.94% for 1998 compared to 3.99% in 1997 and 3.93% in 1996.

From Table 3 it can be seen that the increase in net interest income during 1998 was influenced by increases in volume. The increase in interest income in 1998 and 1997 was due to an overall increase in volume, offset by lower rates offered on interest earning assets which reduced interest income. Increases in volume and rates offered on interest bearing liabilities caused the change in interest expense during 1998. In 1997, the increase in interest expense was due to an increase in volume which was offset by the reduction in rates offered on interest-bearing liabilities. In 1998 interest income increased $547,000; $463,000 of the increase attributed to the volume of taxable securities and $300,000 of the increase in volume of loans. In 1997 loan volume was the primary reason for the increase in interest income. Interest expense had relatively little change. Volume of time deposits declined in 1998 by $106,000 and increased in 1997 by $286,000. Rates on interest earning assets displayed more volatility in 1998 and 1997 than interest bearing liabilities, though both fluctuated less than 10 basis points over the three year period.



--------------------------------------------------------------------------------
                           TABLE 2--NET INTEREST INCOME
--------------------------------------------------------------------------------

Net interest income, defined as interest income less interest expense, is shown in the following table:

                                         1998              % Change          1997              % Change          1996
                                         ----              --------          ----              --------          ----
                                                                        (In Thousands)
Interest income                        $24,864               2.25%         $24,317               2.98%         $23,613
Interest expense                        12,136               2.31           11,862               1.41           11,697
                                       -------                             -------                             -------
Net interest income                    $12,728               2.19          $12,455               4.52          $11,916
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

                                            1998/1997 Increase (Decrease)                  1997/1996 Increase (Decrease)
                                                   Due to Change in                               Due to Change in

                                        Volume           Rate            Net           Volume            Rate            Net
                                        ------           ----            ---           ------            ----            ---
Interest bearing deposits
    in other banks                     $    20         $     0         $    20         $     1         $     0         $     1
Securities (taxable)                       463            (467)             (4)           (136)             78             (58)
Securities (tax exempt)                   (152)            130             (22)             21             (79)            (58)
Federal funds sold                         199              59             258             (90)             12             (78)
Loans                                      300              (5)            295           1,109            (212)            897
                                       -------         -------         -------         -------         -------         -------
        Interest income                    830            (283)            547             905            (201)            704
                                       -------         -------         -------         -------         -------         -------

Demand deposits
        bearing interest                    72               8              80              12             (26)            (14)
Savings deposits                           193              47             240             (35)            (14)            (49)
Time deposits                             (106)             60             (46)            286             (58)            228
                                       -------         -------         -------         -------         -------         -------
        Interest expense                   159             115             274             263             (98)            165
                                       -------         -------         -------         -------         -------         -------

Increase (decrease)
    in net interest income             $   671         $  (398)        $   273         $   642         $  (103)        $   539
                                       =======         =======         =======         =======         =======         =======

--------------------------------------------------------------------------------
                                 LOAN PORTFOLIO
--------------------------------------------------------------------------------

At December 31, 1998, net loans decreased $1,824,000 or .95% over 1997. This follows an increase in1997 over 1996 in net loans of $12,767,000 or 7.15%. The loan to deposit ratio fluctuated slightly throughout 1998; monthly averages were at a high in January of 66.5% and a low in August of 64.3%. Residential mortgages decreased by $10,118,000 or 8.60% from 1997 to 1998. Real estate loans still remain a very attractive option due to the tax deductibility of mortgage interest by the borrower. Consumer loans increased $8,621,000 or 26.59% in 1998 over 1997. This follows a year with an increase of $1,606,000 from 1996 to 1997.

In spite of the slow economy and increasing credit problems nationwide, the Corporation continued its excellent charge-off record (charge-offs, net of recoveries) during 1998. For the year, the net charge-offs were $123,000 or .06% of average loans outstanding. This compares with $180,000 or .10% for 1997 and $108,000 or .06% for 1996.

The allowance for loan losses is based upon quarterly loan portfolio reviews by management. The purpose of the review is to assess loan quality, analyze delinquencies, ascertain loan growth, evaluate potential charge-offs and recoveries and assess general economic conditions in the market served. It is management's judgment that the allowance for 1998 of $2,477,000 or 1.31% of net outstanding loans is adequate to meet any foreseeable loan loss contingency. This is higher than the 1.25% for 1997 and lower than the 1.32% for 1996. At December 31, 1998 and 1997, total non-performing loans were $386,000 and $807,000, respectively; non-performing loans as a percentage of the allowance for loan losses were 15.58% and 33.77%, respectively. Increased collection efforts continue to be made so that the level of non-performing loans remains at historical levels in the future.

--------------------------------------------------------------------------------
                  LIQUIDITY AND INTEREST RATE RISK MANAGEMENT
--------------------------------------------------------------------------------

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

Liquidity management is influenced by several key elements, including asset quality and the maturity structure of assets and liabilities. The single most important source of liquidity for the Corporation is a strong, stable core deposit base. This funding source has exhibited steady growth over the years and consists of deposits from customers with long-standing relationships. In 1998 the Corporation funded approximately 80% of its assets with core deposits acquired in local communities. This core deposit base, combined with stockholders' equity, funded 93% of average assets in 1998 and provides a substantial and highly stable source of liquidity.

Principal sources of asset liquidity are provided by held to maturity securities maturing in one year or less, available for sale securities, and other short term investments such as federal funds sold and cash and due from banks. At December 31, 1998, these liquid assets amounted to $90,520,000 compared to liquid assets at December 31, 1997, of $102,390,000. Liquidity is also provided by scheduled and unscheduled principal repayments of loans.

The Corporation joined the Federal Home Loan Bank of Pittsburgh in August of 1993 for the purpose of providing short term liquidity when other sources are unable to fill these needs. The Corporation has an unused line of credit of $7,163,000 at December 31, 1998, from the Federal Home Loan Bank which it can draw upon for additional liquidity.

Liability liquidity, which is more difficult to measure, can be met by attracting deposits and maintaining the core deposit base. The Corporation's ability to attract deposits depends primarily on several factors including sales efforts, competitive interest rates, and other conditions which help maintain consumer confidence in the stability of the financial institution. This confidence is evaluated by such factors as profitability, capitalization and overall financial condition.

The Corporation's primary funding requirement is loan demand; however, from the statement of cash flows it is demonstrated that in 1998 loan demand declined by $1,595,000. Deposit growth of $8,752,000 was used to purchase securities. Securities purchased exceeded maturities and repayments by $9,544,000.

--------------------------------------------------------------------------------
                              REGULATORY MATTERS
--------------------------------------------------------------------------------

The Juniata Valley Bank is subject to periodic examinations by one or more of the various regulatory agencies. During 1998 an examination was conducted by the Federal Deposit Insurance Corporation. This examination included but was not limited to, procedures designed to review lending practices, credit quality, liquidity, operations and capital adequacy. No comments were received from this regulatory body which would have a material effect on the Corporation's liquidity, capital resources or operations.

The Corporation adopted SFAS No. 130, "Reporting Comprehensive Income," as of January 1, 1998. Accounting principles generally require that revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available for sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income. The adoption of SFAS No. 130 had no effect on the Corporation's net income or stockholders' equity.

The Financial Accounting Standards Board issued Statement No. 131, "Disclosures about Segments of an Enterprise and Related Information". Adoption of this Statement was to take place on January 1, 1998. The Bank acts as an independent community financial service provider and offers traditional banking related financial services to individual, business and government customers. Through its branch and automated teller machine network, the Bank offers a full array of commercial and retail financial services, including the taking of time, savings and demand deposits; the making of commercial, consumer and mortgage loans; trust services and the providing of other financial services.

Management does not separately allocate expenses, including the cost of funding loan demand, between the commercial and retail trust operations of the Bank. As such, discrete financial information is not available and segment reporting would not be meaningful.

The Financial Accounting Standards Board issued Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities", in June 1998. The Corporation is required to adopt the Statement on January 1, 2000. The adoption of the Statement is not expected to have a significant impact on the financial condition or results of operations of the Corporation.



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

--------------------------------------------------------------------------------
                       TABLE 4 - INTEREST RATE SENSITIVITY
                      PRINCIPAL AMOUNT BY EXPECTED MATURITY
                              AVERAGE INTEREST RATE
--------------------------------------------------------------------------------

                                                 1999                     2000                     2001
                                                 ----                     ----                     ----

                                                                  (Dollars in Thousands)
ASSETS

    Interest bearing deposits                $       619                        -                        -
        Average interest rate                       5.45%

    Federal funds sold                             7,825                        -                        -
        Average interest rate                       6.19

    Available for sale securities                 17,054               $   11,992               $    7,252
        Average interest rate                       5.54                     5.27%                    5.10%

    Held to maturity securities                   15,072                   14,047                    6,972
        Average interest rate                       5.75                     5.77                     5.97

    Loans
        Commercial                                15,047                        -                        -
            Average interest rate                   9.26

        Consumer                                   6,021                    4,871                    3,897
            Average interest rate                   9.81                    10.38                     9.88

        Real estate mortgage                     121,304                    1,443                    1,514
            Average interest rate                   8.27                     8.17                     8.14

LIABILITIES

    Interest bearing demand deposits              47,506                        -                        -
        Average interest rate                       2.87

    Savings deposit                               34,111                        -                        -
        Average interest rate                       2.92

    Certificates of deposit                      105,225                   36,205                   13,017
        Average interest rate                       5.20                     5.71                     5.69

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                                                   Fair Value
   2002        2003         Thereafter            Total        December 31, 1998
   ----        ----         ----------            -----        -----------------

                       (Dollars in Thousands)

       -            -              -           $      619         $       619

       -            -              -                7,825               7,825

$  3,882     $  2,084        $11,219               53,483              54,720
    5.04%        5.36%          6.77%

  10,159       15,560          6,975               68,785              69,444
    4.93         4.74           3.95

       -            -              -               15,047              15,047

   2,801        2,036         24,242               43,868              44,259
    9.46         9.57          10.00

   1,570        1,570          5,646              133,047             133,089
    8.14         8.14           8.14

       -            -              -               47,506              47,506

       -            -              -               34,111              34,111

   8,153       13,514             45              176,159             177,885
    6.01         5.82           6.79

--------------------------------------------------------------------------------
                                     CAPITAL
--------------------------------------------------------------------------------

The Corporation maintains a strong capital base to take advantage of business opportunities while ensuring that it has resources to absorb the risks inherent in the business. The federal banking regulators have established capital adequacy requirements for banks and bank holding companies by using a risk-based capital framework and by monitoring compliance with minimum leverage guidelines. These guidelines are based on "risk adjusted" factors, which means assets with potentially higher credit risk will require more capital backing than assets with lower credit risk.

The FDIC classified capital into two tiers, referred to as Tier I and Tier II. Tier I capital consists of common stockholders' equity (excluding the net unrealized appreciation on securities available for sale), noncumulative and cumulative (bank holding companies only) perpetual stock, and minority interests less goodwill. Tier II capital consists of allowance for loan and lease losses, perpetual preferred stock (not included in Tier I), hybrid capital instruments, term subordinated debt, and intermediate-term preferred stock. Since December 31, 1992, all banks have been required to meet a minimum ratio of 8% and qualifying total capital to risk adjusted total assets with at least 4% Tier I capital and 8% of risk-adjusted assets in total capital. As indicated on the schedule following this discussion, the Tier I risk-based capital ratio was 21.16% and Tier II risk-based capital ratio was 22.36% at December 31, 1998.
The Bank's capital ratios are well above the current minimum ratio requirement set forth by federal banking regulators.

In addition to risk-based requirements, the Federal Reserve Board has established minimum leverage guidelines for bank holding companies. For most banks, the minimum leverage rate is 3% plus an additional cushion of 100 to 200 basis points depending on risk profiles and other factors. As of December 31, 1998, the leverage ratio was 13.12%.


CAPITAL ANALYSIS
                                                                                       December 31,
                                                                                       ------------
                                                                       1998               1997               1996
                                                                       ----               ----               ----
                                                                                 (Thousands of Dollars)
Tier I
    Common stockholders' equity (excluding unrealized
        appreciation/depreciation on securities)                     $ 44,337           $ 41,614           $ 39,104

Tier II
    Allowable portion of allowance for loan losses                      2,477              2,390              2,350
                                                                     --------           --------           --------
    Risk-based capital                                               $ 46,814           $ 44,004           $ 41,454
                                                                     ========           ========           ========
Risk adjusted assets (including off-balance-sheet exposures)         $209,346           $204,700           $193,007
                                                                     ========           ========           ========

Tier I risk-based capital ratio                                         21.16%             20.33%             20.28%
Total risk-based capital ratio                                          22.36%             21.50%             21.45%
Leverage ratio                                                          13.12%             12.50%             12.04%

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

It is difficult to predict what will happen in 1999 because of the many uncertainties surrounding the economy. However, The Juniata Valley Bank's management and Board of Directors are looking forward to meeting the challenges a changing economy can present. The Juniata Valley Bank's commitment to providing quality banking services for the communities it serves will continue through 1999. This community-based strategy gives management the opportunity to recognize steady growth in our consumer, mortgage and commercial loans as well as in our core deposit base. The Bank's strong capital and earnings potential provide the solid foundation needed to excel in the ever-changing banking industry. Management feels it is positioned to handle changes in the economic environment in 1999 through effective asset/liability management. Juniata Valley Financial Corp. is committed to providing stockholders with an attractive return on their investment.

--------------------------------------------------------------------------------
                               FEDERAL INCOME TAX
--------------------------------------------------------------------------------

The provision for income taxes for 1998 was $1,313,000 compared to $1,405,000 in 1997 and $1,356,000 in 1996. The effective tax rate, which is the ratio of income tax expense to income-before-income-taxes, was 22.98% in 1998, a decrease from the 23.51% in 1997 and 23.85% in 1996. The tax rate for all periods was less than the statutory rate of 34% due to tax exempt securities and loan income. Please refer to the Note to the Consolidated Financial Statements "Income Taxes" for further analysis of federal income tax expense.

--------------------------------------------------------------------------------
                                     MERGER
--------------------------------------------------------------------------------

On July 1, 1998, the Corporation completed the merger of Lewistown Trust Company (Lewistown), a commercial bank located in Lewistown, Pennsylvania, by issuing 931,700 shares of its common stock for all of the outstanding common stock of Lewistown, except for the 5,324 shares of Lewistown held by the Corporation which were cancelled. The merger was accounted for under the pooling-of-interest method of accounting and, as such, all prior period information has been restated. Please refer to the Note to the Consolidated Financial Statements "Merger" for further analysis of the merger.

--------------------------------------------------------------------------------
                          SIGNIFICANT FINANCIAL EVENTS
--------------------------------------------------------------------------------

On February 16,1999, the Board of Directors of the Juniata Valley Financial Corp. declared an extra fifty cent ($.50) per share dividend which cannot be used in the dividend reinvestment program. This dividend is above the normal dividends declared by Juniata Valley Financial Corp. Shareholders of record on March 15, 1999, will receive the extra dividend, payable on April 9, 1999.

The Board of Directors of the Juniata Valley Financial Corp. authorized the repurchase of up to 5% of its shares outstanding of common stock (116,500 shares). Pursuant to the authorization, appropriate senior officers of the Corporation may direct the repurchase at times and in amounts determined by them to be prudent.

The Corporation expects to use available cash to fund the repurchases and does not anticipate borrowing for this purpose. Repurchases will be made from time to time on the open market or in privately negotiated transactions. The shares purchased are to be held as treasury stock for various corporate programs, including the funding of existing employee benefit plans and such other benefit plans as may hereinafter be adopted by the Corporation.

                               [LETTERHEAD OF BEARD & COMPANY INC. APPEARS HERE]

                          INDEPENDENT AUDITOR'S REPORT

To the Board of Directors and Stockholders
Juniata Valley Financial Corp.
Mifflintown, Pennsylvania

     We have audited the accompanying consolidated balance sheets of Juniata Valley Financial Corp. and its wholly-owned subsidiary, The Juniata Valley Bank, as of December 31, 1998 and 1997, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Juniata Valley Financial Corp. and its wholly-owned subsidiary, The Juniata Valley Bank, as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles.

Reading, Pennsylvania
January 22, 1999

         JUNIATA VALLEY FINANCIAL CORP. AND ITS WHOLLY-OWNED SUBSIDIARY,
                             THE JUNIATA VALLEY BANK
                           CONSOLIDATED BALANCE SHEETS

                                     ASSETS
                                     ------

                                                                                                   December 31,
                                                                                                   ------------
                                                                                            1998                 1997
                                                                                            ----                 ----
                                                                                                 (In Thousands)
Cash and due from banks                                                                  $  12,284            $  11,469
Interest-bearing deposits with banks                                                           619                  117
Federal funds sold                                                                           7,825                6,080
                                                                                         ---------            ---------
            Total cash and cash equivalents                                                 20,728               17,666

Securities available for sale                                                               54,720               73,464
Securities held to maturity, fair value 1998 $69,444; 1997 $40,535                          68,785               40,293
Loans receivable, net of allowance for loan losses 1998 $2,477; 1997 $2,390                189,485              191,309
Bank premises and equipment, net                                                             2,876                2,602
Accrued interest receivable and other assets                                                 7,263                7,106
                                                                                         ---------            ---------
            Total assets                                                                 $ 343,857            $ 332,440
                                                                                         =========            =========

                      LIABILITIES AND STOCKHOLDERS' EQUITY
                      ------------------------------------

Liabilities:
    Deposits:
        Non-interest bearing                                                             $  36,114            $  29,795
        Interest bearing                                                                   257,776              255,343
                                                                                         ---------            ---------
            Total deposits                                                                 293,890              285,138

    Accrued interest payable and other liabilities                                           3,987                4,607
                                                                                         ---------            ---------
            Total liabilities                                                              297,877              289,745
                                                                                         ---------            ---------
Stockholders' equity:
    Preferred stock, no par value; 500,000 shares authorized; no shares
        issued or outstanding                                                                -                    -
    Common stock, par value $1.00 per share; authorized 20,000,000 shares;
        issued 2,332,086 shares in 1998 and 1997                                             2,332                2,332
    Surplus                                                                                 20,580               20,569
    Retained earnings                                                                       22,322               19,593
    Accumulated other comprehensive income                                                     816                  744
    Treasury stock, at cost 1998 1,938 shares; 1997 14,898 shares                              (70)                (543)
                                                                                         ---------            ---------
            Total stockholders' equity                                                      45,980               42,695
                                                                                         ---------            ---------
            Total liabilities and stockholders' equity                                   $ 343,857            $ 332,440
                                                                                         =========            =========

                 See Notes to Consolidated Financial Statements.

         JUNIATA VALLEY FINANCIAL CORP. AND ITS WHOLLY-OWNED SUBSIDIARY,
                             THE JUNIATA VALLEY BANK
                        CONSOLIDATED STATEMENTS OF INCOME

                                                                                   Years Ended December 31,
                                                                                   ------------------------
                                                                          1998              1997                1996
                                                                          ----              ----                ----
                                                                           (In Thousands, Except Per Share Amounts)
Interest income:
    Loans receivable, including fees                                    $17,410            $17,115            $16,218
    Taxable securities                                                    5,159              5,163              5,221
    Tax-exempt securities                                                 1,603              1,625              1,683
    Other                                                                   692                414                491
                                                                        -------            -------            -------
        Total interest income                                            24,864             24,317             23,613

Interest expense on deposits                                             12,136             11,862             11,697
                                                                        -------            -------            -------
        Net interest income                                              12,728             12,455             11,916

Provision for loan losses                                                   210                220                230
                                                                        -------            -------            -------
        Net interest income after provision for loan losses              12,518             12,235             11,686
                                                                        -------            -------            -------
Other income:
    Trust department                                                        299                347                295
    Customer service fees                                                   414                405                355
    Net realized gains on sales of securities                               212                144                 95
    Other                                                                   257                377                280
                                                                        -------            -------            -------
        Total other income                                                1,182              1,273              1,025
                                                                        -------            -------            -------
Other expenses:
    Salaries and wages                                                    3,370              3,327              3,174
    Employee benefits                                                       995                813                782
    Occupancy                                                               499                545                508
    Equipment                                                               922                821                790
    Director compensation                                                   302                296                314
    Taxes, other than income                                                399                370                342
    Merger                                                                  394               -                  -
    Other                                                                 1,105              1,359              1,116
                                                                        -------            -------            -------
        Total other expenses                                              7,986              7,531              7,026
                                                                        -------            -------            -------
        Income before income taxes                                        5,714              5,977              5,685

Federal income taxes                                                      1,313              1,405              1,356
                                                                        -------            -------            -------
        Net income                                                      $ 4,401            $ 4,572            $ 4,329
                                                                        =======            =======            =======
Per share data:
    Basic earnings                                                      $  1.90            $  1.96            $  1.86
                                                                        =======            =======            =======

    Cash dividends                                                      $  0.74            $  0.66            $  0.60
                                                                        =======            =======            =======

                See Notes to Consolidated Financial Statements.

       JUNIATA VALLEY FINANCIAL CORP. AND ITS WHOLLY-OWNED SUBSIDIARY,
                            THE JUNIATA VALLEY BANK
              CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                         Years Ended December 31, 1998, 1997 and 1996
                                                                         --------------------------------------------
                                                                                            Accumulated
                                                                                              Other
                                                      Common                   Retained    Comprehensive     Treasury
                                                      Stock      Surplus       Earnings       Income           Stock         Total
                                                      -----      -------       --------       ------           -----         -----
                                                                                    (In Thousands)
Balance, December 31, 1995                          $  1,858     $ 20,781      $ 13,557      $    725              -       $ 36,921
                                                                                                                           --------
    Comprehensive income:
        Net income                                         -            -         4,329             -              -          4,329
        Change in unrealized gains (losses)
            on securities available for sale,
            net of reclassification adjustment
            and tax effects                                -            -             -          (186)             -           (186)
                                                                                                                           --------

            Total comprehensive income                                                                                        4,143
                                                                                                                           --------
    Cash dividends                                         -            -        (1,351)            -              -         (1,351)

    Stock issued under dividend reinvestment
        plan                                               4          145             -             -              -            149
                                                    --------     --------      --------      --------       --------       --------

Balance, December 31, 1996                             1,862       20,926        16,535           539              -         39,862
                                                                                                                           --------
    Comprehensive income:
        Net income                                         -            -         4,572             -              -          4,572
        Change in unrealized gains (losses)
            on securities available for sale,
            net of reclassification adjustment
            and tax effects                                -            -             -           205              -            205
                                                                                                                           --------

            Total comprehensive income                                                                                        4,777
                                                                                                                           --------
    Cash dividends                                         -            -        (1,494)            -              -         (1,494)

    Stock issued under employee stock
        purchase plan                                      3          110             -             -              -            113
    5-for-4 stock split in the form of a 25%
        stock dividend                                   467         (467)          (20)            -              -            (20)

    Treasury stock acquired                                -            -             -             -           (543)          (543)

                                                    --------     --------      --------      --------       --------       --------

Balance, December 31, 1997                             2,332       20,569        19,593           744           (543)        42,695
                                                                                                                           --------
    Comprehensive income:
        Net income                                         -            -         4,401             -              -          4,401
        Change in unrealized gains (losses)
            on securities available for sale,
            net of reclassification adjustment
            and tax effects                                -            -             -            72              -             72
                                                                                                                           --------

            Total comprehensive income                                                                                        4,473
                                                                                                                           --------
    Cash dividends                                         -            -        (1,672)            -              -         (1,672)

    Treasury stock issued under dividend
        reinvestment plan                                  -           25             -             -            381            406
    Treasury stock issued under employee
        stock purchase plan`                               -          (14)            -             -             92             78
                                                    --------     --------      --------      --------       --------       --------

Balance, December 31, 1998                          $  2,332     $ 20,580      $ 22,322      $    816       $    (70)      $ 45,980
                                                    ========     ========      ========      ========       ========       ========

                 See Notes to Consolidated Financial Statements.

       JUNIATA VALLEY FINANCIAL CORP. AND ITS WHOLLY-OWNED SUBSIDIARY,
                             THE JUNIATA VALLEY BANK
                    CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                           Years Ended December 31,
                                                                                           ------------------------
                                                                                     1998           1997           1996
                                                                                     ----           ----           ----
                                                                                               (In Thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
    Net income                                                                     $  4,401       $  4,572       $  4,329
    Adjustments to reconcile net income to net cash
        provided by operating activities:
        Provision for loan losses                                                       210            220            230
        Provision for depreciation                                                      273            278            266
        Net amortization on securities' premium                                         118            141            181
        Net realized gains on sales of securities                                      (212)          (144)           (95)
        Deferred directors' fees and supplemental retirement plan expense               395            170            242
        Payment of deferred compensation                                               (158)          (145)          (150)
        Deferred income taxes                                                          (172)           (51)           (50)
        Increase in accrued interest receivable and other assets                         (3)          (328)          (591)
        Increase (decrease) in accrued interest payable and other liabilities          (568)           294           (114)
                                                                                   --------       --------       --------

            Net cash provided by operating activities                                 4,284          5,007          4,248
                                                                                   --------       --------       --------
CASH FLOWS FROM INVESTING ACTIVITIES
    Purchases of available for sale securities                                      (12,303)       (23,268)       (31,162)
    Proceeds from sales of available for sale securities                                252            192          1,690
    Proceeds from maturities of and principal repayments
        on available for sale securities                                             31,133         26,721         22,190
    Purchases of held to maturity securities                                        (42,077)       (13,356)        (8,531)
    Proceeds from maturities of and principal repayments
        on held to maturity securities                                               13,451         13,223         10,788
    Net (increase) decrease in loans receivable                                       1,595        (12,987)        (5,503)
    Net purchases of bank premises and equipment                                       (547)          (289)          (532)
    Purchase of life insurance                                                            -         (1,250)             -
                                                                                   --------       --------       --------

            Net cash used in investing activities                                    (8,496)       (11,014)       (11,060)
                                                                                   --------       --------       --------
CASH FLOWS FROM FINANCING ACTIVITIES
    Net increase in deposits                                                          8,752         10,467          5,170
    Cash dividends and cash paid for fractional shares                               (1,962)        (1,506)        (1,303)
    Stock issued under dividend reinvestment plan                                         -              -            149
    Stock issued under employee stock purchase plan                                       -            113              -
    Purchase of treasury stock                                                            -           (543)             -
    Treasury stock issued                                                               484              -              -
                                                                                   --------       --------       --------

            Net cash provided by financing activities                                 7,274          8,531          4,016
                                                                                   --------       --------       --------
            Increase (decrease) in cash and cash equivalents                          3,062          2,524         (2,796)

Cash and cash equivalents:
    Beginning                                                                        17,666         15,142         17,938
                                                                                   --------       --------       --------
    Ending                                                                         $ 20,728       $ 17,666       $ 15,142
                                                                                   ========       ========       ========
Cash payments for:
    Interest                                                                       $ 12,147       $ 11,871       $ 11,701
                                                                                   ========       ========       ========
    Income taxes                                                                   $  1,459       $  1,497       $  1,443
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

Securities:
    Securities classified as available for sale are those debt securities that the Corporation intends to hold for an indefinite period of time, but not necessarily to maturity. Any decision to sell a security classified as available for sale would be based on various factors, including significant movements in interest rates, changes in the maturity mix of the Bank's assets and liabilities, liquidity needs, regulatory capital considerations, and other similar factors. Securities available for sale are carried at fair value. Unrealized gains and losses are reported in other comprehensive income, net of the related deferred tax effect. Realized gains or losses, determined on the basis of the cost of specific securities sold, are included in earnings. Premiums and discounts are recognized in interest income using the interest method over the period to maturity.

    Securities classified as held to maturity are those debt securities the Corporation has both the intent and ability to hold to maturity regardless of changes in market conditions, liquidity needs or changes in general economic conditions. These securities are carried at cost adjusted for amortization of premium and accretion of discount, computed by the interest method over their contractual lives.

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

Income taxes:
    Deferred taxes are provided on the liability method whereby deferred tax assets are recognized for deductible temporary differences and deferred tax liabilities recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities in the financial statements and their tax basis. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted through the provision for income taxes for the effects of changes in tax laws and rates on the date of enactment.

    The Corporation and its subsidiary file a consolidated federal income tax return.

Advertising:
    Advertising costs are expensed as incurred.

Off-balance sheet financial instruments:
    In the ordinary course of business, the Bank has entered into off-balance sheet financial instruments consisting of commitments to extend credit and letters of credit. Such financial instruments are recorded in the balance sheet when they are funded.

Earnings and dividends per share:
    Basic earnings per share represents income available to common stockholders divided by the weighted average number of common shares outstanding during the period, adjusted for stock dividends for all periods presented. The weighted average number of common shares outstanding was 2,321,739, 2,328,101 and 2,324,964 in 1998, 1997 and 1996 respectively. Dividends per share represent the historical dividends of the Corporation which excludes the dividends of Lewistown Trust Company. Total dividends paid by Lewistown in 1998, 1997 and 1996 were $290,000, $572,000 and $515,000 respectively.

       JUNIATA VALLEY FINANCIAL CORP. AND ITS WHOLLY-OWNED SUBSIDIARY,
                             THE JUNIATA VALLEY BANK
                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Comprehensive income:
    The Corporation adopted SFAS No. 130, "Reporting Comprehensive Income," as of January 1, 1998. Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available for sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income. The adoption of SFAS No. 130 had no effect on the Corporation's net income or stockholders' equity.

    The components of other comprehensive income and related tax effects are a follows:

                                                                            Years Ended December 31,
                                                                            ------------------------
                                                                         1998        1997        1996
                                                                         ----        ----        ----
                                                                                (In Thousands)
Unrealized holding gains (losses) on available for sale securities      $ 322       $ 455       $(187)
Less reclassification adjustment for gains realized in income            (212)       (144)        (95)
                                                                        -----       -----       -----

Net unrealized gains (losses)                                             110         311        (282)

Tax effect                                                                 38         106         (96)
                                                                        -----       -----       -----

    Net of tax amount                                                   $  72       $ 205       $(186)
                                                                        =====       =====       =====

Segment reporting:
    The Bank acts as an independent community financial services provider, and offers traditional banking and related financial services to individual, business and government customers. Through its branch and automated teller machine network, the Bank offers a full array of commercial and retail financial services, including the taking of time, savings and demand deposits; the making of commercial, consumer and mortgage loans; trust services and the providing of other financial services.

    Management does not separately allocate expenses, including the cost of funding loan demand, between the commercial and retail trust operations of the bank. As such, discrete financial information is not available and segment reporting would not be meaningful.

New accounting standard:
    The Financial Accounting Standards Board issued Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities", in June 1998. The Corporation is required to adopt the Statement on January 1, 2000. The adoption of the Statement is not expected to have a significant impact on the financial condition or results of operations of the Corporation.

       JUNIATA VALLEY FINANCIAL CORP. AND ITS WHOLLY-OWNED SUBSIDIARY,
                             THE JUNIATA VALLEY BANK
                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

MERGER

On July 1, 1998, the Corporation completed the merger of Lewistown Trust Company (Lewistown), a commercial bank located in Lewistown, Pennsylvania, by issuing 931,700 shares of its common stock for all of the outstanding common stock of Lewistown, except for the 5,324 shares of Lewistown held by the Corporation which were canceled. The merger was accounted for under the pooling-of-interests method of accounting and, as such, all prior period information has been restated.

The results of operations for periods prior to the merger are summarized as follows:

                                                 Net Interest           Net
                                                    Income            Income
                                                    ------            ------
                                                        (In Thousands)
Six months ended June 30, 1998:
    Corporation                                    $ 4,525           $ 1,519
    Lewistown                                        1,925               820
                                                   -------           -------

                                                   $ 6,450           $ 2,339
                                                   =======           =======
Year ended December 31, 1997:
    Corporation                                    $ 8,682           $ 3,045
    Lewistown                                        3,773             1,527
                                                   -------           -------

                                                   $12,455           $ 4,572
                                                   =======           =======
Year ended December 31, 1996:
    Corporation                                    $ 8,163           $ 2,764
    Lewistown                                        3,753             1,565
                                                   -------           -------

                                                   $11,916           $ 4,329
                                                   =======           =======

RESTRICTIONS ON CASH AND DUE FROM BANK BALANCES

The Bank is required to maintain reserve balances with the Federal Reserve Bank. The average reserve balances for 1998 and 1997 approximated $2,101,000 and $2,157,000 respectively.

       JUNIATA VALLEY FINANCIAL CORP. AND ITS WHOLLY-OWNED SUBSIDIARY,
                            THE JUNIATA VALLEY BANK
                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SECURITIES

The amortized cost and fair value of securities at December 31 were as follows:

                                                                                     Gross            Gross
                                                                   Amortized      Unrealized        Unrealized          Fair
                                                                      Cost           Gains            Losses            Value
                                                                      ----           -----            ------            -----
                                                                                           (In Thousands)
Available for sale securities:
   December 31, 1998:
        U.S. Treasury securities                                    $  3,044        $     46         $      -         $  3,090
        U.S. Government and agency obligations                         5,755              28                -            5,783
        Obligations of states and political subdivisions              27,566             557                -           28,123
        Corporate and other debt securities                            4,807              68               (3)           4,872
        Mortgage-backed securities                                    10,995              80              (29)          11,046
        Equity securities                                              1,316             510              (20)           1,806
                                                                    --------        --------         ---------        --------

                                                                    $ 53,483        $  1,289         $    (52)        $ 54,720
                                                                    ========        ========         =========        ========
   December 31, 1997:
        U.S. Treasury securities                                    $  6,690        $     37         $      -         $  6,727
        U.S. Government and agency obligations                        16,483              24              (18)          16,489
        Obligations of states and political subdivisions              26,608             383              (31)          26,960
        Corporate and other debt securities                            5,086              14              (18)           5,082
        Mortgage-backed securities                                    16,422              98              (19)          16,501
        Equity securities                                              1,048             657                -            1,705
                                                                    --------        --------         ---------        --------

                                                                    $ 72,337        $  1,213         $    (86)        $ 73,464
                                                                    ========        ========         =========        ========
Held to maturity securities:
   December 31, 1998:
        U.S. Treasury securities                                    $  1,750        $     16         $      -         $  1,766
        U.S. Government and agency obligations                        14,292              91               (3)          14,380
        Obligations of states and political subdivisions              30,297             329              (30)          30,596
        Corporate and other debt securities                           22,446             275              (19)          22,702
                                                                    --------        --------         ---------        --------
                                                                    $ 68,785        $    711         $    (52)        $ 69,444
                                                                    ========        ========         =========        ========
   December 31, 1997:
        U.S. Treasury securities                                    $  1,748        $      9         $      -         $  1,757
        U.S. Government and agency obligations                         5,412              32               (4)           5,440
        Obligations of states and political subdivisions              15,726             100               (5)          15,821
        Corporate and other debt securities                           17,407             121              (11)          17,517
                                                                    --------        --------         ---------        --------

                                                                    $ 40,293        $    262         $    (20)        $ 40,535
                                                                    ========        ========         =========        ========

         JUNIATA VALLEY FINANCIAL CORP. AND ITS WHOLLY-OWNED SUBSIDIARY,
                             THE JUNIATA VALLEY BANK
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SECURITIES (CONTINUED)

The amortized cost and fair value of securities as of December 31, 1998, by contractual maturity or call date, are shown below. Expected maturities may differ from contractual maturities or call dates because the securities may be called or prepaid with or without call or prepayment penalties.

                                                           Available For Sale                    Held To Maturity
                                                           ------------------                    ----------------
                                                       Amortized           Fair             Amortized            Fair
                                                         Cost              Value               Cost              Value
                                                         ----              -----               ----              -----
                                                                                 (In Thousands)
Due in one year or less                                $16,473            $16,593            $15,072            $15,153
Due after one year through five years                   23,721             24,230             46,738             47,279
Due after five years through ten years                     577                621              6,975              7,012
Due after ten years                                        401                424                  -                  -
Mortgage-backed securities                              10,995             11,046                  -                  -
Equity securities                                        1,316              1,806                  -                  -
                                                       -------            -------            -------            -------
                                                       $53,483            $54,720            $68,785            $69,444
                                                       =======            =======            =======            =======

Equity securities include Federal Home Loan Bank stock with an aggregate cost and fair value of $760,000 and $704,000 at December 31, 1998 and 1997 respectively.

Gross gains of $212,000, $144,000 and $142,000 were realized on sales of securities available for sale in 1998, 1997 and 1996 respectively. Gross losses of $47,000 were realized on sales of securities available for sale in 1996.

Securities with a fair value of $21,774,000 and $16,526,000 at December 31, 1998 and 1997 respectively, were pledged to secure public deposits and for other purposes as required or permitted by law.

       JUNIATA VALLEY FINANCIAL CORP. AND ITS WHOLLY-OWNED SUBSIDIARY,
                             THE JUNIATA VALLEY BANK
                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

LOANS RECEIVABLE AND ALLOWANCE FOR LOAN LOSSES

Loans are comprised of the following:

                                                      December 31,
                                                      ------------
                                              1998                  1997
                                              ----                  ----
                                                    (In Thousands)
Commercial, agricultural and financial      $ 15,047              $ 16,110
Real estate mortgages:
    Residential                              107,596               117,714
    Commercial                                25,451                24,502
Consumer                                      46,643                37,207
Other                                          2,819                 2,945
                                            --------              --------

                                             197,556               198,478
Unearned discount on loans                     5,594                 4,779
Allowance for loan losses                      2,477                 2,390
                                            --------              --------

                                            $189,485              $191,309
                                            ========              ========

The following table presents changes in the allowance for loan losses:

                                              Years Ended December 31,
                                              ------------------------
                                        1998          1997            1996
                                        ----          ----            ----
                                                 (In Thousands)
Balance, beginning                    $ 2,390       $ 2,350         $ 2,228
    Provision for loan losses             210           220             230
    Recoveries                             20            53              48
    Loans charged off                    (143)         (233)           (156)
                                      -------       -------         -------
Balance, ending                       $ 2,477       $ 2,390         $ 2,350
                                      =======       =======         =======

The recorded investment in impaired loans not requiring an allowance for loan losses was $-0- and $286,000 at December 31, 1998 and 1997 respectively. At December 31, 1998 and 1997, the recorded investment in impaired loans requiring an allowance for loan losses was $-0-. For the years ended December 31, 1998, 1997 and 1996, the average recorded investment in these impaired loans was $143,000, $351,000 and $517,000 respectively, and no interest income was recognized on impaired loans in 1998 while $16,000 and $2,000 was recognized on impaired loans in 1997 and 1996 respectively.

       JUNIATA VALLEY FINANCIAL CORP. AND ITS WHOLLY-OWNED SUBSIDIARY,
                            THE JUNIATA VALLEY BANK
                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

BANK PREMISES AND EQUIPMENT

The major components of bank premises and equipment were as follows:

                                                     December 31,
                                                     ------------
                                               1998                1997
                                               ----                ----
                                                   (In Thousands)

     Land and land improvements              $    541           $    536
     Buildings and improvements                 3,168              2,946
     Furniture and equipment                    2,651              2,710
                                             --------           --------
                                                6,360              6,192
Less accumulated depreciation                   3,484              3,590
                                             --------           --------

                                             $  2,876           $  2,602
                                             ========           ========

DEPOSITS

The composition of deposits is as follows:

                                                     December 31,
                                                     ------------
                                               1998                1997
                                               ----                ----
                                                   (In Thousands)
     Demand, non-interest bearing            $ 36,114           $ 29,795
     Now and Money Market                      47,506             48,460
     Savings                                   34,111             25,458
     Time, $100,000 or more                    24,350             20,794
     Other Time                               151,809            160,631
                                             --------           --------

                                             $293,890           $285,138
                                             ========           ========

At December 31, 1998, the scheduled maturities of time deposits are as follows (in thousands):

     1999                                                       $105,225
     2000                                                         36,205
     2001                                                         13,017
     2002                                                          8,153
     2003                                                         13,514
     Thereafter                                                       45
                                                                --------

                                                                $176,159
                                                                ========

       JUNIATA VALLEY FINANCIAL CORP. AND ITS WHOLLY-OWNED SUBSIDIARY,
                            THE JUNIATA VALLEY BANK
                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

BORROWINGS

The Bank has entered into an agreement whereby it can borrow up to approximately $7,163,000 from the Federal Home Loan Bank. There were no outstanding balances under this agreement as of December 31, 1998 and 1997.

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

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth below) of total and Tier l capital (as defined in the regulations) to risk-weighted assets, and of Tier l capital to average assets. Management believes, as of December 31, 1998, that the Bank meets all capital adequacy requirements to which it is subject.

As of December 31, 1998, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the Bank's category.

The Bank's actual capital ratios at December 31, 1998 and the minimum ratios required for capital adequacy purposes and to be well capitalized under the prompt corrective action provisions are presented below. The Corporation's ratios were not materially different from those of the Bank.


                                                                                           For Capital
                                                                                            Adequacy
                                                     Actual                                 Purposes
                                                     ------                                 --------
                                                Amount     Ratio             Amount                             Ratio
                                                ------     -----             ------                             -----
                                                                    (Dollar Amounts In Thousands)
As of December 31, 1998:
  Total capital (to risk-weighted assets)     $46,814     22.36%  $Greater than or equal to 16,748   Greater than or equal to 8.00%
  Tier l capital (to risk-weighted assets)     44,337     21.16    Greater than or equal to  8,374   Greater than or equal to 4.00
  Tier l capital (to average assets)           44,337     13.12    Greater than or equal to 13,522   Greater than or equal to 4.00
As of December 31, 1997:
  Total capital (to risk-weighted assets)     $44,004     21.50%  $Greater than or equal to 16,376   Greater than or equal to 8.00%
  Tier I capital (to risk-weighted assets)     41,614     20.33    Greater than or equal to  8,188   Greater than or equal to 4.00
  Tier I capital (to average assets)           41,614     12.50    Greater than or equal to 13,319   Greater than or equal to 4.00


                                                                                To Be Well
                                                                              Capitalized Under
                                                                              Prompt Corrective
                                                                              Action Provisions
                                                                              -----------------
                                                                  Amount                               Ratio
                                                                  ------                               -----
                                                                            (Dollar Amounts In Thousands)
As of December 31, 1998:
    Total capital (to risk-weighted assets)          $Greater than or equal to 20,935      Greater than or equal to 10.00%
    Tier l capital (to risk-weighted assets)          Greater than or equal to 12,561      Greater than or equal to  6.00
    Tier l capital (to average assets)                Greater than or equal to 16,903      Greater than or equal to  5.00
As of December 31, 1997:
    Total capital (to risk-weighted assets)          $Greater than or equal to 20,470      Greater than or equal to 10.00%
    Tier I capital (to risk-weighted assets)          Greater than or equal to 12,282      Greater than or equal to  6.00
    Tier I capital (to average assets)                Greater than or equal to 16,649      Greater than or equal to  5.00

Certain restrictions exist regarding the ability of the Bank to transfer funds to the Corporation in the form of cash dividends, loans or advances. At December 31, 1998, $32,418,000 of undistributed earnings of the Bank, included in the consolidated stockholders' equity, was available for distribution to the Corporation as dividends without prior regulatory approval.

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

The Corporation established a dividend reinvestment and stock purchase plan, effective January 1, 1996. Under the Plan, additional shares of Juniata Valley Financial Corp. may be purchased at the prevailing market prices with reinvested dividends and voluntary cash payments. To the extent that shares are not available in the open market, the Corporation has reserved 100,000 shares of common stock to be issued under the plan. At December 31, 1998, 95,913 shares were available under the Dividend Reinvestment Plan.

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

    Information pertaining to the activity in the Plan is as follows:

                                                                                   1998                 1997
                                                                                   ----                 ----
                                                                                         (In Thousands)
    Change in benefit obligation:
        Benefit obligation at beginning of year                                  $ 2,583              $ 2,336
        Service cost                                                                 145                   98
        Interest cost                                                                194                  166
        Actuarial loss                                                                 4                   61
        Benefits paid                                                                (68)                 (78)
                                                                                 -------              -------

            Benefit obligation at end of year                                      2,858                2,583
                                                                                 -------              -------
    Change in plan assets:
        Fair value of plan assets at beginning of year                             2,401                2,187
        Actual return on plan assets                                                 167                  197
        Employer contribution                                                        154                   95
        Benefits paid                                                                (68)                 (78)
                                                                                 -------              -------

            Fair value of plan assets at end of year                               2,654                2,401
                                                                                 -------              -------
    Funded status                                                                   (204)                (182)

        Unrecognized net actuarial loss                                             (102)                (130)
        Unrecognized net transition asset                                            (26)                 (28)
                                                                                 -------              -------

            Accrued benefit cost                                                 $  (332)             $  (340)
                                                                                 =======              =======

     Pension expense included the following components for the years ended December 31:

                                                                                   1998                 1997                 1996
                                                                                   ----                 ----                 ----
                                                                                                   (In Thousands)
    Service cost, benefits earned during the year                                $   145              $    98              $   110
    Interest cost on projected benefit obligation                                    194                  166                  157
    Actual return on plan assets                                                    (167)                (197)                (160)
    Net amortization                                                                 (20)                  36                   11
                                                                                 -------              -------              -------
                                                                                 $   152              $   103              $   118
                                                                                 =======              =======              =======
Assumptions used in the accounting were:
                                                                                    1998                 1997                 1996
                                                                                    ----                 ----                 ----
    Discount rates                                                                   7.5%                 7.5%                 7.5%
    Rates of increase in compensation levels                                         4.0                  4.0                  4.0
    Expected long-term rate of return on assets                                      7.5                  7.5                  7.5

         JUNIATA VALLEY FINANCIAL CORP. AND ITS WHOLLY-OWNED SUBSIDIARY,
                             THE JUNIATA VALLEY BANK
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

EMPLOYEE BENEFITS (CONTINUED)

Supplemental retirement plan:
    The Corporation has a non-qualified supplemental retirement plan for directors and key employees. At December 31, 1998 and 1997, the present value of the future liability was $876,000 and $815,000 respectively. The Corporation has funded these plans through the purchase of annuities and life insurance policies, which have an aggregate cash surrender value of $907,000 and $899,000 at December 31, 1998 and 1997 respectively. For the years ended December 31, 1998, 1997 and 1996, $154,000, $76,000 and $58,000
    was charged to expense in connection with this plan.

Deferred compensation:
    The Corporation has entered into deferred compensation agreements with certain directors to provide each director an additional retirement benefit, or to provide their beneficiary a benefit in the event of pre-retirement death. At December 31, 1998 and 1997, the present value of the future liability was $1,450,000 and $1,337,000 respectively. To fund the benefits under these agreements, the Corporation is the owner and beneficiary of life insurance policies on the lives of certain directors. The policies had an aggregate cash surrender value of $1,080,000 and $909,000 at December 31, 1998 and 1997, respectively. For the years ended December 31, 1998, 1997 and 1996, $283,000, $264,000 and $244,000 respectively, was charged to expense in connection with this plan.

Employee Stock Purchase Plan:
    In 1996, the Corporation established an Employee Stock Purchase Plan. Under the Plan, employees, through payroll deductions, are able to purchase shares of stock annually, beginning July 1, 1997. The option price of the stock purchases shall be between 85% and 100% of the fair market value of the stock on the commencement date as determined annually by the Board of Directors. The maximum number of shares which employees may purchase under the Plan is 100,000; however, the annual issuance of shares shall not exceed 5,000 shares plus any unissued shares from prior offerings. In 1998 and 1997, 2,497 and 3,600 shares were issued under the Plan.

Salary continuation plan:
    In 1997, the Corporation established a non-qualified Salary Continuation Plan for key employees. At December 31, 1998 and 1997, the present value of the future liability was $73,000 and $10,000 respectively. The Corporation has funded the Plan through the purchase of life insurance policies which have an aggregate cash surrender value of $1,328,000 and $1,261,000 at December 31, 1998 and 1997 respectively. For the year ended December 31, 1998 and 1997, $63,000 and $10,000 respectively was charged to expense in connection with the Plan.

Profit sharing plan;
    The profit sharing plan of Lewistown was terminated in 1998. The participants' balances were transferred into the Corporation's 401(k) plan, in which the employer does not contribute. The annual discretionary contributions for 1998, 1997 and 1996 were $-0-, $143,000 and $151,000 respectively.

       JUNIATA VALLEY FINANCIAL CORP. AND ITS WHOLLY-OWNED SUBSIDIARY,
                            THE JUNIATA VALLEY BANK
                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

INCOME TAXES

The provision for federal income taxes consisted of the following:

                                                                     Years Ended December 31,
                                                                     ------------------------
                                                       1998                   1997                   1996
                                                       ----                   ----                   ----
                                                                         (In Thousands)
Current                                              $ 1,485                $ 1,456                $ 1,406
Deferred                                                (172)                   (51)                   (50)
                                                     -------                -------                -------

                                                     $ 1,313                $ 1,405                $ 1,356
                                                     =======                =======                =======

A reconciliation of the statutory income tax expense computed at 34% to the income tax expense included in the statements of income is as follows:


                                                                     Years Ended December 31,
                                                                     ------------------------
                                                       1998                   1997                   1996
                                                       ----                   ----                   ----
                                                                         (In Thousands)
Federal income tax at statutory rate                 $ 1,943                $ 2,032                $ 1,933
Tax-exempt interest                                     (689)                  (622)                  (631)
Disallowance of interest expense                          84                    100                    100
Other                                                    (25)                  (105)                   (46)
                                                     -------                -------                -------

                                                     $ 1,313                $ 1,405                $ 1,356
                                                     =======                =======                =======

The income tax provision includes $72,000, $49,000 and $32,000 in 1998, 1997 and 1996 respectively, of income tax related to investment security gains.

The net deferred tax asset in the accompanying balance sheets includes the following amounts of deferred tax assets and liabilities:


                                                                         December 31,
                                                                         ------------
                                                                 1998                     1997
                                                                 ----                     ----
                                                                        (In Thousands)
Deferred tax assets:
    Allowance for loan losses                                  $   715                  $   743
    Deferred directors' fees                                       493                      451
    Pension liabilities                                            385                      300
    Other                                                           66                        -
                                                               -------                  -------

        Total deferred tax assets                                1,659                    1,494
                                                               -------                  -------
Deferred tax liabilities:
    Bank premises and equipment                                    (78)                     (54)
    Securities accretion                                           (51)                     (75)
    Unrealized gains on securities available for sale             (390)                    (352)
    Other                                                            -                       (7)
                                                               -------                  -------

        Total deferred tax liabilities                            (519)                    (488)
                                                               -------                  -------

        Net deferred tax asset                                 $ 1,140                  $ 1,006
                                                               =======                  =======

TRANSACTIONS WITH EXECUTIVE OFFICERS AND DIRECTORS

The Bank has had banking transactions in the ordinary course of business with its executive officers, directors, and their related interests on the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with others. At December 31, 1998 and 1997, these persons were indebted to the Bank for loans totaling $1,698,000 and $2,615,000 respectively. During 1998, loans totaling $1,262,000 were disbursed and loan repayments totaled $1,232,000. Other changes caused the December 31, 1998 balance of the loans outstanding to decrease by $947,000.

       JUNIATA VALLEY FINANCIAL CORP. AND ITS WHOLLY-OWNED SUBSIDIARY,
                            THE JUNIATA VALLEY BANK
                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

COMMITMENTS

The Bank rents equipment under operating leases that expire through 2003. Equipment and servicing fees were $469,000, $385,000 and $378,000 for the years ended December 31, 1998, 1997 and 1996 respectively. Additionally, the Bank leases branch offices for which rent expense, including the license fee, was $52,000 $61,000 and $47,000 in 1998, 1997 and 1996 respectively.

Minimum future payments under all noncancellable lease agreements as of December 31, 1998 are as follows (in thousands):

    1999                                                               $277
    2000                                                                278
    2001                                                                262
    2002                                                                166
    2003                                                                 31
                                                                     ------

                                                                     $1,014
                                                                     ======

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

A summary of the Bank's financial instrument commitments is as follows:

                                                             December 31,
                                                          1998         1997
                                                          ----         ----
                                                            (In Thousands)

Commitments to grant loans                             $ 2,675      $ 2,649
Unfunded commitments under lines of credit              19,461       18,475
Outstanding letters of credit                              415          403

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

CONCENTRATION OF CREDIT RISK

The Bank grants commercial, residential and consumer loans to customers primarily located in the counties of Juniata, Mifflin, Perry, Huntingdon, Franklin and Snyder, Pennsylvania. The concentrations of credit by type of loan are set forth in the note, "Loans Receivable and Allowance for Loan Losses". Although the Bank has a diversified loan portfolio, its debtors' ability to honor their contracts is influenced by the region's economy.

         JUNIATA VALLEY FINANCIAL CORP. AND ITS WHOLLY-OWNED SUBSIDIARY,
                             THE JUNIATA VALLEY BANK
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

Management uses its best judgment in estimating the fair value of the Corporation's financial instruments; however, there are inherent weaknesses in any estimation technique. Therefore, the fair value estimates herein are not necessarily indicative of the amounts the Corporation could have realized in a sales transaction on the dates indicated. The estimated fair value amounts have been measured as of their respective year ends and have not been re-evaluated or updated for purposes of these consolidated financial statements subsequent to those respective dates. As such, the estimated fair values of these financial instruments subsequent to the respective reporting dates may be different than the amounts reported at each year end.

The following information should not be interpreted as an estimate of the fair value of the entire Corporation since a fair value calculation is only provided for a limited portion of the Corporation's assets. Due to a wide range of valuation techniques and the degree of subjectivity used in making the estimates, comparisons between the Corporation's disclosures and those of other companies may not be meaningful. The following methods and assumptions were used to estimate the fair values of the Bank's financial instruments at December 31, 1998 and 1997:

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

The estimated fair values of the Corporation's financial instruments were as follows:


                                                                     December 31,
                                                            1998                       1997
                                                            ----                       ----
                                                  Carrying        Fair        Carrying        Fair
                                                   Amount         Value        Amount         Value
                                                   ------         -----        ------         -----
                                                                    (In Thousands)
Financial assets:
    Cash and due from banks                       $ 12,284      $ 12,284      $ 11,469      $ 11,469
    Interest-bearing deposits in other banks           619           619           117           117
    Federal funds sold                               7,825         7,825         6,080         6,080
    Securities                                     123,505       124,164       113,757       113,999
    Loans receivable, net of allowance             189,485       189,918       191,309       190,949
    Accrued interest receivable                      2,443         2,443         2,565         2,565

Financial liabilities:
    Deposits                                       293,890       295,616       285,138       286,008
    Accrued interest payable                           994           994         1,005         1,005

Off-balance sheet financial instruments:
    Commitments to extend credit                         -             -             -             -
    Standby letters of credit                            -             -             -             -

         JUNIATA VALLEY FINANCIAL CORP. AND ITS WHOLLY-OWNED SUBSIDIARY,
                             THE JUNIATA VALLEY BANK
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

PARENT COMPANY ONLY FINANCIAL INFORMATION

                                BALANCE SHEETS

                                                  December 31,
                                                  ------------
                                                1998         1997
                                                ----         ----
        ASSETS                                    (In Thousands)

Cash                                          $     6      $    12
Interest-bearing deposits with banks              490            -
                                              -------      -------

        Total cash and cash equivalents           496           12

Investment in Bank subsidiary                  45,094       42,308
Securities available for sale                     388          374
Other                                              34           26
                                              -------      -------

                                              $46,012      $42,720
                                              =======      =======
    LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES, other                            $    32      $    25

STOCKHOLDERS' EQUITY                           45,980       42,695
                                              -------      -------

                                              $46,012      $42,720
                                              =======      =======

                             STATEMENTS OF INCOME

                                                                             Years Ended December 31,
                                                                             ------------------------
                                                                          1998          1997         1996
                                                                          ----          ----         ----
                                                                                  (In Thousands)
Dividends from Bank subsidiary                                          $ 1,972       $ 2,067       $ 1,324
Other dividend income                                                        29            16             5
Other expenses                                                              (23)          (28)          (42)
                                                                        -------       -------       -------

    Income before equity in undistributed net income of subsidiary        1,978         2,055         1,287

Equity in undistributed net income of Bank subsidiary                     2,423         2,517         3,042
                                                                        -------       -------       -------

        Net income                                                      $ 4,401       $ 4,572       $ 4,329
                                                                        =======       =======       =======

         JUNIATA VALLEY FINANCIAL CORP. AND ITS WHOLLY-OWNED SUBSIDIARY,
                             THE JUNIATA VALLEY BANK
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

PARENT COMPANY ONLY FINANCIAL INFORMATION (CONTINUED)

                           STATEMENTS OF CASH FLOWS


                                                                         Years Ended December 31,
                                                                         ------------------------
                                                                     1998          1997         1996
                                                                     ----          ----         ----
                                                                              (In Thousands)

CASH FLOWS FROM OPERATING ACTIVITIES
    Net income                                                     $ 4,401       $ 4,572       $ 4,329
    Adjustments to reconcile net income to net cash
        provided by operating activities:
        Undistributed net income of Bank subsidiary                 (2,423)       (2,517)       (3,042)
        (Increase) decrease in other assets                             (8)          (11)           17
        Decrease in other liabilities                                   (8)            -             -
                                                                   -------       -------       -------

            Net cash provided by operating activities                1,962         2,044         1,304
                                                                   -------       -------       -------
CASH FLOWS USED IN INVESTING ACTIVITIES
    Purchases of available for sale securities                           -          (199)          (47)
                                                                   -------       -------       -------
CASH FLOWS FROM FINANCING ACTIVITIES
    Dividends paid and cash paid in lieu of fractional shares       (1,962)       (1,506)       (1,303)
    Stock issued under dividend reinvestment plan                        -             -           149
    Stock issued under employee stock purchase plan                      -           113             -
    Purchase of treasury stock                                           -          (543)            -
    Treasury stock issued                                              484             -             -
                                                                   -------       -------       -------

            Net cash used in financing activities                   (1,478)       (1,936)       (1,154)
                                                                   -------       -------       -------

            Increase (decrease) in cash and cash equivalents           484           (91)          103

Cash and cash equivalents:
    Beginning                                                           12           103             -
                                                                   -------       -------       -------

    Ending                                                         $   496       $    12       $   103
                                                                   =======       =======       =======

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