Form 10-K, Exhibit 13
period 1999-12-31
JUNIATA VALLEY FINANCIAL CORP
filed 2000-03-24
CIK 714712

                   [LOGO OF JUNIATA VALLEY FINANCIAL CORP.]

                        Mifflintown, Pennsylvania 17059

1999
Annual
Report

        JUNIATA VALLEY FINANCIAL CORP. AND ITS WHOLLY-OWNED SUBSIDIARY,
                            THE JUNIATA VALLEY BANK
                                DECEMBER 31, 1999

                                MISSION STATEMENT

The Juniata Valley Bank, as an independent community bank, will endeavor to identify customers' financial needs and exceed their expectations in delivering quality products and services at a fair price to assure shareholders an above average return and employees competitive salaries and benefits. The business of the bank will be conducted with integrity and responsiveness to the communities served.

                                    CONTENTS


                                                                            Page
Stock, Dividend and Broker Information .....................................  2

Letter to Shareholders .....................................................  3

Corporation Officers and Directors .........................................  4

Advisory Board Members .....................................................  5

Bank Officers ..............................................................  6

Business ..............................................................  7 - 15

Financial Highlights ....................................................... 16

Management's Discussion and Analysis of Financial Condition and
 Results of Operations ................................................ 17 - 32

Report of Independent Auditors ............................................. 33

Financial Statements:

     Consolidated Balance Sheets ........................................... 34

     Consolidated Statements of Income ..................................... 35

     Consolidated Statements of Stockholders' Equity ....................... 36

     Consolidated Statements of Cash Flows ................................. 37

     Notes to Consolidated Financial Statements ....................... 38 - 53

STOCK, DIVIDEND AND BROKER INFORMATION

Common stock issued by Juniata Valley Financial Corp. is quoted under the symbol "JUVF" on the over-the-counter ("OTC") Electronic Bulletin Board, an automated quotation service, made available through, and governed by, the NASDAQ system.

Prices presented in the table below are bid prices between broker-dealers which do not include retail mark-ups or mark-downs or any commission to the broker-dealer. The published bid prices do not necessarily reflect prices in actual transactions. Cash dividends paid for 1999 and 1998 are provided in the table below.

                            1999                                             1998
                            ----                                             ----
                                        Dividends                                          Dividends
Quarter               High       Low    per share     Quarter          High        Low     per share
-------               ----       ---    ---------     -------          ----        ---     ---------
First               $37.50    $35.25       .50        First          $38.00     $36.50
Second               35.25     34.75       .38        Second          39.50      38.00        .36
Third                34.75     34.50                  Third           39.75      39.50
Fourth               34.50     33.00       .40        Fourth          39.50      37.50        .38

For further information, we refer you to:
Tucker Anthony, Inc.               F.J. Morrissey & Co., Inc.            Ryan, Beck & Co.
2101 Oregon Pike                   1700 Market St., Suite 1420           150 Monument Road, Suite 106
Lancaster, PA 17601                Philadelphia, PA 19103-3913           Bala Cynwyd, PA 19004
(800) 456-9234                     (800) 842-8928                        (800) 223-8969

Janney, Montgomery, Scott, Inc.    Sandler O'Neil & Partners, L.P.
48 E. Market St., P.O. Box 2246    Two World Trade Center 104th Floor
York, PA 17405-2246                New York, NY 10048
(717) 845-5611                     (800) 635-6851

DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

Information regarding the Corporation's Dividend Reinvestment and Stock Purchase Plan may be obtained by calling (717) 436-8211 or by writing to:

                               Ms. Linda L. Engle
                         Juniata Valley Financial Corp.
                                   P.O. Box 66
                             Mifflintown, PA 17059

DIVIDEND DIRECT DEPOSIT PROGRAM

Juniata Valley Financial Corp. now offers a dividend direct deposit program whereby shareholders with registered stock in their own names may choose to have their dividends deposited directly into the bank account of their choice on dividend payment date. Information concerning this optional program is available by calling (717) 436-8211 or writing to:

                               Ms. Linda L. Engle
                         Juniata Valley Financial Corp.
                                   P.O. Box 66
                             Mifflintown, PA 17059

                [LETTERHEAD OF JUNIATA VALLEY FINANCIAL CORP.]

                               POST OFFICE BOX 66
                            TELEPHONE (717) 436-8211

Dear Shareholder,

     The following pages reflect the performance of the Juniata Valley Financial Corp. during 1999. Please take some time to review this information.

     Indeed, 1999 proved to be a very challenging year for our industry. As we strive to meet the challenges of this rapidly changing industry, we have introduced numerous new products and services, and expanded several of our existing products and services in our ongoing attempt to meet and exceed the expectations of our customers. During the year 2000 we hope to add our newest service, internet banking, to our wide array of products and services.

     We would like to take this opportunity to thank Karl E. Guss for his years of dedication, loyalty and support. Mr. Guss has been a Director since 1974 and retired in January, 2000.

     As always, we would like to thank you for your continued loyalty and support. Further, we want to assure you that the officers, directors and employees will continue to work diligently to ensure that the Juniata Valley Financial Corp. continues to be a quality financial institution.

                                    Sincerely,

                                    /s/ A. Jerome Cook

                                    A. Jerome Cook
                                    Chairman and CEO

                                    /s/ Francis J. Evanitsky

                                    Francis J. Evanitsky
                                    President and COO

AJC:FJE:rhn

                    Juniata Valley Financial Corp. Officers

A. Jerome Cook                                               Ronald H. Witherite
Chairman                                                Vice Chairman, Secretary

Francis J. Evanitsky                                              Linda L. Engle
President                                                              Treasurer

                                   Directors

Joe E. Benner                                                Robert K. Metz, Jr.
Owner, Benner Automotive                     President, Metz Poultry Farms, Inc.

A. Jerome Cook                                                      Dale G. Nace
Chairman & CEO, The Juniata Valley Bank    Owner, Glenn Nace Plumbing & Heating;
                                                                GlenDale Storage
Martin L. Dreibelbis
Self-Employed, Petroleum Consultant                            John A. Renninger
                                                      President, A. D. Renninger
Francis J. Evanitsky                                              Lumber Company
President & COO, The Juniata Valley Bank
                                                                Edward R. Rhodes
Philip E. Gingerich, Jr.                     Retired Partner, E. R. Rhodes & Son
President, Central Insurers Group, Inc.
                                                         Richard M. Scanlon, DMD
Karl E. Guss                                               Self-Employed Dentist
Funeral Director, Guss Funeral Home
                                                               Harold B. Shearer
Marshall L. Hartman                                         Self-employed Farmer
Retired President, Lewistown Trust Co.
                                                                 Jan G. Snedeker
Don E. Haubert                                 President, Snedeker Oil Co., Inc.
President, Haubert Homes
                                                                  John M. Wilson
Timothy I. Havice                             Retired President, Wilson Oil, Co.
Real Estate Developer
                                                             Ronald H. Witherite
Charles L. Hershberger                       Owner, Ron's IGA Fruit Market, Inc.
President, Hoenstine Funeral Homes, Inc.

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

PORT ROYAL OFFICE                             GARDENVIEW OFFICE
Clinton F. Bashore                            David B. Esh
Richard J. Junk                               M. Randall French
Dennis A. Long                                H. Ross Harshbarger
Freeburn Love                                 Donald R. Hartzler
Earl J. Wagner                                Jerry L. Wagner

McALISTERVILLE OFFICE
Clair Ehrenzeller                             MARKET STREET/WATER STREET OFFICES
Clair S. Graybill                             George W. Anderson
Samuel E. Knouse                              Susan M. McCartney
Joseph D. Ritzman                             R. Jack Morgan
Richard J. Sankey                             Steve R. Watson

BLAIRS MILLS OFFICE
Robert G. Allison
Wayne H. Cisney                               BURNHAM OFFICE
William R. Goshorn                            Mark S. Elsesser
C. Roger Searer                               Daniel B. Firth
Clair L. Yohn                                 David E. Walker

                       THE JUNIATA VALLEY BANK OFFICERS

          A Wholly-Owned Subsidiary of Juniata Valley Financial Corp.

MIFFLINTOWN OFFICE
    A. Jerome Cook---------------------------------------------Chairman & C.E.O.
    Francis J. Evanitsky--------------------------------------President & C.O.O.
    Betty D. Ryan----------------------Vice President & Community Office Manager Jeffrey A. Pottorff--------------------------------------------------Auditor
    Lou Ann Wilson--------------------------------------------Compliance Officer
    Paul M. Lipka--------------------Assistant Vice President, Marketing Officer Ruth H. Nace---------------------------------------------Executive Secretary
  ADMINISTRATION
    Donald L. Musser-------------------Sr. Vice President, Branch Administration Pamela S. Eberman-------------------------------------Human Resource Manager
  CONTROLLER
    Linda L. Engle------------------------------Executive Vice President, C.F.O. Kristi J. Burdge--------------------------------------------------Controller
    Anna Mae Peoples------------------------Vice President, Assistant Controller LOANS
    Edward L. Kauffman-------------------Sr. Vice President, Loan Administration Robert G. Dillon--------------------------------Vice President, Loan Officer Scott E. Nace-----------------------------------Vice President, Loan Officer
    David A. Pecht-----------------------------Vice President, Mortgage Division Kurt L. McKinney, Jr.---------------------------------------Sr. Loan Officer
    Loretta A. Saylor-----------------------------------------------Loan Officer
    John B. Zavacky----------------------------------Loan Administration Officer OPERATIONS
    Judy R. Aumiller------------------------------Sr. Vice President, Operations Kathy D. Hutchinson-------------------------------Vice President, Operations Sherise Pelizzari-----------------------------------------Operations Manager
    Deborah A. Sheaffer---------------------------------------Operations Officer
  TRUST
    Terry S. Love------------------------------Sr. Vice President, Trust Officer James C. Dillman-------------------------------Vice President, Trust Officer Cynthia L. Williams----------------------------Vice President, Trust Officer
BLAIRS MILLS OFFICE
    C. Roger Searer---------------------Vice President, Community Office Manager Wanda K. Rowles-------------------------------------Customer Service Officer
BURNHAM OFFICE
    Leann M. Fisher-------------------------------------Community Office Manager
GARDENVIEW OFFICE
    M. Randall French-------------------Vice President, Community Office Manager MARKET STREET OFFICE
    R. Jack Morgan----------------------Vice President, Community Office Manager Brenda A. Brubaker----------------------------------Customer Service Officer
McALISTERVILLE OFFICE
    Joseph D. Ritzman-------------------Vice President, Community Office Manager Leslie A. Miller------------------------------------Customer Service Officer
MILLERSTOWN OFFICE
    James A. Witmer---------------------Vice President, Community Office Manager Barbara I. Seaman-----------------------------------Customer Service Officer
MONUMENT SQUARE OFFICE
    Lee Ellen Foose-------------------------------------Community Office Manager
    Suzanne Booher--------------------------------------Customer Service Officer
MOUNTAIN VIEW OFFICE
    Connie C. Benner--------------------Vice President, Community Office Manager PORT ROYAL OFFICE
    Larry B. Cottrill, Jr.------------------------------Community Office Manager Lona Rae Hawthorne----------------------------------Customer Service Officer
WAL-MART SUPERCENTER OFFICE
    J. Neal Shawver-------------------------------------Community Office Manager
WATER STREET OFFICE
    Catherine J. Laub-----------------------------------Community Office Manager

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

The Juniata Valley Bank operates twelve branch banking offices and two trust service offices. At December 31, 1999, the Bank had 140 full-time equivalent employees. The Bank is engaged in commercial banking and trust business as authorized by the Pennsylvania Banking Code of 1965. This includes accepting time and demand deposits, making secured and unsecured commercial and consumer loans, financing commercial transactions, making construction and mortgage loans, and administering corporate, pension and personal trust services. The Bank provides its services to individuals, corporations, partnerships, associations, municipalities and other governmental bodies. As of December 31, 1999, the Bank had four offices in Juniata County, one office in Perry County, six offices in Mifflin County and one office in Huntingdon County.

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

COMPETITION

The Bank's principal market area includes all of Mifflin and Juniata Counties, and portions of Perry, Huntingdon, Centre, Franklin and Snyder Counties. There are 15 commercial banks which are headquartered or have branch offices located within the Bank's market area which the Bank considers its primary competitors. Of the 15 commercial banks with operations in the Bank's market area, the Bank ranked second in assets as of December 31, 1999.

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

New banking legislation passed in November of 1999, modifies the 43-year old Bank Holding Company Act of 1956 to permit a Bank Holding Company that owns a commercial bank to engage in any type of financial activity. The commercial bank has to be well-capitalized, well-managed and CRA-rated satisfactory or better. Financial activities include securities, insurance, merchant banking/equity investment, financial in nature, and complimentary activities.

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

                                                          December 31,
                                                          -----------
                                                   1999       1998      1997
                                                   ----       ----      ----
Risk-weighted assets ratio:
  Tier I                                            19.59%     21.16%     20.33%
  Total                                             20.76%     22.36%     21.50%

Total assets leverage ratio:
  Tier I                                            12.33%     13.12%     12.50%


SECURITIES PORTFOLIO

The following table sets forth the carrying amount of securities at the dates indicated:


                                                                               December 31,
                                                                               -----------
                                                                      1999         1998      1997
                                                                      ----         ----      ----
                                                                             (In Thousands)
Available for sale securities (at fair value):

   U.S. Treasury and other U.S. government obligations              $  6,441    $  8,873   $ 23,216
   States and political subdivisions                                  23,448      28,123     26,960
   Other corporate                                                     5,992       4,872      5,082
   Mortgage-backed                                                     7,244      11,046     16,501
   Equity                                                              1,975       1,806      1,705
                                                                    --------    --------   --------

                                                                      45,100      54,720     73,464
                                                                    --------    --------   --------

Held to maturity securities (at amortized cost):

   U.S. Treasury and other U.S. government obligations                14,448      16,042      7,160
   States and political subdivisions                                  30,223      30,297     15,726
   Other corporate                                                    14,879      22,446     17,407
                                                                    --------    --------   --------

                                                                      59,550      68,785     40,293
                                                                    --------    --------   --------
      Total securities                                              $104,650    $123,505   $113,757
                                                                    ========    ========   ========

        JUNIATA VALLEY FINANCIAL CORP. AND ITS WHOLLY-OWNED SUBSIDIARY,
                            THE JUNIATA VALLEY BANK
                                   BUSINESS

SECURITIES PORTFOLIO (CONTINUED)

The following table sets forth the maturities of securities at December 31, 1999 and the weighted average yields of such securities by contractual maturities or call dates. Yields on obligations of state and political subdivisions are not presented on a tax equivalent basis. Mortgage-backed securities with contractual maturities after ten years from December 31, 1999, feature regular repayments of principal and average lives of three to five years.

                                                                                     Maturing
                                                                                     --------
                                                                         After One           After Five
                                                                        But Within           But Within         After
                                                  Within One Year       Five Years           Ten Years        Ten Years
                                                   Amount   Yield     Amount   Yield      Amount   Yield   Amount   Yield
                                                   ------   -----     ------   -----      ------   -----   ------   -----
                                                                                   (In Thousands)
Available for sale:

    U.S. Treasury and other U.S.
        government agencies                       $ 1,621    6.03%   $ 4,751    6.19%       $ -       -   $    69    6.37%
    State and political
        subdivisions                                8,259    5.02     14,359    4.95         572    5.12%     258    6.50
    Other corporate                                   995    5.82      4,997    6.49          -       -        -       -
    Mortgage-backed                                  -        -         -        -           185    7.86    7,059    6.30
                                                  -------            -------                ----          -------

                                                   10,875             24,107                 757            7,386
                                                  -------            -------                ----          -------

Held to maturity:

    U.S. Treasury and other U.S.
        government agencies                        11,742    5.98      2,706    5.56          -       -        -       -
    State and political
        subdivisions                                2,965    3.87     27,258    3.98          -       -        -       -
    Other corporate                                 3,835    6.42     11,044    6.03          -       -        -       -
                                                  -------            -------                ----          -------

                                                   18,542             41,008                  -                -
                                                  -------            -------                ----          -------

Total                                             $29,417            $65,115                $757          $ 7,386
                                                  =======            =======                ====          =======

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

As with any lending activity, potential risk exists. Loans in the commercial, financial and industrial category have increased as a percentage of total loans for the first time in four years. The Bank prudently evaluates loans in this category and generally secures such lending with collateral consisting of real and/or tangible personal property.

All lending is granted on a variable rate basis except consumer loans which are fixed rate. Consumer loans, consisting of approximately twenty-two percent of total loans, average a three to four year repayment period and are fixed at such a rate that rate sensitivity is considered to be limited.

The following table shows the Bank's loan distribution at the end of each of the last five years:

                                                                              December 31,
                                                                              -----------
                                                           1999      1998        1997      1996     1995
                                                           ----      ----        ----      ----     ----
                                                                             (In Thousands)

Commercial, financial and agricultural                   $ 18,784  $ 15,047   $ 16,110   $ 15,531  $ 15,132
Real estate mortgage                                      139,163   133,047    142,216    130,865   125,987
Consumer (less unearned discount)                          46,419    41,049     32,428     30,822    30,116
All other                                                   2,456     2,819      2,945      3,674     4,184
                                                         --------  --------   --------   --------  --------

    Total loans                                          $206,822  $191,962   $193,699   $180,892  $175,419
                                                         ========= ========   ========   ========  ========

This table shows the maturity of loans (excluding residential mortgages of 1-4 family residences and consumer loans) outstanding as of December 31, 1999.

                                                                   Maturing  Maturing    Maturing
                                                                    During   From 2001    After
                                                                     2000    Thru 2004     2005      Total
                                                                     ----    ---------     ----      -----
                                                                                  (In Thousands)
Commercial, agricultural and financial                             $ 18,784  $   -       $   -      $ 18,784
All other                                                             2,456      -           -         2,456
                                                                   --------  --------    --------   --------

    Total loans                                                    $ 21,240  $   -       $   -      $ 21,240
                                                                   ========  ========    ========   ========

       JUNIATA VALLEY FINANCIAL CORP. AND ITS WHOLLY-OWNED SUBSIDIARY,
                            THE JUNIATA VALLEY BANK
                                   BUSINESS


NONACCRUAL, PAST DUE AND RESTRUCTURED LOANS

The following table summarizes the Bank's nonaccrual, past due and restructured loans:

                                                                               December 31,
                                                                               ------------
                                                 1999             1998            1997              1996             1995
                                                 ----             ----            ----              ----             ----
                                                                             (In Thousands)
    Average loans outstanding                $193,305         $189,778           $186,510         $174,575         $171,388
                                             ========         ========           ========         ========         ========
    Nonaccrual loans                              164         $      -           $    239         $    482         $    512
    Accruing loans past due
       90 days or more                            262              386                395              408              511
    Restructured loans                              -                -                173                -                -
                                             --------         --------          ---------         --------         --------

       Total                                 $    426         $    386          $     807         $    890         $  1,023
                                             ========         ========           ========         ========         ========
   Ratio of non-performing loans
       to average loans outstanding               .22%             .20%               .43%             .51%             .60%


Information with respect to nonaccrual and restructured loans at December 31,

                                                    1999           1998           1997              1996             1995
                                                    ----           ----           ----              ----             ----
                                                                              (In Thousands)
   Nonaccrual loans                            $     164       $      -         $     239          $   482         $     512
   Restructured loans                                  -              -               173                -                 -
   Interest income that would have been
       recorded under original terms                  16              -                20               56                48
   Interest income recorded
       during the period                               -              -                24                4                 5
   Commitments to lend additional funds                -              -                 -                -                 -

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

        JUNIATA VALLEY FINANCIAL CORP. AND ITS WHOLLY-OWNED SUBSIDIARY,
                            THE JUNIATA VALLEY BANK
                                   BUSINESS


SUMMARY OF LOAN LOSS EXPERIENCE

The following table summarizes the Bank's loan loss experience for each of the five years ended December 31,

                                                     1999             1998            1997              1996             1995
                                                     ----             ----            ----              ----             ----
                                                                                 (In Thousands)
Average loans outstanding                          $193,305          $189,778       $186,510         $174,575          $171,388
                                                   ========          ========       ========         ========          ========
Allowance for loan loss at January 1               $  2,477          $  2,390       $  2,350         $  2,228          $  2,115

Losses charged to allowance
Commercial                                                2              37               60               58                12
Real estate                                              27              13               12                -                28
Consumer                                                100              93              161               98                97
                                                   --------          ------         --------         --------          --------

                                                        129             143              233              156               137
                                                   --------          ------         --------         --------          --------
Recoveries credited to allowance
Commercial                                                -               1               17                2                 3
Real estate                                               -               -               -                 -                42
Consumer                                                 18              19               36               46                15
                                                   --------          ------         --------         --------          --------

                                                         18              20               53               48                60
                                                   --------          ------         --------         --------          --------

Net charge-offs                                         111             123              180              108                77

Provision for possible loan losses                      120             210              220              230               190
                                                   --------          ------         --------         --------          --------

Allowance for loan losses at December 31           $  2,486          $2,477         $  2,390         $  2,350          $  2,228
                                                   ========          =======        ========         ========          ========

Ratio of net charge-offs to
average loans outstanding                               .06%            .06%             .10%             .06%              .04%

The amount charged to operations and the related balance in the allowance for loan losses is based upon periodic evaluations of the loan portfolio by management. These evaluations consider several factors including, but not limited to, general economic conditions, loan portfolio composition, prior loan loss experience and management's estimate of future potential losses.

This table shows an allocation of the allowance for loan losses as of the end of each of the last five years.

                      1999               1998                 1997               1996                 1995
                      ----               ----                 ----               ----                 ----
                                                      (In Thousands)
                          % of               % of                 % of               % of                 % of
              Amount      Loan    Amount      Loan    Amount      Loan    Amount     Loan     Amount      Loan
              ------    ------    ------    ------    ------    ------    ------    ------    ------    ------
Commercial    $  577      10.3%   $  537      9.3%    $  482       9.9%   $  569     10.6%    $  510      11.0%
Real estate      468      67.3       483     69.3        483      73.4       436     72.3        432      71.8
Consumer         750      22.4       741     21.4        694      16.7       617     17.1        597      17.2
Unallocated      691         -       716        -        731         -       728        -        689         -
              ------    ------    ------    ------    ------    ------    ------    ------    ------     ------
Total         $2,486       100%   $2,477      100%    $2,390       100%   $2,350      100%    $2,228       100%
              ======    ======    ======    ======    ======    ======    ======    ======    ======     ======

        JUNIATA VALLEY FINANCIAL CORP. AND ITS WHOLLY-OWNED SUBSIDIARY,
                            THE JUNIATA VALLEY BANK
                                   BUSINESS

SUMMARY OF LOAN LOSS EXPERIENCE (CONTINUED)


While loans secured by real estate mortgages comprise greater than 67% of the total loan portfolio, historically these accounts have resulted in marginal loss. Therefore management's evaluation of the loan portfolio indicates a relatively low allocation of the allowance for this category of loans.

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

Highly leveraged transactions (HLTS) generally include loans and commitments made in connection with recapitalizations, acquisitions and leveraged buyouts, and result in the borrowers debt-to-total assets ratio exceeding 75%. The Bank has no loans at December 31, 1999, that qualified as HLTS.

        JUNIATA VALLEY FINANCIAL CORP. AND ITS WHOLLY-OWNED SUBSIDIARY,
                            THE JUNIATA VALLEY BANK
                                   BUSINESS

DEPOSITS

The average daily amount of deposits and rates paid on such deposits is summarized for December 31, in the following table:

                                                     1999                           1998                           1997
                                                     ----                           ----                           ----
                                              Amount      Rate            Amount            Rate          Amount         Rate
                                              ------      ----            ------            ----          ------         ----
                                                                      (In Thousands)
Non-interest bearing demand                  $ 34,728                     $ 30,719                       $ 29,844
Interest bearing demand                        46,212     2.67%             49,199           2.87%         46,688       2.85%
Savings deposits                               33,494     2.72              32,796           2.92          25,860       2.78
Time deposits                                 175,455     5.24             176,905           5.52         178,835       5.49
                                             --------                     --------                       --------
Total                                        $289,889                     $289,619                       $281,227
                                             ========                     ========                       ========

As of December 31, 1999, certificates of deposit outstanding in an individual amount of $100,000 or more totalled $23,478,000.

The maturity of these certificates of deposits is as follows:

                          Over 3             Over 6
        3 months          through 6          through 12       Over 12
        or less           months             months            months
        -------           ------             ------            ------
                               (In Thousands)
        $5,434            $4,689             $4,469            $8,886
        ======            ======             ======            ======

        JUNIATA VALLEY FINANCIAL CORP. AND ITS WHOLLY-OWNED SUBSIDIARY,
                            THE JUNIATA VALLEY BANK
                                   BUSINESS

QUARTERLY RESULTS OF OPERATIONS

                                                            Three Months Ended
                                            March 31      June 30       Sept. 30       Dec. 31
                                            --------      --------      --------      --------
                                                   (In Thousands, except per share data)
FOR THE YEAR 1999
   Interest income                         $   5,977       $ 6,025      $  5,929      $  5,927
   Interest expense                           (2,877)       (2,849)       (2,809)       (2,819)
                                           ---------       -------      --------      --------
   Net interest income                         3,100         3,176         3,120         3,108
   Provision for loan losses                     (30)          (30)          (30)          (30)
   Other income                                  277           307           263           439
   Other expenses                             (2,037)       (2,015)       (1,999)       (1,981)
                                           ---------       -------      --------      --------
   Income before income taxes                  1,310         1,438         1,354         1,536
   Income taxes                                 (312)         (357)         (345)         (346)
                                           ---------       -------      --------      --------
   Net income                              $     998       $ 1,081      $  1,009      $  1,190
                                           =========       =======      ========      ========

   Per-share data:
      Basic earnings                       $     .43       $   .47      $    .44      $    .53
      Cash dividends                             .50           .38             -           .40



                                                            Three Months Ended
                                            March 31      June 30       Sept. 30      Dec. 31
                                            --------      --------      --------      --------
                                                   (In Thousands, except per share data)
FOR THE YEAR 1998
   Interest income                          $  6,164      $  6,304      $  6,263      $  6,133
   Interest expense                           (2,977)       (3,042)       (3,082)       (3,035)
                                            --------      --------      --------      --------
   Net interest income                         3,187         3,262         3,181         3,098
   Provision for loan losses                     (45)          (45)          (55)          (65)
   Other income                                  228           262           430           262
   Other expenses                             (1,862)       (1,843)       (2,284)       (1,997)
                                            --------      --------      --------      --------
   Income before income taxes                  1,508         1,636         1,272         1,298
   Income taxes                                 (377)         (428)         (297)         (211)
                                            --------      --------      --------      --------
   Net income                               $  1,131      $  1,208      $    975      $  1,087
                                            ========      ========      ========      ========

   Per-share data:
      Basic earnings                       $     .49      $    .52      $    .42      $    .47
      Cash dividends                               -           .36             -           .38

        JUNIATA VALLEY FINANCIAL CORP. AND ITS WHOLLY-OWNED SUBSIDIARY
                            THE JUNIATA VALLEY BANK
           FIVE YEAR FINANCIAL HIGHLIGHTS . SELECTED FINANCIAL DATA

                                                      1999            1998           1997         1996           1995
                                                      ----            ----           ----         ----           ----
BALANCE SHEET DATA (In Thousands)
   Assets                                          $  336,119      $  343,857     $  332,440   $  318,708     $  310,580
   Deposits                                           283,350         293,890        285,138      274,670        269,499
   Loans receivable, net                              204,336         189,485        191,309      178,542        173,191
   Securities                                         104,650         123,505        113,757      116,956        112,297
   Stockholders' equity                                43,255          45,980         42,695       39,862         36,920
   Average equity                                      44,526          44,448         41,449       38,072         34,671
   Average assets                                     339,364         338,295        327,068      317,384        300,185

EARNINGS DATA (In Thousands)
   Interest income                                 $   23,858      $   24,864     $   24,317   $   23,613     $   22,688
   Interest expense                                    11,354          12,136         11,862       11,697         10,952
                                                   ----------      ----------     ----------   ----------     ----------
   Net interest income                                 12,504          12,728         12,455       11,916         11,736
   Provision for loan losses                              120             210            220          230            190
                                                   ----------      ----------     ----------   ----------     ----------
   Net interest income after
      provision for loan losses                        12,384          12,518         12,235       11,686         11,546
   Other income                                         1,286           1,182          1,273        1,025            869
   Other expenses                                       8,032           7,986          7,531        7,026          6,907
                                                   ----------      ----------     ----------   ----------     ----------
   Income before income taxes                           5,638           5,714          5,977        5,685          5,508
   Federal income taxes                                 1,360           1,313          1,405        1,356          1,350
                                                   ----------      ----------     ----------   ----------     ----------

   Net income                                      $    4,278      $    4,401     $    4,572   $    4,329     $    4,158
                                                   ==========      ==========     ==========   ==========     ==========

RATIOS
   Return on average assets                              1.26%           1.30%          1.40%        1.36%          1.39%
   Return on average equity                              9.61            9.90          11.03        11.37          11.99
   Equity to assets (year end)                          12.87           13.37          12.84        12.51          11.89
   Loans to deposits (year end)                         72.11           64.47          67.09        65.00          64.26
   Dividend payout (percentage
      of income)                                        68.61           37.99          32.68        31.21          30.86

PER SHARE DATA
   Basic earnings                                        1.87            1.90           1.96         1.86           1.79
   Cash dividends                                        1.28             .74            .66          .60            .55
   Book value                                           19.35           19.73          18.43        17.09          15.83
   Average shares outstanding                       2,290,728       2,321,739      2,328,101     2,324,964     2,322,951
   Approximate number
      of stockholders                                   1,696           1,607          1,603        1,417          1,381

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

--------------------------------------------------------------------------------
                              FINANCIAL CONDITION
--------------------------------------------------------------------------------

SOURCES AND USES OF FUNDS TRENDS

                                             1999       Increase     (Decrease)     1998       Increase    (Decrease)      1997
                                            Average     --------     ----------    Average     --------    ----------     Average
                                            Balance      Amount          %         Balance       Amount         %         Balance
                                            -------     -------         ---        -------      -------        ---        -------
                                                                           (Thousands of Dollars)
Funding uses:
   Interest earning assets:
      Loans:
         Commercial                        $ 58,686    $(1,118)       (1.87)%    $ 59,804       $(4,263)      (6.65)%   $ 64,067
         Mortgage                            91,952        419          .46        91,533         4,918        5.68       86,615
         Consumer                            42,667      4,226        10.99        38,441         2,613        7.29       35,828
                                           --------    -------      -------      --------       -------      ------     --------

                                            193,305      3,527         1.86       189,778         3,268        1.75      186,510
      Less: Allowance for loan losses        (2,492)       (46)        1.88        (2,446)          (67)      (2.82)      (2,379)
                                           --------    -------      -------      --------       -------      ------     --------

                                            190,813      3,481         1.86       187,332         3,201        1.74      184,131
   Interest bearing deposits
      with banks                                667        153        29.77           514           369      254.48          145
   Securities                               121,377       (348)        (.29)      121,725         3,314        2.80      118,411
   Funds sold                                 5,555     (5,164)      (48.18)       10,719         3,526       49.02        7,193
                                           --------    -------      -------      --------       -------      ------     --------

                                            127,599     (5,359)       (4.03)      132,958         7,209        5.73      125,749
   Total interest earning
     assets                                 318,412     (1,878)        (.59)      320,290        10,410        3.36      309,880
   Other assets                              20,952      2,947        16.37        18,005           817        4.75       17,188
                                           --------    -------      -------      --------       -------      ------     --------

         Total uses                        $339,364    $ 1,069          .32      $338,295       $11,227        3.43     $327,068
                                           ========    =======      =======      ========      ========    ========     ========

Funding sources:
      Deposits:
        Demand                             $ 34,728    $ 4,009        13.05      $ 30,719       $   875        2.93     $ 29,844
        Interest bearing demand              46,212     (2,987)       (6.07)       49,199         2,511        5.38       46,688
        Savings                              33,494        698         2.13        32,796         6,936       26.82       25,860
        Time under $100,000                 150,475     (3,453)       (2.24)      153,928        (4,935)      (3.11)     158,863
                                           --------    -------      -------      --------       -------      ------     --------

        Total core deposits                 264,909     (1,733)        (.65)      266,642         5,387        2.06      261,255
        Time over $100,000                   24,980      2,003         8.72        22,977         3,005       15.05       19,972
                                           --------    -------      -------      --------       -------      ------     --------

        Total deposits                      289,889        270          .09       289,619         8,392        2.98      281,227
   Other liabilities                          4,662        434        10.26         4,228          (164)      (3.73)       4,392
   Short-term borrowings                        287        287       100.00             -             -           -            -
  Stockholders' equity                       44,526         78          .18        44,448         2,999        7.24       41,449
                                           --------    -------      -------      --------       -------      ------     --------

        Total sources                      $339,364    $ 1,069          .32      $338,295       $11,227        3.43     $327,068
                                           ========    =======      =======      ========       =======      ======     ========

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

The Corporation's assets experienced modest growth during 1999, reaching the level of $339,364,000 an increase of $1,069,000 or .32% compared to 1998. The funding sources were a reduction in federal funds sold and a modest increase in short-term borrowings and deposits. The funding use was an increase in loans.

Loans increased $3,481,000 or 1.86% in 1999 over 1998. This followed an increase of $3,201,000 from 1997 to 1998. Consumer loans increased $4,226,000 or 10.99%
from 1998 to 1999, which was more than the $2,613,000 in 1998 over 1997. The mortgage loan portfolio experienced a slight increase of $419,000 or .46% from 1998 to 1999. This was less than the $4,918,000 increase in 1998 over 1997. Commercial loans declined by $1,118,000 or 1.87% in 1999 over 1997 which was less than the decline experienced from 1997 to 1998 of $4,263,000.

Because deposits remained steady with a slight increase only, new securities were not purchased as they matured or were called. Securities declined by $348,000 or .29% from 1998 to 1999. In 1998 over 1997 securities experienced an increase of $3,314,000. The Corporation also had a decline in funds sold of $5,164,000 or 48.18% in 1999 over 1998. This followed an increase of $3,526,000 in 1998 over 1997.

The asset growth was funded by short-term borrowings of $287,000, which were not used in prior years. The $270,000 growth in deposits in 1999 over 1998 was from demand deposits which increased $4,009,000 during this same period. From 1997 to 1998 the increase in demand deposits was $875,000. Time deposits over $100,000 also experienced an increase of $2,003,000 or 8.72% from 1998 to 1999. This followed a $3,005,000 increase in 1998 over 1997. Interest bearing demand and time deposits under $100,000 had a decline and savings had an increase. Overall the Corporation experienced a decline in the core deposit base of $1,733,000 or
 .65% from 1998 to 1999. The intense competition from bank and nonbanks in the market area was apparent in 1999, which lead to a slight decline in market share.

--------------------------------------------------------------------------------
                             RESULTS OF OPERATIONS
--------------------------------------------------------------------------------

                                 1995     1996     1997     1998      1999
                               -------  -------  -------  -------   -------
PAGE 19 NET INCOME               4,158    4,329    4,572    4,401     4,278

PAGE 19 RETURN ON EQUITY         11.99    11.37    11.03     9.90      9.61

PAGE 19 RETURN ON ASSETS          1.39     1.36     1.40     1.30      1.26

PAGE 19 CASH DIVIDENDS             .55      .60      .66      .74      1.28

PAGE 19 EQUITY TO ASSETS         11.89    12.51    12.84    13.37     12.87

PAGE 19 ASSETS                 310,580  318,708  332,448  343,857   336,119

PAGE 25 NET LOANS              173.191  178.542  191,309  189,485   204,336

PAGE 31 STOCKHOLDERS' EQUITY    36,920   39,862   42,695   45,980    43,255

Juniata Valley Financial Corp. reported net income for 1999 of $4,278,000 which was $123,000 or 2.79% less than the $4,401,000 reported in 1998 and $294,000 or
6.43% less than the $4,572,000 reported in 1997. Basic earnings per share was $1.87 in 1999. This was a decrease of $.03 from 1998 and a decrease of $.09 from 1997.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

--------------------------------------------------------------------------------
                        RESULTS OF OPERATIONS (Continued)
--------------------------------------------------------------------------------

The two most widely recognized performance ratios within the financial services industry are the return on average equity and return on average assets. The return on average equity ratio presents the net income to average equity maintained throughout the year. The return on average equity was 9.61% in 1999, compared to 9.90% in 1998 and 11.03% in 1997.

                                 1995     1996     1997     1998      1999
                               -------  -------  -------  -------   -------
PAGE 19 RETURN ON EQUITY         11.99    11.37    11.03     9.90      9.61

PAGE 19 RETURN ON ASSETS          1.39     1.36     1.40     1.30      1.26

Return on average assets presents the income for the year compared to the average assets maintained throughout the year. The return on average assets was 1.26% in 1999 compared to 1.30% in 1998 and 1.40% in 1997.

                                 1995     1996     1997     1998      1999
                               -------  -------  -------  -------   -------
PAGE 19 CASH DIVIDENDS             .55      .60      .66      .74      1.28

The Board of Directors continued to increase the cash dividends paid to shareholders. On a per share basis $1.28 was paid in 1999 up 72.97% from the $.74 paid in 1998 and up 93.94% from the $.66 paid in 1997. The increase of cash dividends in 1999 was to help increase the return on equity ratio by returning cash value to stockholders. On Janaury 18, 2000, The Board of Directors declared an extra $.50 dividend payable on March 3, 2000.

                                 1995     1996     1997     1998      1999
                               -------  -------  -------  -------   -------
PAGE 19 EQUITY TO ASSETS         11.89    12.51    12.84    13.37     12.82

Stockholders' equity to total assets (the capital ratio) decreased at December 31, 1999 to 12.87% from 13.37% in 1998; however it is an increase over 1997 of 12.84%.

The Corporation had a decline in total assets at December 31, 1999. Assets for the year ended December 31, 1999, were $336,119,000 a decrease of $7,738,000 or 2.25% compared to assets of $343,857,000 at December 31, 1998.

                                 1995     1996     1997     1998      1999
                               -------  -------  -------  -------   -------
PAGE 19 ASSETS                 310,580  318,708  332,448  343,857   336,119

                     MANAGEMENT'S DISCUSSION AND ANALYSIS

--------------------------------------------------------------------------------
                       RESULTS OF OPERATIONS (Continued)
--------------------------------------------------------------------------------

The Juniata Valley Bank's allowance for loan losses was $2,486,000 in 1999, $2,477,000 in 1998 and $2,390,000 in 1997. The provision provided in each of those years was $120,000 in 1999, $210,000 in 1998 and $220,000 in 1997. The
provision for loan losses exceeded net charge-offs by 8.11%, 70.73%, and 22.22% in 1999, 1998 and 1997, respectively. In 1999 net charge-offs were .06% of average loans outstanding. In 1998 and 1997 net charge-offs were .06% and .10% of average loans outstanding, respectively.

Other income increased $104,000 or 8.80% from 1998 to 1999. From 1997 to 1998 the decrease was $91,000 or 7.14%. The trust department income increased $76,000 from 1998 to 1999 due to the settling of estates in 1999 that did not occur in 1998. The trust department income decreased $48,000 from 1997 to 1998 for this same reason. Customer service fees increased $80,000 for 1999 compared to 1998 and $9,000 in 1998 compared to 1997. The increases in customer service fees can be attributed to an increase in volume and not as a result of increased fees. There was a decrease of $168,000 in net realized gains on sales of securities in 1999 versus 1998. The securities were sold in the fourth quarter of 1999 and were reflective of the higher interest rate environment during this time period. The increase from 1997 to 1998 in net realized gains on sales of securities was $68,000. The other income increased in 1999 over 1998 by $116,000. This increase can be attributed to $53,000 of mutual fund commissions and $40,000 interchange fee on debit cards. Both increases can be attributed to increased usage as opposed to increased fees. The management of the Juniata Valley Bank seeks product and service improvements that both strengthen existing customer relationships and help attract new ones. During 1997, sales of mutual funds were introduced through a third party arrangement with T.H.E. Financial for those customers desiring this type of alternative investment. Fee income derived from the sale of this product in 1999 was $86,000.

Other expenses increased $46,000 or .58% over 1998, compared to an increase of $455,000 from 1997 to 1998. Salaries and wages increased $217,000 from 1998 to 1999. This compares to an increase of $43,000 from 1997 to 1998. The increases in salaries and wages can be attributed to annual merit increases and promotions of employees. Employee benefits increased $65,000 from 1999 to 1998. From 1997 to 1998 this increase was $182,000. This was due to price changes of benefits provided as opposed to increased benefits. Occupancy expense remained the same for 1999 and 1998 and declined $46,000 in 1998 compared to 1997. The decline in 1998 over 1997 was due to a reassessment of real estate taxes. Equipment expense increased $11,000 in 1999 over 1998. The increase of $101,000 from 1997 to 1998 was due to the purchase of equipment for software compatibility of the four former Lewistown Trust branches. Director's compensation remained relatively stable during the years presented. Taxes, other than income is an increase in the Pennsylvania shares tax of $39,000 from 1998 to 1999 and $29,000 from 1997 to 1998. The $89.000 increase in other expenses can be attributed to an increase in postage because of both increased volume and rates. The $254,000 decrease in other expenses from 1997 to 1998 is due to $98,000 of expense recognized in 1997 associated with preparing two foreclosed properties for sale. Professional fees increased $68,000 in 1997 due to the audit and consulting fees of Lewistown Trust Company. Additional expenses associated with the opening of a new branch were incurred in 1997 and not in 1998.

On November 12, 1999, The Gramm-Leach-Bliley Act was signed into law. The Act permits commercial banks to affiliate with investment banks. It permits bank holding companies to engage in any type of financial activity which includes, securities, insurance, merchant banking/equity investment, financial in nature, and complimentary activities. The merchant banking provisions will allow a bank holding company to make a controlling investment in any kind of company, financial or commercial. These new powers allow a bank to engage in virtually every type of activity currently recognized as financial, and provide substantial discretion to the Federal Reserve and Treasury Department to authorize new activities as financial, or as incidental or complementary to a financial activity. The commercial bank has to be well-capitalized, well-managed and CRA-rated satisfactory or better. The Act also allows subsidiaries of banks to engage in a broad range of financial activities that are not permitted for banks themselves. In light of this new legislation, The Corporation and The Juniata Valley Bank will evaluate new financial activities that would compliment the products already offered to enhance the bottom line.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

--------------------------------------------------------------------------------
                                YEAR 2000 ISSUES
--------------------------------------------------------------------------------

The Corporation successfully planned for the Year 2000 event and did not experience system problems, deposit run-off or loan problems related to our customer's Year 2000 readiness. In anticipation of the potential for deposit run-off as part of contingency planning, the Corporation obtained a sufficient amount of cash from the Federal Reserve Bank of Philadelphia to add to the Bank's normal cash inventory. This cash was used to increase the normal cash levels in the Bank's ATMs for a higher volume of customer withdrawal activity over the New Year weekend and to have extra cash on hand in the event of heavier than normal customer withdrawals. Neither event occurred and the extra cash was returned to the Federal Reserve Bank during the two weeks following December 31, 1999.

Larger loan customers that were determined through questionnaires to place a heavy reliance on computers and their applications, were contacted following December 31, 1999. There were no loan customers that experienced any problems with their computer systems. In an ongoing effort to follow-up on potential Y2K problems, delinquency reports are being monitored to determine if any payment problems could be caused by computer system or application failures.

In the months following December 31, 1999, the Corporation has not experienced any problems with systems, vendors or customers related to the Year 2000 event. The cost to the Corporation for Y2K preparation was immaterial.

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

                                                                                  1999
                                                                                Interest
                                                                Average           Income          %
                                                                Balances        (Expense)        Rate
                                                                --------        --------         ----
                                                                              (In Thousands)
INTEREST EARNING ASSETS
  Interest bearing deposits in other banks                      $    667       $     44          6.60%
  Securities (taxable)                                            66,942          4,171          6.23
  Securities (tax free)                                           54,435          2,147          3.94
  Federal funds sold                                               5,555            324          5.83
  Loans                                                          193,305         17,172          8.88
                                                                --------       --------
    Total interest earning assets                                320,904         23,858          7.43
                                                                                                 ----
NON-INTEREST EARNING ASSETS
  Cash and due from banks                                          9,209
  Other assets                                                    11,743
  Less: allowance for loan losses                                 (2,492)
                                                                --------
    Total assets                                                $339,364
                                                                ========
INTEREST BEARING LIABILITIES
  Demand deposits bearing interest                              $ 46,212         (1,233)         2.67%
  Savings deposits                                                33,494           (912)         2.72
  Time deposits                                                  175,455         (9,194)         5.24
  Short-term borrowings                                              287            (15)         5.23
                                                                --------       --------
    Total interest bearing liabilities                           255,448        (11,354)         4.44
                                                                               --------          ----

NON-INTEREST BEARING LIABILITIES
  Demand deposits                                                 34,728
  Other liabilities                                                4,662
STOCKHOLDERS' EQUITY                                              44,526
                                                                --------
    Total liabilities and stockholders' equity                  $339,364
                                                                ========
NET INTEREST INCOME/SPREAD                                                     $ 12,504          2.99%
                                                                               ========          ====
MARGIN ANALYSIS
  Interest income/ earning assets                                                                7.43%
  Interest expense/earning assets                                                                3.54
                                                                                                 ----
    Net interest margin                                                                          3.89%
                                                                                                 ====

--------------------------------------------------------------------------------
                              TABLE 1 (Continued)
--------------------------------------------------------------------------------

                 1998                                                 1997
               Interest                                             Interest
Average         Income               %           Average             Income              %
Balances       (Expense)            Rate         Balances           (Expense)           Rate
--------       ---------            ----         --------           ---------           ----
          (In Thousands)                                       (In Thousands)
$    514              28            5.45%        $    145          $      8             5.52%
  85,572           5,159            6.03           78,531             5,163             6.57
  36,153           1,603            4.43           39,880             1,625             4.07
  10,719             664            6.19            7,193               406             5.64
 189,778          17,410            9.17          186,510            17,115             9.18
--------        --------                         --------          --------
 322,736          24,864            7.70          312,259            24,317             7.79
                                    ----                                                ----

   8,663                                            8,599
   9,342                                            8,589
  (2,446)                                          (2,379)
--------                                         --------
$338,295                                         $327,068
========                                         ========

$ 49,199          (1,411)           2.87         $ 46,688            (1,331)            2.85
  32,796            (958)           2.92           25,860              (718)            2.78
 176,905          (9,767)           5.52          178,835            (9,813)            5.48
    -                -               -               -                  -                -
--------        --------                         --------          --------
 258,900         (12,136)           4.69          251,383           (11,862)            4.72
                --------            ----                           --------             ----


  30,719                                           29,844
   4,228                                            4,392
  44,448                                           41,449
--------                                         --------
$338,295                                         $327,068
========                                         ========
                 $12,728             3.01%                         $ 12,455             3.07%
                 =======             ====                          ========             ====

                                     7.70%                                              7.79%
                                     3.76                                               3.80
                                     ----                                               ----
                                     3.94%                                              3.99%
                                     ====                                               ====

--------------------------------------------------------------------------------
                               NET INTEREST INCOME
--------------------------------------------------------------------------------

Net interest income is the most significant contributor to the Corporation's net income. During 1999, net interest income decreased 1.76% to $12,504,000 compared to an increase of 2.19% during 1998. Table 2 shows the interest income, interest expense and net interest income with the percentage change between the years.

Table 1 presents average balances, interest income and expense and yields earned or paid. This table summarizes the components of the net interest income growth. Interest earning assets decreased $1,832,000 or .57% in 1999. The increase for 1998 over 1997 was $10,477,000. The largest contributor to interest income is loans. The yield on loans has declined from 1998 to 1999 by 29 basis points. From 1997 to 1998 the rate remained fairly stable. The yield on taxable securities increased 20 basis points in 1999, while the yield on tax free securities decreased 49 basis points. In 1998 the opposite effect is presented with taxable securities decreasing 54 basis points and tax free securities increasing 36 basis points. The overall yield on these interest earning assets for 1999 was a decline of 27 basis points. This followed a decline of 9 basis points from 1997 to 1998.

Interest bearing liabilities decreased $3,452,000 or 1.33% for 1999. There was an increase of $7,517,000 from 1997 to 1998. Saving deposits increased $698,000 from 1998 to 1999 which followed an increase of $6,936,000 in 1998. Demand deposits bearing interest declined $2,987,000 and time deposits declined $1,450,000 from 1998 to 1999. Demand deposits bearing interest increased $2,511,000 and time deposits decreased by $1,930,000 in 1998 over 1997. Rates paid declined by 25 basis points in 1999. The decline for 1998 of rates paid was 3 basis points.

The Corporation's net spread was 2.99% in 1999 down slightly from the 3.01% in 1998 and 3.07% in 1997. Interest spread measures the absolute difference between average rates earned and average rates paid while net interest margin reflects the relationship of interest income to earning assets versus interest expense to earning assets. The Corporation's net interest margin was 3.89% for 1999 compared to 3.94% in 1998 and 3.99% in 1997.

From Table 3 it can be seen that the decreases in interest income and interest expense during 1999 were affected by both decreases in volume and rates. Volume and rates also declined on interest bearing liabilities. In 1998 the increase in interest income was due to an overall increase in volume, offset by lower rates offered on interest earning assets which reduced interest income. Decreases in volume and rates offered on interest bearing liabilities caused the change in interest expense during 1999. In 1998, there was increases in both volume and rate on interest bearing liabilities to effect the change on interest expense. In 1999, interest income declined by $1,006,000; $1,123,000 can be attributed to a decline in volume in taxable securities. In 1998, the increase in interest income of $547,000 can be attributed to both loans and federal funds sold. The $782,000 decline in interest expense in 1999 can be attributed to declines in rates offered on interest bearing liabilities. The $274,000 change in interest expense in 1998 can be attributed to an increase in both volume and rate on savings deposits. Rates on interest earning assets displayed more volatility in 1999 and 1998 than interest bearing liabilities.

--------------------------------------------------------------------------------
                         TABLE 2 --- NET INTEREST INCOME
--------------------------------------------------------------------------------

Net interest income, defined as interest income less interest expense, is shown in the following table:


                                   1999             % Change               1998             % Change       1997
                                   ----             --------               ----             --------       ----
                                                                      (In Thousands)
Interest income                  $23,858             (4.05)%              $24,864             2.25%      $24,317
Interest expense                  11,354             (6.44)                12,136             2.31        11,862

                                 -------                                  -------                        -------
Net interest income              $12,504             (1.76)               $12,728             2.19       $12,455
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

                                                1999/1998 Increase (Decrease)            1998/1997 Increase (Decrease)
                                                       Due to Change in                         Due to Change in

                                              Volume           Rate            Net        Volume      Rate         Net
                                              ------           ----            ---        ------      ----         ---
Interest bearing deposits
  in other banks                             $      8          $   8        $    16       $  20      $   0        $ 20
Securities (taxable)                           (1,123)           135           (988)        463       (467)         (4)
Securities (tax free)                             811           (267)           544        (152)       130         (22)
Federal funds sold                               (320)           (20)          (340)        199         59         258
Loans                                             324           (562)          (238)        300         (5)        295
                                             --------          -----        -------       -----      -----        ----
    Interest income                              (300)          (706)        (1,006)        830       (283)        547
                                             --------          -----        -------       -----      -----        ----

Demand deposits
  bearing interest                                (86)           (92)          (178)         72          8          80
Savings deposits                                   20            (66)           (46)        193         47         240
Time deposits                                     (80)          (493)          (573)       (106)        60         (46)
Short-term borrowings                              15              -             15           -          -           -
                                             --------          -----        -------       -----      -----        ----
    Interest expense                             (131)          (651)          (782)        159        115         274
                                             --------          -----        -------       -----      -----        ----

Increase (decrease)
  in net interest income                     $   (169)         $ (55)       $  (224)      $ 671      $(398)       $273
                                             ========          =====        =======       =====      =====        ====


--------------------------------------------------------------------------------
                                 LOAN PORTFOLIO
--------------------------------------------------------------------------------

                                 1995     1996     1997     1998      1999
                               -------  -------  -------  -------   -------
Page 25 NET LOANS              173.191  178.542  191,309  189,485   204,336

[PLOT POINTS TO COME]

At December 31, 1999, net loans increased $14,851,000 or 7.84% over 1998. This follows a decrease in 1998 over 1997 in net loans of $1,824,000 or .95%. The loan to deposit ratio fluctuated throughout 1999; monthly averages were at a low in April of 64.4% and a high in December of 71.1%. Residential mortgages increased by $3,019,000 or 2.81% from 1998 to 1999. Residential mortgages declined by $10,118,000 from 1997 to 1998. Real estate loans still remain a very attractive option due to the tax deductibility of mortgage interest. Consumer loans increased $7,773,000 or 16.66% in 1999 over 1998. This follows a year with an increase of $8,621,000 from 1997 to 1998.

In spite of the increasing credit problems nationwide, the Corporation continued its excellent charge-off record (charge-offs, net of recoveries) during 1999. For the year, the net charge-offs were $111,000 or .06% of average loans outstanding. This compares with $123,000 or .06% for 1998 and $180,000 or .10% for 1997.

The allowance for loan losses is based upon quarterly loan portfolio reviews by management and a committee of the Board. The purpose of the review is to assess loan quality, analyze delinquencies, ascertain loan growth, evaluate potential charge-offs and recoveries and assess general economic conditions in the market served. It is Management's judgment that the allowance for 1999 of $2,486,000 or 1.22% of outstanding loans is adequate to meet any foreseeable loan loss contingency. This is lower than the 1.31% for 1998 and the 1.25% for 1997. At December 31, 1999 and 1998, total non-performing loans were $426,000 and $386,000, respectively; non-performing loans as a percentage of the allowance for loan losses were 17.14% and 15.58%, respectively. Increased collection efforts continue to be made so that the level of non-performing loans remains at historical levels in the future.

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

Liquidity management is influenced by several key elements, including asset quality and the maturity structure of assets and liabilities. The single most important source of liquidity for the Corporation is a strong, stable core deposit base. This funding source has exhibited steady growth over the years and consists of deposits from customers with long-standing relationships. In 1999 the Corporation funded approximately 83% of its assets with core deposits acquired in local communities. This core deposit base, combined with stockholders' equity, funded more than 90% of average assets in 1999 and provides a substantial and highly stable source of liquidity.

Principal sources of asset liquidity are provided by held to maturity securities maturing in one year or less, available for sale securities, and other short term investments such as federal funds sold and cash and due from banks. At December 31, 1999, these liquid assets amounted to $79,676,000 compared to liquid assets at December 31, 1998, of $90,520,000. Liquidity is also provided by scheduled and unscheduled principal repayments of loans.

The Corporation joined the Federal Home Loan Bank of Pittsburgh in August of 1993 for the purpose of providing short term liquidity when other sources are unable to fill these needs. The Corporation has available for additional liquidity a maximum borrowing capacity of $100,679,000 at December 31, 1999, from the Federal Home Loan Bank of which $5,300,000 was outstanding.

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

The Corporation's primary funding requirement is loan demand. From the statement of cash flows in 1999 loan demand increased by $14,851,000. This was easily funded by maturities and repayments of securities which exceeded purchases by $17,683,000.

--------------------------------------------------------------------------------
                               REGULATORY MATTERS
--------------------------------------------------------------------------------

The Juniata Valley Bank is subject to periodic examinations by one or more of the various regulatory agencies. During 1999 an examination was conducted by the Pennsylvania Department of Banking. This examination included but was not limited to, procedures designed to review lending practices, credit quality, liquidity, operations and capital adequacy. No comments were received from this regulatory body which would have a material effect on the Corporation's liquidity, capital resources or operations.

On November 30, 1999, the Corporation adopted Statement of Financial Accounting Standard No. 133, "Accounting for Derivative Instruments and Hedging Activities." As provided for under Statement No. 133, the Corporation transferred investment securities classified as "held to maturity" with a book value of $10,980,000 to the "available for sale" classification.





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

The Corporation uses several tools to measure and evaluate interest rate risk. Table 4 provides information about the Corporation's financial instruments that are sensitive to changes in interest rates. For securities, loans and deposits, the table presents principal cash flows and related weighted average interest rates by maturity dates. The Corporation has no market risk sensitive instruments entered into for trading purposes.

Another tool for analyzing interest rate risk is financial simulation modeling which captures the impact of not only changing interest rates but also other sources of cash flow variability including loan and securities prepayments, loan repricing, and deposit pricing. Financial simulation modeling forecasts both net interest income and the economic value of liabilities. The Corporation regularly measures the effects of an up or down 200-basis point "rate shock" which is deemed to represent the outside limits of any reasonably probable movement in market interest rates during a one-year time frame. As indicated in Table 5, the financial simulation analysis revealed that projected net interest income over a one-year time period is positively affected by higher market interest rates, while the economic value of equity is adversely affected by higher interest rates. In a lower interest rate environment the opposite is present as projected net interest income is adversely affected and economic value of equity is favorably affected.

Computation of the projected effects of hypothetical interest rate changes are based on many assumptions, including relative levels of market interest rates and loan prepayments. Certain shortcomings are inherent in the computation of discounted present value and, if key relationships do not unfold as assumed, actual values may differ from those presented. Further, the computations do not contemplate certain actions management could undertake in response to changes in market interest rates.

--------------------------------------------------------------------------------
                      TABLE 4 - INTEREST RATE SENSITIVITY
          PRINCIPAL AMOUNT BY EXPECTED MATURITY/AVERAGE INTEREST RATE
--------------------------------------------------------------------------------

                                          2000           2001        2002
                                          ----           ----        ----
December 31, 1999
                                               (Dollars in Thousands)
ASSETS

    Interest bearing deposits          $     653              -           -
                                            6.60%
    Available for sale securities         10,874        $12,512   $   6,213
                                            5.43%          5.61%       5.53%
    Held to maturity securities           18,542          4,155       9,144
                                            6.07%          6.53%       4.70%
    Loans
        Commercial                        18,784              -           -
                                            8.95%
        Consumer                          11,070          7,877       5,826
                                            9.80%          9.54%       9.53%
        Real estate mortgage             127,339          1,521       1,612
                                            7.93%          7.98%       7.97%

LIABILITIES

    Interest bearing demand deposits      44,025              -           -
                                            2.67%
    Savings deposit                       32,125              -           -
                                            2.72%
    Certificates of deposit              107,819         35,471       9,848
                                            5.01%          5.33%       5.86%

--------------------------------------------------------------------------------
[CAPTION]
                                          1999           2000        2001
                                          ----           ----        ----
December 31, 1998
                                               (Dollars in Thousands)
ASSETS

    Interest bearing deposits           $    619              -           -
                                            5.45%
    Federal funds sold                     7,825              -           -
                                            6.19%
    Available for sale securities         17,054        $11,992   $   7,252
                                            5.54%          5.27%       5.10%
    Held to maturity securities           15,072         14,047       6,972
                                            5.75%          5.77%       5.97%
    Loans
        Commercial                        15,047              -           -
                                            9.26%
        Consumer                           6,021          4,871       3,897
                                            9.81%         10.38%       9.88%
        Real estate mortgage             121,304          1,443       1,514
                                            8.27%          8.17%       8.14%

LIABILITIES

    Interest bearing demand deposits      47,506              -           -
                                            2.87%
    Savings deposit                       34,111              -           -
                                            2.92%
    Certificates of deposit              105,225         36,205      13,017
                                            5.20%          5.71%       5.69%

--------------------------------------------------------------------------------
                               TABLE 4 (Continued)
--------------------------------------------------------------------------------

                                                                   Fair Value
2003           2004         Thereafter               Total     December 31, 1999
----           ----         ----------               -----     -----------------
                       (Dollars in Thousands)


      -           -               -                $    653      $     653

$ 2,850     $ 2,727         $ 9,769                  44,945         45,100
   6.52%       6.55%           6.42%
 16,380      11,329               -                  59,550         58,171
   4.57%       4.34%

      -           -               -                  18,784         18,784

  4,143       2,873          14,600                  46,389         46,316
   9.56%       9.55%           9.80%
  1,649       1,672           5,370                 139,163        137,997
   7.95%       7.94%           7.87%



      -           -               -                  44,025         44,025

      -           -               -                  32,125         32,125

 14,494       5,236               -                 172,868        173,714
   5.76%       5.31%


--------------------------------------------------------------------------------

                                                                   Fair Value
  2002         2003         Thereafter               Total     December 31, 1998
  ----         ----         ----------               -----     -----------------
                       (Dollars in Thousands)
      -           -               -                $    619       $    619

      -           -               -                   7,825          7,825

$ 3,882     $ 2,084         $11,219                  53,483         54,720
   5.04%       5.36%           6.77%
 10,159      15,560           6,975                  68,785         69,444
   4.93%       4.74%           3.95%

      -           -               -                  15,047         15,047

  2,801       2,036          24,242                  43,868         44,259
   9.46%       9.57%          10.00%
  1,570       1,570           5,646                 133,047        133,089
   8.14%       8.14%           8.14%



      -           -               -                  47,506         47,506

      -           -               -                  34,111         34,111

  8,153      13,514              45                 176,159        177,885
   6.01%       5.82%           6.79%

--------------------------------------------------------------------------------
            TABLE 5 - SENSITIVITY TO CHANGE IN MARKET INTEREST RATES
--------------------------------------------------------------------------------

                                                                   Interest Rate Scenarios
                                                                   -----------------------
                                                    -200 bps       -100 bps       +100 bps     +200 bps
                                                    --------       --------       --------     --------
December 31, 1999                                                       (In Thousands)
Prospective one-year net interest income:
  Projected                                         $12,323        $12,414         $12,594      $ 12,685
  Percent change                                      (1.45)%         (.72)%           .72%         1.45%

Economic value of portfolio equity:
  Projected                                          43,931         43,595          42,922        42,586
  Percent change                                       1.56%           .79%           (.77)%       (1.55)%
                                                                   Interest Rate Scenarios
                                                                   -----------------------
                                                    -200 bps       -100 bps       +100 bps     +200 bps
                                                    --------       --------       --------     --------
December 31, 1998                                                       (In Thousands)
Prospective one-year net interest income:
  Projected                                         $12,556        $12,628         $12,799      $ 12,871
  Percent change                                      (1.35)%         (.79)%           .56%         1.12%

Economic value of portfolio equity:
  Projected                                          47,080         46,321          43,803        43,044
  Percent change                                       2.39%           .74%          (4.73)%       (6.39)%

Key assumptions:

    1. Residential mortgage loans and mortgage-backed securities prepay at rate-sensitive speeds consistent with observed historical prepayment speeds for pools of residential mortgages.

    2. Variable rate loans and variable rate liabilities reprice in accordance with their contractual terms, if any. Rate changes for adjustable rate mortgages are constrained by their contractual caps and floors.

    3. Interest-bearing nonmaturity deposits reprice in response to different interest rate scenarios consistent with the Corporation's historical rate relationships to market interest rates.

    4. Interest rate scenarios assume a three month ramp in the term structure of interest rates.

--------------------------------------------------------------------------------
                                    CAPITAL
--------------------------------------------------------------------------------

On February 16, 1999, the Board of Directors authorized the repurchase of up to 5% of its shares outstanding of common stock (116,500 shares). As of December 31, 1999, 107,635 shares were repurchased. Shares were then reissued for the dividend reinvestment plan as well as the employee stock purchase plan. Treasury stock acquired is used for general corporate purposes as those just mentioned as well as stock dividends and stock splits. At December 31, 1999 and 1998, treasury stock was 96,204 and 1,938 shares, respectively at a cost of $3,403,000 and $70,000.

The Corporation maintains a strong capital base to take advantage of business opportunities while ensuring that it has resources to absorb the risks inherent in the business. The federal banking regulators have established capital adequacy requirements for banks and bank holding companies by using risk-based capital framework and by monitoring compliance with minimum leverage guidelines. These guidelines are based on "risk adjusted" factors, which means assets with potentially higher credit risk will require more capital backing than assets with lower credit risk.

The FDIC classified capital into two tiers, referred to as Tier I and Tier II. Tier I capital consists of common stockholders' equity (excluding the net unrealized appreciation on securities available for sale), noncumulative and cumulative (bank holding companies only) perpetual stock, and minority interests less goodwill. Tier II capital consists of allowance for loan and lease losses, perpetual preferred stock (not included in Tier I), hybrid capital instruments, term subordinated debt, and intermediate-term preferred stock. Since December 31, 1992, all banks have been required to meet a minimum ratio of 8% and qualifying total capital to risk adjusted total assets with at least 4% Tier I capital and 8% of risk-adjusted assets in total capital. As indicated on the schedule following this discussion, the Tier I risk-based capital ratio was 19.59% and Total risk- based capital ratio was 20.76% at December 31, 1999. The Bank's capital ratios are well above the current minimum ratio requirement set forth by federal banking regulators.


                                 1995     1996     1997     1998      1999
                               -------  -------  -------  -------   -------
PAGE 31 STOCKHOLDERS' EQUITY    36,920   39,862   42,695   45,980    43,255

In addition to risk-based requirements, the Federal Reserve Board has established minimum leverage guidelines for bank holding companies. For most banks, the minimum leverage rate is 3% plus an additional cushion of 100 to 200 basis points depending on risk profiles and other factors. As of December 31, 1999, the leverage ratio was 12.33%.


CAPITAL ANALYSIS

                                                          December 31,
                                                          ------------
                                                   1999       1998       1997
                                                   ----       ----       ----
                                                     (Thousands of Dollars)
Tier I
 Common stockholders' equity (excluding
   unrealized gains/losses on securities)        $ 41,833   $ 44,337   $ 41,614

Tier II
 Allowable portion of allowance
   for loan losses                                  2,486      2,477      2,390
                                                 --------   --------   --------

 Risk-based capital                              $ 44,319   $ 46,814   $ 44,004
                                                 ========   ========   ========

Risk adjusted assets (including
 off-balance-sheet exposures)                    $213,490   $209,346   $204,700
                                                 ========   ========   ========

Tier I risk-based capital ratio                     19.59%     21.16%     20.33%
Total risk-based capital ratio                      20.76%     22.36%     21.50%
Leverage ratio                                      12.33%     13.12%     12.50%

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

It is difficult to predict what will happen in 2000 because of the many uncertainties surrounding the economy. However, The Juniata Valley Bank's management and Board of Directors are looking forward to meeting the challenges a changing economy can present. The Juniata Valley Bank's commitment to providing quality banking services for the communities it serves will continue through 2000. This community-based strategy gives management the opportunity to recognize steady growth in our consumer, mortgage and commercial loans as well as in our core deposit base. The Bank's strong capital and earnings potential provide the solid foundation needed to excel in the ever-changing banking industry. Management feels it is positioned to handle changes in the economic environment in 2000 through effective asset/liability management. Juniata Valley Financial Corp. is committed to providing stockholders with an attractive return on their investment.

--------------------------------------------------------------------------------
                              FEDERAL INCOME TAXES
--------------------------------------------------------------------------------

The provision for income taxes for 1999 was $1,360,000 compared to $1,313,000 in 1998 and $1,405,000 in 1997. The effective tax rate, which is the ratio of income tax expense to income before income taxes, was 24.12% in 1999, an increase from the 22.98% in 1998 and 23.51% in 1997. The tax rate for all periods was less than the statutory rate of 34% due to tax exempt securities and loan income. Please refer to the Notes to the Consolidated Financial Statements "Income Taxes" for further analysis of federal income tax expense.

--------------------------------------------------------------------------------
                                     MERGER
--------------------------------------------------------------------------------

On July 1, 1998, the Corporation completed the merger of Lewistown Trust Company (Lewistown), a commercial bank located in Lewistown, Pennsylvania, by issuing 931,700 shares of its common stock for all of the outstanding common stock of Lewistown, except for the 5,324 shares of Lewistown held by the Corporation which were cancelled. The merger was accounted for under the pooling-of-interest method of accounting and, as such, all prior period information has been restated. Please refer to the Notes to the Consolidated Financial Statements "Merger" for further analysis of the merger.

--------------------------------------------------------------------------------
                          SIGNIFICANT FINANCIAL EVENTS
--------------------------------------------------------------------------------

On January 18, 2000, the Board of Directors of the Juniata Valley Financial Corp. declared an extra fifty cent ($.50) dividend which cannot be used in the dividend reinvestment program. This dividend is above the normal dividends declared by Juniata Valley Financial Corp. Shareholders of record on February 17, 2000, will receive the extra dividend payable on March 3, 2000.

The Board of Directors of the Juniata Valley Financial Corp. authorized the repurchase of up to 5% of its shares outstanding of common stock (111,700 shares). Pursuant to the authorization, appropriate senior officers of the Corporation may direct the repurchase at times and in amounts determined by them to be prudent.

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

                                                    Beard
                                                    & Company INC.  [LOGO]
                                                    CERTIFIED PUBLIC ACCOUNTANTS
--------------------------------------------------------------------------------

                         INDEPENDENT AUDITOR'S REPORT



To the Board of Directors and Stockholders
Juniata Valley Financial Corp.
Mifflintown, Pennsylvania


           We have audited the accompanying consolidated balance sheets of Juniata Valley Financial Corp. and its wholly-owned subsidiary, The Juniata Valley Bank, as of December 31, 1999 and 1998, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

           In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Juniata Valley Financial Corp. and its wholly-owned subsidiary, The Juniata Valley Bank, as of December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999 in conformity with generally accepted accounting principles.

                                         /s/ Beard & Company, Inc.


Harrisburg, Pennsylvania
January 21, 2000

        JUNIATA VALLEY FINANCIAL CORP. AND ITS WHOLLY-OWNED SUBSIDIARY,
                            THE JUNIATA VALLEY BANK
                          CONSOLIDATED BALANCE SHEETS


                                     ASSETS
                                     ------
                                                           December 31,
                                                           ------------
                                                       1999            1998
                                                       ----            ----
                                               (In Thousands, Except Share Data)

Cash and due from banks                              $ 15,381       $ 12,284
Interest-bearing deposits with banks                      653            619
Federal funds sold                                          -          7,825
                                                     --------       --------

          Total cash and cash equivalents              16,034         20,728

Securities available for sale                          45,100         54,720
Securities held to maturity, fair value
 1999 $58,171; 1998 $69,444                            59,550         68,785
Loans receivable, net of allowance for
 loan losses 1999 $2,486; 1998 $2,477                 204,336        189,485
Bank premises and equipment, net                        3,428          2,876
Accrued interest receivable and other assets            7,671          7,263
                                                     --------       --------

          Total assets                               $336,119       $343,857
                                                     ========       ========

                      LIABILITIES AND STOCKHOLDERS' EQUITY
                      ------------------------------------

Liabilities:
   Deposits:
      Non-interest bearing                           $ 34,332       $ 36,114
      Interest bearing                                249,018        257,776
                                                     --------       --------

          Total deposits                              283,350        293,890

   Short-term borrowings                                5,300              -
   Accrued interest payable and
      other liabilities                                 4,214          3,987
                                                     --------       --------

          Total liabilities                           292,864        297,877
                                                     --------       --------

Stockholders' equity:
   Preferred stock, no par value; 500,000 shares
      authorized; no shares issued or outstanding           -              -
   Common stock, par value $1.00 per share;
      authorized 20,000,000 shares;
      issued 2,332,077 shares                           2,332          2,332
   Surplus                                             20,559         20,580
   Retained earnings                                   23,665         22,322
   Accumulated other comprehensive income                 102            816
   Treasury stock, at cost 1999 96,204 shares;
     1998 1,938 shares                                 (3,403)           (70)
                                                     --------       --------

          Total stockholders' equity                   43,255         45,980
                                                     --------       --------
          Total liabilities and
          stockholders' equity                       $336,119       $343,857
                                                     ========       ========

                See Notes to Consolidated Financial Statements.

       JUNIATA VALLEY FINANCIAL CORP. AND ITS WHOLLY-OWNED SUBSIDIARY,
                            THE JUNIATA VALLEY BANK
                       CONSOLIDATED STATEMENTS OF INCOME

                                                                              Years Ended December 31,
                                                                              ------------------------
                                                                         1999           1998            1997
                                                                         ----           ----            ----
                                                                        (In Thousands, Except Per Share Data)
Interest income:
  Loans receivable, including fees                                    $  17,172      $  17,410       $  17,115
  Taxable securities                                                      4,171          5,159           5,163
  Tax-exempt securities                                                   2,147          1,603           1,625
  Other                                                                     368            692             414
                                                                      ---------      ---------       ---------

     Total interest income                                               23,858         24,864          24,317
                                                                      ---------      ---------       ---------
Interest expense:
  Deposits                                                               11,339         12,131          11,862
  Short-term borrowings                                                      15              5              -
                                                                      ---------      ---------       ---------

                                                                         11,354         12,136          11,862
                                                                      ---------      ---------       ---------

     Net interest income                                                 12,504         12,728          12,455

Provision for loan losses                                                   120            210             220
                                                                      ---------      ---------       ---------

     Net interest income after provision for loan losses                 12,384         12,518          12,235
                                                                      ---------      ---------       ---------
Other income:
  Trust department                                                          375            299             347
  Customer service fees                                                     494            414             405
  Net realized gains on sales of securities                                  44            212             144
  Other                                                                     373            257             377
                                                                      ---------      ---------       ---------

     Total other income                                                   1,286          1,182           1,273
                                                                      ---------      ---------       ---------
Other expenses:
  Salaries and wages                                                      3,587          3,370           3,327
  Employee benefits                                                       1,060            995             813
  Occupancy                                                                 499            499             545
  Equipment                                                                 933            922             821
  Director compensation                                                     321            302             296
  Taxes, other than income                                                  438            399             370
  Merger                                                                      -            394              -
  Other                                                                   1,194          1,105           1,359
                                                                      ---------      ---------       ---------

     Total other expenses                                                 8,032          7,986           7,531
                                                                      ---------      ---------       ---------
     Income before income taxes                                           5,638          5,714           5,977

Federal income taxes                                                      1,360          1,313           1,405
                                                                      ---------      ---------       ---------

     Net income                                                       $   4,278      $   4,401       $   4,572
                                                                      =========      =========       =========
Per share data:
  Basic earnings                                                      $    1.87      $    1.90       $    1.96
                                                                      =========      =========       =========
  Cash dividends                                                      $    1.28      $    0.74       $    0.66
                                                                      =========      =========       =========

                See Notes to Consolidated Financial Statements.

        JUNIATA VALLEY FINANCIAL CORP. AND ITS WHOLLY-OWNED SUBSIDIARY,
                            THE JUNIATA VALLEY BANK
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                       Years Ended December 31, 1999, 1998 and 1997
                                                                       --------------------------------------------
                                                                                             Accumulated
                                                                                                Other
                                                        Common                   Retained   Comprehensive    Treasury
                                                        Stock         Surplus    Earnings       Income         Stock        Total
                                                        -----         -------    --------       ------         -----        -----
                                                                                        (In Thousands)
Balance, December 31, 1996                            $    1,862    $   20,926  $   16,535     $      539    $        -   $  39,862
                                                                                                                          ---------
  Comprehensive income:
     Net income                                                -             -       4,572              -             -       4,572
     Change in unrealized gains (losses)
        on securities available for sale,
        net of reclassification adjustment
        and tax effects                                        -             -           -            205             -         205
                                                                                                                          ---------
        Total comprehensive income                                                                                            4,777
                                                                                                                          ---------
  Cash dividends                                               -             -      (1,494)             -             -      (1,494)
  Stock issued under employee stock
     purchase plan                                             3           110           -              -             -         113
  5-for-4 stock split in the form of a 25%
     stock dividend                                          467          (467)        (20)             -             -         (20)

  Treasury stock acquired                                      -             -           -              -          (543)       (543)
                                                      ----------    ----------  ----------     ----------    ----------   ---------
Balance, December 31, 1997                                 2,332        20,569      19,593            744          (543)     42,695
                                                                                                                          ---------
  Comprehensive income:
     Net income                                                -             -       4,401              -             -       4,401
     Change in unrealized gains (losses)
        on securities available for sale,
        net of reclassification adjustment
        and tax effects                                        -             -           -             72             -          72
                                                                                                                          ---------
        Total comprehensive income                                                                                            4,473
                                                                                                                          ---------
  Cash dividends                                               -             -      (1,672)             -             -      (1,672)
  Treasury stock issued under dividend
     reinvestment plan                                         -            25           -              -           381         406
  Treasury stock issued under employee
     stock purchase plan                                       -           (14)          -              -            92          78
                                                      ----------    ----------  ----------     ----------    ----------   ---------
Balance, December 31, 1998                                 2,332        20,580      22,322            816           (70)     45,980
                                                                                                                          ---------
  Comprehensive income:
     Net income                                                -             -       4,278              -             -       4,278
     Change in unrealized gains (losses)
        on securities available for sale,
        net of reclassification adjustment
        and tax effects                                        -             -           -           (714)            -        (714)
                                                                                                                          ---------
        Total comprehensive income                                                                                            3,564
                                                                                                                          ---------
  Cash dividends                                               -             -      (2,935)             -             -      (2,935)
  Treasury stock issued under dividend
     reinvestment plan                                         -           (21)          -              -           462         441
  Treasury stock issued under employee
     stock purchase plan                                       -             -           -              -            28          28
  Treasury stock acquired                                      -             -           -              -        (3,823)     (3,823)
                                                      ----------    ----------  ----------     ----------    ----------   ---------
Balance, December 31, 1999                            $    2,332    $   20,559  $   23,665     $      102    $   (3,403)  $  43,255
                                                      ==========    ==========  ==========     ==========    ==========   =========


                See Notes to Consolidated Financial Statements.

        JUNIATA VALLEY FINANCIAL CORP. AND ITS WHOLLY-OWNED SUBSIDIARY,
                            THE JUNIATA VALLEY BANK
                     CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                                     Years Ended December 31,
                                                                                     ------------------------
                                                                                  1999         1998         1997
                                                                                  ----         ----         ----
                                                                                         (In Thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income                                                                    $  4,278     $  4,401    $   4,572
  Adjustments to reconcile net income to net cash
     provided by operating activities:
     Provision for loan losses                                                       120          210          220
     Provision for depreciation                                                      291          273          278
     Net amortization on securities' premium                                          89          118          141
     Net realized gains on sales of securities                                       (44)        (212)        (144)
     Deferred directors' fees and supplemental retirement plan expense               341          395          170
     Payment of deferred compensation                                               (174)        (158)        (145)
     Deferred income taxes                                                           (57)        (172)         (51)
     (Increase) in accrued interest receivable and other assets                      (23)          (3)        (328)
     Increase (decrease) in accrued interest payable and other liabilities           241         (568)         294
                                                                                --------     --------    ---------
        Net cash provided by operating activities                                  5,062        4,284        5,007
                                                                                --------     --------    ---------
CASH FLOWS FROM INVESTING ACTIVITIES
   Purchases of available for sale securities                                       (885)     (12,303)     (23,268)
   Proceeds from sales of available for sale securities                            2,195          252          192
   Proceeds from maturities of and principal repayments
     on available for sale securities                                             18,066       31,133       26,721
   Purchases of held to maturity securities                                      (16,474)     (42,077)     (13,356)
   Proceeds from maturities of and principal repayments
     on held to maturity securities                                               14,684       13,451       13,223
   Net (increase) decrease in loans receivable                                   (14,971)       1,595      (12,987)
   Net purchases of bank premises and equipment                                     (842)        (547)        (289)
   Purchase of life insurance                                                         -            -        (1,250)
                                                                                --------     --------    ---------
        Net cash provided by (used in) investing activities                        1,773       (8,496)     (11,014)
                                                                                --------     --------    ---------
CASH FLOWS FROM FINANCING ACTIVITIES
  Net increase (decrease) in deposits                                            (10,540)       8,752       10,467
  Net increase in short-term borrowings                                            5,300           -            -
  Cash dividends and cash paid for fractional shares                              (2,935)      (1,962)      (1,506)
  Stock issued under employee stock purchase plan                                     -            -           113
  Purchase of treasury stock                                                      (3,823)          -          (543)
  Treasury stock issued                                                              469          484           -
                                                                                --------     --------    ---------
        Net cash provided by (used in) financing activities                      (11,529)       7,274        8,531
                                                                                --------     --------    ---------
        Increase (decrease) in cash and cash equivalents                          (4,694)       3,062        2,524

Cash and cash equivalents:
  Beginning                                                                       20,728       17,666       15,142
                                                                                --------     --------    ---------
  Ending                                                                        $ 16,034     $ 20,728    $  17,666
                                                                                ========     ========    =========
Cash payments for:
  Interest                                                                      $ 11,397     $ 12,147    $  11,871
                                                                                ========     ========    =========
  Income taxes                                                                  $  1,460     $  1,459    $   1,497
                                                                                ========     ========    =========


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

Nature of operations:

  The Bank operates under a state bank charter and provides full banking services, including trust services. As a state bank, the Bank is subject to regulation of the Pennsylvania Department of Banking and the Federal Deposit Insurance Corporation. The bank holding company (parent company) is subject to regulation of the Federal Reserve Bank. The area served by the Bank is principally the counties of Juniata, Mifflin, Perry, Huntingdon, Centre, Franklin and Snyder, Pennsylvania.

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

Securities:

  Securities classified as available for sale are those debt securities that the Corporation intends to hold for an indefinite period of time, but not necessarily to maturity. Any decision to sell a security classified as available for sale would be based on various factors, including significant movements in interest rates, changes in the maturity mix of the Bank's assets and liabilities, liquidity needs, regulatory capital considerations and other similar factors. Securities available for sale are carried at fair value. Unrealized gains and losses are reported in other comprehensive income, net of the related deferred tax effect. Realized gains or losses, determined on the basis of the cost of specific securities sold, are included in earnings. Premiums and discounts are recognized in interest income using the interest method over the period to maturity.

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

Earnings and dividends per share:

  The Corporation has a simple capital structure. Basic earnings per share represents income available to common stockholders divided by the weighted average number of common shares outstanding during the period, adjusted for stock dividends for all periods presented. The weighted average number of common shares outstanding was 2,290,728, 2,321,739 and 2,328,101 in 1999, 1998
  and 1997, respectively. Dividends per share represent the historical dividends of the Corporation which excludes the dividends of Lewistown Trust Company. Total dividends paid by Lewistown in 1998 and 1997 were $290,000, and $572,000, respectively.

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

  The components of other comprehensive income and related tax effects are as follows:

                                                     Years Ended December 31,
                                                     ------------------------
                                                      1999      1998     1997
                                                      ----      ----     ----
                                                          (In Thousands)
     Unrealized holding gains (losses) on
       available for sale securities                 $(1,008)   $ 322    $ 455
     Less reclassification adjustment for
       gains realized in income                          (44)    (212)    (144)
                                                     -------    -----    -----

     Net unrealized gains (losses)                    (1,052)     110      311

     Tax effect                                         (338)      38      106
                                                     -------    -----    -----

          Net of tax amount                          $  (714)   $  72    $ 205
                                                     =======    =====    =====


Segment reporting:

  The Bank acts as an independent community financial services provider and offers traditional banking and related financial services to individual, business and government customers. Through its branch and automated teller machine network, the Bank offers a full array of commercial and retail financial services, including the taking of time, savings and demand deposits; the making of commercial, consumer and mortgage loans; trust services and the providing of other financial services.

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

                                               Net Interest    Net
                                                  Income      Income
                                                  ------      ------
                                                  (In Thousands)

      Six months ended June 30, 1998:
        Corporation                              $ 4,525     $1,519
        Lewistown                                  1,925        820
                                                 -------     ------

                                                 $ 6,450     $2,339
                                                 =======     ======
      Year ended December 31, 1997:
        Corporation                              $ 8,682     $3,045
        Lewistown                                  3,773      1,527
                                                 -------     ------

                                                 $12,455     $4,572
                                                 =======     ======



RESTRICTIONS ON CASH AND DUE FROM BANK BALANCES

The Bank is required to maintain reserve balances with the Federal Reserve Bank. The average reserve balances for 1999 and 1998 approximated $2,571,000 and $2,101,000 respectively.

        JUNIATA VALLEY FINANCIAL CORP. AND ITS WHOLLY-OWNED SUBSIDIARY,
                            THE JUNIATA VALLEY BANK
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SECURITIES

On November 30, 1999, the Corporation adopted Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities." As provided for under Statement No. 133, the Corporation transferred investment securities classified as "held to maturity" with a book value of $10,980,000 to the "available for sale" classification. The transfer resulted in a decrease to stockholders' equity of approximately $64,000, net of tax.

The amortized cost and fair value of securities at December 31 were as follows:

                                                                          Gross        Gross
                                                           Amortized    Unrealized   Unrealized     Fair
                                                              Cost        Gains        Losses       Value
                                                              ----        -----        ------       -----
                                                                          (In Thousands)
Available for sale securities:
  December 31, 1999:
      U.S. Treasury securities                              $ 1,648      $     1      $     -     $ 1,649
      U.S. Government and agency obligations                  4,912            -         (120)      4,792
      Obligations of states and political subdivisions       23,437           66          (55)     23,448
      Corporate and other debt securities                     6,068            2          (78)      5,992
      Mortgage-backed securities                              7,167           93          (16)      7,244
      Equity securities                                       1,713          299          (37)      1,975
                                                            -------      -------      -------     -------

                                                            $44,945      $   461      $  (306)    $45,100
                                                            =======      =======      =======     =======

  December 31, 1998:
      U.S. Treasury securities                              $ 3,044      $    46      $     -     $ 3,090
      U.S. Government and agency obligations                  5,755           28            -       5,783
      Obligations of states and political subdivisions       27,566          557            -      28,123
      Corporate and other debt securities                     4,807           68           (3)      4,872
      Mortgage-backed securities                             10,995           80          (29)     11,046
      Equity securities                                       1,316          510          (20)      1,806
                                                            -------      -------      -------     -------

                                                            $53,483      $ 1,289      $   (52)    $54,720
                                                            =======      =======      =======     =======
Held to maturity securities:
  December 31, 1999:
      U.S. Treasury securities                              $ 1,247      $     -      $   (14)    $ 1,233
      U.S. Government and agency obligations                 13,201            -         (366)     12,835
      Obligations of states and political subdivisions       30,223            -         (679)     29,544
      Corporate and other debt securities                    14,879            1         (321)     14,559
                                                            -------      -------      -------     -------

                                                            $59,550      $     1      $(1,380)    $58,171
                                                            =======      =======      =======     =======
  December 31, 1998:
      U.S. Treasury securities                              $ 1,750      $    16      $     -     $ 1,766
      U.S. Government and agency obligations                 14,292           91           (3)     14,380
      Obligations of states and political subdivisions       30,297          329          (30)     30,596
      Corporate and other debt securities                    22,446          275          (19)     22,702
                                                            -------      -------      -------     -------

                                                            $68,785      $   711      $   (52)    $69,444
                                                            =======      =======      =======     =======

================================================================================

        JUNIATA VALLEY FINANCIAL CORP. AND ITS WHOLLY-OWNED SUBSIDIARY,
                            THE JUNIATA VALLEY BANK
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SECURITIES (CONTINUED)

The amortized cost and fair value of securities as of December 31, 1999, by contractual maturity or call date, are shown below. Expected maturities may differ from contractual maturities or call dates because the securities may be called or prepaid with or without call or prepayment penalties.



                                        Available For Sale    Held To Maturity
                                        ------------------    ----------------
                                       Amortized    Fair      Amortized   Fair
                                         Cost       Value       Cost      Value
                                         ----       -----       ----      -----
                                                     (In Thousands)

   Due in one year or less              $10,874    $10,875     $18,542   $18,221
   Due after one year through five
      years                              24,302     24,107      41,008    39,950
   Due after five years through ten
      years                                 570        572        --        --
   Due after ten years                      319        327        --        --
   Mortgage-backed securities             7,167      7,244        --        --
   Equity securities                      1,713      1,975        --        --
                                        -------    -------     -------   -------
                                        $44,945    $45,100     $59,550   $58,171
                                        =======    =======     =======   =======

Equity securities include Federal Home Loan Bank stock with an aggregate cost, which approximates fair value, of $1,175,000 and $760,000 at December 31, 1999 and 1998, respectively.

Gross gains of $44,000, $212,000, and $144,000 were realized on sales of securities available for sale in 1999, 1998 and 1997, respectively.

Securities with a fair value of $18,090,000 and $21,774,000 at December 31, 1999 and 1998, respectively, were pledged to secure public deposits and for other purposes as required or permitted by law.

================================================================================

================================================================================

        JUNIATA VALLEY FINANCIAL CORP. AND ITS WHOLLY-OWNED SUBSIDIARY,
                            THE JUNIATA VALLEY BANK
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

LOANS RECEIVABLE AND ALLOWANCE FOR LOAN LOSSES

Loans are comprised of the following:


                                                         December 31,
                                                         ------------
                                                       1999       1998
                                                       ----       ----
                                                        (In Thousands)
   Commercial, agricultural and financial            $ 18,784   $ 15,047
   Real estate mortgages:
      Residential                                     110,615    107,596
      Commercial                                       28,548     25,451
   Consumer                                            54,416     46,643
   Other                                                2,456      2,819
                                                     --------   --------

                                                      214,819    197,556
   Unearned discount on loans                           7,997      5,594
   Allowance for loan losses                            2,486      2,477
                                                     --------   --------

                                                     $204,336   $189,485
                                                     ========   ========

The following table presents changes in the allowance for loan losses:

                                                 Years Ended December 31,
                                                 ------------------------
                                             1999          1998         1997
                                             ----          ----         ----
                                                      (In Thousands)
   Balance, beginning                      $  2,477      $  2,390     $  2,350
      Provision for loan losses                 120           210          220
      Recoveries                                 18            20           53
      Loans charged off                        (129)         (143)        (233)
                                           --------      --------     --------
   Balance, ending                         $  2,486      $  2,477     $  2,390
                                           ========      ========     ========


The recorded investment in impaired loans was $-0- at December 31, 1999 and 1998. For the years ended December 31, 1999, 1998 and 1997, the average recorded investment in these impaired loans was $-0-, $143,000 and $351,000, respectively, and no interest income was recognized on impaired loans in 1999 and 1998, while $16,000 was recognized on impaired loans in 1997.

================================================================================

================================================================================

        JUNIATA VALLEY FINANCIAL CORP. AND ITS WHOLLY-OWNED SUBSIDIARY,
                            THE JUNIATA VALLEY BANK
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

BANK PREMISES AND EQUIPMENT

The major components of bank premises and equipment are as follows:


                                                   December 31,
                                                   ------------
                                                 1999       1998
                                                 ----       ----
                                                  (In Thousands)
   Land and land improvements                  $    686   $    541
   Buildings and improvements                     3,527      3,168
   Furniture and equipment                        2,528      2,651
                                               --------   --------
                                                  6,741      6,360
   Less accumulated depreciation                  3,313      3,484
                                               --------   --------

                                               $  3,428   $  2,876
                                               ========   ========

DEPOSITS

The composition of deposits is as follows:
                                                   December 31,
                                                   ------------
                                                 1999       1998
                                                 ----       ----
                                                  (In Thousands)
   Demand, non-interest bearing                $ 34,332   $ 36,114
   Now and Money Market                          44,025     47,506
   Savings                                       32,125     34,111
   Time, $100,000 or more                        23,478     24,350
   Other Time                                   149,390    151,809
                                               --------   --------

                                               $283,350   $293,890
                                               ========   ========

At December 31, 1999, the scheduled maturities of time deposits are as follows (in thousands):

   2000                                                   $107,765
   2001                                                     35,471
   2002                                                      9,849
   2003                                                     14,494
   2004                                                      5,236
   Thereafter                                                   53
                                                          --------

                                                          $172,868
                                                          ========

================================================================================

================================================================================

        JUNIATA VALLEY FINANCIAL CORP. AND ITS WHOLLY-OWNED SUBSIDIARY,
                            THE JUNIATA VALLEY BANK
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

BORROWINGS

The Bank has entered into an agreement whereby it can borrow up to $10,000,000 from the Federal Home Loan Bank (FHLB). Outstanding balances under this agreement were $5,300,000 and $-0- as of December 31, 1999 and 1998, respectively. The aggreement expires in September 2000 and the interest rate was 4.05% at December 31, 1999.

The Bank has a maximum borrowing capcity of $100,679,000 with the FHLB which is collateralized by qualifying assets of the Bank.


REGULATORY MATTERS AND STOCKHOLDERS' EQUITY

The Corporation and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet the minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Corporation's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Corporation and the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the maintenance of minimum amounts and ratios (set forth below) of total and Tier l capital (as defined in the regulations) to risk-weighted assets and of Tier l capital to average assets. Management believes, as of December 31, 1999, that the Corporation and the Bank meet all capital adequacy requirements to which they are subject.

As of December 31, 1999, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the Bank's category.

The Bank's actual capital ratios and the minimum ratios required for capital adequacy purposes and to be well capitalized under the prompt corrective action provisions are presented below. The Corporation's ratios were not materially different from those of the Bank.


                                                                                            For Capital
                                                                                             Adequacy
                                                    Actual                                   Purposes
                                                    ------                                   --------
                                              Amount   Ratio                  Amount                             Ratio
                                              ------   -----                  ------                             -----
                                                                                    (Dollar Amounts In Thousands)
  As of December 31, 1999:
     Total capital (to risk-weighted assets)   $44,319   20.76%                           $17,079   (GREATER THAN OR EQUAL TO)8.00%
     Tier I capital (to risk-weighted assets)   41,833   19.59                              8,540   (GREATER THAN OR EQUAL TO)4.00
     Tier I capital (to average assets)         41,833   12.33                             13,574   (GREATER THAN OR EQUAL TO)4.00

  As of December 31, 1998:
     Total capital (to risk-weighted assets)   $46,814   22.36%  (GREATER THAN OR EQUAL TO)16,748   (GREATER THAN OR EQUAL TO)8.00%
     Tier l capital (to risk-weighted assets)   44,337   21.16   (GREATER THAN OR EQUAL TO) 8,374   (GREATER THAN OR EQUAL TO)4.00
     Tier l capital (to average assets)         44,337   13.12   (GREATER THAN OR EQUAL TO)13,522   (GREATER THAN OR EQUAL TO)4.00

                                                                           To Be Well
                                                                        Capitalized Under
                                                                        Prompt Corrective
                                                                        Action Provisions
                                                                        -----------------
                                                            Amount                              Ratio
                                                            ------                              -----
                                                                  (Dollar Amounts In Thousands)
  As of December 31, 1999:
     Total capital (to risk-weighted assets)                              $21,349   (GREATER THAN OR EQUAL TO)10.00%
     Tier I capital (to risk-weighted assets)                              12,809   (GREATER THAN OR EQUAL TO) 6.00
     Tier I capital (to average assets)                                    16,967   (GREATER THAN OR EQUAL TO) 5.00

  As of December 31, 1998:
     Total capital (to risk-weighted assets)    (GREATER THAN OR EQUAL TO)$20,935   (GREATER THAN OR EQUAL TO)10.00%
     Tier l capital (to risk-weighted assets)   (GREATER THAN OR EQUAL TO) 12,561   (GREATER THAN OR EQUAL TO) 6.00
     Tier l capital (to average assets)         (GREATER THAN OR EQUAL TO) 16,903   (GREATER THAN OR EQUAL TO) 5.00

Certain restrictions exist regarding the ability of the Bank to transfer funds to the Corporation in the form of cash dividends, loans or advances. At December 31, 1999, $29,914,000 of undistributed earnings of the Bank, included in the consolidated stockholders' equity, was available for distribution to the Corporation as dividends without prior regulatory approval.

In August 1990, the Board of Directors adopted a Shareholder Rights Plan and declared a dividend distribution of one right to purchase a share of the Corporation's common stock at $12.24 for each share issued and outstanding, upon the occurrence of certain events, as defined in the Plan. These rights are fully transferable and expire on August 31, 2000. The rights are not considered potential common shares for earnings per share purposes because there is no indication that any event will occur which would cause them to become exercisable.

The Corporation has a dividend reinvestment and stock purchase plan. Under the Plan, additional shares of Juniata Valley Financial Corp. may be purchased at the prevailing market prices with reinvested dividends and voluntary cash payments. To the extent that shares are not available in the open market, the Corporation has reserved 100,000 shares of common stock to be issued under the plan. At December 31, 1999, 95,913 shares were available for issuance under the Dividend Reinvestment Plan.

================================================================================

================================================================================

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

   Information pertaining to the activity in the Plan is as follows:

                                               Years ended December 31,
                                                   1999       1998
                                                   ----       ----
                                                   (In Thousands)
     Change in benefit obligation:
        Benefit obligation at beginning of
           year                                   $2,858     $2,583
        Service cost                                 162        145
        Interest cost                                215        194
        Actuarial loss                                10          4
        Benefits paid                                (71)       (68)
                                                   ------     ------

           Benefit obligation at end of year        3,174      2,858
                                                   ------     ------

     Change in plan assets:
        Fair value of plan assets at
           beginning of year                        2,654      2,401
        Actual return on plan assets                  172        167
        Employer contribution                         177        154
        Benefits paid                                 (71)       (68)
                                                   ------     ------

           Fair value of plan assets at end
              of year                               2,932      2,654
                                                   ------     ------

     Funded status                                   (242)      (204)

        Unrecognized net actuarial loss               (63)      (102)
        Unrecognized net transition asset             (24)       (26)
                                                   ------     ------

           Accrued benefit cost                    $ (329)    $ (332)
                                                   ======     ======

   Pension expense included the following components for the years ended December 31:

                                             1999       1998      1997
                                             ----       ----      ----
                                                   (In Thousands)
     Service cost, benefits earned
        during the year                     $  162     $  145     $  98
     Interest cost on projected benefit
        obligation                             212        194       166
     Expected return on plan assets           (202)      (167)     (197)
     Net amortization                           (2)       (20)       36
                                            ------     ------     -----

                                            $  170     $  152     $ 103
                                            ======     ======     =====

   Assumptions used in the accounting were:

                                              1999        1998      1997
                                              ----        ----      ----
      Discount rates                           7.5%        7.5%      7.5%
      Rates of increase in compensation
         levels                                4.0         4.0       4.0
      Expected long-term rate of return
         on assets                             7.5         7.5       7.5

================================================================================

================================================================================

        JUNIATA VALLEY FINANCIAL CORP. AND ITS WHOLLY-OWNED SUBSIDIARY,
                             THE JUNIATA VALLEY BANK
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

EMPLOYEE BENEFITS (CONTINUED)

Supplemental retirement plan:

   The Corporation has a non-qualified supplemental retirement plan for directors and key employees. At December 31, 1999 and 1998, the present value of the future liability was $1,005,000 and $876,000 respectively. The Corporation has funded these plans through the purchase of annuities and life insurance policies, which have an aggregate cash surrender value of $978,000 and $907,000 at December 31, 1999 and 1998, respectively. For the years ended December 31, 1999, 1998 and 1997, $152,000, $154,000 and $76,000,
   respectively, was charged to expense in connection with this plan.

Deferred compensation:

   The Corporation has entered into deferred compensation agreements with certain directors to provide each director an additional retirement benefit, or to provide their beneficiary a benefit in the event of pre-retirement death. At December 31, 1999 and 1998, the present value of the future liability was $1,572,000 and $1,450,000, respectively. To fund the benefits under these agreements, the Corporation is the owner and beneficiary of life insurance policies on the lives of certain directors. The policies had an aggregate cash surrender value of $1,152,000 and $1,080,000 at December 31, 1999 and 1998, respectively. For the years ended December 31, 1999, 1998 and 1997, $201,000, $283,000 and $264,000, respectively, was charged to expense in connection with this plan.

Employee Stock Purchase Plan:

   The Corporation has an Employee Stock Purchase Plan under which employees, through payroll deductions, are able to purchase shares of stock annually. The option price of the stock purchases shall be between 85% and 100% of the fair market value of the stock on the commencement date as determined annually by the Board of Directors. The maximum number of shares which employees may purchase under the Plan is 100,000; however, the annual issuance of shares shall not exceed 5,000 shares plus any unissued shares from prior offerings. In 1999, 1998 and 1997, 753, 2,497 and 3,600 shares, respectively, were issued under the Plan. At December 31, 1999, 96,400 shares were reserved for issuance under the Plan.

Salary continuation plan:

   In 1997, the Corporation established a non-qualified Salary Continuation Plan for key employees. At December 31, 1999 and 1998, the present value of the future liability was $141,000 and $73,000, respectively. The Corporation has funded the Plan through the purchase of life insurance policies which have an aggregate cash surrender value of $1,396,000 and $1,328,000 at December 31, 1999 and 1998, respectively. For the years ended December 31, 1999, 1998 and 1997, $68,000, $63,000 and $10,000, respectively, was charged to expense in connection with the Plan.

Profit sharing plan:

   The profit sharing plan of Lewistown was terminated in 1998. The participants' balances were transferred into the Corporation's 401(k) plan, in which the employer does not contribute. The annual discretionary contributions for 1998 and 1997 were $-0- and $143,000, respectively.

================================================================================

         JUNIATA VALLEY FINANCIAL CORP. AND ITS WHOLLY-OWNED SUBSIDIARY,
                             THE JUNIATA VALLEY BANK
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

INCOME TAXES

The provision for federal income taxes consists of the following:

                                              Years Ended December 31,
                                              ------------------------
                                      1999              1998             1997
                                      ----              ----             ----
                                                  (In Thousands)
   Current                          $1,417             $1,485           $1,456
   Deferred                            (57)              (172)             (51)
                                    ------             ------           ------

                                    $1,360             $1,313           $1,405
                                    ======             ======           ======

A reconciliation of the statutory income tax expense computed at 34% to the income expense the statements tax included in of income is as follows:

                                                  Years Ended December 31,
                                                  ------------------------
                                                1999        1998        1997
                                                ----        ----        ----
                                                       (In Thousands)
   Federal income tax at statutory rate       $1,917       $1,943      $2,032
   Tax-exempt interest                          (775)        (689)       (622)
   Disallowance of interest expense              123           84         100
   Other                                          95          (25)       (105)
                                              ------       ------      ------

                                              $1,360       $1,313      $1,405
                                              ======       ======      ======

The income tax provision includes $15,000, $72,000, and $49,000 in 1999, 1998 and 1997, respectively, of income tax related to realized gains on sales of securities.

The net deferred tax asset in the accompanying balance sheets includes the following amounts of deferred tax assets and liabilities:


                                                  December 31,
                                              1999          1998
                                              ----          ----
                                                 (In Thousands)
   Deferred tax assets:
      Allowance for loan losses               $  718       $  715
      Deferred directors' fees                   534          493
      Pension liabilities                        502          385
      Other                                     --             66
                                              ------       ------

         Total deferred tax assets             1,754        1,659
                                              ------       ------
   Deferred tax liabilities:
      Bank premises and equipment                (95)         (78)
      Securities accretion                       (39)         (51)
      Unrealized gains on securities
         available for sale                      (52)        (390)
      Other                                      (33)         --
                                              ------       ------

         Total deferred tax liabilities         (219)        (519)
                                              ------       ------

         Net deferred tax asset               $1,535       $1,140
                                              ======       ======

TRANSACTIONS WITH EXECUTIVE OFFICERS AND DIRECTORS

The Bank has had banking transactions in the ordinary course of business with its executive officers, directors, and their related interests on the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with others. At December 31, 1999 and 1998, these persons were indebted to the Bank for loans totaling $1,407,000 and $1,698,000 respectively. During 1999, loans totaling $1,700,000 were disbursed and loan repayments totaled $2,027,000. Other changes caused the December 31, 1999 balance of the loans outstanding to increase by $36,000.

================================================================================

        JUNIATA VALLEY FINANCIAL CORP. AND ITS WHOLLY-OWNED SUBSIDIARY,
                            THE JUNIATA VALLEY BANK
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

COMMITMENTS

The Bank rents equipment under operating leases that expire through 2002. Equipment and servicing fees were $416,000, $469,000 and $385,000 for the years ended December 31, 1999, 1998 and 1997, respectively. Additionally, the Bank leases branch offices for which rent expense, including the license fee, was $53,000 $52,000 and $61,000 in 1999, 1998 and 1997, respectively.

Minimum future payments under all noncancellable lease agreements as of December 31, 1999 are as follows (in thousands):

   2000                                             $278
   2001                                              262
   2002                                              166
                                                  ------
                                                    $706
                                                  ======

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

A summary of the Bank's financial instrument commitments is as follows:

                                                         December 31,
                                                        1999     1998
                                                        ----     ----
                                                       (In Thousands)
   Commitments to grant loans                         $ 2,607   $ 2,675
   Unfunded commitments under lines of credit          24,614    19,461
   Outstanding letters of credit                          337       415


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

CONCENTRATION OF CREDIT RISK

The Bank grants commercial, residential and consumer loans to customers primarily located in the counties of Juniata, Mifflin, Perry, Huntingdon, Centre, Franklin and Snyder, Pennsylvania. The concentrations of credit by type of loan are set forth in the note, "Loans Receivable and Allowance for Loan Losses". Although the Bank has a diversified loan portfolio, its debtors' ability to honor their contracts is influenced by the region's economy.

================================================================================

================================================================================

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

The following information should not be interpreted as an estimate of the fair value of the entire Corporation since a fair value calculation is only provided for a limited portion of the Corporation's assets. Due to a wide range of valuation techniques and the degree of subjectivity used in making the estimates, comparisons between the Corporation's disclosures and those of other companies may not be meaningful. The following methods and assumptions were used to estimate the fair values of the Bank's financial instruments at December 31, 1999 and 1998:

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

 . For short-term borrowings, the carrying amount is a reasonable estimate of fair value.

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

The estimated fair values of the Corporation's financial instruments were as follows:


                                                    December 31,
                                            1999                   1998
                                            ----                   ----
                                     Carrying     Fair      Carrying      Fair
                                      Amount     Value       Amount       Value
                                      ------     -----       ------       -----
                                                   (In Thousands)
  Financial assets:
     Cash and due from banks         $ 15,381    $ 15,381    $ 12,284   $ 12,284
     Interest-bearing deposits
        in other banks                    653         653         619        619
     Federal funds sold                  --          --         7,825      7,825
     Securities                       104,650     103,271     123,505    124,164
     Loans receivable, net of
        allowance                     204,336     203,097     189,485    189,918
     Accrued interest receivable        2,215       2,215       2,443      2,443

  Financial liabilities:
     Deposits                         283,350     284,196     293,890    295,616
     Short-term borrowings              5,300       5,300       --         --
     Accrued interest payable             951         951         994        994

  Off-balance sheet financial
     instruments:
     Commitments to extend credit       --          --          --         --
     Standby letters of credit          --          --          --         --

================================================================================

================================================================================

        JUNIATA VALLEY FINANCIAL CORP. AND ITS WHOLLY-OWNED SUBSIDIARY,
                             THE JUNIATA VALLEY BANK
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

PARENT COMPANY ONLY FINANCIAL INFORMATION

                                 BALANCE SHEETS

                                                    December 31,
                                                    ------------
                                                 1999          1998
                                                 ----          ----
      ASSETS
                                                   (In Thousands)

Cash                                           $     4       $      6
Interest-bearing deposits with banks               490            490
                                               -------       --------

      Total cash and cash equivalents              494            496

Investment in Bank subsidiary                   41,942         45,094
Securities available for sale                      813            388
Other                                               58             34
                                               -------       --------

                                               $43,307       $ 46,012
                                               =======       ========

   LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES, other                             $    52       $     32

STOCKHOLDERS' EQUITY                            43,255         45,980
                                               -------       --------

                                               $43,307       $ 46,012
                                               =======       ========

                              STATEMENTS OF INCOME

                                        Years Ended December 31,
                                        ------------------------
                                      1999        1998        1997
                                      ----        ----        ----
                                               (In Thousands)
Dividends from Bank subsidiary      $  6,758    $  1,972    $  2,067
Interest income                           51          29          16
Other expenses                           (30)        (23)        (28)
                                    --------    --------    --------

Income before equity in
   undistributed net income
   of subsidiary                       6,779       1,978       2,055

Equity in (excess of)
   undistributed net income
   of Bank subsidiary                 (2,501)      2,423       2,517
                                    --------    --------    --------

      Net income                    $  4,278    $  4,401    $  4,572
                                    ========    ========    ========

================================================================================

================================================================================

        JUNIATA VALLEY FINANCIAL CORP. AND ITS WHOLLY-OWNED SUBSIDIARY,
                             THE JUNIATA VALLEY BANK
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

PARENT COMPANY ONLY FINANCIAL INFORMATION (CONTINUED)

                            STATEMENTS OF CASH FLOWS

                                                   Years Ended December 31,
                                                   ------------------------
                                                1999         1998        1997
                                                ----         ----        ----
                                                        (In Thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
   Net income                                 $  4,278      $ 4,401    $  4,572
   Adjustments to reconcile net income to net
      cash provided by operating activities:
      Distributions in excess of
         (undistributed) net income
         of Bank subsidiary                      2,501       (2,423)     (2,517)
      (Increase) decrease in other assets          (22)          (8)        (11)
      Decrease in other liabilities               --             (8)        --
                                              --------      -------     -------

         Net cash provided by operating
            activities                           6,757        1,962       2,044
                                              --------      -------     -------

CASH FLOWS USED IN INVESTING ACTIVITIES
   Purchases of available for sale securities     (470)        --          (199)
                                              --------      -------     -------


CASH FLOWS FROM FINANCING ACTIVITIES
   Dividends paid and cash paid in lieu of
      fractional shares                         (2,935)      (1,962)     (1,506)
   Stock issued under employee stock purchase
      plan                                        --           --           113
   Purchase of treasury stock                   (3,823)        --          (543)
   Treasury stock issued                           469          484        --
                                              --------      -------     -------

         Net cash used in financing
            activities                          (6,289)      (1,478)     (1,936)
                                              --------      -------     -------

         Increase (decrease) in cash and
            cash equivalents                        (2)         484         (91)

Cash and cash equivalents:
   Beginning                                       496           12         103
                                              --------      -------     -------

   Ending                                     $    494      $   496     $    12
                                              ========      =======     =======

================================================================================

================================================================================

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

================================================================================