Form 10-K, Exhibit 13
period 2003-12-31
JUNIATA VALLEY FINANCIAL CORP
filed 2004-03-25
CIK 714712

JUNIATA VALLEY FINANCIAL CORP. AND ITS WHOLLY-OWNED SUBSIDIARY,
                             THE JUNIATA VALLEY BANK
                                DECEMBER 31, 2003





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




                                    CONTENTS

                                                                            Page
Stock, Dividend and Broker Information----------------------------------------2
Letter to Shareholders------------------------------------------------------3-4
Corporation Officers and Directors--------------------------------------------5
Advisory Board Members--------------------------------------------------------6
Bank Officers-----------------------------------------------------------------7
Business-------------------------------------------------------------------8-16
Financial Highlights---------------------------------------------------------17
Management's Discussion and Analysis of Financial Condition and
Results of Operations ----------------------------------------------------18-38
Report of Independent Auditors ----------------------------------------------39
Financial Statements:
    Consolidated Balance Sheets ---------------------------------------------40
    Consolidated Statements of Income ---------------------------------------41
    Consolidated Statements of Stockholders' Equity -------------------------42 Consolidated Statements of Cash Flows -----------------------------------43
    Notes to Consolidated Financial Statements ---------------------------44-63

STOCK, DIVIDEND AND BROKER INFORMATION

Common stock issued by Juniata Valley Financial Corp. is quoted under the symbol "JUVF" on the over-the-counter ("OTC") Electronic Bulletin Board, an automated quotation service, made available through, and governed by, the NASDAQ system.

Prices presented in the table below are bid prices between broker-dealers which do not include retail mark-ups or mark downs or any commission to the broker-dealer. The published bid prices do not necessarily reflect prices in actual transactions. Cash dividends paid for 2003 and 2002 are provided in the table below.

                        2003                                                    2002
                        ----                                                    ----
                                       Dividends                                                 Dividends
Quarter        High         Low        per share          Quarter        High         Low        per share
-------        ----         ---        ---------          -------        ----         ---        ---------
First         $30.75      $29.00                          First         $28.75      $28.20
Second         30.75       29.65         $.47             Second         28.60       28.30         $.43
Third          30.60       30.00                          Third          28.90       28.45
Fourth         34.50       30.25          .53             Fourth         29.25       28.50          .45



     For further information, we refer you to:


Ferris, Baker Watts Inc.            Boenning & Scattergood, Inc.
100 Light Street                    1700 Market St., Suite 1420
Baltimore, MD 21202                 Philadelphia, PA 19103-3913
(800) 638-7411                      (800) 842-8928


Ryan Beck & Co., Inc.               Janney Montgomery Scott LLC
150 Monument Road, Suite 106        48 E. Market St., P.O. Box 2246
Bala Cynwyd, PA 19004               York, PA 17405-2246
(800) 223-8969                      (717) 845-5611


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

                               Ms. Linda L. Engle
                         Juniata Valley Financial Corp.
                                   P.O. Box 66
                              Mifflintown, PA 17059

DIVIDEND DIRECT DEPOSIT PROGRAM

Juniata Valley Financial Corp. now offers a dividend direct deposit program whereby shareholders with registered stock in their own names may choose to have their dividends deposited directly into the bank account of their choice on dividend payment date. Information concerning this optional program is available by calling (717) 436-8211 or writing to:

                               Ms. Linda L. Engle
                         Juniata Valley Financial Corp.
                                   P.O. Box 66
                              Mifflintown, PA 17059

                [JUNIATA VALLEY FINANCIAL CORP. GRAPHIC OMITTED]

                               POST OFFICE BOX 66
                            TELEPHONE (717) 436-8211

Dear Shareholder:

        It is with a great deal of pleasure that we present, on behalf of our entire Team, the 2003 Annual Report of the Juniata Valley Financial Corp. for your review.

        This letter will highlight key elements of the success of your Bank in 2003. In addition to reporting the financial results, a meaningful measure of your Bank's success, there are other aspects of our performance that are worthy of mention.

        In our ongoing quest to become a one stop provider of financial services, early in 2003 we began to expand our focus in our Trust and Investment Management Division. Our expanded focus allows us to place more emphasis on Investment Management as an enhancement to our Trust & Investment Management Division's goals and objectives. We are now in a position to offer a broader array of products and services in pension plans, 401k plans, profit sharing plans, IRAs and Investment Management. In 2003 this expanded focus has enabled us to increase our Trust assets under management to $61,736,000, on an investment cost basis, an increase of 9.27%.

        During 2003 we expanded and remodeled our Water Street Office. We converted this facility from an unattractive, inefficient community office to a very attractive, efficient, customer friendly community office that will serve us well for years to come. The acceptance and operating results of this rejuvenated facility so far are very encouraging.

        In our ongoing effort to improve the appearance of our community offices, we demolished the vacant facility adjacent to our office in Port Royal. While we still have some work to be completed on that site, the result has significantly improved the appearance of our office, and downtown Port Royal.

        In late spring we began the installation of our Wide Area Network and ultimately the installation of our Automated Teller System and the upgrade to our Relationship Management System. We devoted a great deal of time and effort to the development, training and implementation of these new systems. As in any new system there is a learning curve. As we move along the learning curve, we will become more familiar with these systems which will enable us to utilize them to their fullest.

        In addition to the above mentioned activities, 2003 was a very successful year from a financial standpoint for your Bank. Net income of the Corporation grew 12.60% to $5,647,000 in 2003, from $5,015,000 in 2002. Earnings per share increased by 14.88% to $2.47 per share from $2.15 per share. Net income benefited from our ongoing attempt to improve non interest income. While net interest income grew 6.05%, non interest income increased by 37.04%. This substantial improvement in non interest income was a result of 21.24% increase in revenue from our Trust and Investment Management Division, and a 65.50% revenue increase from our Alternative Investment Program. Additionally, there was an 18.32% increase in revenue from Bank Owned Life Insurance. Other sources of non interest income increases were service fees, as well as nonrecurring items in the other income category.

        The Corporation ended 2003 with total assets of $387,780,000 versus $375,735,000 in 2002. Net loans outstanding reached an all time high of $249,960,000 as of year end 2003 compared to $235,497,000 in 2002, an increase of 6.14%. This is a respectable increase given the economic climate in our market place as well as the mortgage refinancing boom that occurred in 2003.

        The two most commonly used financial measurements in the banking industry showed a nice improvement in 2003. Return on Average Assets (ROAA) increased from 1.37% in 2002 to 1.46% in 2003. Return on Average Equity (ROAE) improved from 10.85% in 2002 to 11.86% in 2003.

        Finally, as a result of the above mentioned financial performance, the market value of our stock increased significantly, closing 2003 at $34.50 per share. When taking into consideration the appreciation in value, the 13.64% increase in dividends paid in 2003, the total return on our stock for 2003 amounted to 21.36%.

        For over 136 years, your Bank has worked very hard to improve its products and service to justify your trust. We do not take your trust in us for granted, and we realize that we must always work to improve all aspects of our service to you. With that in mind, we would like to thank you, our shareholders, for your continued loyalty and support. Further, we want to assure you that the officers, directors and employees will continue to work diligently to ensure that the Juniata Valley Financial Corp. continues to be a quality financial institution.

                                            Sincerely,

                                            [SIGNATURE GRAPHIC OMITTED]

                                            Francis J. Evanitsky
                                            President & CEO

                     JUNIATA VALLEY FINANCIAL CORP. OFFICERS

MARTIN L. DREIBELBIS                              RONALD H. WITHERITE
Chairman                                          Vice Chairman, Secretary

FRANCIS J. EVANITSKY                              LINDA L. ENGLE
President                                         Treasurer



                                    DIRECTORS

JOE E. BENNER                                     ROBERT K. METZ, JR.
Owner, Benner Automotive                          Retired President, Metz Poultry Farms, Inc.

A. JEROME COOK                                    DALE G. NACE
Retired President, The Juniata Valley Bank        Owner/Operator, Glenn Nace, Inc.

MARTIN L. DREIBELBIS                              JOHN A. RENNINGER
Chairman, Self-Employed, Petroleum Consultant     Retired President, A. D. Renninger
                                                  Lumber Company
FRANCIS J. EVANITSKY
President & CEO, The Juniata Valley Bank          RICHARD M. SCANLON, DMD
                                                  Self-Employed, Dentist
PHILIP E. GINGERICH, JR.
President, Central Insurers Group, Inc.           HAROLD B. SHEARER
                                                  Retired, Self-employed, Farmer
MARSHALL L. HARTMAN
Owner, Traditions, Ltd.                           JAN G. SNEDEKER
                                                  President & Chairman of the Board,
DON E. HAUBERT                                    Snedeker Oil Co., Inc.
President, Haubert Homes, Inc.
                                                  RONALD H. WITHERITE
TIMOTHY I. HAVICE                                 Owner, Ron's Fruit Market, Inc.
Owner, T.I. Havice, Developer

CHARLES L. HERSHBERGER
President, Stonewall Equity, Inc.


 NOTE: Above Directors also comprise the Board of Directors for The Juniata Valley Bank

                             ADVISORY BOARD MEMBERS

MILLERSTOWN OFFICE                           MONUMENT SQUARE/WAL-MART OFFICES
R. Franklin Campbell                         William R. Carter
Lowell R. Frantz, C.L.U.                     Lee Ellen Foose
Gregory J. Gordon                            Sharon Havice
Gerald M. Lyter                              Nancy S. Reinke
James A. Witmer                              Frank A. Zampelli
Gary G. Wright

PORT ROYAL OFFICE                            GARDENVIEW OFFICE
Kim E. Bomberger                             David B. Esh
Larry B. Cottrill, Jr.                       M. Randall French
Robert D. Hower                              H. Ross Harshbarger
Richard J. Junk                              Donald R. Hartzler
N. Jeffrey Leonard                           Jerry L. Wagner
Dennis A. Long

McALISTERVILLE OFFICE                        MARKET STREET/WATER STREET OFFICES
Mark D. Apple                                George W. Anderson
M. Richard Dimm                              Catherine J. Laub
Steve D. Ehrenzeller                         Susan M. McCartney
Samuel E. Knouse                             J. Neal Shawver
Joseph D. Ritzman                            Steve R. Watson
Richard J. Sankey

BLAIRS MILLS OFFICE                          BURNHAM OFFICE
Robert G. Allison                            Mark S. Elsesser
William R. Goshorn                           Daniel B. Firth
Carl F. Jaymes                               Leann M. Fisher
Wayne S. McCoy                               David E. Walker

                        THE JUNIATA VALLEY BANK OFFICERS
           A Wholly-Owned Subsidiary of Juniata Valley Financial Corp.

EXECUTIVE
   Francis J. Evanitsky---------------------------------------President & C.E.O.
   Linda L. Engle-------------------------------Executive Vice President, C.F.O. Judy E. Robinson------------------------------------------Executive Secretary
ADMINISTRATION
   Donald L. Musser--------------Sr. Vice President, Facilities/Security Manager Pamela S. Eberman------------------Sr. Vice President, Human Resource Manager Lou Ann Wilson-----------------------------Vice President, Compliance Officer Thomas L. Parrish------Sr. Vice President, Community Banking Division Manager
ACCOUNTING
   Kristi J. Burdge---------------------------------------------Staff Accountant
   Anna Mae Peoples------------------------Vice President, Accounting Specialist LOANS
   Edward L. Kauffman------------------Sr. Vice President, Loan Division Manager Robert G. Dillon---------Vice President, Sr. Loan Officer/Collections Manager Scott E. Nace---------------------Vice President, Loan Administration Manager David A. Pecht--------------Vice President, Secondary Mortgage Market Manager Kurt L. McKinney, Jr.------------------------Vice President, Sr. Loan Officer
   R. Jack Morgan---------------------------------------------------Loan Officer
   Penny L. Adams---------------------------------------------------Loan Officer
OPERATIONS
   Judy R. Aumiller---Sr. Vice President, Operations Technology Division Manager Kathy D. Hutchinson--------Vice President, Data/Operations/Technology Manager Deborah A. Sheaffer------------------------Vice President, Money Desk Manager Sherise Y. Pelizzari-------------Assistant Vice President, Operations Manager
   S. Marlene Hubler---------------------------------Computer Operations Manager TRUST & INVESTMENT MANAGEMENT
   William L. Barnett----Sr. Vice President, Trust & Investment Division Manager James C. Dillman------------------------Sr. Vice President, Sr. Trust Officer Cynthia L. Williams-----------------------------Vice President, Trust Officer
BLAIRS MILLS OFFICE
   Wayne S. McCoy---------------------------------------Community Office Manager
   Wanda K. Rowles--------------------------------------Customer Service Officer
BURNHAM OFFICE
   Leann M. Fisher----------------------Vice President, Community Office Manager GARDENVIEW OFFICE
   M. Randall French--------------------Vice President, Community Office Manager Christine L. Searer----------------------------------Customer Service Officer
MARKET STREET OFFICE
   J. Neal Shawver----------------------Vice President, Community Office Manager Winston L. Libby-----------------------------------Financial Services Officer
McALISTERVILLE OFFICE
   Joseph D. Ritzman--------------------Vice President, Community Office Manager Leslie A. Miller-------------------------------------Customer Service Officer
MIFFLINTOWN OFFICE
   Betty D. Ryan------------------------Vice President, Community Office Manager Malcolm R. Parks-----------------------------------Financial Services Officer
MILLERSTOWN OFFICE
   James A. Witmer----------------------Vice President, Community Office Manager Barbara I. Seaman------------------------------------Customer Service Officer
MONUMENT SQUARE OFFICE
   Lee Ellen Foose----------------------Vice President, Community Office Manager Suzanne E. Booher------------------------------------Customer Service Officer
MOUNTAIN VIEW OFFICE
   Brenda A. Brubaker-----------------------------------Community Office Manager PORT ROYAL OFFICE
   Larry B. Cottrill, Jr.---------------Vice President, Community Office Manager Lona Rae Hawthorne-----------------------------------Customer Service Officer
WAL-MART OFFICE
   Christine L. Weyer-----------------------------------Community Office Manager Denise M. Rothrock-----------------------------------Customer Service Officer
WATER STREET OFFICE
   Catherine J. Laub--------------------Vice President, Community Office Manager

         JUNIATA VALLEY FINANCIAL CORP. AND ITS WHOLLY-OWNED SUBSIDIARY,
                             THE JUNIATA VALLEY BANK
                                    BUSINESS

COMPANY OVERVIEW

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

NATURE OF OPERATIONS

Juniata Valley Financial Corp. (Corporation) operates primarily in central Pennsylvania, with the purpose of delivering financial services within its local market. The Corporation provides retail and commercial banking services through 12 offices. Four community offices are located in Juniata County, six community offices are located in Mifflin County, one community office in each of Perry and Huntingdon County, and a loan production office in Centre County. The Corporation offers a full range of consumer and commercial services. Consumer services include Internet and telephone banking, an automated teller machine network, personal checking accounts, debit cards, certificates of deposit, club accounts, secured and unsecured installment loans, construction, and mortgage loans, safe deposit boxes, overdraft checking protection, and IRA accounts. Commercial banking services include small and high-volume business checking accounts, online account management services, ACH origination, payroll direct deposit, commercial lines of credit and term loans. The Corporation also provides a variety of trust and asset management services and has staff contracted with a broker-dealer to allow them to offer annuities, mutual funds, stock and bond-brokerage services, and long-term care insurance. Management believes it has a relatively stable deposit base with no major seasonal depositor or group of depositors. Most of the Corporation's commercial customers are small and mid-sized businesses in central Pennsylvania.

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

New banking legislation passed in November of 1999, modified the 43-year old Bank Holding Company Act of 1956 to permit a Bank Holding Company that owns a commercial bank to engage in any type of financial activity. The commercial bank has to be well-capitalized, wellmanaged and CRA-rated satisfactory or better. Financial activities include securities, insurance, merchant banking/ equity investment, financial in nature, and complimentary activities.

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


                                                                           December 31,
                                                                           ------------
                                                                    2003        2002        2001
                                                                    ----        ----        ----
Risk-weighted assets ratio:
     Tier I                                                         18.89%      18.76%      18.46%
     Total                                                          20.05%      19.93%      19.56%
Total assets leverage ratio:
     Tier I                                                         11.93%      12.04%      11.98%


SECURITIES PORTFOLIO

     The following table sets forth the carrying amount of securities at the dates indicated:

                                                                           December 31,
                                                                           ------------
                                                                    2003        2002        2001
                                                                    ----        ----        ----
                                                                           (In Thousands)
Available for sale securities (at fair value):

     U.S. Treasury and other U.S. government obligations           $57,715    $ 46,593     $30,960
     States and political subdivisions                              18,383      16,299      15,691
     Other corporate                                                    --       2,004       3,116
     Mortgage-backed                                                 6,260       4,628       3,951
     Equity                                                          1,226         971         945
                                                                   -------     -------     -------
                                                                    83,584      70,495      54,663
                                                                   -------     -------     -------

Held to maturity securities (at amortized cost):

     U.S. Treasury and other U.S. government obligations             4,476       3,467       3,461
     States and political subdivisions                              10,541      20,626      26,742
     Other corporate                                                    --       5,814       8,409
                                                                   -------     -------     -------
                                                                    15,017      29,907      38,612
                                                                   -------     -------     -------
          Total securities                                         $98,601    $100,402     $93,275
                                                                   =======    ========     =======

         JUNIATA VALLEY FINANCIAL CORP. AND ITS WHOLLY-OWNED SUBSIDIARY,
                             THE JUNIATA VALLEY BANK
                                    BUSINESS


SECURITIES PORTFOLIO (CONTINUED)

The following table sets forth the maturities of securities at December 31, 2003 and the weighted average yields of such securities by contractual maturities or call dates. Yields on obligations of state and political subdivisions are not presented on a tax equivalent basis. Mortgage-backed securities with contractual maturities after ten years from December 31, 2003, feature regular repayments of principal and average lives of three to five years.


                                                                          Maturing
                                                                          --------
                                                               After One           After Five
                                                               But Within          But Within             After
                                       Within One Year         Five Years           Ten Years           Ten Years
                                      Amount     Yield     Amount     Yield     Amount     Yield     Amount     Yield
                                      ------     -----     ------     -----     ------     -----     ------     -----
                                                                      (In Thousands)
Available for sale:

   U.S. Treasury and other U.S.
       government agencies           $ 3,332     4.33%    $54,375     3.28%     $   --       --%     $    8     2.77%
   State and political
       subdivisions                      262     6.66      16,671     3.53       1,450     2.97          --       --
   Other corporate                        --       --          --       --          --       --          --       --
   Mortgage-backed                        --       --       1,593     3.60       1,032     4.60       3,635     4.49
                                     -------              -------               ------               ------
                                       3,594               72,639                2,482                3,643
                                     -------              -------               ------               ------

Held to maturity:

   U.S. Treasury and other U.S.
       government agencies                --       --       4,476     2.99          --       --          --       --
   State and political
       subdivisions                   10,541     3.87          --       --          --       --          --       --
   Other corporate                        --       --          --       --          --       --          --       --
                                     -------              -------               ------               ------
                                      10,541                4,476                   --                   --
                                     -------              -------               ------               ------
            Total                    $14,135              $77,115               $2,482               $3,643
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

As with any lending activity, potential risk exists. Loans in the commercial, financial and industrial category have remained relatively constant as a percentage of total loans. The Bank prudently evaluates loans in this category and generally secures such lending with collateral consisting of real and/or tangible personal property.

All lending is granted on a variable rate basis except consumer loans which are fixed rate. Consumer loans, consisting of approximately twenty-four percent of total loans, average a three to four year repayment period and are fixed at such a rate that rate sensitivity is considered to be limited.

The following table shows the Bank's loan distribution at the end of each of the last five years:

                                                                             December 31,
                                                                             ------------
                                                   2003          2002            2001           2000            1999
                                                   ----          ----            ----           ----            ----
                                                                            (In Thousands)
   Commercial, financial and agricultural       $ 25,885       $ 26,815        $ 24,548      $ 23,327        $ 18,784
   Real estate mortgage                          162,164        157,609         151,369       142,897         139,163
   Consumer (less unearned discount)              60,154         51,352          51,733        52,991          46,419
   All other                                       4,577          2,452           2,874         3,101           2,456
                                                --------       --------        --------      --------        --------
             Total loans                        $252,780       $238,228        $230,524      $222,316        $206,822
                                                ========       ========        ========      ========        ========

This table shows the maturity of loans (excluding residential mortgages of 1-4 family residences and consumer loans) outstanding as of December 31, 2003.

                                                               Maturing        Maturing       Maturing
                                                                During         From 2005       After
                                                                 2004          Thru 2008        2008           Total
                                                                 ----          ---------        ----           -----
                                                                                    (In Thousands)
   Commercial, agricultural and financial                      $ 25,885        $     --      $     --        $ 25,885
   Commercial real estate                                        34,938              --            --          34,938
   All other                                                      4,577              --            --           4,577
                                                               --------        --------      --------        --------
        Total loans                                            $ 65,400        $     --      $     --        $ 65,400
                                                               ========        ========      ========        ========

         JUNIATA VALLEY FINANCIAL CORP. AND ITS WHOLLY-OWNED SUBSIDIARY,
                             THE JUNIATA VALLEY BANK
                                    BUSINESS

NONACCRUAL, PAST DUE AND RESTRUCTURED LOANS

The following table summarizes the Bank's nonaccrual, past due and restructured loans:

                                                                             December 31,
                                                                             ------------
                                                  2003           2002            2001          2000            1999
                                                  ----           ----            ----          ----            ----
                                                                            (In Thousands)
   Average loans outstanding                    $238,794       $233,262        $223,487      $212,270        $193,305
                                                ========       ========        ========      ========        ========
   Nonaccrual loans                             $     --       $    219        $    934      $    364        $    164
   Accruing loans past due
      90 days or more                                584            544             811           440             262
   Restructured loans                                 --             --              --            --              --
                                                --------       --------        --------      --------        --------
      Total                                     $    584       $    763        $  1,745      $    804        $    426
                                                ========       ========        ========      ========        ========
   Ratio of non-performing loans
      to average loans outstanding                   .24%           .33%            .78%          .39%            .22%


Information with respect to nonaccrual and restructured loans at December 31,

                                                  2003           2002            2001          2000            1999
                                                  ----           ----            ----          ----            ----
                                                                            (In Thousands)
   Nonaccrual loans                             $     --       $    219        $    934      $    364        $    164
   Restructured loans                                 --             --              --            --              --
   Interest income that would have been
      recorded under original terms                   --             20              84            38              16
   Interest income recorded
      during the period                               --             --              --            --              --
   Commitments to lend additional funds               --             --              --            --              --

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

         JUNIATA VALLEY FINANCIAL CORP. AND ITS WHOLLY-OWNED SUBSIDIARY,
                             THE JUNIATA VALLEY BANK
                                    BUSINESS

SUMMARY OF LOAN LOSS EXPERIENCE

The following table summarizes the Bank's loan loss experience for each of the five years ended December 31,


                                                  2003          2002            2001         2000             1999
                                                  ----          ----            ----         ----             ----
                                                                           (In Thousands)

   Average loans outstanding                    $238,794      $233,262       $223,487        $212,270      $193,305
                                                ========      ========       ========        ========      ========
   Allowance for loan loss at January 1         $  2,731       $ 2,526       $  2,497        $  2,486      $  2,477

   Losses charged to allowance
      Commercial                                      78            54             58             155             2
      Real estate                                     50            44             51              --            27
      Consumer                                       107           109            128              89           100
                                                --------       -------       --------        --------      --------
                                                     235           207            237             244           129
                                                --------       -------       --------        --------      --------
   Recoveries credited to allowance
      Commercial                                       1             5              2              13            --
      Real estate                                      2           103             19              --            --
      Consumer                                        17             4              5              12            18
                                                --------       -------       --------        --------      --------
                                                      20           112             26              25            18
                                                --------       -------       --------        --------      --------
   Net charge-offs                                   215            95            211             219           111
   Provision for loan losses                         304           300            240             230           120
                                                --------       -------       --------        --------      --------
   Allowance for loan losses at December 31     $  2,820       $ 2,731       $  2,526        $  2,497      $  2,486
                                                ========       =======       ========        ========      ========
   Ratio of net charge-offs to
      average loans outstanding
                                                     .09%          .04%           .09%            .10%          .06%

The amount charged to operations and the related balance in the allowance for loan losses is based upon periodic evaluations of the loan portfolio by management. These evaluations consider several factors including, but not limited to, general economic conditions, loan portfolio composition, prior loan loss experience and management's estimate of future potential losses.

Management maintains an allowance for loan losses that it considers adequate based on the evaluation process that it performs on a quarterly basis. As part of this process, management considers it appropriate to maintain a portion of the allowance that is based on credit quality trends, loan volume, current economic trends and other uncertainties. This portion of the allowance for loan losses is reflected as the unallocated portion in the table below that indicates the distribution of the allowance as of the end of each of the last five years.


                           2003                 2002               2001              2000                1999
                           ----                 ----               ----              ----                ----
                                                               (In Thousands)

                                  % OF                 % of               % of              % of                % of
                      AMOUNT      LOAN     Amount      Loan    Amount     Loan   Amount     Loan    Amount      Loan
                      ------      ----     ------      ----    ------     ----   ------     ----    ------      ----
   Commercial         $1,055      12.0%    $1,057      12.3%    $ 970     11.9%   $ 670     12.4%    $ 577      10.3%
   Real estate           548      64.2        561      66.2       747     65.7      472     64.3       468      67.3
   Consumer              963      23.8        853      21.5       656     22.4      770     23.3       750      22.4
   Unallocated           254        --        260        --       153       --      585       --       691        --
                      ------      ----     ------      ----     -----     ----    -----     ----     -----      ----

      Total           $2,820       100%    $2,731       100%   $2,526      100%  $2,497      100%   $2,486       100%
                      ======       ===     ======       ===    ======      ===   ======      ===    ======       ===

         JUNIATA VALLEY FINANCIAL CORP. AND ITS WHOLLY-OWNED SUBSIDIARY,
                             THE JUNIATA VALLEY BANK
                                    BUSINESS


SUMMARY OF LOAN LOSS EXPERIENCE (CONTINUED)

While loans secured by real estate mortgages comprise greater than 64% of the total loan portfolio, historically these accounts have resulted in marginal loss. Therefore management's evaluation of the loan portfolio indicates a relatively low allocation of the allowance for this category of loans.

In addition to management's regular reviews, the results of normal examination of the loan portfolio by representatives of regulatory agencies are also considered in determining the level at which the allowance should be maintained. There are no material loans classified for regulatory purposes as loss, doubtful, substandard or special mention which management expects to impact future operating results, liquidity or capital resources. Additionally, management is not aware of any information that would give serious doubt as to the ability of its borrowers to substantially comply with loan repayment terms.

Highly leveraged transactions (HLTS) generally include loans and commitments made in connection with recapitalizations, acquisitions and leveraged buyouts, and result in the borrowers' debt-to-total assets ratio exceeding 75%. The Bank has no loans at December 31, 2003, that qualified as HLTS.

         JUNIATA VALLEY FINANCIAL CORP. AND ITS WHOLLY-OWNED SUBSIDIARY,
                             THE JUNIATA VALLEY BANK
                                    BUSINESS


DEPOSITS

The average daily amount of deposits and rates paid on such deposits is summarized for December 31, in the following table:

                                                  2003                       2002                     2001
                                                  ----                       ----                     ----
                                          AMOUNT        RATE         Amount        Rate        Amount        Rate
                                          ------        ----         ------        ----        ------        ----
                                                                        (In Thousands)

   Non-interest bearing demand           $ 42,010                   $ 38,870                   $ 36,623
   Interest bearing demand                 62,381       1.16%         53,896       1.59%         50,056       2.36%
   Savings deposits                        40,043       1.23          35,382       1.82          31,204       2.44
   Time deposits                          186,843       3.34         186,425       4.18         181,085       5.51
                                         --------                   --------                   --------
      Total                              $331,277                   $314,573                   $298,968
                                         ========                   ========                   ========

As of December 31, 2003, certificates of deposit outstanding in an individual amount of $100,000 or more totalled $34,323,000.

The maturity of these certificates of deposits is as follows:

                              Over 3          Over 6
            3 months        through 6       through 12       Over 12
             or less          months          months          months
             -------          ------          ------          ------
                                  (In Thousands)

             $7,463           $3,377          $6,054         $17,429
             ======           ======          ======         =======

         JUNIATA VALLEY FINANCIAL CORP. AND ITS WHOLLY-OWNED SUBSIDIARY,
                             THE JUNIATA VALLEY BANK
                                    BUSINESS


QUARTERLY RESULTS OF OPERATIONS


                                                                      Three Months Ended
                                                                      ------------------
                                                  March 31       June 30         Sept. 30         Dec. 31
                                                  --------       -------         --------         -------
                                                           (In Thousands, except per share data)
FOR THE YEAR 2003
   Interest income                                 $5,673        $5,798           $5,611          $5,418
   Interest expense                                (2,016)       (1,914)          (1,832)         (1,710)
                                                   ------        ------           ------          ------
   Net interest income                              3,657         3,884            3,779           3,708
   Provision for loan losses                          (75)          (75)             (75)            (79)
   Other income                                       507           609              593           1,051
   Other expenses                                  (2,392)       (2,451)          (2,479)         (2,695)
                                                   ------        ------           ------          ------
   Income before income taxes                       1,697         1,967            1,818           1,985
   Income taxes                                      (359)         (441)            (502)           (518)
                                                   ------        ------           ------          ------
   Net income                                      $1,338        $1,526           $1,316          $1,467
                                                   ======        ======           ======          ======
   Per-share data:
      Basic earnings                               $  .58        $  .67           $  .58          $  .64
      Diluted earnings                                .58           .67              .58             .63
      Cash dividends                                   --           .47               --             .53


                                                                      Three Months Ended
                                                                      ------------------
                                                  March 31       June 30         Sept. 30         Dec. 31
                                                  --------       -------         --------         -------
                                                           (In Thousands, except per share data)
FOR THE YEAR 2002
   Interest income                                 $5,850        $5,899           $5,897          $5,824
   Interest expense                                (2,424)       (2,305)          (2,321)         (2,249)
                                                   ------        ------           ------          ------
   Net interest income                              3,426         3,594            3,576           3,575
   Provision for loan losses                          (75)          (75)             (75)            (75)
   Other income                                       505           517              475             517
   Other expenses                                  (2,189)       (2,285)          (2,269)         (2,381)
                                                   ------        ------           ------          ------
   Income before income taxes                       1,667         1,751            1,707           1,636
   Income taxes                                      (332)         (421)            (509)           (484)
                                                   ------        ------           ------          ------
   Net income                                      $1,335        $1,330           $1,198          $1,152
                                                   ======        ======           ======          ======
   Per-share data:
      Basic and diluted earnings                   $  .57        $  .57           $  .51          $  .50
      Cash dividends                                   --           .43               --             .45


         JUNIATA VALLEY FINANCIAL CORP. AND ITS WHOLLY-OWNED SUBSIDIARY
                             THE JUNIATA VALLEY BANK
            FIVE YEAR FINANCIAL HIGHLIGHTS o SELECTED FINANCIAL DATA


                                           2003              2002             2001             2000             1999
                                           ----              ----             ----             ----             ----
BALANCE SHEET DATA (In Thousands)
   Assets                                $387,780          $375,735         $356,757         $334,914         $336,119
   Deposits                               332,984           322,619          305,468          287,221          283,350
   Loans receivable, net                  249,960           235,497          227,998          219,819          204,336
   Securities                             103,798           106,431           98,073           85,571          104,650
   Stockholders' equity                    50,483            48,327           45,326           43,082           43,255
   Average equity                          47,629            46,210           44,348           42,106           44,526
   Average assets                         386,574           366,853          348,331          334,685          339,364

EARNINGS DATA (In Thousands)
   Interest income                       $ 22,500          $ 23,470         $ 24,641         $ 24,679         $ 23,858
   Interest expense                         7,472             9,299           11,929           11,880           11,354
                                         --------          --------         --------         --------         --------
   Net interest income                     15,028            14,171           12,712           12,799           12,504
   Provision for loan losses                  304               300              240              230              120
                                         --------          --------         --------         --------         --------
   Net interest income after
      provision for loan losses            14,724            13,871           12,472           12,569           12,384
   Other income                             2,760             2,014            2,194            1,377            1,286
   Other expenses                          10,017             9,124            8,596            8,184            8,032
                                         --------          --------         --------         --------         --------
   Income before income taxes               7,467             6,761            6,070            5,762            5,638
   Federal income taxes                     1,820             1,746            1,428            1,375            1,360
                                         --------          --------         --------         --------         --------

   Net income                            $  5,647          $  5,015         $  4,642         $  4,387         $  4,278
                                         ========          ========         ========         ========         ========
RATIOS
   Return on average assets                  1.46%             1.37%            1.33%            1.31%            1.26%
   Return on average equity                 11.86             10.85            10.47            10.42             9.61
   Equity to assets (year end)              13.02             12.86            12.71            12.86            12.87
   Loans to deposits (year end)             75.07             73.00            74.64            76.53            72.11
   Dividend payout (percentage
      of income)                            40.43             40.72            40.78            66.90            68.61
   Efficiency ratio                         56.31             56.37            57.67            57.73            58.25

PER SHARE DATA
   Basic earnings                            2.47              2.15             1.96             1.81             1.70
   Diluted earnings                          2.45              2.15             1.96             1.81             1.70
   Cash dividends                            1.00               .88              .80             1.21             1.16
   Book value                               22.10             20.89            19.28            18.09            17.59
   Average shares outstanding           2,290,961         2,330,390        2,368,923        2,420,966        2,519,801
   Approximate number
      of stockholders                       1,761             1,751            1,719            1,725           1,696


                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------
                               FINANCIAL CONDITION
--------------------------------------------------------------------------------


TABLE 1 - SOURCES AND USES OF FUNDS TRENDS

                                                   2003       Increase (Decrease)     2002       Increase (Decrease)    2001
                                                  AVERAGE     -------------------    Average     -------------------  Average
                                                  BALANCE      Amount       %        Balance      Amount       %      Balance
                                                  -------      ------       -        -------      ------       -      -------
                                                                              (Thousands of Dollars)
Funding uses:
   Interest earning assets:
      Loans:
         Commercial                              $ 75,543     $ 4,637      6.54%    $ 70,906     $ 4,319      6.49%  $ 66,587
         Mortgage                                 113,380         231       .20      113,149       6,538      6.13    106,611
         Consumer                                  54,065       4,858      9.87       49,207      (1,082)    (2.15)    50,289
                                                 --------     -------               --------     -------             --------

                                                  242,988       9,726      4.17      233,262       9,775      4.37    223,487
         Less: Allowance for loan losses           (2,780)       (180)    (6.92)      (2,600)        (82)    (3.26)    (2,518)
                                                 --------     -------               --------     -------             --------

                                                  240,208       9,546      4.14      230,662       9,693      4.39    220,969
      Interest bearing deposits with banks          5,342       1,103     26.02        4,239       3,125    280.52      1,114
      Securities                                  100,538       4,553      4.74       95,985       9,465     10.94     86,520
      Funds sold                                    6,565         457      7.48        6,108      (4,132)   (40.35)    10,240
                                                 --------     -------               --------     -------             --------

                                                  112,445       6,113      5.75      106,332       8,458      8.64     97,874
                                                 --------     -------               --------     -------             --------
      Total interest earning assets               352,653      15,659      4.65      336,994      18,151      5.69    318,843
      Other assets                                 33,921       4,062     13.60       29,859         371      1.26     29,488
                                                 --------     -------               --------     -------             --------

         Total uses                              $386,574     $19,721      5.38     $366,853     $18,522      5.32    348,331
                                                 ========     =======               ========     =======             ========
Funding sources:
      Deposits:
         Demand                                  $ 42,010     $ 3,140      8.08     $ 38,870     $ 2,247      6.14   $ 36,623
         Interest bearing demand                   62,381       8,485     15.74       53,896       3,840      7.67     50,056
         Savings                                   40,043       4,661     13.17       35,382       4,178     13.39     31,204
         Time under $100,000                      152,947        (555)     (.36)     153,502       3,688      2.46    149,814
                                                 --------     -------               --------     -------             --------

         Total core deposits                      297,381      15,731      5.59      281,650      13,953      5.21    267,697
         Time over $100,000                        33,896         973      2.96       32,923       1,652      5.28     31,271
                                                 --------     -------               --------     -------               ------

         Total deposits                           331,277      16,704      5.31      314,573      15,605      5.22    298,968
      Other liabilities                             7,173       1,240     20.90        5,933         939     18.80      4,994
      Short-term borrowings                           495         358    261.31          137         116    552.38         21
      Stockholders' equity                         47,629       1,419      3.07       46,210       1,862      4.20     44,348
                                                 --------     -------               --------     -------             --------

         Total sources                           $386,574     $19,721      5.38     $366,853     $18,522      5.32   $348,331
                                                 ========     =======               ========     =======             ========

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
          OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)
--------------------------------------------------------------------------------
                         FINANCIAL CONDITION (CONTINUED)
--------------------------------------------------------------------------------

COMPANY OVERVIEW

This discussion concerns Juniata Valley Financial Corp. (Corporation) and its wholly owned subsidiary The Juniata Valley Bank (Bank). The purpose of this discussion is to focus on information concerning the Corporation's financial condition and results of operations that is not readily apparent from the consolidated financial statements, the notes thereto, and other financial information presented in this Annual Report.

FORWARD-LOOKING STATEMENTS

The information contained in this Annual Report contains forward-looking statements (as defined in the Securities Exchange Act of 1934 and the regulation thereunder), including without limitation, statements as to the future loan and deposit volumes, the allowance and provision for possible loan losses, future interest rates and their effect on the Corporation's financial condition or results of operations, the classification of the investment portfolio and other statements which are not historical facts or as to trends or management's intentions, plans, beliefs, expectations, or opinions. Such forward-looking statements are subject to risks and uncertainties and may be affected by various factors which may cause actual results to differ materially from those in these forward-looking statements including without limitation, the effect of economic conditions and related uncertainties, the effect of interest rates on the Corporation, federal and state government regulation and competition. Certain of these risks, uncertainties and other factors are discussed in this Annual Report or on Form 10-K for the year ended December 31, 2003, a copy of which may be obtained from the Corporation upon request without charge.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
          OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)
--------------------------------------------------------------------------------
                         FINANCIAL CONDITION (CONTINUED)
--------------------------------------------------------------------------------

CRITICAL ACCOUNTING POLICIES

Disclosure of the Corporation's significant accounting policies is included in footnotes to the consolidated financial statements under the heading "Summary of Significant Accounting Policies". Certain of these policies are particularly sensitive requiring significant judgements, estimates and assumptions to be made by management. Additional information is contained in Management's Discussion and Analysis for the most sensitive issues, including the provision and allowance for loan losses and accounting for stock options.

Management, in determining the allowance for loan losses, makes significant estimates. Consideration is given to a variety of factors including current economic conditions, diversification of the loan portfolio, delinquency statistics, results of internal loan reviews, borrowers' perceived financial and managerial strengths, the adequacy of the underlying collateral, if collateral dependent, or present value of future cash flows and other relevant factors.

As permitted by SFAS No. 123, the Corporation accounts for stock-based compensation in accordance with Accounting Principles Board Opinion (APB) No.
25. Under APB No. 25, no compensation expense is recognized in the income statement related to any options granted under the Corporation stock option plans. The pro forma impact to net income and earnings that would occur if compensation expense was recognized, based on the estimated fair value of the options on the date of the grant, is disclosed in the notes to the consolidated financial statements. The Corporation intends to continue to account for stock-based compensation in this manner unless there is more specific guidance issued by the Financial Accounting Standards Board or unless a clear consensus develops in the financial services industry on the application of accounting methods.

BALANCE SHEET SUMMARY

The Corporation functions as a financial intermediary and therefore its financial condition is analyzed in terms of changes in its sources and uses of funds and is most meaningful when analyzed in terms of changes in daily average balances. Table 1 presents daily average balances, the dollar change, and percentage change for the past two years. This table is referenced for the discussion in this section.

The Corporation's average assets experienced an increase during 2003, reaching the level of $386,574,000, an increase of $19,721,000 or 5.38% compared to 2002. From 2001 to 2002 the Corporation experienced an increase in assets of $18,522,000. The Corporation experienced an increase in average balances of loans of $9,726,000 or 4.17% from 2002 to 2003. This increase was comparable to the increase in 2002 over 2001 of $9,775,000 or 4.37%. If there are not enough borrowers available to lend money to, then a bank needs to use the funds to invest in interest bearing deposits with other banks, securities, or federal funds sold. Interest bearing deposits with banks increased $1,103,000 or 26.02% comparing 2002 to 2003. The increase in 2002 over 2001 was $3,125,000 or 280.52%. This was an effort by management to keep money invested at a better rate than federal funds, shorter maturities and better rates than securities. However, to be insured the dollar amounts must be kept at no more than $100,000. Securities increased $4,553,000 or 4.74% from 2002 to 2003. Securities increased also in 2002 over 2001 by $9,465,000 or 10.94%. Funds sold increased slightly by $457,000 in 2003 over 2002. From 2001 to 2002 Funds sold declined $4,132,000 or
40.35%. Overall earning assets increased by $15,659,000 or 4.65% from 2002 to 2003. The increase was smaller than the increase in 2002 over 2001 of $18,151,000 or 5.69%. Other assets includes life insurance purchased by the bank. The average balance of the life insurance purchased is approximately $8,500,000 in 2003, $8,000,000 in 2002, and $7,750,000 in 2001. The cash surrender value of this instrument is included in nonearning assets and revenues generated are included in non-interest income.

The Corporation's funding sources increase was due in part to customers exiting the capital markets and being unsure of where to place their money. This uncertainty caused core deposits to increase $15,731,000 or 5.59% in 2003 over 2002. The increase in core deposits from 2001 to 2002 was $13,953,000 or 5.21%. The increase in 2003 occurred in the first half of the year. By the end of 2003, deposits were declining. Maintaining and gathering deposits will be a challenge in 2004. Customers appear to feel safe again in the equity market and are returning. The largest increase was in interest bearing demand deposits in 2003. This increase was $8,485,000 or 15.74%. Interest bearing demand deposits increased by $3,840,000 from 2001 to 2002. Savings deposits increased by $4,661,000 or 13.17% in 2003 over 2002. Savings deposits increased by $4,178,000 from 2001 to 2002. Certificates of deposit under $100,000 decreased $555,000 from 2003 over 2002. Certificates of deposit increased $3,688,000 or 2.46% from 2001 to 2002.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
          OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)
--------------------------------------------------------------------------------
                         FINANCIAL CONDITION (CONTINUED)
--------------------------------------------------------------------------------

                                                        [ASSETS GRAPHIC OMITTED]

ASSETS

The Corporation had an increase in total assets of $12,045,000 or 3.21% from December 31, 2002 to December 31, 2003. The increase from December 31, 2001 to December 31, 2002 was $18,978,000 or 5.32%. Assets for the years ended December 31, 2003 and 2002 were $387,780,000 and $375,735,000, respectively. The following discussion will highlight the changes that occurred.


                                                         [LOANS GRAPHIC OMITTED]

LOANS

At December 31, 2003, net loans increased $14,463,000 or 6.14% over 2002. This follows an increase in 2002 over 2001 in net loans of $7,499,000 or 3.29%. The loan to deposit ratio fluctuated throughout 2003; monthly averages were at a low in May of 70.36% and a high in December of 74.86%. In the spring of 2003, management had to become very aggressive with pricing to restore the level of loans to December 31, 2002. By June the Corporation had attained that goal and continued to grow. Residential mortgages increased by $2,319,000 or 1.86% from 2002 to 2003. Residential mortgages increased by $5,431,000 from 2001 to 2002. Real estate loans still remain a very attractive option due to the tax deductibility of mortgage interest. Commercial real estate loans grew by $2,236,000 or 6.84% in 2003 over 2002. Commercial real estate loans increased by $809,000 from 2001 to 2002. Consumer loans increased $3,417,000 or 5.59% in 2003 over 2002. This follows a year with a decrease of $304,000 in 2002 over 2001.

In spite of the slow economy and increasing credit problems nationwide, the Corporation continued its excellent charge-off record (charge-offs, net of recoveries) during 2003. For the year, the net charge-offs were $215,000 or .09% of average loans outstanding. This compares with $95,000 or .04% in 2002 and $211,000 or .09% in 2001. The low net charge-offs in 2002 was due to a recovery of over $100,000 on a loan previously charged-off. The increase in 2003 and 2001 was due to a growing loan portfolio and not as a result of relaxation of underwriting standards.

ALLOWANCE FOR LOAN LOSSES

The allowance for loan losses is based upon quarterly loan portfolio reviews by management and a committee of the Board. The purpose of the review is to assess loan quality, identify impaired loans, analyze delinquencies, ascertain loan growth, evaluate potential charge-offs and recoveries and assess general economic conditions in the market served.

Commercial and real estate loans are rated periodically by loan review personnel. Consumer and residential real estate loans are generally reviewed in the aggregate, as they are of relative small dollar size and homogeneous in nature.

In addition to economic conditions, loan portfolio diversification, delinquency, and historic loss experience, consideration is also given to examinations performed by the regulatory authorities.

To determine the allowance and corresponding provision, the amount required for specific allocation is first determined. For all types of commercial and construction loans, this amount is based upon specific borrower data determined by reviewing non-performing, delinquent, or potentially troubled credits. In addition, a general allocation is also determined using the same criteria applied to the total commercial portfolio excluding the specific allocation. Consumer and residential real estate allowances, which may include specific allocations, generally are based upon recent charge-off and delinquency history, other known trends, and expected losses over the remaining lives of these loans, as well as the condition of local, regional, and national economies.

The unallocated portion of the allowance is the amount which, when added to these allocated amounts, brings the total amount deemed adequate by management at that time. The unallocated portion is available to absorb losses sustained anywhere within the portfolio.

Determining the level of the allowance for possible loan losses at any given period is difficult, particularly during deteriorating or uncertain economic periods. Management must make estimates using assumptions and information which is often subjective and changing rapidly. The review of the loan portfolio is a continuing event in light of a changing economy and the dynamics of the banking and regulatory environment. It is Management's opinion that the allowance for loan losses for 2003 of $2,820,000 or

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
          OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)
--------------------------------------------------------------------------------
                         FINANCIAL CONDITION (CONTINUED)
--------------------------------------------------------------------------------

ALLOWANCE FOR LOAN LOSSES (CONTINUED)

1.13% of outstanding loans is adequate to meet any foreseeable loan loss contingency. This is lower than the 1.15% for 2002 and higher than the 1.11% for 2001.

At December 31, 2003 and 2002, total non-performing loans were $584,000 and $763,000, respectively; non-performing loans as a percentage of the allowance for loan losses were 20.71% and 27.94%, respectively.

In addition, regulatory authorities, as an integral part of their examinations, periodically review the allowance for possible loan losses. They may require additions to allowances based upon their judgements about information available to them at the time of their examination.

It is the policy of the Corporation not to renegotiate the terms of a loan simply because of a delinquent status. Rather a loan is transferred to non-accrual status if it is not well secured and in process of collection and is delinquent in payment of either principal or interest beyond 90 days. Interest income received on non-accruing loans in 2003 was $174,000 and in 2002 was $189,000.

Real estate acquired through foreclosure is carried at the lower of the recorded amount of the loan for which the foreclosed property served as collateral or the fair market value of the property as determined by a current appraisal less estimated costs to sell (fair value). Prior to foreclosure, the recorded amount of the loan is reduced, if necessary, to fair value by charging the allowance for loan losses. Subsequent to foreclosure, gains or losses on the sale of real estate acquired through foreclosure are recorded in operating income and any losses determined as a result of periodic valuations are charged to other operating expense.

Loans with principal and/or interest delinquent 90 days or more which are still accruing interest were $584,000 at December 31, 2003, up from the $544,000 at December 31, 2002. Although the economy has stabilized since September 11, 2001, there is still uncertainty locally for large employers. This may adversely affect certain borrowers and may cause additional loans to become past due beyond 89 days or to be placed on non-accrual status because of uncertainty of receiving full payments of either principal or interest on these loans.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
          OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)
--------------------------------------------------------------------------------
                         FINANCIAL CONDITION (CONTINUED)
--------------------------------------------------------------------------------

INVESTMENTS

Total investments defined to include all interest earning assets except loans (i.e. investment securities available for sale (at market value), investment securities held to maturity, federal funds sold, interest bearing deposits with banks, and federal home loan bank stock) totaled $103,923,000 on December 31, 2003, representing a decrease of $6,298,000 from year end 2002. The following table summarizes how the ending balances (in thousands) changed annually in the last three years.

                                        December 31,
                                        ------------
                                2003       2002       2001
                                ----       ----       ----
                                    (In Thousands)
Purchase of available
    for sale securities      $ 49,443   $ 41,554   $ 40,783

Sales and maturities of
    available for sale
    securities                (35,141)   (27,887)   (19,629)

Adjustment in
    market value                 (489)     1,696        728

Purchase of held to
    maturity securities         3,002        498        469

Maturities of held to
    maturity securities       (17,833)    (9,141)   (13,494)

(Amortization)/Accretion         (280)      (170)      (177)

Federal funds sold,
    net change                 (3,700)     3,700     (4,400)

Interest bearing deposits
    with banks                 (1,300)     1,800      3,590
                             --------   --------    -------
                             $ (6,298)  $ 12,050    $ 7,870
                             ========   ========    =======

The investment area is managed according to internally established guidelines and quality standards. The Corporation segregates its investment portfolio into two classifications: those held to maturity and those available for sale. At December 31, 2003, the market value on available for sale securities was greater than amortized cost by $2,230,000 as compared to December 31, 2002 when the market value was greater than amortized cost by $2,719,000. The weighted average maturity of the investment portfolio was 3 years and 2 months as of December 31, 2003 as compared to 3 years and 0 months at the end of 2002. Managements' investment philosophy has always been to not extend maturities to receive additional yield. Management will be able to react quickly when rates finally start to rise.

Investment yields are declining and there will be less income added to future earnings as a result. The securities available for sale are available for liquidity purposes if needed. There have been no securities gains or losses realized in 2003 or 2001. The gain from 2002 was from a security called at a premium. Unrealized gains and losses occur from the interest rate movements from the time a security is purchased with a stated coupon rate and current offerings of that same security. The Corporation had no securities with unrealized losses greater than 12 months. For additional information and details please see the "Notes to the Consolidated Financial Statements - Securities".

BANK PREMISE AND EQUIPMENT

Net purchases of bank premises and equipment were $1,445,000, $141,000, and $473,000 in 2003, 2002, and 2001, respectively. The purchase of computer equipment, software, printers, and other peripherals amounted to $670,000 in 2003. The installation was started in late spring of 2003 and completed in December. This included a wide-area network, teller automation system, and an upgrade to the relationship management system. A significant amount of time and effort was devoted to the development, training, and implementation of these systems. The personnel will be better able to service customers in the future with these systems in place.

In September, an open house was held at the Water Street location in Lewistown to celebrate the completion of the renovations there. The cost of the renovations were $570,000. The Water Street community office is now a very attractive, efficient, and customer friendly community office that will serve the Corporation well for years.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
          OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)
--------------------------------------------------------------------------------
                         FINANCIAL CONDITION (CONTINUED)
--------------------------------------------------------------------------------

PENSION PLANS

The Corporation provides pension benefits to substantially all of its employees through its noncontributory defined benefit pension plan. An employee must reach the age of 21 and work 1,000 hours. Employees are provided benefits that are based upon the employees' years of service and compensation. SFAS 87 dictates the allowable pension expense that can be recognized in any given year. This calculation is provided by the bank's actuaries. Management must make subjective assumptions relating to amounts which are inherently uncertain. These assumptions are agreed to by the actuaries as being reasonable. Management also looks to industry standards for assumptions being used. Please refer to the "Notes to the Consolidated Financial Statements - Employee benefits".
DEPOSITS

From year-end 2002 to year-end 2003, total deposits increased by $10,364,000. The following table summarizes how the ending balances (in thousands) changed annually in each of the last three years.

                                        December 31,
                                        ------------
                                2003       2002       2001
                                ----       ----       ----
                                    (In Thousands)
Demand deposits              $ 42,200   $ 38,892   $ 38,089

Interest bearing
    demand deposits
                               64,838     58,160     51,769
Savings deposits               42,317     36,194     32,281

Time deposits $100,000
    and greater                34,323     35,167     31,271

Time deposits, other          149,306    154,206    152,058
                             --------   --------   --------

                             $332,984   $322,619   $305,468
                             ========   ========   ========

In the past several years the banking industry in general has experienced limited deposit growth because of fierce competition in the market-place provided by brokerage firms, credit unions, and other investment options that compete directly with traditional banking products. In 2001, however, the public perception changed somewhat and the comfort of insured deposits and local familiarity the bank continues to offer to depositors once again became a primary consideration for investors. Throughout the summer of 2003 the Corporation had an inflow of deposits. The Corporation than began to experience deposits leaving the bank and going back into the equity markets as investors began to feel confidence. Maintaining and gathering deposits will be a challenge in 2004.

DEFERRED TAXES

Deferred taxes are provided on the liability method whereby deferred tax assets are recognized for deductible temporary differences and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities in the financial statements and their tax basis. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. The Corporation determined that it is not necessary to establish a valuation allowance for deferred tax assets because it is management's assertion that the deferred tax assets are likely to be realized through future reversals of existing taxable temporary differences. Deferred tax assets and liabilities are adjusted through the provision for income taxes for the effects of changes in tax laws and rates on the date of enactment. Please refer to the "Notes to Consolidated Financial Statements - Income taxes" for more details.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
          OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)
--------------------------------------------------------------------------------
                         FINANCIAL CONDITION (CONTINUED)
--------------------------------------------------------------------------------


                                          [SHAREHOLDERS' EQUITY GRAPHIC OMITTED]

SHAREHOLDERS' EQUITY

On January 20, 2004 the Board of Directors of the Corporation declared a one time special dividend of $1.00 a share payable to Shareholders' of record as of February 1, 2004 and payable on February 27, 2004. This cash dividend was not available for dividend reinvestment. This special dividend was to help increase the Corporation's return on equity by returning cash value to shareholders. On March 20, 2001, the Board of Directors of the Corporation declared a 10% stock dividend to shareholders payable on April 27, 2001. 182,210 shares were issued from treasury stock and 32, 320 shares were issued from authorized and unissued. At this same meeting, the Board of Directors authorized the repurchase of 100,000 shares outstanding of common stock. As of June 27, 2003, this repurchase plan was fulfilled. On April 15, 2003, the Board of Directors authorized repurchase of 100,000 shares outstanding of common stock. At December 31, 2003, 12,504 shares were repurchased with 87,496 shares remaining. Shares are reissued out of treasury stock for the dividend reinvestment plan as well as the employee stock purchase plan. At December 31, 2003 and 2002, treasury stock was 88,219 and 59,445 shares, respectively at a cost of $2,609,000 and $1,705,000.

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

The FDIC classified capital into two tiers, referred to as Tier I and Tier II. Tier I capital consists of common stockholders' equity (excluding the net unrealized appreciation on securities available for sale), noncumulative and cumulative (bank holding companies only) perpetual stock, and minority interests less goodwill. Tier II capital consists of allowance for loan and lease losses, perpetual preferred stock (not included in Tier I), hybrid capital instruments, term subordinated debt, and intermediate-term preferred stock. Since December 31, 1992, all banks have been required to meet a minimum ratio of 8.00% and qualifying total capital to risk adjusted total assets with at least 4% Tier I capital and 8% of risk-adjusted assets in total capital. As indicated on the schedule following this discussion, the Tier I risk-based capital ratio was 18.89% and Tier II risk-based capital ratio was 20.05% at December 31, 2003. The Bank's capital ratios are well above the current minimum ratio requirement set forth by federal banking regulators.

In addition to risk-based requirements, the Federal Reserve Board has established minimum leverage guidelines for bank holding companies. For most banks, the minimum leverage rate is 3% plus an additional cushion of 100 to 200 basis points depending on risk profiles and other factors. As of December 31, 2003, the leverage ratio was 11.93%.


CAPITAL ANALYSIS
                                        December 31,
                                        ------------
                               2003         2002         2001
                                     (Thousands of Dollars)
Tier I
    Common stockholders'
        equity (excluding
        unrealized
        gains/losses
        on securities)       $ 45,782     $ 43,899     $ 42,515

 Tier II
    Allowable portion of
        allowance for
        loan losses             2,820        2,731        2,526
                              --------     --------     --------

    Risk-based capital       $ 48,602     $ 46,630     $ 45,041
                             ========     ========     ========

Risk adjusted assets
    (including
    off-balance-sheet
    exposures)               $242,408     $234,004     $230,325
                             ========     ========     ========

Tier I risk-based
    capital ratio               18.89%       18.76%       18.46%
Total risk-based
    capital ratio               20.05%       19.93%       19.56%
Leverage ratio                  11.93%       12.04%       11.98%

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
          OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)
--------------------------------------------------------------------------------
                         FINANCIAL CONDITION (CONTINUED)
--------------------------------------------------------------------------------

LIQUIDITY AND INTEREST RATE RISK

The goals of the Corporation's asset/liability management function, are to ensure adequate liquidity and to maintain an appropriate balance between the relative rate sensitivity of interest earning assets and interest bearing liabilities. Liquidity management encompasses the ability to meet ongoing cash flow requirements of customers, who, as depositors, may want to withdraw funds or who, as borrowers, need credit availability. Interest rate sensitivity management attempts to prove stable net interest margins through changing interest rate environments and thereby achieve consistent growth in net interest income.

Liquidity management is influenced by several key elements, including asset quality and the maturity structure of assets and liabilities. The single most important source of liquidity for the Corporation is a strong, stable core deposit base. This funding source has exhibited steady growth over the years and consists of deposits from customers with long-standing relationships. In 2003 the Corporation funded approximately 77% of its assets with core deposits acquired in local communities. This core deposit base, combined with stockholders' equity, funded over 90% of average assets in 2003 and provides a substantial and highly stable source of liquidity.

Principal sources of asset liquidity are provided by held to maturity securities maturing in one year or less, available for sale securities, interest bearing time deposits with banks maturing within one year and other short term investments such as federal funds sold and cash and due from banks.

At December 31, 2003, these liquid assets amounted to $111,342,000 compared to liquid assets at December 31, 2002, of $104,338,000. Liquidity is also provided by scheduled and unscheduled principal repayments of loans.

The Corporation joined the Federal Home Loan Bank (FHLB) of Pittsburgh in August of 1993 for the purpose of providing short term liquidity when other sources are unable to fill these needs. The Corporation has a short term line of credit of $10,000,000. Outstanding balances under this agreement were $0 at December 31, 2003 and December 31, 2002. The Bank has a maximum borrowing capacity of $133,456,000 with the FHLB which is collateralized by qualifying assets of the Bank. No amounts were outstanding at December 31, 2003 and 2002.

Liability liquidity, which is more difficult to measure, can be met by attracting deposits and maintaining the core deposit base. The Corporation's ability to attract deposits depends primarily on several factors including sales effort, competitive interest rates and other conditions which help maintain consumer confidence in the stability of the financial institution. This confidence is evaluated by such factors as profitability, capitalization and overall financial condition.

The Corporation's primary funding requirement is loan demand. From the statement of cash flows in 2003 loan demand increased by $14,767,000. This was funded by the deposit growth of $10,364,000 and maturities of securities that exceeded purchases by $1,863,000.

The Corporation has various financial obligations that require future cash payments. Table 2 summarizes significant obligations to third parties, by type, that are fixed and determined at December 31, 2003.

--------------------------------------------------------------------------------
                        TABLE 2 - CONTRACTUAL OBLIGATIONS
--------------------------------------------------------------------------------

                                           December 31, 2003
                                           -----------------
                     Less than                                Over
                      1 Year     1 - 3 Years   4 - 5 Years   5 Years     Total
                      ------     -----------   -----------   -------     -----
                                             (In Thousands)
Time deposits        $89,245       $63,984       $30,400      $  --    $183,629
Long term debt            --            --            --         --          --
Operating leases         276           546            33         --         855
                     -------       -------       -------      -----    --------
Total                $89,521       $64,530       $30,433      $  --    $184,484
                     =======       =======       =======      =====    ========

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
          OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)
--------------------------------------------------------------------------------
                         FINANCIAL CONDITION (CONTINUED)
--------------------------------------------------------------------------------

OFF-BALANCE SHEET ARRANGEMENTS

The Corporation's financial statements do not reflect various off-balance sheet arrangements that are made in the normal course of business, which may involve some liquidity risk, credit risk and interest rate risk. These commitments consist mainly of loans approved but not yet funded, unused lines of credit and letters of credit made under the same standards as on-balance sheet instruments. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Standby letters of credit are conditional commitments issued to guarantee the financial or performance obligation of a customer to a third party. Unused commitments at December 31, 2003, were $34,757,000. Because these instruments have fixed maturity dates, and because many of them will expire without being drawn upon, they do not generally present any significant liquidity risk to the Corporation. Management believes that any amounts actually drawn upon can be funded in the normal course of operations.

The Corporation has no investment in or financial relationship with any unconsolidated entities that are reasonably likely to have a material effect on liquidity or the availability of capital resources.

MARKET RATE RISK

The operations of the Corporation are subject to risk resulting from interest rate fluctuations to the extent that there is a difference between the amount of the Corporation's interest earning assets and the amount of interest bearing liabilities that are prepaid/withdrawn, mature or re-price in specified periods. The principal objective of the Bank's asset/liability management activities is to provide consistently higher levels of net interest income while maintaining acceptable levels of interest rate and liquidity risk and facilitating the funding needs of the Corporation. The Corporation utilizes an interest rate sensitivity model as the primary quantitative tool in measuring the amount of interest rate risk that is present.

The operations of the Corporation do not subject it to foreign currency exchange or commodity price risk. Also the Corporation does not utilize interest rate swaps, caps or other hedging transactions.

The Corporation uses several tools to measure and evaluate interest rate risk. Table 5 provides information about the Corporation's financial instruments that are sensitive to changes in interest rates. For securities, loans and deposits, the table presents principal cash flows and related weighted average interest rates by maturity dates. The Corporation has no market risk sensitive instruments entered into for trading purposes.

Another tool for analyzing interest rate risk is financial simulation modeling which captures the impact of not only changing interest rates but also other sources of cash flow variability including loan and securities prepayments, loan repricing, and deposit pricing. Financial simulation modeling forecasts both net interest income and the economic value of equity. The Corporation regularly measures the effects of an up or down 200-basis point "rate shock" which is deemed to represent the outside limits of any reasonably probable movement in market interest rates during a one-year time frame. As indicated in Table 6, the financial simulation analysis revealed that projected net interest income over a one-year time period is positively affected by higher market interest rates, while the economic value of equity is adversely affected by higher interest rates. In a lower interest rate environment, the opposite is presented. Projected net interest income is adversely affected by the lower rates and economic value of equity is favorably affected.

Computations of the projected effects of hypothetical interest rate changes are based on many assumptions, including relative levels of market interest rates and loan prepayments. Certain shortcomings are inherent in the computation of discounted present value and, if key relationships do not unfold as assumed, actual values may differ from those presented. Further, the computations do not contemplate certain actions management could undertake in response to changes in market interest rates.


                      MANAGEMENT'S DISCUSSION AND ANALYSIS
          OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

--------------------------------------------------------------------------------
                       TABLE 3 - INTEREST RATE SENSITIVITY
           PRINCIPAL AMOUNT BY EXPECTED MATURITY/AVERAGE INTEREST RATE
--------------------------------------------------------------------------------

                                                   2004                     2005                      2006
                                                   ----                     ----                      ----
DECEMBER 31, 2003                                                  (Dollars in Thousands)
                                          Amount         Rate       Amount         Rate       Amount         Rate
                                          ------         ----       ------         ----       ------         ----
ASSETS

   Interest bearing and time deposits    $  3,715        2.63%     $   500         2.30%          --           --
   Federal funds sold                          --          --           --           --           --           --
   Available for sale securities            3,594        4.50       20,018         4.62      $21,346         4.38%
   Held to maturity securities             10,541        3.87          999         1.63          976         3.50

   Loans
      Commercial                           25,885        7.04           --           --           --           --
      Consumer                             22,735        8.47        9,316         7.98        7,056         7.81
      Real estate mortgage                137,551        6.33        2,186         6.03        2,285         6.31

 LIABILITIES

   Interest bearing demand deposits        64,838        1.16           --           --           --           --
   Savings deposits                        42,317        1.23           --           --           --           --
   Certificates of deposit                 89,245        2.51       50,847         3.07       13,137         4.37


-----------------------------------------------------------------------------------------------------------------


                                                   2003                     2004                      2005
                                                   ----                     ----                      ----
DECEMBER 31, 2002                                                  (Dollars in Thousands)
                                          Amount         Rate       Amount         Rate       Amount         Rate
                                          ------         ----       ------         ----       ------         ----
ASSETS

   Interest bearing and time deposits    $  3,565        3.25%     $ 1,915         2.95%          --           --
   Federal funds sold                       3,700        1.56           --           --           --           --
   Available for sale securities            6,081        5.84        6,991         6.01      $23,512         4.12%
   Held to maturity securities             15,466        4.75       12,474         4.28           --           --

   Loans
      Commercial                           26,815        7.63           --           --           --           --
      Consumer                             11,752        8.66        9,178         9.14        6,772         8.92
      Real estate mortgage                140,987        7.62        1,786         7.53        1,894         7.53

LIABILITIES

   Interest bearing demand deposits        58,160        1.59           --           --           --           --
   Savings deposits                        36,194        1.82           --           --           --           --
   Certificates of deposit                110,307        3.48       36,039         3.91       22,469         4.15


                      MANAGEMENT'S DISCUSSION AND ANALYSIS
          OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

--------------------------------------------------------------------------------
                               TABLE 3 (CONTINUED)
--------------------------------------------------------------------------------
                                                                                                   Fair Value
       2007                      2008                   Thereafter                Total        December 31, 2003
       ----                      ----                   ----------                -----        -----------------
                                        (Dollars in Thousands)
 Amount      Rate          Amount      Rate          Amount      Rate
 ------      ----          ------      ----          ------      ----

     --        --              --        --              --        --          $  4,215            $  4,215
     --        --              --        --              --        --                --                  --
$21,861      3.88%        $11,334      3.72%        $ 4,308      4.15%           82,461              84,691
  2,501      2.98              --        --              --        --            15,017              15,218


     --        --              --        --              --        --            25,885              25,885
  5,437      7.54           3,187      7.48          17,000      7.50            64,731              64,892
  2,346      6.27           2,333      6.15          15,463      5.80           162,164             161,512


     --        --              --        --              --        --            64,838              64,838
     --        --              --        --              --        --            42,317              42,317
 11,720      4.42          18,680      3.81              --        --           183,629             186,325


----------------------------------------------------------------------------------------------------------------

                                                                                                   Fair Value
       2006                      2007                   Thereafter                Total        December 31, 2002
       ----                      ----                   ----------                -----        -----------------
                                        (Dollars in Thousands)
 Amount      Rate          Amount      Rate          Amount      Rate
 ------      ----          ------      ----          ------      ----

     --        --              --        --              --        --          $  5,480            $  5,480
     --        --              --        --              --        --             3,700               3,700
$ 8,100      5.37%        $16,393      5.77%        $ 6,700      5.26%           67,777              70,495
    969      3.50             498      4.38             500      5.84            29,907              30,698


     --        --              --        --              --        --            26,815              26,815
  4,441      8.64           3,202      8.61          18,459      8.57            53,804              51,571
  1,982      7.53           2,006      7.50           8,954      7.46           157,609             157,825


     --        --              --        --              --        --            58,160              58,160
     --        --              --        --              --        --            36,194              36,194
 10,506      4.88          10,052      4.58                                     189,373             186,366


                      MANAGEMENT'S DISCUSSION AND ANALYSIS
          OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

--------------------------------------------------------------------------------
            TABLE 4 - SENSITIVITY TO CHANGE IN MARKET INTEREST RATES
--------------------------------------------------------------------------------

                                                                            Interest Rate Scenarios
                                                                            -----------------------
                                                           -100 bps         -50 bps         +100 bps         +200 bps
                                                           --------         -------         --------         --------
DECEMBER 31, 2003                                                               (In Thousands)

Prospective one-year net interest income:
   Projected                                                $14,833         $14,930          $15,036          $15,044
   Percent change                                             (1.30)%          (.65)%            .05%             .11%

Economic value of portfolio equity:
   Projected                                                $52,051         $50,875          $49,954          $49,425
   Percent change                                              1.55%            .78%           (1.05)%          (2.10)%



                                                                            Interest Rate Scenarios
                                                                            -----------------------
                                                           -100 bps         -50 bps         +100 bps         +200 bps
                                                           --------         -------         --------         --------
DECEMBER 31, 2002                                                               (In Thousands)

Prospective one-year net interest income:
   Projected                                                $14,137         $14,154          $14,271          $14,371
   Percent change                                              (.24)%          (.12)%            .71%            1.41%

Economic value of portfolio equity:
   Projected                                                $49,393         $48,860          $47,499          $46,671
   Percent change                                              2.21%           1.10%           (1.71)%          (3.42)%


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


 REGULATORY MATTERS

The Juniata Valley Bank is subject to periodic examinations by one or more of the various regulatory agencies. During 2003 an examination was conducted by the Commonwealth of Pennsylvania, Department of Banking. This examination included, but was not limited to, procedures designed to review lending practices, credit quality, liquidity, operations and capital adequacy. No comments were received from this regulatory body which would have a material effect on the Corporation's liquidity, capital resources, or operations.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
          OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

--------------------------------------------------------------------------------
                         FINANCIAL CONDITION (CONTINUED)
--------------------------------------------------------------------------------

EFFECTS OF INFLATION

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

It is difficult to predict what will happen in 2004 because of many uncertainties surrounding the economy. However, The Corporation's management and Board of Directors are looking forward to meeting the challenges a changing economy can present. The Corporation's commitment to providing quality banking services for the communities it serves will continue through 2004. This community-based strategy gives management the opportunity to recognize steady growth in our consumer, mortgage, and commercial loans as well as in our core deposit base. The Corporation's strong capital and earnings potential provide the solid foundation needed to excel in the ever-changing banking industry. Management feels it is positioned to handle changes in the economic environment in 2004 through effective asset/liability management. Juniata Valley Financial Corp. is committed to providing stockholders with an attractive return on their investment.

                                                    [NET INCOME GRAPHIC OMITTED]

2003 FINANCIAL PERFORMANCE OVERVIEW

Juniata Valley Financial Corp. reported net income for 2003 of $5,647,000. This is an increase of $632,000 or 12.60% over net income of $5,015,000 at December 31, 2002. Basic earnings per share were $2.47 in 2003 compared to $2.15 in 2002. This represents a 14.88% increase from 2002 to 2003.

                                      [RETURN ON AVERAGE EQUITY GRAPHIC OMITTED]

The two most widely recognized performance ratios within the financial services industry are the return on average equity and return on average assets. The return on average equity presents the net income to average equity maintained throughout the year. The return on average equity for 2003 was 11.86% compared to the 10.85% for 2002. This represents an increase of 9.31%. This is a ratio that is used by analysts to judge how well the Corporation is deploying the capital of the Corporation. The Corporation maintains a stock repurchase program to help to increase this ratio.

                                      [CASH DIVIDENDS PER SHARE GRAPHIC OMITTED]

The Board of Directors continued to increase the cash dividends paid to shareholders. On a per share basis $1.00 was paid in 2003 compared to $.88 paid in 2002. This represents an increase of 13.64%. The Directors declared at the January 18, 2004 Board meeting to pay a one-time cash dividend of $1.00 per share to shareholders' of record at February 1, 2004 payable on February 27, 2004. This will help to increase the return on equity ratio by returning cash value to shareholders.

                                      [RETURN ON AVERAGE ASSETS GRAPHIC OMITTED]

The return on average assets ratio presents the income for the year compared to the average assets maintained throughout the year. The return on average assets increased to 1.46% in 2003 from 1.37% in 2002. This represents an increase of 6.57%.

--------------------------------------------------------------------------------
                    TABLE 5 - ANALYSIS OF NET INTEREST INCOME
--------------------------------------------------------------------------------


Table 5 presents average balances, interest income and expense and the yields earned or paid on these assets and liabilities. Yields on tax exempt securities are not presented on a tax equivalent basis. Nonaccrual loans and unrealized gains on securities are included in "Other assets" under "Noninterest earning assets".

                                                                                     2003
                                                                                   INTEREST
                                                                 AVERAGE            INCOME           AVERAGE
                                                                BALANCES           (EXPENSE)        YIELD/RATE
                                                                --------           ---------        ----------

                                                                                (IN THOUSANDS)
INTEREST EARNING ASSETS
    Interest bearing deposits in other banks                    $  5,342            $   154            2.88%
    Securities (taxable)                                          69,111              2,642            3.82
    Securities (tax exempt)                                       31,427              1,191            3.79
    Federal funds sold                                             6,565                 72            1.10
    Loans                                                        242,988             18,441            7.59
                                                                --------            -------
         Total interest earning assets                           355,433             22,500            6.33
                                                                                                       ----
NON-INTEREST EARNING ASSETS
    Cash and due from banks                                       10,415
    Other assets                                                  23,506
    Less: allowance for loan losses                               (2,780)
                                                                --------

         Total assets                                           $386,574
                                                                ========
INTEREST BEARING LIABILITIES
    Demand deposits bearing interest                            $ 62,381               (723)           1.16%
    Savings deposits                                              40,043               (494)           1.23
    Time deposits                                                186,843             (6,249)           3.34
    Short-term borrowings                                            495                 (6)           1.21
                                                                --------            -------
         Total interest bearing liabilities                      289,762             (7,472)           2.58
                                                                                    -------            ----

NON-INTEREST BEARING LIABILITIES
    Demand deposits                                               42,010
    Other liabilities                                              7,173
STOCKHOLDERS' EQUITY                                              47,629
                                                                --------

         Total liabilities and stockholders' equity             $386,574
                                                                ========
NET INTEREST INCOME/SPREAD
                                                                                    $15,028            3.75%
                                                                                    =======            ====
MARGIN ANALYSIS
    Interest income/earning assets                                                                     6.33%
    Interest expense/earning assets                                                                    2.10
                                                                                                       ----

         Net interest margin                                                                           4.23%
                                                                                                       ====

--------------------------------------------------------------------------------
                               TABLE 5 (CONTINUED)
--------------------------------------------------------------------------------



                       2002                                                    2001
                     Interest                                                Interest
  Average             Income        Average               Average             Income         Average
 Balances           (Expense)      Yield/Rate            Balances            (Expense)     Yield/Rate
 --------           ---------      ----------            --------            ---------     ----------

                  (In Thousands)                                          (In Thousands)

 $  4,239           $   145           3.42%              $  1,114            $    53          4.76%
   57,762             2,851           4.94                 44,691              2,692          6.02
   38,223             1,469           3.84                 41,829              1,555          3.72
    6,108                95           1.56                 10,240                412          4.02
  233,262            18,910           8.11                223,487             19,929          8.92
 --------           -------                              --------            -------

  339,594            23,470           6.91                321,361             24,641          7.67
                                      ----                                                    ----

    9,791                                                   9,596
   20,068                                                  19,892
   (2,600)                                                 (2,518)
 --------                                                --------
 $366,853                                                $348,331
 ========                                                ========

 $ 53,896              (855)          1.59%              $ 50,056             (1,183)         2.36%
   35,382              (642)          1.81                 31,204               (760)         2.44
  186,425            (7,799)          4.18                181,085             (9,985)         5.51
      137                (3)          2.19                     21                 (1)         4.76
 --------           -------                              --------            -------
  275,840            (9,299)          3.37                262,366            (11,929)         4.55
                    -------           ----                                   -------          ----


   38,870                                                  36,623
    5,933                                                   4,994
   46,210                                                  44,348
 --------                                                --------
 $366,853                                                $348,331
 ========                                                ========
                    $14,171           3.54%                                  $12,712          3.12%
                    =======           ====                                   =======          ====


                                      6.91%                                                   7.67%
                                      2.74                                                    3.71
                                      ----                                                    ----

                                      4.17%                                                   3.96%
                                      ====                                                    ====

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
          OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

--------------------------------------------------------------------------------
                        RESULTS OF OPERATIONS (CONTINUED)
--------------------------------------------------------------------------------

NET INTEREST INCOME

Net interest income is the amount by which interest income on earning assets exceeds interest expense on interest bearing liabilities. Net interest income is the most significant component of revenue. Interest spread measures the absolute difference between average rates earned and average rates paid while net interest margin reflects the relationship of interest income to earning assets versus interest expense to earning assets.

Both net interest income and net interest margin are impacted by interest rates and changes, changes in the relationships between rates and changes in the composition of the average balance sheet. Additionally, product pricing, product mix, and customer preferences dictate the composition of the balance sheet and the resulting net interest income. Table 5 shows average asset and liability balances, average interest rates, and net interest income and expense for the period 2001 to 2003. Additionally, table 6 shows the changes attributable to the volume and rate components of net interest income.

Total average loans were $242,988,000 in 2003 at a weighted average yield of 7.59% that produced $18,441,000 in interest income. This represented a $9,726,000, or 4.17% increase in loan volume from 2002. As mentioned previously, in 2003, the bank had to become very aggressive with loan pricing and consequently yield declined on loans by .52% from 8.11% to 7.59%. This resulted in a decrease in interest income of $469,000. From the rate volume analysis on table 6, of this $469,000 decline, the volume increased the interest income from loans whereas the rate declines caused the decrease in interest income from loans.

Securities averaged $100,538,000, an increase of $4,553,000 or 4.74% from the average securities in 2002. The weighted average yield decreased to 3.81% from 4.50% in 2002. This resulted in a decrease in interest income of $487,000. From table 6 the volume contributed an increase, however the rate is the cause of the decline. Interest bearing deposits and federal funds sold, as a group on average, increased $1,560,000 from 2002 to 2003. Rates also declined on this group .50% from 2.49% to 1.99% which caused a decline in the contribution to net interest income of $14,000.

Total interest earning assets averaged $355,433,000 at a yield of 6.33% and produced total interest income of $22,500,000 for 2003. The increase in average earning assets of $15,839,000 in 2003 over 2002 was funded by demand deposit growth, cash on hand, and earnings. The yield on these earning assets declined by .58% to 6.33% in 2003 from 6.91%. Interest income declined $970,000 from 2002 to 2003. From the rate volume analysis on table 6 volume contributed $1,052,000 increase to interest income, however, the decline in rates caused a $2,022,000 decline in interest income.

Interest bearing liabilities averaged $289,762,000 at a cost of $7,472,000 carrying a composite rate of 2.58%. This represented an increase in interest bearing liabilities of 5.05% or $13,922,000 from 2002. The composite rate declined .79% in 2003 from 3.37% to 2.58%. Interest expense increased $220,000 due to volume and declined $2,047,000 due to rate. Combined, the reduction in interest expense was $1,827,000. The most significant change in liabilities was in time deposits. Volume was fairly steady but the rate contributed $1,567,000 to the decline in interest expense of $1,550,000.

Net interest income was increased $857,000 for 2003 to $15,028,000 from $14,171,000 in 2002. The increase was a result of $832,000 from volume and mix changes and $25,000 from interest rates. Net interest margin for 2003 was 4.23% an increase of .06% from the 4.17% yield for 2002.

PROVISION FOR LOAN LOSSES

The provision for loan losses shows a slight increase due to the analysis to determine the allowance and corresponding provision. The provision was increased also because of increased loan volume, uncertain economic conditions locally, and the diversification of the loan portfolio. In 2003 the provision was $304,000 an increase of $4,000 over 2002.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
          OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

--------------------------------------------------------------------------------
              TABLE 6 - RATE-VOLUME ANALYSIS OF NET INTEREST INCOME
--------------------------------------------------------------------------------

Table 6 attributes increases and decreases in components of net interest income either to changes in average volume or to changes in average rates for interest earning assets and interest bearing liabilities. Numerous and simultaneous balance and rate changes occur during the year. The amount of change that is not due solely to volume or rate is allocated proportionally to both.

                                         2003/2002 Increase (Decrease)                2002/2001 Increase (Decrease)
                                         -----------------------------                -----------------------------
                                               Due to Change in                             Due to Change in
                                               ----------------                             ----------------

                                      Volume        Rate          Net            Volume         Rate          Net
                                      ------        ----          ---            ------         ----          ---
Interest bearing deposits
     in other banks                   $   34      $   (25)      $     9          $  111       $   (19)      $    92
Securities (taxable)                     501         (710)         (209)            699          (540)          159
Securities (tax free)                   (258)         (20)         (278)           (138)           52           (86)
Federal funds sold                         7          (30)          (23)           (126)         (191)         (317)
Loans                                    768       (1,237)         (469)            846        (1,865)       (1,019)
                                      ------      -------       -------          ------       -------       -------

         Interest income               1,052       (2,022)         (970)          1,392        (2,563)       (1,171)
                                      ------      -------       -------          ------       -------       -------

Demand deposits
     bearing interest                    122         (254)         (132)             85          (413)         (328)
Savings deposits                          77         (225)         (148)             93          (211)         (118)
Time deposits                             17       (1,567)       (1,550)            286        (2,472)       (2,186)
Short-term borrowings                      4           (1)            3               3            (1)            2
                                      ------      -------       -------          ------       -------       -------

         Interest expense                220       (2,047)       (1,827)            467        (3,097)       (2,630)
                                      ------      -------       -------          ------       -------       -------

Increase (decrease)
     in net interest income           $  832      $    25       $   857          $  925       $   534       $ 1,459
                                      ======      =======       =======          ======       =======       =======

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
          OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

--------------------------------------------------------------------------------
                        RESULTS OF OPERATIONS (CONTINUED)
--------------------------------------------------------------------------------


OTHER INCOME

The Corporation remains committed to constantly increasing customer satisfaction by delivering consumer-preferred services through convenient methods. Success in this endeavor is evidenced by the continued increase in income from bank services. Management believes that our advanced front line delivery systems, the interactive web site with on-line banking, telephone banking, and debit card have all contributed to the satisfaction of our customer base. Technology advances that allow us to be better and more quickly informed about our clients continue to help us be more responsive to their financial needs through personalized service and product design.

Other income increased $746,000 or 37.04% from 2002 to 2003. Trust department fees increased $72,000 from 2002 to 2003. This was due in part to a focus on pension funds and investment management. Customer service fees increased $100,000 in 2003 over 2002. This was due to increased use of the bank's services, not increased fees. Earnings from life insurance owned by the bank increased $70,000 from 2002 to 2003. The other category increased $512,000 in 2003 over 2002. The primary changes were an increase of $238,000 from proceeds from life insurance and an increase in alternative investment commissions of $134,000.

OTHER EXPENSES

In order to optimize earnings, management strives to minimize operating expenses and where feasible to produce the highest levels of income possible. This is evidenced by the efficiency ratio that declines slightly every year. Other expenses were $10,017,000 for 2003 as compared to $9,124,000 for 2002, representing as increase of $893,000 or 9.79%.

Salaries and wages increased by 8.50% or $319,000 in 2003 over 2002. This is a result of an increase of five full time equivalent employees and annual merit increases. Employee benefits increased 10.76% or $134,000 from 2002 to 2003. This is a result of higher benefit costs as opposed to additional benefits being offered. Occupancy increased $91,000 in 2003 due to $30,000 for snow removal and $14,000 increase in both insurance and real estate taxes. Equipment costs continue to rise with increased equipment and maintenance on that equipment. In 2003 this increase amounted $231,000. Directors' compensation increased
$54,000 from 2002 to 2003 due to a deferred compensation arrangement. Other expenses increased $52,000 in 2003 over 2002. This can be attributed to increased credit report charges for increased loans volume in 2003 which amounted to $22,000. Postage increased $25,000 in 2003 over 2002.

INCOME TAXES

The provision for income taxes for 2003 was $1,820,000 compared to $1,746,000 in 2002. The effective tax rate, which is the ratio of income tax expense to income before income taxes, was 24.37% in 2003 a decrease from the 25.82% in 2002. The tax rate for all periods was less than the statutory rate of 34% due to tax exempt securities and loan income, tax free earnings on life insurance owned by the bank and life insurance proceeds. Please refer to the Notes to the Consolidated Financial Statements "Income Taxes" for further analysis of federal income tax expense.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
          OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

--------------------------------------------------------------------------------
                        RESULTS OF OPERATIONS (CONTINUED)
--------------------------------------------------------------------------------


2002 FINANCIAL PERFORMANCE OVERVIEW

Juniata Valley Financial Corp. reported net income for 2002 of $5,015,000. This is an increase of $373,000 or 8.04% over net income of $4,642,000 at December 31, 2001. Basic earnings per share were $2.15 in 2002 compared to $1.96 in 2001. This represents a 9.69% increase from 2001 to 2002.

The two most widely recognized performance ratios within the financial services industry are the return on average equity and return on average assets. The return on average equity presents the net income to average equity maintained throughout the year. The return on average equity for 2002 was 10.85% compared to the 10.47% for 2001. This represents an increase of 3.63%.

The Board of Directors continued to increase the cash dividends paid to shareholders. On a per share basis $.88 was paid in 2002 compared to $.80 paid in 2001. This represents an increase of 10.00%.

The return on average assets ratio presents the income for the year compared to the average assets maintained throughout the year. The return on average assets increased to 1.37% in 2002 from 1.33% in 2001. This represents and increase of 3.01%.

NET INTEREST INCOME

Total average loans were $233,262,000 in 2002 at a weighted average yield of 8.11% that produced $18,910,000 in interest income. This represented a $9,775,000, or 4.37% increase in loan volume from 2001. Yield declined on loans by .81% from 8.92% to 8.11%. This resulted in a decrease in interest income of $1,019,000. From the rate volume analysis on table 6, of this $1,019,000 decline, the volume increased the interest income from loans by $846 whereas the rate declines caused the decrease in interest income from loans of $1,865,000.

Securities averaged $95,985,000, an increase of $9,465,000 or 10.94% from the average securities in 2001. The weighted average yield decreased to 4.50% from 4.91% in 2001. This, however, did not result in a decrease to interest income from securities. Interest income from securities increased by $73,000 in 2002 over 2001. From table 6 the volume contributed to an increase in interest income which was offset by the rate decline. Interest bearing deposits and federal funds sold, as a group on average, decreased $1,007,000 from 2001 to 2002. Rates also declined on this group 1.78% from 4.10% to 2.32% which caused a decline in there contribution to net interest income of $225,000. Total interest earning assets averaged $339,594,000 at a yield of 6.91% and produced total interest income of $23,470,000 for 2002. The increase in average earning assets of $18,233,000 in 2002 over 2001 was funded by demand deposit growth, cash on hand, and earnings. The yield on these earning assets declined by .76% to 6.91% in 2002 from 7.67%. Interest income declined $1,171,000 from 2001 to 2002. From the rate volume analysis on table 6 volume contributed $1,392,000 increase to interest income, however, the decline in rates caused a $2,563,000 decline in interest income.

Interest bearing liabilities averaged $275,840,000 at a cost of $9,299,000 carrying a composite rate of 3.37%. This represented an increase in interest bearing liabilities of 5.14% or $13,474,000 from 2001. The composite rate declined 1.18% in 2002 from 4.55% to 3.37%. Interest expense increased $467,000 due to volume and declined $3,097,000 due to rate. Combined, the reduction in interest expense was $2,630,000. The most significant change in liabilities was in time deposits. Volume increased interest expense by $286,000 and rate decreased interest expense by $2,472,000. These factors combined made interest expense decline by $2,186,000.

Net interest income was increased $1,459,000 for 2002 to $14,171,000 from $12,712,000 in 2001. The increase was a result of $925,000 from volume and mix changes and $534,000 from interest rates. Net interest margin for 2002 was 4.17% an increase of .21% from the 3.96% yield for 2001.

PROVISION FOR LOAN LOSSES

The provision for loan losses shows an increase due to the analysis to determine the allowance and corresponding provision. The provision was increased also because of increase in loan volume, uncertain economic conditions locally, and the diversification of the loan portfolio. In 2002, the provision was $300,000 an increase of $60,000 over 2001.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
          OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

--------------------------------------------------------------------------------
                        RESULTS OF OPERATIONS (CONTINUED)
--------------------------------------------------------------------------------

OTHER INCOME

Other income decreased $180,000 or 8.20% from 2001 to 2002. Trust department fees decreased $96,000 from 2001 to 2002. This was a result of a decline in estate settlements. Customer service fees increased $61,000 for 2002 compared to 2001. The increases in customer service fees can be attributed to an increase in volume and not as a result of increased fees. The net realized gains on sales of securities was a result of a security called at a premium. This resulted in an $8,000 increase in 2002 over 2001. There were no realized gains on the sale of securities in 2001. Income on life insurance owned by the bank increased by $20,000 from 2002 over 2001. The other income decreased in 2002 over 2001 by $173,000. In 2001, a settlement of a long-standing litigation process in which the bank was a plaintiff was reached. This settlement was for $236,000. If it were not for this settlement, the increase in 2002 over 2001 would have been $63,000. The bank experienced an increase in credit card interchange fees of $26,000 and increased commissions on alternative investment sales of $17,000.

OTHER EXPENSES

In 2002, other expenses increased $528,000 or 6.14% over 2001. Salaries and wages increased $255,000 from 2001 to 2002. The increase can be attributed to regular salary merit increases as oppose to additional employees. Employee benefits increased $136,000 from 2001 to 2002. This was due to price changes of benefits provided as opposed to changed benefits. Occupancy increased $87,000 in 2002 over 2001. These increases are because of the Bank's new operations center. Equipment expense decreased $24,000 in 2002. This decline is due to negotiations with the third-party bank service provider of computer processing. Directors' compensation remained virtually unchanged between 2001 to 2002. Taxes, other than income is due to an increase in the Pennsylvania Shares Tax of $19,000 in 2002 over 2001. Other expenses increased $58,000 in 2002 over 2001. This can be attributed to an increase in outside professional fees.

INCOME TAXES

The provision for income taxes for 2002 was $1,746,000 compared to $1,428,000 in 2001. The effective tax rate, which is the ratio of income tax expense to income before income taxes, was 25.82% in 2002 an increase from the 23.53% in 2001. The tax rate for all periods was less than the statutory rate of 34% due to tax exempt securities and loan income and tax free earnings on life insurance owned by the bank. Please refer to the Notes to the Consolidated Financial Statements "Income Taxes" for further analysis of federal income tax expense.

On November 12, 1999, The Gramm-Leach-Bliley Act was signed into law. The Act permits commercial banks to affiliate with investment banks. It permits bank holding companies to engage in any type of financial activity which includes: securities, insurance, merchant banking/equity investment, financial in nature and complimentary activities. The merchant banking provisions will allow a bank holding company to make a controlling investment in any kind of company, financial or commercial. These new powers allow a bank to engage in virtually every type of activity currently recognized as financial or incidental or complementary to a financial activity. The commercial bank has to be well-capitalized, well managed and CRA rated satisfactory or better. The Act also allows subsidiaries of banks to engage in a broad range of financial activities that are not permitted for banks themselves. In light of this new legislation, The Corporation and The Juniata Valley Bank will evaluate new financial activities that would complement the products already offered to enhance non-interest income.

[BEARD MILLER LOGO OMITTED]



                          INDEPENDENT AUDITOR'S REPORT



To the Board of Directors and Stockholders
Juniata Valley Financial Corp.
Mifflintown, Pennsylvania


     We have audited the accompanying consolidated balance sheets of Juniata Valley Financial Corp. and its wholly-owned subsidiary, The Juniata Valley Bank, as of December 31, 2003 and 2002, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 2003. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Juniata Valley Financial Corp. and its wholly-owned subsidiary, The Juniata Valley Bank, as of December 31, 2003 and 2002, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America.


                                                  [BEARD MILLER GRAPHIC OMITTED]



Harrisburg, Pennsylvania
January 23, 2004


         JUNIATA VALLEY FINANCIAL CORP. AND ITS WHOLLY-OWNED SUBSIDIARY,
                             THE JUNIATA VALLEY BANK
                           CONSOLIDATED BALANCE SHEETS


                                     ASSETS
                                     ------

                                                                                           December 31,
                                                                                           ------------
                                                                                       2003          2002
                                                                                       ----          ----
                                                                                (In Thousands, Except Share Data)
Assets:
    Cash and due from banks                                                          $ 13,502     $ 11,111
    Interest bearing deposits with banks                                                  125           90
    Federal funds sold                                                                     --        3,700
                                                                                     --------     --------

            Cash and cash equivalents                                                  13,627       14,901
    Interest bearing time deposits with banks                                           4,090        5,390
    Securities available for sale                                                      83,584       70,495
    Securities held to maturity, fair value 2003 $15,218; 2002 $30,698                 15,017       29,907
    Restricted investment in bank stock                                                 1,107          639
    Loans receivable, net of allowance for loan losses 2003 $2,820; 2002 $2,731       249,960      235,497
    Bank premises and equipment, net                                                    6,755        5,767
    Accrued interest receivable and other assets                                       13,640       13,139
                                                                                     --------     --------

            Total assets                                                             $387,780     $375,735
                                                                                     ========     ========


                      LIABILITIES AND STOCKHOLDERS' EQUITY
                      ------------------------------------

Liabilities:
    Deposits:
        Non-interest bearing                                                         $ 42,200     $ 38,892
        Interest bearing                                                              290,784      283,727
                                                                                     --------     --------

            Total deposits                                                            332,984      322,619

    Accrued interest payable and other liabilities                                      4,313        4,789
                                                                                     --------     --------

            Total liabilities                                                         337,297      327,408
                                                                                     --------     --------
Stockholders' equity:
    Preferred stock, no par value; 500,000 shares authorized; no shares
        issued or outstanding                                                              --          --
    Common stock, par value $1.00 per share; authorized 20,000,000 shares;
        issued 2003 2,372,922 shares; 2002 2,372,930 shares                             2,373        2,373
    Surplus                                                                            20,231       20,212
    Retained earnings                                                                  29,016       25,652
    Accumulated other comprehensive income                                              1,472        1,795
    Treasury stock, at cost 2003 88,219 shares; 2002 59,445 shares                     (2,609)      (1,705)
                                                                                     --------     --------

            Total stockholders' equity                                                 50,483       48,327
                                                                                     --------     --------

            Total liabilities and stockholders' equity                               $387,780     $375,735
                                                                                     ========     ========

                SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.


         JUNIATA VALLEY FINANCIAL CORP. AND ITS WHOLLY-OWNED SUBSIDIARY,
                             THE JUNIATA VALLEY BANK
                        CONSOLIDATED STATEMENTS OF INCOME

                                                                Years Ended December 31,
                                                                ------------------------
                                                                2003      2002      2001
                                                                ----      ----      ----
                                                           (In Thousands, Except Per Share Data)
Interest income:
    Loans receivable, including fees                          $18,441   $18,910   $19,929
    Taxable securities                                          2,642     2,851     2,692
    Tax-exempt securities                                       1,191     1,469     1,555
    Other                                                         226       240       465
                                                              -------   -------   -------

        Total interest income                                  22,500    23,470    24,641
                                                              -------   -------   -------

Interest expense:
    Deposits                                                    7,466     9,299    11,928
    Short-term borrowings                                           6        --         1
                                                              -------   -------   -------

        Total interest expense                                  7,472     9,299    11,929
                                                              -------   -------   -------

        Net interest income                                    15,028    14,171    12,712

Provision for loan losses                                         304       300       240
                                                              -------   -------   -------

        Net interest income after provision for loan losses    14,724    13,871    12,472
                                                              -------   -------   -------

Other income:
    Trust department                                              411       339       435
    Customer service fees                                         788       688       627
    Net realized gains on sales of securities                      --         8        --
    Earnings on investment in life insurance                      452       382       362
    Other                                                       1,109       597       770
                                                              -------   -------   -------

        Total other income                                      2,760     2,014     2,194
                                                              -------   -------   -------

Other expenses:
    Salaries and wages                                          4,070     3,751     3,496
    Employee benefits                                           1,379     1,245     1,109
    Occupancy                                                     753       662       575
    Equipment                                                   1,411     1,180     1,204
    Director compensation                                         412       358       361
    Taxes, other than income                                      516       504       485
    Other                                                       1,476     1,424     1,366
                                                              -------   -------   -------

        Total other expenses                                   10,017     9,124     8,596
                                                              -------   -------   -------

        Income before income taxes                              7,467     6,761     6,070

Federal income taxes                                            1,820     1,746     1,428
                                                              -------   -------   -------

        Net income                                            $ 5,647   $ 5,015   $ 4,642
                                                              =======   =======   =======
Per share data:
    Basic                                                     $  2.47   $  2.15   $  1.96
                                                              =======   =======   =======
    Diluted                                                   $  2.46   $  2.15   $  1.96
                                                              =======   =======   =======
    Cash dividends                                            $  1.00   $  0.88   $  0.80
                                                              =======   =======   =======

                 SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.


         JUNIATA VALLEY FINANCIAL CORP. AND ITS WHOLLY-OWNED SUBSIDIARY,
                             THE JUNIATA VALLEY BANK
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                          Years Ended December 31, 2003, 2002 and 2001
                                                          --------------------------------------------
                                                                              Accumulated
                                                                                 Other
                                            Common                 Retained  Comprehensive  Treasury
                                             Stock      Surplus    Earnings      Income      Stock       Total
                                             -----      -------    --------      ------      -----       -----
                                                                       (In Thousands)
Balance, December 31, 2000                  $2,332      $20,398     $25,117      $  367     $(5,132)    $43,082
                                                                                                        -------
Comprehensive income:
   Net income                                   --           --       4,642          --          --       4,642
   Change in unrealized gains
      on securities available for sale,
      net of reclassification adjustment
      and tax effects                           --           --          --         309          --         309
                                                                                                        -------
   Total comprehensive income                                                                             4,951
                                                                                                        -------
   Stock issued under dividend
      reinvestment plan                          7          166          --          --          --         173
   Cash dividends declared                      --           --      (1,893)         --          --      (1,893)
   10% common stock dividend                    32         (373)     (5,187)         --       5,517         (11)
   Stock issued under employee stock
      purchase plan                              2           30          --          --          --          32
   Treasury stock issued under dividend
      reinvestment plan                         --           --          --          --         181         181
   Treasury stock acquired                      --           --          --          --      (1,189)     (1,189)
                                            ------      -------     -------      ------     -------     -------
Balance, December 31, 2001                   2,373       20,221      22,679         676        (623)     45,326
                                                                                                        -------
Comprehensive income:
   Net income                                   --           --       5,015          --          --       5,015
   Change in unrealized gains
      on securities available for sale,
      net of reclassification adjustment
      and tax effects                           --           --          --       1,119          --       1,119
                                                                                                        -------
   Total comprehensive income                                                                             6,134
                                                                                                        -------
   Cash dividends declared                      --           --      (2,042)         --          --      (2,042)
   Treasury stock issued under dividend
      reinvestment plan                         --            1          --          --         413         414
   Treasury stock issued under employee
      stock purchase plan                       --          (10)         --          --          65          55
   Treasury stock acquired                      --           --          --          --      (1,560)     (1,560)
                                            ------      -------     -------      ------     -------     -------
Balance, December 31, 2002                   2,373       20,212      25,652       1,795      (1,705)     48,327
                                                                                                        -------
Comprehensive income:
   Net income                                   --           --       5,647          --          --       5,647
   Change in unrealized gains
      on securities available for sale,
      net of reclassification adjustment
      and tax effects                           --           --          --        (323)         --        (323)
                                                                                                        -------
   Total comprehensive income                                                                             5,324
                                                                                                        -------
   Cash dividends declared                      --           --      (2,283)         --          --      (2,283)
   Treasury stock issued under dividend
      reinvestment plan                         --           24          --          --         458         482
   Treasury stock issued under employee
      stock purchase plan                       --           (5)         --          --          63          58
   Treasury stock acquired                      --           --          --          --      (1,425)     (1,425)
                                            ------      -------     -------      ------     -------     -------
BALANCE, DECEMBER 31, 2003                  $2,373      $20,231     $29,016      $1,472     $(2,609)    $50,483
                                            ======      =======     =======      ======     =======     =======

                 See Notes to Consolidated Financial Statements


         JUNIATA VALLEY FINANCIAL CORP. AND ITS WHOLLY-OWNED SUBSIDIARY,
                             THE JUNIATA VALLEY BANK
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                                                                 Years Ended December 31,
                                                                                 ------------------------
                                                                               2003       2002        2001
                                                                               ----       ----        ----
                                                                                     (In Thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
   Net income                                                                $ 5,647     $ 5,015     $ 4,642
   Adjustments to reconcile net income to net cash
    provided by operating activities:
      Provision for loan losses                                                  304         300         240
      Provision for depreciation                                                 457         442         396
      Net amortization of security premiums                                      280         170         177
      Net realized gains on sales of securities                                   --          (8)         --
      Deferred compensation expense                                              515         545         528
      Payment of deferred compensation                                          (258)       (267)       (252)
      Deferred income taxes                                                       95        (146)       (103)
      (Increase) decrease in accrued interest receivable and other assets         94        (228)        181
      Increase (decrease) in accrued interest payable and other liabilities     (733)       (177)       (199)
      Earnings on investment in life insurance                                  (452)       (382)       (362)
                                                                             -------     -------     -------

         Net cash provided by operating activities                             5,949       5,264       5,248
                                                                             -------     -------     -------

CASH FLOWS FROM INVESTING ACTIVITIES
   Net (increase) decrease in interest bearing time deposits                   1,300      (1,800)     (3,590)
   Purchases of available for sale securities                                (48,626)    (41,526)    (40,760)
   Proceeds from sales of available for sale securities                           --         258          --
   Purchase of restricted bank stock                                            (817)        (28)        (23)
   Proceeds from sale of restricted bank stock                                   349         597          --
   Proceeds from maturities of and principal repayments
      on available for sale securities                                        34,827      27,032      19,629
   Purchases of held to maturity securities                                   (3,002)       (498)       (961)
   Proceeds from maturities of and principal repayments
      on held to maturity securities                                          17,833       9,141      13,494
   Net increase in loans receivable                                          (14,767)     (7,799)     (8,419)
   Purchase of investment in life insurance                                     (310)         --      (5,000)
   Net purchases of bank premises and equipment                               (1,445)       (141)       (473)
   Proceeds from life insurance                                                  238          --          --
                                                                             -------     -------     -------

         Net cash provided by (used in) investing activities                 (14,420)    (14,764)    (26,103)
                                                                             -------     -------     -------

CASH FLOWS FROM FINANCING ACTIVITIES
   Net increase in deposits                                                   10,365      17,151      18,248
   Net increase (decrease) in short-term borrowings                               --      (1,275)      1,275
   Cash dividends and cash paid for fractional shares                         (2,283)     (2,042)     (1,904)
   Purchase of treasury stock                                                 (1,425)     (1,560)     (1,189)
   Treasury stock issued                                                         540         469         181
   Stock issued for dividend reinvestment
      and employee stock purchase plan                                            --          --         205
                                                                             -------     -------     -------

         Net cash provided by (used in) financing activities                   7,197      12,743      16,816
                                                                             -------     -------     -------
         Increase (decrease) in cash and cash equivalents                     (1,274)      3,243      (4,039)
Cash and cash equivalents:
   Beginning                                                                  14,901      11,658      15,697
                                                                             -------     -------     -------

   Ending                                                                    $13,627     $14,901     $11,658
                                                                             =======     =======     =======
Supplementary cash flows information:
   Interest paid                                                             $ 7,635     $ 8,935     $11,967
                                                                             =======     =======     =======

   Income taxes paid                                                         $ 1,858     $ 1,925     $ 1,470
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

Use of estimates:
    The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Significant group concentrations of credit risk:
    Most of the Corporation's activities are with customers located within the Juniata Valley region. The securities footnote discusses the types of securities the Corporation invests in. The loans receivable footnote discusses the types of lending the Corporation engages in. The Corporation does not have any significant concentrations to any one industry or customer. Although the Corporation has a diversified loan portfolio, its debtors ability to honor their contracts is influenced by the regions economy.

Cash and cash equivalents:
    For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, interest bearing demand deposits with banks and federal funds sold.

Interest bearing time deposits with banks:
    Interest bearing deposits with banks consists of certificates of deposits in other banks with maturities within one year to three years.

Securities:
    Securities classified as available for sale are those debt securities that the Corporation intends to hold for an indefinite period of time, but not necessarily to maturity. Any decision to sell a security classified as available for sale would be based on various factors, including significant movements in interest rates, changes in the maturity mix of the Bank's assets and liabilities, liquidity needs, regulatory capital considerations and other similar factors. Securities available for sale are carried at fair value. Unrealized gains and losses are reported in other comprehensive income, net of the related deferred tax effect. Realized gains or losses, determined on the basis of the cost of specific securities sold, are included in earnings. Premiums and discounts are recognized in interest income using the interest method over the terms of the securities.

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

    Management determines the appropriate classification of debt securities at the time of purchase and reevaluates such designation as of each balance sheet date.

Restricted investment in bank stocks:
    The bank owns restricted stock investment in the Federal Home Loan Bank. Federal law requires a member institution of the Federal Home Loan Bank to hold stock according to a predetermined formula. The stock is carried at cost.

Loans receivable:
    Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are stated at their outstanding unpaid principal balances, net of unearned discount and an allowance for loan losses. Interest income is accrued on the unpaid principal balance. Unearned discount on discounted loans is amortized to income over the life of the loans, using the interest method.

         JUNIATA VALLEY FINANCIAL CORP. AND ITS WHOLLY-OWNED SUBSIDIARY,
                             THE JUNIATA VALLEY BANK
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Loans receivable (continued):
    The accrual of interest is generally discontinued when the contractual payment of principal or interest has become 90 days past due or management has serious doubts about further collectibility of principal or interest, even though the loan is currently performing. A loan may remain on accrual status if it is in the process of collection and is either guaranteed or well secured. When a loan is placed on nonaccrual status, unpaid interest credited to income in the current year is reversed and unpaid interest accrued in prior years is charged against the allowance for loan losses. Interest received on nonaccrual loans generally is either applied against principal or reported as interest income, according to management's judgment as to the collectibility of principal. Generally, loans are restored to accrual status when the obligation is brought current, has performed in accordance with the contractual terms for a reasonable period of time and the ultimate collectibility of the total contractual principal and interest is no longer in doubt.

Allowance for loan losses:
    The allowance for loan losses is established through provisions for loan losses charged against income. Loans deemed to be uncollectible are charged against the allowance for loan losses, and subsequent recoveries, if any, are credited to the allowance.

    The allowance for loan losses is maintained at a level considered adequate to provide for losses that can be reasonably anticipated. Management's periodic evaluation of the adequacy of the allowance is based on the Bank's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral, composition of the loan portfolio, current economic conditions and other relevant factors. This evaluation is inherently subjective as it requires material estimates that may be susceptible to significant change, including the amounts and timing of future cash flows expected to be received on impaired loans.

    A loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's obtainable market price or the fair value of the collateral if the loan is collateral dependent.

    Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Bank does not separately identify individual consumer and residential loans for impairment disclosures.

Bank premises and equipment:
    Bank premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed principally on the straight-line method over the estimated useful lives of the related assets.

Trust assets:
    Assets held in a fiduciary capacity are not assets of the Bank or Trust and are, therefore, not included in the financial statements.

Foreclosed real estate:
    Foreclosed real estate is comprised of property acquired through a foreclosure proceeding or acceptance of a deed in lieu of foreclosure and loans classified as in-substance foreclosure. Such properties are included in other assets. A loan is classified as in-substance foreclosure when the Bank has taken possession of the collateral regardless of whether formal foreclosure proceedings take place. Foreclosed assets initially are recorded at fair value, net of estimated selling costs, at the date of foreclosure establishing a new cost basis. After foreclosure, valuations are periodically performed by management and the assets are carried at the lower of the carrying amount or fair value minus estimated costs to sell. Revenues and expenses from operations and changes in the valuation allowance are included in other expenses.

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

Advertising:
    The Corporation follows the policy of charging the costs of advertising to expense as incurred.

Off-balance sheet financial instruments:
    In the ordinary course of business, the Bank has entered into off-balance sheet financial instruments consisting of commitments to extend credit and letters of credit. Such financial instruments are recorded in the balance sheet when they are funded.

Stock-based compensation:
    The Corporation has adopted the disclosure only provisions of SFAS 123 "Accounting for Stock-Based Compensation". Accordingly, no stock-based employee compensation cost is reflected in net income, as all options granted under the Corporation's stock option plan had an exercise price equal to the market value of the underlying common stock on the date of grant. The following table illustrates the effect on net income and earnings per share if the Corporation had applied the fair value recognition provisions of FASB Statement No. 123, "Accounting for Stock-Based Compensation," to stock-based compensation for the years ended December 31:

                                                                            2003          2002          2001
                                                                            ----          ----          ----
                                                                          (In Thousands, except per share data)

      Net income, as reported                                              $5,647        $5,015        $4,642

      Total stock-based employee compensation expense
           determined under fair value based method for all awards            (24)          (12)           (1)
                                                                           ------        ------        ------

      Pro forma net income                                                 $5,623        $5,003        $4,641
                                                                           ======        ======        ======
      Basic earnings per share:
           As reported                                                     $ 2.47        $ 2.15        $ 1.96
           Pro forma                                                       $ 2.45        $ 2.15        $ 1.96

      Diluted earnings per share:
           As reported                                                     $ 2.46        $ 2.15        $ 1.96
           Pro forma                                                       $ 2.45        $ 2.15        $ 1.96

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model, with the following assumptions for 2003, 2002 and 2001, respectively: risk-free interest rate of 3.65%, 3.80% and 4.70%, volatility of 0.17, 0.18 and 0.22, dividend yield of 2.90%, 3.00% and 4.00% and an expected life of seven years. The fair value of options granted in 2003, 2002 and 2001 was $6.25, $4.81 and $5.16, respectively.

         JUNIATA VALLEY FINANCIAL CORP. AND ITS WHOLLY-OWNED SUBSIDIARY,
                             THE JUNIATA VALLEY BANK
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Earnings per share:
    Basic earnings per share (EPS) is computed by dividing net income by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the Corporation. Potential common shares that may be issued by the Corporation relate solely to outstanding stock options and are determined using the treasury stock method. The following table sets forth the computation of basic and diluted earnings per share:


                                                                   Years Ended December 31,
                                                                   ------------------------
                                                              2003          2002        2001
                                                              ----          ----        ----
                                                           (In Thousands, except per share data)
    Basic earnings per share:
        Net income                                         $    5,647   $    5,015   $    4,642
        Weighted average shares outstanding                 2,290,959    2,330,390    2,368,923
        Earnings per share                                 $     2.47   $     2.15   $     1.96

    Diluted earnings per share:
        Net income                                         $    5,647   $    5,015   $    4,643
        Weighted average shares outstanding                 2,290,959    2,330,390    2,368,923
        Dilutive effect of employee stock options               1,125          117           --

        Total diluted weighted averge shares outstanding    2,292,084    2,330,507    2,368,923
        Earnings per share                                 $     2.46   $     2.15   $     1.96


Comprehensive income:
    Accounting principles generally require that recognized revenue, expenses, and gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available for sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income.

    The components of other comprehensive income and related tax effects are as follows:

                                                                           Years Ended December 31,
                                                                          ------------------------
                                                                           2003       2002       2001
                                                                           ----       ----       ----
                                                                               (In Thousands)
    Unrealized holding (losses) gains on available for sale securities    $(489)     $1,704      $470
    Reclassification adjustment for gains realized in income                 --          (8)       --
                                                                          -----      ------      ----

                                                                           (489)      1,696       470

    Tax benefit (expense)                                                   166        (577)     (161)
                                                                          -----      ------      ----

        Net of tax amount                                                 $(323)     $1,119      $309
                                                                          =====      ======      ====

         JUNIATA VALLEY FINANCIAL CORP. AND ITS WHOLLY-OWNED SUBSIDIARY,
                             THE JUNIATA VALLEY BANK
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Reclassifications:
    Certain amounts in 2002 and 2001 financial statements have been reclassified to conform with the 2003 presentation format. Such reclassifications had no impact on the Corporation's net income.

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

    Management does not separately allocate expenses, including the cost of funding loan demand, between the commercial, retail and trust operations of the Bank. As such, discrete financial information is not available and segment reporting would not be meaningful.

New accounting standards:
    In November 2002, the Financial Accounting Standards Board (FASB) issued FASB Interpretation No. 45 (FIN 45), "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." This Interpretation expands the disclosures to be made by a guarantor in its financial statements about its obligations under certain guarantees and requires the guarantor to recognize a liability for the fair value of an obligation assumed under certain specified guarantees. Under FIN 45, the Corporation does not issue any guarantees that would require liability recognition or disclosure, other than its standby letters of credit, as discussed in Note 13. The adoption of FIN 45 did not have a significant impact on the Corporation's financial condition or results of operations.

    In January 2003, the Financial Accounting Standards Board issued FASB Interpretation No. 46, "Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51." FIN 46 was revised in December 2003. This Interpretation provides new guidance for the consolidation of variable interest entities (VIEs) and requires such entities to be consolidated by their primary beneficiaries if the entities do not effectively disperse risk among parties involved. The Interpretation also adds disclosure requirements for investors that are involved with unconsolidated VIEs. The disclosure requirements apply to all financial statements issued after December 31, 2003. The consolidation requirements apply to companies that have interests in special purpose entities for periods ending after December 15, 2003. Consolidation of other types of VIEs is required in financial statements for periods ending after March 15, 2004. The adoption of this Interpretation did not have and is not expected to have an impact on the Corporation's financial condition or results of operations.

    In April 2003, the Financial Accounting Standards Board issued Statement No. 149, "Amendment of Statement No. 133, Accounting for Derivative Instruments and Hedging Activities." This Statement clarifies the definition of a derivative and incorporates certain decisions made by the Board as part of the Derivatives Implementation Group process. This Statement is effective for contracts entered into or modified and for hedging relationships designated after June 30, 2003 and should be applied prospectively. The provisions of the Statement that relate to implementation issues addressed by the Derivatives Implementation Group that have been effective should continue to be applied in accordance with their respective dates. Adoption of this standard did not have an impact on the Corporation's financial condition or results of operations.

    In May 2003, the Financial Accounting Standards Board issued Statement No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." This Statement requires that an issuer classify a financial instrument that is within its scope as a liability. Many of these instruments were previously classified as equity. This Statement was effective for financial instruments entered into or modified after May 31, 2003 and otherwise was effective beginning July 1, 2003. The adoption of this standard did not have an impact on the Corporation's financial condition or results of operations.


RESTRICTIONS ON CASH AND DUE FROM BANK BALANCES

The Bank is required to maintain reserve balances in vault cash and with the Federal Reserve Bank. The average reserve balances for 2003 and 2002 approximated $4,581,000 and $4,091,000, respectively.

         JUNIATA VALLEY FINANCIAL CORP. AND ITS WHOLLY-OWNED SUBSIDIARY,
                             THE JUNIATA VALLEY BANK
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SECURITIES

     The amortized cost and fair value of securities at December 31 were as follows:


                                                                                    Gross         Gross
                                                                    Amortized    Unrealized     Unrealized      Fair
                                                                       Cost         Gains         Losses        Value
                                                                       ----         -----         ------        -----
                                                                                        (In Thousands)
     AVAILABLE FOR SALE SECURITIES:
         DECEMBER 31, 2003:
             U.S. Government agency obligations                      $56,825       $  965         $ (75)       $57,715
             Obligations of states and political subdivisions         17,696          687            --         18,383
             Mortgage-backed securities                                6,253           40           (33)         6,260
             Equity securities                                           580          647            (1)         1,226
                                                                     -------        -----         -----        -------

                                                                     $81,354       $2,339         $(109)       $83,584
                                                                     =======       ======         =====        =======
         DECEMBER 31, 2002:
             U.S. Treasury securities                                $ 1,001       $    3         $  --        $ 1,004
             U.S. Government agency obligations                       44,082        1,507            --         45,589
             Obligations of states and political subdivisions         15,627          675            (3)        16,299
             Corporate and other debt securities                       1,960           44            --          2,004
             Mortgage-backed securities                                4,526          102            --          4,628
             Equity securities                                           578          427           (34)           971
                                                                     -------        -----         -----        -------

                                                                     $67,774       $2,758         $ (37)       $70,495
                                                                     =======       ======         =====        =======

     HELD TO MATURITY SECURITIES:
         DECEMBER 31, 2003:
             U.S. Treasury securities                                $ 2,474       $   92         $  --        $ 2,566
             U.S. Government agency obligations                        2,003           --           (23)         1,980
             Obligations of states and political subdivisions         10,540          132            --         10,672
                                                                     -------        -----         -----        -------

                                                                     $15,017       $  224         $ (23)       $15,218
                                                                     =======       ======         =====        =======

         DECEMBER 31, 2002:
             U.S. Treasury securities                                $ 1,467       $  110         $  --        $ 1,577
             U.S. Government agency obligations                        2,000           62            --          2,062
             Obligations of states and political subdivisions         20,626          535            --         21,161
             Corporate and other debt securities                       5,814           84            --          5,898
                                                                     -------        -----         -----        -------

                                                                     $29,907       $  791         $  --        $30,698
                                                                     =======       ======         =====        =======

         JUNIATA VALLEY FINANCIAL CORP. AND ITS WHOLLY-OWNED SUBSIDIARY,
                             THE JUNIATA VALLEY BANK
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


SECURITIES (CONTINUED)

The amortized cost and fair value of securities as of December 31, 2003, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because the securities may be called or prepaid with or without prepayment penalties.

                                                          AVAILABLE FOR SALE          HELD TO MATURITY
                                                          ------------------          ----------------

                                                         AMORTIZED     FAIR       AMORTIZED           FAIR
                                                            COST       VALUE         COST            VALUE
                                                            ----       -----         ----            -----
                                                                             (IN THOUSANDS)
     Due in one year or less                              $ 3,513     $ 3,594      $10,541         $10,672
     Due after one year through five years                 69,574      71,046        4,476           4,546
     Due after five years through ten years                 1,427       1,450
     Due after ten years                                        7           8           --              --
     Mortgage-backed securities                             6,253       6,260           --              --

     Equity securities                                        580       1,226           --              --
                                                          -------     -------      -------         -------

                                                          $81,354     $83,584      $15,017         $15,218
                                                          =======     =======      =======         =======

Gross gains of $-0-, $8,000 and $-0- were realized on sales of securities available for sale in 2003, 2002 and 2001, respectively.

Securities with a fair value of $24,749,000 and $18,349,000 at December 31, 2003 and 2002, respectively, were pledged to secure public deposits and for other purposes as required or permitted by law.

         JUNIATA VALLEY FINANCIAL CORP. AND ITS WHOLLY-OWNED SUBSIDIARY,
                             THE JUNIATA VALLEY BANK
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


SECURITIES (CONTINUED)

The following table shows the Corporation's investments' gross unrealized losses and fair value aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2003:


                                             Less than 12 Months        12 Months or More               Total
                                             -------------------        -----------------               -----
                                            Fair      Unrealized      Fair       Unrealized      Fair       Unrealized
                                            Value       Losses        Value        Losses        Value        Losses
                                            -----       ------        -----        ------        -----        ------
                                                                           (In Thousands)
Securities available for sale:
   U.S. Government agency obligations      $11,299       $ (75)       $ --          $ --        $11,299        $ (75)
   Obligations of states
      and political subdivisions                --          --          --            --             --           --
   Mortgage-backed securities                3,688         (33)         --            --          3,688          (33)
   Equity securities                            83          (1)         --            --             83           (1)
                                           -------       -----        ----          ----        -------        -----

                                            15,070        (109)         --            --         15,070         (109)
                                           -------       -----        ----          ----        -------        -----

Securities held to maturity:
   U.S. Treasury securities                     --          --          --            --             --           --
   U.S. Government agency obligations        1,980         (23)         --            --          1,980          (23)
   Obligations of states
      and political subdivisions                --          --          --            --             --           --
                                           -------       -----        ----          ----        -------        -----

                                             1,980         (23)         --            --          1,980          (23)
                                           -------       -----        ----          ----        -------        -----

Total temporarily impaired securities      $17,050       $(132)       $ --          $ --        $17,050        $(132)
                                           =======       =====        ====          ====        =======        =====

Management evaluates securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic or market concerns warrant such evaluation. Consideration is given to the length of time and the extent to which fair value has been less than cost, the financial condition and near-term prospects of the issuer and the intent and ability of the Corporation to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value. The decline in fair value at December 31, 2003, is due primarily to interest rate fluctuations. At December 31, 2003, there were 16 securities in a unrealized loss position.

At December 31, 2003, the Corporation had no unrealized losses in the investment portfolio with a duration greater than twelve months.

         JUNIATA VALLEY FINANCIAL CORP. AND ITS WHOLLY-OWNED SUBSIDIARY,
                             THE JUNIATA VALLEY BANK
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

LOANS RECEIVABLE AND ALLOWANCE FOR LOAN LOSSES

Loans receivable are comprised of the following:
                                                            December 31,
                                                            ------------
                                                       2003              2002
                                                       ----              ----
                                                           (In Thousands)
   Commercial, agricultural and financial           $ 25,885           $ 26,815
   Real estate mortgages:
      Residential                                    127,226            124,907
      Commercial                                      34,938             32,702
   Consumer                                           64,593             61,176
   Other                                               4,577              2,452
                                                    --------           --------

                                                     257,219            248,052
   Unearned discount on loans                         (4,439)            (9,824)
   Allowance for loan losses                          (2,820)            (2,731)
                                                    --------           --------

                                                    $249,960           $235,497
                                                    ========           ========

The following table presents changes in the allowance for loan losses:

                                                  Years Ended December 31,
                                                  ------------------------
                                             2003           2002          2001
                                             ----           ----          ----
                                                     (In Thousands)
   Balance, beginning                      $ 2,731        $ 2,526        $2,497
      Provision for loan losses                304            300           240
      Recoveries                                20            112            26
      Loans charged off                       (235)          (207)         (237)
                                           -------        -------        ------

   Balance, ending                         $ 2,820        $ 2,731        $2,526
                                           =======        =======        ======

The recorded investment in impaired loans not requiring an allowance for loan losses was $802,000 and $-0- at December 31, 2003 and 2002, respectively. The recorded investment in impaired loans requiring an allowance for loan losses at December 31, 2003 and 2002 was $2,173,000 and $2,080,000, respectively. The related allowance for loan losses associated with these loans was $125,000 and $175,000, respectively. For the years ended December 31, 2003, 2002 and 2001, the average recorded investment in these impaired loans was $3,306,000, $2,433,000 and $582,000, respectively. Interest income recognized on these impaired loans was $174,000, $189,000 and $-0-, respectively.

The recorded investment in nonaccrual loans at December 31, 2003 and 2002 totaled $-0- and $219,000, respectively. The recorded investment in loans greater than 90 days past due and still accruing at December 31, 2003 and 2002 totaled $584,000 and $544,000, respectively.

         JUNIATA VALLEY FINANCIAL CORP. AND ITS WHOLLY-OWNED SUBSIDIARY,
                             THE JUNIATA VALLEY BANK
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


BANK PREMISES AND EQUIPMENT

The major components of bank premises and equipment are as follows:

                                                              December 31,
                                                              ------------
                                                          2003           2002
                                                          ----           ----
                                                             (In Thousands)
   Land and improvements                                $    686       $    686
   Buildings and improvements                              7,091          6,405
   Furniture and equipment                                 3,486          3,065
                                                        --------       --------
                                                          11,263         10,156
   Accumulated depreciation                               (4,508)        (4,389)
                                                        --------       --------

                                                        $  6,755       $  5,767
                                                        ========       ========
DEPOSITS

The composition of deposits is as follows:
                                                              December 31,
                                                              ------------
                                                          2003           2002
                                                          ----           ----
                                                             (In Thousands)
   Demand, non-interest bearing                         $ 42,200       $ 38,892
   NOW and Money Market                                   64,838         58,160
   Savings                                                42,317         36,194
   Time, $100,000 or more                                 34,323         35,167
   Other time                                            149,306        154,206
                                                        --------       --------

                                                        $332,984       $322,619
                                                        ========       ========

At December 31, 2003, the scheduled maturities of time deposits are as follows (in thousands):

   2004                                                                $ 89,245
   2005                                                                  50,847
   2006                                                                  13,137
   2007                                                                  11,720
   2008                                                                  18,680
   ----                                                                --------

                                                                       $183,629
                                                                       ========

BORROWING CAPACITY

The Bank has entered into an agreement whereby it can borrow up to $10,000,000 from the Federal Home Loan Bank (FHLB). Outstanding balances under this agreement were $-0- as of December 31, 2003 and 2002. The agreement expires in March 2004 and the interest rate was 0.73% and 0.96% at December 31, 2003 and 2002, respectively.

The Bank has a maximum borrowing capacity of $133,456,000 with the FHLB which is collateralized by qualifying assets of the Bank. No amounts were outstanding at December 31, 2003.

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

Quantitative measures established by regulation to ensure capital adequacy require the maintenance of minimum amounts and ratios (set forth below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets and of Tier I capital to average assets. Management believes, as of December 31, 2003, that the Corporation and the Bank meet all capital adequacy requirements to which they are subject.

As of December 31, 2003, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the Bank's category.

The Bank's actual capital ratios and the minimum ratios required for capital adequacy purposes and to be well capitalized under the prompt corrective action provisions are presented below. The Corporation's ratios were not materially different from those of the Bank.


                                                                                                      To Be Well
                                                                            For Capital            Capitalized Under
                                                                              Adequacy             Prompt Corrective
                                                       Actual                 Purposes             Action Provisions
                                                       ------                 --------             -----------------
                                                  Amount    Ratio        Amount       Ratio      Amount       Ratio
                                                  ------    -----        ------       -----      ------       -----
                                                                    Dollar Amounts In Thousands)

   AS OF DECEMBER 31, 2003:
      Total capital (to risk-weighted assets)    $48,602    20.05%     =>$19,393     =>8.00%    =>$24,241    =>10.00%
      Tier I capital (to risk-weighted assets)    45,782    18.89      =>  9,696     =>4.00     => 14,544    => 6.00
      Tier I capital (to average assets)          45,782    11.93      => 15,348     =>4.00     => 19,185    => 5.00

   AS OF DECEMBER 31, 2002:
      Total capital (to risk-weighted assets)    $46,630    19.93%     =>$18,720     =>8.00%    =>$23,401    =>10.00%
      Tier I capital (to risk-weighted assets)    43,899    18.76      =>  9,360     =>4.00     => 14,040    => 6.00
      Tier I capital (to average assets)          43,899    12.04      =>1 4,580     =>4.00     => 18,226    => 5.00

Certain restrictions exist regarding the ability of the Bank to transfer funds to the Corporation in the form of cash dividends, loans or advances. At December 31, 2003, $33,863,000 of undistributed earnings of the Bank, included in the consolidated stockholders' equity, was available for distribution to the Corporation as dividends without prior regulatory approval, subject to regulatory capital requirements noted above.

In August 2000, the Board of Directors adopted a Shareholder Rights Plan and declared a dividend distribution of one right to purchase a share of the Corporation's common stock at $23.86 for each share issued and outstanding, upon the occurrence of certain events, as defined in the Plan. These rights are fully transferable and expire on August 31, 2010. The rights are not considered potential common shares for earnings per share purposes because there is no indication that any event will occur which would cause them to become exercisable.

The Corporation has a dividend reinvestment and stock purchase plan. Under the Plan, additional shares of Juniata Valley Financial Corp. may be purchased at the prevailing market prices with reinvested dividends and voluntary cash payments. To the extent that shares are not available in the open market, the Corporation has reserved 100,000 shares of common stock to be issued under the plan. At December 31, 2003, 88,846 shares were available for issuance under the Dividend Reinvestment Plan.

         JUNIATA VALLEY FINANCIAL CORP. AND ITS WHOLLY-OWNED SUBSIDIARY,
                             THE JUNIATA VALLEY BANK
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


EMPLOYEE BENEFITS

Stock option plan:
   Under the 2000 Incentive Stock Option Plan, 220,000 shares of common stock were reserved for issuance upon the exercise of options granted or available for grant to officers and key employees of the Corporation. The plan provides that the option price per share shall not be less than the fair market value of the stock on the day the option is granted, but in no event less than the par value of such stock. Options granted are exercisable no earlier than one year after the grant and expire ten years after the date of the grant.

   Stock option transactions under the Plan were as follows:

                                                                    Weighted
                                                                     Average
                                                      Options    Exercise Price
                                                      -------    --------------

      Outstanding at December 31, 2000                    --             --
         Granted                                       7,982         $28.20
                                                      ------

      Outstanding at December 31, 2001                 7,982          28.20
         Granted                                       8,582          28.50
                                                      ------

      Outstanding at December 31, 2002                16,564          28.36
         Granted                                       7,841          30.25
         Forfeited                                      (605)         28.35
                                                      ------

      Outstanding at December 31, 2003                23,800          28.98
                                                      ======          =====

      Exercisable at December 31, 2003                 6,408          28.32
                                                       =====          =====

   Options outstanding at December 31, 2003 are exercisable at prices of $28.20 to $30.25. The weighted-average remaining contractual life of these options is approximately nine years.

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

   Information pertaining to the activity in the Plan is as follows:


                                                                   Years ended December 31,
                                                                   ------------------------
                                                                    2003           2002
                                                                    ----           ----
                                                                       (In Thousands)
      Change in benefit obligation:
          Benefit obligation at beginning of year                  $4,203         $3,657
          Service cost                                                221            174
          Interest cost                                               304            274
          Actuarial loss                                              127            247
          Benefits paid                                              (158)          (149)
                                                                   ------         ------

              Benefit obligation at end of year                     4,697          4,203
                                                                   ------         ------

      Change in plan assets:
          Fair value of plan assets at beginning of year            3,623          3,437
          Actual return on plan assets                               (134)            72
          Employer contribution                                       650            263
          Benefits paid                                              (158)          (149)
                                                                   ------         ------

              Fair value of plan assets at end of year              3,981          3,623
                                                                   ------         ------

      Funded status                                                  (716)          (580)

      Unrecognized net actuarial gain                                 864            368
      Unrecognized net transition asset                               (17)           (19)
                                                                   ------         ------

              Prepaid (accrued) benefit cost                       $  131         $ (231)
                                                                   ======         ======

   Pension expense included the following components for the years ended December 31:

                                                                    2003           2002           2001
                                                                    ----           ----           ----
                                                                             (In Thousands)
      Service cost, benefits earned during the year                $  222         $  174         $ 167
      Interest cost on projected benefit obligation                   298            268           248
      Expected return on plan assets                                 (255)          (237)         (239)
      Net amortization                                                 (2)            (2)           (2)
                                                                   ------         ------         -----

                                                                   $  263         $  203         $ 174
                                                                   ======         ======         =====
   Assumptions used in the accounting were:
                                                                    2003           2002           2001
                                                                    ----           ----           ----
      Discount rates                                                 7.0%           7.0%          7.5%
      Rates of increase in compensation levels                       4.0            4.0           4.0
      Expected long-term rate of return on assets                    7.0            7.0           7.5


The investment strategy and investment policy for the retirement plan is 40% equity and 60% fixed income. The asset allocation as of December 31, 2003 is approximately 34.50% equities and 65.50% fixed income investments.

         JUNIATA VALLEY FINANCIAL CORP. AND ITS WHOLLY-OWNED SUBSIDIARY,
                             THE JUNIATA VALLEY BANK
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



EMPLOYEE BENEFITS (CONTINUED)

Supplemental retirement plans:
   The Corporation has non-qualified supplemental retirement and split-dollar life insurance plans for directors and key employees. At December 31, 2003 and 2002, the present value of the future liability was $1,226,000 and $1,173,000, respectively. The Corporation has funded these plans through the purchase of annuities and life insurance policies, which have an aggregate cash surrender value of $2,645,000 and $2,681,000 at December 31, 2003 and 2002, respectively. For the years ended December 31, 2003, 2002 and 2001, $248,000, $192,000 and $188,000, respectively, was charged to expense in connection with this plan.

Deferred compensation plan:
   The Corporation has entered into deferred compensation agreements with certain directors to provide each director an additional retirement benefit, or to provide their beneficiary a benefit in the event of pre-retirement death. At December 31, 2003 and 2002, the present value of the future liability was $1,939,000 and $1,846,000, respectively. To fund the benefits under these agreements, the Corporation is the owner and beneficiary of life insurance policies on the lives of certain directors. The policies had an aggregate cash surrender value of $1,594,000 and $1,481,000 at December 31, 2003 and 2002, respectively. For the years ended December 31, 2003, 2002 and 2001, $204,000, $205,000 and $213,000, respectively, was charged to expense in connection with this plan.

Employee Stock Purchase Plan:
   The Corporation has an Employee Stock Purchase Plan under which employees, through payroll deductions, are able to purchase shares of stock annually. The option price of the stock purchases shall be between 85% and 100% of the fair market value of the stock on the commencement date as determined annually by the Board of Directors. The maximum number of shares which employees may purchase under the Plan is 100,000; however, the annual issuance of shares shall not exceed 5,000 shares plus any unissued shares from prior offerings. In 2003, 2002 and 2001, 2,227, 2,296, and 1,500 shares, respectively, were issued under the Plan. At December 31, 2003, 94,900 shares were reserved for issuance under the Plan.

Salary continuation plan:
   The Corporation has non-qualified Salary Continuation Plans for key employees. At December 31, 2003 and 2002, the present value of the future liability was $601,000 and $490,000, respectively. The Corporation has funded the Plan through the purchase of life insurance policies which have an aggregate cash surrender value of $5,361,000 and $5,151,000 at December 31, 2003 and 2002, respectively. For the years ended December 31, 2003, 2002 and 2001, $117,000, $152,000 and $127,000, respectively, was charged to expense in connection with the Plan.

         JUNIATA VALLEY FINANCIAL CORP. AND ITS WHOLLY-OWNED SUBSIDIARY,
                             THE JUNIATA VALLEY BANK
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

INCOME TAXES

The provision for federal income taxes consists of the following:

                                                 Years Ended December 31,
                                                 ------------------------
                                             2003          2002         2001
                                             ----          ----         ----
                                                      (In Thousands)
   Current                                  $1,725        $1,892       $1,531
   Deferred                                     95          (146)        (103)
                                            ------        ------       ------
                                            $1,820        $1,746       $1,428
                                            ======        ======       ======

A reconciliation of the statutory income tax expense computed at 34% to the income tax expense included in the statements of income is as follows:

                                                   Years Ended December 31,
                                                   ------------------------
                                             2003          2002         2001
                                             ----          ----         ----
                                                     (In Thousands)
   Federal income tax at statutory rate     $2,539        $2,299       $2,064
   Tax-exempt interest                        (448)         (544)        (583)
   Disallowance of interest expense             47            69           96
   Income on life insurance                   (144)         (148)        (128)
   Life insurance proceeds                    (117)           --           --
   Other                                       (57)           70          (21)
                                            ------        ------       ------
                                            $1,820        $1,746       $1,428
                                            ======        ======       ======

The income tax provision includes $-0-, $3,000 and $-0- in 2003, 2002 and 2001, respectively, of income tax related to realized gains on sales of securities.

The net deferred tax asset in the accompanying balance sheets includes the following amounts of deferred tax assets and liabilities:

                                                              December 31,
                                                              ------------
                                                           2003          2002
                                                           ----          ----
                                                             (In Thousands)
   Deferred tax assets:
      Allowance for loan losses                           $  832       $  802
      Deferred directors' fees                               659          628
      Pension liabilities                                    562          636
                                                          ------       ------

          Total deferred tax assets                        2,053        2,066
                                                          ------       ------

   Deferred tax liabilities:
      Bank premises and equipment                           (203)        (111)
      Securities accretion                                    --           (9)
      Unrealized gains on securities available for sale     (758)        (925)
                                                          ------       ------

          Total deferred tax liabilities                    (961)      (1,045)
                                                          ------       ------

          Net deferred tax asset                          $1,092       $1,021
                                                          ======       ======


TRANSACTIONS WITH EXECUTIVE OFFICERS AND DIRECTORS

The Bank has had banking transactions in the ordinary course of business with its executive officers, directors, and their related interests on the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with others. At December 31, 2003 and 2002, these persons were indebted to the Bank for loans totaling $1,614,000 and $2,289,000, respectively. During 2003, loans totaling $1,374,000 were disbursed and loan repayments totaled $2,049,000.

         JUNIATA VALLEY FINANCIAL CORP. AND ITS WHOLLY-OWNED SUBSIDIARY,
                             THE JUNIATA VALLEY BANK
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


COMMITMENTS

The Bank rents equipment and branch offices under operating leases that expire through 2007. Equipment and servicing fees were $771,000, $582,000 and $654,000 for the years ended December 31, 2003, 2002 and 2001, respectively. Rent expense, including the license fee for the branch offices, was $71,000, $67,000 and $55,000 in 2003, 2002 and 2001, respectively.

Minimum future payments under all noncancellable lease and service agreements as of December 31, 2003 are as follows (in thousands):

   2004                                                                   $276
   2005                                                                    276
   2006                                                                    270
   2007                                                                     33
                                                                         -----
                                                                          $855
                                                                          ====

FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

The Bank is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheet.

The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

A summary of the Bank's financial instrument commitments is as follows:

                                                             December 31,
                                                             ------------
                                                       2003               2002
                                                       ----               ----
                                                           (In Thousands)
   Commitments to grant loans                        $ 2,727            $ 2,897
   Unfunded commitments under lines of credit         31,266             30,822
   Standby letters of credit                             764                735

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

Standby letters of credit written are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. The majority of these standby letters of credit expire within the next twelve months. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending other loan commitments. The Bank requires collateral supporting these standby letters of credit as deemed necessary. Management believes that the proceeds obtained through a liquidation of such collateral would be sufficient to cover the maximum potential amount of future payments required under the corresponding guarantees. The current amount of the liability as of December 31, 2003 for guarantees under standby letters of credit issued is not material.

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

The following information should not be interpreted as an estimate of the fair value of the entire Corporation since a fair value calculation is only provided for a limited portion of the Corporation's assets and liabilities. Due to a wide range of valuation techniques and the degree of subjectivity used in making the estimates, comparisons between the Corporation's disclosures and those of other companies may not be meaningful. The following methods and assumptions were used to estimate the fair values of the Corporation's financial instruments at December 31, 2003 and 2002:

o For cash and due from banks, interest bearing demand deposits in other banks and federal funds sold, the carrying amount is a reasonable estimate of fair value.

o For interest bearing time deposits with banks, the carrying amount is a reasonable estimate of fair value.

o For securities, fair values are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable securities.

o For restricted investment in bank stock, the carrying amount is a reasonable estimate of fair value.

o For variable-rate loans that reprice frequently and which entail no significant changes in credit risk, fair values are based on carrying values. All commercial loans and substantially all real estate mortgages are variable rate loans. The fair value of other loans (i.e., consumer loans and fixed-rate real estate mortgages) are estimated using discounted cash flow analyses, at interest rates currently offered for loans with similar terms to borrowers of similar credit quality.

o Fair values for demand deposits, savings accounts and certain money market deposits are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). Fair values of fixed-maturity certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturity of deposits.

o For accrued interest receivable and accrued interest payable, the carrying amount is a reasonable estimate of fair value.

o Fair value of commitments to extend credit is estimated using the fees currently charged to enter into similar agreements, taking into account market interest rates, the remaining terms and present credit worthiness of the counterparties. The fair value of guarantees and letters of credit is based on fees currently charged for similar agreements.

         JUNIATA VALLEY FINANCIAL CORP. AND ITS WHOLLY-OWNED SUBSIDIARY,
                             THE JUNIATA VALLEY BANK
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)

The estimated fair values of the Corporation's financial instruments are as follows:


                                                                                    December 31,
                                                                                    ------------
                                                                              2003                      2002
                                                                              ----                      ----
                                                                     Carrying       Fair       Carrying       Fair
                                                                     Amount        Value       Amount       Value
                                                                     ------        -----       ------       -----
                                                                                    (In Thousands)
   Financial assets:
       Cash and due from banks                                      $ 13,502     $ 13,502     $ 11,111     $ 11,111
       Interest bearing deposits with banks                              125          125           90           90
       Interest bearing time deposits with banks                       4,090        4,090        5,390        5,390
       Federal funds sold                                                 --           --        3,700        3,700
       Securities                                                     98,601       98,802      100,402      101,193
       Restricted investment in bank stock                             1,107        1,107          639          639
       Loans receivable, net of allowance                            249,960      249,609      235,497      236,211
       Accrued interest receivable                                     1,810        1,810        2,011        2,011

   Financial liabilities:
       Deposits                                                      332,984      335,680      322,619      325,626
       Accrued interest payable                                          756          756        1,314        1,314

   Off-balance sheet financial instruments:
       Commitments to extend credit                                       --           --           --           --
       Standby letters of credit                                          --           --           --           --

         JUNIATA VALLEY FINANCIAL CORP. AND ITS WHOLLY-OWNED SUBSIDIARY,
                             THE JUNIATA VALLEY BANK
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


PARENT COMPANY ONLY FINANCIAL INFORMATION

                                 BALANCE SHEETS

                                                                        December 31,
                                                                       ------------
   ASSETS                                                             2003      2002
                                                                      ----      ----
                                                                       (In Thousands)
Cash                                                                $     3   $     4
Interest bearing deposits with banks                                    490       490
                                                                    -------   -------

       Cash and cash equivalents                                        493       494

Investment in Bank subsidiary                                        47,175    45,615
Securities available for sale                                         2,803     2,233
Other                                                                    53        26
                                                                    -------   -------

                                                                    $50,524   $48,368
                                                                    =======   =======

   LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities, other                                                  $    41   $    41

Stockholders' equity                                                 50,483    48,327
                                                                    -------   -------

                                                                    $50,524   $48,368
                                                                    =======   =======


                              STATEMENTS OF INCOME

                                                                       Years Ended December 31,
                                                                       ------------------------
                                                                      2003       2002       2001
                                                                      ----       ----       ----
                                                                            (In Thousands)
Dividends from Bank subsidiary                                      $ 3,708    $ 3,603    $ 3,090
Interest income                                                         146        109        102
Other expenses                                                          (90)       (77)       (66)
                                                                    -------    -------    -------

   Income before equity in undistributed net income of subsidiary     3,764      3,635      3,126

Equity in undistributed net income of Bank subsidiary                 1,883      1,380      1,516
                                                                    -------    -------    -------

      Net income                                                    $ 5,647    $ 5,015    $ 4,642
                                                                    =======    =======    =======

         JUNIATA VALLEY FINANCIAL CORP. AND ITS WHOLLY-OWNED SUBSIDIARY,
                             THE JUNIATA VALLEY BANK
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


PARENT COMPANY ONLY FINANCIAL INFORMATION (CONTINUED)


                            STATEMENTS OF CASH FLOWS
                                                                  Years Ended December 31,
                                                                  ------------------------
                                                                 2003       2002      2001
                                                                 ----       ----      ----
                                                                       (In Thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
   Net income                                                  $ 5,647    $ 5,015    $ 4,642
   Adjustments to reconcile net income to net cash
       provided by operating activities:
       Equity in undistributed net income
          of Bank subsidiary                                    (1,883)    (1,380)    (1,516)
       Increase in other assets                                    (27)        --        (10)
       Increase in other liabilities                                --         14         18
                                                               -------    -------    -------

          Net cash provided by operating activities              3,737      3,649      3,134
                                                               -------    -------    -------

CASH FLOWS FROM INVESTING ACTIVITIES
   Purchases of available for sale securities                   (2,330)    (1,159)      (622)
   Proceeds from maturities of available for sale securities     1,760        640        200
                                                               -------    -------    -------

          Net cash used in investing activities                   (570)      (519)      (422)
                                                               -------    -------    -------

CASH FLOWS FROM FINANCING ACTIVITIES
   Dividends paid and cash paid in lieu of fractional shares    (2,283)    (2,042)    (1,904)
   Purchase of treasury stock                                   (1,425)    (1,560)    (1,189)
   Treasury stock issued                                           540        469        181
   Stock issued under dividend reinvestment plan
       and employee stock purchase plan                             --         --        205
                                                               -------    -------    -------

          Net cash used in financing activities                 (3,168)    (3,133)    (2,707)
                                                               -------    -------    -------

          Increase (decrease) in cash and cash equivalents          (1)        (3)         5

Cash and cash equivalents:
   Beginning                                                       494        497        492
                                                               -------    -------    -------

   Ending                                                      $   493    $   494    $   497
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

     Please contact:

                                Ms. Judy Robinson
                             The Juniata Valley Bank
                                   P.O. Box 66
                              Mifflintown, PA 17059