Form 10-K, Exhibit 13
period 2004-12-31
JUNIATA VALLEY FINANCIAL CORP
filed 2005-03-16
CIK 714712

JUNIATA VALLEY FINANCIAL CORP. AND ITS WHOLLY-OWNED SUBSIDIARY,
                            THE JUNIATA VALLEY BANK
                               DECEMBER 31, 2004


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




CONTENTS

                                                                            Page
Stock, Dividend and Broker Information -------------------------------------- 2
Letter to Shareholders -------------------------------------------------- 3 - 4
Corporation Officers and Directors ------------------------------------------ 5
Advisory Board Members ------------------------------------------------------ 6
Bank Officers --------------------------------------------------------------- 7
Business --------------------------------------------------------------- 8 - 16
Financial Highlights ------------------------------------------------------- 17
Management's Discussion and Analysis of Financial Condition and
Results of Operations ------------------------------------------------- 18 - 39
Report of Independent Auditors --------------------------------------------- 40
Financial Statements:
        Consolidated Balance Sheets ---------------------------------------- 41
        Consolidated Statements of Income ---------------------------------- 42
        Consolidated Statements of Stockholders' Equity -------------------- 43 Consolidated Statements of Cash Flows ------------------------------ 44 Notes to Consolidated Financial Statements -------------------- 45 - 66

STOCK, DIVIDEND AND BROKER INFORMATION

Common stock issued by Juniata Valley Financial Corp. is quoted under the symbol "JUVF" on the over-the-counter ("OTC") Electronic Bulletin Board, an automated quotation service, made available through, and governed by, the NASDAQ system.

Prices presented in the table below are bid prices between broker-dealers which do not include retail mark-ups or markdowns or any commission to the broker-dealer. The published bid prices do not necessarily reflect prices in actual transactions. Cash dividends paid for 2004 and 2003 are provided in the table below.


                 2004                                     2003
                 ----                                     ----
                             Dividends                                 Dividends
Quarter     High     Low     per share    Quarter     High     Low     per share
-------     ----     ---     ---------    -------     ----     ---     ---------

First      $38.00  $34.50     $1.00       First      $30.75   $29.00
Second      41.00   36.00       .56       Second      30.75    29.65      $.47
Third       42.00   39.25                 Third       30.60    30.00
Fourth      42.00   40.00       .58       Fourth      34.50    30.25       .53


As noted in "Regulatory Matters and Stockholders' Equity" on page 57, the Corporation is subject to various regulatory capital requirements that limit the amount of capital available for dividends. The Corporation expects that it will continue to pay comparable dividends in the future, subject to regulatory requirements, the Corporation's financial condition and requirements, future prospects, business conditions and other factors deemed relevant by the Board of Directors.


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

               Ms. Linda L. Engle
         Juniata Valley Financial Corp.
                  P.O. Box 66
             Mifflintown, PA 17059

DIVIDEND DIRECT DEPOSIT PROGRAM

Juniata Valley Financial Corp. now offers a dividend direct deposit program whereby shareholders with registered stock in their own names may choose to have their dividends deposited directly into the bank account of their choice on dividend payment date. Information concerning this optional program is available by calling (717) 436-8211 or writing to:

               Ms. Linda L. Engle
         Juniata Valley Financial Corp.
                  P.O. Box 66
             Mifflintown, PA 17059

                         [JUNIATA VALLEY LOGO OMITTED]

                               POST OFFICE BOX 66
                            TELEPHONE (717) 436-8211

Dear Shareholder:

     On behalf of our entire team, we proudly present for your review, the 2004 Annual Report of the Juniata Valley Financial Corp.

     Despite a continuous low interest rate environment and a very sluggish economy in our market area, the team at The Juniata Valley Bank was able to continue to improve the financial performance of your bank.

     In addition to reporting the financial results for 2004, a meaningful measure of your Bank's success, this letter will also address other key aspects of our performance that are worthy of mention.

     In 2003, and continuing into 2004, we developed a strategy to expand our focus in our Trust and Investment Management Division. This strategy was designed to place more emphasis on Investment Management as an enhancement to our Trust and Investment Management Division's goals and objectives. As a result of our expanded focus, Trust assets under management, on an investment cost basis, have reached $66,843,000 as of December 31, 2004, compared to $61,736,000 as of December 31, 2003, this represents an increase of 8.27%.

     Early in 2004 we relocated our Trust and Investment Management Division to the first floor of our Operations Center to provide easier access and convenience to our customers. At the same time, we relocated our management team to the location which previously housed our Trust and Investment Management Division. This relocation will provide for more effective communication among management team members, and afford us the opportunity to enhance our effectiveness as a management team.

     In late spring of 2004, we began our focus on continuing to seek alternatives to improve our performance. After considerable thought and discussion, we initiated the implementation of our Profit Enhancement Program. This process caused us and will continue to encourage us to review every facet of the way we do business. We would anticipate the implementation of this initiative will prove to be beneficial to our company.

     In our ongoing desire to create efficiencies, during late summer of 2004, after considerable discussion and review, we decided to consolidate our Market Street Office into our Monument Square and Water Street offices. This decision was not easy. However, customer traffic had decreased significantly as a result of limited parking and a single lane drive up that would have been extremely costly to expand and upgrade. Additionally, we determined there was no need for us to have three branch offices within a three block area. The Market Street Office ceased operations on October 29, 2004.

     In conjunction with the consolidation of our Market Street facility, we relocated our Alternative Investment Division and several members of our loan origination staff to a smaller more efficient and convenient location in the strip mall on South Main Street in Lewistown.

     Finally, in October of 2004, we installed a "state of the art" check imaging system. This system allows us the opportunity to provide our customers clear detailed images of their checks while yet creating savings and efficiencies to the Bank. This system also enables us to be compliant when other features of the Federal Reserve Board's "Check 21" program are fully implemented. When combining this check imaging system with our "state of the art" internet banking product, we will be in a position to continue to provide enhanced technology banking opportunities to our customers.

     In addition to the aforementioned activities, 2004 was a very successful year from a financial standpoint for your Bank. Net income of the Corporation grew to $5,829,000 from $5,647,000 in 2003, an increase of 3.22%. Earnings per share increased from $2.47 in 2003 to $2.56 in 2004, an increase of 3.64%. Net income benefited from our ongoing attempt to improve non interest income. While net interest income grew 1.74%, non interest income increased by 25.40%. In 2004, non interest income represented 18.46% of total operating revenue compared to 15.52% in 2003. Excluding gains from the sale of securities, non interest income increased 12.41% over 2003.

     Despite the sluggish economy, mentioned earlier, the assets of your Bank reached $396,758,000 at 2004 year end versus $387,780,000 at year end 2003. Net loans outstanding reached record levels as we ended 2004 at $276,759,000 compared to $249,960,000 at year end 2003. This represents an increase of $26,799,000 or 10.72%.

     The two most commonly used financial measurements in the banking industry again reflected a nice improvement in 2004 compared to 2003. Return on average assets (ROAA) increased from 1.46% in 2003 to 1.48% in 2004. Return on average equity (ROAE) improved from 11.86% in 2003 to 11.95% in 2004.

     Finally, as a result of the financial performance mentioned above, the market value of our stock again increased significantly, closing 2004 at $42.00 per share from the 2003 closing price of $34.50. When considering the appreciation in stock value, our $1.00 special cash dividend and $1.14 in regular dividends, the total return on the stock of JUVF for 2004 was 27.94% compared to 21.36% in 2003.

     For over 137 years, your Bank has worked very hard to improve its products and service to justify your trust. We do not take your trust in us for granted, and we realize that we must always work to improve all aspects of our service to you. With that in mind, we would like to thank you, our shareholders, for your continued loyalty and support. Further, we want to assure you that the officers, directors and employees will continue to work diligently to ensure that the Juniata Valley Financial Corp. continues to be a quality financial institution.

                                              Sincerely,

                                              [SIGNATURE OMITTED]

                                              Francis J. Evanitsky
                                              President & CEO


                    JUNIATA VALLEY FINANCIAL CORP. OFFICERS

TIMOTHY I. HAVICE                                   RONALD H. WITHERITE
Chairman                                            Vice Chairman, Secretary

FRANCIS J. EVANITSKY                                LINDA L. ENGLE
President                                           Treasurer



                                   DIRECTORS

JOE E. BENNER                                       ROBERT K. METZ, JR.
Owner, Benner Automotive                            Retired President, Metz Poultry Farms, Inc.

A. JEROME COOK                                      DALE G. NACE
Retired President, The Juniata Valley Bank          Owner/Operator, Glenn Nace, Inc.

MARTIN L. DREIBELBIS                                JOHN A. RENNINGER
Self-Employed, Petroleum Consultant                 Retired President, A. D. Renninger
                                                    Lumber Company
FRANCIS J. EVANITSKY
President & CEO, The Juniata Valley Bank            RICHARD M. SCANLON, DMD
                                                    Self-Employed, Dentist
PHILIP E. GINGERICH, JR.
President, Central Insurers Group, Inc.             HAROLD B. SHEARER
                                                    Retired, Self-employed, Farmer
MARSHALL L. HARTMAN
Owner, Traditions, Ltd.                             JAN G. SNEDEKER
                                                    President & Chairman of the Board,
DON E. HAUBERT                                      Snedeker Oil Co., Inc.
President, Haubert Homes, Inc.
                                                    RONALD H. WITHERITE
TIMOTHY I. HAVICE                                   Owner, Ron's Fruit Market, Inc.
Chairman, Owner, T.I. Havice, Developer

CHARLES L. HERSHBERGER
President, Stonewall Equity, Inc.


NOTE: Above Directors also comprise the Board of Directors for The Juniata Valley Bank

                             ADVISORY BOARD MEMBERS

MILLERSTOWN OFFICE                           MONUMENT SQUARE/WAL-MART OFFICES
R. Franklin Campbell                         William R. Carter
Lowell R. Frantz, C.L.U.                     Lee Ellen Foose
Gregory J. Gordon                            Sharon D. Havice
Gerald M. Lyter                              Nancy S. Reinke
James A. Witmer                              Christine L. Weyer
Gary G. Wright                               Frank A. Zampelli

PORT ROYAL OFFICE                            GARDENVIEW OFFICE
Kim E. Bomberger                             Larry B. Cottrill, Jr.
Robert D. Hower                              David B. Esh
Richard J. Junk                              H. Ross Harshbarger
N. Jeffrey Leonard                           Donald R. Hartzler
Dennis A. Long                               Jerry L. Wagner

McALISTERVILLE OFFICE                        WATER STREET OFFICE
Mark D. Apple                                George W. Anderson
M. Richard Dimm                              Catherine J. Searer
Steve D. Ehrenzeller                         Susan M. McCartney
Samuel E. Knouse                             Steve R. Watson
Richard J. Sankey

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


                        THE JUNIATA VALLEY BANK OFFICERS
          A Wholly-Owned Subsidiary of Juniata Valley Financial Corp.

EXECUTIVE
    Francis J. Evanitsky ---------------------------------------------------- President & C.E.O.
    Linda L. Engle -------------------------------------------- Executive Vice President, C.F.O.
    Judy E. Robinson ------------------------------------------------------- Executive Secretary
ADMINISTRATION
    Pamela S. Eberman ------------------------------- Sr. Vice President, Human Resource Manager
    Thomas L. Parrish --------------------------- Sr. Vice President, Community Banking Division
    Lou Ann Wilson ------------------------------------------ Vice President, Compliance Officer
    Suzanne Booher-------------------------------------------------- Facilities/Security Officer
ACCOUNTING
    Kristi J. Burdge ---------------------------------------------------------- Staff Accountant
    Anna Mae Peoples-------------------------------------- Vice President, Accounting Specialist
LOANS
    Edward L. Kauffman --------------------------------------- Sr. Vice President, Loan Division
    Robert G. Dillon ---------------------- Vice President, Sr. Loan Officer/Collections Manager
    Scott E. Nace ---------------------------------- Vice President, Loan Administration Manager
    David A. Pecht --------------------------- Vice President, Secondary Mortgage Market Manager
    M. Randall French ----------------------------------------- Vice President, Sr. Loan Officer
    Kurt L. McKinney, Jr. ------------------------------------- Vice President, Sr. Loan Officer
    J. Neal Shawver ----------------------------------------------- Vice President, Loan Officer
    R. Jack Morgan ---------------------------------------------------------------- Loan Officer
    Penny L. Adams ---------------------------------------------------------------- Loan Officer
OPERATIONS
    Judy R. Aumiller ------------------------ Sr. Vice President, Operations Technology Division
    Kathy D. Hutchinson --------------------- Vice President, Data/Operations/Technology Manager
    Deborah A. Sheaffer ------------------------------------- Vice President, Money Desk Manager
    Sherise Y. Pelizzari -------------------------- Assistant Vice President, Operations Manager
    S. Marlene Hubler ---------------------------------------------- Computer Operations Manager
TRUST & INVESTMENT MANAGEMENT
    William L. Barnett -------------- Sr. Vice President, Trust & Investment Management Division
    James C. Dillman --------------------------------------------- Vice President, Trust Officer
    Cynthia L. Williams ------------------------------------------ Vice President, Trust Officer
BLAIRS MILLS OFFICE
    Wayne S. McCoy ------------------------------------ Vice President, Community Office Manager
BURNHAM OFFICE
    Leann M. Fisher ----------------------------------- Vice President, Community Office Manager
GARDENVIEW OFFICE
    Larry B. Cottrill, Jr. ---------------------------- Vice President, Community Office Manager
    Christine L. Searer ----------------------------------------------- Customer Service Officer
McALISTERVILLE OFFICE
    Leslie A. Miller -------------------------------------------------- Community Office Manager
    Kelly M. Neimond -------------------------------------------------- Customer Service Officer
MIFFLINTOWN OFFICE
    Betty D. Ryan ------------------------------------- Vice President, Community Office Manager
MILLERSTOWN OFFICE
    James A. Witmer ----------------------------------- Vice President, Community Office Manager
    Lisa M. Freet ----------------------------------------------------- Customer Service Officer
MONUMENT SQUARE OFFICE
    Lee Ellen Foose ----------------------------------- Vice President, Community Office Manager
    Stacey K. McMurtrie ----------------------------------------------- Customer Service Officer
MOUNTAIN VIEW OFFICE
    Brenda A. Brubaker -------------------------------- Vice President, Community Office Manager
PORT ROYAL OFFICE
    Barbara I. Seaman --------------------------------- Vice President, Community Office Manager
    Lona Rae Hawthorne------------------------------------------------- Customer Service Officer
WAL-MART OFFICE
    Christine L. Weyer -------------------------------- Vice President, Community Office Manager
    Denise M. Rothrock ------------------------------------------------ Customer Service Officer
WATER STREET OFFICE
    Catherine J. Searer ------------------------------- Vice President, Community Office Manager
FINANCIAL SERVICES
    Winston L. Libby ------------------------------------------------ Financial Services Officer
    Malcolm R. Parks ------------------------------------------------ Financial Services Officer

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

NATURE OF OPERATIONS

Juniata Valley Financial Corp. (Corporation) operates primarily in central Pennsylvania with the purpose of delivering financial services within its local market. The Corporation provides retail and commercial banking services through 11 offices in the following locations: Juniata County is home to four community offices; Mifflin County is home to five community offices along with a new financial services office; Perry and Huntingdon counties each have one community office; Centre County houses a loan production office. A full range of consumer and commercial banking services are offered through the Corporation. Consumer banking services include: Internet banking; telephone banking; eight automated teller machines; personal checking accounts; club accounts; checking overdraft privileges; money market deposit accounts; savings accounts; debit cards; certificates of deposit; individual retirement accounts; secured and unsecured installment loans; secured and unsecured lines of credit; construction and mortgage loans; safe deposit boxes. Commercial banking services include: small and highvolume business checking accounts; internet account management services; ACH origination; payroll direct deposit; commercial lines of credit; commercial letters of credit; commercial term and demand loans. Comprehensive trust, asset management and estate services are provided; and the Corporation has staff contracted with a brokerdealer to allow them to offer a full range of financial services: annuities, mutual funds, stock and bond brokerage services and long-term care insurance. Management believes it has a relatively stable deposit base with no major seasonal depositor or group of depositors. Most of the Corporation's commercial customers are small and mid-sized businesses in central Pennsylvania.

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

On November 12, 1999, The Gramm-Leach-Bliley Act was signed into law. The Act permits commercial banks to affiliate with investment banks. It permits bank holding companies to engage in any type of financial activity which includes: securities, insurance, merchant banking/equity investment, financial in nature and complimentary activities. The merchant banking provisions will allow a bank holding company to make a controlling investment in any kind of company, financial or commercial. These new powers allow a bank to engage in virtually every type of activity currently recognized as financial or incidental or complementary to a financial activity. The commercial bank has to be wellcapitalized, well managed and CRA rated satisfactory or better. The Act also allows subsidiaries of banks to engage in a broad range of financial activities that are not permitted for banks themselves. In light of this new legislation, The Corporation and The Juniata Valley Bank will evaluate new financial activities that would complement the products already offered to enhance non-interest income.

        JUNIATA VALLEY FINANCIAL CORP. AND ITS WHOLLY-OWNED SUBSIDIARY,
                            THE JUNIATA VALLEY BANK
                                    BUSINESS

SUPERVISION AND REGULATION (CONTINUED)

The Sarbanes-Oxley Act of 2002 implemented a broad range of corporate governance, accounting and reporting measures for companies that have securities registered under the Securities Exchange Act of 1934, such as the Corporation. Specifically, the Sarbanes-Oxley Act and the various regulations promulgated thereunder, established, among other things: (i) new requirements for audit committees, including independence, expertise, and responsibilities; (ii) additional responsibilities regarding financial statements for the Chief Executive Officer and Chief Financial Officer of the reporting company; (iii) new standards for auditors and regulation of audits, including independence provisions that restrict non-audit services that accountants may provide to their audit clients; (iv) increased disclosure and reporting obligations for the reporting company and their directors and executive officers, including accelerated reporting of stock transactions and a prohibition on trading during pension blackout periods; (v) a prohibition on personal loans to directors and officers, except certain loans made by insured financial institutions on non-preferential terms and in compliance with other bank regulatory requirements; and (vi) a range of new and increased civil and criminal penalties for fraud and other violations of the securities laws.

Section 404 of the Sarbanes-Oxley Act requires the Corporation to include in its Annual Report on Form 10-K for fiscal years ending after November 15, 2004, a report by its management and an attestation report by its independent registered public accounting firm on the adequacy of the Corporation's internal control over financial reporting. Management's internal control report must, among other things, set forth management's assessment of the effectiveness of the Corporation's internal control over financial reporting as of the end of the Corporation's most recent fiscal year, including a statement as to whether or not internal control over financial reporting is effective. On November 30, 2004, the Securities and Exchange Commission issued an exemptive order permitting companies of our size to include such reports in an amended Annual Report on Form 10-K filed on or before May 2, 2005. In reliance on this exemptive order, our Annual Report on Form 10-K does not include reports of management and the Corporation's independent registered public accounting firm on internal control over the Corporation's financial reporting. We will include these reports in an amended Form 10-K that we will file by May 2, 2005.

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

To be considered well capitalized, an institution must have a total risk-based capital ratio of at least 10%, a Tier I risk based capital ratio of at least 6%, a leverage capital ratio of 5% and must not be subject to any order or directive requiring the institution to improve its capital level. An institution falls within the adequately capitalized category if it has a total risk-based capital ratio of at least 8%, a Tier I risk-based capital ratio of at least 4%, and a leverage capital ratio of at least 4%. Institutions with lower capital levels are deemed to be undercapitalized, significantly undercapitalized or critically undercapitalized, depending on their actual capital levels.

The following table sets forth the computation of the Bank's regulatory capital ratios. The Bank exceeded the minimum capital levels of the well capitalized category. The Corporation's ratios were not materially different from those of the Bank.

                                                            December 31,
                                                         ------------
                                                   2004      2003       2002
                                                   ----      ----       ----
Risk-weighted assets ratio:
    Tier I                                        17.54%    18.89%     18.76%
    Total                                         18.69%    20.05%     19.93%

Total assets leverage ratio:
    Tier I                                        11.58%    11.93%     12.04%

        JUNIATA VALLEY FINANCIAL CORP. AND ITS WHOLLY-OWNED SUBSIDIARY,
                            THE JUNIATA VALLEY BANK
                                    BUSINESS


SECURITIES PORTFOLIO

The following table sets forth the carrying amount of securities at the dates indicated:


                                                                 December 31,
                                                                 ------------
                                                           2004      2003       2002
                                                           ----      ----       ----
                                                                (In Thousands)

Available for sale securities (at fair value):

    U.S. Treasury and other U.S. government obligations   $48,247   $57,715   $ 46,593
    States and political subdivisions                      17,234    18,383     16,299
    Other corporate                                            --        --      2,004
    Mortgage-backed                                         4,947     6,260      4,628
    Equity                                                  1,155     1,226        971
                                                          -------   -------   --------
                                                           71,583    83,584     70,495
                                                          -------   -------   --------

Held to maturity securities (at amortized cost):

    U.S. Treasury and other U.S. government obligations     4,485     4,476      3,467
    States and political subdivisions                          --    10,541     20,626
    Other corporate                                            --        --      5,814
                                                          -------   -------   --------
                                                            4,485    15,017     29,907
                                                          -------   -------   --------
        Total securities                                  $76,068   $98,601   $100,402
                                                          =======   =======   ========

        JUNIATA VALLEY FINANCIAL CORP. AND ITS WHOLLY-OWNED SUBSIDIARY,
                            THE JUNIATA VALLEY BANK
                                    BUSINESS

SECURITIES PORTFOLIO (CONTINUED)

The following table sets forth the maturities of securities at December 31, 2004 and the weighted average yields of such securities by contractual maturities or call dates. Yields on obligations of state and political subdivisions are not presented on a tax equivalent basis. Mortgage-backed securities with contractual maturities after ten years from December 31, 2004, feature regular repayments of principal and average lives of three to five years.


                                                                        Maturing
                                                                        --------
                                                               After One      After Five
                                                              But Within      But Within         After
                                          Within One Year     Five Years       Ten Years       Ten Years
                                          Amount   Yield   Amount   Yield   Amount   Yield   Amount   Yield
                                          ------   -----   ------   -----   ------   -----   ------   -----
                                                                 (In Thousands)
Available for sale:

    U.S. Treasury and other U.S.
       government agencies               $11,565   3.17%  $36,682   3.22%  $    --     --%   $   --     --%
    State and political
       subdivisions                        1,895   3.82    15,339   3.44        --     --        --     --
    Mortgage-backed                           --     --     1,743   3.93        --     --     3,204   4.20
                                         -------          -------          -------           ------
                                          13,460           53,764               --            3,204
                                         -------          -------          -------           ------
Held to maturity:

    U.S. Treasury and other U.S.
       government agencies                 1,000   1.71     3,485   3.36        --     --        --     --
                                         -------          -------          -------           ------

                                           1,000            3,485               --               --
                                         -------          -------          -------           ------

          Total                          $14,460          $57,249          $    --           $3,204
                                         =======          =======          =======           ======

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

        JUNIATA VALLEY FINANCIAL CORP. AND ITS WHOLLY-OWNED SUBSIDIARY,
                            THE JUNIATA VALLEY BANK
                                    BUSINESS

LOAN PORTFOLIO

The highest loan concentration by activity type continues to be the trucking industry. The percentage of these loans to total loans was approximately two percent at the latest review. This industry services many other industries and no potential significant risk is evident.

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

The following table shows the Bank's loan distribution at the end of each of the last five years:


                                                                 December 31,
                                                                 ------------
                                               2004       2003       2002       2001       2000
                                               ----       ----       ----       ----       ----
                                                                (In Thousands)

    Commercial, financial and agricultural   $ 23,301   $ 25,885   $ 26,815   $ 24,548   $ 23,327
    Real estate mortgage                      191,045    162,164    157,609    151,369    142,897
    Consumer (less unearned discount)          61,108     60,154     51,352     51,733     52,991
    All other                                   4,294      4,577      2,452      2,874      3,101
                                             --------   --------   --------   --------   --------
        Total loans                          $279,748   $252,780   $238,228   $230,524   $222,316
                                             ========   ========   ========   ========   ========

This table shows the maturity of loans (excluding residential mortgages of 1-4 family residences and consumer loans) outstanding as of December 31, 2004.

                                                        Maturing   Maturing   Maturing
                                                         During    From 2006    After
                                                          2005     Thru 2009    2009      Total
                                                          ----     ---------    ----      -----
                                                                     (In Thousands)

    Commercial, agricultural and financial              $ 23,301   $     --   $     --   $ 23,301
    Commercial real estate                                50,036         --         --     50,036
    All other                                              4,294         --         --      4,294
                                                        --------   --------   --------   --------
        Total loans                                     $ 77,631   $     --   $     --   $ 77,631
                                                        ========   ========   ========   ========

        JUNIATA VALLEY FINANCIAL CORP. AND ITS WHOLLY-OWNED SUBSIDIARY,
                            THE JUNIATA VALLEY BANK
                                    BUSINESS

NONACCRUAL, PAST DUE AND RESTRUCTURED LOANS

The following table summarizes the Bank's nonaccrual, past due and restructured loans:


                                                                  December 31,
                                                                  ------------
                                             2004        2003        2002        2001        2000
                                             ----        ----        ----        ----        ----
                                                                 (In Thousands)

    Average loans outstanding              $263,773    $238,794    $233,262    $223,487    $212,270
                                           ========    ========    ========    ========    ========
    Nonaccrual loans                       $     --    $     --    $    219    $    934    $    364
    Accruing loans past due
        90 days or more                         365         584         544         811         440
   Restructured loans                            --          --          --          --          --
                                           --------    --------    --------    --------    --------
        Total                              $    365    $    584    $    763    $  1,745    $    804
                                           ========    ========    ========    ========    ========

    Ratio of non-performing loans
        to average loans outstanding            .14%        .24%        .33%        .78%        .39%

Information with respect to nonaccrual and restructured loans at December 31,

                                             2004        2003        2002        2001        2000
                                             ----        ----        ----        ----        ----
                                                                 (In Thousands)
    Nonaccrual loans                       $     --    $     --    $    219    $    934    $    364
    Restructured loans                           --          --          --          --          --
    Interest income that would have been
        recorded under original terms            --          --          20          84          38
    Interest income recorded
        during the period                        --          --          --          --          --
    Commitments to lend additional funds         --          --          --          --          --

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

        JUNIATA VALLEY FINANCIAL CORP. AND ITS WHOLLY-OWNED SUBSIDIARY,
                            THE JUNIATA VALLEY BANK
                                    BUSINESS

SUMMARY OF LOAN LOSS EXPERIENCE

The following table summarizes the Bank's loan loss experience for each of the five years ended December 31,


                                                 2004        2003        2002        2001        2000
                                                 ----        ----        ----        ----        ----
                                                                    (In Thousands)

    Average loans outstanding                  $263,773    $238,794    $233,262    $223,487    $212,270
                                               ========    ========    ========    ========    ========

    Allowance for loan loss at January 1       $  2,820    $  2,731    $  2,526    $  2,497    $  2,486

    Losses charged to allowance
        Commercial                                   43          78          54          58         155
        Real estate                                  10          50          44          51          --
        Consumer                                    122         107         109         128          89
                                               --------    --------    --------    --------    --------
                                                    175         235         207         237         244
                                               --------    --------    --------    --------    --------

    Recoveries credited to allowance
        Commercial                                    1           1           5           2          13
        Real estate                                   2           2         103          19          --
        Consumer                                     15          17           4           5          12
                                               --------    --------    --------    --------    --------
                                                     18          20         112          26          25
                                               --------    --------    --------    --------    --------
   Net charge-offs                                  157         215          95         211         219

    Provision for loan losses                       326         304         300         240         230
                                               --------    --------    --------    --------    --------

    Allowance for loan losses at December 31   $  2,989    $  2,820    $  2,731    $  2,526    $  2,497
                                               ========    ========    ========    ========    ========

    Ratio of net charge-offs to
        average loans outstanding                   .06%        .09%        .04%        .09%        .10%

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


                     2004                2003                2002               2001                2000
                     ----                ----                ----               ----                ----
                                                       (In Thousands)
                          % OF                % of                % of               % of                 % of
               AMOUNT     LOAN     Amount     Loan     Amount     Loan    Amount     Loan     Amount      Loan

Commercial     $1,087      9.9%    $1,055     12.0%    $1,057     12.3%   $  970     11.9%    $  670      12.4%
Real estate       602     68.3        548     64.2        561     66.2       747     65.7        472      64.3
Consumer        1,002     21.8        963     23.8        853     21.5       656     22.4        770      23.3
Unallocated       298       --        254       --        260       --       153       --        585        --
               ------      ---     ------      ---     ------      ---    ------      ---     ------       ---
Total          $2,989      100%    $2,820      100%    $2,731      100%   $2,526      100%    $2,497       100%
               ======      ===     ======      ===     ======      ===    ======      ===     ======       ===

        JUNIATA VALLEY FINANCIAL CORP. AND ITS WHOLLY-OWNED SUBSIDIARY,
                            THE JUNIATA VALLEY BANK
                                    BUSINESS

SUMMARY OF LOAN LOSS EXPERIENCE
(CONTINUED)

While loans secured by real estate mortgages comprise greater than 68% of the total loan portfolio, historically these accounts have resulted in marginal loss. Therefore management's evaluation of the loan portfolio indicates a relatively low allocation of the allowance for this category of loans.

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

Highly leveraged transactions (HLTS) generally include loans and commitments made in connection with recapitalizations, acquisitions and leveraged buyouts and result in the borrowers' debt-to-total assets ratio exceeding 75%. The Bank has no loans at December 31, 2004, that qualified as HLTS.


         JUNIATA VALLEY FINANCIAL CORP. AND ITS WHOLLY-OWNED SUBSIDIARY,
                             THE JUNIATA VALLEY BANK
                                    BUSINESS

DEPOSITS

The average daily amount of deposits and rates paid on such deposits is summarized for December 31, in the following table:

                                         2004              2003               2002
                                         ----              ----               ----
                                    AMOUNT   RATE    Amount    Rate     Amount    Rate
                                    ------   ----    ------    ----     ------    ----
                                                     (In Thousands)

    Non-interest bearing demand    $ 45,402         $ 42,010          $ 38,870
    Interest bearing demand          62,494   .84%    62,381   1.16%    53,896    1.59%
    Savings deposits                 44,988   .96     40,043   1.23     35,382    1.82
    Time deposits                   182,384  2.96    186,843   3.34    186,425    4.18
                                   --------         --------          --------
        Total                      $335,268         $331,277          $314,573
                                   ========         ========          ========

As of December 31, 2004, certificates of deposit outstanding in an individual amount of $100,000 or more totalled $38,247,000.

The maturity of these certificates of deposits is as follows:

                            Over 3        Over 6
             3 months     through 6     through 12        Over 12
             or less        months        months           months
             -------        ------        ------           ------
                                (In Thousands)

             $10,850       $6,352         $6,001          $15,044
             =======       ======         ======          =======

        JUNIATA VALLEY FINANCIAL CORP. AND ITS WHOLLY-OWNED SUBSIDIARY,
                            THE JUNIATA VALLEY BANK
                                    BUSINESS

QUARTERLY RESULTS OF OPERATIONS

                                              Three Months Ended
                                              ------------------
                                    March 31   June 30    Sept. 30   Dec. 31
                                    --------   -------    --------   -------
                                      (In Thousands, except per share data)

FOR THE YEAR 2004
   Interest income                  $ 5,317    $ 5,445    $ 5,476    $ 5,489
   Interest expense                  (1,641)    (1,550)    (1,593)    (1,654)
                                    -------    -------    -------    -------
   Net interest income                3,676      3,895      3,883      3,835
   Provision for loan losses            (80)       (77)       (82)       (87)
   Other income                         827        925        754        955
   Other expenses                    (2,618)    (2,649)    (2,667)    (2,692)
                                    -------    -------    -------    -------
   Income before income taxes         1,805      2,094      1,888      2,011
   Income taxes                        (450)      (519)      (572)      (428)
                                    -------    -------    -------    -------
   Net income                       $ 1,355    $ 1,575    $ 1,316    $ 1,583
                                    =======    =======    =======    =======

   Per-share data:
       Basic earnings               $   .59    $   .69    $   .58    $   .70
       Diluted earnings                 .59        .69        .57        .69
       Cash dividends                  1.00        .56         --        .58


                                              Three Months Ended
                                              ------------------
                                    March 31   June 30    Sept. 30   Dec. 31
                                    --------   -------    --------   -------
                                      (In Thousands, except per share data)

FOR THE YEAR 2003
   Interest income                  $ 5,673    $ 5,798    $ 5,611    $ 5,418
   Interest expense                  (2,016)    (1,914)    (1,832)    (1,710)
                                    -------    -------    -------    -------
   Net interest income                3,657      3,884      3,779      3,708
   Provision for loan losses            (75)       (75)       (75)       (79)
   Other income                         507        609        930        714
   Other expenses                    (2,392)    (2,451)    (2,577)    (2,597)
                                    -------    -------    -------    -------
   Income before income taxes         1,697      1,967      2,057      1,746
   Income taxes                        (359)      (441)      (502)      (518)
                                    -------    -------    -------    -------
   Net income                       $ 1,338    $ 1,526    $ 1,555    $ 1,228
                                    =======    =======    =======    =======

   Per-share data:
       Basic and diluted earnings   $   .58    $   .67    $   .68    $   .54
       Diluted earnings                 .58        .67        .68        .53
       Cash dividends                    --        .47         --        .53


         JUNIATA VALLEY FINANCIAL CORP. AND ITS WHOLLY-OWNED SUBSIDIARY
                            THE JUNIATA VALLEY BANK
            FIVE YEAR FINANCIAL HIGHLIGHTS o SELECTED FINANCIAL DATA

                                     2004           2003          2002          2001         2000
                                     ----           ----          ----          ----         ----

BALANCE SHEET DATA (In Thousands)
   Assets                         $  396,758    $  387,780    $  375,735    $  356,757    $  334,914
   Deposits                          332,642       332,984       322,619       305,468       287,221
   Loans receivable, net             276,759       249,960       235,497       227,998       219,819
   Securities                         84,157       103,798       106,431        98,073        85,571
   Stockholders' equity               50,153        50,483        48,327        45,326        43,082
   Average equity                     48,776        47,629        46,210        44,348        42,106
   Average assets                    393,554       386,574       366,853       348,331       334,685

EARNINGS DATA (In Thousands)
   Interest income                $   21,727    $   22,500    $   23,470    $   24,641    $   24,679
   Interest expense                    6,438         7,472         9,299        11,929        11,880
                                  ----------    ----------    ----------    ----------    ----------
   Net interest income                15,289        15,028        14,171        12,712        12,799
   Provision for loan losses             326           304           300           240           230
                                  ----------    ----------    ----------    ----------    ----------
   Net interest income after
      provision for loan losses       14,963        14,724        13,871        12,472        12,569
   Other income                        3,461         2,760         2,014         2,194         1,377
   Other expenses                     10,626        10,017         9,124         8,596         8,184
                                  ----------    ----------    ----------    ----------    ----------
   Income before income taxes          7,798         7,467         6,761         6,070         5,762
   Federal income taxes                1,969         1,820         1,746         1,428         1,375
                                  ----------    ----------    ----------    ----------    ----------

   Net income                     $    5,829    $    5,647    $    5,015    $    4,642    $    4,387
                                  ==========    ==========    ==========    ==========    ==========

RATIOS
   Return on average assets             1.48%         1.46%         1.37%         1.33%         1.31%
   Return on average equity            11.95         11.86         10.85         10.47         10.42
   Equity to assets (year end)         12.64         13.02         12.86         12.71         12.86
   Loans to deposits (year end)        83.20         75.07         73.00         74.64         76.53
   Dividend payout (percentage
      of income)                       83.70         40.43         40.72         40.78         66.90
   Efficiency ratio                    56.67         56.31         56.37         57.67         57.73

PER SHARE DATA
   Basic earnings                       2.56          2.47          2.15          1.96          1.81
   Diluted earnings                     2.54          2.45          2.15          1.96          1.81
   Cash dividends                       2.14          1.00           .88           .80          1.21
   Book value                          21.99         22.10         20.89         19.28         18.09
   Average shares outstanding      2,279,584     2,290,961     2,330,390     2,368,923     2,420,966
   Approximate number
      of stockholders                  1,751         1,761         1,751         1,719         1,725


                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

--------------------------------------------------------------------------------
                              FINANCIAL CONDITION
--------------------------------------------------------------------------------

TABLE 1 - SOURCES AND USES OF FUNDS TRENDS


                                             2004         Increase (Decrease)      2003        Increase (Decrease)       2002
                                            AVERAGE       -------------------     Average      ------------------       Average
                                            BALANCE        Amount       %         Balance        Amount      %          Balance
                                            -------        ------       -         -------        ------      -          -------
                                                                            (Thousands of Dollars)
Funding uses:
   Interest earning assets:
      Loans:
         Commercial                        $  84,819    $   9,276        12.28%   $  75,543    $   4,637      6.54%    $  70,906
         Mortgage                            123,614       10,234         9.03      113,380          231       .20       113,149
         Consumer                             59,486        5,421        10.03       54,065        4,858      9.87        49,207
                                           ---------    ---------                 ---------    ---------               ---------
                                             267,919       24,931        10.26      242,988        9,726      4.17       233,262
         Less: Allowance for loan losses      (2,916)        (136)       (4.89)      (2,780)        (180)    (6.92)       (2,600)
                                           ---------    ---------                 ---------    ---------               ---------
                                             265,003       24,795        10.32      240,208        9,546      4.14       230,662
      Interest bearing deposits
         with banks                            5,569          227         4.25        5,342        1,103     26.02         4,239
      Securities                              85,754      (14,784)      (14.70)     100,538        4,553      4.74        95,985
      Funds sold                               3,933       (2,632)      (40.09)       6,565          457      7.48         6,108
                                           ---------    ---------                 ---------    ---------               ---------
                                              95,256      (17,189)      (15.29)     112,445        6,113      5.75       106,332
                                           ---------    ---------                 ---------    ---------               ---------
     Total interest earning
         assets                              360,259        7,606         2.16      352,653       15,659      4.65       336,994
      Other assets                            33,295         (626)       (1.85)      33,921        4,062     13.60        29,859
                                           ---------    ---------                 ---------    ---------               ---------
            Total uses                     $ 393,554    $   6,980         1.81    $ 386,574    $  19,721      5.38     $ 366,853
                                           =========    =========                 =========    =========               =========

Funding sources:
   Deposits:
      Demand                               $  45,402    $   3,392         8.07    $  42,010    $   3,140      8.08     $  38,870
      Interest bearing demand                 62,494          113          .18       62,381        8,485     15.74        53,896
      Savings                                 44,988        4,945        12.35       40,043        4,661     13.17        35,382
      Time under $ 100,000                   145,953       (6,994)       (4.57)     152,947         (555)     (.36)      153,502
                                           ---------    ---------                 ---------    ---------               ---------
      Total core deposits                    298,837        1,456          .49      297,381       15,731      5.59       281,650
      Time over $100,000                      36,431        2,535         7.48       33,896          973      2.96        32,923
                                           ---------    ---------                 ---------    ---------               ---------
      Total deposits                         335,268        3,991         1.20      331,277       16,704      5.31       314,573
   Other liabilities                           5,984       (1,189)      (16.58)       7,173        1,240     20.90         5,933
   Borrowings                                  3,526        3,031       612.32          495          358    261.31           137
   Stockholders' equity                       48,776        1,147         2.41       47,629        1,419      3.07        46,210
                                           ---------    ---------                 ---------    ---------               ---------
         Total sources                     $ 393,554    $   6,980         1.81    $ 386,574    $  19,721      5.38     $ 366,853
                                           =========    =========                 =========    =========               =========

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

FORWARD-LOOKING STATEMENTS

The information contained in this Annual Report contains forward-looking statements (as defined in the Securities Exchange Act of 1934 and the regulation hereunder), including without limitation, statements as to the future loan and deposit volumes, the allowance and provision for possible loan losses, future interest rates and their effect on the Corporation's financial condition or results of operations, the classification of the investment portfolio and other statements which are not historical facts or as to trends or management's intentions, plans, beliefs, expectations or opinions. Such forward-looking statements are subject to risks and uncertainties and may be affected by various factors which may cause actual results to differ materially from those in these forward-looking statements including without limitation, the effect of economic conditions and related uncertainties, the effect of interest rates on the Corporation, federal and state government regulation and competition. Certain of these risks, uncertainties and other factors are discussed in this Annual Report or on Form 10-K for the year ended December 31, 2004, a copy of which may be obtained from the Corporation upon request without charge.

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

Management, in determining the allowance for loan losses, makes significant estimates. Consideration is given to a variety of factors including: current economic conditions, diversification of the loan portfolio, delinquency statistics, results of internal loan reviews, borrowers' perceived financial and managerial strengths, the adequacy of the underlying collateral, if collateral dependent or present value of future cash flows and other relevant factors.

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

BALANCE SHEET SUMMARY

The Corporation functions as a financial intermediary and therefore its financial condition is analyzed in terms of changes in its sources and uses of funds and is most meaningful when analyzed in terms of changes in daily average balances. Table 1 presents daily average balances, the dollar change and percentage change for the past two years. This table is referenced for the discussion in this section.

The Corporation's average assets experienced an increase during 2004, reaching the level of $393,554,000, an increase of $6,980,000 or 1.81%, compared to 2003. From 2002 to 2003 the Corporation experienced an increase in assets of $19,721,000. The Corporation experienced an increase in average balances of loans of $24,931,000 or 10.26% from 2003 to 2004. This increase in 2003 over 2002 was $9,726,000 or 4.17%. Because the increase in loans was so significant in 2004, as securities matured or were called the money could be utilized for funding loan growth. Average securities declined to $85,754,000 in 2004 from $100,538,000 in 2003, a difference of $14,784,000 or 14.70%. Average securities increased from $95,985,000 in 2002 to $100,538,000 in 2003. This represents an increase of $4,553,000 or 4.74%. Interest bearing deposits with banks increased slightly to $5,569,000 in 2004 from $5,342,000 in 2003. The increase in 2004 over 2003 was $227,000 or 4.25%. The average balance in interest bearing deposits for 2002 was $4,239,000 compared to $5,342,000 in 2003. The 2003 balance represents a $1,103,000 increase over 2002 or 26.02%. Federal funds sold average balance decreased $2,632,000 or 40.09% in 2004 over 2003. This was preceded by a small increase in 2003 over 2002 of $457,000 or 7.48%. Average balances for federal funds sold for 2004, 2003, and 2002 were $3,933,000, $6,565,000 and $6,108,000, respectively. This reflects an effort by management to keep money invested at a better rate than federal funds, therefore interest bearing deposits with banks have been maintained in certificates of deposit with no more than $100,000 at an FDIC insured institution. Overall, average earning assets increased in 2004 to $360,259,000 from $352,653,000 in 2003. This was an increase of $7,606,000 or 2.16%. Average earning assets increased in 2003 to $352,653,000 from $336,994,000 in 2002. This was an increase of $15,659,000 or
4.65%. Other assets include life insurance purchased by the bank. The average balance of the life insurance purchased is approximately $10,200,000 in 2004, $8,500,000 in 2003, and $8,000,000 in 2002. The cash surrender value of this instrument is included in non-earning assets and revenues generated are included in non-interest income.

The Corporation's funding sources increased only slightly in 2004. Customers are feeling greater comfort with the capital markets than in the past two years. Core deposits increased to $298,837,000 from $297,381,000 in 2003. This increase of $1,456,000 or .49% when compared to the increase in 2003 over 2002 of $15,731,000 or 5.59%, demonstrates the sentiment of our customers. The average balance of core deposits for 2003 was $297,381,000 compared to $281,650,000 in 2002. The increase in 2003 occurred in the first half of the year. By the end of 2003, deposits were declining. Maintaining and gathering deposits has been a challenge in 2004. Customers appear to feel safe again in the equity market and are returning. The largest increases were in demand and savings deposits. The average balance in demand accounts in 2004

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
          OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

--------------------------------------------------------------------------------
                        FINANCIAL CONDITION (CONTINUED)
--------------------------------------------------------------------------------

BALANCE SHEET SUMMARY (CONTINUED)

was $45,402,000 an increase of $3,392,000 over the $42,010,000 balance in 2003 which was an increase of $3,140,000 over the $38,870,000 balance in 2002. The average balance in savings deposits increased to $44,988,000 in 2004 versus $40,043,000 in 2003. This was in increase of $4,945,000 or 12.35%. The increase in 2003 over 2002 was $4,661,000. The balance in 2003 was $40,043,000 compared to the average balance in 2002 of $35,382,000. Certificates of deposit under $100,000 declined to $145,953,000 in 2004 from $152,947,000 in 2003. This represents a decline of $6,994,000 or 4.57%. The decline in 2002 to 2003 was $555,000. The balance was $153,502,000 in 2002 and $152,947,000 in 2003. The
certificates of deposit over $100,000 increased to $36,431,000 in 2004 from $33,896,000 in 2003 or an increase of $2,535,000 and 7.48%. The average balance in 2003 over 2002 was $33,896,000 and 32,923,000, respectively. This was an increase of $973,000 or 2.96%. Because deposits could not keep up with loan growth an increase of borrowings was experienced. The average balances were $3,526,000, $495,000 and $137,000 in 2004, 2003, and 2002 respectively. This represents increases of $3,031,000 or 612.32% and $358,000 or 261.31%.

ASSETS

                            [ASSETS GRAPHIC OMITTED]

The Corporation had an increase in total assets of $8,978,000 or 2.32% from December 31, 2003 to December 31, 2004. The increase from December 31, 2002 to December 31, 2003 was $12,045,000 or 3.21%. Assets for the years ended December 31, 2004 and 2003 were $396,758,000 and $387,780,000, respectively. The following discussion will highlight the changes that occurred.

LOANS

                          [NET LOANS GRAPHIC OMITTED]

At December 31, 2004, net loans increased $26,799,000 or 10.72% over 2003. This follows an increase in 2003 over 2002 in net loans of $14,463,000 or 6.14%. The loan to deposit ratio fluctuated throughout 2004; monthly averages were at a low in January of 75.18% and a high in November of 82.40%. Residential mortgages increased by $13,783,000 or 10.83% from 2003 to 2004. Residential mortgages increased by $2,319,000 from 2002 to 2003. Real estate loans still remain a very attractive option due to the tax deductibility of mortgage interest. Commercial real estate loans grew by $15,098,000 or 43.21% in 2004 over 2003. Commercial real estate loans grew by $2,236,000 from 2002 to 2003. Consumer loans decreased $1,375,000 or 2.13% in 2004 over 2003. This follows a year with an increase of $3,417,000 in 2003 over 2002.

In spite of the slow economy and increasing credit problems nationwide, the Corporation continued its excellent chargeoff record (charge-offs, net of recoveries) during 2004. For the year, the net charge-offs were $157,000 or .06% of average loans outstanding. This compares with $215,000 or .09% in 2003 and $95,000 or .04% in 2002. The low net charge-offs in 2002 were due to a recovery of over $100,000 from a loan previously charged-off. The increase in 2003 was due to a growing loan portfolio and not as a result of relaxation of underwriting standards.

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

In addition to economic conditions, loan portfolio diversification, delinquency and historic loss experience, consideration is also given to examinations performed by the regulatory authorities.

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

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
          OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

--------------------------------------------------------------------------------
                        FINANCIAL CONDITION (CONTINUED)
--------------------------------------------------------------------------------

ALLOWANCE FOR LOAN LOSSES
(CONTINUED)

Consumer and residential real estate allowances, which may include specific allocations, generally are based upon recent charge-off and delinquency history, other known trends, and expected losses over the remaining lives of these loans, as well as the condition of local, regional and national economies.

The unallocated portion of the allowance is the amount which, when added to these allocated amounts, brings the total amount deemed adequate by management at that time. The unallocated portion is available to absorb losses sustained anywhere within the portfolio.

Determining the level of the allowance for possible loan losses at any given period is difficult, particularly during deteriorating or uncertain economic periods. Management must make estimates using assumptions and information which is often subjective and changing rapidly. The review of the loan portfolio is a continuing event in light of a changing economy and the dynamics of the banking and regulatory environment. It is Management's opinion that the allowance for loan losses for 2004 of $2,989,000 or 1.08% of outstanding loans is adequate to meet any foreseeable loan loss contingency. This is lower than the 1.13% and 1.15% for 2003 and 2002.

At December 31, 2004 and 2003, total non-performing loans were $365,000 and $584,000, respectively; non-performing loans as a percentage of the allowance for loan losses were 12.21% and 20.71%, respectively.

In addition, regulatory authorities, as an integral part of their examinations, periodically review the allowance for possible loan losses. They may require additions to allowances based upon their judgements about information available to them at the time of their examination.

It is the policy of the Corporation not to renegotiate the terms of a loan simply because of a delinquent status. Rather a loan is transferred to non-accrual status if it is not well secured and in process of collection and is delinquent in payment of either principal or interest beyond 90 days. Interest income received on non-accruing loans in 2004 was $121,000 and in 2003 was $174,000.

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

Loans with principal and/or interest delinquent 90 days or more which are still accruing interest were $365,000 at December 31, 2004 down from the $584,000 at December 31, 2003. Although the economy has stabilized since September 11, 2001, there is still uncertainty locally for large employers. This may adversely affect certain borrowers and may cause additional loans to become past due beyond 89 days or to be placed on non-accrual status because of uncertainty of receiving full payments of either principal or interest on these loans.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
          OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

--------------------------------------------------------------------------------
                        FINANCIAL CONDITION (CONTINUED)
--------------------------------------------------------------------------------

INVESTMENTS

Total investments defined to include all interest earning assets except loans (i.e. investment securities available for sale (at market value), investment securities held to maturity, federal funds sold, interest bearing deposits with banks and Federal Home Loan Bank stock) totaled $88,224,000 on December 31, 2004, representing a decrease of $15,699,000 from year end 2003. The following table summarizes how the ending balances (in thousands) changed annually in the last three years.

                                       December 31,
                                       ------------
                               2004       2003        2002
                               ----       ----        ----
                                      (In Thousands)

Purchase of available
   for sale securities      $ 16,314    $ 49,443    $ 41,554

Sales and maturities of
   available for sale
   securities                (26,229)    (35,141)    (27,887)

Adjustment in
   market value               (1,602)       (489)      1,696

Purchase of held
   to maturity securities      1,295       3,002         498

Maturities of held to
   maturity securities       (11,819)    (17,833)     (9,141)

(Amortization)/Accretion        (228)       (280)       (170)

Federal funds sold,
   net change                  3,900      (3,700)      3,700

Interest bearing deposits
   with banks                  2,670      (1,300)      1,800
                            --------    --------    --------
                            $(15,699)   $ (6,298)   $ 12,050
                            ========    ========    ========

The investment area is managed according to internally established guidelines and quality standards. The Corporation segregates its investment portfolio into two classifications: held to maturity and available for sale. At December 31, 2004, the market value on available for sale securities was greater than amortized cost by $628,000 as compared to December 31, 2003 when the market value was greater than amortized cost by $2,230,000. The weighted average maturity of the investment portfolio was 2 years and 11 months as of December 31, 2004 as compared to 3 years and 2 months at the end of 2003. Management's investment philosophy has always been to not extend maturities to receive additional yield. Management will be able to react quickly when rates finally start to rise.

The securities available for sale are available for liquidity purposes if needed. There were security gains taken in 2004 because of the lack of deposit growth and the growth in the loan portfolio. There were no gains taken in 2003 and the gain recognized in 2002 was from a security called at a premium. Unrealized gains and losses occur from the interest rate movements from the time a security is purchased with a stated coupon rate and current offerings of that same security. The Corporation had 3 securities with unrealized losses greater than 12 months. For additional information and details please see the "Notes to the Consolidated Financial Statements - Securities".

BANK PREMISE AND EQUIPMENT

Net purchases of bank premises and equipment were $607,000, $1,445,000, and $141,000 in 2004, 2003 and 2002, respectively. The purchase of an image enabled reader/sorter, upgrade to the ATMs' and new telephone banking system were added in 2004. In 2003, computer equipment, software, printers and other peripherals amounted to $670,000. The installation was started in late spring of 2003 and completed in December. This included a wide-area network, teller automation system and an upgrade to the relationship management system. A significant amount of time and effort went into the development, training and implementation of these systems. The personnel will be better able to service customers in the future with these systems in place.

In September 2003, an open house was held at the Water Street location in Lewistown to celebrate the completion of the renovations there. The cost of the renovations was $570,000. The Water Street community office is now a very attractive, efficient and customer friendly community office that will serve the Corporation well for years.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
          OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

--------------------------------------------------------------------------------
                        FINANCIAL CONDITION (CONTINUED)
--------------------------------------------------------------------------------

PENSION PLANS

The Corporation provides pension benefits to substantially all of its employees through its noncontributory pension plan. An employee must reach the age of 21 and work 1,000 hours. Employees are provided benefits that are based upon the employees' years of service and compensation. SFAS 87 dictates the allowable pension expense that can be recognized in any given year. This calculation is provided by the bank's actuaries. Management must make subjective assumptions relating to amounts which are inherently uncertain. These assumptions are agreed to by the actuaries as being reasonable. Management also looks to industry standards for assumptions being used. Please refer to the "Notes to the Consolidated Financial Statements - Employee Benefits".

DEPOSITS

From year-end 2003 to year-end 2004, total deposits decreased by $342,000. The following table summarizes how the ending balances (in thousands) changed annually in each of the last three years.

                                     December 31,
                                     ------------
                             2004       2003       2002
                             ----       ----       ----
                                   (In Thousands)

Demand deposits            $ 47,458   $ 42,200   $ 38,892

Interest bearing
   demand deposits           58,043     64,838     58,160

Savings deposits             43,640     42,317     36,194

Time deposits $100,000
   and greater               38,124     34,323     35,167

Time deposits, other        145,376    149,306    154,206
                           --------   --------   --------

                           $332,641   $332,984   $322,619
                           ========   ========   ========

In the past several years, the banking industry in general has experienced limited deposit growth because of fierce competition in the market-place provided by brokerage firms, credit unions and other investment options that compete directly with traditional banking products. In 2001, however, the public perception changed somewhat and the comfort of insured deposits and local familiarity, the bank continues to offer to depositors once again which became a primary consideration for investors. Throughout the summer of 2003 the Corporation had an inflow of deposits. The Corporation then began to experience deposits leaving the bank and going back into the equity markets as investors began to feel confidence. Maintaining and gathering deposits has been a challenge in 2004 and will continue to be a challenge in 2005.

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

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
          OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

--------------------------------------------------------------------------------
                        FINANCIAL CONDITION (CONTINUED)
--------------------------------------------------------------------------------

SHAREHOLDERS' EQUITY

                     [SHAREHOLDERS' EQUITY GRAPHIC OMITTED]

On February 15, 2005 the Board of Directors of the Corporation declared a special dividend of $1.00 a share payable to shareholders of record as of March 1, 2005 and payable on April 1, 2005. On January 20, 2004, the Board of Directors of the Corporation declared a special cash dividend of $1.00 a share payable to shareholders of record as of February 1, 2004 and payable on February 27, 2004. These special cash dividends were not available for dividend reinvestment. The special dividends were to help increase the Corporation's return on equity by returning cash value to shareholders. On April 15, 2003, the Board of Directors authorized repurchase of 100,000 shares outstanding of common stock. At December 31, 2004, 34,800 shares were repurchased with 65,200 shares remaining. Shares are reissued out of treasury stock for the dividend reinvestment plan as well as the employee stock purchase plan. At December 31, 2004 and 2003, treasury stock was 92,284 and 88,219 shares, respectively at a cost of $2,986,000 and $2,609,000.

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

The FDIC classified capital into two tiers, referred to as Tier I and Tier II. Tier I capital consists of common stockholders' equity (excluding the net unrealized appreciation on securities available for sale), noncumulative and cumulative (bank holding companies only) perpetual stock and minority interests less goodwill. Tier II capital consists of allowance for loan and lease losses, perpetual preferred stock (not included in Tier I), hybrid capital instruments, term subordinated debt and intermediate-term preferred stock. Since December 31, 1992, all banks have been required to meet a minimum ratio of 8.00% and qualifying total capital to risk adjusted total assets with at least 4% Tier I capital and 8% of risk-adjusted assets in total capital. As indicated on the schedule following this discussion, the Tier I risk-based capital ratio was 17.54% and Tier II risk-based capital ratio was 18.69% at December 31, 2004. The Bank's capital ratios are well above the current minimum ratio requirement set forth by federal banking regulators.

In addition to risk-based requirements, the Federal Reserve Board has established minimum leverage guidelines for bank holding companies. For most banks, the minimum leverage rate is 3% plus an additional cushion of 100 to 200 basis points depending on risk profiles and other factors. As of December 31, 2004, the leverage ratio was 11.74%.

CAPITAL ANALYSIS

                                    December 31,
                                    ------------
                             2004       2003       2002
                             ----       ----       ----
                                (Thousands of Dollars)
Tier I
   Common stockholders'
      equity (excluding
      unrealized
      gains/losses
      on securities)      $ 45,739    $ 45,782    $ 43,899

Tier II
   Allowable portion of
      allowance for
      loan losses            2,989       2,820       2,731
                          --------    --------    --------

   Risk-based capital     $ 48,728    $ 48,602    $ 46,630
                          ========    ========    ========

Risk adjusted assets
   (including
   off-balance-sheet
   exposures)             $260,777    $242,408    $234,004
                          ========    ========    ========

Tier I risk-based
   capital ratio             17.54%      18.89%      18.76%
Total risk-based
   capital ratio             18.69%      20.05%      19.93%
Leverage ratio               11.58%      11.93%      12.04%

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

Liquidity management is influenced by several key elements, including asset quality and the maturity structure of assets and liabilities. The single most important source of liquidity for the Corporation is a strong, stable core deposit base. This funding source has exhibited steady growth over the years and consists of deposits from customers with longstanding relationships. In 2004, the Corporation funded approximately 75% of its assets with core deposits acquired in local communities. This core deposit base, combined with stockholders' equity, funded over 88% of average assets in 2004 and provides a substantial and highly stable source of liquidity.

Principal sources of asset liquidity are provided by held to maturity securities maturing in one year or less, available for sale securities, interest bearing time deposits with banks maturing within one year and other short term investments such as federal funds sold and cash and due from banks. At December 31, 2004, these liquid assets amounted to $88,973,000 compared to liquid assets at December 31, 2003, of $111,342,000. Liquidity is also provided by scheduled and unscheduled principal repayments of loans.

The Corporation joined the Federal Home Loan Bank (FHLB) of Pittsburgh in August of 1993 for the purpose of providing short term liquidity when other sources are unable to fill these needs. The Corporation has a short term line of credit of $10,000,000. Outstanding balances under this agreement were $0 at December 31, 2004 and December 31, 2003. The Corporation has a maximum borrowing capacity of $170,745,000 with the FHLB which is collateralized by qualifying assets of the Corporation. The Corporation borrowed $5,000,000 on August 9, 2004, with a fixed rate of interest of 2.86% due August 9, 2006. This $5,000,000 was used to buy certificate of deposits in federally insured banks with no more than $100,000 at any one bank. There were no outstanding borrowing amounts at December 31, 2003.

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

The Corporation's primary funding requirement is loan demand. From the statement of cash flows in 2004, loan demand increased by $27,125,000. This was funded by the sales, calls, and maturities of securities that exceeded purchases by $18,169,000. Also on September 28, 2004, the Corporation offered an attractive sweep account arrangement for our commercial customers. This brought approximately $5,000,000 on the Corporation books in the form of securities sold under agreements to repurchase.

The Corporation has various financial obligations that require future cash payments. Table 2 summarizes significant obligations to third parties, by type, that are fixed and determined at December 31, 2004.

--------------------------------------------------------------------------------
                       TABLE 2 - CONTRACTUAL OBLIGATIONS
--------------------------------------------------------------------------------

                                   December 31, 2004
                                   -----------------
                  Less than                                  Over
                    1 Year    1 - 3 Years   4 - 5 Years    5 Years      Total
                    ------    -----------   -----------    -------      -----
                                    (In Thousands)
Time deposits      $102,367     $ 49,448     $ 31,685     $     --     $183,500
Long term debt           --        5,000           --           --        5,000
Operating leases        294          339           19           --          652
                   --------     --------     --------     --------     --------
Total              $102,661     $ 54,787     $ 31,704           --     $189,152
                   ========     ========     ========     ========     ========

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
          OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

--------------------------------------------------------------------------------
                        FINANCIAL CONDITION (CONTINUED)
--------------------------------------------------------------------------------

OFF-BALANCE SHEET ARRANGEMENTS

The Corporation's financial statements do not reflect various off-balance sheet arrangements that are made in the normal course of business, which may involve some liquidity risk, credit risk and interest rate risk. These commitments consist mainly of loans approved but not yet funded, unused lines of credit and letters of credit made under the same standards as on-balance sheet instruments. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Letters of credit are conditional commitments to guarantee the financial or performance obligation of a customer to a third party. Unused commitments at December 31, 2004, were $38,596,000. Because these instruments have fixed maturity dates and because many of them will expire without being drawn upon, they do not generally present any significant liquidity risk to the Corporation. Management believes that any amounts actually drawn upon can be funded in the normal course of operations.

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

The operations of the Corporation do not subject it to foreign currency exchange or commodity price risk. Also, the Corporation does not utilize interest rate swaps, caps or other hedging transactions.

The Corporation uses several tools to measure and evaluate interest rate risk. Table 3 provides information about the Corporation's financial instruments that are sensitive to changes in interest rates. For securities, loans and deposits, the table presents principal cash flows and related weighted average interest rates by maturity dates. The Corporation has no market risk sensitive instruments entered into for trading purposes.

Another tool for analyzing interest rate risk is financial simulation modeling which captures the impact of not only changing interest rates but also other sources of cash flow variability including loan and securities prepayments, loan repricing and deposit pricing. Financial simulation modeling forecasts both net interest income and the economic value of equity. The Corporation regularly measures the effects of an up or down 200-basis point "rate shock" which is deemed to represent the outside limits of any reasonably probable movement in market interest rates during a oneyear time frame. As indicated in Table 4, the financial simulation analysis revealed that projected net interest income over a one-year time period is positively affected by higher market interest rates, while the economic value of equity is adversely affected by higher interest rates. In a lower interest rate environment, the opposite is presented. Projected net interest income is adversely affected by the lower rates and economic value of equity is favorably affected.

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

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
          OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

--------------------------------------------------------------------------------
                       TABLE 3 - INTEREST RATE SENSITIVITY
          PRINCIPAL AMOUNT BY EXPECTED MATURITY/AVERAGE INTEREST RATE
--------------------------------------------------------------------------------


DECEMBER 31, 2004                                2005                2006                  2007
-----------------                                ----                ----                  ----
                                                            (Dollars in Thousands)
                                         Amount       Rate     Amount      Rate     Amount       Rate
                                         ------       ----     ------      ----     ------       ----
ASSETS

   Interest bearing and time deposits   $  1,100      2.31%   $    --        --%   $    135      2.96%
   Federal funds sold                      3,900      1.23         --        --          --        --
   Available for sale securities          12,918      3.17     17,976      4.51      23,858      4.27
   Held to maturity securities             1,000      1.71        984      3.50       2,501      2.97

   Loans
      Commercial                          23,301      6.74         --        --          --        --
      Consumer                            19,759      8.34      7,937      8.41       6,723      8.11
      Real estate mortgage               165,806      6.21      2,183      6.11       2,276      6.10


LIABILITIES

   Interest bearing demand deposits       58,043       .84         --        --          --        --
   Savings deposits                       43,640       .96         --        --          --        --
   Certificates of deposit               102,367      2.39     26,135      3.24      23,313      3.80
   Borrowings                              4,716      1.17      5,000      2.86          --        --


-----------------------------------------------------------------------------------------------------


DECEMBER 31, 2003                                2004                2005                  2006
-----------------                                ----                ----                  ----
                                                            (Dollars in Thousands)
                                         Amount       Rate     Amount      Rate     Amount       Rate
                                         ------       ----     ------      ----     ------       ----

ASSETS

   Interest bearing and time deposits   $  3,715      2.63%   $   500      2.30%   $     --        --%
   Federal funds sold                         --        --         --        --          --        --
   Available for sale securities           3,594      4.50     20,018      4.62      21,346      4.38
   Held to maturity securities            10,541      3.87        999      1.63         976      3.50

   Loans
      Commercial                          25,885      7.04         --        --          --        --
      Consumer                            22,735      8.47      9,316      7.98       7,056      7.81
      Real estate mortgage               137,551      6.33      2,186      6.03       2,285      6.31

LIABILITIES

   Interest bearing demand deposits       64,838      1.16         --        --          --        --
   Savings deposits                       42,317      1.23         --        --          --        --
   Certificates of deposit                89,245      2.51     50,847      3.07      13,137      4.37

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
          OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

--------------------------------------------------------------------------------
                               TABLE 3(CONTINUED)
--------------------------------------------------------------------------------


                                                                                     Fair Value
        2008                   2009                 Thereafter         Total     December 31, 2004
        ----                   ----                 ----------         -----     -----------------
                                        (Dollars in Thousands)
 Amount        Rate     Amount       Rate      Amount         Rate
 ------        ----     ------       ----      ------         ----

 $   200       3.54%    $ 5,325      4.31%    $     --          --%   $  6,760      $  6,760
      --         --          --        --           --          --       3,900         3,900
   7,690       3.49%      6,075      3.56%       3,066        4.01      71,583        71,583
      --         --          --        --           --          --       4,485         4,489

      --         --          --        --           --          --      23,301        23,301
   5,096       7.60       3,629      8.32       22,258        7.36      65,402        65,594
   2,271       6.03       2,252      5.99       16,257        5.57     191,045       190,159

      --         --          --        --           --          --      58,043        58,043
      --         --          --        --           --          --      43,640        43,640
  18,978       3.82      12,707      4.00           --          --     183,500       184,847


---------------------------------------------------------------------------------------------------


                                                                                     Fair Value
        2007                   2008                 Thereafter         Total     December 31, 2003
        ----                   ----                 ----------         -----     -----------------
                                        (Dollars in Thousands)
 Amount        Rate     Amount       Rate      Amount         Rate
 ------        ----     ------       ----      ------         ----

 $    --         --%    $    --        --%    $     --          --%   $  4,215      $  4,215
      --         --          --        --           --          --          --            --
  21,861       3.88      13,564      3.72        4,308        4.15      84,691        84,691
   2,501       2.98          --        --           --          --      15,017        15,218

      --         --          --        --           --          --      25,885        25,885
   5,437       7.54       3,187      7.48       17,000        7.50      64,731        64,892
   2,346       6.27       2,333      6.15       15,463        5.80     162,164       161,512

      --         --          --        --           --          --      64,838        64,838
      --         --          --        --           --          --      42,317        42,317
  11,720       4.42      18,680      3.81           --          --     183,629       186,325

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
          OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

--------------------------------------------------------------------------------
            TABLE 4 - SENSITIVITY TO CHANGE IN MARKET INTEREST RATES
--------------------------------------------------------------------------------


                                                      Interest Rate Scenarios
                                                      -----------------------
                                           -200 bps     -100 bps    +100 bps    +200 bps
                                           --------     --------    --------    --------
DECEMBER 31, 2004                                          (In Thousands)

Prospective one-year net interest income:
   Projected                                $15,169     $15,229     $15,290     $15,291
   Percent change                              (.78)%      (.40)%      0.00%       0.01%

Economic value of portfolio equity:
   Projected                                $51,434     $50,793     $49,830     $49,507
   Percent change                              2.25%       1.28%       (.64)%     (1.29)%




                                                      Interest Rate Scenarios
                                                      -----------------------
                                           -200 bps     -100 bps    +100 bps    +200 bps
                                           --------     --------    --------    --------
DECEMBER 31, 2003                                          (In Thousands)

Prospective one-year net interest income:
   Projected                                $14,833     $14,930     $15,036     $15,044
   Percent change                             (1.30)%      (.65)%       .05%        .11%

Economic value of portfolio equity:
   Projected                                $52,051     $50,875     $49,954     $49,425
   Percent change                              1.55%        .78%      (1.05)%     (2.10)%


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

REGULATORY MATTERS

The Juniata Valley Bank is subject to periodic examinations by one or more of the various regulatory agencies. During 2004, an examination was conducted by the Federal Deposit Insurance Corporation. This examination included, but was not limited to, procedures designed to review lending practices, credit quality, liquidity, operations and capital adequacy. No comments were received from this regulatory body which would have a material effect on the Corporation's liquidity, capital resources or operations.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
          OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

--------------------------------------------------------------------------------
                        FINANCIAL CONDITION (CONTINUED)
--------------------------------------------------------------------------------

EFFECTS OF INFLATION

The performance of a bank is affected more by changes in interest rates than by inflation; therefore, the effect of inflation is normally not as significant as it is on other businesses and industries. During periods of high inflation, the money supply usually increases and banks normally experience above average growth in assets, loans and deposits. A bank's operating expenses will usually increase during inflationary times as the price of goods and services increase.

A bank's performance is also affected during recessionary periods. In times of recession, a bank usually experiences a tightening on its earning assets and on its profits. A recession is usually an indicator of higher unemployment rates, which could mean an increase in the number of nonperforming loans because of continued layoffs and other deterioration of consumers' financial conditions.

It is difficult to predict what will happen in 2005 because of many uncertainties surrounding the economy. However, The Juniata Valley Bank's management and Board of Directors are looking forward to meeting the challenges a changing economy can present. The Juniata Valley Bank's commitment to providing quality banking services for the communities it serves will continue through 2005. This community-based strategy gives management the opportunity to recognize steady growth in our consumer, mortgage and commercial loans as well as in our core deposit base. The Bank's strong capital and earnings potential provide the solid foundation needed to excel in the ever-changing banking industry. Management feels it is positioned to handle changes in the economic environment in 2005 through effective asset/liability management. Juniata Valley Financial Corp. is committed to providing stockholders with an attractive return on their investment.

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


                                                                     2004
                                                                   INTEREST
                                                      AVERAGE       INCOME        AVERAGE
                                                      BALANCES     (EXPENSE)     YIELD/RATE
                                                      --------    ----------     ----------
                                                                (IN THOUSANDS)

INTEREST EARNING ASSETS
    Interest bearing deposits in other banks         $   5,569     $     167        3.00%
    Securities (taxable)                                62,012         2,052        3.31
    Securities (tax exempt)                             23,742           807        3.40
    Federal funds sold                                   3,933            48        1.22
    Loans                                              267,919        18,653        6.96
                                                     ---------     ---------
        Total interest earning assets                  363,175        21,727        5.98
                                                                                    ----
NON-INTEREST EARNING ASSETS
    Cash and due from banks                             10,201
    Other assets                                        23,094
    Less: allowance for loan losses                     (2,916)
                                                     ---------
        Total assets                                 $ 393,554

INTEREST BEARING LIABILITIES
    Demand deposits bearing interest                 $  62,494          (524)       0.84%
    Savings deposits                                    44,988          (431)       0.96
    Time deposits                                      182,384        (5,402)       2.96
    Borrowings                                           3,526           (81)       2.30
                                                     ---------     ---------
        Total interest bearing liabilities             293,392        (6,438)       2.19
                                                                   ---------        ----
NON-INTEREST BEARING LIABILITIES
    Demand deposits                                     45,402
    Other liabilities                                    5,984
STOCKHOLDERS' EQUITY                                    48,776
                                                     ---------
        Total liabilities and stockholders' equity   $ 393,554
                                                     =========

NET INTEREST INCOME/SPREAD                                         $  15,289        3.79%
                                                                   =========        ====

MARGIN ANALYSIS
    Interest income/earning assets                                                  5.98%
    Interest expense/earning assets                                                 1.77
                                                                                    ----
        Net interest margin                                                         4.21%
                                                                                    ====

--------------------------------------------------------------------------------
                              TABLE 5 (CONTINUED)
--------------------------------------------------------------------------------

                2003                                       2002
              Interest                                   Interest
 Average       Income       Average          Average      Income       Average
 Balances    (Expense)     Yield/Rate       Balances     (Expense)   Yield/Rate
 --------    ---------     ----------       --------     ---------   ----------
           (In Thousands)                             (In Thousands)

 $  5,342     $    154       2.88%         $  4,239     $   145         3.42%
   69,111        2,642       3.82            57,762       2,851         4.94
   31,427        1,191       3.79            38,223       1,469         3.84
    6,565           72       1.10             6,108          95         1.56
  242,988       18,441       7.59           233,262      18,910         8.11
 --------     --------                     --------     -------
  355,433       22,500       6.33           339,594      23,470         6.91
                             ----                                       ----


   10,415                                     9,791
   23,506                                    20,068
   (2,780)                                   (2,600)
 --------                                  --------
 $386,574                                  $366,853
 ========                                  ========


 $ 62,381         (723)      1.16%         $ 53,896        (855)        1.59%
   40,043         (494)      1.23            35,382        (642)        1.81
  186,843       (6,249)      3.34           186,425      (7,799)        4.18
      495           (6)      1.21               137          (3)        2.19
 --------     --------                     --------     -------
  289,762       (7,472)      2.58           275,840      (9,299)        3.37
              --------       ----                       -------         ----


   42,010                                    38,870
    7,173                                     5,933
   47,629                                    46,210
 --------                                  --------
 $386,574                                  $366,853
 ========                                  ========
              $ 15,028       3.75%                    $  14,171         3.54%
              ========       ====                     =========         ====

                             6.33%                                      6.91%
                             2.10                                       2.74
                             ----                                       ----
                             4.23%                                      4.17%
                             ====                                       ====
                                                                          - 35 -

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

--------------------------------------------------------------------------------
                             RESULTS OF OPERATIONS
--------------------------------------------------------------------------------

2004 FINANCIAL PERFORMANCE OVERVIEW

                          [NET INCOME GRAPHIC OMITTED]

Juniata Valley Financial Corp. reported net income for 2004 of $5,829,000. This is an increase of $182,000 or 3.22% over net income of $5,647,000 at December 31, 2003. Basic earnings per share were $2.56 in 2004 compared to $2.47 in 2003. This represents a 3.64% increase from 2003 to 2004.

                   [RETURN ON AVERAGE EQUITY GRAPHIC OMITTED]

The two most widely recognized performance ratios within the financial services industry are the return on average equity and return on average assets. The return on average equity presents the net income to average equity maintained throughout the year. The return on average equity for 2004 was 11.95% compared to 11.86% for 2003. This represents an increase of .76%. This is a ratio that is used by analysts to judge how well the Corporation is deploying the capital of the Corporation. The Corporation maintains a stock repurchase program to help to increase this ratio.

                   [CASH DIVIDENDS PER SHARE GRAPHIC OMITTED]

The Board of Directors continued to increase the cash dividends paid to shareholders. A special $1.00 a share dividend was paid on February 27, 2004. On a per share basis $2.14 was paid in 2004 compared to $1.00 paid in 2003. This represents an increase of 114.00%. The Directors declared at the February 15, 2005 Board meeting to pay a cash dividend of $1.00 a share to shareholders of record at March 1, 2005 payable on April 1, 2005. This will help to increase the return on equity ratio by returning cash value to shareholders.

                   [RETURN ON AVERAGE ASSETS GRAPHIC OMITTED]

The return on average assets ratio presents the income for the year compared to the average assets maintained throughout the year. The return on average assets increased to 1.48% in 2004 from 1.46% in 2003. This represents an increase of 1.37%.

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

Both net interest income and net interest margin are impacted by interest rates and changes, changes in the relationships between rates and changes in the composition of the average balance sheet. Additionally, product pricing, product mix and customer preferences dictate the composition of the balance sheet and the resulting net interest income. Table 5 shows average asset and liability balances, average interest rates and net interest income and expense for the period 2002 to 2004. Additionally, table 6 shows the changes attributable to the volume and rate components of net interest income.

Total average loans were $267,919,000 in 2004 at a weighted average yield of 6.96% that produced $18,653,000 in interest income. This represented a $24,931,000, or 10.26% increase in loan volume from 2003. In order to continue to grow the loan portfolio, the Corporation had to become very competitive with loan pricing. The yield earned in 2003 was 7.59% which declined to 6.69% in 2004. However, because of the increase in loan volume, interest income on loans increased by $212,000. From the rate volume analysis on table 6, of this $212,000 increase, the volume increased the interest income from loans whereas the rate declines caused a decrease in interest income from loans.

Securities averaged $85,754,000, a decrease of $14,784,000 or 14.70% from the average securities in 2003. The weighted average yield decreased to 3.33% from 3.81% in 2003. This resulted in a decrease in interest income of $974,000. From table 6 both the volume and the rate contributed to the decline. Interest bearing deposits and federal funds sold, as a group on average, decreased $2,405,000 from 2003 to 2004. Rates increased on this group .36% from 1.90% in 2003 to 2.26% in 2004. From table 6 only the volume in federal funds caused the collective decline in interest income of $11,000. Management strives to keep federal funds at the lowest possible amount because of low interest rate being paid for the first six months of 2004.

Total interest earning assets averaged $363,175,000 at a yield of 5.98% and produced total interest income of $21,727,000 for 2004. The increase in average earning assets of $7,742,000 in 2004 over 2003 was funded by borrowings and earnings. The yield on these earning assets declined by .35% to 5.98% in 2004 from 6.33% in 2003. Interest income declined $773,000 from 2003 to 2004. From the rate volume analysis on table 6, volume contributed $1,257,000 increase to interest income, however, the decline in rates caused a $2,031,000 decline in interest income.

Interest bearing liabilities averaged $293,392,000 at a cost of $6,438,000 carrying a composite rate of 2.19%. This represented an increase in interest bearing liabilities of 1.25% or $3,630,000 from 2003. The composite rate declined .39% in 2004 from 2.58% in 2003 to 2.19%. Interest expense decreased $23,000 due to volume and declined $1,011,000 due to rate. Combined, the reduction in interest expense was $1,034,000. In almost all categories of interest bearing liabilities, rate contributed to the decline in interest expense. Only the certificates of deposits had a decline in volume.

Net interest income was increased $261,000 for 2004 to $15,289,000 from $15,028,000 in 2003. The increase was a result of $1,280,000 from volume and mix changes and a decline of $1,019,000 from interest rates changes. Net interest margin for 2004 was 4.21% a decrease of .02% from the 4.23% yield for 2003.

PROVISION FOR LOAN LOSSES

The provision for loan losses shows a slight increase due to the analysis to determine the allowance and corresponding provision. The provision was increased also because of increased loan volume, uncertain economic conditions locally and the diversification of the loan portfolio. In 2004, the provision was $326,000, an increase of $22,000 over 2003.

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



                            2004/2003 Increase (Decrease)      2003/2002 Increase (Decrease)
                            -----------------------------      -----------------------------
                                   Due to Change in                  Due to Change in
                                   ----------------                  ----------------
                                                     (In Thousands)
                             Volume       Rate       Net       Volume      Rate       Net
                             ------       ----       ---       ------      ----       ---

Interest bearing deposits
    in other banks           $     7    $     6    $    13    $    34    $   (25)   $     9
Securities (taxable)            (255)      (335)      (590)       501       (710)      (209)
Securities (tax free)           (270)      (114)      (384)      (258)       (20)      (278)
Federal funds sold               (31)         7        (24)         7        (30)       (23)
Loans                          1,806     (1,594)       212        768     (1,237)      (469)
                             -------    -------    -------    -------    -------    -------
      Interest income          1,257     (2,030)      (773)     1,052     (2,022)      (970)
                             -------    -------    -------    -------    -------    -------

Demand deposits
    bearing interest               1       (200)      (199)       122       (254)      (132)
Savings deposits                  56       (119)       (63)        77       (225)      (148)
Time deposits                   (146)      (701)      (847)        17     (1,567)    (1,550)
Borrowings                        66          9         75          4         (1)         3
                             -------    -------    -------    -------    -------    -------
      Interest expense           (23)    (1,011)    (1,034)       220     (2,047)    (1,827)
                             -------    -------    -------    -------    -------    -------

Increase (decrease)
    in net interest income   $ 1,280    $(1,019)   $   261    $   832    $    25    $   857
                             =======    =======    =======    =======    =======    =======

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
          OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

--------------------------------------------------------------------------------
                        RESULTS OF OPERATIONS (CONTINUED)
--------------------------------------------------------------------------------

OTHER INCOME

The Corporation remains committed to constantly increasing customer satisfaction by delivering consumer-preferred services through convenient methods. Success in this endeavor is evidenced by the continued increase in income from bank services. Management believes that our advanced front line delivery systems, the interactive web site with on-line banking, telephone banking and debit card have all contributed to the satisfaction of our customer base. In 2004, we were finally able to justify image technology to better able us to move forward with Check 21. Technology advances that allow us to be better and more quickly informed about our clients continue to help us be more responsive to their financial needs through personalized service and product design.

Other income increased $701,000 or 25.40% from 2003 to 2004. Trust department fees increased $41,000 from 2003 to 2004. This was due in part to a focus on pension funds and investment management. Customer service fees increased $523,000 in 2004 over 2003. The increase in customer service fees is a result of higher transaction volume as opposed to an increase in fees. The increased volume is due to the introduction of an overdraft privilege program introduced in November 2003. Gains on sales of securities increased by $358,000 in 2004. There were no gains realized in 2003. The sales of securities in 2004 were taken to help fund the increased loan demand. Earnings from life insurance owned by the bank increased $43,000 from 2003 to 2004. The other category decreased $264,000. This decrease was due to life insurance proceeds received in 2003.

OTHER EXPENSES

In order to optimize earnings, management strives to minimize operating expenses and where feasible to produce the highest levels of income possible. This is evidenced by the low efficiency ratio that the Corporation is able to maintain every year. Other expenses were $10,626,000 for 2004 as compared to $10,017,000 for 2003, representing as increase of $609,000 or 6.08%.

Salaries and wages increased by 2.53% or $103,000 in 2004 over 2003. This increase can be attributed to annual merit increases. Employee benefits increased 5.44% or $75,000 from 2003 to 2004. This is a result of higher benefit costs specifically for health insurance as opposed to additional benefits being offered. Occupancy increased $52,000 in 2004 due in part to $25,000 for snow removal and $16,000 increase in depreciation for the Water Street office remodeling. Equipment costs continue to rise with increased equipment and depreciation and maintenance on that equipment. In 2004, this increase amounted to $309,000. Directors' compensation decreased $17,000 from 2003 to 2004 due to a currently funded retirement plan. Taxes other than income had no significant change. Other expenses increased $89,000 in 2004 over 2003. This can be attributed to increased audit fees and consulting services.

INCOME TAXES

The provision for income taxes for 2004 was $1,969,000 compared to $1,820,000 in 2003. The effective tax rate, which is the ratio of income tax expense to income before income taxes, was 25.25% in 2004, an increase from the 24.37% in 2003. The tax rate for all periods was less than the statutory rate of 34% due to tax exempt securities and loan income and tax free earnings on life insurance owned by the bank. Please refer to the Notes to the Consolidated Financial Statements "Income Taxes" for further analysis of federal income tax expense.

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

The two most widely recognized performance ratios within the financial services industry are the return on average equity and return on average assets. The return on average equity presents the net income to average equity maintained throughout the year. The return on average equity for 2003 was 11.86% compared to the 10.85% for 2002. This represents an increase of 9.31%. This is a ratio that is used by analysts to judge how well the bank is deploying the capital of the bank. The bank maintains a stock repurchase program to help to increase this ratio.

The Board of Directors continued to increase the cash dividends paid to shareholders. On a per share basis $1.00 was paid in 2003 compared to $.88 paid in 2002. This represents an increase of 13.64%. The Directors declared at the January 18, 2004 Board meeting to pay a one-time cash dividend of $1.00 per share to shareholders' of record at February 1, 2004 payable on February 27, 2004. This helped to increase the return on equity ratio by returning cash value to shareholders.

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

Both net interest income and net interest margin are impacted by interest rates changes, changes in the relationships between rates and changes in the composition of the average balance sheet. Additionally, product pricing, product mix and customer preferences dictate the composition of the balance sheet and the resulting net interest income. Table 5 shows average asset and liability balances, average interest rates and net interest income and expense for the period 2002 to 2003. Additionally, table 6 shows the changes attributable to the volume and rate components of net interest income.

Total average loans were $242,988,000 in 2003 at a weighted average yield of 7.59% that produced $18,441,000 in interest income. This represented a $9,726,000, or 4.17% increase in loan volume from 2002. As mentioned previously in 2003 the bank had to become very aggressive with loan pricing and consequently yield declined on loans by .52% from 8.11% to 7.59%. This resulted in a decrease in interest income of $469,000. From the rate volume analysis on table 6, of this $469,000 decline, the volume increased the interest income from loans whereas the rate declines caused the decrease in interest income from loans.

Securities averaged $100,538,000, an increase of $4,553,000 or 4.74% from the average securities in 2002. The weighted average yield decreased to 3.81% from 4.50% in 2002. This resulted in a decrease in interest income of $487,000. From table 6 the volume contributed to an increase, however the rate is the cause of the decline. Interest bearing deposits and federal funds sold, as a group on average, increased $1,560,000 from 2002 to 2003. Rates also declined on this group .42% from 2.32% to 1.90% which caused a decline in the contribution to net interest income of $14,000.

Total interest earning assets averaged $355,433,000 at a yield of 6.33% and produced total interest income of $22,500,000 for 2003. The increase in average earning assets of $15,839,000 in 2003 over 2002 was funded by demand deposit growth, cash on hand and earnings. The yield on these earning assets declined by ..58% to 6.33% in 2003 from 6.91%. Interest income declined $970,000 from 2002 to 2003. From the rate volume analysis on table 6, volume contributed $1,052,000 increase to interest income, however, the decline in rates caused a $2,022,000 decline in interest income.

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

NET INTEREST INCOME (CONTINUED)

Net interest income was increased $857,000 for 2003 to $15,028,000 from $14,171,000 in 2002. The increase was a result of $832,000 from volume and mix changes and $25,000 from interest rates. Net interest margin for 2003 was 4.23% an increase of .06% from the 4.17% yield for 2002.

PROVISION FOR LOAN LOSSES

The provision for loan losses shows a slight increase due to the analysis to determine the allowance and corresponding provision. The provision was increased also because of increased loan volume, uncertain economic conditions locally and the diversification of the loan portfolio. In 2003, the provision was $304,000 an increase of $4,000 over 2002.

OTHER INCOME

The Corporation remains committed to constantly increasing customer satisfaction by delivering consumer-preferred services through convenient methods. Success in this endeavor is evidenced by the continued increase in income from bank services. Management believes that our advanced front line delivery systems, the interactive web site with on-line banking, telephone banking and debit card have all contributed to the satisfaction of our customer base. Technology advances that allow us to be better and more quickly informed about our clients continue to help us be more responsive to their financial needs through personalized service and product design.

Other income increased $746,000 or 37.04% from 2002 to 2003. Trust department fees increased $72,000 from 2002 to 2003. This was due in part to a focus on pension funds and investment management. Customer service fees increased $100,000 in 2003 over 2002. This was due to increased use of the bank's services, not increased fees. Earnings from life insurance owned by the bank increased $70,000 from 2002 to 2003. The other category increased $512,000; $340,000 was from proceeds from life insurance and an increase in alternative investment commissions of $134,000 in 2003 over 2002.

OTHER EXPENSES

In order to optimize earnings, management strives to minimize operating expenses and where feasible to produce the highest levels of income possible. This is evidenced by the efficiency ratio that declines slightly every year. Other expenses were $10,017,000 for 2003 as compared to $9,124,000 for 2002, representing an increase of $893,000 or 9.79%.

Salaries and wages increased by 8.50% or $319,000 in 2003 over 2002. This is a result of an increase of five full time equivalent employees and annual merit increases. Employee benefits increased 10.76% or $134,000 from 2002 to 2003. This is a result of higher benefit costs as opposed to additional benefits being offered. Occupancy increased $91,000 in 2003 due to $30,000 for snow removal and $14,000 increase in both insurance and real estate taxes. Equipment costs continue to rise with increased equipment and maintenance on that equipment. In 2003, this increase amounted to $231,000. Directors' compensation increased $54,000 from 2002 to 2003 due to a deferred compensation arrangement. Other expenses increased $52,000 in 2003 over 2002. This can be attributed to increased credit report charges for increased loans volume in 2003 which amounted to $22,000. Postage increased $25,000 in 2003 over 2002.

INCOME TAXES

The provision for income taxes for 2003 was $1,820,000 compared to $1,746,000 in 2002. The effective tax rate, which is the ratio of income tax expense to income before income taxes, was 24.37% in 2003, a decrease from the 25.82% in 2002. The tax rate for all periods was less than the statutory rate of 34% due to tax exempt securities and loan income, tax free earnings on life insurance owned by the bank and life insurance proceeds. Please refer to the Notes to the Consolidated Financial Statements "Income Taxes" for further analysis of federal income tax expense.

[BEARD MILLER COMPANY LOGO OMITTED]


            REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
Juniata Valley Financial Corp.
Mifflintown, Pennsylvania

     We have audited the accompanying consolidated balance sheets of Juniata Valley Financial Corp. and its wholly-owned subsidiary, The Juniata Valley Bank, as of December 31, 2004 and 2003, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 2004. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Juniata Valley Financial Corp. and its wholly-owned subsidiary, The Juniata Valley Bank, as of December 31, 2004 and 2003, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2004 in conformity with accounting principles generally accepted in the United States of America.


                                        [BEARD MILLER COMPANY SIGNATURE OMITTED]

Pittsburgh, Pennsylvania
February 14, 2005


        JUNIATA VALLEY FINANCIAL CORP. AND ITS WHOLLY-OWNED SUBSIDIARY,
                            THE JUNIATA VALLEY BANK
                          CONSOLIDATED BALANCE SHEETS

                                     ASSETS
                                     ------
                                                                                     December 31,
                                                                                     ------------
                                                                                   2004        2003
                                                                                   ----        ----
                                                                          (In Thousands, Except Share Data)

Assets:
   Cash and due from banks                                                       $ 10,733    $ 13,502
   Interest bearing deposits with banks                                               167         125
   Federal funds sold                                                               3,900          --
                                                                                 --------    --------

         Cash and cash equivalents                                                 14,800      13,627


   Interest bearing time deposits with banks                                        6,760       4,090
   Securities available for sale                                                   71,583      83,584
   Securities held to maturity, fair value 2004 $4,489; 2003 $15,218                4,485      15,017
   Restricted investments in bank stock                                             1,329       1,107
   Loans receivable, net of allowance for loan losses 2004 $2,989; 2003 $2,820    276,759     249,960
   Bank premises and equipment, net                                                 6,802       6,755
   Accrued interest receivable and other assets                                    14,240      13,640
                                                                                 --------    --------

         Total assets                                                            $396,758    $387,780
                                                                                 ========    ========


                      LIABILITIES AND STOCKHOLDERS' EQUITY
                      ------------------------------------

Liabilities:
   Deposits:
      Non-interest bearing                                                       $ 47,459    $ 42,200
      Interest bearing                                                            285,183     290,784
                                                                                 --------    --------

         Total deposits                                                           332,642     332,984

      Securities sold under agreements to repurchase                                4,716          --
      Long term debt                                                                5,000          --
      Accrued interest payable and other liabilities                                4,247       4,313
                                                                                 --------    --------

         Total liabilities                                                        346,605     337,297
                                                                                 --------    --------

Stockholders' equity:
   Preferred stock, no par value; 500,000 shares authorized; no shares
      issued or outstanding                                                            --          --
   Common stock, par value $1.00 per share; authorized 20,000,000 shares;
      issued 2004 2,372,913 shares; 2003 2,372,922 shares                           2,373       2,373
   Surplus                                                                         20,386      20,231
   Retained earnings                                                               29,966      29,016
   Accumulated other comprehensive income                                             414       1,472
   Treasury stock, at cost 2004 92,284 shares; 2003 88,219 shares                  (2,986)     (2,609)
                                                                                 --------    --------

         Total stockholders' equity                                                50,153      50,483
                                                                                 --------    --------

         Total liabilities and stockholders' equity                              $396,758    $387,780
                                                                                 ========    ========


                SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.


        JUNIATA VALLEY FINANCIAL CORP. AND ITS WHOLLY-OWNED SUBSIDIARY,
                            THE JUNIATA VALLEY BANK
                       CONSOLIDATED STATEMENTS OF INCOME

                                                                 Years Ended December 31,
                                                                 ------------------------
                                                                 2004      2003     2002
                                                                 ----      ----     ----
                                                          (In Thousands, Except Per Share Data)

Interest income:
   Loans receivable, including fees                            $18,653   $18,441   $18,910
   Taxable securities                                            2,052     2,642     2,851
   Tax-exempt securities                                           807     1,191     1,469
   Other                                                           215       226       240
                                                               -------   -------   -------

      Total interest income                                     21,727    22,500    23,470
                                                               -------   -------   -------

Interest expense:
   Deposits                                                      6,357     7,466     9,299
   Borrowings                                                       81         6        --
                                                               -------   -------   -------

         Total interest expense                                  6,438     7,472     9,299
                                                               -------   -------   -------

         Net interest income                                    15,289    15,028    14,171

Provision for loan losses                                          326       304       300
                                                               -------   -------   -------

         Net interest income after provision for loan losses    14,963    14,724    13,871
                                                               -------   -------   -------

Other income:
   Trust department                                                452       411       339
   Customer service fees                                         1,311       788       688
   Realized gains on sales of securities                           358        --         8
   Income on life insurance                                        495       452       382
   Other                                                           845     1,109       597
                                                               -------   -------   -------

      Total other income                                         3,461     2,760     2,014
                                                               -------   -------   -------

Other expenses:
   Salaries and wages                                            4,173     4,070     3,751
   Employee benefits                                             1,454     1,379     1,245
   Occupancy                                                       805       753       662
   Equipment                                                     1,720     1,411     1,180
   Director compensation                                           395       412       358
   Taxes, other than income                                        514       516       504
   Other                                                         1,565     1,476     1,424
                                                               -------   -------   -------

      Total other expenses                                      10,626    10,017     9,124
                                                               -------   -------   -------

      Income before income taxes                                 7,798     7,467     6,761

Federal income taxes                                             1,969     1,820     1,746
                                                               -------   -------   -------

      Net income                                               $ 5,829   $ 5,647   $ 5,015
                                                               =======   =======   =======

Per share data:
   Basic                                                       $  2.56   $  2.47   $  2.15
                                                               =======   =======   =======

   Diluted                                                     $  2.54   $  2.46   $  2.15
                                                               =======   =======   =======

   Cash dividends                                              $  2.14   $  1.00   $  0.88
                                                               =======   =======   =======


                SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.


        JUNIATA VALLEY FINANCIAL CORP. AND ITS WHOLLY-OWNED SUBSIDIARY,
                            THE JUNIATA VALLEY BANK
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                    Years Ended December 31, 2004, 2003 and 2002
                                                    --------------------------------------------
                                                                          Accumulated
                                                                             Other
                                             Common             Retained Comprehensive Treasury
                                             Stock    Surplus   Earnings    Income      Stock      Total
                                             -----    -------   --------    ------      -----      -----
                                                                     (In Thousands)
Balance, December 31, 2001                   $2,373   $20,221    $22,679    $   676    $  (623)   $45,326
Comprehensive income:
   Net income                                    --        --      5,015         --         --      5,015
   Change in unrealized gains
      on securities available for sale,
      net of reclassification adjustment
      and tax effects                            --        --         --      1,119         --      1,119
                                                                                                  -------
   Total comprehensive income                                                                       6,134
                                                                                                  -------
   Cash dividends declared                       --        --     (2,042)        --         --     (2,042)
   Treasury stock issued under dividend
      reinvestment plan (14,576 shares)          --         1         --         --        413        414
   Treasury stock issued under employee
      stock purchase plan (2,296 shares)         --       (10)        --         --         65         55
   Treasury stock acquired (54,383 shares)       --        --         --         --     (1,560)    (1,560)
                                             ------   -------    -------    -------    -------    -------
Balance, December 31, 2002                    2,373    20,212     25,652      1,795     (1,705)    48,327
                                                                                                  -------
Comprehensive income:
   Net income                                    --        --      5,647         --         --      5,647
   Change in unrealized gains
      on securities available for sale,
      net of reclassification adjustment
      and tax effects                            --        --         --       (323)        --       (323)
                                                                                                  -------
   Total comprehensive income                                                                       5,324
                                                                                                  -------
   Cash dividends declared                       --        --     (2,283)        --         --     (2,283)
   Treasury stock issued under dividend
      reinvestment plan (16,042 shares)          --        24         --         --        458        482
   Treasury stock issued under employee
      stock purchase plan (2,227 shares)         --        (5)        --         --         63         58
   Treasury stock acquired (47,043 shares)       --        --         --         --     (1,425)    (1,425)
                                             ------   -------    -------    -------    -------    -------
Balance, December 31, 2003                    2,373    20,231     29,016      1,472     (2,609)    50,483
Comprehensive income:
   Net income                                    --        --      5,829         --         --      5,829
   Change in unrealized gains
      on securities available for sale,
      net of reclassification adjustment
      and tax effects                            --        --         --     (1,058)        --     (1,058)
                                                                                                  -------
   Total comprehensive income                                                                       4,771
                                                                                                  -------
   Cash dividends declared                       --        --     (4,879)        --         --     (4,879)
   Treasury stock issued under dividend
      reinvestment plan (14,706 shares)          --       160         --         --        421        581
   Treasury stock issued under employee
      stock purchase plan (5,574 shares)         --        (5)        --         --        159        154
   Treasury stock issued under
      stock option plans (100 shares)            --        --         --         --          3          3
   Treasury stock acquired (24,445 shares)       --        --         --         --       (960)      (960)
                                             ------   -------    -------    -------    -------    -------
BALANCE, DECEMBER 31, 2004                   $2,373   $20,386    $29,966    $   414    $(2,986)   $50,153
                                             ======   =======    =======    =======    =======    =======


                SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.


        JUNIATA VALLEY FINANCIAL CORP. AND ITS WHOLLY-OWNED SUBSIDIARY,
                            THE JUNIATA VALLEY BANK
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                   Years Ended December 31,
                                                                                   ------------------------
                                                                                 2004         2003       2002
                                                                                 ----         ----       ----
                                                                                          (In Thousands)

CASH FLOWS FROM OPERATING ACTIVITIES
   Net income                                                                   $ 5,829     $ 5,647     $ 5,015
   Adjustments to reconcile net income to net cash
      provided by operating activities:
         Provision for loan losses                                                  326         304         300
         Provision for depreciation                                                 560         457         442
         Net amortization of premium on securities                                  228         280         170
         Net realized gains on sales of securities                                 (358)         --          (8)
         Deferred compensation expense                                              515         515         545
         Payment of deferred compensation                                          (354)       (258)       (267)
         Deferred income taxes                                                       93          95        (146)
         (Increase) decrease in accrued interest receivable and other assets        170          94        (228)
         Decrease in accrued interest payable and other liabilities                (227)       (733)       (177)
         Net earnings on investment in life insurance                              (319)       (452)       (382)
                                                                                -------     -------     -------

            Net cash provided by operating activities                             6,463       5,949       5,264
                                                                                -------     -------     -------

CASH FLOWS FROM INVESTING ACTIVITIES
   Net (increase) decrease in interest bearing time deposits                     (2,670)      1,300      (1,800)
   Purchases of available for sale securities                                   (15,451)    (48,626)    (41,526)
   Proceeds from sales of available for sale securities                           3,405          --         258
   Purchase of restricted bank stock                                               (863)       (817)        (28)
   Proceeds from sale of restricted bank stock                                      641         349         597
   Proceeds from maturities of and principal repayments
      on available for sale securities                                           22,583      34,827      27,032
   Purchases of held to maturity securities                                      (1,295)     (3,002)       (498)
   Proceeds from maturities of and principal repayments
      on held to maturity securities                                             11,819      17,833       9,141
   Net increase in loans receivable                                             (27,125)    (14,767)     (7,799)
   Purchase of investment in life insurance                                          --        (310)         --
   Net purchases of bank premises and equipment                                    (607)     (1,445)       (141)
   Proceeds from life insurance                                                      --         238          --
                                                                                -------     -------     -------

            Net cash used in investing activities                                (9,563)    (14,420)    (14,764)
                                                                                -------     -------     -------

CASH FLOWS FROM FINANCING ACTIVITIES
   Net increase (decrease) in deposits                                             (342)     10,365      17,151
   Net increase (decrease) in short-term borrowings                               4,716          --      (1,275)
   Long term debt advances                                                        5,000          --          --
   Cash dividends and cash paid for fractional shares                            (4,879)     (2,283)     (2,042)
   Purchase of treasury stock                                                      (960)     (1,425)     (1,560)
   Treasury stock issued                                                            738         540         469
                                                                                -------     -------     -------

            Net cash provided by financing activities                             4,273       7,197      12,743
                                                                                -------     -------     -------

            Net increase (decrease) in cash and cash equivalents                  1,173      (1,274)      3,243

Cash and cash equivalents:
   Beginning                                                                     13,627      14,901      11,658
                                                                                -------     -------     -------
   Ending                                                                       $14,800     $13,627     $14,901
                                                                                =======     =======     =======
Supplementary cash flows information:
   Interest paid                                                                $ 6,441     $ 7,635     $ 8,935
                                                                                =======     =======     =======
   Income taxes paid                                                            $ 1,956     $ 1,858     $ 1,925
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

Use of estimates:
     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses and the valuation of deferred tax assets.

Significant group concentrations of credit risk:
     Most of the Corporation's activities are with customers located within the Juniata Valley region. The Corporation does not have any significant concentrations to any one industry or customer.

Cash and cash equivalents:
     For purposes of reporting cash flows, cash and cash equivalents includes cash on hand, amounts due from banks, interest bearing demand deposits with banks and federal funds sold.

Interest bearing time deposits with banks:
     Interest bearing deposits with banks consists of certificates of deposits in other banks with maturities within one year to five years.

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

     Declines in the fair value of held-to-maturity and available-for-sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses. In estimating other-thentemporary impairment losses, management considers (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Corporation to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

     Management determines the appropriate classification of debt securities at the time of purchase and reevaluates such designation as of each balance sheet date.

Restricted investment in bank stocks:
     The Bank owns restricted stock investments in the Federal Home Loan Bank. Federal law requires a member institution of the Federal Home Loan Bank to hold stock according to a predetermined formula. The stock is carried at cost.

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

     The allowance consists of specific, general and unallocated components. The specific component relates to loans that are classified as either doubtful, substandard or special mention. For such loans that are also classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers non-classified loans and is based on historical loss experience adjusted for qualitative factors. An unallocated component is maintained to cover uncertainties that could affect management's estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

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

     Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Bank does not separately identify individual consumer and residential loans for impairment disclosures, unless such loans are the subject of a restructuring agreement.

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

        JUNIATA VALLEY FINANCIAL CORP. AND ITS WHOLLY-OWNED SUBSIDIARY,
                            THE JUNIATA VALLEY BANK
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Trust assets:
     Assets held in a fiduciary capacity are not assets of the Bank or the Bank's Trust Department and are, therefore, not included in the financial statements.

Foreclosed assets:
     Foreclosed assets is comprised of property acquired through a foreclosure proceeding or acceptance of a deed in lieu of foreclosure and loans classified as insubstance foreclosure. Such properties are included in other assets. A loan is classified as in-substance foreclosure when the Bank has taken possession of the collateral regardless of whether formal foreclosure proceedings take place. Foreclosed assets initially are recorded at fair value, net of estimated selling costs, at the date of foreclosure establishing a new cost basis. After foreclosure, valuations are periodically performed by management and the assets are carried at the lower of the carrying amount or fair value minus estimated costs to sell. Revenues and expenses from operations and changes in the valuation allowance are included in other expenses.

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

Stock option plans:
     The Corporation has adopted the disclosure only provisions of SFAS 123, "Accounting for Stock-Based Compensation". Accordingly, no stock-based employee compensation cost is reflected in net income, as all options granted under those plans had an exercise price equal to the market value of the underlying common stock on the date of grant. The following table illustrates the effect on net income and earnings per share if the Corporation had applied the fair value recognition provisions of FASB Statement No. 123, "Accounting for Stock-Based Compensation," to stock-based compensation for the years ended December 31, 2004, 2003 and 2002:

                                                           2004      2003      2002
                                                           ----      ----      ----
                                                                (In Thousands)
      Net income, as reported                             $5,829    $5,647    $5,015

      Total stock-based employee compensation expense
         determined under fair value based method
         for all awards                                      (35)      (24)      (12)
                                                          ------    ------    ------

      Pro forma net income                                $5,794    $5,623    $5,003
                                                          ======    ======    ======

      Basic earnings per share:
         As reported                                      $ 2.56    $ 2.47    $ 2.15
         Pro forma                                        $ 2.54    $ 2.45    $ 2.15

      Diluted earnings per share:
         As reported                                      $ 2.55    $ 2.46    $ 2.15
         Pro forma                                        $ 2.53    $ 2.45    $ 2.15

The fair value of each option granted is estimated on the date of grant using the Black-Scholes option-pricing model, with the following assumptions for 2004, 2003 and 2002, respectively: risk-free interest rate of 4.19%, 3.65% and 3.80%, volatility of 0.20, 0.17 and 0.18, dividend yield of 5.10%, 2.90% and 3.00% and an expected life of seven years. The fair value of options granted in 2004, 2003 and 2002, was $5.23, $6.25 and $4.81, respectively.

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

                                                                 Years Ended December 31,
                                                                 ------------------------
                                                              2004          2003        2002
                                                              ----          ----        ----
                                                      (Dollars in Thousands, except per share data)

     Basic earnings per share:
        Net income                                         $    5,829   $    5,647   $    5,015
        Weighted average shares outstanding                 2,279,584    2,290,959    2,330,390
        Earnings per share                                 $     2.56   $     2.47   $     2.25

     Diluted earnings per share:
        Net income                                         $    5,829   $    5,647   $    5,015
        Weighted average shares outstanding                 2,279,584    2,290,959    2,330,390
        Dilutive effect of employee stock options               6,171        1,125          117
                                                           ----------   ----------   ----------
        Total diluted weighted average shares outstanding   2,285,755    2,292,084    2,330,507
        Earnings per share                                 $     2.55   $     2.46   $     2.15

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

     The components of other comprehensive income and related tax effects are as follows:


                                                                    Years Ended December 31,
                                                                    ------------------------
                                                                    2004       2003     2002
                                                                    ----       ----     ----
                                                                         (In Thousands)

        Unrealized holding gains (losses) on available
           for sale securities                                     $(1,244)   $(489)   $1,704
        Reclassification adjustment for gains realized in income      (358)      --        (8)
                                                                   -------    -----    ------

                                                                    (1,602)    (489)    1,696

        Tax benefit (expense)                                          544      166      (577)
                                                                   -------    -----    ------

           Net of tax amount                                       $(1,058)   $(323)   $1,119
                                                                   =======    =====    ======

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

New accounting standards:
     In December 2004, the Financial Accounting Standards Board (FASB) issued Statement No. 123(R), "Share- Based Payment." Statement No. 123(R) revised Statement No. 123, "Accounting for Stock-Based Compensation," and supersedes APB Opinion No. 25, "Accounting for Stock Issued to Employees," and its related implementation guidance. Statement No. 123(R) will require compensation costs related to share-based payment transactions to be recognized in the financial statements (with limited exceptions). The amount of compensation cost will be measured based on the grant-date fair value of the equity or liability instruments issued. Compensation cost will be recognized over the period that an employee provides service in exchange for the award. This statement is effective as of the beginning of the first interim or annual reporting period that begins after June 15, 2005. The Company is currently evaluating the impact from this standard on its results of operations and financial position.

RESTRICTIONS ON CASH AND DUE FROM BANK BALANCES

The Bank is required to maintain reserve balances with the Federal Reserve Bank. The average reserve balances for 2004 and 2003 approximated $3,568,000 and $4,581,000, respectively.

        JUNIATA VALLEY FINANCIAL CORP. AND ITS WHOLLY-OWNED SUBSIDIARY,
                            THE JUNIATA VALLEY BANK
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SECURITIES

     The amortized cost and fair value of securities at December 31 were as follows:


                                                                         Gross      Gross
                                                             Amortized Unrealized Unrealized  Fair
                                                                Cost     Gains      Losses    Value
                                                                ----     -----      ------    -----
                                                                           (In Thousands)
     AVAILABLE FOR SALE SECURITIES:
        DECEMBER 31, 2004:
           U.S. Government agency obligations                 $48,420    $  180     $(353)   $48,247
           Obligations of states and political subdivisions    16,866       368        --     17,234
           Mortgage-backed securities                           4,984        21       (58)     4,947
           Equity securities                                      685       478        (8)     1,155
                                                              -------    ------     -----    -------

                                                              $70,955    $1,047     $(419)   $71,583
                                                              =======    ======     =====    =======

        DECEMBER 31, 2003:
           U.S. Government agency obligations                 $56,825    $  965     $ (75)   $57,715
           Obligations of states and political subdivisions    17,696       687        --     18,383
           Mortgage-backed securities                           6,253        40       (33)     6,260
           Equity securities                                      580       647        (1)     1,226
                                                              -------    ------     -----    -------

                                                              $81,354    $2,339     $(109)   $83,584
                                                              =======    ======     =====    =======

     HELD TO MATURITY SECURITIES:
        DECEMBER 31, 2004:
           U.S. Treasury securities                           $ 2,483    $   39     $  --    $ 2,522
           U.S. Government agency obligations                   2,002        --       (35)     1,967
                                                              -------    ------     -----    -------

                                                              $ 4,485    $   39     $ (35)   $ 4,489
                                                              =======    ======     =====    =======

        DECEMBER 31, 2003:
           U.S. Treasury securities                           $ 2,474    $   92     $  --    $ 2,566
           U.S. Government agency obligations                   2,003        --       (23)     1,980
           Obligations of states and political subdivisions    10,540       132        --     10,672
                                                              -------    ------     -----    -------

                                                              $15,017    $  224     $ (23)   $15,218
                                                              =======    ======     =====    =======

        JUNIATA VALLEY FINANCIAL CORP. AND ITS WHOLLY-OWNED SUBSIDIARY,
                            THE JUNIATA VALLEY BANK
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SECURITIES (CONTINUED)

The amortized cost and fair value of securities as of December 31, 2004, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because the securities may be called or prepaid with or without prepayment penalties.

                                           AVAILABLE FOR SALE    HELD TO MATURITY
                                           ------------------    ----------------
                                          AMORTIZED     FAIR    AMORTIZED   FAIR
                                            COST       VALUE      COST      VALUE
                                            ----       -----      ----      -----
                                                       (IN THOUSANDS)
   Due in one year or less                 $13,418    $13,460    $1,000    $1,000
   Due after one year through five years    51,868     52,021     3,485     3,489
   Due after five years through ten years       --         --        --        --
   Due after ten years                          --         --        --        --
   Mortgage-backed securities                4,984      4,947        --        --
   Equity securities                           685      1,155        --        --
                                           -------    -------    ------    ------
                                           $70,955    $71,583    $4,485    $4,489
                                           =======    =======    ======    ======

Gross gains of $358,000, $-0-, and $8,000 were realized on sales of securities available for sale in 2004, 2003 and 2002, respectively.

Securities with a fair value of $32,458,000 and $24,749,000 at December 31, 2004 and 2003, respectively, were pledged to secure public deposits, securities sold under agreements to repurchase and for other purposes as required or permitted by law.

        JUNIATA VALLEY FINANCIAL CORP. AND ITS WHOLLY-OWNED SUBSIDIARY,
                            THE JUNIATA VALLEY BANK
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SECURITIES (CONTINUED)

The following table shows the gross unrealized losses and fair value of the Corporation's investments, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2004:

                                           Less than 12 Months     12 Months or More           Total
                                           -------------------     -----------------           -----
                                            Fair      Unrealized    Fair    Unrealized    Fair    Unrealized
                                            Value       Losses      Value     Losses      Value     Losses
                                            -----       ------      -----     ------      -----     ------
                                                                (In Thousands)
Securities available for sale:
   U.S. Government agency obligations      $31,770      $(329)     $1,352      $(24)     $33,122    $(353)
   Mortgage-backed securities                1,106        (14)      2,069       (44)       3,175      (58)
   Equity securities                            --         --          76        (8)          76       (8)
                                           -------      -----      ------      ----      -------    -----

                                            32,876       (343)      3,497       (76)      36,373     (419)
                                           -------      -----      ------      ----      -------    -----

Securities held to maturity:
   U.S. Government agency obligations        1,967        (35)         --        --        1,967      (35)
                                           -------      -----      ------      ----      -------    -----

                                             1,967        (35)         --        --        1,967      (35)
                                           -------      -----      ------      ----      -------    -----

   Total temporarily impaired securities   $34,843      $(378)     $3,497      $(76)     $38,340    $(454)
                                           =======      =====      ======      ====      =======    =====

Management evaluates securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic or market concerns warrant such evaluation. Consideration is given to the length of time and the extent to which fair value has been less than cost, the financial condition and near-term prospects of the issuer and the intent and ability of the Corporation to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value. The decline in fair value at December 31, 2004, is due primarily to interest rate fluctuations. At December 31, 2004, there were 25 securities in an unrealized loss position. As the Corporation has the intent and ability to hold such investments until maturity or market price recovery, no securities are deemed to be other-than-temporarily impaired.

        JUNIATA VALLEY FINANCIAL CORP. AND ITS WHOLLY-OWNED SUBSIDIARY,
                            THE JUNIATA VALLEY BANK
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


LOANS RECEIVABLE AND ALLOWANCE FOR LOAN LOSSES

Loans receivable are comprised of the following:

                                               December 31,
                                               ------------
                                             2004         2003
                                             ----         ----
                                              (In Thousands)

   Commercial, agricultural and financial  $ 23,301     $ 25,885
   Real estate mortgages:
      Residential                           141,009      127,226
      Commercial                             50,036       34,938
   Consumer                                  63,218       64,593
   Other                                      4,294        4,577
                                           --------     --------

                                            281,858      257,219

   Unearned discount on loans                (2,110)      (4,439)
   Allowance for loan losses                 (2,989)      (2,820)
                                           --------     --------

                                           $276,759     $249,960
                                           ========     ========

The following table presents changes in the allowance for loan losses:

                                                Years Ended December 31,
                                                ------------------------
                                             2004         2003         2002
                                             ----         ----         ----
                                                     (In Thousands)
   Balance, beginning                      $  2,820     $  2,731      $2,526
      Provision for loan losses                 326          304         300
      Recoveries                                 18           20         112
      Loans charged off                        (175)        (235)       (207)
                                           --------     --------      ------

   Balance, ending                         $  2,989     $  2,820      $2,731
                                           ========     ========      ======

The recorded investment in impaired loans not requiring an allowance for loan losses was $2,205,000 and $802,000 at December 31, 2004 and 2003, respectively. The recorded investment in impaired loans requiring an allowance for loan losses at December 31, 2004 and 2003 was $-0- and $2,173,000, respectively. The related allowance for loan losses associated with these loans was $-0- and $125,000, respectively. For the years ended December 31, 2004, 2003 and 2002, the average recorded investment in these impaired loans was $2,026,000, $3,306,000 and $2,433,000, respectively. Interest income recognized on these impaired loans was $121,000, $174,000 and $189,000, respectively.

There were no nonaccrual loans at December 31, 2004 and 2003. The recorded investment in loans greater than 90 days past due and still accruing at December 31, 2004 and 2003 totaled $365,000 and $584,000, respectively.

        JUNIATA VALLEY FINANCIAL CORP. AND ITS WHOLLY-OWNED SUBSIDIARY,
                            THE JUNIATA VALLEY BANK
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

BANK PREMISES AND EQUIPMENT

The major components of bank premises and equipment are as follows:

                                                      December 31,
                                                      ------------
                                                  2004           2003
                                                  ----           ----
                                                     (In Thousands)

   Land and improvements                        $    686       $    686
   Buildings and improvements                      7,157          7,091
   Furniture and equipment                         4,025          3,486
                                                --------       --------
                                                  11,868         11,263
   Accumulated depreciation                       (5,066)        (4,508)
                                                --------       --------

                                                $  6,802       $  6,755
                                                ========       ========


DEPOSITS

The composition of deposits is as follows:

                                                      December 31,
                                                      ------------
                                                  2004           2003
                                                  ----           ----
                                                     (In Thousands)

   Demand, non-interest bearing                 $ 47,459       $ 42,200
   NOW and Money Market                           58,042         64,838
   Savings                                        43,639         42,317
   Time, $100,000 or more                         38,247         34,323
   Other time                                    145,255        149,306
                                                --------       --------

                                                $332,642       $332,984
                                                ========       ========

At December 31, 2004, the scheduled maturities of time deposits are as follows (in thousands):

   2005                                         $102,367
   2006                                           26,135
   2007                                           23,313
   2008                                           18,979
   2009                                           12,708
                                                --------

                                                $183,502
                                                ========

        JUNIATA VALLEY FINANCIAL CORP. AND ITS WHOLLY-OWNED SUBSIDIARY,
                            THE JUNIATA VALLEY BANK
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

BORROWINGS AND SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

In September 2004 the Bank entered into sales of securities under agreements to repurchase. Securities sold under agreements to repurchase are overnight borrowings. Securities sold under agreements to repurchase are reflected at the amount of cash received in connection with the borrowing. The Corporation may be required to provide additional collateral based on the fair value of underlying securities. These borrowings are described below:

                                                       December 31, 2004
                                                     (Dollars in Thousands)

   Ending Balance                                               $4,716

   Average Balance                                               5,132

   Maximum month-end balance                                     5,484

   Weighted Average Rate                                          1.59%

   Range of interest rates paid on December 31           1.81% to 1.94%

The securities that serve as collateral for securities sold under agreements to repurchase consist of U.S. Agency securities with a fair value of $8,213,000 at December 31, 2004.

The Bank has a maximum borrowing capacity of $170,745,000 with the FHLB which is collateralized by qualifying assets of the Bank. A $5,000,000 term loan was entered into on August 9, 2004. It matures on August 9, 2006, with a fixed rate of interest of 2.86%.

The Bank has entered into an agreement whereby it can borrow up to an additional $10,000,000 from the Federal Home Loan Bank (FHLB). Outstanding balances under this agreement were $-0- as of December 31, 2004 and 2003. The agreement expires in March 2005 and the interest rate was 2.25% and 0.73% at December 31, 2004 and 2003, respectively.

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

Quantitative measures established by regulation to ensure capital adequacy require the maintenance of minimum amounts and ratios (set forth below) of total and Tier l capital (as defined in the regulations) to risk-weighted assets and of Tier l capital to average assets. Management believes, as of December 31, 2004, that the Corporation and the Bank meet all capital adequacy requirements to which they are subject.

As of December 31, 2004, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the Bank's category.

The Bank's actual capital ratios and the minimum ratios required for capital adequacy purposes and to be well capitalized under the prompt corrective action provisions are presented below. The Corporation's ratios were not materially different from those of the Bank.


                                                                                                     To Be Well
                                                                            For Capital          Capitalized Under
                                                                             Adequacy            Prompt Corrective
                                                        Actual               Purposes            Action Provisions
                                                        ------               --------            -----------------
                                                 Amount       Ratio     Amount        Ratio       Amount      Ratio
                                                 ------       -----     ------        -----       ------      -----
                                                                   (Dollar Amounts In Thousands)

   AS OF DECEMBER 31, 2004:
      Total capital (to risk-weighted assets)    $48,728      18.69%   =>$20,862     =>8.00%    =>$26,077    =>10.00%
      Tier I capital (to risk-weighted assets)    45,739      17.54    => 10,431     =>4.00     => 15,547    => 6.00
      Tier I capital (to average assets)          45,739      11.58    => 15,795     =>4.00     => 19,743    => 5.00

   AS OF DECEMBER 31, 2003:
      Total capital (to risk-weighted assets)    $48,602      20.05%   =>$19,393     =>8.00%    =>$24,241    =>10.00%
      Tier I capital (to risk-weighted assets)    45,782      18.89    =>  9,696     =>4.00     => 14,544    => 6.00
      Tier I capital (to average assets)          45,782      11.86    => 15,348     =>4.00     => 19,185    => 5.00


Certain restrictions exist regarding the ability of the Bank to transfer funds to the Corporation in the form of cash dividends, loans or advances. At December 31, 2004, $33,820,000 of undistributed earnings of the Bank, included in the consolidated stockholders' equity, was available for distribution to the Corporation as dividends without prior regulatory approval, subject to regulatory capital requirements above.

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

The Corporation has a dividend reinvestment and stock purchase plan. Under the Plan, additional shares of Juniata Valley Financial Corp. may be purchased at the prevailing market prices with reinvested dividends and voluntary cash payments. To the extent that shares are not available in the open market, the Corporation has reserved 100,000 shares of common stock to be issued under the plan. At December 31, 2004, 88,846 shares were available for issuance under the Dividend Reinvestment Plan.

        JUNIATA VALLEY FINANCIAL CORP. AND ITS WHOLLY-OWNED SUBSIDIARY,
                            THE JUNIATA VALLEY BANK
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

EMPLOYEE BENEFITS

Stock option plan:
     Under the 2000 Incentive Stock Option Plan, 220,000 shares of common stock, as adjusted for the 2001 stock dividend, were reserved for issuance upon the exercise of options granted or available for grant to officers and key employees of the Corporation. The plan provides that the option price per share shall not be less than the fair market value of the stock on the day the option is granted, but in no event less than the par value of such stock. Options granted are exercisable no earlier than one year after the grant and expire ten years after the date of the grant.

     Stock option transactions under the Plan were as follows:


                                                               Weighted-
                                                                Average
                                                  Options    Exercise Price
                                                  -------    --------------

        Outstanding at December 31, 2001           7,982         $28.20
           Granted                                 8,582          28.50

        Outstanding at December 31, 2002          16,564          28.36
           Granted                                 7,841          30.25
           Forfeited                                 605             --
                                                  ------         ------

        Outstanding at December 31, 2003          23,800          28.98
           Granted                                 4,775          40.50
           Exercised                                 100          30.25
                                                  ------         ------

        Outstanding at December 31, 2004          28,475         $30.91
                                                  ======         ======

        Exercisable at December 31, 2004          12,660         $28.62
                                                  ======         ======

Options outstanding at December 31, 2004 are exercisable at prices of $28.20 to $40.50. The weighted-average remaining contractual life of these options is approximately seven years.

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

     Information pertaining to the activity in the Plan is as follows:

                                                       Years ended December 31,
                                                       ------------------------
                                                           2004         2003
                                                           ----         ----
                                                             (In Thousands)

        Change in benefit obligation:
           Benefit obligation at beginning of year        $4,697      $4,203
           Service cost                                      253         221
           Interest cost                                     327         304
           Actuarial loss                                    (31)        127
           Benefits paid                                    (161)       (158)
                                                          ------      ------

              Benefit obligation at end of year            5,085       4,697
                                                          ------      ------

        Change in plan assets:
           Fair value of plan assets at beginning of year  3,981       3,623
           Actual return on plan assets                      538        (134)
           Employer contribution                             410         650
           Benefits paid                                    (161)       (158)
                                                          ------      ------

              Fair value of plan assets at end of year     4,768       3,981
                                                          ------      ------

        Funded status                                       (317)       (716)

        Unrecognized net actuarial gain                      393         864
        Unrecognized net transition asset                    (15)        (17)
                                                          ------      ------

              Prepaid (accrued) benefit cost              $   61      $  131
                                                          ======      ======
- 60 -

        JUNIATA VALLEY FINANCIAL CORP. AND ITS WHOLLY-OWNED SUBSIDIARY,
                            THE JUNIATA VALLEY BANK
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

EMPLOYEE BENEFITS (CONTINUED)

Pension expense included the following components for the years ended December
31:

                                                    2004     2003     2002
                                                    ----     ----     ----
                                                        (In Thousands)

   Service cost, benefits earned during the year   $ 253    $ 222    $ 174
   Interest cost on projected benefit obligation     321      298      268
   Expected return on plan assets                   (307)    (255)    (237)
   Net amortization                                   (2)      (2)      (2)
                                                   -----    -----    -----

                                                   $ 265    $ 263    $ 203
                                                   =====    =====    =====

Assumptions used in the accounting were:

                                                    2004     2003     2002
                                                    ----     ----     ----
   Discount rates                                    7.0%     7.0%     7.0%
   Rates of increase in compensation levels          4.0      4.0      4.0
   Expected long-term rate of return on assets       7.0      7.0      7.0

The investment strategy and investment policy for the retirement plan is 50% equity and 50% fixed income. The asset allocation as of December 31, 2004 is approximately 49.5% equities and 50.5% fixed income investments.

                                          2005   2006   2007   2008   2009
                                          ----   ----   ----   ----   ----
                                                    (In Thousands)
Future expected benefit payments          $290   $352   $427   $519   $630

Supplemental retirement plans:
     The Corporation has non-qualified supplemental retirement and split-dollar life insurance plans for directors and key employees. At December 31, 2004 and 2003, the present value of the future liability was $1,231,000 and $1,226,000, respectively. The Corporation has funded these plans through the purchase of annuities and life insurance policies, which have an aggregate cash surrender value of $3,323,000 and $2,645,000 at December 31, 2004 and 2003, respectively. For the years ended December 31, 2004, 2003 and 2002, $274,000, $248,000 and $192,000, respectively, was charged to expense in connection with this plan.

Deferred compensation plan:
     The Corporation has entered into deferred compensation agreements with certain directors to provide each director an additional retirement benefit, or to provide their beneficiary a benefit in the event of pre-retirement death. At December 31, 2004 and 2003, the present value of the future liability was $2,474,000 and $1,939,000, respectively. To fund the benefits under these agreements, the Corporation is the owner and beneficiary of life insurance policies on the lives of certain directors. The policies had an aggregate cash surrender value of $1,708,000 and $1,594,000 at December 31, 2004 and 2003, respectively. For the years ended December 31, 2004, 2003 and 2002, $130,000, $204,000 and $205,000,
     respectively, was charged to expense in connection with this plan.

Employee Stock Purchase Plan:
     The Corporation has an Employee Stock Purchase Plan under which employees, through payroll deductions, are able to purchase shares of stock annually. The option price of the stock purchases shall be between 85% and 100% of the fair market value of the stock on the commencement date as determined annually by the Board of Directors. The maximum number of shares which employees may purchase under the Plan is 100,000; however, the annual issuance of shares shall not exceed 5,000 shares plus any unissued shares from prior offerings. In 2004, 2003 and 2002, 5,574, 2,227 and 2,296 shares, respectively, were issued under the Plan. At December 31, 2004, 94,900 shares were reserved for issuance under the Plan.

Salary continuation plan:
     The Corporation has non-qualified Salary Continuation Plans for key employees. At December 31, 2004 and 2003, the present value of the future liability was $656,000 and $601,000, respectively. The Corporation has funded the Plan through the purchase of life insurance policies which have an aggregate cash surrender value of $5,436,000 and $5,361,000 at December 31, 2004 and 2003, respectively. For the years ended December 31, 2004, 2003 and 2002, $120,000, $117,000 and $152,000, respectively, was charged to expense in connection with the Plan.

        JUNIATA VALLEY FINANCIAL CORP. AND ITS WHOLLY-OWNED SUBSIDIARY,
                            THE JUNIATA VALLEY BANK
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

INCOME TAXES

The provision for federal income taxes consists of the following:

                                                   Years Ended December 31,
                                                   ------------------------
                                                  2004       2003       2002
                                                  ----       ----       ----
                                                        (In Thousands)
   Current                                       $1,876     $1,725     $1,892
   Deferred                                          93         95       (146)
                                                 ------     ------     ------
                                                 $1,969     $1,820     $1,746
                                                 ======     ======     ======

A reconciliation of the statutory income tax expense computed at 34% to the income tax expense included in the statements of income is as follows:

                                                   Years Ended December 31,
                                                   ------------------------
                                                  2004       2003       2002
                                                  ----       ----       ----
                                                        (In Thousands)
   Federal income tax at statutory rate          $2,651     $2,539     $2,299
   Tax-exempt interest                             (293)      (401)      (475)
   Income on life insurance                        (168)      (144)      (148)
   Life insurance proceeds                           --       (117)        --
   Other                                           (221)       (57)        70
                                                 ------     ------     ------
                                                 $1,969     $1,820     $1,746
                                                 ======     ======     ======

The income tax provision includes $122,000, $-0- and $3,000 in 2004, 2003 and 2002, respectively, of income tax related to realized gains on sales of securities.

The net deferred tax asset in the accompanying balance sheets includes the following amounts of deferred tax assets and liabilities:

                                                               December 31,
                                                               ------------
                                                             2004       2003
                                                              ----       ----
                                                              (In Thousands)
   Deferred tax assets:
      Allowance for loan losses                             $  888     $  832
      Deferred directors' fees                                 693        659
      Pension liabilities                                      536        562
                                                            ------     ------

         Total deferred tax assets                           2,117      2,053
                                                            ------     ------

   Deferred tax liabilities:
      Bank premises and equipment                             (299)      (203)
      Prepaid expense                                          (61)        --
      Unrealized gains on securities available for sale       (213)      (758)
                                                            ------     ------
         Total deferred tax liabilities                       (573)      (961)
                                                            ------     ------
         Net deferred tax asset                             $1,544     $1,092
                                                            ======     ======

TRANSACTIONS WITH EXECUTIVE OFFICERS AND DIRECTORS

The Bank has had banking transactions in the ordinary course of business with its executive officers, directors, and their related interests on the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with others. At December 31, 2004 and 2003, these persons were indebted to the Bank for loans totaling $1,805,000 and $1,614,000, respectively. During 2004, loans totaling $1,342,000 were disbursed and loan repayments totaled $1,151,000.

        JUNIATA VALLEY FINANCIAL CORP. AND ITS WHOLLY-OWNED SUBSIDIARY,
                            THE JUNIATA VALLEY BANK
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

COMMITMENTS

The Bank rents equipment and branch offices under operating leases that expire through 2007. Equipment and servicing fees were $996,000, $771,000 and $582,000 for the years ended December 31, 2004, 2003 and 2002, respectively. Rent expense, including the license fee for the branch offices, was $75,000, $71,000 and $67,000 in 2004, 2003 and 2002, respectively.

Minimum future payments under all noncancellable lease and service agreements as of December 31, 2004 which the Corporation expects to pay from normal operating income, are as follows (in thousands):

   2005                                                            $294
   2006                                                             288
   2007                                                              51
   2008                                                              19
                                                                   ----

                                                                   $652
                                                                   ====

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

A summary of the Bank's financial instrument commitments is as follows:

                                                        December 31,
                                                        ------------
                                                       2004      2003
                                                       ----      ----
                                                       (In Thousands)
   Commitments to grant loans                        $ 3,424    $ 2,727
   Unfunded commitments under lines of credit         33,612     31,266
   Outstanding letters of credit                       1,560        764

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

Outstanding letters of credit written are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. The majority of these standby letters of credit expire within the next twelve months. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending other loan commitments. The Bank requires collateral supporting these letters of credit as deemed necessary. The current amount of the liability as of December 31, 2004 and 2003 for guarantees under letters of credit issued is not material.

The maximum undiscounted exposure related to these commitments at December 31, 2004 was $1,560,000 and the approximate value of underlying collateral upon liquidation that would be expected to cover this maximum potential exposure was $1,335,000.

        JUNIATA VALLEY FINANCIAL CORP. AND ITS WHOLLY-OWNED SUBSIDIARY,
                            THE JUNIATA VALLEY BANK
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CONCENTRATION OF CREDIT RISK

The Bank grants commercial, residential and consumer loans to customers primarily located in the counties of Juniata, Mifflin, Perry, Huntingdon, Centre, Franklin and Snyder, Pennsylvania. The concentrations of credit by type of loan are set forth in the note, "Loans Receivable and Allowance for Loan Loses." Although the Bank has a diversified loan portfolio, its debtors' ability to honor their contracts is influenced by the region's economy.

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

The following information should not be interpreted as an estimate of the fair value of the entire Corporation since a fair value calculation is only provided for a limited portion of the Corporation's assets and liabilities. Due to a wide range of valuation techniques and the degree of subjectivity used in making the estimates, comparisons between the Corporation's disclosures and those of other companies may not be meaningful. The following methods and assumptions were used to estimate the fair values of the Corporation's financial instruments at December 31, 2004 and 2003:

o For cash and due from banks, interest-bearing demand deposits in other banks and federal funds sold, the carrying amount is a reasonable estimate of fair value.

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

o For short-term borrowings, the carrying amount is a reasonable estimate of fair value.

o For long-term borrowings, fair value is estimated by discounting future cash flows, using rates currently available on borrowings with similar remaining maturities.

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

        JUNIATA VALLEY FINANCIAL CORP. AND ITS WHOLLY-OWNED SUBSIDIARY,
                            THE JUNIATA VALLEY BANK
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)

The estimated fair values of the Corporation's financial instruments are as follows:

                                                                      December 31,
                                                                      ------------
                                                              2004                  2003
                                                              ----                  ----
                                                       CARRYING     FAIR     Carrying     Fair
                                                        AMOUNT     VALUE     Amount      Value
                                                        ------     -----     ------      -----
                                                                      (In Thousands)
   Financial assets:
      Cash and due from banks                          $ 10,733   $ 10,733   $ 13,502   $ 13,502
      Interest bearing deposits with banks                  167        167        125        125
      Interest bearing time deposits with banks           6,760      6,760      4,090      4,090
      Federal funds sold                                  3,900      3,900         --         --
      Securities                                         76,068     76,072     98,601     98,802
      Restricted investments in bank stock                1,329      1,329      1,107      1,107
      Loans receivable, net of allowance                276,759    276,065    249,960    249,609
      Accrued interest receivable                         1,682      1,682      1,810      1,810

   Financial liabilities:
      Deposits                                          332,642    333,988    332,984    335,680
      Securities sold under agreements to repurchase      4,716      4,716         --         --
      Long term debt                                      5,000      5,000         --         --
      Accrued interest payable                              593        593        756        756

   Off-balance sheet financial instruments:
      Commitments to extend credit                           --         --         --         --
      Standby letters of credit                              --         --         --         --


        JUNIATA VALLEY FINANCIAL CORP. AND ITS WHOLLY-OWNED SUBSIDIARY,
                            THE JUNIATA VALLEY BANK
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

PARENT COMPANY ONLY FINANCIAL INFORMATION

                                 BALANCE SHEETS

                                                                          December 31,
                                                                          ------------
                                                                         2004     2003
                                                                         ----     ----
                                                                         (In Thousands)
      ASSETS

Cash                                                                   $     7   $     3
Interest bearing deposits with banks                                       490       490
                                                                       -------   -------

      Cash and cash equivalents                                            497       493

Investment in Bank subsidiary                                           46,085    47,175
Securities available for sale                                            3,531     2,803
Other                                                                       75        53
                                                                       -------   -------

                                                                       $50,188   $50,524
                                                                       =======   =======

      LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities, other                                                     $    35   $    41

Stockholders' equity                                                    50,153    50,483
                                                                       -------   -------

                                                                       $50,188    $50,524
                                                                       =======    =======



                              STATEMENTS OF INCOME


                                                                         Years Ended December 31,
                                                                         ------------------------
                                                                         2004      2003      2002
                                                                         ----      ----      ----
                                                                               (In Thousands)
Dividends from Bank subsidiary                                         $ 5,840   $ 3,708    $ 3,603
Interest income                                                            124       146        109
Other expenses                                                             (96)      (90)       (77)
                                                                       -------   -------    -------

      Income before equity in undistributed net income of subsidiary     5,868     3,764      3,635

Equity in undistributed net income of Bank subsidiary                      (39)    1,883      1,380
                                                                       -------   -------    -------

         Net income                                                    $ 5,829   $ 5,647    $ 5,015
                                                                       =======   =======    =======


        JUNIATA VALLEY FINANCIAL CORP. AND ITS WHOLLY-OWNED SUBSIDIARY,
                            THE JUNIATA VALLEY BANK
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


PARENT COMPANY ONLY FINANCIAL INFORMATION (CONTINUED)

                            STATEMENTS OF CASH FLOWS

                                                                   Years Ended December 31,
                                                                   ------------------------
                                                                  2004      2003        2002
                                                                  ----      ----        ----
                                                                        (In Thousands)

CASH FLOWS FROM OPERATING ACTIVITIES
   Net income                                                   $ 5,829    $ 5,647    $ 5,015
   Adjustments to reconcile net income to net cash
      provided by operating activities:
      Equity in undistributed net income
         of Bank subsidiary                                          39     (1,883)    (1,380)
      Increase in other assets                                      (22)       (27)        --
      (Decrease) increase in other liabilities                       (6)        --         14
                                                                -------    -------    -------

         Net cash provided by operating activities                5,840      3,737      3,649
                                                                -------    -------    -------

CASH FLOWS FROM INVESTING ACTIVITIES
   Purchases of available for sale securities                    (1,635)    (2,330)    (1,159)
   Proceeds from maturities of available for sale securities        900      1,760        640
                                                                -------    -------    -------

         Net cash used in investing activities                     (735)      (570)      (519)
                                                                -------    -------    -------

CASH FLOWS FROM FINANCING ACTIVITIES
   Cash dividends and cash paid in lieu of fractional shares     (4,879)    (2,283)    (2,042)
   Purchase of treasury stock                                      (960)    (1,425)    (1,560)
   Treasury stock issued                                            738        540        469
                                                                -------    -------    -------

         Net cash used in financing activities                   (5,101)    (3,168)    (3,133)
                                                                -------    -------    -------

         Net increase (decrease) in cash and cash equivalents         4         (1)        (3)

Cash and cash equivalents:
   Beginning                                                        493        494        497
                                                                -------    -------    -------
   Ending                                                       $   497    $   493    $   494
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