Form 10-K, Exhibit 13
period 2005-12-31
JUNIATA VALLEY FINANCIAL CORP
filed 2006-03-16
CIK 714712

Five-Year Financial Summary — Selected Financial Data

	2005	2004	2003	2002	2001
	(In thousands of dollars, except share and per share data)
BALANCE SHEET INFORMATION
at December 31
Assets	$410,802	$397,074	$387,780	$375,735	$356,757
Deposits	343,466	332,642	332,984	322,619	305,468
Loans, net of allowance for loan losses	295,300	276,759	249,960	235,497	227,998
Investments	77,208	84,157	103,798	106,431	98,073
Short-term borrowings	9,801	4,716	—	—	1,275
Long-term debt	5,000	5,000	—	—	—
Stockholders’ equity	47,119	50,153	50,483	48,327	45,326
Number of shares outstanding *	4,503,392	4,561,258	4,569,406	4,626,970	4,702,000

Average for the year
Assets	406,706	393,554	386,574	366,853	348,331
Stockholders’ equity	48,403	48,776	47,629	46,210	44,348
Weighted average shares outstanding *	4,550,483	4,559,168	4,581,922	4,660,780	4,737,846

INCOME STATEMENT INFORMATION
Years Ended December 31
Total interest income	$22,707	$21,717	$22,500	$23,470	$24,641
Total interest expense	8,015	6,438	7,472	9,299	11,929

Net interest income	14,692	15,279	15,028	14,171	12,712
Provision for loan losses	28	326	304	300	240
Other income	3,323	3,445	2,760	2,014	2,194
Other expenses	11,680	10,600	10,017	9,124	8,596

Income before income taxes	6,307	7,798	7,467	6,761	6,070
Federal income tax expense	1,741	1,969	1,820	1,746	1,428

Net income	$4,566	$5,829	$5,647	$5,015	$4,642

PER SHARE DATA *
Earnings per share — basic	$1.00	$1.28	$1.24	$1.08	$0.98
Earnings per share — diluted	1.00	1.27	1.23	1.08	0.98
Cash dividends	1.11	1.07	0.50	0.44	0.40
Book value	10.46	11.00	11.05	10.45	9.64

FINANCIAL RATIOS
Return on average assets	1.12%	1.48%	1.46%	1.37%	1.33%
Return on average equity	9.43	11.95	11.86	10.85	10.47
Dividend payout	110.71	83.70	40.43	40.72	40.78
Average equity to average assets	11.90	12.39	12.32	12.60	12.73
Loans to deposits (year end)	85.98	83.20	75.07	73.00	74.64

*	All share and per-share data have been restated for effect of the 2 for 1 stock split on October 31, 2005

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION
COMPANY OVERVIEW
This discussion concerns Juniata Valley Financial Corp. (“Company” or “Juniata”) and its wholly owned subsidiary, The Juniata Valley Bank (“Bank”). The purpose of this discussion is to focus on information concerning the Company’s financial condition and results of operations that is not readily apparent from the consolidated financial statements. In order to obtain a clear understanding of this discussion, the reader should reference the consolidated financial statements, the notes thereto and other financial information presented in this Annual Report.
FORWARD LOOKING STATEMENTS
The information contained in this Annual Report contains forward looking statements (as such term is defined in the Securities Exchange Act of 1934 and the regulations thereunder), including without limitation, statements as to the future loan and deposit volumes, the allowance and provision for possible loan losses, future interest rates and their effect on the Company’s financial condition or results of operations, the classification of the Company’s investment portfolio and other statements which are not historical facts or as to trends or management’s intentions, plans, beliefs, expectations or opinions. Such forward looking statements are subject to risks and uncertainties and may be affected by various factors which may cause actual results to differ materially from those in the forward looking statements including without limitation, the effect of economic conditions and related uncertainties, the effect of interest rates on the Company, federal and state government regulation and competition. Certain of these risks, uncertainties and other factors are discussed in this Annual Report or in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, a copy of which may be obtained from the Company upon request and without charge (except for the exhibits thereto).
EXECUTIVE SUMMARY
Nature of Operations
Juniata Valley Financial Corp. is a financial holding company operating primarily in central Pennsylvania, with the purpose of delivering financial services within its local market. Consisting of one bank, Juniata provides retail and commercial banking services through 11 offices in Juniata, Mifflin, Perry, Huntingdon and Centre counties.
The Juniata Valley Bank provides a full range of consumer and commercial services. Consumer services include Internet and telephone banking, an automated teller machine network, personal checking accounts, interest checking accounts, savings accounts, insured money market accounts, debit cards, fixed and variable rate certificates of deposit, club accounts, secured and unsecured installment loans, construction and mortgage loans, safe deposit facilities, credit lines with overdraft checking protection, individual retirement accounts, health savings accounts and student loans. Commercial banking services include small and high-volume business checking accounts, on-line account management services, ACH origination, payroll direct deposit, commercial lines and letters of credit, commercial term and demand loans and repurchase agreements. The Bank also provides a variety of trust, asset management and estate services. The Bank offers annuities, mutual funds, stock and bond brokerage services and long-term care insurance products through an arrangement with a broker-dealer and insurance brokers. Management believes the Company has a relatively stable deposit base with no major seasonal depositor or group of depositors. Most of the Company’s commercial customers are small and mid-sized businesses in central Pennsylvania.

Economic and Industry-Wide Factors Relevant to Juniata
As a financial services organization, Juniata’s core business is most influenced by the movement of interest rates. Lending and investing is done daily, using funding from deposits and borrowings, resulting in net interest income, the most significant portion of operating results. The Company continually projects the effects of changes in interest rates through asset/liability management, product pricing and review and analysis of competition.
General economic conditions are relevant to Juniata’s business. In addition, economic factors impact the customers’ need for financing, thus affecting loan growth. Additionally, changes in the economy can directly impact the credit strength of existing and potential borrowers.
Focus of Management
Management is committed to being the preeminent financial institution in its market area and measures its success by five key elements.
Customer Relationships
Juniata strives to maximize customer satisfaction. We are sensitive to the broad array of financial alternatives available to our customers from both local and global competition. We are committed to fostering a complete customer relationship and plan to continue to provide for the financial needs in future generations as in the past. The Company’s strategic plan includes increasing the number of Bank-provided services per household.
Stockholder Satisfaction
Management believes our investors are entitled to a good return on their investment through both stock value appreciation and dividend returns. We intend to continue to protect their investment through profitable balance sheet growth and core earnings results that surpass our competition.
Balance Sheet Growth
Through careful attention to our customer base and strategic objectives, we achieved a milestone during 2005 by exceeding $400 million in total assets for the first time. It is our goal to continue quality growth in spite of intense competition. We will continue to maintain the high credit standards that have resulted in favorable comparisons to our peer group in terms of loan charge-offs and levels of non-performing loans. We believe we consistently pay fair market rates on all deposits, and have invested wisely and conservatively, in compliance with self-imposed standards, minimizing risk of asset impairment.
Operating Results
Management keeps a sharp eye on earnings results. While earnings in 2005 were less than in prior year, we believe that many of our profitability ratios exceed those of our peer group. There were several unusual and infrequent expenses that affected earnings in 2005 that will be discussed below in the management discussion and analysis of financial condition. We believe that these issues are behind us and we are committed to strive for the higher profitability levels that we have experienced in the past.
Commitment to the Community
We are active corporate citizens of the communities we serve. Although the world of banking is ever-changing and in some cases does not even require a physical building, we believe that our community banking philosophy is still valid. Despite technological advances, banking is still a personal business, particularly in the rural areas we serve. We believe that our customers shop for services and value a relationship with an institution involved in the same community, with the same interests in its prosperity. We have a foundation and a history in each of the communities we serve.

Juniata’s Opportunities
Through market analysis, we believe that there are opportunities to enhance our sales effort in order to increase deposit market share in rural central Pennsylvania. Our focus during 2006 is to increase exposure of our community banking officers in their respective service areas and entice new and increased banking relationships.
We seek to continually enhance our customer delivery system, both through technology and physical facilities. We have short-term and long-term plans to revitalize some existing branch locations through remodeling for efficiencies or relocation for improved access and customer convenience. We continually examine opportunities to upgrade technology both to cater to our customers’ needs and to increase operational efficiency.
Juniata’s Challenges
Competition
Each year, we experience more intense competition than we have ever seen in our long history. No longer is our competition limited to local community institutions or strictly to financial institutions. Our customers receive on a daily basis, direct mail advertising from both local competition and large regional and national institutions. Attractive “loss-leader” offers are made to entice our customers to transfer all or part of their business. To meet this challenge, we stay in close contact with our customers, monitoring their satisfaction with our services through surveys, personal visits and networking in the communities we serve. We strive to meet our customers’ expectations and deliver consistent high-quality service.
Regulated Company
The Company is subject to banking regulation as well as regulation by the Securities and Exchange Commission (SEC), and as such, must comply with several laws, including the USA Patriot Act and the Sarbanes-Oxley Act of 2002. Management has instituted a series of actions to strengthen and improve Juniata’s already strong corporate governance practices, including formation of a Disclosure Committee for Financial Reporting. Juniata has incurred direct and indirect costs associated with compliance with the SEC’s filing and reporting requirements imposed on public companies by Sarbanes-Oxley, as well as adherence to new and existing banking regulations. It is unlikely that regulatory demands will be reduced, and management expects that more internal resources will be dedicated to meet future compliance standards.
APPLICATION OF CRITICAL ACCOUNTING POLICIES
The Company’s consolidated financial statements are prepared based upon the application of U.S. generally accepted accounting principles, the most significant of which are described in Note 1 – Summary of Significant Accounting Policies. Certain of these policies require numerous estimates and economic assumptions, based upon information available as of the date of the financial statements. As such, over time, they may prove inaccurate or vary and may significantly affect the Company’s reported results and financial position for the period or in future periods. The accounting policy for establishing the allowance for loan losses has a greater reliance on the use of estimates, and as such has a greater possibility of producing results that could be different than originally reported. Changes in underlying factors, assumptions or estimates in the allowance for loan losses could have a material impact on the Company’s future financial condition and results of operations.
The section titled Allowance for Loan Losses of this Annual Report to Stockholders provide management’s analysis of the Company’s allowance for loan losses and related provision expense. The allowance for loan losses is maintained at a level believed adequate by management to absorb probable losses in the loan portfolio. Management’s determination of the adequacy of the allowance for loan losses is based upon an evaluation of individual credits in the loan portfolio, historical loan loss experience, current economic conditions, and other relevant factors. This determination is inherently subjective, as it requires material estimates including the amounts and timing of future cash flows expected to be received on impaired loans that may be susceptible to significant change. The allowance for loan losses related to loans considered to be impaired is generally evaluated based on the discounted cash flows using the impaired loan’s initial effective interest rate or the fair value of the collateral for certain collateral dependent loans.
Financial Condition
Balance Sheet Summary
Juniata functions as a financial intermediary and as such, its financial condition is best analyzed in terms of changes in its uses and sources of funds, and is most meaningful when analyzed in terms of changes in daily average balances. The table below sets forth average daily balances for the last three years and the dollar change and percentage change for the past two years.
Table 1
Changes in Uses and Sources of Funds
(Dollars in thousands)

	2005			2004			2003
	Average	Increase(Decrease)		Average	Increase(Decrease)		Average
	Balance	Amount	%	Balance	Amount	%	Balance
Funding Uses:
Loans:
Commercial	$85,287	$4,847	6.0%	$80,440	$8,218	11.4%	$72,222
Tax-exempt loans	4,781	402	9.2	4,379	1,058	31.9	3,321
Mortgage	134,857	11,244	9.1	123,613	10,233	9.0	113,380
Consurmer	65,402	5,915	9.9	59,487	5,422	10.0	54,065
Securities	56,966	(5,046)	(8.1)	62,012	(7,099)	(10.3)	69,111
Tax-exempt securities	19,800	(3,942)	(16.6)	23,742	(7,685)	(24.5)	31,427
Interest bearing deposits	6,420	851	15.3	5,569	227	4.2	5,342
Federal funds sold	4,679	746	19.0	3,933	(2,632)	(40.1)	6,565

Total interest earning assets	378,192	15,017	4.1	363,175	7,742	2.2	355,433
Non-interest earning assets	31,626	(273)	(0.9)	31,899	468	1.5	31,431
Unrealized gains (losses) on securities	(136)	(1,532)	(109.7)	1,396	(1,094)	(43.9)	2,490
Less: Allowance for loan losses	(2,976)	(60)	2.1	(2,916)	(136)	4.9	(2,780)

Total uses	$406,706	$13,152	3.3%	$393,554	$6,980	1.8%	$386,574

Funding Sources:
Interest bearing demand deposits	$64,118	$1,624	2.6%	$62,494	$113	0.2%	$62,381
Savings deposits	44,638	(350)	(0.8)	44,988	4,945	12.3	40,043
Time deposits under $100,000	145,436	160	0.1	145,276	(7,076)	(4.6)	152,352
Time deposits over $100,000	40,179	3,748	10.3	36,431	2,535	7.5	33,896
Repurchase agreements	5,616	4,243	309.0	1,373	1,373	—	—
Short-term borrowings	379	239	170.7	140	(355)	(71.7)	495
Long-term debt	5,000	2,987	148.4	2,013	2,013	—	—
Other interest bearing liabilities	770	93	13.7	677	82	13.8	595

Total interest bearing liabilities	306,136	12,744	4.3	293,392	3,630	1.3	289,762
Demand deposits	47,208	1,806	4.0	45,402	3,392	8.1	42,010
Other liabilities	4,959	(1,025)	(17.1)	5,984	(1,189)	(16.6)	7,173
Shareholders’ equity	48,403	(373)	(0.8)	48,776	1,147	2.4	47,629

Total sources	$406,706	$13,152	3.3%	$393,554	$6,980	1.8%	$386,574

Overall, total assets increased by $13,152,000, or 3.3% on average for the year 2005 compared to 2004, following an increase of $6,980,000, or 1.8% in 2004 over average assets in 2003. Average earning assets, increasing on average by 4.1%, or $15,017,000, exceeded total asset growth, resulting in a higher percentage of total assets producing income. The ratio of average earning assets to total assets has risen consistently over the last three years as follows; 91.9% in 2003, 92.2% in 2004 and 93.0% in 2005. Aggregate deposit and borrowings increases of $14,550,000 was not sufficient to fund the loan growth of

$22,408,000, so proceeds from the maturity and sales of investment securities were used to further support loan demand. While the ratio of earning assets to total assets has increased steadily over the past three years, the ratio of interest bearing liabilities to total assets has changed as well. This ratio was 75.0%, 74.5% and 75.3% in 2003, 2004 and 2005, respectively. More detailed discussion of Juniata’s earning assets and interest bearing liabilities will follow in sections titled Loans, Investments, Deposits and Market Risk.
Loans
Loans outstanding at the end of each year consisted of the following (in thousands):

	December 31,
	2005	2004	2003	2002	2001
Commercial, financial and agricultural	$21,661	$23,301	$25,885	$26,815	$24,548
Real estate — commercial	27,588	25,068	20,614	22,528	21,193
Real estate — construction	28,323	24,968	14,324	10,174	10,700
Real estate — mortgage	135,992	132,243	119,678	117,019	112,171
Home equity	10,083	8,766	7,548	7,962	7,330
Obligations of states and political subdivisions	4,827	4,294	4,577	2,378	2,849
Personal	70,703	63,218	64,593	61,176	61,557
Unearned interest	(1,114)	(2,110)	(4,439)	(9,824)	(9,824)

Total	$298,063	$279,748	$252,780	$238,228	$230,524

From year-end 2004 to year-end 2005, total loans outstanding, net of unearned interest, increased by $18,315,000, following an increase of $26,968,000 in 2004 when compared to year-end 2003. The following table summarizes how the ending balances (in thousands) changed annually in each of the last three years.

	2005	2004	2003

New loans, net of repayments	$18,569	$27,125	$14,767
Loans charged off	(279)	(175)	(235)
Loans transferred to other real estate owned and other adjustments to carrying value	25	18	20

	$18,315	$26,968	$14,552

The loan portfolio was comprised of approximately 72% consumer loans and 28% commercial loans (including construction) on December 31, 2005 and 2004. The highest loan concentration by activity type is car dealerships, followed by property development and the trucking industry, each accounting for less than 2.5% of the portfolio. These small concentrations pose no significant risk. See Note 5 of Notes to Consolidated Financial Statements.
As can be seen in Table 1, all broad categories of loans increased on average by at least 6.0% in 2005, with the greatest increase of 9.9%, in consumer loans. Management believes that while stringent credit standards are in place, steady loan growth year after year is due to the responsiveness and personal attention given to customers, that sets the Bank apart from its competition. Nearly all commercial loans and most residential mortgage loans are either variable or adjustable rate arrangements, while other consumer loans have fixed rates for the duration of the loan. Juniata’s lending strategy stresses quality growth, diversified by product. A standardized credit policy is in place throughout the Company, and a special credit committee of the Board of Directors reviews and approves all loan requests for amounts that exceed management’s approval level. The Company makes credit judgments based on a customer’s existing debt obligations, ability to pay and general economic trends.
Juniata strives to offer fair, competitive rates and to provide optimal service in order to continue the growth pattern established in past years. Continued emphasis will be placed upon attracting the entire customer relationship of our borrowers.

The loan portfolio carries the potential risk of past due, non-performing or ultimately, charged-off loans. The Bank attempts to manage this risk through credit approval standards and aggressive monitoring and collection efforts. Where prudent, the Bank generally secures commercial loans with collateral consisting of real and/or tangible personal property.
The allowance for loan losses has been established in order to absorb probable losses on existing loans. An annual provision or credit is recorded to earnings to maintain the allowance at adequate levels. Charge-offs and recoveries are recorded as an adjustment to the allowance. The allowance for loan losses at December 31, 2005 was 0.93% of total loans, net of unearned interest, as compared to 1.07% of total loans, net of unearned interest at the end of 2004. The allowance decreased $226,000 when compared to December 31, 2004. Net charge-offs for 2005 and 2004 were 0.09% and 0.06%, respectively of average loans. Most of this decrease was the result of the charge-off of a large commercial account of $150,000. Additionally, the previous unallocated portion of the allowance for loan losses was eliminated.
At December 31, 2005, non-performing loans (as defined in Table 2) as a percentage of the allowance for loan losses were 81.0% as compared to 12.2% at December 31, 2004. Of the $2,239,000 of non-performing loans at December 31, 2005, $1,538,000 were collateralized with real estate, $698,000 with other assets and $3,000 were unsecured.
Non-performing loans were 0.75% of loans as of December 31, 2005, and 0.13% of loans as of December 31, 2004. The increase in nonperforming loans in 2005 was primarily due to one large commercial loan relationship aggregating $1,419,000, being placed in nonaccrual status. A partial charge-off of $150,000 was taken for this loan during 2005. The required allowance associated with this commercial credit was established based upon an in-depth analysis of the exposure to the Bank. The loans are secured by collateral which has been estimated at the net realizable value.
Table 2
Non-Performing Loans

	December 31,
	2005	2004	2003	2002	2001
	(In thousands)
Nonaccrual loans	$1,515	$—	$—	$219	$934
Accruing loans past due 90 days or more	724	365	584	544	811
Restructured loans	—	—	—	—	—

Total non-performing loans	$2,239	$365	$584	$763	$1,745

Loans on which the accrual of interest has been discontinued are designated as non-accrual loans. Accrual of interest on loans is discontinued when the contractual payment of principal or interest has become 90 days past due or reasonable doubt exists as to the full, timely collection of principal or interest. It is the Company’s policy to continue to accrue interest on loans over 90 days past due as long as they are (1) guaranteed or well secured and (2) there is an effective means of collection. When a loan is placed on non-accrual status, all unpaid interest credited to income in the current year is reversed against current period income and unpaid interest accrued in prior years is charged against the allowance for loan losses. Interest received on nonaccrual loans generally is either applied against principal or reported as interest income, according to management’s judgment as to the collectibility of principal. Generally, accruals are resumed on loans only when the obligation is brought fully current with respect to interest and principal, has performed in accordance with the contractual terms for a reasonable period of time and the ultimate collectibility of the total contractual principal and interest is no longer in doubt.
Allowance for Loan Losses
The amount of allowance for loan losses is determined through a critical quantitative analysis performed by management that includes significant assumptions and estimates. It must be maintained at a level deemed sufficient to absorb probable estimated losses within the loan portfolio, and supported by detailed documentation. Critical to this analysis is any change in observable trends that may be occurring relative to loans, to assess potential credit weaknesses.
Management systematically monitors the loan portfolio and the adequacy of the allowance for loan losses on a quarterly basis to provide for probable losses inherent in the portfolio. The Bank’s methodology for maintaining the allowance is highly structured and consists of several key elements:
•	Historical trends: Historical net charge-offs are computed as a percentage of average loans, by loan type. This percentage is applied to the ending period balance of the loan type to determine the amount to be included in the allowance to cover charge-off probability.

•	Individual loan performance: Management identifies a list of high-risk loans which are individually assigned a risk rating grade because the loan has not performed according to payment terms and there is reason to believe that repayment of the loan principal in whole or part is unlikely. The specific portion of the allowance for these loans is the total amount of potential unconfirmed losses for these individual loans.

•	General economic environment: Current economic factors and business trends relative to specific types of loans are assessed. Juniata’s lending is concentrated within central Pennsylvania and accordingly the loan portfolio quality is dependent upon localized economic factors such as: unemployment rates, commercial real estate vacancy rates, consumer delinquency trends and residential housing appreciation rates. Generally, the local unemployment rate consistently slightly exceeds the national and state statistics. Additionally, some of the areas larger employers in the local market area are experiencing some financial stress that has resulted in loss of jobs in the last two years. Fuel cost escalation has put profit pressure on trucking firms and increased cost of employer-provided medical insurance has added to the profit pressures of employers in general.

•	Other relevant factors: Certain specific risks inherent in the loan portfolio are identified and examined to determine if an additional allowance is warranted, and if so, management assigns a percentage to the loan category. Such factors consist of:
o	Credit concentration: Juniata’s loans are classified in pre-defined groups. Any group’s total which exceeds 25% of the Bank’s total capital is considered to be a credit concentration and as such, is determined to have an additional level of associated risk.

o	Changes in loan volumes

o	Changes in experience, ability and depth of management

o	External factors such as competition, legal and regulatory
Individual credits are selected throughout the year for detailed loan reviews, which are utilized by management to assess the risk in the portfolio and the adequacy of the allowance. Due to the nature of commercial lending, evaluation of the adequacy of the allowance as it relates to these loan types is often based more upon specific credit review, with consideration given to the potential impairment of certain credits and historical charge-off percentages, adjusted for general economic conditions and other inherent risk factors. The allowance not specifically allocated to individual credits is generally determined by analyzing potential exposure and other qualitative factors that could negatively impact the adequacy of the allowance. Loans not individually evaluated for impairment are grouped by pools with similar risk characteristics and the related historical charge-off percentages are adjusted to reflect current inherent risk factors, such as unemployment, overall economic conditions, concentrations of credit, loan growth, classified and impaired loan trends, staffing adherence to lending policies and loss trends.
Conversely, due to the homogeneous nature of the real estate and installment portfolios, the portions of the allowance allocated to those portfolios are primarily based on prior charge-off history of each portfolio, adjusted for general economic conditions and other inherent risk factors.
Determination of the allowance for loan losses is subjective in nature and requires management to periodically reassess the validity of its assumptions. Differences between net charge-offs and estimated losses are assessed such that management can timely modify its evaluation model to ensure that adequate provision has been made for risk in the total loan portfolio.
A summary of the transactions in the allowance for loan losses for the last three years (in thousands) is shown below. The Bank recorded a charge-off of $150,000 in 2005 for a commercial loan which is subject to bankruptcy liquidation:

	Years ended December 31,
	2005	2004	2003	2002	2001
Balance of allowance — beginning of period	$2,989	$2,820	$2,731	$2,526	$2,497
Loans charged off:
Commercial, financial and agricultural	171	43	78	54	58
Real estate — commercial	—	—	—	—	19
Real estate — construction	30	—	—	—	—
Real estate — mortgage	3	10	50	44	32
Personal	75	122	107	109	128

Total charge-offs	279	175	235	207	237

Recoveries of loans previously charged off:
Commercial, financial and agricultural	6	1	2	5	2
Real estate — commercial	—	—	—	102	19
Real estate — construction	5	—	—	—	—
Real estate — mortgage	—	2	1	1	—
Personal	14	15	17	4	5

Total recoveries	25	18	20	112	26

Net charge-offs	254	157	215	95	211
Provision for loan losses	28	326	304	300	240

Balance of allowance — end of period	$2,763	$2,989	$2,820	$2,731	$2,526

Ratio of net charge-offs during period to average loans outstanding	0.09%	0.06%	0.09%	0.04%	0.09%

The following tables show how the allowance for loan losses is allocated among the various types of outstanding loans and the percent of loans by type to total loans.

	Allocation of the Allowance for Loan Losses (in thousands)
	2005	2004	2003	2002	2001

Commercial	$956	$1,087	$1,055	$1,057	$970
Real estate	1,112	602	548	561	747
Consumer	695	1,002	963	853	656
Unallocated	—	298	254	260	153

Total allowance for loan losses	$2,763	$2,989	$2,820	$2,731	$2,526

	Percent of Loan Type to Total Loans
	2005	2004	2003	2002	2001

Commercial	8.9%	9.9%	12.1%	12.3%	11.9%
Real estate	67.8%	68.3%	64.1%	66.1%	65.7%
Consumer	23.3%	21.8%	23.8%	21.6%	22.4%

	100.0%	100.0%	100.0%	100.0%	100.0%

Investments
Total investments, defined to include all interest earning assets except loans (i.e. investment securities available for sale (at market value), investment securities held to maturity, federal funds sold, interest bearing deposits, Federal Home Loan Bank stock and other interest-earning assets) totaled $77,274,000 on December 31, 2005, representing a decrease of $10,950,000 from year-end 2004. The following table summarizes how the ending balances (in thousands) changed annually in each of the last three years.

	2005	2004	2003

Purchases of investment securities	$17,073	$16,746	$51,628
Sales and maturities of investment securities	(21,696)	(37,807)	(52,660)
Adjustment in market value of AFS securities	(1,044)	(1,244)	(489)
Amortization/Accretion	(209)	(228)	(280)
Federal Home Loan Bank stock, net change	27	222	468
Federal funds sold, net change	(3,900)	3,900	(3,700)
Interest bearing deposits with others, net change	(1,201)	2,712	(1,265)

	$(10,950)	$(15,699)	$(6,298)

On average, investments decreased by $7,391,000, or 7.8%, during 2005, after decreasing by $17,189,000, or 15.3%, during 2004. The decrease in both years was directly related to the need to use cash proceeds from the maturities and sales of investments to fund loans, since deposit growth did not keep pace with the robust loan demand. The Company anticipates that loan demand may again exceed deposit growth in 2006, and alternative funding sources may be needed.
The investment area is managed according to internally established guidelines and quality standards. Juniata segregates its investment securities portfolio into two classifications: those held to maturity and those available for sale. Juniata classifies all new marketable investment securities as available for sale, and currently holds few securities in the held to maturity classification. At December 31, 2005, the market value of the entire securities portfolio was less than amortized cost by $649,000 as compared to December 31, 2004 when market value exceeded amortized cost by $632,000. The weighted average maturity of the investment portfolio was 2 years and 2 months as of December 31, 2005 as compared to 2 years and 11 months at the end of 2004. The weighted average maturity has remained short in order to achieve a desired level of liquidity. Table 4, Maturity Distribution, in this Management’s Discussion and Analysis of Financial Condition shows the remaining maturity or earliest possible repricing for investment securities. The following table sets forth the maturities of securities at December 31, 2005 and the weighted average yields of such securities by contractual maturities or call dates. Yields on obligations of states and public subdivisions are presented on a tax-equivalent basis.

	December 31, 2005
Securities		Weighted
	Carrying	Average
Type and maturity	Value	Yield
U.S. Treasury securities and obligations of U.S. Government agencies and corporations
Within one year	$20,819	3.43%
After one year but within five years	29,708	3.70%
After five years but within ten years	—
After ten years	—

	50,527

Obligations of state and political subdivisions
Within one year	3,542	6.21%
After one year but within five years	11,132	5.68%
After five years but within ten years	100	6.52%
After ten years	—

	14,774

Mortgage-backed securities
Within one year	—
After one year but within five years	1,157	4.41%
After five years but within ten years	2,446	4.83%
After ten years	—

	3,603

Equity securities	1,288

	$70,192

Deferred Taxes
The Company accounts for income taxes under the asset/liability method. Deferred tax assets and liabilities are recognized for the future consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, as well as operating loss and tax credit carry forwards, if applicable. A valuation allowance is established against deferred tax assets when in the judgment of management, it is more likely than not that such deferred tax assets will not become realizable. Management has determined that there is no need for a valuation allowance for deferred taxes as of December 31, 2005 and 2004. As of December 31, 2005 and 2004, the Company has recorded a net deferred tax asset of $2,251,000 and $1,544,000, respectively, and is carried as a non-interest earning asset. The increase of $707,000 is primarily the result of the reduction in market value of investment securities available for sale, increasing the deferred tax asset by $414,000. Additionally, the appearance of a minimum pension liability in 2005 increased the deferred tax asset by $188,000. The remainder of the difference is due to the various other changes in gross temporary tax differences. See Note 12 of Notes to Consolidated Financial Statements.

Non-Interest Earning Assets
Non-interest earning assets on average decreased $273,000, or 0.9% in 2005, after an increase of $468,000, or 1.5% in 2004. The following table summarizes the components of the non-interest earning asset category, and how the ending balances (in thousands) changed annually in each of the last three years. The decrease in premises and equipment of $591,000 is primarily the result of the reclassification to “other assets held for investment” of an office building no longer being used as a branch office of the Bank. The primary reason for the change in “Other receivables and prepaid expenses” is due to the deferred tax asset, as explained above in “Deferred Taxes”.

	2005	2004	2003

Cash and due from banks	$5,640	$(2,769)	$2,391
Premises and equipment, net	(591)	47	988
Other real estate owned	(111)	(19)	154
Bank-owned life insurance	183	864	287
Other receivables and prepaid expenses	1,016	(245)	60

	$6,137	$(2,122)	$3,880

Deposits
For the year 2005, total deposits increased $10,825,000. From year-end 2003 to year-end 2004, total deposits decreased by $342,000. The following table summarizes how the ending balances (in thousands) changed annually in each of the last three years.

	2005	2004	2003

Demand deposits	$(1,418)	$5,259	$3,308
Interest bearing demand deposits	10,480	(6,795)	6,678
Savings deposits	64	1,323	6,123
Time deposits, $100,000 and greater	1,384	3,801	(844)
Time deposits, other	315	(3,930)	(4,900)

	$10,825	$(342)	$10,365

Average deposits increased $6,988,000 or 2.1% to $341,579,000 in 2005 as compared to an increase in 2004 of $3,909,000, or 1.2% to 334,591,000. In the past several years, the banking industry in general has experienced limited deposit growth because of competition in the marketplace provided by mutual funds and other investment options that directly compete with traditional banking products. In keeping with our desire to provide our customers a full array of financial services “within our own walls,” we supplement the services traditionally offered by our Trust Department, by staffing our community offices with alternative investment consultants that are licensed and trained to sell variable and fixed rate annuities, mutual funds, stock brokerage services and long term care insurance. Although the sale of these products can reduce the Bank’s deposit levels, we have been rewarded with satisfied customers and significant increases in non-interest fee income. Fee income from the sale of alternative investments (primarily annuities and mutual funds) was $426,000 in 2005, an increase of $71,000 or 20% in 2005, over 2004. In 2004, the increase in this category of fee income was 5% over levels earned in 2003.
Of course, our customers still require the comfort of insured deposits and local familiarity that our bank continues to offer, and this is the primary consideration for the majority of our investors. During 2003 and 2004, our depositors shifted many of their funds from time deposits, which dropped on average in 2004 by $4,541,000, to more liquid transaction accounts, which grew by $8,450,000 on average, due to the relatively low rate environment. We believed that these depositors were waiting to commit to longer-term deposit contracts until rates rose to a more desirable range. During 2005, as rates rose through the year, we saw time depositors lock in rates for specific terms and growth on average was $3,908,000, with most of the increase in the higher-rate jumbo (over $100,000) time deposits. Core transaction accounts grew as well in 2005, but by only $3,080,000 on average. We anticipate that as rates move higher the customer will continue to invest in time deposits and reduce holdings in core accounts.
The consumer still has a need for transaction accounts and the Bank is continuing to focus on that need in order to build deposit relationships. New products are geared toward low-cost convenience and ease for the customer, with associated benefits of membership. The Company’s strategy is to aggressively seek to grow customer relationships by increasing number of services per household, resulting in attracting more of the deposit (and loan) market share. As discussed earlier, funds acquired from depositors are not keeping pace with funds required to satisfy the Bank’s loan demand. This will likely result in the need to augment depositor’s funds with alternative funding during 2006. The alternative funding will likely be term-borrowings, which will carry a higher cost than deposit funding.
The following table shows (in thousands of dollars) the comparison of average core deposits and average time deposits as a percentage of total deposits for each of the last three years.
Changes in Deposits
($ in thousands)

	2005			2004			2003
	Average	Increase(Decrease)		Average	Increase(Decrease)		Average
	Balance	Amount	%	Balance	Amount	%	Balance
Interest bearing demand deposits	$64,118	$1,624	2.6%	$62,494	$113	0.2%	$62,381
Savings deposits	44,638	(350)	(0.8)	44,988	4,945	12.3	40,043
Demand deposits	47,208	1,806	4.0	45,402	3,392	8.1	42,010

Total core(transaction) accounts	155,964	3,080	2.0	152,884	8,450	5.9	144,434

Time deposits, $100,000 and greater	40,179	3,748	10.3	36,431	2,535	7.5	33,896
Time deposits, other	145,436	160	0.1	145,276	(7,076)	(4.6)	152,352

Total time deposits	185,615	3,908	2.2	181,707	(4,541)	(2.4)	186,248

Total deposits	$341,579	$6,988	2.1%	$334,591	$3,909	1.2%	$330,682

Other Interest Bearing Liabilities
As mentioned in the discussion concerning Deposits, the need to supplement deposits to provide cash to fill loan demand became apparent in 2004 and significant during 2005. Juniata’s average balances for all borrowings increased by 286% in 2004 over 2003 and then by 180% in 2005 over 2004.
Changes in Borrowings
($ in thousands)

	2005			2004			2003
	Average	Increase(Decrease)		Average	Increase(Decrease)		Average
	Balance	Amount	%	Balance	Amount	%	Balance
Repurchase agreements	$5,616	$4,243	309.0%	$1,373	$1,373	—	$—
Short-term borrowings	379	239	170.7	140	(355)	(71.7)	495
Long-term debt	5,000	2,987	148.4	2,013	2,013	—	—
Other interest bearing liabilities	770	93	13.7	677	82	13.8	595

	$11,765	$7,562	179.9%	$4,203	$3,113	285.6%	$1,090

Pension Plans
The Company provides pension benefits to substantially all of its employees through its noncontributory pension plan. To participate in the plan, an employee must reach the age of 21 and work 1,000 hours. Benefits are provided that are based upon the employee’s years of service and compensation. SFAS 87 gives guidance on the allowable pension expense that is recognized in any given year. Management must make subjective assumptions relating to amounts and rates which are inherently uncertain. Please refer to Note 16 of Notes to Consolidated Financial Statements.
Stockholders’ Equity
As planned, during 2005, total stockholders’ equity decreased by $3,034,000. Management’s goal was to increase return on average equity, through a systematic Board-approved stock repurchase program. In addition to the success in repurchasing over 57,000 shares during the year, the dividend payout ratio exceeded 100%. The following table summarizes how the components of equity (in thousands) changed annually in each of the last three years.

	2005	2004	2003

Net income	$4,566	$5,829	$5,647
Dividends	(5,046)	(4,879)	(2,283)
Stock options exercised	145	157	58
Repurchase of stock, net of re-issuance	(1,591)	(379)	(943)
Net change in unrealized security gains	(804)	(1,058)	(323)
Net change in minimum pension liability	(304)	—	—

	$(3,034)	$(330)	$2,156

Stockholders’ equity continued to be an important funding source during 2005, providing an average balance of $48,403,000, as compared to the $48,776,000 provided in 2004. Dividend payout ratios on the common stock were 110.71% for 2005, 83.7% for 2004 and 40.43% for 2003. Capital has been increased as a result of employee stock options and purchase plans. Other comprehensive income arising from unrealized gains (net of tax) on securities available for sale decreased average equity as did the recording of the minimum pension liability during 2005. At December 31, 2004, Juniata held 92,284 shares of stock in treasury at a cost of $2,986,000 as compared to 242,434 in 2005 at a cost of 4,596,000. These increases are a result of the stock repurchase program in effect during 2004 and 2005 (see Note 13 of Notes to Consolidated Financial Statements).
The Company periodically repurchases shares of its common stock under the share repurchase program approved by the Board of Directors. In the fourth quarter of 2005, the Board updated the share repurchase program, authorizing management to buy back an additional 200,000 shares of its common stock. Repurchases have typically been through open market transactions and have complied with all regulatory restrictions on the timing and amount of such repurchases. Shares repurchased have been added to treasury stock and accounted for at cost. These shares are periodically reissued for stock option exercises, employee stock purchase plan purchases and to fulfill dividend reinvestment program needs. As of December 31, 2005, 94,300 shares were repurchased in conjunction with this program. Remaining shares authorized in the program were 200,748 as of December 31, 2005.
Juniata increased the return to stockholders in 2005 by increasing its dividend 3.7% to $1.11 per common share. Included in the total dividend for 2005 is a $0.50 special dividend. Per share common dividends in prior years were $1.07 (including a $0.50 special dividend) and $0.50 in 2004 and 2003, respectively. (See Note 13 of Notes to Consolidated Financial Statements regarding restrictions on dividends from the Bank to the Company.) In January 2006, the Board of Directors declared a dividend of $0.16 per share for the first quarter of 2006 to stockholders of record on February 15, payable on March 1, 2006. This marks the first time Juniata has paid a quarterly dividend. Historically, regular dividends have been paid semi-annually. Going forward, the Board intends to regularly consider dividends on a quarterly basis.

Juniata’s book value per share at December 31, 2005 was $10.46, as compared to $11.00 and $11.05 at December 31, 2004 and 2003, respectively. Juniata’s average equity to assets ratio for 2005, 2004 and 2003 was 11.90%, 12.39% and 12.32%, respectively. Refer also to the Capital Risk section in the Asset / Liability management discussion that follows.
Asset / Liability Management Objectives
Management believes that optimal performance is achieved by maintaining overall risks at a low level. Therefore, the objective of asset/liability management is to control risk and produce consistent, high quality earnings independent of changing interest rates. The Company has identified five major risk areas discussed below:
•	Liquidity Risk

•	Capital Risk

•	Market / Interest Rate Risk

•	Securities Value Risk

•	Economic Risk
Liquidity Risk
Liquidity risk management is the ability to readily meet commitments to fund loans, purchase assets and other securities and repay deposits and other liabilities. This also includes the ability to manage unplanned changes in funding sources and recognize and address changes in market conditions that affect the quality of liquid assets. Juniata has developed a methodology for assessing its liquidity risk through an analysis of its primary and total liquidity sources. Three types of liquidity sources are (1) asset liquidity, (2) liability liquidity and (3) off-balance sheet liquidity.
Asset liquidity consists of cash, federal funds sold and securities. Short-term liquidity is generally federal funds sold and securities maturing over the next twelve months. The quality of short-term liquidity is very good, as federal funds are unimpaired by market risk and as bonds approach maturity, they get closer to par value. Asset liquidity tends to be expensive to hold when there is not an immediate use for funds.
Liability liquidity refers to funding obtained through deposits. Juniata’s ability to attract deposits depends primarily on several factors including sales effort, competitive interest rates and other conditions which help maintain consumer confidence in the stability of the financial institution. Large certificates of deposit, public funds and brokered deposits are all acceptable means of generating and providing stable funding. The largest challenge associated with liability liquidity is cost. If the cost is favorable or fits the overall cost structure of the Bank, then these sources have many benefits. They are readily available, come in large block size, have investor-defined maturities and generally low maintenance.
Off-balance sheet liquidity is closely tied to liability liquidity. Sources of off-balance sheet liquidity include Federal Home Loan Bank borrowings, repurchase agreements and federal funds lines with correspondent banks. These sources provide immediate liquidity to the Bank. They are available to be deployed when a need arises. These instruments also come in large block sizes, have investor-defined maturities and generally require low maintenance.
“Available liquidity” encompasses all three sources when determining liquidity adequacy. It results from the Bank’s access to short-term funding sources for immediate needs; and long-term funding sources when the need is determined to be permanent. Management uses both on-balance sheet liquidity and off-balance sheet liquidity to manage its liquidity position. The Company’s liquidity strategy is to maintain an adequate volume of high quality liquidity instruments to facilitate customer liquidity demands. Management also maintains sufficient capital, which provides access to the liability and off-balance sheet sides of the balance sheet for funding. An active knowledge of debt funding sources is crucial to liquidity adequacy and management is constantly enhancing its knowledge of these markets.
Contingency funding management involves maintaining contingent sources of immediate liquidity. Management believes that it must consider an array of available sources in terms of volume, maturity, cash flows and pricing. To meet demands in the normal course of business or for contingency, secondary sources of funding such as public funds deposits, collateralized loans, sales of investment securities or sales of loan receivables must be considered.
It is the Company’s policy to maintain primary and total liquidity ratios each greater than 10% of total assets. The primary liquidity ratio equals liquid assets divided by total assets, where liquid assets equal the sum of cash and due from banks, federal funds sold, interest-bearing deposits with other banks and available for sale securities. Total liquidity is comprised of all components noted in primary liquidity plus securities classified as held-to-maturity. If either of these liquidity ratios falls below 10%, it is the Company’s policy to increase liquidity in a timely manner to achieve the required ratio.
It is the Company’s policy to maintain available liquidity at a minimum of 15% of total assets and contingency liquidity at a minimum of 20% of total assets.
Juniata is a member of the Federal Home Loan Bank (FHLB) of Pittsburgh, which provides short-term liquidity. The Bank had an overnight advance under this agreement of $5,600,000 to satisfy temporary funding needs as of December 31, 2005.
The Bank’s maximum borrowing capacity with the Federal Home Loan Bank of Pittsburgh is $170,864,000, with $10,600,000 drawn as of December 31, 2005. In order to borrow an amount in excess of $16,520,000, the FHLB would require the Bank to purchase additional Federal Home Loan Bank Stock. The Federal Home Loan Bank is a source of both short-term and long-term funding. The Bank must maintain sufficient qualifying collateral, as defined, to secure all outstanding advances. The long-term note payable to the Federal Home Loan Bank as of December 31, 2005 and 2004 has a maturity date of August 9, 2006 with a fixed rate of interest of 2.86%. As discussed earlier, additional long-term notes will likely be needed to fund loan demand during 2006.
As addressed in earlier sections of this discussion, deposit growth has not kept pace with loan demand in the last two years. As can be seen in the Statements of Cash Flows, cash required for new loans net of repayments exceeded net cash from deposits by $7,744,000 in 2005. Also evident in the Statements of Cash Flows is the fact that funds from maturing investment securities (a short-term liquidity source) and new borrowings (off-balance sheet liquidity source) were utilized to meet the liquidity demands. These sources were also used to fund the Company’s Stock Repurchase Program, through which $2,242,000 was disbursed.
Juniata must have liquid resources available to fulfill contractual obligations that require future cash payments. The table below summarizes significant obligations to third parties, by type, that are fixed and determined at December 31, 2005.
Presented below are the significant contractual obligations of the Company as of December 31, 2005 (in thousands of dollars). Further discussion of the nature of each obligation is included in the referenced note to the consolidated financial statements.

Contractual Obligations

			Payments Due by Period
				One to	Three to	More than
	Note		One Year	Three	Five	Five
	Reference	Total	or Less	Years	Years	Years
Certificates of deposits	9	$185,201	$81,566	$67,984	$35,631	$20
Federal Funds borrowed and security repurchase agreements	10	9,801	9,801	—	—	—
Long-term debt	10	5,000	5,000	—	—	—
Other interest-bearing liabilities		819	5	10	10	794
Operating lease obligations	11	204	95	71	38	—
Other long-term liabilities
Employee pension	16	3,263	239	570	630	1,824
3rd party data processor contract	21	918	204	408	306	—
Supplemental retirement and deferred compensation	16	3,895	411	799	766	1,919

		$209,101	$97,321	$69,842	$37,381	$4,557

Capital Risk
The Company maintains sufficient core capital to protect depositors and stockholders and to take advantage of business opportunities while ensuring that it has resources to absorb the risks inherent in the business. Federal banking regulators have established capital adequacy requirements for banks and bank holding companies based on risk factors, which assign more capital backing to assets with higher potential credit risk than assets with lower credit risk. All banks and bank holding companies are required to have a minimum of 4% of risk adjusted assets in Tier I capital and 8% of risk adjusted assets in Total capital (Tier I and Tier II capital). As of December 31, 2005 and 2004, Juniata’s Tier I capital ratio was 17.55% and 19.01%, respectively, and its Total capital ratio was 18.59% and 20.15%, respectively. Additionally, banking organizations must maintain a minimum Tier I capital to total average asset (leverage) ratio of 3%. This 3% leverage ratio is a minimum for the top-rated banking organizations without any supervisory, financial or operational weaknesses or deficiencies. Other banking organizations are required to maintain leverage capital ratios 100 to 200 basis points above the minimum depending on their financial condition. At December 31, 2005 and 2004, Juniata’s leverage ratio was 11.62% and 12.47%, respectively, against a required leverage ratio of 4% (see Note 13 of Notes to the Consolidated Financial Statements).
Market / Interest Rate Risk
Market risk is the risk of loss arising from changes in the fair value of financial instruments due to changes in interest rates, currency exchange rates, commodity prices or equity prices. The Company’s market risk is composed primarily of interest rate risk. The process by which financial institutions manage their interest rate risk is called asset/liability management. The primary objective of Juniata’s asset/liability management process is to maximize current and future net interest income within acceptable levels of interest rate risk while satisfying liquidity and capital requirements. Management recognizes that a certain amount of interest rate risk is inherent, appropriate and necessary to ensure profitability. Thus the goal of interest rate risk management is to maintain a balance between risk and reward such that net interest income is maximized while risk is maintained at a tolerable level.
Management endeavors to control the exposure to changes in interest rates by understanding, reviewing and making decisions based on its risk position. The asset/liability management committee is responsible for these decisions. The Company primarily uses the securities portfolio and FHLB advances to manage its interest rate risk position. Additionally, pricing, promotion and product development activities are directed in an effort to emphasize the loan and deposit term or repricing characteristics that best meet current interest rate risk objectives. Hedging instruments are not used.

The committee operates under management policies defining guidelines and limits on the level of risk. These policies are monitored and approved by the Board of Directors. A simulation analysis is used to assess earnings and capital at risk from movements in interest rates. As the table below indicates, based on rate shock simulations, the Company is exposed to a loss of income if interest rates fall. For example, net interest income at risk for a 100 basis point decrease in rates as of December 31, 2005 was $161,000, or 1.10%, of net interest income, and $23,000, or 0.20%, of net interest income improvement for a 100 basis point increase. Juniata’s rate risk policies provide for maximum limits on net interest income that can be at risk for 100 through 200 basis point changes in interest rates.
Effect of Interest Rate Risk on Net Interest Income
(Dollars in thousands)

Change in Net
Change in	Interest Income
Interest Rates	Due to Interest
(Basis Points)	Rate Risk

200	$46
100	23
0	—
-100	(161)
-200	(322)
Securities Value Risk
Management considers its securities value risk as the amount of appreciation or depreciation the securities portfolio will sustain when interest rates change. The securities portfolio will decline in value when interest rates rise and increase in value when interest rates decline. Securities with long maturities, excessive optionality and unusual indexes tend to produce the most market risk during interest rate movements. Rate shocks of plus and minus 100, 200 and 300 basis points were applied to the securities portfolio to determine how tier 1 capital would be affected if the securities portfolio had to be liquidated and all gains and losses were recognized. The test revealed that as of December 31, 2005, the risk-based capital ratio would remain adequate under every scenario.
Economic Risk
Economic risk is the risk that the long-term, or underlying value of the Company will change if interest rates change. Economic value of equity (EVE) represents the present value of the balance sheet without regard to business continuity. Economic value of equity methodology is to calculate the present value of all interest bearing instruments. Generally banks are exposed to rising interest rates on an economic value of equity basis because of the inherent mismatch between longer duration assets compared to shorter duration liabilities. A plus and minus 200 basis point shock was applied, resulting in a minimal change to EVE, indicating a stable value.
Off-Balance Sheet Arrangements
The Company has numerous off-balance sheet loan obligations that exist in order to meet the financing needs of its customers. These financial instruments include commitments to extend credit, unused lines of credit as well as letters of credit. Because many commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. These instruments involve, to varying degrees, elements of credit and interest rate risk that are not recognized in the consolidated financial statements. The Company does not expect that these commitments will have an adverse affect on its liquidity position.

Exposure to credit loss in the event of non-performance by the other party to the financial instrument for commitments to extend credit and financial guarantees written is represented by the contractual notional amount of those instruments. The Company uses the same credit policies in making these commitments as it does for on-balance sheet instruments.
The Company had outstanding loan origination commitments aggregating $21,413,000 and $3,424,000 at December 31, 2005 and 2004, respectively. In addition, the Company had $29,043,000 and $33,612,000 outstanding in unused lines of credit commitments extended to its customers at December 31, 2005 and 2004, respectively.
Letters of credit are instruments issued by the Company that guarantee the beneficiary payment by the bank in the event of default by the Company’s customer in the non-performance of an obligation or service. Most letters of credit are extended for one year periods. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Company holds collateral supporting those commitments for which collateral is deemed necessary. The amount of the liability as of December 31, 2005 and 2004 for guarantees under letters of credit issued is not material.
The maximum undiscounted exposure related to these commitments at December 31, 2005 was $755,000 and the approximate value of underlying collateral upon liquidation that would be expected to cover this maximum potential exposure was $2,262,000.
The Company has no investment in or financial relationship with any unconsolidated entities that are reasonably likely to have a material effect on liquidity or the availability of capital resources.
Effects of Inflation
The performance of a bank is affected more by changes in interest rates than by inflation; therefore, the effect of inflation is normally not as significant as it is on other businesses and industries. During periods of high inflation, the money supply usually increases and banks normally experience above average growth in assets, loans and deposits. A bank’s operating expenses may increase during inflationary times as the price of goods and services increase.
A bank’s performance is also affected during recessionary periods. In times of recession, a bank usually experiences a tightening on its earning assets and on its profits. A recession is usually an indicator of higher unemployment rates, which could mean an increase in the number of nonperforming loans because of continued layoffs and other deterioration of consumers’ financial conditions.

Table 4
MATURITY DISTRIBUTION
AS OF DECEMBER 31, 2005
(In thousands)
Remaining Maturity / Earliest Possible Repricing

		Over Three	Over Six	Over One
	Three	Months But	Months But	Year But	Over
	Months	Within Six	Within One	Within Five	Five
	or Less	Months	Year	Years	Years	Total
Interest Earning Assets
Interest bearing deposits	$66	$—	$—	$5,660	$—	$5,726
Investment securities:
U.S. Treasury securities and obligations of other U.S. Government agencies and corporations	500	4,950	15,369	29,708	—	50,527
Obligations of state and political subdivisions	—	913	2,629	11,132	100	14,774
Mortgage-backed securities	—	—	1	1,157	2,445	3,603
Stocks	—	—	—	—	1,288	1,288
Loans:
Commercial, financial, and agricultural	21,661	—	—	—	—	21,661
Real estate — commercial	27,588	—	—	—	—	27,588
Real estate — construction	28,323	—	—	—	—	28,323
Real estate — mortgage	100	4,058	25,186	77,317	29,331	135,992
Home equity	9,285	20	98	160	520	10,083
Personal (net of unearned discount)	8,526	114	518	19,166	41,265	69,589
Obligations of state and political subdivisions	—	—	128	2,418	2,281	4,827

Total Interest Earning Assets	96,049	10,055	43,929	146,718	77,230	373,981

Interest Bearing Liabilities
Demand deposits	45,225	685	2,741	9,593	10,278	68,522
Savings deposits	28,844	437	1,748	6,118	6,555	43,703
Certificates of deposit over $100,000	8,791	4,690	6,570	19,580	—	39,631
Time deposits	19,610	19,840	22,065	84,055	—	145,570
Securities sold under agreements to repurchase	4,201	—	—	—	—	4,201
Short-term borrowings	5,600	—	—	—	—	5,600
Long-term debt	—	—	5,000	—	—	5,000
Other interest bearing liabilities	819	—	—	—	—	819

Total Interest Bearing Liabilities	113,090	25,652	38,124	119,347	16,834	313,046

Gap	$(17,041)	$(15,597)	$5,805	$27,372	$60,396	$60,935

Cumulative Gap	$(17,041)	$(32,638)	$(26,833)	$539	$60,935

Cumulative sensitivity ratio	0.85	0.76	0.85	1.00	1.19

Commercial, financial and agricultural loans maturing after one year with:
Fixed interest rates				$—	$—	$—
Variable interest rates				—	—	—

Total				$—	$—	$—

Results of Operations
2005
Financial Performance Overview
Net income for Juniata Valley Financial Corp. in 2005 was $4,566,000, representing a 21.7% decrease as compared to its performance in 2004. Earnings per share on a fully diluted basis fell from $1.27 in 2004 to $1.00 in 2005. Although the Company is experiencing compression in its net interest income due to the recent and current rate environment, the dip in net income in 2005 is primarily due to some unusual and infrequent events that increased non-interest expense for the year. These items are of a non-recurring nature and management believes that the reasons for their occurrences will have minimal impact on future years. Selected historical key profitability ratios are presented below.

	2005	2004	2003	2002	2001

Return on average assets	1.12%	1.48%	1.46%	1.37%	1.33%
Return on average equity	9.43	11.95	11.86	10.85	10.47
Yield on earning assets	6.00	5.98	6.33	6.91	7.67
Cost to fund earning assets	2.12	1.77	2.10	2.74	3.71
Net interest margin (fully tax equivalent)	4.00	4.34	4.42	4.40	4.20
Noninterest income (excluding gains on sales of securities) to average assets	0.77	0.78	0.71	0.55	0.63
Noninterest expense to average assets	2.87	2.69	2.59	2.49	2.47
Key factors that defined the 2005 results are as follows:
•	Interest rate environment(affecting net interest income, BOLI and defined benefit costs)

•	Loan quality

•	Reduced gains on sales of investment securities

•	Employee severance

•	Expense associated with late initial compliance to the Sarbanes-Oxley Act of 2002

•	Ongoing expense control
Details follow in the appropriate sections of this discussion.
Although Return on Assets (ROA) declined in 2005 to 1.12% from 1.48% in 2004, management believes that its performance is still favorable to many of its peers and competitors. Juniata strives to attain consistently high earnings levels each year by protecting the core (repeatable) earnings base with conservative growth strategies that minimize stockholder and balance-sheet risk, while serving its rural Pennsylvania customer base. This approach has helped achieve solid performances year after year. The Company considers the ROA ratio to be a key indicator of its success and constantly scrutinizes the broad categories of the income statement that impact this profitability indicator. Summarized below are the components of net income (in thousands of dollars) and the contribution of each to ROA for 2005 and 2004.

	2005		2004
		% of Average		% of Average
		Assets		Assets

Net interest income	$14,692	3.61%	$15,279	3.88%
Loan loss provision	(28)	(0.01)	(326)	(0.08)

Trust fees	374	0.09	452	0.11
Deposit service fees	1,390	0.34	1,311	0.33
BOLI	364	0.09	467	0.12
Commissions on sales of annuities and mutual funds	426	0.10	355	0.09
Other fees	574	0.14	491	0.12
Security gains	175	0.04	358	0.09
Gains on sale of other assets	20	0.00	11	0.00

Total noninterest income	3,323	0.82	3,445	0.88

Employee expense	(5,757)	(1.42)	(5,575)	(1.42)
Employee severance	(284)	(0.07)	—	0.00
Occupancy and equipment	(1,413)	(0.35)	(1,378)	(0.35)
Data processing expense	(1,224)	(0.30)	(1,147)	(0.29)
Director compensation	(476)	(0.12)	(485)	(0.12)
Professional fees	(788)	(0.19)	(343)	(0.09)
Taxes, other than income	(519)	(0.13)	(514)	(0.13)
Other noninterest expense	(1,219)	(0.30)	(1,158)	(0.29)

Total noninterest expense	(11,680)	(2.87)	(10,600)	(2.69)

Income tax expense	(1,741)	(0.43)	(1,969)	(0.50)

Net income	$4,566	1.12%	$5,829	1.48%

Average assets	$406,706		$393,554
Net Interest Income
Net interest income is the amount by which interest income on earning assets exceeds interest expense on interest bearing liabilities. Net interest income is the most significant component of revenue, comprising approximately 81% of total revenues (the total of net interest income and noninterest income) for 2005. Interest spread measures the absolute difference between average rates earned and average rates paid. Because some interest earning assets are tax-exempt, an adjustment is made for analytical purposes to place all assets on a fully tax-equivalent basis. Net interest margin is the percentage of net return on average earning assets on a fully tax-equivalent basis and provides a measure of comparability of a financial institution’s performance.
Both net interest income and net interest margin are impacted by interest rate changes, changes in the relationships between various rates and changes in the composition of the average balance sheet. Additionally, product pricing, product mix and customer preferences dictate the composition of the balance sheet and the resulting net interest income. Table 5 exhibits average asset and liability balances, average interest rates and interest income and expense for the years 2005, 2004 and 2003. Table 6 further shows changes attributable to the volume and rate components of net interest income.

Table 5
AVERAGE BALANCE SHEETS AND NET INTEREST INCOME ANALYSIS
(In thousands)

	Years Ended December 31,
	2005			2004			2003
	Average		Yield/	Average		Yield/	Average		Yield/
	Balance (1)	Interest	Rate	Balance (1)	Interest	Rate	Balance (1)	Interest	Rate
ASSETS
Interest earning assets:
Taxable loans (5)	$285,546	$19,608	6.87%	$263,540	$18,496	7.02%	$239,667	$18,313	7.64%
Tax-exempt loans	4,781	159	3.33	4,379	146	3.33	3,321	128	3.85

Total loans	290,327	19,767	6.81	267,919	18,642	6.96	242,988	18,441	7.59

Taxable investment securities	56,966	1,872	3.29	62,012	2,052	3.31	69,111	2,642	3.82
Tax-exempt investment securities	19,800	654	3.30	23,742	807	3.40	31,427	1,191	3.79

Total investment securities	76,766	2,526	3.29	85,754	2,859	3.33	100,538	3,833	3.81
Interest bearing deposits	6,420	257	4.00	5,569	167	3.00	5,342	154	2.88
Federal funds sold	4,679	157	3.36	3,933	49	1.25	6,565	72	1.10

Total interest earning assets	378,192	22,707	6.00	363,175	21,717	5.98	355,433	22,500	6.33

Non-interest earning assets:
Cash and due from banks	9,449			10,201			10,415
Allowance for loan losses	(2,976)			(2,916)			(2,780)
Premises and equipment	6,606			6,736			6,234
Other assets (7)	15,435			16,358			17,272

Total assets	$406,706			$393,554			$386,574

LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest bearing liabilities:
Interest bearing demand deposits (2)	$64,118	952	1.48	$62,494	526	0.84	$62,381	723	1.16
Savings deposits	44,638	692	1.55	44,988	427	0.95	40,043	494	1.23
Time deposits	185,615	6,022	3.24	181,707	5,393	2.97	186,248	6,236	3.35
Other, including short-term borrowings, long-term debt and other interest bearing liabilities	11,765	349	2.97	4,203	92	2.19	1,090	19	1.74

Total interest bearing liabilities	306,136	8,015	2.62	293,392	6,438	2.19	289,762	7,472	2.58

Non-interest bearing liabilities:
Demand deposits	47,208			45,402			42,010
Other	4,959			5,984			7,173
Shareholders’ equity	48,403			48,776			47,629

Total liabilities and shareholders’ equity	$406,706			$393,554			$386,574

Net interest income		$14,692			$15,279			$15,028

Net yield on interest earning assets (3)			3.88%			4.21%			4.23%

Net interest income and yield — Tax equivalent basis (4)		$15,111	4.00%		$15,770	4.34%		$15,707	4.42%

Notes:

(1)	Average balances were calculated using a daily average.

(2)	Includes SuperNow and money market accounts.

(3)	Net yield on interest earning assets is net interest income divided by average interest earning assets.

(4)	Interest on obligations of states and municipalities is not subject to federal income tax. In order to make the net yield comparable on a fully taxable basis, a tax equivalent adjustment is applied against the tax-exempt income utilizing a federal tax rate of 34%.

Table 6
RATE — VOLUME ANALYSIS OF NET INTEREST INCOME
(In thousands)

	2005 Compared to 2004			2004 Compared to 2003
	Increase (Decrease) Due To (6)			Increase (Decrease) Due To (6)
	Volume	Rate	Total	Volume	Rate	Total
ASSETS
Interest earning assets:
Taxable loans (5)	$1,518	$(406)	$1,112	$1,739	$(1,556)	$183
Tax-exempt loans	13	(0)	13	37	(19)	18

Total loans	1,531	(406)	1,125	1,776	(1,575)	201

Taxable investment securities	(166)	(14)	(180)	(257)	(333)	(590)
Tax-exempt investment securities	(131)	(22)	(153)	(270)	(114)	(384)

Total investment securities	(297)	(36)	(333)	(527)	(447)	(974)

Interest bearing deposits	28	62	90	7	6	13
Federal funds sold	11	97	108	(32)	9	(23)

Total interest earning assets	1,274	(284)	990	1,224	(2,007)	(783)

LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest bearing liabilities:
Interest bearing demand deposits(2)	14	412	426	1	(198)	(197)
Savings deposits	(3)	268	265	55	(122)	(67)
Time deposits	118	511	629	(149)	(694)	(843)
Other, including short-term borrowings, long-term debt and other interest bearing liabilities	215	42	257	67	6	73

Total interest bearing liabilities	343	1,234	1,577	(26)	(1,008)	(1,034)

Net interest income	$930	$(1,517)	$(587)	$1,250	$(999)	$251

(5)	Non-accruing loans are included in the above table until they are charged off.

(6)	The change in interest due to rate and volume has been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts of the change in each.

(7)	Includes gross unrealized gains (losses) on securities available for sale: $(137) in 2005, $1,396 in 2004 and $2,490 in 2003.

On average, total loans outstanding in 2005 increased over 2004 by 8.4%, to $290,327,000. However, average yields on loans dropped by 15 basis points in 2005 when compared to 2004. As can be seen on the preceding Rate — Volume Analysis of Net Interest Income Table 6, the increase in volume added approximately $1,531,000, but the reduction in yield took away $406,000, netting an increase in interest on loans of $1,125,000. The yield reduction is due to the difference in market rates at the times variable rate loans repriced during 2005 as compared to original booking rates and the current market rates for new loans during 2005 compared to those in place when existing loans were originated. Also during 2004 and to some extent in early 2005, many mortgage loans were re-financed as customers took advantage of a lower rate environment. The bulk of this activity took place throughout 2004, with the full-year effect of the rate reductions becoming evident in 2005.
Yields on the investment securities portfolio declined by 4 basis points to 3.29% in 2005 as compared to 3.33% in 2004. Average balances of investment securities dropped by nearly $9,000,000, as the proceeds from maturing investments were needed to fund more profitable loan growth.
In total, yield on earning assets in 2005 was 6.00% as compared to 5.98% in 2004, an increase of 2 basis points. On a fully tax equivalent basis yield increased from 6.11% in 2004 to 6.12% in 2005.
The effect of competition for deposits and the recent market rate environment become evident when the cost of interest bearing liabilities is examined. While the yield on interest earning assets grew by only 2 basis points in 2005, the cost of interest bearing liabilities grew by 43 basis points. Total growth on average of interest bearing liabilities was $12,744,000, of which $7,562,000 was borrowings. Changes in these balances resulted in $343,000 in additional interest expense in 2005 as compared to 2004, while increases in interest rates accounted for $1,577,000 in added interest expense. Noninterest bearing liabilities used to fund earning assets included demand deposits, which increased $1,806,000 on average as a result of a successful promotion of free checking by the Bank. The total cost to fund earning assets (computed by dividing the total interest expense by the total average earning assets) in 2005 was 2.12%, as compared to 1.77% in 2004. The percentage of earning assets funded by noninterest bearing liabilities declined from 27.5% in 2004 to 26.6% in 2005.
Net interest income was $14,692,000 for 2005, a decrease of $587,000 when compared to 2004. The overall decrease in net interest income was the net result of a reduction due to rate changes of $1,517,000 offset by the increase due to volume changes of only $930,000.
Provision for Loan Losses
Juniata’s provision for loan losses is determined as a result of changes in the adequacy level of the allowance for loan losses. In 2005, the Company eliminated any significant unallocated allowance in order to more closely reflect the potential losses within the current loan portfolio based upon current information known. An analysis was performed following the process described in “Application of Critical Accounting Policies” earlier in this discussion and it was determined that a provision of $28,000 was sufficient for 2005, a reduction of $298,000 when compared to 2004 when the total loan loss provision was $326,000. In 2005, net charge-offs exceeded the provision by $226,000. Most significantly, the Bank recorded a charge-off of $150,000 for a commercial loan currently subject to bankruptcy liquidation.
Noninterest Income
The Company remains committed to providing excellent customer service and products that fill the financial needs of our communities. We believe that our responsiveness to customers’ needs surpasses that of our competitors and measure our success by the acceptance of fee-based services. Advances in technology have given our customers the convenience of internet banking, which also educates and informs. Technology advances have also helped us to better protect our customers against internet invaders that attempt to defraud both the Bank and our customers. In the past few years we have been able to provide alternative investment opportunities through an arrangement with a broker dealer. This is in addition to the quality trust services that have traditionally been part of the Bank.

Customer service fees on deposits increased 6.0% in 2005 as compared to 2004, primarily a result of our popular Platinum Overdraft product. Although total fees for Trust services decreased by $78,000, fees from estate settlements actually decreased from 2004 by $105,000. It is important to understand that estate settlements are not necessarily consistent year to year, since they occur sporadically. Non-estate fees are repeatable revenues that should rise as market values of trust assets under management increase and as new relationships are established. Non-estate fees increased in 2005 as compared to 2004 by $27,000, or 8.8%. Increases in commissions from sales of annuities and mutual funds of $71,000 in 2005 over 2004 demonstrates the success of our alternative investment division. Other noninterest income, which increased by $83,000 was boosted by increases in official check income of $53,000 and life insurance proceeds of $63,000.
Although bank-owned life insurance (BOLI) is considered to be a non-earning asset, the increase to cash surrender value each year is directly related to the current rate environment. As rates earned on the underlying investments of the policies was less in 2005 than in 2004, the result was a reduction in BOLI income of $103,000 or 22.0%.
As a percentage of average assets, non-interest income (excluding securities gains) was 0.77% in 2005 as compared to 0.78% in 2004.
In 2005 net gains from the sale of investment securities decreased by $183,000 or 51.1%. Management considers multiple factors when selling investment securities; therefore, income from this activity can fluctuate dramatically from year to year. Juniata generally sells only equity securities that have appreciated in value since their purchase or when an equity security is in danger of impairment. Primarily equity securities are considered for sale when there is market appreciation available, when there is no longer a business reason to hold the stock or if securities gains are desired to supplement earnings. Occasionally, a loss may be recognized on debt and equity securities if permanent impairment is deemed to have occurred.
Noninterest Expense
Management strives to control noninterest expense where possible in order to achieve maximum operating results. However, in any given year, a variety of events could take place that shape earnings results on a temporary basis. This was the case in 2005. There were significant unusual and infrequent instances of non-interest expenses during 2005 that caused a dip in earnings for the year. Compliance with the Sarbanes-Oxley Act of 2002 became required for “accelerated filers” as of December 31, 2004. For most companies in this category, significant costs were incurred prior to year-end 2004, in preparation for the required certifications. At Juniata, the Company moved into “accelerated filer” status during 2004 and it was un-noticed until February of 2005. It was too late to properly fill the requirements prior to the deadline for Securities Exchange Commission (SEC) required filings in March of 2005. As a result, the Company was put on restrictions by NASDAQ and the SEC until an interim audit and amended Form 10Q was filed. Management is proud to have achieved complete compliance with the Sarbanes Oxley Act of 2002, successfully complete a full interim audit and certify its results through an amended Form 10Q filing as of June 30, 2005. The SEC immediately lifted all restrictions. The cost to complete this task was significant. In addition to the significant focus of management’s time, professional fees for legal, consulting and accounting increased by $445,000 and related employee severance expense was $284,000. It is important to note that some percentage of these identified costs would have also been incurred had compliance been completed in the proper timeframe in 2004, when performance would have been comparable with peers that complied in that year. Certainly, most of these unusual costs will not be repeated in future years, although some costs of compliance will continue to be higher than in previous years.
Salaries and wages increased by only 2.2% in 2005 as compared to 2004, as a result of normal performance increases and the fact that several employee positions were unfilled for a period of time during 2005. Employee benefit expense increased by $91,000 or 6.6% in 2005 as the defined benefit expense increased by $124,000, the effect of interest rates on projected future obligations.
Data processing expense rose by 6.7%, or $77,000, in 2005 as compared to 2004 as a result of new technology required to provide additional customer service through the internet banking product. Other noninterest expense rose by $61,000, or 5.3% in 2005, due principally to advertising expense associated with promotion of the Free Checking Account product, which increased by a total of $108,000 over 2004 expense.
As a percentage of average assets, non-interest expense was 2.87% in 2005 as compared to 2.69% in 2004. If the unusual and infrequent expenses identified above were excluded from the calculation, the 2005 ratio would have been 2.67%, 2 basis points less than in 2004, indicating success in management’s effort to minimize controllable noninterest expenses.
Income Taxes
Income tax expense for 2005 amounted to $1,741,000 compared to $1,969,000 in 2004. The effective tax rate was 27.6% in 2005 versus 25.3% in 2004, due to Juniata’s tax favored income being lower in 2005 as compared to 2004. Average tax-exempt investments and loans as a percentage of average assets were 6.0%, 7.2% and 9.0% in 2005, 2004 and 2003, respectively. Tax-exempt income as a percentage of income before tax was 12.9%, 12.2% and 17.7% in 2005, 2004 and 2003, respectively. See Note 12 of Notes to Consolidated Financial Statements for further information on income taxes.
Net Income
For comparative purposes, the following table sets forth earnings, in thousands of dollars, and selected earnings ratios for the past three years.

	2005	2004	2003

Net income	$4,566	$5,829	$5,647
Return on average assets	1.12%	1.48%	1.46%
Return on average equity	9.43%	11.95%	11.86%
Outlook for 2006
Looking forward to 2006, management believes that the events that occurred during 2005 which increased one-time expenses for the year are behind us and one hundred percent of our focus can again be directed to our business development plan. Although we expect to continue to experience net interest margin compression going forward, we believe that we can grow the balance sheet profitably. Competition and the interest rate environment may slow desired deposit growth and alternative sources may be utilized to fund our expected loan demand. We will be adding new fee-generating products to further serve our customer base and strive to continue to minimize costs where possible. Plans for 2006 include some technology upgrades to enhance efficiencies in the back-room support functions and strategies are being considered to make our services available to a larger geographic area through sales efforts and physical expansion.
2004
Financial Performance Overview
Juniata Valley Financial Corp. reported net income for 2004 of $5,829,000, an increase of $182,000 or 3.2% over net income of $5,647,000 at December 31, 2003. Basic earnings per share was $1.28 in 2004 compared to $1.24 in 2003, representing an increase of 3.64%. Return on average equity for 2004 was 11.95% compared to 11.86% for 2003. In addition to a 14% increase in the regular cash dividends paid to stockholders in 2004 as compared to 2003, the Company also paid a special dividend of $.50 per share during 2004. As a result, stockholders received a total of $1.07 per share in cash dividends in 2004 as compared to $.50 in 2003, representing an overall increase of 114%. Return on average assets increased to 1.48% in 2004 from 1.46% in 2003, an improvement of 1.37%.

Net Interest Income
Net interest income comprised approximately 84% of total revenues (the total of net interest income and noninterest income) for 2004. As shown in Table 5 total average loans were $267,919,000 in 2004 at a weighted average yield of 6.96%, producing $18,642,000 in interest income. This represented a $24,941,000, or 10.3% increase in loan volume from 2003. In order to continue to grow the loan portfolio, the Company had to become very competitive with loan pricing. The yield in 2003 was 7.59%, declining to 6.69% in 2004. As exhibited in Table 6, the increase in interest income of $1,776,000 due to the volume increases offset the effects of the declining rates by $201,000.
Securities averaged $85,754,000, a decrease of $14,784,000 or 14.7% from the average securities in 2003, resulting in a decrease in interest income of $527,000. The weighted average yield on securities decreased from 3.81% in 2003 to 3.33% in 2004, resulting in a further decrease in interest income of $447,000 as compared to 2003.
Total interest earning assets averaged $363,175,000 at a yield of 5.98% in 2004, producing total interest income of $21,717,000. The increase in average earning assets of $7,742,000 in 2004 over 2003 was primarily funded by deposit growth, supplemented by additional borrowings. The overall yield on interest earning assets decreased from 6.33% in 2003 to 5.98% in 2004. Total interest income declined $783,000 in 2004 compared to 2003, with a decrease of $2,007,000 due to changing rates, offset partially by an increase of $1,224,000 due to volume increases.
Interest bearing liabilities averaged $293,392,000 at a cost of 2.19% in 2004, representing an increase of 1.25%, or $3,630,000 from the average balances in 2003. The composite rate on interest bearing liabilities in 2004 dropped by 39 basis points from 2.58% in 2003. Interest expense decreased $1,034,000, with $1,008,000 of the decrease due to the effects of the lower rate environment present in 2004.
Net interest income was $15,279,000 in 2004, increasing by $251,000 from the $15,028,000 in 2003. The increase to net interest income as a result of balance sheet growth was $1,250,000, offset by the reduction in net interest income of $999,000 due to the effects of generally lower rates on both interest earning assets and interest bearing liabilities.
Provision for Loan Losses
The provision for loan losses was increased slightly, by $22,000, from $304,000 in 2003 to $326,000 in 2004, as a result of the analysis performed on the adequacy of the allowance for loan losses as of December 31, 2004. All factors included in the Bank’s policy for accounting for the allowance for loan losses were considered and evaluated when determining the estimate for an adequate allowance in both years. At December 31, 2004, the allowance for loan losses included an unallocated portion of $2,989,000, which was consistent with prior years. In 2005, the unallocated portion of the allowance was eliminated.
Noninterest income
Noninterest income increased $701,000, or 25.4% in 2004 as compared to 2003. Trust fees increased $41,000, primarily as a result of increased estate settlement fees. The increase of $523,000 in customer service fees in 2004 over 2003 was a result of higher transaction volumes in 2004 than in 2003, due to the introduction of a highly successful overdraft privilege program late in 2003. Gains on sales of securities increased $358,000 in 2004 as compared to 2003, and was offset by a decrease of $263,000 in “other noninterest income”. Of the $263,000 decrease in other noninterest income, $109,000 was because of an infrequent item recorded in income in 2003 that was not repeated in 2004. The death of an insured employee in 2003 triggered the receipt of life insurance proceeds in excess of the cash surrender value of the policy.

Noninterest expense
Noninterest expense totaled $10,600,000 for 2004 as compared to $10,017,000 for 2003, representing an increase of $583,000 or 5.8%. Salaries and wages increased by $124,000, or 3.0%, as a result of normal annual merit increases. Occupancy and equipment costs increased $122,000, or 8.9% primarily as a result of purchases of equipment for technology advancement and some branch office remodeling. Data processing expense increases of $239,000 or 26.3% reflects the rising costs to implement and maintain electronic service delivery systems such as internet banking. Professional fees increased by $154,000, or 81% from 2003 to 2004, as audit and consulting service fees escalated.
Income taxes
The provision for income taxes for 2004 was $1,969,000, compared to $1,820,000 in 2003. The effective tax rate was 25.3% in 2004, an increase of 24.4% in 2003. See Note 12 of Notes to Consolidated Financial Statements for further information on income taxes.

Report on Management’s Assessment of Internal Control over Financial Reporting
The management of the Company is responsible for establishing and maintaining adequate internal control over financial reporting. Management’s internal control system was designed to provide reasonable assurance to the Company’s management and Board of Directors regarding the preparation and fair presentation of published financial statements in accordance with U.S. generally accepted accounting principles. All internal control systems, no matter how well designed, have inherent limitations. Therefore, even those systems determined to be effective can provide only reasonable assurance with respect to financial statement preparation and presentation.
Certain terms are used in the assessment of internal control over financial reporting:
A control deficiency in internal control exists when the design or operation of a control does not allow management or employees, in the normal course of performing their assigned functions, to prevent or detect misstatements on a timely basis.
A significant deficiency in internal control is a control deficiency or combination of control deficiencies, that adversely affects a company’s ability to initiate, authorize, record, process or report external financial data reliably in accordance with generally accepted accounting principles such that there is more than a remote likelihood that a more than inconsequential misstatement of the company’s annual or interim financial statement will not be prevented or detected in the normal course.
A material weakness in internal control is a significant deficiency or a combination of significant deficiencies, that results in there being more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected on a timely basis by management or employees in the normal course of performing their assigned functions.
In order to ensure that the corporation’s internal control over financial reporting is effective, management regularly assesses such controls and did so most recently for its audited financial statements prepared as of December 31, 2005. Management retained the assistance of an outside provider of internal auditing service in its documentation, testing and evaluation of internal control over financial reporting. In assessing its internal controls, the Company followed the requirements of the Public Company Accounting Oversight Board (“PCAOB”) Auditing Standard No. 2 and addressed all of the points to the auditor required by the PCAOB with respect to what to look for in evaluating management’s assessment process. This assessment was based on criteria for effective internal control over financial reporting described in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”).
Based on its assessment, the Company’s management has concluded that, as of December 31, 2005, the Company’s internal control over financial reporting is effective based on the criteria set forth by COSO in Internal Control — Integrated Framework.
The Company’s independent registered public accounting firm, Beard Miller Company LLC, has audited the financial statements of the Company as of December 31, 2005 and has issued an attestation report on management’s assessment of the Company’s internal control over financial reporting.

/s/ Francis J. Evanitsky
Francis J. Evanitsky, President and Chief Executive Officer

/s/ JoAnn N. McMinn
JoAnn N. McMinn, Chief Financial Officer

Report of Independent Registered Public Accounting Firm on Effectiveness of Internal Control over
Financial Reporting
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors and Stockholders
Juniata Valley Financial Corp.
Mifflintown, Pennsylvania
     We have audited management’s assessment, included in the accompanying Managements’ Report on Internal Control over Financial Reporting that Juniata Valley Financial Corp. and its wholly-owned subsidiary, The Juniata Valley Bank, maintained effective internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Juniata Valley Financial Corp. and its wholly-owned subsidiary, The Juniata Valley Bank’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management’s assessment and an opinion on the effectiveness of the company’s internal control over financial reporting based on our audit.
     We conducted our audit in accordance with the standards of the Public Company Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.
     A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.
     Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
     In our opinion, management’s assessment that Juniata Valley Financial Corp. and its wholly-owned subsidiary, The Juniata Valley Bank, maintained effective internal control over financial reporting as of December 31, 2005, is fairly stated, in all material respects, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Also in our opinion, Juniata Valley Financial Corp. and its wholly-owned subsidiary, The Juniata Valley Bank maintained, in all material respects, effective internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).
     We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of Juniata Valley Financial Corp. and its wholly-owned subsidiary, The Juniata Valley Bank as of December 31, 2005 and 2004 and the related consolidated statements of income, stockholder’s equity and cash flows for each of the years in the three-year period ended December 31, 2005, and our report dated March 2, 2006 expressed an unqualified opinion.
/s/ Beard Miller Company LLP
Pittsburgh, Pennsylvania
March 2, 2006
Report of Independent Registered Public Accounting Firm on Consolidated Financial Statements
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors and Stockholders
Juniata Valley Financial Corp.
Mifflintown, Pennsylvania
     We have audited the accompanying consolidated balance sheets of Juniata Valley Financial Corp. and its wholly-owned subsidiary, The Juniata Valley Bank, as of December 31, 2005 and 2004, and the related consolidated statement of income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2005. These consolidated financial statements are the responsibility of the Corporation’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.
     We conducted our audit in accordance with the standards of the Public Company Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Juniata Valley Financial Corp. and its wholly-owned subsidiary, The Juniata Valley Bank as of December 31, 2005 and 2004 and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2005 in conformity with accounting principles generally accepted in the United States of America.
     We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Juniata Valley Financial Corp. and its wholly-owned subsidiary, The Juniata Valley Bank’s internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”) and our report dated March 2, 2006 expressed an unqualified opinion on management’s assessment of internal control over financial reporting and an unqualified opinion on the effectiveness of internal control over financial reporting.
/s/ Beard Miller Company LLP
Pittsburgh, Pennsylvania
March 2, 2006

Juniata Valley Financial Corp. and Subsidiary
Consolidated Statements of Financial Condition
(in thousands, except share data)

	December 31,
	2005	2004
ASSETS
Cash and due from banks	$16,373	$10,733

Interest bearing deposits with banks	66	167
Federal funds sold	—	3,900

Cash and cash equivalents	16,439	14,800

Interest bearing time deposits with banks	5,660	6,760
Securities available for sale	66,699	71,583
Securities held to maturity, fair value of $3,436 and $4,489 respectively	3,493	4,485
Federal Home Loan Bank (FHLB) stock	1,356	1,329

Total loans, net of unearned interest	298,063	279,748
Less: Allowance for loan losses	(2,763)	(2,989)

Total loans, net of allowance for loan losses	295,300	276,759

Premises and equipment, net	6,211	6,802
Bank owned life insurance	10,647	10,464
Accrued interest receivable and other assets	4,997	4,092

Total assets	$410,802	$397,074

LIABILITIES AND STOCKHOLDERS’ EQUITY

Liabilities:
Deposits:
Non-interest bearing	$46,041	$47,459
Interest bearing	297,426	285,183

Total deposits	343,467	332,642

Securities sold under agreements to repurchase	4,201	4,716
Short-term borrowings	5,600	—
Long-term debt	5,000	5,000
Other interest bearing liabilities	819	722
Accrued interest payable and other liabilities	4,596	3,841

Total liabilities	363,683	346,921

Stockholders’ Equity:
Preferred stock, no par value:
Authorized — 500,000 shares, none issued
Common stock, par value $1.00 per share:
Authorized — 20,000,000 shares;
Issued —
4,745,826 shares at December 31, 2005;
2,372,913 shares at December 31, 2004
Outstanding —
4,503,392 shares at December 31, 2005;
2,280,629 shares at December 31, 2004	4,746	2,373
Surplus	18,177	20,386
Retained earnings	29,486	29,966
Accumulated other comprehensive (loss) income	(694)	414
Cost of common stock in Treasury:
242,434 shares at December 31, 2005;
92,284 shares at December 31, 2004	(4,596)	(2,986)

Total stockholders’ equity	47,119	50,153

Total liabilities and stockholders’ equity	$410,802	$397,074

See Notes to Consolidated Financial Statements

Juniata Valley Financial Corp. and Subsidiary
Consolidated Statements of Income
(in thousands, except share data)

	Years Ended December 31,
	2005	2004	2003
Interest income:
Loans, including fees	$19,767	$18,642	$18,441
Taxable securities	1,872	2,048	2,642
Tax-exempt securities	654	811	1,191
Other interest income	414	216	226

Total interest income	22,707	21,717	22,500

Interest expense:
Deposits	7,666	6,346	7,454
Securities sold under agreements to repurchase	167	24	—
Short-term borrowings	14	3	6
Long-term debt	148	54	—
Other interest bearing liabilities	20	11	12

Total interest expense	8,015	6,438	7,472

Net interest income	14,692	15,279	15,028
Provision for loan losses	28	326	304

Net interest income after provision for loan losses	14,664	14,953	14,724

Noninterest income:
Trust fees	374	452	411
Customer service fees	1,390	1,311	788
Earnings on bank-owned life insurance	364	467	452
Commissions from sales of annuities and mutual funds	426	355	338
Gain on sales of loans and other assets	20	11	—
Gain on sales of securities	175	358	—
Other noninterest income	574	491	771

Total noninterest income	3,323	3,445	2,760

Noninterest expense:
Salaries and wages	4,285	4,194	4,070
Employee benefits	1,472	1,381	1,379
Employee severance expense	284	—	—
Occupancy	821	805	753
Equipment	592	573	503
Data processing expense	1,224	1,147	908
Director compensation	476	485	412
Professional fees	788	343	189
Taxes, other than income	519	514	516
Other noninterest expense	1,219	1,158	1,287

Total noninterest expense	11,680	10,600	10,017

Income before income taxes	6,307	7,798	7,467
Provision for income taxes	1,741	1,969	1,820

Net income	$4,566	$5,829	$5,647

Earnings per share
Basic	$1.00	$1.28	$1.24
Diluted	$1.00	$1.27	$1.23
Cash dividends declared per share	$1.11	$1.07	$0.50
Weighted average shares outstanding	4,550,483	4,559,168	4,581,918
Weighted average shares and share equivalents outstanding	4,568,098	4,571,510	4,584,168
See Notes to Consolidated Financial Statements

Juniata Valley Financial Corp. and Subsidiary
Consolidated Statements of Stockholders’ Equity
(in thousands, except share data)

	Years Ended December 31, 2005, 2004 and 2003
					Accumulated
	Number				Other
	of				Comprehensive		Total
	Shares	Common		Retained	(Loss) Income	Treasury	Stockholders’
	Outstanding	Stock	Surplus	Earnings	Net of Tax	Stock	Equity

Balance at December 31, 2002	2,313,477	$2,373	$20,212	$25,652	$1,795	$(1,705)	$48,327
Comprehensive Income:
Net income				5,647			5,647
Change in unrealized losses on securities available for sale, net of reclassifica- tion adjustment and tax effects				—	(323)		(323)

Total comprehensive income							5,324
Cash dividends at $0.50 per share				(2,283)			(2,283)
Purchase of treasury stock, at cost	(47,043)					(1,425)	(1,425)
Treasury stock issued for dividend reinvestment plan	16,042		24			458	482
Treasury stock issued for stock option and stock purchase plans	2,227		(5)			63	58

Balance at December 31, 2003	2,284,703	2,373	20,231	29,016	1,472	(2,609)	50,483
Comprehensive Income:
Net income				5,829			5,829
Change in unrealized losses on securities available for sale, net of reclassifica- tion adjustment and tax effects					(1,058)		(1,058)

Total comprehensive income							4,771
Cash dividends at $1.07 per share				(4,879)			(4,879)
Purchase of treasury stock, at cost	(24,445)					(960)	(960)
Treasury stock issued for dividend reinvestment plan	14,697		160			421	581
Treasury stock issued for stock option and stock purchase plans	5,674		(5)			162	157

Balance at December 31, 2004	2,280,629	2,373	20,386	29,966	414	(2,986)	50,153
Comprehensive Income:
Net income				4,566			4,566
Change in unrealized losses on securities available for sale, net of reclassifica- tion adjustment and tax effects					(804)		(804)
Minimum pension liability, net of tax effects					(304)		(304)

Total comprehensive income							3,458
Cash dividends at $1.11 per share				(5,046)			(5,046)
Purchase of treasury stock, at cost	(62,907)					(2,242)	(2,242)
Treasury stock issued for dividend reinvestment plan	20,434		171			480	651
Treasury stock issued for stock option and stock purchase plans	5,464		(7)			152	145
Stock issued pursuant to 2 for 1 stock split effective October 31, 2005	2,259,772	2,373	(2,373)				—

Balance at December 31, 2005	4,503,392	$4,746	$18,177	$29,486	$(694)	$(4,596)	$47,119

See Notes to Consolidated Financial Statements

Juniata Valley Financial Corp. and Subsidiary
Consolidated Statements of Cash Flows
( in thousands)

	Years Ended December 31,
	2005	2004	2003
Operating activities:
Net income	$4,566	$5,829	$5,647
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	28	326	304
Provision for depreciation	590	560	457
Net amortization of security premiums	209	228	280
Net realized gains on sales of securities	(175)	(358)	—
Earnings on investment in life insurance	(364)	(319)	(452)
Deferred compensation expense	234	515	515
Payment of deferred compensation	(176)	(354)	(258)
Deferred income tax (credit) expense	(134)	93	95
Decrease in accrued interest receivable and other assets	372	170	94
Increase (decrease) in accrued interest payable and other liabilities	18	(227)	(733)

Net cash provided by operating activities	5,168	6,463	5,949

Investing activities:
Net decrease (increase) in interest bearing time deposits	1,100	(2,670)	1,300
Purchases of:
Securities available for sale	(12,673)	(15,451)	(48,626)
Held to maturity securities	(4,400)	(1,295)	(3,002)
FHLB stock	(896)	(863)	(817)
Bank premises and equipment	(255)	(607)	(1,445)
Bank-owned life insurance	(63)	—	(310)
Proceeds from:
Sales of available for sale securities	414	3,405	—
Maturities of and principal repayments on:
Securities available for sale	15,882	22,583	34,827
Held to maturity securities	5,400	11,819	17,833
Redemption of FHLB stock	869	641	349
Bank-owned life insurance	244	—	238
Net increase in loans receivable	(18,569)	(27,125)	(14,767)

Net cash used in investing activities	(12,947)	(9,563)	(14,420)

Financing activities:
Net increase (decrease) in deposits	10,825	(342)	10,365
Net increase in short-term borrowings and securities sold under agreements to repurchase	5,085	4,716	—
Long term debt advances	—	5,000	—
Cash dividends	(5,046)	(4,879)	(2,283)
Purchase of treasury stock	(2,242)	(960)	(1,425)
Treasury stock issued for dividend reinvestment and employee stock purchase plan	796	738	540

Net cash provided by financing activities	9,418	4,273	7,197

Net increase (decrease) in cash and cash equivalents	1,639	1,173	(1,274)
Cash and cash equivalents at beginning of period	14,800	13,627	14,901

Cash and cash equivalents at end of period	$16,439	$14,800	$13,627

Supplemental information:
Interest paid	$7,861	$6,441	$7,635
Income taxes paid	$1,851	$1,956	$1,858
Supplemental schedule of noncash investing and financing activities
Transfer of fixed asset to real estate held for investment	$256	$—	$—
See Notes to Consolidated Financial Statements

JUNIATA VALLEY FINANCIAL CORP. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003
Nature Of Operations
Juniata Valley Financial Corp. is a bank holding company operating in central Pennsylvania, for the purpose of delivering financial services within its local market. Through its wholly-owned banking subsidiary The Juniata Valley Bank (the “Bank”), Juniata Valley Financial Corp. (“Juniata” or the “Company”) provides retail and commercial banking and other financial services through 11 branch locations located in Juniata, Mifflin, Perry and Huntingdon counties. Additionally, in Mifflin and Centre counties, the Company maintains two offices for loan production and alternative investment sales. Each of the Company’s lines of business are part of the same reporting segment, whose operating results are regularly reviewed and managed by a centralized executive management group. The Bank provides a full range of banking services including on-line banking, an automatic teller machine network, checking accounts, NOW accounts, savings accounts, money market accounts, fixed rate certificates of deposit, club accounts, secured and unsecured commercial and consumer loans, construction and mortgage loans, safe deposit facilities, credit loans with overdraft checking protection and student loans. The Bank also provides a variety of trust services. The Company has contracted with a broker-dealer to allow the offering of annuities, mutual funds, stock and bond brokerage services, long-term care insurance and sophisticated life products to its local market. Most of the Company’s commercial customers are small and mid-sized businesses operating in the Bank’s local service area. The Bank operates under a state bank charter and is subject to regulation by the Pennsylvania Department of Banking and the Federal Deposit Insurance Corporation. The bank holding company (parent company) is subject to regulation of the Federal Reserve Bank.
1.Summary of Significant Accounting Policies
The accounting policies of Juniata Valley Financial Corp. and its wholly owned subsidiary conform to U.S. generally accepted accounting principles and to general financial services industry practices. A summary of the more significant accounting policies applied in the preparation of the accompanying consolidated financial statements follows.
Principles of consolidation
The consolidated financial statements include the accounts of Juniata Valley Financial Corp. and its wholly owned subsidiary, The Juniata Valley Bank. All significant intercompany transactions and balances have been eliminated.
Use of estimates
The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, the valuation of deferred tax assets and determination of the pension liability position.
Basis of presentation
Certain amounts previously reported have been reclassified to conform to financial statement presentation for 2005. The reclassification had no effect on net income. Except in the Statement of Shareholders’ Equity and the Statements of Financial Condition, all share and related price and dividend amounts presented herein have been restated to reflect the two-for-one stock split that occurred on October 31, 2005.

Significant group concentrations of credit risk
Most of the Company’s activities are with customers located within the Juniata Valley region. Note 4 discusses the types of securities in which the Company invests. Note 5 discusses the types of lending in which the Company engages.
As of December 31, 2005, there were no concentrations of credit to any particular industry equaling 10% or more of total outstanding loans. The Bank’s business activities are geographically concentrated in the counties of Juniata, Mifflin, Perry, Huntingdon, Centre, Franklin and Snyder, Pennsylvania. The Bank has a diversified loan portfolio; however, a substantial portion of its debtors’ ability to honor their obligations is dependent upon the economy in central Pennsylvania.
Cash and cash equivalents
For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, interest bearing demand deposits with banks and federal funds sold. Generally, federal funds are sold for one-day periods.
Interest-bearing time deposits with banks
Interest-bearing time deposits with banks consist of certificates of deposits in other banks with maturities within one year to five years.
Securities
Securities classified as available for sale, which include marketable investment securities, are stated at fair value, with the unrealized gains and losses, net of tax, reported as a component of comprehensive income, until realized. Investment securities for which management has the positive intent and ability to hold the security to maturity regardless of changes in market conditions, liquidity needs or changes in general economic conditions are classified as held to maturity and are stated at cost, adjusted for amortization of premium and accretion of discount computed by the interest method over their contractual lives. Interest and dividends on investment securities available for sale and held to maturity are recognized as income when earned. Premiums and discounts are recognized in interest income using the interest method over the terms of the securities. Gains or losses on the disposition of securities available for sale are based on the net proceeds and the adjusted carrying amount of the securities sold, determined on a specific identification basis. (See Note 4).
The Company’s policy requires quarterly reviews of impaired securities. This review includes analyzing the length of time and the extent to which the market value has been less than cost; the financial condition and near-term prospects of the issuer, including any specific events which may influence the operations of the issuer and the intent and ability of the Company to hold its investment for a period of time sufficient to allow for any anticipated recovery in market value. Declines in fair value of impaired securities below their cost that are deemed to be other-than-temporary are reflected in earnings as realized losses.
Management determines the appropriate classification of debt securities at the time of purchase and re-evaluates such designation as of each balance sheet date.
Restricted Investment in Federal Home Loan Bank Stock
The Bank owns restricted stock investments in the Federal Home Loan Bank. Federal law requires a member institution of the Federal Home Loan Bank to hold stock according to a predetermined formula. The stock is carried at cost.
Loans
Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are stated at the principal amounts outstanding, net of unearned income and the allowance for loan losses. Interest income on all loans, other than nonaccrual loans, is accrued over the term of the loans based on the amount of principal outstanding. Unearned income is amortized to income over the life of the loans, using the interest method.

Loans on which the accrual of interest has been discontinued are designated as non-accrual loans. Accrual of interest on loans is discontinued when the contractual payment of principal or interest has become 90 days past due or reasonable doubt exists as to the full, timely collection of principal or interest. It is the Company’s policy to continue to accrue interest on loans over 90 days past due as long as they are (1) guaranteed or well secured and (2) there is an effective means of collection. When a loan is placed on non-accrual status, all unpaid interest credited to income in the current year is reversed against current period income and unpaid interest accrued in prior years is charged against the allowance for loan losses. Interest received on nonaccrual loans generally is either applied against principal or reported as interest income, according to management’s judgment as to the collectibility of principal. Generally, accruals are resumed on loans only when the obligation is brought fully current with respect to interest and principal, has performed in accordance with the contractual terms for a reasonable period of time and the ultimate collectibility of the total contractual principal and interest is no longer in doubt.
The Company’s intent is to hold loans in the portfolio until maturity. At the time the Company’s intent is no longer to hold loans to maturity based on asset/liability management practices, the Corporation transfers loans from portfolio to held for sale at the lower of cost or market. Any write-down recorded upon transfer is charged against the allowance for loan losses. Any write-downs recorded after the initial transfer are recorded as a charge to Other Non-Interest Expense. Gains or losses recognized upon sale are recorded as Other Non-Interest Income/Expense.
Allowance for loan losses
The allowance for loan losses is established through provisions for loan losses charged against income. Loans deemed to be uncollectible are charged against the allowance for loan losses, and subsequent recoveries, if any, are credited to the allowance.
For financial reporting purposes, the provision for loan losses charged to current operating income is based on management’s estimates, and actual losses may vary from estimates. These estimates are reviewed and adjusted at least quarterly and are reported in earnings in the periods in which they become known. The loan loss provision for federal income tax purposes is based on current income tax regulations, which allow for deductions equal to net charge-offs.
Loans are considered for charge-off when
(1) principal or interest has been in default for 120 days or more and for which no payment has been received during the previous four months,
(2) all collateral securing the loan has been liquidated and a deficiency balance remains,
(3) a bankruptcy notice is received for an unsecured loan, or
(4) the loan is deemed to be uncollectible for any other reason.
The allowance for loan losses is maintained at a level considered adequate to offset probable losses on the Company’s existing loans. Management’s periodic evaluation of the adequacy of the allowance is based on the Bank’s past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower’s ability to repay, the estimated value of any underlying collateral, composition of the loan portfolio, current economic conditions and other relevant factors. This evaluation is inherently subjective as it requires material estimates that may be susceptible to significant revision as more information becomes available.
The allowance consists of specific and general components. The specific component relates to loans that are classified as doubtful, substandard or special mention. For such loans that are also classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers non-classified loans and is based on historical loss experience adjusted for qualitative factors. Prior to 2005, an unallocated component was maintained to cover uncertainties that could affect management’s estimate of probable losses. The unallocated component of the allowance reflected the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

A loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loans and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price or the fair value of the collateral if the loan is collateral dependent.
Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Bank does not separately identify individual consumer and residential loans for impairment disclosures, unless such loans are subject to a restructuring agreement.
Other real estate owned
Assets acquired in settlement of mortgage loan indebtedness are recorded as other real estate owned (OREO) and are included in other assets at the lower of fair value less estimated costs to sell or the carrying amount of the loan. Costs to maintain the assets and subsequent gains and losses attributable to their disposal are included in other income and other expenses as realized. No depreciation or amortization expense is recognized. At December 31, 2005 and 2004, the carrying value of other real estate owned was $24,000 and $135,000, respectively.
Premises and equipment and depreciation
Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed principally using the straight-line method over the estimated useful lives of the related assets, which range from 3 to 10 years for furniture and equipment and 25 to 50 years for buildings. Expenditures for maintenance and repairs are charged against income as incurred. Costs of major additions and improvements are capitalized. (See Note 8).
Trust assets and revenues
Assets held in a fiduciary capacity are not assets of the Bank or the Bank’s Trust Department and are, therefore, not included in the financial statements. Trust revenues are recorded on the accrual basis.
Bank-owned life insurance
The cash surrender value of bank-owned life insurance is carried as an asset and changes in cash surrender value are recorded as non-interest income. (See Note 7).
Income taxes
Juniata Valley Financial Corp. and its subsidiary, file a consolidated federal income tax return. The provision for income taxes is based upon the results of operations, adjusted principally for tax-exempt income. Certain items of income or expense are reported in different periods for financial reporting and tax return purposes. The tax effects of these temporary differences are recognized currently in the deferred income tax provision or benefit.
Deferred income tax assets and liabilities are determined using the liability (or balance sheet) method. Deferred tax assets or liabilities are computed based on the difference between the financial statement and income tax bases of assets and liabilities using the applicable enacted marginal tax rate. Deferred income tax expenses or benefits are based on the changes in the deferred tax asset or liability from period to period.
Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted through the provision for income taxes for the effects of changes in tax laws and rates on the date of enactment.
Advertising
The Company follows the policy of charging costs of advertising to expense as incurred.
Off-balance sheet financial instruments
In the ordinary course of business, the Bank has entered into off-balance sheet financial instruments consisting of commitments to extend credit and letters of credit. Such financial instruments are recorded on the balances sheet when they are funded.
Transfer of financial assets
Transfers of financial assets are accounted for as sales, when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.
Stock-based compensation
The Company accounts for stock-based compensation using the intrinsic value method in accordance with Accounting Principles Board (APB) Opinion 25, “Accounting for Stock Issued to Employees”, and has adopted the disclosure provisions of FASB No. 123, “Accounting for Stock-Based Compensation”. Accordingly, no stock-based employee compensation cost is reflected in net income, as all options granted had an exercise price equal to at least the market value of the underlying common stock on the date of grant.
The fair value was estimated at the date of grant using a Black-Scholes option pricing model utilizing various assumptions as disclosed below. The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of Statement No. 123 to stock-based compensation for the years ended December 31, 2005, 2004 and 2003 (in thousands, except per share data):

	2005	2004	2003
Net income, as reported	$4,566	$5,829	$5,647
Total stock-based employee compensation expense (net of tax) determined under fair value based method for all awards	(21)	(23)	(16)

Pro forma net income	$4,545	$5,806	$5,631

Basic earnings per share
As reported	$1.00	$1.28	$1.24
Pro forma	1.00	1.27	1.24

Diluted earnings per share
As reported	$1.00	$1.27	$1.23
Pro forma	1.00	1.26	1.23
These computations were derived using the Black-Scholes option pricing model with the following weighted average assumptions used for options granted in 2005, 2004 and 2003:

	2005	2004	2003
Expected life of options	7 years	7 years	7 years
Risk-free interest rate	4.40%	4.19%	3.65%
Expected volatility	21.13%	20.02%	16.81%
Expected dividend yield	3.20%	5.10%	2.90%
The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options, which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company’s employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.
Segment reporting
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

2. Recent Accounting Pronouncements
In December 2004, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (FAS No. 123R). FAS No. 123R revised FAS No. 123, Accounting for Stock-Based Compensation, and supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees, and its related implementation guidance. FAS No. 123R will require compensation costs related to share-based payment transactions to be recognized in the financial statement (with limited exceptions). The amount of compensation cost will be measured based on the grant-date fair value of the equity or liability instruments issued. Compensation cost will be recognized over the period that an employee provides service in exchange for the award.
In April 2005, the Securities and Exchange Commission adopted a new rule that amends the compliance dates for FAS No. 123R. The Statement requires that compensation cost relating to share-based payment transactions be recognized in financial statements and that this cost be measured based on the fair value of the equity or liability instruments issued. FAS No. 123R covers a wide range of share-based compensation arrangements including share options, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans. The Company will adopt FAS No. 123R on January 1, 2006. The estimated compensation expense is not expected to be material to the Company’s results of operation or financial condition.
In March 2005, the Securities and Exchange Commission (“SEC”) issued Staff Accounting Bulletin No. 107 (“SAB No. 107”), Share-Based Payment, providing guidance on option valuation methods, the accounting for income tax effects of share-based payment arrangements upon adoption of FAS No. 123R, and the disclosures in MD&A subsequent to the adoption. The Company will provide SAB No. 107 required disclosures upon adoption of FAS No. 123R on January 1, 2006.
In December 2004, FASB issued FAS No. 153, Exchanges of Nonmonetary Assets — An Amendment of APB Opinion No. 29. The guidance in APB Opinion No. 29, Accounting for Nonmonetary Transactions, is based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. The guidance in that Opinion, however, included certain exceptions to that principle. FAS No. 153 amends Opinion No. 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The provisions of FAS No. 153 are effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. Early application is permitted and companies must apply the standard prospectively. The adoption of this standard is not expected to have a material effect on the Company’s results of operations or financial position.
In May 2005, the FASB issued FAS No. 154, Accounting Changes and Errors Corrections, a replacement of APB Opinion No. 20 and FAS No. 3. The Statement applies to all voluntary changes in accounting principle, and changes the requirements for accounting for and reporting of a change in accounting principle. FAS No. 154 requires retrospective application to prior periods’ financial statements of a voluntary change in accounting principle unless it is impractical. APB Opinion No. 20 previously required that most voluntary changes in accounting principle be recognized by including in net income of the period of the change the cumulative effect of changing to the new accounting principle. FAS No.154 improves the financial reporting because its requirements enhance the consistency of financial reporting between periods. The provisions of FAS No. 154 are effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The adoption of this standard is not expected to have a material effect on the Company’s results of operations or financial position.

3. Restrictions on Cash and Due From Banks
The Company’s banking subsidiary is required to maintain cash reserve balances with the Federal Reserve Bank. The total required reserve balances were $1,132,000 and $1,137,000 as of December 31, 2005 and 2004, respectively.

4. Securities (in thousands)
The amortized cost and fair value of securities as of December 31, 2005 and 2004, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because the securities may be called or prepaid with or without prepayment penalties.

	December 31, 2005
Securities Available for Sale			Gross	Gross
	Amortized	Fair	Unrealized	Unrealized
Type and maturity	Cost	Value	Gains	Losses
U.S. Treasury securities and obligations of U.S. Government agencies and corporations
Within one year	$20,049	$19,827	$1	$(223)
After one year but within five years	27,735	27,207	6	(534)
After five years but within ten years	—	—	—	—
After ten years	—	—	—	—

	47,784	47,034	7	(757)

Obligations of state and political subdivisions
Within one year	3,532	3,542	10	—
After one year but within five years	11,152	11,132	41	(61)
After five years but within ten years	100	100	—	—
After ten years	—	—	—	—

	14,784	14,774	51	(61)

Mortgage-backed securities	3,687	3,603	9	(93)
Equity securities	1,036	1,288	257	(5)

Total	$67,291	$66,699	$324	$(916)

Securities Held to Maturity			Gross	Gross
	Amortized	Fair	Unrealized	Unrealized
Type and maturity	Cost	Value	Gains	Losses
U.S. Treasury securities and obligations of U.S. Government agencies and corporations
Within one year	$992	$992	$—	$—
After one year but within five years	2,501	2,444	—	(57)
After five years but within ten years	—	—	—	—
After ten years	—	—	—	—

Total	$3,493	$3,436	$—	$(57)

	December 31, 2004
Securities Available for Sale			Gross	Gross
	Amortized	Fair	Unrealized	Unrealized
Type and maturity	Cost	Value	Gains	Losses
U.S. Treasury securities and obligations of U.S. Government agencies and corporations
Within one year	$11,540	$11,565	$45	$(20)
After one year but within five years	36,880	36,682	135	(333)
After five years but within ten years	—	—	—	—
After ten years	—	—	—	—

	48,420	48,247	180	(353)

Obligations of state and political subdivisions
Within one year	1,878	1,895	17	—
After one year but within five years	14,988	15,339	351	—
After five years but within ten years	—	—	—	—
After ten years	—	—	—	—

	16,866	17,234	368	—

Mortgage-backed securities	4,984	4,947	21	(58)
Equity securities	685	1,155	478	(8)

Total	$70,955	$71,583	$1,047	$(419)

Securities Held to Maturity			Gross	Gross
	Amortized	Fair	Unrealized	Unrealized
Type and maturity	Cost	Value	Gains	Losses
U.S. Treasury securities and obligations of U.S. Government agencies and corporations
within one year	$1,000	$1,000	$—	$—
After one year but within five years	3,485	3,489	39	(35)
After five years but within ten years	—	—	—	—
After ten years	—	—	—	—

Total	$4,485	$4,489	$39	(35)

Certain obligations of the U.S. Government and state and political subdivisions are pledged to secure public deposits, securities sold under agreements to repurchase and for other purposes as required or permitted by law. The carrying value of the pledged assets amounted to $34,806,000, $32,458,000 and $24,749,000 at December 31, 2005, 2004 and 2003, respectively.
In addition to cash received from the scheduled maturities of securities, some investment securities available for sale are sold at current market values during the course of normal operations. Following is a summary of proceeds received from all investment securities transactions, and the resulting realized gains and losses (in thousands):

	Years Ended December 31,
	2005	2004	2003
Gross proceeds from sales of securities	$414	$3,405	$—
Securities available for sale:
Gross realized gains	$175	$358	$—
Gross realized losses	$—	$—	$—

In accordance with the disclosure requirements of EITF 03-01, the following table shows gross unrealized losses and fair value, aggregated by category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2005 (in thousands):

	Less Than 12 Months		12 Months or More		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses	Value	Losses
U.S. Treasury securities and obligations of U.S. Government agencies and corporations	$17,034	$(109)	$31,019	$(705)	$48,053	$(814)
Obligations of state and political subdivisions	4,279	(61)	—	—	4,279	(61)
Mortgage-backed securities	491	(8)	2,308	(85)	2,799	(93)

Debt securities	21,804	(178)	33,327	(790)	55,131	(968)

Equity securities	91	(5)	—	—	91	(5)

Total temporarily impaired securities	$21,895	$(183)	$33,327	$(790)	$55,222	$(973)

The unrealized losses noted above are considered to be temporary impairments, as all of the investments are debt securities whose decline in value is due only to interest rate fluctuations. As a result, the payment of contractual cash flows, including principal repayment, is not at risk. As management has the intent and ability to hold these investments until market recovery or maturity, no securities are deemed to be other-than-temporarily impaired.
Investments with unrealized losses for less than 12 months, includes 10 investments in US Treasury and Government agency debt securities, 13 investments in obligations of state and municipal subdivisions in mortgage-backed securities and one equity security. These securities have maturity dates ranging from April 2006 to September 2009. The unrealized loss position for each security ranges from .03% to 4.20% of the securities amortized cost as of December 31, 2005. Investments with unrealized losses for 12 months or longer include 16 investments in U.S. Treasury and Government agency debt securities and two investments in mortgage-backed securities. These securities have maturity dates ranging from June 2006 to March 2015. The unrealized loss position for each security ranges from 1.00% to 4.00% of the securities amortized cost as of December 31, 2005.
The following table shows gross unrealized losses and fair value, aggregated by category and length of time that individual securities had been in a continuous unrealized loss position, at December 31, 2004 (in thousands):

	Less Than 12 Months		12 Months or More		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses	Value	Losses
U.S. Treasury securities and obligations of U.S. Government agencies and corporations	$33,737	$(364)	$1,352	$(24)	$35,089	$(388)
Obligations of state and political subdivisions	—	—	—	—	—	—
Mortgage-backed securities	1,106	(14)	2,069	(44)	3,175	(58)

Debt securities	34,843	(378)	3,421	(68)	38,264	(446)

Equity securities	—	—	76	(8)	76	(8)

Total temporarily impaired securities	$34,843	$(378)	$3,497	$(76)	$38,340	$(454)

5. LOANS
Loans outstanding at the end of each year consisted of the following (in thousands):

	December 31,
	2005	2004
Commercial, financial and agricultural	$21,661	$23,301
Real estate — commercial	27,588	25,068
Real estate — construction	28,323	24,968
Real estate — mortgage	135,992	132,243
Home equity	10,083	8,766
Obligations of states and political subdivisions	4,827	4,294
Personal	70,703	63,218
Unearned interest	(1,114)	(2,110)

Total	$298,063	$279,748

The recorded investment in non-performing loans as of each year end follows (in thousands):

	December 31,
	2005	2004
	(In thousands)
Nonaccrual loans	$1,515	$—
Accruing loans past due 90 days or more	724	365
Restructured loans	—	—

Total non-performing loans	$2,239	$365

Interest income not recorded on nonaccrual loans in 2005 was $64,000. Gross interest income that would have been recorded on nonaccrual loans had these loans been in a performing status was $106,000 in 2005, of which $42,000 was included in interest income for the year ended December 31, 2005.
The aggregate amount of demand deposits that have been reclassified as loan balances at December 31, 2005 and 2004 are $46,000 and $52,000, respectively.
Pledged Loans
The Bank must maintain sufficient Qualifying Collateral with the Federal Home Loan Bank (FHLB), in order to secure all loans and credit products. Therefore, a Master Collateral Agreement has been entered into which pledges all mortgage related assets as collateral for future borrowings. Mortgage related assets could include loans or investments. As of December 31, 2005, the amount of loans included in Qualifying Collateral was $135,635,000, for a collateral value of $112,376,000.

6. Allowance For Loan Losses
To provide for the risk of loss inherent in the process of extending credit, the Bank maintains an allowance for loan losses and for lending-related commitments.
A summary of the transactions in the allowance for loan losses for the last three years (in thousands) is shown below. The Bank recorded a charge-off of $150,000 in 2005 for a commercial loan which is subject to bankruptcy liquidation:

	Years ended December 31,
	2005	2004	2003
Balance of allowance — beginning of period	$2,989	$2,820	$2,731
Loans charged off:
Commercial, financial and agricultural	171	43	78
Real estate — commercial	—	—	—
Real estate — construction	30	—	—
Real estate — mortgage	3	10	50
Personal	75	122	107

Total charge-offs	279	175	235

Recoveries of loans previously charged off:
Commercial, financial and agricultural	6	1	2
Real estate — commercial	—	—	—
Real estate — construction	5	—	—
Real estate — mortgage	—	2	1
Personal	14	15	17

Total recoveries	25	18	20

Net charge-offs	254	157	215
Provision for loan losses	28	326	304

Balance of allowance — end of period	$2,763	$2,989	$2,820

Ratio of net charge-offs during period to average loans outstanding	0.09%	0.06%	0.09%

The Bank has certain loans in its portfolio that are considered to be impaired in accordance with SFAS No. 114 as amended by SFAS No. 118. It is the policy of the Company to recognize income on impaired loans that have been transferred to nonaccrual status on a cash basis, only to the extent that it exceeds principal balance recovery. Until an impaired loan is placed on nonaccrual status, income is recognized on the accrual basis. Following is a summary of impaired loan data as of the date of each balance sheet presented (in thousands).

	December 31,
	2005	2004
Impaired loans:
Recorded investment at period end	$1,419	$2,205
Impaired loan balance for which:
There is a related allowance	1,419	—
There is no related allowance	—	2,205
Related allowance on impaired loans	250	—

	Years ended December 31,
	2005	2004	2003
Average recorded investment in impaired loans	$2,041	$2,026	$3,306
Interest income recognized (on a cash basis)	58	121	174

7. Bank-Owned Life Insurance and Annuities
The Company owns bank-owned life insurance (BOLI), with a cash surrender value of $10,647,000 and $10,464,000 at December 31, 2005 and 2004, respectively. Certain of the life insurance policies have been converted to annuities with payment streams to match post-retirement liabilities and the cash surrender value of these annuities are included with BOLI values. The cash surrender value on the BOLI increased by $364,000, $467,000 and $452,000 in 2005, 2004 and 2003, respectively, from earnings recorded as non-interest income. Payments from the annuities in 2005 were $85,000. During 2005, the Bank received $224,000 as a result of a death claim, of which $161,000 reduced the carrying value of BOLI. Additionally in 2005, premiums of $63,000 were paid. The policies are owned by the Bank in various insurance companies. The credit rate on the policies varies annually based on the insurance company’s investment portfolio returns in their general fund and market conditions.

8. Premises And Equipment
Premises and equipment consist of the following (in thousands):

	December 31,
	2005	2004
Land	$640	$686
Buildings and improvements	6,679	7,157
Furniture, computer software and equipment	4,215	4,025

	11,534	11,868
Less: accumulated depreciation	(5,323)	(5,066)

	$6,211	$6,802

Depreciation expense on premises and equipment charged to operations was $590,000 in 2005, $560,000 in 2004 and $457,000 in 2003.

9. Deposits
Deposits consist of the following (in thousands):

	December 31,
	2005	2004
Demand, non-interest bearing	$46,041	$47,459
NOW and Money Market	68,522	58,042
Savings	43,703	43,639
Time deposits, $100,000 or more	39,631	38,247
Other time deposits	145,570	145,255

	$343,467	$332,642

Aggregate amount of scheduled maturities of time deposits as of December 31, 2005 include the following (in thousands):

	Time Deposits
Maturing in:	$100,000 or more	Other
2006	$20,051	$61,515
2007	7,183	35,696
2008	3,837	21,268
2009	3,249	11,243
2010	5,311	15,848

	$39,631	$145,570

10. Borrowings
Borrowings consist of the following (dollars in thousands):

	December 31, 2005		December 31, 2004		For the year 2005
						Average
	Outstanding		Outstanding		Average	Weighted
	Balance	Rate	Balance	Rate	Balance	Rate
Securities sold under agreement to repurchase	4,201	3.60%	4,716	1.94%	5,616	2.97%
Short-term borrowings — Federal Home Loan Bank overnight advances	5,600	4.25%	—		666	2.55%

Long-term debt — Note payable to Federal Home Loan Bank	5,000	2.86%	5,000	2.86%	5,000	2.86%

	14,801	3.60%	9,716	2.41%	11,282	2.90%

There were no short-term borrowings outstanding on December 31, 2003.
The maximum month-end balance of short-term borrowings during 2005 was $8,271,000.
The Bank has repurchase agreements with several of its depositors, under which customers’ funds are invested daily into an interest bearing account. These funds are carried by the Company as short-term debt. It is the Company’s policy to have repurchase agreements collateralized 100% by U.S. Government securities. As of December 31, 2005, the securities that serve as collateral for securities sold under agreements to repurchase had a fair value of $9,349,000. The interest rate paid on these funds is variable and subject to change daily.
The Bank has entered into an agreement whereby it can borrow up to $10,000,000 from the Federal Home Loan Bank. The short-term borrowings as of December 31, 2005 represent an overnight advance under this agreement of $5,600,000 to satisfy temporary funding needs. The agreement expires in March 2006.
The Bank’s maximum borrowing capacity with the Federal Home Loan Bank of Pittsburgh is $170,864,000, with $10,600,000 drawn as of December 31, 2005. In order to borrow an amount in excess of $16,520,000, the FHLB would require the Bank to purchase additional Federal Home Loan Bank Stock. The Federal Home Loan Bank is a source of both short-term and long-term funding. The Bank must maintain sufficient qualifying collateral, as defined, to secure all outstanding advances. The long-term note payable to the Federal Home Loan Bank as of December 31, 2005 and 2004 has a maturity date of August 9, 2006 with a fixed rate of interest of 2.86%.

11. Operating Lease Obligations
The Company has entered into a number of arrangements that are classified as operating leases. The operating leases are for several branch and office locations. The majority of the branch and office location leases are renewable at the Company’s option. Future minimum lease commitments are based on current rental payments. Rental expense charged to operations, including license fees for branch offices, was $94,000, $75,000 and $71,000 in 2005, 2004 and 2003, respectively.
The following is a summary of future minimum rental payments for the next five years required under operating leases that have initial or remaining noncancellable lease terms in excess of one year as of December 31, 2005 (in thousands):

Years ending December 31,
2006	$95
2007	52
2008	19
2009	19
2010	19

Total minimum payments required	$204

12. Income Taxes

The components of income tax expense for the three years ended December 31, 2005 were (in thousands):

	2005	2004	2003
Current tax expense	$1,875	$1,876	$1,725
Deferred tax (credit) expense	(134)	93	95

Total tax expense	$1,741	$1,969	$1,820

Income tax expense related to realized securities gains was $60,000 in 2005, $122,000 in 2004 and none in 2003.
A reconciliation of the statutory income tax expense computed at 34% to the income tax expense included in the statements of income follows (in thousands):

	Years Ended December 31,
	2005	2004	2003
Income before income taxes	$6,307	$7,798	$7,467
Effective tax rate	34.0%	34.0%	34.0%

Federal tax at statutory rate	2,144	2,651	2,539
Tax-exempt interest	(242)	(293)	(401)
Net earnings on BOLI	(124)	(168)	(144)
Life insurance proceeds	(21)	—	(117)
Other permanent differences	(16)	(221)	(57)

Total tax expense	$1,741	$1,969	$1,820

Effective tax rate	27.6%	25.3%	24.4%
Deductible temporary differences and taxable temporary differences gave rise to a net deferred tax asset for the Company as of December 31, 2005 and 2004. The components giving rise to the net deferred tax asset are detailed below (in thousands):

	December 31,
	2005	2004
Deferred Tax Assets
Allowance for loan losses	$813	$888
Deferred directors’ compensation	713	693
Employee and director benefits	663	642
Qualified pension liability	80	—
Accrued employee severance	64	—
Unrealized losses on securities available for sale	201	—
Other	30	2

Total deferred tax assets	2,564	2,225

Deferred Tax Liabilities
Depreciation	(252)	(299)
Qualified pension asset	—	(108)
Unrealized gains on securities available for sale	—	(213)
Prepaid expense	(61)	(61)

Total deferred tax liabilities	(313)	(681)

Net deferred tax asset included in other assets	$2,251	$1,544

The Company has concluded that the deferred tax assets are realizable (on a more likely than not basis) through the combination of future reversals of existing taxable temporary differences, certain tax planning strategies and expected future taxable income.

13. STOCKHOLDERS’ EQUITY AND REGULATORY MATTERS
The Company is authorized to issue 500,000 shares of preferred stock with no par value. The Board has the ability to fix the voting, dividend, redemption and other rights of the preferred stock, which can be issued in one or more series. No shares of preferred stock have been issued.
In August 2000, the Board of Directors adopted a Shareholder Rights Plan and declared a dividend distribution of one right to purchase a share of the Company’s common stock at $11.93 for each share issued and outstanding, upon the occurrence of certain events, as defined in the plan. These rights are fully transferable and expire on August 31, 2010. The rights are not considered potential common shares for earnings per share purposes because there is no indication that any event will occur which would cause them to become exercisable.
The Company has a dividend reinvestment and stock purchase plan. Under this plan, additional shares of Juniata Valley Financial Corp. stock may be purchased at the prevailing market prices with reinvested dividends and voluntary cash payments. To the extent that shares are not available in the open market, the Company has reserved common stock to be issued under the plan. As of October 2005, any adjustment in capitalization of the Company results in a proportionate adjustment to the reserve for this plan. At December 31, 2005, 150,034 shares were available for issuance under the Dividend Reinvestment Plan.
In the fourth quarter of 2005 the Board declared a two-for-one stock split, effective October 31, 2005. As a result of the split, 2,372,913 common shares were issued.
The Company periodically repurchases shares of its common stock under the share repurchase program approved by the Board of Directors. In the fourth quarter of 2005, the Board updated the share repurchase program, authorizing management to buy back an additional 200,000 of its common stock. Repurchases have typically been through open market transactions and have complied with all regulatory restrictions on the timing and amount of such repurchases. Shares repurchased have been added to treasury stock and accounted for at cost. These shares are periodically reissued for stock option exercises, employee stock purchase plan purchases and to fulfill dividend reinvestment program needs. As of December 31, 2005, 94,300 shares were repurchased in conjunction with this program. Remaining shares authorized in the program were 200,748 as of December 31, 2005.
The Company and the Bank are subject to risk-based capital standards by which all bank holding companies and banks are evaluated in terms of capital adequacy. These regulatory capital requirements are administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Corporation’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of the Company’s and the Bank’s assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Company’s and Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.
Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to each maintain minimum amounts and ratios (set forth in the table below) of Total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 2005 and 2004, that the Company and the Bank meet all capital adequacy requirements to which they were subject.
As of December 31, 2005, the most recent notification from the regulatory banking agencies categorized the Company and the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Company and the Bank must maintain minimum Total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the table. To the knowledge of management, there are no conditions or events since these notifications that have changed the institutions’ category.

The table below provides a comparison of the Company’s and the Bank’s risk-based capital ratios and leverage ratios to the minimum regulatory requirements for the periods indicated (in thousands).

Juniata Valley Financial Corp. (Consolidated)			Minimum Requirement
			For Capital
	Actual		Adequacy Purposes
	Amount	Ratio	Amount	Ratio
As of December 31, 2005:
Total Capital (to Risk Weighted Assets)	$50,658	18.59%	$21,800	8.00%
Tier 1 Capital (to Risk Weighted Assets)	47,816	17.55%	10,898	4.00%
Tier 1 Capital (to Average Assets)	47,816	11.62%	16,460	4.00%

As of December 31, 2004:
Total Capital (to Risk Weighted Assets)	$52,728	20.15%	$20,934	8.00%
Tier 1 Capital (to Risk Weighted Assets)	49,739	19.01%	10,466	4.00%
Tier 1 Capital (to Average Assets)	49,739	12.47%	15,955	4.00%

					Minimum Regulatory
					Requirements to be
The Juniata Valley Bank			Minimum Requirement		“Well Capitalized”
			For Capital		under Prompt
	Actual		Adequacy Purposes		Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2005:
Total Capital (to Risk Weighted Assets)	$45,747	16.84%	$21,733	8.00%	$27,166	10.00%
Tier 1 Capital (to Risk Weighted Assets)	42,905	15.79%	10,869	4.00%	16,303	6.00%
Tier 1 Capital (to Average Assets)	42,905	10.54%	16,283	4.00%	20,353	5.00%

As of December 31, 2004:
Total Capital (to Risk Weighted Assets)	$48,728	18.69%	$20,857	8.00%	$26,072	10.00%
Tier 1 Capital (to Risk Weighted Assets)	45,739	17.54%	10,431	4.00%	15,646	6.00%
Tier 1 Capital (to Average Assets)	45,739	11.58%	15,799	4.00%	19,749	5.00%
Certain restrictions exist regarding the ability of the Bank to transfer funds to the Company in the form of cash dividends, loans or advances. At December 31, 2005, $30,986,000 of undistributed earnings of the Bank, included in the consolidated stockholders’ equity, was available for distribution to the Company as dividends without prior regulatory approval, subject to regulatory capital requirements above.

14. Calculation Of Earnings Per Share
Basic earnings per share (EPS) is computed by dividing net income by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the Company. Potential common shares that may be issued by the Company relate solely to outstanding stock options and are determined using the treasury stock method. The following table sets forth the computation of basic and diluted earnings per share:

	Years Ended December 31,
	2005	2004	2003
	(Amounts, except earnings per share, in thousands)
Net income	$4,566	$5,829	$5,647

Weighted-average common shares outstanding	4,550	4,559	4,582

Basic earnings per share	$1.00	$1.28	$1.24

Weighted-average common shares outstanding	4,550	4,559	4,582

Common stock equivalents due to effect of stock options	18	12	2

Total weighted-average common shares and equivalents	4,568	4,571	4,584

Diluted earnings per share	$1.00	$1.27	$1.23

There were no outstanding anti-dilutive stock options as of the end of each period presented.

15. Comprehensive Income
Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available for sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income. Components of comprehensive income (loss) consist of the following (in thousands):

	Year ended December 31, 2005
	Before	Tax (Expense)
	Tax	or	Net-of-Tax
	Amount	Benefit	Amount
Net income	$6,307	$(1,741)	$4,566
Other comprehensive income (loss):

Unrealized gains on available for sale securities :

Unrealized holding losses arising during the period	(1,045)	357	(688)
Less reclassification adjustment for gains included in net income	(175)	59	(116)
Minimum pension liability	(461)	157	(304)

Other comprehensive loss	(1,681)	573	(1,108)

Total comprehensive income	$4,626	$(1,168)	$3,458

	Year ended December 31, 2004
	Before	Tax (Expense)
	Tax	or	Net-of-Tax
	Amount	Benefit	Amount
Net income	$7,798	$(1,969)	$5,829
Other comprehensive income (loss):

Unrealized gains on available for sale securities :

Unrealized holding losses arising during the period	(1,244)	422	(822)
Less reclassification adjustment for gains included in net income	(358)	122	(236)

Other comprehensive loss	(1,602)	544	(1,058)

Total comprehensive income	$6,196	$(1,425)	$4,771

	Year ended December 31, 2003
	Before	Tax (Expense)
	Tax	or	Net-of-Tax
	Amount	Benefit	Amount
Net income	$7,467	$(1,820)	$5,647
Other comprehensive income (loss):

Unrealized gains on available for sale securities :

Unrealized holding losses arising during the period	(489)	166	(323)
Less reclassification adjustment for gains included in net income	—	—	—

Other comprehensive loss	(489)	166	(323)

Total comprehensive income	$6,978	$(1,654)	$5,324

16. Employee Benefit Plans
Stock Compensation Plan

Under the 2000 Incentive Stock Option Plan (“the Plan”), options may be granted to officers and key employees of the Company. The Plan provides that the option price per share shall not be less than the fair market value of the stock on the day the option is granted, but in no event less than the par value of such stock. Options granted are exercisable no earlier than one year after the grant and expire ten years after the date of the grant.
The Plan is administered by a committee of the Board of Directors, whose members are not eligible to receive options under the Plan. The Committee determines, among other things, which officers and key employees will receive options, the number of shares to be subject to each option, the option price and the duration of the option. Options vest over three to five years and are exercisable at the grant price, which is at least the fair market value of the stock on the grant date. These options are scheduled to expire through October 18, 2015. The aggregate number of shares that may be issued upon the exercise of options under the Plan is 440,000 shares, with 377,289 shares available for grant as of December 31, 2005. The Plan’s options outstanding at December 31, 2005 have exercise prices between $14.10 and $24.00, with a weighted average exercise price of $17.25 and a weighted average remaining contractual life of 7.6 years.
A summary of the status of the Plan as of December 31, 2005, 2004 and 2003, and changes during the years ending on those dates is presented below:

	2005		2004		2003
		Weighted		Weighted		Weighted
		Average		Average		Average
		Exercise		Exercise		Exercise
	Shares	Price	Shares	Price	Shares	Price
Outstanding at beginning of year	55,362	$15.49	47,600	$14.49	33,128	$14.18
Granted	10,953	24.00	9,550	20.25	15,682	15.13
Exercised	(4,528)	14.24	(200)	15.13	—
Forfeited	(3,804)	14.60	(1,588)	14.20	(1,210)	14.18

Outstanding at end of year	57,983	$17.25	55,362	$15.49	47,600	$14.49

Options exercisable at year-end	30,726	$14.94	24,266	$14.31	12,817	$14.15

Weighted-average fair value of of options granted during the year	$4.74		$2.62		$3.13

Defined Benefit Retirement Plan

The Company sponsors a defined benefit retirement plan covering substantially all of its employees. The benefits are based on years of service and the employees’ compensation. The Company’s funding policy is to contribute annually the maximum amount that can be deducted for federal income tax purposes. Contributions are intended to provide not only for benefits attributed to service to date but also for those expected to be earned in the future. The Company expects to contribute $300,000 to the defined benefit plan in 2006.
The measurement date for the defined benefit plan is December 31. Information pertaining to the activity in the defined benefit plan is as follows (in thousands):

	Years ended December 31,
	2005	2004
Change in projected benefit obligation (PBO)
PBO at beginning of year	$6,130	$4,672
Service cost	287	253
Interest cost	346	321
Actuarial (gain) loss	(8)	1,114
Benefits paid	(252)	(230)

PBO at end of year	6,503	6,130

Change in plan assets
Fair value of plan assets at beginning of year	4,757	4,225
Actual return on plan assets, net of expenses	271	352
Employer contribution	300	410
Benefits paid	(252)	(230)

Fair value of plan assets at end of year	5,076	4,757

Reconciliation of funded status to net amount recognized

Funded status	(1,427)	(1,373)
Unrecognized net actuarial loss	1,667	1,704
Unrecognized transition asset	(14)	(15)
Minimum pension liability adjustment	(461)	—

(Accrued) prepaid benefit cost	$(235)	$316

Accumulated benefit obligation	$5,311	$4,441
Accumulated other comprehensive income was reduced by $461,000 ($304,000, net of tax) as of December 31, 2005 to recognize the minimum pension liability to an amount equal to the difference between the accumulated benefit obligation and the fair value of the plan assets.
Pension expense included the following components for the years ended December 31 (in thousands):

	2005	2004	2003
Service cost during the year	$287	$253	$222
Interest cost on projected benefit obligation	346	321	298
Expected return on plan assets	(335)	(307)	(255)
Net amortization	(2)	(2)	(2)
Recognized net actuarial loss	94	—	—

Net periodic benefit cost	$390	$265	$263

Assumptions used to determine benefit obligations were:

Discount rate	5.75%	7.00%	7.00%
Rate of compensation increase	3.75	4.00	4.00
Assumptions used to determine the net periodic benefit cost were:

Discount rate	5.75%	7.00%	7.00%
Expected long-term return on plan assets	7.00	7.00	7.00
Rate of compensation increase	3.75	4.00	4.00
The investment strategy and investment policy for the retirement plan is 50% equity and 50% fixed income. The asset allocation as of December 31, 2005 is approximately 55% equities and 45% fixed income investments.
Future expected benefit payments (in thousands):

2006	2007	2008	2009	2010	2011-2015
$239	$268	$302	$301	$329	$1,824
Employee Stock Purchase Plan
The Company has an Employee Stock Purchase Plan under which employees, through payroll deductions, are able to purchase shares of stock annually. The option price of the stock purchases shall be between 85% and 100% of the fair market value of the stock on the commencement date as determined annually by the Board of Directors. The maximum number of shares which employees may purchase under the Plan is 250,000; however, the annual issuance of shares shall not exceed 5,000 shares plus any unissued shares from prior offerings. In 2005, 2004 and 2003, 2,200, 11,148 and 4,454, respectively, were issued under this plan. At December 31, 2005, 206,828 shares were reserved for issuance under the Employee Stock Purchase Plan.
Supplemental retirement plans
The Company has non-qualified supplemental retirement and split-dollar life insurance plans for directors and key employees. At December 31, 2005 and 2004, the present value of the future liability was $1,226,000 and $1,231,000, respectively. For the years ended December 31, 2005, 2004 and 2003, $99,000, $274,000 and $248,000, respectively, was charged to expense in connection with this plan. The Company offsets the cost of these plans through the purchase of bank-owned life insurance and annuities. See Note 7.
Deferred compensation plans
The Company has entered into deferred compensation agreements with certain directors to provide each director an additional retirement benefit, or to provide their beneficiary a benefit in the event of pre-retirement death. At December 31, 2005 and 2004, the present value of the future liability was $2,098,000 and $2,040,000, respectively. For the years ended December 31, 2005, 2004 and 2003, $223,000, $130,000 and $204,000, respectively, was charged to expense in connection with this plan. The Company offsets the cost of these plans through the purchase of bank-owned life insurance. See Note 7.
Salary continuation plan
The Company has non-qualified salary continuation plans for key employees. At December 31, 2005 and 2004, the present value of the future liability was $723,000 and $656,000, respectively. For the years ended December 31, 2005, 2004 and 2003, $151,000, $120,000 and $117,000, respectively, was charged to expense in connection with this plan. The Company offsets the cost of these plans through the purchase of bank-owned life insurance. See Note 7.

17. Fair Value of Financial Instruments
Management uses its best judgment in estimating the fair value of the Company’s financial instruments; however, there are inherent weaknesses in any estimation technique. Therefore, the fair value estimates herein are not necessarily indicative of the amounts the Company could have realized in sales transaction on the dates indicated. The estimated fair value amounts have been measured as of their respective year ends and have not been re-evaluated or updated for purposes of these consolidated financial statements subsequent to those respective dates. As such, the estimated fair values of these financial instruments subsequent to the respective reporting dates may be different than the amounts reported at each year end.
The following information should not be interpreted as an estimate of the fair value of the entire Company since a fair value calculation is provided only for a limited portion of the Company’s assets and liabilities. Due to a wide range of valuation techniques and the degree of subjectivity used in making the estimates, comparisons between the Company’s disclosures and those of other companies may not be meaningful.
The following describes the estimated fair value of the Company’s financial instruments as well as the significant methods and assumptions used to determine these estimated fair values.
Carrying values approximate fair value for cash and due from banks, interest-bearing demand deposits with other banks, federal funds sold, restricted stock in the Federal Home Loan Bank, interest receivable, demand deposits, savings deposits, securities sold under agreement to repurchase, short-term borrowings, other interest bearing liabilities and interest payable.
Securities — The fair value of investment securities is determined by reference to quoted market prices or dealer quotes.
Loans — For variable-rate loans that reprice frequently and which entail no significant changes in credit risk, carrying values approximated fair value. Substantially all commercial loans and real estate mortgages are variable rate loans. The fair value of other loans (i.e. consumer loans and fixed-rate real estate mortgages) are estimated by calculating the present value of the cash flow difference between the current rate and the market rate, for the average maturity, discounted quarterly at the market rate.
Fixed rate time deposits — The estimated fair value is determined by discounting the contractual future cash flows, using the rates currently offered for deposits of similar remaining maturities.
Long-term debt — The fair value of long-term debt is determined by discounting the contractual cash flows at rates that approximate the current borrowing rate for borrowings with similar terms and maturity.
Commitments to extend credit and letters of credit — The fair value of commitments to extend credit is estimated using the fees currently charged to enter into similar agreements, taking into account market interest rates, the remaining terms and present credit worthiness of the counterparties. The fair value of guarantees and letters of credit is based on fees currently charged for similar agreements.

Financial Instruments
(in thousands)

	December 31, 2005		December 31, 2004
	Carrying	Fair	Carrying	Fair
	Value	Value	Value	Value
Financial assets:
Cash and due from banks	$16,373	$16,373	$10,733	$10,733
Interest bearing deposits with banks	66	66	167	167
Federal funds sold	—	—	3,900	3,900
Interest bearing time deposits with banks	5,660	5,649	6,760	6,760
Securities	70,192	70,135	76,068	76,072
Restricted investment in FHLB stock	1,356	1,356	1,329	1,329
Total loans, net of unearned interest	298,063	299,145	279,748	279,054
Allowance for loan losses	(2,763)	(2,763)	(2,989)	(2,989)
Accrued interest receivable	1,959	1,959	1,682	1,682

Financial liabilities:
Non-interest bearing deposits	46,041	46,041	47,459	47,459
Interest bearing deposits	297,426	294,278	285,183	286,529
Securities sold under agreements to repurchase	4,201	4,201	4,716	4,716
Short-term borrowings	5,600	5,600	—	—
Long-term debt	5,000	4,926	5,000	5,000
Other interest bearing liabilities	819	819	722	722
Accrued interest payable	747	747	593	593

Off-balance sheet financial instruments:
Commitments to extend credit	—	—	—	—
Letters of credit	—	—	—	—

18. Financial Instruments With Off-Balance Sheet Risk
The Company is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments may include commitments to extend credit and letters of credit. These instruments involve, to varying degrees, elements of credit risk that are not recognized in the consolidated financial statements.
Exposure to credit loss in the event of non-performance by the other party to the financial instrument for commitments to extend credit and letters of credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making these commitments and conditional obligations as it does for on-balance sheet instruments. The Company controls the credit risk of its financial options through credit approvals, limits and monitoring procedures; however, it does not generally require collateral for such financial instruments since there is no principal credit risk.
A summary of the Bank’s financial instrument commitments is as follows:

	December 31,
	2005	2004
Commitments to grant loans	$21,413	$3,424
Unfunded commitments under lines of credit	29,043	33,612
Outstanding letters of credit	755	1,560
Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since portions of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained by the Bank upon extension of credit is based on management’s credit evaluation of the counter party. Collateral held varies but may include personal or commercial real estate, accounts receivable, inventory and equipment.
Outstanding letters of credit are instruments issued by the Bank that guarantee the beneficiary payment by the bank in the event of default by the Bank’s customer in the non-performance of an obligation or service. Most letters of credit are extended for one year periods. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Bank holds collateral supporting those commitments for which collateral is deemed necessary. The amount of the liability as of December 31, 2005 and 2004 for guarantees under letters of credit issued is not material.
The maximum undiscounted exposure related to these guarantees at December 31, 2005 was $755,000 and the approximate value of underlying collateral upon liquidation that would be expected to cover this maximum potential exposure was $2,262,000.

19. Related-Party Transactions
The Bank has granted loans to certain of its executive officers, directors and their related interests. These loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons, and in the opinion of management, do not involve more than normal risk of collection. The aggregate dollar amount of these loans was $2,646,000 and $1,805,000 at December 31, 2005 and 2004, respectively. During 2005, $3,339,000 of new loans were made and repayments totaled $2,353,000. Additionally, during the year, one former executive officer with outstanding loan balances of $145,000 as of December 31, 2004, terminated employment with the Bank and therefore is no longer included as of December 31, 2005. None of these loans were past due, in non-accrual status or restructured at December 31, 2005.
20. Commitments And Contingent Liabilities
In 2005, the Company extended an agreement to obtain data processing services from an outside service bureau through June 2010. The agreement provides for termination penalties if the Company cancels it prior to the end of the commitment period. If the contract would have been canceled as of December 31, 2005, termination penalties of approximately $918,000 would have been assessed.
The Company, from time to time, may be a defendant in legal proceedings relating to the conduct of its banking business. Most of such legal proceedings are a normal part of the banking business and in management’s opinion, the financial condition and results of operations of the Company would not be materially affected by the outcome of such legal proceedings.
21. Subsequent Events
In January 2006, the Board of Directors declared a dividend of $0.16 per share for the first quarter of 2006 to shareholders of record on February 15, payable on March 1, 2006. This marks the first time Juniata has paid a quarterly dividend. Historically, regular dividends have been paid semi-annually. Going forward, the Board intends to regularly consider dividends on a quarterly basis.

22. Juniata Valley Financial Corp. (Parent Company Only)
Financial information:
CONDENSED BALANCE SHEETS
(in thousands)

	December 31,
	2005	2004
ASSETS:
Cash	$202	$7
Interest bearing deposits with banks	490	490

Cash and cash equivalents	692	497

Investment in bank subsidiary	42,215	46,085
Investment securities available for sale	3,876	3,531
Other assets	342	75

TOTAL ASSETS	$47,125	$50,188

LIABILITIES:
Accounts payable and other liabilities	$6	$35

SHAREHOLDERS’ EQUITY	47,119	50,153

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$47,125	$50,188

CONDENSED STATEMENTS OF INCOME
(in thousands)

	Years ended December 31,
	2005	2004	2003
INCOME:
Interest on deposits with banks	$18	$14	$17
Interest and dividends on investment securities available for sale	134	110	129
Dividends from bank subsidiary	7,380	5,840	3,708
Gain on the sale of investment securities	45	—	—

TOTAL INCOME	7,577	5,964	3,854
EXPENSE:
Non-interest expense	169	96	90

TOTAL EXPENSE	169	96	90

INCOME BEFORE INCOME TAXES AND EQUITY IN UNDISTRIBUTED NET INCOME OF SUBSIDIARY	7,408	5,868	3,764
Income tax	8	—	—

	7,400	5,868	3,764
Equity in undistributed (excess of distributed) net income of subsidiary	(2,834)	(39)	1,883

NET INCOME	$4,566	$5,829	$5,647

CONDENSED
STATEMENTS OF CASH FLOWS
(in thousands)

	Years ended December 31,
	2005	2004	2003
Cash flows from operating activities:
Net income	$4,566	$5,829	$5,647
Adjustments to reconcile net income to net cash provided by operating activities:
Distribution in excess of (undistributed) net income of subsidiary	2,834	39	(1,883)
Realized gains on sales of investment securities	(45)	—	—
Increase in interest and other receivable	(267)	(22)	(27)
Increase in taxes payable	44	—	—
Decrease in accounts payable and accrued expenses	(35)	(6)	—

Net cash provided by operating activities	7,097	5,840	3,737

Cash flows from investing activities:
Purchases of available for sale securities	(489)	(1,635)	(2,330)
Proceeds from the sale of available for sale securities	79	—	—
Proceeds from the maturity of available for sale investment securities	—	900	1,760

Net cash used in investing activities	(410)	(735)	(570)

Cash flows from financing activities:
Cash dividends	(5,046)	(4,879)	(2,283)
Acquisition of treasury stock	(2,242)	(960)	(1,425)
Re-issuance of treasury stock	796	738	540

Net cash used in financing activities	(6,492)	(5,101)	(3,168)

Net increase (decrease) in cash and cash equivalents	195	4	(1)

Cash and cash equivalents at beginning of period	497	493	494

Cash and cash equivalents at end of period	$692	$497	$493

Income taxes paid	$—	$—	$—
Interest paid	$—	$—	$—

23. Quarterly Results Of Operations (Unaudited)
The unaudited quarterly results of operations for the years ended December 31, 2005 and 2004 follow (in thousands, except per-share data):

	2005 Quarter ended
	March 31	June 30	September 30	December 31
Total interest income	$5,492	$5,684	$5,729	$5,802
Total interest expense	1,757	1,929	2,104	2,225

Net interest income	3,735	3,755	3,625	3,577
Provision for loan losses	28	—	—	—
Gains from the sale of assets	99	—	52	24
Other income	761	771	766	850
Other expense	2,671	3,223	2,938	2,848

Income before income taxes	1,896	1,303	1,505	1,603
Income tax expense	533	358	416	434

Net income	$1,363	$945	$1,089	$1,169

Per-share data:
Basic earnings	$.30	$.21	$.23	$.26
Diluted earnings	.30	.21	.23	.26
Cash dividends	.50	.30	—	.31

	2004 Quarter ended
	March 31	June 30	September 30	December 31
Total interest income	$5,314	$5,441	$5,473	$5,489
Total interest expense	1,641	1,550	1,593	1,654

Net interest income	3,673	3,891	3,880	3,835
Provision for loan losses	80	77	82	87
Gains from the sale of assets	137	138	3	91
Other income	686	784	747	859
Other expense	2,611	2,642	2,660	2,687

Income before income taxes	1,805	2,094	1,888	2,011
Income tax expense	450	519	572	428

Net income	$1,355	$1,575	$1,316	$1,583

Per-share data:
Basic earnings	$.29	$.35	$.29	$.35
Diluted earnings	.29	.35	.28	.35
Cash dividends	.50	.28	—	.29

Common Stock Market Prices and Dividends
The common stock of Juniata Valley Financial Corp. is quoted under the symbol “JUVF.OB” on the over-the-counter (“OTC”) Electronic Bulletin Board, a regulated electronic quotation service made available through and governed by, the Nasdaq system. As of December 31, 2005, the number of stockholders of record of the Company’s common stock was 1,835.
Prices presented below are bid prices between broker-dealers which do not include retail mark-ups or mark-downs or any commission to the broker-dealer. The published bid prices do not necessarily reflect prices in actual transactions. All historical prices and cash dividends declared for the periods set forth in the table below have been restated to effect the two-for-one stock split that occurred on October 31, 2005.

	2005
			Dividends
Quarter Ended	High	Low	Declared

March 31	$23.00	$21.00	$0.50
June 30	25.50	21.50	0.30
September 30	24.50	22.00	—
December 31	25.60	23.65	0.31

	2004
			Dividends
Quarter Ended	High	Low	Declared

March 31	$19.00	$17.25	$0.50
June 30	20.50	18.00	0.28
September 30	21.00	19.63	—
December 31	21.00	20.00	0.29
As stated in “Note 13 — Stockholders’ Equity and Regulatory Matters” in the Notes to Consolidated Financial Statements, the Company is subject to various regulatory capital requirements that limit the amount of capital available for dividends. While the Company expects to continue its policy of regular dividend payments, no assurance of future dividend payments can be given. Future dividend payments will depend upon maintenance of a strong financial condition, future earnings, capital and regulatory requirements, future prospects, business conditions and other factors deemed relevant by the Board of Directors.
For further information on stock quotes, please contact any licensed broker-dealer, many of which make a market in Juniata Valley Financial Corp. stock.
Corporate Information
Corporate Headquarters
Juniata Valley Financial Corp.
Bridge and Main Streets
P.O. Box 66
Mifflintown, PA 17059
(717) 436-8211
JVBonline.com
Investor Information
JoAnn N. McMinn,
Senior Vice President and Chief Financial Officer
P.O. Box 66
Mifflintown, PA 17059
JoAnn.McMinn@JVBonline.com

Information Availability
Information about the Company’s financial performance may be found at www.JVBonline.com, following the “Investor Information” link.
All reports filed electronically by Juniata Valley Financial Corp. with the United States Securities and Exchange Commission (SEC), including the Annual Report on Form 10-K, quarterly reports on Form 10-Q, and current event reports on Form 8-K, as well as any amendments to those reports, are also accessible at no cost on the SEC’s web site at www.SEC.gov.
Additionally, a copy of the Company’s Annual Report to the SEC on Form 10-K for the year ended December 31, 2005 will be supplied without charge (except for exhibits) upon written request. Please direct all inquiries to Ms. JoAnn McMinn, as detailed above.
Pursuant to Part 350 of FDIC’s Annual Disclosure Regulation, Juniata Valley Financial Corp. will make available to you upon request, financial information about Juniata Valley Bank. Please contact:
Ms. Judy Robinson
The Juniata Valley Bank
P.O. Box 66
Mifflintown, PA 17059
Investment Considerations
In analyzing whether to make, or to continue, an investment in Juniata Valley Financial Corp., investors should consider, among other factors, the information contained in this Annual Report and certain investment considerations and other information more fully described in our Annual Report on Form 10-K for the year ended December 31, 2005, a copy of which can be obtained as described above.
Registrar and Transfer Agent
Registrar and Transfer Company
10 Commerce Drive
Cranford, New Jersey 07016-3572
Telephone: (800) 368-5948
Website: www.RTCo.com
Email: info@RTCo.com
Stockholders of record may access their accounts via the Internet to review account holdings and transaction history through Registrar and Transfer Company’s website: www.RTCo.com.
Information regarding the Company’s Dividend Reinvestment and Stock Purchase Plan may be obtained by contacting Registrar and Transfer Company, through the means listed above.
The Company offers a dividend direct deposit option whereby stockholders of record may have their dividends deposited directly into the bank account of their choice on dividend payment date. Please contact Registrar and Transfer Company for further information and to register for this service.
Annual Meeting of Shareholders
The Annual Meeting of Shareholders of Juniata Valley Financial Corp. will be held at 10:30 a.m., on Tuesday, May 16, 2006 at the Clarion Inn, Burnham, Pennsylvania.