Form 10-K, Exhibit 13
period 2006-12-31
JUNIATA VALLEY FINANCIAL CORP
filed 2007-03-16
CIK 714712

Exhibit 13.1
Portions of Annual Report

Five-Year Financial Summary — Selected Financial Data

	2006	2005	2004	2003	2002
	(In thousands of dollars, except share and per share data)
BALANCE SHEET INFORMATION
at December 31
Assets	$415,931	$410,802	$397,074	$387,780	$375,735
Deposits	355,169	343,467	332,642	332,984	322,619
Loans, net of allowance for loan losses	303,246	295,300	276,759	249,960	235,497
Investments	65,619	77,208	84,157	103,798	106,431
Intangible assets	434	—	—	—	—
Goodwill	2,046	—	—	—	—
Short-term borrowings	6,112	9,801	4,716	—	—
Long-term debt	—	5,000	5,000	—	—
Stockholders’ equity	47,786	47,119	50,153	50,483	48,327
Number of shares outstanding *	4,457,934	4,503,392	4,561,258	4,569,406	4,626,970

Average for the year
Assets	414,048	406,706	393,554	386,574	366,853
Stockholders’ equity	47,503	48,403	48,776	47,629	46,210
Weighted average shares outstanding *	4,480,245	4,550,483	4,559,168	4,581,922	4,660,780

INCOME STATEMENT INFORMATION
Years Ended December 31
Total interest income	$24,663	$22,707	$21,717	$22,500	$23,470
Total interest expense	10,111	8,015	6,438	7,472	9,299

Net interest income	14,552	14,692	15,279	15,028	14,171
Provision for loan losses	54	28	326	304	300
Other income	3,830	3,323	3,445	2,760	2,014
Other expenses	11,245	11,680	10,600	10,017	9,124

Income before income taxes	7,083	6,307	7,798	7,467	6,761
Federal income tax expense	2,081	1,741	1,969	1,820	1,746

Net income	$5,002	$4,566	$5,829	$5,647	$5,015

PER SHARE DATA *
Earnings per share — basic	$1.12	$1.00	$1.28	$1.24	$1.08
Earnings per share — diluted	1.11	1.00	1.27	1.23	1.08
Cash dividends	0.66	1.11	1.07	0.50	0.44
Book value	10.72	10.46	11.00	11.05	10.45

FINANCIAL RATIOS
Return on average assets	1.21%	1.12%	1.48%	1.46%	1.37%
Return on average equity	10.53	9.43	11.95	11.86	10.85
Dividend payout	59.12	110.71	83.70	40.43	40.72
Average equity to average assets	11.47	11.90	12.39	12.32	12.60
Loans to deposits (year end)	85.38	85.98	83.20	75.07	73.00

*	All share and per-share data have been restated for effect of the 2 for 1 stock split on October 31, 2005.

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
OVERVIEW
This discussion concerns Juniata Valley Financial Corp. (“Company” or “Juniata”) and its wholly owned subsidiary, The Juniata Valley Bank (“Bank”). The overview is intended to provide a context for the following Management’s Discussion and Analysis of Financial Condition and Results of Operations. Management’s Discussion and Analysis of Financial Condition and Results of Operations should be read in conjunction with our consolidated financial statements, including the notes thereto, included in this annual report. We have attempted to identify the most important matters on which our management focuses in evaluating our financial condition and operating performance and the short-term and long-term opportunities, challenges and risks (including material trends and uncertainties) which we face. We also discuss the actions we are taking to address these opportunities, challenges and risks. The Overview is not intended as a summary of, or a substitute for review of, Management’s Discussion and Analysis of Financial Condition and Results of Operations. For comparative purposes, certain amounts have been reclassified to conform to the current-year presentation. The reclassifications had no impact on net income.
FORWARD LOOKING STATEMENTS
The information contained in this Annual Report contains forward looking statements (as such term is defined in the Securities Exchange Act of 1934 and the regulations thereunder) including, without limitation, statements as to future loan and deposit volumes, the allowance and provision for possible loan losses, future interest rates and their effect on the Company’s financial condition or results of operations, the classification of the Company’s investment portfolio and other statements which are not historical facts or as to trends or management’s intentions, plans, beliefs, expectations or opinions. Such forward looking statements are subject to risks and uncertainties and may be affected by various factors which may cause actual results to differ materially from those in the forward looking statements including, without limitation, the effect of economic conditions and related uncertainties, the effect of interest rates on the Company, federal and state government regulation and competition. Certain of these risks, uncertainties and other factors are discussed in this Annual Report or in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, a copy of which may be obtained from the Company upon request and without charge (except for the exhibits thereto).
Nature of Operations
Juniata is a bank holding company which delivers financial services within its market, primarily central Pennsylvania. The Company owns one bank, the Bank, which provides retail and commercial banking services through 12 offices in Juniata, Mifflin, Perry, Huntingdon and Centre counties.
The Bank provides a full range of consumer and commercial services. Consumer services include Internet and telephone banking, an automated teller machine network, personal checking accounts, interest checking accounts, savings accounts, insured money market accounts, debit cards, fixed and variable rate certificates of deposit, club accounts, secured and unsecured installment loans, construction and mortgage loans, safe deposit facilities, credit lines with overdraft checking protection, individual retirement accounts, health savings accounts and student loans. Commercial banking services include small and high-volume business checking accounts, on-line account management services, ACH origination, payroll direct deposit, commercial lines and letters of credit, commercial term and demand loans and repurchase agreements. The Bank also provides a variety of trust, asset management and estate services. The Bank offers annuities, mutual funds, stock and bond brokerage services and long-term care insurance products through an arrangement with a broker-dealer and insurance brokers. Management believes the Company has a relatively stable deposit base with no major seasonal depositor or group of depositors. Most of the Company’s commercial customers are small and mid-sized businesses in central Pennsylvania.

Economic and Industry-Wide Factors Relevant to Juniata
As a financial services organization, Juniata’s core business is most influenced by the movement of interest rates. Lending and investing is done daily, using funding from deposits and borrowings, resulting in net interest income, the most significant portion of operating results. Through the use of asset/liability management tools, the Company continually evaluates the effects that possible changes in interest rates could have on operating results and balance sheet growth. Using this information, along with analysis of competitive factors, management designs and prices its products and services.
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
Customer Relationships
Juniata strives to maximize customer satisfaction. We are sensitive to the broad array of financial alternatives available to our customers from both local and global competition. We are committed to fostering a complete customer relationship and we strive to continue to provide financial products that will continue to meet the needs of both current and future customers. One element of the Company’s strategic plan is to increase the number of Bank-provided services per household.
Shareholder Satisfaction
Management believes our investors are entitled to a good return on their investment through both stock value appreciation and dividend returns. We intend to continue to seek to maximize the value of their investment through profitable balance sheet growth and core earnings results that surpass our competition.
Balance Sheet Growth
We are committed to balance sheet growth. It is our goal to continue quality growth in spite of intense competition by paying careful attention to the needs of our customers. We will continue to maintain the high credit standards that have resulted in favorable comparisons to our peer group in terms of loan charge-offs and levels of non-performing loans. We believe we consistently pay fair market rates on all deposits, and have invested wisely and conservatively, in compliance with self-imposed standards, minimizing risk of asset impairment. We aspire to increase our market share within the current communities that we serve, and to expand in contiguous areas through acquisition and investment. During 2006, we purchased one new branch office and approximately 39% of the common stock of another well-performing bank. We plan to continue to actively seek and pursue similar opportunities as part of our strategic plan for growth.
Operating Results
We strive to produce profitability ratios that exceed those of our peers. With the unusual expenses that affected earnings in 2005 behind us, we were committed in 2006 to strive for the higher profitability levels that we have experienced in the past. Recognizing that net interest margins have narrowed for banks in general and that they may never return to the ranges experienced in the past, we also focus on the importance of providing new fee-generating services in which customers find value. We successfully improved earnings in 2006, including a 9.5% increase in net income and an 11% increase in diluted earnings per share over 2005 results. We believe that we have positioned our balance sheet to produce improved results in 2007 and beyond.
Commitment to the Community
We are active corporate citizens of the communities we serve. Although the world of banking is ever-changing and in some cases does not even require a physical building, we believe that our community banking philosophy is still valid. Despite technological advances, banking is still a personal business, particularly in the rural areas we serve.

We believe that our customers shop for services and value a relationship with an institution involved in the same community, with the same interests in its prosperity. We have a foundation and a history in each of the communities we serve. Management takes an active role in local business and industry development organizations to help attract and retain commerce in our market area. We provide businesses, large and small, with financial tools and financing needed to grow and prosper. We support charitable programs that benefit the local communities, not only with monetary contributions, but also with personal involvement by our volunteering employees.
Juniata’s Opportunities
Through market analysis, we believe that there are opportunities to enhance our sales effort in order to increase deposit market share in rural central Pennsylvania. Our strategic focus during 2007 and beyond is to increase exposure of our community banking officers in their respective service areas and attract new and increased banking relationships.
We seek to continually enhance our customer delivery system, both through technology and physical facilities. During 2006, we extensively remodeled one of our community offices and have plans for 2007 to relocate one of our offices for improved access and customer convenience. In 2006, we acquired a community office that expanded our service area in Juniata and Snyder counties. We actively seek other opportunities to expand our branch network through acquisition. We continually examine opportunities to upgrade technology both to cater to our customers’ needs and to increase operational efficiency. We believe that it is imperative that our customers have convenient and easy access to personal financial services that match their particular lifestyle, whether it is through electronic or personal delivery.
Juniata’s Challenges
Competition
Each year, we experience more intense competition than we have ever seen in our long history. No longer is our competition limited to local community institutions or strictly to financial institutions. Our customers receive, on a daily basis, direct mail advertising from both local competition and large regional and national institutions. Attractive “loss-leader” offers are made to entice our customers to transfer all or part of their business. To meet this challenge, we stay in close contact with our customers, monitoring their satisfaction with our services through surveys, personal visits and networking in the communities we serve. We strive to meet our customers’ expectations and deliver consistent high-quality service.
Regulated Company
The Company is subject to banking regulation, as well as regulation by the Securities and Exchange Commission (SEC) and, as such, must comply with several laws, including the USA Patriot Act and the Sarbanes-Oxley Act of 2002. Management has instituted a series of actions to strengthen and improve Juniata’s already strong corporate governance practices, including formation of a Disclosure Committee for Financial Reporting, an internal group at Juniata that seeks to ensure that current and potential investors in the Company receive full and complete information concerning our financial condition. Juniata has incurred direct and indirect costs associated with compliance with the SEC’s filing and reporting requirements imposed on public companies by Sarbanes-Oxley, as well as adherence to new and existing banking regulations. It is unlikely that regulatory demands will be reduced, and management expects that more internal resources will be dedicated to meet future compliance standards.
APPLICATION OF CRITICAL ACCOUNTING POLICIES
The Company’s consolidated financial statements are prepared based upon the application of U.S. generally accepted accounting principles, the most significant of which are described in Note 1 to our consolidated financial statements – Summary of Significant Accounting Policies. Certain of these policies require numerous estimates and economic assumptions, based upon information available as of the date of the financial statements. As such, over time, they may prove inaccurate or vary and may significantly affect the Company’s reported results and financial position in future periods. The accounting policy for establishing the allowance for loan losses relies to a greater extent on the use of estimates other than areas and, as such, has a greater possibility of producing results that could be different than originally reported. Changes in underlying factors, assumptions or estimates in the allowance for loan losses could have a material impact on the Company’s future financial condition and results of operations.
The section of this Annual Report to Shareholders entitled “Allowance for Loan Losses” provides management’s analysis of the Company’s allowance for loan losses and related provision expense. The allowance for loan losses is maintained at a level believed adequate by management to absorb probable losses in the loan portfolio. Management’s determination of the adequacy of the allowance for loan losses is based upon an evaluation of individual credits in the loan portfolio, historical loan loss experience, current economic conditions, and other relevant factors. This determination is inherently subjective, as it requires material estimates, including the amounts and timing of future cash flows expected to be received on impaired loans, that may be susceptible to significant change.

Results of Operations
2006
Financial Performance Overview
Net income for Juniata in 2006 was $5,002,000, representing a 9.5% increase as compared to its performance in 2005. Earnings per share on a fully diluted basis rose from $1.00 in 2005 to $1.11 in 2006. It is important to note that some of the improvement over 2005’s results is reflected in the return to a more normal level of noninterest expense in 2006. Earnings for the year ended December 31, 2005 included employee severance and unusually high professional fees related to initial compliance with the provisions of the Sarbanes-Oxley Act of 2002. Although the Company experienced compression in its net interest income due to the sustained flat/inverted yield curve, the fully tax-equivalent net interest margin declined by only nine basis points while the ratio of noninterest income as a percentage of average assets improved by 11 basis points and the ratio of noninterest expense to average assets improved by 15 basis points.

	2006	2005	2004	2003	2002

Return on average assets	1.21%	1.12%	1.48%	1.46%	1.37%
Return on average equity	10.53	9.43	11.95	11.86	10.85
Yield on earning assets	6.43	6.00	5.98	6.33	6.91
Cost to fund earning assets	2.63	2.12	1.77	2.10	2.74
Net interest margin (fully tax equivalent)	3.91	4.00	4.34	4.42	4.40
Noninterest income (excluding gains on sales of securities) to average assets	0.88	0.77	0.78	0.71	0.55
Noninterest expense to average assets	2.72	2.87	2.69	2.59	2.49
Net noninterest expense to average assets	1.84	2.10	1.91	1.88	1.94
Key factors that defined the 2006 results were as follows:
•	Interest rate environment – sustained flat/inverted yield curve

•	Acquisition activity

•	Sustained loan quality

•	Noninterest income improvement

•	Ongoing expense control
Details follow in the appropriate sections of this discussion.
Return on Assets (ROA) increased in 2006 to 1.21% from 1.12% in 2005, and management believes that its performance was favorable in comparison to the performance of many of its peers and competitors. Juniata strives to attain consistently high earnings levels each year by protecting the core (repeatable) earnings base with conservative growth strategies that minimize stockholder and balance-sheet risk, while serving its rural Pennsylvania customer base. This approach has helped achieve solid performances year after year. The Company considers the ROA ratio to be a key indicator of its success and constantly scrutinizes the broad categories of the income statement that impact this profitability indicator. Summarized below are the components of net income (in thousands of dollars) and the contribution of each to ROA for 2006 and 2005.

	2006		2005
		% of Average		% of Average
		Assets		Assets

Net interest income	$14,552	3.51%	$14,692	3.61%
Provision for loan losses	(54)	(0.01)	(28)	(0.01)

Trust fees	435	0.11	374	0.09
Deposit service fees	1,497	0.36	1,390	0.34
BOLI	433	0.10	364	0.09
Commissions on sales of annuities and mutual funds	513	0.12	426	0.10
Income from unconsolidated subsidiary	80	0.02	—	—
Other fees	628	0.15	574	0.14
Security gains	181	0.04	175	0.04
Gains on sale of other assets	63	0.02	20	0.00

Total noninterest income	3,830	0.93	3,323	0.82

Employee expense	(6,064)	(1.46)	(5,757)	(1.42)
Employee severance	—	—	(284)	(0.07)
Occupancy and equipment	(1,424)	(0.34)	(1,413)	(0.35)
Data processing expense	(1,204)	(0.29)	(1,224)	(0.30)
Director compensation	(465)	(0.11)	(476)	(0.12)
Professional fees	(378)	(0.09)	(788)	(0.19)
Taxes, other than income	(505)	(0.12)	(519)	(0.13)
Other noninterest expense	(1,205)	(0.29)	(1,219)	(0.30)

Total noninterest expense	(11,245)	(2.72)	(11,680)	(2.87)

Income tax expense	(2,081)	(0.50)	(1,741)	(0.43)

Net income	$5,002	1.21%	$4,566	1.12%

Average assets	$414,048		$406,706
Net Interest Income
Net interest income is the amount by which interest income on earning assets exceeds interest expense on interest bearing liabilities. Net interest income is the most significant component of revenue, comprising approximately 81% of total revenues (the total of net interest income and noninterest income) for 2006. Interest spread measures the absolute difference between average rates earned and average rates paid. Because some interest earning assets are tax-exempt, an adjustment is made for analytical purposes to place all assets on a fully tax-equivalent basis. Net interest margin is the percentage of net return on average earning assets on a fully tax-equivalent basis and provides a measure of comparability of a financial institution’s performance.
Both net interest income and net interest margin are impacted by interest rate changes, changes in the relationships between various rates and changes in the composition of the average balance sheet. Additionally, product pricing, product mix and customer preferences dictate the composition of the balance sheet and the resulting net interest income. Table 5 exhibits average asset and liability balances, average interest rates and interest income and expense for the years 2006, 2005 and 2004. Table 6 further shows changes attributable to the volume and rate components of net interest income.

Table 5
AVERAGE BALANCE SHEETS AND NET INTEREST INCOME ANALYSIS
(In thousands)

	Years Ended December 31,
	2006			2005			2004
	Average		Yield/	Average		Yield/	Average		Yield/
	Balance (1)	Interest	Rate	Balance (1)	Interest	Rate	Balance (1)	Interest	Rate
ASSETS
Interest earning assets:
Taxable loans (5)	$299,488	$21,622	7.22%	$285,546	$19,608	6.87%	$263,540	$18,496	7.02%
Tax-exempt loans	4,500	146	3.24	4,781	159	3.33	4,379	146	3.33

Total loans	303,988	21,768	7.16	290,327	19,767	6.81	267,919	18,642	6.96

Taxable investment securities	54,198	1,975	3.64	56,966	1,872	3.29	62,012	2,052	3.31
Tax-exempt investment securities	19,027	659	3.46	19,800	654	3.30	23,742	807	3.40

Total investment securities	73,225	2,634	3.60	76,766	2,526	3.29	85,754	2,859	3.33
Interest bearing deposits	5,730	244	4.26	6,420	257	4.00	5,569	167	3.00
Federal funds sold	324	17	5.25	4,679	157	3.36	3,933	49	1.25

Total interest earning assets	383,267	24,663	6.43	378,192	22,707	6.00	363,175	21,717	5.98

Non-interest earning assets:
Cash and due from banks	9,764			9,449			10,201
Allowance for loan losses	(2,761)			(2,976)			(2,916)
Premises and equipment	6,147			6,606			6,736
Other assets (7)	17,631			15,435			16,358

Total assets	$414,048			$406,706			$393,554

LIABILITIES AND STOCKHOLDERS’ EQUITY
Interest bearing liabilities:
Interest bearing demand deposits (2)	$77,570	1,675	2.16	$64,118	952	1.48	$62,494	526	0.84
Savings deposits	40,031	629	1.57	44,638	692	1.55	44,988	427	0.95
Time deposits	187,283	7,168	3.83	185,615	6,022	3.24	181,707	5,393	2.97
Other, including short-term borrowings, long-term debt and other interest bearing liabilities	14,822	639	4.31	11,765	349	2.97	4,203	92	2.19

Total interest bearing liabilities	319,706	10,111	3.16	306,136	8,015	2.62	293,392	6,438	2.19

Non-interest bearing liabilities:
Demand deposits	41,587			47,208			45,402
Other	5,252			4,959			5,984
Stockholders’ equity	47,503			48,403			48,776

Total liabilities and stockholders’ equity	$414,048			$406,706			$393,554

Net interest income		$14,552			$14,692			$15,279

Net margin on interest earning assets (3)			3.80%			3.88%			4.21%

Net interest income and margin - Tax equivalent basis (4)		$14,967	3.91%		$15,111	4.00%		$15,770	4.34%

Notes:

(1)	Average balances were calculated using a daily average.

(2)	Includes Super Now and money market accounts.

(3)	Net margin on interest earning assets is net interest income divided by average interest earning assets.

(4)	Interest on obligations of states and municipalities is not subject to federal income tax. In order to make the net yield comparable on a fully taxable basis, a tax equivalent adjustment is applied against the tax-exempt income utilizing a federal tax rate of 34%.

Table 6
RATE — VOLUME ANALYSIS OF NET INTEREST INCOME
(In thousands)

	2006 Compared to 2005			2005 Compared to 2004
	Increase (Decrease) Due To (6)			Increase (Decrease) Due To (6)
	Volume	Rate	Total	Volume	Rate	Total
ASSETS
Interest earning assets:
Taxable loans (5)	$986	$1,028	$2,014	$1,515	$(403)	$1,112
Tax-exempt loans	(9)	(4)	(13)	13	—	13

Total loans	977	1,024	2,001	1,528	(403)	1,125
Taxable investment securities	(93)	196	103	(168)	(12)	(180)
Tax-exempt investment securities	(26)	31	5	(130)	(23)	(153)

Total investment securities	(119)	227	108	(298)	(35)	(333)
Interest bearing deposits	(29)	16	(13)	29	61	90
Federal funds sold	(197)	57	(140)	11	97	108

Total interest earning assets	632	1,324	1,956	1,270	(280)	990

LIABILITIES AND STOCKHOLDERS’ EQUITY
Interest bearing liabilities:
Interest bearing demand deposits (2)	227	496	723	14	412	426
Savings deposits	(72)	9	(63)	(3)	268	265
Time deposits	54	1,092	1,146	120	509	629
Other, including short-term borrowings, long-term debt and other interest bearing liabilities	106	184	290	214	43	257

Total interest bearing liabilities	315	1,781	2,096	345	1,232	1,577

Net interest income	$317	$(457)	$(140)	$925	$(1,512)	$(587)

(5)	Non-accruing loans are included in the above table until they are charged off.

(6)	The change in interest due to rate and volume has been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts of the change in each.

(7)	Includes gross unrealized gains (losses) on securities available for sale: $(495) in 2006, $(137) in 2005 and $1,396 in 2004.

On average, total loans outstanding in 2006 increased over 2005 by 4.7%, to $303,988,000. Average yields on loans increased by 35 basis points in 2006 when compared to 2005. As can be seen on the preceding Rate – Volume Analysis of Net Interest Income Table 6, the increase in volume added approximately $977,000 to interest income, and the increase in yield added $1,024,000, cumulating an increase in interest recorded on loans of $2,001,000. The yield increase was largely due to the difference in market rates at the times variable rate loans repriced during 2006 as compared to original booking rates.
Yields on the investment securities portfolio increased by 31 basis points to 3.60% in 2006 as compared to 3.29% in 2005, as proceeds from scheduled maturities during 2006 were reinvested at higher rates. Average balances of investment securities dropped by $3,541,000, as some of the proceeds from maturing investments were needed to fund more profitable loan growth.
In total, yield on earning assets in 2006 was 6.43% as compared to 6.00% in 2005, an increase of 43 basis points. On a fully tax equivalent basis, yield increased from 6.12% in 2005 to 6.54% in 2006.
The effect of competition for deposits and the sustained flat/inverted yield curve becomes evident when the cost of interest bearing liabilities is examined. While the yield on interest earning assets grew by 43 basis points in 2006, the cost of interest bearing liabilities grew by 54 basis points. Total growth on average of interest bearing liabilities was $13,570,000, of which $3,057,000 was borrowings. Changes in these balances resulted in $315,000 in additional interest expense in 2006 as compared to 2005, while increases in interest rates accounted for $1,781,000 in added interest expense. Noninterest bearing liabilities used to fund earning assets included demand deposits, which decreased $5,621,000 on average as many of these funds shifted to interest-bearing transaction accounts. As a result, the percentage of interest earning assets funded by noninterest bearing liabilities decreased from 19% in 2005 to 17% in 2006. The total cost to fund earning assets (computed by dividing the total interest expense by the total average earning assets) in 2006 was 2.63%, as compared to 2.12% in 2005.
Net interest income was $14,552,000 for 2006, a decrease of $140,000 when compared to 2005. The overall decrease in net interest income was the net result of a reduction due to rate changes of $457,000 offset by the increase due to volume changes of $317,000.
Provision for Loan Losses
Juniata’s provision for loan losses is determined as a result of changes in the adequacy level of the allowance for loan losses. In order to closely reflect the potential losses within the current loan portfolio based upon current information known, the Company carries no unsupported allowance. An analysis was performed following the process described in “Application of Critical Accounting Policies” earlier in this discussion and it was determined that a provision of $54,000 was sufficient for 2006, an increase of $26,000 when compared to 2005 when the total loan loss provision was $28,000. In 2006, net charge-offs exceeded the provision by $277,000. Most significantly, the Bank recorded a charge-off of $150,000 for a commercial loan currently subject to bankruptcy liquidation.
Noninterest Income
The Company remains committed to providing excellent customer service and products that fill the financial needs of our communities. We believe that our responsiveness to customers’ needs surpasses that of our competitors and measure our success by the customer acceptance of fee-based services. Advances in technology have given our customers the convenience of Internet banking. Technology advances have also helped us to better protect our customers against Internet hackers that attempt to defraud both the Bank and our customers. In the past few years we have been able to provide alternative investment opportunities through an arrangement with a broker dealer. This investment alternative is in addition to the quality trust services that have traditionally been part of the Bank.
Customer service fees on deposits increased 7.7% in 2006 as compared to 2005, primarily a result of our popular Platinum Overdraft product. Total fees for trust services increased by 16.3%, as fees from estate settlements increased from 2005 by $51,000 and non-estate fees increased by $10,000. It is important to understand that estate settlements are not necessarily consistent year to year, since they occur sporadically. Non-estate fees are repeatable revenues that should rise as market values of trust assets under management increase and as new relationships are established. Increases in commissions from sales of annuities and mutual funds of $87,000, or 20.4%, in 2006 over 2005 demonstrates the success of our alternative investment division.
In the third quarter of 2006, the Company purchased 39.16% of the stock of another banking institution. The investment is accounted for through the equity method and, as such, 39.16% of the income of the banking institution is recorded by Juniata as noninterest income. As a result of this investment, $80,000 was recorded as income in 2006. Earnings on bank-owned life insurance and annuities increased in 2006 by $69,000, or 19.0%, as cash values of the contracts increased. Other noninterest income, which increased by $54,000, or 9.4%, was assisted by increases in fees collected for various services.
As a percentage of average assets, non-interest income (excluding securities gains) was 0.88% in 2006 as compared to 0.77% in 2005.
In 2006, net gains from the sale of investment securities, at $181,000, increased by $6,000 in comparison to 2005. Management considers multiple factors when selling investment securities; therefore, income from this activity can fluctuate from year to year, and may not be consistent in the future. Juniata generally sells only equity securities that have appreciated in value since their purchase or when an equity security is in danger of impairment. Equity securities are considered for sale primarily when there is market appreciation available or when there is no longer a business reason to hold the stock . Occasionally, a loss may be recognized on debt and equity securities if permanent impairment is deemed to have occurred.
Noninterest Expense
Management strives to control noninterest expense where possible in order to achieve maximum operating results. However, in any given year, a variety of events could take place that affect earnings results on a temporary basis. This was the case in 2005. There were significant unusual instances of non-interest expenses incurred during 2005 that caused a decrease in earnings for that year. The cost of compliance with the Sarbanes-Oxley Act of 2002 and employee severance expense increased noninterest expense by approximately $729,000 in 2005.
Employee compensation expense increased by 7.2% in 2006 as compared to 2005, primarily due to the expense related to incentive bonus plans and the adoption of FAS No. 123(R), requiring expensing of stock options. Participants earned no incentive bonus for 2005. Normal salary expense increased due to the addition of personnel to staff the new community office acquired in the third quarter of 2006. Employee benefit expense was unchanged in 2006 as costs to provide medical and other benefits to employees decreased slightly, offsetting the increase in payroll taxes for increased staffing. In 2005, the Company incurred one-time employee severance expense of $284,000; during 2006, there was no such event.
Professional fees, which include legal, accounting and consulting activity, decreased by $410,000 in 2006 as compared to 2005. During 2005, there were professional fees of $445,000 specifically related to an interim audit and assistance in becoming fully compliant with the provisions of the Sarbanes-Oxley Act of 2002. Most of these services were not repeated in 2006. Expenses relating to occupancy, equipment, data processing, taxes other than income tax and other noninterest expense did not differ significantly in 2006 from 2005.
As a percentage of average assets, noninterest expense was 2.72% in 2006 as compared to 2.87% in 2005, indicating success in management’s effort to minimize controllable noninterest expenses.
Income Taxes
Income tax expense for 2006 amounted to $2,081,000 compared to $1,741,000 in 2005. The effective tax rate was 29.4% in 2006 versus 27.6% in 2005, due to Juniata’s tax favored income being lower in 2006 as compared to 2005. Average tax-exempt investments and loans as a percentage of average assets were 5.7%, 6.0% and 7.2% in 2006, 2005 and 2004, respectively. Tax-exempt income as a percentage of income before tax was 11.3%, 12.9%

and 12.2% in 2006, 2005 and 2004, respectively. See Note 14 of Notes to Consolidated Financial Statements for further information on income taxes.
Net Income
For comparative purposes, the following table sets forth earnings, in thousands of dollars, and selected earnings ratios for the past three years.

	2006	2005	2004

Net income	$5,002	$4,566	$5,829
Return on average assets	1.21%	1.12%	1.48%
Return on average equity	10.53%	9.43%	11.95%
Outlook for 2007
Looking forward to 2007, much of our focus is directed to our business development plan. Although we expect to continue to experience net interest margin compression going forward, we believe that we can grow the balance sheet profitably. Competition and the interest rate environment may slow desired deposit growth and alternative sources may be utilized to fund our expected loan demand. We will be adding new fee-generating products to further serve our customer base and strive to continue to minimize costs where possible. Plans for 2007 include some technology upgrades to enhance efficiencies in the back-room support functions and strategies are being considered to make our services available to a larger geographic area through sales efforts and physical expansion. Plans to enhance the electronic delivery of services include a Website upgrade, online statement availability, and remote deposit capture for business customers.
2005
Financial Performance Overview
Net income for Juniata in 2005 was $4,566,000, representing a 21.7% decrease as compared to its performance in 2004. Earnings per share on a fully diluted basis declined from $1.27 in 2004 to $1.00 in 2005. Although the Company experienced compression in its net interest income due to the existing rate environment, the decrease in net income in 2005 was primarily due to some unusual non-interest expense during the year. These items were of a non-recurring nature and management believed that they would have minimal impact on future years.
Although ROA declined in 2005 to 1.12% from 1.48% in 2004, management believed that its performance was still favorable in comparison to the performance of many of its peers and competitors.
Net Interest Income
On average, total loans outstanding in 2005 increased over 2004 by 8.4%, to $290,327,000. However, average yields on loans declined by 15 basis points in 2005 when compared to 2004. As can be seen on the preceding Rate – Volume Analysis of Net Interest Income Table 6, the increase in volume added approximately $1,531,000, but the reduction in yield offset the volume increase by $406,000, netting to an increase in interest on loans of $1,125,000. The yield reduction was due to the difference in market rates at the times variable rate loans repriced during 2005 as compared to original rates when the loans were originated. In addition, market rates for new loans during 2005 were lower than in prior years. Also during 2004 and to some extent in early 2005, many mortgage loans were re-financed as customers took advantage of a lower rate environment. The bulk of this activity took place throughout 2004, with the full-year effect of the rate reductions becoming evident in 2005.
Yields on the investment securities portfolio declined by 4 basis points to 3.29% in 2005 as compared to 3.33% in 2004. Average balances of investment securities declined by nearly $9,000,000, as the proceeds from maturing investments were needed to fund more profitable loan growth.

In total, yield on earning assets in 2005 was 6.00% as compared to 5.98% in 2004, an increase of 2 basis points. On a fully tax equivalent basis yield increased from 6.11% in 2004 to 6.12% in 2005.
The effect of competition for deposits and the existing market rate environment becomes evident when the cost of interest bearing liabilities is examined. While the yield on interest earning assets grew by 2 basis points in 2005, the cost of interest bearing liabilities grew by 43 basis points. Total growth of interest bearing liabilities was $12,744,000, of which $7,562,000 was borrowings. Changes in these balances resulted in $343,000 in additional interest expense in 2005 as compared to 2004, while increases in interest rates accounted for $1,577,000 in added interest expense. Noninterest bearing liabilities used to fund earning assets included demand deposits, which increased $1,806,000 on average as a result of a successful promotion of free checking by the Bank. The total cost to fund earning assets (computed by dividing the total interest expense by the total average earning assets) in 2005 was 2.12%, as compared to 1.77% in 2004. The percentage of earning assets funded by noninterest bearing liabilities declined from 27.5% in 2004 to 26.6% in 2005.
Net interest income was $14,692,000 for 2005, a decrease of $587,000 when compared to 2004. The overall decrease in net interest income was the net result of a reduction due to rate changes of $1,517,000 partially offset by the increase due to volume changes of $930,000.
Provision for Loan Losses
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
Noninterest income
Customer service fees on deposits increased 6.0% in 2005 as compared to 2004, primarily a result of our popular Platinum Overdraft product. Although total fees for trust services decreased by $78,000, fees from estate settlements actually decreased from 2004 by $105,000. Non-estate fees increased in 2005 as compared to 2004 by $27,000, or 8.8%. Commissions from sales of annuities and mutual funds increased $71,000 in 2005 over 2004. Other noninterest income, which increased by $83,000, was positively impacted by increases in official check income of $53,000 and life insurance proceeds of $63,000.
Although bank-owned life insurance (BOLI) is considered to be a non-earning asset, the increase to cash surrender value each year is directly related to the current rate environment. As rates earned on the underlying investments of the policies was less in 2005 than in 2004, the result was a reduction in BOLI income of $103,000, or 22.0%.
As a percentage of average assets, non-interest income (excluding securities gains) was 0.77% in 2005 as compared to 0.78% in 2004.
In 2005 net gains from the sale of investment securities decreased by $183,000, or 51.1%.
Noninterest expense
There were significant unusual non-interest expenses during 2005 that caused a decline in earnings for the year. Compliance with the Sarbanes-Oxley Act of 2002 became required for “accelerated filers” as of December 31, 2004. For most companies in this category, significant costs were incurred prior to year-end 2004, in preparation for the required certifications. In Juniata’s case, compliance was achieved during 2005. The cost to complete this task was significant. In addition to the significant focus of management’s time, professional fees for legal, consulting and accounting increased by $445,000 and related employee severance expense was $284,000. Since most companies incurred a majority of these costs in 2004, Juniata’s performance in 2005 was not as favorable in comparison to its peers as it would have been had Juniata incurred these costs in 2004 instead of 2005. Most of these unusual costs will not be repeated in future years, although some costs of compliance will continue to be higher than in previous years.
Salaries and wages increased by only 2.2% in 2005 as compared to 2004, as a result of normal performance increases and the fact that several employee positions were unfilled for a period of time during 2005. Employee benefit expense increased by $91,000, or 6.6%, in 2005 as the defined benefit expense increased by $124,000, the effect of interest rates on projected future obligations.
Data processing expense rose by 6.7%, or $77,000, in 2005 as compared to 2004 as a result of new technology required to provide additional customer service through the Internet banking product. Other noninterest expense rose by $61,000, or 5.3%, in 2005, due principally to advertising expense associated with promotion of the Free Checking Account product, which increased by a total of $108,000 over 2004 expense.
As a percentage of average assets, noninterest expense was 2.87% in 2005 as compared to 2.69% in 2004. If the unusual expenses identified above were excluded from the calculation, the 2005 ratio would have been 2.67%, 2 basis points less than in 2004.
Income taxes
Income tax expense for 2005 amounted to $1,741,000 compared to $1,969,000 in 2004. The effective tax rate was 27.6% in 2005 versus 25.3% in 2004, due to Juniata’s tax favored income being lower in 2005 as compared to 2004. Average tax-exempt investments and loans as a percentage of average assets were 6.0%, 7.2% and 9.0% in 2005, 2004 and 2003, respectively. Tax-exempt income as a percentage of income before tax was 12.9%, 12.2% and 17.7% in 2005, 2004 and 2003, respectively. See Note 14 of Notes to Consolidated Financial Statements for further information on income taxes.

Financial Condition
Balance Sheet Summary
Juniata functions as a financial intermediary and, as such, its financial condition is best analyzed in terms of changes in its uses and sources of funds, and is most meaningful when analyzed in terms of changes in daily average balances. The table below sets forth average daily balances for the last three years and the dollar change and percentage change for the past two years.
Table 1
Changes in Uses and Sources of Funds
(Dollars in thousands)

	2006			2005			2004
	Average	Increase(Decrease)		Average	Increase(Decrease)		Average
	Balance	Amount	%	Balance	Amount	%	Balance
Funding Uses:
Loans:
Commercial	$87,243	$1,956	2.3%	$85,287	$4,847	6.0%	$80,440
Tax-exempt loans	4,500	(281)	(5.9)	4,781	402	9.2	4,379
Mortgage	138,423	3,566	2.6	134,857	11,244	9.1	123,613
Consumer	73,822	8,420	12.9	65,402	5,915	9.9	59,487
Securities	54,198	(2,768)	(4.9)	56,966	(5,046)	(8.1)	62,012
Tax-exempt securities	19,027	(773)	(3.9)	19,800	(3,942)	(16.6)	23,742
Interest bearing deposits	5,730	(690)	(10.7)	6,420	851	15.3	5,569
Federal funds sold	324	(4,355)	(93.1)	4,679	746	19.0	3,933

Total interest earning assets	383,267	5,075	1.3	378,192	15,017	4.1	363,175
Investment in unconsolidated subsidiary	880	880	—	—	—	—	—
Goodwill and intangible assets	780	780	—	—	—	—	—
Non-interest earning assets	32,377	751	2.4	31,626	(273)	(0.9)	31,899
Unrealized gains (losses) on securities	(495)	(359)	264.0	(136)	(1,532)	(109.7)	1,396
Less: Allowance for loan losses	(2,761)	215	(7.2)	(2,976)	(60)	2.1	(2,916)

Total uses	$414,048	$7,342	1.8%	$406,706	$13,152	3.3%	$393,554

Funding Sources:
Interest bearing demand deposits	$77,570	$13,452	21.0%	$64,118	$1,624	2.6%	$62,494
Savings deposits	40,031	(4,607)	(10.3)	44,638	(350)	(0.8)	44,988
Time deposits under $100,000	154,307	8,871	6.1	145,436	160	0.1	145,276
Time deposits over $100,000	32,976	(7,203)	(17.9)	40,179	3,748	10.3	36,431
Repurchase agreements	5,528	(88)	(1.6)	5,616	4,243	309.0	1,373
Short-term borrowings	5,404	5,025	1,325.9	379	239	170.7	140
Long-term debt	3,014	(1,986)	(39.7)	5,000	2,987	148.4	2,013
Other interest bearing liabilities	876	106	13.8	770	93	13.7	677

Total interest bearing liabilities	319,706	13,570	4.4	306,136	12,744	4.3	293,392
Demand deposits	41,587	(5,621)	(11.9)	47,208	1,806	4.0	45,402
Other liabilities	5,252	293	5.9	4,959	(1,025)	(17.1)	5,984
Shareholders’ equity	47,503	(900)	(1.9)	48,403	(373)	(0.8)	48,776

Total sources	$414,048	$7,342	1.8%	$406,706	$13,152	3.3%	$393,554

Overall, total assets increased by $7,342,000, or 1.8% on average, for the year 2006 compared to 2005, following an increase of $13,152,000, or 3.3% in 2005 over average assets in 2004. The ratio of average earning assets to total assets has remained close to 93% in each of the last two years, while the ratio of average interest-bearing liabilities to total assets increased from 75% in 2005 to 77% in 2006. During the first three quarters of 2006, the Company relied heavily on short-term borrowings and high-balance, non-core time deposits to fund loan demand. In the fourth quarter of 2006, the Company completed two acquisitions. With the purchase of a branch office, the Company acquired loans of $3,810,000, assumed deposits of $20,090,000 and added $2,495,000 of intangible assets (including goodwill) to the balance sheet. This purchase increased average balances for the Company in 2006 by approximately $1,000,000, $5,000,000 and $620,000 for loans, deposits and non-earning assets, respectively. Net cash received from the branch acquisition of approximately $13,000,000 was used to acquire an interest of 39.16% of another financial institution and to repay all short and long-term borrowings. More detailed discussion of Juniata’s earning assets and interest bearing liabilities will follow in sections titled “Loans”, “Investments”, “Deposits” and “Market Risk”.
Loans
Loans outstanding at the end of each year consisted of the following (in thousands):

	December 31,
	2006	2005	2004	2003	2002
Commercial, financial and agricultural	$23,341	$21,661	$23,301	$25,885	$26,815
Real estate — commercial	29,492	27,588	25,068	20,614	22,528
Real estate — construction	29,489	28,323	24,968	14,324	10,174
Real estate — mortgage	132,572	135,992	132,243	119,678	117,019
Home equity	9,596	10,083	8,766	7,548	7,962
Obligations of states and political subdivisions	5,129	4,827	4,294	4,577	2,378
Personal	76,791	70,703	63,218	64,593	61,176
Unearned interest	(592)	(1,114)	(2,110)	(4,439)	(9,824)

Total	$305,818	$298,063	$279,748	$252,780	$238,228

From year-end 2005 to year-end 2006, total loans outstanding, net of unearned interest, increased by $7,755,000, following an increase of $18,315,000 in 2005 when compared to year-end 2004. The following table summarizes how the ending balances (in thousands) changed annually in each of the last three years.

	2006	2005	2004

Beginning balance	$298,063	$279,748	$252,780

New loans, net of repayments	4,916	18,569	27,125
Loans acquired in branch purchase	3,810	—	—
Loans charged off	(307)	(279)	(175)
Loans transferred to other real estate owned and other adjustments to carrying value	(664)	25	18

Net change	7,755	18,315	26,968

Ending balance	$305,818	$298,063	$279,748

The loan portfolio was comprised of approximately 72% consumer loans and 28% commercial loans (including construction) on December 31, 2006 and 2005. The highest loan concentration by activity type was car dealerships, followed by property development and the trucking industry, each accounting for less than 2.5% of the portfolio. Management believes that these small concentrations pose no significant risk. See Note 5 of Notes to Consolidated Financial Statements.
As can be seen in Table 1, all broad categories of loans, with the exception of tax-exempt loans, increased on average in 2006, with the greatest increase, 12.9%, in consumer loans. Management believes that while stringent credit standards are in place, steady loan growth year after year is due to the responsiveness and personal attention given to customers, which sets the Bank apart from its competition. Nearly all commercial loans and most residential mortgage loans are either variable or adjustable rate contracts, while other consumer loans have fixed rates for the duration of the loan. Juniata’s lending strategy stresses quality growth, diversified by product. A standardized credit policy is in place throughout the Company, and a special credit committee of the Board of Directors reviews and approves all loan requests for amounts that exceed management’s approval level. The Company makes credit judgments based on a customer’s existing debt obligations, ability to pay and general economic trends.
Juniata strives to offer fair, competitive rates and to provide optimal service in order to continue the growth pattern established in past years. Continued emphasis will be placed upon attracting the entire customer relationship of our borrowers.
The loan portfolio carries the potential risk of past due, non-performing or, ultimately, charged-off loans. The Bank attempts to manage this risk through credit approval standards and aggressive monitoring and collection efforts. Where prudent, the Bank generally secures commercial loans with collateral consisting of real and/or tangible personal property.
The allowance for loan losses has been established in order to absorb probable losses on existing loans. An annual provision or credit is recorded to earnings to maintain the allowance at adequate levels. Charge-offs and recoveries are recorded as an adjustment to the allowance. The allowance for loan losses at December 31, 2006 was 0.84% of total loans, net of unearned interest, as compared to 0.93% of total loans, net of unearned interest, at the end of 2005. The allowance decreased $191,000 when compared to December 31, 2005. Net charge-offs for 2006 and 2005 were 0.09% of average loans. Most of this decrease was the result of the charge-off of a large commercial account of $150,000.
At December 31, 2006, non-performing loans (as defined in Table 2), as a percentage of the allowance for loan losses, were 56.5% as compared to 81.0% at December 31, 2005. Of the $1,454,000 of non-performing loans at December 31, 2006, $884,000 was collateralized with real estate, $568,000 with other assets and $2,000 were unsecured.
Non-performing loans were 0.48% of loans as of December 31, 2006, and 0.75% of loans as of December 31, 2005. The decrease in nonperforming loans in 2006 was primarily due to a 70% reduction in past due loans. Additionally, principal reduction of a large commercial loan relationship in nonaccrual status, through guarantor payments and a partial charge-off, decreased the outstanding nonaccrual loans. The required allowance associated with this commercial credit was established based upon an in-depth analysis of the exposure of the Bank. The loans are secured by collateral, which has been estimated at the net realizable value.
Table 2
Non-Performing Loans

	December 31,
	2006	2005	2004	2003	2002
			(In thousands)
Nonaccrual loans	$1,240	$1,515	$—	$—	$219
Accruing loans past due 90 days or more	214	724	365	584	544
Restructured loans	—	—	—	—	—

Total non-performing loans	$1,454	$2,239	$365	$584	$763

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

Allowance for Loan Losses
The amount of allowance for loan losses is determined through a critical quantitative analysis performed by management that includes significant assumptions and estimates. It is maintained at a level deemed sufficient to absorb probable estimated losses within the loan portfolio, and supported by detailed documentation. Critical to this analysis is any change in observable trends that may be occurring, to assess potential credit weaknesses.
Management systematically monitors the loan portfolio and the adequacy of the allowance for loan losses on a quarterly basis to provide for probable losses inherent in the portfolio. The Bank’s methodology for maintaining the allowance is highly structured and consists of several key elements:
•	Historical trends: Historical net charge-offs are computed as a percentage of average loans, by loan type. This percentage is applied to the ending period balance of the loan type to determine the amount to be included in the allowance to cover charge-off probability;

•	Individual loan performance: Management identifies a list of high-risk loans which are individually assigned a risk rating grade because the loan has not performed according to payment terms and there is reason to believe that repayment of the loan principal, in whole or part, is unlikely. The specific portion of the allowance for these loans is the total amount of potential unconfirmed losses for these individual loans;

•	General economic environment: Current economic factors and business trends relative to specific types of loans are assessed. Juniata’s lending is concentrated within central Pennsylvania and, accordingly, the loan portfolio quality is dependent upon localized economic factors such as: unemployment rates, commercial real estate vacancy rates, consumer delinquency trends and residential housing appreciation rates. Generally, the local unemployment rate consistently slightly exceeds the national and state statistics. Additionally, some of the larger employers in the local market area are experiencing some financial stress that has resulted in loss of jobs in the last two years. Fuel cost escalation has put profit pressure on trucking firms and increased cost of employer-provided medical insurance has added to the profit pressures of employers in general; and

•	Other relevant factors: Certain specific risks inherent in the loan portfolio are identified and examined to determine if an additional allowance is warranted and, if so, management assigns a percentage to the loan category. Such factors consist of:
o	Credit concentration: Juniata’s loans are classified in pre-defined groups. Any group’s total that exceeds 25% of the Bank’s total capital is considered to be a credit concentration and as such, is determined to have an additional level of associated risk;

o	Changes in loan volumes;

o	Changes in experience, ability and depth of management; and

o	External factors, such as competition and legal and regulatory requirements.
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
A summary of the transactions in the allowance for loan losses for the last five years (in thousands) is shown below. The Bank recorded charge-offs of $150,000 in each of the years 2006 and 2005 for a commercial loan that is subject to bankruptcy liquidation:

	Years ended December 31,
	2006	2005	2004	2003	2002
Balance of allowance — beginning of period	$2,763	$2,989	$2,820	$2,731	$2,526
Loans charged off:
Commercial, financial and agricultural	159	171	43	78	54
Real estate — commercial	—	—	—	—	—
Real estate — construction	—	30	—	—	—
Real estate — mortgage	19	3	10	50	44
Personal	129	75	122	107	109

Total charge-offs	307	279	175	235	207

Recoveries of loans previously charged off:
Commercial, financial and agricultural	5	6	1	2	5
Real estate — commercial	—	—	—	—	102
Real estate — construction	—	5	—	—	—
Real estate — mortgage	—	—	2	1	1
Personal	25	14	15	17	4

Total recoveries	30	25	18	20	112

Net charge-offs	277	254	157	215	95
Provision for loan losses	54	28	326	304	300
Branch acquisition loan loss reserve	32	—	—	—	—

Balance of allowance — end of period	$2,572	$2,763	$2,989	$2,820	$2,731

Ratio of net charge-offs during period to average loans outstanding	0.09%	0.09%	0.06%	0.09%	0.04%

The following tables show how the allowance for loan losses is allocated among the various types of outstanding loans and the percent of loans by type to total loans.

	Allocation of the Allowance for Loan Losses (in thousands)
	2006	2005	2004	2003	2002

Commercial	$864	$956	$1,087	$1,055	$1,057
Real estate	1,011	1,112	602	548	561
Consumer	697	695	1,002	963	853
Unallocated	—	—	298	254	260

Total allowance for loan losses	$2,572	$2,763	$2,989	$2,820	$2,731

	Percent of Loan Type to Total Loans
	2006	2005	2004	2003	2002

Commercial	9.3%	8.9%	9.9%	12.1%	12.3%
Real estate	65.8%	67.8%	68.3%	64.1%	66.1%
Consumer	24.9%	23.3%	21.8%	23.8%	21.6%

	100.0%	100.0%	100.0%	100.0%	100.0%

Investments
Total investments, defined to include all interest earning assets except loans (i.e. investment securities available for sale (at market value), investment securities held to maturity, federal funds sold, interest bearing deposits, Federal Home Loan Bank stock and other interest-earning assets) totaled $66,921,000 on December 31, 2006, representing a decrease of $10,353,000 when compared to year-end 2005. The following table summarizes how the ending balances (in thousands) changed annually in each of the last three years.

	2006	2005	2004

Beginning balance	$77,274	$88,224	$103,923

Purchases of investment securities	19,281	17,073	16,746
Sales and maturities of investment securities	(30,871)	(21,696)	(37,807)
Adjustment in market value of AFS securities	414	(1,044)	(1,244)
Amortization/Accretion	(133)	(209)	(228)
Federal Home Loan Bank stock, net change	(280)	27	222
Federal funds sold, net change	1,200	(3,900)	3,900
Interest bearing deposits with others, net change	36	(1,201)	2,712

Net change	(10,353)	(10,950)	(15,699)

Ending balance	$66,921	$77,274	$88,224

On average, investments decreased by $8,586,000, or 9.8%, during 2006, after decreasing by $7,391,000, or 7.8%, during 2005. The decrease in both years was directly related to the need to use cash proceeds from the maturities and sales of investments to fund loans, since deposit growth (exclusive of deposits assumed with the branch purchase) did not keep pace with the loan demand. If loan demand again exceeds deposit growth in 2007, alternative funding sources may be needed.
The investment area is managed according to internally established guidelines and quality standards. Juniata segregates its investment securities portfolio into two classifications: those held to maturity and those available for sale. Juniata classifies all new marketable investment securities as available for sale, and currently holds few securities in the held to maturity classification. At December 31, 2006, the market value of the entire securities portfolio was less than amortized cost by $197,000 as compared to December 31, 2005 when market value was lower than amortized cost by $649,000. The weighted average maturity of the investment portfolio was 2 years and 8 months as of December 31, 2006 as compared to 2 years and 2 months at the end of 2005. The weighted average maturity has remained short in order to achieve a desired level of liquidity. Table 4, Maturity Distribution, in this Management’s Discussion and Analysis of Financial Condition shows the remaining maturity or earliest possible repricing for investment securities. The following table sets forth the maturities of securities (in thousands) at December 31, 2006 and the weighted average yields of such securities by contractual maturities or call dates. Yields on obligations of states and public subdivisions are presented on a tax-equivalent basis.

Securities

	December 31, 2006
		Weighted
	Carrying	Average
Type and maturity	Value	Yield
U.S. Treasury securities and obligations of U.S. Government agencies and corporations
Within one year	$22,713	3.46%
After one year but within five years	13,211	4.68%
After five years but within ten years	1,001	5.35%
After ten years	—

	36,925	3.95%
Obligations of state and political subdivisions
Within one year	7,199	6.33%
After one year but within five years	4,526	4.52%
After five years but within ten years	4,541	4.68%
After ten years	—

	16,266	5.37%

Mortgage-backed securities
Within one year	—
After one year but within five years	895	4.40%
After five years but within ten years	3,014	5.34%
After ten years	573	5.52%

	4,482	5.18%

Equity securities	1,210

	$58,883

Deferred Taxes
The Company accounts for income taxes under the asset/liability method. Deferred tax assets and liabilities are recognized for the future consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, as well as operating loss and tax credit carry forwards, if applicable. A valuation allowance is established against deferred tax assets when in the judgment of management, it is more likely than not that such deferred tax assets will not become realizable. Management has determined that there was no need for a valuation allowance for deferred taxes as of December 31, 2006 and 2005. As of December 31, 2006 and 2005, the Company recorded a net deferred tax asset of $2,378,000 and $2,251,000, respectively, which was carried as a non-interest earning asset. The increase of $127,000 was primarily the result of the minimum pension liability in 2006 increasing the deferred tax asset by $375,000, offset by the effect of the increase in market value of investment securities available for sale, which decreased the deferred tax asset by $141,000. The remainder of the difference was due to the various other changes in gross temporary tax differences. See Note 14 of Notes to Consolidated Financial Statements.
Goodwill and Intangible Assets
In the third quarter of 2006 the Company completed its acquisition of a branch office in Richfield, PA. Completing this purchase was in line with a strategic goal of the Company to expand its base into contiguous market areas within rural Pennsylvania. Included in the purchase price of the branch was goodwill and core deposit intangible with carrying values of $2,046,000 and $434,000, respectively, as of December 31, 2006. The core deposit intangible will be amortized over a ten-year period on a straight-line basis. The goodwill will not be amortized, but will be measured annually for impairment.

Investment in Unconsolidated Subsidiary
In the third quarter of 2006, the Company invested in The First National Bank of Liverpool (FNBL), Liverpool, PA, by purchasing 39.16% of its outstanding common stock. This investment is accounted for under the equity method of accounting, and was carried at $2,892,000 as of December 31, 2006, of which $1,883,000 represents the underlying equity in net assets of FNBL. The difference between the investment carrying amount and the amount of the underlying equity, $1,009,000, is considered to be goodwill and will be evaluated quarterly for impairment. Any loss in value of the investment that is other than a temporary decline will be recognized. Evidence of a loss in value might include, but would not necessarily be limited to, absence of an ability to recover the carrying amount of the investment or inability of FNBL to sustain an earnings capacity that would justify the carrying amount of the investment. In connection with this investment, two representatives of Juniata serve on the Board of Directors of FNBL.
Other Non-Interest Earning Assets
Other non-interest earning assets on average increased $751,000, or 2.4%, in 2006, after a decrease of $273,000, or 0.9%, in 2005. The following table summarizes the components of the non-interest earning asset category, and how the ending balances (in thousands) changed annually in each of the last three years. The increase in premises and equipment of $331,000 was due primarily to the branch acquisition in the third quarter of 2006. The decrease in premises and equipment of $591,000 in 2005 was primarily the result of the reclassification to “other assets” of an office building no longer being used as a branch office of the Bank. The primary reason for the change in “Other receivables and prepaid expenses” was due to recording a receivable of $1,000,000 for the proceeds of a matured investment security as of December 31, 2006.

	2006	2005	2004

Beginning balance	$38,228	$32,091	$34,213
Cash and due from banks	103	5,640	(2,769)
Premises and equipment, net	331	(591)	47
Other real estate owned	133	(111)	(19)
Bank-owned life insurance	370	183	864
Other receivables and prepaid expenses	1,227	1,016	(245)

Net change	2,164	6,137	(2,122)

Ending balance	$40,392	$38,228	$32,091

Deposits
For the year 2006, total deposits increased $11,702,000. From year-end 2004 to year-end 2005, total deposits increased by $10,825,000. The following table summarizes how the ending balances (in thousands) changed annually in each of the last three years.

	2006		2005	2004

Beginning balance	$343,467		$332,642	$332,984

		Acquired in
	Other	branch
	changes	purchase

Demand deposits	(4,457)	1,245	(1,418)	5,259
Interest bearing demand deposits	3,469	3,195	10,480	(6,795)
Savings deposits	(8,855)	1,369	64	1,323
Time deposits, $100,000 and greater	(3,975)	2,376	1,384	3,801
Time deposits, other	5,430	11,905	315	(3,930)

Net change	(8,388)	20,090	10,825	(342)

Ending balance	$355,169		$343,467	$332,642

The following table shows (in thousands of dollars) the comparison of average core deposits and average time deposits as a percentage of total deposits for each of the last three years.
Changes in Deposits
(Dollars in thousands)

	2006			2005			2004
	Average	Increase (Decrease)		Average	Increase (Decrease)		Average
	Balance	Amount	%	Balance	Amount	%	Balance
Interest bearing demand deposits	$77,570	$13,452	21.0%	$64,118	$1,624	2.6%	$62,494
Savings deposits	40,031	(4,607)	(10.3)	44,638	(350)	(0.8)	44,988
Demand deposits	41,587	(5,621)	(11.9)	47,208	1,806	4.0	45,402

Total core (transaction) accounts	159,188	3,224	2.1	155,964	3,080	2.0	152,884

Time deposits, $100,000 and greater	32,976	(7,203)	(17.9)	40,179	3,748	10.3	36,431
Time deposits, other	154,307	8,871	6.1	145,436	160	0.1	145,276

Total time deposits	187,283	1,668	0.9	185,615	3,908	2.2	181,707

Total deposits	$346,471	$4,892	1.4%	$341,579	$6,988	2.1%	$334,591

Average deposits increased $4,892,000 or 1.4%, to $346,471,000 in 2006 as compared to an increase in 2005 of $6,988,000, or 2.1%, to $341,579,000. Exclusive of the deposits assumed in the branch acquisition, average deposits would have remained at approximately the same levels as 2005. It is important to note that there was a decrease of $7,203,000 in average balances of time deposits of $100,000 or greater. These higher-costing, more volatile deposits are used as funding vehicles when core deposit growth is not sufficient to support the demand for loans, and when the time deposit rates are favorable to borrowing rates. When maintaining these types of non-core deposits becomes unprofitable (when these deposits result in excess funding, and rates needed to maintain these deposits exceed the rate the Company earns on the excess funds), they are no longer used. We may seek to make prudent acquisitions in an attempt to gain core deposit market share, as competitive pressures in the sustained flat-to-inverted yield curve environment have made it difficult to achieve profitable growth otherwise.
In the past several years, the banking industry in general has experienced limited deposit growth because of competition in the marketplace from many sources, including the Internet, as well as mutual funds and other investment options that directly compete with traditional banking products. In keeping with our desire to provide our customers a full array of financial services “within our own walls,” we supplement the services traditionally offered by our Trust Department by staffing our community offices with alternative investment consultants that are licensed and trained to sell variable and fixed rate annuities, mutual funds, stock brokerage services and long-term care insurance. Although the sale of these products can reduce the Bank’s deposit levels, we have been rewarded with satisfied customers and increases in non-interest fee income. Fee income from the sale of alternative investments (primarily annuities and mutual funds) was $513,000 in 2006, an increase of $87,000, or 20%, over 2005. In 2005, the increase in this category of fee income was 20% over levels earned in 2004, as well.
We believe that our customers still value the safety of insured deposits and local familiarity that the Bank continues to offer; these factors are the primary considerations for the majority of our customers. During 2005, as rates rose through the year, we saw time depositors lock in rates for specific terms, and growth, on average, was $3,908,000, with most of the increase in the higher-rate jumbo (over $100,000) time deposits. Core transaction accounts grew as well in 2005, but by only $3,080,000, on average. In 2006, as rates increased, customers continued to invest in time deposits and reduce holdings in lower-yielding core accounts. In particular, traditional statement savings account balances declined substantially. As the differences in savings rates and time deposit rates became significant, many savings depositors decided to transfer their balances to higher-yielding time deposit or money market transaction accounts.

The consumer still has a need for transaction accounts, and the Bank is continuing to focus on that need in order to build deposit relationships. Our newer products are geared toward low-cost convenience and ease for the customer. The Company’s strategy is to aggressively seek to grow customer relationships by increasing the number of services per household, resulting in attracting more of the deposit (and loan) market share. Additionally, in 2007 we plan to offer enhanced services to appeal to business clients in order to grow that type of relationship as well.
Other Interest Bearing Liabilities
As mentioned in the discussion concerning deposits, the need to supplement deposits to provide cash to meet loan demand was significant during 2005 and most of 2006. Juniata’s average balances for all borrowings increased by 180% in 2005 over 2004 and then by 26% in 2006 over 2005.
Changes in Borrowings
(Dollars in thousands)

	2006			2005			2004
	Average	Increase (Decrease)		Average	Increase (Decrease)		Average
	Balance	Amount	%	Balance	Amount	%	Balance
Repurchase agreements	$5,528	$(88)	(1.6)%	$5,616	$4,243	309.0%	$1,373
Short-term borrowings	5,404	5,025	1,325.9	379	239	170.7	140
Long-term debt	3,014	(1,986)	(39.7)	5,000	2,987	148.4	2,013
Other interest bearing liabilities	876	106	13.8	770	93	13.7	677

	$14,822	$3,057	26.0%	$11,765	$7,562	179.9%	$4,203

Pension Plans
The Company provides pension benefits to substantially all of its employees through its noncontributory pension plan. To participate in the plan, an employee must reach the age of 21 and work 1,000 hours per year. Benefits are provided based upon an employee’s years of service and compensation. FAS No. 87 gives guidance on the allowable pension expense that is recognized in any given year. Management must make subjective assumptions relating to amounts and rates that are inherently uncertain. Please refer to Note 18 of Notes to Consolidated Financial Statements.
Stockholders’ Equity
Total stockholders’ equity increased by $667,000 in 2006, an increase of 1.4%, while net income increased by 9.5%. The modest increase in stockholders’ equity in comparison to net income resulted from stock repurchases and a relatively high dividend payout. Management’s goal was to increase return on average equity, through a systematic Board-approved stock repurchase program. In addition to the success in repurchasing over 58,000 shares during the year, the dividend payout ratio was 59%. Return on average equity increased by 11.7%, to 10.53%, in 2006 from 9.43% in 2005. The following table summarizes how the components of equity (in thousands) changed annually in each of the last three years.

	2006	2005	2004

Beginning balance	$47,119	$50,153	$50,483
Net income	5,002	4,566	5,829
Dividends	(2,957)	(5,046)	(4,879)
Stock-based compensation	39	—	—
Repurchase of stock, net of re-issuance	(1,013)	(1,446)	(222)
Net change in unrealized security gains (losses)	274	(804)	(1,058)
Net change in minimum pension liability	(678)	(304)	—

Net change	667	(3,034)	(330)

Ending balance	$47,786	$47,119	$50,153

On average, stockholders’ equity in 2006 was $47,503,000, as compared to $48,403,000 in 2005. At December 31, 2006, Juniata held 287,892 shares of stock in treasury at a cost of $5,652,000 as compared to 242,434 in 2005 at a cost of $4,596,000. These increases are a result of the stock repurchase program in effect during 2005 and 2006 (see Note 15 of Notes to Consolidated Financial Statements).
The Company periodically repurchases shares of its common stock under the share repurchase program approved by the Board of Directors. In the fourth quarter of 2005, the Board updated the share repurchase program, authorizing management to buy back up to an additional 200,000 shares of its common stock. Repurchases have typically been through open market transactions and have complied with all regulatory restrictions on the timing and amount of such repurchases. Shares repurchased have been added to treasury stock and accounted for at cost. These shares are periodically reissued for stock option exercises, employee stock purchase plan purchases and to fulfill dividend reinvestment program needs. As of December 31, 2006, 58,082 shares had been repurchased in conjunction with this program. Remaining shares authorized in the program were 142,666 as of December 31, 2006.
In 2006, Juniata increased its regular dividend by 8.2%, to $0.66 per common share. Per share common regular dividends in prior years were $0.61 and $0.57 in 2005 and 2004, respectively. Additionally, special dividends of $0.50 were paid to shareholders in 2005 and in 2004, increasing the total dividend to $1.11 and $1.07, respectively. (See Note 15 of Notes to Consolidated Financial Statements regarding restrictions on dividends from the Bank to the Company.) In January 2007, the Board of Directors declared a dividend of $0.17 per share for the first quarter of 2007 to stockholders of record on February 15, 2007, payable on March 1, 2007.
Juniata’s book value per share at December 31, 2006 was $10.72, as compared to $10.46 and $11.00 at December 31, 2005 and 2004, respectively. Juniata’s average equity to assets ratio for 2006, 2005 and 2004 was 11.47%, 11.90% and 12.39%, respectively. Refer also to the Capital Risk section in the Asset / Liability management discussion that follows.
Asset / Liability Management Objectives
Management believes that optimal performance is achieved by maintaining overall risks at a low level. Therefore, the objective of asset/liability management is to control risk and produce consistent, high quality earnings independent of changing interest rates. The Company has identified five major risk areas discussed below:
•	Liquidity Risk

•	Capital Risk

•	Market / Interest Rate Risk

•	Investment Portfolio Risk

•	Economic Risk

Liquidity Risk
Through liquidity risk management we seek to maintain our ability to readily meet commitments to fund loans, purchase assets and other securities and repay deposits and other liabilities. This area also includes the ability to manage unplanned changes in funding sources and recognize and address changes in market conditions that affect the quality of liquid assets. Juniata has developed a methodology for assessing its liquidity risk through an analysis of its primary and total liquidity sources. Three types of liquidity sources are (1) asset liquidity, (2) liability liquidity and (3) off-balance sheet liquidity.
Asset liquidity refers to assets which we are quickly able to convert into cash, consisting of cash, federal funds sold and securities. Short-term liquid assets generally consist of federal funds sold and securities maturing over the next twelve months. The quality of our short-term liquidity is very good: as federal funds are unimpaired by market risk and as bonds approach maturity, they get closer to par value. Liquid assets tend to be expensive to hold when there is not an immediate use for such funds, since normally these assets generate income at a lower rate than loans or other longer-term investments.
Liability liquidity refers to funding obtained through deposits. Juniata’s ability to attract deposits depends primarily on several factors including sales effort, competitive interest rates and other conditions that help maintain consumer confidence in the stability of the financial institution. Large certificates of deposit, public funds and brokered deposits are all acceptable means of generating and providing funding. The largest challenge associated with liability liquidity is cost. If the cost is favorable or fits the overall cost structure of the Bank, then these sources have many benefits. They are readily available, come in large block size, have investor-defined maturities and are generally low maintenance.
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
“Available liquidity” encompasses all three sources of liquidity when determining liquidity adequacy. It results from the Bank’s access to short-term funding sources for immediate needs and long-term funding sources when the need is determined to be permanent. Management uses both on-balance sheet liquidity and off-balance sheet liquidity to manage its liquidity position. The Company’s liquidity strategy is to maintain an adequate volume of high quality liquidity instruments to facilitate customer liquidity demands. Management also maintains sufficient capital, which provides access to the liability and off-balance sheet sides of the balance sheet for funding. An active knowledge of debt funding sources is crucial to liquidity adequacy.
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
It is the Company’s policy to maintain both a primary liquidity ratio and a total liquidity ratio of at least 10% of total assets. The primary liquidity ratio equals liquid assets divided by total assets, where liquid assets equal the sum of cash and due from banks, federal funds sold, interest-bearing deposits with other banks and available for sale securities. Total liquidity is comprised of all components noted in primary liquidity plus securities classified as held-to-maturity. If either of these liquidity ratios falls below 10%, it is the Company’s policy to increase liquidity in a timely manner to achieve the required ratio.
It is the Company’s policy to maintain available liquidity at a minimum of 15% of total assets and contingency liquidity at a minimum of 20% of total assets.

Juniata is a member of the Federal Home Loan Bank (FHLB) of Pittsburgh, which provides short-term liquidity. The Bank uses this vehicle to satisfy temporary funding needs throughout the year, but had no overnight advances under this arrangement as of December 31, 2006.
The Bank’s maximum borrowing capacity with the Federal Home Loan Bank of Pittsburgh is $165,825,000, with no borrowings outstanding as of December 31, 2006. In order to borrow an amount in excess of $16,520,000, the FHLB would require the Bank to purchase additional Federal Home Loan Bank Stock. The Federal Home Loan Bank is a source of both short-term and long-term funding. The Bank must maintain sufficient qualifying collateral, as defined, to secure all outstanding advances. A long-term note payable to the Federal Home Loan Bank was repaid on its maturity date of August 9, 2006, but as of December 31, 2005 had a balance of $5,000,000 with a fixed rate of interest of 2.86%. It is not anticipated at this time that new long-term funding will be needed during 2007.
Juniata needs liquid resources available to fulfill contractual obligations that require future cash payments. The table below summarizes significant obligations to third parties, by type, that are fixed and determined at December 31, 2006.
Presented below are the significant contractual obligations of the Company as of December 31, 2006 (in thousands of dollars). Further discussion of the nature of each obligation is included in the referenced note to the consolidated financial statements.
Contractual Obligations

			Payments Due by Period
				One to	Three to	More than
	Note		One Year	Three	Five	Five
	Reference	Total	or Less	Years	Years	Years

Certificates of deposits	11	$200,937	$121,903	$51,850	$27,184	$—
Federal Funds borrowed and security repurchase agreements	12	6,112	6,112	—	—	—
Long-term debt	12	—	—	—	—	—
Operating lease obligations	13	422	99	134	127	62
Other long-term liabilities
Employee pension	18	3,487	271	616	675	1,925
3rd party data processor contract	22	714	204	408	102	—
Supplemental retirement and deferred compensation	18	4,671	466	936	821	2,448

		$216,343	$129,055	$53,944	$28,909	$4,435

Capital Risk
The Company maintains sufficient core capital to protect depositors and stockholders and to take advantage of business opportunities while ensuring that it has resources to absorb the risks inherent in the business. Federal banking regulators have established capital adequacy requirements for banks and bank holding companies based on risk factors, which assign more capital backing to assets with higher potential credit risk than assets with lower credit risk. All banks and bank holding companies are required to have a minimum of 4% of risk adjusted assets in Tier I capital and 8% of risk adjusted assets in Total capital (Tier I and Tier II capital). As of December 31, 2006 and 2005, Juniata’s Tier I capital ratio was 16.24% and 17.55%, respectively, and its Total capital ratio was 17.18% and 18.59%, respectively. Additionally, banking organizations must maintain a minimum Tier I capital to total average asset (leverage) ratio of 3%. This 3% leverage ratio is a minimum for the top-rated banking organizations without any supervisory, financial or operational weaknesses or deficiencies. Other banking organizations are required to maintain leverage capital ratios 100 to 200 basis points above the minimum depending on their financial condition. At December 31, 2006 and 2005, Juniata’s leverage ratio was 11.27% and 11.62%, respectively, against a required leverage ratio of 4% (see Note 15 of Notes to the Consolidated Financial Statements).
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
The committee operates under management policies defining guidelines and limits on the level of risk. These policies are monitored and approved by the Board of Directors. A simulation analysis is used to assess earnings and capital at risk from movements in interest rates. The model considers three major factors of (1) volume differences, (2) repricing differences, and (3) timing in its income simulation. As of December 31, 2006, the model disseminated data into appropriate repricing buckets, based upon the static position at that time. The interest-earning assets and interest-bearing liabilities were assigned a multiplier to simulate how much that particular balance sheet item would reprice when interest rates change. Finally, the estimated timing effect of rate changes is applied, and the net interest income effect is determined on a static basis (as if no other factors were present). As the table below indicates, based on rate shock simulations on a static basis, the Company would be exposed to a loss of income if interest rates rose. For example, net interest income at risk for a 100 basis point increase in rates as of December 31, 2006 was $46,000. The modeling process is continued by further estimating the impact that optionality may have in the changing-rate environment. In other words, when rates decrease, customers that have adjustable rate mortgages with floor features in their contracts may choose to re-finance their mortgage for a lower rate. Additionally, call features on securities in the investment portfolio may be exercised. Results from applying these estimates to the simulation model on December 31, 2006, indicate that there could be a negative impact on net interest income, if rates were to fall by 100 basis points, of $236,000 over a one-year period, offsetting the $46,000 favorable effect on a static basis, resulting in a net change of $190,000, or 1.20%, of net interest income. Juniata’s rate risk policies provide for maximum limits on net interest income that can be at risk for 100 through 200 basis point changes in interest rates.

Effect of Interest Rate Risk on Net Interest Income
(Dollars in thousands)

	Change in Net	Change in Net
	Interest Income	Interest Income
Change in	Due to Interest	Due to	Total Change in
Interest Rates	Rate Risk	Customer	Net Interest
(Basis Points)	(Static)	Options	Income
200	$(93)	$(3)	$(96)
100	(46)	(1)	(47)
0	—	—	—
-100	46	(236)	(190)
-200	93	(473)	(380)
Table 4, presented below, illustrates the maturity distribution of the Company’s interest-sensitive assets and liabilities as of December 31, 2006. Earliest repricing opportunities for variable and adjustable rate products, and scheduled maturities for fixed rate products have been placed in the appropriate column to compute the cumulative sensitivity ratio (ratio of interest-earning assets to interest-bearing liabilities). Through one year, the cumulative sensitivity ratio is 0.98, indicating a well-matched balance sheet, with a minor amount of risk when measured on a static basis.

Table 4
MATURITY DISTRIBUTION
AS OF DECEMBER 31, 2006
(In thousands)
Remaining Maturity / Earliest Possible Repricing

		Over Three	Over Six	Over One
	Three	Months But	Months But	Year But	Over
	Months	Within Six	Within One	Within Five	Five
	or Less	Months	Year	Years	Years	Total
Interest Earning Assets
Interest bearing deposits	$102	$—	$—	$5,660	$—	$5,762
Federal funds sold	1,200	—	—	—	—	1,200
Investment securities:
U.S. Treasury securities and obligations of U.S. Government agencies and corporations	6,473	5,887	10,353	13,211	1,001	36,925
Obligations of state and political subdivisions	2,790	2,448	1,961	4,526	4,541	16,266
Mortgage-backed securities	—	—	—	895	3,587	4,482
Stocks	—	—	—	—	1,210	1,210
Loans:
Commercial, financial, and agricultural	23,341	—	—	—	—	23,341
Real estate — commercial	29,492	—	—	—	—	29,492
Real estate — construction	29,489	—	—	—	—	29,489
Real estate — mortgage	11,002	9,186	33,241	47,700	31,443	132,572
Home equity	9,596	—	—	—	—	9,596
Personal (net of unearned discount)	9,218	2,785	12,290	19,944	31,962	76,199
Obligations of state and political subdivisions	669	672	1,339	2,449	—	5,129

Total Interest Earning Assets	123,372	20,978	59,184	94,385	73,744	371,663

Interest Bearing Liabilities
Demand deposits	49,623	752	3,007	10,526	11,278	75,186
Savings deposits	23,903	362	1,449	5,070	5,433	36,217
Certificates of deposit over $100,000	6,639	6,809	7,751	16,833	—	38,032
Time deposits	19,634	36,951	44,119	62,201	—	162,905
Securities sold under agreements to repurchase	6,112	—	—	—	—	6,112
Short-term borrowings	—	—	—	—	—	—
Long-term debt	—	—	—	—	—	—
Other interest bearing liabilities	927	—	—	—	—	927

Total Interest Bearing Liabilities	106,838	44,874	56,326	94,630	16,711	319,379

Gap	$16,534	$(23,896)	$2,858	$(245)	$57,033	$52,284

Cumulative Gap	$16,534	$(7,362)	$(4,504)	$(4,749)	$52,284

Cumulative sensitivity ratio	1.15	0.95	0.98	0.98	1.16

Commercial, financial and agricultural loans maturing after one year with:
Fixed interest rates				$—	$—	$—
Variable interest rates				—	—	—

Total				$—	$—	$—

Investment Portfolio Risk
Management considers its investment portfolio risk as the amount of appreciation or depreciation the investment portfolio will sustain when interest rates change. The securities portfolio will decline in value when interest rates rise and increase in value when interest rates decline. Securities with long maturities, excessive optionality (as a result of call features) and unusual indexes tend to produce the most market risk during interest rate movements. Rate shocks of plus and minus 100, 200 and 300 basis points were applied to the securities portfolio to determine how Tier 1 capital would be affected if the securities portfolio had to be liquidated and all gains and losses were recognized. The test revealed that, as of December 31, 2006, the risk-based capital ratio would remain adequate under these scenarios.
Economic Risk
Economic risk is the risk that the long-term, or underlying value of the Company will change if interest rates change. Economic value of equity (EVE) represents the present value of the balance sheet without regard to business continuity. Economic value of equity methodology requires us to calculate the present value of all interest bearing instruments. Generally banks are exposed to rising interest rates on an economic value of equity basis because of the inherent mismatch between longer duration assets compared to shorter duration liabilities. A plus and minus 200 basis point shock was applied, resulting in a minimal change to EVE, indicating a stable value.
Off-Balance Sheet Arrangements
The Company has numerous off-balance sheet loan obligations that exist in order to meet the financing needs of its customers. These financial instruments include commitments to extend credit, unused lines of credit and letters of credit. Because many commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. These instruments involve, to varying degrees, elements of credit and interest rate risk that are not recognized in the consolidated financial statements. The Company does not expect that these commitments will have an adverse effect on its liquidity position.
Exposure to credit loss in the event of non-performance by the other party to the financial instrument for commitments to extend credit and financial guarantees written is represented by the contractual notional amount of those instruments. The Company uses the same credit policies in making these commitments as it does for on-balance sheet instruments.
The Company had outstanding loan origination commitments aggregating $37,627,000 and $21,413,000 at December 31, 2006 and 2005, respectively. In addition, the Company had $10,975,000 and $29,043,000 outstanding in unused lines of credit commitments extended to its customers at December 31, 2006 and 2005, respectively.
Letters of credit are instruments issued by the Company that guarantee the beneficiary payment by the bank in the event of default by the Company’s customer in the non-performance of an obligation or service. Most letters of credit are extended for one-year periods. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Company holds collateral supporting those commitments for which collateral is deemed necessary. The amount of the liability as of December 31, 2006 and 2005 for guarantees under letters of credit issued is not material.
The maximum undiscounted exposure related to these commitments at December 31, 2006 was $859,000, and the approximate value of underlying collateral upon liquidation that would be expected to cover this maximum potential exposure was $2,825,000.
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
A bank’s performance is also affected during recessionary periods. In times of recession, a bank usually experiences a tightening on its earning assets and on its profits. A recession is usually an indicator of higher unemployment rates, which could mean an increase in the number of nonperforming loans because of continued layoffs and other deterioration of consumers’ financial condition.
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
A significant deficiency in internal control is a control deficiency or combination of control deficiencies, that adversely affects a company’s ability to initiate, authorize, record, process or report external financial data reliably in accordance with generally accepted accounting principles such that there is more than a remote likelihood that a more than inconsequential misstatement of the company’s annual or interim financial statements will not be prevented or detected in the normal course.
A material weakness in internal control is a significant deficiency or a combination of significant deficiencies, which results in there being more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected on a timely basis by management or employees in the normal course of performing their assigned functions.
In order to ensure that the Company’s internal control over financial reporting is effective, management regularly assesses such controls and did so most recently for its audited financial statements prepared as of December 31, 2006. Management retained the assistance of an outside provider of internal auditing service in its documentation, testing and evaluation of internal control over financial reporting. In assessing its internal controls, the Company followed the requirements of the Public Company Accounting Oversight Board (“PCAOB”) Auditing Standard No. 2. This assessment was based on criteria for effective internal control over financial reporting described in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”).
Based on its assessment, the Company’s management has concluded that, as of December 31, 2006, the Company’s internal control over financial reporting is effective.
The Company’s independent registered public accounting firm, Beard Miller Company LLP, has audited the financial statements of the Company as of December 31, 2006 and has issued an attestation report on management’s assessment of the Company’s internal control over financial reporting.
Francis J. Evanitsky, President and Chief Executive Officer
JoAnn N. McMinn, Chief Financial Officer

Report of Independent Registered Public Accounting Firm on Effectiveness of Internal Control over
Financial Reporting
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors and Stockholders
Juniata Valley Financial Corp.
Mifflintown, Pennsylvania
     We have audited management’s assessment, included in the accompanying Management’s Report on Internal Control over Financial Reporting, that Juniata Valley Financial Corp. and its wholly-owned subsidiary, The Juniata Valley Bank, (the “Company”) maintained effective internal control over financial reporting as of December 31, 2006, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”). The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management’s assessment and an opinion on the effectiveness of the Company’s internal control over financial reporting based on our audit.
     We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.
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
     In our opinion, management’s assessment that the Company, maintained effective internal control over financial reporting as of December 31, 2006, is fairly stated, in all material respects, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”). Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2006, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”).
     We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of Juniata Valley Financial Corp. and its wholly-owned subsidiary, The Juniata Valley Bank as of December 31, 2006 and 2005 and the related consolidated statements of income, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2006, and our report dated March 6, 2007 expressed an unqualified opinion.
Beard Miller Company LLP
Lancaster, Pennsylvania
March 6, 2007

Report of Independent Registered Public Accounting Firm on Consolidated Financial Statements
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors and Stockholders
Juniata Valley Financial Corp.
Mifflintown, Pennsylvania
     We have audited the accompanying consolidated balance sheets of Juniata Valley Financial Corp. and its wholly-owned subsidiary, The Juniata Valley Bank, (the “Company”) as of December 31, 2006 and 2005, and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2006. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
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
     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Juniata Valley Financial Corp. and its wholly-owned subsidiary, The Juniata Valley Bank, as of December 31, 2006 and 2005 and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2006 in conformity with accounting principles generally accepted in the United States of America.
     As discussed in Note 18 to the consolidated financial statements, the Company changed its method of accounting for Defined Benefit, Pension, and other post retirement plans in 2006.
     As discussed in Note 1 to the consolidated financial statements, the Company changed its method of accounting for share-based payments in 2006.
     We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of the Company’s internal control over financial reporting as of December 31, 2006, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”) and our report dated March 6, 2007 expressed an unqualified opinion on management’s assessment of internal control over financial reporting and an unqualified opinion on the effectiveness of internal control over financial reporting.
Beard Miller Company LLP
Lancaster, Pennsylvania
March 6, 2007

Juniata Valley Financial Corp. and Subsidiary
Consolidated Statements of Financial Condition
(in thousands, except share data)

	December 31,
	2006	2005
ASSETS
Cash and due from banks	$16,476	$16,373
Interest bearing deposits with banks	102	66
Federal funds sold	1,200	—

Cash and cash equivalents	17,778	16,439

Interest bearing time deposits with banks	5,660	5,660
Securities available for sale	56,383	66,699
Securities held to maturity, fair value of $2,480 and $3,436, respectively	2,500	3,493
Restricted investment in Federal Home Loan Bank (FHLB) stock	1,076	1,356
Investment in unconsolidated subsidiary	2,892	—

Total loans, net of unearned interest	305,818	298,063
Less: Allowance for loan losses	(2,572)	(2,763)

Total loans, net of allowance for loan losses	303,246	295,300

Premises and equipment, net	6,542	6,211
Bank owned life insurance and annuities	11,017	10,647
Core deposit intangible	434	—
Goodwill	2,046	—
Accrued interest receivable and other assets	6,357	4,997

Total assets	$415,931	$410,802

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Deposits:
Non-interest bearing	$42,829	$46,041
Interest bearing	312,340	297,426

Total deposits	355,169	343,467

Securities sold under agreements to repurchase	6,112	4,201
Short-term borrowings	—	5,600
Long-term debt	—	5,000
Other interest bearing liabilities	927	819
Accrued interest payable and other liabilities	5,937	4,596

Total liabilities	368,145	363,683

Stockholders’ Equity:
Preferred stock, no par value:
Authorized-500,000 shares, none issued
Common stock, par value $1.00 per share:
Authorized-20,000,000 shares
Issued-4,745,826 shares
Outstanding—
4,457,934 shares at December 31,2006;
4,503,392 shares at December 31,2005	4,746	4,746

Surplus	18,259	18,177
Retained earnings	31,531	29,486
Accumulated other comprehensive loss	(1,098)	(694)
Cost of common stock in Treasury:
287,892 shares at December 31,2006;
242,434 shares at December 31,2005	(5,652)	(4,596)

Total stockholders’ equity	47,786	47,119

Total liabilities and stockholders’ equity	$415,931	$410,802

See Notes to Consolidated Financial Statements

Juniata Valley Financial Corp. and Subsidiary
Consolidated Statements of Income
(in thousands, except share data)

	Years Ended December 31,
	2006	2005	2004
Interest income:
Loans, including fees	$21,768	$19,767	$18,642
Taxable securities	1,975	1,872	2,048
Tax-exempt securities	659	654	811
Other interest income	261	414	216

Total interest income	24,663	22,707	21,717

Interest expense:
Deposits	9,472	7,666	6,346
Securities sold under agreements to repurchase	246	167	24
Short-term borrowings	275	14	3
Long-term debt	88	148	54
Other interest bearing liabilities	30	20	11

Total interest expense	10,111	8,015	6,438

Net interest income	14,552	14,692	15,279
Provision for loan losses	54	28	326

Net interest income after provision for loan losses	14,498	14,664	14,953

Noninterest income:
Trust fees	435	374	452
Customer service fees	1,497	1,390	1,311
Earnings on bank owned life insurance and annuities	433	364	467
Commissions from sales of annuities and mutual funds	513	426	355
Income from unconsolidated subsidiary	80	—	—
Gain on sales of loans and other assets	63	20	11
Gain on sales of securities	181	175	358
Other noninterest income	628	574	491

Total noninterest income	3,830	3,323	3,445

Noninterest expense:
Employee compensation expense	4,593	4,285	4,194
Employee benefits	1,471	1,472	1,381
Employee severance expense	—	284	—
Occupancy	804	821	805
Equipment	620	592	573
Data processing expense	1,204	1,224	1,147
Director compensation	465	476	485
Professional fees	378	788	343
Taxes, other than income	505	519	514
Intangible amortization	15	—	—
Other noninterest expense	1,190	1,219	1,158

Total noninterest expense	11,245	11,680	10,600

Income before income taxes	7,083	6,307	7,798
Provision for income taxes	2,081	1,741	1,969

Net income	$5,002	$4,566	$5,829

Earnings per share
Basic	$1.12	$1.00	$1.28
Diluted	$1.11	$1.00	$1.27
Cash dividends declared per share	$0.66	$1.11	$1.07
Weighted average basic shares outstanding	4,480,245	4,550,483	4,559,168
Weighted average diluted shares outstanding	4,492,552	4,568,098	4,571,510
See Notes to Consolidated Financial Statements

Juniata Valley Financial Corp. and Subsidiary
Consolidated Statements of Stockholders’ Equity
(in thousands, except share data)

	Years Ended December 31, 2006, 2005 and 2004
	Number				Accumulated
	of				Other		Total
	Shares	Common		Retained	Comprehensive	Treasury	Stockholders’
	Outstanding	Stock	Surplus	Earnings	(Loss) Income	Stock	Equity

Balance at December 31, 2003	2,284,703	$2,373	$20,231	$29,016	$1,472	$(2,609)	$50,483
Comprehensive income:
Net income				5,829			5,829
Change in unrealized gains on securities available for sale, net of reclassification adjustment and tax effects					(1,058)		(1,058)

Total comprehensive income							4,771
Cash dividends at $1.07 per share				(4,879)			(4,879)
Purchase of treasury stock, at cost	(24,445)					(960)	(960)
Treasury stock issued for dividend reinvestment plan	14,697		160			421	581
Treasury stock issued for stock option and stock purchase plans	5,674		(5)			162	157

Balance at December 31, 2004	2,280,629	2,373	20,386	29,966	414	(2,986)	50,153

Comprehensive income:
Net income				4,566			4,566
Change in unrealized gains (losses) on securities available for sale, net of reclassification adjustment and tax effects					(804)		(804)
Minimum pension liability, net of tax effects					(304)		(304)

Total comprehensive income							3,458
Cash dividends at $1.11 per share				(5,046)			(5,046)
Purchase of treasury stock, at cost	(62,907)					(2,242)	(2,242)
Treasury stock issued for dividend reinvestment plan	20,434		171			480	651
Treasury stock issued for stock option and stock purchase plans	5,464		(7)			152	145
Stock issued pursuant to 2 for 1 stock split effective October 31, 2005	2,259,772	2,373	(2,373)				—

Balance at December 31, 2005	4,503,392	4,746	18,177	29,486	(694)	(4,596)	47,119

Comprehensive income:
Net income				5,002			5,002
Change in unrealized losses on securities available for sale, net of reclassifica- tion adjustment and tax effects					274		274
Minimum pension liability, net of tax effects					85		85

Total comprehensive income							5,361
Cumulative effect of change in accounting for pension and other post-retirement benefits, net of tax of $393					(763)		(763)
Cash dividends at $0.66 per share				(2,957)			(2,957)
Stock-based compensation expense			39				39
Purchase of treasury stock, at cost	(58,082)					(1,302)	(1,302)
Treasury stock issued for dividend reinvestment plan	8,147		37			159	196
Treasury stock issued for stock option and stock purchase plans	4,477		6			87	93

Balance at December 31, 2006	4,457,934	$4,746	$18,259	$31,531	$(1,098)	$(5,652)	$47,786

See Notes to Consolidated Financial Statements

Juniata Valley Financial Corp. and Subsidiary
Consolidated Statements of Cash Flows
( in thousands)

	Years Ended December 31,
	2006	2005	2004
Operating activities:
Net income	$5,002	$4,566	$5,829
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	54	28	326
Provision for depreciation	594	590	560
Net amortization of securities premiums	133	209	228
Amortization of core deposit intangible	15	—	—
Net realized gains on sales of securities	(181)	(175)	(358)
Earnings on bank owned life insurance and annuities	(433)	(364)	(467)
Deferred income tax expense (credit)	40	(134)	93
Income from equity investment in unconsolidated subsidiary	(80)	—	—
Stock-based compensation expense	39	—	—
(Increase) decrease in accrued interest receivable and other assets	(80)	372	170
Increase (decrease) in accrued interest payable and other liabilities	258	76	(66)

Net cash provided by operating activities	5,361	5,168	6,315
Investing activities:
Purchases of:
Securities available for sale	(14,181)	(12,673)	(15,451)
Securities held to maturity	(5,100)	(4,400)	(1,295)
FHLB stock	(827)	(896)	(863)
Premises and equipment	(786)	(255)	(607)
Bank owned life insurance and annuities	(106)	(63)	—
Investment in unconsolidated subsidiary	(2,812)	—	—
Proceeds from:
Sales of securities available for sale	364	414	3,405
Maturities of and principal repayments on:
Securities available for sale	24,588	15,882	22,583
Securities held to maturity	5,100	5,400	11,819
Redemption of FHLB stock	1,107	869	641
Bank owned life insurance and annuities	169	244	148
Sale of other real estate owned	624	—	—
Net decrease (increase) in interest bearing time deposits	—	1,100	(2,670)
Net cash received from branch acquisition	13,801	—	—
Net increase in loans receivable	(4,916)	(18,569)	(27,125)

Net cash provided by (used in) investing activities	17,025	(12,947)	(9,415)
Financing activities:
Net (decrease) increase in deposits	(8,388)	10,825	(342)
Net (decrease) increase in short-term borrowings and securities sold under agreements to repurchase	(3,689)	5,085	4,716
Long-term debt (repayment) advances	(5,000)	—	5,000
Cash dividends	(2,957)	(5,046)	(4,879)
Purchase of treasury stock	(1,302)	(2,242)	(960)
Treasury stock issued for dividend reinvestment and employee stock purchase plans	289	796	738

Net cash (used in) provided by financing activities	(21,047)	9,418	4,273

Net increase in cash and cash equivalents	1,339	1,639	1,173
Cash and cash equivalents at beginning of period	16,439	14,800	13,627

Cash and cash equivalents at end of period	$17,778	$16,439	$14,800

Supplemental information:
Interest paid	$9,858	$7,861	$6,441
Income taxes paid	1,930	1,851	1,956
Supplemental schedule of noncash investing and financing activities:
Transfer of loans to other real estate owned	$757	$—	$—
Transfer of fixed asset to other assets	—	256	—
See Notes to Consolidated Financial Statements

JUNIATA VALLEY FINANCIAL CORP. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004
Nature Of Operations
Juniata Valley Financial Corp. is a bank holding company operating in central Pennsylvania, for the purpose of delivering financial services within its local market. Through its wholly-owned banking subsidiary, The Juniata Valley Bank (the “Bank”), Juniata Valley Financial Corp. (“Juniata” or the “Company”) provides retail and commercial banking and other financial services through 12 branch locations located in Juniata, Mifflin, Perry and Huntingdon counties. Additionally, in Mifflin and Centre counties, the Company maintains two offices for loan production and alternative investment sales. Each of the Company’s lines of business are part of the same reporting segment, whose operating results are regularly reviewed and managed by a centralized executive management group. The Bank provides a full range of banking services including on-line banking, an automatic teller machine network, checking accounts, NOW accounts, savings accounts, money market accounts, fixed rate certificates of deposit, club accounts, secured and unsecured commercial and consumer loans, construction and mortgage loans, safe deposit facilities, credit loans with overdraft checking protection and student loans. The Bank also provides a variety of trust services. The Company has contracted with a broker-dealer to allow the offering of annuities, mutual funds, stock and bond brokerage services, long-term care insurance and sophisticated life products to its local market. Most of the Company’s commercial customers are small and mid-sized businesses operating in the Bank’s local service area. The Bank operates under a state bank charter and is subject to regulation by the Pennsylvania Department of Banking and the Federal Deposit Insurance Corporation. The bank holding company (parent company) is subject to regulation of the Federal Reserve Bank of Philadelphia.
1. Summary of Significant Accounting Policies
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
Use of estimates
The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, the valuation of deferred tax assets, core deposit intangible and goodwill valuation and determination of the pension liability position.
Basis of presentation
Certain amounts previously reported have been reclassified to conform to the financial statement presentation for 2006. The reclassification had no effect on net income. Except for shares outstanding in the Consolidated Statement of Stockholders’ Equity, all share and related price and dividend amounts presented herein have been restated to reflect the two-for-one stock split that occurred on October 31, 2005.

Significant group concentrations of credit risk
Most of the Company’s activities are with customers located within the Juniata Valley region. Note 4 discusses the types of securities in which the Company invests. Note 5 discusses the types of lending in which the Company engages.
As of December 31, 2006, there were no concentrations of credit to any particular industry equaling 10% or more of total outstanding loans. The Bank’s business activities are geographically concentrated in the counties of Juniata, Mifflin, Perry, Huntingdon, Centre, Franklin and Snyder, Pennsylvania. The Bank has a diversified loan portfolio; however, a substantial portion of its debtors’ ability to honor their obligations is dependent upon the economy in central Pennsylvania.
Cash and cash equivalents
For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, interest bearing demand deposits with banks and federal funds sold. Generally, federal funds are sold for one-day periods.
Interest bearing time deposits with banks
Interest-bearing time deposits with banks consist of certificates of deposits in other banks with maturities within one year to five years.
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
The Company’s policy requires quarterly reviews of impaired securities. This review includes analyzing the length of time and the extent to which the fair value has been less than cost; the financial condition and near-term prospects of the issuer, including any specific events which may influence the operations of the issuer and the intent and ability of the Company to hold its investment for a period of time sufficient to allow for any anticipated recovery in market value. Declines in fair value of impaired securities below their cost that are deemed to be other-than-temporary are reflected in earnings as realized losses.
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
Loans are considered for charge-off when:
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
Other real estate owned
Assets acquired in settlement of mortgage loan indebtedness are recorded as other real estate owned (OREO) and are included in other assets at fair value less estimated costs to sell. Costs to maintain the assets and subsequent gains and losses attributable to their disposal are included in other income and other expenses as realized. No depreciation or amortization expense is recognized. At December 31, 2006 and 2005, the carrying value of other real estate owned was $157,000 and $24,000, respectively.
Business combinations
Business combinations are accounted for under the purchase method of accounting. Under the purchase method, assets and liabilities of the business acquired are recorded at their estimated fair values as of the date of the acquisition with any excess of the cost of the acquisition over the fair value of the net tangible and intangible assets acquired recorded as goodwill. Results of operations of the acquired business are included in the consolidated statement of income from the date of acquisition.
Goodwill and other intangible assets
Goodwill represents the excess of the cost of an acquisition over the fair value of the net assets acquired. Other intangible assets represent purchased assets that also lack physical substance but can be separately distinguished from goodwill because of contractual or other legal rights or because the asset is capable of being sold or exchanged either on its own or in combination with a related contract, asset or liability. It is the Company’s policy that goodwill be tested at least annually for impairment.
Intangible assets with finite lives include core deposits. Core deposit intangible assets are subject to impairment testing whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. Core deposit intangibles are amortized over a period of time that represents their expected life using a method of amortization that reflects the pattern of economic benefit.
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

Trust assets and revenues
Assets held in a fiduciary capacity are not assets of the Bank or the Bank’s Trust Department and are, therefore, not included in the consolidated financial statements. Trust revenues are recorded on the accrual basis.
Bank owned life insurance and annuities
The cash surrender value of bank owned life insurance and annuities is carried as an asset and changes in cash surrender value are recorded as non-interest income. (See Note 7).
Income taxes
Juniata Valley Financial Corp. and its subsidiary file a consolidated federal income tax return. The provision for income taxes is based upon the results of operations, adjusted principally for tax-exempt income. Certain items of income or expense are reported in different periods for financial reporting and tax return purposes. The tax effects of these temporary differences are recognized currently in the deferred income tax provision or benefit.
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
Advertising
The Company follows the policy of charging costs of advertising to expense as incurred. Advertising expenses were $198,000, $257,000 and $150,000 in 2006, 2005 and 2004, respectively.
Off-balance sheet financial instruments
In the ordinary course of business, the Bank has entered into off-balance sheet financial instruments consisting of commitments to extend credit and letters of credit. Such financial instruments are recorded on the consolidated balance sheet when they are funded.
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
Stock-based compensation
The Company has a stock-based employee compensation plan. Prior to January 1, 2006, the Company accounted for this plan under the recognition and measurement provisions of APB Opinion No. 25, “Accounting for Stock Issued to Employees”, and related Interpretations, as permitted by FASB Statement No. 123, “Accounting for Stock-Based Compensation”. No stock-based employee compensation cost was recognized in the Consolidated Statements of Income for the periods reported prior to January 1, 2006, as all options granted under this plan had an exercise price equal to the market value of the underlying common stock on the date of grant. Effective January 1, 2006, the

Company adopted the fair value recognition provisions of FASB Statement No. 123(R), “Share-Based Payment”, using the modified-prospective-transition method. Under that transition method, compensation cost recognized in 2006 includes: (a) compensation cost for all share-based payments granted prior to, but not yet vested as of January 1, 2006, based on the grant date fair value estimated in accordance with the original provisions of Statement 123, and (b) compensation cost for all share-based payments granted subsequent to January 1, 2006, based on the grant-date fair value estimated in accordance with the provisions of Statement 123(R). Results for prior periods have not been restated.
As a result of adopting Statement 123(R) on January 1, 2006, the Company’s income before taxes and net income for the year ended December 31, 2006 are $39,000 lower than if it had continued to account for share-based compensation under Opinion 25. Basic and diluted earnings per share for the year ended December 31, 2006 would have been $1.13 and $1.12 if the Company had not adopted Statement 123(R), an increase of $0.01 for both basic and diluted earnings per share.
Prior to the adoption of Statement 123(R), the Company presented all tax benefits of deductions resulting from the exercise of stock options as operating cash flows in the Consolidated Statements of Cash Flows. Statement 123(R) requires the cash flows resulting from the tax benefits resulting from tax deductions in excess of the compensation cost recognized for the options (excess tax benefits) to be classified as financing cash flows. There were no such tax benefits in 2006.
The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of Statement 123 to options granted under the Company’s stock option plan in prior periods presented. For purposes of this pro forma disclosure, the value of the options is estimated using a Black-Scholes option-pricing formula and amortized to expense over the options’ vesting periods (in thousands, except per share data).

	2005	2004
Net income, as reported	$4,566	$5,829
Total stock-based employee compensation expense (net of tax) determined under fair value based method for all awards	(21)	(23)

Pro forma net income	$4,545	$5,806

Basic earnings per share
As reported	$1.00	$1.28
Pro forma	1.00	1.27

Diluted earnings per share
As reported	$1.00	$1.27
Pro forma	1.00	1.26
These computations were derived using the Black-Scholes option-pricing model. The following weighted average assumptions were used to value options granted in current and prior periods presented.

	2006		2005		2004
Expected life of options	7	years	7	years	7	years
Risk-free interest rate		4.74%		4.40%		4.19%
Expected volatility		20.50%		21.13%		20.02%
Expected dividend yield		2.99%		3.20%		5.10%
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
Segment reporting
The Company acts as an independent community financial services provider, and offers traditional banking and related financial services to individual, business and government customers. Through its branch and automated teller machine network, the Company offers a full array of commercial and retail financial services, including the taking of time, savings and demand deposits; the making of commercial, consumer and mortgage loans; trust services and the providing of other financial services.
Management does not separately allocate expenses, including the cost of funding loan demand, between the commercial, retail and trust operations of the Company. As such, discrete financial information is not available and segment reporting would not be meaningful.

2. Recent Accounting Pronouncements
In February 2006, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“FAS”) No. 155, Accounting for Certain Hybrid Instruments, as an amendment of FAS Statements No. 133 and 140. FAS No. 155 allows financial instruments that have embedded derivatives to be accounted for as a whole (eliminating the need to bifurcate the derivative from its host) if the holder elects to account for the whole instrument on a fair value basis. This statement is effective for all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006. The adoption of this standard is not expected to have a material effect on the Company’s consolidated results of operations or financial position.
In March 2006, the FASB issued FAS No. 156, Accounting for Servicing of Financial Assets. This Statement, which is an amendment to FAS No. 140, will simplify the accounting for servicing assets and liabilities, such as those common with mortgage securitization activities. Specifically, FAS No. 156 addresses the recognition and measurement of separately recognized servicing assets and liabilities and provides an approach to simplify efforts to obtain hedge-like (offset) accounting. FAS No. 156 also clarifies when an obligation to service financial assets should be separately recognized as a servicing asset or a servicing liability, requires that a separately recognized servicing asset or servicing liability be initially measured at fair value, if practicable, and permits an entity with a separately recognized servicing asset or servicing liability to choose either the amortization or fair value methods for subsequent measurement. The provisions of FAS No. 156 are effective as of the beginning of the first fiscal year that begins after September 15, 2006. The adoption of this standard is not expected to have a material effect on the Company’s consolidated results of operations or financial position.
In June 2006, the FASB issued FAS Interpretation No. 48 (“FIN 48”), Accounting for Uncertainty in Income Taxes. FIN 48 is an interpretation of FAS No. 109, Accounting for Income Taxes, and it seeks to reduce the diversity in practice associated with certain aspects of measurement and recognition in accounting for income taxes. In addition, FIN No. 48 requires expanded disclosure with respect to the uncertainty in income taxes and is effective for fiscal years beginning after December 15, 2006. The adoption of this standard is not expected to have a material effect on the Company’s consolidated results of operations or financial position.
In September 2006, the FASB issued FAS Statement No. 157, Fair Value Measurements, which defines fair value, establishes a framework for measuring fair value under GAAP, and expands disclosures about fair value measurements. FAS Statement No. 157 applies to other accounting pronouncements that require or permit fair value measurements. The new guidance is effective for financial statements issued for fiscal years beginning after November 15, 2007, and for interim periods within those fiscal years. The Company is currently evaluating the impact the adoption of the standard will have on the Company’s consolidated results of operations and financial position.
In June 2006, the Emerging Issues Task Force (EITF) released Issue No. 06-4, “Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements” (EITF 06-4). This EITF consensus opinion was ratified by the FASB on September 20, 2006. EITF 06-4 requires employers who have entered into a split-dollar life insurance arrangement with an employee that extends to post-retirement periods, to recognize a liability and related compensation costs in accordance with FAS No. 106, Accounting for Post Retirement Benefit Obligations or Accounting Principles Board Opinion No. 12, “Omnibus Opinion.” The effective date of EITF No. 06-4 is for fiscal years beginning after December 15, 2007, and the opinion may be adopted through either a cumulative effect adjustment to retained earnings at the beginning of the year of adoption, or through retrospective application to prior periods. The Company has split-dollar life insurance arrangements and is currently evaluating the impact the adoption of the standard will have on the Company’s consolidated results of operations and financial position.

In September 2006, the FASB reached consensus on the guidance provided by Emerging Issues Task Force Issue 06-5 (“EITF 06-5”), Accounting for Purchases of Life Insurance—Determining the Amount That Could Be Realized in Accordance with FASB Technical Bulletin No. 85-4, Accounting for Purchases of Life Insurance. EITF 06-5 states that a policyholder should consider any additional amounts included in the contractual terms of the insurance policy other than the cash surrender value in determining the amount that could be realized under the insurance contract. EITF 06-5 also states that a policyholder should determine the amount that could be realized under the life insurance contract assuming the surrender of an individual-life by individual-life policy (or certificate by certificate in a group policy). EITF 06-5 is effective for fiscal years beginning after December 15, 2006. The adoption of this standard is not expected to have a material effect on the Company’s consolidated results of operations or financial position.
In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities-Including an amendment of FASB Statement No. 115.” SFAS No. 159 permits entities to choose to measure many financial instruments and certain other items at fair value. Unrealized gains and losses on items for which the fair value option has been elected will be recognized in earnings at each subsequent reporting date. SFAS No. 159 is effective for our Company January 1, 2008. The Company is currently evaluating the impact that the adoption of FAS No. 159 will have on the Company’s consolidated results of operations and financial condition.
3. Restrictions on Cash and Due From Banks
The Company’s banking subsidiary is required to maintain cash reserve balances with the Federal Reserve Bank. The total required reserve balances were $1,030,000 and $1,132,000 as of December 31, 2006 and 2005, respectively.

4. Securities (in thousands)
The amortized cost and fair value of securities as of December 31, 2006 and 2005, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because the securities may be called or prepaid with or without prepayment penalties.
Securities Available for Sale

	December 31, 2006
			Gross	Gross
	Amortized	Fair	Unrealized	Unrealized
Type and maturity	Cost	Value	Gains	Losses
U.S. Treasury securities and obligations of U.S. Government agencies and corporations
Within one year	$20,403	$20,213	$—	$(190)
After one year but within five years	13,305	13,211	36	(130)
After five years but within ten years	1,000	1,001	1	—

	34,708	34,425	37	(320)
Obligations of state and political subdivisions
Within one year	7,192	7,199	10	(3)
After one year but within five years	4,590	4,526	—	(64)
After five years but within ten years	4,552	4,541	1	(12)

	16,334	16,266	11	(79)

Mortgage-backed securities	4,531	4,482	8	(57)
Equity securities	987	1,210	223	—

Total	$56,560	$56,383	$279	$(456)

Securities Held to Maturity

			Gross	Gross
	Amortized	Fair	Unrealized	Unrealized
Type and maturity	Cost	Value	Gains	Losses
U.S. Treasury securities and obligations of U.S. Government agencies and corporations
Within one year	$2,500	$2,480	$—	$(20)

Securities Available for Sale

	December 31, 2005
			Gross	Gross
	Amortized	Fair	Unrealized	Unrealized
Type and maturity	Cost	Value	Gains	Losses
U.S. Treasury securities and obligations of U.S. Government agencies and corporations
Within one year	$20,049	$19,827	$1	$(223)
After one year but within five years	27,735	27,207	6	(534)

	47,784	47,034	7	(757)
Obligations of state and political subdivisions
Within one year	3,532	3,542	10	—
After one year but within five years	11,152	11,132	41	(61)
After five years but within ten years	100	100	—	—

	14,784	14,774	51	(61)

Mortgage-backed securities	3,687	3,603	9	(93)
Equity securities	1,036	1,288	257	(5)

Total	$67,291	$66,699	$324	$(916)

Securities Held to Maturity

			Gross	Gross
	Amortized	Fair	Unrealized	Unrealized
Type and maturity	Cost	Value	Gains	Losses
U.S. Treasury securities and obligations of U.S. Government agencies and corporations
Within one year	$992	$992	$—	$—
After one year but within five years	2,501	2,444	—	(57)

Total	$3,493	$3,436	$—	$(57)

Certain obligations of the U.S. Government and state and political subdivisions are pledged to secure public deposits, securities sold under agreements to repurchase and for other purposes as required or permitted by law. The fair value of the pledged assets amounted to $38,760,000, $34,806,000 and $32,458,000 at December 31, 2006, 2005 and 2004, respectively.
In addition to cash received from the scheduled maturities of securities, some investment securities available for sale are sold at current market values during the course of normal operations. Following is a summary of proceeds received from all investment securities transactions, and the resulting realized gains and losses (in thousands):

	Years Ended December 31,
	2006	2005	2004
Gross proceeds from sales of securities	$364	$414	$3,405
Securities available for sale:
Gross realized gains	$172	$175	$358
Gross realized losses	—	—	—
Gross gains from business combinations	9	—	—

In accordance with the disclosure requirements of EITF 03-01, the following table shows gross unrealized losses and fair value, aggregated by category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2006 (in thousands):

	Less Than 12 Months		12 Months or More		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses	Value	Losses
U.S. Treasury securities and obligations of U.S. Government agencies and corporations	$2,498	$(2)	$27,988	$(338)	$30,486	$(340)
Obligations of state and political subdivisions	7,910	(18)	4,243	(61)	12,153	(79)
Mortgage-backed securities	37	(1)	1,955	(56)	1,992	(57)

Debt securities	10,445	(21)	34,186	(455)	44,631	(476)

Total temporarily impaired securities	$10,445	$(21)	$34,186	$(455)	$44,631	$(476)

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
There are 18 investments that have had unrealized losses for less than 12 months. These securities have maturity dates ranging from February 2007 to December 2013. The unrealized loss position for each security ranges from .01% to 0.58% of the securities amortized cost as of December 31, 2006. A total of 46 investments have had unrealized losses for 12 months or longer as of December 31, 2006. These securities have maturity dates ranging from February 2007 to March 2015. The unrealized loss position for each security ranges from 0.25% to 4.16% of the securities amortized cost as of December 31, 2006.
The following table shows gross unrealized losses and fair value, aggregated by category and length of time that individual securities had been in a continuous unrealized loss position, at December 31, 2005 (in thousands):

	Less Than 12 Months		12 Months or More		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses	Value	Losses
U.S. Treasury securities and obligations of U.S. Government agencies and corporations	$17,034	$(109)	$31,019	$(705)	$48,053	$(814)
Obligations of state and political subdivisions	4,279	(61)	—	—	4,279	(61)
Mortgage-backed securities	491	(8)	2,308	(85)	2,799	(93)

Debt securities	21,804	(178)	33,327	(790)	55,131	(968)

Equity securities	91	(5)	—	—	91	(5)

Total temporarily impaired securities	$21,895	$(183)	$33,327	$(790)	$55,222	$(973)

5. LOANS
Loans outstanding at the end of each year consisted of the following (in thousands):

	December 31,
	2006	2005
Commercial, financial and agricultural	$23,341	$21,661
Real estate — commercial	29,492	27,588
Real estate — construction	29,489	28,323
Real estate — mortgage	132,572	135,992
Home equity	9,596	10,083
Obligations of states and political subdivisions	5,129	4,827
Personal	76,791	70,703
Unearned interest	(592)	(1,114)

Total	$305,818	$298,063

The recorded investment in non-performing loans as of each year end follows (in thousands):

	December 31,
	2006	2005
Nonaccrual loans	$1,240	$1,515
Accruing loans past due 90 days or more	214	724
Restructured loans	—	—

Total non-performing loans	$1,454	$2,239

Interest income not recorded on nonaccrual loans was $44,000, $64,000 and none in 2006, 2005 and 2004, respectively .
The aggregate amount of demand deposits that have been reclassified as loan balances at December 31, 2006 and 2005 are $62,000 and $46,000, respectively.
Pledged Loans
The Bank must maintain sufficient qualifying collateral with the Federal Home Loan Bank (FHLB), in order to secure all loans and credit products. Therefore, a Master Collateral Agreement has been entered into which pledges all mortgage related assets as collateral for future borrowings. Mortgage related assets could include loans or investments. As of December 31, 2006, the amount of loans included in qualifying collateral was $135,016,000, for a collateral value of $111,656,000.

6. Allowance For Loan Losses
To provide for the risk of loss inherent in the process of extending credit, the Bank maintains an allowance for loan losses and for lending-related commitments.
A summary of the transactions in the allowance for loan losses for the last three years (in thousands) is shown below. The Bank recorded a charge-off of $150,000 in each of the years 2006 and 2005 for a commercial loan which is subject to bankruptcy liquidation:

	Years ended December 31,
	2006	2005	2004
Balance of allowance — beginning of period	$2,763	$2,989	$2,820
Loans charged off:
Commercial, financial and agricultural	159	171	43
Real estate — commercial	—	—	—
Real estate — construction	—	30	—
Real estate — mortgage	19	3	10
Personal	129	75	122

Total charge-offs	307	279	175

Recoveries of loans previously charged off:
Commercial, financial and agricultural	5	6	1
Real estate — commercial	—	—	—
Real estate — construction	—	5	—
Real estate — mortgage	—	—	2
Personal	25	14	15

Total recoveries	30	25	18

Net charge-offs	277	254	157
Provision for loan losses	54	28	326
Branch acquisition loan loss reserve	32	—	—

Balance of allowance — end of period	$2,572	$2,763	$2,989

Ratio of net charge-offs during period to average loans outstanding	0.09%	0.09%	0.06%

The Bank has certain loans in its portfolio that are considered to be impaired in accordance with FAS No. 114 as amended by FAS No. 118. It is the policy of the Company to recognize income on impaired loans that have been transferred to nonaccrual status on a cash basis, only to the extent that it exceeds principal balance recovery. Until an impaired loan is placed on nonaccrual status, income is recognized on the accrual basis. Following is a summary of impaired loan data as of the date of each balance sheet presented (in thousands).

	December 31,
	2006	2005
Impaired loans:
Recorded investment at period end	$1,331	$1,419
Impaired loan balance for which:
There is a related allowance	568	1,419
There is no related allowance	763	—
Related allowance on impaired loans	120	250

	Years ended December 31,
	2006	2005	2004
Average recorded investment in impaired loans	$1,628	$2,041	$2,026
Interest income recognized (on a cash basis)	45	58	121

7. Bank Owned Life Insurance and Annuities
The Company holds bank-owned life insurance (BOLI), deferred annuities and payout annuities with a combined cash value of $11,017,000 and $10,647,000 at December 31, 2006 and 2005, respectively. As annuitants retire, the deferred annuities are converted to payout annuities to create payment streams that match certain post-retirement liabilities. The cash surrender value on the BOLI and annuities increased by $370,000, $364,000 and $467,000 in 2006, 2005 and 2004, respectively, from earnings recorded as non-interest income and from premium payments, net of cash payments received. Payments from the annuities in 2006 were $79,000. During 2006, the Bank received $90,000 as a result of a return of cash, which reduced the carrying value of BOLI. Additionally in 2006, premiums of $106,000 were paid. The contracts are owned by the Bank in various insurance companies. The credit rate on the policies varies annually based on the insurance company’s investment portfolio returns in their general fund and market conditions. Cash value of BOLI at the end of each year consisted of the following (in thousands):

	December 31,
	2006	2005
Life insurance	$10,515	$10,150
Deferred annuities	204	184
Payout Annuities	298	313

	$11,017	$10,647

8. Premises And Equipment
Premises and equipment consist of the following (in thousands):

	December 31,
	2006	2005
Land	$864	$640
Buildings and improvements	7,099	6,679
Furniture, computer software and equipment	4,463	4,215

	12,426	11,534
Less: accumulated depreciation	(5,884)	(5,323)

	$6,542	$6,211

Depreciation expense on premises and equipment charged to operations was $594,000 in 2006, $590,000 in 2005 and $560,000 in 2004.

9. Acquisition
On September 8, 2006, the Company completed its acquisition of a branch office in Richfield, PA. The acquisition included real estate, deposits and loans. The assets and liabilities of the acquired business were recorded on the consolidated balance sheet at their estimated fair values as of September 8, 2006, and their results of operations have been included in the consolidated statement of income since such date.
Included in the purchase price of the branch was goodwill and core deposit intangible of $2,046,000 and $449,000, respectively. The core deposit intangible will be amortized over a ten-year period on a straight line basis. The goodwill will not be amortized, but will be measured annually for impairment. Core deposit intangible amortization expense of $15,000 was recorded in 2006. Intangible amortization expense projected for the succeeding five years beginning in 2007 is estimated to be $45,000 per year and $209,000 in total for years after 2011.
The following table summarizes the estimated fair value (in thousands) of the net liabilities assumed:

Assets:
Cash	$261
Premises and equipment	139
Loans	3,810
Core deposit intangible	449
Goodwill	2,046
Other assets	9

Total assets	6,714

Liabilities:
Deposits	20,090
Other liabilities	164

Total liabilities	20,254

Net liabilities assumed	$13,540

The estimated fair values of the assets and liabilities, including identifiable intangible assets, are preliminary and subject to refinement. Any subsequent adjustments to the fair values of assets and liabilities acquired, identifiable intangible assets or other purchase accounting adjustments will result in adjustments to goodwill within the first 12 months following the date of acquisition.
10. Investment in Unconsolidated Subsidiary
On September 1, 2006, the Company invested in The First National Bank of Liverpool (FNBL), Liverpool, PA, by purchasing 39.16% of its outstanding common stock. This investment is accounted for under the equity method of accounting, as defined in Accounting Principles Board Opinion No. 18. The investment is being carried at $2,892,000 as of December 31, 2006, of which $1,883,000 represents the underlying equity in net assets of FNBL. The difference between the investment carrying amount and the amount of the underlying equity, $1,009,000, is considered to be goodwill and will be evaluated quarterly for impairment. A loss in value of the investment which is other than a temporary decline will be recognized. Evidence of a loss in value might include, but would not necessarily be limited to, absence of an ability to recover the carrying amount of the investment or inability of FNBL to sustain an earnings capacity which would justify the carrying amount of the investment.

11. Deposits
Deposits consist of the following (in thousands):

	December 31,
	2006	2005
Demand, non-interest bearing	$42,829	$46,041
NOW and Money Market	75,186	68,522
Savings	36,217	43,703
Time deposits, $100,000 or more	38,032	39,631
Other time deposits	162,905	145,570

	$355,169	$343,467

Aggregate amount of scheduled maturities of time deposits as of December 31, 2006 include the following (in thousands):

	Time Deposits
Maturing in:	$100,000 or more	Other
2007	$21,199	$100,704
2008	6,714	28,973
2009	3,615	12,548
2010	6,051	16,078
2011	453	4,602

	$38,032	$162,905

12. Borrowings
Borrowings consist of the following (dollars in thousands):

	December 31, 2006		December 31, 2005		For the year 2006
						Average
	Outstanding		Outstanding		Average	Weighted
	Balance	Rate	Balance	Rate	Balance	Rate

Securities sold under agreements to repurchase	$6,112	4.54%	$4,201	3.60%	$5,528	4.45%
Short-term borrowings - Federal Home Loan Bank overnight advances	—		5,600	4.25%	5,404	5.09%
Long-term debt - Note payable to Federal Home Loan Bank	—		5,000	2.86%	3,014	2.86%

	$6,112	4.54%	$14,801	3.60%	$13,946	4.35%

There were no short-term borrowings outstanding on December 31, 2004.
The maximum month-end balance of short-term borrowings during 2006 was $11,670,000.
The Bank has repurchase agreements with several of its depositors, under which customers’ funds are invested daily into an interest bearing account. These funds are carried by the Company as short-term debt. It is the Company’s policy to have repurchase agreements collateralized 100% by U.S. Government securities. As of December 31, 2006, the securities that serve as collateral for securities sold under agreements to repurchase had a fair value of $9,500,000. The interest rate paid on these funds is variable and subject to change daily.
The Bank has entered into an agreement whereby it can borrow up to $10,000,000 from the Federal Home Loan Bank. There were no borrowings under this agreement as of December 31, 2006. The agreement expires in March 2007.
The Bank’s maximum borrowing capacity with the Federal Home Loan Bank of Pittsburgh is $165,825,000, with no outstanding balance as of December 31, 2006. In order to borrow an amount in excess of $21,520,000, the FHLB would require the Bank to purchase additional Federal Home Loan Bank Stock. The Federal Home Loan Bank is a source of both short-term and long-term funding. The Bank must maintain sufficient qualifying collateral, as defined, to secure all outstanding advances. A long-term note payable to the Federal Home Loan Bank was outstanding as of December 31, 2005, but matured and was repaid August 9, 2006. While the loan was outstanding, it carried a fixed rate of interest of 2.86%.

13. Operating Lease Obligations
The Company has entered into a number of arrangements that are classified as operating leases. The operating leases are for several branch and office locations. The majority of the branch and office location leases are renewable at the Company’s option. Future minimum lease commitments are based on current rental payments. Rental expense charged to operations, including license fees for branch offices, was $94,000, $94,000 and $75,000 in 2006, 2005 and 2004, respectively.
The following is a summary of future minimum rental payments for the next five years required under operating leases that have initial or remaining noncancellable lease terms in excess of one year as of December 31, 2006 (in thousands):

Years ending December 31,
2007	$99
2008	67
2009	67
2010	67
2011	60
2012 and beyond	62

Total minimum payments required	$422

14. Income Taxes
The components of income tax expense for the three years ended December 31, 2006 were (in thousands):

	2006	2005	2004
Current tax expense	$2,041	$1,875	$1,876
Deferred tax (credit) expense	40	(134)	93

Total tax expense	$2,081	$1,741	$1,969

Income tax expense related to realized securities gains was $62,000 in 2006, $60,000 in 2005 and $122,000 in 2004.
A reconciliation of the statutory income tax expense computed at 34% to the income tax expense included in the consolidated statements of income follows (in thousands):

	Years Ended December 31,
	2006	2005	2004
Income before income taxes	$7,083	$6,307	$7,798
Effective tax rate	34.0%	34.0%	34.0%

Federal tax at statutory rate	2,408	2,144	2,651
Tax-exempt interest	(233)	(242)	(293)
Net earnings on BOLI	(123)	(124)	(168)
Life insurance proceeds	—	(21)	—
Stock-based compensation	13	—	—
Other permanent differences	16	(16)	(221)

Total tax expense	$2,081	$1,741	$1,969

Effective tax rate	29.4%	27.6%	25.3%
Deductible temporary differences and taxable temporary differences gave rise to a net deferred tax asset for the Company as of December 31, 2006 and 2005. The components giving rise to the net deferred tax asset are detailed below (in thousands):

	December 31,
	2006	2005
Deferred Tax Assets
Allowance for loan losses	$748	$813
Deferred directors’ compensation	711	713
Employee and director benefits	697	663
Qualified pension liability	455	80
Accrued employee severance	32	64
Unrealized losses on securities available for sale	60	201
Other	38	30

Total deferred tax assets	2,741	2,564

Deferred Tax Liabilities
Depreciation	(231)	(252)
Equity income from unconsolidated subsidiary	(27)	—
Prepaid expense	(105)	(61)

Total deferred tax liabilities	(363)	(313)

Net deferred tax asset included in other assets	$2,378	$2,251

The Company has concluded that the deferred tax assets are realizable (on a more likely than not basis) through the combination of future reversals of existing taxable temporary differences, certain tax planning strategies and expected future taxable income.

15. Stockholders’ Equity and Regulatory Matters
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
The Company has a dividend reinvestment and stock purchase plan. Under this plan, additional shares of Juniata Valley Financial Corp. stock may be purchased at the prevailing market prices with reinvested dividends and voluntary cash payments. To the extent that shares are not available in the open market, the Company has reserved common stock to be issued under the plan. As of October 2005, any adjustment in capitalization of the Company resulted in a proportionate adjustment to the reserve for this plan. At December 31, 2006, 141,887 shares were available for issuance under the Dividend Reinvestment Plan.
In the fourth quarter of 2005 the Board declared a two-for-one stock split, effective October 31, 2005. As a result of the split, 2,372,913 common shares were issued.
The Company periodically repurchases shares of its common stock under the share repurchase program approved by the Board of Directors. In the fourth quarter of 2005, the Board updated the share repurchase program, authorizing management to buy back up to an additional 200,000 shares of its common stock. Repurchases have typically been through open market transactions and have complied with all regulatory restrictions on the timing and amount of such repurchases. Shares repurchased have been added to treasury stock and accounted for at cost. These shares may be reissued for stock option exercises, employee stock purchase plan purchases and to fulfill dividend reinvestment program needs. During 2006, 58,082 shares were repurchased in conjunction with this program. Remaining shares authorized in the program were 142,666 as of December 31, 2006.
The Company and the Bank are subject to risk-based capital standards by which all bank holding companies and banks are evaluated in terms of capital adequacy. These regulatory capital requirements are administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of the Company’s and the Bank’s assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Company’s and Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.
Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to each maintain minimum amounts and ratios (set forth in the table below) of Total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined in the regulations), and Tier I capital (as defined in the regulations) to average assets (as defined in the regulations). Management believes, as of December 31, 2006 and 2005, that the Company and the Bank meet all capital adequacy requirements to which they were subject.
As of December 31, 2006, the most recent notification from the regulatory banking agencies categorized the Company and the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Company and the Bank must maintain minimum Total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the table. To the knowledge of management, there are no conditions or events since these notifications that have changed the institutions’ category.
The table below provides a comparison of the Company’s and the Bank’s risk-based capital ratios and leverage ratios to the minimum regulatory requirements for the periods indicated (dollars in thousands).
Juniata Valley Financial Corp. (Consolidated)

			Minimum Requirement
			For Capital
	Actual		Adequacy Purposes
	Amount	Ratio	Amount	Ratio
As of December 31, 2006:
Total Capital	$49,076	17.18%	$22,853	8.00%
(to Risk Weighted Assets)
Tier 1 Capital	46,404	16.24%	11,427	4.00%
(to Risk Weighted Assets)
Tier 1 Capital	46,404	11.27%	16,463	4.00%
(to Average Assets)

As of December 31, 2005:
Total Capital	$50,658	18.59%	$21,800	8.00%
(to Risk Weighted Assets)
Tier 1 Capital	47,816	17.55%	10,898	4.00%
(to Risk Weighted Assets)
Tier 1 Capital	47,816	11.62%	16,460	4.00%
(to Average Assets)
The Juniata Valley Bank

					Minimum Regulatory
					Requirements to be
			Minimum Requirement		“Well Capitalized”
			For Capital		under Prompt
	Actual		Adequacy Purposes		Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2006:
Total Capital	$40,929	14.51%	$22,563	8.00%	$28,204	10.00%
(to Risk Weighted Assets)
Tier 1 Capital	38,285	13.57%	11,282	4.00%	16,922	6.00%
(to Risk Weighted Assets)
Tier 1 Capital	38,285	9.35%	16,381	4.00%	20,477	5.00%
(to Average Assets)

As of December 31, 2005:
Total Capital	$45,747	16.84%	$21,733	8.00%	$27,166	10.00%
(to Risk Weighted Assets)
Tier 1 Capital	42,905	15.79%	10,869	4.00%	16,303	6.00%
(to Risk Weighted Assets)
Tier 1 Capital	42,905	10.54%	16,283	4.00%	20,353	5.00%
(to Average Assets)
Certain restrictions exist regarding the ability of the Bank to transfer funds to the Company in the form of cash dividends, loans or advances. At December 31, 2006, $28,806,000 of undistributed earnings of the Bank, included in the consolidated stockholders’ equity, was available for distribution to the Company as dividends without prior regulatory approval, subject to regulatory capital requirements above.

16. Calculation Of Earnings Per Share
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

	Years Ended December 31,
	2006	2005	2004
	(Amounts, except earnings per share, in thousands)
Net income	$5,002	$4,566	$5,829

Weighted-average common shares outstanding	4,480	4,550	4,559

Basic earnings per share	$1.12	$1.00	$1.28

Weighted-average common shares outstanding	4,480	4,550	4,559

Common stock equivalents due to effect of stock options	12	18	12

Total weighted-average common shares and equivalents	4,492	4,568	4,571

Diluted earnings per share	$1.11	$1.00	$1.27

As of December 31, 2006, there were 9,916 anti-dilutive stock options outstanding. There were no outstanding anti-dilutive stock options as of December 31, 2005 and 2004.

17. Comprehensive Income
Accounting principles generally accepted in the United States of America require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available for sale securities, are reported as a separate component of the equity section of the consolidated balance sheet, such items, along with net income, are components of comprehensive income. Components of comprehensive income (loss) consist of the following (in thousands):

	Year ended December 31, 2006
	Before	Tax (Expense)
	Tax	or	Net-of-Tax
	Amount	Benefit	Amount
Net income	$7,083	$(2,081)	$5,002
Other comprehensive income (loss):

Unrealized gains on available for sale securities :

Unrealized holding gains arising during the period	595	(202)	393
Less reclassification adjustment for gains included in net income	(181)	62	(119)
Minimum pension liability	129	(44)	85

Other comprehensive income	543	(184)	359

Total comprehensive income	$7,626	$(2,265)	$5,361

	Year ended December 31, 2005
	Before	Tax (Expense)
	Tax	or	Net-of-Tax
	Amount	Benefit	Amount
Net income	$6,307	$(1,741)	$4,566
Other comprehensive income (loss):

Unrealized loss on available for sale securities :

Unrealized holding losses arising during the period	(1,045)	357	(688)
Less reclassification adjustment for gains included in net income	(175)	59	(116)
Minimum pension liability	(461)	157	(304)

Other comprehensive loss	(1,681)	573	(1,108)

Total comprehensive income	$4,626	$(1,168)	$3,458

	Year ended December 31, 2004
	Before	Tax (Expense)
	Tax	or	Net-of-Tax
	Amount	Benefit	Amount
Net income	$7,798	$(1,969)	$5,829
Other comprehensive income (loss):

Unrealized loss on available for sale securities :

Unrealized holding losses arising during the period	(1,244)	422	(822)
Less reclassification adjustment for gains included in net income	(358)	122	(236)

Other comprehensive loss	(1,602)	544	(1,058)

Total comprehensive income	$6,196	$(1,425)	$4,771

18. Employee Benefit Plans
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
The Plan is administered by a committee of the Board of Directors, whose members are not eligible to receive options under the Plan. The Committee determines, among other things, which officers and key employees will receive options, the number of shares to be subject to each option, the option price and the duration of the option. Options vest over three to five years and are exercisable at the grant price, which is at least the fair market value of the stock on the grant date. These options are scheduled to expire through October 17, 2016. The aggregate number of shares that may be issued upon the exercise of options under the Plan is 440,000 shares, with 368,776 shares available for grant as of December 31, 2006. The Plan’s options outstanding at December 31, 2006 have exercise prices between $14.10 and $24.00, with a weighted average exercise price of $15.90 and a weighted average remaining contractual life of 5.81 years.
A summary of the status of the Plan as of December 31, 2006, 2005 and 2004, and changes during the years ending on those dates is presented below:

	2006		2005		2004
		Weighted		Weighted		Weighted
		Average		Average		Average
		Exercise		Exercise		Exercise
	Shares	Price	Shares	Price	Shares	Price
Outstanding at beginning of year	57,983	$17.25	55,362	$15.49	47,600	$14.49
Granted	10,880	21.00	10,953	24.00	9,550	20.25
Exercised	(750)	14.18	(4,528)	14.24	(200)	15.13
Forfeited	(2,367)	19.40	(3,804)	14.60	(1,588)	14.20

Outstanding at end of year	65,746	$17.83	57,983	$17.25	55,362	$15.49

Options exercisable at year-end	40,735	$15.90	30,726	$14.94	24,266	$14.31

Weighted-average fair value of of options granted during the year	$4.50		$4.74		$2.62
The following table summarizes characteristics of stock options as of December 31, 2006:

		Outstanding			Exercisable
			Contractual	Average		Average
	Exercise		Average Life	Exercise		Exercise
Grant Date	Price	Shares	(Years)	Price	Shares	Price
11/20/2001	$14.10	11,038	4.89	$14.10	11,038	$14.10
11/19/2002	14.25	12,306	5.89	14.25	11,239	14.25
11/18/2003	15.13	12,490	6.89	15.13	10,361	15.13
11/15/2004	20.25	8,770	7.88	20.25	5,149	20.25
10/18/2005	24.00	10,262	8.80	24.00	2,948	24.00
10/17/2006	21.00	10,880	9.80	21.00	—	21.00

Defined Benefit Retirement Plan
The Company sponsors a defined benefit retirement plan covering substantially all of its employees. The benefits are based on years of service and the employees’ compensation. The Company’s funding policy is to contribute annually the maximum amount that can be deducted for federal income tax purposes. Contributions are intended to provide not only for benefits attributed to service to date but also for those expected to be earned in the future. The Company expects to contribute $300,000 to the defined benefit plan in 2007.
On December 31, 2006, the Company adopted FAS No. 158. FAS No. 158 required the Company to recognize the funded status (i.e. the difference between the fair value of plan assets and the projected benefit obligations) of its benefit plans in the December 31, 2006 Consolidated Balance Sheet, with a corresponding adjustment to accumulated other comprehensive income, net of tax. The net adjustment to accumulated other comprehensive income at adoption of $1,156,000 ($763,000, net of tax) represents the net unrecognized actuarial losses and unrecognized prior service costs. The effects of adopting the provisions of FAS No. 158 on the Company’s consolidated financial statement at December 31, 2006, are presented in the following table (in thousands).

Increase
(Decrease)
Accrued pension liability	$1,156
Deferred tax asset	393
Other comprehensive loss	763
The measurement date for the defined benefit plan is December 31. Information pertaining to the activity in the defined benefit plan is as follows (in thousands):

	Years ended December 31,
	2006	2005
Change in projected benefit obligation (PBO)

PBO at beginning of year	$6,503	$6,130
Service cost	296	287
Interest cost	366	346
Actuarial gain	(23)	(8)
Benefits paid	(261)	(252)

PBO at end of year	$6,881	$6,503

Change in plan assets

Fair value of plan assets at beginning of year	$5,076	$4,757
Actual return on plan assets, net of expenses	428	271
Employer contribution	300	300
Benefits paid	(261)	(252)

Fair value of plan assets at end of year	$5,543	$5,076

Reconciliation of funded status to net amount recognized

Funded status	(1,338)	(1,427)
Unrecognized net actuarial loss	1,500	1,667
Unrecognized transition asset	(12)	(14)
Minimum pension liability	(332)	(461)
Adjustment to accumulated other comprehensive income as a result of adoption of FAS No. 158	(1,156)	—

Accrued benefit cost	$(1,338)	$(235)

Accumulated benefit obligation	$5,725	$5,311

Pension expense included the following components for the years ended December 31 (in thousands):

	2006	2005	2004
Service cost during the year	$296	$287	$253
Interest cost on projected benefit obligation	366	346	321
Expected return on plan assets	(359)	(335)	(307)
Net amortization	(2)	(2)	(2)
Recognized net actuarial loss	75	94	—

Net periodic benefit cost	$376	$390	$265

Assumptions used to determine benefit obligations were:

	2006	2005	2004
Discount rate	5.75%	5.75%	7.00%
Rate of compensation increase	3.75	3.75	4.00
Assumptions used to determine the net periodic benefit cost were:

	2006	2005	2004
Discount rate	5.75%	5.75%	7.00%
Expected long-term return on plan assets	7.00	7.00	7.00
Rate of compensation increase	3.75	3.75	4.00
The investment strategy and investment policy for the retirement plan is 50% equity and 50% fixed income. The asset allocation as of December 31, 2006 is approximately 51% equities and 49% fixed income investments.
Future expected benefit payments (in thousands):

2007	2008	2009	2010	2011	2012-2016
$271	$308	$308	$334	$341	$1,925
Employee Stock Purchase Plan
The Company has an Employee Stock Purchase Plan under which employees, through payroll deductions, are able to purchase shares of stock annually. The option price of the stock purchases shall be between 85% and 100% of the fair market value of the stock on the commencement date as determined annually by the Board of Directors. The maximum number of shares which employees may purchase under the Plan is 250,000; however, the annual issuance of shares shall not exceed 5,000 shares plus any unissued shares from prior offerings. In 2006, 2005 and 2004, 3,727, 2,200 and 11,148, respectively, were issued under this plan. At December 31, 2006, 203,101 shares were reserved for issuance under the Employee Stock Purchase Plan.
Supplemental retirement plans
The Company has non-qualified supplemental retirement and split-dollar life insurance plans for directors and key employees. At December 31, 2006 and 2005, the present value of the future liability was $1,202,000 and $1,226,000, respectively. For the years ended December 31, 2006, 2005 and 2004, $145,000, $188,000 and $274,000, respectively, was charged to expense in connection with these plans. The Company offsets the cost of these plans through the purchase of bank-owned life insurance and annuities. See Note 7.
Deferred compensation plans
The Company has entered into deferred compensation agreements with certain directors to provide each director an additional retirement benefit, or to provide their beneficiary a benefit in the event of pre-retirement death. At December 31, 2006 and 2005, the present value of the future liability was $2,091,000 and $2,098,000, respectively. For the years ended December 31, 2006, 2005 and 2004, $151,000, $152,000 and $130,000, respectively, was charged to expense in connection with these plans. The Company offsets the cost of these plans through the purchase of bank-owned life insurance. See Note 7.
Salary continuation plans
The Company has non-qualified salary continuation plans for key employees. At December 31, 2006 and 2005, the present value of the future liability was $848,000 and $723,000, respectively. For the years ended December 31, 2006, 2005 and 2004, $140,000, $82,000 and $120,000, respectively, was charged to expense in connection with these plans. The Company offsets the cost of these plans through the purchase of bank-owned life insurance. See Note 7.
19. Fair Value of Financial Instruments
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
Carrying values approximate fair value for cash and due from banks, interest-bearing demand deposits with other banks, federal funds sold, restricted stock in the Federal Home Loan Bank, interest receivable, demand deposits, savings deposits, securities sold under agreements to repurchase, short-term borrowings, other interest bearing liabilities and interest payable.
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

Financial Instruments
(in thousands)

	December 31, 2006		December 31, 2005
	Carrying	Fair	Carrying	Fair
	Value	Value	Value	Value
Financial assets:
Cash and due from banks	$16,476	$16,476	$16,373	$16,373
Interest bearing deposits with banks	102	102	66	66
Federal funds sold	1,200	1,200	—	—
Interest bearing time deposits with banks	5,660	5,598	5,660	5,649
Securities	58,883	58,863	70,192	70,135
Restricted investment in FHLB stock	1,076	1,076	1,356	1,356
Total loans, net of unearned interest	305,818	305,233	298,063	299,145
Allowance for loan losses	(2,572)	(2,572)	(2,763)	(2,763)
Accrued interest receivable	2,040	2,040	1,959	1,959

Financial liabilities:
Non-interest bearing deposits	42,829	42,829	46,041	46,041
Interest bearing deposits	312,340	310,297	297,426	294,278
Securities sold under agreements to repurchase	6,112	6,112	4,201	4,201
Short-term borrowings	—	—	5,600	5,600
Long-term debt	—	—	5,000	4,926
Other interest bearing liabilities	927	927	819	819
Accrued interest payable	999	999	747	747

Off-balance sheet financial instruments:
Commitments to extend credit	—	—	—	—
Letters of credit	—	—	—	—

20. Financial Instruments With Off-Balance Sheet Risk
The Company is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments may include commitments to extend credit and letters of credit. These instruments involve, to varying degrees, elements of credit risk that are not recognized in the consolidated financial statements.
Exposure to credit loss in the event of non-performance by the other party to the financial instrument for commitments to extend credit and letters of credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making these commitments and conditional obligations as it does for on-balance sheet instruments. The Company controls the credit risk of its financial instruments through credit approvals, limits and monitoring procedures; however, it does not generally require collateral for such financial instruments since there is no principal credit risk.
A summary of the Company’s financial instrument commitments is as follows (in thousands):

	December 31,
	2006	2005
Commitments to grant loans	$37,627	$21,413
Unfunded commitments under lines of credit	10,975	29,043
Outstanding letters of credit	859	755
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
Outstanding letters of credit are instruments issued by the Bank that guarantee the beneficiary payment by the Bank in the event of default by the Bank’s customer in the non-performance of an obligation or service. Most letters of credit are extended for one year periods. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Bank holds collateral supporting those commitments for which collateral is deemed necessary. The amount of the liability as of December 31, 2006 and 2005 for guarantees under letters of credit issued is not material.
The maximum undiscounted exposure related to these guarantees at December 31, 2006 was $859,000 and the approximate value of underlying collateral upon liquidation that would be expected to cover this maximum potential exposure was $2,825,000.

21. Related-Party Transactions
The Bank has granted loans to certain of its executive officers, directors and their related interests. These loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons, and in the opinion of management, do not involve more than normal risk of collection. The aggregate dollar amount of these loans was $1,602,000 and $2,646,000 at December 31, 2006 and 2005, respectively. During 2006, $645,000 of new loans were made and repayments totaled $872,000. Additionally, during the year, one former executive officer and one former director with total outstanding loan balances of $817,000 as of December 31, 2005, terminated their relationships with the Bank and therefore those balances are no longer included as of December 31, 2006. None of these loans were past due, in non-accrual status or restructured at December 31, 2006.
22. Commitments And Contingent Liabilities
In 2005, the Company extended an agreement to obtain data processing services from an outside service bureau through June 2010. The agreement provides for termination penalties if the Company cancels it prior to the end of the commitment period. If the contract would have been canceled as of December 31, 2006, termination penalties of approximately $714,000 would have been assessed.
The Company, from time to time, may be a defendant in legal proceedings relating to the conduct of its banking business. Most of such legal proceedings are a normal part of the banking business and in management’s opinion, the consolidated financial condition and results of operations of the Company would not be materially affected by the outcome of such legal proceedings.
23. Subsequent Events
In January 2007, the Board of Directors declared a dividend of $0.17 per share for the first quarter of 2007 to shareholders of record on February 15, payable on March 1, 2007.

24. Juniata Valley Financial Corp. (Parent Company Only)
Financial information:
CONDENSED BALANCE SHEETS
(in thousands)

	December 31,
	2006	2005
ASSETS:
Cash	$337	$202
Interest bearing deposits with banks	490	490

Cash and cash equivalents	827	692

Investment in bank subsidiary	39,673	42,215
Investment in unconsolidated subsidiary	2,892	—
Investment securities available for sale	3,947	3,876
Other assets	522	342

TOTAL ASSETS	$47,861	$47,125

LIABILITIES:
Income tax payable	$73	$6
Accounts payable and other liabilities	2	—

STOCKHOLDERS’ EQUITY	47,786	47,119

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$47,861	$47,125

CONDENSED STATEMENTS OF INCOME
(in thousands)

	Years ended December 31,
	2006	2005	2004
INCOME:
Interest on deposits with banks	$18	$18	$14
Interest and dividends on investment securities available for sale	152	134	110
Dividends from bank subsidiary	7,031	7,380	5,840
Income from unconsolidated subsidiary	80	—	—
Gain on the sale of investment securities	77	45	—

TOTAL INCOME	7,358	7,577	5,964
EXPENSE:
Non-interest expense	109	169	96

TOTAL EXPENSE	109	169	96

INCOME BEFORE INCOME TAXES AND EQUITY IN UNDISTRIBUTED NET INCOME OF SUBSIDIARY	7,249	7,408	5,868
Income tax	68	8	—

	7,181	7,400	5,868
Excess distributed net income of subsidiary	(2,179)	(2,834)	(39)

NET INCOME	$5,002	$4,566	$5,829

CONDENSED
STATEMENTS OF CASH FLOWS
(in thousands)

	Years ended December 31,
	2006	2005	2004
Cash flows from operating activities:
Net income	$5,002	$4,566	$5,829
Adjustments to reconcile net income to net cash provided by operating activities:
Distribution in excess of (undistributed) net income of subsidiary	2,179	2,834	39
Realized gains on sales of investment securities	(77)	(45)	—
Income from unconsolidated subsidiary	(80)	—	—
Increase in interest and other receivable	(180)	(267)	(22)
Increase in taxes payable	68	44	—
Increase (decrease) in accounts payable and accrued expenses	2	(35)	(6)

Net cash provided by operating activities	6,914	7,097	5,840

Cash flows from investing activities:
Purchases of available for sale securities	(134)	(489)	(1,635)
Proceeds from the sale of available for sale securities	137	79	—
Proceeds from the maturity of available for sale investment securities	—	—	900
Investment in unconsolidated subsidiary	(2,812)	—	—

Net cash used in investing activities	(2,809)	(410)	(735)

Cash flows from financing activities:
Cash dividends	(2,957)	(5,046)	(4,879)
Purchase of treasury stock	(1,302)	(2,242)	(960)
Treasury stock issued for dividend reinvestment and employee stock purchase plan	289	796	738

Net cash used in financing activities	(3,970)	(6,492)	(5,101)

Net increase in cash and cash equivalents	135	195	4
Cash and cash equivalents at beginning of period	692	497	493

Cash and cash equivalents at end of period	$827	$692	$497

25. Quarterly Results Of Operations (Unaudited)
The unaudited quarterly results of operations for the years ended December 31, 2006 and 2005 follow (in thousands, except per-share data):

	2006 Quarter ended
	March 31	June 30	September 30	December 31
Total interest income	$5,924	$6,086	$6,232	$6,421
Total interest expense	2,333	2,483	2,606	2,689

Net interest income	3,591	3,603	3,626	3,732
Provision for loan losses	30	30	29	(35)
Gains from the sale of assets	80	10	28	126
Other income	790	891	939	966
Other expense	2,744	2,767	2,839	2,895

Income before income taxes	1,687	1,707	1,725	1,964
Income tax expense	483	487	494	617

Net income	$1,204	$1,220	$1,231	$1,347

Per-share data:
Basic earnings	$.27	$.27	$.27	$.30
Diluted earnings	.27	.27	.27	.30
Cash dividends	.16	.16	.17	.17

	2005 Quarter ended
	March 31	June 30	September 30	December 31
Total interest income	$5,492	$5,684	$5,729	$5,802
Total interest expense	1,757	1,929	2,104	2,225

Net interest income	3,735	3,755	3,625	3,577
Provision for loan losses	28	—	—	—
Gains from the sale of assets	99	—	52	24
Other income	761	771	766	850
Other expense	2,671	3,223	2,938	2,848

Income before income taxes	1,896	1,303	1,505	1,603
Income tax expense	533	358	416	434

Net income	$1,363	$945	$1,089	$1,169

Per-share data:
Basic earnings	$.30	$.21	$.23	$.26
Diluted earnings	.30	.21	.23	.26
Cash dividends	.50	.30	—	.31

Common Stock Market Prices and Dividends
The common stock of Juniata Valley Financial Corp. is quoted under the symbol “JUVF.OB” on the over-the-counter (“OTC”) Electronic Bulletin Board, a regulated electronic quotation service made available through, and governed by, the NASDAQ system. As of December 31, 2006, the number of stockholders of record of the Company’s common stock was 1,826.
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

	2006
			Dividends
Quarter Ended	High	Low	Declared

March 31	$24.50	$23.50	$0.16
June 30	24.00	22.60	0.16
September 30	23.50	21.00	0.17
December 31	21.35	21.00	0.17

	2005
			Dividends
Quarter Ended	High	Low	Declared
March 31	$23.00	$21.00	$0.50
June 30	25.50	21.50	0.30
September 30	24.50	22.00	—
December 31	25.60	23.65	0.31
As stated in “Note 15 — Stockholders’ Equity and Regulatory Matters” in the Notes to Consolidated Financial Statements, the Company is subject to various regulatory capital requirements that limit the amount of capital available for dividends. While the Company expects to continue its policy of regular dividend payments, no assurance of future dividend payments can be given. Future dividend payments will depend upon maintenance of a strong financial condition, future earnings, capital and regulatory requirements, future prospects, business conditions and other factors deemed relevant by the Board of Directors.
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
Additionally, a copy of the Company’s Annual Report to the SEC on Form 10-K for the year ended December 31, 2006 will be supplied without charge (except for exhibits) upon written request. Please direct all inquiries to Ms. JoAnn McMinn, as detailed above.
Pursuant to Part 350 of FDIC’s Annual Disclosure Regulation, Juniata Valley Financial Corp. will make available to you upon request, financial information about Juniata Valley Bank. Please contact:
Ms. Judy Robinson
The Juniata Valley Bank
P.O. Box 66
Mifflintown, PA 17059
Investment Considerations
In analyzing whether to make, or to continue, an investment in Juniata Valley Financial Corp., investors should consider, among other factors, the information contained in this Annual Report and certain investment considerations and other information more fully described in our Annual Report on Form 10-K for the year ended December 31, 2006, a copy of which can be obtained as described above.
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
The Company offers a dividend direct deposit option whereby shareholders of record may have their dividends deposited directly into the bank account of their choice on dividend payment date. Please contact Registrar and Transfer Company for further information and to register for this service.
Annual Meeting of Shareholders
The Annual Meeting of Shareholders of Juniata Valley Financial Corp. will be held at 10:30 a.m., on Tuesday, May 15, 2007 at the Clarion Inn, 13015 Ferguson Valley Road, Burnham, Pennsylvania.