Form 10-K, Exhibit 13
period 2007-12-31
JUNIATA VALLEY FINANCIAL CORP
filed 2008-03-14
CIK 714712

Exhibit 13.1
Excerpts from Annual Report to Shareholders
Five-Year Financial Summary - Selected Financial Data

	2007	2006	2005	2004	2003
	(In thousands of dollars, except share and per share data)
BALANCE SHEET INFORMATION
at December 31
Assets	$420,146	$415,931	$410,802	$397,074	$387,780
Deposits	359,457	355,169	343,466	332,642	332,984
Loans, net of allowance for loan losses	295,678	303,246	295,300	276,759	249,960
Investments	73,676	65,619	77,208	84,157	103,798
Intangible assets	389	434	—	—	—
Goodwill	2,046	2,046	—	—	—
Short-term borrowings	5,431	6,112	9,801	4,716	—
Long-term debt	—	—	5,000	5,000	—
Stockholders’ equity	48,572	47,786	47,119	50,153	50,483
Number of shares outstanding *	4,409,445	4,457,934	4,503,392	4,561,258	4,569,406

Average for the year
Assets	424,847	414,048	406,706	393,554	386,574
Stockholders’ equity	47,635	47,503	48,403	48,776	47,629
Weighted average shares outstanding *	4,434,859	4,480,245	4,550,483	4,559,168	4,581,922

INCOME STATEMENT INFORMATION
Years Ended December 31
Total interest income	$26,723	$24,663	$22,707	$21,717	$22,500
Total interest expense	11,060	10,111	8,015	6,438	7,472

Net interest income	15,663	14,552	14,692	15,279	15,028
Provision for loan losses	120	54	28	326	304
Other income	4,199	3,830	3,323	3,445	2,760
Other expenses	12,209	11,245	11,680	10,600	10,017

Income before income taxes	7,533	7,083	6,307	7,798	7,467
Federal income tax expense	2,099	2,081	1,741	1,969	1,820

Net income	$5,434	$5,002	$4,566	$5,829	$5,647

PER SHARE DATA *
Earnings per share - basic	$1.23	$1.12	$1.00	$1.28	$1.24
Earnings per share - diluted	1.22	1.11	1.00	1.27	1.23
Cash dividends	0.95	0.66	1.11	1.07	0.50
Book value	11.02	10.72	10.46	11.00	11.05

FINANCIAL RATIOS
Return on average assets	1.28%	1.21%	1.12%	1.48%	1.46%
Return on average equity	11.41	10.53	9.43	11.95	11.86
Dividend payout	77.48	59.12	110.71	83.70	40.43
Average equity to average assets	11.21	11.47	11.90	12.39	12.32
Loans to deposits (year end)	82.26	85.38	85.98	83.20	75.07

*	All share and per-share data have been restated for effect of the 2 for 1 stock split on October 31, 2005.

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
FORWARD LOOKING STATEMENTS
The information contained in this Annual Report contains forward looking statements (as such term is defined in the Securities Exchange Act of 1934 and the regulations thereunder) including, without limitation, statements as to future loan and deposit volumes, the allowance and provision for possible loan losses, future interest rates and their effect on the Company’s financial condition or results of operations, the classification of the Company’s investment portfolio and other statements which are not historical facts or as to trends or management’s intentions, plans, beliefs, expectations or opinions. Such forward looking statements are subject to risks and uncertainties and may be affected by various factors which may cause actual results to differ materially from those in the forward looking statements including, without limitation, the effect of economic conditions and related uncertainties, the effect of interest rates on the Company, federal and state government regulation and competition. Certain of these risks, uncertainties and other factors are discussed in this Annual Report or in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, a copy of which may be obtained from the Company upon request and without charge (except for the exhibits thereto).
Nature of Operations
Juniata is a bank holding company that delivers financial services within its market, primarily central Pennsylvania. The Company owns one bank, the Bank, which provides retail and commercial banking services through 12 offices in Juniata, Mifflin, Perry, Huntingdon and Centre counties. Additionally, Juniata owns 39.16% of another bank in central Pennsylvania, carried as an unconsolidated subsidiary and accounted for under the equity method of accounting.
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
General economic conditions are relevant to Juniata’s business. In addition, economic factors impact customers’ need for financing, thus affecting loan growth. Additionally, changes in the economy can directly impact the credit strength of existing and potential borrowers.
Focus of Management
Management is committed to being the preeminent financial institution in its market area and measures its success by five key elements.
Customer Relationships
Juniata strives to maximize customer satisfaction. We are sensitive to the broad array of financial alternatives available to our customers from both local and global competition. We are committed to fostering a complete customer relationship and we strive to continue to provide financial products that meet the needs of both current and future customers. One element of the Company’s strategic plan is to increase the number of Bank-provided services per household.
Shareholder Satisfaction
Management believes our investors are entitled to a good return on their investment through both stock value appreciation and dividend returns. We intend to continue to seek to maximize the value of their investment through profitable balance sheet growth and core earnings results that surpass our peers.
Balance Sheet Growth
We are committed to profitable balance sheet growth. It is our goal to continue quality growth in spite of intense competition by paying careful attention to the needs of our customers. We will continue to maintain the high credit standards that have resulted in favorable comparisons to our peer group in terms of loan charge-offs and levels of non-performing loans. We believe we consistently pay fair market rates on all deposits, and have invested wisely and conservatively, in compliance with self-imposed standards, minimizing risk of asset impairment. We aspire to increase our market share within the current communities that we serve, and to expand in contiguous areas through acquisition and investment. During 2007, we began construction on a new branch office, intended to enhance the customer experience for the nearly 2,000 customers that currently bank with us in the McAlisterville area. This re-location will allow us to offer state-of-the-art technology and provide drive-through service as well as secure ATM access. As part of our strategic plan for growth, we continue to actively seek opportunities for acquisitions of branches or stakes in other financial institutions, similar to those that have occurred in recent years.
Operating Results
We strive to produce profitability ratios that exceed those of our peers. Recognizing that net interest margins have narrowed for banks in general and that they may never return to the ranges experienced in the past, we also focus on the importance of providing fee-generating services in which customers find value. Offering a broad array of services prevents us from becoming too reliant on one form of revenue. We successfully improved earnings in 2007, including an 8.6% increase in net income and a 10% increase in diluted earnings per share over 2006 results. We believe that we have positioned our balance sheet to produce improved results in 2008 and beyond.

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
Juniata’s Opportunities
Through market analysis, we believe that there are opportunities to enhance our sales effort in order to increase deposit market share in rural central Pennsylvania. Our strategic focus during 2008 and beyond is to increase exposure of our community banking officers in their respective service areas and attract new and increased banking relationships.
We seek to continually enhance our customer delivery system, both through technology and physical facilities. During 2007, we began construction on a new community office, at which the service for our McAlisterville area customers will be relocated. The new office will provide improved access and customer convenience. We actively seek other opportunities to expand our branch network through acquisitions. We continually examine opportunities to upgrade technology both to cater to our customers’ needs and to increase operational efficiency. We believe that it is imperative that our customers have convenient and easy access to personal financial services that match their particular lifestyle, whether it is through electronic or personal delivery.
In the current upheaval in the financial services industry, we believe an opportunity exists for banks such as ours to offer the trusted, personal service of a locally managed institution that has roots in the community reaching back 140 years.
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
Rate environment
We intend to maintain making what we believe to be rational pricing decisions for loans, deposits and non-deposit products. This strategy can be difficult to maintain, as many of our peers appear to be pricing for growth, rather than long-term profitability and stability. We believe that the result of a strategy of “growth for the sake of growth” can be seen in the current widespread sub-prime lending problems, which have had an adverse impact on the entire financial services industry. We intend to maintain our core pricing principles, which we believe protect and preserve our future as a sound community financial services provider.
Public perception
It is unknown how the public will ultimately respond to current events such as recession concerns, the general stigma created when many large, well-known and respected banks were struck with sub-prime lending problems and the recent federal economic stimulus package. All these factors will affect the behavior of consumers and businesses and the way in which money is spent, saved and invested.

Regulated Company
The Company is subject to banking regulation, as well as regulation by the Securities and Exchange Commission (SEC) and, as such, must comply with many laws, including the USA Patriot Act and the Sarbanes-Oxley Act of 2002. Management has established a Disclosure Committee for Financial Reporting, an internal group at Juniata that seeks to ensure that current and potential investors in the Company receive full and complete information concerning our financial condition. Juniata has incurred direct and indirect costs associated with compliance with the SEC’s filing and reporting requirements imposed on public companies by Sarbanes-Oxley, as well as adherence to new and existing banking regulations and stronger corporate governance requirements. It is unlikely that regulatory demands will be reduced, and management expects that more internal resources will be dedicated to meet future compliance standards.
APPLICATION OF CRITICAL ACCOUNTING POLICIES
The Company’s consolidated financial statements are prepared based upon the application of U.S. generally accepted accounting principles, the most significant of which are described in Note 1 to our consolidated financial statements — Summary of Significant Accounting Policies. Certain of these policies require numerous estimates and economic assumptions, based upon information available as of the date of the financial statements. As such, over time, they may prove inaccurate or vary and may significantly affect the Company’s reported results and financial position in future periods. The accounting policy for establishing the allowance for loan losses relies to a greater extent on the use of estimates than other areas and, as such, has a greater possibility of producing results that could be different than originally reported. Changes in underlying factors, assumptions or estimates in the allowance for loan losses could have a material impact on the Company’s future financial condition and results of operations.
The section of this Annual Report to Shareholders entitled “Allowance for Loan Losses” provides management’s analysis of the Company’s allowance for loan losses and related provision expense. The allowance for loan losses is maintained at a level believed adequate by management to absorb probable losses in the loan portfolio. Management’s determination of the adequacy of the allowance for loan losses is based upon an evaluation of individual credits in the loan portfolio, historical loan loss experience, current economic conditions and other relevant factors. This determination is inherently subjective, as it requires material estimates, including the amounts and timing of future cash flows expected to be received on impaired loans that may be susceptible to significant change.

RESULTS OF OPERATIONS
2007
Financial Performance Overview
Net income for Juniata in 2007 was $5,434,000, representing an 8.6% increase as compared to net income for 2006. Earnings per share on a fully diluted basis increased from $1.11 in 2006 to $1.22 in 2007. The net interest margin, on a fully tax-equivalent basis, increased by 26 basis points. The ratio of noninterest income to average assets increased by 11 basis points and the ratio of noninterest expense to average assets increased by 15 basis points. Five-year historical ratios are presented below.

	2007	2006	2005	2004	2003
Return on average assets	1.28%	1.21%	1.12%	1.48%	1.46%
Return on average equity	11.41	10.53	9.43	11.95	11.86
Yield on earning assets	6.88	6.43	6.00	5.98	6.33
Cost to fund earning assets	2.85	2.63	2.12	1.77	2.10
Net interest margin (fully tax equivalent)	4.17	3.91	4.00	4.34	4.42
Noninterest income (excluding gains on sales of securities and security impairment charges) to average assets	0.99	0.88	0.77	0.78	0.71
Noninterest expense to average assets	2.87	2.72	2.87	2.69	2.59
Net noninterest expense to average assets	1.88	1.84	2.10	1.91	1.88
Key factors that defined the 2007 results were as follows:
•	Interest rate environment — an increase in net interest margin despite a sustained flat/inverted yield curve

•	Full-year effect of acquisitions made in 2006

•	Restructured investment portfolio

•	Noninterest income improvement
Details follow in the appropriate sections of this discussion.
Return on Assets (ROA) increased in 2007 to 1.28% from 1.21% in 2006, and management believes that its performance was favorable in comparison to the performance of many of its peers and competitors. Juniata strives to attain consistently high earnings levels each year by protecting the core (repeatable) earnings base with conservative growth strategies that minimize stockholder and balance-sheet risk, while serving its rural Pennsylvania customer base. This approach has helped achieve solid performances year after year. The Company considers the ROA ratio to be a key indicator of its success and constantly scrutinizes the broad categories of the income statement that impact this profitability indicator. Summarized below are the components of net income (in thousands of dollars) and the contribution of each to ROA for 2007 and 2006.

	2007		2006
		% of Average		% of Average
		Assets		Assets
Net interest income	$15,663	3.69%	$14,552	3.51%
Provision for loan losses	(120)	(0.03)	(54)	(0.01)

Trust fees	444	0.10	435	0.11
Deposit service fees	1,656	0.39	1,497	0.36
BOLI	440	0.10	433	0.10
Commissions from sales of non-deposit product	711	0.17	513	0.12
Income from unconsolidated subsidiary	192	0.05	80	0.02
Other fees	774	0.18	681	0.16
Security gains (losses)	(19)	(0.00)	181	0.04
Gains on sale of other assets	1	0.00	10	0.00

Total noninterest income	4,199	0.99	3,830	0.93

Employee expense	(6,592)	(1.55)	(6,064)	(1.46)
Occupancy and equipment	(1,580)	(0.37)	(1,424)	(0.34)
Data processing expense	(1,332)	(0.31)	(1,204)	(0.29)
Director compensation	(455)	(0.11)	(465)	(0.11)
Professional fees	(437)	(0.10)	(378)	(0.09)
Taxes, other than income	(546)	(0.13)	(505)	(0.12)
Intangible amortization	(45)	(0.01)	(15)	(0.00)
Other noninterest expense	(1,222)	(0.29)	(1,190)	(0.29)

Total noninterest expense	(12,209)	(2.87)	(11,245)	(2.72)

Income tax expense	(2,099)	(0.49)	(2,081)	(0.50)

Net income	$5,434	1.28%	$5,002	1.21%

Average assets	$424,847		$414,048
Net Interest Income
Net interest income is the amount by which interest income on earning assets exceeds interest expense on interest bearing liabilities. Net interest income is the most significant component of revenue, comprising approximately 79% of total revenues (the total of net interest income and noninterest income) for 2007. Interest spread measures the absolute difference between average rates earned and average rates paid. Because some interest earning assets are tax-exempt, an adjustment is made for analytical purposes to place all assets on a fully tax-equivalent basis. Net interest margin is the percentage of net return on average earning assets on a fully tax-equivalent basis and provides a measure of comparability of a financial institution’s performance.
Both net interest income and net interest margin are impacted by interest rate changes, changes in the relationships between various rates and changes in the composition of the average balance sheet. Additionally, product pricing, product mix and customer preferences dictate the composition of the balance sheet and the resulting net interest income. Table 1 exhibits average asset and liability balances, average interest rates and interest income and expense for the years 2007, 2006 and 2005. Table 2 further shows changes attributable to the volume and rate components of net interest income.

Table 1
AVERAGE BALANCE SHEETS AND NET INTEREST INCOME ANALYSIS
(Dollars in thousands)

	Years Ended December 31,
	2007			2006			2005
	Average		Yield/	Average		Yield/	Average		Yield/
	Balance (1)	Interest	Rate	Balance (1)	Interest	Rate	Balance (1)	Interest	Rate
ASSETS
Interest earning assets:
Taxable loans (5)	$294,938	$22,638	7.68%	$299,488	$21,622	7.22%	$285,546	$19,608	6.87%
Tax-exempt loans	5,669	213	3.76	4,500	146	3.24	4,781	159	3.33

Total loans	300,607	22,851	7.60	303,988	21,768	7.16	290,327	19,767	6.81
Taxable investment securities	51,746	2,438	4.71	54,198	1,975	3.64	56,966	1,872	3.29
Tax-exempt investment securities	24,040	857	3.56	19,027	659	3.46	19,800	654	3.30

Total investment securities	75,786	3,295	4.35	73,225	2,634	3.60	76,766	2,526	3.29
Interest bearing deposits	5,876	254	4.32	5,730	244	4.26	6,420	257	4.00
Federal funds sold	6,358	323	5.08	324	17	5.25	4,679	157	3.36

Total interest earning assets	388,627	26,723	6.88	383,267	24,663	6.43	378,192	22,707	6.00
Non-interest earning assets:
Cash and due from banks	9,384			9,764			9,449
Allowance for loan losses	(2,460)			(2,761)			(2,976)
Premises and equipment	6,366			6,147			6,606
Other assets (7)	22,930			17,631			15,435

Total assets	$424,847			$414,048			$406,706

LIABILITIES AND STOCKHOLDERS’ EQUITY
Interest bearing liabilities:
Interest bearing demand deposits(2)	$82,877	1,751	2.11	$77,570	1,675	2.16	$64,118	952	1.48
Savings deposits	35,247	556	1.58	40,031	629	1.57	44,638	692	1.55
Time deposits	199,239	8,437	4.23	187,283	7,168	3.83	185,615	6,022	3.24
Other, including short-term borrowings, long-term debt and other interest bearing liabilities	7,804	316	4.05	14,822	639	4.31	11,765	349	2.97

Total interest bearing liabilities	325,167	11,060	3.40	319,706	10,111	3.16	306,136	8,015	2.62

Non-interest bearing liabilities:
Demand deposits	45,433			41,587			47,208
Other	6,612			5,252			4,959
Stockholders’ equity	47,635			47,503			48,403

Total liabilities and stockholders’ equity	$424,847			$414,048			$406,706

Net interest income		$15,663			$14,552			$14,692

Net margin on interest earning assets(3)			4.03%			3.80%			3.88%

Net interest income and margin - Tax equivalent basis (4)		$16,214	4.17%		$14,967	3.91%		$15,111	4.00%

Notes:

(1)	Average balances were calculated using a daily average.

(2)	Includes Super Now and money market accounts.

(3)	Net margin on interest earning assets is net interest income divided by average interest earning assets.

(4)	Interest on obligations of states and municipalities is not subject to federal income tax. In order to make the net yield comparable on a fully taxable basis, a tax equivalent adjustment is applied against the tax-exempt income utilizing a federal tax rate of 34%.

Table 2
RATE-VOLUME ANALYSIS OF NET INTEREST INCOME
(Dollars in thousands)

	2007 Compared to 2006			2006 Compared to 2005
	Increase (Decrease) Due To (6)			Increase (Decrease) Due To (6)
	Volume	Rate	Total	Volume	Rate	Total
ASSETS
Interest earning assets:
Taxable loans (5)	$(335)	$1,351	$1,016	$986	$1,028	$2,014
Tax-exempt loans	42	25	67	(9)	(4)	(13)

Total loans	(293)	1,376	1,083	977	1,024	2,001
Taxable investment securities	(93)	556	463	(93)	196	103
Tax-exempt investment securities	178	20	198	(26)	31	5

Total investment securities	85	576	661	(119)	227	108
Interest bearing deposits	7	3	10	(29)	16	(13)
Federal funds sold	307	(1)	306	(197)	57	(140)

Total interest earning assets	106	1,954	2,060	632	1,324	1,956

LIABILITIES AND STOCKHOLDERS’ EQUITY
Interest bearing liabilities:
Interest bearing demand deposits (2)	115	(39)	76	227	496	723
Savings deposits	(77)	4	(73)	(72)	9	(63)
Time deposits	482	787	1,269	54	1,092	1,146
Other, including short-term borrowings, long-term debt and other interest bearing liabilities	(286)	(37)	(323)	106	184	290

Total interest bearing liabilities	234	715	949	315	1,781	2,096

Net interest income	$(128)	$1,239	$1,111	$317	$(457)	$(140)

(5)	Non-accruing loans are included in the above table until they are charged off.

(6)	The change in interest due to rate and volume has been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts of the change in each.

(7)	Includes gross unrealized gains (losses) on securities available for sale: $(127) in 2007, $(495) in 2006 and $(137) in 2005.

On average, total loans outstanding in 2007 decreased from 2006 by 1.1%, to $300,607,000. Average yields on loans increased by 44 basis points in 2007 when compared to 2006. As shown in the preceding Rate — Volume Analysis of Net Interest Income Table 2, the decrease in volume reduced interest income by approximately $293,000, and the increase in yield added $1,376,000, cumulating an increase in interest recorded on loans of $1,083,000. The yield increase was largely due to the difference in market rates at the times variable rate loans re-priced during 2007 as compared to original booking and last re-priced rates.
During 2007, most of the investment portfolio was restructured, as a total of $55,371,000 matured, was sold or was called. Proceeds from these events as well as other excess funds available were reinvested into a re-structured portfolio with improved yields and laddered maturities. Yields on the investment securities portfolio increased by 75 basis points, to 4.35% in 2007, as compared to 3.60% in 2006. Yield improvements added $576,000 to interest income. Average balances of investment securities increased by $2,561,000, as deposit growth outpaced loan growth, which added $85,000 to interest income.
In total, yield on earning assets in 2007 was 6.88% as compared to 6.43% in 2006, an increase of 45 basis points. On a fully tax equivalent basis, yield increased from 6.54% in 2006 to 7.02% in 2007.
The elimination of short-term borrowings and long-term debt had a material impact on the cost of interest bearing liabilities. In 2007, interest-bearing liabilities consisted entirely of internally-priced deposit products, as compared to 2006, when nearly 5% of interest-bearing liabilities consisted of externally borrowed funds. If the same level of external funding had been used in 2007 as in 2006, the total cost of interest-bearing liabilities would have been in the range of 3.47%, and would have decreased the net interest margin by 7 basis points.
Total growth on average of interest bearing liabilities was $5,461,000. Within the categories of interest bearing liabilities, deposits increased on average by $12,479,000 and borrowings decreased by $7,018,000 on average. Changes in these balances resulted in $234,000 in additional interest expense in 2007 as compared to 2006, while increases in interest rates accounted for $715,000 in added interest expense. Noninterest bearing liabilities used to fund earning assets included demand deposits, which increased $3,846,000 on average. The percentage of interest earning assets funded by noninterest bearing liabilities was approximately 16% in 2007 and 2006. The total cost to fund earning assets (computed by dividing the total interest expense by the total average earning assets) in 2007 was 2.85%, as compared to 2.63% in 2006.
Net interest income was $15,663,000 for 2007, an increase of $1,111,000 when compared to 2006. The overall increase in net interest income was the net result of an increase due to rate changes of $1,239,000 offset by the reduction due to volume changes of $128,000.
Provision for Loan Losses
Juniata’s provision for loan losses is determined as a result of an analysis of the adequacy level of the allowance for loan losses. In order to closely reflect the potential losses within the current loan portfolio based upon current information known, the Company carries no unsupported allowance. An analysis was performed following the process described in “Application of Critical Accounting Policies” earlier in this discussion and it was determined that a provision of $120,000 was appropriate for 2007; an increase of $66,000 when compared to 2006 when the total loan loss provision was $54,000. In 2007, net charge-offs exceeded the provision by $250,000. The Bank recorded charge-offs of $122,000 in 2007 and $150,000 in each of the years 2006 and 2005 related to one commercial loan that was subject to bankruptcy liquidation. This loan was fully charged-off as of December 31 2007. In 2007, we charged off $180,000 of the remaining loan balances related to two relationships.
Noninterest Income
The Company remains committed to providing excellent customer service and products that fill the financial needs of our communities. We believe that our responsiveness to customers’ needs surpasses that of our competitors and measure our success by the customer acceptance of fee-based services. A complete upgrade of the Company’s web site has allowed us to provide our customers with the convenience of expanded Internet banking. Technology advances have also helped us to better protect our customers against Internet hackers that attempt to defraud both the Bank and our customers. We provide alternative investment opportunities through an arrangement with a broker dealer, and have increased the number of representatives on staff for this service. This investment alternative is in addition to the quality trust services that have traditionally been offered by the Bank. Assets under management in our trust department have increased to just under $100 million.
Customer service fees on deposits increased 10.6% in 2007 as compared to 2006, primarily a result of our popular Platinum Overdraft product. The increase in commissions from sales of non-deposit products of $198,000, or 38.6%, in 2007 over 2006 demonstrates the ongoing success of our alternative investment division. Total fees for trust services increased by 2.0%, as fees from estate settlements increased from 2006 by $17,000 and non-estate fees decreased by $8,000. Some of the variance in fees from estate settlements occurs because estate settlements occur sporadically and are not necessarily consistent year to year. Non-estate fees are repeatable revenues that generally increase as market values of trust assets under management increase and as new relationships are established.
In the third quarter of 2006, the Company purchased 39.16% of the stock of another banking institution. The investment is accounted for through the equity method and, as such, 39.16% of the income of the banking institution is recorded by Juniata as noninterest income. As a result of this investment, $192,000 was recorded as income in 2007, compared to $80,000 in 2006. Earnings on bank-owned life insurance and annuities increased in 2007 by $7,000, or 1.6%, as cash values of the contracts increased. Other noninterest income, which increased by $93,000, or 13.7%, was assisted by increases in fees collected for various services.
As a percentage of average assets, non-interest income (excluding securities gains and impairment charges) was 0.99% in 2007 as compared to 0.88% in 2006.
In 2007, net gains from the sale of investment securities were $14,000, a decrease of $167,000 in comparison to 2006. Management considers multiple factors when selling investment securities; therefore, income from this activity can fluctuate from year to year, and may not be consistent in the future. Juniata generally sells only equity securities that have appreciated in value since their purchase or when an equity security is in danger of impairment. Equity securities are considered for sale primarily when there is market appreciation available or when there is no longer a business reason to hold the stock. Occasionally, a loss may be recognized on debt and equity securities if permanent or other-than-temporary impairment is deemed to have occurred. In 2007, there was an impairment charge of $33,000 recorded relating to an investment in the common stock of one financial services company. This company was subsequently acquired by a larger bank holding company, with settlement expected in the first half of 2008. At that time, we expect to recover nearly the full amount of the impairment charge taken in 2007.
Noninterest Expense
Management strives to control noninterest expense where possible in order to achieve maximum operating results. In 2007, total non-interest expense increased by $964,000, or 8.6%. Of the increase, $127,000 was attributable to the increase in expense associated with the full year of staffing and operation of a branch acquired in September of 2006. Excluding the effect of the newest branch, the increase in noninterest expense would have been 7.4%.
Employee compensation expense increased by $544,000, or 11.8%, in 2007 as compared to 2006, primarily due to the expense related to incentive bonus plans (approximately $148,000), the full-year costs of staffing the newest branch (approximately $140,000) and increased payments to commission-based employees ($88,000). Employee benefit expense was reduced in 2007 as a result of a reduction in the net periodic expense for the Company’s pension plan.
Expenses relating to occupancy and equipment increased 10.9% and 11.0%, respectively in 2007 as compared to 2006. Excluding expenses in the occupancy and equipment categories for the branch acquired late in 2006, the increases would have been 7.2% and 8.7%, respectively. The increased costs related to higher heating and rental expense, as well as depreciation for purchased equipment. Data processing costs increased by 10.6% as a result of increased electronic banking activity. Professional fees were higher in 2007 by 15.6%, due to the use of consultants during the year. Other noninterest expense increased by 2.7% in 2007 over 2006, due to increases in charitable contributions and the amortization of new core deposit intangible.
As a percentage of average assets, noninterest expense was 2.87% in 2007 as compared to 2.72% in 2006.

Income Taxes
Income tax expense for 2007 amounted to $2,099,000 compared to $2,081,000 in 2006. The effective tax rate was 27.9% in 2007 versus 29.4% in 2006, due to Juniata’s tax favored income being higher in 2007 as compared to 2006. Average tax-exempt investments and loans as a percentage of average assets were 7.0%, 5.7% and 6.0% in 2007, 2006 and 2005, respectively. Tax-exempt income as a percentage of income before tax was 14.2%, 11.3% and 12.9% in 2007, 2006 and 2005, respectively. See Note 14 of Notes to Consolidated Financial Statements for further information on income taxes.
Net Income
For comparative purposes, the following table sets forth earnings, in thousands of dollars, and selected earnings ratios for the past three years.

	2007	2006	2005
Net income	$5,434	$5,002	$4,566
Return on average assets	1.28%	1.21%	1.12%
Return on average equity	11.41%	10.53%	9.43%
Outlook for 2008
Looking forward to 2008, our focus continues to be directed to our business development plan. Although the interest rate environment and the general state of the economy are uncertain, we believe that we can grow the balance sheet profitably. Competition and the interest rate environment may slow desired deposit growth and alternative sources may be utilized to fund our expected loan demand. We will be adding new fee-generating strategies to further serve our customer base and strive to continue to minimize costs where possible. Plans for 2008 include some technology upgrades to enhance efficiencies in the back-room support functions and strategies are being considered to make our services available to a larger geographic area through sales efforts and physical expansion. As a follow-up to our website upgrade in 2007, our plans include the enhancement of our electronic bill-pay service to include bill presentment. New software geared to improve the loan origination process by improving the application and documentation procedures will increase back-room efficiencies and reduce the time needed to approve and fund loans. New teamwork strategies are being implemented to more closely align our community office managers and lenders to more effectively develop customer relationships. We plan to provide our business customers with the option to use our remote deposit capture capabilities. We anticipate the opening of our new, re-located McAlisterville office in May 2008, with state-of-the art equipment and furnishings. Our alternative investment division staff has been increased to meet the need in our market area.

2006
Financial Performance Overview
Net income for Juniata in 2006 was $5,002,000, representing a 9.5% increase as compared to its performance in 2005. Earnings per share on a fully diluted basis increased from $1.00 in 2005 to $1.11 in 2006. It is important to note that some of the improvement over 2005’s results is reflected in the return to a more normal level of noninterest expense in 2006. Earnings for the year ended December 31, 2005 included employee severance and unusually high professional fees related to initial compliance with the provisions of the Sarbanes-Oxley Act of 2002. Although the Company experienced compression in its net interest income due to the sustained flat/inverted yield curve, the fully tax-equivalent net interest margin declined by only nine basis points while the ratio of noninterest income as a percentage of average assets improved by 11 basis points and the ratio of noninterest expense to average assets improved by 15 basis points.
Key factors that defined the 2006 results were as follows:
•	Interest rate environment — sustained flat/inverted yield curve

•	Acquisition activity

•	Sustained loan quality

•	Noninterest income improvement

•	Ongoing expense control
Details follow in the appropriate sections of this discussion.
Return on Assets (ROA) increased in 2006 to 1.21% from 1.12% in 2005, and management believes that its performance was favorable in comparison to the performance of many of its peers and competitors. Summarized below are the components of net income (in thousands of dollars) and the contribution of each to ROA for 2006 and 2005.

	2006		2005
		% of Average		% of Average
		Assets		Assets
Net interest income	$14,552	3.51%	$14,692	3.61%
Provision for loan losses	(54)	(0.01)	(28)	(0.01)
Trust fees	435	0.11	374	0.09
Deposit service fees	1,497	0.36	1,390	0.34
BOLI	433	0.10	364	0.09
Commissions from sales of non-deposit products	513	0.12	426	0.10
Income from unconsolidated subsidiary	80	0.02	—	0.00
Other fees	681	0.16	592	0.15
Security gains (losses)	181	0.04	175	0.04
Gains on sale of other assets	10	0.00	2	0.00

Total noninterest income	3,830	0.93	3,323	0.82

Employee expense	(6,064)	(1.46)	(5,757)	(1.42)
Employee severance	—	—	(284)	(0.07)
Occupancy and equipment	(1,424)	(0.34)	(1,413)	(0.35)
Data processing expense	(1,204)	(0.29)	(1,224)	(0.30)
Director compensation	(465)	(0.11)	(476)	(0.12)
Professional fees	(378)	(0.09)	(788)	(0.19)
Taxes, other than income	(505)	(0.12)	(519)	(0.13)
Intangible amortization	(15)	(0.00)	—	0.00
Other noninterest expense	(1,190)	(0.29)	(1,219)	(0.30)

Total noninterest expense	(11,245)	(2.72)	(11,680)	(2.87)

Income tax expense	(2,081)	(0.50)	(1,741)	(0.43)

Net income	$5,002	1.21%	$4,566	1.12%

Average assets	$414,048		$406,706
Net Interest Income
On average, total loans outstanding in 2006 increased over 2005 by 4.7%, to $303,988,000. Average yields on loans increased by 35 basis points in 2006 when compared to 2005. As shown in the Rate — Volume Analysis of Net Interest Income Table 2, the increase in volume added approximately $977,000 to interest income, and the increase in yield added $1,024,000, cumulating an increase in interest recorded on loans of $2,001,000. The yield increase was largely due to the difference in market rates at the times variable rate loans re-priced during 2006 as compared to original booking rates.
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
While the yield on interest earning assets grew by 43 basis points in 2006, the cost of interest bearing liabilities grew by 54 basis points. Total growth on average of interest bearing liabilities was $13,570,000, of which $3,057,000 were borrowings. Changes in these balances resulted in $315,000 in additional interest expense in 2006 as compared to 2005, while increases in interest rates accounted for $1,781,000 in added interest expense. Noninterest bearing liabilities used to fund earning assets included demand deposits, which decreased $5,621,000 on average as many of these funds shifted to interest-bearing transaction accounts. As a result, the percentage of interest earning assets funded by noninterest bearing liabilities decreased from 19% in 2005 to 17% in 2006. The total cost to fund earning assets in 2006 was 2.63%, as compared to 2.12% in 2005.
Net interest income was $14,552,000 for 2006, a decrease of $140,000 when compared to 2005. The overall decrease in net interest income was the net result of a reduction due to rate changes of $457,000 offset by the increase due to volume changes of $317,000.
Provision for Loan Losses
An analysis was performed following the process described in “Application of Critical Accounting Policies” earlier in this discussion, and it was determined that a provision of $54,000 was sufficient for 2006, an increase of $26,000 when compared to 2005 when the total loan loss provision was $28,000. In 2006, net charge-offs exceeded the provision by $277,000. Most significantly, the Bank recorded a charge-off of $150,000 for a commercial loan subject to bankruptcy liquidation.
Noninterest Income
Customer service fees on deposits increased 7.7% in 2006 as compared to 2005, primarily a result of our Platinum Overdraft product. Total fees for trust services increased by 16.3%, as fees from estate settlements increased from 2005 by $51,000 and non-estate fees increased by $10,000. Some of the variance in fees from estate settlements occurs because estate settlements occur sporadically and are not necessarily consistent year to year. Non-estate fees are repeatable revenues that generally increase as market values of trust assets under management increase and as new relationships are established. Increases in commissions from sales of annuities and mutual funds of $87,000, or 20.4%, in 2006 over 2005 demonstrates the success of our alternative investment division.
In the third quarter of 2006, the Company purchased 39.16% of the stock of another banking institution. The investment is accounted for through the equity method and, as such, 39.16% of the income of the banking institution is recorded by Juniata as noninterest income. As a result of this investment, $80,000 was recorded as income in 2006. Earnings on bank-owned life insurance and annuities increased in 2006 by $69,000, or 19.0%, as cash values of the contracts increased. Other noninterest income, which increased by $89,000, or 15.0%, was assisted by increases in fees collected for various services.
As a percentage of average assets, non-interest income (excluding securities gains) was 0.88% in 2006 as compared to 0.77% in 2005.
In 2006, net gains from the sale of investment securities, at $181,000, increased by $6,000 in comparison to 2005.
Noninterest Expense
From time to time, non-recurring events offset earnings, and in 2005, our results were offset by one-time expenses. The cost of compliance with the Sarbanes-Oxley Act of 2002 and employee severance expense increased noninterest expense by approximately $729,000 in 2005.
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
Income Taxes
Income tax expense for 2006 amounted to $2,081,000 compared to $1,741,000 in 2005. The effective tax rate was 29.4% in 2006 versus 27.6% in 2005, due to Juniata’s tax exempt income being lower in 2006 as compared to 2005. Average tax-exempt investments and loans as a percentage of average assets were 5.7%, 6.0% and 7.2% in 2006, 2005 and 2004, respectively. Tax-exempt income as a percentage of income before tax was 11.3%, 12.9% and 12.2% in 2006, 2005 and 2004, respectively. See Note 14 of Notes to Consolidated Financial Statements for further information on income taxes.
Net Income
For comparative purposes, the following table sets forth earnings, in thousands of dollars, and selected earnings ratios for the three years ending on December 31, 2006.

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
Table 3
Changes in Uses and Sources of Funds
(Dollars in thousands)

	2007			2006			2005
	Average	Increase(Decrease)		Average	Increase(Decrease)		Average
	Balance	Amount	%	Balance	Amount	%	Balance
Funding Uses:
Loans:
Commercial	$83,539	$(3,704)	(4.2%)	$87,243	$1,956	2.3%	$85,287
Tax-exempt loans	5,669	1,169	26.0	4,500	(281)	(5.9)	4,781
Mortgage	135,974	(2,449)	(1.8)	138,423	3,566	2.6	134,857
Consumer, including Home Equity	75,425	1,603	2.2	73,822	8,420	12.9	65,402
Securities	51,746	(2,452)	(4.5)	54,198	(2,768)	(4.9)	56,966
Tax-exempt securities	24,040	5,013	26.3	19,027	(773)	(3.9)	19,800
Interest bearing deposits	5,876	146	2.5	5,730	(690)	(10.7)	6,420
Federal funds sold	6,358	6,034	1,862.3	324	(4,355)	(93.1)	4,679

Total interest earning assets	388,627	5,360	1.4	383,267	5,075	1.3	378,192
Investment in unconsolidated subsidiary	2,905	2,025	230.1	880	880	—	—
Bank-owned life insurance and annuities	11,444	675	6.3	10,769	147	1.4	10,622
Goodwill and intangible assets	2,459	1,679	215.3	780	780	—	—
Other non-interest earning assets	21,999	391	1.8	21,608	604	2.9	21,004
Unrealized gains (losses) on securities	(127)	368	(74.3)	(495)	(359)	264.0	(136)
Less: Allowance for loan losses	(2,460)	301	(10.9)	(2,761)	215	(7.2)	(2,976)

Total uses	$424,847	$10,799	2.6%	$414,048	$7,342	1.8%	$406,706

Funding Sources:
Interest bearing demand deposits	$82,877	$5,307	6.8%	$77,570	$13,452	21.0%	$64,118
Savings deposits	35,247	(4,784)	(12.0)	40,031	(4,607)	(10.3)	44,638
Time deposits under $100,000	163,788	9,481	6.1	154,307	8,871	6.1	145,436
Time deposits over $100,000	35,451	2,475	7.5	32,976	(7,203)	(17.9)	40,179
Repurchase agreements	6,822	1,294	23.4	5,528	(88)	(1.6)	5,616
Short-term borrowings	15	(5,389)	(99.7)	5,404	5,025	1,325.9	379
Long-term debt	—	(3,014)	(100.0)	3,014	(1,986)	(39.7)	5,000
Other interest bearing liabilities	967	91	10.4	876	106	13.8	770

Total interest bearing liabilities	325,167	5,461	1.7	319,706	13,570	4.4	306,136
Demand deposits	45,433	3,846	9.2	41,587	(5,621)	(11.9)	47,208
Other liabilities	6,612	1,360	25.9	5,252	293	5.9	4,959
Shareholders’ equity	47,635	132	0.3	47,503	(900)	(1.9)	48,403

Total sources	$424,847	$10,799	2.6%	$414,048	$7,342	1.8%	$406,706

Overall, total assets increased by $10,799,000, or 2.6% on average, for the year 2007 compared to 2006, following an increase of $7,342,000, or 1.8% in 2006 over average assets in 2005. The ratio of average earning assets to total assets was 91% and 93%, respectively, in the last two years, while the ratio of average interest-bearing liabilities to total assets remained at approximately 77% in both 2007 and 2006. Although Juniata’s investment in its unconsolidated subsidiary and its bank owned life insurance and annuities are not classified as interest-earning assets, income is derived directly from those assets. As a percentage of assets, these instruments have represented 3.4% and 2.8% of total average assets in 2007 and 2006, respectively. During the first three quarters of 2006, the Company relied heavily on short-term borrowings and high-balance, non-core time deposits to fund loan demand. In the fourth quarter of 2006, the Company completed two acquisitions. With the purchase of a branch office, the Company acquired loans of $3,810,000, assumed deposits of $20,090,000 and added $2,495,000 of intangible assets (including goodwill) to the balance sheet. Net cash received from the branch acquisition of approximately $13,000,000 was used to acquire an interest of 39.16% of another financial institution and to repay all short and long-term borrowings late in 2006. In 2007, the full effect of these transactions became apparent, as short and long-term borrowings decreased from 2.6% of average interest bearing liabilities in 2006 to a minimal amount in 2007. More detailed discussion of Juniata’s earning assets and interest bearing liabilities will follow in sections titled “Loans”, “Investments”, “Deposits” and “Market Risk”.
Loans
Loans outstanding at the end of each year consisted of the following (in thousands):

	December 31,
	2007	2006	2005	2004	2003
Commercial, financial and agricultural	$28,842	$23,341	$21,661	$23,301	$25,885
Real estate - commercial	29,021	29,492	27,588	25,068	20,614
Real estate - construction	27,223	29,489	28,323	24,968	14,324
Real estate - mortgage	127,324	132,572	135,992	132,243	119,678
Home equity	63,960	67,842	62,288	54,249	50,706
Obligations of states and political subdivisions	6,593	5,129	4,827	4,294	4,577
Personal	15,319	18,545	18,498	17,735	21,435
Unearned interest	(282)	(592)	(1,114)	(2,110)	(4,439)

Total	$298,000	$305,818	$298,063	$279,748	$252,780

From year-end 2006 to year-end 2007, total loans outstanding, net of unearned interest, decreased by $7,818,000, following an increase of $7,755,000 in 2006 when compared to year-end 2005. The following table summarizes how the ending balances (in thousands) changed annually in each of the last three years.

	2007	2006	2005
Beginning balance	$305,818	$298,063	$279,748

New loans, net of repayments	(7,051)	4,916	18,569
Loans acquired in branch purchase	—	3,810	—
Loans charged off	(418)	(307)	(279)
Loans transferred to other real estate owned and other adjustments to carrying value	(349)	(664)	25

Net change	(7,818)	7,755	18,315

Ending balance	$298,000	$305,818	$298,063

The loan portfolio was comprised of approximately 69% consumer loans and 31% commercial loans (including construction) on December 31, 2007 as compared to 72% consumer loans and 28% commercial loans on December 31, 2006. The highest loan concentration by activity type was property development, followed by the trucking industry and car dealerships, each accounting for less than 2.5% of the portfolio. Management believes that these small concentrations pose no significant risk. See Note 5 of Notes to Consolidated Financial Statements.
As can be seen in Table 3, commercial and mortgage loans decreased on average in 2007, with the greatest decrease, 4.2%, in commercial loans. This decrease was due to several large commercial loan balances being repaid in full during the year. Management believes that the dip in outstanding loan balances in 2007 is cyclical, and believes that

Juniata is likely to experience growth in high quality loans again in 2008. While stringent credit standards remain in place, new teamwork strategies are being implemented to closely align lenders and community office managers’ efforts to more effectively develop referrals and existing customer relationships. Continued emphasis will be placed on responsiveness and personal attention given to customers, which we believe differentiates the Bank from its competition. Nearly all commercial loans and most residential mortgage loans are either variable or adjustable rate loans, while other consumer loans generally have fixed rates for the duration of the loan. Juniata’s lending strategy stresses quality growth, diversified by product. A standardized credit policy is in place throughout the Company, and a special credit committee of the Board of Directors reviews and approves all loan requests for amounts that exceed management’s approval levels. The Company makes credit judgments based on a customer’s existing debt obligations, ability to pay and general economic trends.
Juniata strives to offer fair, competitive rates and to provide optimal service in order to attract loan growth. Emphasis will continue to be placed upon attracting the entire customer relationship of our borrowers.
The loan portfolio carries the potential risk of past due, non-performing or, ultimately, charged-off loans. The Bank attempts to manage this risk through credit approval standards and aggressive monitoring and collection efforts. Where prudent, the Bank secures commercial loans with collateral consisting of real and/or tangible personal property.
The allowance for loan losses has been established in order to absorb probable losses on existing loans. An annual provision or credit is charged to earnings to maintain the allowance at adequate levels. Charge-offs and recoveries are recorded as adjustments to the allowance. The allowance for loan losses at December 31, 2007 was 0.78% of total loans, net of unearned interest, as compared to 0.84% of total loans, net of unearned interest, at the end of 2006. The allowance decreased $250,000 when compared to December 31, 2006. Net charge-offs for 2007 and 2006 were 0.12% and 0.09% of average loans, respectively.
At December 31, 2007, non-performing loans (as defined in Table 4), as a percentage of the allowance for loan losses, were 36.0% as compared to 56.5% at December 31, 2006. Of the $837,000 of non-performing loans at December 31, 2007, $813,000 was collateralized with real estate, $8,000 with other assets and $16,000 were unsecured.
Non-performing loans were 0.28% of loans as of December 31, 2007, and 0.48% of loans as of December 31, 2006. The decrease in nonperforming loans in 2007 was primarily due to the elimination of loans on nonaccrual status. Of the $1,240,000 of loans in nonaccrual status as of December 31, 2006, all principal, except for $122,000, was collected during 2007.
Table 4
Non-Performing Loans

	December 31,
	2007	2006	2005	2004	2003
	(In thousands)
Nonaccrual loans	$—	$1,240	$1,515	$—	$—
Accruing loans past due 90 days or more	837	214	724	365	584
Restructured loans	—	—	—	—	—

Total non-performing loans	$837	$1,454	$2,239	$365	$584

Loans on which the accrual of interest has been discontinued are designated as non-accrual loans. Accrual of interest on loans is discontinued when the contractual payment of principal or interest has become 90 days past due or reasonable doubt exists as to the full, timely collection of principal or interest. It is the Company’s policy to continue to accrue interest on loans over 90 days past due as long as they are (1) guaranteed or well secured and (2) there is an effective means of collection. When a loan is placed on non-accrual status, all unpaid interest credited to income in the current year is reversed against current period income and unpaid interest accrued in prior years is charged against the allowance for loan losses. Interest received on nonaccrual loans generally is either applied against principal or reported as interest income, according to management’s judgment as to the collectability of principal. Generally, accruals are resumed on loans only when the obligation is brought fully current with respect to interest and principal, has performed in accordance with the contractual terms for a reasonable period of time and the ultimate collectability of the total contractual principal and interest is no longer in doubt.
Allowance for Loan Losses
The amount of allowance for loan losses is determined through a critical quantitative and qualitative analysis performed by management that includes significant assumptions and estimates. It is maintained at a level deemed sufficient to absorb probable estimated losses within the loan portfolio, and supported by detailed documentation. Critical to this analysis is any change in observable trends that may be occurring, to assess potential credit weaknesses.
Management systematically monitors the loan portfolio and the adequacy of the allowance for loan losses on a quarterly basis to provide for probable losses inherent in the portfolio. The Bank’s methodology for maintaining the allowance is highly structured and consists of several key elements:
•	Historical trends: Historical net charge-offs are computed as a percentage of average loans, by loan type. This percentage is applied to the ending period balance of the loan type to determine the amount to be included in the allowance to cover charge-off probability;

•	Individual loan performance: Management identifies a list of loans which are individually assigned a risk rating grade because the loan has not performed according to payment terms and there is reason to believe that repayment of the loan principal, in whole or part, is unlikely. The specific portion of the allowance for these loans is the total amount of potential losses for these individual loans which has not previously been charged off;

•	General economic environment: Current economic factors and business trends relative to specific types of loans are assessed. Juniata’s lending is concentrated within central Pennsylvania and, accordingly, the loan portfolio quality is dependent upon localized economic factors such as: unemployment rates, commercial real estate vacancy rates, consumer delinquency trends and residential housing appreciation rates. Generally, the local unemployment rate consistently slightly exceeds the national and state statistics. Additionally, some of the larger employers in the local market area are experiencing some financial stress that has resulted in loss of jobs in the last two years. Fuel cost escalation has put profit pressure on trucking firms and increased cost of employer-provided medical insurance has added to the profit pressures of employers in general; and

•	Other relevant factors: Certain specific risks inherent in the loan portfolio are identified and examined to determine if an additional allowance is warranted and, if so, management assigns a percentage to the loan category. Such factors consist of:
o	Credit concentration: Juniata’s loans are classified in pre-defined groups. Any group’s total that exceeds 25% of the Bank’s total capital is considered to be a credit concentration and as such, is determined to have an additional level of associated risk;

o	Changes in loan volumes;

o	Changes in experience, ability and depth of management; and

o	External factors, such as legal and regulatory requirements.
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
Determination of the allowance for loan losses is subjective in nature and requires management to periodically reassess the validity of its assumptions. Differences between net charge-offs and estimated losses are assessed such that management can modify its evaluation model on a timely basis to ensure that adequate provision has been made for risk in the total loan portfolio.
A summary of the transactions in the allowance for loan losses for the last five years (in thousands) is shown below. The Bank recorded charge-offs of $122,000 in 2007 and $150,000 in each of the years 2006 and 2005 for a commercial loan that was subject to bankruptcy liquidation. This loan has been fully charged off as of December 31 2007. In 2007, we charged off $180,000 of the remaining loan balances related to two relationships.

	Years ended December 31,
	2007	2006	2005	2004	2003
Balance of allowance - beginning of period	$2,572	$2,763	$2,989	$2,820	$2,731
Loans charged off:
Commercial, financial and agricultural	291	159	171	43	78
Real estate - commercial	—	—	—	—	—
Real estate - construction	—	—	30	—	—
Real estate - mortgage	66	19	3	10	50
Personal	61	129	75	122	107

Total charge-offs	418	307	279	175	235

Recoveries of loans previously charged off:
Commercial, financial and agricultural	8	5	6	1	2
Real estate - commercial	—	—	—	—	—
Real estate - construction	—	—	5	—	—
Real estate - mortgage	8	—	—	2	1
Personal	32	25	14	15	17

Total recoveries	48	30	25	18	20

Net charge-offs	370	277	254	157	215
Provision for loan losses	120	54	28	326	304
Branch acquisition loan loss reserve		32	—	—	—

Balance of allowance - end of period	$2,322	$2,572	$2,763	$2,989	$2,820

Ratio of net charge-offs during period to average loans outstanding	0.12%	0.09%	0.09%	0.06%	0.09%

The following tables show how the allowance for loan losses is allocated among the various types of outstanding loans and the percent of loans by type to total loans.

	Allocation of the Allowance for Loan Losses (in thousands)
	2007	2006	2005	2004	2003
Commercial	$660	$864	$956	$1,087	$1,055
Real estate	933	1,011	1,112	602	548
Consumer	729	697	695	1,002	963
Unallocated	—	—	—	298	254

Total allowance for loan losses	$2,322	$2,572	$2,763	$2,989	$2,820

	Percent of Loan Type to Total Loans
	2007	2006	2005	2004	2003
Commercial	11.9%	9.3%	8.9%	9.9%	12.1%
Real estate	83.0%	84.6%	84.9%	83.8%	79.5%
Consumer	5.1%	6.1%	6.2%	6.3%	8.5%

	100.0%	100.0%	100.0%	100.0%	100.0%

Investments
Total investments, defined to include all interest earning assets except loans (i.e. investment securities available for sale (at market value), investment securities held to maturity, federal funds sold, interest bearing deposits, Federal Home Loan Bank stock and other interest-earning assets) totaled $81,946,000 on December 31, 2007, representing an increase of $15,025,000 when compared to year-end 2006. The following table summarizes how the ending balances (in thousands) changed annually in each of the last three years.

	2007	2006	2005
Beginning balance	$66,921	$77,274	$88,224
Purchases of investment securities	63,295	19,281	17,073
Sales and maturities of investment securities	(55,357)	(30,871)	(21,696)
Impairment charge	(33)	—	—
Adjustment in market value of AFS securities	372	414	(1,044)
Amortization/Accretion	(104)	(133)	(209)
Federal Home Loan Bank stock, net change	19	(280)	27
Federal funds sold, net change	6,300	1,200	(3,900)
Interest bearing deposits with others, net change	533	36	(1,201)

Net change	15,025	(10,353)	(10,950)

Ending balance	$81,946	$66,921	$77,274

On average, investments increased by $8,741,000, or 11.0%, during 2007, after decreasing by $8,586,000, or 9.8%, during 2006. The increase in 2007 was due to the growth in average deposits exceeding the loan growth on average, by $19,706,000. The decrease in 2006 was directly related to the need to use cash proceeds from the maturities and sales of investments to fund loans, since deposit growth (exclusive of deposits assumed with the branch purchase) did not keep pace with the loan demand.
The investment area is managed according to internally established guidelines and quality standards. Juniata segregates its investment securities portfolio into two classifications: those held to maturity and those available for sale. Juniata classifies all new marketable investment securities as available for sale, and currently holds no securities in the held to maturity classification. At December 31, 2007, the market value of the entire securities portfolio was greater than amortized cost by $196,000 as compared to December 31, 2006, when market value was lower than amortized cost by $197,000. The weighted average maturity of the investment portfolio was 3 years and 3 months as of December 31, 2007 as compared to 2 years and 8 months at the end of 2006. The weighted average maturity has remained short in order to achieve a desired level of liquidity. Table 5, “Maturity Distribution”, in this Management’s Discussion and Analysis of Financial Condition shows the remaining maturity or earliest possible repricing for investment securities. The following table sets forth the maturities of securities (in thousands) at December 31, 2007 and the weighted average yields of such securities by contractual maturities or call dates. Yields on obligations of states and public subdivisions are presented on a tax-equivalent basis.

	December 31, 2007
		Weighted
Securities	Carrying	Average
Type and maturity	Value	Yield
U.S. Treasury securities and obligations of U.S. Government agencies and corporations
Within one year	$3,680	4.38%
After one year but within five years	17,115	5.08%
After five years but within ten years	6,021	5.27%
After ten years	—

	26,816	5.03%
Obligations of state and political subdivisions
Within one year	11,616	5.70%
After one year but within five years	17,903	5.93%
After five years but within ten years	6,288	5.73%
After ten years	—

	35,807	5.82%
Mortgage-backed securities
Within one year	360	4.00%
After one year but within five years	288	4.97%
After five years but within ten years	2,283	5.35%
After ten years	—

	2,931	5.14%

Equity securities	1,502

	$67,056

Bank Owned Life Insurance and Annuities
The Company periodically insures the lives of certain bank officers in order to provide split-dollar life insurance benefits to some key officers and to offset the cost of providing post-retirement benefits through non-qualified plans. Some annuities are also owned to provide cash streams that match certain post-retirement liabilities. During 2007, three new life insurance policies were purchased. See Note 7 of Notes to Consolidated Financial Statements. The following table summarizes how the ending balances (in thousands) changed annually in each of the last three years.

	2007	2006	2005

Beginning balance	$11,017	$10,647	$10,464
Bank-owned life insurance	1,365	446	263
Annuities	(38)	(76)	(80)

Net change	1,327	370	183

Ending balance	$12,344	$11,017	$10,647

Investment in Unconsolidated Subsidiary
In the third quarter of 2006, the Company invested in The First National Bank of Liverpool (FNBL), Liverpool, PA, by purchasing 39.16% of its outstanding common stock. This investment is accounted for under the equity method of accounting, and was carried at $2,972,000 as of December 31, 2007, of which $1,963,000 represents the underlying equity in net assets of FNBL. The difference between the investment carrying amount and the amount of the underlying equity, $1,009,000, is considered to be goodwill and is evaluated quarterly for impairment. Any loss in value of the investment that is other than a temporary decline will be recognized. Evidence of a loss in value might include, but would not necessarily be limited to, absence of an ability to recover the carrying amount of the investment or inability of FNBL to sustain an earnings capacity that would justify the carrying amount of the investment. The carrying amount at December 31, 2007 represented an increase of $80,000 when compared to

December 31, 2006. In connection with this investment, two representatives of Juniata serve on the Board of Directors of FNBL.
Goodwill and Intangible Assets
In the third quarter of 2006, the Company completed its acquisition of a branch office in Richfield, PA. Completing this purchase was in line with a strategic goal of the Company to expand its base into contiguous market areas within rural Pennsylvania. Included in the purchase price of the branch was goodwill of $2,046,000. Additionally, core deposit intangible was acquired and had carrying values of $389,000 and $434,000, as of December 31, 2007 and December 31, 2006, respectively. The core deposit intangible is being amortized over a ten-year period on a straight-line basis. Goodwill is not being amortized, but is measured annually for impairment.
Deferred Taxes
The Company accounts for income taxes under the asset/liability method. Deferred tax assets and liabilities are recognized for the future consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, as well as operating loss and tax credit carry forwards, if applicable. A valuation allowance is established against deferred tax assets when, in the judgment of management, it is more likely than not that such deferred tax assets will not become realizable. Management has determined that there was no need for a valuation allowance for deferred taxes as of December 31, 2007 and 2006. As of December 31, 2007 and 2006, the Company recorded a net deferred tax asset of $1,935,000 and $2,378,000, respectively, which was carried as a non-interest earning asset. The decrease of $443,000 was primarily the result of the minimum pension liability in 2007 reducing the deferred tax asset by $136,000, the increase in deferred tax liability associated with the market value of investment securities available for sale of $126,000, and the reduction in the deferred tax asset for the loan loss allowance of $96,000. The remainder of the difference was due to the various other changes in gross temporary tax differences. See Note 14 of Notes to Consolidated Financial Statements.
Other Non-Interest Earning Assets
Other non-interest earning assets on average increased $391,000, or 1.8%, in 2007, after an increase of $604,000, or 2.9%, in 2006. The following table summarizes the components of the non-interest earning asset category, and how the ending balances (in thousands) changed annually in each of the last three years. The increase in premises and equipment of $730,000 was due primarily to the construction of a new office, which had yet to be completed on December 31, 2007. The increase in premises and equipment in 2006 was primarily due to the building and equipment acquired through the purchase of a branch in the third quarter of 2006. The primary reason for the change in “Other receivables and prepaid expenses” in 2006 was due to the recording of a receivable of $1,000,000 for the proceeds of a matured investment security as of December 31, 2006. At December 31, 2007, there were no such transactions.

	2007	2006	2005

Beginning balance	$29,375	$27,581	$21,627
Cash and due from banks	(4,222)	103	5,640
Premises and equipment, net	730	331	(591)
Other real estate owned	154	133	(111)
Other receivables and prepaid expenses	(1,266)	1,227	1,016

Net change	(4,604)	1,794	5,954

Ending balance	$24,771	$29,375	$27,581

Deposits
For the year 2007, total deposits increased $4,288,000. From year-end 2005 to year-end 2006, total deposits increased by $11,702,000. The following table summarizes how the ending balances (in thousands) changed annually in each of the last three years.

	2007	2006	2005

Beginning balance	$355,169	$343,467	$332,642

			Acquired in
		Other	branch
		changes	purchase

Demand deposits	5,926	(4,457)	1,245	(1,418)
Interest bearing demand deposits	(365)	3,469	3,195	10,480
Savings deposits	(2,340)	(8,855)	1,369	64
Time deposits, $100,000 and greater	(1,724)	(3,975)	2,376	1,384
Time deposits, other	2,791	5,430	11,905	315

Net change	4,288	(8,388)	20,090	10,825

Ending balance	$359,457	$355,169		$343,467

The following table shows (in thousands of dollars) the comparison of average core deposits and average time deposits as a percentage of total deposits for each of the last three years.
Changes in Deposits
(Dollars in thousands)

	2007			2006			2005
	Average	Increase(Decrease)		Average	Increase(Decrease)		Average
	Balance	Amount	%	Balance	Amount	%	Balance
Interest bearing demand deposits	$82,877	$5,307	6.8%	$77,570	$13,452	21.0%	$64,118
Savings deposits	35,247	(4,784)	(12.0)	40,031	(4,607)	(10.3)	44,638
Demand deposits	45,433	3,846	9.2	41,587	(5,621)	(11.9)	47,208

Total core (transaction) accounts	163,557	4,369	2.7	159,188	3,224	2.1	155,964

Time deposits, $100,000 and greater	35,451	2,475	7.5	32,976	(7,203)	(17.9)	40,179
Time deposits, other	163,788	9,481	6.1	154,307	8,871	6.1	145,436

Total time deposits	199,239	11,956	6.4	187,283	1,668	0.9	185,615

Total deposits	$362,796	$16,325	4.7%	$346,471	$4,892	1.4%	$341,579

Average deposits increased $16,325,000, or 4.7%, to $362,796,000 in 2007 as compared to an increase in 2006 of $4,892,000, or 1.4%, to $346,471,000. With the exception of savings deposits, each of the categories of deposits increased in 2007, as was expected, as a result of the branch acquisition late in 2006. Otherwise, modest deposit growth was realized, as the competition for deposits was intense in the flat to inverted yield curve environment that was sustained throughout the year. Exclusive of the deposits assumed in the branch acquisition, average deposits would have remained at approximately the same levels in 2006 as in 2005. It is important to note that there was a managed decrease of $7,203,000 in average balances of time deposits of $100,000 or greater. These higher-costing, more volatile deposits are used as funding vehicles when core deposit growth is not sufficient to support the demand for loans, and when the time deposit rates are favorable to borrowing rates. When maintaining these types of non-core deposits becomes unprofitable (when these deposits result in excess funding, and rates needed to maintain these deposits exceed the rate the Company earns on the excess funds), they are no longer used. These types of deposits were not used for the last quarter of 2006 or for the full year of 2007. We seek to make additional prudent acquisitions in an attempt to gain core deposit market share, as competitive pressures in the sustained flat-to-inverted yield curve environment have made it difficult to achieve profitable organic deposit growth.
In the past several years, the banking industry in general has experienced limited deposit growth because of competition in the marketplace from many sources, including competitors using the Internet to obtain funding, as well as mutual funds and other investment options that directly compete with traditional banking products. In keeping with our desire to provide our customers a full array of financial services “within our own walls,” we supplement the services traditionally offered by our Trust Department by staffing our community offices with alternative investment consultants that are licensed and trained to sell variable and fixed rate annuities, mutual funds, stock brokerage services and long-term care insurance. Although the sale of these products can reduce the Bank’s deposit levels, these products can result in satisfied customers and increases in non-interest fee income. Fee income from the sale of alternative investments (primarily annuities and mutual funds) was $711,000 in 2007, an increase of $198,000, or 39%, over 2006. In 2006, the increase in this category of fee income was 20% over levels earned in 2005, as well.
We believe that our customers continue to value the safety of insured deposits and the local familiarity that the Bank continues to offer; these factors appear to be primary considerations for the majority of our customers. In 2006, as rates increased, customers invested in time deposits and reduced holdings in lower-yielding core accounts. In particular, traditional statement savings account balances declined substantially. As the differences in savings rates and time deposit rates became significant, many savings depositors decided to transfer their balances to higher-yielding time deposit or money market transaction accounts. In 2007, the Federal Funds target rate remained at 5.25%, where it had been since July 2006, until October. During the fourth quarter, that rate dropped by 100 basis points, to 4.25%, by the end of the year. Our depositors responded to the rate environment by keeping their maturities relatively short. Of the $202,004,000 in time deposits at December 31, 2007, 67% were scheduled to mature within one year.
The consumer continues to have a need for transaction accounts, and the Bank is continuing to focus on that need in order to build deposit relationships. Our products are geared toward low-cost convenience and ease for the customer. The Company’s strategy is to aggressively seek to grow customer relationships by increasing the number of services per household, resulting in attracting more of the deposit (and loan) market share. Additionally, in 2008 we plan to offer enhanced services, such as remote deposit capture for commercial customers, in order to grow those types of relationships as well.
Other Interest Bearing Liabilities
As mentioned in the discussion concerning deposits, the need to supplement deposits to provide cash to meet loan demand was significant during 2005 and most of 2006. However, the acquisition of a branch office, where deposits exceeded loans, late in the third quarter of 2006, provided funding that eliminated the need for borrowing. Juniata’s average balances for all borrowings increased by 26% in 2006 over 2005, but decreased by 47.3% in 2007 as compared to 2006.
Changes in Borrowings
(Dollars in thousands)

	2007			2006			2005
	Average	Increase(Decrease)		Average	Increase(Decrease)		Average
	Balance	Amount	%	Balance	Amount	%	Balance
Repurchase agreeements	$6,822	$1,294	23.4%	$5,528	$(88)	(1.6)%	$5,616
Short-term borrowings	15	(5,389)	(99.7)	5,404	5,025	1,325.9	379
Long-term debt	—	(3,014)	(100.0)	3,014	(1,986)	(39.7)	5,000
Other interest bearing liabilities	967	91	10.4	876	106	13.8	770

	$7,804	$(7,018)	(47.3)%	$14,822	$3,057	26.0%	$11,765

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
On August 21, 2007, the Board of Directors approved a proposal to close the defined benefit retirement plan to new entrants as of January 1, 2008. The Board also approved changes to the Corporation’s defined contribution plan as of January 1, 2008 that allow for employer contributions.
Stockholders’ Equity
Total stockholders’ equity increased by $786,000 in 2007, an increase of 1.6%, while net income increased by 8.6%. The modest increase in stockholders’ equity in comparison to net income resulted from stock repurchases and a relatively high dividend payout. Management’s goal was to increase return on average equity, through a systematic Board-approved stock repurchase program. In addition to the success in repurchasing over 51,000 shares during the year, the dividend payout ratio was 77%. Return on average equity increased by 8.4%, to 11.41%, in 2007 from 10.53% in 2006. The following table summarizes how the components of equity (in thousands) changed annually in each of the last three years.

	2007	2006	2005

Beginning balance	$47,786	$47,119	$50,153
Net income	5,434	5,002	4,566
Dividends	(4,210)	(2,957)	(5,046)
Stock-based compensation	43	39	—
Repurchase of stock, net of re-issuance	(1,022)	(1,013)	(1,446)
Net change in unrealized security gains (losses)	260	274	(804)
Net change in minimum pension liability	281	(678)	(304)

Net change	786	667	(3,034)

Ending balance	$48,572	$47,786	$47,119

On average, stockholders’ equity in 2007 was $47,635,000, as compared to $47,503,000 in 2006. At December 31, 2007, Juniata held 336,381 shares of stock in treasury at a cost of $6,669,000 as compared to 287,892 in 2006 at a cost of $5,652,000. These increases are a result of the stock repurchase program in effect during 2006 and 2007 (see Note 15 of Notes to Consolidated Financial Statements).
The Company periodically repurchases shares of its common stock under the share repurchase program approved by the Board of Directors. Repurchases have typically been through open market transactions and have complied with all regulatory restrictions on the timing and amount of such repurchases. Shares repurchased have been added to treasury stock and accounted for at cost. These shares may be periodically reissued for stock option exercises, employee stock purchase plan purchases and to fulfill dividend reinvestment program needs. During 2007, 51,175 shares were repurchased in conjunction with the current program. Remaining shares authorized for repurchase were 91,491 as of December 31, 2007.
In 2007, Juniata increased its regular dividend by 6.1%, to $0.70 per common share. Per share common regular dividends in prior years were $0.66 and $0.61 in 2006 and 2005, respectively. Additionally, a special dividend of $0.25 was paid to shareholders in 2007. No special dividend was paid in 2006, but in 2005, a $0.50 special dividend was paid. (See Note 15 of Notes to Consolidated Financial Statements regarding restrictions on dividends from the Bank to the Company.) In January 2008, the Board of Directors declared a dividend of $0.18 per share for the first quarter of 2008 to stockholders of record on February 15, 2008, payable on March 1, 2008.

Juniata’s book value per share at December 31, 2007 was $11.02, as compared to $10.72 and $10.46 at December 31, 2006 and 2005, respectively. Juniata’s average equity to assets ratio for 2007, 2006 and 2005 was 11.21%, 11.47% and 11.90%, respectively. Refer also to the Capital Risk section in the Asset / Liability management discussion that follows.
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
Asset liquidity refers to assets that we are quickly able to convert into cash, consisting of cash, federal funds sold and securities. Short-term liquid assets generally consist of federal funds sold and securities maturing over the next twelve months. The quality of our short-term liquidity is very good: as federal funds are unimpaired by market risk and as bonds approach maturity, they get closer to par value. Liquid assets tend to reduce earnings when there is not an immediate use for such funds, since normally these assets generate income at a lower rate than loans or other longer-term investments.
Liability liquidity refers to funding obtained through deposits. The largest challenge associated with liability liquidity is cost. Juniata’s ability to attract deposits depends primarily on several factors including sales effort, competitive interest rates and other conditions that help maintain consumer confidence in the stability of the financial institution. Large certificates of deposit, public funds and brokered deposits are all acceptable means of generating and providing funding. If the cost is favorable or fits the overall cost structure of the Bank, then these sources have many benefits. They are readily available, come in large block size, have investor-defined maturities and are generally low maintenance.
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
“Available liquidity” encompasses all three sources of liquidity when determining liquidity adequacy. It results from the Bank’s access to short-term funding sources for immediate needs and long-term funding sources when the need is determined to be permanent. Management uses both on-balance sheet liquidity and off-balance sheet liquidity to manage its liquidity position. The Company’s liquidity strategy is to maintain an adequate volume of high quality liquidity instruments to facilitate customer liquidity demands. Management also maintains sufficient capital, which provides access to the liability and off-balance sheet sides of the balance sheet for funding. An active knowledge of debt funding sources is important to liquidity adequacy.
Contingency funding management involves maintaining contingent sources of immediate liquidity. Management believes that it must consider an array of available sources in terms of volume, maturity, cash flows and pricing. To meet demands in the normal course of business or for contingency, secondary sources of funding such as public funds deposits, collateralized loans, sales of investment securities or sales of loan receivables are considered.
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
Juniata is a member of the Federal Home Loan Bank (FHLB) of Pittsburgh, which provides short-term liquidity. The Bank uses this vehicle to satisfy temporary funding needs throughout the year, but had no overnight advances under this arrangement as of December 31, 2007.
The Bank’s maximum borrowing capacity with the Federal Home Loan Bank of Pittsburgh is $193,933,000, with no borrowings outstanding as of December 31, 2007. In order to borrow an amount in excess of $21,900,000, the FHLB would require the Bank to purchase additional Federal Home Loan Bank Stock. The Federal Home Loan Bank is a source of both short-term and long-term funding. The Bank must maintain sufficient qualifying collateral, as defined, to secure all outstanding advances. A $5,000,000 long-term note payable to the Federal Home Loan Bank was repaid on its maturity date of August 9, 2006. That note carried a fixed rate of interest of 2.86%. It is not anticipated at this time that new long-term funding will be needed during 2008.
Juniata needs liquid resources available to fulfill contractual obligations that require future cash payments. The table below summarizes significant obligations to third parties, by type, that are fixed and determined at December 31, 2007.
Presented below are the significant contractual obligations of the Company as of December 31, 2007 (in thousands of dollars). Further discussion of the nature of each obligation is included in the referenced note to the consolidated financial statements.
Contractual Obligations

			Payments Due by Period
				One to	Three to	More than
	Note		One Year	Three	Five	Five
	Reference	Total	or Less	Years	Years	Years

Certificates of deposits	11	$202,004	$135,166	$55,229	$11,609	$—
Federal Funds borrowed and security repurchase agreements	12	5,431	5,431	—	—	—
Long-term debt	12	—	—	—	—	—
Operating lease obligations	13	503	101	205	155	42
Other long-term liabilities
Employee pension	18	3,553	308	641	687	1,917
3rd party data processor contract	22	510	204	306	—	—
Supplemental retirement and deferred compensation	18	4,407	457	948	738	2,264

		$216,408	$141,667	$57,329	$13,189	$4,223

Capital Risk
The Company maintains sufficient core capital to protect depositors and stockholders and to take advantage of business opportunities while ensuring that it has resources to absorb the risks inherent in the business. Federal banking regulators have established capital adequacy requirements for banks and bank holding companies based on risk factors, which require more capital backing for assets with higher potential credit risk than assets with lower credit risk. All banks and bank holding companies are required to have a minimum of 4% of risk adjusted assets in Tier I capital and 8% of risk adjusted assets in Total capital (Tier I and Tier II capital). As of December 31, 2007 and 2006, Juniata’s Tier I capital ratio was 17.53% and 16.24%, respectively, and its Total capital ratio was 18.41% and 17.18%, respectively. Additionally, banking organizations must maintain a minimum Tier I capital to total average asset (leverage) ratio of 3%. This 3% leverage ratio is a minimum for the top-rated banking organizations without any supervisory, financial or operational weaknesses or deficiencies. Other banking organizations are required to maintain leverage capital ratios 100 to 200 basis points above the minimum depending on their financial condition. At December 31, 2007 and 2006, Juniata’s leverage ratio was 11.06% and 11.27%, respectively, with a required leverage ratio of 4% (see Note 15 of Notes to the Consolidated Financial Statements).
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
The committee operates under management policies defining guidelines and limits on the level of risk. These policies are monitored and approved by the Board of Directors. A simulation analysis is used to assess earnings and capital at risk from movements in interest rates. The model considers three major factors of (1) volume differences, (2) repricing differences, and (3) timing in its income simulation. As of December 31, 2007, the model disseminated data into appropriate repricing buckets, based upon the static position at that time. The interest-earning assets and interest-bearing liabilities were assigned a multiplier to simulate how much that particular balance sheet item would re-price when interest rates change. Finally, the estimated timing effect of rate changes is applied, and the net interest income effect is determined on a static basis (as if no other factors were present). As the table below indicates, based upon rate shock simulations on a static basis, the Company appears to be in a neutral position, which is very slightly asset sensitive. Over a one-year period, the effect of a 100 and 200 basis point rate increase would add only about $15,000 and $29,000, respectively, to net interest income. Conversely, the effect of a 100 and 200 basis point decline would result in lower net interest income by approximately the same amounts. The modeling process is continued by further estimating the impact that imbedded options and probable internal strategies may have in the changing-rate environment. Examples of imbedded options are floor and ceiling features in adjustable rate mortgages and call features on securities in the investment portfolio. Probable internal strategies would include loan and deposit pricing methodologies employed to mitigate the negative effects that certain rate environments could have on the net interest margin. For example, rate changes on certain core transaction deposits may be more likely to occur in a declining rate environment than in a rising rate environment. Applying the likely results of all known imbedded options and likely internal pricing strategies to the simulation produces quite different results from the static position assumptions. The Company becomes liability sensitive in a declining rate environment and asset sensitive in the rising rate scenario. Over a one-year period, the effect a 100 and 200 basis point rate increase would add about $52,000 and $134,000, respectively, to net interest income. The effect of a 100 and 200 basis point decline would likewise result in higher net interest income by approximately $262,000 and $556,000, respectively. Juniata’s rate risk policies provide for maximum limits on net interest income that can be at risk for 100 through 200 basis point changes in interest rates.
Effect of Interest Rate Risk on Net Interest Income
(Dollars in thousands)

	Change in Net	Change in Net
	Interest Income	Interest Income
Change in	Due to Interest	Due to	Total Change in
Interest Rates	Rate Risk	Imbedded	Net Interest
(Basis Points)	(Static)	Options	Income
200	$29	$105	$134
100	15	37	52
0	—	—	—
-100	(15)	277	262
-200	(29)	585	556
Table 5, presented below, illustrates the maturity distribution of the Company’s interest-sensitive assets and liabilities as of December 31, 2007. Earliest re-pricing opportunities for variable and adjustable rate products and scheduled maturities for fixed rate products have been placed in the appropriate column to compute the cumulative sensitivity ratio (ratio of interest-earning assets to interest-bearing liabilities). Through one year, the cumulative sensitivity ratio is 0.83, indicating a well-matched balance sheet, with a minor amount of risk when measured on a static basis.

Table 5
MATURITY DISTRIBUTION
AS OF DECEMBER 31, 2007
(In thousands)
Remaining Maturity / Earliest Possible Repricing

		Over Three	Over Six	Over One
	Three	Months But	Months But	Year But	Over
	Months	Within Six	Within One	Within Five	Five
	or Less	Months	Year	Years	Years	Total
Interest Earning Assets
Interest bearing deposits	$770	$200	$—	$5,325	$—	$6,295
Federal funds sold	7,500	—	—	—	—	7,500
Investment securities:
U.S. Treasury securities and obligations of U.S. Government agencies and corporations	374	2,641	665	17,115	6,021	26,816
Obligations of state and political subdivisions	9,070	655	531	19,263	6,288	35,807
Mortgage-backed securities	360	—	—	288	2,283	2,931
Stocks	—	—	—	—	1,502	1,502
Loans:
Commercial, financial, and agricultural	24,871	8	139	3,498	326	28,842
Real estate - commercial	24,436	—	—	4,585	—	29,021
Real estate - construction	27,223	—	—	—	—	27,223
Real estate - mortgage	12,131	12,150	24,274	43,158	35,611	127,324
Home equity (net of unearned discount)	8,857	89	319	8,792	45,621	63,678
Personal	678	93	371	9,893	4,284	15,319
Obligations of state and political subdivisions	40	2	—	962	5,589	6,593

Total Interest Earning Assets	116,310	15,838	26,299	112,879	107,525	378,851

Interest Bearing Liabilities
Demand deposits	36,978	748	2,993	10,475	23,627	74,821
Savings deposits	6,775	339	1,355	4,743	20,665	33,877
Certificates of deposit over $100,000	7,225	6,711	8,650	13,722	—	36,308
Time deposits	34,711	31,786	46,083	53,116	—	165,696
Securities sold under agreements to repurchase	5,431	—	—	—	—	5,431
Short-term borrowings	—	—	—	—	—	—
Long-term debt	—	—	—	—	—	—
Other interest bearing liabilities	1,037	—	—	—	—	1,037

Total Interest Bearing Liabilities	92,157	39,584	59,081	82,056	44,292	317,170

Gap	$24,153	$(23,746)	$(32,782)	$30,823	$63,233	$61,681

Cumulative Gap	$24,153	$407	$(32,375)	$(1,552)	$61,681

Cumulative sensitivity ratio	1.26	1.00	0.83	0.99	1.19

Commercial, financial and agricultural loans maturing after one year with:
Fixed interest rates				$3,498	$326	$3,824
Variable interest rates				—	—	—

Total				$3,498	$326	$3,824

Investment Portfolio Risk
Management considers its investment portfolio risk as the amount of appreciation or depreciation the investment portfolio will sustain when interest rates change. The securities portfolio will decline in value when interest rates rise and increase in value when interest rates decline. Securities with long maturities, excessive optionality (as a result of call features) and unusual indexes tend to produce the most market risk during interest rate movements. Rate shocks of plus and minus 100, 200 and 300 basis points were applied to the securities portfolio to determine how Tier 1 capital would be affected if the securities portfolio had to be liquidated and all gains and losses were recognized. The test revealed that, as of December 31, 2007, the risk-based capital ratio would remain adequate under these scenarios.
Economic Risk
Economic risk is the risk that the long-term or underlying value of the Company will change if interest rates change. Economic value of equity (EVE) represents the present value of the balance sheet without regard to business continuity. Economic value of equity methodology requires us to calculate the present value of all interest bearing instruments. Generally banks are exposed to rising interest rates on an economic value of equity basis because of the inherent mismatch between longer duration assets compared to shorter duration liabilities. A plus and minus 200 basis point shock was applied, resulting in a minimal change to EVE, indicating a stable value.
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
The Company had outstanding loan origination commitments aggregating $35,827,000 and $37,627,000 at December 31, 2007 and 2006, respectively. In addition, the Company had $15,544,000 and $10,975,000 outstanding in unused lines of credit commitments extended to its customers at December 31, 2007 and 2006, respectively.
Letters of credit are instruments issued by the Company that guarantee the beneficiary payment by the Bank in the event of default by the Company’s customer in the non-performance of an obligation or service. Most letters of credit are extended for one-year periods. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Company holds collateral supporting those commitments for which collateral is deemed necessary. The amount of the liability as of December 31, 2007 and 2006 for guarantees under letters of credit issued is not material.
The maximum undiscounted exposure related to these commitments at December 31, 2007 was $718,000, and the approximate value of underlying collateral upon liquidation that would be expected to cover this maximum potential exposure was $2,562,000.
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

Report on Management’s Assessment of Internal Control over Financial Reporting
The management of the Company is responsible for establishing and maintaining effective disclosure controls and procedures, as defined under Rules 13a-15(e) and 15d-15(e) of the Securities Exchange Act of 1934. As of December 31, 2007, an evaluation was performed under the supervision and with the participation of Management, including the Chief Executive Officer and Chief Financial Officer, of the effectiveness of the design and operation of the Company’s disclosure controls and procedures. Based on that evaluation, management concluded that disclosure controls and procedures as of December 31, 2007 were effective in ensuring material information required to be disclosed in this Annual Report on Form 10-K was recorded, processed, summarized and reported on a timely basis. Additionally, there were no changes in the Company’s internal control over financial reporting.
Management’s responsibilities related to establishing and maintaining effective disclosure controls and procedures include maintaining effective internal control over financial reporting that are designed to produce reliable financial statements in accordance with accounting principles generally accepted in the United States of America. As disclosed in the Report on Management’s Assessment of Internal Control Over Financial Reporting, Management assessed the Company’s system of internal control over financial reporting as of December 31, 2007 and 2006, in relation to criteria for effective internal control over financial reporting as described in “Internal Control – Integrated Framework,” issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this assessment, Management believes that, as of December 31, 2007, its system of internal control over financial reporting met those criteria and is effective.
/s/ Francis J. Evanitsky
Francis J. Evanitsky, President and Chief Executive Officer
/s/ JoAnn N. McMinn
JoAnn N. McMinn, Chief Financial Officer

Report of Independent Registered Public Accounting Firm on Effectiveness of Internal Control over
Financial Reporting
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors and Stockholders
Juniata Valley Financial Corp.
Mifflintown, Pennsylvania
     We have audited Juniata Valley Financial Corp. and its wholly-owned subsidiary’s The Juniata Valley Bank, (the “Company”) internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”). The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Management’s Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.
     We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audit also included performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.
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
     In our opinion, the Company, maintained, in all material respects, effective internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”).
     We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of Juniata Valley Financial Corp. and its wholly-owned subsidiary, The Juniata Valley Bank as of December 31, 2007 and 2006 and the related consolidated statements of income, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2007, and our report dated March 13, 2008 expressed an unqualified opinion.
/s/ Beard Miller Company LLP
Beard Miller Company LLP
Lancaster, Pennsylvania
March 13, 2008

Report of Independent Registered Public Accounting Firm on Consolidated Financial Statements
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors and Stockholders
Juniata Valley Financial Corp.
Mifflintown, Pennsylvania
     We have audited the accompanying consolidated balance sheets of Juniata Valley Financial Corp. and its wholly-owned subsidiary, The Juniata Valley Bank, (the “Company”) as of December 31, 2007 and 2006, and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2007. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
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
     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Juniata Valley Financial Corp. and its wholly-owned subsidiary, The Juniata Valley Bank, as of December 31, 2007 and 2006 and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2007 in conformity with accounting principles generally accepted in the United States of America.
     As discussed in Note 18 to the consolidated financial statements, the Company changed its method of accounting for Defined Benefit, Pension, and other post retirement plans in 2006.
     As discussed in Note 1 to the consolidated financial statements, the Company changed its method of accounting for share-based payments in 2006.
     We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”) and our report dated March 13, 2008 expressed an unqualified opinion.
Beard Miller Company LLP
Lancaster, Pennsylvania
March 13, 2008

Juniata Valley Financial Corp. and Subsidiary
Consolidated Statements of Financial Condition
(in thousands, except share data)

	December 31,	December 31,
	2007	2006
ASSETS
Cash and due from banks	$12,254	$16,476
Interest bearing deposits with banks	770	102
Federal funds sold	7,500	1,200

Cash and cash equivalents	20,524	17,778
Interest bearing time deposits with banks	5,525	5,660
Securities available for sale	67,056	56,383
Securities held to maturity, fair value of $0 and $2,480, respectively	—	2,500
Restricted investment in Federal Home Loan Bank (FHLB) stock	1,095	1,076
Investment in unconsolidated subsidiary	2,972	2,892
Total loans, net of unearned interest	298,000	305,818
Less: Allowance for loan losses	(2,322)	(2,572)

Total loans, net of allowance for loan losses	295,678	303,246
Premises and equipment, net	7,272	6,542
Bank owned life insurance and annuities	12,344	11,017
Core deposit intangible	389	434
Goodwill	2,046	2,046
Accrued interest receivable and other assets	5,245	6,357

Total assets	$420,146	$415,931

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Deposits:
Non-interest bearing	$48,755	$42,829
Interest bearing	310,702	312,340

Total deposits	359,457	355,169

Securities sold under agreements to repurchase	5,431	6,112
Other interest bearing liabilities	1,037	927
Accrued interest payable and other liabilities	5,649	5,937

Total liabilities	371,574	368,145
Stockholders’ Equity:
Preferred stock, no par value:
Authorized - 500,000 shares, none issued
Common stock, par value $1.00 per share:
Authorized - 20,000,000 shares
Issued - 4,745,826 shares
Outstanding -
4,409,445 shares at December 31, 2007;
4,457,934 shares at December 31, 2006	4,746	4,746
Surplus	18,297	18,259
Retained earnings	32,755	31,531
Accumulated other comprehensive loss	(557)	(1,098)
Cost of common stock in Treasury:
336,381 shares at December 31, 2007;
287,892 shares at December 31, 2006	(6,669)	(5,652)

Total stockholders’ equity	48,572	47,786

Total liabilities and stockholders’ equity	$420,146	$415,931

See Notes to Consolidated Financial Statements

Juniata Valley Financial Corp. and Subsidiary
Consolidated Statements of Income
(in thousands, except share data)

	Years Ended December 31,
	2007	2006	2005
Interest income:
Loans, including fees	$22,851	$21,768	$19,767
Taxable securities	2,438	1,975	1,872
Tax-exempt securities	857	659	654
Other interest income	577	261	414

Total interest income	26,723	24,663	22,707

Interest expense:
Deposits	10,744	9,472	7,666
Securities sold under agreements to repurchase	276	246	167
Short-term borrowings	1	275	14
Long-term debt	—	88	148
Other interest bearing liabilities	39	30	20

Total interest expense	11,060	10,111	8,015

Net interest income	15,663	14,552	14,692
Provision for loan losses	120	54	28

Net interest income after provision for loan losses	15,543	14,498	14,664

Noninterest income:
Trust fees	444	435	374
Customer service fees	1,656	1,497	1,390
Earnings on bank owned life insurance and annuities	440	433	364
Commissions from sales of non-deposit products	711	513	426
Income from unconsolidated subsidiary	192	80	—
Securities impairment charge	(33)	—	—
Gain on sales of securities	14	181	175
Gain on sales of other assets	1	10	2
Other noninterest income	774	681	592

Total noninterest income	4,199	3,830	3,323

Noninterest expense:
Employee compensation expense	5,137	4,593	4,285
Employee benefits	1,455	1,471	1,472
Employee severance expense	—	—	284
Occupancy	892	804	821
Equipment	688	620	592
Data processing expense	1,332	1,204	1,224
Director compensation	455	465	476
Professional fees	437	378	788
Taxes, other than income	546	505	519
Intangible amortization	45	15	—
Other noninterest expense	1,222	1,190	1,219

Total noninterest expense	12,209	11,245	11,680

Income before income taxes	7,533	7,083	6,307
Provision for income taxes	2,099	2,081	1,741

Net income	$5,434	$5,002	$4,566

Earnings per share
Basic	$1.23	$1.12	$1.00
Diluted	$1.22	$1.11	$1.00
Cash dividends declared per share	$0.95	$0.66	$1.11
Weighted average basic shares outstanding	4,434,859	4,480,245	4,550,483
Weighted average diluted shares outstanding	4,444,466	4,492,552	4,568,098
See Notes to Consolidated Financial Statements

Juniata Valley Financial Corp. and Subsidiary
Consolidated Statements of Stockholders’ Equity
(in thousands, except share data)

	Years Ended December 31, 2007, 2006 and 2005
	Number				Accumulated
	of				Other		Total
	Shares	Common		Retained	Comprehensive	Treasury	Stockholders’
	Outstanding	Stock	Surplus	Earnings	(Loss) Income	Stock	Equity
Balance at December 31, 2004	2,280,629	$2,373	$20,386	$29,966	$414	$(2,986)	$50,153
Comprehensive income:
Net income				4,566			4,566
Change in unrealized gains (losses) on securities available for sale, net of reclassifica- tion adjustment and tax effects					(804)		(804)
Minimum pension liability, net of tax effects					(304)		(304)

Total comprehensive income							3,458
Cash dividends at $1.11 per share				(5,046)			(5,046)
Purchase of treasury stock, at cost	(62,907)					(2,242)	(2,242)
Treasury stock issued for dividend reinvestment plan	20,434		171			480	651
Treasury stock issued for stock option and stock purchase plans	5,464		(7)			152	145
Stock issued pursuant to 2 for 1 stock split effective October 31, 2005	2,259,772	2,373	(2,373)				—

Balance at December 31, 2005	4,503,392	4,746	18,177	29,486	(694)	(4,596)	47,119
Comprehensive income:
Net income				5,002			5,002
Change in unrealized losses on securities available for sale, net of reclassifica- tion adjustment and tax effects					274		274
Minimum pension liability, net of tax effects					85		85

Total comprehensive income							5,361
Cumulative effect of change in accounting for pension and other post-retirement benefits, net of tax of $393					(763)		(763)
Cash dividends at $0.66 per share				(2,957)			(2,957)
Stock-based compensation expense			39				39
Purchase of treasury stock, at cost	(58,082)					(1,302)	(1,302)
Treasury stock issued for dividend reinvestment plan	8,147		37			159	196
Treasury stock issued for stock option and stock purchase plans	4,477		6			87	93

Balance at December 31, 2006	4,457,934	4,746	18,259	31,531	(1,098)	(5,652)	47,786
Comprehensive income:
Net income				5,434			5,434
Change in unrealized losses on securities available for sale, net of reclassifica- tion adjustment and tax effects					260		260
Defined benefit retirement plan adjustments, net of tax effects					281		281

Total comprehensive income							5,975
Cash dividends at $0.95 per share				(4,210)			(4,210)
Stock-based compensation expense			43				43
Purchase of treasury stock, at cost	(51,175)					(1,069)	(1,069)
Treasury stock issued for stock option and stock purchase plans	2,686		(5)			52	47

Balance at December 31, 2007	4,409,445	$4,746	$18,297	$32,755	$(557)	$(6,669)	$48,572

See Notes to Consolidated Financial Statements

Juniata Valley Financial Corp. and Subsidiary
Consolidated Statements of Cash Flows
( in thousands)

	Years Ended December 31,
	2007	2006	2005
Operating activities :
Net income	$5,434	$5,002	$4,566
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	120	54	28
Provision for depreciation	653	594	590
Net amortization of securities premiums	104	133	209
Amortization of core deposit intangible	45	15	—
Security impairment charge	33	—	—
Net realized gains on sales of securities	(14)	(181)	(175)
Earnings on bank owned life insurance and annuities	(440)	(433)	(364)
Deferred income tax expense (credit)	94	40	(134)
Equity in earnings of unconsolidated subsidiary, net of dividends of $126 and $0	(66)	(80)	—
Stock-based compensation expense	43	39	—
Decrease (increase) in accrued interest receivable and other assets	901	(80)	372
Increase in accrued interest payable and other liabilities	248	258	76

Net cash provided by operating activities	7,155	5,361	5,168
Investing activities:
Purchases of:
Securities available for sale	(59,340)	(14,181)	(12,673)
Securities held to maturity	(3,955)	(5,100)	(4,400)
FHLB stock	(197)	(827)	(896)
Premises and equipment	(1,383)	(786)	(255)
Bank owned life insurance and annuities	(963)	(106)	(63)
Investment in unconsolidated subsidiary	—	(2,812)	—
Proceeds from:
Sales of securities available for sale	585	364	414
Maturities of and principal repayments on:
Securities available for sale	48,331	24,588	15,882
Securities held to maturity	6,455	5,100	5,400
Redemption of FHLB stock	178	1,107	869
Bank owned life insurance and annuities	76	169	244
Sale of other real estate owned	243	624	—
Net decrease in interest bearing time deposits	135	—	1,100
Net cash received from branch acquisition	—	13,801	—
Net (increase) decrease in loans receivable	7,051	(4,916)	(18,569)

Net cash (used in) provided by investing activities	(2,784)	17,025	(12,947)
Financing activities:
Net increase (decrease) in deposits	4,288	(8,388)	10,825
Net (decrease) increase in short-term borrowings and securities sold under agreements to repurchase	(681)	(3,689)	5,085
Long-term debt repayment	—	(5,000)	—
Cash dividends	(4,210)	(2,957)	(5,046)
Purchase of treasury stock	(1,069)	(1,302)	(2,242)
Treasury stock issued for dividend reinvestment and employee stock purchase plans	47	289	796

Net cash (used in) provided by financing activities	(1,625)	(21,047)	9,418

Net increase in cash and cash equivalents	2,746	1,339	1,639
Cash and cash equivalents at beginning of year	17,778	16,439	14,800

Cash and cash equivalents at end of year	$20,524	$17,778	$16,439

Supplemental information:
Interest paid	$11,060	$9,858	$7,861
Income taxes paid	1,885	1,930	1,851
Supplemental schedule of noncash investing and financing activities:
Transfer of loans to other real estate owned	$397	$757	$—
Transfer of fixed asset to other assets	—	—	256
See Notes to Consolidated Financial Statements

JUNIATA VALLEY FINANCIAL CORP. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2007, 2006 AND 2005
Nature Of Operations
Juniata Valley Financial Corp. (“Juniata” or the “Company”) is a bank holding company operating in central Pennsylvania, for the purpose of delivering financial services within its local market. Through its wholly-owned banking subsidiary, The Juniata Valley Bank (the “Bank”), Juniata provides retail and commercial banking and other financial services through 12 branch locations located in Juniata, Mifflin, Perry and Huntingdon counties. Additionally, in Mifflin and Centre counties, the Company maintains two offices for loan production and alternative investment sales. Each of the Company’s lines of business are part of the same reporting segment, whose operating results are regularly reviewed and managed by a centralized executive management group. The Bank provides a full range of banking services including on-line banking, an automatic teller machine network, checking accounts, NOW accounts, savings accounts, money market accounts, fixed rate certificates of deposit, club accounts, secured and unsecured commercial and consumer loans, construction and mortgage loans, safe deposit facilities, credit loans with overdraft checking protection and student loans. The Bank also provides a variety of trust services. The Company has contracted with a broker-dealer to allow the offering of annuities, mutual funds, stock and bond brokerage services and long-term care insurance to its local market. Most of the Company’s commercial customers are small and mid-sized businesses operating in the Bank’s local service area. The Bank operates under a state bank charter and is subject to regulation by the Pennsylvania Department of Banking and the Federal Deposit Insurance Corporation. The bank holding company (parent company) is subject to regulation of the Federal Reserve Bank of Philadelphia.
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
Use of estimates
The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, the valuation of deferred tax assets, core deposit intangible and goodwill valuation, determination of the pension liability position and the determination of other-than-temporary impairment on securities.
Basis of presentation
Certain amounts previously reported have been reclassified to conform to the financial statement presentation for 2007. The reclassification had no effect on net income. Except for             shares outstanding in the Consolidated Statement of Stockholders’ Equity, all share and related price and dividend amounts presented herein have been restated to reflect the two-for-one stock split that occurred on October 31, 2005.

Significant group concentrations of credit risk
Most of the Company’s activities are with customers located within the Juniata Valley region. Note 4 discusses the types of securities in which the Company invests. Note 5 discusses the types of lending in which the Company engages.
As of December 31, 2007, there were no concentrations of credit to any particular industry equaling 10% or more of total outstanding loans. The Bank’s business activities are geographically concentrated in the counties of Juniata, Mifflin, Perry, Huntingdon, Centre, Franklin and Snyder, Pennsylvania. The Bank has a diversified loan portfolio; however, a substantial portion of its debtors’ ability to honor their obligations is dependent upon the economy in central Pennsylvania.
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
Securities
Securities classified as available for sale, which include marketable investment securities, are stated at fair value, with the unrealized gains and losses, net of tax, reported as a component of comprehensive income, until realized. Securities classified as available for sale are those securities that the Company intends to hold for an indefinite period of time but not necessarily to maturity. Any decision to sell a security classified as available for sale would be based on various factors, including significant movement in interest rates, changes in maturity mix of the Company’s assets and liabilities, liquidity needs, regulatory capital considerations and other similar factors. Investment securities for which management has the positive intent and ability to hold the security to maturity regardless of changes in market conditions, liquidity needs or changes in general economic conditions are classified as held to maturity and are stated at cost, adjusted for amortization of premium and accretion of discount computed by the interest method over their contractual lives. Interest and dividends on investment securities available for sale and held to maturity are recognized as income when earned. Premiums and discounts are recognized in interest income using the interest method over the terms of the securities. Gains or losses on the disposition of securities available for sale are based on the net proceeds and the adjusted carrying amount of the securities sold, determined on a specific identification basis.
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
Other real estate owned
Assets acquired in settlement of mortgage loan indebtedness are recorded as other real estate owned (OREO) and are included in other assets at fair value less estimated costs to sell. Costs to maintain the assets and subsequent gains and losses attributable to their disposal are included in other income and other expenses as realized. No depreciation or amortization expense is recognized. At December 31, 2007 and 2006, the carrying value of other real estate owned was $311,000 and $157,000, respectively.
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
Bank owned life insurance and annuities
The cash surrender value of bank owned life insurance and annuities is carried as an asset, and changes in cash surrender value are recorded as non-interest income. (See Note 7).
Income taxes
Juniata Valley Financial Corp. and its subsidiary file a consolidated federal income tax return. The provision for income taxes is based upon the results of operations, adjusted principally for tax-exempt income and earnings from bank owned life insurance. Certain items of income or expense are reported in different periods for financial reporting and tax return purposes. The tax effects of these temporary differences are recognized currently in the deferred income tax provision or benefit.
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
Advertising
The Company follows the policy of charging costs of advertising to expense as incurred. Advertising expenses were $152,000, $198,000 and $257,000 in 2007, 2006 and 2005, respectively.
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
As a result of adopting Statement 123(R) on January 1, 2006, the Company’s income before taxes and net income for the year ended December 31, 2007 and 2006 are $43,000 and $39,000 lower, respectively, than if it had continued to account for share-based compensation under Opinion 25. If the Company had not adopted Statement 123(R), diluted earnings per share for 2007 and 2006 would have been $0.01 higher. Basic earnings per share would have been unaffected for 2007, but $.01 higher in 2006.
Prior to the adoption of Statement 123(R), the Company presented all tax benefits of deductions resulting from the exercise of stock options as operating cash flows in the Consolidated Statements of Cash Flows. Statement 123(R) requires the cash flows resulting from the tax benefits resulting from tax deductions in excess of the compensation cost recognized for the options (excess tax benefits) to be classified as financing cash flows. There were no such tax benefits in 2007 or 2006.
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

2005
Net income, as reported	$4,566
Total stock-based employee compensation expense (net of tax) determined under fair value based method for all awards	(21)

Pro forma net income	$4,545

Basic earnings per share
As reported	$1.00
Pro forma	1.00

Diluted earnings per share
As reported	$1.00
Pro forma	1.00
These computations were derived using the Black-Scholes option-pricing model. The following weighted average assumptions were used to value options granted in current and prior periods presented.

	2007	2006	2005
Expected life of options	7 years	7 years	7 years
Risk-free interest rate	4.47%	4.74%	4.40%
Expected volatility	19.98%	20.50%	21.13%
Expected dividend yield	3.20%	2.99%	3.20%
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
2. Recent Accounting Pronouncements
FASB Statement No. 141 (R) “Business Combinations” was issued in December of 2007. This Statement establishes principles and requirements for how the acquirer of a business recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree. The Statement also provides guidance for recognizing and measuring the goodwill acquired in the business combination and determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. The guidance will become effective as of the beginning of a company’s fiscal year beginning after December 15, 2008. This new pronouncement will impact the Company’s accounting for business combinations beginning January 1, 2009.
FASB Statement No. 160 “Noncontrolling Interests in Consolidated Financial Statements—an amendment of ARB No. 51” was issued in December of 2007. This Statement establishes accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. The guidance will become effective as of the beginning of a company’s fiscal year beginning after December 15, 2008. The Company believes that this new pronouncement will not have a material impact on the Company’s consolidated financial statements in future periods.
Staff Accounting Bulletin No. 109 (SAB 109), “Written Loan Commitments Recorded at Fair Value Through Earnings” expresses the views of the staff regarding written loan commitments that are accounted for at fair value through earnings under generally accepted accounting principles. To make the staff’s views consistent with current authoritative accounting guidance, the SAB revises and rescinds portions of SAB No. 105, “Application of Accounting Principles to Loan Commitments.”  Specifically, the SAB revises the SEC staff’s views on incorporating expected net future cash flows related to loan servicing activities in the fair value measurement of a written loan commitment. The SAB retains the staff’s views on incorporating expected net future cash flows related to internally-developed intangible assets in the fair value measurement of a written loan commitment. The staff expects registrants to apply the views in Question 1 of SAB 109 on a prospective basis to derivative loan commitments issued or modified in fiscal quarters beginning after December 15, 2007. The Company does not expect SAB 109 to have a material impact on its consolidated financial statements.
In June 2007, the Emerging Issues Task Force (EITF) reached a consensus on Issue No. 06-11, “Accounting for Income Tax Benefits of Dividends on Share-Based Payment Awards” (“EITF 06-11”). EITF 06-11 states that an entity should recognize a realized tax benefit associated with dividends on nonvested equity shares, nonvested equity share units and outstanding equity share options charged to retained earnings as an increase in additional paid in capital. The amount recognized in additional paid in capital should be included in the pool of excess tax benefits available to absorb potential future tax deficiencies on share-based payment awards. EITF 06-11 should be applied prospectively to income tax benefits of dividends on equity-classified share-based payment awards that are declared in fiscal years beginning after December 15, 2007. The Company expects that EITF 06-11 will not have a material impact on its consolidated results of operations and financial condition.
In September 2006, the FASB issued FAS Statement No. 157, Fair Value Measurements, which defines fair value, establishes a framework for measuring fair value under GAAP, and expands disclosures about fair value measurements. FAS Statement No. 157 applies to other accounting pronouncements that require or permit fair value measurements. The new guidance is effective for financial statements issued for fiscal years beginning after November 15, 2007, and for interim periods within those fiscal years. In December 2007, the FASB issued proposed FASB Staff Position (FSP) 157-b, “Effective Date of FASB Statement No. 157,” that would permit a one-year deferral in applying the measurement provisions of Statement No. 157 to non-financial assets and non-financial liabilities (non-financial items) that are not recognized or disclosed at fair value in an entity’s financial statements on a recurring basis (at least annually). Therefore, if the change in fair value of a non-financial item is not required to be recognized or disclosed in the financial statements on an annual basis or more frequently, the effective date of application of Statement 157 to that item is deferred until fiscal years beginning after November 15, 2008 and interim periods within those fiscal years. This deferral does not apply, however, to an entity that applies Statement 157 in interim or annual financial statements before proposed FSP 157-b is finalized. The Company is currently evaluating the impact, if any, that the adoption of FSP 157-b will have on the Company’s consolidated results of operations and financial condition.
In June 2006, the Emerging Issues Task Force (EITF) released Issue No. 06-4, “Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements” (EITF 06-4). This EITF consensus opinion was ratified by the FASB on September 20, 2006. EITF 06-4 requires employers who have entered into a split-dollar life insurance arrangement with an employee that extends to post-retirement periods, to recognize a liability and related compensation costs in accordance with FAS No. 106, Accounting for Post Retirement Benefit Obligations or Accounting Principles Board Opinion No. 12, “Omnibus Opinion.” The effective date of EITF No. 06-4 is for fiscal years beginning after December 15, 2007, and the opinion may be adopted through either a cumulative effect adjustment to retained earnings at the beginning of the year of adoption, or through retrospective application to prior periods. The Company has split-dollar life insurance arrangements and has assessed the impact the adoption of the standard will have on the Company’s consolidated results of operations and financial position. It has been determined that the Company will recognize its liability and related compensation costs in accordance with APB Opinion No. 12. A cumulative effect reduction to retained earnings will be made on January 1, 2008, of approximately $317,000. The impact to pre-tax earnings in 2008 is expected to be a decrease of approximately $93,000.
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

In June 2006, the FASB issued FASB Interpretation No. 48 (“FIN 48”), Accounting for Uncertainty in Income Taxes. FIN 48 is an interpretation of FAS No. 109, Accounting for Income Taxes, and it seeks to reduce the diversity in practice associated with certain aspects of measurement and recognition in accounting for income taxes. In addition, FIN 48 requires expanded disclosure with respect to the uncertainty in income taxes and is effective for fiscal years beginning January 1, 2007. Adoption of this standard had no material effect on the Corporation’s consolidated results of operations and financial condition.
In May 2007, the FASB issued FASB Staff Position (“FSP”) FIN 48-1, “Definition of Settlement in FASB Interpretation No. 48” (FSP FIN 48-1). FSP FIN 48-1 provides guidance on how to determine whether a tax position is effectively settled for the purpose of recognizing previously unrecognized tax benefits. FSP FIN 48-1 is effective retroactively to January 1, 2007. The implementation of this standard did not have a material impact on our consolidated financial position or results of operations.
In February 2007, the FASB issued FASB Staff Position (FSP) FAS 158-1, “Conforming Amendments to the Illustrations in FASB Statements No. 87, No. 88, and No 106 and to the Related Staff Implementation Guides.” This FSP makes conforming amendments to other FASB statements and staff implementation guides and provides technical corrections to SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans.” The conforming amendments in this FSP were applied upon adoption of SFAS No. 158. Our adoption of FSP FAS 158-1 did not have a material impact on the Company’s consolidated results of operations and financial condition.
3. Restrictions on Cash and Due From Banks
The Company’s banking subsidiary is required to maintain cash reserve balances with the Federal Reserve Bank. The total required reserve balances were $1,091,000 and $1,030,000 as of December 31, 2007 and 2006, respectively.

4. Securities
The amortized cost and fair value of securities as of December 31, 2007 and 2006, by contractual maturity, are shown below (in thousands). Expected maturities may differ from contractual maturities because the securities may be called or prepaid with or without prepayment penalties.

	December 31, 2007
Securities Available for Sale			Gross	Gross
	Amortized	Fair	Unrealized	Unrealized
Type and maturity	Cost	Value	Gains	Losses
U.S. Treasury securities and obligations of U.S. Government agencies and corporations
Within one year	$3,676	$3,680	$9	$(5)
After one year but within five years	16,960	17,115	158	(3)
After five years but within ten years	6,000	6,021	22	(1)

	26,636	26,816	189	(9)
Obligations of state and political subdivisions
Within one year	11,620	11,616	1	(5)
After one year but within five years	17,730	17,903	176	(3)
After five years but within ten years	6,217	6,288	71

	35,567	35,807	248	(8)

Mortgage-backed securities	2,918	2,931	33	(20)
Equity securities	1,739	1,502	108	(345)

Total	$66,860	$67,056	$578	$(382)

	December 31, 2006
Securities Available for Sale			Gross	Gross
	Amortized	Fair	Unrealized	Unrealized
Type and maturity	Cost	Value	Gains	Losses
U.S. Treasury securities and obligations of U.S. Government agencies and corporations
Within one year	$20,403	$20,213	$—	$(190)
After one year but within five years	13,305	13,211	36	(130)
After five years but within ten years	1,000	1,001	1	—

	34,708	34,425	37	(320)
Obligations of state and political subdivisions
Within one year	7,192	7,199	10	(3)
After one year but within five years	4,590	4,526	—	(64)
After five years but within ten years	4,552	4,541	1	(12)

	16,334	16,266	11	(79)

Mortgage-backed securities	4,531	4,482	8	(57)
Equity securities	987	1,210	223	—

Total	$56,560	$56,383	$279	$(456)

Securities Held to Maturity			Gross	Gross
	Amortized	Fair	Unrealized	Unrealized
Type and maturity	Cost	Value	Gains	Losses
U.S. Treasury securities and obligations of U.S. Government agencies and corporations
Within one year	$2,500	$2,480	$—	$(20)

Certain obligations of the U.S. Government and state and political subdivisions are pledged to secure public deposits, securities sold under agreements to repurchase and for other purposes as required or permitted by law. The fair value of the pledged assets amounted to $31,348,000, $38,760,000 and $34,806,000 at December 31, 2007, 2006 and 2005, respectively.
In addition to cash received from the scheduled maturities of securities, some investment securities available for sale are sold at current market values during the course of normal operations. Following is a summary of proceeds received from all investment securities transactions, and the resulting realized gains and losses (in thousands):

	Years Ended December 31,
	2007	2006	2005
Gross proceeds from sales of securities	$585	$364	$414
Securities available for sale:
Gross realized gains	$—	$172	$175
Gross realized losses	(9)	—	—
Gross gains from business combinations	23	9	—
In accordance with the disclosure requirements of EITF 03-01, the following table shows gross unrealized losses and fair value, aggregated by category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2007 (in thousands):

	Less Than 12 Months		12 Months or More		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses	Value	Losses
U.S. Treasury securities and obligations of U.S. Government agencies and corporations	$1,998	$(2)	$1,568	$(7)	$3,566	$(9)
Obligations of state and political subdivisions	1,114	(1)	2,298	(7)	3,412	(8)
Mortgage-backed securities	—	—	1,144	(20)	1,144	(20)

Debt securities	3,112	(3)	5,010	(34)	8,122	(37)

Equity securities	948	(345)	—	—	948	(345)

Total temporarily impaired securities	$4,060	$(348)	$5,010	$(34)	$9,070	$(382)

The unrealized losses noted above are considered to be temporary impairments. Decline in the value of these debt securities is due only to interest rate fluctuations, rather than erosion of quality. As a result, the payment of contractual cash flows, including principal repayment, is not at risk. As management has the intent and ability to hold these investments until market recovery or maturity, none of the debt securities are deemed to be other-than-temporarily impaired.
Equity securities owned by the Corporation consist of common stock of various financial services providers that have traditionally been high-performing stocks. As a result of recent market volatility in financial stocks from news of sub-prime lending problems, the fair value of 15 of the stocks held are “under water” as of December 31, 2007, and as such, are considered to be impaired. The Company does not invest in bank stocks with the intent to sell them for a profit in the near-term. We invest in those bank stocks that we believe have potential to appreciate in value over the long-term, while providing for a reasonable dividend yield. We also buy and hold stocks of the companies that we believe have potential to be an acquirer or to be acquired, providing additional value.

Stocks can be cyclical and will experience some down periods. Historically, bank stocks have sustained cyclical losses, followed by periods of substantial gains. Therefore, we believe that both unrealized losses and gains are likely to be temporary, when observing performance in the banking sector. We do not believe that there is enough concrete data available yet, and there may not be for several more quarters, to support a decision to write down any of our equity investments. Based on these circumstances and our ability and intent to hold our equity investments for a reasonable period of time sufficient for a recovery of fair value, we did not consider these investments to be other-than temporarily impaired at December 31, 2007.
There are three debt securities that has had unrealized losses for less than 12 months. These securities have maturity dates ranging from December 2011 to December 2014. These securities each represent approximately 1.7% of the total debt securities amortized cost as of December 31, 2007. A total of 14 debt securities have had unrealized losses for 12 months or longer as of December 31, 2007. These securities have maturity dates ranging from March 2008 to March 2015. The unrealized loss position for each security ranges from 0.24% to 1.6% of the securities amortized cost as of December 31, 2007.
The following table shows gross unrealized losses and fair value, aggregated by category and length of time that individual securities had been in a continuous unrealized loss position, at December 31, 2006 (in thousands):

	Less Than 12 Months		12 Months or More		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses	Value	Losses
U.S. Treasury securities and obligations of U.S. Government agencies and corporations	$2,498	$(2)	$27,988	$(318)	$30,486	$(320)
Obligations of state and political subdivisions	7,910	(18)	4,243	(61)	12,153	(79)
Mortgage-backed securities	37	(1)	1,955	(56)	1,992	(57)

Debt securities	10,445	(21)	34,186	(435)	44,631	(456)

Total temporarily impaired securities	$10,445	$(21)	$34,186	$(435)	$44,631	$(456)

5. LOANS
Loans outstanding at the end of each year consisted of the following (in thousands):

	December 31,
	2007	2006
Commercial, financial and agricultural	$28,842	$23,341
Real estate - commercial	29,021	29,492
Real estate - construction	27,223	29,489
Real estate - mortgage	127,324	132,572
Home equity	63,960	67,842
Obligations of states and political subdivisions	6,593	5,129
Personal	15,319	18,545
Unearned interest	(282)	(592)

Total	$298,000	$305,818

The recorded investment in non-performing loans as of each year end follows (in thousands):

	December 31,
	2007	2006
Nonaccrual loans	$—	$1,240
Accruing loans past due 90 days or more	837	214
Restructured loans	—	—

Total non-performing loans	$837	$1,454

Interest income not recorded on nonaccrual loans was $67,000, $44,000 and $64,000 in 2007, 2006 and 2005, respectively .
The aggregate amount of demand deposits that have been reclassified as loan balances at December 31, 2007 and 2006 are $54,000 and $62,000, respectively.
Pledged Loans
The Bank must maintain sufficient qualifying collateral with the Federal Home Loan Bank (FHLB), in order to secure all loans and credit products. Therefore, a Master Collateral Agreement has been entered into which pledges all mortgage related assets as collateral for future borrowings. Mortgage related assets could include loans or investments. As of December 31, 2007, the amount of loans included in qualifying collateral was $167,967,000, for a collateral value of $139,110,000.

6. Allowance For Loan Losses
To provide for the risk of loss inherent in the process of extending credit, the Bank maintains an allowance for loan losses and for lending-related commitments.
A summary of the transactions in the allowance for loan losses for the last three years (in thousands) is shown below. The Bank recorded charge-offs of $122,000 in 2007 and $150,000 in each of the years 2006 and 2005 for a commercial loan that was subject to bankruptcy liquidation. This loan has been fully charged off as of December 31 2007. In 2007, we charged off $180,000 of the remaining loan balances related to two relationships.

	Years Ended December 31,
	2007	2006	2005
Balance of allowance - beginning of period	$2,572	$2,763	$2,989
Loans charged off:
Commercial, financial and agricultural	291	159	171
Real estate - commercial	—	—	—
Real estate - construction	—	—	30
Real estate - mortgage	66	19	3
Personal	61	129	75

Total charge-offs	418	307	279

Recoveries of loans previously charged off:
Commercial, financial and agricultural	8	5	6
Real estate - commercial	—	—	—
Real estate - construction	—	—	5
Real estate - mortgage	8	—	—
Personal	32	25	14

Total recoveries	48	30	25

Net charge-offs	370	277	254
Provision for loan losses	120	54	28
Branch acquisition loan loss reserve	—	32	—

Balance of allowance - end of period	$2,322	$2,572	$2,763

Ratio of net charge-offs during period to average loans outstanding	0.12%	0.09%	0.09%

The Bank has certain loans in its portfolio that are considered to be impaired in accordance with FAS No. 114, as amended by FAS No. 118. It is the policy of the Company to recognize income on impaired loans that have been transferred to nonaccrual status on a cash basis, only to the extent that it exceeds principal balance recovery. Until an impaired loan is placed on nonaccrual status, income is recognized on the accrual basis. Following is a summary of impaired loan data as of the date of each balance sheet presented (in thousands).

	December 31,
	2007	2006
Impaired loans:
Recorded investment at period end	$88	$1,331
Impaired loan balance for which:
There is a related allowance	—	568
There is no related allowance	88	763
Related allowance on impaired loans	—	120

	Years Ended December 31,
	2007	2006	2005
Average recorded investment in impaired loans	$846	$1,628	$2,041
Interest income recognized (on a cash basis)	19	45	58
7. Bank Owned Life Insurance and Annuities
The Company holds bank-owned life insurance (BOLI), deferred annuities and payout annuities with a combined cash value of $12,344,000 and $11,017,000 at December 31, 2007 and 2006, respectively. As annuitants retire, the deferred annuities are converted to payout annuities to create payment streams that match certain post-retirement liabilities. The cash surrender value on the BOLI and annuities increased by $1,327,000, $370,000 and $364,000 in 2007, 2006 and 2005, respectively, from earnings recorded as non-interest income and from premium payments, net of cash payments received. Premiums for new policies in 2007 were $853,000 and premiums on existing policies were $109,000. Payments from the annuities in 2007 were $77,000 and earnings on the policies were $440,000. The contracts are owned by the Bank in various insurance companies. The credit rate on the policies varies annually based on the insurance companies’ investment portfolio returns in their general fund and market conditions. Cash value of BOLI an annuities at the end of each year consisted of the following (in thousands):

	December 31,
	2007	2006
Life insurance	$11,879	$10,515
Deferred annuities	230	204
Payout Annuities	235	298

	$12,344	$11,017

8. Premises And Equipment
Premises and equipment consist of the following (in thousands):

	December 31,
	2007	2006
Land	$864	$864
Buildings and improvements	8,234	7,099
Furniture, computer software and equipment	4,684	4,463

	13,782	12,426
Less: accumulated depreciation	(6,510)	(5,884)

	$7,272	$6,542

Depreciation expense on premises and equipment charged to operations was $653,000 in 2007, $594,000 in 2006 and $590,000 in 2005.

9. Acquisition
On September 8, 2006, the Company completed its acquisition of a branch office in Richfield, PA. The acquisition included real estate, deposits and loans. The assets and liabilities of the acquired branch office were recorded on the consolidated balance sheet at their estimated fair values as of September 8, 2006, and its results of operations have been included in the consolidated statements of income since such date.
Included in the purchase price of the branch was goodwill and core deposit intangible of $2,046,000 and $449,000, respectively. The core deposit intangible is being amortized over a ten-year period on a straight line basis. The goodwill is not amortized, but is measured annually for impairment. Core deposit intangible amortization expense of $45,000 and $15,000 was recorded in 2007 and 2006, respectively. Intangible amortization expense projected for the succeeding five years beginning in 2008 is estimated to be $45,000 per year and $164,000 in total for years after 2012.
The following table summarizes the estimated fair value (in thousands) of the net liabilities assumed:

Assets:
Cash	$261
Premises and equipment	139
Loans	3,810
Core deposit intangible	449
Goodwill	2,046
Other assets	9

Total assets	6,714

Liabilities:
Deposits	20,090
Other liabilities	164

Total liabilities	20,254

Net liabilities assumed	$13,540

10. Investment in Unconsolidated Subsidiary
On September 1, 2006, the Company invested in The First National Bank of Liverpool (FNBL), Liverpool, PA, by purchasing 39.16% of its outstanding common stock. This investment is accounted for under the equity method of accounting, as defined in Accounting Principles Board Opinion No. 18. The investment is being carried at $2,972,000 as of December 31, 2007, of which $1,963,000 represents the underlying equity in net assets of FNBL. The difference between the investment carrying amount and the amount of the underlying equity, $1,009,000, is considered to be goodwill and is evaluated quarterly for impairment. A loss in value of the investment which is other than a temporary decline will be recognized. Evidence of a loss in value might include, but would not necessarily be limited to, absence of an ability to recover the carrying amount of the investment or inability of FNBL to sustain an earnings capacity which would justify the carrying amount of the investment.

11. Deposits
Deposits consist of the following (in thousands):

	December 31,
	2007	2006
Demand, non-interest bearing	$48,755	$42,829
NOW and Money Market	74,821	75,186
Savings	33,877	36,217
Time deposits, $100,000 or more	36,308	38,032
Other time deposits	165,696	162,905

	$359,457	$355,169

Aggregate amount of scheduled maturities of time deposits as of December 31, 2007 include the following (in thousands):

	Time Deposits
Maturing in:	$100,000 or more	Other
2008	$22,586	$112,580
2009	5,469	25,050
2010	6,250	18,460
2011	468	4,805
2012	1,535	4,801

	$36,308	$165,696

12. Borrowings
Borrowings consist of the following (dollars in thousands):

	December 31, 2007		December 31, 2006		December 31, 2005		For the year 2007
								Average
	Outstanding		Outstanding		Outstanding		Average	Weighted
	Balance	Rate	Balance	Rate	Balance	Rate	Balance	Rate
Securities sold under agreements to repurchase	$5,431	3.01%	$6,112	4.54%	$4,201	3.60%	$6,822	4.05%
Short-term borrowings - Federal Home Loan Bank overnight advances	—		—		5,600	4.25%	15	4.93%

Long-term debt - Note payable to Federal Home Loan Bank	—		—		5,000	2.86%	—

	$5,431	3.01%	$6,112	4.54%	$14,801	3.60%	$6,837	4.05%

The maximum balance of short-term borrowings on any one day during 2007 was $1,750,000.
The Bank has repurchase agreements with several of its depositors, under which customers’ funds are invested daily into an interest bearing account. These funds are carried by the Company as short-term debt. It is the Company’s policy to have repurchase agreements collateralized 100% by U.S. Government securities. As of December 31, 2007, the securities that serve as collateral for securities sold under agreements to repurchase had a fair value of $10,907,000. The interest rate paid on these funds is variable and subject to change daily.
The Bank has entered into an agreement under which it can borrow up to $10,000,000 from the Federal Home Loan Bank. There were no borrowings under this agreement as of December 31, 2007. There is no expiration date on the current agreement.
The Bank’s maximum borrowing capacity with the Federal Home Loan Bank of Pittsburgh is $193,933,000, with no outstanding balance as of December 31, 2007. In order to borrow an amount in excess of $21,900,000, the FHLB would require the Bank to purchase additional Federal Home Loan Bank Stock. The Federal Home Loan Bank is a source of both short-term and long-term funding. The Bank must maintain sufficient qualifying collateral, as defined, to secure all outstanding advances. A long-term note payable to the Federal Home Loan Bank was outstanding as of December 31, 2005, but matured and was repaid August 9, 2006. While the loan was outstanding, it carried a fixed rate of interest of 2.86%.

13. Operating Lease Obligations
The Company has entered into a number of arrangements that are classified as operating leases. The operating leases are for several branch and office locations. The majority of the branch and office location leases are renewable at the Company’s option. Future minimum lease commitments are based on current rental payments. Rental expense charged to operations, including license fees for branch offices, was $103,000, $94,000 and $94,000 in 2007, 2006 and 2005, respectively.
The following is a summary of future minimum rental payments for the next five years required under operating leases that have initial or remaining noncancellable lease terms in excess of one year as of December 31, 2007 (in thousands):

Years ending December 31,
2008	$101
2009	102
2010	103
2011	97
2012	58
2013 and beyond	42

Total minimum payments required	$503

14. Income Taxes
The components of income tax expense for the three years ended December 31, 2007 were (in thousands):

	2007	2006	2005
Current tax expense	$2,005	$2,041	$1,875
Deferred tax (credit) expense	94	40	(134)

Total tax expense	$2,099	$2,081	$1,741

Income tax expense related to realized securities gains was $5,000 in 2007, $62,000 in 2006 and $60,000 in 2005.
A reconciliation of the statutory income tax expense computed at 34% to the income tax expense included in the consolidated statements of income follows (dollars in thousands):

	Years Ended December 31,
	2007	2006	2005
Income before income taxes	$7,533	$7,083	$6,307
Effective tax rate	34.0%	34.0%	34.0%

Federal tax at statutory rate	2,561	2,408	2,144
Tax-exempt interest	(298)	(233)	(242)
Net earnings on BOLI	(141)	(123)	(124)
Life insurance proceeds	—	—	(21)
Dividend from unconsolidated subsidiary	(34)	—	—
Stock-based compensation	15	13	—
Other permanent differences	(4)	16	(16)

Total tax expense	$2,099	$2,081	$1,741

Effective tax rate	27.9%	29.4%	27.6%
Deductible temporary differences and taxable temporary differences gave rise to a net deferred tax asset for the Company as of December 31, 2007 and 2006. The components giving rise to the net deferred tax asset are detailed below (in thousands):

	December 31,
	2007	2006
Deferred Tax Assets
Allowance for loan losses	$652	$748
Deferred directors’ compensation	705	711
Employee and director benefits	720	697
Qualified pension liability	319	455
Accrued employee severance	—	32
Unrealized losses on securities available for sale	—	60
Other	63	73

Total deferred tax assets	2,459	2,776

Deferred Tax Liabilities
Depreciation	(209)	(231)
Equity income from unconsolidated subsidiary	(50)	(27)
Prepaid expense	(91)	(105)
Unrealized gains on securities available for sale	(66)	—
Annuity earnings	(46)	(20)
Goodwill	(62)	(15)

Total deferred tax liabilities	(524)	(398)

Net deferred tax asset included in other assets	$1,935	$2,378

The Company has concluded that the deferred tax assets are realizable (on a more likely than not basis) through the combination of future reversals of existing taxable temporary differences, certain tax planning strategies and expected future taxable income.
Effective January 1, 2007, the Company adopted the provisions of FASB Interpretation No 48, “Accounting for Uncertainty in Income Taxes.” The Interpretation provides clarification on accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with SFAS No. 109, “Accounting for Income Taxes.” The Interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return, and also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. As a result of the Company’s evaluation of the implementation of FIN 48, no significant income tax uncertainties were identified. Therefore, the Company recognized no adjustment for unrecognized income tax benefits for the year ended December 31, 2007. Our policy is to recognize interest and penalties on unrecognized tax benefits in income taxes expense in the Consolidated Statements of Income.
Years that remain open for potential review by the Internal Revenue Service are 2004 through 2006.

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
The Company has a dividend reinvestment and stock purchase plan. Under this plan, additional shares of Juniata Valley Financial Corp. stock may be purchased at the prevailing market prices with reinvested dividends and voluntary cash payments, within limits. To the extent that shares are not available in the open market, the Company has reserved common stock to be issued under the plan. As of October 2005, any adjustment in capitalization of the Company resulted in a proportionate adjustment to the reserve for this plan. At December 31, 2007, 141,887 shares were available for issuance under the Dividend Reinvestment Plan.
In the fourth quarter of 2005 the Board declared a two-for-one stock split, effective October 31, 2005. As a result of the split, 2,372,913 common shares were issued.
The Company periodically repurchases shares of its common stock under the share repurchase program approved by the Board of Directors. In the fourth quarter of 2005, the Board updated the share repurchase program, authorizing management to buy back up to an additional 200,000 shares of its common stock. Repurchases have typically been through open market transactions and have complied with all regulatory restrictions on the timing and amount of such repurchases. Shares repurchased have been added to treasury stock and accounted for at cost. These shares may be reissued for stock option exercises, employee stock purchase plan purchases and to fulfill dividend reinvestment program needs. During 2007, 51,175 shares were repurchased in conjunction with this program. Remaining shares authorized in the program were 91,491 as of December 31, 2007.
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
Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to each maintain minimum amounts and ratios (set forth in the table below) of Total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined in the regulations), and Tier I capital (as defined in the regulations) to average assets (as defined in the regulations). Management believes, as of December 31, 2007 and 2006, that the Company and the Bank meet all capital adequacy requirements to which they were subject.

As of December 31, 2007, the most recent notification from the regulatory banking agencies categorized the the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum Total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the table. To the knowledge of management, there are no conditions or events since these notifications that have changed the institutions’ category.
The table below provides a comparison of the Company’s and the Bank’s risk-based capital ratios and leverage ratios to the minimum regulatory requirements for the periods indicated (dollars in thousands).
Juniata Valley Financial Corp. (Consolidated)

			Minimum Requirement
			For Capital
	Actual		Adequacy	Purposes
	Amount	Ratio	Amount	Ratio
As of December 31, 2007:
Total Capital	$49,080	18.41%	$21,328	8.00%
(to Risk Weighted Assets)
Tier 1 Capital	46,721	17.53%	10,664	4.00%
(to Risk Weighted Assets)
Tier 1 Capital	46,721	11.06%	16,896	4.00%
(to Average Assets)
As of December 31, 2006:
Total Capital	$49,076	17.18%	$22,853	8.00%
(to Risk Weighted Assets)
Tier 1 Capital	46,404	16.24%	11,427	4.00%
(to Risk Weighted Assets)
Tier 1 Capital	46,404	11.27%	16,463	4.00%
(to Average Assets)
The Juniata Valley Bank

					Minimum Regulatory
					Requirements to be
			Minimum Requirement		“Well Capitalized”
			For Capital		under Prompt
	Actual		Adequacy	Purposes	Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2007:
Total Capital	$41,032	15.62%	$21,015	8.00%	$26,269	10.00%
(to Risk Weighted Assets)
Tier 1 Capital	38,673	14.72%	10,508	4.00%	15,761	6.00%
(to Risk Weighted Assets)
Tier 1 Capital	38,673	9.25%	16,730	4.00%	20,913	5.00%
(to Average Assets)
As of December 31, 2006:
Total Capital	$40,929	14.51%	$22,563	8.00%	$28,204	10.00%
(to Risk Weighted Assets)
Tier 1 Capital	38,285	13.57%	11,282	4.00%	16,922	6.00%
(to Risk Weighted Assets)
Tier 1 Capital	38,285	9.35%	16,381	4.00%	20,477	5.00%
(to Average Assets)
Certain restrictions exist regarding the ability of the Bank to transfer funds to the Company in the form of cash dividends, loans or advances. At December 31, 2007, $29,081,000 of undistributed earnings of the Bank, included in the consolidated stockholders’ equity, was available for distribution to the Company as dividends without prior regulatory approval, subject to regulatory capital requirements above.

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

	Years Ended December 31,
	2007	2006	2005
	(Amounts, except earnings per share, in thousands)
Net income	$5,434	$5,002	$4,566
Weighted-average common shares outstanding	4,435	4,480	4,550

Basic earnings per share	$1.23	$1.12	$1.00

Weighted-average common shares outstanding	4,435	4,480	4,550
Common stock equivalents due to effect of stock options	9	12	18

Total weighted-average common shares and equivalents	4,444	4,492	4,568

Diluted earnings per share	$1.22	$1.11	$1.00

As of December 31, 2007 and 2006, there were 20,796 and 9,916 anti-dilutive stock options outstanding, respectively. There were no outstanding anti-dilutive stock options as of December 31, 2005.
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

	Year ended December 31, 2007
	Before	Tax (Expense)
	Tax	or	Net-of-Tax
	Amount	Benefit	Amount
Net income	$7,533	$(2,099)	$5,434
Other comprehensive income (loss):

Unrealized gains on available for sale securities :

Unrealized holding gains arising during the period	353	(120)	233

Unrealized holding gains from unconsolidated subsidiary	14	—	14
Less reclassification adjustment for:
gains included in net income	(14)	5	(9)
securities impairment charge	33	(11)	22
Unrecognized pension net gain	374	(127)	247
Amortization of pension prior service cost	(2)	—	(2)
Amortization of pension net actuarial loss	54	(18)	36

Other comprehensive income	812	(271)	541

Total comprehensive income	$8,345	$(2,370)	$5,975

	Year ended December 31, 2006
	Before	Tax (Expense)
	Tax	or	Net-of-Tax
	Amount	Benefit	Amount
Net income	$7,083	$(2,081)	$5,002
Other comprehensive income (loss):

Unrealized gains on available for sale securities :

Unrealized holding gains arising during the period	595	(202)	393
Less reclassification adjustment for gains included in net income	(181)	62	(119)
Minimum pension liability	129	(44)	85

Other comprehensive income	543	(184)	359

Total comprehensive income	$7,626	$(2,265)	$5,361

	Year ended December 31, 2005
	Before	Tax (Expense)
	Tax	or	Net-of-Tax
	Amount	Benefit	Amount
Net income	$6,307	$(1,741)	$4,566
Other comprehensive income (loss):

Unrealized losses on available for sale securities :

Unrealized holding losses arising during the period	(1,045)	357	(688)
Less reclassification adjustment for gains included in net income	(175)	59	(116)
Minimum pension liability	(461)	157	(304)

Other comprehensive loss	(1,681)	573	(1,108)

Total comprehensive income	$4,626	$(1,168)	$3,458

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
The Plan is administered by a committee of the Board of Directors, whose members are not eligible to receive options under the Plan. The Committee determines, among other things, which officers and key employees will receive options, the number of shares to be subject to each option, the option price and the duration of the option. Options vest over three to five years and are exercisable at the grant price, which is at least the fair market value of the stock on the grant date. These options are scheduled to expire through October 16, 2017. The aggregate number of shares that may be issued upon the exercise of options under the Plan is 440,000 shares, with 353,263 shares available for grant as of December 31, 2007. The Plan’s options outstanding at December 31, 2007 have exercise prices between $14.10 and $24.00, with a weighted average exercise price of $18.31 and a weighted average remaining contractual life of 6.86 years.
As of December 31, 2007, there was $114,000 of total unrecognized compensation cost related to nonvested share-based compensation arrangements granted under the Plan. That cost is expected to be recognized through 2012.
Cash received from option exercises under the Plan for the years ended December 31, 2007, 2006 and 2005 was $28,000, $11,000, and $64,000, respectively.
A summary of the status of the Plan as of December 31, 2007, 2006 and 2005, and changes during the years ending on those dates is presented below:

	2007		2006		2005
		Weighted Average		Weighted Average		Weighted Average
	Shares	Exercise Price	Shares	Exercise Price	Shares	Exercise Price
Outstanding at beginning of year	65,746	$17.83	57,983	$17.25	55,362	$15.49
Granted	15,513	20.05	10,880	21.00	10,953	24.00
Exercised	(1,747)	15.77	(750)	14.18	(4,528)	14.24
Forfeited	—		(2,367)	19.40	(3,804)	14.60

Outstanding at end of year	79,512	$18.31	65,746	$17.83	57,983	$17.25

Options exercisable at year-end	49,035	$16.79	40,735	$15.90	30,726	$14.94

Weighted-average fair value of of options granted during the year	$3.92		$4.50		$4.74

Intrinsic value of options exercised during the year	$9,058		$5,159		$41,647

The following table summarizes characteristics of stock options as of December 31, 2007:

		Outstanding			Exercisable
			Contractual	Average		Average
	Exercise		Average Life	Exercise		Exercise
Grant Date	Price	Shares	(Years)	Price	Shares	Price
11/20/2001	$14.10	10,813	3.51	$14.10	10,813	$14.10
11/19/2002	14.25	11,570	4.67	14.25	11,570	14.25
11/18/2003	15.13	12,094	5.89	15.13	11,029	15.13
11/15/2004	20.25	8,380	6.88	20.25	7,138	20.25
10/18/2005	24.00	10,262	7.54	24.00	5,549	24.00
10/17/2006	21.00	10,880	8.80	21.00	2,936	21.00
10/16/2007	20.05	15,513	9.80	20.05	—	20.05
Defined Benefit Retirement Plan
The Company sponsors a defined benefit retirement plan covering substantially all of its employees. The benefits are based on years of service and the employees’ compensation. The Company’s funding policy is to contribute annually no more than the maximum amount that can be deducted for federal income tax purposes. Contributions are intended to provide not only for benefits attributed to service to date but also for those expected to be earned in the future. The Company expects to contribute $200,000 to the defined benefit plan in 2008.
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

Increase
(Decrease)
Accrued pension liability	$1,156
Deferred tax asset	393
Accumulated other comprehensive loss	763
Management expects that approximately $225,000 will be recorded as net periodic expense for the defined benefit plan and amortized out of accumulated other comprehensive income in 2008.

The measurement date for the defined benefit plan is December 31. Information pertaining to the activity in the defined benefit plan is as follows (in thousands):

	Years ended December 31,
	2007	2006
Change in projected benefit obligation (PBO)
PBO at beginning of year	$6,881	$6,503
Service cost	281	296
Interest cost	387	366
Actuarial gain	(248)	(23)
Benefits paid	(260)	(261)

PBO at end of year	$7,041	$6,881

Change in plan assets
Fair value of plan assets at beginning of year	$5,543	$5,076
Actual return on plan assets, net of expenses	519	428
Employer contribution	300	300
Benefits paid	(260)	(261)

Fair value of plan assets at end of year	$6,102	$5,543

Reconciliation of funded status to net amount recognized
Funded status	(939)	(1,338)
Unrecognized net actuarial loss	1,071	1,500
Unrecognized transition asset	(10)	(12)
Minimum pension liability	(1,061)	(332)
Adjustment to accumulated other comprehensive income as a result of adoption of FAS No. 158	—	(1,156)

Accrued benefit cost	$(939)	$(1,338)

Accumulated benefit obligation	$5,793	$5,725
Pension expense included the following components for the years ended December 31 (in thousands):

	2007	2006	2005

Service cost during the year	$281	$296	$287
Interest cost on projected benefit obligation	387	366	346
Expected return on plan assets	(392)	(359)	(335)
Net amortization	(2)	(2)	(2)
Recognized net actuarial loss	54	75	94

Net periodic benefit cost	$328	$376	$390

Assumptions used to determine benefit obligations were:

	2007	2006	2005
Discount rate	6.25%	5.75%	5.75%
Rate of compensation increase	4.25	3.75	3.75
Assumptions used to determine the net periodic benefit cost were:

	2007	2006	2005
Discount rate	5.75%	5.75%	5.75%
Expected long-term return on plan assets	7.00	7.00	7.00
Rate of compensation increase	3.75	3.75	3.75
The investment strategy and investment policy for the retirement plan is 50% equity and 50% fixed income. The asset allocation as of December 31, 2007 is approximately 53% equities and 47% fixed income investments.
Future expected benefit payments (in thousands):

2008	2009	2010	2011	2012	2013-2017
$308	$308	$333	$338	$349	$1,917
Employee Stock Purchase Plan
The Company has an Employee Stock Purchase Plan under which employees, through payroll deductions, are able to purchase shares of stock annually. The option price of the stock purchases shall be between 85% and 100% of the fair market value of the stock on the commencement date as determined annually by the Board of Directors. The maximum number of shares which employees may purchase under the Plan is 250,000; however, the annual issuance of shares shall not exceed 5,000 shares plus any unissued shares from prior offerings. In 2007, 2006 and 2005, 939, 3,727 and 2,200 shares, respectively, were issued under this plan. At December 31, 2007, 202,162 shares were reserved for issuance under the Employee Stock Purchase Plan.
Supplemental Retirement Plans
The Company has non-qualified supplemental retirement and split-dollar life insurance plans for directors and key employees. At December 31, 2007 and 2006, the present value of the future liability was $1,153,000 and $1,202,000, respectively. For the years ended December 31, 2007, 2006 and 2005, $127,000, $145,000 and $188,000, respectively, was charged to expense in connection with these plans. The Company offsets the cost of these plans through the purchase of bank-owned life insurance and annuities. See Note 7.
Deferred Compensation Plans
The Company has entered into deferred compensation agreements with certain directors to provide each director an additional retirement benefit, or to provide their beneficiary a benefit in the event of pre-retirement death. At December 31, 2007 and 2006, the present value of the future liability was $2,075,000 and $2,091,000, respectively. For the years ended December 31, 2007, 2006 and 2005, $152,000, $151,000 and $152,000, respectively, was charged to expense in connection with these plans. The Company offsets the cost of these plans through the purchase of bank-owned life insurance. See Note 7.
Salary Continuation Plans
The Company has non-qualified salary continuation plans for key employees. At December 31, 2007 and 2006, the present value of the future liability was $966 ,000 and $848,000, respectively. For the years ended December 31, 2007, 2006 and 2005, $131,000, $140,000 and $82,000, respectively, was charged to expense in connection with these plans. The Company offsets the cost of these plans through the purchase of bank-owned life insurance. See Note 7.

19. Fair Value of Financial Instruments
Management uses its best judgment in estimating the fair value of the Company’s financial instruments; however, there are inherent weaknesses in any estimation technique. Therefore, the fair value estimates herein are not necessarily indicative of the amounts the Company could have realized in sales transactions on the dates indicated. The estimated fair value amounts have been measured as of their respective year ends and have not been re-evaluated or updated for purposes of these consolidated financial statements subsequent to those respective dates. As such, the estimated fair values of these financial instruments subsequent to the respective reporting dates may be different than the amounts reported at each year end.
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
Carrying values approximate fair value for cash and due from banks, interest-bearing demand deposits with other banks, federal funds sold, restricted stock in the Federal Home Loan Bank, interest receivable, non-interest bearing demand deposits, securities sold under agreements to repurchase, other interest bearing liabilities and interest payable.
Securities - The fair value of investment securities is determined by reference to quoted market prices or dealer quotes.
Loans – For variable-rate loans that reprice frequently and which entail no significant changes in credit risk, carrying values approximated fair value. Substantially all commercial loans and real estate mortgages are variable rate loans. The fair value of other loans (i.e. consumer loans and fixed-rate real estate mortgages) are estimated by calculating the present value of the cash flow difference between the current rate and the market rate, for the average maturity, discounted quarterly at the market rate.
Fixed rate time deposits - The estimated fair value is determined by discounting the contractual future cash flows, using the rates currently offered for deposits of similar remaining maturities.
Commitments to extend credit and letters of credit – The fair value of commitments to extend credit is estimated using the fees currently charged to enter into similar agreements, taking into account market interest rates, the remaining terms and present credit worthiness of the counterparties. The fair value of guarantees and letters of credit is based on fees currently charged for similar agreements.

Financial Instruments
(in thousands)

	December 31, 2007		December 31, 2006
	Carrying	Fair	Carrying	Fair
	Value	Value	Value	Value
Financial assets:
Cash and due from banks	$12,254	$12,254	$16,476	$16,476
Interest bearing deposits with banks	770	770	102	102
Federal funds sold	7,500	7,500	1,200	1,200
Interest bearing time deposits with banks	5,525	5,515	5,660	5,598
Securities	67,056	67,056	58,883	58,863
Restricted investment in FHLB stock	1,095	1,095	1,076	1,076
Total loans, net of unearned interest	298,000	302,157	305,818	305,233
Allowance for loan losses	(2,322)	(2,322)	(2,572)	(2,572)
Accrued interest receivable	2,247	2,247	2,040	2,040

Financial liabilities:
Non-interest bearing deposits	48,755	48,755	42,829	42,829
Interest bearing deposits	310,702	307,960	312,340	310,297
Securities sold under agreements to repurchase	5,431	5,431	6,112	6,112
Other interest bearing liabilities	1,037	1,037	927	927
Accrued interest payable	999	999	999	999

Off-balance sheet financial instruments:
Commitments to extend credit	—	—	—	—
Letters of credit	—	—	—	—

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
A summary of the Company’s financial instrument commitments is as follows (in thousands):

	December 31,
	2007	2006
Commitments to grant loans	$35,827	$37,627
Unfunded commitments under lines of credit	15,544	10,975
Outstanding letters of credit	718	859
Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since portions of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained by the Bank upon extension of credit is based on management’s credit evaluation of the counter-party. Collateral held varies but may include personal or commercial real estate, accounts receivable, inventory and equipment.
Outstanding letters of credit are instruments issued by the Bank that guarantee the beneficiary payment by the Bank in the event of default by the Bank’s customer in the non-performance of an obligation or service. Most letters of credit are extended for one year periods. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Bank holds collateral supporting those commitments for which collateral is deemed necessary. The amount of the liability as of December 31, 2007 and 2006 for guarantees under letters of credit issued is not material.
The maximum undiscounted exposure related to these guarantees at December 31, 2007 was $718,000, and the approximate value of underlying collateral upon liquidation that would be expected to cover this maximum potential exposure was $2,562,000.

21. Related-Party Transactions
The Bank has granted loans to certain of its executive officers, directors and their related interests. These loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons, and in the opinion of management, do not involve more than normal risk of collection. The aggregate dollar amount of these loans was $2,125,000 and $1,602,000 at December 31, 2007 and 2006, respectively. During 2007, $2,002,000 of new loans were made and repayments totaled $1,479,000. None of these loans were past due, in non-accrual status or restructured at December 31, 2007.
22. Commitments And Contingent Liabilities
In 2005, the Company extended an agreement to obtain data processing services from an outside service bureau through June 2010. The agreement provides for termination penalties if the Company cancels it prior to the end of the commitment period. If the contract would have been canceled as of December 31, 2007, termination penalties of approximately $510,000 would have been assessed.
The Company, from time to time, may be a defendant in legal proceedings relating to the conduct of its banking business. Most of such legal proceedings are a normal part of the banking business and, in management’s opinion, the consolidated financial condition and results of operations of the Company would not be materially affected by the outcome of such legal proceedings.
23. Subsequent Events
In January 2008, the Board of Directors declared a dividend of $0.18 per share for the first quarter of 2008 to shareholders of record on February 15, payable on March 1, 2008.

24. Juniata Valley Financial Corp. (Parent Company Only)
Financial information:
CONDENSED BALANCE SHEETS
(in thousands)

	December 31,
	2007	2006
ASSETS:
Cash	$235	$337
Interest bearing deposits with banks	355	490

Cash and cash equivalents	590	827

Investment in bank subsidiary	40,725	39,673
Investment in unconsolidated subsidiary	2,972	2,892
Investment securities available for sale	4,053	3,947
Other assets	275	522

TOTAL ASSETS	$48,615	$47,861

LIABILITIES:
Income tax payable	$9	$73
Accounts payable and other liabilities	34	2

STOCKHOLDERS’ EQUITY	48,572	47,786

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$48,615	$47,861

CONDENSED STATEMENTS OF INCOME
(in thousands)

	Years ended December 31,
	2007	2006	2005
INCOME:
Interest on deposits with banks	$17	$18	$18
Interest and dividends on investment securities available for sale	168	152	134
Dividends from bank subsidiary	4,968	7,031	7,380
Income from unconsolidated subsidiary	192	80	—
Gain on the sale of investment securities	—	77	45

TOTAL INCOME	5,345	7,358	7,577
EXPENSE:
Non-interest expense	153	109	169

TOTAL EXPENSE	153	109	169

INCOME BEFORE INCOME TAXES AND EQUITY IN UNDISTRIBUTED NET INCOME OF SUBSIDIARY	5,192	7,249	7,408
Income tax	32	68	8

	5,160	7,181	7,400
(Excess) deficient distributed net income of subsidiary	274	(2,179)	(2,834)

NET INCOME	$5,434	$5,002	$4,566

CONDENSED
STATEMENTS OF CASH FLOWS
(in thousands)

	Years ended December 31,
	2007	2006	2005
Cash flows from operating activities:
Net income	$5,434	$5,002	$4,566
Adjustments to reconcile net income to net cash provided by operating activities:
Distributions in excess of (below) (undistributed) net income of subsidiary	(274)	2,179	2,834
Realized gains on sales of investment securities	—	(77)	(45)
Income from unconsolidated subsidiary, net of dividends of $126 and $0	(66)	(80)	—
Decrease (increase) in interest and other assets	355	(180)	(267)
(Decrease) increase in taxes payable	(64)	68	44
Increase (decrease) in accounts payable and other liabilities	32	2	(35)

Net cash provided by operating activities	5,417	6,914	7,097

Cash flows from investing activities:
Purchases of available for sale securities	(762)	(134)	(489)
Proceeds from the sale of available for sale securities	—	137	79
Proceeds from the maturity of available for sale investment securities	340	—	—
Investment in unconsolidated subsidiary	—	(2,812)	—

Net cash used in investing activities	(422)	(2,809)	(410)

Cash flows from financing activities:
Cash dividends	(4,210)	(2,957)	(5,046)
Purchase of treasury stock	(1,069)	(1,302)	(2,242)
Treasury stock issued for dividend reinvestment and employee stock purchase plan	47	289	796

Net cash used in financing activities	(5,232)	(3,970)	(6,492)

Net (decrease) increase in cash and cash equivalents	(237)	135	195
Cash and cash equivalents at beginning of year	827	692	497

Cash and cash equivalents at end of year	$590	$827	$692

25. Quarterly Results Of Operations (Unaudited)
The unaudited quarterly results of operations for the years ended December 31, 2007 and 2006 follow (in thousands, except per-share data):

	2007 Quarter ended
	March 31	June 30	September 30	December 31
Total interest income	$6,447	$6,704	$6,798	$6,774
Total interest expense	2,668	2,776	2,860	2,756

Net interest income	3,779	3,928	3,938	4,018
Provision for loan losses	67	23	—	30
Gains from the sale of assets	12	9	45	9
Other income	1,026	972	1,065	1,061
Other expense	2,968	3,072	3,091	3,078

Income before income taxes	1,782	1,814	1,957	1,980
Income tax expense	503	500	538	558

Net income	$1,279	$1,314	$1,419	$1,422

Per-share data:
Basic earnings	$.29	$.30	$.32	$.32
Diluted earnings	.29	.30	.32	.32
Cash dividends	.17	.42	.18	.18

	2006 Quarter ended
	March 31	June 30	September 30	December 31
Total interest income	$5,924	$6,086	$6,232	$6,421
Total interest expense	2,333	2,483	2,606	2,689

Net interest income	3,591	3,603	3,626	3,732
Provision for loan losses	30	30	29	(35)
Gains from the sale of assets	80	10	28	126
Other income	790	891	939	966
Other expense	2,744	2,767	2,839	2,895

Income before income taxes	1,687	1,707	1,725	1,964
Income tax expense	483	487	494	617

Net income	$1,204	$1,220	$1,231	$1,347

Per-share data:
Basic earnings	$.27	$.27	$.27	$.30
Diluted earnings	.27	.27	.27	.30
Cash dividends	.16	.16	.17	.17

Common Stock Market Prices and Dividends
The common stock of Juniata Valley Financial Corp. is quoted under the symbol “JUVF.OB” on the over-the-counter (“OTC”) Electronic Bulletin Board, a regulated electronic quotation service made available through, and governed by, the NASDAQ system. As of December 31, 2007, the number of stockholders of record of the Company’s common stock was 1,811.
Prices presented below are bid prices between broker-dealers, which do not include retail mark-ups or markdowns or any commission to the broker-dealer. The published bid prices do not necessarily reflect prices in actual transactions.

	2007
Quarter Ended	High	Low	Dividends Declared

March 31	$21.50	$20.85	$0.17
June 30	23.00	20.00	0.42
September 30	23.75	20.05	0.18
December 31	21.25	20.00	0.18

	2006
Quarter Ended	High	Low	Dividends Declared

March 31	$24.50	$23.50	$0.16
June 30	24.00	22.60	0.16
September 30	23.50	21.00	0.17
December 31	21.35	21.00	0.17
As stated in “Note 15 – Stockholders’ Equity and Regulatory Matters” in the Notes to Consolidated Financial Statements, the Company is subject to various regulatory capital requirements that limit the amount of capital available for dividends. While the Company expects to continue its policy of regular dividend payments, no assurance of future dividend payments can be given. Future dividend payments will depend upon maintenance of a strong financial condition, future earnings, capital and regulatory requirements, future prospects, business conditions and other factors deemed relevant by the Board of Directors.
For further information on stock quotes, please contact any licensed broker-dealer, some of which make a market in Juniata Valley Financial Corp. stock.
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
Additionally, a copy of the Company’s Annual Report to the SEC on Form 10-K for the year ended December 31, 2007 will be supplied without charge (except for exhibits) upon written request. Please direct all inquiries to Ms. JoAnn McMinn, as detailed above.
Pursuant to Part 350 of FDIC’s Annual Disclosure Regulation, Juniata Valley Financial Corp. will make available to you upon request, financial information about Juniata Valley Bank. Please contact:
Ms. Judy Robinson
The Juniata Valley Bank
P.O. Box 66
Mifflintown, PA 17059
Investment Considerations
In analyzing whether to make, or to continue, an investment in Juniata Valley Financial Corp., investors should consider, among other factors, the information contained in this Annual Report and certain investment considerations and other information more fully described in our Annual Report on Form 10-K for the year ended December 31, 2007, a copy of which can be obtained as described above.
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
Annual Meeting of Shareholders
The Annual Meeting of Shareholders of Juniata Valley Financial Corp. will be held at 10:30 a.m., on Tuesday, May 20, 2007 at the Quality Inn Suites, 13015 Ferguson Valley Road, Burnham, Pennsylvania.