Form 10-K, Exhibit 13
period 2008-12-31
JUNIATA VALLEY FINANCIAL CORP
filed 2009-03-13
CIK 714712

Exhibit 13.1
Excerpts from Annual Report to Shareholders
Five-Year Financial Summary — Selected Financial Data

	2008	2007	2006	2005	2004
		(In thousands of dollars, except share and per share data)
BALANCE SHEET INFORMATION
at December 31
Assets	$428,084	$420,146	$415,931	$410,802	$397,074
Deposits	357,031	359,457	355,169	343,466	332,642
Loans, net of allowance for loan losses	312,522	295,678	303,246	295,300	276,759
Investments	71,843	73,676	65,619	77,208	84,157
Intangible assets	344	389	434	—	—
Goodwill	2,046	2,046	2,046	—	—
Short-term borrowings	10,579	5,431	6,112	9,801	4,716
Long-term debt	5,000	—	—	5,000	5,000
Stockholders’ equity	48,485	48,572	47,786	47,119	50,153
Number of shares outstanding *	4,341,055	4,409,445	4,457,934	4,503,392	4,561,258

Average for the year
Assets	428,744	424,847	414,048	406,706	393,554
Stockholders’ equity	48,674	47,635	47,503	48,403	48,776
Weighted average shares outstanding *	4,376,077	4,434,859	4,480,245	4,550,483	4,559,168

INCOME STATEMENT INFORMATION
Years Ended December 31
Total interest income	$25,230	$26,723	$24,663	$22,707	$21,717
Total interest expense	9,057	11,060	10,111	8,015	6,438

Net interest income	16,173	15,663	14,552	14,692	15,279
Provision for loan losses	421	120	54	28	326
Other income	4,037	4,199	3,830	3,323	3,445
Other expenses	12,008	12,209	11,245	11,680	10,600

Income before income taxes	7,781	7,533	7,083	6,307	7,798
Federal income tax expense	2,057	2,099	2,081	1,741	1,969

Net income	$5,724	$5,434	$5,002	$4,566	$5,829

PER SHARE DATA *
Earnings per share — basic	$1.31	$1.23	$1.12	$1.00	$1.28
Earnings per share — diluted	1.31	1.22	1.11	1.00	1.27
Cash dividends	0.74	0.95	0.66	1.11	1.07
Book value	11.17	11.02	10.72	10.46	11.00

FINANCIAL RATIOS
Return on average assets	1.34%	1.28%	1.21%	1.12%	1.48%
Return on average equity	11.76	11.41	10.53	9.43	11.95
Dividend payout	56.62	77.48	59.12	110.71	83.70
Average equity to average assets	11.35	11.21	11.47	11.90	12.39
Loans to deposits (year end)	87.53	82.26	85.38	85.98	83.20

*	All share and per-share data have been restated for effect of the 2 for 1 stock split on October 31, 2005.

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
FORWARD LOOKING STATEMENTS
The information contained in this Annual Report contains forward looking statements (as such term is defined in the Securities Exchange Act of 1934 and the regulations thereunder) including, without limitation, statements as to future loan and deposit volumes, the allowance and provision for possible loan losses, future interest rates and their effect on the Company’s financial condition or results of operations, the classification of the Company’s investment portfolio and other statements which are not historical facts or as to trends or management’s intentions, plans, beliefs, expectations or opinions. Such forward looking statements are subject to risks and uncertainties and may be affected by various factors which may cause actual results to differ materially from those in the forward looking statements including, without limitation, the effect of economic conditions and related uncertainties, the effect of interest rates on the Company, federal and state government regulation and competition. Certain of these risks, uncertainties and other factors are discussed in this Annual Report or in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, a copy of which may be obtained from the Company upon request and without charge (except for the exhibits thereto).
Nature of Operations
Juniata is a bank holding company that delivers financial services within its market, primarily central Pennsylvania. The Company owns one bank, the Bank, which provides retail and commercial banking services through 12 offices in Juniata, Mifflin, Perry, Huntingdon and Centre counties. Additionally, Juniata owns 39.16% of The First National Bank of Liverpool, carried as an unconsolidated subsidiary and accounted for under the equity method of accounting.
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
Shareholder Satisfaction
Management believes our investors are entitled to a good return on their investment through both stock value appreciation and dividend returns. We intend to continue to seek to maximize the value of their investment through profitable balance sheet growth and core earnings results that surpass that of our peers.
Balance Sheet Growth
We are committed to profitable balance sheet growth. It is our goal to continue quality growth in spite of intense competition by paying careful attention to the needs of our customers. We will continue to maintain the high credit standards that have resulted in favorable comparisons to our peer group in terms of loan charge-offs and levels of non-performing loans. We believe we consistently pay fair market rates on all deposits, and have invested wisely and conservatively in compliance with self-imposed standards, minimizing risk of asset impairment. We aspire to increase our market share within the current communities that we serve, and to expand in contiguous areas through acquisition and investment. In 2008, we completed construction of and relocated our McAlisterville branch office, intended to enhance the customer experience for the nearly 2,000 customers that currently bank with us in the McAlisterville area. This re-location allowed us to offer state-of-the-art technology and provide drive-through service as well as secure ATM access. As part of our strategic plan for growth, we continue to actively seek opportunities for acquisitions of branches or stakes in other financial institutions, similar to those that have occurred in recent years.
Operating Results
We strive to produce profitability ratios that exceed those of our peers. Recognizing that net interest margins have narrowed for banks in general and that they may never return to the ranges experienced in the past, we also focus on the importance of providing fee-generating services in which customers find value. Offering a broad array of services prevents us from becoming too reliant on one form of revenue. We successfully improved earnings in 2008, including a 5.3% increase in net income and a 7.4% increase in diluted earnings per share over 2007 results. We believe that we have positioned our balance sheet to perform well in 2009 in a challenging recessionary climate.

Commitment to the Community
We are active corporate citizens of the communities we serve. Although the world of banking is ever-changing and in some cases does not even require a physical building, we believe that our community banking philosophy is still valid. Despite technological advances, banking is still a personal business, particularly in the rural areas we serve. We believe that our customers shop for services and value a relationship with an institution involved in the same community, with the same interests in its prosperity. We have a foundation and a history in each of the communities we serve. Management takes an active role in local business and industry development organizations to help attract and retain commerce in our market area. We provide businesses, large and small, with financial tools and financing needed to grow and prosper. We have always been committed to responsible lending practices. We support charitable programs that benefit the local communities, not only with monetary contributions, but also with personal involvement by our volunteering employees.
Juniata’s Opportunities
Soundness and stability
We believe that our balance sheet itself is a strength. We have very strong capital and liquidity ratios. We did not seek capital infusions from the US Treasury through its Troubled Assets Relief Program (TARP) and consider ourselves to have an advantage over banks that applied for and accepted those funds. Because we do not need the aid offered by our government, we will not have the cost and burden of compliance with the guidelines associated with acceptance as will be the case with some of our counterparts. There will be no political intervention in the management of our business. Our business model includes a plan for growth without sacrificing profitability or integrity. We believe an opportunity exists for banks such as ours to offer the trusted, personal service of a locally managed institution that has roots in the community reaching back 140 years.
Expansion of customer base
Through market analysis, we believe that there are opportunities to enhance our sales effort in order to increase deposit market share in rural central Pennsylvania. Our strategic focus during 2009 and beyond is to focus on the team effort it takes to nourish existing relationships and expand our customer base. We plan to further develop our sales team by making employee education paramount and to capitalize upon back-room efficiencies created through new processes that have been recently implemented.
Delivery system improvements
We seek to continually enhance our customer delivery system, both through technology and physical facilities. During 2008, we relocated our McAlisterville, Pennsylvania community office to improve access and customer convenience. We actively seek other opportunities to expand our branch network through acquisitions. We continually examine opportunities to upgrade technology both to cater to our customers’ needs and to increase operational efficiency. We believe that it is imperative that our customers have convenient and easy access to personal financial services that match their particular lifestyle, whether it is through electronic or personal delivery.
Juniata’s Challenges
Economic recession
We are experiencing a serious recession, the duration of which is unknown. Unemployment has risen, home values have declined, retirement funds have lost value and government actions to intervene in the markets will result in a large increase in the national debt. All these factors are affecting the behavior of consumers and businesses and the way in which money is spent, saved and invested.
Public perception
We believe that all banks have suffered reputation loss in the recent economic downturn, without regard to individual performance. National news reports have generally applied blame to the banking industry in the aggregate, rather than to specific banks that participated in large-scale risky investments and lending practices. As a result, consumers appear to be wary of all banks. Our challenge is to demonstrate the value of sound community banking to rebuild the confidence of the public. Through consistently solid performance results, we are proving to our customers and shareholders our stability and soundness. We have an unwavering commitment to our community, supporting our neighbors and providing trusted financial services to businesses and individuals in our home area. How our market area ultimately responds to current events and the recession, as it related to their financial needs, depends upon us and how we meet their needs.
Competition
Each year, competition becomes more fierce and global in nature. To meet this challenge, we attempt to stay in close contact with our customers, monitoring their satisfaction with our services through surveys, personal visits and networking in the communities we serve. We strive to meet our customers’ expectations and deliver consistent high-quality service. We believe that our customers have become acutely aware of the value of local service and we strive to maintain their confidence.
Rate environment
We intend to continue making what we believe to be rational pricing decisions for loans, deposits and non-deposit products. This strategy can be difficult to maintain, as many of our peers appear to be pricing for growth, rather than long-term profitability and stability. We believe that the result of a strategy of “growth for the sake of growth” is evident in the recent widespread sub-prime lending problems, which have had an adverse impact on the entire financial services industry. We intend to maintain our core pricing principles, which we believe protect and preserve our future as a sound community financial services provider.
Regulated Company
The Company is subject to banking regulation, as well as regulation by the Securities and Exchange Commission (SEC) and, as such, must comply with many laws, including the USA Patriot Act and the Sarbanes-Oxley Act of 2002. Management has established a Disclosure Committee for Financial Reporting, an internal group at Juniata that seeks to ensure that current and potential investors in the Company receive full and complete information concerning our financial condition. Juniata has incurred direct and indirect costs associated with compliance with the SEC’s filing and reporting requirements imposed on public companies by Sarbanes-Oxley, as well as adherence to new and existing banking regulations and stronger corporate governance requirements. Regulatory burdens will only increase, and management expects that more internal resources will be dedicated to meet future compliance standards.
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

RESULTS OF OPERATIONS
2008
Financial Performance Overview
Net income for Juniata in 2008 was $5,724,000, representing a 5.3% increase as compared to net income for 2007. Earnings per share on a fully diluted basis increased from $1.22 in 2007 to $1.31 in 2008. The net interest margin, on a fully tax-equivalent basis, increased by 17 basis points. The ratio of noninterest income to average assets increased by 7 basis points and the ratio of noninterest expense to average assets decreased by 7 basis points. Five-year historical ratios are presented below.

	2008	2007	2006	2005	2004

Return on average assets	1.34%	1.28%	1.21%	1.12%	1.48%
Return on average equity	11.76	11.41	10.53	9.43	11.95
Yield on earning assets	6.48	6.88	6.43	6.00	5.98
Cost to fund earning assets	2.33	2.85	2.63	2.12	1.77
Net interest margin (fully tax equivalent)	4.34	4.17	3.91	4.00	4.34
Noninterest income (excluding gains on sales of securities and security impairment charges) to average assets	1.06	0.99	0.88	0.77	0.78
Noninterest expense to average assets	2.80	2.87	2.72	2.87	2.69
Net noninterest expense to average assets	1.74	1.88	1.84	2.10	1.91
Key factors that defined the 2008 results were as follows:
•	Interest rate environment — an increase in net interest margin during swiftly changing rate environment

•	Allowance for loan loss adequacy

•	Loan growth

•	Changes in depositor preferences

•	Other-than-temporary impairment charges

•	Staffing turnover

•	Noninterest income improvement
Details follow in the appropriate sections of this discussion.
Return on Assets (ROA) increased in 2008 to 1.34% from 1.28% in 2007, and management believes that Juniata’s performance was favorable in comparison to the performance of many of its peers and competitors. Juniata strives to attain consistently high earnings levels each year by protecting the core (repeatable) earnings base with conservative growth strategies that minimize stockholder and balance-sheet risk, while serving its rural Pennsylvania customer base. This approach has helped achieve solid performances year after year. The Company considers the ROA ratio to be a key indicator of its success and constantly scrutinizes the broad categories of the income statement that impact this profitability indicator. Summarized below are the components of net income (in thousands of dollars) and the contribution of each to ROA for 2008 and 2007.

	2008		2007
		% of Average		% of Average
		Assets		Assets

Net interest income	$16,173	3.77%	$15,663	3.69%
Provision for loan losses	(421)	(0.10)	(120)	(0.03)

Trust fees	389	0.09	444	0.10
Deposit service fees	1,660	0.39	1,656	0.39
BOLI	486	0.11	440	0.10
Commissions from sales of non-deposit products	704	0.16	711	0.17
Income from unconsolidated subsidiary	207	0.05	192	0.05
Other fees	875	0.20	774	0.18
Gain from life insurance proceeds	179	0.04	—	0.00
Security gains (losses) and impairment charges	(521)	(0.12)	(19)	(0.00)
Gains on sale of other assets	58	0.01	1	0.00

Total noninterest income	4,037	0.94	4,199	0.99

Employee expense	(6,451)	(1.50)	(6,592)	(1.55)
Occupancy and equipment	(1,638)	(0.38)	(1,580)	(0.37)
Data processing expense	(1,375)	(0.32)	(1,332)	(0.31)
Director compensation	(417)	(0.10)	(455)	(0.11)
Professional fees	(379)	(0.09)	(437)	(0.10)
Taxes, other than income	(500)	(0.12)	(546)	(0.13)
Intangible amortization	(45)	(0.01)	(45)	(0.01)
Other noninterest expense	(1,203)	(0.28)	(1,222)	(0.29)

Total noninterest expense	(12,008)	(2.80)	(12,209)	(2.87)

Income tax expense	(2,057)	(0.48)	(2,099)	(0.49)

Net income	$5,724	1.34%	$5,434	1.28%

Average assets	$428,744		$424,847
Net Interest Income
Net interest income is the amount by which interest income on earning assets exceeds interest expense on interest bearing liabilities. Net interest income is the most significant component of revenue, comprising approximately 80% of total revenues (the total of net interest income and noninterest income) for 2008. Interest spread measures the absolute difference between average rates earned and average rates paid. Because some interest earning assets are tax-exempt, an adjustment is made for analytical purposes to place all assets on a fully tax-equivalent basis. Net interest margin is the percentage of net return on average earning assets on a fully tax-equivalent basis and provides a measure of comparability of a financial institution’s performance.
Both net interest income and net interest margin are impacted by interest rate changes, changes in the relationships between various rates and changes in the composition of the average balance sheet. Additionally, product pricing, product mix and customer preferences dictate the composition of the balance sheet and the resulting net interest income. Table 1 exhibits average asset and liability balances, average interest rates and interest income and expense for the years 2008, 2007 and 2006. Table 2 further shows changes attributable to the volume and rate components of net interest income.

Table 1
AVERAGE BALANCE SHEETS AND NET INTEREST INCOME ANALYSIS
(Dollars in thousands)

	Years Ended December 31,
	2008			2007			2006
	Average		Yield/	Average		Yield/	Average		Yield/
	Balance (1)	Interest	Rate	Balance (1)	Interest	Rate	Balance (1)	Interest	Rate
ASSETS
Interest earning assets:
Taxable loans (5)	$298,947	$21,774	7.28%	$294,938	$22,638	7.68%	$299,488	$21,622	7.22%
Tax-exempt loans	8,659	326	3.76	5,669	213	3.76	4,500	146	3.24

Total loans	307,606	22,100	7.18	300,607	22,851	7.60	303,988	21,768	7.16

Taxable investment securities	38,646	1,666	4.31	51,746	2,438	4.71	54,198	1,975	3.64
Tax-exempt investment securities	31,999	1,082	3.38	24,040	857	3.56	19,027	659	3.46

Total investment securities	70,645	2,748	3.89	75,786	3,295	4.35	73,225	2,634	3.60
Interest bearing deposits	6,389	258	4.04	5,876	254	4.32	5,730	244	4.26
Federal funds sold	4,846	124	2.56	6,358	323	5.08	324	17	5.25

Total interest earning assets	389,486	25,230	6.48	388,627	26,723	6.88	383,267	24,663	6.43

Non-interest earning assets:
Cash and due from banks	10,167			9,384			9,764
Allowance for loan losses	(2,391)			(2,460)			(2,761)
Premises and equipment	5,968			6,366			6,147
Other assets (7)	25,514			22,930			17,631

Total assets	$428,744			$424,847			$414,048

LIABILITIES AND STOCKHOLDERS’ EQUITY
Interest bearing liabilities:
Interest bearing demand deposits (2)	$72,051	541	0.75	$82,877	1,751	2.11	$77,570	1,675	2.16
Savings deposits	37,248	362	0.97	35,247	556	1.58	40,031	629	1.57
Time deposits	204,809	7,992	3.90	199,239	8,437	4.23	187,283	7,168	3.83
Other, including short-term borrowings, long-term debt and other interest bearing liabilities	10,253	162	1.58	7,804	316	4.05	14,822	639	4.31

Total interest bearing liabilities	324,361	9,057	2.79	325,167	11,060	3.40	319,706	10,111	3.16

Non-interest bearing liabilities:
Demand deposits	49,137			45,433			41,587
Other	6,572			6,612			5,252
Stockholders’ equity	48,674			47,635			47,503

Total liabilities and stockholders’ equity	$428,744			$424,847			$414,048

Net interest income		$16,173			$15,663			$14,552

Net margin on interest earning assets (3)			4.15%			4.03%			3.80%

Net interest income and margin — Tax equivalent basis (4)		$16,898	4.34%		$16,214	4.17%		$14,967	3.91%

Notes:

(1)	Average balances were calculated using a daily average.

(2)	Includes Super Now and money market accounts.

(3)	Net margin on interest earning assets is net interest income divided by average interest earning assets.

(4)	Interest on obligations of states and municipalities is not subject to federal income tax. In order to make the net yield comparable on a fully taxable basis, a tax equivalent adjustment is applied against the tax-exempt income utilizing a federal tax rate of 34%.

Table 2
RATE — VOLUME ANALYSIS OF NET INTEREST INCOME
(Dollars in thousands)

	2008 Compared to 2007			2007 Compared to 2006
	Increase (Decrease) Due To (6)			Increase (Decrease) Due To (6)
	Volume	Rate	Total	Volume	Rate	Total
ASSETS
Interest earning assets:
Taxable loans (5)	$310	$(1,174)	$(864)	$(335)	$1,351	$1,016
Tax-exempt loans	113	—	113	42	25	67

Total loans	423	(1,174)	(751)	(293)	1,376	1,083
Taxable investment securities	(578)	(194)	(772)	(93)	556	463
Tax-exempt investment securities	270	(45)	225	178	20	198

Total investment securities	(308)	(239)	(547)	85	576	661
Interest bearing deposits	21	(17)	4	7	3	10
Federal funds sold	(65)	(134)	(199)	307	(1)	306

Total interest earning assets	71	(1,564)	(1,493)	106	1,954	2,060

LIABILITIES AND STOCKHOLDERS’ EQUITY
Interest bearing liabilities:
Interest bearing demand deposits (2)	(204)	(1,006)	(1,210)	115	(39)	76
Savings deposits	31	(225)	(194)	(77)	4	(73)
Time deposits	230	(675)	(445)	482	787	1,269
Other, including short-term borrowings, long-term debt and other interest bearing liabilities	79	(233)	(154)	(286)	(37)	(323)

Total interest bearing liabilities	136	(2,139)	(2,003)	234	715	949

Net interest income	$(65)	$575	$510	$(128)	$1,239	$1,111

(5)	Non-accruing loans are included in the above table until they are charged off.

(6)	The change in interest due to rate and volume has been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts of the change in each.

(7)	Includes gross unrealized gains (losses) on securities available for sale: $436 in 2008, $(127) in 2007 and $(495) in 2006.

On average, total loans outstanding in 2008 increased from 2007 by 2.3%, to $307,606,000. Average yields on loans decreased by 42 basis points in 2008 when compared to 2007. As shown in the preceding Rate — Volume Analysis of Net Interest Income Table 2, the decrease in yield reduced interest income by approximately $1,174,000, and the increase in volume added $423,000, resulting in an aggregate decrease in interest recorded on loans of $751,000. The yield decrease was largely due to the difference in market rates between the two years. The prime rate decreased from January 1, 2008 to December 31, 2008 by 400 basis points, from 7.25% to 3.25%. On average, the prime rate was 8.08% during 2007 and 5.21% during 2008.
During 2008, 58% of the investment portfolio, or $38,987,999, matured or was prepaid. Of the proceeds from these events, $36,063,000 was reinvested in the investment portfolio in the lower rate environment, which explains the decrease in overall yield of the investment securities by 46 basis points. Yields on the investment securities portfolio decreased to 3.89% in 2008, as compared to 4.35% in 2007. Yield declines accounted for a $239,000 decrease in interest income when compared to 2007. Average balances of investment securities decreased by $5,141,000, as proceeds from maturities and calls were needed to supplement deposit increases for funding loan growth, and this volume reduction accounted for a $308,000 decrease in interest income as compared to 2007.
In total, yield on earning assets in 2008 was 6.48% as compared to 6.88% in 2007, a decrease of 40 basis points. On a fully tax equivalent basis, yield decreased from 7.02% in 2007 to 6.67% in 2008.
Average interest bearing liabilities decreased by $806,000 in 2008 as compared to 2007. Within the categories of interest bearing liabilities, deposits decreased on average by $3,255,000, and borrowings increased by $2,449,000 on average. Changes in these balances resulted in $136,000 in additional interest expense in 2008 as compared to 2007, while decreases in interest rates accounted for $2,139,000 in reduced interest expense. Noninterest bearing liabilities used to fund earning assets included demand deposits, which increased $3,704,000 on average. The percentage of interest earning assets funded by noninterest bearing liabilities was approximately 16.7% in 2008 versus 16.3% in 2007. The total cost to fund earning assets (computed by dividing the total interest expense by the total average earning assets) in 2008 was 2.33%, as compared to 2.85% in 2007.
Net interest income was $16,173,000 for 2008, an increase of $510,000 when compared to 2007. The overall increase in net interest income was the net result of an increase due to rate changes of $575,000, offset by the reduction due to volume changes of $65,000.
Provision for Loan Losses
Juniata’s provision for loan losses is determined as a result of an analysis of the adequacy level of the allowance for loan losses. In order to closely reflect the potential losses within the current loan portfolio based upon current information known, the Company carries no unsupported allowance. An analysis was performed following the process described in “Application of Critical Accounting Policies” earlier in this discussion, and it was determined that a provision of $421,000 was appropriate for 2008, an increase of $301,000 when compared to 2007 when the total loan loss provision was $120,000. In 2008, the provision exceeded net charge-offs by $288,000. Although net charge-offs were significantly lower in 2008 than in the two immediately preceding years and the lowest in the current five-year period, the increases in outstanding loans and in non-performing loans were the primary reason for the need for a higher provision in 2008. See the discussion on Loans and Allowance for Loan Losses in the section below titled “Financial Condition”.
Noninterest Income
The Company remains committed to providing excellent customer service and products that fill the financial needs of our communities. We believe that our responsiveness to customers’ needs surpasses that of our competitors and measure our success by the customer acceptance of fee-based services. In 2008, we added to our menu of services by making available “Remote Deposit Capture”, a convenient and secure method for our business clients to make deposits from their own offices. Our Company’s web site (www.JVBonline.com) has allowed us to provide our customers with the convenience of Internet banking. Continual technology advances have also helped us to better protect our customers against Internet hackers that attempt to defraud both the Bank and our customers. We provide alternative investment opportunities through an arrangement with a broker dealer, and have representatives on staff devoted entirely to this service. This investment alternative is in addition to the trust services that have traditionally been offered by the Bank.
Customer service fees derived from deposit accounts and from sales of non-deposit products were similar to those in 2007, varying by only $4,000 in the aggregate, and accounting for approximately 55% of all fee-generated noninterest revenues. Total fees for trust services decreased by $55,000, or 12.4%, as fees from estate settlements decreased by $42,000 in 2008 as compared to 2007, and non-estate fees decreased by $13,000. Variance in fees from estate settlements occurs because estate settlements occur sporadically and are not necessarily consistent year to year. Non-estate fees are repeatable revenues that generally increase and decrease in relation to movements in interest rates as market values of trust assets under management increase and as new relationships are established.
The Company owns 39.16% of the stock of The First National Bank of Liverpool. The investment is accounted for through the equity method and, as such, 39.16% of the income of the banking institution is recorded by Juniata as noninterest income. As a result of this investment, $207,000 was recorded as income in 2008, compared to $192,000 in 2007. Earnings on bank-owned life insurance and annuities increased in 2008 by $46,000, or 10.5%, when compared to the previous year, as a result of new BOLI purchases in late 2007. Other noninterest income increased by $101,000, or 13.0%, primarily as a result of fees for increased electronic card activity.
In 2008, the Company received proceeds from a claim on a life insurance policy in excess of the cash surrender value recorded, resulting in a gain of $179,000. Additionally, gains from the sale of property owned by the Company yielded a gain of $58,000 during 2008.
As a percentage of average assets, non-interest income (excluding securities gains and impairment charges) was 1.06% in 2008 as compared to 0.99% in 2007.
In 2008, net gains from the sale of investment securities were $33,000, an increase of $19,000 in comparison to 2007. Management considers multiple factors when selling investment securities; therefore, income from this activity can fluctuate from year to year, and may not be consistent in the future. Juniata generally sells only equity securities that have appreciated in value since their purchase or when an equity security is in danger of impairment or is considered to be other-than-temporarily impaired. Equity securities are considered for sale primarily when there is market appreciation available or when there is no longer a business reason to hold the stock. A loss is recognized on debt and equity securities if permanent or other-than-temporary impairment is deemed to have occurred. In 2008, there was an impairment charge of $554,000 recorded relating to investments in the common stock of eight financial services companies. The impairment charge of $33,000 recorded in 2007 was nearly all recovered as part of the $33,000 net gain on the sale of investment securities in 2008.
Noninterest Expense
Management strives to control noninterest expense where possible in order to achieve maximum operating results. In 2008, total non-interest expense decreased by $201,000, or 1.6%, when compared to 2007.
Employee compensation decreased by $59,000, or 1.1%, in 2008 as compared to 2007, primarily due to an increase in deferred compensation expense related to loan originations. Employee benefit expense was reduced in 2008, primarily as a result of the forfeiture of certain unvested benefits in non-qualified post retirement plans by former employees. This reduction, combined with the increase in deferral of benefit costs related to loan originations, were partially offset by the addition of expense associated with post-retirement benefits in the form of split-dollar insurance and a safe-harbor employer contribution to the defined contribution plan.
Expenses relating to occupancy and equipment increased 4.0% and 3.2%, respectively, in 2008 as compared to 2007 due primarily to the completion and occupancy of a new branch building. Data processing costs increased by 3.2% as a result of costs associated with the enhancement of our web site and increased electronic banking activity. Professional fees declined in 2008 by 13.3%, due to the reduction of the use of consultants during the year. Other noninterest expense decreased by 3.6% in 2008 over 2007, due primarily to reductions in Pennsylvania Shares Tax expense and loan origination cost deferrals.
As a percentage of average assets, noninterest expense was 2.80% in 2008 as compared to 2.87% in 2007.

Income Taxes
Income tax expense for 2008 amounted to $2,057,000 compared to $2,099,000 in 2007. The effective tax rate was 26.4% in 2008 versus 27.9% in 2007, due to Juniata’s tax favored income being higher in 2008 as compared to 2007. Average tax-exempt investments and loans as a percentage of average assets were 9.5%, 7.0% and 5.7% in 2008, 2007 and 2006, respectively. Tax-exempt income as a percentage of income before tax was 18.1%, 14.2% and 11.3% in 2008, 2007 and 2006, respectively. See Note 14 of Notes to Consolidated Financial Statements for further information on income taxes.
Net Income
For comparative purposes, the following table sets forth earnings, in thousands of dollars, and selected earnings ratios for the past three years.

	2008	2007	2006

Net income	$5,724	$5,434	$5,002
Return on average assets	1.34%	1.28%	1.21%
Return on average equity	11.76%	11.41%	10.53%
Outlook for 2009
There are a number of significant events that will occur in 2009 and others that may occur, that are outside our control, but will have an adverse impact on our income statement. While these events will not affect the soundness of our operation, they will materially affect our level of earnings. Of primary focus is the cost of FDIC insurance. At the writing of this discussion, the FDIC has announced final rules to significantly raise deposit insurance premiums and an interim rule that imposes at least one special assessment during 2009.
Although we believe that the premium increases will pose a severe burden on every bank, regardless of their participation in the high-risk practices that led to the current economic crisis, we are happy to pay our share of insurance premiums in order to solidify the confidence of our depositors while recognizing that our earnings will suffer from it.
We also expect the market will continue to look upon the financial services sector with disfavor well into 2009, and may result in further declines in the fair value of our equities portfolio, that could lead to further other-than-temporary impairment charges in 2009. The recession may cause a number of our borrowers to develop financial problems that could result in a number of loan defaults.
It is during economic conditions like those we now face that our long-standing philosophies have the greatest impact:
•	There is a higher value in a strong net interest margin than in high growth levels.

•	Solid, repeatable non-interest revenues result from service-focused strategies.

•	Centralized cost controls are imperative.
As a result of adherence to these philosophies, we believe that we have built a solid balance sheet and developed a strong capital position, putting us in the position to overcome the obstacles that we will face in the coming year.
In 2009, our focus continues to be directed to areas that we can control — our business development plan. To offset what may be a relatively slow growth year, we are in the process of developing new internal efficiencies that will enable us to reduce non-interest expense without sacrificing service. In spite of the dire condition of the economy, we will strive to maintain a level of profitability that will reinforce and retain the confidence of our shareholders and the trust of our community.

2007
Financial Performance Overview
Net income for Juniata in 2007 was $5,434,000, representing an 8.6% increase as compared to net income for 2006. Earnings per share on a fully diluted basis increased from $1.11 in 2006 to $1.22 in 2007. The net interest margin, on a fully tax-equivalent basis, increased by 26 basis points. The ratio of noninterest income to average assets increased by 11 basis points, and the ratio of noninterest expense to average assets increased by 15 basis points.
Key factors that defined the 2007 results were as follows:
•	Interest rate environment — an increase in net interest margin despite a sustained flat/inverted yield curve

•	Full-year effect of acquisitions made in 2006

•	Restructured investment portfolio

•	Noninterest income improvement
Details follow in the appropriate sections of this discussion.
Return on Assets (ROA) increased in 2007 to 1.28% from 1.21% in 2006, and management believes that Juniata’s performance was favorable in comparison to the performance of many of its peers and competitors. Summarized below are the components of net income (in thousands of dollars) and the contribution of each to ROA for 2007 and 2006.

	2007		2006
		% of Average		% of Average
		Assets		Assets

Net interest income	$15,663	3.69%	$14,552	3.51%
Provision for loan losses	(120)	(0.03)	(54)	(0.01)

Trust fees	444	0.10	435	0.11
Deposit service fees	1,656	0.39	1,497	0.36
BOLI	440	0.10	433	0.10
Commissions from sales of non-deposit products	711	0.17	513	0.12
Income from unconsolidated subsidiary	192	0.05	80	0.02
Other fees	774	0.18	681	0.16
Security gains (losses)	(19)	(0.00)	181	0.04
Gains on sale of other assets	1	0.00	10	0.00

Total noninterest income	4,199	0.99	3,830	0.93

Employee expense	(6,592)	(1.55)	(6,064)	(1.46)
Occupancy and equipment	(1,580)	(0.37)	(1,424)	(0.34)
Data processing expense	(1,332)	(0.31)	(1,204)	(0.29)
Director compensation	(455)	(0.11)	(465)	(0.11)
Professional fees	(437)	(0.10)	(378)	(0.09)
Taxes, other than income	(546)	(0.13)	(505)	(0.12)
Intangible amortization	(45)	(0.01)	(15)	(0.00)
Other noninterest expense	(1,222)	(0.29)	(1,190)	(0.29)

Total noninterest expense	(12,209)	(2.87)	(11,245)	(2.72)

Income tax expense	(2,099)	(0.49)	(2,081)	(0.50)

Net income	$5,434	1.28%	$5,002	1.21%

Average assets	$424,847		$414,048

Net Interest Income
On average, total loans outstanding in 2007 decreased from 2006 by 1.1%, to $300,607,000. Average yields on loans increased by 44 basis points in 2007 when compared to 2006. As shown in the preceding Rate — Volume Analysis of Net Interest Income Table 2, the decrease in volume reduced interest income by approximately $293,000, and the increase in yield added $1,376,000, resulting in an aggregate increase in interest recorded on loans of $1,083,000. The yield increase was largely due to the difference in market rates at the times variable rate loans re-priced during 2007 as compared to original booking and last re-priced rates.
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
Total growth on average of interest bearing liabilities was $5,461,000. Within the categories of interest bearing liabilities, deposits increased on average by $12,479,000, and borrowings decreased by $7,018,000 on average. Changes in these balances resulted in $234,000 in additional interest expense in 2007 as compared to 2006, while increases in interest rates accounted for $715,000 in added interest expense. Noninterest bearing liabilities used to fund earning assets included demand deposits, which increased $3,846,000 on average. The percentage of interest earning assets funded by noninterest bearing liabilities was approximately 16% in 2007 and 2006. The total cost to fund earning assets (computed by dividing the total interest expense by the total average earning assets) in 2007 was 2.85%, as compared to 2.63% in 2006.
Net interest income was $15,663,000 for 2007, an increase of $1,111,000 when compared to 2006. The overall increase in net interest income was the net result of an increase due to rate changes of $1,239,000 offset by the reduction due to volume changes of $128,000.
Provision for Loan Losses
An analysis was performed following the process described in “Application of Critical Accounting Policies” earlier in this discussion and it was determined that a provision of $120,000 was appropriate for 2007, an increase of $66,000 when compared to 2006 when the total loan loss provision was $54,000. In 2007, net charge-offs exceeded the provision by $250,000. The Bank recorded charge-offs of $122,000 in 2007 and $150,000 in each of the years 2006 and 2005 related to one commercial loan that was subject to bankruptcy liquidation. This loan was fully charged-off as of December 31 2007. In 2007, we charged off $180,000 of the remaining loan balances related to two relationships.
Noninterest Income
Customer service fees on deposits increased 10.6% in 2007 as compared to 2006, primarily a result of our popular Platinum Overdraft product. The increase in commissions from sales of non-deposit products of $198,000, or 38.6%, in 2007 over 2006 demonstrates the ongoing success of our alternative investment division. Total fees for trust services increased by 2.0%, as fees from estate settlements increased from 2006 by $17,000, and non-estate fees decreased by $8,000. Some of the variance in fees from estate settlements occurs because estate settlements occur sporadically and are not necessarily consistent year to year. Non-estate fees are repeatable revenues that generally increase as market values of trust assets under management increase and as new relationships are established.
In the third quarter of 2006, the Company purchased 39.16% of the stock of The First National Bank of Liverpool. The investment is accounted for through the equity method and, as such, 39.16% of the income of the banking institution is recorded by Juniata as noninterest income. As a result of this investment, $192,000 was recorded as income in 2007, compared to $80,000 in 2006. Earnings on bank-owned life insurance and annuities increased in 2007 by $7,000, or 1.6%, as cash values of the contracts increased. Other noninterest income, which increased by $93,000, or 13.7%, was assisted by increases in fees collected for various services.
As a percentage of average assets, non-interest income (excluding securities gains and impairment charges) was 0.99% in 2007 as compared to 0.88% in 2006.
In 2007, net gains from the sale of investment securities were $14,000, a decrease of $167,000 in comparison to 2006. During 2007, there was an impairment charge of $33,000 recorded relating to an investment in the common stock of one financial services company. This company was subsequently acquired by a larger bank holding company. The acquisition was completed in the first half of 2008, and at that time, we recovered nearly the full amount of the impairment charge taken in 2007.
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
Expenses relating to occupancy and equipment increased 10.9% and 11.0%, respectively, in 2007 as compared to 2006. Excluding expenses in the occupancy and equipment categories for the branch acquired late in 2006, the increases would have been 7.2% and 8.7%, respectively. The increased costs related to higher heating and rental expense, as well as depreciation for purchased equipment. Data processing costs increased by 10.6% as a result of increased electronic banking activity. Professional fees were higher in 2007 by 15.6%, due to the use of consultants during the year. Other noninterest expense increased by 2.7% in 2007 over 2006, due to increases in charitable contributions and the amortization of new core deposit intangible.
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
Net Income
For comparative purposes, the following table sets forth earnings, in thousands of dollars, and selected earnings ratios for the three years ending December 31, 2005, 2006 and 2007.

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
Table 3
Changes in Uses and Sources of Funds
(Dollars in thousands)

	2008			2007			2006
	Average	Increase(Decrease)		Average	Increase(Decrease)		Average
	Balance	Amount	%	Balance	Amount	%	Balance
Funding Uses:
Loans:
Commercial	$81,291	$(2,248)	(2.7%)	$83,539	$(3,704)	(4.2%)	$87,243
Tax-exempt loans	8,659	2,990	52.7	5,669	1,169	26.0	4,500
Mortgage	144,028	8,054	5.9	135,974	(2,449)	(1.8)	138,423
Consumer, including Home Equity	73,628	(1,797)	(2.4)	75,425	1,603	2.2	73,822
Securities	38,646	(13,100)	(25.3)	51,746	(2,452)	(4.5)	54,198
Tax-exempt securities	31,999	7,959	33.1	24,040	5,013	26.3	19,027
Interest bearing deposits	6,389	513	8.7	5,876	146	2.5	5,730
Federal funds sold	4,846	(1,512)	(23.8)	6,358	6,034	1,862.3	324

Total interest earning assets	389,486	859	0.2	388,627	5,360	1.4	383,267
Investment in unconsolidated subsidiary	3,077	172	5.9	2,905	2,025	230.1	880
Bank-owned life insurance and annuities	12,442	998	8.7	11,444	675	6.3	10,769
Goodwill and intangible assets	2,414	(45)	(1.8)	2,459	1,679	215.3	780
Other non-interest earning assets	23,280	1,281	5.8	21,999	391	1.8	21,608
Unrealized gains (losses) on securities	436	563	443.3	(127)	368	74.3	(495)
Less: Allowance for loan losses	(2,391)	69	2.8	(2,460)	301	10.9	(2,761)

Total uses	$428,744	$3,897	0.9%	$424,847	$10,799	2.6%	$414,048

Funding Sources:
Interest bearing demand deposits	$72,051	$(10,826)	(13.1%)	$82,877	$5,307	6.8%	$77,570
Savings deposits	37,248	2,001	5.7	35,247	(4,784)	(12.0)	40,031
Time deposits under $100,000	166,279	2,491	1.5	163,788	9,481	6.1	154,307
Time deposits over $100,000	38,530	3,079	8.7	35,451	2,475	7.5	32,976
Repurchase agreements	5,368	(1,454)	(21.3)	6,822	1,294	23.4	5,528
Short-term borrowings	2,379	2,364	15,760.0	15	(5,389)	(99.7)	5,404
Long-term debt	1,448	1,448	—	—	(3,014)	(100.0)	3,014
Other interest bearing liabilities	1,058	91	9.4	967	91	10.4	876

Total interest bearing liabilities	324,361	(806)	(0.2)	325,167	5,461	1.7	319,706
Demand deposits	49,137	3,704	8.2	45,433	3,846	9.2	41,587
Other liabilities	6,572	(40)	(0.6)	6,612	1,360	25.9	5,252
Shareholders’ equity	48,674	1,039	2.2	47,635	132	0.3	47,503

Total sources	$428,744	$3,897	0.9%	$424,847	$10,799	2.6%	$414,048

Overall, total assets increased by $3,897,000, or 0.9% on average, for the year 2008 compared to 2007, following an increase of $10,799,000, or 2.6%, in 2007 over average assets in 2006. The ratio of average earning assets to total assets was 91% in each of the last two years, while the ratio of average interest-bearing liabilities to total assets was 76% and 77% in 2008 and 2007, respectively. Although Juniata’s investment in its unconsolidated subsidiary and its bank owned life insurance and annuities are not classified as interest-earning assets, income is derived directly from those assets. As a percentage of assets, these instruments have represented 3.6% and 3.4% of total average assets in 2008 and 2007, respectively. More detailed discussion of Juniata’s earning assets and interest bearing liabilities will follow in sections titled “Loans”, “Investments”, “Deposits” and “Market/Interest Rate Risk”.
Loans
Loans outstanding at the end of each year consisted of the following (in thousands):

	December 31,
	2008	2007	2006	2005	2004
Commercial, financial and agricultural	$38,755	$28,842	$23,341	$21,661	$23,301
Real estate — commercial	32,171	29,021	29,492	27,588	25,068
Real estate — construction	22,144	27,223	29,489	28,323	24,968
Real estate — mortgage	140,016	127,324	132,572	135,992	132,243
Home equity	61,094	63,960	67,842	62,288	54,249
Obligations of states and political subdivisions	7,177	6,593	5,129	4,827	4,294
Personal	13,920	15,319	18,545	18,498	17,735
Unearned interest	(145)	(282)	(592)	(1,114)	(2,110)

Total	$315,132	$298,000	$305,818	$298,063	$279,748

From year-end 2007 to year-end 2008, total loans outstanding, net of unearned interest, increased by $17,132,000, following a decrease of $7,818,000 in 2007 when compared to year-end 2006. The following table summarizes how the ending balances (in thousands) changed annually in each of the last three years.

	2008	2007	2006

Beginning balance	$298,000	$305,818	$298,063

New loans, net of repayments	17,595	(7,051)	4,916
Loans acquired in branch purchase	—	—	3,810
Loans charged off	(156)	(418)	(307)
Loans transferred to other real estate owned and other adjustments to carrying value	(307)	(349)	(664)

Net change	17,132	(7,818)	7,755

Ending balance	$315,132	$298,000	$305,818

The loan portfolio was comprised of approximately 68% consumer loans and 32% commercial loans (including construction) on December 31, 2008 as compared to 69% consumer loans and 31% commercial loans on December 31, 2007. The highest loan concentration by activity type was property development, followed by car dealerships and the trucking industry, each accounting for less than 2.5% of the portfolio. Management believes that these small concentrations pose no significant risk. See Note 5 of Notes to Consolidated Financial Statements.
As can be seen in Table 3, the primary source of growth of the loan portfolio came from mortgage loans, which increased on average by 5.9% in 2008 as compared to 2007. Commercial loans decreased on average as construction loans declined. Although Juniata is willing and able to lend to qualifying businesses and individuals, management believes that the recessionary climate in 2009 will likely hinder growth, as unemployment escalates. We believe that, as a long-standing community bank, we must stand ready to help our communities through challenging times. With stringent credit standards in place, our business model closely aligns lenders and community office managers’ efforts to effectively develop referrals and existing customer relationships. Continued emphasis will be placed on responsiveness and personal attention given to customers, which we believe differentiates the Bank from its competition. Nearly all commercial loans and most residential mortgage loans are either variable or adjustable rate loans, while other consumer loans generally have fixed rates for the duration of the loan. Juniata’s lending strategy stresses quality growth, diversified by product. A standardized credit policy is in place throughout the Company, and the credit committee of the Board of Directors reviews and approves all loan requests for amounts that exceed management’s approval levels. The Company makes credit judgments based on a customer’s existing debt obligations, ability to pay and general economic trends.
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
The allowance for loan losses has been established in order to absorb probable losses on existing loans. An annual provision or credit is charged to earnings to maintain the allowance at adequate levels. Charge-offs and recoveries are recorded as adjustments to the allowance. The allowance for loan losses at December 31, 2008 was 0.83% of total loans, net of unearned interest, as compared to 0.78% of total loans, net of unearned interest, at the end of 2007. The allowance increased $288,000 when compared to December 31, 2007. Net charge-offs for 2008 and 2007 were 0.04% and 0.12% of average loans, respectively.
At December 31, 2008, non-performing loans (as defined in Table 4), as a percentage of the allowance for loan losses, were 73.5% as compared to 36.0% at December 31, 2007. Of the $1,919,000 of non-performing loans at December 31, 2008, $1,868,000 was collateralized with real estate, $50,000 with other assets and $1,000 was unsecured.
Non-performing loans were 0.61% of loans as of December 31, 2008, and 0.28% of loans as of December 31, 2007. The increase in nonperforming loans in 2008 was primarily due to the identification of several deteriorating loan relationships.
Table 4
Non-Performing Loans

	December 31,
	2008	2007	2006	2005	2004
		(In thousands)
Nonaccrual loans	$1,255	$—	$1,240	$1,515	$—
Accruing loans past due 90 days or more	664	837	214	724	365
Restructured loans	—	—	—	—	—

Total non-performing loans	$1,919	$837	$1,454	$2,239	$365

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
Management systematically monitors the loan portfolio and the adequacy of the allowance for loan losses on a quarterly basis to provide for probable losses inherent in the portfolio. The Bank’s methodology for maintaining the allowance is highly structured and consists of several key elements:
•	Historical trends: Historical net charge-offs are computed as a percentage of average loans, by loan type. This percentage is applied to the ending period balance of the loan type to determine the amount to be included in the allowance to cover charge-off probability;

•	Individual loan performance: Management identifies a list of loans which are individually assigned a risk rating grade because the loan has not performed according to payment terms and there is reason to believe that repayment of the loan principal, in whole or part, is unlikely. The specific portion of the allowance for these loans is the total amount of potential losses for these individual loans which has not previously been charged off;

•	General economic environment: Current economic factors and business trends relative to specific types of loans are assessed. Juniata’s lending is concentrated within central Pennsylvania and, accordingly, the loan portfolio quality is dependent upon localized economic factors such as: unemployment rates, commercial real estate vacancy rates, consumer delinquency trends and residential housing appreciation rates. Generally, the local unemployment rate consistently slightly exceeds the national and state statistics. Additionally, some of the larger employers in the local market area are experiencing some financial stress that has resulted in loss of jobs in the last two years. Fuel cost escalation has put profit pressure on trucking firms, and increased cost of employer-provided medical insurance has added to the profit pressures of employers in general; and

•	Other relevant factors: Certain specific risks inherent in the loan portfolio are identified and examined to determine if an additional allowance is warranted and, if so, management assigns a percentage to the loan category. Such factors consist of:
•	Credit concentration: Juniata’s loans are classified in pre-defined groups. Any group’s total that exceeds 25% of the Bank’s total capital is considered to be a credit concentration and as such, is determined to have an additional level of associated risk;

•	Changes in loan volumes;

•	Changes in experience, ability and depth of management; and

•	External factors, such as legal and regulatory requirements.
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

A summary of the transactions in the allowance for loan losses for the last five years (in thousands) is shown below. At $133,000, the level of net charge-offs in 2008 was the lowest in the five year period presented, reflecting 36% of the level of 2007’s net charge-offs and 48% of net charge-offs in 2006. However, the increase in both loans outstanding and non-performing loans indicated the need for a provision for loan losses in 2008 at a level of $421,000, or 351% of the provision deemed necessary in 2007.

	Years Ended December 31,
	2008	2007	2006	2005	2004
Balance of allowance — beginning of period	$2,322	$2,572	$2,763	$2,989	$2,820
Loans charged off:
Commercial, financial and agricultural	43	291	159	171	43
Real estate — commercial	36	—	—	—	—
Real estate — construction	—	—	—	30	—
Real estate — mortgage	15	66	19	3	10
Personal	62	61	129	75	122

Total charge-offs	156	418	307	279	175

Recoveries of loans previously charged off:
Commercial, financial and agricultural	5	8	5	6	1
Real estate — commercial	—	—	—	—	—
Real estate — construction	—	—	—	5	—
Real estate — mortgage	5	8	—	—	2
Personal	13	32	25	14	15

Total recoveries	23	48	30	25	18

Net charge-offs	133	370	277	254	157
Provision for loan losses	421	120	54	28	326
Branch acquisition loan loss reserve			32	—	—

Balance of allowance — end of period	$2,610	$2,322	$2,572	$2,763	$2,989

Ratio of net charge-offs during period to
average loans outstanding	0.04%	0.12%	0.09%	0.09%	0.06%

The following tables show how the allowance for loan losses is allocated among the various types of outstanding loans and the percent of loans by type to total loans.

	Allocation of the Allowance for Loan Losses (in thousands)
	2008	2007	2006	2005	2004
Commercial	$707	$660	$864	$956	$1,087
Real estate	1,202	933	1,011	1,112	602
Consumer	701	729	697	695	1,002
Unallocated	—	—	—	—	298

Total allowance for loan losses	$2,610	$2,322	$2,572	$2,763	$2,989

	Percent of Loan Type to Total Loans
	2008	2007	2006	2005	2004
Commercial (non-real estate)	14.6%	11.9%	9.3%	8.9%	9.9%
Real estate	81.0%	83.0%	84.6%	84.9%	83.8%
Consumer	4.4%	5.1%	6.1%	6.2%	6.3%

	100.0%	100.0%	100.0%	100.0%	100.0%

Investments
Total investments, defined to include all interest earning assets except loans (i.e. investment securities available for sale (at market value), federal funds sold, interest bearing deposits, Federal Home Loan Bank stock and other interest-earning assets) totaled $72,036,000 on December 31, 2008, representing a decrease of $9,910,000 when compared to year-end 2007. The following table summarizes how the ending balances (in thousands) changed annually in each of the last three years.

	2008	2007	2006

Beginning balance	$81,946	$66,921	$77,274
Purchases of investment securities	36,063	63,295	19,281
Sales and maturities of investment securities	(38,996)	(55,357)	(30,871)
Impairment charge	(554)	(33)	—
Adjustment in market value of AFS securities	878	372	414
Amortization/Accretion	(126)	(104)	(133)
Federal Home Loan Bank stock, net change	1,102	19	(280)
Federal funds sold, net change	(7,500)	6,300	1,200
Interest bearing deposits with others, net change	(777)	533	36

Net change	(9,910)	15,025	(10,353)

Ending balance	$72,036	$81,946	$66,921

On average, investments decreased by $6,140,000, or 7.0%, during 2008, after increasing by $8,741,000, or 11.0%, during 2007. The decrease in 2008 was directly related to the need to use cash proceeds from the maturities and sales of investments to fund loans, since deposit growth did not keep pace with the loan demand. The increase in 2007 was due to the growth in average deposits exceeding the loan growth on average, by $19,706,000.
The investment area is managed according to internally established guidelines and quality standards. Juniata segregates its investment securities portfolio into two classifications: those held to maturity and those available for sale. Juniata classifies all new marketable investment securities as available for sale, and currently holds no securities in the held to maturity classification. At December 31, 2008, the market value of the entire securities portfolio was greater than amortized cost by $1,042,000 as compared to December 31, 2007, when market value was greater than amortized cost by $196,000. The weighted average maturity of the investment portfolio was 2 years and 10 months as of December 31, 2008 as compared to 3 years and 3 months at the end of 2007. The weighted average maturity has remained short in order to achieve a desired level of liquidity. Table 5, “Maturity Distribution”, in this Management’s Discussion and Analysis of Financial Condition shows the remaining maturity or earliest possible repricing for investment securities. The following table sets forth the maturities of securities (in thousands) at December 31, 2008 and the weighted average yields of such securities by contractual maturities or call dates. Yields on obligations of states and public subdivisions are presented on a tax-equivalent basis.

	December 31, 2008
		Weighted
Securities	Carrying	Average
Type and maturity	Value	Yield
U.S. Treasury securities and obligations of U.S. Government agencies and corporations
Within one year	$21,851	3.92%
After one year but within five years	3,117	4.68%
After five years but within ten years	—
After ten years	—

	24,968	4.01%
Obligations of state and political subdivisions
Within one year	9,727	4.98%
After one year but within five years	24,735	4.72%
After five years but within ten years	1,053	5.23%
After ten years	—

	35,515	4.81%
Corporate Notes and Other
Within one year
After one year but within five years	957	4.00%
After five years but within ten years
After ten years	—

	957	4.00%
Mortgage-backed securities Within one year	210	4.58%
After one year but within five years	—
After five years but within ten years	1,657	5.48%
After ten years	—

	1,867	5.38%

Equity securities	1,014

	$64,321

Bank Owned Life Insurance and Annuities
The Company periodically insures the lives of certain bank officers in order to provide split-dollar life insurance benefits to some key officers and to offset the cost of providing post-retirement benefits through non-qualified plans. Some annuities are also owned to provide cash streams that match certain post-retirement liabilities. During 2008, a claim was submitted on one of the life insurance policies that resulted in the receipt of $437,000, of which $258,000 represented recorded cash surrender value. During 2007, three new life insurance policies were purchased. See Note 7 of Notes to Consolidated Financial Statements. The following table summarizes how the ending balances (in thousands) changed annually in each of the last three years.

	2008	2007	2006

Beginning balance	$12,344	$11,017	$10,647
Bank-owned life insurance	282	1,365	446
Annuities	(44)	(38)	(76)

Net change	238	1,327	370

Ending balance	$12,582	$12,344	$11,017

Investment in Unconsolidated Subsidiary
The Company owns 39.16% of the outstanding common stock of The First National Bank of Liverpool (FNBL), Liverpool, PA. This investment is accounted for under the equity method of accounting, and was carried at $3,176,000 as of December 31, 2008, of which $2,167,000 represents the underlying equity in net assets of FNBL. The difference between the investment carrying amount and the amount of the underlying equity, $1,009,000, is considered to be goodwill and is evaluated quarterly for impairment. Any loss in value of the investment that is other than a temporary decline would be recognized. Evidence of a loss in value might include, but would not necessarily be limited to, absence of an ability to recover the carrying amount of the investment or inability of FNBL to sustain an earnings capacity that would justify the carrying amount of the investment. The carrying amount at December 31, 2008 represented an increase of $204,000 when compared to December 31, 2007. In connection with this investment, two representatives of Juniata serve on the Board of Directors of FNBL.
Goodwill and Intangible Assets
In 2006, the Company acquired a branch office in Richfield, PA. Completing this purchase was in line with a strategic goal of the Company to expand its base into contiguous market areas within rural Pennsylvania. Included in the purchase price of the branch was goodwill of $2,046,000. Additionally, core deposit intangible was acquired and had carrying values of $344,000 and $389,000, as of December 31, 2008 and December 31, 2007, respectively. The core deposit intangible is being amortized over a ten-year period on a straight-line basis. Goodwill is not being amortized, but is measured annually for impairment.
Deferred Taxes
The Company accounts for income taxes under the asset/liability method. Deferred tax assets and liabilities are recognized for the future consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, as well as operating loss and tax credit carry forwards, if applicable. A valuation allowance is established against deferred tax assets when, in the judgment of management, it is more likely than not that such deferred tax assets will not become realizable. Management has determined that there was no need for a valuation allowance for deferred taxes as of December 31, 2008 and 2007. As of December 31, 2008 and 2007, the Company recorded a net deferred tax asset of $1,685,000 and $1,935,000, respectively, which was carried as a non-interest earning asset. The decrease of $250,000 was primarily the result of the increase in deferred tax liability associated with the market value of investment securities available for sale of $292,000. The remainder of the difference was due to the various other changes in gross temporary tax differences. See Note 14 of Notes to Consolidated Financial Statements.
Other Non-Interest Earning Assets
Other non-interest earning assets on average increased $1,281,000, or 5.8%, in 2008, after an increase of $391,000, or 1.8%, in 2007. The following table summarizes the components of the non-interest earning asset category, and how the ending balances (in thousands) changed annually in each of the last three years.

	2008	2007	2006

Beginning balance	$24,771	$29,375	$27,581
Cash and due from banks	10	(4,222)	103
Premises and equipment, net	102	730	331
Other real estate owned	(6)	154	133
Other receivables and prepaid expenses	501	(1,266)	1,227

Net change	607	(4,604)	1,794

Ending balance	$25,378	$24,771	$29,375

Deposits
For the year 2008, total deposits decreased $2,426,000. From year-end 2006 to year-end 2007, total deposits increased by $4,288,000. The following table summarizes how the ending balances (in thousands) changed annually in each of the last three years.

	2008	2007	2006
Beginning balance	$359,457	$355,169	$343,467

				Acquired in
			Other	branch
			changes	purchase
Demand deposits	5,445	5,926	(4,457)	1,245
Interest bearing demand deposits	(12,722)	(365)	3,469	3,195
Savings deposits	3,237	(2,340)	(8,855)	1,369
Time deposits, $100,000 and greater	2,751	(1,724)	(3,975)	2,376
Time deposits, other	(1,137)	2,791	5,430	11,905

Net change	(2,426)	4,288	(8,388)	20,090

Ending balance	$357,031	$359,457	$355,169

The following table shows (in thousands of dollars) the comparison of average core deposits and average time deposits as a percentage of total deposits for each of the last three years.
Changes in Deposits
(Dollars in thousands)

	2008			2007			2006
	Average	Increase(Decrease)		Average	Increase(Decrease)		Average
	Balance	Amount	%	Balance	Amount	%	Balance
Interest bearing demand deposits	$72,051	$(10,826)	(13.1)%	$82,877	$5,307	6.8%	$77,570
Savings deposits	37,248	2,001	5.7	35,247	(4,784)	(12.0)	40,031
Demand deposits	49,137	3,704	8.2	45,433	3,846	9.2	41,587

Total core (transaction) accounts	158,436	(5,121)	(3.1)	163,557	4,369	2.7	159,188

Time deposits, $100,000 and greater	38,530	3,079	8.7	35,451	2,475	7.5	32,976
Time deposits, other	166,279	2,491	1.5	163,788	9,481	6.1	154,307

Total time deposits	204,809	5,570	2.8	199,239	11,956	6.4	187,283

Total deposits	$363,245	$449	0.1%	$362,796	$16,325	4.7%	$346,471

Average deposits increased $449,000, or 0.1%, to $363,245,000 in 2008 as compared to an increase in 2007 of $16,325,000, or 4.7%, to $362,796,000. The reduction in interest bearing demand deposits nearly offset the increases in each of the other categories of deposits in 2008. The reduction in interest bearing demand deposits was primarily in the indexed money market deposit product that had grown during 2007 when the inverted yield curve created pricing in this product that was attractive to higher-balance customers seeking liquid transaction accounts. As the yield curve normalized late in 2007, the rates on this product decreased considerably. Management believes that these depositors shifted balances to instruments through which a higher rate could be earned. Additionally, in the latter part of 2008, consumer confidence in banks in general declined, as concerns about the deepening recession and bank failures heightened. Although our Company’s lending practices, deposit-gathering strategies and business models for growth bear little resemblance to those banks that failed or sought help from the government, we believe that the media’s negative portrayal of all banks created some fear that deposits were not safe in any bank. In response to this concern, FDIC insurance protection was increased for all banks temporarily, and Juniata opted to purchase the higher level of protection for our customers for as long as it is available. In order to fund loan growth in excess of deposit growth, Federal Home Loan Bank advances were used in 2008.
It is obvious that customers continue to value the safety of insured deposits and, we believe, the local familiarity that the Bank continues to offer; these factors appear to be primary considerations for the majority of our customers. In 2007, the Federal Funds target rate remained at 5.25%, where it had been since July 2006, until October. During the fourth quarter, that rate dropped by 100 basis points, to 4.25%, by the end of the year. Our depositors responded to the rate environment by keeping their maturities relatively short, appearing to believe that rates would have increased by the time their contracts matured. Of the $202,004,000 in time deposits at December 31, 2007, 67% were scheduled to mature within one year. In 2008, as the Federal Funds target rate decreased further to between zero and 0.25% by the end of the year, customers continued to opt for shorter-term certificates of deposit contracts. As of December 31, 2008, 53% of the $203,618,000 of time deposits were scheduled to mature within one year.
The consumer continues to have a need for transaction accounts, and the Bank is continuing to focus on that need in order to build deposit relationships. Our products are geared toward low-cost convenience and ease for the customer. The Company’s strategy is to aggressively seek to grow customer relationships by increasing the number of services per household, resulting in attracting more of the deposit (and loan) market share. Additionally, in 2009 we plan to market some recently enhanced services, such as remote deposit capture for commercial customers, as well as enhanced internet banking services for all types of customers, in order to grow those types of relationships as well.
In the past several years, the banking industry in general has experienced limited deposit growth because of competition in the marketplace from many sources, including competitors using the Internet to obtain funding, as well as mutual funds and other investment options that directly compete with traditional banking products. In keeping with our desire to provide our customers a full array of financial services “within our own walls,” we supplement the services traditionally offered by our Trust Department by staffing our community offices with alternative investment consultants that are licensed and trained to sell variable and fixed rate annuities, mutual funds, stock brokerage services and long-term care insurance. Although the sale of these products can reduce the Bank’s deposit levels, these products can result in satisfied customers and increases in non-interest fee income. Fee income from the sale of alternative investments (primarily annuities and mutual funds) was $704,000 and $711,000 in 2008 and 2007, respectively, representing approximately 9% of total pre-tax income in each year.

Other Interest Bearing Liabilities
As mentioned in the discussion concerning deposits, the need to supplement deposits to provide cash to meet loan demand was important during 2008. Juniata’s average balances for all borrowings increased by 31% in 2008 over 2007, after having decreased by 47.3% in 2007 as compared to 2006.
Changes in Borrowings
(Dollars in thousands)

	2008			2007			2006
	Average	Increase(Decrease)		Average	Increase(Decrease)		Average
	Balance	Amount	%	Balance	Amount	%	Balance
Repurchase agreements	$5,368	$(1,454)	(21.3)%	$6,822	$1,294	23.4%	$5,528
Short-term borrowings	2,379	2,364	15,760.0	15	(5,389)	(99.7)	5,404
Long-term debt	1,448	1,448	—	—	(3,014)	(100.0)	3,014
Other interest bearing liabilities	1,058	91	9.4	967	91	10.4	876

	$10,253	$2,449	31.4%	$7,804	$(7,018)	(47.3)%	$14,822

Pension Plans
Through its noncontributory pension plan, the Company provides pension benefits to substantially all of its employees that were employed as of December 31, 2007. To participate in the plan, an employee must be 21 years of age and work 1,000 hours per year. Benefits are provided based upon an employee’s years of service and compensation. FAS No. 87 gives guidance on the allowable pension expense that is recognized in any given year. Management must make subjective assumptions relating to amounts and rates that are inherently uncertain. Please refer to Note 18 of Notes to Consolidated Financial Statements.
Stockholders’ Equity
Total stockholders’ equity decreased by $87,000 in 2008, or 0.2%, while net income increased by 5.3%. The slight decrease in stockholders’ equity in comparison to net income resulted from stock repurchases, the net change in the minimum pension liability and the effect of the implementation of EITF 06-4 (“Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements”) on January 1, 2008. Management’s goal was to increase return on average equity, through a systematic Board-approved stock repurchase program. In addition to the success in repurchasing over 72,000 shares during the year, the dividend payout ratio was 57%. Return on average equity increased by 3.1%, to 11.76%, in 2008 from 11.41% in 2007. The following table summarizes how the components of equity (in thousands) changed annually in each of the last three years.

	2008	2007	2006

Beginning balance	$48,572	$47,786	$47,119
Net income	5,724	5,434	5,002
Dividends	(3,241)	(4,210)	(2,957)
Stock-based compensation	40	43	39
Repurchase of stock, net of re-issuance	(1,440)	(1,022)	(1,013)
Net change in unrealized security gains (losses)	563	260	274
Cumulative effect of change in accounting for pension and post-retirement benefits, net of tax	—	—	(763)
Net change in minimum pension liability, net of tax	—	—	85
Defined benefit retirement plan adjustments net of tax	(1,253)	281	—
Effect of implementation of EITF 06-4	(480)	—	—

Net change	(87)	786	667

Ending balance	$48,485	$48,572	$47,786

On average, stockholders’ equity in 2008 was $48,674,000, as compared to $47,635,000 in 2007. At December 31, 2008, Juniata held 404,771 shares of stock in treasury at a cost of $8,096,000 as compared to 336,381 in 2007 at a cost of $6,669,000. These increases are a result of the stock repurchase program in effect during 2007 and 2008 (see Note 15 of Notes to Consolidated Financial Statements).
The Company periodically repurchases shares of its common stock under the share repurchase program approved by the Board of Directors. In September of 2008, the Board of Directors authorized the repurchase of an additional 200,000 shares of its common stock through its Share Repurchase Program. The Program will remain authorized until all approved shares are repurchased, unless terminated by the Board of Directors. Repurchases have typically been through open market transactions and have complied with all regulatory restrictions on the timing and amount of such repurchases. Shares repurchased have been added to treasury stock and accounted for at cost. These shares may be periodically reissued for stock option exercises, employee stock purchase plan purchases and to fulfill dividend reinvestment program needs. During 2008, 72,955 shares were repurchased in conjunction with the current program. Remaining shares authorized for repurchase were 218,536 as of December 31, 2008.
In 2008, Juniata increased its regular dividend by 5.7%, to $0.74 per common share. Per share common regular dividends in prior years were $0.70 and $0.66 in 2007 and 2006, respectively. Additionally, a special dividend of $0.25 was paid to shareholders in 2007. No special dividend was paid in 2008 or in 2006. (See Note 15 of Notes to Consolidated Financial Statements regarding restrictions on dividends from the Bank to the Company.) In January 2009, the Board of Directors declared a dividend of $0.19 per share for the first quarter of 2009 to stockholders of record on February 15, 2009, payable on March 2, 2009.
Juniata’s book value per share at December 31, 2008 was $11.17, as compared to $11.02 and $10.72 at December 31, 2007 and 2006, respectively. Juniata’s average equity to assets ratio for 2008, 2007 and 2006 was 11.35%, 11.21% and 11.47%, respectively. Refer also to the Capital Risk section in the Asset / Liability management discussion that follows.
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

Liquidity Risk
Through liquidity risk management, we seek to maintain our ability to readily meet commitments to fund loans, purchase assets and other securities and repay deposits and other liabilities. This area also includes the ability to manage unplanned changes in funding sources and recognize and address changes in market conditions that affect the quality of liquid assets. Juniata has developed a methodology for assessing its liquidity risk through an analysis of its primary and total liquidity sources. Three types of liquidity sources are (1) asset liquidity, (2) liability liquidity and (3) off-balance sheet liquidity.
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
It is the Company’s policy to maintain both a primary liquidity ratio and a total liquidity ratio of at least 10% of total assets. The primary liquidity ratio equals liquid assets divided by total assets, where liquid assets equal the sum of cash and due from banks, federal funds sold, interest-bearing deposits with other banks and available for sale securities. Total liquidity is comprised of all components noted in primary liquidity plus securities classified as held-to-maturity, if any. If either of these liquidity ratios falls below 10%, it is the Company’s policy to increase liquidity in a timely manner to achieve the required ratio.
It is the Company’s policy to maintain available liquidity at a minimum of 15% of total assets and contingency liquidity at a minimum of 20% of total assets.

Juniata is a member of the Federal Home Loan Bank (FHLB) of Pittsburgh, which provides short-term liquidity. The Bank uses this vehicle to satisfy temporary funding needs throughout the year. On December 31, 2008, the Company had overnight advances of $8,635,000, but had no overnight advances under this arrangement as of December 31, 2007.
The Bank’s maximum borrowing capacity with the Federal Home Loan Bank of Pittsburgh (“FHLB”) is $189,329,000, with an outstanding balance of $13,635,000 as of December 31, 2008. In order to borrow an amount in excess of $30,305,000, the FHLB would require the Bank to purchase additional FHLB Stock. The FHLB is a source of both short-term and long-term funding. The Bank must maintain sufficient qualifying collateral, as defined, to secure all outstanding advances.
The Bank has entered into an agreement with the FHLB for long-term debt through their Convertible Select Loan product. The principal amount of the loan is $5,000,000 and has a two-year term, maturing on September 17, 2010. The interest rate of 2.75% is fixed for one year. The loan, at the option of the FHLB, may be converted to an adjustable-rate loan or a fixed rate loan, beginning on September 17, 2009 and quarterly thereafter. If the loan is converted to an adjustable rate loan, the Bank may repay the loan on the conversion date without a prepayment fee. Otherwise, the loan will be converted to a rate equal to the 3-month LIBOR + 31 basis points and will be subject to conversion on the next and subsequent quarterly conversion dates. Prepayment of the loan at any time other than when the loan is being converted to an adjustable-rate loan would require a prepayment fee. The debt is being used by the Bank to match-fund a specific commercial loan with similar balance and term. It is not anticipated at this time that new long-term funding will be needed during 2009, however, given similar circumstances, the same type of matched-loan funding arrangement would likely occur.
Juniata needs liquid resources available to fulfill contractual obligations that require future cash payments. The table below summarizes significant obligations to third parties, by type, that are fixed and determined at December 31, 2008.
Presented below are the significant contractual obligations of the Company as of December 31, 2008 (in thousands of dollars). Further discussion of the nature of each obligation is included in the referenced note to the consolidated financial statements.
Contractual Obligations

			Payments Due by Period
				One to	Three to	More than
	Note		One Year	Three	Five	Five
	Reference	Total	or Less	Years	Years	Years

Certificates of deposits	11	$203,618	$108,592	$76,509	$18,517	$—
Federal Funds borrowed and security repurchase agreements	12	10,579	10,579	—	—	—
Long-term debt	12	5,000	—	5,000	—	—
Operating lease obligations	13	402	102	200	78	22
Other long-term liabilities
3rd party data processor contract	22	306	204	102	—	—
Supplemental retirement and deferred compensation	18	4,407	457	948	738	2,264

		$224,312	$119,934	$82,759	$19,333	$2,286

The schedule of contractual obligations (above) excludes expected defined benefit retirement payments that will be paid from the plan assets, as referenced in Note 18.

Capital Risk
The Company maintains sufficient core capital to protect depositors and stockholders and to take advantage of business opportunities while ensuring that it has resources to absorb the risks inherent in the business. Federal banking regulators have established capital adequacy requirements for banks and bank holding companies based on risk factors, which require more capital backing for assets with higher potential credit risk than assets with lower credit risk. All banks and bank holding companies are required to have a minimum of 4% of risk adjusted assets in Tier I capital and 8% of risk adjusted assets in Total capital (Tier I and Tier II capital). As of December 31, 2008 and 2007, Juniata’s Tier I capital ratio was 17.31% and 17.53%, respectively, and its Total capital ratio was 18.26% and 18.41%, respectively. Additionally, banking organizations must maintain a minimum Tier I capital to total average asset (leverage) ratio of 3%. This 3% leverage ratio is a minimum for the top-rated banking organizations without any supervisory, financial or operational weaknesses or deficiencies. Other banking organizations are required to maintain leverage capital ratios 100 to 200 basis points above the minimum depending on their financial condition. At December 31, 2008 and 2007, Juniata’s leverage ratio was 11.11% and 11.06%, respectively, with a required leverage ratio of 4% (see Note 15 of Notes to the Consolidated Financial Statements).
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
The committee operates under management policies defining guidelines and limits on the level of risk. These policies are monitored and approved by the Board of Directors. A simulation analysis is used to assess earnings and capital at risk from movements in interest rates. The model considers three major factors of (1) volume differences, (2) repricing differences, and (3) timing in its income simulation. As of December 31, 2008, the model disseminated data into appropriate repricing buckets, based upon the static position at that time. The interest-earning assets and interest-bearing liabilities were assigned a multiplier to simulate how much that particular balance sheet item would re-price when interest rates change. Finally, the estimated timing effect of rate changes is applied, and the net interest income effect is determined on a static basis (as if no other factors were present). As the table below indicates, based upon rate shock simulations on a static basis, the Company’s balance sheet is slightly asset sensitive. Over a one-year period, the effect of a 100, 200 and 300 basis point rate increase would decrease net interest income by $83,000, $167,000 and $250,000, respectively. No rate shock modeling was done for a declining rate environment, as the federal funds target rate currently is between zero and 0.25%. The modeling process is continued by further estimating the impact that imbedded options and probable internal strategies may have in the changing-rate environment. Examples of imbedded options are floor and ceiling features in adjustable rate mortgages and call features on securities in the investment portfolio. Applying the likely results of all known imbedded options and likely internal pricing strategies to the simulation produces quite different results from the static position assumptions. Over a one-year period, the effect a 100, 200 and 300 basis point rate increase would add about $27,000, $115,000 and $237,000, respectively, to net interest income. As the table below indicates, the net effect of interest rate risk on net interest income is minimal in a rising rate environment. Juniata’s rate risk policies provide for maximum limits on net interest income that can be at risk for 100 through 300 basis point changes in interest rates.

Effect of Interest Rate Risk on Net Interest Income
(Dollars in thousands)

	Change in Net
Change in	Interest Income Due	Change in Net	Total Change in
Interest Rates	to Interest Rate	Interest Income Due	Net Interest
(Basis Points)	Risk (Static)	to Imbedded Options	Income

300	$(250)	$237	$(13)
200	(167)	115	(52)
100	(83)	27	(56)
0	—	—	—
Table 5, presented below, illustrates the maturity distribution of the Company’s interest-sensitive assets and liabilities as of December 31, 2008. Earliest re-pricing opportunities for variable and adjustable rate products and scheduled maturities for fixed rate products have been placed in the appropriate column to compute the cumulative sensitivity ratio (ratio of interest-earning assets to interest-bearing liabilities). Securities with call features are treated as though the call date is the maturity date, and adjustable rate mortgage loans that are currently at their floor rate are treated as fixed rate instruments. Through one year, the cumulative sensitivity ratio is 0.82, indicating a well-matched balance sheet, with a minor amount of risk when measured on a static basis.

Table 5
MATURITY DISTRIBUTION
AS OF DECEMBER 31, 2008
(In thousands)
Remaining Maturity / Earliest Possible Repricing

		Over Three	Over Six	Over One
	Three	Months But	Months But	Year But	Over
	Months	Within Six	Within One	Within Five	Five
	or Less	Months	Year	Years	Years	Total
Interest Earning Assets
Interest bearing deposits	$193	$—	$5,250	$75	$—	$5,518
Federal funds sold	—	—	—	—	—	—
Investment securities:
U.S. Treasury securities and obligations of U.S. Government agencies and corporations	7,098	11,675	3,079	3,117	—	24,969
Obligations of state and political subdivisions	3,070	1,412	5,245	24,734	1,053	35,514
Corporate notes	—	—	—	957	—	957
Mortgage-backed securities	9	—	200	—	1,658	1,867
Stocks	—	—	—	—	1,014	1,014
Loans:
Commercial, financial, and agricultural	25,872	245	2,505	7,076	3,057	38,755
Real estate — commercial	19,455	—	—	3,921	8,795	32,171
Real estate — construction	22,144	—	—	—	—	22,144
Real estate — mortgage	329	3,501	5,602	23,074	107,510	140,016
Home equity (net of unearned discount)	10,474	50	179	9,729	40,517	60,949
Personal	383	95	422	5,958	7,062	13,920
Obligations of state and political subdivisions	—	798	2	817	5,560	7,177

Total Interest Earning Assets	89,027	17,776	22,484	79,458	176,226	384,971

Interest Bearing Liabilities
Demand deposits	20,852	621	2,484	8,694	29,448	62,099
Savings deposits	7,423	371	1,485	5,196	22,639	37,114
Certificates of deposit over $100,000	5,671	5,724	6,299	21,365	—	39,059
Time deposits	30,987	28,375	31,536	73,661	—	164,559
Securities sold under agreements to repurchase	1,944	—	—	—	—	1,944
Short-term borrowings	8,635	—	—	—	—	8,635
Long-term debt	—	—	5,000	—	—	5,000
Other interest bearing liabilities	1,096	—	—	—	—	1,096

Total Interest Bearing Liabilities	76,608	35,091	46,804	108,916	52,087	319,506

Gap	$12,419	$(17,315)	$(24,320)	$(29,458)	$124,139	$65,465

Cumulative Gap	$12,419	$(4,896)	$(29,216)	$(58,674)	$65,465

Cumulative sensitivity ratio	1.16	0.96	0.82	0.78	1.20
Commercial, financial and agricultural loans maturing after one year with:
Fixed interest rates				$7,076	$3,057	$10,133
Variable interest rates				—	—	—

Total				$7,076	$3,057	$10,133

Investment Portfolio Risk
Management considers its investment portfolio risk as the amount of appreciation or depreciation the investment portfolio will sustain when interest rates change. The securities portfolio will decline in value when interest rates rise and increase in value when interest rates decline. Securities with long maturities, excessive optionality (as a result of call features) and unusual indexes tend to produce the most market risk during interest rate movements. Rate shocks of plus 100, 200 and 300 basis points were applied to the securities portfolio to determine how Tier 1 capital would be affected if the securities portfolio had to be liquidated and all gains and losses were recognized.

The test revealed that, as of December 31, 2008, the risk-based capital ratio would remain adequate under these scenarios.
Economic Risk
Economic risk is the risk that the long-term or underlying value of the Company will change if interest rates change. Economic value of equity (EVE) represents the present value of the balance sheet without regard to business continuity. Economic value of equity methodology requires us to calculate the present value of all interest bearing instruments. Generally banks are exposed to rising interest rates on an economic value of equity basis because of the inherent mismatch between longer duration assets compared to shorter duration liabilities. A plus 200 basis point shock was applied, resulting in a minimal change to EVE, indicating a stable value.
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
The Company had outstanding loan origination commitments aggregating $32,590,000 and $35,827,000 at December 31, 2008 and 2007, respectively. In addition, the Company had $15,148,000 and $15,544,000 outstanding in unused lines of credit commitments extended to its customers at December 31, 2008 and 2007, respectively.
Letters of credit are instruments issued by the Company that guarantee the beneficiary payment by the Bank in the event of default by the Company’s customer in the non-performance of an obligation or service. Most letters of credit are extended for one-year periods. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Company holds collateral supporting those commitments for which collateral is deemed necessary. The amount of the liability as of December 31, 2008 and 2007 for guarantees under letters of credit issued is not material.
The maximum undiscounted exposure related to these commitments at December 31, 2008 was $639,000, and the approximate value of underlying collateral upon liquidation that would be expected to cover this maximum potential exposure was $4,366,000.
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

Report on Management’s Assessment of Internal Control over Financial Reporting
The management of the Company is responsible for establishing and maintaining effective disclosure controls and procedures, as defined under Rules 13a-15(e) and 15d-15(e) of the Securities Exchange Act of 1934. As of December 31, 2008, an evaluation was performed under the supervision and with the participation of Management, including the Chief Executive Officer and Chief Financial Officer, of the effectiveness of the design and operation of the Company’s disclosure controls and procedures. Based on that evaluation, management concluded that disclosure controls and procedures as of December 31, 2008 were effective in ensuring material information required to be disclosed in this Annual Report on Form 10-K was recorded, processed, summarized and reported on a timely basis. Additionally, there were no changes in the Company’s internal control over financial reporting.
Management’s responsibilities related to establishing and maintaining effective disclosure controls and procedures include maintaining effective internal control over financial reporting that are designed to produce reliable financial statements in accordance with accounting principles generally accepted in the United States of America. As disclosed in the Report on Management’s Assessment of Internal Control Over Financial Reporting, Management assessed the Company’s system of internal control over financial reporting as of December 31, 2008, in relation to criteria for effective internal control over financial reporting as described in Internal Control — Integrated Framework, issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”). Based on this assessment, Management believes that, as of December 31, 2008, its system of internal control over financial reporting met those criteria and is effective.
The registered public accounting firm that audited the financial statements included in the annual report has issued an attestation report on the registrant’s internal control over financial reporting.

/s/ Francis J. Evanitsky
Francis J. Evanitsky, President and Chief Executive Officer

/s/ JoAnn N. McMinn
JoAnn N. McMinn, Chief Financial Officer

Report of Independent Registered Public Accounting Firm on Effectiveness of Internal Control over
Financial Reporting
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors and Stockholders
Juniata Valley Financial Corp.
Mifflintown, Pennsylvania
     We have audited Juniata Valley Financial Corp. and its wholly-owned subsidiary’s The Juniata Valley Bank, (the “Company”) internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”). The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Report on Management’s Assessment of Internal Control over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.
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
     In our opinion, the Company, maintained, in all material respects, effective internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”).
     We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated statements of financial condition of Juniata Valley Financial Corp. and its wholly-owned subsidiary, The Juniata Valley Bank as of December 31, 2008 and 2007 and the related consolidated statements of income, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2008, and our report dated March 13, 2009 expressed an unqualified opinion.
Beard Miller Company LLP
Lancaster, Pennsylvania
March 13, 2009

Report of Independent Registered Public Accounting Firm on Consolidated Financial Statements
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors and Stockholders
Juniata Valley Financial Corp.
Mifflintown, Pennsylvania
     We have audited the accompanying consolidated statements of financial condition of Juniata Valley Financial Corp. and its wholly-owned subsidiary, The Juniata Valley Bank, (the “Company”) as of December 31, 2008 and 2007, and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2008. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
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
     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Juniata Valley Financial Corp. and its wholly-owned subsidiary, The Juniata Valley Bank, as of December 31, 2008 and 2007 and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2008 in conformity with accounting principles generally accepted in the United States of America.
     As discussed in Note 18 to the consolidated financial statements, the Company changed its method of accounting for Defined Benefit, Pension, and other post retirement plans in 2006.
     We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”) and our report dated March 13, 2009 expressed an unqualified opinion.
Beard Miller Company LLP
Lancaster, Pennsylvania
March 13, 2009

Juniata Valley Financial Corp. and Subsidiary
Consolidated Statements of Financial Condition
(in thousands, except share data)

	December 31,	December 31,
	2008	2007
ASSETS
Cash and due from banks	$12,264	$12,254
Interest bearing deposits with banks	193	770
Federal funds sold	—	7,500

Cash and cash equivalents	12,457	20,524
Interest bearing time deposits with banks	5,325	5,525
Securities available for sale	64,321	67,056
Restricted investment in Federal Home Loan Bank (FHLB) stock	2,197	1,095
Investment in unconsolidated subsidiary	3,176	2,972

Total loans, net of unearned interest	315,132	298,000
Less: Allowance for loan losses	(2,610)	(2,322)

Total loans, net of allowance for loan losses	312,522	295,678
Premises and equipment, net	7,374	7,272
Bank owned life insurance and annuities	12,582	12,344
Core deposit intangible	344	389
Goodwill	2,046	2,046
Accrued interest receivable and other assets	5,740	5,245

Total assets	$428,084	$420,146

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Deposits:
Non-interest bearing	$54,200	$48,755
Interest bearing	302,831	310,702

Total deposits	357,031	359,457
Securities sold under agreements to repurchase	1,944	5,431
Short-term borrowings	8,635	—
Long-term debt	5,000	—
Other interest bearing liabilities	1,096	1,037
Accrued interest payable and other liabilities	5,893	5,649

Total liabilities	379,599	371,574
Stockholders’ Equity:
Preferred stock, no par value:
Authorized - 500,000 shares, none issued
Common stock, par value $1.00 per share:
Authorized - 20,000,000 shares
Issued - 4,745,826 shares
Outstanding -
4,341,055 shares at December 31, 2008;
4,409,445 shares at December 31, 2007	4,746	4,746
Surplus	18,324	18,297
Retained earnings	34,758	32,755
Accumulated other comprehensive loss	(1,247)	(557)
Cost of common stock in Treasury:
404,771 shares at December 31, 2008;
336,381 shares at December 31, 2007	(8,096)	(6,669)

Total stockholders’ equity	48,485	48,572

Total liabilities and stockholders’ equity	$428,084	$420,146

See Notes to Consolidated Financial Statements

Juniata Valley Financial Corp. and Subsidiary
Consolidated Statements of Income
(in thousands, except share data)

	Years Ended December 31,
	2008	2007	2006
Interest income:
Loans, including fees	$22,100	$22,851	$21,768
Taxable securities	1,666	2,438	1,975
Tax-exempt securities	1,082	857	659
Other interest income	382	577	261

Total interest income	25,230	26,723	24,663

Interest expense:
Deposits	8,895	10,744	9,472
Securities sold under agreements to repurchase	69	276	246
Short-term borrowings	21	1	275
Long-term debt	41	—	88
Other interest bearing liabilities	31	39	30

Total interest expense	9,057	11,060	10,111

Net interest income	16,173	15,663	14,552
Provision for loan losses	421	120	54

Net interest income after provision for loan losses	15,752	15,543	14,498

Noninterest income:
Trust fees	389	444	435
Customer service fees	1,660	1,656	1,497
Earnings on bank owned life insurance and annuities	486	440	433
Commissions from sales of non-deposit products	704	711	513
Income from unconsolidated subsidiary	207	192	80
Securities impairment charge	(554)	(33)	—
Gain on sales of securities	33	14	181
Gain on sales of other assets	58	1	10
Gain on life insurance proceeds	179	—	—
Other noninterest income	875	774	681

Total noninterest income	4,037	4,199	3,830

Noninterest expense:
Employee compensation expense	5,078	5,137	4,593
Employee benefits	1,373	1,455	1,471
Occupancy	928	892	804
Equipment	710	688	620
Data processing expense	1,375	1,332	1,204
Director compensation	417	455	465
Professional fees	379	437	378
Taxes, other than income	500	546	505
Intangible amortization	45	45	15
Other noninterest expense	1,203	1,222	1,190

Total noninterest expense	12,008	12,209	11,245

Income before income taxes	7,781	7,533	7,083
Provision for income taxes	2,057	2,099	2,081

Net income	$5,724	$5,434	$5,002

Earnings per share
Basic	$1.31	$1.23	$1.12
Diluted	$1.31	$1.22	$1.11
Cash dividends declared per share	$0.74	$0.95	$0.66
Weighted average basic shares outstanding	4,376,077	4,434,859	4,480,245
Weighted average diluted shares outstanding	4,385,612	4,444,466	4,492,552
See Notes to Consolidated Financial Statements

Juniata Valley Financial Corp. and Subsidiary
Consolidated Statements of Stockholders’ Equity
(in thousands, except share data)

	Years Ended December 31, 2008, 2007 and 2006
	Number				Accumulated
	of				Other		Total
	Shares	Common		Retained	Comprehensive	Treasury	Stockholders’
	Outstanding	Stock	Surplus	Earnings	Loss	Stock	Equity

Balance at December 31, 2005	4,503,392	$4,746	$18,177	$29,486	$(694)	$(4,596)	$47,119
Comprehensive income:
Net income				5,002			5,002
Change in unrealized losses on securities available for sale, net of reclassification adjustment and tax effects					274		274
Minimum pension liability, net of tax effects					85		85

Total comprehensive income							5,361
Cumulative effect of change in accounting for pension and other post-retirement benefits, net of tax of $393					(763)		(763)
Cash dividends at $0.66 per share				(2,957)			(2,957)
Stock-based compensation expense			39				39
Purchase of treasury stock, at cost	(58,082)					(1,302)	(1,302)
Treasury stock issued for dividend reinvestment plan	8,147		37			159	196
Treasury stock issued for stock option and stock purchase plans	4,477		6			87	93

Balance at December 31, 2006	4,457,934	4,746	18,259	31,531	(1,098)	(5,652)	47,786
Comprehensive income:
Net income				5,434			5,434
Change in unrealized losses on securities available for sale, net of reclassification adjustment and tax effects					260		260
Defined benefit retirement plan adjustments, net of tax effects					281		281

Total comprehensive income							5,975
Cash dividends at $0.95 per share				(4,210)			(4,210)
Stock-based compensation expense			43				43
Purchase of treasury stock, at cost	(51,175)					(1,069)	(1,069)
Treasury stock issued for stock option and stock purchase plans	2,686		(5)			52	47

Balance at December 31, 2007	4,409,445	4,746	18,297	32,755	(557)	(6,669)	48,572
Comprehensive income:
Net income				5,724			5,724
Change in unrealized losses on securities available for sale, net of reclassification adjustment and tax effects					563		563
Defined benefit retirement plan adjustments, net of tax effects					(1,253)		(1,253)

Total comprehensive income							5,034
Implementation of EITF 06-4, “Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements”				(480)			(480)
Cash dividends at $0.74 per share				(3,241)			(3,241)
Stock-based compensation expense			40				40
Purchase of treasury stock, at cost	(72,955)					(1,518)	(1,518)
Treasury stock issued for stock option and stock purchase plans	4,565		(13)			91	78

Balance at December 31, 2008	4,341,055	$4,746	$18,324	$34,758	$(1,247)	$(8,096)	$48,485

See Notes to Consolidated Financial Statements

Juniata Valley Financial Corp. and Subsidiary
Consolidated Statements of Cash Flows
( in thousands)

	Years Ended December 31,
	2008	2007	2006
Operating activities:
Net income	$5,724	$5,434	$5,002
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	421	120	54
Provision for depreciation	691	653	594
Net amortization of securities premiums	126	104	133
Net amortization of loan origination costs	25	—	—
Amortization of core deposit intangible	45	45	15
Security impairment charge	554	33	—
Net realized gains on sales of securities	(33)	(14)	(181)
Net gains on sales of other assets	(58)	(1)	(10)
Earnings on bank owned life insurance and annuities	(486)	(440)	(433)
Bank owned life insurance proceeds in excess of cash surrender value	(179)	—	—
Deferred income tax expense	609	94	40
Equity in earnings of unconsolidated subsidiary, net of dividends of $0, $126 and $0	(207)	(66)	(80)
Stock-based compensation expense	40	43	39
Decrease (increase) in accrued interest receivable and other assets	(962)	901	(80)
Increase (decrease) in accrued interest payable and other liabilities	(2,066)	248	258

Net cash provided by operating activities	4,244	7,154	5,351
Investing activities:
Purchases of:
Securities available for sale	(36,063)	(59,340)	(14,181)
Securities held to maturity	—	(3,955)	(5,100)
FHLB stock	(1,419)	(197)	(827)
Premises and equipment	(838)	(1,383)	(786)
Bank owned life insurance and annuities	(94)	(963)	(106)
Investment in unconsolidated subsidiary	—	—	(2,812)
Proceeds from:
Sales of securities available for sale	9	585	364
Maturities of and principal repayments on:
Securities available for sale	38,987	48,331	24,588
Securities held to maturity	—	6,455	5,100
Redemption of FHLB stock	317	178	1,107
Bank owned life insurance and annuities	511	76	169
Sale of other real estate owned	311	244	634
Sale of property owned for investment	322	—	—
Net decrease in interest bearing time deposits	200	135	—
Net cash received from branch acquisition	—	—	13,801
Net (increase) decrease in loans receivable	(17,595)	7,051	(4,916)

Net cash (used in) provided by investing activities	(15,352)	(2,783)	17,035
Financing activities:
Net increase (decrease) in deposits	(2,426)	4,288	(8,388)
Net (decrease) increase in short-term borrowings and securities sold under agreements to repurchase	5,148	(681)	(3,689)
Issuance (repayment) of long-term debt	5,000	—	(5,000)
Cash dividends	(3,241)	(4,210)	(2,957)
Purchase of treasury stock	(1,518)	(1,069)	(1,302)
Treasury stock issued for dividend reinvestment and employee stock purchase plans	78	47	289

Net cash provided by (used in) financing activities	3,041	(1,625)	(21,047)

Net (decrease) increase in cash and cash equivalents	(8,067)	2,746	1,339
Cash and cash equivalents at beginning of year	20,524	17,778	16,439

Cash and cash equivalents at end of year	$12,457	$20,524	$17,778

Supplemental information:
Interest paid	$9,255	$11,060	$9,858
Income taxes paid	2,100	1,885	1,930
Supplemental schedule of noncash investing and financing activities:
Transfer of loans to other real estate owned	$305	$397	$757
Transfer of fixed asset to other assets	45	—	—
See Notes to Consolidated Financial Statements

JUNIATA VALLEY FINANCIAL CORP. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2008, 2007 AND 2006
Nature Of Operations
Juniata Valley Financial Corp. (“Juniata” or the “Company”) is a bank holding company operating in central Pennsylvania, for the purpose of delivering financial services within its local market. Through its wholly-owned banking subsidiary, The Juniata Valley Bank (the “Bank”), Juniata provides retail and commercial banking and other financial services through 12 branch locations located in Juniata, Mifflin, Perry and Huntingdon counties. Additionally, in Mifflin and Centre counties, the Company maintains two offices for loan production and alternative investment sales. Each of the Company’s lines of business are part of the same reporting segment, whose operating results are regularly reviewed and managed by a centralized executive management group. The Bank provides a full range of banking services including on-line banking, an automatic teller machine network, checking accounts, NOW accounts, savings accounts, money market accounts, fixed rate certificates of deposit, club accounts, secured and unsecured commercial and consumer loans, construction and mortgage loans, safe deposit facilities, credit loans with overdraft checking protection and student loans. The Bank also provides a variety of trust services. The Company has a contractual arrangement with a broker-dealer to allow the offering of annuities, mutual funds, stock and bond brokerage services and long-term care insurance to its local market. Most of the Company’s commercial customers are small and mid-sized businesses operating in the Bank’s local service area. The Bank operates under a state bank charter and is subject to regulation by the Pennsylvania Department of Banking and the Federal Deposit Insurance Corporation. The bank holding company (parent company) is subject to regulation of the Federal Reserve Bank of Philadelphia.
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
Use of estimates
The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, the valuation of deferred tax assets, core deposit intangible and goodwill valuation, determination of the pension liability position, determination of other-than-temporary impairment on securities and the potential impairment of restricted stock.
Basis of presentation
Certain amounts previously reported have been reclassified to conform to the financial statement presentation for 2008. The reclassification had no effect on net income.

Significant group concentrations of credit risk
Most of the Company’s activities are with customers located within the Juniata Valley region. Note 4 discusses the types of securities in which the Company invests. Note 5 discusses the types of lending in which the Company engages.
As of December 31, 2008, there were no concentrations of credit to any particular industry equaling 10% or more of total outstanding loans. The Bank’s business activities are geographically concentrated in the counties of Juniata, Mifflin, Perry, Huntingdon, Centre, Franklin and Snyder, Pennsylvania. The Bank has a diversified loan portfolio; however, a substantial portion of its debtors’ ability to honor their obligations is dependent upon the economy in central Pennsylvania.
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
Restricted Investment in Federal Home Loan Bank Stock
The Bank owns restricted stock investments in the Federal Home Loan Bank. Federal law requires a member institution of the Federal Home Loan Bank to hold stock according to a predetermined formula. The stock is carried at cost. In December 2008, the FHLB of Pittsburgh notified member banks that it was suspending dividend payments and the repurchase of capital stock.
Management evaluates the restricted stock for impairment in accordance with Statement of Position (SOP) 01-6, “Accounting by Certain Entities (Including Entities With Trade Receivables) That Lend

to or Finance the Activities of Others”. Management’s determination of whether these investments are impaired is based on their assessment of the ultimate recoverability of their cost rather than by recognizing temporary declines in value. The determination of whether a decline affects the ultimate recoverability of their cost is influenced by criteria such as (1) the significance of the decline in net assets of the FHLB as compared to the capital stock amount for the FHLB and the length of time this situation has persisted, (2) commitments by the FHLB to make payments required by law or regulation and the level of such payments in relation to the operating performance of the FHLB, and (3) the impact of legislative and regulatory changes on institutions and, accordingly, on the customer base of the FHLB.
Management believes no impairment charge is necessary related to the FHLB restricted stock as of December 31, 2008.
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
The Company’s intent is to hold loans in the portfolio until maturity. At the time the Company’s intent is no longer to hold loans to maturity based on asset/liability management practices, the Company transfers loans from portfolio to held for sale at the lower of cost or market. Any write-down recorded upon transfer is charged against the allowance for loan losses. Any write-downs recorded after the initial transfer are recorded as a charge to Other Non-Interest Expense. Gains or losses recognized upon sale are recorded as Other Non-Interest Income/Expense.
Loan origination fees and costs
Loan origination fees and related direct origination costs for a given loan are deferred and amortized over the life of the loan on a level-yield basis as an adjustment to interest income over the contractual life of the loan. As of December 31, 2008 the amount of net unamortized origination fees carried as an adjustment to outstanding loan balances is $23,000.
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
Other real estate owned
Assets acquired in settlement of mortgage loan indebtedness are recorded as other real estate owned (OREO) and are included in other assets at fair value less estimated costs to sell. Costs to maintain the assets and subsequent gains and losses attributable to their disposal are included in other income and other expenses as realized. No depreciation or amortization expense is recognized. At December 31, 2008 and 2007, the carrying value of other real estate owned was $305,000 and $311,000, respectively.
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
On January 1, 2008, the Company adopted the provisions of Emerging Issues Task Force (EITF) No. 06-4, “Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements” (EITF 06-4). EITF 06-4 requires employers who have entered into a split-dollar life insurance arrangement with an employee that extends to post-retirement periods to recognize a liability and related compensation costs in accordance with FAS No. 106, Accounting for Post Retirement Benefit Obligations or Accounting Principles Board Opinion No. 12, “Omnibus Opinion.” EITF 06-4 was adopted through a cumulative effect adjustment to retained earnings on January 1, 2008. The Company recognized its liability and related compensation costs in accordance with APB Opinion No. 12. The cumulative effect reduction to retained earnings was $480,000. The impact to earnings for the full year in 2008 was a decrease of $74,000.
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

Advertising
The Company follows the policy of charging costs of advertising to expense as incurred. Advertising expenses were $156,000, $152,000 and $198,000 in 2008, 2007 and 2006, respectively.
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
As a result of adopting Statement No. 123(R) on January 1, 2006, the Company recognized $40,000, $43,000 and $39,000 of expense for the years ended December 31, 2008, 2007 and 2006, respectively. The stock-based compensation expense amounts were derived using the Black-Scholes option-pricing model. The following weighted average assumptions were used to value options granted in current and prior periods presented.

	2008	2007	2006
Expected life of options	7 years	7 years	7 years
Risk-free interest rate	3.08%	4.47%	4.74%
Expected volatility	19.47%	19.98%	20.50%
Expected dividend yield	3.20%	3.20%	2.99%
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
In March 2008, the FASB issued Statement No. 161, “Disclosures about Derivative Instruments and Hedging Activities—an amendment of Statement No. 133” (Statement 161). Statement 161 requires entities that utilize derivative instruments to provide qualitative disclosures about their objectives and strategies for using such instruments, as well as any details of credit-risk-related contingent features contained within derivatives. Statement 161 also requires entities to disclose additional information about the amounts and location of derivatives located within the financial statements, how the provisions of SFAS 133 have been applied, and the impact that hedges have on an entity’s financial position, financial performance, and cash flows. Statement 161 is effective for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. The Company is currently not using derivative instruments and does not engage in hedging activities, and the new pronouncement is not expected to impact its consolidated financial statements.
In February 2008, the FASB issued FASB Staff Position (FSP) FAS 140-3, “Accounting for Transfers of Financial Assets and Repurchase Financing Transactions.” This FSP addresses the issue of whether or not these transactions should be viewed as two separate transactions or as one “linked” transaction. The FSP includes a “rebuttable presumption” that presumes linkage of the two transactions unless the presumption can be overcome by meeting certain criteria. The FSP will be effective for fiscal years beginning after November 15, 2008 and will apply only to original transfers made after that date; early adoption will not be allowed. The Company does not believe that the new pronouncement will impact its consolidated financial statements.
In May 2008, the FASB issued SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles.” This Statement identifies the sources of accounting principles and the framework for selecting the principles used in the preparation of financial statements. This Statement is effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board amendments to AU Section 411,

“The Meaning of Present Fairly in Conformity with Generally Accepted Accounting Principles.” The Company does not believe that there will be an impact of the new pronouncement on its consolidated financial statements.
In April 2008, the FASB issued FASB Staff Position (“FSP”) FAS 142-3, “Determination of the Useful Life of Intangible Assets.” This FSP amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under FASB Statement No. 142, “Goodwill and Other Intangible Assets” (“SFAS 142”). The intent of this FSP is to improve the consistency between the useful life of a recognized intangible asset under SFAS 142 and the period of expected cash flows used to measure the fair value of the asset under SFAS 141R, and other GAAP. This FSP is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. Early adoption is prohibited. The Company is currently evaluating the potential impact the new pronouncement will have on its consolidated financial statements.
In June 2008, the FASB ratified EITF Issue No. 07-5, “Determining Whether an Instrument (or an Embedded Feature) Is Indexed to an Entity’s Own Stock” (EITF 07-5). EITF 07-5 provides that an entity should use a two step approach to evaluate whether an equity-linked financial instrument (or embedded feature) is indexed to its own stock, including evaluating the instrument’s contingent exercise and settlement provisions. It also clarifies the impact of foreign currency denominated strike prices and market-based employee stock option valuation instruments on the evaluation. EITF 07-5 is effective for fiscal years beginning after December 15, 2008. The Company is currently evaluating the potential impact the new pronouncement will have on its consolidated financial statements.
In October 2008, the FASB issued FSP SFAS No. 157-3, "Determining the Fair Value of a Financial Asset When The Market for That Asset Is Not Active” (FSP 157-3), to clarify the application of the provisions of SFAS 157 in an inactive market and how an entity would determine fair value in an inactive market. FSP 157-3 is effective immediately. The application of the provisions of FSP 157-3 did not materially affect our results of operations or financial condition as of and for the period ended December 31, 2008.
In September 2008, the FASB issued FSP 133-1 and FIN 45-4, “Disclosures about Credit Derivatives and Certain Guarantees: An Amendment of FASB Statement No. 133 and FASB Interpretation No. 45; and Clarification of the Effective Date of FASB Statement No. 161” (FSP 133-1 and FIN 45-4). FSP 133-1 and FIN 45-4 amends and enhances disclosure requirements for sellers of credit derivatives and financial guarantees. It also clarifies that the disclosure requirements of SFAS No. 161 are effective for quarterly periods beginning after November 15, 2008, and fiscal years that include those periods. FSP 133-1 and FIN 45-4 is effective for reporting periods (annual or interim) ending after November 15, 2008. The implementation of this standard did not have a material impact on our consolidated financial position and results of operations.
In September 2008, the FASB ratified EITF Issue No. 08-5, “Issuer’s Accounting for Liabilities Measured at Fair Value With a Third-Party Credit Enhancement” (EITF 08-5). EITF 08-5 provides guidance for measuring liabilities issued with an attached third-party credit enhancement (such as a guarantee). It clarifies that the issuer of a liability with a third-party credit enhancement should not include the effect of the credit enhancement in the fair value measurement of the liability. EITF 08-5 is effective for the first reporting period beginning after December 15, 2008. The Company is currently assessing the impact of EITF 08-5 on its consolidated financial position and results of operations.
In November 2008, the SEC released a proposed roadmap regarding the potential use by U.S. issuers of financial statements prepared in accordance with International Financial Reporting Standards (IFRS). IFRS is a comprehensive series of accounting standards published by the International Accounting Standards Board (“IASB”). Under the proposed roadmap, the Company may be required to prepare financial statements in accordance with IFRS as early as 2014. The SEC will make a determination in 2011 regarding the mandatory adoption of IFRS. The Company is currently assessing the impact that this potential change would have on its consolidated financial statements, and it will continue to monitor the development of the potential implementation of IFRS.

In December 2008, the FASB issued FSP FAS 132(R)-1, “Employers’ Disclosures about Postretirement Benefit Plan Assets”. This FSP amends SFAS 132(R), “Employers’ Disclosures about Pensions and Other Postretirement Benefits”, to provide guidance on an employer’s disclosures about plan assets of a defined benefit pension or other postretirement plan. The disclosures about plan assets required by this FSP shall be provided for fiscal years ending after December 15, 2009. The Company is currently reviewing the effect this new pronouncement will have on its consolidated financial statements.
In November 2008, the FASB ratified Emerging Issues Task Force (EITF) Issue No. 08-6, “Equity Method Investment Accounting Considerations”. EITF 08-6 clarifies the accounting for certain transactions and impairment considerations involving equity method investments. EITF 08-6 is effective for fiscal years beginning after December 15, 2008, with early adoption prohibited. The Company is currently reviewing the effect this new pronouncement will have on its consolidated financial statements.
In November 2008, the FASB ratified Emerging Issues Task Force Issue No. 08-7, “Accounting for Defensive Intangible Assets”. EITF 08-7 clarifies the accounting for certain separately identifiable intangible assets which an acquirer does not intend to actively use but intends to hold to prevent its competitors from obtaining access to them. EITF 08-7 requires an acquirer in a business combination to account for a defensive intangible asset as a separate unit of accounting which should be amortized to expense over the period the asset diminishes in value. EITF 08-7 is effective for fiscal years beginning after December 15, 2008, with early adoption prohibited. This new pronouncement will impact the Company’s accounting for any defensive intangible assets acquired in a business combination completed beginning January 1, 2009.
3. Restrictions on Cash and Due From Banks
The Company’s banking subsidiary is required to maintain cash reserve balances with the Federal Reserve Bank. The total required reserve balances were $1,074,000 and $1,091,000 as of December 31, 2008 and 2007, respectively.

4. Securities
     The amortized cost and fair value of securities as of December 31, 2008 and 2007, by contractual maturity, are shown below (in thousands). Expected maturities may differ from contractual maturities because the securities may be called or prepaid with or without prepayment penalties.

	December 31, 2008
Securities Available for Sale			Gross	Gross
	Amortized	Fair	Unrealized	Unrealized
Type and maturity	Cost	Value	Gains	Losses
U.S. Treasury securities and obligations of U.S. Government agencies and corporations
Within one year	$4,627	$4,732	$105	$—
After one year but within five years	19,961	20,236	275	—

	24,588	24,968	380	—
Obligations of state and political subdivisions
Within one year	3,571	3,593	22	—
After one year but within five years	27,622	28,343	727	(6)
After five years but within ten years	3,485	3,579	95	(1)

	34,678	35,515	844	(7)
Corporate notes
After one year but within five years	1,000	957	—	(43)

	1,000	957	—	(43)

Mortgage-backed securities	1,803	1,867	64	—
Equity securities	1,210	1,014	29	(225)

Total	$63,279	$64,321	$1,317	$(275)

	December 31, 2007
Securities Available for Sale			Gross	Gross
	Amortized	Fair	Unrealized	Unrealized
Type and maturity	Cost	Value	Gains	Losses
U.S. Treasury securities and obligations of U.S. Government agencies and corporations
Within one year	$3,676	$3,680	$9	$(5)
After one year but within five years	16,960	17,115	158	(3)
After five years but within ten years	6,000	6,021	22	(1)

	26,636	26,816	189	(9)
Obligations of state and political subdivisions
Within one year	11,620	11,616	1	(5)
After one year but within five years	17,730	17,903	176	(3)
After five years but within ten years	6,217	6,288	71

	35,567	35,807	248	(8)

Mortgage-backed securities	2,918	2,931	33	(20)
Equity securities	1,739	1,502	108	(345)
Total	$66,860	$67,056	$578	$(382)

Certain obligations of the U.S. Government and state and political subdivisions are pledged to secure public deposits, securities sold under agreements to repurchase and for other purposes as required or permitted by law. The fair value of the pledged assets amounted to $34,301,000, $31,348,000 and $38,760,000 at December 31, 2008, 2007 and 2006, respectively.
In addition to cash received from the scheduled maturities of securities, some investment securities available for sale are sold at current market values during the course of normal operations. Following is a summary of proceeds received from all investment securities transactions, and the resulting realized gains and losses (in thousands):

	Years Ended December 31,
	2008	2007	2006
Gross proceeds from sales of securities	$9	$585	$364
Securities available for sale:
Gross realized gains	$—	$—	$172
Gross realized losses	(8)	(9)	—
Gross gains from business combinations	41	23	9
In accordance with the disclosure requirements of EITF 03-01, the following table shows gross unrealized losses and fair value, aggregated by category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2008 (in thousands):

	Less Than 12 Months		12 Months or More		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses	Value	Losses
U.S. Treasury securities and obligations of U.S. Government agencies and corporations	$—	$—	$—	$—	$—	$—
Obligations of state and political subdivisions	1,016	(7)	—	—	1,016	(7)
Mortgage-backed securities	—	—	—	—	—	—
Corporate and other securities	957	(43)	—	—	957	(43)

Debt securities	1,973	(50)	—	—	1,973	(50)

Equity securities	743	(181)	99	(44)	842	(225)

Total temporarily impaired securities	$2,716	$(231)	$99	$(44)	$2,815	$(275)

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
Equity securities owned by the Corporation consist of common stock of various financial services providers (“Bank stocks”) that have traditionally been high-performing stocks. During 2008, market values of most of the Bank stocks materially declined. As part of the quarterly analysis performed to assess impairment of its investment portfolio, management has determined that some of the unrealized losses in the Bank stock portfolio are “other than temporary”. Considerations used to determine other-than-temporary impairment status to individual holdings include the length of time the stock has remained in an unrealized loss position, and the percentage of unrealized loss compared to the carrying cost of the stock, dividend reduction or suspension, market analyst reviews and expectations, and other pertinent news that would affect expectations for recovery or further decline. In 2008, a total of $554,000 was recorded as an other-than-temporary impairment charge on eight of the 17 Bank stocks held.
We understand that stocks can be cyclical and will experience some down periods. Historically, bank stocks have sustained cyclical losses, followed by periods of substantial gains. When market values of the Bank stocks recover, accounting standards do not allow reversal of the other-than-temporary impairment charge until the security is sold, at which time any proceeds above the carrying value will be recognized as gains on the sale of investment securities.
There are four debt securities that had unrealized losses for less than 12 months. These securities have maturity dates ranging from October 2009 to October 2013. These securities represent approximately 2.4% of the total debt securities amortized cost as of December 31, 2008.

The following table shows gross unrealized losses and fair value, aggregated by category and length of time that individual securities had been in a continuous unrealized loss position, at December 31, 2007 (in thousands):

	Less Than 12 Months		12 Months or More		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses	Value	Losses
U.S. Treasury securities and obligations of U.S. Government agencies and corporations	$1,998	$(2)	$1,568	$(7)	$3,566	$(9)
Obligations of state and political subdivisions	1,114	(1)	2,298	(7)	3,412	(8)
Mortgage-backed securities	—	—	1,144	(20)	1,144	(20)

Debt securities	3,112	(3)	5,010	(34)	8,122	(37)
Equity securities	948	(345)	—	—	948	(345)

Total temporarily impaired securities	$4,060	$(348)	$5,010	$(34)	$9,070	$(382)

5. LOANS
Loans outstanding at the end of each year consisted of the following (in thousands):

	December 31,
	2008	2007
Commercial, financial and agricultural	$38,755	$28,842
Real estate — commercial	32,171	29,021
Real estate — construction	22,144	27,223
Real estate — mortgage	140,016	127,324
Home equity	61,094	63,960
Obligations of states and political subdivisions	7,177	6,593
Personal	13,920	15,319
Unearned interest	(145)	(282)

Total	$315,132	$298,000

The recorded investment in non-performing loans as of each year end follows (in thousands):

	December 31,
	2008	2007
Nonaccrual loans	$1,255	$—
Accruing loans past due 90 days or more	664	837
Restructured loans	—	—

Total non-performing loans	$1,919	$837

Interest income not recorded on nonaccrual loans was $94,000, $67,000 and $44,000 in 2008, 2007 and 2006, respectively.
The aggregate amount of demand deposits that have been reclassified as loan balances at December 31, 2008 and 2007 are $47,000 and $54,000, respectively.
Pledged Loans
The Bank must maintain sufficient qualifying collateral with the Federal Home Loan Bank (FHLB), in order to secure all loans and credit products. Therefore, a Master Collateral Agreement has been entered into which pledges all mortgage related assets as collateral for future borrowings. Mortgage related assets could include loans or investments. As of December 31, 2008, the amount of loans included in qualifying collateral was $180,366,000, for a collateral value of $131,667,000.
6. Allowance For Loan Losses
To provide for the risk of loss inherent in the process of extending credit, the Bank maintains an allowance for loan losses and for lending-related commitments.
A summary of the transactions in the allowance for loan losses for the last three years (in thousands) is shown below. At $133,000, the level of net charge-offs in 2008 was significantly lower than in the previous two years, reflecting 36% of the level of 2007’s net charge-offs and 48% of net charge-offs in 2006. However, the increase in both loans outstanding and non-performing loans indicated the need for a provision for loan losses in 2008 at a level of $421,000, or 351% of the provision deemed necessary in 2007.

	Years Ended December 31,
	2008	2007	2006
Balance of allowance — beginning of period	$2,322	$2,572	$2,763
Loans charged off:
Commercial, financial and agricultural	43	291	159
Real estate — commercial	36	—	—
Real estate — construction	—	—	—
Real estate — mortgage	15	66	19
Personal	62	61	129

Total charge-offs	156	418	307

Recoveries of loans previously charged off:
Commercial, financial and agricultural	5	8	5
Real estate — commercial	—	—	—
Real estate — construction	—	—	—
Real estate — mortgage	5	8	—
Personal	13	32	25

Total recoveries	23	48	30

Net charge-offs	133	370	277
Provision for loan losses	421	120	54
Branch acquisition loan loss reserve	—	—	32

Balance of allowance — end of period	$2,610	$2,322	$2,572

Ratio of net charge-offs during period to average loans outstanding	0.04%	0.12%	0.09%

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

	December 31,
	2008	2007
Impaired loans:
Recorded investment at period end	$1,933	$88
Impaired loan balance for which:
There is a related allowance	512	—
There is no related allowance	1,421	88
Related allowance on impaired loans	142	—

	Years Ended December 31,
	2008	2007	2006
Average recorded investment in impaired loans	$1,640	$846	$1,628
Interest income recognized (on a cash basis)	82	19	45
7. Bank Owned Life Insurance and Annuities
The Company holds bank-owned life insurance (BOLI), deferred annuities and payout annuities with a combined cash value of $12,582,000 and $12,344,000 at December 31, 2008 and 2007, respectively. As annuitants retire, the deferred annuities may be converted to payout annuities to create payment streams that match certain post-retirement liabilities. The cash surrender value on the BOLI and annuities increased by $238,000, $1,327,000 and $370,000 in 2008, 2007 and 2006, respectively, from earnings recorded as non-interest income and from premium payments, net of cash payments received. The contracts are owned by the Bank in various insurance companies. The crediting rate on the policies varies annually based on the insurance companies’ investment portfolio returns in their general fund and market conditions. Changes in cash value of BOLI and annuities in 2008 and 2007 are shown below (in thousands):

	Life Insurance	Deferred Annuities	Payout Annuities	Total
Balance as of December 31, 2006	$10,515	$204	$298	$11,017
Earnings	416	11	13	440
Premiums on new policies	853	—	—	853
Premiums on existing policies	95	15	—	110
Annuity payments received	—	—	(76)	(76)

Balance as of December 31, 2007	11,879	230	235	12,344

Earnings	456	10	10	476
Premiums on new policies	—	—	—	—
Premiums on existing policies	84	10	—	94
Annuity payments received	—	—	(74)	(74)
Proceeds from surrendered policy	(258)	—	—	(258)

Balance as of December 31, 2008	$12,161	$250	$171	$12,582

On January 1, 2008, the Corporation adopted the provisions of Emerging Issues Task Force (EITF) No. 06-4, “Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements” (EITF 06-4). EITF 06-4 requires employers who have entered into a split-dollar life insurance arrangement with an employee that extends to post-retirement periods to recognize a liability and related compensation costs in accordance with FAS No. 106, Accounting for Post Retirement Benefit Obligations or Accounting Principles Board Opinion No. 12, “Omnibus Opinion.” EITF 06-4 was adopted through a cumulative effect adjustment to retained earnings on January 1, 2008. The Company recognized its liability and related compensation costs in accordance with APB Opinion No. 12. The cumulative effect reduction to retained earnings was $480,000. The impact to earnings for the full year in 2008 was a decrease of $74,000.

8. Premises And Equipment
Premises and equipment consist of the following (in thousands):

	December 31,
	2008	2007
Land	$864	$864
Buildings and improvements	8,425	8,234
Furniture, computer software and equipment	5,012	4,684

	14,301	13,782
Less: accumulated depreciation	(6,927)	(6,510)

	$7,374	$7,272

Depreciation expense on premises and equipment charged to operations was $691,000 in 2008, $653,000 in 2007 and $594,000 in 2006.
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
Included in the purchase price of the branch was goodwill and core deposit intangible of $2,046,000 and $449,000, respectively. The core deposit intangible is being amortized over a ten-year period on a straight line basis. The goodwill is not amortized, but is measured annually for impairment. Core deposit intangible amortization expense of $45,000, $45,000 and $15,000 was recorded in 2008, 2007 and 2006, respectively. Intangible amortization expense projected for the succeeding five years beginning in 2009 is estimated to be $45,000 per year and $119,000 in total for years after 2014.
The following table summarizes the estimated fair value (in thousands) of the net liabilities assumed:

Assets:
Cash	$261
Premises and equipment	139
Loans	3,810
Core deposit intangible	449
Goodwill	2,046
Other assets	9

Total assets	6,714
Liabilities:
Deposits	20,090
Other liabilities	164

Total liabilities	20,254

Net liabilities assumed	$13,540

10. Investment in Unconsolidated Subsidiary
On September 1, 2006, the Company invested in The First National Bank of Liverpool (FNBL), Liverpool, PA, by purchasing 39.16% of its outstanding common stock. This investment is accounted for under the equity method of accounting, as defined in Accounting Principles Board Opinion No. 18. The investment is being carried at $3,176,000 as of December 31, 2008, of which $2,167,000 represents the underlying equity in net assets of FNBL. The difference between the investment carrying amount and the amount of the underlying equity, $1,009,000, is considered to be goodwill and is evaluated quarterly for impairment. A loss in value of the investment which is other than a temporary decline will be recognized. Evidence of a loss in value might include, but would not necessarily be limited to, absence of an ability to recover the carrying amount of the investment or inability of FNBL to sustain an earnings capacity which would justify the carrying amount of the investment.
11. Deposits
Deposits consist of the following (in thousands):

	December 31,
	2008	2007
Demand, non-interest bearing	$54,200	$48,755
NOW and Money Market	62,099	74,821
Savings	37,114	33,877
Time deposits, $100,000 or more	39,059	36,308
Other time deposits	164,559	165,696

	$357,031	$359,457

Aggregate amount of scheduled maturities of time deposits as of December 31, 2008 include the following (in thousands):

	Time Deposits
	$100,000 or more	Other
Maturing in:
2009	$17,694	$90,898
2010	14,261	44,559
2011	3,683	14,006
2012	1,900	5,515
2013	1,521	9,581

	$39,059	$164,559

12. Borrowings
Borrowings consist of the following (dollars in thousands):

							For the year 2008
	December 31, 2008		December 31, 2007		December 31, 2006			Average
	Outstanding		Outstanding		Outstanding		Average	Weighted
	Balance	Rate	Balance	Rate	Balance	Rate	Balance	Rate
Securities sold under agreements to repurchase	$1,944	0.10%	$5,431	3.01%	$6,112	4.54%	$5,368	1.29%
Short-term borrowings — Federal Home Loan Bank overnight advances	8,635	0.59%	—		—		2,379	0.90%
Long-term debt — Note payable to Federal Home Loan Bank	5,000	2.75%	—		—		1,448	2.75%

	$15,579	1.22%	$5,431	3.01%	$6,112	4.54%	$9,195	1.42%

The maximum balance of short-term borrowings on any one day during 2008 was $14,435,000.
The Bank has repurchase agreements with several of its depositors, under which customers’ funds are invested daily into an interest bearing account. These funds are carried by the Company as short-term debt. It is the Company’s policy to have repurchase agreements collateralized 100% by U.S. Government securities. As of December 31, 2008, the securities that serve as collateral for securities sold under agreements to repurchase had a fair value of $6,524,000. The interest rate paid on these funds is variable and subject to change daily.
The Bank’s maximum borrowing capacity with the Federal Home Loan Bank of Pittsburgh (“FHLB”) is $189,329,000, with an outstanding balance of $13,635,000 as of December 31, 2008. In order to borrow an amount in excess of $30,305,000, the FHLB would require the Bank to purchase additional FHLB Stock. The FHLB is a source of both short-term and long-term funding. The Bank must maintain sufficient qualifying collateral, as defined, to secure all outstanding advances.
The Bank has entered into an agreement under which it can borrow up to $20,000,000 from the FHLB in their Open RepoPlus product. There was $8,635,000 outstanding as of December 31, 2008. There were no borrowings under this agreement as of December 31, 2007 or December 31, 2006. There is no expiration date on the current agreement.
The Bank has entered into an agreement with the FHLB for long-term debt through their Convertible Select Loan product. The principal amount of the loan is $5,000,000 and has a two-year term, maturing on September 17, 2010. The interest rate of 2.75% is fixed for one year. The loan, at the option of the FHLB, may be converted to an adjustable-rate loan or a fixed rate loan, beginning on September 17, 2009 and quarterly thereafter. If the loan is converted to an adjustable rate loan, the Bank may repay the loan on the conversion date without a prepayment fee. Otherwise, the loan will be converted to a rate equal to the 3-month LIBOR + 31 basis points and will be subject to conversion on the next and subsequent quarterly conversion dates. Prepayment of the loan at any time other than when the loan is being converted to an adjustable-rate loan would require a prepayment fee. The debt is being used by the Bank to match-fund a specific commercial loan with similar balance and term.
13. Operating Lease Obligations
The Company has entered into a number of arrangements that are classified as operating leases. The operating leases are for several branch and office locations. The majority of the branch and office location leases are renewable at the Company’s option. Future minimum lease commitments are based on current rental payments. Rental expense charged to operations, including license fees for branch offices, was $104,000, $103,000 and $94,000 in 2008, 2007 and 2006, respectively.
The following is a summary of future minimum rental payments for the next five years required under operating leases that have initial or remaining noncancellable lease terms in excess of one year as of December 31, 2008 (in thousands):

Years ending December 31,
2009	102
2010	103
2011	97
2012	58
2013	20
2014 and beyond	22

Total minimum payments required	$402

14. Income Taxes
The components of income tax expense for the three years ended December 31, 2008 were (in thousands):

	2008	2007	2006
Current tax expense	$1,448	$2,005	$2,041
Deferred tax expense	609	94	40

Total tax expense	$2,057	$2,099	$2,081

Income tax expense related to realized securities gains was $11,000 in 2008, $5,000 in 2007 and $62,000 in 2006.
A reconciliation of the statutory income tax expense computed at 34% to the income tax expense included in the consolidated statements of income follows (dollars in thousands):

	Years Ended December 31,
	2008	2007	2006
Income before income taxes	$7,781	$7,533	$7,083
Effective tax rate	34.0%	34.0%	34.0%
Federal tax at statutory rate	2,646	2,561	2,408
Tax-exempt interest	(398)	(298)	(233)
Net earnings on BOLI	(130)	(141)	(123)
Life insurance proceeds	(61)	—	—
Dividend from unconsolidated subsidiary	—	(34)	—
Stock-based compensation	14	15	13
Other permanent differences	(14)	(4)	16

Total tax expense	$2,057	$2,099	$2,081

Effective tax rate	26.4%	27.9%	29.4%
Deductible temporary differences and taxable temporary differences gave rise to a net deferred tax asset for the Company as of December 31, 2008 and 2007. The components giving rise to the net deferred tax asset are detailed below (in thousands):

	December 31,
	2008	2007
Deferred Tax Assets
Allowance for loan losses	$750	$652
Deferred directors’ compensation	681	705
Employee and director benefits	672	720
Qualified pension liability	296	319
Unrealized loss from securities impairment	167	11
Other	68	63

Total deferred tax assets	2,634	2,470

Deferred Tax Liabilities
Depreciation	(168)	(209)
Equity income from unconsolidated subsidiary	(120)	(50)
Loan origination costs	(94)	—
Prepaid expense	(46)	(91)
Unrealized gains on securities available for sale	(369)	(77)
Annuity earnings	(44)	(46)
Goodwill	(108)	(62)

Total deferred tax liabilities	(949)	(535)

Net deferred tax asset included in other assets	$1,685	$1,935

The Company has concluded that the deferred tax assets are realizable (on a more likely than not basis) through the combination of future reversals of existing taxable temporary differences, certain tax planning strategies and expected future taxable income.
Effective January 1, 2007, the Company adopted the provisions of FASB Interpretation No 48, “Accounting for Uncertainty in Income Taxes.” The Interpretation provides clarification on accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with SFAS No. 109, “Accounting for Income Taxes.” The Interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return, and also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. As a result of the Company’s evaluation of the implementation of FIN 48, no significant income tax uncertainties were identified. Therefore, the Company recognized no adjustment for unrecognized income tax benefits for the year ended December 31, 2008. Our policy is to recognize interest and penalties on unrecognized tax benefits in income taxes expense in the Consolidated Statements of Income.
Years that remain open for potential review by the Internal Revenue Service are 2005 through 2007.
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
The Company has a dividend reinvestment and stock purchase plan. Under this plan, additional shares of Juniata Valley Financial Corp. stock may be purchased at the prevailing market prices with reinvested dividends and voluntary cash payments, within limits. To the extent that shares are not available in the open market, the Company has reserved common stock to be issued under the plan. As of October 2005, any adjustment in capitalization of the Company resulted in a proportionate adjustment to the reserve for this plan. At December 31, 2008, 141,887 shares were available for issuance under the Dividend Reinvestment Plan.
The Company periodically repurchases shares of its common stock under the share repurchase program approved by the Board of Directors. In the third quarter of 2008, the Board updated the share repurchase program, authorizing management to buy back up to an additional 200,000 shares of its common stock. Repurchases have typically been through open market transactions and have complied with all regulatory restrictions on the timing and amount of such repurchases. Shares repurchased have been added to treasury stock and accounted for at cost. These shares may be reissued for stock option exercises, employee stock purchase plan purchases and to fulfill dividend reinvestment program needs. During 2008, 72,955 shares were repurchased in conjunction with this program. Remaining shares authorized in the program were 218,536 as of December 31, 2008.
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
Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to each maintain minimum amounts and ratios (set forth in the table below) of Total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined in the regulations), and Tier I capital (as defined in the regulations) to average assets (as defined in the regulations). Management believes, as of December 31, 2008 and 2007, that the Company and the Bank met all capital adequacy requirements to which they were subject.
As of December 31, 2008, the most recent notification from the regulatory banking agencies categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum Total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the table. To the knowledge of management, there are no conditions or events since these notifications that have changed the Bank’s category.
The table below provides a comparison of the Company’s and the Bank’s risk-based capital ratios and leverage ratios to the minimum regulatory requirements for the periods indicated (dollars in thousands).

Juniata Valley Financial Corp. (Consolidated)

			Minimum Requirement
			For Capital
	Actual		Adequacy Purposes
	Amount	Ratio	Amount	Ratio
As of December 31, 2008:
Total Capital (to Risk Weighted Assets)	$49,959	18.26%	$21,888	8.00%
Tier 1 Capital (to Risk Weighted Assets)	47,349	17.31%	10,944	4.00%
Tier 1 Capital (to Average Assets)	47,349	11.11%	17,054	4.00%

As of December 31, 2007:
Total Capital (to Risk Weighted Assets)	$49,080	18.41%	$21,328	8.00%
Tier 1 Capital (to Risk Weighted Assets)	46,721	17.53%	10,664	4.00%
Tier 1 Capital (to Average Assets)	46,721	11.06%	16,896	4.00%
The Juniata Valley Bank

					Minimum Regulatory
					Requirements to be
			Minimum Requirement		“Well Capitalized”
			For Capital		under Prompt
	Actual		Adequacy Purposes		Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2008:
Total Capital (to Risk Weighted Assets)	$44,191	16.38%	$21,589	8.00%	$26,987	10.00%
Tier 1 Capital (to Risk Weighted Assets)	41,581	15.41%	10,795	4.00%	16,192	6.00%
Tier 1 Capital (to Average Assets)	41,581	9.78%	17,006	4.00%	21,258	5.00%

As of December 31, 2007:
Total Capital (to Risk Weighted Assets)	$41,032	15.62%	$21,015	8.00%	$26,269	10.00%
Tier 1 Capital (to Risk Weighted Assets)	38,673	14.72%	10,508	4.00%	15,761	6.00%
Tier 1 Capital (to Average Assets)	38,673	9.25%	16,730	4.00%	20,913	5.00%
Certain restrictions exist regarding the ability of the Bank to transfer funds to the Company in the form of cash dividends, loans or advances. At December 31, 2008, $31,922,000 of undistributed earnings of the Bank, included in the consolidated stockholders’ equity, was available for distribution to the Company as dividends without prior regulatory approval, subject to regulatory capital requirements above.

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

	Years Ended December 31,
	2008	2007	2006
	(Amounts, except earnings per share, in thousands)

Net income	$5,724	$5,434	$5,002
Weighted-average common shares outstanding	4,376	4,435	4,480

Basic earnings per share	$1.31	$1.23	$1.12

Weighted-average common shares outstanding	4,376	4,435	4,480
Common stock equivalents due to effect of stock options	10	9	12

Total weighted-average common shares and equivalents	4,386	4,444	4,492

Diluted earnings per share	$1.31	$1.22	$1.11

Anti-dilutive stock options outstanding	33	21	10

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

	Year ended December 31, 2008
	Before	Tax (Expense)
	Tax	or	Net-of-Tax
	Amount	Benefit	Amount
Net income	$7,781	$(2,057)	$5,724
Other comprehensive income (loss):
Unrealized gains on available for sale securities:
Unrealized holding gains arising during the period	324	(110)	214
Unrealized holding gains from unconsolidated subsidiary	5	—	5
Less reclassification adjustment for:
gains included in net income	(33)	11	(22)
securities impairment charge	554	(188)	366
Unrecognized pension net loss	(1,894)	644	(1,250)
Unrecognized pension cost due to change in assumptions	(42)	14	(28)
Amortization of pension prior service cost	(2)	1	(1)
Amortization of pension net actuarial loss	38	(12)	26

Other comprehensive income (loss)	(1,050)	360	(690)

Total comprehensive income	$6,731	$(1,697)	$5,034

	Year ended December 31, 2007
	Before	Tax (Expense)
	Tax	or	Net-of-Tax
	Amount	Benefit	Amount
Net income	$7,533	$(2,099)	$5,434
Other comprehensive income (loss):
Unrealized gains on available for sale securities:
Unrealized holding gains arising during the period	353	(120)	233
Unrealized holding gains from unconsolidated subsidiary	14	—	14
Less reclassification adjustment for:
gains included in net income	(14)	5	(9)
securities impairment charge	33	(11)	22
Unrecognized pension net gain	374	(127)	247
Amortization of pension prior service cost	(2)	—	(2)
Amortization of pension net actuarial loss	54	(18)	36

Other comprehensive income	812	(271)	541

Total comprehensive income	$8,345	$(2,370)	$5,975

	Year ended December 31, 2006
	Before	Tax (Expense)
	Tax	or	Net-of-Tax
	Amount	Benefit	Amount
Net income	$7,083	$(2,081)	$5,002
Other comprehensive income (loss):
Unrealized gains on available for sale securities:
Unrealized holding gains arising during the period	595	(202)	393
Less reclassification adjustment for gains included in net income	(181)	62	(119)
Minimum pension liability	129	(44)	85

Other comprehensive income	543	(184)	359

Total comprehensive income	$7,626	$(2,265)	$5,361

Components of accumulated comprehensive loss as of December 31 of each of the last three years consist of the following (in thousands):

	12/31/2008	12/31/2007	12/31/2006

Unrealized gains on available for sale securities	$707	$144	$(116)
Unrecognized expense for defined benefit pension	(1,954)	(701)	(982)

Accumulated other comprehensive loss	$(1,247)	$(557)	$(1,098)

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
The Plan is administered by a committee of the Board of Directors, whose members are not eligible to receive options under the Plan. The Committee determines, among other things, which officers and key employees will receive options, the number of shares to be subject to each option, the option price and the duration of the option. Options vest over three to five years and are exercisable at the grant price, which is at least the fair market value of the stock on the grant date. These options are scheduled to expire through October 21, 2018. The aggregate number of shares that may be issued upon the exercise of options under the Plan is 440,000 shares, with 344,313 shares available for grant as of December 31, 2008. The Plan’s options outstanding at December 31, 2008 have exercise prices between $14.10 and $24.00, with a weighted average exercise price of $18.73 and a weighted average remaining contractual life of 5.9 years.
As of December 31, 2008, there was $91,000 of total unrecognized compensation cost related to nonvested share-based compensation arrangements granted under the Plan. That cost is expected to be recognized through 2013.
Cash received from option exercises under the Plan for the years ended December 31, 2008, 2007 and 2006 was $36,000, $28,000, and $11,000, respectively.
A summary of the status of the Plan as of December 31, 2008, 2007 and 2006, and changes during the years ending on those dates is presented below:

	2008		2007		2006
		Weighted Average		Weighted Average		Weighted Average
	Shares	Exercise Price	Shares	Exercise Price	Shares	Exercise Price
Outstanding at beginning of year	79,512	$18.31	65,746	$17.83	57,983	$17.25
Granted	13,317	21.10	15,513	20.05	10,880	21.00
Exercised	(2,477)	14.72	(1,747)	15.77	(750)	14.18
Forfeited	(4,367)	20.59	—		(2,367)	19.40

Outstanding at end of year	85,985	$18.73	79,512	$18.31	65,746	$17.83

Options exercisable at year-end	58,187	$17.69	49,035	$16.79	40,735	$15.90

Weighted-average fair value of of options granted during the year	$3.37		$3.92		$4.50

Intrinsic value of options exercised during the year	$15,598		$9,058		$5,159

The following table summarizes characteristics of stock options as of December 31, 2008:

		Outstanding			Exercisable
			Contractual	Average		Average
	Exercise		Average Life	Exercise		Exercise
Grant Date	Price	Shares	(Years)	Price	Shares	Price
11/20/2001	$14.10	10,438	2.50	$14.10	10,438	$14.10
11/19/2002	14.25	10,864	3.45	14.25	10,864	14.25
11/18/2003	15.13	10,348	4.45	15.13	10,348	15.13
11/15/2004	20.25	7,832	4.64	20.25	7,485	20.25
10/18/2005	24.00	9,534	5.64	24.00	7,909	24.00
10/17/2006	21.00	9,716	6.68	21.00	6,096	21.00
10/16/2007	20.05	13,936	8.05	20.05	5,047	20.05
10/21/2008	21.10	13,317	9.81	21.10	—
Defined Benefit Retirement Plan
The Company sponsors a defined benefit retirement plan which covered substantially all of its employees through December 31, 2007. As of January 1, 2008, the plan was amended to close the plan to new entrants. All active participants as of December 31, 2007 became 100% vested in their accrued benefit and as long as they remain eligible will continue to accrue benefits until retirement. The benefits are based on years of service and the employees’ compensation. The Company’s funding policy is to contribute annually no more than the maximum amount that can be deducted for federal income tax purposes. Contributions are intended to provide not only for benefits attributed to service to date but also for those expected to be earned in the future. The Company does not expect to contribute to the defined benefit plan in 2009.
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
Management expects that approximately $360,000 will be recorded as net periodic expense for the defined benefit plan, which includes 2009’s service cost and expected amortization out of accumulated other comprehensive income in 2009.

The measurement date for the defined benefit plan is December 31. Information pertaining to the activity in the defined benefit plan is as follows (in thousands):

	Years ended December 31,
	2008	2007
Change in projected benefit obligation (PBO)
PBO at beginning of year	$7,041	$6,881
Service cost	179	281
Interest cost	441	387
Actuarial loss (gain)	221	(248)
Benefits paid	(297)	(260)

PBO at end of year	$7,585	$7,041

Change in plan assets
Fair value of plan assets at beginning of year	$6,102	$5,543
Actual return on plan assets, net of expenses	(1,290)	519
Employer contribution	2,200	300
Benefits paid	(297)	(260)

Fair value of plan assets at end of year	$6,715	$6,102

Reconciliation of funded status to net amount recognized
Funded status	$(870)	$(939)

Accumulated benefit obligation	$6,606	$5,793
Pension expense included the following components for the years ended December 31 (in thousands):

	2008	2007	2006

Service cost during the year	$179	$281	$296
Interest cost on projected benefit obligation	441	387	366
Expected return on plan assets	(425)	(392)	(359)
Net amortization	(2)	(2)	(2)
Recognized net actuarial loss	39	54	75

Net periodic benefit cost	$232	$328	$376

Assumptions used to determine benefit obligations were:

	2008	2007	2006
Discount rate	6.00%	6.25%	5.75%
Rate of compensation increase	4.00	4.25	3.75
Assumptions used to determine the net periodic benefit cost were:

	2008	2007	2006
Discount rate	6.00%	5.75%	5.75%
Expected long-term return on plan assets	7.00	7.00	7.00
Rate of compensation increase	4.00	3.75	3.75
The investment strategy and investment policy for the retirement plan is 50% equity and 50% fixed income. The asset allocation as of December 31, 2008 is approximately 20% equities and 80% fixed income investments, primarily as a result of the reduction in market values of the equities as of December 31, 2008.
Future expected benefit payments (in thousands):

	2009	2010	2011	2012	2013	2014-2018

Estimated future benefit payments	$357	$367	$389	$401	$405	$2,466
Defined Contribution Plan
The Company has a Defined Contribution Plan under which employees, through payroll deductions, are able to defer portions of their compensation. The plan was established in 1994 and, until 2008, the Company had made no contribution to the plan in any form. During 2007, the plan was amended so that, effective January 1, 2008, the Company will make an annual non-elective fully vested contribution equal to 3% of compensation to each eligible participant. In 2008, a liability of $154,000 was recorded to satisfy this obligation, and will be credited to employees’ accounts by March 31, 2009.
Employee Stock Purchase Plan
The Company has an Employee Stock Purchase Plan under which employees, through payroll deductions, are able to purchase shares of stock annually. The option price of the stock purchases shall be between 95% and 100% of the fair market value of the stock on the offering termination date as determined annually by the Board of Directors. The maximum number of shares which employees may purchase under the Plan is 250,000; however, the annual issuance of shares shall not exceed 5,000 shares plus any unissued shares from prior offerings. There were 2,088 shares in 2008, 939 shares in 2007 and 3,727 shares in 2006 issued under this plan. At December 31, 2008, there were 200,074 shares reserved for issuance under the Employee Stock Purchase Plan.
Supplemental Retirement Plans
The, Company has non-qualified supplemental retirement plans for directors and key employees. At December 31, 2008 and 2007, the present value of the future liability was $1,022,000 and $1,153,000, respectively. For the years ended December 31, 2008, 2007 and 2006, $64,000, $127,000 and $145,000, respectively, was charged to expense in connection with these plans. The Company offsets the cost of these plans through the purchase of bank-owned life insurance and annuities. See Note 7.
Deferred Compensation Plans
The Company has entered into deferred compensation agreements with certain directors to provide each director an additional retirement benefit, or to provide their beneficiary a benefit in the event of pre-retirement death. At December 31, 2008 and 2007, the present value of the future liability was $2,004,000 and $2,075,000, respectively. For the years ended December 31, 2008, 2007 and 2006, $124,000, $152,000 and $151,000, respectively, was charged to expense in connection with these plans. The Company offsets the cost of these plans through the purchase of bank-owned life insurance. See Note 7.
Salary Continuation Plans
The Company has non-qualified salary continuation plans for key employees. At December 31, 2008 and 2007, the present value of the future liability was $953,000 and $966,000, respectively. For the years ended December 31, 2008, 2007 and 2006, $13,000, $131,000 and $140,000, respectively, was charged to expense in connection with these plans. The Company offsets the cost of these plans through the purchase of bank-owned life insurance. See Note 7.
19. Fair Value Measurements
Effective January 1, 2008, the Company adopted the provisions of SFAS No 157, “Fair Value Measurements” for financial assets and financial liabilities. In accordance with FASB Staff Position (FSP) No. 157-2, “Effective Date of FASB Statement No. 157”, the Company will delay application of SFAS 157 for non-financial assets and non-financial liabilities until January 1, 2009. SFAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements.
SFAS 157 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. A fair value measurement assumes that the transaction to sell the asset or transfer the liability occurs in the principal market for the asset or liability or, in the absence of a principal market, the most advantageous market for the asset or liability. The price in the principal (or most advantageous) market used to measure the fair value of the asset or liability is not to be adjusted for transaction costs. An orderly transaction is a transaction that assumes exposure to the market for a period prior to the measurement date to allow for marketing activities that are usual and customary for transactions involving such assets and liabilities; it is not a forced transaction. Market participants are buyers and sellers in the principal market that are (i) independent, (ii) knowledgeable, (iii) able to transact and (iv) willing to transact.
SFAS 157 requires the use of valuation techniques that are consistent with the market approach, the income approach and/or the cost approach. The market approach uses prices and other relevant information generated by market transactions involving identical or comparable assets and liabilities. The income approach uses valuation techniques to convert future amounts, such as cash flows or earnings, to a single present amount on a discounted basis. The cost approach is based on the amount that currently would be required to replace the service capacity of an asset (replacement cost). Valuation techniques should be consistently applied. Inputs to valuation techniques refer to the assumptions that market participants would use in pricing the asset or liability. Inputs may be observable, meaning those that reflect the assumptions market participants would use in pricing the asset or liability developed based on market data obtained from independent sources, or unobservable, meaning those that reflect the reporting entity’s own assumptions about the assumptions market participants would use in pricing the asset or liability developed based on the best information available in the circumstances. In that regard, SFAS 157 establishes a fair value hierarchy for valuation inputs that gives the highest priority to quoted prices in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The fair value hierarchy is as follows:
Level 1 Inputs — Unadjusted quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date.
Level 2 Inputs — Inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. These might include quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable for the asset or liability (such as interest rates, volatilities, prepayment speeds, credit risks, etc.) or inputs that are derived principally from or corroborated by market data by correlation or other means.
Level 3 Inputs — Unobservable inputs for determining the fair values of assets or liabilities that reflect an entity’s own assumptions about the assumptions that market participants would use in pricing the assets or liabilities.
A description of the valuation methodologies used for instruments measured at fair value, as well as the general classification of such instruments pursuant to the valuation hierarchy, is set forth below. These valuation methodologies were applied to all of the Company’s financial assets and financial liabilities carried at fair value.
In general, fair value is based upon quoted market prices, where available. If such quoted market prices are not available, fair value is based upon internally developed models that primarily use, as inputs, observable market-based parameters. Valuation adjustments may be made to ensure that financial instruments are recorded at fair value. These adjustments may include amounts to reflect counterparty credit quality, the Company’s creditworthiness, among other things, as well as unobservable parameters. Any such valuation adjustments are applied consistently over time. The Company’s valuation methodologies may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. While management believes the Company’s valuation methodologies are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different estimate of fair value at the reporting date.
Securities Available for Sale. Securities classified as available for sale are reported at fair value utilizing Level 2 inputs. For these securities, the Company obtains fair value measurement from an independent pricing service. The fair value measurements consider observable data that may include dealer quotes, market spreads, cash flows, the U.S. Treasury yield curve, live trading levels, trade execution data, market consensus prepayment speeds, credit information and the bond’s terms and conditions, among other things.
Impaired Loans. Certain impaired loans are reported at the fair value of the underlying collateral if repayment is expected solely from the collateral. Collateral values are estimated using Level 3 inputs based on customized discounting criteria. As of December 31, 2008, the Company had no impaired loans for which repayment is expected solely from the collateral.
The following table summarizes financial assets and financial liabilities measured at fair value on a recurring basis as of December 31, 2008, segregated by the level of the valuation inputs within the fair value hierarchy utilized to measure fair value (in thousands).

	Level 1 Inputs	Level 2 Inputs	Level 3 Inputs	Total Fair Value
Securities available for sale	—	$64,321	—	$64,321
Certain financial assets and financial liabilities are measured at fair value on a nonrecurring basis; that is, the instruments are not measured at fair value on an ongoing basis but are subject to fair value adjustments in certain circumstances (for example, when there is evidence of impairment). Financial assets and liabilities measured at fair value on a non-recurring basis were not significant at December 31, 2008.
Certain non-financial assets and non-financial liabilities measured at fair value on a recurring basis include reporting units measured at fair value in the first step of a goodwill impairment test. Certain non-financial assets measured at fair value on a non-recurring basis include non-financial assets and non-financial liabilities measured at fair value in the second step of a goodwill impairment test, as well as intangible assets and other non-financial long-lived assets measured at fair value for impairment assessment. As stated above, SFAS 157 will be applicable to these fair value measurements beginning January 1, 2009.
Effective January 1, 2008, the Company adopted the provisions of SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities — Including an amendment of FASB Statement No. 115.” SFAS 159 permits the Company to choose to measure eligible items at fair value at specified election dates. Unrealized gains and losses on items for which the fair value measurement option has been elected are reported in earnings at each subsequent reporting date. The fair value option (i) may be applied, instrument by instrument, with certain exceptions, thus the Company may record identical financial assets and liabilities at fair value or by another measurement basis permitted under generally accepted accounting principles, (ii) is irrevocable (unless a new election date occurs) and (iii) is applied only to entire instruments and not to portions of instruments. Adoption of SFAS 159 on January 1, 2008 did not have a significant impact on the Company’s financial statements.
Fair Value of Financial Instruments
The estimated fair values of the Company’s financial instruments are as follows (in thousands):

Financial Instruments
(in thousands)

	December 31, 2008		December 31, 2007
	Carrying	Fair	Carrying	Fair
	Value	Value	Value	Value
Financial assets:
Cash and due from banks	$12,264	$12,264	$12,254	$12,254
Interest bearing deposits with banks	193	193	770	770
Federal funds sold	—	—	7,500	7,500
Interest bearing time deposits with banks	5,325	5,471	5,525	5,515
Securities	64,321	64,321	67,056	67,056
Restricted investment in FHLB stock	2,197	2,197	1,095	1,095
Total loans, net of unearned interest and allowance for loan loss reserve	312,522	323,289	295,678	299,835
Accrued interest receivable	2,315	2,315	2,247	2,247

Financial liabilities:
Non-interest bearing deposits	54,200	54,200	48,755	48,755
Interest bearing deposits	302,831	306,500	310,702	307,960
Securities sold under agreements to repurchase	1,944	1,944	5,431	5,431
Short-term borrowings	8,635	8,635	—	—
Long-term debt	5,000	5,021	—	—
Other interest bearing liabilities	1,096	1,096	1,037	1,037
Accrued interest payable	801	801	999	999

Off-balance sheet financial instruments:
Commitments to extend credit	—	—	—	—
Letters of credit	—	—	—	—
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
The information presented above should not be interpreted as an estimate of the fair value of the entire Company since a fair value calculation is provided only for a limited portion of the Company’s assets and liabilities. Due to a wide range of valuation techniques and the degree of subjectivity used in making the estimates, comparisons between the Company’s disclosures and those of other companies may not be meaningful.
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
Interest bearing time deposits with banks — The estimated fair value is determined by discounting the contractual future cash flows, using the rates currently offered for deposits of similar remaining maturities.
Securities Available for Sale — Securities classified as available for sale are reported at fair value utilizing Level 2 inputs. For these securities, the Company obtains fair value measurement from an independent pricing service. The fair value measurements consider observable data that may include dealer quotes, market spreads, cash flows, the U.S. Treasury yield curve, live trading levels, trade execution data, market consensus prepayment speeds, credit information and the bond’s terms and conditions, among other things.

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
Impaired Loans — Certain impaired loans are reported at the fair value of the underlying collateral if repayment is expected solely from the collateral. Collateral values are estimated using Level 3 inputs based on customized discounting criteria. As of December 31, 2008, the Corporation had no impaired loans for which repayment is expected solely from the collateral.
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
A summary of the Company’s financial instrument commitments is as follows (in thousands):

	December 31,
	2008	2007
Commitments to grant loans	$32,590	$35,827
Unfunded commitments under lines of credit	15,148	15,544
Outstanding letters of credit	639	718
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
Outstanding letters of credit are instruments issued by the Bank that guarantee the beneficiary payment by the Bank in the event of default by the Bank’s customer in the non-performance of an obligation or service. Most letters of credit are extended for one year periods. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Bank holds collateral supporting those commitments for which collateral is deemed necessary. The amount of the liability as of December 31, 2008 and 2007 for guarantees under letters of credit issued is not material.

The maximum undiscounted exposure related to these guarantees at December 31, 2008 was $639,000, and the approximate value of underlying collateral upon liquidation that would be expected to cover this maximum potential exposure was $4,366,000.
21. Related-Party Transactions
The Bank has granted loans to certain of its executive officers, directors and their related interests. These loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons, and in the opinion of management, do not involve more than normal risk of collection. The aggregate dollar amount of these loans was $2,045,000 and $2,125,000 at December 31, 2008 and 2007, respectively. During 2008, $1,975,000 of new loans were made and repayments totaled $1,911,000. Of the $2,125,000 balance at December 31, 2007, $144,000 represented balances of officers that are no longer related parties. None of these loans were past due, in non-accrual status or restructured at December 31, 2008.
22. Commitments And Contingent Liabilities
In 2005, the Company extended an agreement to obtain data processing services from an outside service bureau through June 2010. The agreement provides for termination penalties if the Company cancels it prior to the end of the commitment period. If the contract would have been canceled as of December 31, 2008, termination penalties of approximately $306,000 would have been assessed.
The Company, from time to time, may be a defendant in legal proceedings relating to the conduct of its banking business. Most of such legal proceedings are a normal part of the banking business and, in management’s opinion, the consolidated financial condition and results of operations of the Company would not be materially affected by the outcome of such legal proceedings.
23. Subsequent Events
In January 2009, the Board of Directors declared a dividend of $0.19 per share for the first quarter of 2009 to shareholders of record on February 16, payable on March 2, 2009.

24. Juniata Valley Financial Corp. (Parent Company Only)
Financial information:
CONDENSED BALANCE SHEETS
(in thousands)

	December 31,
	2008	2007
ASSETS:
Cash and cash equivalents	$194	$235
Interest bearing deposits with banks	155	355
Investment in bank subsidiary	42,798	40,725
Investment in unconsolidated subsidiary	3,176	2,972
Investment securities available for sale	2,040	4,053
Other assets	151	275

TOTAL ASSETS	$48,514	$48,615

LIABILITIES:
Income tax payable	$29	$9
Accounts payable and other liabilities	—	34

STOCKHOLDERS’ EQUITY	48,485	48,572

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$48,514	$48,615

CONDENSED STATEMENTS OF INCOME
(in thousands)

	Years Ended December 31,
	2008	2007	2006
INCOME:
Interest on deposits with banks	$10	$17	$18
Interest and dividends on investment securities available for sale	103	168	152
Dividends from bank subsidiary	2,611	4,968	7,031
Income from unconsolidated subsidiary	207	192	80
Securities impairment charge	(554)	—	—
Gain on the sale of investment securities	5	—	77

TOTAL INCOME	2,382	5,345	7,358
EXPENSE:
Non-interest expense	111	153	109

TOTAL EXPENSE	111	153	109

INCOME BEFORE INCOME TAXES AND EQUITY IN UNDISTRIBUTED NET INCOME OF SUBSIDIARY	2,271	5,192	7,249
Income tax expense (benefit)	(131)	32	68

	2,402	5,160	7,181
Distributions in excess of (below) (undistributed) net income of subsidiary	3,322	274	(2,179)

NET INCOME	$5,724	$5,434	$5,002

CONDENSED
STATEMENTS OF CASH FLOWS
(in thousands)

	Years Ended December 31,
	2008	2007	2006
Cash flows from operating activities:
Net income	$5,724	$5,434	$5,002
Adjustments to reconcile net income to net cash provided by operating activities:
Distributions in excess of (below) (undistributed) net income of subsidiary	(3,322)	(274)	2,179
Net amortization of securities premiums	3	—	—
Realized gains on sales of investment securities	(5)	—	(77)
Securities impairment charges	554	—	—
Income from unconsolidated subsidiary, net of dividends of $0, $126 and $0	(207)	(66)	(80)
Decrease (increase) in interest and other assets	73	355	(180)
(Decrease) increase in taxes payable	(9)	(64)	68
Increase (decrease) in accounts payable and other liabilities	(6)	32	2

Net cash provided by operating activities	2,805	5,417	6,914

Cash flows from investing activities:
Purchases of available for sale securities	(720)	(762)	(134)
Proceeds from the sale of available for sale securities	5	—	137
Proceeds from the maturity of available for sale investment securities	2,350	340	—
Proceeds from the maturity of interest bearing time deposits	200	135	—
Investment in unconsolidated subsidiary	—	—	(2,812)

Net cash provided by (used in) investing activities	1,835	(287)	(2,809)

Cash flows from financing activities:
Cash dividends	(3,241)	(4,210)	(2,957)
Purchase of treasury stock	(1,518)	(1,069)	(1,302)
Treasury stock issued for dividend reinvestment and employee stock purchase plan	78	47	289

Net cash used in financing activities	(4,681)	(5,232)	(3,970)

Net (decrease) increase in cash and cash equivalents	(41)	(102)	135
Cash and cash equivalents at beginning of year	235	337	202

Cash and cash equivalents at end of year	$194	$235	$337

25. Quarterly Results Of Operations (Unaudited)
The unaudited quarterly results of operations for the years ended December 31, 2008 and 2007 follow (in thousands, except per-share data):

	2008 Quarter ended
	March 31	June 30	September 30	December 31
Total interest income	$6,363	$6,283	$6,345	$6,239
Total interest expense	2,481	2,320	2,223	2,033

Net interest income	3,882	3,963	4,122	4,206
Provision for loan losses	32	112	147	130
Gains (losses) from the sale of assets	7	87	(9)	6
Securities impairment charge	—	(393)	—	(161)
Other income	1,125	1,228	1,112	1,035
Other expense	3,041	2,945	3,098	2,924

Income before income taxes	1,941	1,828	1,980	2,032
Income tax expense	539	431	529	558

Net income	$1,402	$1,397	$1,451	$1,474

Per-share data:
Basic earnings	$.32	$.32	$.33	$.34
Diluted earnings	.32	.32	.33	.34
Cash dividends	.18	.18	.19	.19

	2007 Quarter ended
	March 31	June 30	September 30	December 31
Total interest income	$6,447	$6,704	$6,798	$6,774
Total interest expense	2,668	2,776	2,860	2,756

Net interest income	3,779	3,928	3,938	4,018
Provision for loan losses	67	23	—	30
Securities impairment charge	—	(33)	—	—
Gains from the sale of assets	12	9	45	9
Other income	1,026	1,005	1,065	1,061
Other expense	2,968	3,072	3,091	3,078

Income before income taxes	1,782	1,814	1,957	1,980
Income tax expense	503	500	538	558

Net income	$1,279	$1,314	$1,419	$1,422

Per-share data:
Basic earnings	$.29	$.30	$.32	$.32
Diluted earnings	.29	.30	.32	.32
Cash dividends	.17	.42	.18	.18

Common Stock Market Prices and Dividends
The common stock of Juniata Valley Financial Corp. is quoted under the symbol “JUVF.OB” on the over-the-counter (“OTC”) Electronic Bulletin Board, a regulated electronic quotation service made available through, and governed by, the NASDAQ system. As of December 31, 2008, the number of stockholders of record of the Company’s common stock was 1,812.
Prices presented below are bid prices between broker-dealers, which do not include retail mark-ups or markdowns or any commission to the broker-dealer. The published bid prices do not necessarily reflect prices in actual transactions.

	2008
			Dividends
Quarter Ended	High	Low	Declared

March 31	$21.50	$19.50	$0.18
June 30	21.50	20.05	0.18
September 30	22.00	19.60	0.19
December 31	21.15	19.00	0.19

	2007
			Dividends
Quarter Ended	High	Low	Declared

March 31	$21.50	$20.85	$0.17
June 30	23.00	20.00	0.42
September 30	23.75	20.05	0.18
December 31	21.25	20.00	0.18
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
Additionally, a copy of the Company’s Annual Report to the SEC on Form 10-K for the year ended December 31, 2008 will be supplied without charge (except for exhibits) upon written request. Please direct all inquiries to Ms. JoAnn McMinn, as detailed above.
Pursuant to Part 350 of FDIC’s Annual Disclosure Regulation, Juniata Valley Financial Corp. will make available to you upon request, financial information about Juniata Valley Bank. Please contact:
Ms. Danyelle Pannebaker
The Juniata Valley Bank
P.O. Box 66
Mifflintown, PA 17059
Investment Considerations
In analyzing whether to make, or to continue, an investment in Juniata Valley Financial Corp., investors should consider, among other factors, the information contained in this Annual Report and certain investment considerations and other information more fully described in our Annual Report on Form 10-K for the year ended December 31, 2008, a copy of which can be obtained as described above.
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
The Company offers a dividend direct deposit option whereby shareholders of record may have their dividends deposited directly into the bank account of their choice on the dividend payment date. Please contact Registrar and Transfer Company for further information and to register for this service.
Annual Meeting of Shareholders
The Annual Meeting of Shareholders of Juniata Valley Financial Corp. will be held at 10:30 a.m., on Tuesday, May 19, 2009 at the Quality Inn Suites, 13015 Ferguson Valley Road, Burnham, Pennsylvania.