Form 10-K, Exhibit 13
period 2009-12-31
JUNIATA VALLEY FINANCIAL CORP
filed 2010-03-12
CIK 714712

Exhibit 13.1
Five-Year Financial Summary — Selected Financial Data

	2009	2008	2007	2006	2005
	(In thousands of dollars, except share and per share data)
BALANCE SHEET INFORMATION at December 31
Assets	$442,109	$428,084	$420,146	$415,931	$410,802
Deposits	377,397	357,031	359,457	355,169	343,466
Loans, net of allowance for loan losses	308,911	312,522	295,678	303,246	295,300
Investments	80,973	71,843	73,676	65,619	77,208
Intangible assets	299	344	389	434	—
Goodwill	2,046	2,046	2,046	2,046	—
Short-term borrowings	3,207	10,579	5,431	6,112	9,801
Long-term debt	5,000	5,000	—	—	5,000
Stockholders’ equity	50,603	48,485	48,572	47,786	47,119
Number of shares outstanding	4,337,587	4,341,055	4,409,445	4,457,934	4,503,392

Average for the year
Assets	435,285	428,744	424,847	414,048	406,706
Stockholders’ equity	49,514	48,674	47,635	47,503	48,403
Weighted average shares outstanding	4,341,097	4,376,077	4,434,859	4,480,245	4,550,483

INCOME STATEMENT INFORMATION Years Ended December 31
Total interest income	$23,268	$25,230	$26,723	$24,663	$22,707
Total interest expense	7,279	9,057	11,060	10,111	8,015

Net interest income	15,989	16,173	15,663	14,552	14,692
Provision for loan losses	627	421	120	54	28
Other income	4,171	4,037	4,199	3,830	3,323
Other expenses	12,619	12,008	12,209	11,245	11,680

Income before income taxes	6,914	7,781	7,533	7,083	6,307
Federal income tax expense	1,808	2,057	2,099	2,081	1,741

Net income	$5,106	$5,724	$5,434	$5,002	$4,566

PER SHARE DATA
Earnings per share — basic	$1.18	$1.31	$1.23	$1.12	$1.00
Earnings per share — diluted	1.18	1.31	1.22	1.11	1.00
Cash dividends	0.78	0.74	0.95	0.66	1.11
Book value	11.67	11.17	11.02	10.72	10.46

FINANCIAL RATIOS
Return on average assets	1.17%	1.34%	1.28%	1.21%	1.12%
Return on average equity	10.31	11.76	11.41	10.53	9.43
Dividend payout	66.31	56.62	77.48	59.12	110.71
Average equity to average assets	11.38	11.35	11.21	11.47	11.90
Loans to deposits (year end)	81.85	87.53	82.26	85.38	85.98

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
FORWARD LOOKING STATEMENTS
The information contained in this Annual Report contains forward looking statements (as such term is defined in the Securities Exchange Act of 1934 and the regulations thereunder) including, without limitation, statements as to future loan and deposit volumes, the allowance and provision for possible loan losses, future interest rates and their effect on the Company’s financial condition or results of operations, the classification of the Company’s investment portfolio and other statements which are not historical facts or as to trends or management’s intentions, plans, beliefs, expectations or opinions. Such forward looking statements are subject to risks and uncertainties and may be affected by various factors which may cause actual results to differ materially from those in the forward looking statements including, without limitation, the effect of economic conditions and related uncertainties, the effect of interest rates on the Company, federal and state government regulation and competition. Certain of these risks, uncertainties and other factors are discussed in this Annual Report or in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, a copy of which may be obtained from the Company upon request and without charge (except for the exhibits thereto).
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
Customer Relationships
Juniata strives to maximize customer satisfaction. We are sensitive to the broad array of financial alternatives available to our customers from both local and global competition. We are committed to fostering a complete customer relationship, and we strive to continue to provide financial products that meet the needs of both current and future customers. One element of the Company’s strategic plan is to increase the number of Bank-provided services per household.
Shareholder Satisfaction
Management believes our investors are entitled to an acceptable return on their investment through both stock value appreciation and dividend returns. We intend to continue to seek to maximize the value of their investment through profitable balance sheet growth and core earnings results that surpass those of our peers.
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
Operating Results
We strive to produce profitability ratios that exceed those of our peers. Recognizing that net interest margins have narrowed for banks in general and that they may not return to the ranges experienced in the past, we also focus on the importance of providing fee-generating services in which customers find value. Offering a broad array of services prevents us from becoming too reliant on one form of revenue. It has also been our philosophy to spend conservatively and to implement operating efficiencies where possible to keep noninterest expense from escalating in areas that can be controlled. Like most banks, we reported reduced earnings in 2009 in comparison to the prior year. But we achieved impressive performance ratios exceeding most of our peers, maintaining our status as a high-performing financial institution.

Commitment to the Community
We are active corporate citizens of the communities we serve. Although the world of banking has transitioned to global availability through electronics, we believe that our community banking philosophy is still valid. Despite technological advances, banking is still a personal business, particularly in the rural areas we serve. We believe that our customers shop for services and value a relationship with an institution involved in the same community, with the same interests in its prosperity. We have a foundation and a history in each of the communities we serve. Management takes an active role in local business and industry development organizations to help attract and retain commerce in our market area. We provide businesses, large and small, with financial tools and financing needed to grow and prosper. We have always been committed to responsible lending practices. We support charitable programs that benefit the local communities, not only with monetary contributions, but also with personal involvement by our volunteering employees.
Juniata’s Opportunities
Soundness and stability
We believe that our balance sheet is a strength. We have strong capital and liquidity ratios. We did not seek a capital infusion from the US Treasury through its Troubled Assets Relief Program (TARP) and consider ourselves to have an advantage over banks that applied for and accepted those funds. Because we did not need the aid offered by our government, we will not have the cost and burden of compliance with the guidelines associated with acceptance of this form of capital, as is the case with some of our counterparts. Because the U.S. Treasury is not one of our stockholders, the possibility of political intervention in the management of our business is less likely. Our business model includes a plan for growth without sacrificing profitability or integrity. We believe an opportunity exists for banks such as ours to offer the trusted, personal service of a locally managed institution that has roots in the community reaching back more than 140 years.
Expansion of customer base
Through market analysis, we believe that there are opportunities to enhance our sales effort in order to increase deposit market share in rural central Pennsylvania. Our strategic focus for the future continues to focus on the team effort it takes to nourish existing relationships and expand our customer base. We plan to further develop our sales team by making employee education paramount and to capitalize upon back-room efficiencies created through the implementation of new processes.
Delivery system improvements
We seek to continually enhance our customer delivery system, both through technology and physical facilities. We actively seek opportunities to expand our branch network through acquisitions. To cater to our customers’ needs and to increase operational efficiency we have made a commitment to upgrading our core processing system in 2010. This technology upgrade will involve significant changes in how we deliver support to our front line and our back-room operation. Our objective is to enhance both the customers’ and our employees’ experience through process simplification and operating efficiencies. We believe that it is imperative that our customers have convenient and easy access to personal financial services that match their particular lifestyle, whether it is through electronic or personal delivery.
Juniata’s Challenges
Economic recession
We are experiencing a serious recession, the duration of which remains unknown. Unemployment has risen, home values have declined, earnings rates on investments are historically low and government actions to intervene in the markets continue to result in large increases in the national debt. All these factors are affecting the behavior of consumers and businesses and the way in which money is spent, saved, borrowed and invested.
Public perception
We believe that all banks have suffered reputation loss in the recent economic downturn, without regard to individual performance. National news reports have generally applied blame to the banking industry in the aggregate, rather than to specific banks that participated in large-scale risky investments and lending practices. As a result, consumers appear to be wary of all banks. Our challenge is to demonstrate the value of sound community banking to rebuild the confidence of the public. Through consistently solid performance results, we intend to prove to our customers and stockholders our stability and soundness. We have an unwavering commitment to our community, supporting our neighbors and providing trusted financial services to businesses and individuals in our home area. How our market area ultimately responds to current events and the recession, as it relates to our customers’ financial needs, depends upon us and how we meet their needs.

Competition
Each year, competition becomes more fierce and global in nature. To meet this challenge, we attempt to stay in close contact with our customers, monitoring their satisfaction with our services through surveys, personal visits and networking in the communities we serve. We strive to meet or exceed our customers’ expectations and deliver consistent high-quality service. We believe that our customers have become acutely aware of the value of local service, and we strive to maintain their confidence.
Rate environment
We intend to continue making what we believe to be rational pricing decisions for loans, deposits and non-deposit products. This strategy can be difficult to maintain, as many of our peers appear to be pricing for growth, rather than long-term profitability and stability. We believe that the result of a strategy of “growth for the sake of growth” is evident in the recent widespread sub-prime lending problems, which have had an adverse impact on the entire financial services industry. We intend to maintain our core pricing principles, which we believe protect and preserve our future as a sound community financial services provider, proven by results.
Regulated Company
The Company is subject to banking regulation, as well as regulation by the Securities and Exchange Commission (SEC) and, as such, must comply with many laws, including the USA Patriot Act and the Sarbanes-Oxley Act of 2002. Management has established a Disclosure Committee for Financial Reporting, an internal group at Juniata that seeks to ensure that current and potential investors in the Company receive full and complete information concerning our financial condition. Juniata has incurred direct and indirect costs associated with compliance with the SEC’s filing and reporting requirements imposed on public companies by Sarbanes-Oxley, as well as adherence to new and existing banking regulations and stronger corporate governance requirements. We anticipate that regulatory burdens will only increase, and that more internal resources will be dedicated to meet future compliance standards.
APPLICATION OF CRITICAL ACCOUNTING POLICIES
The Company’s consolidated financial statements are prepared based upon the application of U.S. generally accepted accounting principles (“GAAP”), the most significant of which are described in Note 1 to our consolidated financial statements – Summary of Significant Accounting Policies. Certain of these policies require numerous estimates and economic assumptions, based upon information available as of the date of the consolidated financial statements. As such, over time, they may prove inaccurate or vary and may significantly affect the Company’s reported results and financial position in future periods. The accounting policy for establishing the allowance for loan losses relies to a greater extent on the use of estimates than other areas and, as such, has a greater possibility of producing results that could be different than originally reported. Changes in underlying factors, assumptions or estimates in the allowance for loan losses could have a material impact on the Company’s future financial condition and results of operations.
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
Considerations used by management to determine other-than-temporary impairment status of individual holdings within the investment portfolio are based partially upon estimations of fair value and potential for recovery. As market conditions and perception can unpredictably affect the value of individual investments in the future, these determinations could have a material impact on the Company’s future financial condition and results in operations.

RESULTS OF OPERATIONS
2009
Financial Performance Overview
There are a number of significant events that occurred in 2009, that were outside our control, but had an adverse impact on our income statement. While these events did not affect the soundness of our operations, they did materially affect our level of earnings. The cost of FDIC deposit insurance had the most material impact. The FDIC significantly raised deposit insurance premiums and levied a special assessment during 2009. The premium increases posed a severe burden on every bank, regardless of their participation in the high-risk practices that led to the current economic crisis. Although we did not participate in high-risk practices, the impact of insurance premiums on our earnings is a by-product of our participation in the recovery of the financial services industry.
The stock market continued to look upon the financial services sector with disfavor well into 2009, which resulted in further declines in the fair value of our equities portfolio. These declines, in turn, led to additional other-than-temporary impairment charges in 2009. The recession caused a number of our borrowers to develop financial problems that have resulted in a higher loan loss provision and an increase in net charge-offs.
Net income for Juniata in 2009 was $5,106,000, representing a 10.8% decrease as compared to net income for 2008. Earnings per share on a fully diluted basis decreased from $1.31 in 2008 to $1.18 in 2009. The net interest margin, on a fully tax-equivalent basis, decreased by 11 basis points, from 4.34% in 2008 to 4.23% in 2009. The ratio of noninterest income (excluding gains on sales of securities and securities impairment charges) to average assets decreased by 5 basis points, and the ratio of noninterest expense to average assets increased by 10 basis points. Five-year historical ratios are presented below.

	2009	2008	2007	2006	2005

Return on average assets	1.17%	1.34%	1.28%	1.21%	1.12%
Return on average equity	10.31	11.76	11.41	10.53	9.43
Yield on earning assets	5.88	6.48	6.88	6.43	6.00
Cost to fund earning assets	1.84	2.33	2.85	2.63	2.12
Net interest margin (fully tax equivalent)	4.23	4.34	4.17	3.91	4.00
Noninterest income (excluding gains on sales of securities and securities impairment charges) to average assets	1.01	1.06	0.99	0.88	0.77
Noninterest expense to average assets	2.90	2.80	2.87	2.72	2.87
Net noninterest expense to average assets	1.89	1.74	1.88	1.84	2.10
While each of the key ratios presented above declined in 2009 as compared to 2008, we note that this was a general trend in the financial services industry and the declines were anticipated. Therefore, it is important to understand the degree of change and how it compares to similar companies in our competitive market. A group of six local competitors have been chosen as a peer group when analyzing total stock return (see Form 10-K) and the analysis below compares our financial performance to the peer group’s financial performance for the nine months ended September 30, 2009, the most recent year-to-date period that is publicly available. As noted below, Juniata’s return on average assets, return on average equity and net interest margin significantly exceeded the averages of the peer group.

	For the nine months ended September 30, 2009
			Net Interest
	ROA	ROE	Margin
Juniata Valley Financial Corp	1.18%	10.48%	4.24%
Peer Group Average	0.79%	8.96%	3.42%

Juniata strives to attain consistently high earnings levels each year by protecting the core (repeatable) earnings base through conservative growth strategies that minimize stockholder and balance-sheet risk, while serving its rural Pennsylvania customer base. This approach has helped achieve solid performances year after year. The Company considers the ROA ratio to be a key indicator of its success and constantly scrutinizes the broad categories of the income statement that impact this profitability indicator. Summarized below are the components of net income (in thousands of dollars) and the contribution of each to ROA for 2009 and 2008.

	2009		2008
		% of Average		% of Average
		Assets		Assets
Net interest income	$15,989	3.67%	$16,173	3.77%
Provision for loan losses	(627)	(0.14)	(421)	(0.10)

Trust fees	361	0.08	389	0.09
Deposit service fees	1,673	0.38	1,660	0.39
BOLI	444	0.10	486	0.11
Commissions from sales of non-deposit products	446	0.10	704	0.16
Income from unconsolidated subsidiary	217	0.05	207	0.05
Other fees	935	0.21	875	0.20
Insurance-related income	323	0.07	179	0.04
Security gains (losses) and impairment charges	(209)	(0.05)	(521)	(0.12)
Gains (losses) on sale of other assets	(19)	(0.00)	58	0.01

Total noninterest income	4,171	0.96	4,037	0.94

Employee expense	(6,625)	(1.52)	(6,451)	(1.50)
Occupancy and equipment	(1,552)	(0.36)	(1,638)	(0.38)
Data processing expense	(1,325)	(0.30)	(1,375)	(0.32)
Director compensation	(416)	(0.10)	(417)	(0.10)
Professional fees	(392)	(0.09)	(379)	(0.09)
Taxes, other than income	(476)	(0.11)	(500)	(0.12)
FDIC insurance premiums	(634)	(0.15)	(59)	(0.01)
Intangible amortization	(45)	(0.01)	(45)	(0.01)
Other noninterest expense	(1,154)	(0.27)	(1,144)	(0.27)

Total noninterest expense	(12,619)	(2.90)	(12,008)	(2.80)

Income tax expense	(1,808)	(0.42)	(2,057)	(0.48)

Net income	$5,106	1.17%	$5,724	1.34%

Average assets	$435,285		$428,744
Net Interest Income
Net interest income is the amount by which interest income on earning assets exceeds interest expense on interest bearing liabilities. Net interest income is the most significant component of revenue, comprising approximately 79% of total revenues (the total of net interest income and noninterest income) for 2009. Interest spread measures the absolute difference between average rates earned and average rates paid. Because some interest earning assets are tax-exempt, an adjustment is made for analytical purposes to place all assets on a fully tax-equivalent basis. Net interest margin is the percentage of net return on average earning assets on a fully tax-equivalent basis and provides a measure of comparability of a financial institution’s performance.
Both net interest income and net interest margin are impacted by interest rate changes, changes in the relationships between various rates and changes in the composition of the average balance sheet. Additionally, product pricing, product mix and customer preferences dictate the composition of the balance sheet and the resulting net interest income. Table 1 shows average asset and liability balances, average interest rates and interest income and expense for the years 2009, 2008 and 2007. Table 2 further shows changes attributable to the volume and rate components of net interest income.

Table 1
AVERAGE BALANCE SHEETS AND NET INTEREST INCOME ANALYSIS
(Dollars in thousands)

	Years Ended December 31,
	2009			2008			2007
	Average		Yield/	Average		Yield/	Average		Yield/
	Balance (1)	Interest	Rate	Balance (1)	Interest	Rate	Balance (1)	Interest	Rate
ASSETS
Interest earning assets:
Taxable loans (5)	$300,913	$20,429	6.79%	$298,947	$21,774	7.28%	$294,938	$22,638	7.68%
Tax-exempt loans	9,900	358	3.62	8,659	326	3.76	5,669	213	3.76

Total loans (8)	310,813	20,787	6.69	307,606	22,100	7.18	300,607	22,851	7.60

Taxable investment securities	39,571	1,163	2.94	38,646	1,666	4.31	51,746	2,438	4.71
Tax-exempt investment securities	34,793	1,152	3.31	31,999	1,082	3.38	24,040	857	3.56

Total investment securities	74,364	2,315	3.11	70,645	2,748	3.89	75,786	3,295	4.35

Interest bearing deposits	4,402	158	3.59	6,389	258	4.04	5,876	254	4.32
Federal funds sold	6,422	8	0.12	4,846	124	2.56	6,358	323	5.08

Total interest earning assets	396,001	23,268	5.88	389,486	25,230	6.48	388,627	26,723	6.88

Non-interest earning assets:
Cash and due from banks	9,791			10,167			9,384
Allowance for loan losses	(2,524)			(2,391)			(2,460)
Premises and equipment	7,148			5,968			6,366
Other assets (7)	24,869			25,514			22,930

Total assets	$435,285			$428,744			$424,847

LIABILITIES AND STOCKHOLDERS’ EQUITY
Interest bearing liabilities:
Interest bearing demand deposits (2)	$68,847	309	0.45	$72,051	541	0.75	$82,877	1,751	2.11
Savings deposits	40,705	212	0.52	37,248	362	0.97	35,247	556	1.58
Time deposits	209,779	6,595	3.14	204,809	7,992	3.90	199,239	8,437	4.23
Other, including short-term borrowings, long-term debt and other interest bearing liabilities	8,679	163	1.88	10,253	162	1.58	7,804	316	4.05

Total interest bearing liabilities	328,010	7,279	2.22	324,361	9,057	2.79	325,167	11,060	3.40

Non-interest bearing liabilities:
Demand deposits	51,337			49,137			45,433
Other	6,424			6,572			6,612
Stockholders’ equity	49,514			48,674			47,635

Total liabilities and stockholders’ equity	$435,285			$428,744			$424,847

Net interest income		$15,989			$16,173			$15,663

Net margin on interest earning assets (3)			4.04%			4.15%			4.03%

Net interest income and margin - Tax equivalent basis (4)		$16,767	4.23%		$16,898	4.34%		$16,214	4.17%

Notes:

(1)	Average balances were calculated using a daily average.

(2)	Includes Super Now and money market accounts.

(3)	Net margin on interest earning assets is net interest income divided by average interest earning assets.

(4)
Interest on obligations of states and municipalities is not subject to federal income tax. In order to make the net yield comparable on a fully taxable basis, a tax equivalent adjustment is applied against the tax-exempt income utilizing a federal tax rate of 34%.

Table 2
RATE — VOLUME ANALYSIS OF NET INTEREST INCOME
(Dollars in thousands)

	2009 Compared to 2008			2008 Compared to 2007
	Increase (Decrease) Due To (6)			Increase (Decrease) Due To (6)
	Volume	Rate	Total	Volume	Rate	Total
ASSETS
Interest earning assets:
Taxable loans (5)	$141	$(1,486)	$(1,345)	$310	$(1,174)	$(864)
Tax-exempt loans	45	(13)	32	113	—	113

Total loans	186	(1,499)	(1,313)	423	(1,174)	(751)

Taxable investment securities	39	(543)	(504)	(578)	(194)	(772)
Tax-exempt investment securities	93	(22)	71	270	(45)	225

Total investment securities	132	(565)	(433)	(308)	(239)	(547)

Interest bearing deposits	(73)	(27)	(100)	21	(17)	4
Federal funds sold	30	(146)	(116)	(65)	(134)	(199)

Total interest earning assets	275	(2,237)	(1,962)	71	(1,564)	(1,493)

LIABILITIES AND STOCKHOLDERS’ EQUITY
Interest bearing liabilities:
Interest bearing demand deposits (2)	(23)	(209)	(232)	(204)	(1,006)	(1,210)
Savings deposits	31	(181)	(150)	31	(225)	(194)
Time deposits	190	(1,587)	(1,397)	230	(675)	(445)
Other, including short-term borrowings, long-term debt and other interest bearing liabilities	(27)	28	1	79	(233)	(154)

Total interest bearing liabilities	171	(1,949)	(1,778)	136	(2,139)	(2,003)

Net interest income	$104	$(288)	$(184)	$(65)	$575	$510

(5)	Non-accruing loans are included in the above table until they are charged off.

(6)	The change in interest due to rate and volume has been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts of the change in each.

(7)	Includes gross unrealized gains (losses) on securities available for sale: $1,118 in 2009, $436 in 2008 and $(127) in 2007.

(8)	Interest income includes loan fees of $202, $347 and $608, in 2009, 2008 and 2007, respectively.

On average, total loans outstanding in 2009 increased from 2008 by 1.0%, to $310,813,000. Average yields on loans decreased by 49 basis points in 2009 when compared to 2008. As shown in the preceding Rate – Volume Analysis of Net Interest Income Table 2, the decrease in yield reduced interest income by approximately $1,499,000, and the increase in volume added $186,000, resulting in an aggregate decrease in interest recorded on loans of $1,313,000. The yield decrease was largely due to the difference in market rates between the two years. The prime rate decreased from January 1, 2008 to December 31, 2008 by 400 basis points, from 7.25% to 3.25%, and remained at 3.25% for the entire year in 2009. On average, the prime rate was 5.21% during 2008 and 3.25% during 2009.
During 2009, 67% of the investment portfolio, or $42,912,000, matured or was prepaid. All proceeds from these events and other funds available through deposit growth, a total of $56,245,000, was reinvested in the investment portfolio in the lower rate environment, which explains the decrease in overall yield of the investment securities by 78 basis points. Yields on the investment securities portfolio decreased to 3.11% in 2009, as compared to 3.89% in 2008. Yield declines accounted for a $565,000 decrease in interest income when compared to 2008. Average balances of investment securities increased by $3,719,000, and this volume increase accounted for a $132,000 increase in interest income as compared to 2008.
In total, yield on earning assets in 2009 was 5.88% as compared to 6.48% in 2008, a decrease of 60 basis points. On a fully tax equivalent basis, yield decreased from 6.67% in 2008 to 6.07% in 2009.
Average interest bearing liabilities increased by $3,649,000, or 1.1%, in 2009 as compared to 2008. Within the categories of interest bearing liabilities, deposits increased on average by $5,223,000, and borrowings decreased by $1,574,000 on average. Changes in these balances resulted in $171,000 in additional interest expense in 2009 as compared to 2008, while decreases in interest rates accounted for $1,949,000 in reduced interest expense. Noninterest bearing liabilities used to fund earning assets included demand deposits, which increased $2,200,000 on average. The percentage of interest earning assets funded by noninterest bearing liabilities was approximately 17.3% in 2009 versus 16.7% in 2008. The total cost to fund earning assets (computed by dividing the total interest expense by the total average earning assets) in 2009 was 1.84%, as compared to 2.33% in 2008.
Net interest income was $15,989,000 for 2009, a decrease of $184,000 when compared to 2008. The overall decrease in net interest income was the net result of a decrease due to rate changes of $288,000, partially offset by the increase due to volume changes of $104,000.
Provision for Loan Losses
Juniata’s provision for loan losses is determined as a result of an analysis of the adequacy level of the allowance for loan losses. In order to closely reflect the potential losses within the current loan portfolio based upon current information known, the Company carries no unsupported allowance. An analysis was performed following the process described in “Application of Critical Accounting Policies” earlier in this discussion, and it was determined that a provision of $627,000 was appropriate for 2009, an increase of $206,000 when compared to 2008 when the total loan loss provision was $421,000. In 2009, the provision exceeded net charge-offs by $109,000. Net charge-offs were significantly higher in 2009 than in the four immediately preceding years, reflecting an increase in the levels of non-performing loans. See the discussion on Loans and Allowance for Loan Losses in the section below titled “Financial Condition”.
Noninterest Income
The Company remains committed to providing excellent customer service and products that fill the financial needs of our communities. We believe that our responsiveness to customers’ needs surpasses that of our competitors and we measure our success by the customer acceptance of fee-based services. We provide alternative investment opportunities through an arrangement with a broker dealer, and have representatives on staff devoted entirely to this service. This investment alternative is in addition to the trust services that have traditionally been offered by the Bank.

Fee-generated noninterest revenues consist of customer service fees derived from deposit accounts, trust relationships and sales of non-deposit products. In 2009, revenues from these services totaled $2,480,000, representing a decrease of $273,000, or 9.9% from 2008 revenues. Customer service fees derived from deposit accounts were similar to those in 2008, varying by only $13,000 in the aggregate; these fees accounted for approximately 67% of all fee-generated noninterest revenues. Total fees for trust services decreased by $28,000, or 7.2%, as fees from estate settlements decreased by $6,000 in 2009 as compared to 2008, and non-estate fees decreased by $22,000. Variance in fees from estate settlements occurs because estate settlements occur sporadically and are not necessarily consistent year to year. Non-estate fees are repeatable revenues that generally increase and decrease in relation to movements in interest rates as market values of trust assets under management increase and as new relationships are established. Similarly, sales of non-deposit products declined in 2009 due to investor concerns during the economic downturn, resulting in a $258,000 reduction in related fee income.
The Company owns 39.16% of the stock of The First National Bank of Liverpool (“FNBL”) and accounts for its ownership through the equity method. As such, 39.16% of the income of FNBL is recorded by Juniata as noninterest income. As a result of this investment, $217,000 was recorded as income in 2009, compared to $207,000 in 2008. Earnings on bank-owned life insurance and annuities decreased in 2009 by $42,000, or 8.6%, when compared to the previous year, as a result of lower earnings rates.
Beyond the noninterest income sources discussed in the preceding paragraphs, other sources of noninterest revenues were recorded in both years, some of which impact comparability between the two periods. For example, in 2009, non-interest income included $323,000 that represents deferred fees earned on the sale of credit life insurance while, in 2008, the Company received proceeds from a claim on a life insurance policy in excess of the cash surrender value recorded, resulting in a gain of $179,000. Gains from the sale of property formerly used as branch locations occurred in both years and yielded gains of $14,000 and $58,000, respectively, in 2009 and 2008. Offsetting the $14,000 gain in 2009 was a $33,000 loss from the disposal of properties held as other real estate.
In 2009, net gains from the sale of investment securities were $17,000, a decrease of $16,000 in comparison to 2008. Management considers multiple factors when selling investment securities; therefore, income from this activity can fluctuate from year to year, and may not be consistent in the future. Juniata generally only sells equity securities that have appreciated in value since their purchase or when an equity security is in danger of impairment or is considered to be other-than-temporarily impaired. Equity securities are considered for sale primarily when there is market appreciation available or when there is no longer a business reason to hold the stock. A loss is recognized on debt and equity securities if permanent or other-than-temporary impairment is deemed to have occurred. In 2009, we recorded an impairment charge of $226,000 relating to investments in the common stock of certain financial services companies. In 2008, we recorded an impairment charge of $554,000.
As a percentage of average assets, non-interest income (excluding securities gains and impairment charges) was 1.01% in 2009 as compared to 1.06% in 2008.
Noninterest Expense
Management strives to control noninterest expense where possible in order to achieve maximum operating results.
In 2009, total non-interest expense increased by $611,000, or 5.1%, when compared to 2008. Two items impacted comparability in the non-interest expense category, one decreasing non-interest expense in the 2008 period and the other increasing non-interest expense in the 2009 period. In 2008, certain unvested benefits were forfeited, resulting in an adjustment to the accrued liability for post-retirement benefits, and a decrease in employee benefits expense, of $106,000. In 2009’s second quarter, banks were charged a special assessment by the FDIC, which is intended to replenish the Bank Insurance Fund. In Juniata’s case, the assessment resulted in non-interest expense of $194,000. These two items resulted in a $300,000 increase in non-interest expense from 2008 to 2009. The remaining variance was primarily due to the significant increase in regular, recurring FDIC deposit insurance premiums. The normal deposit insurance premium expense (exclusive of the special premium) for the year 2009 was $381,000 higher than the premium expense in the year 2008. Excluding the adjustment for post-retirement benefits and the total impact of FDIC deposit insurance premiums and assessments, non-interest expense was $70,000 less in 2009 year than in 2008.
As a percentage of average assets, noninterest expense was 2.90% in 2009 as compared to 2.80% in 2008, an increase of 10 basis points. The increased FDIC assessments added 14 basis points to the 2009 ratio.

Income Taxes
Income tax expense for 2009 amounted to $1,808,000 compared to $2,057,000 in 2008. The effective tax rate was 26.1% in 2009 versus 26.4% in 2008, due to Juniata’s tax favored income being higher in 2009 as compared to 2008. Average tax-exempt investments and loans as a percentage of average assets were 10.3%, 9.5% and 7.0% in 2009, 2008 and 2007, respectively. Tax-exempt income as a percentage of income before tax was 21.0%, 18.1% and 14.2% in 2009, 2008 and 2007, respectively. See Note 14 of Notes to Consolidated Financial Statements for further information on income taxes.
Net Income
For comparative purposes, the following table sets forth earnings, in thousands of dollars, and selected earnings ratios for the past three years.

	2009	2008	2007
Net income	$5,106	$5,724	$5,434
Return on average assets	1.17%	1.34%	1.28%
Return on average equity	10.31%	11.76%	11.41%
Outlook for 2010
We expect, and are prepared for the interest rate environment to remain relatively unchanged throughout 2010. In a February 2010 press release, the Federal Reserve Bank repeated its previous position, that “Economic conditions are likely to warrant exceptionally low levels of the federal funds rate for an extended period”. Because experience also tells us that rate movement can occur quickly and significantly, we are managing our interest sensitive assets and liabilities with an understanding of the rate risk involved with rapidly rising rates. Our net interest margin is key to our success, and we continue to focus upon it. We will maintain the conservative lending and investing philosophies and responsible deposit pricing that have resulted in our strong net interest margin and solid balance sheet.
Paramount also to our success is the satisfaction level of our customers, clients and employees. In 2010, we will be implementing a major upgrade to our core processing system, putting advanced technology into the hands of our front line and back room personnel to more effectively and efficiently service our customers. Extensive training and education will be a dedicated focus for all employees and has already begun in anticipation of the mid-year conversion. We are confident that our goal of a smooth and effective transition will be achieved. As each training session reveals more capabilities of the new system our employees become more excited about the anticipated changes and the positive impact that will take place.
In 2010, our business development plan will be expanded and will include more integration, taking our cross selling efforts to a higher level. We strive to be the financial services provider of choice to those within our market area.
We do not take our historical success for granted. Management is aware of the challenges facing us in the coming year. We are positioned to reward our stockholders with a good return on their investment in our Company while maintaining strong capital and liquidity levels, and intend to remain in that position. The confidence of our stockholders and the trust of our community are vital to our ongoing success.

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
Key factors that defined the 2008 results were as follows:
•	Interest rate environment – an increase in net interest margin during swiftly changing rate environment

•	Allowance for loan loss adequacy

•	Loan growth

•	Changes in depositor preferences

•	Other-than-temporary impairment charges

•	Staffing turnover

•	Noninterest income improvement
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

Net Interest Income
On average, total loans outstanding in 2008 increased from 2007 by 2.3%, to $307,606,000. Average yields on loans decreased by 42 basis points in 2008 when compared to 2007. As shown in the preceding Table 2 — Rate – Volume Analysis of Net Interest Income, the decrease in yield reduced interest income by approximately $1,174,000, and the increase in volume added $423,000, resulting in an aggregate decrease in interest recorded on loans of $751,000. The yield decrease was largely due to the difference in market rates between the two years. The prime rate decreased from January 1, 2008 to December 31, 2008 by 400 basis points, from 7.25% to 3.25%. On average, the prime rate was 8.08% during 2007 and 5.21% during 2008.
During 2008, 58% of the investment portfolio, or $38,987,999, matured or was prepaid. Of the proceeds from these events, $36,063,000 was reinvested in the investment portfolio in the lower rate environment, which explains the decrease in overall yield of the investment securities by 46 basis points. Yields on the investment securities portfolio decreased to 3.89% in 2008, as compared to 4.35% in 2007. Yield declines accounted for a $239,000 decrease in interest income on investment securities when compared to 2007. Average balances of investment securities decreased by $5,141,000, as proceeds from maturities and calls were needed to supplement deposit increases for funding loan growth, and this volume reduction accounted for a $308,000 decrease in interest income on investment securities as compared to 2007.
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
Net interest income was $16,173,000 for 2008, an increase of $510,000 when compared to 2007. The overall increase in net interest income was the net result of an increase due to rate changes of $575,000, partially offset by the reduction due to volume changes of $65,000.
Provision for Loan Losses
We performed an analysis following the process described in “Application of Critical Accounting Policies” earlier in this discussion and determined that a provision of $421,000 was appropriate for 2008, an increase of $301,000 when compared to 2007 when the total loan loss provision was $120,000. In 2008, the provision exceeded net charge-offs by $288,000. Although net charge-offs were significantly lower in 2008 than in the two immediately preceding years and the lowest in the current five-year period, the increases in outstanding loans and in non-performing loans were the primary reason for the need for a higher provision in 2008.
Noninterest Income
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

The Company owns 39.16% of the stock of FNBL. The investment is accounted for through the equity method and, as such, 39.16% of the income of FNBL is recorded by Juniata as noninterest income. As a result of this investment, $207,000 was recorded as income in 2008, compared to $192,000 in 2007. Earnings on bank-owned life insurance and annuities increased in 2008 by $46,000, or 10.5%, when compared to the previous year, as a result of new BOLI purchases in late 2007. Other noninterest income increased by $101,000, or 13.0%, primarily as a result of fees for increased electronic card activity.
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
In 2008, net gains from the sale of investment securities were $33,000, an increase of $19,000 in comparison to 2007. Management considers multiple factors when selling investment securities; therefore, income from this activity can fluctuate from year to year, and may not be consistent in the future. Juniata generally sells only equity securities that have appreciated in value since their purchase or when an equity security is in danger of impairment or is considered to be other-than-temporarily impaired. Equity securities are considered for sale primarily when there is market appreciation available or when there is no longer a business reason to hold the stock. A loss is recognized on debt and equity securities if permanent or other-than-temporary impairment is deemed to have occurred. In 2008, there was an impairment charge of $554,000 recorded relating to investments in the common stock of eight financial services companies. The impairment charge of $33,000 recorded in 2007 was all recovered as part of the $33,000 net gain on the sale of investment securities in 2008.
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
Table 3
Changes in Uses and Sources of Funds
(Dollars in thousands)

	2009			2008			2007
	Average	Increase(Decrease)		Average	Increase(Decrease)		Average
	Balance	Amount	%	Balance	Amount	%	Balance
Funding Uses:
Loans:
Commercial	$85,745	$4,454	5.5%	$81,291	$(2,248)	(2.7%)	$83,539
Tax-exempt loans	9,900	1,241	14.3	8,659	2,990	52.7	5,669
Mortgage	149,580	5,552	3.9	144,028	8,054	5.9	135,974
Consumer, including Home Equity	65,588	(8,040)	(10.9)	73,628	(1,797)	(2.4)	75,425
Securities	39,571	925	2.4	38,646	(13,100)	(25.3)	51,746
Tax-exempt securities	34,793	2,794	8.7	31,999	7,959	33.1	24,040
Interest bearing deposits	4,402	(1,987)	(31.1)	6,389	513	8.7	5,876
Federal funds sold	6,422	1,576	32.5	4,846	(1,512)	(23.8)	6,358

Total interest earning assets	396,001	6,515	1.7	389,486	859	0.2	388,627
Investment in unconsolidated subsidiary	3,258	181	5.9	3,077	172	5.9	2,905
Bank-owned life insurance and annuities	12,815	373	3.0	12,442	998	8.7	11,444
Goodwill and intangible assets	2,369	(45)	(1.9)	2,414	(45)	(1.8)	2,459
Other non-interest earning assets	22,248	(1,032)	(4.4)	23,280	1,281	5.8	21,999
Unrealized gains (losses) on securities	1,118	682	156.4	436	563	443.3	(127)
Less: Allowance for loan losses	(2,524)	(133)	(5.6)	(2,391)	69	2.8	(2,460)

Total uses	$435,285	$6,541	1.5%	$428,744	$3,897	0.9%	$424,847

Funding Sources:
Interest bearing demand deposits	$68,847	$(3,204)	(4.4%)	$72,051	$(10,826)	(13.1%)	$82,877
Savings deposits	40,705	3,457	9.3	37,248	2,001	5.7	35,247
Time deposits under $100,000	169,411	3,132	1.9	166,279	2,491	1.5	163,788
Time deposits over $100,000	40,368	1,838	4.8	38,530	3,079	8.7	35,451
Repurchase agreements	2,369	(2,999)	(55.9)	5,368	(1,454)	(21.3)	6,822
Short-term borrowings	200	(2,179)	(91.6)	2,379	2,364	15,760.0	15
Long-term debt	5,000	3,552	245.3	1,448	1,448	—	—
Other interest bearing liabilities	1,110	52	4.9	1,058	91	9.4	967

Total interest bearing liabilities	328,010	3,649	1.1	324,361	(806)	(0.2)	325,167
Demand deposits	51,337	2,200	4.5	49,137	3,704	8.2	45,433
Other liabilities	6,424	(148)	(2.3)	6,572	(40)	(0.6)	6,612
Stockholders’ equity	49,514	840	1.7	48,674	1,039	2.2	47,635

Total sources	$435,285	$6,541	1.5%	$428,744	$3,897	0.9%	$424,847

Overall, total assets increased by $6,541,000, or 1.5% on average, for the year 2009 compared to 2008, following an increase of $3,897,000, or 0.9%, in 2008 over average assets in 2007. The ratio of average earning assets to total assets was 91% in each of the last two years, while the ratio of average interest-bearing liabilities to total assets was 75% and 76% in 2009 and 2008, respectively. Although Juniata’s investment in its unconsolidated subsidiary and its bank owned life insurance and annuities are not classified as interest-earning assets, income is derived directly from those assets. These instruments have represented 3.7% and 3.6% of total average assets in 2009 and 2008, respectively. More detailed discussion of Juniata’s earning assets and interest bearing liabilities will follow in sections titled “Loans”, “Investments”, “Deposits” and “Market/Interest Rate Risk”.
Loans
Loans outstanding at the end of each year consisted of the following (in thousands):

	December 31,
	2009	2008	2007	2006	2005
Commercial, financial and agricultural	$33,783	$38,755	$28,842	$23,341	$21,661
Real estate — commercial	39,299	32,171	29,021	29,492	27,588
Real estate — construction	24,578	22,144	27,223	29,489	28,323
Real estate — mortgage	135,854	140,016	127,324	132,572	135,992
Home equity	52,957	61,094	63,960	67,842	62,288
Obligations of states and political subdivisions	13,553	7,177	6,593	5,129	4,827
Personal	11,670	13,920	15,319	18,545	18,498
Unearned interest	(64)	(145)	(282)	(592)	(1,114)

Total	$311,630	$315,132	$298,000	$305,818	$298,063

From year-end 2008 to year-end 2009, total loans outstanding, net of unearned interest, decreased by $3,502,000, following an increase of $17,132,000 in 2008 when compared to year-end 2007. The following table summarizes how the ending balances (in thousands) changed annually in each of the last three years.

	2009	2008	2007
Beginning balance	$315,132	$298,000	$305,818

New loans, net of repayments	(2,049)	17,595	(7,051)
Loans charged off	(529)	(156)	(418)
Loans transferred to other real estate owned and other adjustments to carrying value	(924)	(307)	(349)

Net change	(3,502)	17,132	(7,818)

Ending balance	$311,630	$315,132	$298,000

The loan portfolio was comprised of approximately 64% consumer loans and 36% commercial loans (including construction) on December 31, 2009 as compared to 68% consumer loans and 32% commercial loans on December 31, 2008. Management believes that diversification in the loan portfolio is important and performs a loan concentration analysis on a quarterly basis. The highest loan concentration by activity type was commercial acquisition, development and construction (ADC) loans, followed by commercial real estate loans, each accounting for less than 2.5% of the loan portfolio. Additionally, there are no concentrations that exceed 25% of capital, and management believes that these small concentrations pose no significant risk. See Note 5 of Notes to Consolidated Financial Statements.

As can be seen in Table 3, the primary source of growth of the loan portfolio came from mortgage and commercial loans, which increased on average by 4.4% in 2009 as compared to 2008. Consumer loans decreased on average as consumer loan demand lessened. Although Juniata is willing and able to lend to qualifying businesses and individuals, management believes that the recessionary climate will extend into 2010 and will likely continue to affect growth and levels of non-performing loans, as unemployment remain elevated. We believe that, as a long-standing community bank, we must stand ready to help our communities through challenging times. With stringent credit standards in place, our business model closely aligns lenders and community office managers’ efforts to effectively develop referrals and existing customer relationships. Continued emphasis will be placed on responsiveness and personal attention given to customers, which we believe differentiates the Bank from its competition. Nearly all commercial loans and most residential mortgage loans are either variable or adjustable rate loans, while other consumer loans generally have fixed rates for the duration of the loan. Juniata’s lending strategy stresses quality growth, diversified by product. A standardized credit policy is in place throughout the Company, and the credit committee of the Board of Directors reviews and approves all loan requests for amounts that exceed management’s approval levels. The Company makes credit judgments based on a customer’s existing debt obligations, collateral, ability to pay and general economic trends. See Note 1 of Notes to Consolidated Financial Statements.
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
The allowance for loan losses has been established in order to absorb probable losses on existing loans. An annual provision or credit is charged to earnings to maintain the allowance at adequate levels. Charge-offs and recoveries are recorded as adjustments to the allowance. The allowance for loan losses at December 31, 2009 was 0.87% of total loans, net of unearned interest, as compared to 0.83% of total loans, net of unearned interest, at the end of 2008. The allowance increased $109,000 when compared to December 31, 2008. Net charge-offs for 2009 and 2008 were 0.17% and 0.04% of average loans, respectively.
At December 31, 2009, non-performing loans (as defined in Table 4 below), as a percentage of the allowance for loan losses, were 147.0% as compared to 73.5% at December 31, 2008. Of the $3,998,000 of non-performing loans at December 31, 2009, $3,866,000 was collateralized with real estate and $132,000 with other assets.
Non-performing loans were 1.28% of loans as of December 31, 2009, and 0.61% of loans as of December 31, 2008. The increase in nonperforming loans in 2009 was primarily due to the identification of several deteriorating loan relationships.
Table 4
Non-Performing Loans

	December 31,
	2009	2008	2007	2006	2005
	(In thousands)
Nonaccrual loans	$2,629	$1,255	$—	$1,240	$1,515
Accruing loans past due 90 days or more	1,369	664	837	214	724
Restructured loans	—	—	—	—	—

Total non-performing loans	$3,998	$1,919	$837	$1,454	$2,239

Loans on which the accrual of interest has been discontinued are designated as non-accrual loans. Accrual of interest on loans is discontinued when the contractual payment of principal or interest has become 90 days past due or reasonable doubt exists as to the full, timely collection of principal or interest. However, it is the Company’s policy to continue to accrue interest on loans over 90 days past due as long as they are (1) guaranteed or well secured and (2) there is an effective means of collection. When a loan is placed on non-accrual status, all unpaid interest credited to income in the current year is reversed against current period income and unpaid interest accrued in prior years is charged against the allowance for loan losses. Interest received on nonaccrual loans generally is either applied against principal or reported as interest income, according to management’s judgment as to the collectability of principal. Generally, accruals are resumed on loans only when the obligation is brought fully current with respect to interest and principal, has performed in accordance with the contractual terms for a reasonable period of time and the ultimate collectability of the total contractual principal and interest is no longer in doubt. The Company’s nonaccrual and charge-off policies are the same, regardless of loan type. During 2009, gross interest income that would have been recorded if loans in nonaccrual status had been current was $216,000, of which $73,000 was collected and included in net income.

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
Management systematically monitors the loan portfolio and the adequacy of the allowance for loan losses on a quarterly basis to provide for probable losses inherent in the portfolio. The Bank’s methodology for maintaining the allowance is highly structured and contains two components; a component for loans that are deemed to be impaired and a component for contingencies.
Component for impaired loans:
A large commercial loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loans and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price or the fair value of the collateral if the loan is collateral dependent. For such loans that are classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The Bank does not separately identify individual consumer and residential loans for impairment disclosures, unless such loans are subject to a restructuring agreement.
As of December 31, 2009, 24 loans, with aggregate outstanding balances of $8,245,000 were evaluated for impairment. A collateral analysis was performed on each of these 24 loans in order to establish a portion of the reserve needed to carry impaired loans at no higher than fair value. As a result, three loans were determined to have insufficient collateral and specific reserves were established for each of the three impaired loans totaling $278,000.
Component for contingencies:
A contingency is an existing condition, or set of circumstances involving uncertainty as to possible gain or loss to the Company that will ultimately be resolved when one or more future events occur or fail to occur. These conditions may be considered in relation to individual loans or in relation to groups of similar types of loans. If the conditions are met, a provision is made even though the particular loans that are uncollectible may not be identifiable.
Initially, the loan portfolio is segmented into pools of loans with similar characteristics. In our portfolio, pools are established based upon the application system through which they are maintained: Commercial/Business, Mortgage and Installment Loans. Loss rates for each of these portfolio segments are developed and applied to groups of homogeneous loans within the segments. Individual loans that have been risk-rated at 4 and above are reviewed individually for determination of the need for specific provision based upon unique and identifiable circumstances. If an individual loan (not considered to be a “large impaired loan”) is assigned a specific provision, that loan balance is excluded from the computation of the general provision for contingencies. Also excluded from the contingency provision calculation are loans identified as “large impaired loans”.

Contingency allowance evaluation consists of several key elements:
•
Historical trends: Historical net charge-offs are computed as a percentage of average loans, by loan type. This percentage is applied to the ending period balance of the loan type to determine the amount to be included in the allowance to cover charge-off probability. This factor is computed on an annual basis, by major type of loan. It is a ten year average of actual losses as a percentage of outstanding loan balances within the groupings of homogeneous loans. This timeframe is used in order to include periods of economic downturns and upturns;

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

•
General economic environment: Current economic indicators are reviewed to assess the level of change in risk in the loan portfolio due to possible changes in our customers’ ability to repay debt. These indicators generally include:

•	State and National unemployment rates, as well as local counties;
•	Management’s knowledge of the local economy, i.e. businesses moving in or closing down.
•	Management’s knowledge of other local events that could have an impact on our borrowers’ ability to pay.
Generally, the local unemployment rate consistently slightly exceeds the national and state statistics. Additionally, some of the larger employers in the local market area are experiencing some financial stress that has resulted in loss of jobs in recent years. Fuel cost escalation has put profit pressure on trucking firms, and increased cost of employer-provided medical insurance has added to the profit pressures of employers in general. Because of the extended recessionary climate, and the related increase in non-performing loans, management increased the factor used to compute the reserve for economic environment in the fourth quarter of 2009.
•
Other relevant factors: Certain specific risks inherent in the loan portfolio are identified and examined to determine if an additional allowance is warranted and, if so, management assigns a percentage to the loan category. Such factors consist of:

•
Credit concentration: Juniata’s loans are classified in pre-defined groups. Any group’s total that exceeds 25% of the Bank’s total capital is considered to be a credit concentration and as such, is determined to have an additional level of associated risk. Any group that exceeds 15% of capital may be assigned a factor, based upon management’s assessment;

•	Changes in loan volumes;
•	Changes in experience, ability and depth of management; and
•	External influences, such as competition, legal and regulatory requirements.
Determination of the allowance for loan losses is subjective in nature and requires management to periodically reassess the validity of its assumptions. Differences between net charge-offs and estimated losses are assessed such that management can modify its evaluation model on a timely basis to ensure that adequate provision has been made for risk in the total loan portfolio.

A summary of the transactions in the allowance for loan losses for the last five years (in thousands) is shown below. At $518,000, the level of net charge-offs in 2009 was the highest in the five year period presented. The increase in non-performing loans indicated the need for a provision for loan losses in 2009 at a level of $627,000, a 49% increase over the provision recorded in 2008.

	Years Ended December 31,
	2009	2008	2007	2006	2005
Balance of allowance — beginning of period	$2,610	$2,322	$2,572	$2,763	$2,989
Loans charged off:
Commercial, financial and agricultural	47	43	291	159	171
Real estate — commercial	32	36	—	—	—
Real estate — construction	—	—	—	—	30
Real estate — mortgage	343	15	66	19	3
Personal	107	62	61	129	75

Total charge-offs	529	156	418	307	279

Recoveries of loans previously charged off:
Commercial, financial and agricultural	—	5	8	5	6
Real estate — construction	—	—	—	—	5
Real estate — mortgage	—	5	8	—	—
Personal	11	13	32	25	14

Total recoveries	11	23	48	30	25

Net charge-offs	518	133	370	277	254
Provision for loan losses	627	421	120	54	28
Branch acquisition loan loss reserve				32	—

Balance of allowance — end of period	$2,719	$2,610	$2,322	$2,572	$2,763

Ratio of net charge-offs during period to average loans outstanding	0.17%	0.04%	0.12%	0.09%	0.09%

The following tables show how the allowance for loan losses is allocated among the various types of outstanding loans and the percent of loans by type to total loans.

	Allocation of the Allowance for Loan Losses (in thousands)
	2009	2008	2007	2006	2005
Commercial	$993	$707	$660	$864	$956
Real estate	1,146	1,202	933	1,011	1,112
Consumer	580	701	729	697	695
Unallocated	—	—	—	—	—

Total allowance for loan losses	$2,719	$2,610	$2,322	$2,572	$2,763

	Percent of Loan Type to Total Loans
	2009	2008	2007	2006	2005
Commercial (non-real estate)	15.2%	14.6%	11.9%	9.3%	8.9%
Real estate	81.1%	81.0%	83.0%	84.6%	84.9%
Consumer	3.7%	4.4%	5.1%	6.1%	6.2%

	100.0%	100.0%	100.0%	100.0%	100.0%

Investments
Total investments, defined to include all interest earning assets except loans (i.e. investment securities available for sale (at market value), federal funds sold, interest bearing deposits, Federal Home Loan Bank stock and other interest-earning assets), totaled $82,255,000 on December 31, 2009, representing an increase of $10,219,000 when compared to year-end 2008. The following table summarizes how the ending balances (in thousands) changed annually in each of the last three years.

	2009	2008	2007

Beginning balance	$72,036	$81,946	$66,921
Purchases of investment securities	56,245	36,063	63,295
Sales and maturities of investment securities	(42,895)	(38,996)	(55,357)
Impairment charge	(226)	(554)	(33)
Adjustment in market value of AFS securities	131	878	372
Amortization/Accretion	(220)	(126)	(104)
Federal Home Loan Bank stock, net change	—	1,102	19
Federal funds sold, net change	1,200	(7,500)	6,300
Interest bearing deposits with others, net change	(4,016)	(777)	533

Net change	10,219	(9,910)	15,025

Ending balance	$82,255	$72,036	$81,946

On average, investments increased by $3,308,000, or 4.0%, during 2009, after decreasing by $6,140,000, or 7.0%, during 2008. The increase in 2009 was due to the growth in average deposits exceeding the loan growth on average, by $4,216,000. The decrease in 2008 was directly related to the need to use cash proceeds from the maturities and sales of investments to fund loans, since deposit growth did not keep pace with the loan demand.
The investment area is managed according to internally established guidelines and quality standards. Juniata segregates its investment securities portfolio into two classifications: those held to maturity and those available for sale. Juniata classifies all new marketable investment securities as available for sale, and currently holds no securities in the held to maturity classification. At December 31, 2009, the market value of the entire securities portfolio was greater than amortized cost by $1,172,000 as compared to December 31, 2008, when market value was greater than amortized cost by $1,042,000. The weighted average maturity of the investment portfolio was 2 years and 10 months as of December 31, 2009 and as of December 31, 2008. The weighted average maturity has remained short in order to achieve a desired level of liquidity. Table 5, “Maturity Distribution”, in this Management’s Discussion and Analysis of Financial Condition shows the remaining maturity or earliest possible repricing for investment securities. The following table sets forth the maturities of securities (in thousands) and the weighted average yields of such securities by contractual maturities or call dates. Yields on obligations of states and public subdivisions are presented on a tax-equivalent basis.

	December 31, 2009		December 31, 2008		December 31, 2007
		Weighted		Weighted		Weighted
Securities	Carrying	Average	Carrying	Average	Carrying	Average
Type and maturity	Value	Yield	Value	Yield	Value	Yield
U.S. Treasury securities and obligations of U.S. Government agencies and corporations
Within one year	$—		$21,851	3.92%	$3,680	4.38%
After one year but within five years	32,620	2.31%	3,117	4.68%	17,115	5.08%
After five years but within ten years	933	1.99%	—		6,021	5.27%

	33,553	2.30%	24,968	4.01%	26,816	5.03%
Obligations of state and political subdivisions
Within one year	6,863	3.06%	9,727	4.98%	11,616	5.70%
After one year but within five years	32,972	3.12%	24,735	4.72%	17,903	5.93%
After five years but within ten years	562	3.23%	1,053	5.23%	6,288	5.73%

	40,397	3.11%	35,515	4.81%	35,807	5.82%
Corporate Notes and Other
After one year but within five years	1,026	4.00%	957	4.00%	—	—

	1,026	4.00%	957	4.00%
Mortgage-backed securities
Within one year	—	—	210	4.58%	360	4.00%
After one year but within five years	—	—	—	—	288	4.97%
After five years but within ten years	1,515	5.43%	1,657	5.48%	2,283	5.35%

	1,515	5.43%	1,867	5.38%	2,931	5.14%

Equity securities	865		1,014		1,502

	$77,356		$64,321		$67,056

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

	2009	2008	2007
Beginning balance	$12,582	$12,344	$11,017
Bank-owned life insurance	530	282	1,365
Annuities	(46)	(44)	(38)

Net change	484	238	1,327

Ending balance	$13,066	$12,582	$12,344

Investment in Unconsolidated Subsidiary
The Company owns 39.16% of the outstanding common stock of The First National Bank of Liverpool (FNBL), Liverpool, PA. This investment is accounted for under the equity method of accounting, and was carried at $3,338,000 as of December 31, 2009, of which $2,329,000 represents the underlying equity in net assets of FNBL. The difference between the investment carrying amount and the amount of the underlying equity, $1,009,000, is considered to be goodwill and is evaluated quarterly for impairment. Any loss in value of the investment that is other than a temporary decline would be recognized. Evidence of a loss in value might include, but would not necessarily be limited to, absence of an ability to recover the carrying amount of the investment or inability of FNBL to sustain an earnings capacity that would justify the carrying amount of the investment. The carrying amount at December 31, 2009 represented an increase of $162,000 when compared to December 31, 2008. In connection with this investment, two representatives of Juniata serve on the Board of Directors of FNBL.
Goodwill and Intangible Assets
In 2006, the Company acquired a branch office in Richfield, PA. Completing this purchase was in line with a strategic goal of the Company to expand its base into contiguous market areas within rural Pennsylvania. Included in the purchase price of the branch was goodwill of $2,046,000. Additionally, core deposit intangible was acquired and had carrying values of $299,000 and $344,000, as of December 31, 2009 and December 31, 2008, respectively. The core deposit intangible is being amortized over a ten-year period on a straight-line basis. Goodwill is not being amortized, but is measured annually for impairment.
Deferred Taxes
The Company accounts for income taxes under the asset/liability method. Deferred tax assets and liabilities are recognized for the future consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, as well as operating loss and tax credit carry-forwards, if applicable. A valuation allowance is established against deferred tax assets when, in the judgment of management, it is more likely than not that such deferred tax assets will not become realizable. Management has determined that there was no need for a valuation allowance for deferred taxes as of December 31, 2009 and 2008. As of December 31, 2009 and 2008, the Company recorded a net deferred tax asset of $1,060,000 and $1,685,000, respectively, which was carried as a non-interest earning asset. The decrease of $625,000 was primarily the result of the change in status of the defined benefit plan from an unfunded liability to an overfunded asset, reducing the deferred tax asset by $418,000. The remainder of the difference was due to the various other changes in gross temporary tax differences. See Note 14 of Notes to Consolidated Financial Statements.
Other Non-Interest Earning Assets
Other non-interest earning assets on average decreased $1,032,000, or 4.4%, in 2009, after an increase of $1,281,000, or 5.8%, in 2008. The following table summarizes the components of the non-interest earning asset category, and how the ending balances (in thousands) changed annually in each of the last three years.

	2009	2008	2007
Beginning balance	$25,378	$24,771	$29,375
Cash and due from banks	6,349	10	(4,222)
Premises and equipment, net	(496)	102	730
Other real estate owned	171	(6)	154
Other receivables and prepaid expenses	792	501	(1,266)

Net change	6,816	607	(4,604)

Ending balance	$32,194	$25,378	$24,771

Deposits
For the year 2009, total deposits increased $20,366,000. From year-end 2007 to year-end 2008, total deposits decreased by $2,426,000. The following table summarizes how the ending balances (in thousands) changed annually in each of the last three years.

	2009	2008	2007
Beginning balance	$357,031	$359,457	$355,169

Demand deposits	830	5,445	5,926
Interest bearing demand deposits	13,667	(12,722)	(365)
Savings deposits	5,422	3,237	(2,340)
Time deposits, $100,000 and greater	(606)	2,751	(1,724)
Time deposits, other	1,053	(1,137)	2,791

Net change	20,366	(2,426)	4,288

Ending balance	$377,397	$357,031	$359,457

The following table shows (in thousands of dollars) the comparison of average core deposits and average time deposits as a percentage of total deposits for each of the last three years.
Changes in Deposits
(Dollars in thousands)

	2009			2008			2007
	Average	Increase(Decrease)		Average	Increase(Decrease)		Average
	Balance	Amount	%	Balance	Amount	%	Balance
Indexed money market deposits	$22,437	$(4,957)	(18.1)%	$27,394	$(10,517)	(27.7)%	$37,911
Interest bearing demand deposits	46,410	1,753	3.9	44,657	(309)	(0.7)	44,966
Savings deposits	40,705	3,457	9.3	37,248	2,001	5.7	35,247
Demand deposits	51,337	2,200	4.5	49,137	3,704	8.2	45,433

Total core (transaction) accounts	160,889	2,453	1.5	158,436	(5,121)	(3.1)	163,557

Time deposits, $100,000 and greater	40,368	1,838	4.8	38,530	3,079	8.7	35,451
Time deposits, other	169,411	3,132	1.9	166,279	2,491	1.5	163,788

Total time deposits	209,779	4,970	2.4	204,809	5,570	2.8	199,239

Total deposits	$370,668	$7,423	2.0%	$363,245	$449	0.1%	$362,796

Average deposits increased $7,423,000, or 2.0%, to $370,668,000 in 2009 as compared to an increase in 2008 of $449,000, or 0.1%, to $363,245,000. The reduction in interest bearing demand deposits in both years was primarily in the indexed money market deposit product that had grown during 2007 when the inverted yield curve created pricing in this product that was attractive to higher-balance customers seeking liquid transaction accounts. As the yield curve normalized late in 2007, the rates on this product decreased considerably. Management believes that these depositors shifted balances to instruments through which a higher rate could be earned. Additionally, in the latter part of 2008, consumer confidence in banks in general declined, as concerns about the deepening recession and bank failures heightened. Although our Company’s lending practices, deposit-gathering strategies and business models for growth bear little resemblance to those banks that failed or sought help from the government, we believe that the media’s negative portrayal of all banks created some fear that deposits were not safe in any bank. In response to this concern, FDIC insurance protection was increased for all banks temporarily, and Juniata opted to purchase the higher level of protection for our customers for as long as it is available. It is obvious that customers continue to value the safety of insured deposits and, we believe, the local familiarity that the Bank continues to offer; these factors appear to be primary considerations for the majority of our customers. Responding to the increased level of FDIC insurance and the soundness and stability of our Company, all types of deposits, except indexed money market accounts, increased on average in 2009, by $12,380,000 or 3.7%.

In 2008, as the Federal Funds target rate decreased from 4.25% to between zero and 0.25% by the end of the year, customers opted for shorter-term certificates of deposit contracts, appearing to believe that rates would have increased by the time their contracts matured. Of the $203,618,000 in time deposits at December 31, 2008, 53% were scheduled to mature within one year. In 2009, the Federal Funds target rate remained between zero and 0.25% for the entire year and customers continued to favor short-term maturities in their time deposits. As of December 31, 2009, 66% of the $204,065,000 of time deposits were scheduled to mature within one year.
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
Traditional banks such as ours have competition in the marketplace from many sources that directly compete with traditional banking products. In keeping with our desire to provide our customers a full array of financial services, we supplement the services traditionally offered by our Trust Department by staffing our community offices with alternative investment consultants that are licensed and trained to sell variable and fixed rate annuities, mutual funds, stock brokerage services and long-term care insurance. Although the sale of these products can reduce the Bank’s deposit levels, these products can result in satisfied customers and increased non-interest fee income. Fee income from the sale of non-deposit products (primarily annuities and mutual funds) was $446,000 and $704,000 in 2009 and 2008, respectively, representing approximately 7% and 9%, respectively, of total pre-tax income.
Other Interest Bearing Liabilities
Juniata’s reliance on borrowings lessened in 2009 with higher deposit growth. During 2008, there was a need to supplement deposits to provide cash to meet loan demand. Juniata’s average balances for all borrowings decreased by 15.4% in 2009, after having increased by 31.4% in 2008 as compared to 2007.
Changes in Borrowings
(Dollars in thousands)

	2009			2008			2007
	Average	Increase(Decrease)		Average	Increase(Decrease)		Average
	Balance	Amount	%	Balance	Amount	%	Balance
Repurchase agreements	$2,369	$(2,999)	(55.9)%	$5,368	$(1,454)	(21.3)%	$6,822
Short-term borrowings	200	(2,179)	(91.6)	2,379	2,364	15,760.0	15
Long-term debt	5,000	3,552	245.3	1,448	1,448	—	—
Other interest bearing liabilities	1,110	52	4.9	1,058	91	9.4	967

	$8,679	$(1,574)	(15.4)%	$10,253	$2,449	31.4%	$7,804

Pension Plans
Through its noncontributory pension plan, the Company provides pension benefits to substantially all of its employees that were employed as of December 31, 2007. Benefits are provided based upon an employee’s years of service and compensation. ASC Topic 715 gives guidance on the allowable pension expense that is recognized in any given year. Management must make subjective assumptions relating to amounts and rates that are inherently uncertain. Please refer to Note 19 of Notes to Consolidated Financial Statements.

Stockholders’ Equity
Total stockholders’ equity increased by $2,118,000 in 2009, or 4.4%, while net income decreased by 10.8%. The increase in stockholders’ equity resulted primarily from $1,720,000 in undistributed earnings and the $373,000 reduction in unamortized expense related to the defined benefit retirement plan. Although management’s goal was to increase return on average equity, it became more important to maintain high levels of liquidity and capital adequacy. Return on average equity decreased to 10.31%, in 2009 from 11.76% in 2008. The following table summarizes how the components of equity (in thousands) changed annually in each of the last three years.

	2009	2008	2007
Beginning balance	$48,485	$48,572	$47,786
Net income	5,106	5,724	5,434
Dividends	(3,386)	(3,241)	(4,210)
Stock-based compensation	40	40	43
Repurchase of stock, net of re-issuance	(84)	(1,440)	(1,022)
Net change in unrealized security gains	69	563	260
Defined benefit retirement plan adjustments net of tax	373	(1,253)	281
Effect of implementation of ASC Topic 715	—	(480)	—

Net change	2,118	(87)	786

Ending balance	$50,603	$48,485	$48,572

On average, stockholders’ equity in 2009 was $49,514,000, as compared to $48,674,000 in 2008. At December 31, 2009, Juniata held 408,239 shares of stock in treasury at a cost of $8,131,000 as compared to 404,771 in 2008 at a cost of $8,096,000. These increases are a result of the stock repurchase program in effect during 2007 and 2008 (see Note 15 of Notes to Consolidated Financial Statements).
The Company periodically repurchases shares of its common stock under the share repurchase program approved by the Board of Directors. In September of 2008, the Board of Directors authorized the repurchase of an additional 200,000 shares of its common stock through its share repurchase program. The program will remain authorized until all approved shares are repurchased, unless terminated by the Board of Directors. Repurchases have typically been through open market transactions and have complied with all regulatory restrictions on the timing and amount of such repurchases. Shares repurchased have been added to treasury stock and accounted for at cost. These shares may be periodically reissued for stock option exercises, employee stock purchase plan purchases and to fulfill dividend reinvestment program needs. During 2009, 12,600 shares were repurchased in conjunction with the current program. Remaining shares authorized for repurchase were 205,936 as of December 31, 2009.
In 2009, Juniata increased its regular dividend by 5.4%, to $0.78 per common share. Per share common regular dividends in prior years were $0.74 and $0.70 in 2008 and 2007, respectively. Additionally, a special dividend of $0.25 was paid to shareholders in 2007. No special dividend was paid in 2009 or in 2008. (See Note 15 of Notes to Consolidated Financial Statements regarding restrictions on dividends from the Bank to the Company.) In January 2010, the Board of Directors declared a dividend of $0.20 per share for the first quarter of 2010 to stockholders of record on February 15, 2010, payable on March 1, 2010.
Juniata’s book value per share at December 31, 2009 was $11.67, as compared to $11.17 and $11.02 at December 31, 2008 and 2007, respectively. Juniata’s average equity to assets ratio for 2009, 2008 and 2007 was 11.38%, 11.35% and 11.21%, respectively. Refer also to the Capital Risk section in the Asset / Liability management discussion that follows.

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
Asset liquidity refers to assets that we are quickly able to convert into cash, consisting of cash, federal funds sold and securities. Short-term liquid assets generally consist of federal funds sold and securities maturing over the next twelve months. The quality of our short-term liquidity is very good: as federal funds are unimpaired by market risk and as bonds approach maturity, their value moves closer to par value. Liquid assets tend to reduce earnings when there is not an immediate use for such funds, since normally these assets generate income at a lower rate than loans or other longer-term investments.
Liability liquidity refers to funding obtained through deposits. The largest challenge associated with liability liquidity is cost. Juniata’s ability to attract deposits depends primarily on several factors, including sales effort, competitive interest rates and other conditions that help maintain consumer confidence in the stability of the financial institution. Large certificates of deposit, public funds and brokered deposits are all acceptable means of generating and providing funding. If the cost is favorable or fits the overall cost structure of the Bank, then these sources have many benefits. They are readily available, come in large block size, have investor-defined maturities and are generally low maintenance.
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
“Available liquidity” encompasses all three sources of liquidity when determining liquidity adequacy. It results from the Bank’s access to short-term funding sources for immediate needs and long-term funding sources when the need is determined to be permanent. Management uses both on-balance sheet liquidity and off-balance sheet liquidity to manage its liquidity position. The Company’s liquidity strategy is to maintain an adequate volume of high quality liquid instruments to facilitate customer liquidity demands. Management also maintains sufficient capital, which provides access to the liability and off-balance sheet sides of the balance sheet for funding. An active knowledge of debt funding sources is important to liquidity adequacy.

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
Juniata is a member of the Federal Home Loan Bank (FHLB) of Pittsburgh, which provides short-term liquidity. The Bank uses this vehicle to satisfy temporary funding needs throughout the year. On December 31, 2009, the Company had no overnight advances, as compared to December 31, 2008, when the Company had overnight advances of $8,635,000.
The Bank’s maximum borrowing capacity with the FHLB is $158,578,000, with an outstanding balance of $5,000,000 as of December 31, 2009. In order to borrow an amount in excess of $38,940,000, the FHLB would require the Bank to purchase additional FHLB Stock. The FHLB is a source of both short-term and long-term funding. The Bank must maintain sufficient qualifying collateral, as defined, to secure all outstanding advances.
The Bank has entered into an agreement with the FHLB for long-term debt through its Convertible Select Loan product. The principal amount of the loan is $5,000,000 and has a two-year term, maturing on September 17, 2010. The interest rate of 2.75% was fixed for one year, and convertible to an adjustable-rate loan or a fixed rate loan quarterly beginning on September 17, 2009, at the option of the FHLB. As of December 31, 2009, the FHLB has not converted the loan, and the loan rate remains fixed. If the loan is converted to an adjustable rate loan, the Bank may repay the loan on the conversion date without a prepayment fee. Otherwise, the loan will be converted to a rate equal to the 3-month LIBOR + 31 basis points and will be subject to conversion on the next and subsequent quarterly conversion dates. Prepayment of the loan at any time other than when the loan is being converted to an adjustable-rate loan would require a prepayment fee. The debt is being used by the Bank to match-fund a specific commercial loan with similar balance and term. It is not anticipated at this time that new long-term funding will be needed during 2010, however, given similar circumstances, the same type of matched-loan funding arrangement would likely occur.
Juniata needs liquid resources available to fulfill contractual obligations that require future cash payments. The table below summarizes significant obligations to third parties, by type, that are fixed and determined at December 31, 2009.

Presented below are the significant contractual obligations of the Company as of December 31, 2009 (in thousands of dollars). Further discussion of the nature of each obligation is included in the referenced note to the consolidated financial statements.
Contractual Obligations

			Payments Due by Period
				One to	Three to	More than
	Note		One Year	Three	Five	Five
	Reference	Total	or Less	Years	Years	Years
Certificates of deposits	11	$204,065	$134,745	$41,358	$27,962	$—
Federal Funds borrowed and security repurchase agreements	12	3,207	3,207	—	—	—
Long-term debt	12	5,000	5,000	—	—	—
Operating lease obligations	13	322	103	155	42	22
Other long-term liabilities 3rd party data processor contract	22	4,326	366	1,056	1,056	1,848
Supplemental retirement and deferred compensation	19	4,385	504	843	703	2,335

		$221,305	$143,925	$43,412	$29,763	$4,205

The schedule of contractual obligations (above) excludes expected defined benefit retirement payments that will be paid from the plan assets, as referenced in Note 19 of Notes to Consolidated Financial Statements.
Capital Risk
The Company maintains sufficient core capital to protect depositors and stockholders and to take advantage of business opportunities while ensuring that it has resources to absorb the risks inherent in the business. Federal banking regulators have established capital adequacy requirements for banks and bank holding companies based on risk factors, which require more capital backing for assets with higher potential credit risk than assets with lower credit risk. All banks and bank holding companies are required to have a minimum of 4% of risk adjusted assets in Tier I capital and 8% of risk adjusted assets in Total capital (Tier I and Tier II capital). As of December 31, 2009 and 2008, Juniata’s Tier I capital ratio was 17.52% and 17.31%, respectively, and its Total capital ratio was 18.49% and 18.26%, respectively. Additionally, banking organizations must maintain a minimum Tier I capital to total average asset (leverage) ratio of 3%. This 3% leverage ratio is a minimum for the top-rated banking organizations without any supervisory, financial or operational weaknesses or deficiencies. Other banking organizations are required to maintain leverage capital ratios 100 to 200 basis points above the minimum depending on their financial condition. At December 31, 2009 and 2008, Juniata’s leverage ratio was 11.33% and 11.11%, respectively, with a required leverage ratio of 4% (see Note 15 of Notes to the Consolidated Financial Statements).
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

The committee operates under management policies defining guidelines and limits on the level of risk. These policies are monitored and approved by the Board of Directors. A simulation analysis is used to assess earnings and capital at risk from movements in interest rates. The model considers three major factors of (1) volume differences, (2) repricing differences, and (3) timing in its income simulation. As of December 31, 2009, the model disseminated data into appropriate repricing buckets, based upon the static position at that time. The interest-earning assets and interest-bearing liabilities were assigned a multiplier to simulate how much that particular balance sheet item would re-price when interest rates change. Finally, the estimated timing effect of rate changes is applied, and the net interest income effect is determined on a static basis (as if no other factors were present). As the table below indicates, based upon rate shock simulations on a static basis, the Company’s balance sheet is slightly liability sensitive. Over a one-year period, the effect of a 100, 200 and 300 basis point rate increase would decrease net interest income by $137,000, $275,000 and $412,000, respectively. Rate shock modeling was done for a 25 basis point declining rate environment only, as the federal funds target rate currently is between zero and 0.25%. The declining rate environment would increase net interest income by $34,000 over a one-year period. The modeling process is continued by further estimating the impact that imbedded options and probable internal strategies may have in the changing-rate environment. Examples of imbedded options are floor and ceiling features in adjustable rate mortgages and call features on securities in the investment portfolio. Applying the likely results of all known imbedded options and likely internal pricing strategies to the simulation lessens the impact of the rising rates on the results from the static position assumptions. Over a one-year period, the effect a 100, 200 and 300 basis point rate increase would add about $33,000, $90,000 and $202,000, respectively, to net interest income. Imbedded options have no effect in the declining rate scenario. As the table below indicates, the net effect of interest rate risk on net interest income is minimal in a rising rate environment. Juniata’s rate risk policies provide for maximum limits on net interest income that can be at risk for 100 through 300 basis point changes in interest rates.
Effect of Interest Rate Risk on Net Interest Income
(Dollars in thousands)

	Change in Net	Change in Net
	Interest Income	Interest Income
Change in	Due to Interest	Due to	Total Change in
Interest Rates	Rate Risk	Imbedded	Net Interest
(Basis Points)	(Static)	Options	Income

300	$(412)	$202	$(210)
200	(275)	90	(185)
100	(137)	33	(104)
0	—	—	—
-25	34	—	34
Table 5, presented below, illustrates the maturity distribution of the Company’s interest-sensitive assets and liabilities as of December 31, 2009. Earliest re-pricing opportunities for variable and adjustable rate products and scheduled maturities for fixed rate products have been placed in the appropriate column to compute the cumulative sensitivity ratio (ratio of interest-earning assets to interest-bearing liabilities). Securities with call features are treated as though the call date is the maturity date, and adjustable rate mortgage loans that are currently at their floor rate are treated as fixed rate instruments. Through one year, the cumulative sensitivity ratio is 0.72, indicating a well-matched balance sheet, with a minor amount of risk when measured on a static basis.

Table 5
MATURITY DISTRIBUTION
AS OF DECEMBER 31, 2009
(Dollars in thousands)
Remaining Maturity / Earliest Possible Repricing

		Over Three	Over Six	Over One
	Three	Months But	Months But	Year But	Over
	Months	Within Six	Within One	Within Five	Five
	or Less	Months	Year	Years	Years	Total
Interest Earning Assets
Interest bearing deposits	$157	$—	$249	$1,096	$—	$1,502
Federal funds sold	1,200	—	—	—	—	1,200
Investment securities:
Debt securities — taxable	—	589	355	32,702	933	34,579
Debt securities — tax-exempt	—	—	5,920	33,915	562	40,397
Mortgage-backed securities	—	—	—	1,515	—	1,515
Stocks	—	—	—	—	865	865
Loans:
Commercial, financial, and agricultural	27,816	1,341	256	1,456	2,914	33,783
Real estate — construction	13,134	480	849	4,292	5,823	24,578
Tax-exempt loans	—	674	3,509	1,481	7,889	13,553
Other loans	43,563	12,807	23,805	38,038	121,503	239,716

Total Interest Earning Assets	85,870	15,891	34,943	114,495	140,489	391,688

Interest Bearing Liabilities
Demand deposits	34,958	758	3,031	10,607	26,412	75,766
Savings deposits	2,366	2,791	2,884	5,955	28,540	42,536
Certificates of deposit over $100,000	9,705	10,416	6,049	12,283	—	38,453
Time deposits	33,879	43,758	30,838	57,137	—	165,612
Securities sold under agreements to repurchase	3,207	—	—	—	—	3,207
Long-term debt	5,000	—	—	—	—	5,000
Other interest bearing liabilities	1,146	—	—	—	—	1,146

Total Interest Bearing Liabilities	90,261	57,723	42,802	85,982	54,952	331,720

Gap	$(4,391)	$(41,832)	$(7,859)	$28,513	$85,537	$59,968

Cumulative Gap	$(4,391)	$(46,223)	$(54,082)	$(25,569)	$59,968

Cumulative sensitivity ratio	0.95	0.69	0.72	0.91	1.18

Commercial, financial and agricultural loans maturing after one year with:
Fixed interest rates				$1,120	$2,309	$3,429
Variable interest rates				336	605	941

Total				$1,456	$2,914	$4,370

Investment Portfolio Risk
Management considers its investment portfolio risk as the amount of appreciation or depreciation the investment portfolio will sustain when interest rates change. The securities portfolio will decline in value when interest rates rise and increase in value when interest rates decline. Securities with long maturities, excessive optionality (as a result of call features) and unusual indexes tend to produce the most market risk during interest rate movements. Rate shocks of minus 100 and plus 100, 200 and 300 basis points were applied to the securities portfolio to determine how Tier 1 capital would be affected if the securities portfolio had to be liquidated and all gains and losses were recognized. The test revealed that, as of December 31, 2009, the risk-based capital ratio would remain adequate under these scenarios.
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
The Company had outstanding loan origination commitments aggregating $31,587,000 and $32,590,000 at December 31, 2009 and 2008, respectively. In addition, the Company had $15,002,000 and $15,148,000 outstanding in unused lines of credit commitments extended to its customers at December 31, 2009 and 2008, respectively.
Letters of credit are instruments issued by the Company that guarantee the beneficiary payment by the Bank in the event of default by the Company’s customer in the non-performance of an obligation or service. Most letters of credit are extended for one-year periods. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Company holds collateral supporting those commitments for which collateral is deemed necessary. The amount of the liability as of December 31, 2009 and 2008 for guarantees under letters of credit issued is not material.
The maximum undiscounted exposure related to these commitments at December 31, 2009 was $974,000, and the approximate value of underlying collateral upon liquidation that would be expected to cover this maximum potential exposure was $3,271,000.
In 2005, the Company extended an agreement to obtain data processing services from an outside service bureau through June 2010. The Company has given proper notice to this outside service bureau to terminate the agreement as of June 2010. No termination penalty was assessed; however, deconversion fees estimated to be approximately $180,000 must be paid during 2010 as the deconversion process takes place. An agreement to obtain technology outsourcing services through a different outside service bureau has been completed as of December 21, 2009, and those services will begin in June 2010. The agreement provides for termination fees if the Company cancels the services prior to the end of the 8-year commitment period. The termination fee shall be an amount equal to one hundred percent of the estimated remaining value of the terminated services if terminated in the first contract year; ninety percent of the estimated remaining value of the terminated services if terminated in the second contract year; eighty percent and seventy percent of the remaining value of the terminated services if terminated in the third and fourth contract years, respectively; and sixty percent of the remaining value of the terminated services if terminated in contract years five through eight. Termination fees are estimated to be approximately $4,224,000 at December 31, 2009. Further, the Company expects to incur costs of approximately $113,000 relating to conversion to and implementation of the new core processing system.
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
Report on Management’s Assessment of Internal Control over Financial Reporting
The management of the Company is responsible for establishing and maintaining effective disclosure controls and procedures, as defined under Rules 13a-15(e) and 15d-15(e) of the Securities Exchange Act of 1934. As of December 31, 2009, an evaluation was performed under the supervision and with the participation of Management, including the Chief Executive Officer and Chief Financial Officer, of the effectiveness of the design and operation of the Company’s disclosure controls and procedures. Based on that evaluation, management concluded that disclosure controls and procedures as of December 31, 2009 were effective in ensuring material information required to be disclosed in this Annual Report on Form 10-K was recorded, processed, summarized and reported on a timely basis. Additionally, there were no changes in the Company’s internal control over financial reporting.
Management’s responsibilities related to establishing and maintaining effective disclosure controls and procedures include maintaining effective internal control over financial reporting that are designed to produce reliable financial statements in accordance with accounting principles generally accepted in the United States of America. As disclosed in the Report on Management’s Assessment of Internal Control Over Financial Reporting, Management assessed the Company’s system of internal control over financial reporting as of December 31, 2009, in relation to criteria for effective internal control over financial reporting as described in Internal Control — Integrated Framework, issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”). Based on this assessment, Management believes that, as of December 31, 2009, its system of internal control over financial reporting met those criteria and is effective.
The independent registered public accounting firm that audited the consolidated financial statements included in the annual report has issued an attestation report on the registrant’s internal control over financial reporting.

Francis J. Evanitsky, President and Chief Executive Officer

JoAnn N. McMinn, Chief Financial Officer

Report of Independent Registered Public Accounting Firm on Effectiveness of Internal Control over Financial Reporting
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors and Stockholders
Juniata Valley Financial Corp.
Mifflintown, Pennsylvania
We have audited Juniata Valley Financial Corp. and its wholly-owned subsidiary’s The Juniata Valley Bank, (the “Company”) internal control over financial reporting as of December 31, 2009, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”). The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Report on Management’s Assessment of Internal Control over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.
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
In our opinion, the Company, maintained, in all material respects, effective internal control over financial reporting as of December 31, 2009, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”).
We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated statements of financial condition of Juniata Valley Financial Corp. and its wholly-owned subsidiary, The Juniata Valley Bank as of December 31, 2009 and 2008 and the related consolidated statements of income, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2009, and our report dated March 12, 2010 expressed an unqualified opinion.
ParenteBeard LLC
Lancaster, Pennsylvania
March 12, 2010

Report of Independent Registered Public Accounting Firm on Consolidated Financial Statements
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors and Stockholders
Juniata Valley Financial Corp.
Mifflintown, Pennsylvania
We have audited the accompanying consolidated statements of financial condition of Juniata Valley Financial Corp. and its wholly-owned subsidiary, The Juniata Valley Bank, (the “Company”) as of December 31, 2009 and 2008, and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2009. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
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
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Juniata Valley Financial Corp. and its wholly-owned subsidiary, The Juniata Valley Bank, as of December 31, 2009 and 2008 and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2009 in conformity with accounting principles generally accepted in the United States of America.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of December 31, 2009, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”) and our report dated March 12, 2010 expressed an unqualified opinion.
ParenteBeard LLC
Lancaster, Pennsylvania
March 12, 2009

Juniata Valley Financial Corp. and Subsidiary
Consolidated Statements of Financial Condition
(in thousands, except share data)

	December 31,	December 31,
	2009	2008
ASSETS
Cash and due from banks	$18,613	$12,264
Interest bearing deposits with banks	82	193
Federal funds sold	1,200	—

Cash and cash equivalents	19,895	12,457

Interest bearing time deposits with banks	1,420	5,325
Securities available for sale	77,356	64,321
Restricted investment in Federal Home Loan Bank (FHLB) stock	2,197	2,197
Investment in unconsolidated subsidiary	3,338	3,176

Total loans, net of unearned interest	311,630	315,132
Less: Allowance for loan losses	(2,719)	(2,610)

Total loans, net of allowance for loan losses	308,911	312,522
Premises and equipment, net	6,878	7,374
Other real estate owned	476	305
Bank owned life insurance and annuities	13,066	12,582
Core deposit intangible	299	344
Goodwill	2,046	2,046
Accrued interest receivable and other assets	6,227	5,435

Total assets	$442,109	$428,084

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Deposits:
Non-interest bearing	$55,030	$54,200
Interest bearing	322,367	302,831

Total deposits	377,397	357,031

Securities sold under agreements to repurchase	3,207	1,944
Short-term borrowings	—	8,635
Long-term debt	5,000	5,000
Other interest bearing liabilities	1,146	1,096
Accrued interest payable and other liabilities	4,756	5,893

Total liabilities	391,506	379,599
Stockholders’ Equity:
Preferred stock, no par value:
Authorized — 500,000 shares, none issued	—	—
Common stock, par value $1.00 per share:
Authorized — 20,000,000 shares
Issued — 4,745,826 shares
Outstanding —
4,337,587 shares at December 31, 2009; 4,341,055 shares at December 31, 2008	4,746	4,746
Surplus	18,315	18,324
Retained earnings	36,478	34,758
Accumulated other comprehensive loss	(805)	(1,247)
Cost of common stock in Treasury:
408,239 shares at December 31, 2009; 404,771 shares at December 31, 2008	(8,131)	(8,096)

Total stockholders’ equity	50,603	48,485

Total liabilities and stockholders’ equity	$442,109	$428,084

See Notes to Consolidated Financial Statements

Juniata Valley Financial Corp. and Subsidiary
Consolidated Statements of Income
(in thousands, except share data)

	Years Ended December 31,
	2009	2008	2007
Interest income:
Loans, including fees	$20,787	$22,100	$22,851
Taxable securities	1,163	1,666	2,438
Tax-exempt securities	1,152	1,082	857
Other interest income	166	382	577

Total interest income	23,268	25,230	26,723

Interest expense:
Deposits	7,116	8,895	10,744
Securities sold under agreements to repurchase	2	69	276
Short-term borrowings	1	21	1
Long-term debt	140	41	—
Other interest bearing liabilities	20	31	39

Total interest expense	7,279	9,057	11,060

Net interest income	15,989	16,173	15,663
Provision for loan losses	627	421	120

Net interest income after provision for loan losses	15,362	15,752	15,543

Noninterest income:
Trust fees	361	389	444
Customer service fees	1,673	1,660	1,656
Earnings on bank owned life insurance and annuities	444	486	440
Commissions from sales of non-deposit products	446	704	711
Income from unconsolidated subsidiary	217	207	192
Securities impairment charge	(226)	(554)	(33)
Gain on sales of securities	17	33	14
Gain (Loss) on sales of other assets	(19)	58	1
Gain on life insurance proceeds	—	179	—
Prior period income from insurance sales	323	—	—
Other noninterest income	935	875	774

Total noninterest income	4,171	4,037	4,199

Noninterest expense:
Employee compensation expense	4,958	5,078	5,137
Employee benefits	1,667	1,373	1,455
Occupancy	940	928	892
Equipment	612	710	688
Data processing expense	1,325	1,375	1,332
Director compensation	416	417	455
Professional fees	392	379	437
Taxes, other than income	476	500	546
FDIC Insurance premiums	634	59	42
Intangible amortization	45	45	45
Other noninterest expense	1,154	1,144	1,180

Total noninterest expense	12,619	12,008	12,209

Income before income taxes	6,914	7,781	7,533
Provision for income taxes	1,808	2,057	2,099

Net income	$5,106	$5,724	$5,434

Earnings per share
Basic	$1.18	$1.31	$1.23
Diluted	$1.18	$1.31	$1.22
Cash dividends declared per share	$0.78	$0.74	$0.95

Weighted average basic shares outstanding	4,341,097	4,376,077	4,434,859
Weighted average diluted shares outstanding	4,345,236	4,385,612	4,444,466
See Notes to Consolidated Financial Statements

Juniata Valley Financial Corp. and Subsidiary
Consolidated Statements of Stockholders’ Equity
(in thousands, except share data)

	Years Ended December 31, 2009, 2008 and 2007
	Number				Accumulated
	of				Other		Total
	Shares	Common		Retained	Comprehensive	Treasury	Stockholders’
	Outstanding	Stock	Surplus	Earnings	Loss	Stock	Equity

Balance at December 31, 2006	4,457,934	$4,746	$18,259	$31,531	$(1,098)	$(5,652)	$47,786
Comprehensive income:
Net income				5,434			5,434
Change in unrealized gains on securities available for sale, net of reclassification adjustment and tax effects					260		260
Defined benefit retirement plan adjustments, net of tax effects					281		281

Total comprehensive income							5,975
Cash dividends at $0.95 per share				(4,210)			(4,210)
Stock-based compensation expense			43				43
Purchase of treasury stock, at cost	(51,175)					(1,069)	(1,069)
Treasury stock issued for stock option and stock purchase plans	2,686		(5)			52	47

Balance at December 31, 2007	4,409,445	4,746	18,297	32,755	(557)	(6,669)	48,572
Comprehensive income:
Net income				5,724			5,724
Change in unrealized gains on securities available for sale, net of reclassification adjustment and tax effects					563		563
Defined benefit retirement plan adjustments, net of tax effects					(1,253)		(1,253)

Total comprehensive income							5,034
Implementation of ASC Topic 715				(480)			(480)
Cash dividends at $0.74 per share				(3,241)			(3,241)
Stock-based compensation expense			40				40
Purchase of treasury stock, at cost	(72,955)					(1,518)	(1,518)
Treasury stock issued for stock option and stock purchase plans	4,565		(13)			91	78

Balance at December 31, 2008	4,341,055	4,746	18,324	34,758	(1,247)	(8,096)	48,485
Comprehensive income:
Net income				5,106			5,106
Change in unrealized gains on securities available for sale, net of reclassification adjustment and tax effects					69		69
Defined benefit retirement plan adjustments, net of tax effects					373		373

Total comprehensive income							5,548
Cash dividends at $0.78 per share				(3,386)			(3,386)
Stock-based compensation expense			40				40
Purchase of treasury stock, at cost	(12,600)					(217)	(217)
Treasury stock issued for stock option and stock purchase plans	9,132		(49)			182	133

Balance at December 31, 2009	4,337,587	$4,746	$18,315	$36,478	$(805)	$(8,131)	$50,603

See Notes to Consolidated Financial Statements

Juniata Valley Financial Corp. and Subsidiary
Consolidated Statements of Cash Flows
(in thousands)

	Years Ended December 31,
	2009	2008	2007
Operating activities:
Net income	$5,106	$5,724	$5,434
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	627	421	120
Provision for depreciation	587	691	653
Net amortization of securities premiums	220	126	104
Net amortization of loan origination costs	45	25	—
Amortization of core deposit intangible	45	45	45
Securities impairment charge	226	554	33
Net realized gains on sales of securities	(17)	(33)	(14)
Net losses (gains) on sales of other assets	19	(58)	(1)
Earnings on bank owned life insurance and annuities	(444)	(486)	(440)
Bank owned life insurance proceeds in excess of cash surrender value	—	(179)	—
Deferred income tax expense	223	609	94
Equity in earnings of unconsolidated subsidiary, net of dividends of $46, $0 and $126	(171)	(207)	(66)
Stock-based compensation expense	40	40	43
Decrease (increase) in accrued interest receivable and other assets	(927)	(962)	901
Increase (decrease) in accrued interest payable and other liabilities	(869)	(2,066)	248

Net cash provided by operating activities	4,710	4,244	7,154
Investing activities:
Purchases of:
Securities available for sale	(56,245)	(36,063)	(59,340)
Securities held to maturity	—	—	(3,955)
FHLB stock	—	(1,419)	(197)
Premises and equipment	(128)	(838)	(1,383)
Bank owned life insurance and annuities	(120)	(94)	(963)
Proceeds from:
Sales of securities available for sale	5,004	9	585
Maturities of and principal repayments on:
Securities available for sale	37,908	38,987	48,331
Securities held to maturity	—	—	6,455
Redemption of FHLB stock	—	317	178
Bank owned life insurance and annuities	68	511	76
Sale of other real estate owned	603	311	244
Sale of property owned for investment and other assets	160	322	—
Net decrease in interest bearing time deposits	3,905	200	135
Net decrease (increase) in loans receivable	2,049	(17,595)	7,051

Net cash used in investing activities	(6,796)	(15,352)	(2,783)
Financing activities:
Net increase (decrease) in deposits	20,366	(2,426)	4,288
Net (decrease) increase in short-term borrowings and securities sold under agreements to repurchase	(7,372)	5,148	(681)
Issuance of long-term debt	—	5,000	—
Cash dividends	(3,386)	(3,241)	(4,210)
Purchase of treasury stock	(217)	(1,518)	(1,069)
Treasury stock issued for employee stock plans	133	78	47

Net cash provided by (used in) financing activities	9,524	3,041	(1,625)

Net increase (decrease) in cash and cash equivalents	7,438	(8,067)	2,746
Cash and cash equivalents at beginning of year	12,457	20,524	17,778

Cash and cash equivalents at end of year	$19,895	$12,457	$20,524

Supplemental information:
Interest paid	$7,399	$9,255	$11,060
Income taxes paid	1,340	2,100	1,885
Supplemental schedule of noncash investing and financing activities:
Transfer of loans to other real estate owned	$814	$305	$397
Transfer of loans to other assets owned	74	—	—
Transfer of fixed asset to other assets	—	45	—
See Notes to Consolidated Financial Statements

JUNIATA VALLEY FINANCIAL CORP. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2009, 2008 AND 2007
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
1. Summary of Significant Accounting Policies
The accounting policies of Juniata Valley Financial Corp. and its wholly owned subsidiary conform to U.S. generally accepted accounting principles (“GAAP”) and to general financial services industry practices. A summary of the more significant accounting policies applied in the preparation of the accompanying consolidated financial statements follows.
Principles of consolidation
The consolidated financial statements include the accounts of Juniata Valley Financial Corp. and its wholly owned subsidiary, The Juniata Valley Bank. All significant intercompany transactions and balances have been eliminated.
Use of estimates
The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, the valuation of deferred tax assets, core deposit intangible and goodwill valuation, determination of the pension asset position, determination of other-than-temporary impairment on securities and the potential impairment of restricted stock.
Basis of presentation
Certain amounts previously reported have been reclassified to conform to the financial statement presentation for 2009. The reclassification had no effect on net income.

Significant group concentrations of credit risk
Most of the Company’s activities are with customers located within the Juniata Valley region. Note 4 discusses the types of securities in which the Company invests. Note 5 discusses the types of lending in which the Company engages.
As of December 31, 2009, there were no concentrations of credit to any particular industry equaling 25% or more of total capital. The Bank’s business activities are geographically concentrated in the counties of Juniata, Mifflin, Perry, Huntingdon, Centre, Franklin and Snyder, Pennsylvania. The Bank has a diversified loan portfolio; however, a substantial portion of its debtors’ ability to honor their obligations is dependent upon the economy in central Pennsylvania.
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
The Company’s policy requires quarterly reviews of impaired securities. This review includes analyzing the length of time and the extent to which the fair value has been less than cost and the financial condition and near-term prospects of the issuer, including any specific events which may influence the operations of the issuer. In addition, for debt securities, the Company considers (a) whether management has the intent to sell the security, (b) it is more likely than not that we will be required to sell the security prior to its anticipated recovery and (c) whether management expects to recover the entire amortized cost basis. For equity securities, management considers the intent and ability to hold securities until recovery of unrealized losses. Declines in fair value of impaired securities below their cost that are deemed to be other-than-temporary are reflected in earnings as realized losses.
Management determines the appropriate classification of debt securities at the time of purchase and re-evaluates such designation as of each balance sheet date.
Restricted Investment in Federal Home Loan Bank Stock
The Bank owns restricted stock investments in the Federal Home Loan Bank. Federal law requires a member institution of the Federal Home Loan Bank to hold stock according to a predetermined formula. The stock is carried at cost. In December 2008, the FHLB of Pittsburgh notified member banks that it was suspending dividend payments and the repurchase of capital stock and as of December 31, 2009 has not changed its position.

Management evaluates the restricted stock for impairment on an annual basis. Management’s determination of whether these investments are impaired is based on their assessment of the ultimate recoverability of their cost rather than by recognizing temporary declines in value. The determination of whether a decline affects the ultimate recoverability of their cost is influenced by criteria such as (1) the significance of the decline in net assets of the FHLB as compared to the capital stock amount for the FHLB and the length of time this situation has persisted, (2) commitments by the FHLB to make payments required by law or regulation and the level of such payments in relation to the operating performance of the FHLB, and (3) the impact of legislative and regulatory changes on institutions and, accordingly, on the customer base of the FHLB.
Management believes no impairment charge is necessary related to the FHLB restricted stock as of December 31, 2009.
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
Loans on which the accrual of interest has been discontinued are designated as non-accrual loans. Accrual of interest on loans is discontinued when the contractual payment of principal or interest has become 90 days past due or reasonable doubt exists as to the full, timely collection of principal or interest. However, it is the Company’s policy to continue to accrue interest on loans over 90 days past due as long as they are (1) guaranteed or well secured and (2) there is an effective means of collection. When a loan is placed on non-accrual status, all unpaid interest credited to income in the current year is reversed against current period income and unpaid interest accrued in prior years is charged against the allowance for loan losses. Interest received on nonaccrual loans generally is either applied against principal or reported as interest income, according to management’s judgment as to the collectability of principal. Generally, accruals are resumed on loans only when the obligation is brought fully current with respect to interest and principal, has performed in accordance with the contractual terms for a reasonable period of time and the ultimate collectability of the total contractual principal and interest is no longer in doubt.
The Company’s intent is to hold loans in the portfolio until maturity. At the time the Company’s intent is no longer to hold loans to maturity based on asset/liability management practices, the Company transfers loans from portfolio to held for sale at fair value. Any write-down recorded upon transfer is charged against the allowance for loan losses. Any write-downs recorded after the initial transfer are recorded as a charge to Other Non-Interest Expense. Gains or losses recognized upon sale are recorded as Other Non-Interest Income/Expense.
Loan origination fees and costs
Loan origination fees and related direct origination costs for a given loan are deferred and amortized over the life of the loan on a level-yield basis as an adjustment to interest income over the contractual life of the loan. As of December 31, 2009 and 2008, the amount of net unamortized origination fees carried as an adjustment to outstanding loan balances is $66,000 and $23,000, respectively.
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
There are two components of the allowance; a component for loans that are deemed to be impaired and a component for contingencies.
A large commercial loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loans and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price or the fair value of the collateral if the loan is collateral dependent. For such loans that are classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The Bank does not separately identify individual consumer and residential loans for impairment disclosures, unless such loans are subject to a restructuring agreement.
The component for contingency relates to other loans that are classified as doubtful, substandard or special mention and non-classified. Specific reserves may be established for larger, individual classified loans as a result of this evaluation. Remaining loans are categorized into large groups of smaller balance homogeneous loans and are collectively evaluated for impairment. This computation is generally based on historical loss experience adjusted for qualitative factors.
Other real estate owned
Assets acquired in settlement of mortgage loan indebtedness are recorded as other real estate owned (OREO) at fair value less estimated costs to sell. Costs to maintain the assets and subsequent gains and losses attributable to their disposal are included in other income and other expenses as realized. No depreciation or amortization expense is recognized. At December 31, 2009 and 2008, the carrying value of other real estate owned was $476,000 and $305,000, respectively.
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
GAAP requires split-dollar life insurance arrangements to have a liability recognized related to the postretirement benefits covered by an endorsement split-dollar life insurance arrangement, and a liability for the future death benefit. The Company recorded a cumulative effect adjustment to the balance of retained earnings of $480,000 as of January 1, 2008. The impact to pre-tax earnings for the full years of 2009 and 2008 was a decrease of $69,000 and $74,000, respectively.
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

Advertising
The Company follows the policy of charging costs of advertising to expense as incurred. Advertising expenses were $125,000, $156,000 and $152,000 in 2009, 2008 and 2007, respectively.
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
Stock-based compensation
The Company recognized $40,000, $40,000 and $43,000 of expense for the years ended December 31, 2009, 2008 and 2007, respectively, for stock-based compensation. The stock-based compensation expense amounts were derived using the Black-Scholes option-pricing model. The following weighted average assumptions were used to value options granted in current and prior periods presented.

	2009	2008	2007
Expected life of options	7 years	7 years	7 years
Risk-free interest rate	2.93%	3.08%	4.47%
Expected volatility	21.77%	19.47%	19.98%
Expected dividend yield	3.68%	3.20%	3.20%
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
Segment reporting
The Company acts as an independent community financial services provider, and offers traditional banking and related financial services to individual, business and government customers. Through its branch and automated teller machine network, the Company offers a full array of commercial and retail financial services, including the taking of time, savings and demand deposits; the making of commercial, consumer and mortgage loans, trust services and the providing of other financial services.
Management does not separately allocate expenses, including the cost of funding loan demand, between the commercial, retail and trust operations of the Company. As such, discrete financial information is not available and segment reporting would not be meaningful.
Subsequent events
The Company has evaluated events and transactions occurring subsequent to the balance sheet date of December 31, 2009, for items that should potentially be recognized or disclosed in the consolidated financial statements. The evaluation was conducted through the date these consolidated financial statements were issued.

2. Recent Accounting Pronouncements
ASU 2009-16
In October 2009, the FASB issued ASU 2009-16, Transfers and Servicing (Topic 860) — Accounting for Transfers of Financial Assets. This Update amends the Codification for the issuance of FASB Statement No. 166, Accounting for Transfers of Financial Assets-an amendment of FASB Statement No. 140.
The amendments in this Update improve financial reporting by eliminating the exceptions for qualifying special-purpose entities from the consolidation guidance and the exception that permitted sale accounting for certain mortgage securitizations when a transferor has not surrendered control over the transferred financial assets. In addition, the amendments require enhanced disclosures about the risks that a transferor continues to be exposed to because of its continuing involvement in transferred financial assets. Comparability and consistency in accounting for transferred financial assets will also be improved through clarifications of the requirements for isolation and limitations on portions of financial assets that are eligible for sale accounting.
This Update is effective at the start of a reporting entity’s first fiscal year beginning after November 15, 2009. Early application is not permitted. This guidance will not have an impact on the Company’s financial position or results of operations.
ASU 2009-17
In October 2009, the FASB issued ASU 2009-17, Consolidations (Topic 810) — Improvements to Financial Reporting by Enterprises Involved with Variable Interest Entities. This Update amends the Codification for the issuance of FASB Statement No. 167, Amendments to FASB Interpretation No. 46(R).
The amendments in this Update replace the quantitative-based risks and rewards calculation for determining which reporting entity, if any, has a controlling financial interest in a variable interest entity with an approach focused on identifying which reporting entity has the power to direct the activities of a variable interest entity that most significantly impact the entity’s economic performance and (1) the obligation to absorb losses of the entity or (2) the right to receive benefits from the entity. An approach that is expected to be primarily qualitative will be more effective for identifying which reporting entity has a controlling financial interest in a variable interest entity. The amendments in this Update also require additional disclosures about a reporting entity’s involvement in variable interest entities, which will enhance the information provided to users of financial statements.
This Update is effective at the start of a reporting entity’s first fiscal year beginning after November 15, 2009. Early application is not permitted. The Company has no involvement with variable interest entities and therefore this will have no impact on the Company’s financial position or results of operations.
ASU 2010-01
In January 2010, the FASB issued ASU 2010-01, Equity (Topic 505) — Accounting for Distributions to Shareholders with Components of Stock and Cash. The amendments in this Update clarify that the stock portion of a distribution to shareholders that allows them to elect to receive cash or stock with a potential limitation on the total amount of cash that all shareholders can elect to receive in the aggregate is considered a share issuance that is reflected in earnings per share prospectively and is not a stock dividend. This Update codifies the consensus reached in EITF Issue No. 09-E, “Accounting for Stock Dividends, Including Distributions to Shareholders with Components of Stock and Cash.”
This Update is effective for interim and annual periods ending on or after December 15, 2009, and should be applied on a retrospective basis. This guidance will not have an impact on the Company’s financial position or results of operations.

ASU 2010-02
In January 2010, the FASB issued ASU 2010-02, Consolidation (Topic 810) — Accounting and Reporting for Decreases in Ownership of a Subsidiary — A Scope Clarification.
This Update clarifies that the scope of the decrease in ownership provisions of Subtopic 810-10 and related guidance applies to:
•	A subsidiary or group of assets that is a business or nonprofit activity;
•	A subsidiary that is a business or nonprofit activity that is transferred to an equity method investee or joint venture; and
•	An exchange of a group of assets that constitutes a business or nonprofit activity for a noncontrolling interest in an entity (including an equity method investee or joint venture).
This Update also clarifies that the decrease in ownership guidance in Subtopic 810-10 does not apply to: (a) sales of in substance real estate; and (b) conveyances of oil and gas mineral rights, even if these transfers involve businesses.
The amendments in this Update expand the disclosure requirements about deconsolidation of a subsidiary or derecognition of a group of assets to include:
•	The valuation techniques used to measure the fair value of any retained investment;
•	The nature of any continuing involvement with the subsidiary or entity acquiring the group of assets; and
•
Whether the transaction that resulted in the deconsolidation or derecognition was with a related party or whether the former subsidiary or entity acquiring the assets will become a related party after the transaction.

This Update is effective beginning in the period that an entity adopts FASB Statement No. 160, Noncontrolling Interests in Consolidated Financial Statements — an amendment of ARB 51 (now included in Subtopic 810-10). If an entity has previously adopted Statement 160, the amendments are effective beginning in the first interim or annual reporting period ending on or after December 15, 2009. The amendments in this Update should be applied retrospectively to the first period that an entity adopts Statement 160. This guidance will not have an impact on the Company’s financial position or results of operations.
ASU 2010-06
The FASB has issued ASU 2010-06, Fair Value Measurements and Disclosures (Topic 820): Improving Disclosures about Fair Value Measurements. This ASU requires some new disclosures and clarifies some existing disclosure requirements about fair value measurement as set forth in Codification Subtopic 820-10. The FASB’s objective is to improve these disclosures and, thus, increase the transparency in financial reporting. Specifically, ASU 2010-06 amends Codification Subtopic 820-10 to now require:
•	A reporting entity to disclose separately the amounts of significant transfers in and out of Level 1 and Level 2 fair value measurements and describe the reasons for the transfers; and
•	In the reconciliation for fair value measurements using significant unobservable inputs, a reporting entity should present separately information about purchases, sales, issuances, and settlements.
In addition, ASU 2010-06 clarifies the requirements of the following existing disclosures:
•
For purposes of reporting fair value measurement for each class of assets and liabilities, a reporting entity needs to use judgment in determining the appropriate classes of assets and liabilities; and

•	A reporting entity should provide disclosures about the valuation techniques and inputs used to measure fair value for both recurring and nonrecurring fair value measurements.

ASU 2010-06 is effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances, and settlements in the roll forward of activity in Level 3 fair value measurements. Those disclosures are effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years. This guidance will not have an impact on the Company’s financial position or results of operations.
3. Restrictions on Cash and Due From Banks
The Company’s banking subsidiary is required to maintain cash reserve balances with the Federal Reserve Bank. The total required reserve balances were $1,061,000 and $1,074,000 as of December 31, 2009 and 2008, respectively.
4. Securities
The amortized cost and fair value of securities as of December 31, 2009 and 2008, by contractual maturity, are shown below (in thousands). Expected maturities may differ from contractual maturities because the securities may be called or prepaid with or without prepayment penalties.

	December 31, 2009
			Gross	Gross
Securities Available for Sale	Amortized	Fair	Unrealized	Unrealized
Type and maturity	Cost	Value	Gains	Losses
U.S. Treasury securities and obligations of U.S. Government agencies and corporations
After one year but within five years	$32,503	$32,620	$194	$(77)
After five years but within ten years	940	933	—	(7)

	33,443	33,553	194	(84)

Obligations of state and political subdivisions
Within one year	6,775	6,863	88	—
After one year but within five years	32,022	32,972	958	(8)
After five years but within ten years	544	562	18	—

	39,341	40,397	1,064	(8)

Corporate notes
After one year but within five years	1,000	1,026	26	—

	1,000	1,026	26	—

Mortgage-backed securities	1,425	1,515	90	—
Equity securities	975	865	58	(168)

Total	$76,184	$77,356	$1,432	$(260)

	December 31, 2008
			Gross	Gross
Securities Available for Sale	Amortized	Fair	Unrealized	Unrealized
Type and maturity	Cost	Value	Gains	Losses
U.S. Treasury securities and obligations of U.S. Government agencies and corporations
Within one year	$4,627	$4,732	$105	$—
After one year but within five years	19,961	20,236	275	—

	24,588	24,968	380	—

Obligations of state and political subdivisions
Within one year	3,571	3,593	22	—
After one year but within five years	27,622	28,343	727	(6)
After five years but within ten years	3,485	3,579	95	(1)

	34,678	35,515	844	(7)

Corporate notes
After one year but within five years	1,000	957	—	(43)

	1,000	957	—	(43)

Mortgage-backed securities	1,803	1,867	64	—
Equity securities	1,210	1,014	29	(225)

Total	$63,279	$64,321	$1,317	$(275)

Certain obligations of the U.S. Government and state and political subdivisions are pledged to secure public deposits, securities sold under agreements to repurchase and for other purposes as required or permitted by law. The fair value of the pledged assets amounted to $30,403,000, $34,301,000 and $31,348,000 at December 31, 2009, 2008 and 2007, respectively.
In addition to cash received from the scheduled maturities of securities, some investment securities available for sale are sold at current market values during the course of normal operations. Following is a summary of proceeds received from all investment securities transactions, and the resulting realized gains and losses (in thousands):

	Years Ended December 31,
	2009	2008	2007
Gross proceeds from sales of securities	$5,004	$9	$585
Securities available for sale:
Gross realized gains	$22	$—	$—
Gross realized losses	(5)	(8)	(9)
Gross gains from business combinations	—	41	23
The following table shows gross unrealized losses and fair value, aggregated by category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2009 (in thousands):

	Less Than 12 Months		12 Months or More		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses	Value	Losses
U.S. Treasury securities and obligations of U.S. Government agencies and corporations	$10,897	$(84)	$—	$—	$10,897	$(84)
Obligations of state and political subdivisions	2,532	(8)	—	—	2,532	(8)

Debt securities	13,429	(92)	—	—	13,429	(92)

Equity securities	140	(23)	496	(145)	636	(168)

Total temporarily impaired securities	$13,569	$(115)	$496	$(145)	$14,065	$(260)

The unrealized losses noted above are considered to be temporary impairments. Decline in the value of the debt securities is due only to interest rate fluctuations, rather than erosion of quality. As a result, the payment of contractual cash flows, including principal repayment, is not at risk. As management does not intend to sell the securities, does not believe the Company will be required to sell the securities before recovery and expects to recover the entire amortized cost basis, none of the debt securities are deemed to be other-than-temporarily impaired.
Equity securities owned by the Company consist of common stock of various financial services providers (“Bank stocks”) that have traditionally been high-performing stocks. During 2008, market values of most of the Bank stocks materially declined. This trend continued well into 2009. As part of the quarterly analysis performed to assess impairment of its investment portfolio, management determined that some of the unrealized losses in the Bank stock portfolio were “other than temporary”. Considerations used to determine other-than-temporary impairment status to individual holdings include the length of time the stock has remained in an unrealized loss position, and the percentage of unrealized loss compared to the carrying cost of the stock, dividend reduction or suspension, market analyst reviews and expectations, and other pertinent news that would affect expectations for recovery or further decline. In 2009, a total of $226,000 was recorded as an other-than-temporary impairment charge on 3 of the 17 Bank stocks held. Of the remaining 14 Bank stocks held, 8 of the stocks have remained in an unrealized loss position for longer than 12 months, however, six of those holdings increased in value over the six months prior to December 31, 2009, indicating the possibility of recovery. As such, these six securities are deemed to be temporarily impaired as of December 31, 2009. The remaining two holdings in an unrealized loss position for longer than 12 months are also deemed to be temporarily impaired as of December 31, 2009, as management has the ability and intent to hold these equity securities until recovery of unrealized losses. In 2008, a total of $554,000 was recorded as an other-than-temporary impairment charge on eight of the 17 Bank stocks held.

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
There are 15 debt securities that had unrealized losses for less than 12 months. These securities have maturity dates ranging from April 2012 to September 2015. These securities represent approximately 17.8% of the total debt securities amortized cost as of December 31, 2009.
The following table shows gross unrealized losses and fair value, aggregated by category and length of time that individual securities had been in a continuous unrealized loss position, at December 31, 2008 (in thousands):

	Less Than 12 Months		12 Months or More		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses	Value	Losses
U.S. Treasury securities and obligations of U.S. Government agencies and corporations	$—	$—	$—	$—	$—	$—
Obligations of state and political subdivisions	1,016	(7)	—	—	1,016	(7)
Mortgage-backed securities	—	—	—	—	—	—
Corporate and other securities	957	(43)	—	—	957	(43)

Debt securities	1,973	(50)	—	—	1,973	(50)

Equity securities	743	(181)	99	(44)	842	(225)

Total temporarily impaired securities	$2,716	$(231)	$99	$(44)	$2,815	$(275)

5. Loans
Loans outstanding at the end of each year consisted of the following (in thousands):

	December 31,
	2009	2008
Commercial, financial and agricultural	$33,783	$38,755
Real estate — commercial	39,299	32,171
Real estate — construction	24,578	22,144
Real estate — mortgage	135,854	140,016
Home equity	52,957	61,094
Obligations of states and political subdivisions	13,553	7,177
Personal	11,670	13,920
Unearned interest	(64)	(145)

Total	$311,630	$315,132

The recorded investment in non-performing loans as of each year end follows (in thousands):

	December 31,
	2009	2008
Nonaccrual loans	$2,629	$1,255
Accruing loans past due 90 days or more	1,369	664
Restructured loans	—	—

Total non-performing loans	$3,998	$1,919

Interest income not recorded on nonaccrual loans was $143,000, $94,000 and $67,000 in 2009, 2008 and 2007, respectively.
The aggregate amount of demand deposits that have been reclassified as loan balances at December 31, 2009 and 2008 are $28,000 and $47,000, respectively.
Pledged Loans
The Bank must maintain sufficient qualifying collateral with the Federal Home Loan Bank (FHLB), in order to secure all loans and credit products. Therefore, a Master Collateral Agreement has been entered into which pledges all mortgage related assets as collateral for future borrowings. Mortgage related assets could include loans or investments. As of December 31, 2009, the amount of loans included in qualifying collateral was $277,336,000, for a collateral value of $158,578,000.

6. Allowance For Loan Losses
To provide for the risk of loss inherent in the process of extending credit, the Bank maintains an allowance for loan losses and for lending-related commitments.
A summary of the transactions in the allowance for loan losses for the last three years (in thousands) is shown below. At $518,000, the level of net charge-offs in 2009 was significantly higher than in the previous two years. The increase in both loans outstanding and non-performing loans indicated the need for a provision for loan losses in 2009 at a level of $627,000, 49% higher than the provision deemed necessary in 2008.

	Years Ended December 31,
	2009	2008	2007
Balance of allowance — beginning of period	$2,610	$2,322	$2,572
Loans charged off:
Commercial, financial and agricultural	47	43	291
Real estate — commercial	32	36	—
Real estate — mortgage	343	15	66
Personal	107	62	61

Total charge-offs	529	156	418

Recoveries of loans previously charged off:
Commercial, financial and agricultural	—	5	8
Real estate — mortgage	—	5	8
Personal	11	13	32

Total recoveries	11	23	48

Net charge-offs	518	133	370
Provision for loan losses	627	421	120

Balance of allowance — end of period	$2,719	$2,610	$2,322

Ratio of net charge-offs during period to average loans outstanding	0.17%	0.04%	0.12%

The Bank has certain loans in its portfolio that are considered to be impaired. It is the policy of the Company to recognize income on impaired loans that have been transferred to nonaccrual status on a cash basis, only to the extent that it exceeds principal balance recovery. Until an impaired loan is placed on nonaccrual status, income is recognized on the accrual basis. Following is a summary of impaired loan data as of the date of each balance sheet presented (in thousands).

	December 31,
	2009	2008
Impaired loans:
Recorded investment at period end	$8,245	$1,933
Impaired loan balance for which:
There is a related allowance	1,445	512
There is no related allowance	6,800	1,421
Related allowance on impaired loans	278	142

	Years Ended December 31,
	2009	2008	2007
Average recorded investment in impaired loans	$5,865	$1,640	$846
Interest income recognized (on a cash basis)	611	82	19

7. Bank Owned Life Insurance and Annuities
The Company holds bank-owned life insurance (BOLI), deferred annuities and payout annuities with a combined cash value of $13,066,000 and $12,582,000 at December 31, 2009 and 2008, respectively. As annuitants retire, the deferred annuities may be converted to payout annuities to create payment streams that match certain post-retirement liabilities. The cash surrender value on the BOLI and annuities increased by $484,000, $238,000 and $1,327,000 in 2009, 2008 and 2007, respectively, from earnings recorded as non-interest income and from premium payments, net of cash payments received. The contracts are owned by the Bank in various insurance companies. The crediting rate on the policies varies annually based on the insurance companies’ investment portfolio returns in their general fund and market conditions. Changes in cash value of BOLI and annuities in 2009 and 2008 are shown below (in thousands):

	Life	Deferred	Payout
	Insurance	Annuities	Annuities	Total
Balance as of December 31, 2007	$11,879	$230	$235	$12,344

Earnings	456	10	10	476
Premiums on existing policies	84	10	—	94
Annuity payments received	—	—	(74)	(74)
Proceeds from surrendered policy	(258)	—	—	(258)

Balance as of December 31, 2008	12,161	250	171	12,582

Earnings	424	11	(3)	432
Premiums on existing policies	106	14	—	120
Annuity payments received	—	—	(68)	(68)

Balance as of December 31, 2009	$12,691	$275	$100	$13,066

GAAP requires split-dollar life insurance arrangements to have a liability recognized related to the postretirement benefits covered by an endorsement split-dollar life insurance arrangement, and a liability for the future death benefit. The Company recorded a cumulative effect adjustment to the balance of retained earnings of $480,000 as of January 1, 2008. The impact to pre-tax earnings for the full years of 2009 and 2008 was a decrease of $69,000 and $74,000, respectively.
8. Premises And Equipment
Premises and equipment consist of the following (in thousands):

	December 31,
	2009	2008
Land	$864	$864
Buildings and improvements	8,393	8,425
Furniture, computer software and equipment	5,117	5,012

	14,374	14,301
Less: accumulated depreciation	(7,496)	(6,927)

	$6,878	$7,374

Depreciation expense on premises and equipment charged to operations was $587,000 in 2009, $691,000 in 2008 and $653,000 in 2007.

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
Included in the purchase price of the branch was goodwill and core deposit intangible of $2,046,000 and $449,000, respectively. The core deposit intangible is being amortized over a ten-year period on a straight line basis. The goodwill is not amortized, but is measured annually for impairment. Core deposit intangible amortization expense of $45,000 was recorded in each of the years 2009, 2008 and 2007. Intangible amortization expense projected for the succeeding five years beginning in 2010 is estimated to be $45,000 per year and $74,000 in total for years after 2014.
10. Investment in Unconsolidated Subsidiary
On September 1, 2006, the Company invested in The First National Bank of Liverpool (FNBL), Liverpool, PA, by purchasing 39.16% of its outstanding common stock. This investment is accounted for under the equity method of accounting. The investment is being carried at $3,338,000 as of December 31, 2009, of which $2,329,000 represents the underlying equity in net assets of FNBL. The difference between the investment carrying amount and the amount of the underlying equity, $1,009,000, is considered to be goodwill and is evaluated quarterly for impairment. A loss in value of the investment which is other than a temporary decline will be recognized. Evidence of a loss in value might include, but would not necessarily be limited to, absence of an ability to recover the carrying amount of the investment or inability of FNBL to sustain an earnings capacity which would justify the carrying amount of the investment.
11. Deposits
Deposits consist of the following (in thousands):

	December 31,
	2009	2008
Demand, non-interest bearing	$55,030	$54,200
NOW and Money Market	75,766	62,099
Savings	42,536	37,114
Time deposits, $100,000 or more	38,453	39,059
Other time deposits	165,612	164,559

	$377,397	$357,031

Aggregate amount of scheduled maturities of time deposits as of December 31, 2009 include the following (in thousands):

	Time Deposits
	$100,000 or more	Other
Maturing in:
2010	$26,270	$108,475
2011	5,330	23,783
2012	2,251	9,994
2013	1,784	10,922
2014	2,818	12,438

	$38,453	$165,612

12. Borrowings
Borrowings consist of the following (dollars in thousands):

	December 31, 2009		December 31, 2008		December 31, 2007		For the year 2009
								Weighted
	Outstanding		Outstanding		Outstanding		Average	Average
	Balance	Rate	Balance	Rate	Balance	Rate	Balance	Rate

Securities sold under agreements to repurchase	$3,207	0.10%	$1,944	0.10%	$5,431	3.01%	$2,369	0.10%

Short-term borrowings — Federal Home Loan Bank overnight advances	—		8,635	0.59%	—		200	0.60%

Long-term debt — Note payable to Federal Home Loan Bank	5,000	2.75%	5,000	2.75%	—		5,000	2.75%

	$8,207	1.71%	$15,579	1.22%	$5,431	3.01%	$7,569	1.86%

The maximum balance of short-term borrowings on any one day during 2009 was $6,600,000.
The Bank has repurchase agreements with several of its depositors, under which customers’ funds are invested daily into an interest bearing account. These funds are carried by the Company as short-term debt. It is the Company’s policy to have repurchase agreements collateralized 100% by U.S. Government securities. As of December 31, 2009, the securities that serve as collateral for securities sold under agreements to repurchase had a fair value of $5,178,000. The interest rate paid on these funds is variable and subject to change daily.
The Bank’s maximum borrowing capacity with the Federal Home Loan Bank of Pittsburgh (“FHLB”) is $158,578,000, with an outstanding balance of $5,000,000 as of December 31, 2009. In order to borrow an amount in excess of $38,940,000, the FHLB would require the Bank to purchase additional FHLB Stock. The FHLB is a source of both short-term and long-term funding. The Bank must maintain sufficient qualifying collateral, as defined, to secure all outstanding advances.
The Bank has entered into an agreement under which it can borrow up to $20,000,000 from the FHLB in their Open RepoPlus product. There was an outstanding balance of $8,635,000 as of December 31, 2008. There were no borrowings under this agreement as of December 31, 2009 or December 31, 2007. There is no expiration date on the current agreement.
The Bank has entered into an agreement with the FHLB for long-term debt through their Convertible Select Loan product. The principal amount of the loan is $5,000,000 and has a two-year term, maturing on September 17, 2010. The interest rate of 2.75% is fixed for one year. The loan, at the option of the FHLB, became convertible to an adjustable-rate loan or a fixed rate loan, beginning on September 17, 2009 and quarterly thereafter. If the loan is converted to an adjustable rate loan, the Bank may repay the loan on the conversion date without a prepayment fee. Otherwise, the loan will be converted to a rate equal to the 3-month LIBOR + 31 basis points and will be subject to conversion on the next and subsequent quarterly conversion dates. Prepayment of the loan at any time other than when the loan is being converted to an adjustable-rate loan would require a prepayment fee. The debt is being used by the Bank to match-fund a specific commercial loan with similar balance and term.

13. Operating Lease Obligations
The Company has entered into a number of arrangements that are classified as operating leases. The operating leases are for several branch and office locations. The majority of the branch and office location leases are renewable at the Company’s option. Future minimum lease commitments are based on current rental payments. Rental expense charged to operations, including license fees for branch offices, was $105,000, $104,000 and $103,000 in 2009, 2008 and 2007, respectively.
The following is a summary of future minimum rental payments for the next five years required under operating leases that have initial or remaining noncancellable lease terms in excess of one year as of December 31, 2009 (in thousands):

Years ending December 31,
2010	$103
2011	97
2012	58
2013	20
2014	22
2015 and beyond	22

Total minimum payments required	$322

14. Income Taxes
The components of income tax expense for the three years ended December 31 were (in thousands):

	2009	2008	2007
Current tax expense	$1,585	$1,448	$2,005
Deferred tax expense	223	609	94

Total tax expense	$1,808	$2,057	$2,099

Income tax expense related to realized securities gains was $6,000 in 2009, $11,000 in 2008 and $5,000 in 2007.
A reconciliation of the statutory income tax expense computed at 34% to the income tax expense included in the consolidated statements of income follows (dollars in thousands):

	Years Ended December 31,
	2009	2008	2007
Income before income taxes	$6,914	$7,781	$7,533
Effective tax rate	34.0%	34.0%	34.0%

Federal tax at statutory rate	2,351	2,646	2,561
Tax-exempt interest	(439)	(398)	(298)
Net earnings on BOLI	(121)	(130)	(141)
Life insurance proceeds	—	(61)	—
Dividend from unconsolidated subsidiary	(13)	—	(34)
Stock-based compensation	14	14	15
Other permanent differences	16	(14)	(4)

Total tax expense	$1,808	$2,057	$2,099

Effective tax rate	26.1%	26.4%	27.9%

Deductible temporary differences and taxable temporary differences gave rise to a net deferred tax asset for the Company as of December 31, 2009 and 2008. The components giving rise to the net deferred tax asset are detailed below (in thousands):

	December 31,
	2009	2008
Deferred Tax Assets
Allowance for loan losses	$787	$750
Deferred directors’ compensation	654	681
Employee and director benefits	668	672
Qualified pension liability	—	296
Unrealized loss from securities impairment	208	167
Other	102	68

Total deferred tax assets	2,419	2,634

Deferred Tax Liabilities
Depreciation	(207)	(168)
Equity income from unconsolidated subsidiary	(178)	(120)
Qualified pension asset	(122)	—
Loan origination costs	(147)	(94)
Prepaid expense	(114)	(46)
Unrealized gains on securities available for sale	(398)	(369)
Annuity earnings	(39)	(44)
Goodwill	(154)	(108)

Total deferred tax liabilities	(1,359)	(949)

Net deferred tax asset included in other assets	$1,060	$1,685

The Company has concluded that the deferred tax assets are realizable (on a more likely than not basis) through the combination of future reversals of existing taxable temporary differences, certain tax planning strategies and expected future taxable income.
It is the Company’s policy to recognize interest and penalties on unrecognized tax benefits in income tax expense in the Consolidated Statements of Income. No significant income tax uncertainties were identified as a result of the Company’s evaluation of its income tax position. Therefore, the Company recognized no adjustment for unrecognized income tax benefits for the years ended December 31, 2009, 2008 and 2007. Years that remain open for potential review by the Internal Revenue Service are 2006 through 2008.

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
The Company has a dividend reinvestment and stock purchase plan. Under this plan, additional shares of Juniata Valley Financial Corp. stock may be purchased at the prevailing market prices with reinvested dividends and voluntary cash payments, within limits. To the extent that shares are not available in the open market, the Company has reserved common stock to be issued under the plan. As of October 2005, any adjustment in capitalization of the Company resulted in a proportionate adjustment to the reserve for this plan. At December 31, 2009, 141,887 shares were available for issuance under the Dividend Reinvestment Plan.
The Company periodically repurchases shares of its common stock under the share repurchase program approved by the Board of Directors. In the third quarter of 2008, the Board updated the share repurchase program, authorizing management to buy back up to an additional 200,000 shares of its common stock. Repurchases have typically been through open market transactions and have complied with all regulatory restrictions on the timing and amount of such repurchases. Shares repurchased have been added to treasury stock and accounted for at cost. These shares may be reissued for stock option exercises, employee stock purchase plan purchases and to fulfill dividend reinvestment program needs. During 2009, 12,600 shares were repurchased in conjunction with this program. Remaining shares authorized in the program were 205,936 as of December 31, 2009.
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
Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to each maintain minimum amounts and ratios (set forth in the table below) of Total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined in the regulations), and Tier I capital (as defined in the regulations) to average assets (as defined in the regulations). Management believes, as of December 31, 2009 and 2008, that the Company and the Bank met all capital adequacy requirements to which they were subject.
As of December 31, 2009, the most recent notification from the regulatory banking agencies categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum Total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the table. To the knowledge of management, there are no conditions or events since these notifications that have changed the Bank’s category.

The table below provides a comparison of the Company’s and the Bank’s risk-based capital ratios and leverage ratios to the minimum regulatory requirements for the periods indicated (dollars in thousands).
Juniata Valley Financial Corp. (Consolidated)

			Minimum Requirement
			For Capital
	Actual		Adequacy Purposes
	Amount	Ratio	Amount	Ratio
As of December 31, 2009:
Total Capital	$51,773	18.49%	$22,396	8.00%
(to Risk Weighted Assets)
Tier 1 Capital	49,054	17.52%	11,198	4.00%
(to Risk Weighted Assets)
Tier 1 Capital	49,054	11.33%	17,318	4.00%
(to Average Assets)

As of December 31, 2008:
Total Capital	$49,959	18.26%	$21,888	8.00%
(to Risk Weighted Assets)
Tier 1 Capital	47,349	17.31%	10,944	4.00%
(to Risk Weighted Assets)
Tier 1 Capital	47,349	11.11%	17,054	4.00%
(to Average Assets)
The Juniata Valley Bank

					Minimum Regulatory
					Requirements to be
			Minimum Requirement		“Well Capitalized”
			For Capital		under Prompt
	Actual		Adequacy Purposes		Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2009:
Total Capital	$45,675	16.54%	$22,086	8.00%	$27,608	10.00%
(to Risk Weighted Assets)
Tier 1 Capital	42,956	15.56%	11,043	4.00%	16,565	6.00%
(to Risk Weighted Assets)
Tier 1 Capital	42,956	10.01%	17,168	4.00%	21,460	5.00%
(to Average Assets)

As of December 31, 2008:
Total Capital	$44,191	16.38%	$21,589	8.00%	$26,987	10.00%
(to Risk Weighted Assets)
Tier 1 Capital	41,581	15.41%	10,795	4.00%	16,192	6.00%
(to Risk Weighted Assets)
Tier 1 Capital	41,581	9.78%	17,006	4.00%	21,258	5.00%
(to Average Assets)
Certain restrictions exist regarding the ability of the Bank to transfer funds to the Company in the form of cash dividends, loans or advances. At December 31, 2009, $36,478,000 of undistributed earnings of the Bank, included in the consolidated stockholders’ equity, was available for distribution to the Company as dividends without prior regulatory approval, subject to regulatory capital requirements above.

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

	Years Ended December 31,
	2009	2008	2007
	(Amounts, except earnings per share, in thousands)

Net income	$5,106	$5,724	$5,434

Weighted-average common shares outstanding	4,341	4,376	4,435

Basic earnings per share	$1.18	$1.31	$1.23

Weighted-average common shares outstanding	4,341	4,376	4,435

Common stock equivalents due to effect of stock options	4	10	9

Total weighted-average common shares and equivalents	4,345	4,386	4,444

Diluted earnings per share	$1.18	$1.31	$1.22

Anti-dilutive stock options outstanding	73	33	21

17. Comprehensive Income
GAAP requires that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available for sale securities, are reported as a separate component of the equity section of the consolidated balance sheet, such items, along with net income, are components of comprehensive income. Components of comprehensive income consist of the following (in thousands):

	Year ended December 31, 2009
	Before	Tax (Expense)
	Tax	or	Net-of-Tax
	Amount	Benefit	Amount
Net income	$6,914	$(1,808)	$5,106
Other comprehensive income (loss):
Unrealized losses on available for sale securities:
Unrealized holding losses arising during the period	(79)	27	(52)
Unrealized holding losses from unconsolidated subsidiary	(17)	—	(17)
Less reclassification adjustment for:
gains included in net income	(17)	6	(11)
securities impairment charge	226	(77)	149
Unrecognized pension net gain	413	(140)	273
Unrecognized pension cost due to change in assumptions	(7)	2	(5)
Amortization of pension prior service cost	(2)	1	(1)
Amortization of pension net actuarial loss	161	(55)	106

Other comprehensive income	678	(236)	442

Total comprehensive income	$7,592	$(2,044)	$5,548

	Year ended December 31, 2008
	Before	Tax (Expense)
	Tax	or	Net-of-Tax
	Amount	Benefit	Amount
Net income	$7,781	$(2,057)	$5,724
Other comprehensive income (loss):
Unrealized gains on available for sale securities :
Unrealized holding gains arising during the period	324	(110)	214
Unrealized holding gains from unconsolidated subsidiary	5	—	5
Less reclassification adjustment for:
gains included in net income	(33)	11	(22)
securities impairment charge	554	(188)	366
Unrecognized pension net loss	(1,894)	644	(1,250)
Unrecognized pension cost due to change in assumptions	(42)	14	(28)
Amortization of pension prior service cost	(2)	1	(1)
Amortization of pension net actuarial loss	38	(12)	26

Other comprehensive loss	(1,050)	360	(690)

Total comprehensive income	$6,731	$(1,697)	$5,034

	Year ended December 31, 2007
	Before	Tax (Expense)
	Tax	or	Net-of-Tax
	Amount	Benefit	Amount
Net income	$7,533	$(2,099)	$5,434
Other comprehensive income (loss):
Unrealized gains on available for sale securities :
Unrealized holding gains arising during the period	353	(120)	233
Unrealized holding gains from unconsolidated subsidiary	14	—	14
Less reclassification adjustment for:
gains included in net income	(14)	5	(9)
securities impairment charge	33	(11)	22
Unrecognized pension net gain	374	(127)	247
Amortization of pension prior service cost	(2)	—	(2)
Amortization of pension net actuarial loss	54	(18)	36

Other comprehensive income	812	(271)	541

Total comprehensive income	$8,345	$(2,370)	$5,975

Components of accumulated other comprehensive loss, net of tax as of December 31 of each of the last three years consist of the following (in thousands):

	12/31/2009	12/31/2008	12/31/2007
Unrealized gains on available for sale securities	$776	$707	$144
Unrecognized expense for defined benefit pension	(1,581)	(1,954)	(701)

Accumulated other comprehensive loss	$(805)	$(1,247)	$(557)

18. Fair Value Measurements
ASC Topic 820, Fair Value Measurements and Disclosures, is effective January 1, 2008, for financial assets and financial liabilities and on January 1, 2009, for non-financial assets and non-financial liabilities. This guidance defines fair value, establishes a framework for measuring fair value under generally accepted accounting principles and expands disclosures about fair value measurements.
Fair value measurement and disclosure guidance defines fair value as the price that would be received to sell the asset or transfer the liability in an orderly transaction (that is, not a forced liquidation or distressed sale) between market participants at the measurement date under current market conditions. Additional guidance is provided on determining when the volume and level of activity for the asset or liability has significantly decreased. The guidance also includes guidance on identifying circumstances when a transaction may not be considered orderly.
Fair value measurement and disclosure guidance provides a list of factors that a reporting entity should evaluate to determine whether there has been a significant decrease in the volume and level of activity for the asset or liability in relation to normal market activity for the asset or liability. When the reporting entity concludes there has been a significant decrease in the volume and level of activity for the asset or liability, further analysis of the information from that market is needed, and significant adjustments to the related prices may be necessary to estimate fair value in accordance with fair value measurement and disclosure guidance.
This guidance clarifies that when there has been a significant decrease in the volume and level of activity for the asset or liability, some transactions may not be orderly. In those situations, the entity must evaluate the weight of the evidence to determine whether the transaction is orderly. The guidance provides a list of circumstances that may indicate that a transaction is not orderly. A transaction price that is not associated with an orderly transaction is given little, if any, weight when estimating fair value.
Fair value measurement and disclosure guidance defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. A fair value measurement assumes that the transaction to sell the asset or transfer the liability occurs in the principal market for the asset or liability or, in the absence of a principal market, the most advantageous market for the asset or liability. The price in the principal (or most advantageous) market used to measure the fair value of the asset or liability is not to be adjusted for transaction costs. An orderly transaction is a transaction that assumes exposure to the market for a period prior to the measurement date to allow for marketing activities that are usual and customary for transactions involving such assets and liabilities; it is not a forced transaction. Market participants are buyers and sellers in the principal market that are (i) independent, (ii) knowledgeable, (iii) able to transact and (iv) willing to transact.

Fair value measurement and disclosure guidance requires the use of valuation techniques that are consistent with the market approach, the income approach and/or the cost approach. The market approach uses prices and other relevant information generated by market transactions involving identical or comparable assets and liabilities. The income approach uses valuation techniques to convert future amounts, such as cash flows or earnings, to a single present amount on a discounted basis. The cost approach is based on the amount that currently would be required to replace the service capacity of an asset (replacement cost). Valuation techniques should be consistently applied. Inputs to valuation techniques refer to the assumptions that market participants would use in pricing the asset or liability. Inputs may be observable, meaning those that reflect the assumptions market participants would use in pricing the asset or liability developed based on market data obtained from independent sources, or unobservable, meaning those that reflect the reporting entity’s own assumptions about the assumptions market participants would use in pricing the asset or liability developed based on the best information available in the circumstances. In that regard, the guidance establishes a fair value hierarchy for valuation inputs that gives the highest priority to quoted prices in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The fair value hierarchy is as follows:
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
A description of the valuation methodologies used for instruments measured at fair value, as well as the general classification of such instruments pursuant to the valuation hierarchy, is set forth below. These valuation methodologies were applied to all of the Company’s financial assets and financial liabilities carried at fair value effective January 1, 2008.
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
Securities Available for Sale. Debt securities classified as available for sale are reported at fair value utilizing Level 2 inputs. For these securities, the Company obtains fair value measurement from an independent pricing service. The fair value measurements consider observable data that may include dealer quotes, market spreads, cash flows, the U.S. Treasury yield curve, live trading levels, trade execution data, market consensus prepayment speeds, credit information and the bond’s terms and conditions, among other things. Equity securities classified as available for sale are reported at fair value using Level 1 inputs.
Impaired Loans. Certain impaired loans are reported on a non-recurring basis at the fair value of the underlying collateral if repayment is expected solely from the collateral. Collateral values are estimated using Level 3 inputs based on customized discounting criteria.
Other Real Estate Owned. Assets included in other real estate owned are reported at fair value on a non-recurring basis. Values are estimated using Level 3 inputs, based on appraisals that consider the sales prices of similar properties in the proximate vicinity.

The following table summarizes financial assets and financial liabilities measured at fair value as of December 31, 2009 and December 31, 2008, segregated by the level of the valuation inputs within the fair value hierarchy utilized to measure fair value (in thousands).

		(Level 1)	(Level 2)	(Level 3)
		Quoted Prices in	Significant	Significant
		Active Markets	Other	Other
	December 31,	for Identical	Observable	Unobservable
	2009	Assets	Inputs	Inputs
Measured at fair value on a recurring basis:
Equity securities available-for-sale	$865	$865	$—	$—
Debt securities available-for-sale	76,491		76,491	—
Measured at fair value on a non-recurring basis:
Impaired loans	1,167	—	—	1,167
Other real estate owned	476	—	—	476

		(Level 1)	(Level 2)	(Level 3)
		Quoted Prices in	Significant	Significant
		Active Markets	Other	Other
	December 31,	for Identical	Observable	Unobservable
	2008	Assets	Inputs	Inputs
Measured at fair value on a recurring basis:
Equity securities available-for-sale	$1,014	$1,014	$—	$—
Debt securities available-for-sale	63,307		63,307	—
Measured at fair value on a non-recurring basis:
Impaired loans	370	—	—	370
Other real estate owned	305	—	—	305
Certain non-financial assets and non-financial liabilities measured at fair value on a recurring basis include reporting units measured at fair value in the first step of a goodwill impairment test. Certain non-financial assets measured at fair value on a non-recurring basis include non-financial assets and non-financial liabilities measured at fair value in the second step of a goodwill impairment test, as well as intangible assets and other non-financial long-lived assets measured at fair value for impairment assessment. As stated above, this guidance was applicable to these fair value measurements beginning January 1, 2009 and were not significant at December 31, 2009.
Fair Value of Financial Instruments
The estimated fair values of the Company’s financial instruments are as follows (in thousands):
Financial Instruments
(in thousands)

	December 31, 2009		December 31, 2008
	Carrying	Fair	Carrying	Fair
	Value	Value	Value	Value
Financial assets:
Cash and due from banks	$18,613	$18,613	$12,264	$12,264
Interest bearing deposits with banks	82	82	193	193
Federal funds sold	1,200	1,200	—	—
Interest bearing time deposits with banks	1,420	1,447	5,325	5,471
Securities	77,356	77,356	64,321	64,321
Restricted investment in FHLB stock	2,197	2,197	2,197	2,197
Total loans, net of unearned interest	308,911	321,342	312,522	323,289
Accrued interest receivable	2,284	2,284	2,315	2,315

Financial liabilities:
Non-interest bearing deposits	55,030	55,030	54,200	54,200
Interest bearing deposits	322,367	327,724	302,831	306,500
Securities sold under agreements to repurchase	3,207	3,207	1,944	1,944
Short-term borrowings	—	—	8,635	8,635
Long-term debt	5,000	5,077	5,000	5,021
Other interest bearing liabilities	1,146	1,148	1,096	1,096
Accrued interest payable	681	681	801	801

Off-balance sheet financial instruments:
Commitments to extend credit	—	—	—	—
Letters of credit	—	—	—	—

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
Securities Available for Sale — Debt securities classified as available for sale are reported at fair value utilizing Level 2 inputs. For these securities, the Company obtains fair value measurement from an independent pricing service. The fair value measurements consider observable data that may include dealer quotes, market spreads, cash flows, the U.S. Treasury yield curve, live trading levels, trade execution data, market consensus prepayment speeds, credit information and the bond’s terms and conditions, among other things. Equity securities classified as available for sale are reported at fair value using Level 1 inputs.
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
Long-term debt — The fair values of long-term debt are estimated using discounted cash flow analysis, based on incremental borrowing rates for similar types of borrowing arrangements.
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

19. Employee Benefit Plans
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
The Plan is administered by a committee of the Board of Directors, whose members are not eligible to receive options under the Plan. The Committee determines, among other things, which officers and key employees will receive options, the number of shares to be subject to each option, the option price and the duration of the option. Options vest over three to five years and are exercisable at the grant price, which is at least the fair market value of the stock on the grant date. These options are scheduled to expire through October 20, 2019. The aggregate number of shares that may be issued upon the exercise of options under the Plan is 440,000 shares, with 326,127 shares available for grant as of December 31, 2009. The Plan’s options outstanding at December 31, 2009 have exercise prices between $14.10 and $24.00, with a weighted average exercise price of $18.71 and a weighted average remaining contractual life of 6.0 years.
As of December 31, 2009, there was $106,000 of total unrecognized compensation cost related to nonvested share-based compensation arrangements granted under the Plan. That cost is expected to be recognized through 2014.
Cash received from option exercises under the Plan for the years ended December 31, 2009, 2008 and 2007 was $95,000, $36,000, and $28,000, respectively.
A summary of the status of the Plan as of December 31, 2009, 2008 and 2007, and changes during the years ending on those dates is presented below:

	2009		2008		2007
		Weighted		Weighted		Weighted
		Average		Average		Average
		Exercise		Exercise		Exercise
	Shares	Price	Shares	Price	Shares	Price
Outstanding at beginning of year	85,985	$18.73	79,512	$18.31	65,746	$17.83
Granted	19,864	17.22	13,317	21.10	15,513	20.05
Exercised	(6,698)	14.14	(2,477)	14.72	(1,747)	15.77
Forfeited	(1,678)	20.02	(4,367)	20.59	—

Outstanding at end of year	97,473	$18.71	85,985	$18.73	79,512	$18.31

Options exercisable at year-end	61,254	$18.62	58,187	$17.69	49,035	$16.79

Weighted-average fair value of of options granted during the year	$2.75		$3.37		$3.92

Intrinsic value of options exercised during the year	$15,792		$15,598		$9,058

The following table summarizes characteristics of stock options as of December 31, 2009:

		Outstanding			Exercisable
			Contractual	Average		Average
	Exercise		Average Life	Exercise		Exercise
Grant Date	Price	Shares	(Years)	Price	Shares	Price
11/20/2001	$14.10	5,626	1.35	$14.10	5,626	$14.10
11/19/2002	14.25	8,978	2.41	14.25	8,978	14.25
11/18/2003	15.13	10,030	2.95	15.13	10,030	15.13
11/15/2004	20.25	7,832	3.75	20.25	7,832	20.25
10/18/2005	24.00	9,150	4.32	24.00	8,528	24.00
10/17/2006	21.00	9,716	5.71	21.00	8,227	21.00
10/16/2007	20.05	12,960	6.70	20.05	8,014	20.05
10/21/2008	21.10	13,317	8.81	21.10	4,019	21.10
10/20/2009	17.22	19,864	9.80	17.22	—
Defined Benefit Retirement Plan
The Company sponsors a defined benefit retirement plan which covered substantially all of its employees through December 31, 2007. As of January 1, 2008, the plan was amended to close the plan to new entrants. All active participants as of December 31, 2007 became 100% vested in their accrued benefit and, as long as they remain eligible will continue to accrue benefits until retirement. The benefits are based on years of service and the employees’ compensation. The Company’s funding policy is to contribute annually no more than the maximum amount that can be deducted for federal income tax purposes. Contributions are intended to provide not only for benefits attributed to service to date but also for those expected to be earned in the future. The Company does not expect to contribute to the defined benefit plan in 2010.
Management expects that approximately $280,000 will be recorded as net periodic expense for the defined benefit plan, which includes 2010’s service cost and expected amortization out of accumulated other comprehensive income in 2010.
The following table sets forth by level, within the fair value hierarchy, the defined benefit retirement’s plan assets at fair value as of December 31, 2009 (in thousands):

		(Level 1)	(Level 2)	(Level 3)
		Quoted Prices in	Significant	Significant
		Active Markets	Other	Other
	December 31,	for Identical	Observable	Unobservable
	2009	Assets	Inputs	Inputs
Measured at fair value on a recurring basis:
Bank certificates of deposit	$2,705	$2,705	$—	$—
U.S. Government and agency securities	127	—	127	—
Corporate bonds and notes	1,734	—	1,734	—
Mutual funds	2,534	2,534	—	—
Common stocks	4	4	—	—
Short-term investment	1,257	1,257	—	—

	$8,361	$6,500	$1,861	$—

The measurement date for the defined benefit plan is December 31. Information pertaining to the activity in the defined benefit plan is as follows (in thousands):

	Years ended December 31,
	2009	2008
Change in projected benefit obligation (PBO)

PBO at beginning of year	$7,585	$7,041
Service cost	187	179
Interest cost	449	441
Actuarial loss	104	221
Benefits paid	(323)	(297)

PBO at end of year	$8,002	$7,585

Change in plan assets

Fair value of plan assets at beginning of year	$6,715	$6,102
Actual return on plan assets, net of expenses	969	(1,290)
Employer contribution	1,000	2,200
Benefits paid	(323)	(297)

Fair value of plan assets at end of year	$8,361	$6,715

Reconciliation of funded status to net amount recognized

Over (under) funded status	$359	$(870)

Accumulated benefit obligation	$6,731	$6,606
Pension expense included the following components for the years ended December 31 (in thousands):

	2009	2008	2007

Service cost during the year	$187	$179	$281
Interest cost on projected benefit obligation	449	441	387
Expected return on plan assets	(459)	(425)	(392)
Net amortization	(2)	(2)	(2)
Recognized net actuarial loss	161	39	54

Net periodic benefit cost	$336	$232	$328

Assumptions used to determine benefit obligations were:

	2009	2008	2007
Discount rate	6.00%	6.00%	6.25%
Rate of compensation increase	4.00	4.00	4.25
Assumptions used to determine the net periodic benefit cost were:

	2009	2008	2007
Discount rate	6.00%	6.00%	5.75%
Expected long-term return on plan assets	7.00	7.00	7.00
Rate of compensation increase	4.00	4.00	3.75
The investment strategy and investment policy for the retirement plan is to target the plan assets to contain 50% equity and 50% fixed income securities. The asset allocation as of December 31, 2009 is approximately 55% fixed income securities, 30% equities and 15% cash equivalents.
Future expected benefit payments (in thousands):

	2010	2011	2012	2013	2014	2015-2019

Estimated future benefit payments	$375	$374	$386	$397	$418	$2,378

Defined Contribution Plan
The Company has a Defined Contribution Plan under which employees, through payroll deductions, are able to defer portions of their compensation. The plan was established in 1994 and, until 2008, the Company had made no contribution to the plan in any form. During 2007, the plan was amended so that, effective January 1, 2008, the Company makes an annual non-elective fully vested contribution equal to 3% of compensation to each eligible participant. As of December 31, 2009, a liability of $165,000 was recorded to satisfy this obligation, and will be credited to employees’ accounts by March 31, 2010. Expense incurred under this plan was $165,000 and $154,000 in 2009 and 2008, respectively.
Employee Stock Purchase Plan
The Company has an Employee Stock Purchase Plan under which employees, through payroll deductions, are able to purchase shares of stock annually. The option price of the stock purchases is between 95% and 100% of the fair market value of the stock on the offering termination date as determined annually by the Board of Directors. The maximum number of shares which employees may purchase under the Plan is 250,000; however, the annual issuance of shares may not exceed 5,000 shares plus any unissued shares from prior offerings. There were 2,434 shares issued in 2009, 2,088 shares issued in 2008 and 939 shares issued in 2007 under this plan. At December 31, 2009, there were 197,640 shares reserved for issuance under the Employee Stock Purchase Plan.
Supplemental Retirement Plans
The Company has non-qualified supplemental retirement plans for directors and key employees. At December 31, 2009 and 2008, the present value of the future liability was $932,000 and $1,022,000, respectively. For the years ended December 31, 2009, 2008 and 2007, $104,000, $64,000 and $127,000, respectively, was charged to expense in connection with these plans. The Company offsets the cost of these plans through the purchase of bank-owned life insurance and annuities. See Note 7.
Deferred Compensation Plans
The Company has entered into deferred compensation agreements with certain directors to provide each director an additional retirement benefit, or to provide their beneficiary a benefit, in the event of pre-retirement death. At December 31, 2009 and 2008, the present value of the future liability was $1,923,000 and $2,004,000, respectively. For the years ended December 31, 2009, 2008 and 2007, $106,000, $124,000 and $152,000, respectively, was charged to expense in connection with these plans. The Company offsets the cost of these plans through the purchase of bank-owned life insurance. See Note 7.
Salary Continuation Plans
The Company has non-qualified salary continuation plans for key employees. At December 31, 2009 and 2008, the present value of the future liability was $1,031,000 and $953,000, respectively. For the years ended December 31, 2009, 2008 and 2007, $104,000, $13,000 and $131,000, respectively, was charged to expense in connection with these plans. The Company offsets the cost of these plans through the purchase of bank-owned life insurance. See Note 7.
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

A summary of the Company’s financial instrument commitments is as follows (in thousands):

	December 31,
	2009	2008
Commitments to grant loans	$31,587	$32,590
Unfunded commitments under lines of credit	15,002	15,148
Outstanding letters of credit	974	639
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
Outstanding letters of credit are instruments issued by the Bank that guarantee the beneficiary payment by the Bank in the event of default by the Bank’s customer in the non-performance of an obligation or service. Most letters of credit are extended for one year periods. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Bank holds collateral supporting those commitments for which collateral is deemed necessary. The amount of the liability as of December 31, 2009 and 2008 for guarantees under letters of credit issued is not material.
The maximum undiscounted exposure related to these guarantees at December 31, 2009 was $974,000, and the approximate value of underlying collateral upon liquidation that would be expected to cover this maximum potential exposure was $3,271,000.
21. Related-Party Transactions
The Bank has granted loans to certain of its executive officers, directors and their related interests. These loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons and, in the opinion of management, do not involve more than normal risk of collection. The aggregate dollar amount of these loans was $2,036,000 and $2,045,000 at December 31, 2009 and 2008, respectively. During 2009, $550,000 of new loans were made and repayments totaled $559,000. None of these loans were past due, in non-accrual status or restructured at December 31, 2009.
22. Commitments And Contingent Liabilities
In 2005, the Company extended an agreement to obtain data processing services from an outside service bureau through June 2010. The Company has given proper notice to this outside service bureau to terminate the agreement as of June 2010. No termination penalty was assessed; however, deconversion fees estimated to be approximately $180,000 must be paid during 2010 as the deconversion process takes place. An agreement to obtain technology outsourcing services through a different outside service bureau has been completed as of December 21, 2009, and those services will begin in June 2010. The agreement provides for termination fees if the Company cancels the services prior to the end of the 8-year commitment period. The termination fee shall be an amount equal to one hundred percent of the estimated remaining value of the terminated services if terminated in the first contract year, ninety percent of the estimated remaining value of the terminated services if terminated in the second contract year, eighty percent and seventy percent of the remaining value of the terminated services if terminated in the third and fourth contract years, respectively, and sixty percent of the remaining value of the terminated services if terminated in contract years five through eight. Termination fees are estimated to be approximately $4,224,000 at December 31, 2009. Further, the Company expects to incur costs of approximately $113,000 relating to conversion to and implementation of the new core processing system.

The Company, from time to time, may be a defendant in legal proceedings relating to the conduct of its banking business. Most of such legal proceedings are a normal part of the banking business and, in management’s opinion, the consolidated financial condition and results of operations of the Company would not be materially affected by the outcome of such legal proceedings.
23. Subsequent Events
In January 2010, the Board of Directors declared a dividend of $0.20 per share for the first quarter of 2010 to shareholders of record on February 15, payable on March 1, 2010.
24. Juniata Valley Financial Corp. (Parent Company Only)

Financial information:
CONDENSED BALANCE SHEETS
(in thousands)

	December 31,
	2009	2008
ASSETS:
Cash and cash equivalents	$451	$194
Interest bearing deposits with banks	75	155
Investment in bank subsidiary	44,554	42,798
Investment in unconsolidated subsidiary	3,338	3,176
Investment securities available for sale	2,097	2,040
Other assets	113	151

TOTAL ASSETS	$50,628	$48,514

LIABILITIES:
Income tax payable	$—	$29
Accounts payable and other liabilities	25	—

STOCKHOLDERS’ EQUITY	50,603	48,485

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$50,628	$48,514

CONDENSED STATEMENTS OF INCOME
(in thousands)

	Years Ended December 31,
	2009	2008	2007
INCOME:
Interest on deposits with banks	$8	$10	$17
Interest and dividends on investment securities available for sale	48	103	168
Dividends from bank subsidiary	3,765	2,611	4,968
Income from unconsolidated subsidiary	217	207	192
Securities impairment charge	(153)	(554)	—
Gain (Loss) on the sale of investment securities	(5)	5	—

TOTAL INCOME	3,880	2,382	5,345
EXPENSE:
Non-interest expense	102	111	153

TOTAL EXPENSE	102	111	153

INCOME BEFORE INCOME TAXES (BENEFIT) AND EQUITY IN UNDISTRIBUTED NET INCOME OF SUBSIDIARY	3,778	2,271	5,192
Income tax expense (benefit)	(22)	(131)	32

	3,800	2,402	5,160
Undistributed net income of subsidiary	1,306	3,322	274

NET INCOME	$5,106	$5,724	$5,434

CONDENSED
STATEMENTS OF CASH FLOWS
(in thousands)

	Years Ended December 31,
	2009	2008	2007
Cash flows from operating activities:
Net income	$5,106	$5,724	$5,434
Adjustments to reconcile net income to net cash provided by operating activities:
Undistributed net income of subsidiary	(1,306)	(3,322)	(274)
Net amortization of securities premiums	2	3	—
Realized losses (gains) on sales of investment securities	5	(5)	—
Securities impairment charges	153	554	—
Income from unconsolidated subsidiary, net of dividends of $46, $0 and $126	(171)	(207)	(66)
Decrease in interest and other assets	5	73	355
Decrease in taxes payable	(29)	(9)	(64)
Increase (decrease) in accounts payable and other liabilities	25	(6)	32

Net cash provided by operating activities	3,790	2,805	5,417

Cash flows from investing activities:
Purchases of available for sale securities	(1,492)	(720)	(762)
Proceeds from the sale of available for sale securities	4	5	—
Proceeds from the maturity and principal repayments of available for sale investment securities	1,345	2,350	340
Proceeds from the maturity of interest bearing time deposits	80	200	135

Net cash (used in) provided by investing activities	(63)	1,835	(287)

Cash flows from financing activities:
Cash dividends	(3,386)	(3,241)	(4,210)
Purchase of treasury stock	(217)	(1,518)	(1,069)
Treasury stock issued for dividend reinvestment and employee stock purchase plan	133	78	47

Net cash used in financing activities	(3,470)	(4,681)	(5,232)

Net increase (decrease) in cash and cash equivalents	257	(41)	(102)
Cash and cash equivalents at beginning of year	194	235	337

Cash and cash equivalents at end of year	$451	$194	$235

25. Quarterly Results Of Operations (Unaudited)
The unaudited quarterly results of operations for the years ended December 31, 2009 and 2008 follow (in thousands, except per-share data):

	2009 Quarter ended
	March 31	June 30	September 30	December 31
Total interest income	$5,936	$5,915	$5,747	$5,670
Total interest expense	1,919	1,862	1,812	1,686

Net interest income	4,017	4,053	3,935	3,984
Provision for loan losses	135	77	165	250
Gains (losses) from the sale of assets	6	27	(33)	(2)
Securities impairment charge	—	(226)	—	—
Other income	1,236	1,108	985	1,070
Other expense	3,191	3,315	3,004	3,109

Income before income taxes	1,933	1,570	1,718	1,693
Income tax expense	523	405	430	450

Net income	$1,410	$1,165	$1,288	$1,243

Per-share data:
Basic earnings	$.32	$.27	$.30	$.29
Diluted earnings	.32	.27	.30	.29
Cash dividends	.19	.19	.20	.20

	2008 Quarter ended
	March 31	June 30	September 30	December 31
Total interest income	$6,363	$6,283	$6,345	$6,239
Total interest expense	2,481	2,320	2,223	2,033

Net interest income	3,882	3,963	4,122	4,206
Provision for loan losses	32	112	147	130
Gains (losses) from the sale of assets	7	87	(9)	6
Securities impairment charge	—	(393)	—	(161)
Other income	1,125	1,228	1,112	1,035
Other expense	3,041	2,945	3,098	2,924

Income before income taxes	1,941	1,828	1,980	2,032
Income tax expense	539	431	529	558

Net income	$1,402	$1,397	$1,451	$1,474

Per-share data:
Basic earnings	$.32	$.32	$.33	$.34
Diluted earnings	.32	.32	.33	.34
Cash dividends	.18	.18	.19	.19

Common Stock Market Prices and Dividends
The common stock of Juniata Valley Financial Corp. is quoted under the symbol “JUVF.OB” on the over-the-counter (“OTC”) Electronic Bulletin Board, a regulated electronic quotation service made available through, and governed by, the NASDAQ system. As of December 31, 2009, the number of stockholders of record of the Company’s common stock was 1,799.
Prices presented below are bid prices between broker-dealers, which do not include retail mark-ups or markdowns or any commission to the broker-dealer. The published bid prices do not necessarily reflect prices in actual transactions.

	2009
			Dividends
Quarter Ended	High	Low	Declared
March 31	$19.00	$16.00	$0.19
June 30	18.50	16.00	0.19
September 30	18.00	16.80	0.20
December 31	17.95	17.10	0.20

	2008
			Dividends
Quarter Ended	High	Low	Declared
March 31	$21.50	$19.50	$0.18
June 30	21.50	20.05	0.18
September 30	22.00	19.60	0.19
December 31	21.15	19.00	0.19
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
All reports filed electronically by Juniata Valley Financial Corp. with the United States Securities and Exchange Commission (SEC), including the Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, as well as any amendments to those reports, are also accessible at no cost on the SEC’s web site at www.SEC.gov.
Additionally, a copy of the Company’s Annual Report to the SEC on Form 10-K for the year ended December 31, 2009 will be supplied without charge (except for exhibits) upon written request. Please direct all inquiries to Ms. JoAnn McMinn, as detailed above.
Pursuant to Part 350 of FDIC’s Annual Disclosure Regulation, Juniata Valley Financial Corp. will make available to you upon request, financial information about The Juniata Valley Bank. Please contact:
Ms. Danyelle Pannebaker
The Juniata Valley Bank
P.O. Box 66
Mifflintown, PA 17059
Investment Considerations
In analyzing whether to make, or to continue, an investment in Juniata Valley Financial Corp., investors should consider, among other factors, the information contained in this Annual Report and certain investment considerations and other information more fully described in our Annual Report on Form 10-K for the year ended December 31, 2009, a copy of which can be obtained as described above.
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
Annual Meeting of Shareholders
The Annual Meeting of Shareholders of Juniata Valley Financial Corp. will be held at 10:30 a.m., on Tuesday, May 18, 2010 at the Quality Inn Suites, 13015 Ferguson Valley Road, Burnham, Pennsylvania.