Form 10-K, Exhibit 13
period 2010-12-31
JUNIATA VALLEY FINANCIAL CORP
filed 2011-03-15
CIK 714712

Exhibit 13.1

Five-Year Financial Summary — Selected Financial Data

	2010	2009	2008	2007	2006
	(In thousands of dollars, except share and per share data)
BALANCE SHEET INFORMATION
at December 31
Assets	$435,753	$442,109	$428,084	$420,146	$415,931
Deposits	376,790	377,397	357,031	359,457	355,169
Loans, net of allowance for loan losses	295,278	308,911	312,522	295,678	303,246
Investments	83,356	80,973	71,843	73,676	65,619
Intangible assets	254	299	344	389	434
Goodwill	2,046	2,046	2,046	2,046	2,046
Short-term borrowings	3,314	3,207	10,579	5,431	6,112
Long-term debt	—	5,000	5,000	—	—
Stockholders’ equity	49,976	50,603	48,485	48,572	47,786
Number of shares outstanding	4,257,765	4,337,587	4,341,055	4,409,445	4,457,934

Average for the year
Assets	439,130	435,285	428,744	424,847	414,048
Stockholders’ equity	50,654	49,514	48,674	47,635	47,503
Weighted average shares outstanding	4,297,443	4,341,097	4,376,077	4,434,859	4,480,245

INCOME STATEMENT INFORMATION
Years Ended December 31
Total interest income	$21,574	$23,268	$25,230	$26,723	$24,663
Total interest expense	5,502	7,279	9,057	11,060	10,111

Net interest income	16,072	15,989	16,173	15,663	14,552
Provision for loan losses	741	627	421	120	54
Other income	3,934	4,171	4,037	4,199	3,830
Other expenses	12,720	12,619	12,008	12,209	11,245

Income before income taxes	6,545	6,914	7,781	7,533	7,083
Federal income tax expense	1,630	1,808	2,057	2,099	2,081

Net income	$4,915	$5,106	$5,724	$5,434	$5,002

PER SHARE DATA
Earnings per share — basic	$1.14	$1.18	$1.31	$1.23	$1.12
Earnings per share — diluted	1.14	1.18	1.31	1.22	1.11
Cash dividends	0.82	0.78	0.74	0.95	0.66
Book value	11.74	11.67	11.17	11.02	10.72

FINANCIAL RATIOS
Return on average assets	1.12%	1.17%	1.34%	1.28%	1.21%
Return on average equity	9.70	10.31	11.76	11.41	10.53
Dividend payout	71.72	66.31	56.62	77.48	59.12
Average equity to average assets	11.54	11.38	11.35	11.21	11.47
Loans to deposits (year end)	78.37	81.85	87.53	82.26	85.38

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
FORWARD LOOKING STATEMENTS
The information contained in this Annual Report contains forward looking statements (as such term is defined in the Securities Exchange Act of 1934 and the regulations thereunder) including, without limitation, statements as to future loan and deposit volumes, the allowance and provision for possible loan losses, future interest rates and their effect on the Company’s financial condition or results of operations, the classification of the Company’s investment portfolio and other statements which are not historical facts or as to trends or management’s intentions, plans, beliefs, expectations or opinions. Such forward looking statements are subject to risks and uncertainties and may be affected by various factors which may cause actual results to differ materially from those in the forward looking statements including, without limitation, the effect of economic conditions and related uncertainties, the effect of interest rates on the Company, federal and state government regulation and competition. Certain of these risks, uncertainties and other factors are discussed in this Annual Report or in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, a copy of which may be obtained from the Company upon request and without charge (except for the exhibits thereto).
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
The Bank provides a full range of consumer and commercial services. Consumer services include Internet and telephone banking, an automated teller machine network, personal checking accounts, interest checking accounts, savings accounts, insured money market accounts, debit cards, fixed and variable rate certificates of deposit, club accounts, secured and unsecured installment loans, construction and mortgage loans, safe deposit facilities, credit lines with overdraft checking protection, individual retirement accounts, health savings accounts, on-line bill payment and other on-line services. Commercial banking services include small and high-volume business checking accounts, on-line account management services, ACH origination, payroll direct deposit, commercial lines and letters of credit, commercial term and demand loans and repurchase agreements. The Bank also provides a variety of trust, asset management and estate services. The Bank offers annuities, mutual funds, stock and bond brokerage services and long-term care insurance products through an arrangement with a broker-dealer and insurance brokers. Management believes the Company has a relatively stable deposit base with no major seasonal depositor or group of depositors. Most of the Company’s commercial customers are small and mid-sized businesses in central Pennsylvania.

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
Focus of Management
The management of Juniata believes that it is important to know who and what we are in order to be successful. We must be aligned in our efforts to achieve goals. We’ve identified the four characteristics that define the Company and the personnel that support it. We are Committed, Capable, Caring and Connected. Management seeks to be the preeminent financial institution in its market area and measures its success by five key elements.
Shareholder Satisfaction
Above all else, management is committed to maximizing the value of our shareholders’ investment, through both stock value appreciation and dividend returns. Remaining connected to our communities will allow us to identify the financial needs of our market and to deliver those products and services capably. In doing so, we will profitably grow the balance sheet and enhance core earnings, while maintaining capital and liquidity levels well exceeding all regulatory guidelines.
Customer Relationships
We are committed to maximizing customer satisfaction. We are sensitive to the expanding array of financial services and financial service providers available to our customers, both locally and globally. We are committed to fostering a complete customer relationship by helping clients identify their current and future financial needs and offering practical and affordable solutions to both. As our customers’ lifestyles change, the channels through which we deliver our services must change as well. One element of the Company’s strategic plan is to provide connection through every means available, wherever we are needed: stand-alone branch, in-store boutique, ATM or via on-line and mobile banking anywhere internet or cell phone signals can be received.
Balance Sheet Growth
We are capable of profitable balance sheet growth. The industry has fallen prey to the mistaken belief that rapid growth is a substitute for careful fiscal and strategic management. It is our goal to continue quality growth despite intense competition by paying careful attention to the needs of our customers. We will continue to maintain the high credit standards that may have resulted in negative growth in 2010, knowing that lending under the right circumstances is the proper way to maintain soundness and profitability. We believe we consistently pay fair market rates on all deposits, and have invested wisely and conservatively in compliance with self-imposed standards, minimizing risk of asset impairment. We aspire to increase our market share within the current communities that we serve, and to expand in contiguous areas through acquisition and investment. As part of our strategic plan for growth, we continue to actively seek opportunities for acquisitions of branches or stakes in other financial institutions, similar to those that have occurred in recent years.

Operating Results
We are capable of producing profitability ratios that exceed those of many of our peers. Recognizing that net interest margins have narrowed for banks in general and that they may not return to the ranges experienced in the past, we also focus on the importance of providing fee-generating services in which customers find value. Offering a broad array of services prevents us from becoming too reliant on one form of revenue. It has also been our philosophy to spend conservatively and to implement operating efficiencies where possible to keep noninterest expense from escalating in areas that can be controlled. In 2010, we made a comprehensive upgrade to virtually every aspect of our data processing core system. The success of this major undertaking required the commitment of every employee in the organization. The changes placed more data in the hands of our front line and back room support personnel to more effectively service our customers, streamlined many formerly burdensome activities and added new technology that reduces paper production and physical storage space and makes us more capable. On-line banking was further enhanced by making on-line statements an option for our customers. We were able to achieve our goal of adding efficiencies and services without adding costs. We have again achieved impressive performance ratios exceeding most of our peers in many, maintaining our status as a high-performing financial institution.
Connection to the Community
We are active corporate citizens of the communities we serve. Although the world of banking has transitioned to global availability through electronics, we believe that our community banking philosophy is still valid. Despite technological advances, banking is still a personal business, particularly in the rural areas we serve. We believe that our customers shop for services and value a relationship with an institution involved in the same community, with the same interests in its prosperity. We have a foundation and a history in each of the communities we serve. Management takes an active role in local business and industry development organizations to help attract and retain commerce in our market area. We provide businesses, large and small, with financial tools and financing needed to grow and prosper. We have always been committed to responsible lending practices. We invest locally by including local municipal bonds in our investment portfolio and participating in funding for such projects as low income and elderly housing. We support charitable programs that benefit the local communities, not only with monetary contributions, but also through the personal involvement of our caring employees.
Juniata’s Opportunities
Soundness and stability
Our balance sheet is strong. We enjoy strong capital and liquidity ratios. We did not seek a capital infusion from the U.S. Treasury through its Troubled Assets Relief Program (“TARP”) and consider ourselves to have an advantage over banks that applied for and accepted those funds. Because we did not need the aid offered by our government, we do not have the cost and burden of compliance with the guidelines associated with acceptance of this form of capital, as is the case with some of our counterparts. Because the U.S. Treasury is not one of our stockholders, the possibility of political intervention in the management of our business is less likely. Our business model includes a plan for growth without sacrificing profitability or integrity. We believe an opportunity exists for banks such as ours to offer the trusted, personal service of a locally managed institution that has roots in the community reaching back more than 140 years.
Expansion of customer base
Through market analysis, we believe that there are opportunities to expand our sales efforts in order to increase deposit market share in rural central Pennsylvania. Our strategic focus is based on leveraging our collective knowledge of the Company’s primary and contiguous markets to identify lending or fee-based opportunities consistent with our risk parameters and profitability targets. We continue to develop our sales team through mentoring and by making employee education paramount. We will capitalize on back-room efficiencies created through the implementation of new processes. We understand the changes taking place in a world where convenience and mobility are priorities in deciding with whom one will do business. We have positioned ourselves to increase market share by offering full featured mobile banking that will be appealing to an increasing number of customers now and in the future.
Delivery system enhancements
We seek to continually enhance our customer delivery system, both through technology and physical facilities. We actively seek opportunities to expand our branch network through acquisitions. To cater to our customers’ needs and to increase operational efficiency we upgraded our core processing system in 2010. This technology upgrade involved significant changes in how we deliver support to our front line and our back-room operation. Our objective was to enhance both the customers’ and our employees’ experience through process simplification and operating efficiencies. We believe that it is imperative that our customers have convenient and easy access to personal financial services that match their particular lifestyle, whether it is through electronic or personal delivery. It is with this in mind that we have announced our entrance into the mobile banking arena beginning in the first quarter of 2011.

Juniata’s Challenges
Economic recession
We are experiencing a serious sustained recession, the duration of which remains unknown. Unemployment has risen, home values have declined, earnings rates on investments are historically low and government actions to intervene in the markets continue to result in large increases in the national debt. All these factors are affecting the behavior of consumers and businesses and the way in which money is spent, saved, borrowed and invested.
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
Rate environment
We intend to continue making what we believe to be rational pricing decisions for loans, deposits and non-deposit products. This strategy can be difficult to maintain, as many of our peers appear to continue pricing for growth, rather than long-term profitability and stability. We believe that a strategy of “growth for the sake of growth” results in lower profitability, and such actions by large groups of banks have had an adverse impact on the entire financial services industry. We intend to maintain our core pricing principles, which we believe protect and preserve our future as a sound community financial services provider, proven by results.
Regulated Company
The Company is subject to banking regulation, as well as regulation by the Securities and Exchange Commission (“SEC”) and, as such, must comply with many laws, including the USA Patriot Act, the Sarbanes-Oxley Act of 2002 and the new Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”). Management has established a Disclosure Committee for Financial Reporting, an internal group at Juniata that seeks to ensure that current and potential investors in the Company receive full and complete information concerning our financial condition. Juniata has incurred direct and indirect costs associated with compliance with the SEC’s filing and reporting requirements imposed on public companies by Sarbanes-Oxley, as well as adherence to new and existing banking regulations and stronger corporate governance requirements. Regulatory burdens continue to increase as evidenced by the provisions in the Dodd-Frank Act that impact the Company in the areas of corporate governance, capital requirements and restrictions on fees that may be charged to consumers.
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
RESULTS OF OPERATIONS
2010
Financial Performance Overview
Net income for Juniata in 2010 was $4,915,000, representing a 3.7% decrease as compared to net income for 2009. Earnings per share on a fully diluted basis decreased from $1.18 in 2009 to $1.14 in 2010. The net interest margin, on a fully tax-equivalent basis, increased by one basis point, from 4.23% in 2009 to 4.24%, in 2010. The ratio of noninterest income (excluding gains on sales of securities and securities impairment charges) to average assets was decreased by 11 basis points, while the ratio of noninterest expense to average assets remained unchanged at 2.90%. Five-year historical ratios are presented below.

	2010	2009	2008	2007	2006

Return on average assets	1.12%	1.17%	1.34%	1.28%	1.21%
Return on average equity	9.70	10.31	11.76	11.41	10.53
Yield on earning assets	5.42	5.88	6.48	6.88	6.43
Cost to fund earning assets	1.38	1.84	2.33	2.85	2.63
Net interest margin (fully tax equivalent)	4.24	4.23	4.34	4.17	3.91
Noninterest income (excluding gains on sales or calls of securities and securities impairment charges) to average assets	0.90	1.01	1.06	0.99	0.88
Noninterest expense to average assets	2.90	2.90	2.80	2.87	2.72
Net noninterest expense to average assets	2.00	1.89	1.74	1.88	1.84
While most of the key ratios presented above declined in 2010 as compared to 2009, we note that these results should be considered in context with what is a “new” normal in the financial services industry, at least during the recent economic climate. Therefore, it is important to understand the degree of change and how it compares to similar companies in our competitive market. We chose a group of six local competitors as a peer group to compare total stock return (see Form 10-K) and the analysis below compares our financial performance to the peer group’s financial performance for the nine months ended September 30, 2010, the most recent year-to-date period that is publicly available. As noted below, Juniata’s return on average assets and net interest margin significantly exceeded the averages of the peer group.

	For the nine months ended September 30, 2010
			Net Interest
	ROA	ROE	Margin
Juniata Valley Financial Corp	1.10%	9.50%	4.22%
Peer Group Average	0.89%	9.93%	3.48%

Juniata strives to attain consistently high earnings levels each year by protecting the core (repeatable) earnings base through conservative growth strategies that minimize stockholder and balance-sheet risk, while serving its rural Pennsylvania customer base. This approach has helped achieve solid performances year after year. The Company considers the ROA ratio to be a key indicator of its success and constantly scrutinizes the broad categories of the income statement that impact this profitability indicator. Summarized below are the components of net income (in thousands of dollars) and the contribution of each to ROA for 2010 and 2009.

	2010		2009
		% of Average		% of Average
		Assets		Assets
Net interest income	$16,072	3.66%	$15,989	3.67%
Provision for loan losses	(741)	(0.17)	(627)	(0.14)

Trust fees	378	0.09	361	0.08
Deposit service fees	1,428	0.33	1,673	0.38
BOLI	510	0.12	444	0.10
Commissions from sales of non-deposit products	358	0.08	446	0.10
Income from unconsolidated subsidiary	250	0.06	217	0.05
Other fees	940	0.21	935	0.21
Insurance-related income	—	0.00	323	0.07
Security gains and impairment charges	(9)	(0.00)	(209)	(0.05)
Gains (losses) on sale of other assets	79	0.02	(19)	(0.00)

Total noninterest income	3,934	0.90	4,171	0.96

Employee expense	(6,617)	(1.51)	(6,625)	(1.52)
Occupancy and equipment	(1,504)	(0.34)	(1,552)	(0.36)
Data processing expense	(1,397)	(0.32)	(1,325)	(0.30)
Director compensation	(335)	(0.08)	(416)	(0.10)
Professional fees	(515)	(0.12)	(392)	(0.09)
Taxes, other than income	(469)	(0.11)	(476)	(0.11)
FDIC insurance premiums	(534)	(0.12)	(634)	(0.15)
Intangible amortization	(45)	(0.01)	(45)	(0.01)
Other noninterest expense	(1,304)	(0.30)	(1,154)	(0.27)

Total noninterest expense	(12,720)	(2.90)	(12,619)	(2.90)

Income tax expense	(1,630)	(0.37)	(1,808)	(0.42)

Net income	$4,915	1.12%	$5,106	1.17%

Average assets	$439,130		$435,285
Net Interest Income
Net interest income is the amount by which interest income on earning assets exceeds interest expense on interest bearing liabilities. Net interest income is the most significant component of revenue, comprising approximately 80% of total revenues (the total of net interest income and noninterest income, exclusive of security gains and impairment charges) for 2010. Interest spread measures the absolute difference between average rates earned and average rates paid. Because some interest earning assets are tax-exempt, an adjustment is made for analytical purposes to place all assets on a fully tax-equivalent basis. Net interest margin is the percentage of net return on average earning assets on a fully tax-equivalent basis and provides a measure of comparability of a financial institution’s performance.
Both net interest income and net interest margin are impacted by interest rate changes, changes in the relationships between various rates and changes in the composition of the average balance sheet. Additionally, product pricing, product mix and customer preferences dictate the composition of the balance sheet and the resulting net interest income. Table 1 shows average asset and liability balances, average interest rates and interest income and expense for the years 2010, 2009 and 2008. Table 2 further shows changes attributable to the volume and rate components of net interest income.

Table 1
AVERAGE BALANCE SHEETS AND NET INTEREST INCOME ANALYSIS
(Dollars in thousands)

	Years Ended December 31,
	2010			2009			2008
	Average		Yield/	Average		Yield/	Average		Yield/
	Balance (1)	Interest	Rate	Balance (1)	Interest	Rate	Balance (1)	Interest	Rate
ASSETS
Interest earning assets:
Taxable loans (5)	$292,748	$19,003	6.49%	$300,913	$20,429	6.79%	$298,947	$21,774	7.28%
Tax-exempt loans	14,480	534	3.69	9,900	358	3.62	8,659	326	3.76

Total loans (8)	307,228	19,537	6.36	310,813	20,787	6.69	307,606	22,100	7.18

Taxable investment securities	44,456	973	2.19	39,571	1,163	2.94	38,646	1,666	4.31
Tax-exempt investment securities	33,558	1,016	3.03	34,793	1,152	3.31	31,999	1,082	3.38

Total investment securities	78,014	1,989	2.55	74,364	2,315	3.11	70,645	2,748	3.89

Interest bearing deposits	3,596	38	1.06	4,402	158	3.59	6,389	258	4.04
Federal funds sold	9,166	10	0.11	6,422	8	0.12	4,846	124	2.56

Total interest earning assets	398,004	21,574	5.42	396,001	23,268	5.88	389,486	25,230	6.48

Non-interest earning assets:
Cash and due from banks	10,109			9,791			10,167
Allowance for loan losses	(2,799)			(2,524)			(2,391)
Premises and equipment	6,981			7,148			5,968
Other assets (7)	26,835			24,869			25,514

Total assets	$439,130			$435,285			$428,744

LIABILITIES AND STOCKHOLDERS’ EQUITY
Interest bearing liabilities:
Interest bearing demand deposits (2)	$75,991	347	0.46	$68,847	309	0.45	$72,051	541	0.75
Savings deposits	46,833	230	0.49	40,705	212	0.52	37,248	362	0.97
Time deposits	197,182	4,810	2.44	209,779	6,595	3.14	204,809	7,992	3.90
Other, including short-term borrowings, long-term debt and other interest bearing liabilities	7,914	115	1.45	8,679	163	1.88	10,253	162	1.58

Total interest bearing liabilities	327,920	5,502	1.68	328,010	7,279	2.22	324,361	9,057	2.79

Non-interest bearing liabilities:
Demand deposits	55,656			51,337			49,137
Other	4,900			6,424			6,572
Stockholders’ equity	50,654			49,514			48,674

Total liabilities and stockholders’ equity	$439,130			$435,285			$428,744

Net interest income		$16,072			$15,989			$16,173

Net margin on interest earning assets (3)			4.04%			4.04%			4.15%

Net interest income and margin - Tax equivalent basis (4)		$16,870	4.24%		$16,767	4.23%		$16,898	4.34%

Notes:

(1)	Average balances were calculated using a daily average.

(2)	Includes Super Now and money market accounts.

(3)	Net margin on interest earning assets is net interest income divided by average interest earning assets.

(4)
Interest on obligations of states and municipalities is not subject to federal income tax. In order to make the net yield comparable on a fully taxable basis, a tax equivalent adjustment is applied against the tax-exempt income utilizing a federal tax rate of 34%.

Table 2
RATE — VOLUME ANALYSIS OF NET INTEREST INCOME
(Dollars in thousands)

	2010 Compared to 2009			2009 Compared to 2008
	Increase (Decrease) Due To (6)			Increase (Decrease) Due To (6)
	Volume	Rate	Total	Volume	Rate	Total
ASSETS
Interest earning assets:
Taxable loans (5)	$(542)	$(884)	$(1,426)	$141	$(1,486)	$(1,345)
Tax-exempt loans	169	7	176	45	(13)	32

Total loans	(373)	(877)	(1,250)	186	(1,499)	(1,313)

Taxable investment securities	132	(322)	(190)	39	(542)	(503)
Tax-exempt investment securities	(40)	(96)	(136)	92	(22)	70

Total investment securities	92	(418)	(326)	131	(564)	(433)

Interest bearing deposits	(25)	(95)	(120)	(73)	(27)	(100)
Federal funds sold	3	(1)	2	30	(146)	(116)

Total interest earning assets	(303)	(1,391)	(1,694)	274	(2,236)	(1,962)

LIABILITIES AND STOCKHOLDERS’ EQUITY
Interest bearing liabilities:
Interest bearing demand deposits (2)	31	7	38	(23)	(209)	(232)
Savings deposits	31	(13)	18	31	(181)	(150)
Time deposits	(379)	(1,406)	(1,785)	190	(1,587)	(1,397)
Other, including short-term borrowings, long-term debt and other interest bearing liabilities	(13)	(35)	(48)	(27)	28	1

Total interest bearing liabilities	(330)	(1,447)	(1,777)	171	(1,949)	(1,778)

Net interest income	$27	$56	$83	$103	$(287)	$(184)

(5)	Non-accruing loans are included in the above table until they are charged off.

(6)	The change in interest due to rate and volume has been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts of the change in each.

(7)	Includes gross unrealized gains on securities available for sale: $1,429 in 2010, $1,118 in 2009 and $436 in 2008.

(8)	Interest income includes loan fees of $223, $202 and $347, in 2010, 2009 and 2008, respectively.

On average, total loans outstanding in 2010 decreased from 2009 by 1.2%, to $307,228,000. Average yields on loans decreased by 33 basis points in 2010 when compared to 2009. As shown in the preceding Rate — Volume Analysis of Net Interest Income Table 2, the decrease in yield reduced interest income by approximately $877,000, and the decrease in volume further reduced interest income by $373,000, resulting in an aggregate decrease in interest recorded on loans of $1,250,000. While the prime rate remained unchanged at 3.25% throughout 2009 and 2010, adjustable rate mortgages scheduled to reprice during 2010 that had not already reached a floor, did so at rates below their previous rates, effectively decreasing the overall yield to the Bank. Likewise, new and refinanced loans at lower rates during 2010 also contributed to the decrease in overall yield.
During 2010, 62% of the investment portfolio, or $49,754,000, matured or was prepaid. All proceeds from these events and other funds available through deposit growth, a total of $53,198,000, were reinvested in the investment portfolio in the lower rate environment, which explains the decrease in overall yield of the investment securities by 56 basis points. Yields on the investment securities portfolio decreased to 2.55% in 2010, as compared to 3.11% in 2009. Yield declines decreased net interest income by $418,000 when compared to 2009. Average balances of investment securities increased by $3,650,000, and this volume increase accounted for a $92,000 increase in interest income as compared to 2009.
In total, yield on earning assets in 2010 was 5.42% as compared to 5.88% in 2009, a decrease of 46 basis points. On a fully tax equivalent basis, yield on earning assets decreased from 6.07% in 2009 to 5.62% in 2010.
Average interest bearing liabilities decreased by $90,000 in 2010 as compared to 2009. Within the categories of interest bearing liabilities, deposits increased on average by $675,000, and borrowings decreased by $765,000 on average. While interest-bearing deposits increased in total, there was a shift in types of interest-bearing deposits. During 2010, time deposit balances decreased on average by $12,597,000 while interest-bearing demand and savings accounts increased on average by $13,272,000. Changes in these balances reduced interest expense by $330,000 in 2010 as compared to 2009, while decreases in interest rates further reduced interest expense by $1,447,000. Noninterest bearing liabilities used to fund earning assets included demand deposits, which increased $4,319,000 on average. The percentage of interest earning assets funded by noninterest bearing liabilities was approximately 17.6% in 2010 versus 17.3% in 2009. The total cost to fund earning assets (computed by dividing the total interest expense by the total average earning assets) in 2010 was 1.38%, as compared to 1.84% in 2009.
Net interest income was $16,072,000 for 2010, an increase of $83,000 when compared to 2009, with $56,000 due to rate differences and $27,000 attributed to volume changes.
Provision for Loan Losses
Juniata’s provision for loan losses is determined as a result of an analysis of the adequacy level of the allowance for loan losses. In order to closely reflect the potential losses within the current loan portfolio based upon current information known, the Company carries no unsupported allowance. An analysis was performed following the process described in “Application of Critical Accounting Policies” earlier in this discussion, and it was determined that a provision of $741,000 was appropriate for 2010, an increase of $114,000 when compared to 2009 when the total loan loss provision was $627,000. In 2010, the provision exceeded net charge-offs by $105,000. The recession caused a number of our borrowers to develop financial problems that have resulted in a higher loan loss provision and an increase in net charge-offs. See the discussion on Loans and Allowance for Loan Losses in the section below titled “Financial Condition”.
Noninterest Income
The Company remains committed to providing comprehensive services and products to meet the current and future financial needs of our customers. We believe that our responsiveness to customers’ needs surpasses that of our competitors and we measure our success by the customer acceptance of fee-based services. We provide alternative investment opportunities through an arrangement with a broker dealer and have integrated the delivery of non—traditional products with our Trust and Wealth Management Division. This arrangement enables us to meet the investment needs of a varied customer base and to better identify our clients’ needs for traditional trust services.

Fee-generated noninterest revenues consist of customer service fees derived from deposit accounts, trust relationships and sales of non-deposit products. In 2010, revenues from these services totaled $2,164,000, representing a decrease of $316,000, or 12.7%, from 2009 revenues. Customer service fees derived from deposit accounts were $245,000 less in 2010 than in 2009. The decrease was a result of a reduction in overdraft and non-sufficient fund charges to customers. Total fees for trust services increased by $17,000, or 4.7%, as fees from estate settlements increased by $23,000 in 2010 as compared to 2009, and non-estate fees decreased by $6,000. Variance in fees from estate settlements occurs because estate settlements occur sporadically and are not necessarily consistent year to year. Non-estate fees are repeatable revenues that generally increase and decrease in relation to movements in interest rates as market values of trust assets under management increase and as new relationships are established. Similarly, sales of non-deposit products declined in 2010 due to continued investor concerns during the economic downturn, resulting in an $88,000 reduction in related fee income.
The Company owns 39.16% of the stock of The First National Bank of Liverpool (“FNBL”) and accounts for its ownership through the equity method. As such, 39.16% of the income of FNBL is recorded by Juniata as noninterest income. As a result of this investment, $250,000 was recorded as income in 2010, compared to $217,000 in 2009. Earnings on bank-owned life insurance and annuities increased in 2010 by $66,000, or 14.9%, when compared to the previous year, following a restructuring and diversification of policy carriers.
Beyond the noninterest income sources discussed in the preceding paragraphs, other sources of noninterest revenues were recorded in both years, some of which impact comparability between the two periods. For example, in 2009, non-interest income included $323,000 that represents deferred fees earned on the sale of credit life insurance. No such event was recorded in 2010. Gains from the sale of properties held as other real estate totaled $79,000 in 2010, while a net loss of $19,000 occurred in 2009 from similar activity.
In 2010, net gains from the sale of investment securities were $31,000, an increase of $14,000 in comparison to 2009. Management considers multiple factors when selling investment securities; therefore, income from this activity can fluctuate from year to year, and may not be consistent in the future. Juniata generally only sells equity securities that have appreciated in value since their purchase or when an equity security is in danger of impairment or is considered to be other-than-temporarily impaired. Equity securities are considered for sale primarily when there is market appreciation available or when there is no longer a business reason to hold the stock. A loss is recognized on debt and equity securities if permanent or other-than-temporary impairment is deemed to have occurred. In 2010, we recorded an impairment charge of $40,000 relating to investments in the common stock of certain financial services companies. In 2009, we recorded an impairment charge of $226,000.
As a percentage of average assets, non-interest income (excluding securities gains and impairment charges) was 0.90% in 2010 as compared to 1.01% in 2009.
Noninterest Expense
Management strives to control noninterest expense where possible in order to achieve maximum operating results.
In 2010, total non-interest expense increased by $101,000, or 0.8%, when compared to 2009. One item impacted comparability in the non-interest expense category, increasing non-interest expense in the 2009 period. In 2009’s second quarter, banks were charged a special assessment by the FDIC, which was intended to replenish the Bank Insurance Fund. In Juniata’s case, the assessment resulted in non-interest expense of $194,000. Offsetting the positive variance between years for the special assessment is the negative variance resulting from the significant increase in regular, recurring FDIC deposit insurance premiums. The normal deposit insurance premium expense (exclusive of the special premium) for the year 2009 was $440,000 as compared to $534,000 in 2010, representing an increase of $94,000, or 21.4%. Director compensation costs were $81,000, or 19.4%, lower in 2010 as compared to 2009, as a result of retirements of board and advisory board members. Professional fees increased by $123,000 in 2010 over 2009 due to the increased use of various consultants during 2010. Other noninterest expense categories that increased in 2010 included delinquent and foreclosed loan costs, provision for unfunded commitments, charitable donations and supply expense, which in the aggregate exceeded 2009 by $140,000.
As a percentage of average assets, noninterest expense was 2.90% in both 2010 and in 2009.

Income Taxes
Income tax expense for 2010 amounted to $1,630,000 compared to $1,808,000 in 2009. The effective tax rate was 24.9% in 2010 versus 26.1% in 2009, due to Juniata’s tax favored income being higher in 2010 as compared to 2009. Average tax-exempt investments and loans as a percentage of average assets were 10.9%, 10.3% and 9.5% in 2010, 2009 and 2008, respectively. Tax-exempt income as a percentage of income before tax was 23.7%, 21.0% and 18.1% in 2010, 2009 and 2008, respectively. See Note 14 of Notes to Consolidated Financial Statements for further information on income taxes.
Net Income
For comparative purposes, the following table sets forth earnings, in thousands of dollars, and selected earnings ratios for the past three years.

	2010	2009	2008
Net income	$4,915	$5,106	$5,724
Return on average assets	1.12%	1.17%	1.34%
Return on average equity	9.70%	10.31%	11.76%
Outlook for 2011
While many changes have occurred within banking since 2008, interest rates have not been among those changes. Since December of 2008, the national prime rate has remained at 3.25% and the federal funds rate has remained at exceptionally historically low level. This period is the longest period of unchanged rates in recent history. Still, we expect, and are prepared for the interest rate environment to remain relatively unchanged again throughout 2011. But, because experience also tells us that rate movement can occur quickly and significantly, we are managing our interest sensitive assets and liabilities with an understanding of the rate risk involved with rapidly rising rates. Our net interest margin remains a primary component of profitability; however we will seek to increase our focus on fee services and attempt to regain income lost to consumer regulation in order to augment revenues. We will maintain the conservative lending and investing philosophies and responsible deposit pricing that have resulted in our strong net interest margin and solid balance sheet.
Paramount also to our success is the satisfaction level of our customers, clients and employees. Following 2010, a year in which we implemented a major upgrade to our core processing system, 2011 promises more significant announcements in the area of technology. Taking the step beyond on-line banking, we are entering the mobile banking arena beginning in the first quarter of 2011. We believe that it is imperative that our customers have convenient and easy access to personal financial services that complement their changing lifestyles, whether through electronic or personal delivery. Convenience and mobility have become priorities for a large segment of the population in deciding with whom one will do business, and thus we have made one of our priorities to offer full-featured mobile banking to that segment.
Additionally, in 2011, our business development plan continues to expand and will include more horizontal integration, extending the opportunities for cross selling across departmental lines. We strive to be the financial services provider of choice to those within our market area.
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

2009
Financial Performance Overview
Net income for Juniata in 2009 was $5,106,000, representing a 10.8% decrease as compared to net income for 2008. Earnings per share on a fully diluted basis decreased from $1.31 in 2008 to $1.18 in 2009. The net interest margin, on a fully tax-equivalent basis, decreased by 11 basis points, from 4.34% in 2008 to 4.23%, in 2009. The ratio of noninterest income (excluding gains on sales or calls of securities and securities impairment charges) to average assets decreased by 5 basis points, and the ratio of noninterest expense to average assets increased by 10 basis points.
Summarized below are the components of net income (in thousands of dollars) and the contribution of each to ROA for 2009 and 2008.

	2009		2008
		% of Average		% of Average
		Assets		Assets
Net interest income	$15,989	3.67%	$16,173	3.77%
Provision for loan losses	(627)	(0.14)	(421)	(0.10)

Trust fees	361	0.08	389	0.09
Deposit service fees	1,673	0.38	1,660	0.39
BOLI	444	0.10	486	0.11
Commissions from sales of non-deposit products	446	0.10	704	0.16
Income from unconsolidated subsidiary	217	0.05	207	0.05
Other fees	935	0.21	875	0.20
Insurance-related income	323	0.07	179	0.04
Security gains and impairment charges	(209)	(0.05)	(521)	(0.12)
Gains (losses) on sale of other assets	(19)	(0.00)	58	0.01

Total noninterest income	4,171	0.96	4,037	0.94

Employee expense	(6,625)	(1.52)	(6,451)	(1.50)
Occupancy and equipment	(1,552)	(0.36)	(1,638)	(0.38)
Data processing expense	(1,325)	(0.30)	(1,375)	(0.32)
Director compensation	(416)	(0.10)	(417)	(0.10)
Professional fees	(392)	(0.09)	(379)	(0.09)
Taxes, other than income	(476)	(0.11)	(500)	(0.12)
FDIC insurance premiums	(634)	(0.15)	(59)	(0.01)
Intangible amortization	(45)	(0.01)	(45)	(0.01)
Other noninterest expense	(1,154)	(0.27)	(1,144)	(0.27)

Total noninterest expense	(12,619)	(2.90)	(12,008)	(2.80)

Income tax expense	(1,808)	(0.42)	(2,057)	(0.48)

Net income	$5,106	1.17%	$5,724	1.34%

Average assets	$435,285		$428,744
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

During 2009, 67% of the investment portfolio, or $42,912,000, matured or was prepaid. All proceeds from these events and other funds available through deposit growth, a total of $56,245,000, was reinvested in the investment portfolio in the lower rate environment, which explains the decrease in overall yield of the investment securities by 78 basis points. Yields on the investment securities portfolio decreased to 3.11% in 2009, as compared to 3.89% in 2008. Yield declines accounted for a $564,000 decrease in interest income when compared to 2008. Average balances of investment securities increased by $3,719,000, and this volume increase accounted for a $131,000 increase in interest income as compared to 2008.
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
Net interest income was $15,989,000 for 2009, a decrease of $184,000 when compared to 2008. The overall decrease in net interest income was the net result of a decrease due to rate changes of $287,000, partially offset by the increase due to volume changes of $103,000.
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
Noninterest Income
In 2009, revenues derived from deposit accounts, trust relationships and sales of non-deposit products totaled $2,480,000, representing a decrease of $273,000, or 9.9%, from 2008 revenues. Customer service fees derived from deposit accounts were similar to those in 2008, varying by only $13,000 in the aggregate; these fees accounted for approximately 67% of all fee-generated noninterest revenues. Total fees for trust services decreased by $28,000, or 7.2%, as fees from estate settlements decreased by $6,000 in 2009 as compared to 2008, and non-estate fees decreased by $22,000. Variance in fees from estate settlements occurs because estate settlements occur sporadically and are not necessarily consistent year to year. Non-estate fees are repeatable revenues that generally increase and decrease in relation to movements in interest rates as market values of trust assets under management increase and as new relationships are established. Similarly, sales of non-deposit products declined in 2009 due to investor concerns during the economic downturn, resulting in a $258,000 reduction in related fee income.
As a result of the Company’s investment in FNBL, $217,000 was recorded as income in 2009, compared to $207,000 in 2008. Earnings on bank-owned life insurance and annuities decreased in 2009 by $42,000, or 8.6%, when compared to the previous year, as a result of lower earnings rates.
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

In 2009, net gains from the sale of investment securities were $17,000, a decrease of $16,000 in comparison to 2008. In 2009, an other-than-temporary impairment charge of $226,000 relating to investments in the common stock of certain financial services companies was recorded. In 2008, we recorded an impairment charge of $554,000.
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
Table 3
Changes in Uses and Sources of Funds
(Dollars in thousands)

	2010			2009			2008
	Average	Increase(Decrease)		Average	Increase(Decrease)		Average
	Balance	Amount	%	Balance	Amount	%	Balance
Funding Uses:
Loans:
Commercial	$81,172	$(4,573)	(5.3%)	$85,745	$4,454	5.5%	$81,291
Tax-exempt loans	14,480	4,580	46.3	9,900	1,241	14.3	8,659
Mortgage	152,963	3,383	2.3	149,580	5,552	3.9	144,028
Consumer, including Home Equity	58,613	(6,975)	(10.6)	65,588	(8,040)	(10.9)	73,628
Securities	44,456	4,885	12.3	39,571	925	2.4	38,646
Tax-exempt securities	33,558	(1,235)	(3.5)	34,793	2,794	8.7	31,999
Interest bearing deposits	3,596	(806)	(18.3)	4,402	(1,987)	(31.1)	6,389
Federal funds sold	9,166	2,744	42.7	6,422	1,576	32.5	4,846

Total interest earning assets	398,004	2,003	0.5	396,001	6,515	1.7	389,486
Investment in unconsolidated subsidiary	3,443	185	5.7	3,258	181	5.9	3,077
Bank-owned life insurance and annuities	12,997	182	1.4	12,815	373	3.0	12,442
Goodwill and intangible assets	2,324	(45)	(1.9)	2,369	(45)	(1.9)	2,414
Other non-interest earning assets	23,732	1,484	6.7	22,248	(1,032)	(4.4)	23,280
Unrealized gains on securities	1,429	311	27.8	1,118	682	156.4	436
Less: Allowance for loan losses	(2,799)	(275)	(10.9)	(2,524)	(133)	(5.6)	(2,391)

Total uses	$439,130	$3,845	0.9%	$435,285	$6,541	1.5%	$428,744

Funding Sources:
Interest bearing demand deposits	$75,991	$7,144	10.4%	$68,847	$(3,204)	(4.4%)	$72,051
Savings deposits	46,833	6,128	15.1	40,705	3,457	9.3	37,248
Time deposits under $100,000	158,951	(10,460)	(6.2)	169,411	3,132	1.9	166,279
Time deposits over $100,000	38,257	(2,111)	(5.2)	40,368	1,838	4.8	38,530
Repurchase agreements	3,051	682	28.8	2,369	(2,999)	(55.9)	5,368
Short-term borrowings	155	(45)	(22.5)	200	(2,179)	(91.6)	2,379
Long-term debt	3,548	(1,452)	(29.0)	5,000	3,552	245.3	1,448
Other interest bearing liabilities	1,160	50	4.5	1,110	52	4.9	1,058

Total interest bearing liabilities	327,946	(64)	(0.0)	328,010	3,649	1.1	324,361
Demand deposits	55,656	4,319	8.4	51,337	2,200	4.5	49,137
Other liabilities	4,874	(1,550)	(24.1)	6,424	(148)	(2.3)	6,572
Stockholders’ equity	50,654	1,140	2.3	49,514	840	1.7	48,674

Total sources	$439,130	$3,845	0.9%	$435,285	$6,541	1.5%	$428,744

Overall, total assets increased by $3,845,000, or 0.9%, on average, for the year 2010 compared to 2009, following an increase of $6,541,000, or 1.5%, in 2009 over average assets in 2008. The ratio of average earning assets to total assets was 91% in each of the last two years, while the ratio of average interest-bearing liabilities to total assets was 75% in both 2010 and 2009. Although Juniata’s investment in its unconsolidated subsidiary and its bank owned life insurance and annuities are not classified as interest-earning assets, income is derived directly from those assets. These instruments have represented 3.7% of total average assets in both 2010 and 2009. More detailed discussion of Juniata’s earning assets and interest bearing liabilities will follow in sections titled “Loans”, “Investments”, “Deposits” and “Market/Interest Rate Risk”.

Loans
Loans outstanding at the end of each year consisted of the following (in thousands):

	December 31,
	2010	2009	2008	2007	2006
Commercial, financial and agricultural	$32,841	$33,783	$38,755	$28,842	$23,341
Real estate — commercial	44,185	39,299	32,171	29,021	29,492
Real estate — construction	11,028	24,578	22,144	27,223	29,489
Real estate — mortgage	142,608	135,854	140,016	127,324	132,572
Home equity	46,352	52,957	61,094	63,960	67,842
Obligations of states and political subdivisions	10,960	13,553	7,177	6,593	5,129
Personal	10,155	11,670	13,920	15,319	18,545
Unearned interest	(27)	(64)	(145)	(282)	(592)

Total	$298,102	$311,630	$315,132	$298,000	$305,818

From year-end 2009 to year-end 2010, total loans outstanding, net of unearned interest, decreased by $13,528,000, following a decrease of $3,502,000 in 2009 when compared to year-end 2008. The following table summarizes how the ending balances (in thousands) changed annually in each of the last three years.

	2010	2009	2008
Beginning balance	$311,630	$315,132	$298,000

New loans, net of repayments	(12,063)	(2,049)	17,595
Loans charged off	(654)	(529)	(156)
Loans transferred to other real estate owned and other adjustments to carrying value	(811)	(924)	(307)

Net change	(13,528)	(3,502)	17,132

Ending balance	$298,102	$311,630	$315,132

The loan portfolio was comprised of approximately 67% consumer loans and 33% commercial loans (including construction) on December 31, 2010 as compared to 64% consumer loans and 36% commercial loans on December 31, 2009. Management believes that diversification in the loan portfolio is important and performs a loan concentration analysis on a quarterly basis. The highest loan concentration by activity type was commercial acquisition, development and construction (ADC) loans, followed by commercial real estate loans, each accounting for less than 5.8% of the loan portfolio. Additionally, there are no concentrations that exceed 25% of capital, and management believes that these small concentrations pose no significant risk. See Note 5 of Notes to Consolidated Financial Statements.
As can be seen in Table 3, the primary source of growth of the loan portfolio came from mortgage and tax-exempt commercial loans, which increased on average by 4.7% in 2010 as compared to 2009. Consumer loans, primarily home equity loans, decreased on average as consumer loan demand lessened. Commercial loans on average decreased as well, by 5.3%, during 2010 as compared to the prior year. Although Juniata is willing, able and continues to lend to qualifying businesses and individuals, management believes that the recessionary climate impeded loan growth in 2010, and was the primary reason for increases in non-performing loans. Management further believes that we may continue to experience low growth and sustain current levels of non-performing loans into 2011, if unemployment remains elevated. During 2010 a dedicated credit administration division was established within the Company, in response to the need for heightened credit review, both in the loan origination process and in the ongoing risk assessment process. With stringent credit standards in place, our business model closely aligns lenders and community office managers’ efforts to effectively develop referrals and existing customer relationships. Continued emphasis will be placed on responsiveness and personal attention given to customers, which we believe differentiates the Bank from its competition. Nearly all commercial loans and most residential mortgage loans are either variable or adjustable rate loans, while other consumer loans generally have fixed rates for the duration of the loan. Juniata’s lending strategy stresses quality growth, diversified by product. A standardized credit policy is in place throughout the Company, and the credit committee of the Board of Directors reviews and approves all loan requests for amounts that exceed management’s approval levels. The Company makes credit judgments based on a customer’s existing debt obligations, collateral, ability to pay and general economic trends. See Note 1 of Notes to Consolidated Financial Statements.

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
The allowance for loan losses has been established in order to absorb probable losses on existing loans. An annual provision or credit is charged to earnings to maintain the allowance at adequate levels. Charge-offs and recoveries are recorded as adjustments to the allowance. The allowance for loan losses at December 31, 2010 was 0.95% of total loans, net of unearned interest, as compared to 0.87% of total loans, net of unearned interest, at the end of 2009. The allowance increased $105,000 when compared to December 31, 2009. Net charge-offs for 2010 and 2009 were 0.21% and 0.17% of average loans, respectively.
At December 31, 2010, non-performing loans (as defined in Table 4 below), as a percentage of the allowance for loan losses, were 246.8% as compared to 147.0% at December 31, 2009. Non-performing loans were 2.34% of loans as of December 31, 2010, and 1.28% of loans as of December 31, 2009. Management believes that the increase in nonperforming loans in 2010 is directly related to economic conditions leading to an increased number of borrowers being unable to repay debt according to terms of the agreements. Of the $6,971,000 of non-performing loans at December 31, 2010, $6,895,000, or 99%, was collateralized with real estate and $76,000 with other assets.
Table 4
Non-Performing Loans

	December 31,
	2010	2009	2008	2007	2006
	(In thousands)
Nonaccrual loans	$5,964	$2,629	$1,255	$—	$1,240
Accruing loans past due 90 days or more	1,007	1,369	664	837	214
Restructured loans	—	—	—	—	—

Total non-performing loans	$6,971	$3,998	$1,919	$837	$1,454

Loans on which the accrual of interest has been discontinued are designated as non-accrual loans. Accrual of interest on loans is discontinued when the contractual payment of principal or interest has become 90 days past due or reasonable doubt exists as to the full, timely collection of principal or interest. However, it is the Company’s policy to continue to accrue interest on loans over 90 days past due as long as they are (1) guaranteed or well secured and (2) there is an effective means of collection. When a loan is placed on non-accrual status, all unpaid interest credited to income in the current year is reversed against current period income and unpaid interest accrued in prior years is charged against the allowance for loan losses. Interest received on nonaccrual loans generally is either applied against principal or reported as interest income, according to management’s judgment as to the collectability of principal. Generally, accruals are resumed on loans only when the obligation is brought fully current with respect to interest and principal, has performed in accordance with the contractual terms for a reasonable period of time and the ultimate collectability of the total contractual principal and interest is no longer in doubt. The Company’s nonaccrual and charge-off policies are the same, regardless of loan type. During 2010, gross interest income that would have been recorded if loans in nonaccrual status had been current was $418,000, of which $138,000 was collected and included in net income.

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
Component for impaired loans:
A large commercial loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. (A “large” loan (or group of like-loans within one relationship) is defined as a commercial/business loan, with an aggregate outstanding balance in excess of $150,000, or any other loan that management deems of similar characteristics inherent to the deficiencies of an impaired large loan by definition.) Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loans and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price or the fair value of the collateral if the loan is collateral dependent. For such loans that are classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The Bank does not separately identify individual consumer and residential loans for impairment disclosures, unless such loans are subject to a restructuring agreement.
As of December 31, 2010, 20 loans, with aggregate outstanding balances of $7,743,000, were evaluated for impairment. A collateral analysis was performed on each of these 20 loans in order to establish a portion of the reserve needed to carry impaired loans at no higher than fair value. As a result, six loans were determined to have insufficient collateral and specific reserves were established for each of the six impaired loans, totaling $570,000. The six loans requiring fair value adjustment comprise one single loan relationship.
Component for contingencies:
A contingency is an existing condition, or set of circumstances, involving uncertainty as to possible gain or loss to the Company that will ultimately be resolved when one or more future events occur or fail to occur. These conditions may be considered in relation to individual loans or in relation to groups of similar types of loans. If the conditions are met, a provision is made even though the particular loans that are uncollectible may not be identifiable.
Initially, the loan portfolio is segmented into pools of loans with similar characteristics. In our portfolio, pools are established based upon the application system through which they are maintained: Commercial/Business, Mortgage and Installment Loans. Loss rates for each of these portfolio segments are developed and applied to groups of homogeneous loans within the segments. Individual loans that have been risk-rated as special mention and above are reviewed individually for determination of the need for specific provision based upon unique and identifiable circumstances. If an individual loan (not considered to be a “large impaired loan”) is assigned a specific provision, that loan balance is excluded from the computation of the general provision for contingencies. Also excluded from the contingency provision calculation are loans identified as “large impaired loans”.

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
Generally, the local unemployment rate consistently slightly exceeds the national and state statistics. Additionally, some of the larger employers in the local market area are experiencing some financial stress that has resulted in loss of jobs in recent years. Fuel cost escalation has put profit pressure on trucking firms, and increased cost of employer-provided medical insurance has added to the profit pressures of employers in general. Because of the extended recessionary climate, and the related increase in non-performing loans, management increased the factor used to compute the reserve for economic environment in the fourth quarter of 2009 and maintained that factor through 2010.
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

A summary of the transactions in the allowance for loan losses for the last five years (in thousands) is shown below. At $636,000, the level of net charge-offs in 2010 was the highest in the five year period presented. The increase in non-performing loans indicated the need for a provision for loan losses in 2010 at a level of $741,000, an 18% increase over the provision recorded in 2009.

	Years Ended December 31,
	2010	2009	2008	2007	2006
Balance of allowance — beginning of period	$2,719	$2,610	$2,322	$2,572	$2,763
Loans charged off:
Commercial, financial and agricultural	134	47	43	291	159
Real estate — commercial	—	32	36	—	—
Real estate — mortgage	482	343	15	66	19
Personal	38	107	62	61	129

Total charge-offs	654	529	156	418	307

Recoveries of loans previously charged off:
Commercial, financial and agricultural	—	—	5	8	5
Real estate — mortgage	—	—	5	8	—
Personal	18	11	13	32	25

Total recoveries	18	11	23	48	30

Net charge-offs	636	518	133	370	277
Provision for loan losses	741	627	421	120	54
Branch acquisition loan loss reserve					32

Balance of allowance — end of period	$2,824	$2,719	$2,610	$2,322	$2,572

Ratio of net charge-offs during period to average loans outstanding	0.21%	0.17%	0.04%	0.12%	0.09%

The following tables show how the allowance for loan losses is allocated among the various types of outstanding loans and the percent of loans by type to total loans.

	Allocation of the Allowance for Loan Losses (in thousands)
	2010	2009	2008	2007	2006
Commercial	$1,026	$993	$707	$660	$864
Real estate	1,336	1,146	1,202	933	1,011
Consumer	462	580	701	729	697
Unallocated	—	—	—	—	—

Total allowance for loan losses	$2,824	$2,719	$2,610	$2,322	$2,572

	Percent of Loan Type to Total Loans
	2010	2009	2008	2007	2006
Commercial (non-real estate)	14.7%	15.2%	14.6%	11.9%	9.3%
Real estate	81.9%	81.1%	81.0%	83.0%	84.6%
Consumer	3.4%	3.7%	4.4%	5.1%	6.1%

	100.0%	100.0%	100.0%	100.0%	100.0%

Investments
Total investments, defined to include all interest earning assets except loans (i.e. investment securities available for sale (at market value), federal funds sold, interest bearing deposits, Federal Home Loan Bank stock and other interest-earning assets), totaled $95,874,000 on December 31, 2010, representing an increase of $13,619,000 when compared to year-end 2009. The following table summarizes how the ending balances (in thousands) changed annually in each of the last three years.

	2010	2009	2008

Beginning balance	$82,255	$72,036	$81,946
Purchases of investment securities	53,198	56,245	36,063
Sales and maturities of investment securities	(49,754)	(42,895)	(38,996)
Impairment charge	(40)	(226)	(554)
Adjustment in market value of AFS securities	(544)	131	878
Amortization/Accretion	(293)	(220)	(126)
Federal Home Loan Bank stock, net change	(109)	—	1,102
Federal funds sold, net change	11,100	1,200	(7,500)
Interest bearing deposits with others, net change	61	(4,016)	(777)

Net change	13,619	10,219	(9,910)

Ending balance	$95,874	$82,255	$72,036

On average, investments increased by $5,899,000, or 6.8%, during 2010, following an increase of $3,990,000, or 4.8%, during 2009. The increase in both years was due to deposit growth outpacing loan growth with the excess funding invested in short-term debt securities.
The investment area is managed according to internally established guidelines and quality standards. Juniata segregates its investment securities portfolio into two classifications: those held to maturity and those available for sale. Juniata classifies all new marketable investment securities as available for sale, and currently holds no securities in the held to maturity classification. At December 31, 2010, the market value of the entire securities portfolio was greater than amortized cost by $597,000 as compared to December 31, 2009, when market value was greater than amortized cost by $1,172,000. The weighted average maturity of the investment portfolio was 2 years and 10 months as of both December 31, 2010 and December 31, 2009. The weighted average maturity has remained short in order to achieve a desired level of liquidity. Table 5, “Maturity Distribution”, in this Management’s Discussion and Analysis of Financial Condition shows the remaining maturity or earliest possible repricing for investment securities. The following table sets forth the maturities of securities (in thousands) and the weighted average yields of such securities by contractual maturities or call dates. Yields on obligations of states and public subdivisions are presented on a tax-equivalent basis.

	December 31, 2010		December 31, 2009		December 31, 2008
		Weighted		Weighted		Weighted
Securities	Fair	Average	Fair	Average	Fair	Average
Type and maturity	Value	Yield	Value	Yield	Value	Yield
U.S. Treasury securities and obligations of U.S. Government agencies and corporations
Within one year	$—		$—		$21,851	3.92%
After one year but within five years	34,783	1.68%	32,620	2.31%	3,117	4.68%
After five years but within ten years	2,913	1.72%	933	1.99%	—

	37,696	1.68%	33,553	2.30%	24,968	4.01%

Obligations of state and political subdivisions
Within one year	12,390	4.21%	6,863	3.06%	9,727	4.98%
After one year but within five years	24,877	3.57%	32,972	3.12%	24,735	4.72%
After five years but within ten years	1,626	4.04%	562	3.23%	1,053	5.23%

	38,893	3.79%	40,397	3.11%	35,515	4.81%

Corporate Notes and Other
After one year but within five years	1,028	4.00%	1,026	4.00%	957	4.00%

	1,028	4.00%	1,026	4.00%	957	4.00%

Mortgage-backed securities
Within one year	—	—	—	—	210	4.58%
After five years but within ten years	1,345	5.51%	1,515	5.43%	1,657	5.48%

	1,345	5.51%	1,515	5.43%	1,867	5.38%

Equity securities	961		865		1,014

	$79,923		$77,356		$64,321

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

	2010	2009	2008
Beginning balance	$13,066	$12,582	$12,344
Bank-owned life insurance	531	530	282
Annuities	(29)	(46)	(44)

Net change	502	484	238

Ending balance	$13,568	$13,066	$12,582

Investment in Unconsolidated Subsidiary
The Company owns 39.16% of the outstanding common stock of The First National Bank of Liverpool (FNBL), Liverpool, PA. This investment is accounted for under the equity method of accounting, and was carried at $3,550,000 as of December 31, 2010, of which $2,541,000 represents the underlying equity in net assets of FNBL. The difference between the investment carrying amount and the amount of the underlying equity, $1,009,000, is considered to be goodwill and is evaluated quarterly for impairment. Any loss in value of the investment that is other than a temporary decline would be recognized. Evidence of a loss in value might include, but would not necessarily be limited to, absence of an ability to recover the carrying amount of the investment or inability of FNBL to sustain an earnings capacity that would justify the carrying amount of the investment. The carrying amount at December 31, 2010 represented an increase of $212,000 when compared to December 31, 2009. In connection with this investment, two representatives of Juniata serve on the Board of Directors of FNBL.
Goodwill and Intangible Assets
In 2006, the Company acquired a branch office in Richfield, PA. Completing this purchase was in line with a strategic goal of the Company to expand its base into contiguous market areas within rural Pennsylvania. Included in the purchase price of the branch was goodwill of $2,046,000. Additionally, core deposit intangible was acquired and had carrying values of $254,000 and $299,000, as of December 31, 2010 and December 31, 2009, respectively. The core deposit intangible is being amortized over a ten-year period on a straight-line basis. Goodwill is not being amortized, but is measured annually for impairment.
Deferred Taxes
The Company accounts for income taxes under the asset/liability method. Deferred tax assets and liabilities are recognized for the future consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, as well as operating loss and tax credit carry-forwards, if applicable. A valuation allowance is established against deferred tax assets when, in the judgment of management, it is more likely than not that such deferred tax assets will not become realizable. Management has determined that there was no need for a valuation allowance for deferred taxes as of December 31, 2010 and 2009. As of December 31, 2010 and 2009, the Company recorded a net deferred tax asset of $1,292,000 and $1,060,000, respectively, which was carried as a non-interest earning asset. The decrease of $232,000 was primarily the result of the reduction of the gross unrealized gains in the investment portfolio, reducing the deferred tax asset by $195,000. The remainder of the difference was due to the various other changes in gross temporary tax differences. See Note 14 of Notes to Consolidated Financial Statements.
Other Non-Interest Earning Assets
Other non-interest earning assets on average increased $1,484,000, or 6.7%, in 2010, after a decrease of $1,032,000, or 4.4%, in 2009. The following table summarizes the components of the non-interest earning asset category, and how the ending balances (in thousands) changed annually in each of the last three years.

	2010	2009	2008
Beginning balance	$32,194	$25,378	$24,771
Cash and due from banks	(5,855)	6,349	10
Premises and equipment, net	189	(496)	102
Other real estate owned	(64)	171	(6)
Other receivables and prepaid expenses	(1,281)	792	501

Net change	(7,011)	6,816	607

Ending balance	$25,183	$32,194	$25,378

Deposits
For the year 2010, total deposits decreased $607,000. From year-end 2008 to year-end 2009, total deposits increased by $20,366,000. The following table summarizes how the ending balances (in thousands) changed annually in each of the last three years.

	2010	2009	2008
Beginning balance	$377,397	$357,031	$359,457

Demand deposits	5,666	830	5,445
Interest bearing demand deposits	5,612	13,667	(12,722)
Savings deposits	4,576	5,422	3,237
Time deposits, $100,000 and greater	(4,354)	(606)	2,751
Time deposits, other	(12,107)	1,053	(1,137)

Net change	(607)	20,366	(2,426)

Ending balance	$376,790	$377,397	$357,031

The following table shows (in thousands of dollars) the comparison of average core deposits and average time deposits as a percentage of total deposits for each of the last three years.

	2010			2009			2008
	Average	Increase(Decrease)		Average	Increase(Decrease)		Average
	Balance	Amount	%	Balance	Amount	%	Balance
Indexed money market deposits	$29,137	$6,700	29.9%	$22,437	$(4,957)	(18.1)%	$27,394
Interest bearing demand deposits	46,854	444	1.0	46,410	1,753	3.9	44,657
Savings deposits	46,833	6,128	15.1	40,705	3,457	9.3	37,248
Demand deposits	55,656	4,319	8.4	51,337	2,200	4.5	49,137

Total core (transaction) accounts	178,480	17,591	10.9	160,889	2,453	1.5	158,436

Time deposits, $100,000 and greater	38,257	(2,111)	(5.2)	40,368	1,838	4.8	38,530
Time deposits, other	158,951	(10,460)	(6.2)	169,411	3,132	1.9	166,279

Total time deposits	197,208	(12,571)	(6.0)	209,779	4,970	2.4	204,809

Total deposits	$375,688	$5,020	1.4%	$370,668	$7,423	2.0%	$363,245

Average deposits increased $5,020,000, or 1.4%, to $375,688,000 in 2010 following an increase in 2009 of $7,423,000, or 2.0%, to $370,668,000. In the latter part of 2008, consumer confidence in banks in general declined, as concerns about a deepening recession and bank failures heightened. Although our Company’s lending practices, deposit-gathering strategies and business models for growth bear little resemblance to those banks that failed or sought help from the government, we believe that the media’s negative portrayal of all banks created some fear that deposits were not safe in any bank. In response to this concern, FDIC insurance protection was increased for all banks temporarily, and Juniata opted to purchase the higher level of protection for our customers for as long as it is available. It is obvious that customers continue to value the safety of insured deposits and, we believe, the local familiarity that the Bank continues to offer; these factors appear to be primary considerations for the majority of our customers. Responding to the increased level of FDIC insurance and the soundness and stability of our Company, all types of deposits, except indexed money market accounts, increased on average in 2009, by $12,380,000, or 3.7%, despite the reduction in general deposit rates that began when the Prime Rate and Federal Funds Rate dropped to 3.25% and 0 — 25 basis points, respectively, in December 2008. During 2009 and 2010, prime and fed funds rates remained unchanged. In 2010, our interest-bearing depositors tended to prefer shorter term, more liquid types of deposits, as we saw a decline of $12,571,000 on average in time deposits and a $13,272,000 increase in interest-bearing core transaction accounts. At the same time, average balances of non-interest bearing demand deposits grew by 8.4%, or $4,319,000.

In 2009 and 2010, the federal funds target rate remained unchanged, at between zero and 0.25%. Not only did many of our time depositors shift some of their funds to more liquid transaction accounts during 2010, we also saw more time deposit customers opt for longer-term certificates of deposit contracts, presumably to commit to longer terms in order to increase their yield. Of the $204,065,000 in time deposits at December 31, 2009, 66% were scheduled to mature within one year. As of December 31, 2010, 47% of the $187,604,000 of time deposits were scheduled to mature within one year.
The consumer continues to have a need for transaction accounts, and the Bank is continuing to focus on that need in order to build deposit relationships. Our products are geared toward low-cost convenience and ease for the customer. The Company’s strategy is to aggressively seek to grow customer relationships by staying in touch with changing needs and new methods of connectivity, resulting in attracting more of the deposit (and loan) market share.
Traditional banks such as ours have competition in the marketplace from many sources that directly compete with traditional banking products. In keeping with our desire to provide our customers a full array of financial services, we supplement the services traditionally offered by our Trust Department by staffing our community offices with wealth management consultants that are licensed and trained to sell variable and fixed rate annuities, mutual funds, stock brokerage services and long-term care insurance. Although the sale of these products can reduce the Bank’s deposit levels, these products offer solutions for our customers that traditional bank products cannot and allow us to more completely service our community. Fee income from the sale of non-deposit products (primarily annuities and mutual funds) was $358,000 and $446,000 in 2010 and 2009, respectively, representing approximately 6% and 7%, respectively, of total pre-tax income.
Other Interest Bearing Liabilities
Because Juniata funds primarily with local deposits, high levels of debt are not necessary, as can be seen in the table below. Occasionally, there is a need for short term, overnight borrowings that are temporary in nature, and there are instances where long-term debt may be used in matched-funding arrangements for particular loans. Juniata’s average balances for all borrowings decreased in each of the past two years and as of December 31, 2010, total borrowings were $4,514,000.
Changes in Borrowings
(Dollars in thousands)

	2010			2009			2008
	Average	Increase(Decrease)		Average	Increase(Decrease)		Average
	Balance	Amount	%	Balance	Amount	%	Balance
Repurchase agreements	$3,051	$682	28.8%	$2,369	$(2,999)	(55.9)%	$5,368
Short-term borrowings	155	(45)	(22.5)	200	(2,179)	(91.6)	2,379
Long-term debt	3,548	(1,452)	(29.0)	5,000	3,552	245.3	1,448
Other interest bearing liabilities	1,160	50	4.5	1,110	52	4.9	1,058

	$7,914	$(765)	(8.8)%	$8,679	$(1,574)	(15.4)%	$10,253

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

Stockholders’ Equity
Total stockholders’ equity decreased by $627,000 in 2009, or 1.2%, while net income decreased by 3.7%. The decrease in stockholders’ equity resulted primarily from the repurchase of stock into treasury, the reduction in the level of unrealized security gains and the increase in unamortized expense related to the defined benefit retirement plan, aggregating a reduction of $2,075,000. These reductions were partially offset by adding $1,390,000 in undistributed earnings. The following table summarizes how the components of equity (in thousands) changed annually in each of the last three years.

	2010	2009	2008
Beginning balance	$50,603	$48,485	$48,572
Net income	4,915	5,106	5,724
Dividends	(3,525)	(3,386)	(3,241)
Stock-based compensation	58	40	40
Repurchase of stock, net of re-issuance	(1,415)	(84)	(1,440)
Net change in unrealized security gains	(377)	69	563
Defined benefit retirement plan adjustments net of tax	(283)	373	(1,253)
Effect of implementation of ASC Topic 715	—	—	(480)

Net change	(627)	2,118	(87)

Ending balance	$49,976	$50,603	$48,485

On average, stockholders’ equity in 2010 was $50,654,000, as compared to $49,514,000 in 2009. At December 31, 2010, Juniata held 488,061 shares of stock in treasury at a cost of $9,527,000 as compared to 408,239 in 2009 at a cost of $8,131,000. These increases are a result of the stock repurchase program in effect (see Note 15 of Notes to Consolidated Financial Statements). Although management’s goal was to increase return on average equity, it became more important to maintain high levels of liquidity and capital adequacy. Return on average equity decreased to 9.70% in 2010 from 10.31% in 2009.
The Company periodically repurchases shares of its common stock under the share repurchase program approved by the Board of Directors. In September of 2008, the Board of Directors authorized the repurchase of an additional 200,000 shares of its common stock through its share repurchase program. The program will remain authorized until all approved shares are repurchased, unless terminated by the Board of Directors. Repurchases have typically been through open market transactions and have complied with all regulatory restrictions on the timing and amount of such repurchases. Shares repurchased have been added to treasury stock and accounted for at cost. These shares may be periodically reissued for stock option exercises, employee stock purchase plan purchases and to fulfill dividend reinvestment program needs. During 2010, 83,900 shares were repurchased in conjunction with the current program. Remaining shares authorized for repurchase were 122,036 as of December 31, 2010.
In 2010, Juniata increased its regular dividend by 5.1%, to $0.82 per common share. Per share common regular dividends in prior years were $0.78 and $0.74 in 2009 and 2008, respectively. (See Note 15 of Notes to Consolidated Financial Statements regarding restrictions on dividends from the Bank to the Company.) In January 2011, the Board of Directors declared a dividend of $0.21 per share for the first quarter of 2011 to stockholders of record on February 15, 2011, payable on March 1, 2011.
Juniata’s book value per share at December 31, 2010 was $11.74, as compared to $11.67 and $11.17 at December 31, 2009 and 2008, respectively. Juniata’s average equity to assets ratio for 2010, 2009 and 2008 was 11.54%, 11.38% and 11.35%, respectively. Refer also to the Capital Risk section in the Asset / Liability management discussion that follows.

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
Juniata is a member of the Federal Home Loan Bank (FHLB) of Pittsburgh, which provides short-term liquidity. The Bank uses this vehicle to satisfy temporary funding needs throughout the year. The Company had no overnight advances on December 31, 2010 or on December 31, 2009.
The Bank’s maximum borrowing capacity with the FHLB is $163,767,000, with no balance outstanding as of December 31, 2010. In order to borrow an amount in excess of $29,011,000, the FHLB would require the Bank to purchase additional FHLB Stock. The FHLB is a source of both short-term and long-term funding. The Bank must maintain sufficient qualifying collateral, as defined, to secure all outstanding advances.
The Bank was party to an agreement with the FHLB for long-term debt through their Convertible Select Loan product. The principal amount of the loan was $5,000,000 and had a two-year term, maturing on September 17, 2010. The interest rate of 2.75% was fixed for the first year. The loan, at the option of the FHLB, became convertible to an adjustable-rate loan or a fixed rate loan, beginning on September 17, 2009 and quarterly thereafter. The debt was used by the Bank to match-fund a specific commercial loan with similar balance and term.
Juniata needs liquid resources available to fulfill contractual obligations that require future cash payments. The table below summarizes significant obligations to third parties, by type, that are fixed and determined at December 31, 2010.
Presented below are the significant contractual obligations of the Company as of December 31, 2010 (in thousands of dollars). Further discussion of the nature of each obligation is included in the referenced note to the consolidated financial statements.
Contractual Obligations

			Payments Due by Period
				One to	Three to	More than
	Note		One Year	Three	Five	Five
	Reference	Total	or Less	Years	Years	Years
Certificates of deposits	11	$187,604	$87,523	$47,172	$52,909	$—
Federal Funds borrowed and security repurchase agreements	12	3,314	3,314	—	—	—
Operating lease obligations	13	241	97	78	44	22
Other long-term liabilities 3rd party data processor contract	22	3,960	528	1,056	1,056	1,320
Supplemental retirement and deferred compensation	19	3,861	445	789	589	2,038

		$198,980	$91,907	$49,095	$54,598	$3,380

The schedule of contractual obligations (above) excludes expected defined benefit retirement payments that will be paid from the plan assets, as referenced in Note 19 of Notes to Consolidated Financial Statements.

Capital Risk
The Company maintains sufficient core capital to protect depositors and stockholders and to take advantage of business opportunities while ensuring that it has resources to absorb the risks inherent in the business. Federal banking regulators have established capital adequacy requirements for banks and bank holding companies based on risk factors, which require more capital backing for assets with higher potential credit risk than assets with lower credit risk. All banks and bank holding companies are required to have a minimum of 4% of risk adjusted assets in Tier I capital and 8% of risk adjusted assets in Total capital (Tier I and Tier II capital). As of December 31, 2010 and 2009, Juniata’s Tier I capital ratio was 18.29% and 17.52%, respectively, and its Total capital ratio was 19.35% and 18.49%, respectively. Additionally, banking organizations must maintain a minimum Tier I capital to total average asset (leverage) ratio of 3%. This 3% leverage ratio is a minimum for the top-rated banking organizations without any supervisory, financial or operational weaknesses or deficiencies. Other banking organizations are required to maintain leverage capital ratios 100 to 200 basis points above the minimum depending on their financial condition. At December 31, 2010 and 2009, Juniata’s leverage ratio was 11.25% and 11.33%, respectively, with a required leverage ratio of 4% (see Note 15 of Notes to the Consolidated Financial Statements).
Market / Interest Rate Risk
Market risk is the exposure to economic loss that arises from changes in the values of certain financial instruments. The types of market risk exposures generally faced by financial institutions include equity market price risk, interest rate risk, foreign currency risk and commodity price risk. Due to the nature of its operations, only equity market price risk and interest rate risk are significant to the Company.
Equity market price risk is the risk that changes in the values of equity investments could have a material impact on the financial position or results of operations of the Company. The Company’s equity investments consist of common stocks of publicly traded financial institutions.
Declines and volatility in the values of financial institution stocks have significantly reduced the likelihood of realizing significant gains in the near-term. Although the Company has realized occasional gains from this portfolio in the past, the primary objective of the portfolio is to achieve value appreciation in the long term while earning consistent attractive after-tax yields from dividends. The carrying value of the financial institutions stocks accounted for 0.2% of the Company’s total assets as of December 31, 2010. Management performs an impairment analysis on the entire investment portfolio, including the financial institutions stocks on a quarterly basis. During 2010, “other-than-temporary” impairment was identified and recorded on one stock. There is no assurance that further declines in market values of the common stock portfolio in the future will not result in “other-than-temporary” impairment charges, depending upon facts and circumstances present.
The equity investments in the Corporation’s portfolio had an adjusted cost basis of approximately $935,000 and a fair value of $961,000 at December 31, 2010. Net unrealized gains in this portfolio were $26,000 at December 31, 2010.
In addition to its equity portfolio, the Company’s investment management and trust services revenue could be impacted by fluctuations in the securities markets. A portion of the Company’s trust revenue is based on the value of the underlying investment portfolios. If securities values decline, the Company’s trust revenue could be negatively impacted.
Interest rate risk creates exposure in two primary areas. First, changes in rates have an impact on the Company’s liquidity position and could affect its ability to meet obligations and continue to grow. Second, movements in interest rates can create fluctuations in the Company’s net interest income and changes in the economic value of equity.

The primary objective of the Company’s asset-liability management process is to maximize current and future net interest income within acceptable levels of interest rate risk while satisfying liquidity and capital requirements. Management recognizes that a certain amount of interest rate risk is inherent, appropriate and necessary to ensure profitability. A simulation analysis is used to assess earnings and capital at risk from movements in interest rates. The model considers three major factors of (1) volume differences, (2) repricing differences, and (3) timing in its income simulation. As of the most recent model run, data was disseminated into appropriate repricing buckets, based upon the static position at that time. The interest-earning assets and interest-bearing liabilities were assigned a multiplier to simulate how much that particular balance sheet item would re-price when interest rates change. Finally, the estimated timing effect of rate changes is applied, and the net interest income effect is determined on a static basis (as if no other factors were present). As the table below indicates, based upon rate shock simulations on a static basis, the Company’s balance sheet is relatively rate-neutral as rates would change downward. Each 100 basis point increase results in approximately $93,000 decline in net interest income in the static environment. This negative effect of rising rates is offset to a large degree by the positive effect of imbedded options that include loans floating above their floors and likely internal deposit pricing strategies. After applying the effects of options, over a one-year period, the net effect of an immediate 100, 200, 300 and 400 basis point rate increase would change net interest income by $(41,000), $4,000, $78,000 and $152,000, respectively. Rate shock modeling was done for a declining rate of 25 basis points only, as the federal funds target rate currently is between zero and 0.25%. As the table below indicates, the net effect of interest rate risk on net interest income is neutral in a rising rate environment. Juniata’s rate risk policies provide for maximum limits on net interest income that can be at risk for 100 through 400 basis point changes in interest rates.
Effect of Interest Rate Risk on Net Interest Income
(Dollars in thousands)

	Change in Net	Change in Net
Change in	Interest Income	Interest Income	Total Change in
Interest Rates	Due to Interest	Due to Imbedded	Net Interest
(Basis Points)	Rate Risk (Static)	Options	Income

400	$(375)	$527	$152
300	(281)	359	78
200	(187)	191	4
100	(93)	52	(41)
0	—	—	—
-25	23	(36)	(13)
The net interest income at risk position remained within the guidelines established by the Company’s asset/liability policy.
Table 5, presented below, illustrates the maturity distribution of the Company’s interest-sensitive assets and liabilities as of December 31, 2010. Earliest re-pricing opportunities for variable and adjustable rate products and scheduled maturities for fixed rate products have been placed in the appropriate column to compute the cumulative sensitivity ratio (ratio of interest-earning assets to interest-bearing liabilities). Securities with call features are treated as though the call date is the maturity date. Through one year, the cumulative sensitivity ratio is 1.03, indicating a well-matched balance sheet, with a minor amount of risk when measured on a static basis.

Table 5
MATURITY DISTRIBUTION
AS OF DECEMBER 31, 2010
(Dollars in thousands)
Remaining Maturity / Earliest Possible Repricing

		Over Three	Over Six	Over One
	Three	Months But	Months But	Year But	Over
	Months	Within Six	Within One	Within Five	Five
	or Less	Months	Year	Years	Years	Total
Interest Earning Assets
Interest bearing deposits	$218	$—	$498	$847	$—	$1,563
Federal funds sold	12,300	—	—	—	—	12,300
Investment securities:
Debt securities — taxable	3,009	1,503	4,172	32,932	3,997	45,613
Debt securities — tax-exempt	—	2,277	10,961	18,225	541	32,004
Mortgage-backed securities	—	—	—	1,345	—	1,345
Stocks	—	—	—	—	961	961
Loans:
Commercial, financial, and agricultural	18,515	21	464	8,930	4,911	32,841
Real estate — construction	3,262	228	1,476	2,301	3,761	11,028
Other loans	45,891	9,916	27,302	41,583	129,541	254,233

Total Interest Earning Assets	83,195	13,945	44,873	106,163	143,712	391,888

Interest Bearing Liabilities
Demand deposits	33,094	814	3,255	11,393	32,822	81,378
Savings deposits	2,569	3,041	3,239	6,596	31,667	47,112
Certificates of deposit over $100,000	4,587	3,737	6,362	19,413	—	34,099
Time deposits	24,403	20,274	28,160	80,668	—	153,505
Securities sold under agreements to repurchase	3,314	—	—	—	—	3,314
Other interest bearing liabilities	1,200	—	—	—	—	1,200

Total Interest Bearing Liabilities	69,167	27,866	41,016	118,070	64,489	320,608

Gap	$14,028	$(13,921)	$3,857	$(11,907)	$79,223	$71,280

Cumulative Gap	$14,028	$107	$3,964	$(7,943)	$71,280

Cumulative sensitivity ratio	1.20	1.00	1.03	0.97	1.22

Commercial, financial and agricultural loans maturing after one year with:
Fixed interest rates				$8,741	$4,910	$13,651
Variable interest rates				177	753	930

Total				$8,918	$5,663	$14,581

Investment Portfolio Risk
Management considers its investment portfolio risk as the amount of appreciation or depreciation the investment portfolio will sustain when interest rates change. The securities portfolio will decline in value when interest rates rise and increase in value when interest rates decline. Securities with long maturities, excessive optionality (as a result of call features) and unusual indexes tend to produce the most market risk during interest rate movements. Rate shocks of minus 100 and plus 100, 200 and 300 basis points were applied to the securities portfolio to determine how Tier 1 capital would be affected if the securities portfolio had to be liquidated and all gains and losses were recognized. The test revealed that, as of December 31, 2011, the risk-based capital ratio would remain adequate under these scenarios.
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
The Company had outstanding loan origination commitments aggregating $23,623,000 and $31,587,000 at December 31, 2010 and 2009, respectively. In addition, the Company had $13,843,000 and $15,002,000 outstanding in unused lines of credit commitments extended to its customers at December 31, 2010 and 2009, respectively.
Letters of credit are instruments issued by the Company that guarantee the beneficiary payment by the Bank in the event of default by the Company’s customer in the non-performance of an obligation or service. Most letters of credit are extended for one-year periods. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Company holds collateral supporting those commitments for which collateral is deemed necessary. The amount of the liability as of December 31, 2010 and 2009 for guarantees under letters of credit issued is not material.
The maximum undiscounted exposure related to these commitments at December 31, 2010 was $845,000, and the approximate value of underlying collateral upon liquidation that would be expected to cover this maximum potential exposure was $1,001,000.

In 2009, the Company executed an agreement to obtain technology outsourcing services through an outside service bureau, and those services began in June 2010. The agreement provides for termination fees if the Company cancels the services prior to the end of the 8-year commitment period. The termination fee would be an amount equal to one hundred percent of the estimated remaining value of the terminated services if terminated in the first contract year, ninety percent of the estimated remaining value of the terminated services if terminated in the second contract year, eighty percent and seventy percent of the remaining value of the terminated services if terminated in the third and fourth contract years, respectively, and sixty percent of the remaining value of the terminated services if terminated in contract years five through eight. Termination fees are estimated to be approximately $3,960,000 at December 31, 2010.
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

Report on Management’s Assessment of Internal Control over Financial Reporting
The management of the Company is responsible for establishing and maintaining effective disclosure controls and procedures, as defined under Rules 13a-15(e) and 15d-15(e) of the Securities Exchange Act of 1934. As of December 31, 2010, an evaluation was performed under the supervision and with the participation of Management, including the Chief Executive Officer and Chief Financial Officer, of the effectiveness of the design and operation of the Company’s disclosure controls and procedures. Based on that evaluation, management concluded that disclosure controls and procedures as of December 31, 2010 were effective in ensuring material information required to be disclosed in this Annual Report on Form 10-K was recorded, processed, summarized and reported on a timely basis. Additionally, there were no changes in the Company’s internal control over financial reporting.
Management’s responsibilities related to establishing and maintaining effective disclosure controls and procedures include maintaining effective internal control over financial reporting that are designed to produce reliable financial statements in accordance with accounting principles generally accepted in the United States of America. As disclosed in the Report on Management’s Assessment of Internal Control Over Financial Reporting, Management assessed the Company’s system of internal control over financial reporting as of December 31, 2010, in relation to criteria for effective internal control over financial reporting as described in Internal Control — Integrated Framework, issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”). Based on this assessment, Management believes that, as of December 31, 2010, its system of internal control over financial reporting met those criteria and is effective.
The independent registered public accounting firm that audited the consolidated financial statements included in the annual report has issued an attestation report on the registrant’s internal control over financial reporting.
Marcie A. Barber, President and Chief Executive Officer
JoAnn N. McMinn, Chief Financial Officer

Report of Independent Registered Public Accounting Firm on Effectiveness of Internal Control over
Financial Reporting
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors and Stockholders
Juniata Valley Financial Corp.
Mifflintown, Pennsylvania
We have audited Juniata Valley Financial Corp. and its wholly-owned subsidiary’s The Juniata Valley Bank, (the “Company”) internal control over financial reporting as of December 31, 2010, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”). The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Report on Management’s Assessment of Internal Control over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.
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
A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the consolidated financial statements.
Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
In our opinion, the Company, maintained, in all material respects, effective internal control over financial reporting as of December 31, 2010, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”).
We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated statements of financial condition of Juniata Valley Financial Corp. and its wholly-owned subsidiary, The Juniata Valley Bank as of December 31, 2010 and 2009 and the related consolidated statements of income, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2010, and our report dated March 15, 2011 expressed an unqualified opinion.
ParenteBeard LLC
Lancaster, Pennsylvania
March 15, 2011

Report of Independent Registered Public Accounting Firm on Consolidated Financial Statements
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors and Stockholders
Juniata Valley Financial Corp.
Mifflintown, Pennsylvania
We have audited the accompanying consolidated statements of financial condition of Juniata Valley Financial Corp. and its wholly-owned subsidiary, The Juniata Valley Bank, (the “Company”) as of December 31, 2010 and 2009, and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2010. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Juniata Valley Financial Corp. and its wholly-owned subsidiary, The Juniata Valley Bank, as of December 31, 2010 and 2009 and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2010 in conformity with accounting principles generally accepted in the United States of America.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of December 31, 2010, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”) and our report dated March 15, 2011 expressed an unqualified opinion.
ParenteBeard LLC
Lancaster, Pennsylvania
March 15, 2011

Juniata Valley Financial Corp. and Subsidiary
Consolidated Statements of Financial Condition
(in thousands, except share data)

	December 31,	December 31,
	2010	2009
ASSETS
Cash and due from banks	$12,758	$18,613
Interest bearing deposits with banks	218	82
Federal funds sold	12,300	1,200

Cash and cash equivalents	25,276	19,895

Interest bearing time deposits with banks	1,345	1,420
Securities available for sale	79,923	77,356
Restricted investment in Federal Home Loan Bank (FHLB) stock	2,088	2,197
Investment in unconsolidated subsidiary	3,550	3,338

Total loans, net of unearned interest	298,102	311,630
Less: Allowance for loan losses	(2,824)	(2,719)

Total loans, net of allowance for loan losses	295,278	308,911
Premises and equipment, net	7,067	6,878
Other real estate owned	412	476
Bank owned life insurance and annuities	13,568	13,066
Core deposit intangible	254	299
Goodwill	2,046	2,046
Accrued interest receivable and other assets	4,946	6,227

Total assets	$435,753	$442,109

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Deposits:
Non-interest bearing	$60,696	$55,030
Interest bearing	316,094	322,367

Total deposits	376,790	377,397

Securities sold under agreements to repurchase	3,314	3,207
Long-term debt	—	5,000
Other interest bearing liabilities	1,200	1,146
Accrued interest payable and other liabilities	4,473	4,756

Total liabilities	385,777	391,506
Stockholders’ Equity:
Preferred stock, no par value:
Authorized - 500,000 shares, none issued	—	—
Common stock, par value $1.00 per share:
Authorized - 20,000,000 shares
Issued - 4,745,826 shares
Outstanding -
4,257,765 shares at December 31, 2010;
4,337,587 shares at December 31, 2009	4,746	4,746
Surplus	18,354	18,315
Retained earnings	37,868	36,478
Accumulated other comprehensive loss	(1,465)	(805)
Cost of common stock in Treasury:
488,061 shares at December 31, 2010;
408,239 shares at December 31, 2009	(9,527)	(8,131)

Total stockholders’ equity	49,976	50,603

Total liabilities and stockholders’ equity	$435,753	$442,109

See Notes to Consolidated Financial Statements

Juniata Valley Financial Corp. and Subsidiary
Consolidated Statements of Income
(in thousands, except share data)

	Years Ended December 31,
	2010	2009	2008
Interest income:
Loans, including fees	$19,537	$20,787	$22,100
Taxable securities	973	1,163	1,666
Tax-exempt securities	1,016	1,152	1,082
Other interest income	48	166	382

Total interest income	21,574	23,268	25,230

Interest expense:
Deposits	5,387	7,116	8,895
Securities sold under agreements to repurchase	3	2	69
Short-term borrowings	1	1	21
Long-term debt	99	140	41
Other interest bearing liabilities	12	20	31

Total interest expense	5,502	7,279	9,057

Net interest income	16,072	15,989	16,173
Provision for loan losses	741	627	421

Net interest income after provision for loan losses	15,331	15,362	15,752

Noninterest income:
Trust fees	378	361	389
Customer service fees	1,428	1,673	1,660
Earnings on bank owned life insurance and annuities	510	444	486
Commissions from sales of non-deposit products	358	446	704
Income from unconsolidated subsidiary	250	217	207
Securities impairment charge	(40)	(226)	(554)
Gain on sales or calls of securities	31	17	33
Gain (Loss) on sales of other assets	79	(19)	58
Gain on life insurance proceeds	—	—	179
Prior period income from insurance sales	—	323	—
Other noninterest income	940	935	875

Total noninterest income	3,934	4,171	4,037

Noninterest expense:
Employee compensation expense	5,052	4,958	5,078
Employee benefits	1,565	1,667	1,373
Occupancy	939	940	928
Equipment	565	612	710
Data processing expense	1,397	1,325	1,375
Director compensation	335	416	417
Professional fees	515	392	379
Taxes, other than income	469	476	500
FDIC Insurance premiums	534	634	59
Intangible amortization	45	45	45
Other noninterest expense	1,304	1,154	1,144

Total noninterest expense	12,720	12,619	12,008

Income before income taxes	6,545	6,914	7,781
Provision for income taxes	1,630	1,808	2,057

Net income	$4,915	$5,106	$5,724

Earnings per share
Basic	$1.14	$1.18	$1.31
Diluted	$1.14	$1.18	$1.31
Cash dividends declared per share	$0.82	$0.78	$0.74
Weighted average basic shares outstanding	4,297,443	4,341,097	4,376,077
Weighted average diluted shares outstanding	4,300,966	4,345,236	4,385,612
See Notes to Consolidated Financial Statements

Juniata Valley Financial Corp. and Subsidiary
Consolidated Statements of Stockholders’ Equity
(in thousands, except share data)

	Years Ended December 31, 2010, 2009 and 2008
	Number				Accumulated
	of				Other		Total
	Shares	Common		Retained	Comprehensive	Treasury	Stockholders’
	Outstanding	Stock	Surplus	Earnings	Loss	Stock	Equity

Balance at December 31, 2007	4,409,445	$4,746	$18,297	$32,755	$(557)	$(6,669)	$48,572
Comprehensive income:
Net income				5,724			5,724
Change in unrealized gains on securities available for sale, net of reclassification adjustment and tax effects					563		563
Defined benefit retirement plan adjustments, net of tax effects					(1,253)		(1,253)

Total comprehensive income							5,034
Implementation of ASC Topic 715				(480)			(480)
Cash dividends at $0.74 per share				(3,241)			(3,241)
Stock-based compensation expense			40				40
Purchase of treasury stock, at cost	(72,955)					(1,518)	(1,518)
Treasury stock issued for stock option and stock purchase plans	4,565		(13)			91	78

Balance at December 31, 2008	4,341,055	4,746	18,324	34,758	(1,247)	(8,096)	48,485
Comprehensive income:
Net income				5,106			5,106
Change in unrealized gains on securities available for sale, net of reclassification adjustment and tax effects					69		69
Defined benefit retirement plan adjustments, net of tax effects					373		373

Total comprehensive income							5,548
Cash dividends at $0.78 per share				(3,386)			(3,386)
Stock-based compensation expense			40				40
Purchase of treasury stock, at cost	(12,600)					(217)	(217)
Treasury stock issued for stock option and stock purchase plans	9,132		(49)			182	133

Balance at December 31, 2009	4,337,587	4,746	18,315	36,478	(805)	(8,131)	50,603
Comprehensive income:
Net income				4,915			4,915
Change in unrealized gains on securities available for sale, net of reclassification adjustment and tax effects					(377)		(377)
Defined benefit retirement plan adjustments, net of tax effects					(283)		(283)

Total comprehensive income							4,255
Cash dividends at $0.82 per share				(3,525)			(3,525)
Stock-based compensation expense			58				58
Purchase of treasury stock, at cost	(83,900)					(1,476)	(1,476)
Treasury stock issued for stock option and stock purchase plans	4,078		(19)			80	61

Balance at December 31, 2010	4,257,765	$4,746	$18,354	$37,868	$(1,465)	$(9,527)	$49,976

See Notes to Consolidated Financial Statements

Juniata Valley Financial Corp. and Subsidiary
Consolidated Statements of Cash Flows
(in thousands)

	Years Ended December 31,
	2010	2009	2008
Operating activities:
Net income	$4,915	$5,106	$5,724
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	741	627	421
Depreciation	565	587	691
Net amortization of securities premiums	293	220	126
Net amortization of loan origination costs	28	45	25
Amortization of core deposit intangible	45	45	45
Securities impairment charge	40	226	554
Net realized gains on sales or calls of securities	(31)	(17)	(33)
Net losses (gains) on sales of other assets	(79)	19	(58)
Earnings on bank owned life insurance and annuities	(510)	(444)	(486)
Bank owned life insurance proceeds in excess of cash surrender value	—	—	(179)
Deferred income tax expense	163	223	609
Equity in earnings of unconsolidated subsidiary, net of dividends of $40, $46 and $0	(210)	(171)	(207)
Stock-based compensation expense	58	40	40
Decrease (increase) in accrued interest receivable and other assets	1,064	(927)	(962)
Decrease in accrued interest payable and other liabilities	(208)	(869)	(2,066)

Net cash provided by operating activities	6,874	4,710	4,244
Investing activities:
Purchases of:
Securities available for sale	(53,198)	(56,245)	(36,063)
FHLB stock	—	—	(1,419)
Premises and equipment	(754)	(128)	(838)
Bank owned life insurance and annuities	(70)	(120)	(94)
Proceeds from:
Sales of securities available for sale	—	5,004	9
Maturities of and principal repayments on:
Securities available for sale	49,754	37,908	38,987
Redemption of FHLB stock	109	—	317
Bank owned life insurance and annuities	57	68	511
Sale of other real estate owned	911	603	311
Sale of property owned for investment and other assets	—	160	322
Net decrease in interest bearing time deposits	75	3,905	200
Net decrease (increase) in loans receivable	12,063	2,049	(17,595)

Net cash provided by (used in) investing activities	8,947	(6,796)	(15,352)
Financing activities:
Net (decrease) increase in deposits	(607)	20,366	(2,426)
Net increase (decrease) in short-term borrowings and securities
sold under agreements to repurchase	107	(7,372)	5,148
Issuance of long-term debt		—	5,000
Repayment of long-term debt	(5,000)	—	—
Cash dividends	(3,525)	(3,386)	(3,241)
Purchase of treasury stock	(1,476)	(217)	(1,518)
Treasury stock issued for employee stock plans	61	133	78

Net cash (used in) provided by financing activities	(10,440)	9,524	3,041

Net increase (decrease) in cash and cash equivalents	5,381	7,438	(8,067)
Cash and cash equivalents at beginning of year	19,895	12,457	20,524

Cash and cash equivalents at end of year	$25,276	$19,895	$12,457

Supplemental information:
Interest paid	$5,684	$7,399	$9,255
Income taxes paid	1,305	1,340	2,100
Supplemental schedule of noncash investing and financing activities:
Transfer of loans to other real estate owned	$758	$814	$305
Transfer of loans to other assets owned	1	74	—
Transfer of fixed asset to other assets	—	—	45
See Notes to Consolidated Financial Statements

JUNIATA VALLEY FINANCIAL CORP. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2010, 2009 AND 2008
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
As of December 31, 2010, there were no concentrations of credit to any particular industry equaling 25% or more of total capital. The Bank’s business activities are geographically concentrated in the counties of Juniata, Mifflin, Perry, Huntingdon, Centre, Franklin and Snyder, Pennsylvania. The Bank has a diversified loan portfolio; however, a substantial portion of its debtors’ ability to honor their obligations is dependent upon the economy in central Pennsylvania.

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
Restricted Investment in Federal Home Loan Bank Stock
The Bank owns restricted stock investments in the Federal Home Loan Bank. Federal law requires a member institution of the Federal Home Loan Bank to hold stock according to a predetermined formula. The stock is carried at cost. In December 2008, the FHLB of Pittsburgh notified member banks that it was suspending dividend payments and the repurchase of capital stock. However, in 2010, the FHLB of Pittsburgh repurchased portions of excess capital stock held by member banks of the FHLB.
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

Management believes no impairment charge was necessary related to the FHLB restricted stock during 2010, 2009 or 2008.
Loans
Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are stated at the outstanding unpaid principal balances, net of any deferred fees or costs, unearned income and the allowance for loan losses. Interest income on all loans, other than nonaccrual loans, is accrued over the term of the loans based on the amount of principal outstanding. Unearned income is amortized to income over the life of the loans, using the interest method.
The loan portfolio is segmented into commercial and consumer loans. These broad categories are further disaggregated into classes of loans used for analysis and reporting. Classes consist of (1) commercial, financial and agricultural, (2) commercial real estate, (3) real estate construction, (4) residential mortgage loans, (5) home equity loans, (6) obligations of states and political subdivisions and (7) personal loans.
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
Loan origination fees and costs
Loan origination fees and related direct origination costs for a given loan are deferred and amortized over the life of the loan on a level-yield basis as an adjustment to interest income over the contractual life of the loan. As of December 31, 2010 and 2009, the amount of net unamortized origination fees carried as an adjustment to outstanding loan balances is $30,000 and $66,000, respectively.
Allowance for loan losses
The allowance for loan losses consists of the allowance for loan losses and the reserve for unfunded lending commitments. The allowance for loan losses represents management’s estimate of losses inherent in the loan portfolio as of the balance sheet date and is recorded as a reduction to loans. The reserve for unfunded lending commitments represents management’s estimate of losses inherent in its unfunded lending commitments and is recorded in other liabilities on the consolidated balance sheet. The allowance for loan losses is increased by the provision for loan losses, and decreased by charge-offs, net of recoveries. Loans deemed to be uncollectible are charged against the allowance for loan losses, and subsequent recoveries, if any, are credited to the allowance.

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
Loans included in any class are considered for charge-off when:
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
A large commercial loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. (A “large” loan (or group of like-loans within one relationship) is defined as a commercial/business loan, with an aggregate outstanding balance in excess of $150,000, or any other loan that management deems of similar characteristics inherent to the deficiencies of an impaired large loan by definition.) Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loans and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price or the fair value of the collateral if the loan is collateral dependent. The estimated fair values of substantially all of the Company’s impaired loans are measured based on the estimated fair value of the loan’s collateral. For commercial loans securied with real estate, estimated fair values are determined primarily through third-party appraisals. When a real estate secured loan becomes impaired, a decision is made regarding whether an updated certified appraisal of the real estate is necessary. This decision is based on various considerations, including the age of the most recent appraisal, the loan-to-value ratio based on the original appraisal and the condition of the property. Appraised values are discounted to arrive at the estimated selling price of the collateral, which is considered to be the estimated fair value. The discounts also include the estimated costs to sell the property. For commercial loans secured by non-real estate collateral, estimated fair values are determined based on the borrower’s financial statements, inventory reports, accounts receivable agings or equipment appraisals or invoices. Indications of value from these sources are generally discounted based on the age of the financial information or the quality of the assets. For such loans that are classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The Bank generally does not separately identify individual consumer and residential loans for impairment disclosures, unless such loans are subject to a restructuring agreement.

Loans whose terms are modified are classified as troubled debt restructurings if the Company grants such borrowers concessions and it is deemed that those borrowers are experiencing financial difficulty. Concessions granted under a troubled debt restructuring generally involve a temporary reduction in interest rate or an extension of a loan’s stated maturity date. Nonaccrual troubled debt restructurings are restored to accrual status if principal and interest payments, under the modified terms, are current for a period of time after modification. Loans classified as troubled debt restructurings are designated as impaired.
The component for contingency relates to other loans that have been segmented into risk rated categories. The borrower’s overall financial condition, repayment sources, guarantors and value of collateral, if appropriate, are evaluated quarterly or when credit deficiencies arise, such as delinquent loan payments. Credit quality risk ratings include regulatory classifications of special mention, substandard, doubtful and loss. Loans classified as special mention have potential weaknesses that deserve management’s close attention. If uncorrected, the potential weaknesses may result in deterioration of the repayment prospects. Loans classified substandard have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They include loans that are inadequately protected by the current sound net worth and paying capacity of the obligor or of the collateral pledged, if any. Loans classified doubtful have all the weaknesses inherent in loans classified substandard with the added characteristic that collection or liquidation in full, on the basis or current conditions and facts, is highly improbable. Loans classified as a loss are considered uncollectible and are charged to the allowance for loan losses. Loans not classified are rated pass. Specific reserves may be established for larger, individual classified loans as a result of this evaluation. Remaining loans are categorized into large groups of smaller balance homogeneous loans and are collectively evaluated for impairment. This computation is generally based on historical loss experience adjusted for qualitative factors. These qualitative risk factors include:
1.	National, regional and local economic and business conditions as well as the condition of various market segments, including the underlying collateral for collateral dependent loans.
2.	Nature and volume of the portfolio and terms of loans.
3.	Experience, ability and depth of lending and credit management and staff.
4.	Volume and severity of past due, classified and nonaccrual loans as well as other loan modifications.
5.	Existence and effect of any concentrations of credit and changes in the level of such concentrations.
6.	Effect of external factors, including competition.
Each factor is assigned a value to reflect improving, stable or declining conditions based on management’s best judgment using relevant information available at the time of the evaluation. Adjustments to the factors are supported through documentation of changes in conditions in a narrative accompanying the allowance for loan loss calculation.
Commercial, Financial and Agricultural Lending - The Company originates commercial, financial and agricultural loans primarily to businesses located in its primary market area and surrounding areas. These loans are used for various business purposes which include short-term loans and lines of credit to finance machinery and equipment purchases, inventory and accounts receivable. Generally, the maximum term for loans extended on machinery and equipment is shorter or does not exceed the projected useful life of such machinery and equipment. Most business lines of credit are written on demand and may be renewed annually.
Commercial loans are generally secured with short-term assets however, in many cases, additional collateral such as real estate is provided as additional security for the loan. Loan-to-value maximum values have been established by the Company and are specific to the type of collateral. Collateral values may be determined using invoices, inventory reports, accounts receivable aging reports, collateral appraisals, etc.

In underwriting commercial loans, an analysis of the borrower’s character, capacity to repay the loan, the adequacy of the borrower’s capital and collateral as well as an evaluation of conditions affecting the borrower is performed. Analysis of the borrower’s past, present and future cash flows is also an important aspect of the Company’s analysis.
Concentration analysis assists in identifying industry specific risk inherent in commercial, financial and agricultural lending. Mitigants include the identification of secondary and tertiary sources of repayment and appropriate increases in oversight.
Commercial loans generally present a higher level of risk than other types of loans due primarily to the effect of general economic conditions.
Commercial Real Estate Lending - The Company engages in commercial real estate lending in its primary market area and surrounding areas. The Company’s commercial loan portfolio is secured primarily by residential housing, raw land, and hotels. Generally, commercial real estate loans have terms that do not exceed 20 years, have loan-to-value ratios of up to 80% of the appraised value of the property and are typically secured by personal guarantees of the borrowers.
As economic conditions change, the Company reduces its exposure in real estate segments with higher risk characteristics. In underwriting these loans, the Company performs a thorough analysis of the financial condition of the borrower, the borrower’s credit history, and the reliability and predictability of the cash flow generated by the property securing the loan. Appraisals on properties securing commercial real estate loans originated by the Company are performed by independent appraisers.
Commercial real estate loans generally present a higher level of risk than other types of loans due primarily to the effect of general economic conditions.
Real Estate Construction Lending - The Company engages in real estate construction lending in its primary market area and surrounding areas. The Company’s real estate construction lending consists of commercial and residential site development loans as well as commercial building construction and residential housing construction loans.
The Company’s commercial real estate construction loans are generally secured with the subject property and advances are made in conformity with a pre-determined draw schedule supported by independent inspections. Terms of construction loans depend on the specifics of the project such as, estimated absorption rates, estimated time to complete, etc.
In underwriting commercial real estate construction loans, the Company performs a thorough analysis of the financial condition of the borrower, the borrower’s credit history, the reliability and predictability of the cash flow generated by the project using feasibility studies, market data, etc. Appraisals on properties securing commercial real estate loans originated by the Company are performed by independent appraisers.
Real estate construction loans generally present a higher level of risk than other types of loans due primarily to the effect of general economic conditions.
Residential Mortgage Lending - One- to four-family residential mortgage loan originations are generated by the Company’s marketing efforts, its present customers, walk-in customers and referrals. These loans originate primarily within the Company’s market area or with customers primarily from the market area.
The Company offers fixed-rate and adjustable rate mortgage loans with terms up to a maximum of 25-years for both permanent structures and those under construction. The Company’s one- to four-family residential mortgage originations are secured primarily by properties located in its primary market area and surrounding areas. The majority of the Company’s residential mortgage loans originate with a loan-to-value of 80% or less.

In underwriting one-to-four family residential real estate loans, the Company evaluates the borrower’s ability to make monthly payments, the borrower’s repayment history and the value of the property securing the loan. Properties securing real estate loans made by the Company are appraised by independent fee appraisers. The Company generally requires borrowers to obtain an attorney’s title opinion or title insurance, and fire and property insurance (including flood insurance, if necessary) in an amount not less than the amount of the loan. The Company does not engage in sub-prime residential mortgage originations.
Residential mortgage loans generally present a lower level of risk than other types of consumer loans because they are secured by the borrower’s primary residence.
Home Equity Installment and Line of Credit Lending - The Company originates home equity installment loans and home equity lines of credit primarily within the Company’s market area or with customers primarily from the market area.
Home equity installment loans are secured by the borrower’s primary residence with a maximum loan-to-value of 80% and a maximum term of 15 years.
Home equity lines of credit are secured by the borrower’s primary residence with a maximum loan-to-value of 90% and a maximum term of 20 years.
In underwriting home equity lines of credit, a thorough analysis of the borrower’s willingness and financial ability to repay the loan as agreed is performed. The ability to repay shall be determined by the borrower’s employment history, current financial conditions, and credit background. The analysis is based primarily on the customer’s ability to repay and secondarily on the collateral or security.
Home equity loans generally present a lower level of risk than other types of consumer loans because they are secured by the borrower’s primary residence.
Obligations of States and Political Subdivisions - The Company lends to local municipalities and other tax-exempt organizations. These loans are primarily tax-anticipation notes and as such carry little risk. Historically, the Company has never had a loss on any loan of this type.
Personal Lending - The Company offers a variety of secured and unsecured personal loans, including vehicle, mobile homes and loans secured by savings deposits as well as other types of personal loans.
Personal loan terms vary according to the type and value of collateral and creditworthiness of the borrower. In underwriting personal loans, a thorough analysis of the borrower’s willingness and financial ability to repay the loan as agreed is performed. The ability to repay shall be determined by the borrower’s employment history, current financial conditions, and credit background.
Personal loans may entail greater credit risk than do residential mortgage loans, particularly in the case of personal loans which are unsecured or are secured by rapidly depreciable assets, such as automobiles or recreational equipment. In such cases, any repossessed collateral for a defaulted personal loan may not provide an adequate source of repayment of the outstanding loan balance as a result of the greater likelihood of damage, loss or depreciation. In addition, personal loan collections are dependent on the borrower’s continuing financial stability, and thus are more likely to be affected by adverse personal circumstances. Furthermore, the application of various federal and state laws, including bankruptcy and insolvency laws, may limit the amount which can be recovered on such loans.
In addition, regulatory agencies, as an integral part of their examination process, periodically review the Company’s allowance for loan losses and may require the Company to recognize additions to the allowance based on their judgements about information available to them at the time of their examination, which may not be currently available to management. Based on management’s comprehensive analysis of the loan portfolio, management believes the current level of the allowance for loan losses to be adequate.

Other real estate owned
Assets acquired in settlement of mortgage loan indebtedness are recorded as other real estate owned (OREO) at fair value less estimated costs to sell. Costs to maintain the assets and subsequent gains and losses attributable to their disposal are included in other income and other expenses as realized. No depreciation or amortization expense is recognized. At December 31, 2010 and 2009, the carrying value of other real estate owned was $412,000 and $476,000, respectively.
Business combinations
Business combinations are accounted for under the acquisition method of accounting. Under the aquisition method, assets and liabilities of the business acquired are recorded at their estimated fair values as of the date of the acquisition with any excess of the cost of the acquisition over the fair value of the net tangible and intangible assets acquired recorded as goodwill. Results of operations of the acquired business are included in the consolidated statement of income from the date of acquisition.
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
GAAP requires split-dollar life insurance arrangements to have a liability recognized related to the postretirement benefits covered by an endorsement split-dollar life insurance arrangement, and a liability for the future death benefit. The accrued benefit liability was $661,000 and $622,000 as of December 31, 2010 and 2009, respectively. The impact to pre-tax earnings for the full years of 2010, 2009 and 2008 was a decrease of $39,000, $69,000 and $74,000, respectively.
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
Advertising
The Company follows the policy of charging costs of advertising to expense as incurred. Advertising expenses were $127,000, $125,000 and $156,000 in 2010, 2009 and 2008, respectively.
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
Stock-based compensation
The Company recognized $58,000, $40,000 and $40,000 of expense for the years ended December 31, 2010, 2009 and 2008, respectively, for stock-based compensation. The stock-based compensation expense amounts were derived using the Black-Scholes option-pricing model. The following weighted average assumptions were used to value options granted in prior periods presented. There were no new options granted in 2010.

	2009	2008
Expected life of options	7 years	7 years
Risk-free interest rate	2.93%	3.08%
Expected volatility	21.77%	19.47%
Expected dividend yield	3.68%	3.20%
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
Subsequent events
The Company has evaluated events and transactions occurring subsequent to the balance sheet date of December 31, 2010, for items that should potentially be recognized or disclosed in the consolidated financial statements. The evaluation was conducted through the date these consolidated financial statements were issued.

2. Recent Accounting Standard Updates (ASU)
ASU 2011-01
The amendments in this ASU temporarily delay the effective date of the disclosures about troubled debt restructurings in ASU 2010-20 for public entities. Under the existing effective date in ASU 2010-20, public-entity creditors would have provided disclosures about troubled debt restructurings for periods beginning on or after December 15, 2010. The delay is intended to allow the Board time to complete its deliberations on what constitutes a troubled debt restructuring. The effective date of the new disclosures about troubled debt restructurings for public entities and the guidance for determining what constitutes a troubled debt restructuring will then be coordinated. Currently, that guidance is anticipated to be effective for interim and annual periods ending after June 15, 2011.
The deferral in this amendment was effective upon issuance. This guidance will not have an impact on the Company’s financial position or results of operations.
ASU 2010-29
The objective of this ASU is to address diversity in practice about the interpretation of the pro forma revenue and earnings disclosure requirements for business combinations.
Paragraph 805-10-50-2(h) requires a public entity to disclose pro forma information for business combinations that occurred in the current reporting period. The disclosures include pro forma revenue and earnings of the combined entity for the current reporting period as though the acquisition date for all business combinations that occurred during the year had been as of the beginning of the annual reporting period. If comparative financial statements are presented, the pro forma revenue and earnings of the combined entity for the comparable prior reporting period should be reported as though the acquisition date for all business combinations that occurred during the current year had been as of the beginning of the comparable prior annual reporting period.
In practice, some preparers have presented the pro forma information in their comparative financial statements as if the business combination that occurred in the current reporting period had occurred as of the beginning of each of the current and prior annual reporting periods. Other preparers have disclosed the pro forma information as if the business combination occurred at the beginning of the prior annual reporting period only, and carried forward the related adjustments, if applicable, through the current reporting period.
The amendments in this ASU specify that if a public entity presents comparative financial statements, the entity should disclose revenue and earnings of the combined entity as though the business combination(s) that occurred during the current year had occurred as of the beginning of the comparable prior annual reporting period only.
The amendments in this ASU also expand the supplemental pro forma disclosures under ASC Topic 805 to include a description of the nature and amount of material, nonrecurring pro forma adjustments directly attributable to the business combination included in the reported pro forma revenue and earnings.
The amendments in this ASU are effective prospectively for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2010. Early adoption is permitted. This guidance will not have an impact on the Company’s financial position or results of operations.
ASU 2010-28
The amendments in this ASU modify Step 1 of the goodwill impairment test for reporting units with zero or negative carrying amounts. For those reporting units, an entity is required to perform Step 2 of the goodwill impairment test if it is more likely than not that a goodwill impairment exists. In determining whether it is more likely than not that a goodwill impairment exists, an entity should consider whether there are any adverse qualitative factors indicating that an impairment may exist. The qualitative factors are consistent with the existing guidance and examples in paragraph 350-20-35-30, which requires that goodwill of a reporting unit be tested for impairment between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount.

These amendments eliminate an entity’s ability to assert that a reporting unit is not required to perform Step 2 because the carrying amount of the reporting unit is zero or negative despite the existence of qualitative factors that indicate the goodwill is more likely than not impaired. As a result, goodwill impairments may be reported sooner than under current practice.
For public entities, the amendments in this ASU are effective for fiscal years, and interim periods within those years, beginning after December 15, 2010. Early adoption is not permitted. For nonpublic entities, the amendments are effective for fiscal years, and interim periods within those years, beginning after December 15, 2011. Nonpublic entities may early adopt the amendments using the effective date for public entities.
Upon adoption of the amendments, an entity with reporting units that have carrying amounts that are zero or negative is required to assess whether it is more likely than not that the reporting units’ goodwill is impaired. If the entity determines that it is more likely than not that the goodwill of one or more of its reporting units is impaired, the entity should perform Step 2 of the goodwill impairment test for those reporting unit(s). Any resulting goodwill impairment should be recorded as a cumulative-effect adjustment to beginning retained earnings in the period of adoption. Any goodwill impairments occurring after the initial adoption of the amendments should be included in earnings as required by Section 350-20-35. This guidance will not have an impact on the Company’s financial position or results of operations.
ASU 2010-20
ASU 2010-20, Receivables (Topic 310): Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses, will help investors assess the credit risk of a company’s receivables portfolio and the adequacy of its allowance for credit losses held against the portfolios by expanding credit risk disclosures.
This ASU requires more information about the credit quality of financing receivables in the disclosures to financial statements, such as aging information and credit quality indicators. Both new and existing disclosures must be disaggregated by portfolio segment or class. The disaggregation of information is based on how a company develops its allowance for credit losses and how it manages its credit exposure.
The amendments in this Update apply to all public and nonpublic entities with financing receivables. Financing receivables include loans and trade accounts receivable. However, short-term trade accounts receivable, receivables measured at fair value or lower of cost or fair value, and debt securities are exempt from these disclosure amendments.
The effective date of ASU 2010-20 differs for public and nonpublic companies. For public companies, the amendments that require disclosures as of the end of a reporting period are effective for periods ending on or after December 15, 2010. The amendments that require disclosures about activity that occurs during a reporting period are effective for periods beginning on or after December 15, 2010. The Company adopted the required provisions of ASU 2010-20, with no significant impact on its financial condition or results of operations.
ASU 2010-18
ASU 2010-18, Receivables (Topic 310): Effect of a Loan Modification When the Loan Is Part of a Pool That Is Accounted for as a Single Asset, codifies the consensus reached in EITF Issue No. 09-I, “Effect of a Loan Modification When the Loan Is Part of a Pool That Is Accounted for as a Single Asset.” The amendments to the Codification provide that modifications of loans that are accounted for within a pool under Subtopic 310-30 do not result in the removal of those loans from the pool even if the modification of those loans would otherwise be considered a troubled debt restructuring. An entity will continue to be required to consider whether the pool of assets in which the loan is included is impaired if expected cash flows for the pool change. ASU 2010-18 does not affect the accounting for loans under the scope of Subtopic 310-30 that are not accounted for within pools. Loans accounted for individually under Subtopic 310-30 continue to be subject to the troubled debt restructuring accounting provisions within Subtopic 310-40.

ASU 2010-18 is effective prospectively for modifications of loans accounted for within pools under Subtopic 310-30 occurring in the first interim or annual period ending on or after July 15, 2010. Early application is permitted. Upon initial adoption of ASU 2010-18, an entity may make a one-time election to terminate accounting for loans as a pool under Subtopic 310-30. This election may be applied on a pool-by-pool basis and does not preclude an entity from applying pool accounting to subsequent acquisitions of loans with credit deterioration. The adoption of this standard did not have a significant impact on the Company’s financial condition or results of operations.
ASU 2010-13
The FASB issued ASU 2010-13, Compensation—Stock Compensation (Topic 718): Effect of Denominating the Exercise Price of a Share-Based Payment Award in the Currency of the Market in Which the Underlying Equity Security Trades. The ASU codifies the consensus reached in Emerging Issues Task Force (EITF) Issue No. 09-J. The amendments to the codification clarify that an employee share-based payment award with an exercise price denominated in the currency of a market in which a substantial portion of the entity’s equity shares trades should not be considered to contain a condition that is not a market, performance, or service condition. Therefore, an entity would not classify such an award as a liability if it otherwise qualifies as equity.
The amendments in the ASU are effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2010. Earlier adoption is permitted. The amendments are to be applied by recording a cumulative-effect adjustment to beginning retained earnings. The amendments will not have an impact on the Company’s financial position or results of operations.
ASU 2010-09
The Financial Accounting Standards Board (FASB) has issued Accounting Standards Update (ASU) 2010-09, Subsequent Events (Topic 855): Amendments to Certain Recognition and Disclosure Requirements. The amendments in the ASU remove the requirement for a Securities Exchange Commission (SEC) filer to disclose a date through which subsequent events have been evaluated in both issued and revised financial statements. Revised financial statements include financial statements revised as a result of either correction of an error or retrospective application of U.S. GAAP. The FASB also clarified that if the financial statements have been revised, then an entity that is not an SEC filer should disclose both the date that the financial statements were issued or available to be issued and the date the revised financial statements were issued or available to be issued. The FASB believes these amendments remove potential conflicts with the SEC’s literature.
In addition, the amendments in the ASU require an entity that is a conduit bond obligor for conduit debt securities that are traded in a public market to evaluate subsequent events through the date of issuance of its financial statements and must disclose such date.
All of the amendments in the ASU were effective upon issuance (February 24, 2010) except for the use of the issued date for conduit debt obligors. That amendment was effective for interim or annual periods ending after June 15, 2010.
This guidance did not have an impact on the Company’s financial position or results of operations.
3. Restrictions on Cash and Due From Banks
The Company’s banking subsidiary is required to maintain cash reserve balances with the Federal Reserve Bank. The total required reserve balances were $1,059,000 and $1,061,000 as of December 31, 2010 and 2009, respectively.

4. Securities
The amortized cost and fair value of securities as of December 31, 2010 and 2009, by contractual maturity, are shown below (in thousands). Expected maturities may differ from contractual maturities because the securities may be called or prepaid with or without prepayment penalties.

	December 31, 2010
			Gross	Gross
Securities Available for Sale	Amortized	Fair	Unrealized	Unrealized
Type and maturity	Cost	Value	Gains	Losses
U.S. Treasury securities and obligations of U.S. Government agencies and corporations
After one year but within five years	$34,607	$34,783	$348	$(172)
After five years but within ten years	3,000	2,913	—	(87)

	37,607	37,696	348	(259)
Obligations of state and political subdivisions
Within one year	12,219	12,390	175	(4)
After one year but within five years	24,493	24,877	488	(104)
After five years but within ten years	1,826	1,626	—	(200)

	38,538	38,893	663	(308)
Corporate notes
After one year but within five years	1,000	1,028	28	—

	1,000	1,028	28	—

Mortgage-backed securities	1,246	1,345	99
Equity securities	935	961	106	(80)

Total	$79,326	$79,923	$1,244	$(647)

	December 31, 2009
			Gross	Gross
Securities Available for Sale	Amortized	Fair	Unrealized	Unrealized
Type and maturity	Cost	Value	Gains	Losses
U.S. Treasury securities and obligations of U.S. Government agencies and corporations
After one year but within five years	$32,503	$32,620	$194	$(77)
After five years but within ten years	940	933	—	(7)

	33,443	33,553	194	(84)
Obligations of state and political subdivisions
Within one year	6,775	6,863	88	—
After one year but within five years	32,022	32,972	958	(8)
After five years but within ten years	544	562	18	—

	39,341	40,397	1,064	(8)
Corporate notes
After one year but within five years	1,000	1,026	26	—

	1,000	1,026	26	—

Mortgage-backed securities	1,425	1,515	90	—
Equity securities	975	865	58	(168)

Total	$76,184	$77,356	$1,432	$(260)

Certain obligations of the U.S. Government and state and political subdivisions are pledged to secure public deposits, securities sold under agreements to repurchase and for other purposes as required or permitted by law. The fair value of the pledged assets was $31,951,000 $30,403,000 and $34,301,000 at December 31, 2010, 2009 and 2008, respectively.

In addition to cash received from the scheduled maturities of securities, some investment securities available for sale are sold at current market values during the course of normal operations. Following is a summary of proceeds received from all investment securities transactions, and the resulting realized gains and losses (in thousands):

	Years Ended December 31,
	2010	2009	2008
Gross proceeds from sales of securities	$—	$5,004	$9
Securities available for sale:
Gross realized gains	$31	$22	$—
Gross realized losses	—	(5)	(8)
Gross gains from business combinations	—	—	41
The following table shows gross unrealized losses and fair value, aggregated by category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2010 (in thousands):

	Less Than 12 Months		12 Months or More		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses	Value	Losses
U.S. Treasury securities and obligations of U.S. Government agencies and corporations	$17,859	$(259)	$—	$—	$17,859	$(259)
Obligations of state and political subdivisions	9,719	(304)	881	(4)	10,600	(308)

Debt securities	27,578	(563)	881	(4)	28,459	(567)

Equity securities	389	(5)	270	(75)	659	(80)

Total temporarily impaired securities	$27,967	$(568)	$1,151	$(79)	$29,118	$(647)

The unrealized losses noted above are considered to be temporary impairments. Decline in the value of the debt securities is due only to interest rate fluctuations, rather than erosion of quality. As a result, the payment of contractual cash flows, including principal repayment, is not at risk. As management does not intend to sell the securities, does not believe the Company will be required to sell the securities before recovery and expects to recover the entire amortized cost basis, none of the debt securities are deemed to be other-than-temporarily impaired. There are 2 debt securities that have had unrealized losses for more than 12 months.
Equity securities owned by the Company consist of common stock of various financial services providers (“Bank stocks”) that have traditionally been high-performing stocks. During 2008 and 2009, market values of most of the Bank stocks materially declined. This trend stabilized somewhat in 2010. As part of the quarterly analysis performed to assess impairment of its investment portfolio, management determined that some of the unrealized losses in the Bank stock portfolio were “other than temporary”. Considerations used to determine other-than-temporary impairment status to individual holdings include the length of time the stock has remained in an unrealized loss position, and the percentage of unrealized loss compared to the carrying cost of the stock, dividend reduction or suspension, market analyst reviews and expectations, and other pertinent news that would affect expectations for recovery or further decline. There were six equity securities that comprise a group of securities with unrealized losses for 12 months or more at December 31, 2010 carrying a total gross unrealized loss of $75,000. In the aggregate, the unrealized loss on this group of securities decreased by $70,000 from December 31, 2009 to December 31, 2010, indicating improvement. As part of the quarterly analysis as of September 30, 2010, there was one security identified that had sustained unrealized losses in excess of 50%, with no prospects or signs of improvement. Therefore, management determined that the unrealized loss in this one investment was “other than temporary” and recorded a charge to earnings of $40,000 at that time. Of the six equity securities that have sustained unrealized losses for more than 12 months, five have increased in fair value during 2010, indicating the possibility of full recovery and therefore are deemed to be temporarily impaired. The remaining stock that has experienced sustained unrealized losses has declined to approximately 76% of its cost as of December 31, 2010. Management tracks this local company’s performance quite closely. Its stock is very thinly traded and we believe the price reductions are a reflection of general economic concerns, as no dividend reductions have been made, the company’s capital is sufficient and it’s performance continues to be stable, with a reported return on average equity of 10.31% for 2010. Therefore, because management has the ability and intent to hold this equity security until recovery of unrealized losses, it has not been deemed to be other-than-temporarily impaired as of December 31, 2010. In 2009 and 2008, a total of $226,000 and $554,000, respectively, was recorded as an other-than-temporary impairment charge on three and eight of the 17 Bank stocks held.

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
There are 39 debt securities that had unrealized losses for less than 12 months. These securities have maturity dates ranging from September 2011 to September 2020. These securities represent approximately 35.9% of the total debt securities’ amortized cost as of December 31, 2010.
The following table shows gross unrealized losses and fair value, aggregated by category and length of time that individual securities had been in a continuous unrealized loss position, at December 31, 2009 (in thousands):

	Less Than 12 Months		12 Months or More		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses	Value	Losses
U.S. Treasury securities and obligations of U.S. Government agencies and corporations	$10,897	$(84)	$—	$—	$10,897	$(84)
Obligations of state and political subdivisions	2,532	(8)	—	—	2,532	(8)

Debt securities	13,429	(92)	—	—	13,429	(92)

Equity securities	140	(23)	496	(145)	636	(168)

Total temporarily impaired securities	$13,569	$(115)	$496	$(145)	$14,065	$(260)

5. Loans and Related Allowance for Loan Losses
Loans outstanding at the end of each year consisted of the following (in thousands):

	December 31,
	2010	2009
Commercial, financial and agricultural	$32,841	$33,783
Real estate — commercial	44,185	39,299
Real estate — construction	11,028	24,578
Real estate — mortgage	142,608	135,854
Home equity	46,352	52,957
Obligations of states and political subdivisions	10,960	13,553
Personal	10,155	11,670
Unearned interest	(27)	(64)

Total	$298,102	$311,630

The following table presents the classes of the loan portfolio summarized by the aggregate pass rating and the classified ratings of special mention, substandard and doubtful within the Company’s internal risk rating system as of December 31, 2010 (in thousands):

		Special
	Pass	Mention	Substandard	Doubtful	Total

Commercial financial and agricultural	$24,594	$6,387	$1,554	$306	$32,841
Real estate — commercial	33,437	6,059	4,089	600	44,185
Real estate — construction	11,028	—	—	—	11,028
Real estate — mortgage	127,944	8,069	5,180	1,415	142,608
Home equity	45,228	431	666	—	46,325
Obligations of states and political subdivisions	10,960	—	—	—	10,960
Personal	10,034	117	4	—	10,155

Total	$263,225	$21,063	$11,493	$2,321	$298,102

The recorded investment in non-performing loans as of each year end follows (in thousands):

	December 31,
	2010	2009
Nonaccrual loans	$5,964	$2,629
Accruing loans past due 90 days or more	1,007	1,369
Restructured loans	—	—

Total non-performing loans	$6,971	$3,998

Interest income not recorded on nonaccrual loans was $281,000, $143,000 and $94,000 in 2010, 2009 and 2008, respectively. The aggregate amount of demand deposits that have been reclassified as loan balances at December 31, 2010 and 2009 are $42,000 and $28,000, respectively.

To provide for the risk of loss inherent in the process of extending credit, the Bank maintains an allowance for loan losses and for lending-related commitments.
A summary of the transactions in the allowance for loan losses for the last three years (in thousands) is shown below. Net charge-offs in 2010 and 2009 were significantly higher than in 2008. The increase in non-performing loans indicated the need for a provision for loan losses in 2010 at a level of $741,000, 18% higher than the provision deemed necessary in 2009.

	Years Ended December 31,
	2010	2009	2008
Balance of allowance — beginning of period	$2,719	$2,610	$2,322
Loans charged off:
Commercial, financial and agricultural	134	47	43
Real estate — commercial	—	32	36
Real estate — mortgage	482	343	15
Personal	38	107	62

Total charge-offs	654	529	156

Recoveries of loans previously charged off:
Commercial, financial and agricultural	—	—	5
Real estate — mortgage	—	—	5
Personal	18	11	13

Total recoveries	18	11	23

Net charge-offs	636	518	133
Provision for loan losses	741	627	421

Balance of allowance — end of period	$2,824	$2,719	$2,610

Ratio of net charge-offs during period to average loans outstanding	0.21%	0.17%	0.04%

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

	December 31,
	2010	2009
Impaired loans:
Recorded investment at period end	$7,743	$8,245
Impaired loan balance for which:
There is a related allowance	2,137	1,445
There is no related allowance	5,606	6,800
Related allowance on impaired loans	570	278

	Years Ended December 31,
	2010	2009	2008
Average recorded investment in impaired loans	$7,994	$5,865	$1,640
Interest income recognized (on a cash basis)	276	611	82

The following table summarizes information in regards to impaired loans by loan portfolio class as of December 31, 2010 (in thousands):

		Unpaid		Average	Interest
	Recorded	Principal	Related	Recorded	Income
	Investment	Balance	Allowance	Investment	Recognized
With no related allowance recorded:
Real estate — commercial	$5,606	$5,606	$—	$6,203	$260

With an allowance recorded:
Real estate — commercial	2,137	2,137	570	1,791	16

Total:

Real estate — commercial	$7,743	$7,743	$570	$7,994	$276

The following table presents nonaccrual loans by classes of the loan portfolio as of December 31, 2010 (in thousands):

Nonaccrual loans	December 31, 2010

Commercial financial and agricultural	$784
Real estate — commercial	240
Real estate — construction	850
Real estate — mortgage	3,564
Home equity	524
Obligations of states and political subdivisions	—
Personal	2

Total	$5,964

The performance and credit quality of the loan porfolio is also monitored by the analyzing the age of the loans receivable as determined by the length of time a recorded payment is past due. The following table presents the classes of the loan portfolio summarized by the past due status as of December 31, 2010 in thousands):

							Loans Past
							Due greater
	30-59 Days	60-89 Days	Greater than	Total Past		Total	than 90 Days
	Past Due	Past Due	90 Days	Due	Current	Loans	And Accruing

Commercial financial and agricultural	$159	$352	$878	$1,389	$31,452	$32,841	$113
Real estate — commercial	1,106	547	404	2,057	42,128	44,185	164
Real estate — construction	—	270	850	1,120	9,908	11,028	—
Real estate — mortgage	260	4,769	3,431	8,460	134,148	142,608	555
Home equity	737	318	466	1,521	44,804	46,325	167
Obligations of states and political subdivisions	243	—	—	243	10,717	10,960	—
Personal	110	15	10	135	10,020	10,155	8

Total	$2,615	$6,271	$6,039	$14,925	$283,177	$298,102	$1,007

The following table summarizes the primary segments of the allowance for loan losses, segregated into the amount required for loans individually evaluated for impairment and the amount required for loans collectively evaluated for impairment as of December 31, 2010 (in thousands):

						Obligations of
	Commercial,					states and
	financial and	Real estate-	Real estate-	Real estate-		political
	agricultural	commercial	construction	mortgage	Home equity	subdivisions	Personal	Total
Allowance for loan losses:
Ending balance	$283	$875	$93	$1,098	$391	$—	$84	$2,824

Ending balance: individually evaluated for impairment	$—	$570	$—	$—	$—	$—	$—	$570
Ending balance: collectively evaluted for impairment	$283	$305	$93	$1,098	$391	$—	$84	$2,254

Loans, net of unearned interest:
Ending balance	$32,841	$44,185	$11,028	$142,608	$46,325	$10,960	$10,155	$298,102

Ending balance: individually evaluted for impairment	$—	$7,743	$—	$—	$—	$—	$—	$7,743
Ending balance: collectively evaluated for impairment	$32,841	$36,442	$11,028	$142,608	$46,325	$10,960	$10,155	$290,359

The allowance for loan losses is based on estimates, and actual losses will vary from current estimates. Management believes that the granularity of the homogeneous pools and the related historical loss ratios and other qualitative factors, as well as the consistency in the application of assumptions, result in an allowance that is representative of the risk found in the components of the portfolio at any given date.
6. Pledged Loans
The Bank must maintain sufficient qualifying collateral with the Federal Home Loan Bank (FHLB), in order to secure all loans and credit products. Therefore, a Master Collateral Agreement has been entered into which pledges all mortgage related assets as collateral for future borrowings. Mortgage related assets could include loans or investments. As of December 31, 2010, the amount of loans included in qualifying collateral was $269,876,000, for a collateral value of $163,767,000.
7. Bank Owned Life Insurance and Annuities
The Company holds bank-owned life insurance (BOLI), deferred annuities and payout annuities with a combined cash value of $13,568,000 and $13,066,000 at December 31, 2010 and 2009, respectively. As annuitants retire, the deferred annuities may be converted to payout annuities to create payment streams that match certain post-retirement liabilities. The cash surrender value on the BOLI and annuities increased by $502,000, $484,000 and $238,000 in 2010, 2009 and 2008, respectively, from earnings recorded as non-interest income and from premium payments, net of cash payments received. The contracts are owned by the Bank in various insurance companies. The crediting rate on the policies varies annually based on the insurance companies’ investment portfolio returns in their general fund and market conditions. Changes in cash value of BOLI and annuities in 2010 and 2009 are shown below (in thousands):

	Life	Deferred	Payout
	Insurance	Annuities	Annuities	Total
Balance as of December 31, 2008	$12,161	$250	$171	$12,582

Earnings	424	11	(3)	432
Premiums on existing policies	106	14	—	120
Annuity payments received	—	—	(68)	(68)

Balance as of December 31, 2009	12,691	275	100	13,066

Earnings	475	11	3	489
Premiums on existing policies	56	14	(57)	13
Annuity payments received				—

Balance as of December 31, 2010	$13,222	$300	$46	$13,568

GAAP requires split-dollar life insurance arrangements to have a liability recognized related to the postretirement benefits covered by an endorsement split-dollar life insurance arrangement, and a liability for the future death benefit. The Company recorded a cumulative effect adjustment to the balance of retained earnings of $480,000 as of January 1, 2008. The impact to pre-tax earnings for the full years of 2010, 2009 and 2008 was a decrease of $39,000, $69,000 and $74,000, respectively.

8. Premises And Equipment
Premises and equipment consist of the following (in thousands):

	December 31,
	2010	2009
Land	$864	$864
Buildings and improvements	8,416	8,393
Furniture, computer software and equipment	4,121	5,117

	13,401	14,374
Less: accumulated depreciation	(6,334)	(7,496)

	$7,067	$6,878

Depreciation expense on premises and equipment charged to operations was $565,000 in 2010, $587,000 in 2009 and $691,000 in 2008.
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
Included in the purchase price of the branch was goodwill and core deposit intangible of $2,046,000 and $449,000, respectively. The core deposit intangible is being amortized over a ten-year period on a straight line basis. The goodwill is not amortized, but is measured annually for impairment. Core deposit intangible amortization expense of $45,000 was recorded in each of the years 2010, 2009 and 2008. Intangible amortization expense projected for the succeeding five years beginning in 2011 is estimated to be $45,000 per year through 2014 and $29,000 for 2015.
10. Investment in Unconsolidated Subsidiary
On September 1, 2006, the Company invested in The First National Bank of Liverpool (FNBL), Liverpool, PA, by purchasing 39.16% of its outstanding common stock. This investment is accounted for under the equity method of accounting. The investment is being carried at $3,550,000 as of December 31, 2010, of which $2,541,000 represents the underlying equity in net assets of FNBL. The difference between the investment carrying amount and the amount of the underlying equity, $1,009,000, is considered to be goodwill and is evaluated quarterly for impairment. A loss in value of the investment which is other than a temporary decline will be recognized. Evidence of a loss in value might include, but would not necessarily be limited to, absence of an ability to recover the carrying amount of the investment or inability of FNBL to sustain an earnings capacity which would justify the carrying amount of the investment.

11. Deposits
Deposits consist of the following (in thousands):

	December 31,
	2010	2009
Demand, non-interest bearing	$60,696	$55,030
NOW and Money Market	81,378	75,766
Savings	47,112	42,536
Time deposits, $100,000 or more	34,099	38,453
Other time deposits	153,505	165,612

	$376,790	$377,397

Aggregate amount of scheduled maturities of time deposits as of December 31, 2010 include the following (in thousands):

	Time Deposits
Maturing in:	$100,000 or more	Other
2011	$14,686	$72,837
2012	4,634	23,771
2013	2,675	16,092
2014	3,062	14,178
2015	9,042	26,627

	$34,099	$153,505

12. Borrowings
Borrowings consist of the following (dollars in thousands):

	December 31, 2010		December 31, 2009		December 31, 2008		For the year 2010
								Weighted
	Outstanding		Outstanding		Outstanding		Average	Average
	Balance	Rate	Balance	Rate	Balance	Rate	Balance	Rate
Securities sold under agreements to repurchase	$3,314	0.10%	$3,207	0.10%	$1,944	0.10%	$3,050	0.10%

Short-term borrowings — Federal Home Loan Bank overnight advances	—		—		8,635	0.59%	155	0.67%

Long-term debt — Note payable to Federal Home Loan Bank	—		5,000	2.75%	5,000	2.75%	3,548	2.75%

	$3,314	0.10%	$8,207	1.71%	$15,579	1.22%	$6,753	1.51%

The maximum balance of short-term borrowings on any one day during 2010 was $6,310,000.
The Bank has repurchase agreements with several of its depositors, under which customers’ funds are invested daily into an interest bearing account. These funds are carried by the Company as short-term debt. It is the Company’s policy to have repurchase agreements collateralized 100% by U.S. Government securities. As of December 31, 2010, the securities that serve as collateral for securities sold under agreements to repurchase had a fair value of $6,706,000. The interest rate paid on these funds is variable and subject to change daily.
The Bank’s maximum borrowing capacity with the Federal Home Loan Bank of Pittsburgh (“FHLB”) is $163,767,000, with no balance outstanding as of December 31, 2010. In order to borrow an amount in excess of $29,011,000, the FHLB would require the Bank to purchase additional FHLB Stock. The FHLB is a source of both short-term and long-term funding. The Bank must maintain sufficient qualifying collateral, as defined, to secure all outstanding advances.
The Bank has entered into an agreement under which it can borrow up to $20,000,000 from the FHLB in their Open RepoPlus product. There was an outstanding balance of $8,635,000 as of December 31, 2008. There were no borrowings under this agreement as of December 31, 2009 or December 31, 2010. There is no expiration date on the current agreement.
The Bank was party to an agreement with the FHLB for long-term debt through their Convertible Select Loan product. The principal amount of the loan was $5,000,000 and had a two-year term, maturing on September 17, 2010. The interest rate of 2.75% was fixed for the first year. The loan, at the option of the FHLB, became convertible to an adjustable-rate loan or a fixed rate loan, beginning on September 17, 2009 and quarterly thereafter. The debt was used by the Bank to match-fund a specific commercial loan with similar balance and term.

13. Operating Lease Obligations
The Company has entered into a number of arrangements that are classified as operating leases. The operating leases are for several branch and office locations. The majority of the branch and office location leases are renewable at the Company’s option. Future minimum lease commitments are based on current rental payments. Rental expense charged to operations, including license fees for branch offices, was $116,000, $105,000 and $104,000 in 2010, 2009 and 2008, respectively.
The following is a summary of future minimum rental payments for the next five years required under operating leases that have initial or remaining noncancellable lease terms in excess of one year as of December 31, 2010 (in thousands):

Years ending December 31,
2011	$97
2012	58
2013	20
2014	22
2015	22
2016 and beyond	22

Total minimum payments required	$241

14. Income Taxes
The components of income tax expense for the three years ended December 31 were (in thousands):

	2010	2009	2008
Current tax expense	$1,467	$1,585	$1,448
Deferred tax expense	163	223	609

Total tax expense	$1,630	$1,808	$2,057

Income tax expense related to realized securities gains was $11,000 in 2010, $6,000 in 2009 and $11,000 in 2008.
A reconciliation of the statutory income tax expense computed at 34% to the income tax expense included in the consolidated statements of income follows (dollars in thousands):

	Years Ended December 31,
	2010	2009	2008
Income before income taxes	$6,545	$6,914	$7,781
Effective tax rate	34.0%	34.0%	34.0%

Federal tax at statutory rate	2,225	2,351	2,646
Tax-exempt interest	(473)	(439)	(398)
Net earnings on BOLI	(148)	(121)	(130)
Life insurance proceeds	—	—	(61)
Dividend from unconsolidated subsidiary	(11)	(13)	—
Stock-based compensation	19	14	14
Other permanent differences	18	16	(14)

Total tax expense	$1,630	$1,808	$2,057

Effective tax rate	24.9%	26.1%	26.4%

Deductible temporary differences and taxable temporary differences gave rise to a net deferred tax asset for the Company as of December 31, 2010 and 2009. The components giving rise to the net deferred tax asset are detailed below (in thousands):

	December 31,
	2010	2009
Deferred Tax Assets
Allowance for loan losses	$823	$787
Deferred directors’ compensation	616	654
Employee and director benefits	634	668
Unrealized loss from securities impairment	221	208
Other	144	102

Total deferred tax assets	2,438	2,419

Deferred Tax Liabilities
Depreciation	(191)	(207)
Equity income from unconsolidated subsidiary	(249)	(178)
Qualified pension asset	(73)	(122)
Loan origination costs	(158)	(147)
Prepaid expense	(35)	(114)
Unrealized gains on securities available for sale	(203)	(398)
Annuity earnings	(36)	(39)
Goodwill	(201)	(154)

Total deferred tax liabilities	(1,146)	(1,359)

Net deferred tax asset included in other assets	$1,292	$1,060

The Company has concluded that the deferred tax assets are realizable (on a more likely than not basis) through the combination of future reversals of existing taxable temporary differences, certain tax planning strategies and expected future taxable income.
It is the Company’s policy to recognize interest and penalties on unrecognized tax benefits in income tax expense in the Consolidated Statements of Income. No significant income tax uncertainties were identified as a result of the Company’s evaluation of its income tax position. Therefore, the Company recognized no adjustment for unrecognized income tax benefits for the years ended December 31, 2010, 2009 and 2008. Years that remain open for potential review by the Internal Revenue Service are 2007 through 2009.

15. Stockholders’ Equity and Regulatory Matters
The Company is authorized to issue 500,000 shares of preferred stock with no par value. The Board has the ability to fix the voting, dividend, redemption and other rights of the preferred stock, which can be issued in one or more series. No shares of preferred stock have been issued.
In August 2000, the Board of Directors adopted a Shareholder Rights Plan and declared a dividend distribution of one right to purchase a share of the Company’s common stock at $11.93 for each share issued and outstanding, upon the occurrence of certain events, as defined in the plan. This plan expired on August 31, 2010. The rights were not considered potential common shares for earnings per share purposes because there was no indication that any event would occur which would cause them to become exercisable.
The Company has a dividend reinvestment and stock purchase plan. Under this plan, additional shares of Juniata Valley Financial Corp. stock may be purchased at the prevailing market prices with reinvested dividends and voluntary cash payments, within limits. To the extent that shares are not available in the open market, the Company has reserved common stock to be issued under the plan. As of October 2005, any adjustment in capitalization of the Company resulted in a proportionate adjustment to the reserve for this plan. At December 31, 2010, 141,887 shares were available for issuance under the Dividend Reinvestment Plan.
The Company periodically repurchases shares of its common stock under the share repurchase program approved by the Board of Directors. Repurchases have typically been through open market transactions and have complied with all regulatory restrictions on the timing and amount of such repurchases. Shares repurchased have been added to treasury stock and accounted for at cost. These shares may be reissued for stock option exercises, employee stock purchase plan purchases and to fulfill dividend reinvestment program needs. During 2008, 2009 and 2010, 72,955, 12,600 and 83,900 shares, respectively, were repurchased in conjunction with this program. Remaining shares authorized in the program were 122,036 as of December 31, 2010.
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
Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to each maintain minimum amounts and ratios (set forth in the table below) of Total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined in the regulations), and Tier I capital (as defined in the regulations) to average assets (as defined in the regulations). Management believes, as of December 31, 2010 and 2009, that the Company and the Bank met all capital adequacy requirements to which they were subject.
As of December 31, 2010, the most recent notification from the regulatory banking agencies categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum Total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the table. To the knowledge of management, there are no conditions or events since these notifications that have changed the Bank’s category.

The table below provides a comparison of the Company’s and the Bank’s risk-based capital ratios and leverage ratios to the minimum regulatory requirements for the periods indicated (dollars in thousands).
Juniata Valley Financial Corp. (Consolidated)

			Minimum Requirement
			For Capital
	Actual		Adequacy Purposes
	Amount	Ratio	Amount	Ratio
As of December 31, 2010:
Total Capital	$51,977	19.35%	$21,492	8.00%
(to Risk Weighted Assets)
Tier 1 Capital	49,141	18.29%	10,746	4.00%
(to Risk Weighted Assets)
Tier 1 Capital	49,141	11.25%	17,473	4.00%
(to Average Assets)

As of December 31, 2009:
Total Capital	$51,773	18.49%	$22,396	8.00%
(to Risk Weighted Assets)
Tier 1 Capital	49,054	17.52%	11,198	4.00%
(to Risk Weighted Assets)
Tier 1 Capital	49,054	11.33%	17,318	4.00%
(to Average Assets)
The Juniata Valley Bank

					Minimum Regulatory
					Requirements to be
			Minimum Requirement		“Well Capitalized”
			For Capital		under Prompt
	Actual		Adequacy Purposes		Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2010:
Total Capital	$46,196	17.46%	$21,171	8.00%	$26,464	10.00%
(to Risk Weighted Assets)
Tier 1 Capital	43,354	16.38%	10,586	4.00%	15,878	6.00%
(to Risk Weighted Assets)
Tier 1 Capital	43,354	10.19%	17,016	4.00%	21,270	5.00%
(to Average Assets)

As of December 31, 2009:
Total Capital	$45,675	16.54%	$22,086	8.00%	$27,608	10.00%
(to Risk Weighted Assets)
Tier 1 Capital	42,956	15.56%	11,043	4.00%	16,565	6.00%
(to Risk Weighted Assets)
Tier 1 Capital	42,956	10.01%	17,168	4.00%	21,460	5.00%
(to Average Assets)
Certain restrictions exist regarding the ability of the Bank to transfer funds to the Company in the form of cash dividends, loans or advances. At December 31, 2010, $37,868,000 of undistributed earnings of the Bank, included in the consolidated stockholders’ equity, was available for distribution to the Company as dividends without prior regulatory approval, subject to regulatory capital requirements above.

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

	Years Ended December 31,
	2010	2009	2008
	(Amounts, except earnings per share, in thousands)

Net income	$4,915	$5,106	$5,724

Weighted-average common shares outstanding	4,297	4,341	4,376

Basic earnings per share	$1.14	$1.18	$1.31

Weighted-average common shares outstanding	4,297	4,341	4,376

Common stock equivalents due to effect of stock options	4	4	10

Total weighted-average common shares and equivalents	4,301	4,345	4,386

Diluted earnings per share	$1.14	$1.18	$1.31

Anti-dilutive stock options outstanding	70	73	33

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

	Year ended December 31, 2010
	Before	Tax (Expense)
	Tax	or	Net-of-Tax
	Amount	Benefit	Amount
Net income	$6,545	$(1,630)	$4,915
Other comprehensive income (loss):
Unrealized losses on available for sale securities :

Unrealized holding losses arising during the period	(584)	199	(385)

Unrealized holding gains from unconsolidated subsidiary	2	—	2
Less reclassification adjustment for:
gains included in net income	(31)	11	(20)
securities impairment charge	40	(14)	26
Unrecognized pension net gain	71	(24)	47
Unrecognized pension cost due to change in assumptions	(625)	212	(413)
Amortization of pension prior service cost	(2)	1	(1)
Amortization of pension net actuarial loss	127	(43)	84

Other comprehensive loss	(1,002)	342	(660)

Total comprehensive income	$5,543	$(1,288)	$4,255

	Year ended December 31, 2009
	Before	Tax (Expense)
	Tax	or	Net-of-Tax
	Amount	Benefit	Amount
Net income	$6,914	$(1,808)	$5,106
Other comprehensive income (loss):
Unrealized losses on available for sale securities :

Unrealized holding losses arising during the period	(79)	27	(52)

Unrealized holding losses from unconsolidated subsidiary	(17)	—	(17)
Less reclassification adjustment for:
gains included in net income	(17)	6	(11)
securities impairment charge	226	(77)	149
Unrecognized pension net gain	413	(140)	273
Unrecognized pension cost due to change in assumptions	(7)	2	(5)
Amortization of pension prior service cost	(2)	1	(1)
Amortization of pension net actuarial loss	161	(55)	106

Other comprehensive income	678	(236)	442

Total comprehensive income	$7,592	$(2,044)	$5,548

	Year ended December 31, 2008
	Before	Tax (Expense)
	Tax	or	Net-of-Tax
	Amount	Benefit	Amount
Net income	$7,781	$(2,057)	$5,724
Other comprehensive income (loss):
Unrealized gains on available for sale securities :

Unrealized holding gains arising during the period	324	(110)	214

Unrealized holding gains from unconsolidated subsidiary	5	—	5
Less reclassification adjustment for:
gains included in net income	(33)	11	(22)
securities impairment charge	554	(188)	366
Unrecognized pension net loss	(1,894)	644	(1,250)
Unrecognized pension cost due to change in assumptions	(42)	14	(28)
Amortization of pension prior service cost	(2)	1	(1)
Amortization of pension net actuarial loss	38	(12)	26

Other comprehensive loss	(1,050)	360	(690)

Total comprehensive income	$6,731	$(1,697)	$5,034

Components of accumulated other comprehensive loss, net of tax as of December 31 of each of the last three years consist of the following (in thousands):

	12/31/2010	12/31/2009	12/31/2008
Unrealized gains on available for sale securities	$399	$776	$707
Unrecognized expense for defined benefit pension	(1,864)	(1,581)	(1,954)

Accumulated other comprehensive loss	$(1,465)	$(805)	$(1,247)

18. Fair Value Measurements
ASC Topic 820, Fair Value Measurements and Disclosures, provides guidance for defining fair value as the price that would be received to sell an asset or transfer a liability in an orderly transaction (that is, not a forced liquidation or distressed sale) between market participants at the measurement date under current market conditions. Additional guidance is provided on determining when the volume and level of activity for the asset or liability has significantly decreased. The guidance also includes guidance on identifying circumstances when a transaction may not be considered orderly.
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

The following table summarizes financial assets and financial liabilities measured at fair value as of December 31, 2010 and December 31, 2009, segregated by the level of the valuation inputs within the fair value hierarchy utilized to measure fair value (in thousands).

		(Level 1)	(Level 2)	(Level 3)
		Quoted Prices in	Significant	Significant
		Active Markets	Other	Other
	December 31,	for Identical	Observable	Unobservable
	2010	Assets	Inputs	Inputs
Measured at fair value on a recurring basis:
Debt securities available-for-sale:
U.S. Treasury securities and obligations of U.S. Government agencies and corporations	$37,696	$—	$37,696	$—
Obligations of state and political subdivisions	38,893	—	38,893	—
Corporate notes	1,028	—	1,028	—
Mortgage-backed securities	1,345	—	1,345	—
Equity securities available-for-sale	961	961	—	—

Measured at fair value on a non-recurring basis:
Impaired loans	1,567	—	—	1,567
Other real estate owned	412	—	—	412

		(Level 1)	(Level 2)	(Level 3)
		Quoted Prices in	Significant	Significant
		Active Markets	Other	Other
	December 31,	for Identical	Observable	Unobservable
	2009	Assets	Inputs	Inputs
Measured at fair value on a recurring basis:
Debt securities available-for-sale:
U.S. Treasury securities and obligations of U.S. Government agencies and corporations	$33,553	$—	$33,553	$—
Obligations of state and political subdivisions	40,397	—	40,397	—
Corporate notes	1,026	—	1,026	—
Mortgage-backed securities	1,515	—	1,515	—
Equity securities available-for-sale	865	865	—	—

Measured at fair value on a non-recurring basis:
Impaired loans	1,167	—	—	1,167
Other real estate owned	476	—	—	476
Certain non-financial assets and non-financial liabilities measured at fair value on a recurring basis include reporting units measured at fair value in the first step of a goodwill impairment test. Certain non-financial assets measured at fair value on a non-recurring basis include non-financial assets and non-financial liabilities measured at fair value in the second step of a goodwill impairment test, as well as intangible assets and other non-financial long-lived assets measured at fair value for impairment assessment. These were not significant at December 31, 2010 and 2009.

Fair Value of Financial Instruments
The estimated fair values of the Company’s financial instruments are as follows (in thousands):
Financial Instruments
(in thousands)

	December 31, 2010		December 31, 2009
	Carrying	Fair	Carrying	Fair
	Value	Value	Value	Value
Financial assets:
Cash and due from banks	$12,758	$12,758	$18,613	$18,613
Interest bearing deposits with banks	218	218	82	82
Federal funds sold	12,300	12,300	1,200	1,200
Interest bearing time deposits with banks	1,345	1,360	1,420	1,447
Securities	79,923	79,923	77,356	77,356
Restricted investment in FHLB stock	2,088	2,088	2,197	2,197
Total loans, net of unearned interest	298,102	312,621	311,630	324,061
Accrued interest receivable	1,763	1,763	2,284	2,284

Financial liabilities:
Non-interest bearing deposits	60,696	60,696	55,030	55,030
Interest bearing deposits	316,094	323,003	322,367	327,724
Securities sold under agreements to repurchase	3,314	3,314	3,207	3,207
Long-term debt	—	—	5,000	5,077
Other interest bearing liabilities	1,200	1,202	1,146	1,148
Accrued interest payable	499	499	681	681

Off-balance sheet financial instruments:
Commitments to extend credit	—	—	—	—
Letters of credit	—	—	—	—
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
Carrying values approximate fair value for cash and due from banks, interest-bearing demand deposits with other banks, federal funds sold, restricted stock in the Federal Home Loan Bank, interest receivable, non-interest bearing demand deposits, securities sold under agreements to repurchase, and interest payable.
Interest bearing time deposits with banks - The estimated fair value is determined by discounting the contractual future cash flows, using the rates currently offered for deposits of similar remaining maturities.
Securities Available for Sale - Debt securities classified as available for sale are reported at fair value utilizing Level 2 inputs. For these securities, the Company obtains fair value measurement from an independent pricing service. The fair value measurements consider observable data that may include dealer quotes, market spreads, cash flows, the U.S. Treasury yield curve, live trading levels, trade execution data, market consensus prepayment speeds, credit information and the bond’s terms and conditions, among other things. Equity securities classified as available for sale are reported at fair value using Level 1 inputs.

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
Long-term debt and other interest bearing liabilities — The fair values of long-term debt are estimated using discounted cash flow analysis, based on incremental borrowing rates for similar types of borrowing arrangements.
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

19. Employee Benefit Plans
Stock Compensation Plan
The 2000 Incentive Stock Option Plan (“the Plan”) expired in May 2010 and as of December 31, 2010, had not yet been replaced with a new plan. Under the provisions of the Plan, while active, options could be granted to officers and key employees of the Company. The Plan provided that the option price per share was not to be less than the fair market value of the stock on the day the option was granted, but in no event less than the par value of such stock. Options granted under the Plan are exercisable no earlier than one year after the grant and expire ten years after the date of the grant.
The Plan was administered by a committee of the Board of Directors, whose members were not eligible to receive options under the Plan. The Committee determined, among other things, which officers and key employees received options, the number of shares to be subject to each option, the option price and the duration of the option. Options vest over three to five years and are exercisable at the grant price, which is at least the fair market value of the stock on the grant date. All options previously granted under the Plan are scheduled to expire through October 20, 2019. The aggregate number of shares that could have been issued upon the exercise of options under the Plan was 440,000 shares, and due to the expiration of the Plan, no shares were available for grant as of December 31, 2010. The Plan’s options outstanding at December 31, 2010 have exercise prices between $14.10 and $24.00, with a weighted average exercise price of $18.83 and a weighted average remaining contractual life of 3.8 years.
As of December 31, 2010, there was $41,000 of total unrecognized compensation cost related to nonvested share-based compensation arrangements granted under the Plan. That cost is expected to be recognized through 2014.
Cash received from option exercises under the Plan for the years ended December 31, 2010, 2009 and 2008 was $28,000, $95,000, and $36,000, respectively.
A summary of the status of the Plan as of December 31, 2010, 2009 and 2008, and changes during the years ending on those dates is presented below:

	2010		2009		2008
		Weighted		Weighted		Weighted
		Average		Average		Average
		Exercise		Exercise		Exercise
	Shares	Price	Shares	Price	Shares	Price
Outstanding at beginning of year	97,473	$18.71	85,985	$18.73	79,512	$18.31
Granted	—	—	19,864	17.22	13,317	21.10
Exercised	(1,960)	14.18	(6,698)	14.14	(2,477)	14.72
Forfeited	(2,560)	18.15	(1,678)	20.02	(4,367)	20.59

Outstanding at end of year	92,953	$18.83	97,473	$18.71	85,985	$18.73

Options exercisable at year-end	78,402		61,254	$18.62	58,187	$17.69

Weighted-average fair value of of options granted during the year	$—		$2.75		$3.37

Intrinsic value of options exercised during the year	$5,918		$15,792		$15,598

The following table summarizes characteristics of stock options as of December 31, 2010:

		Outstanding			Exercisable
			Contractual	Average		Average
	Exercise		Average Life	Exercise		Exercise
Grant Date	Price	Shares	(Years)	Price	Shares	Price
11/20/2001	$14.10	4,026	0.39	$14.10	4,026	$14.10
11/19/2002	14.25	8,728	1.46	14.25	8,728	14.25
11/18/2003	15.13	9,920	1.87	15.13	9,920	15.13
11/15/2004	20.25	7,832	2.16	20.25	7,832	20.25
10/18/2005	24.00	9,150	2.61	24.00	9,150	24.00
10/17/2006	21.00	9,716	3.33	21.00	8,971	21.00
10/16/2007	20.05	12,960	4.17	20.05	10,981	20.05
10/21/2008	21.10	12,705	5.74	21.10	9,462	21.10
10/20/2009	17.22	17,916	6.68	17.22	9,332	17.22
The Board of Directors is considering a new stock option plan, with essentially the same structure as the former Plan. The new plan, if approved by the Board, will be subject to approval by shareholders at the Company’s Annual Meeting on May 17, 2011.
Defined Benefit Retirement Plan
The Company sponsors a defined benefit retirement plan which covered substantially all of its employees through December 31, 2007. As of January 1, 2008, the plan was amended to close the plan to new entrants. All active participants as of December 31, 2007 became 100% vested in their accrued benefit and, as long as they remain eligible will continue to accrue benefits until retirement. The benefits are based on years of service and the employees’ compensation. The Company’s funding policy is to contribute annually no more than the maximum amount that can be deducted for federal income tax purposes. Contributions are intended to provide not only for benefits attributed to service to date but also for those expected to be earned in the future. The Company does not expect to contribute to the defined benefit plan in 2011.
Management expects that approximately $240,000 will be recorded as net periodic expense in 2011 for the defined benefit plan, which includes 2011’s service cost and expected amortization out of accumulated other comprehensive income in 2011. The following table sets forth by level, within the fair value hierarchy, debt and equity instruments included in the defined benefit retirement’s plan assets at fair value as of December 31, 2010 and December 31, 2009 (in thousands). Assets included in the plan that are not valued in the hierarchy table consist of cash and cash equivalents, totaling $739,000 and $1,289,000, at December 31, 2010 and 2009, respectively.

		(Level 1)	(Level 2)	(Level 3)
		Quoted Prices in	Significant	Significant
		Active Markets	Other	Other
	December 31,	for Identical	Observable	Unobservable
	2010	Assets	Inputs	Inputs
Measured at fair value on a recurring basis:
U.S. Government and agency securities	$473	$—	$473	$—
Corporate bonds and notes	2,890	—	2,890	—
Mutual funds
Value funds	852	852	—	—
Blend funds	605	605	—	—
Growth funds	2,463	2,463	—	—
Common stocks	4	4	—	—
Money market funds	1,199	1,199	—	—

	$8,486	$5,123	$3,363	$—

		(Level 1)	(Level 2)	(Level 3)
		Quoted Prices in	Significant	Significant
		Active Markets	Other	Other
	December 31,	for Identical	Observable	Unobservable
	2009	Assets	Inputs	Inputs
Measured at fair value on a recurring basis:
U.S. Government and agency securities	$127	$—	$127	$—
Corporate bonds and notes	2,957	—	2,957	—
Mutual funds
Value funds	626	626	—	—
Blend funds	388	388	—	—
Growth funds	1,520	1,520	—	—
Common stocks	4	4	—	—
Money market funds	1,450	1,450	—	—

	$7,072	$3,988	$3,084	$—

The measurement date for the defined benefit plan is December 31. Information pertaining to the activity in the defined benefit plan is as follows (in thousands):

	Years ended December 31,
	2010	2009
Change in projected benefit obligation (PBO)

PBO at beginning of year	$8,002	$7,585
Service cost	186	187
Interest cost	473	449
Change in assumptions	626	—
Actuarial loss	85	104
Benefits paid	(363)	(323)

PBO at end of year	$9,009	$8,002

Change in plan assets

Fair value of plan assets at beginning of year	$8,361	$6,715
Actual return on plan assets, net of expenses	727	969
Employer contribution	500	1,000
Benefits paid	(363)	(323)

Fair value of plan assets at end of year	$9,225	$8,361

Reconciliation of funded status to net amount recognized Overfunded status	$216	$359

Accumulated benefit obligation	$7,550	$6,731
Pension expense included the following components for the years ended December 31 (in thousands):

	2010	2009	2008

Service cost during the year	$186	$187	$179
Interest cost on projected benefit obligation	473	449	441
Expected return on plan assets	(570)	(459)	(425)
Net amortization	(2)	(2)	(2)
Recognized net actuarial loss	127	161	39

Net periodic benefit cost	$214	$336	$232

Assumptions used to determine benefit obligations were:

	2010	2009	2008
Discount rate	5.50%	6.00%	6.00%
Rate of compensation increase	4.00	4.00	4.00
Assumptions used to determine the net periodic benefit cost were:

	2010	2009	2008
Discount rate	6.00%	6.00%	6.00%
Expected long-term return on plan assets	7.00	7.00	7.00
Rate of compensation increase	4.00	4.00	4.00
The investment strategy and investment policy for the retirement plan is to target the plan assets to contain 50% equity and 50% fixed income securities. The asset allocation as of December 31, 2010 is approximately 50% fixed income securities, 43% equities and 7% cash equivalents.
Future expected benefit payments (in thousands):

	2011	2012	2013	2014	2015	2016-2020

Estimated future benefit payments	$419	$427	$431	$443	$460	$2,678

Defined Contribution Plan
The Company has a Defined Contribution Plan under which employees, through payroll deductions, are able to defer portions of their compensation. The plan was established in 1994 and, until 2008, the Company had made no contribution to the plan in any form. During 2007, the plan was amended so that, effective January 1, 2008, the Company makes an annual non-elective fully vested contribution equal to 3% of compensation to each eligible participant. As of December 31, 2010, a liability of $161,000 was recorded to satisfy this obligation, and will be credited to employees’ accounts by March 31, 2011. Expense incurred under this plan was $153,000, $165,000 and $154,000 in 2010, 2009 and 2008, respectively.
Employee Stock Purchase Plan
The Company has an Employee Stock Purchase Plan under which employees, through payroll deductions, are able to purchase shares of stock annually. The option price of the stock purchases is between 95% and 100% of the fair market value of the stock on the offering termination date as determined annually by the Board of Directors. The maximum number of shares which employees may purchase under the Plan is 250,000; however, the annual issuance of shares may not exceed 5,000 shares plus any unissued shares from prior offerings. There were 2,118 shares issued in 2010, 2,434 shares issued in 2009 and 2,088 shares issued in 2008 under this plan. At December 31, 2010, there were 195,522 shares reserved for issuance under the Employee Stock Purchase Plan.
Supplemental Retirement Plans
The Company has non-qualified supplemental retirement plans for directors and key employees. At December 31, 2010 and 2009, the present value of the future liability was $808,000 and $932,000, respectively. For the years ended December 31, 2010, 2009 and 2008, $93,000, $104,000 and $64,000, respectively, was charged to expense in connection with these plans. The Company offsets the cost of these plans through the purchase of bank-owned life insurance and annuities. See Note 7.
Deferred Compensation Plans
The Company has entered into deferred compensation agreements with certain directors to provide each director an additional retirement benefit, or to provide their beneficiary a benefit, in the event of pre-retirement death. At December 31, 2010 and 2009, the present value of the future liability was $1,811,000 and $1,923,000, respectively. For the years ended December 31, 2010, 2009 and 2008, $90,000, $106,000 and $124,000, respectively, was charged to expense in connection with these plans. The Company offsets the cost of these plans through the purchase of bank-owned life insurance. See Note 7.
Salary Continuation Plans
The Company has non-qualified salary continuation plans for key employees. At December 31, 2010 and 2009, the present value of the future liability was $1,058,000 and $1,031,000, respectively. For the years ended December 31, 2010, 2009 and 2008, $96,000, $104,000 and $13,000, respectively, was charged to expense in connection with these plans. The Company offsets the cost of these plans through the purchase of bank-owned life insurance. See Note 7.
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

A summary of the Company’s financial instrument commitments is as follows (in thousands):

	December 31,
	2010	2009
Commitments to grant loans	$23,623	$31,587
Unfunded commitments under lines of credit	13,843	15,002
Outstanding letters of credit	845	974
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
Outstanding letters of credit are instruments issued by the Bank that guarantee the beneficiary payment by the Bank in the event of default by the Bank’s customer in the non-performance of an obligation or service. Most letters of credit are extended for one year periods. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Bank holds collateral supporting those commitments for which collateral is deemed necessary. The amount of the liability as of December 31, 2010 and 2009 for guarantees under letters of credit issued is not material.
The maximum undiscounted exposure related to these guarantees at December 31, 2010 was $845,000, and the approximate value of underlying collateral upon liquidation that would be expected to cover this maximum potential exposure was $1,001,000.
21. Related-Party Transactions
The Bank has granted loans to certain of its executive officers, directors and their related interests. These loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons and, in the opinion of management, do not involve more than normal risk of collection. The aggregate dollar amount of these loans was $2,839,000 and $2,036,000 at December 31, 2010 and 2009, respectively. One officer that was included in the group in 2009, with an outstanding loan balance of $85,000 on December 31, 2009, is no longer employed by the Bank. During 2010, $1,891,000 of new loans were made and repayments totaled $1,003,000. None of these loans were past due, in non-accrual status or restructured at December 31, 2010.
22. Commitments And Contingent Liabilities
In 2009, the Company executed an agreement to obtain technology outsourcing services through an outside service bureau, and those services began in June 2010. The agreement provides for termination fees if the Company cancels the services prior to the end of the 8-year commitment period. The termination fee would be an amount equal to one hundred percent of the estimated remaining value of the terminated services if terminated in the first contract year, ninety percent of the estimated remaining value of the terminated services if terminated in the second contract year, eighty percent and seventy percent of the remaining value of the terminated services if terminated in the third and fourth contract years, respectively, and sixty percent of the remaining value of the terminated services if terminated in contract years five through eight. Termination fees are estimated to be approximately $3,960,000 at December 31, 2010.
The Company, from time to time, may be a defendant in legal proceedings relating to the conduct of its banking business. Most of such legal proceedings are a normal part of the banking business and, in management’s opinion, the consolidated financial condition and results of operations of the Company would not be materially affected by the outcome of such legal proceedings.

23. Subsequent Events
In January 2011, the Board of Directors declared a dividend of $0.21 per share for the first quarter of 2011 to shareholders of record on February 15, payable on March 1, 2011.
24. Juniata Valley Financial Corp. (Parent Company Only)
Financial information:
CONDENSED BALANCE SHEETS
(in thousands)

	December 31,
	2010	2009
ASSETS:
Cash and cash equivalents	$54	$451
Interest bearing deposits with banks	—	75
Investment in bank subsidiary	44,175	44,554
Investment in unconsolidated subsidiary	3,550	3,338
Investment securities available for sale	2,145	2,097
Other assets	63	113

TOTAL ASSETS	$49,987	$50,628

LIABILITIES:
Accounts payable and other liabilities	$11	$25

STOCKHOLDERS’ EQUITY	49,976	50,603

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$49,987	$50,628

CONDENSED STATEMENTS OF INCOME
(in thousands)

	Years Ended December 31,
	2010	2009	2008
INCOME:
Interest on deposits with banks	$—	$8	$10
Interest and dividends on investment securities available for sale	40	48	103
Dividends from bank subsidiary	4,519	3,765	2,611
Income from unconsolidated subsidiary	250	217	207
Securities impairment charge	(40)	(153)	(554)
Gain (Loss) on the sale of investment securities	—	(5)	5

TOTAL INCOME	4,769	3,880	2,382
EXPENSE:
Non-interest expense	119	102	111

TOTAL EXPENSE	119	102	111

INCOME BEFORE INCOME TAXES (BENEFIT) AND EQUITY
IN UNDISTRIBUTED NET INCOME OF SUBSIDIARY	4,650	3,778	2,271
Income tax expense (benefit)	21	(22)	(131)

	4,629	3,800	2,402
Undistributed net income of subsidiary	286	1,306	3,322

NET INCOME	$4,915	$5,106	$5,724

CONDENSED
STATEMENTS OF CASH FLOWS
(in thousands)

	Years Ended December 31,
	2010	2009	2008
Cash flows from operating activities:
Net income	$4,915	$5,106	$5,724
Adjustments to reconcile net income to net cash provided by operating activities:
Undistributed net income of subsidiary	(286)	(1,306)	(3,322)
Net amortization of securities premiums	2	2	3
Realized losses (gains) on sales of investment securities	—	5	(5)
Securities impairment charges	40	153	554
Income from unconsolidated subsidiary, net of dividends of $40, $46 and $0	(210)	(171)	(207)
(Increase) decrease in interest and other assets	(1)	5	73
Increase (decrease) in taxes payable	22	(29)	(9)
(Decrease) increase in accounts payable and other liabilities	(14)	25	(6)

Net cash provided by operating activities	4,468	3,790	2,805

Cash flows from investing activities:
Purchases of available for sale securities	—	(1,492)	(720)
Proceeds from the sale of available for sale securities	—	4	5
Proceeds from the maturity and principal repayments of available for sale investment securities	—	1,345	2,350
Proceeds from the maturity of interest bearing time deposits	75	80	200

Net cash provided by (used in) investing activities	75	(63)	1,835

Cash flows from financing activities:
Cash dividends	(3,525)	(3,386)	(3,241)
Purchase of treasury stock	(1,476)	(217)	(1,518)
Treasury stock issued for dividend reinvestment and employee stock purchase plan	61	133	78

Net cash used in financing activities	(4,940)	(3,470)	(4,681)

Net (decrease) increase in cash and cash equivalents	(397)	257	(41)
Cash and cash equivalents at beginning of year	451	194	235

Cash and cash equivalents at end of year	$54	$451	$194

25. Quarterly Results Of Operations (Unaudited)
The unaudited quarterly results of operations for the years ended December 31, 2010 and 2009 follow (in thousands, except per-share data):

	2010 Quarter ended
	March 31	June 30	September 30	December 31
Total interest income	$5,554	$5,436	$5,339	$5,245
Total interest expense	1,558	1,387	1,320	1,237

Net interest income	3,996	4,049	4,019	4,008
Provision for loan losses	285	282	70	104
Gains from the sale of assets	11	22	34	43
Securities impairment charge	—	—	(40)	—
Other income	1,012	1,002	942	908
Other expense	3,145	3,299	3,158	3,118

Income before income taxes	1,589	1,492	1,727	1,737
Income tax expense	401	354	442	433

Net income	$1,188	$1,138	$1,285	$1,304

Per-share data:
Basic earnings	$.27	$.26	$.30	$.31
Diluted earnings	.27	.26	.30	.31
Cash dividends	.20	.20	.21	.21

	2009 Quarter ended
	March 31	June 30	September 30	December 31
Total interest income	$5,936	$5,915	$5,747	$5,670
Total interest expense	1,919	1,862	1,812	1,686

Net interest income	4,017	4,053	3,935	3,984
Provision for loan losses	135	77	165	250
Gains (losses) from the sale of assets	6	27	(33)	(2)
Securities impairment charge	—	(226)	—	—
Other income	1,236	1,108	985	1,070
Other expense	3,191	3,315	3,004	3,109

Income before income taxes	1,933	1,570	1,718	1,693
Income tax expense	523	405	430	450

Net income	$1,410	$1,165	$1,288	$1,243

Per-share data:
Basic earnings	$.32	$.27	$.30	$.29
Diluted earnings	.32	.27	.30	.29
Cash dividends	.19	.19	.20	.20

Common Stock Market Prices and Dividends
The common stock of Juniata Valley Financial Corp. is quoted under the symbol “JUVF.OB” on the over-the-counter (“OTC”) Electronic Bulletin Board, a regulated electronic quotation service made available through, and governed by, the NASDAQ system. As of December 31, 2010, the number of stockholders of record of the Company’s common stock was 1,787.
Prices presented below are bid prices between broker-dealers, which do not include retail mark-ups or markdowns or any commission to the broker-dealer. The published bid prices do not necessarily reflect prices in actual transactions.

	2010
			Dividends
Quarter Ended	High	Low	Declared
March 31	$17.95	$16.90	$0.20
June 30	18.00	16.25	0.20
September 30	17.50	17.00	0.21
December 31	18.00	16.55	0.21

	2009
			Dividends
Quarter Ended	High	Low	Declared
March 31	$19.00	$16.00	$0.19
June 30	18.50	16.00	0.19
September 30	18.00	16.80	0.20
December 31	17.95	17.10	0.20
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
Additionally, a copy of the Company’s Annual Report to the SEC on Form 10-K for the year ended December 31, 2010 will be supplied without charge (except for exhibits) upon written request. Please direct all inquiries to Ms. JoAnn McMinn, as detailed above.
Pursuant to Part 350 of FDIC’s Annual Disclosure Regulation, Juniata Valley Financial Corp. will make available to you upon request, financial information about The Juniata Valley Bank. Please contact:
Ms. Danyelle Pannebaker
The Juniata Valley Bank
P.O. Box 66
Mifflintown, PA 17059
Investment Considerations
In analyzing whether to make, or to continue, an investment in Juniata Valley Financial Corp., investors should consider, among other factors, the information contained in this Annual Report and certain investment considerations and other information more fully described in our Annual Report on Form 10-K for the year ended December 31, 2010, a copy of which can be obtained as described above.
Registrar and Transfer Agent
Registrar and Transfer Company
10 Commerce Drive
Cranford, New Jersey 07016-3572
Telephone: (800) 368-5948
Website: www.RTCo.com
Email: info@RTCo.com
Stockholders of record may access their accounts via the Internet to review account holdings and transaction history through Registrar and Transfer Company’s website: www.RTCo.com.
Information regarding the Company’s Dividend Reinvestment and Stock Purchase Plan, including a Prospectus, may be obtained by contacting Registrar and Transfer Company, through the means listed above.
The Company offers a dividend direct deposit option whereby shareholders of record may have their dividends deposited directly into the bank account of their choice on the dividend payment date. Please contact Registrar and Transfer Company for further information and to register for this service.
Annual Meeting of Shareholders
The Annual Meeting of Shareholders of Juniata Valley Financial Corp. will be held at 10:30 a.m., on Tuesday, May 17, 2011 at the Quality Inn Suites, 13015 Ferguson Valley Road, Burnham, Pennsylvania.