Form 10-K, Exhibit 13
period 2011-12-31
JUNIATA VALLEY FINANCIAL CORP
filed 2012-03-15
CIK 714712

Exhibit 13.1

Five-Year Financial Summary - Selected Financial Data

	2011	2010	2009	2008	2007
	(In thousands of dollars, except share and per share data)
BALANCE SHEET INFORMATION
at December 31
Assets	$447,433	$435,753	$442,109	$428,084	$420,146
Deposits	386,665	376,790	377,397	357,031	359,457
Loans, net of allowance for loan losses	286,750	295,278	308,911	312,522	295,678
Investments	114,077	83,356	80,973	71,843	73,676
Goodwill	2,046	2,046	2,046	2,046	2,046
Short-term borrowings	3,500	3,314	3,207	10,579	5,431
Long-term debt	—	—	5,000	5,000	—
Stockholders’ equity	49,720	49,976	50,603	48,485	48,572
Number of shares outstanding	4,228,218	4,257,765	4,337,587	4,341,055	4,409,445

Average for the year Assets	447,323	439,130	435,285	428,744	424,847
Stockholders’ equity	50,355	50,654	49,514	48,674	47,635
Weighted average shares outstanding	4,241,286	4,297,443	4,341,097	4,376,077	4,434,859

INCOME STATEMENT INFORMATION
Years Ended December 31
Total interest income	$20,033	$21,574	$23,268	$25,230	$26,723
Total interest expense	4,591	5,502	7,279	9,057	11,060

Net interest income	15,442	16,072	15,989	16,173	15,663
Provision for loan losses	364	741	627	421	120
Other income	4,002	3,934	4,171	4,037	4,199
Other expenses	12,858	12,720	12,619	12,008	12,209

Income before income taxes	6,222	6,545	6,914	7,781	7,533
Federal income tax expense	1,542	1,630	1,808	2,057	2,099

Net income	$4,680	$4,915	$5,106	$5,724	$5,434

PER SHARE DATA
Earnings per share - basic	$1.10	$1.14	$1.18	$1.31	$1.23
Earnings per share - diluted	1.10	1.14	1.18	1.31	1.22
Cash dividends	0.86	0.82	0.78	0.74	0.95
Book value	11.76	11.74	11.67	11.17	11.02

FINANCIAL RATIOS
Return on average assets	1.05%	1.12%	1.17%	1.34%	1.28%
Return on average equity	9.29	9.70	10.31	11.76	11.41
Dividend payout	77.95	71.72	66.31	56.62	77.48
Average equity to average assets	11.26	11.54	11.38	11.35	11.21
Loans to deposits (year end)	74.16	78.37	81.85	87.53	82.26

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

FORWARD LOOKING STATEMENTS

The information contained in this Annual Report contains forward looking statements (as such term is defined in the Securities Exchange Act of 1934 and the regulations thereunder) including, without limitation, statements as to future loan and deposit volumes, the allowance and provision for possible loan losses, future interest rates and their effect on the Company’s financial condition or results of operations, the classification of the Company’s investment portfolio and other statements which are not historical facts or as to trends or management’s intentions, plans, beliefs, expectations or opinions. Such forward looking statements are subject to risks and uncertainties and may be affected by various factors which may cause actual results to differ materially from those in the forward looking statements including, without limitation, the effect of economic conditions and related uncertainties, the effect of interest rates on the Company, federal and state government regulation and competition. Certain of these risks, uncertainties and other factors are discussed in this Annual Report or in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, a copy of which may be obtained from the Company upon request and without charge (except for the exhibits thereto).

Nature of Operations

Juniata is a bank holding company that delivers financial services within its market, primarily central Pennsylvania. The Company owns one bank, the Bank, which provides retail and commercial banking services through 12 offices in Juniata, Mifflin, Perry, Huntingdon and Centre counties. Additionally, Juniata owns 39.16% of Liverpool Community Bank (“LCB”), carried as an unconsolidated subsidiary and accounted for under the equity method of accounting.

The Bank provides a full range of consumer and commercial services. Consumer services include Internet and telephone banking, an automated teller machine network, personal checking accounts, interest checking accounts, savings accounts, insured money market accounts, debit cards, fixed and variable rate certificates of deposit, club accounts, secured and unsecured installment loans, construction and mortgage loans, safe deposit facilities, credit lines with overdraft checking protection, individual retirement accounts, health savings accounts, on-line bill payment and other on-line and mobile services. Commercial banking services include small and high-volume business checking accounts, on-line account management services, ACH origination, payroll direct deposit, commercial lines and letters of credit, commercial term and demand loans and repurchase agreements. The Bank also provides a variety of trust, asset management and estate services. The Bank offers annuities, mutual funds, stock and bond brokerage services and long-term care insurance products through an arrangement with a broker-dealer and insurance brokers. Management believes the Company has a relatively stable deposit base with no major seasonal depositor or group of depositors. Most of the Company’s commercial customers are small and mid-sized businesses in central Pennsylvania.

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

Balance Sheet Growth

We are capable of profitable balance sheet growth. Rapid growth should not be a substitute for careful fiscal and strategic management. It is our goal to continue quality growth despite intense competition by paying careful attention to the needs of our customers. We will continue to maintain high credit standards, knowing that lending under the right circumstances is the proper way to maintain soundness and profitability. We believe we consistently pay fair market rates on all deposits, and have invested wisely and conservatively in compliance with self-imposed standards, minimizing risk of asset impairment. We aspire to increase our market share within the current communities that we serve, and to expand in contiguous areas through acquisition and investment. As part of our strategic plan for growth, we continue to actively seek opportunities for acquisitions of branches or stakes in other financial institutions, similar to those that have occurred in recent years.

Operating Results

We are capable of producing profitability ratios that exceed those of many of our peers. Recognizing that net interest margins have narrowed for banks in general and that they may not return to the ranges experienced in the past, we also focus on the importance of providing fee-generating services in which customers find value. Offering a broad array of services prevents us from becoming too reliant on one form of revenue. It has also been our philosophy to spend conservatively and to implement operating efficiencies where possible to keep noninterest expense from escalating in areas that can be controlled. In 2011, we continued to make advances in technological resources, placing data and information in the hands of our customers and employees, committed to optimizing the customer experience.

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

Juniata’s Opportunities

Soundness and stability

Our balance sheet is strong. We enjoy strong capital and liquidity ratios that significantly exceed regulatory guidelines. Our business model includes a plan for growth without sacrificing profitability or integrity. We believe an opportunity exists for banks such as ours to offer the trusted, personal service of a locally managed institution that has roots in the community reaching back more than 140 years.

Expansion of customer base

Through market analysis, we believe that there are opportunities to expand our sales efforts in order to increase deposit market share in rural central Pennsylvania. Our strategic focus is based on leveraging our collective knowledge of the Company’s primary and contiguous markets to identify lending or fee-based opportunities consistent with our risk parameters and profitability targets. We continue to develop our sales team through mentoring and by making employee education paramount. We will capitalize on back-room efficiencies created through the implementation of new processes. We understand the changes taking place in a world where convenience and mobility are priorities in deciding with whom one will do business. We have positioned ourselves to increase market share by offering full featured mobile banking that is appealing to an increasing number of customers now and in the future. Plans for 2012 include the introduction of on-line loan applications and expansion of borrowing alternatives for customers.

Delivery system enhancements

We seek to continually enhance our customer delivery system, both through technology and physical facilities. We actively seek opportunities to expand our branch network through acquisitions. We believe that it is imperative that our customers have convenient and easy access to personal financial services that complement their particular lifestyle, whether it is through electronic or personal delivery. It is with this in mind that we announced our entrance into the mobile banking arena in 2011 and will be following up with an on-line mortgage application product beginning in the second quarter of 2012. In addition to offering on-line and mobile services, our sales staff has also become more mobile, reaching out to clients and potential clients through on-site visits, connecting more closely with the business and personal financial needs of our customer base.

Juniata’s Challenges

Economic recession

The economy appears to be recovering slowly from a serious, sustained economic downturn. Unemployment levels have not yet shown signs of sustained decrease, home values have declined, earnings rates on investments are historically low and government actions to intervene in the markets continue to result in large increases in the national debt. All these factors are affecting the behavior of consumers and businesses and the way in which money is spent, saved, borrowed and invested.

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

Regulated Company

The Company is subject to banking regulation, as well as regulation by the Securities and Exchange Commission (“SEC”) and, as such, must comply with many laws, including the USA Patriot Act, the Sarbanes-Oxley Act of 2002 and the Dodd-Frank Wall Act. Management has established a Disclosure Committee for Financial Reporting, an internal group at Juniata that seeks to ensure that current and potential investors in the Company receive full and complete information concerning our financial condition. Juniata has incurred direct and indirect costs associated with compliance with the SEC’s filing and reporting requirements imposed on public companies by the Sarbanes-Oxley Act, as well as adherence to new and existing banking regulations and stronger corporate governance requirements. Regulatory burdens continue to increase as evidenced by the provisions in the Dodd-Frank Act that impact the Company in the areas of corporate governance, capital requirements and restrictions on fees that may be charged to consumers.

APPLICATION OF CRITICAL ACCOUNTING POLICIES

The Company’s consolidated financial statements are prepared based upon the application of accounting principles generally accepted in the United States of America (“GAAP”), the most significant of which are described in Note 2 to our consolidated financial statements – Summary of Significant Accounting Policies. Certain of these policies require numerous estimates and economic assumptions, based upon information available as of the date of the consolidated financial statements. As such, over time, they may prove inaccurate or vary and may significantly affect the Company’s reported results and financial position in future periods. The accounting policy for establishing the allowance for loan losses relies to a greater extent on the use of estimates than other areas and, as such, has a greater possibility of producing results that could be different from those originally reported. Changes in underlying factors, assumptions or estimates in the allowance for loan losses could have a material impact on the Company’s future financial condition and results of operations.

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

Considerations used by management to determine other-than-temporary impairment status of individual holdings within the investment securities portfolio are based partially upon estimations of fair value and potential for recovery. As market conditions and perception can unpredictably affect the value of individual investments in the future, these determinations could have a material impact on the Company’s future financial condition and results of operations.

RESULTS OF OPERATIONS

2011

Financial Performance Overview

Net income for Juniata in 2011 was $4,680,000, representing a 4.8% decrease as compared to net income for 2010. Earnings per share on a fully diluted basis decreased from $1.14 in 2010 to $1.10 in 2011. The net interest margin, on a fully tax-equivalent basis, decreased from 4.24% in 2010 to 3.97%, in 2011. The ratio of noninterest income (excluding gains on sales of securities and securities impairment charges) to average assets decreased by 1 basis point, while the ratio of noninterest expense to average assets improved by 2 basis points to 1.98%. Five-year historical ratios are presented below.

	2011	2010	2009	2008	2007
Return on average assets	1.05%	1.12%	1.17%	1.34%	1.28%
Return on average equity	9.29	9.70	10.31	11.76	11.41
Yield on earning assets	4.91	5.42	5.88	6.48	6.88
Cost to fund earning assets	1.13	1.38	1.84	2.33	2.85
Net interest margin (fully tax equivalent)	3.97	4.24	4.23	4.34	4.17
Noninterest income (excluding gains on sales or calls of securities and securities impairment charges) to average assets	0.89	0.90	1.01	1.06	0.99
Noninterest expense to average assets	2.87	2.90	2.90	2.80	2.87
Net noninterest expense to average assets	1.98	2.00	1.89	1.74	1.88

While most of the key ratios presented above declined in 2011 as compared to 2010, we note that these results should be considered in context of what appears to be the “new” normal in the financial services industry, at least during the economic climate since 2008. Therefore, it is important to understand the degree of change and how it compares to similar companies in our competitive market. We follow performances of a group of six local competitors as a peer group to compare total stock return and the analysis below compares our financial performance to the peer group’s financial performance for the nine months ended September 30, 2011, the most recent year-to-date period that is publicly available. As noted below, Juniata’s return on average assets and net interest margin significantly exceeded the averages of the peer group.

	For the nine months ended September 30, 2011
	ROA	ROE	Net Interest Margin
Juniata Valley Financial Corp	1.06%	9.41%	3.78%
Peer Group Average	0.74%	8.60%	3.52%

Juniata strives to attain consistently high earnings levels each year by protecting the core (repeatable) earnings base through conservative growth strategies that minimize stockholder and balance-sheet risk, while serving its rural Pennsylvania customer base. This approach has helped achieve solid performances year after year. The Company considers the ROA ratio to be a key indicator of its success and constantly scrutinizes the broad categories of the income statement that impact this profitability indicator. Summarized below are the components of net income (in thousands of dollars) and the contribution of each to ROA for 2011 and 2010.

	2011		2010
		% of Average Assets		% of Average Assets
Net interest income	$15,442	3.45%	$16,072	3.66%
Provision for loan losses	(364)	(0.08)	(741)	(0.17)

Trust fees	388	0.09	378	0.09
Customer service fees	1,346	0.30	1,428	0.33
BOLI	478	0.11	510	0.12
Commissions from sales of non-deposit products	273	0.06	358	0.08
Income from unconsolidated subsidiary	263	0.06	250	0.06
Other noninterest income	1,192	0.27	940	0.21
Security gains and impairment charges, net	6	0.00	(9)	(0.00)
Gains on sale of other assets	56	0.01	79	0.02

Total noninterest income	4,002	0.89	3,934	0.90

Employee expense	(6,944)	(1.55)	(6,617)	(1.51)
Occupancy and equipment	(1,526)	(0.34)	(1,504)	(0.34)
Data processing expense	(1,326)	(0.30)	(1,397)	(0.32)
Director compensation	(284)	(0.06)	(335)	(0.08)
Professional fees	(462)	(0.10)	(515)	(0.12)
Taxes, other than income	(496)	(0.11)	(469)	(0.11)
FDIC insurance premiums	(369)	(0.08)	(534)	(0.12)
Intangible amortization	(45)	(0.01)	(45)	(0.01)
Other noninterest expense	(1,406)	(0.31)	(1,304)	(0.30)

Total noninterest expense	(12,858)	(2.87)	(12,720)	(2.90)

Income tax expense	(1,542)	(0.34)	(1,630)	(0.37)

Net income	$4,680	1.05%	$4,915	1.12%

Average assets	$447,323		$439,130

Net Interest Income

Net interest income is the amount by which interest income on earning assets exceeds interest expense on interest bearing liabilities. Net interest income is the most significant component of revenue, comprising approximately 80% of total revenues (the total of net interest income and noninterest income, exclusive of security gains and impairment charges) for 2011. Interest spread measures the absolute difference between average rates earned and average rates paid. Because some interest earning assets are tax-exempt, an adjustment is made for analytical purposes to place all assets on a fully tax-equivalent basis. Net interest margin is the percentage of net return on average earning assets on a fully tax-equivalent basis and provides a measure of comparability of a financial institution’s performance.

Both net interest income and net interest margin are impacted by interest rate changes, changes in the relationships between various rates and changes in the composition of the average balance sheet. Additionally, product pricing, product mix and customer preferences dictate the composition of the balance sheet and the resulting net interest income. Table 1 shows average asset and liability balances, average interest rates and interest income and expense for the years 2011, 2010 and 2009. Table 2 further shows changes attributable to the volume and rate components of net interest income.

Table 1

AVERAGE BALANCE SHEETS AND NET INTEREST INCOME ANALYSIS

(Dollars in thousands)

	Years Ended December 31,
	2011			2010			2009
	Average Balance (1)	Interest	Yield/ Rate	Average Balance (1)	Interest	Yield/ Rate	Average Balance (1)	Interest	Yield/ Rate
ASSETS
Interest earning assets:
Taxable loans (5)	$279,501	$17,332	6.20%	$292,748	$19,003	6.49%	$300,913	$20,429	6.79%
Tax-exempt loans	13,818	525	3.80	14,480	534	3.69	9,900	358	3.62

Total loans (8)	293,319	17,857	6.09	307,228	19,537	6.36	310,813	20,787	6.69
Taxable investment securities	70,658	1,240	1.75	44,456	973	2.19	39,571	1,163	2.94
Tax-exempt investment securities	33,724	901	2.67	33,558	1,016	3.03	34,793	1,152	3.31

Total investment securities	104,382	2,141	2.05	78,014	1,989	2.55	74,364	2,315	3.11
Interest bearing deposits	3,681	30	0.81	3,596	38	1.06	4,402	158	3.59
Federal funds sold	6,590	5	0.08	9,166	10	0.11	6,422	8	0.12

Total interest earning assets	407,972	20,033	4.91	398,004	21,574	5.42	396,001	23,268	5.88

Non-interest earning assets:
Cash and due from banks	9,514			10,109			9,791
Allowance for loan losses	(2,854)			(2,799)			(2,524)
Premises and equipment	6,892			6,981			7,148
Other assets (7)	25,799			26,835			24,869

Total assets	$447,323			$439,130			$435,285

LIABILITIES AND STOCKHOLDERS’ EQUITY
Interest bearing liabilities:
Interest bearing demand deposits (2)	$91,897	396	0.43	$75,991	347	0.46	$68,847	309	0.45
Savings deposits	49,894	202	0.40	46,833	230	0.49	40,705	212	0.52
Time deposits	185,005	3,962	2.14	197,182	4,810	2.44	209,779	6,595	3.14
Other, including short-term borrowings, long-term debt and other interest bearing liabilities	4,495	31	0.69	7,914	115	1.45	8,679	163	1.88

Total interest bearing liabilities	331,291	4,591	1.39	327,920	5,502	1.68	328,010	7,279	2.22

Non-interest bearing liabilities:
Demand deposits	60,986			55,656			51,337
Other	4,691			4,900			6,424
Stockholders’ equity	50,355			50,654			49,514

Total liabilities and stockholders’ equity	$447,323			$439,130			$435,285

Net interest income		$15,442			$16,072			$15,989

Net margin on interest earning assets (3)			3.79%			4.04%			4.04%

Net interest income and margin -
Tax equivalent basis (4)		$16,177	3.97%		$16,870	4.24%		$16,767	4.23%

Notes:

(1)	Average balances were calculated using a daily average.
(2)	Includes Super Now and money market accounts.
(3)	Net margin on interest earning assets is net interest income divided by average interest earning assets.
(4)	Interest on obligations of states and municipalities is not subject to federal income tax. In order to make the net yield comparable on a fully taxable basis, a tax equivalent adjustment is applied against the tax-exempt income utilizing a federal tax rate of 34%.

Table 2

RATE - VOLUME ANALYSIS OF NET INTEREST INCOME

(Dollars in thousands)

	2011 Compared to 2010 Increase (Decrease) Due To (6)			2010 Compared to 2009 Increase (Decrease) Due To (6)
	Volume	Rate	Total	Volume	Rate	Total
ASSETS
Interest earning assets:
Taxable loans (5)	$(841)	$(830)	$(1,671)	$(542)	$(884)	$(1,426)
Tax-exempt loans	(25)	16	(9)	169	7	176

Total loans	(866)	(814)	(1,680)	(373)	(877)	(1,250)
Taxable investment securities	491	(224)	267	132	(322)	(190)
Tax-exempt investment securities	5	(120)	(115)	(40)	(96)	(136)

Total investment securities	496	(344)	152	92	(418)	(326)
Interest bearing deposits	1	(9)	(8)	(25)	(95)	(120)
Federal funds sold	(2)	(3)	(5)	3	(1)	2

Total interest earning assets	(371)	(1,170)	(1,541)	(303)	(1,391)	(1,694)

LIABILITIES AND STOCKHOLDERS’ EQUITY
Interest bearing liabilities:
Interest bearing demand deposits (2)	72	(23)	49	31	7	38
Savings deposits	15	(43)	(28)	31	(13)	18
Time deposits	(283)	(565)	(848)	(379)	(1,406)	(1,785)
Other, including short-term borrowings, long-term debt and other interest bearing liabilities	(38)	(46)	(84)	(13)	(35)	(48)

Total interest bearing liabilities	(234)	(677)	(911)	(330)	(1,447)	(1,777)

Net interest income	$(137)	$(493)	$(630)	$27	$56	$83

(5)	Non-accruing loans are included in the above table until they are charged off.
(6)	The change in interest due to rate and volume has been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts of the change in each.
(7)	Includes net unrealized gains on securities available for sale: $1,221 in 2011, $597 in 2010 and $1,172 in 2009.
(8)	Interest income includes loan fees of $218, $223 and $202, in 2011, 2010 and 2009, respectively.

On average, total loans outstanding in 2011 decreased from 2010 by 4.5%, to $293,319,000. Average yields on loans decreased by 27 basis points in 2011 when compared to 2010. As shown in the preceding Rate – Volume Analysis of Net Interest Income Table 2, the decrease in yield reduced interest income by approximately $814,000, and the decrease in volume further reduced interest income by $866,000, resulting in an aggregate decrease in interest recorded on loans of $1,680,000. While the prime rate has remained unchanged at 3.25% since December of 2008, adjustable rate mortgages scheduled to reprice during 2011 that had not already reached a floor, did so at rates below their previous rates, effectively decreasing the overall yield to the Bank. Likewise, new and refinanced loans at lower rates during 2011 also contributed to the decrease in overall yield.

During 2011, 70% of the investment portfolio, or $56,034,000, matured or was prepaid. All proceeds from these events and other funds available through deposit growth, totaling $87,131,000, were reinvested in the investment portfolio in the lower rate environment, explaining the decrease in overall yield of the investment securities by 50 basis points. Yields on the investment securities portfolio decreased to 2.05% in 2011, as compared to 2.55% in 2010. Yield declines decreased net interest income by $344,000 when compared to 2010. Average balances of investment securities increased by $26,368,000, and this volume increase accounted for a $496,000 increase in interest income as compared to 2010.

In total, yield on earning assets in 2011 was 4.91% as compared to 5.42% in 2010, a decrease of 51 basis points. On a fully tax equivalent basis, yield on earning assets decreased from 5.62% in 2010 to 5.09% in 2011.

Average interest bearing liabilities increased by $3,371,000 in 2011 as compared to 2010. Within the categories of interest bearing liabilities, deposits increased on average by $6,790,000, and borrowings decreased by $3,419,000 on average. While interest-bearing deposits increased in total, there was a shift in types of interest-bearing deposits. During 2011, time deposit balances decreased on average by $12,177,000 while interest-bearing demand and savings accounts increased on average by $18,967,000. Changes in these balances reduced interest expense by $234,000 in 2011 as compared to 2010, while decreases in interest rates further reduced interest expense by $677,000. Noninterest bearing liabilities used to fund earning assets included demand deposits, which increased $5,330,000 on average. The percentage of interest earning assets funded by noninterest bearing liabilities was approximately 17.1% in 2011 versus 17.6% in 2010. The total cost to fund earning assets (computed by dividing the total interest expense by the total average earning assets) in 2010 was 1.13%, as compared to 1.38% in 2010.

Net interest income was $15,442,000 for 2011, a decrease of $630,000 when compared to 2010, with $493,000 due to rate differences and $137,000 attributed to volume changes.

Provision for Loan Losses

Juniata’s provision for loan losses is determined as a result of an analysis of the adequacy level of the allowance for loan losses. In order to closely reflect the potential losses within the current loan portfolio based upon current information known, the Company carries no unsupported allowance. An analysis was performed following the process described in “Application of Critical Accounting Policies” earlier in this discussion, and it was determined that a provision of $364,000 was appropriate for 2011, a decrease of $377,000 when compared to 2010 when the total loan loss provision was $741,000. In 2011, the provision exceeded net charge-offs by $107,000. The economic downturn caused a number of our borrowers to develop financial difficulties that have resulted in a higher loan loss provision and an increase in net charge-offs. See the discussion on Loans and Allowance for Loan Losses in the section below titled “Financial Condition”.

Noninterest Income

The Company remains committed to providing comprehensive services and products to meet the current and future financial needs of our customers. We believe that our responsiveness to customers’ needs surpasses that of our competitors and we measure our success by the customer acceptance of fee-based services. We provide alternative investment opportunities through an arrangement with a broker dealer and have integrated the delivery of non–traditional products with our Trust and Wealth Management Division. This arrangement enables us to meet the investment needs of a varied customer base and to better identify our clients’ needs for traditional trust services.

Fee-generated noninterest revenues consist of customer service fees derived from deposit accounts, trust relationships and sales of non-deposit products. In 2011, revenues from these services totaled $2,007,000, representing a decrease of $157,000, or 7.3%, from 2010 revenues. Customer service fees derived from deposit accounts were $82,000 less in 2011 than in 2010. The decrease was a result of a reduction in overdraft and non-sufficient fund charges to customers. Total fees for trust services increased by $10,000, or 2.6%, as fees from estate settlements increased by $12,000 in 2011 as compared to 2010, and non-estate fees decreased by $2,000. Variance in fees from estate settlements occurs because estate settlements occur sporadically and are not necessarily consistent year to year. Non-estate fees are repeatable revenues that generally increase and decrease in relation to movements in interest rates as market values of trust assets under management increase or decrease and as new relationships are established. Similarly, sales of non-deposit products declined in 2011 due to continued investor concerns during the sustained economic downturn, resulting in an $85,000 reduction in related fee income.

The Company owns 39.16% of the stock of Liverpool Community Bank, formerly First National Bank of Liverpool (“LCB”) and accounts for its ownership through the equity method. As such, 39.16% of the income of LCB is recorded by Juniata as noninterest income. As a result of this investment, $263,000 was recorded as income in 2011, compared to $250,000 in 2010. Earnings on bank-owned life insurance and annuities decreased in 2011 by $32,000, or 6.3%, when compared to the previous year, as crediting rates are reduced.

In 2011, net gains from the sale or call of investment securities were $6,000, a decrease of $25,000 in comparison to 2010. Management considers multiple factors when selling investment securities; therefore, income from this activity can fluctuate from year to year, and may not be consistent in the future. Juniata generally only sells equity securities that have appreciated in value since their purchase or when an equity security is in danger of impairment or is considered to be other-than-temporarily impaired. Equity securities are considered for sale primarily when there is market appreciation available or when there is no longer a business reason to hold the stock. A loss is recognized on debt and equity securities if other-than-temporary impairment is deemed to have occurred. In 2010, we recorded an impairment charge of $40,000 relating to investments in the common stock of certain financial services companies. There was no similar charge in 2011.

As a percentage of average assets, non-interest income (excluding securities gains and impairment charges) was 0.89% in 2011 as compared to 0.90% in 2010.

Noninterest Expense

Management strives to control noninterest expense where possible in order to achieve maximum operating results.

In 2011, total non-interest expense increased by $138,000, or 1.1%, when compared to 2010. Total employee compensation and benefits increased by 4.9% in 2011 over 2010. In addition to increased costs related to normal merit increases, staffing was increased to fill vacancies created in 2010. Additionally, the cost to provide medical insurance to employees increased by approximately $60,000, and one-time severance-related costs added approximately $72,000. FDIC insurance premiums for the Bank were reduced in 2011 by $165,000 as the FDIC’s calculation changed mid-year in 2011. The premiums for banks are now based upon total assets and risk-based capital levels so that banks such as Juniata Valley Bank with lower levels of risk in the balance sheet are charged at a lower rate. Director compensation costs were $51,000, or 15.2%, lower in 2011 as compared to 2010, as a result of retirements of board and advisory board members. Professional fees decreased by $53,000 in 2011 as compared to 2010 due to the decreased use of various consultants during 2011. Other noninterest expense categories that increased in 2011 included delinquent and foreclosed loan costs, which added $37,000 to expense, when compared to 2010.

As a percentage of average assets, noninterest expense was 2.87% in 2011 as compared to 2.90% in 2010.

Income Taxes

Income tax expense for 2011 amounted to $1,542,000 compared to $1,630,000 in 2010. The effective tax rate was 24.8% in 2011 versus 24.9% in 2010, as tax-exempt income as a percentage of income before tax remained relatively the same in both years. Average tax-exempt investments and loans as a percentage of average assets were 10.6%, 10.9% and 10.3% in 2011, 2010 and 2009, respectively. See Note 15 of Notes to Consolidated Financial Statements for further information on income taxes.

Net Income

For comparative purposes, the following table sets forth earnings, in thousands of dollars, and selected earnings ratios for the past three years.

	2011	2010	2009
Net income	$4,680	$4,915	$5,106
Return on average assets	1.05%	1.12%	1.17%
Return on average equity	9.29%	9.70%	10.31%

Outlook for 2012

While many changes have occurred within banking since 2008, interest rates have not been among those changes. Since December of 2008, the national prime rate has remained at 3.25% and the federal funds rate has remained at a historically low level. This period is the longest period of unchanged rates in recent history. Still, we expect, and are prepared for the interest rate environment to remain relatively unchanged again throughout 2012. But, because experience also tells us that rate movement can occur quickly and significantly, we are managing our interest sensitive assets and liabilities with an understanding of the rate risk involved with rapidly rising rates. Our net interest margin remains a primary component of profitability; however we will seek to increase our focus on fee services and attempt to regain income lost to consumer regulation that lessens our ability to charge for consumer overdrafts, in order to augment revenues. We will maintain the conservative lending and investing philosophies and responsible deposit pricing that have resulted in our strong net interest margin and solid balance sheet.

Paramount also to our success is the satisfaction level of our customers, clients and employees. In each of the preceding two years, we have introduced new avenues of service delivery through technology, and we are looking forward to further advancement in 2012 as we prepare for the announcement of an on-line mortgage application product. We believe that it is imperative that our customers have convenient and easy access to personal financial services that complement their changing lifestyles, whether through electronic or personal delivery. Convenience and mobility have become priorities for a large segment of the population in deciding with whom one will do business, and thus we have made it our priority to provide such convenience.

Additionally, in 2012, our business development plan continues to expand and will include more horizontal integration, extending the opportunities for cross selling across departmental lines. We strive to be the financial services provider of choice to those within our market area.

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

Summarized below are the components of net income (in thousands of dollars) and the contribution of each to ROA for 2010 and 2009.

	2010		2009
		% of Average Assets		% of Average Assets
Net interest income	$16,072	3.66%	$15,989	3.67%
Provision for loan losses	(741)	(0.17)	(627)	(0.14)

Trust fees	378	0.09	361	0.08
Customer service fees	1,428	0.33	1,673	0.38
BOLI	510	0.12	444	0.10
Commissions from sales of non-deposit products	358	0.08	446	0.10
Income from unconsolidated subsidiary	250	0.06	217	0.05
Other noninterest income	940	0.21	935	0.21
Security gains and impairment charges, net	(9)	(0.00)	(209)	(0.05)
Gains on sale of other assets	79	0.02	(19)	(0.00)

Total noninterest income	3,934	0.90	4,171	0.96

Employee expense	(6,617)	(1.51)	(6,625)	(1.52)
Occupancy and equipment	(1,504)	(0.34)	(1,552)	(0.36)
Data processing expense	(1,397)	(0.32)	(1,325)	(0.30)
Director compensation	(335)	(0.08)	(416)	(0.10)
Professional fees	(515)	(0.12)	(392)	(0.09)
Taxes, other than income	(469)	(0.11)	(476)	(0.11)
FDIC insurance premiums	(534)	(0.12)	(634)	(0.15)
Intangible amortization	(45)	(0.01)	(45)	(0.01)
Other noninterest expense	(1,304)	(0.30)	(1,154)	(0.27)

Total noninterest expense	(12,720)	(2.90)	(12,619)	(2.90)

Income tax expense	(1,630)	(0.37)	(1,808)	(0.42)

Net income	$4,915	1.12%	$5,106	1.17%

Average assets	$439,130		$435,285

Net Interest Income

On average, total loans outstanding in 2010 decreased from 2009 by 1.2%, to $307,228,000. Average yields on loans decreased by 33 basis points in 2010 when compared to 2009. As shown in the preceding Rate – Volume Analysis of Net Interest Income Table 2, the decrease in yield reduced interest income by approximately $877,000, and the decrease in volume further reduced interest income by $373,000, resulting in an aggregate decrease in interest recorded on loans of $1,250,000. While the prime rate remained unchanged at 3.25% throughout 2009 and 2010, adjustable rate mortgages scheduled to reprice during 2010 that had not already reached a floor, did so at rates below their previous rates, effectively decreasing the overall yield to the Bank. Likewise, new loans and loans that were refinanced at lower rates during 2010 also contributed to the decrease in overall yield.

During 2010, 62% of the investment portfolio, or $49,754,000, matured or was prepaid. All proceeds from these events and other funds available through deposit growth, totaling $53,198,000, were reinvested in the investment portfolio in the lower rate environment, which explains the decrease in overall yield of the investment securities by 56 basis points. Yields on the investment securities portfolio decreased to 2.55% in 2010, as compared to 3.11% in 2009. Yield declines decreased net interest income by $418,000 when compared to 2009. Average balances of investment securities increased by $3,650,000, and this volume increase accounted for a $92,000 increase in interest income as compared to 2009.

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

Provision for Loan Losses

Management performed an analysis of the loan portfolio following the process described in “Application of Critical Accounting Policies” earlier in this discussion, and management determined that a provision of $741,000 was appropriate for 2010, an increase of $114,000 when compared to 2009 when the total loan loss provision was $627,000. In 2010, the provision exceeded net charge-offs by $105,000. The economic downturn caused a number of our borrowers to develop financial problems that have resulted in a higher loan loss provision and an increase in net charge-offs

Noninterest Income

In 2010, revenues from deposit accounts, trust relationships and sales of non-deposit products totaled $2,164,000, representing a decrease of $316,000, or 12.7%, from 2009 revenues. Customer service fees derived from deposit accounts were $245,000 less in 2010 than in 2009. The decrease was a result of a reduction in overdraft and non-sufficient fund charges to customers. Total fees for trust services increased by $17,000, or 4.7%, as fees from estate settlements increased by $23,000 in 2010 as compared to 2009, and non-estate fees decreased by $6,000. Similarly, sales of non-deposit products declined in 2010 due to continued investor concerns during the economic downturn, resulting in an $88,000 reduction in related fee income.

As a result of the Company’s investment in LCB, $250,000 was recorded as income in 2010, compared to $217,000 in 2009. Earnings on bank-owned life insurance and annuities increased in 2010 by $66,000, or 14.9%, when compared to the previous year.

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

Income Taxes

Income tax expense for 2010 amounted to $1,630,000 compared to $1,808,000 in 2009. The effective tax rate was 24.9% in 2010 versus 26.1% in 2009, due to Juniata’s tax exempt income being higher in 2010 as compared to 2009. Average tax-exempt investments and loans as a percentage of average assets were 10.9%, 10.3% and 9.5% in 2010, 2009 and 2008, respectively. Tax-exempt income as a percentage of income before tax was 23.7%, 21.0% and 18.1% in 2010, 2009 and 2008, respectively. See Note 15 of Notes to Consolidated Financial Statements for further information on income taxes.

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

Table 3

Changes in Uses and Sources of Funds

(Dollars in thousands)

	2011			2010			2009
	Average	Increase(Decrease)		Average	Increase(Decrease)		Average
	Balance	Amount	%	Balance	Amount	%	Balance
Funding Uses:
Taxable loans	$279,501	$(13,247)	(4.5%)	$292,748	$(8,165)	(2.7%)	$300,913
Tax-exempt loans	13,818	(662)	(4.6)	14,480	4,580	46.3	9,900
Taxable securities	70,658	26,202	58.9	44,456	4,885	12.3	39,571
Tax-exempt securities	33,724	166	0.5	33,558	(1,235)	(3.5)	34,793
Interest bearing deposits	3,681	85	2.4	3,596	(806)	(18.3)	4,402
Federal funds sold	6,590	(2,576)	(28.1)	9,166	2,744	42.7	6,422

Total interest earning assets	407,972	9,968	2.5	398,004	2,003	0.5	396,001
Investment in unconsolidated subsidiary	3,661	218	6.3	3,443	185	5.7	3,258
Bank-owned life insurance and annuities	13,482	485	3.7	12,997	182	1.4	12,815
Goodwill and intangible assets	2,279	(45)	(1.9)	2,324	(45)	(1.9)	2,369
Other non-interest earning assets	21,853	(1,879)	(7.9)	23,732	1,484	6.7	22,248
Unrealized gains on securities	930	(499)	(34.9)	1,429	311	27.8	1,118
Less: Allowance for loan losses	(2,854)	(55)	(2.0)	(2,799)	(275)	(10.9)	(2,524)

Total uses	$447,323	$8,193	1.9%	$439,130	$3,845	0.9%	$435,285

Funding Sources:
Interest bearing demand deposits	$91,897	$15,906	20.9%	$75,991	$7,144	10.4%	$68,847
Savings deposits	49,894	3,061	6.5	46,833	6,128	15.1	40,705
Time deposits under $100,000	149,318	(9,607)	(6.0)	158,925	(10,486)	(6.2)	169,411
Time deposits over $100,000	35,687	(2,570)	(6.7)	38,257	(2,111)	(5.2)	40,368
Repurchase agreements	3,034	(17)	(0.6)	3,051	682	28.8	2,369
Short-term borrowings	255	100	64.5	155	(45)	(22.5)	200
Long-term debt	—	(3,548)	(100.0)	3,548	(1,452)	(29.0)	5,000
Other interest bearing liabilities	1,206	46	4.0	1,160	50	4.5	1,110

Total interest bearing liabilities	331,291	3,371	1.0	327,920	(90)	(0.0)	328,010
Demand deposits	60,986	5,330	9.6	55,656	4,319	8.4	51,337
Other liabilities	4,691	(209)	(4.3)	4,900	(1,524)	(23.7)	6,424
Stockholders’ equity	50,355	(299)	(0.6)	50,654	1,140	2.3	49,514

Total sources	$447,323	$8,193	1.9%	$439,130	$3,845	0.9%	$435,285

Overall, total assets increased by $8,193,000, or 1.9%, on average, for the year 2011 compared to 2010, following an increase of $3,845,000, or 0.9%, in 2010 over average assets in 2009. The ratio of average earning assets to total assets was 91% in each of the last two years, while the ratio of average interest-bearing liabilities to total assets dropped from 75% in 2010 to 74% in 2011. Although Juniata’s investment in its unconsolidated subsidiary and its bank owned life insurance and annuities are not classified as interest-earning assets, income is derived directly from those assets. These instruments have represented 3.8% and 3.7% of total average assets in 2011 and 2010, respectively. More detailed discussion of Juniata’s earning assets and interest bearing liabilities will follow in sections titled “Loans”, “Investments”, “Deposits” and “Market/Interest Rate Risk”.

Loans

Loans outstanding at the end of each year consisted of the following (in thousands):

	December 31,
	2011	2010	2009	2008	2007
Commercial, financial and agricultural	$19,417	$19,911	$20,783	$25,755	$15,842
Real estate - commercial	60,774	56,305	51,299	44,171	41,021
Real estate - construction	17,508	13,256	24,578	22,144	27,223
Real estate - mortgage	176,548	190,985	190,811	203,110	193,284
Obligations of states and political subdivisions	8,780	8,984	13,553	7,177	6,593
Personal	6,658	8,688	10,670	12,920	14,319
Unearned interest	(4)	(27)	(64)	(145)	(282)

Total	$289,681	$298,102	$311,630	$315,132	$298,000

From year-end 2010 to year-end 2011, total loans outstanding, net of unearned interest, decreased by $8,421,000, following a decrease of $13,528,000 in 2010 when compared to year-end 2009. The following table summarizes how the ending balances (in thousands) changed annually in each of the last three years.

	2011	2010	2009
Beginning balance	$298,102	$311,630	$315,132

New loans, net of repayments	(7,519)	(12,063)	(2,049)
Loans charged off	(282)	(654)	(529)
Loans transferred to other real estate owned and other adjustments to carrying value	(620)	(811)	(924)

Net change	(8,421)	(13,528)	(3,502)

Ending balance	$289,681	$298,102	$311,630

The loan portfolio was comprised of approximately 63% consumer loans and 37% commercial loans (including construction) on December 31, 2011 as compared to 67% consumer loans and 33% commercial loans on December 31, 2010. Management believes that diversification in the loan portfolio is important and performs a loan concentration analysis on a quarterly basis. The highest loan concentration by activity type was commercial acquisition, development and construction (ADC) loans, for which the balance outstanding to be considered for general reserve purposes was $8,263,000, or 18.2% of the Bank’s capital on December 31, 2011. While this level of concentration is substantially below the benchmark, given the reserves allocated to this sector over the past 24 months and the continuing softness in the market, management assigned a concentration risk factor of 0.86% to these loans. See Note 6 of Notes to Consolidated Financial Statements.

During 2011, there was modest growth in the commercial real estate and construction lines of business. This growth was largely offset by the decrease in mortgages and personal loans, as the secondary market offered more appealing fixed rates and longer terms to borrowers. Although Juniata is willing, able and continues to lend to qualifying businesses and individuals, management also believes that the economic climate impeded loan growth in 2010 and 2011, and was the primary reason for increases in non-performing loans. Management further believes that we may continue to experience low growth and sustain current levels of non-performing loans into 2012, if unemployment remains elevated. A dedicated credit administration division is firmly in place within the Company, in response to the need for heightened credit review, both in the loan origination process and in the ongoing risk assessment process. With stringent credit standards in place, our business model closely aligns lenders and community office managers’ efforts to effectively develop referrals and existing customer relationships. Continued emphasis will be placed on responsiveness and personal attention given to customers, which we believe differentiates the Bank from its competition. Nearly all commercial loans and most residential mortgage loans are either variable or adjustable rate loans, while other consumer loans generally have fixed rates for the duration of the loan. Juniata’s lending strategy stresses quality growth, diversified by product. A standardized credit policy is in place throughout the Company, and the credit committee of the Board of Directors reviews and approves all loan requests for amounts that exceed management’s approval levels. The Company makes credit judgments based on a customer’s existing debt obligations, collateral, ability to pay and general economic trends. See Note 2 of Notes to Consolidated Financial Statements.

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

The allowance for loan losses has been established in order to absorb probable losses on existing loans. An annual provision or credit is charged to earnings to maintain the allowance at adequate levels. Charge-offs and recoveries are recorded as adjustments to the allowance. The allowance for loan losses at December 31, 2010 was 1.01% of total loans, net of unearned interest, as compared to 0.95% of total loans, net of unearned interest, at the end of 2010. The allowance increased $107,000 when compared to December 31, 2010. Net charge-offs for 2011 and 2010 were 0.09% and 0.21% of average loans, respectively.

At December 31, 2011, non-performing loans (as defined in Table 4 below), as a percentage of the allowance for loan losses, were 364.7% as compared to 246.8% at December 31, 2010. Non-performing loans were 3.69% of loans as of December 31, 2011, and 2.34% of loans as of December 31, 2010. Management believes that the increase in nonperforming loans in 2011 is directly related to economic conditions leading to an increased number of borrowers being unable to repay debt according to terms of the agreements. Of the $10,690,000 of non-performing loans at December 31, 2011, $10,652,000, or 99%, was collateralized with real estate and $38,000 was collateralized with other assets.

Table 4

Non-Performing Loans

	2011	2010	2009	2008	2007
	(In thousands)
Nonaccrual loans	$7,947	$5,964	$2,629	$1,255	$—
Accruing loans past due 90 days or more	2,743	1,007	1,369	664	837
Restructured loans	—	—	—	—	—

Total non-performing loans	$10,690	$6,971	$3,998	$1,919	$837

Loans on which the accrual of interest has been discontinued are designated as non-accrual loans. Accrual of interest on loans is discontinued when the contractual payment of principal or interest has become 90 days past due or reasonable doubt exists as to the full, timely collection of principal or interest. However, it is the Company’s policy to continue to accrue interest on loans over 90 days past due as long as they are (1) guaranteed or well secured and (2) there is an effective means of collection. When a loan is placed on non-accrual status, all unpaid interest credited to income in the current year is reversed against current period income and unpaid interest accrued in prior years is charged against the allowance for loan losses. Interest received on nonaccrual loans generally is either applied against principal or reported as interest income, according to management’s judgment as to the collectability of principal. Generally, accruals are resumed on loans only when the obligation is brought fully current with respect to interest and principal, has performed in accordance with the contractual terms for a reasonable period of time and the ultimate collectability of the total contractual principal and interest is no longer in doubt. The Company’s nonaccrual and charge-off policies are the same, regardless of loan type. During 2011, gross interest income that would have been recorded if loans in nonaccrual status had been current was $543,000, of which $191,000 was collected and included in net income.

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

Component for impaired loans:

A large commercial loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. (A “large” loan (or group of like-loans within one relationship) is defined as a commercial/business loan (including business loans secured by 1-4 family properties included in the real estate-mortgage category), with an aggregate outstanding balance in excess of $150,000, or any other loan that management deems to have characteristics similar to those inherent in an impaired large loan.) Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loans and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price or the fair value of the collateral if the loan is collateral dependent. For such loans that are classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The Bank does not separately identify individual consumer and residential loans for impairment disclosures, unless such loans are subject to a restructuring agreement.

As of December 31, 2011, 29 loans, with aggregate outstanding balances of $9,539,000, were evaluated for impairment. A collateral analysis was performed on each of these 29 loans in order to establish a portion of the reserve needed to carry impaired loans at no higher than fair value. As a result, ten loans were determined to have insufficient collateral and specific reserves were established for each of the ten impaired loans, totaling $775,000. The ten loans requiring fair value adjustment relate to three loan relationships.

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

Initially, the loan portfolio is segmented into classes of loans with similar characteristics. In our portfolio, classes are:

•	Commercial, financial and agricultural

•	Real estate – commercial

•	Real estate – construction

•	Real estate – mortgage

•	Obligations of states and political subdivisions

•	Personal

Loss rates for each of these portfolio classes are developed and applied to the outstanding balances of those classes. Individual loans that have been risk-rated as special mention and above are reviewed individually for determination of the need for specific provision based upon unique and identifiable circumstances. If an individual loan (not considered to be a “large impaired loan”) is assigned a specific provision, that loan balance is excluded from the computation of the general provision for contingencies. Also excluded from the contingency provision calculation are loans identified as “large impaired loans”.

Contingency allowance evaluation consists of several key elements. The borrower’s overall financial condition, repayment sources, guarantors and value of collateral, if appropriate, are evaluated quarterly or when credit deficiencies arise, such as delinquent loan payments. Credit quality risk ratings include regulatory classifications of special mention, substandard, doubtful and loss. Loans classified as special mention have potential weaknesses that deserve management’s close attention. If uncorrected, the potential weaknesses may result in deterioration of the repayment prospects. Loans classified substandard have one or more well-defined weaknesses that jeopardize the liquidation of the debt. They include loans that are inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. Loans classified doubtful have all the weaknesses inherent in loans classified substandard with the added characteristic that collection or liquidation in full, on the basis of current conditions and facts, is highly improbable. Loans classified as a loss are considered uncollectible and are charged to the allowance for loan losses. Loans not classified are rated pass. Specific reserves may be established for larger, individual classified loans as a result of this evaluation, as discussed above. Remaining loans are categorized into large groups of smaller balance homogeneous loans and are collectively evaluated for impairment. This computation is generally based on historical loss experience adjusted for qualitative factors. The historical loss experience is averaged over a ten-year period for each of the portfolio segments. The ten-year timeframe was selected in order to capture activity over a wide range of economic conditions and has been consistently used for the past five years. The qualitative risk factors are reviewed for relevancy each quarter and include:

1.	National, regional and local economic and business conditions, as well as the condition of various market segments, including the underlying collateral for collateral dependent loans;

2.	Nature and volume of the portfolio and terms of loans;

3.	Experience, ability and depth of lending and credit management and staff;

4.	Volume and severity of past due, classified and nonaccrual loans, as well as other loan modifications;

5.	Existence and effect of any concentrations of credit and changes in the level of such concentrations; and

6.	Effect of external factors, including competition.

Each factor is assigned a value to reflect improving, stable or declining conditions based on management’s best judgment using relevant information available at the time of the evaluation. Adjustments to the factors are supported through documentation of changes in conditions in a narrative accompanying the allowance for loan loss calculation.

A summary of activity in the allowance for loan loss for the last five years (in thousands) is shown below. At $257,000, the level of net charge-offs in 2011 was the lowest in the most recent three year period. Non-performing loans have increased, indicating the need to maintain a higher reserve for losses that could occur based on that trend. At the same time, outstanding loan balances have declined in each of the last two years, offsetting the need to increase the overall reserve. Management’s analysis indicated that an adequate loan loss allowance would be $2,931,000 at December 31, 2011 and, accordingly, a provision of $364,000 was recorded in 2011, as compared to the $741,000 recorded in 2010.

	Years Ended December 31,
	2011	2010	2009	2008	2007
Balance of allowance - beginning of period	$2,824	$2,719	$2,610	$2,322	$2,572
Loans charged off:
Commercial, financial and agricultural	18	134	47	43	291
Real estate - commercial	37	—	32	36	—
Real estate - mortgage	205	482	343	15	66
Personal	22	38	107	62	61

Total charge-offs	282	654	529	156	418

Recoveries of loans previously charged off:
Commercial, financial and agricultural	2	—	—	5	8
Real estate - mortgage	10	—	—	5	8
Personal	13	18	11	13	32

Total recoveries	25	18	11	23	48

Net charge-offs	257	636	518	133	370
Provision for loan losses	364	741	627	421	120
Branch acquisition loan loss reserve

Balance of allowance - end of period	$2,931	$2,824	$2,719	$2,610	$2,322

Ratio of net charge-offs during period to average loans outstanding	0.09%	0.21%	0.17%	0.04%	0.12%

The following tables show how the allowance for loan losses is allocated among the various types of outstanding loans and the percent of loans by type to total loans.

	Allocation of the Allowance for Loan Losses (in thousands) December 31,
	2011	2010	2009	2008	2007
Commercial, financial and agricultural	$195	$163	$157	$151	$134
Real estate - commercial	455	442	426	409	363
Real estate - construction	442	336	324	311	276
Real estate - mortgage	1,771	1,810	1,743	1,673	1,488
Personal	68	73	69	66	61

Total	$2,931	$2,824	$2,719	$2,610	$2,322

	Percent of Loan Type to Total Loans December 31,
	2011	2010	2009	2008	2007
Commercial, financial and agricultural	6.7%	6.7%	6.7%	8.2%	5.3%
Real estate - commercial	21.0%	18.9%	16.5%	14.0%	13.8%
Real estate - construction	6.0%	4.4%	7.9%	7.0%	9.1%
Real estate - mortgage	60.9%	64.1%	61.2%	64.5%	64.9%
Obligations of states and political subdivisions	3.0%	3.0%	4.3%	2.3%	2.2%
Personal	2.4%	2.9%	3.4%	4.0%	4.7%

Investments

Total investments, defined to include all interest earning assets except loans (i.e. investment securities available for sale (at market value), federal funds sold, interest bearing deposits, Federal Home Loan Bank stock and other interest-earning assets), totaled $116,177,000 on December 31, 2011, representing an increase of $20,303,000 when compared to year-end 2010. The following table summarizes how the ending balances (in thousands) changed annually in each of the last three years.

	2011	2010	2009
Beginning balance	$95,874	$82,255	$72,036
Purchases of investment securities	87,131	53,198	56,245
Sales and maturities of investment securities	(56,034)	(49,754)	(42,895)
Impairment charge	—	(40)	(226)
Adjustment in market value of AFS securities	630	(544)	131
Amortization/Accretion	(369)	(293)	(220)
Federal Home Loan Bank stock, net change	(388)	(109)	—
Federal funds sold, net change	(12,300)	11,100	1,200
Interest bearing deposits with others, net change	1,633	61	(4,016)

Net change	20,303	13,619	10,219

Ending balance	$116,177	$95,874	$82,255

On average, investments increased by $23,877,000, or 26.3%, during 2011, following an increase of $5,588,000, or 6.6%, during 2010. The increase in both years was due to deposit growth outpacing loan growth with the excess funding invested in short-term debt securities.

The investment area is managed according to internally established guidelines and quality standards. Juniata segregates its investment securities portfolio into two classifications: those held to maturity and those available for sale. Juniata classifies all new marketable investment securities as available for sale, and currently holds no securities in the held to maturity classification. At December 31, 2011, the market value of the entire securities portfolio was greater than amortized cost by $1,221,000 as compared to December 31, 2010, when market value was greater than amortized cost by $597,000. The weighted average maturity of the investment portfolio was 3 years and 5 months on December 31, 2011 versus 2 years and 10 months on December 31, 2010. The weighted average maturity has remained short in order to achieve a desired level of liquidity. Table 5, “Maturity Distribution”, in this Management’s Discussion and Analysis of Financial Condition shows the remaining maturity or earliest possible repricing for investment securities. The following table sets forth the maturities of securities (in thousands) and the weighted average yields of such securities by contractual maturities or call dates. Yields on obligations of states and public subdivisions are presented on a tax-equivalent basis.

	December 31, 2011		December 31, 2010		December 31, 2009
Securities Type and maturity	Fair Value	Weighted Average Yield	Fair Value	Weighted Average Yield	Fair Value	Weighted Average Yield
U.S. Treasury securities and obligations of U.S. Government agencies and corporations
Within one year	$2,947	1.94%	$—	—%	$—	—%
After one year but within five years	52,202	1.55%	34,783	1.68%	32,620	2.31%
After five years but within ten years	12,539	1.49%	2,913	1.72%	933	1.99%

	67,688	1.55%	37,696	1.68%	33,553	2.30%
Obligations of state and political subdivisions
Within one year	11,154	2.39%	12,390	4.21%	6,863	3.06%
After one year but within five years	22,289	2.36%	24,877	3.57%	32,972	3.12%
After five years but within ten years	4,147	3.23%	1,626	4.04%	562	3.23%

	37,590	3.79%	38,893	3.79%	40,397	3.11%
Corporate Notes and Other
Within one year	1,004	4.00%	—	—	—	—
After one year but within five years	—	—	1,028	4.00%	1,026	4.00%

	1,004	4.00%	1,028	4.00%	1,026	4.00%
Mortgage-backed securities
After one year but within five years	1,878	2.84%	—	—	—	—
After five years but within ten years	2,231	2.26%	1,345	5.51%	1,515	5.43%

	4,109	2.52%	1,345	5.51%	1,515	5.43%

Equity securities	890		961		865

	$111,281		$79,923		$77,356

Bank Owned Life Insurance and Annuities

The Company periodically insures the lives of certain bank officers in order to provide split-dollar life insurance benefits to some key officers and to offset the cost of providing post-retirement benefits through non-qualified plans. Some annuities are also owned to provide cash streams that match certain post-retirement liabilities. See Note 8 of Notes to Consolidated Financial Statements. The following table summarizes how the ending balances (in thousands) of these instruments changed annually in each of the last three years.

	2011	2010	2009
Beginning balance	$13,568	$13,066	$12,582
Bank-owned life insurance	496	531	530
Annuities	5	(29)	(46)

Net change	501	502	484

Ending balance	$14,069	$13,568	$13,066

Investment in Unconsolidated Subsidiary

The Company owns 39.16% of the outstanding common stock of Liverpool Community Bank, Liverpool, PA. This investment is accounted for under the equity method of accounting, and was carried at $3,796,000 as of December 31, 2011, of which $2,787,000 represents the underlying equity in net assets of LCB. The difference between the investment carrying amount and the amount of the underlying equity, $1,009,000, is considered to be goodwill and is evaluated quarterly for impairment. Any loss in value of the investment that is determined to be other than a temporary decline would be recognized as a loss in the period in which such determination is made. Evidence of a loss in value might include, but would not necessarily be limited to, absence of an ability to recover the carrying amount of the investment or inability of LCB to sustain an earnings capacity that would justify the carrying amount of the investment. The carrying amount at December 31, 2011 represented an increase of $246,000 when compared to December 31, 2010. In connection with this investment, two representatives of Juniata serve on the Board of Directors of LCB.

Goodwill and Intangible Assets

In 2006, the Company acquired a branch office in Richfield, PA. Completing this purchase was in line with a strategic goal of the Company to expand its base into contiguous market areas within rural Pennsylvania. Included in the purchase price of the branch was goodwill of $2,046,000. Additionally, core deposit intangible was acquired and had carrying values of $209,000 and $254,000, as of December 31, 2011 and December 31, 2010, respectively. The core deposit intangible is being amortized over a ten-year period on a straight-line basis. Goodwill is not being amortized, but is measured annually for impairment.

Deferred Taxes

The Company accounts for income taxes under the asset/liability method. Deferred tax assets and liabilities are recognized for the future consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, as well as operating loss and tax credit carry-forwards, if applicable. A valuation allowance is established against deferred tax assets when, in the judgment of management, it is more likely than not that such deferred tax assets will not become realizable. Management has determined that there was no need for a valuation allowance for deferred taxes as of December 31, 2011 and 2010. As of December 31, 2011 and 2010, the Company recorded a net deferred tax asset of $1,505,000 and $1,292,000, respectively, which was carried as a non-interest earning asset. The increase of $213,000 was primarily the result of the change in the funded status of the Company’s defined benefit plan, increasing the net deferred tax asset by $690,000. Offsetting the increase related to the defined benefit plan, was the decrease of $212,000 associated with the change in the amount of gross unrealized gains in the investment portfolio. The remainder of the difference was due to the various other changes in gross temporary tax differences. See Note 15 of Notes to Consolidated Financial Statements.

Other Non-Interest Earning Assets

Other non-interest earning assets on average decreased $1,909,000, or 8.0%, in 2011, after an increase of $1,484,000, or 6.7%, in 2010. The following table summarizes the components of the non-interest earning asset category, and how the ending balances (in thousands) changed annually in each of the last three years.

	2011	2010	2009
Beginning balance	$25,183	$32,194	$25,378
Cash and due from banks	(684)	(5,855)	6,349
Premises and equipment, net	(357)	189	(496)
Other real estate owned	15	(64)	171
Other receivables and prepaid expenses	229	(1,281)	792

Net change	(797)	(7,011)	6,816

Ending balance	$24,386	$25,183	$32,194

Deposits

For the year 2011, total deposits increased $9,875,000. From year-end 2009 to year-end 2010, total deposits decreased by $607,000. The following table summarizes how the ending balances (in thousands) changed annually in each of the last three years.

	2011	2010	2009
Beginning balance	$376,790	$377,397	$357,031

Demand deposits	4,055	5,666	830
Interest bearing demand deposits	11,678	5,612	13,667
Savings deposits	3,603	4,576	5,422
Time deposits, $100,000 and greater	(1,066)	(4,354)	(606)
Time deposits, other	(8,395)	(12,107)	1,053

Net change	9,875	(607)	20,366

Ending balance	$386,665	$376,790	$377,397

The following table shows (in thousands of dollars) the comparison of average core deposits and average time deposits as a percentage of total deposits for each of the last three years.

	2011			2010			2009
	Average	Increase(Decrease)		Average	Increase(Decrease)		Average
	Balance	Amount	%	Balance	Amount	%	Balance
Indexed money market deposits	$38,623	$9,486	32.6%	$29,137	$6,700	29.9%	$22,437
Interest bearing demand deposits	53,274	6,420	13.7	46,854	444	1.0	46,410
Savings deposits	49,894	3,061	6.5	46,833	6,128	15.1	40,705
Demand deposits	60,986	5,330	9.6	55,656	4,319	8.4	51,337

Total core (transaction) accounts	202,777	24,297	13.6	178,480	17,591	10.9	160,889

Time deposits, $100,000 and greater	35,687	(2,570)	(6.7)	38,257	(2,111)	(5.2)	40,368
Time deposits, other	149,318	(9,607)	(6.0)	158,925	(10,486)	(6.2)	169,411

Total time deposits	185,005	(12,177)	(6.2)	197,182	(12,597)	(6.0)	209,779

Total deposits	$387,782	$12,120	3.2%	$375,662	$4,994	1.3%	$370,668

Average deposits increased $12,120,000, or 3.2%, to $387,782,000 in 2011 following an increase in 2010 of $4,994,000, or 1.3%, to $375,662,000. We believe that over the past two years, because of the market uncertainties that accompany recessionary periods, investors have moved large quantities of available funds into safe, FDIC-insured banking institutions, such as ours. Generally those depositors have placed their funds into liquid, transaction accounts, as is evidenced by the preceding table showing a 13.6% increase in core transaction accounts in 2011, after a 10.9% increase in 2010. In 2010 and in 2011, our interest-bearing depositors tended to prefer shorter term, more liquid types of deposits, as we saw a decline of $12,597,000 and $12,177,000, respectively, on average in time deposits

In 2010 and 2011, the federal funds target rate remained unchanged, at between zero and 0.25%. Not only did many of our time depositors shift some of their funds to more liquid transaction accounts during 2011 and 2010, we also saw more time deposit customers opt for longer-term certificates of deposit contracts, presumably to commit to longer terms in order to increase their yield. Of the total time deposits at December 31, 2009, 66% were scheduled to mature within one year. As of December 31, 2010 and 2011, 47% and 43%, respectively, of time deposits were scheduled to mature within one year.

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

Traditional banks such as ours have competition in the marketplace from many sources that directly compete with traditional banking products. In keeping with our desire to provide our customers with a full array of financial services, we supplement the services traditionally offered by our Trust Department by staffing our community offices with wealth management consultants that are licensed and trained to sell variable and fixed rate annuities, mutual funds, stock brokerage services and long-term care insurance. Although the sale of these products can reduce the Bank’s deposit levels, these products offer solutions for our customers that traditional bank products cannot and allow us to more completely service our community. Fee income from the sale of non-deposit products (primarily annuities and mutual funds) was $273,000 and $358,000 in 2011 and 2010, respectively, representing approximately 4.4% and 5.5%, respectively, of total pre-tax income.

Other Interest Bearing Liabilities

Because Juniata funds its needs primarily with local deposits, high levels of debt are not necessary, as can be seen in the table below. Occasionally, there is a need for short term, overnight borrowings that are temporary in nature, and there are instances where long-term debt may be used in matched-funding arrangements for particular loans. Juniata’s average balances for all borrowings decreased in each of the past two years and as of December 31, 2011, total other interest bearing liabilities were $4,744,000.

	2011 Average Balance			2010 Average Balance			2009 Average Balance
		Increase(Decrease)			Increase(Decrease)
		Amount	%		Amount	%
Repurchase agreements	$3,034	$(17)	(0.6)%	$3,051	$682	28.8%	$2,369
Short-term borrowings	255	100	64.5	155	(45)	(22.5)	200
Long-term debt	—	(3,548)	(100.0)	3,548	(1,452)	(29.0)	5,000
Other interest bearing liabilities	1,206	46	4.0	1,160	50	4.5	1,110

	$4,495	$(3,419)	(43.2)%	$7,914	$(765)	(8.8)%	$8,679

Pension Plans

Through its noncontributory pension plan, the Company provides pension benefits to substantially all of its employees that were employed as of December 31, 2007. Benefits are provided based upon an employee’s years of service and compensation. ASC Topic 715 gives guidance on the allowable pension expense that is recognized in any given year. Management must make subjective assumptions relating to amounts and rates that are inherently uncertain. Please refer to Note 20 of Notes to Consolidated Financial Statements.

Stockholders’ Equity

Total stockholders’ equity decreased by $256,000 in 2011, or 0.5%, while net income decreased by 4.8%. The decrease in stockholders’ equity resulted primarily from the increase in unamortized expense related to the defined benefit retirement plan and the repurchase of stock into treasury, aggregating a reduction of $1,738,000. Offsetting this reduction was the increase in the level of unrealized security gains and the addition of $1,032,000 in undistributed earnings. The following table summarizes how the components of equity (in thousands) changed annually in each of the last three years.

	2011	2010	2009
Beginning balance	$49,976	$50,603	$48,485
Net income	4,680	4,915	5,106
Dividends	(3,648)	(3,525)	(3,386)
Stock-based compensation	26	58	40
Repurchase of stock, net of re-issuance	(523)	(1,415)	(84)
Net change in unrealized security gains	424	(377)	69
Defined benefit retirement plan adjustments net of tax	(1,215)	(283)	373

Net change	(256)	(627)	2,118

Ending balance	$49,720	$49,976	$50,603

On average, stockholders’ equity in 2011 was $50,355,000, as compared to $50,654,000 in 2010. At December 31, 2011, Juniata held 517,608 shares of stock in treasury at a cost of $10,033,000 as compared to 488,061 in 2010 at a cost of $9,527,000. These increases are a result of the Company’s stock repurchase program (see Note 16 of Notes to Consolidated Financial Statements). Return on average equity decreased to 9.29% in 2011 from 9.70% in 2010.

The Company periodically repurchases shares of its common stock under the share repurchase program approved by the Board of Directors. In September of 2008, the Board of Directors authorized the repurchase of an additional 200,000 shares of its common stock through its share repurchase program. The program will remain authorized until all approved shares are repurchased, unless terminated by the Board of Directors. Repurchases have typically been through open market transactions and have complied with all regulatory restrictions on the timing and amount of such repurchases. Shares repurchased have been added to treasury stock and accounted for at cost. These shares may be periodically reissued for stock option exercises, employee stock purchase plan purchases and to fulfill dividend reinvestment program needs. During 2011, 33,850 shares were repurchased in conjunction with the current program. Remaining shares authorized for repurchase were 88,186 as of December 31, 2011.

In 2011, Juniata increased its regular dividend by 4.9%, to $0.86 per common share. Per share common regular dividends in prior years were $0.82 and $0.78 in 2010 and 2009, respectively. (See Note 16 of Notes to Consolidated Financial Statements regarding restrictions on dividends from the Bank to the Company.) In January 2012, the Board of Directors declared a dividend of $0.22 per share for the first quarter of 2012 to stockholders of record on February 15, 2012, payable on March 1, 2012.

Juniata’s book value per share at December 31, 2011 was $11.76, as compared to $11.74 and $11.67 at December 31, 2010 and 2009, respectively. Juniata’s average equity to assets ratio for 2011, 2010 and 2009 was 11.26%, 11.54% and 11.38%, respectively. Refer also to the Capital Risk section in the Asset / Liability management discussion that follows.

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

Juniata is a member of the Federal Home Loan Bank (FHLB) of Pittsburgh, which provides short-term liquidity. The Bank uses this vehicle to satisfy temporary funding needs throughout the year. The Company had no overnight advances on December 31, 2011 or on December 31, 2010.

The Bank’s maximum borrowing capacity with the FHLB is $118,683,000, with no balance outstanding as of December 31, 2011. In order to borrow an amount in excess of $20,761,000, the FHLB would require the Bank to purchase additional FHLB Stock. The FHLB is a source of both short-term and long-term funding. The Bank must maintain sufficient qualifying collateral, to secure all outstanding advances.

Juniata needs to have liquid resources available to fulfill contractual obligations that require future cash payments. The table below summarizes the Company’s significant contractual obligations to third parties, by type, that are fixed and determined at December 31, 2011.

Presented below are the significant contractual obligations of the Company as of December 31, 2011 (in thousands of dollars). Further discussion of the nature of each obligation is included in the referenced note to the consolidated financial statements.

Contractual Obligations

			Payments Due by Period
	Note Reference	Total	Less than One Year	One to Three Years	Three to Five Years	More than Five Years
Certificates of deposits	12	$178,143	$76,968	$52,912	$46,693	$1,570
Federal Funds borrowed and security repurchase agreements	13	3,500	3,500	—	—	—
Operating lease obligations	14	166	58	42	44	22
Other long-term liabilities
3rd party data processor contract	23	3,432	528	1,056	1,056	792
Supplemental retirement and deferred compensation	20	3,642	430	747	514	1,951

		$188,883	$81,484	$54,757	$48,307	$4,335

The schedule of contractual obligations (above) excludes expected defined benefit retirement payments that will be paid from the plan assets, as referenced in Note 20 of Notes to Consolidated Financial Statements.

Capital Risk

The Company maintains sufficient core capital to protect depositors and stockholders and to take advantage of business opportunities while ensuring that it has resources to absorb the risks inherent in the business. Federal banking regulators have established capital adequacy requirements for banks and bank holding companies based on risk factors, which require more capital backing for assets with higher potential credit risk than assets with lower credit risk. All banks and bank holding companies are required to have a minimum of 4% of risk adjusted assets in Tier I capital and 8% of risk adjusted assets in Total capital (Tier I and Tier II capital). As of December 31, 2011 and 2010, Juniata’s Tier I capital ratio was 17.78% and 18.29%, respectively, and its Total capital ratio was 18.83% and 19.35%, respectively. Additionally, banking organizations must maintain a minimum Tier I capital to total average asset (leverage) ratio of 3%. This 3% leverage ratio is a minimum for the top-rated banking organizations without any supervisory, financial or operational weaknesses or deficiencies. Other banking organizations are required to maintain leverage capital ratios 100 to 200 basis points above the minimum depending on their financial condition. At December 31, 2011 and 2010, Juniata’s leverage ratio was 11.16% and 11.25%, respectively, with a required leverage ratio of 4% (see Note 16 of Notes to the Consolidated Financial Statements).

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

Declines and volatility in the values of financial institution stocks have significantly reduced the likelihood of realizing significant gains in the near-term. Although the Company has realized occasional gains from this portfolio in the past, the primary objective of the portfolio is to achieve value appreciation in the long term while earning consistent attractive after-tax yields from dividends. The carrying value of the financial institutions stocks accounted for 0.2% of the Company’s total assets as of December 31, 2011. Management performs an impairment analysis on the entire investment portfolio, including the financial institutions stocks on a quarterly basis. In 2009 and 2010, “other-than-temporary” impairment was identified and recorded on several stocks. While no further “other-than-temporary” impairment was identified in 2011, there is no assurance that further declines in market values of the common stock portfolio in the future will not result in subsequent “other-than-temporary” impairment charges, depending upon facts and circumstances present.

The equity investments in the Corporation’s portfolio had an adjusted cost basis of approximately $985,000 and a fair value of $890,000 at December 31, 2011. Net unrealized losses in this portfolio were $95,000 at December 31, 2011.

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

The primary objective of the Company’s asset-liability management process is to maximize current and future net interest income within acceptable levels of interest rate risk while satisfying liquidity and capital requirements. Management recognizes that a certain amount of interest rate risk is inherent, appropriate and necessary to ensure profitability. A simulation analysis is used to assess earnings and capital at risk from movements in interest rates. The model considers three major factors of (1) volume differences, (2) repricing differences, and (3) timing in its income simulation. As of the most recent model run, data was disseminated into appropriate repricing buckets, based upon the static position at that time. The interest-earning assets and interest-bearing liabilities were assigned a multiplier to simulate how much that particular balance sheet item would re-price when interest rates change. Finally, the estimated timing effect of rate changes is applied, and the net interest income effect is determined on a static basis (as if no other factors were present). As the table below indicates, based upon rate shock simulations on a static basis, the Company’s balance sheet is relatively rate-neutral as rates decline. Each 100 basis point increase results in approximately $410,000 decline in net interest income in the static environment. This negative effect of rising rates is offset to a large degree by the positive effect of imbedded options that include loans floating above their floors and likely internal deposit pricing strategies. After applying the effects of options, over a one-year period, the net effect of an immediate 100, 200, 300 and 400 basis point rate increase would decrease net interest income by $47,000, $82,000, $1,089,000 and $1,234,000, respectively. Rate shock modeling was done for a declining rate of 25 basis points only, as the federal funds target rate currently is between zero and 0.25%. As the table below indicates, the net effect of interest rate risk on net interest income is $42,000 in a declining rate environment. Juniata’s rate risk policies provide for maximum limits on net interest income that can be at risk for 100 through 400 basis point changes in interest rates.

Effect of Interest Rate Risk on Net Interest Income

(Dollars in thousands)

Change in Interest Rates (Basis Points)	Change in Net Interest Income Due to Interest Rate Risk (Static)	Change in Net Interest Income Due to Imbedded Options	Total Change in Net Interest Income
400	$(1,644)	$410	$(1,234)
300	(1,233)	144	(1,089)
200	(822)	740	(82)
100	(410)	363	(47)
0	—	—	—
-25	103	(61)	42

The net interest income at risk position remained within the guidelines established by the Company’s asset/liability policy.

Table 5, presented below, illustrates the maturity distribution of the Company’s interest-sensitive assets and liabilities as of December 31, 2011. Earliest re-pricing opportunities for variable and adjustable rate products and scheduled maturities for fixed rate products have been placed in the appropriate column to compute the cumulative sensitivity ratio (ratio of interest-earning assets to interest-bearing liabilities). Securities with call features are treated as though the call date is the maturity date. Through one year, the cumulative sensitivity ratio is 0.77, indicating a liability-sensitive balance sheet, when measured on a static basis.

Table 5

MATURITY DISTRIBUTION

AS OF DECEMBER 31, 2011

(Dollars in thousands)

Remaining Maturity / Earliest Possible Repricing

	Three Months or Less	Over Three Months But Within Six Months	Over Six Months But Within One Year	Over One Year But Within Five Years	Over Five Years	Total
Interest Earning Assets
Interest bearing deposits	$2,100	$—	$249	$847	$—	$3,196
Investment securities:
Debt securities - taxable	23,437	6,022	21,687	22,575	1,357	75,078
Debt securities - tax-exempt	1,488	3,052	8,038	18,417	209	31,204
Mortgage-backed securities	—	—	—	4,109	—	4,109
Stocks	—	—	—	—	890	890
Loans:
Commercial, financial, and agricultural	10,601	28	293	5,083	3,412	19,417
Real estate - construction	9,594	135	1,093	2,131	4,555	17,508
Other loans	48,162	12,803	24,734	38,763	128,294	252,756

Total Interest Earning Assets	95,382	22,040	56,094	91,925	138,717	404,158

Interest Bearing Liabilities
Demand deposits	93,056	—	—	—	—	93,056
Savings deposits	50,715	—	—	—	—	50,715
Certificates of deposit over $100,000	5,256	3,984	4,068	19,229	496	33,033
Time deposits	21,547	20,042	22,071	80,376	1,074	145,110
Securities sold under agreements to repurchase	3,500	—	—	—	—	3,500
Other interest bearing liabilities	1,244	—	—	—	—	1,244

Total Interest Bearing Liabilities	175,318	24,026	26,139	99,605	1,570	326,658

Gap	$(79,936)	$(1,986)	$29,955	$(7,680)	$137,147	$77,500

Cumulative Gap	$(79,936)	$(81,922)	$(51,967)	$(59,647)	$77,500

Cumulative sensitivity ratio	0.54	0.59	0.77	0.82	1.24
Commercial, financial and agricultural loans maturing after one year with:
Fixed interest rates				$4,470	$613	$5,083
Variable interest rates				2,733	679	3,412

Total				$7,203	$1,292	$8,495

Investment Portfolio Risk

Management considers its investment portfolio risk as the amount of appreciation or depreciation the investment portfolio will sustain when interest rates change. The securities portfolio will decline in value when interest rates rise and increase in value when interest rates decline. Securities with long maturities, excessive optionality (as a result of call features) and unusual indexes tend to produce the most market risk during interest rate movements. Rate shocks of minus 100 and plus 100, 200, 300 and 400 basis points were applied to the securities portfolio to determine how Tier 1 capital would be affected if the securities portfolio had to be liquidated and all gains and losses were recognized. The test revealed that, as of December 31, 2011, the risk-based capital ratio would remain adequate under these scenarios.

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

The Company had outstanding loan origination commitments aggregating $24,202,000 and $23,623,000 at December 31, 2011 and 2010, respectively. In addition, the Company had $13,831,000 and $13,843,000 outstanding in unused lines of credit commitments extended to its customers at December 31, 2011 and 2010, respectively.

Letters of credit are instruments issued by the Company that guarantee the beneficiary payment by the Bank in the event of default by the Company’s customer in the non-performance of an obligation or service. Most letters of credit are extended for one-year periods. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Company holds collateral supporting those commitments for which collateral is deemed necessary. The amount of the liability as of December 31, 2011 and 2010 for guarantees under letters of credit issued is not material.

The maximum undiscounted exposure related to these commitments at December 31, 2011 was $1,067,000, and the approximate value of underlying collateral upon liquidation that would be expected to cover this maximum potential exposure was $1,001,000.

In 2009, the Company executed an agreement to obtain technology outsourcing services through an outside service bureau, and those services began in June 2010. The agreement provides for termination fees if the Company cancels the services prior to the end of the 8-year commitment period. The termination fee would be an amount equal to one hundred percent of the estimated remaining value of the terminated services if terminated in the first contract year, ninety percent of the estimated remaining value of the terminated services if terminated in the second contract year, eighty percent and seventy percent of the remaining value of the terminated services if terminated in the third and fourth contract years, respectively, and sixty percent of the remaining value of the terminated services if terminated in contract years five through eight. Termination fees are estimated to be approximately $3,432,000 at December 31, 2011. Since the Company does not expect to terminate these services prior to the end of the commitment period, no liability has been recorded at December 31, 2011.

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

Report on Management’s Assessment of Internal Control over Financial Reporting

Management is responsible for the preparation, integrity and fair presentation of the consolidated financial statements included in this Annual Report on Form 10-K. The consolidated financial statements and notes included in this annual report have been prepared in conformity with accounting principles generally accepted in the United States of America, and as such, include some amounts that are based on management’s best estimates and judgments.

The Company’s management is responsible for establishing and maintaining effective internal control over financial reporting. The system of internal control over financial reporting, as it relates to the financial statements, is evaluated for effectiveness by management and tested for reliability through a program of internal audits and management testing and review. Actions are taken to correct potential deficiencies as they are identified. Any system of internal control, no matter how well designed, has inherent limitations, including the possibility that a control can be circumvented or overridden and misstatements due to error or fraud may occur and not be detected. Also, because of changes in conditions, internal control effectiveness may vary over time. Accordingly, even an effective system of internal control will provide only a reasonable assurance with respect to financial statement preparation.

Management assessed the effectiveness of the Company’s internal control over financial reporting as of December 31, 2011. In making this assessment, it used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control-Integrated Framework. Based on our assessment, management concluded that as of December 31, 2011, the Company’s internal control over financial reporting is effective and meets the criteria of the Internal Control-Integrated Framework.

The independent registered public accounting firm that audited the consolidated financial statements included in the annual report has issued an attestation report on the Company’s internal control over financial reporting.

/s/ Marcie A. Barber
Marcie A. Barber, President and Chief Executive Officer

/s/ JoAnn N. McMinn
JoAnn N. McMinn, Chief Financial Officer

Report of Independent Registered Public Accounting Firm on Effectiveness of Internal Control over

Financial Reporting

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

Juniata Valley Financial Corp.

Mifflintown, Pennsylvania

We have audited Juniata Valley Financial Corp. and its wholly-owned subsidiary’s, The Juniata Valley Bank, (the “Company”) internal control over financial reporting as of December 31, 2011, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”). The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Report on Management’s Assessment of Internal Control over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.

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

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with accounting principles generally accepted in the United States of America. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the consolidated financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2011, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”).

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated statements of financial condition of Juniata Valley Financial Corp. and its wholly-owned subsidiary, The Juniata Valley Bank, as of December 31, 2011 and 2010 and the related consolidated statements of income, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2011, and our report dated March 15, 2012 expressed an unqualified opinion.

/s/ ParenteBeard LLC

ParenteBeard LLC
Harrisburg, Pennsylvania
March 15, 2012

Report of Independent Registered Public Accounting Firm on Consolidated Financial Statements

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

Juniata Valley Financial Corp.

Mifflintown, Pennsylvania

We have audited the accompanying consolidated statements of financial condition of Juniata Valley Financial Corp. and its wholly-owned subsidiary, The Juniata Valley Bank, (the “Company”) as of December 31, 2011 and 2010, and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2011. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Juniata Valley Financial Corp. and its wholly-owned subsidiary, The Juniata Valley Bank, as of December 31, 2011 and 2010 and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2011 in conformity with accounting principles generally accepted in the United States of America.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of December 31, 2011, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”) and our report dated March 15, 2012 expressed an unqualified opinion.

/s/ ParenteBeard LLC

ParenteBeard LLC
Harrisburg, Pennsylvania
March 15, 2012

Juniata Valley Financial Corp. and Subsidiary

Consolidated Statements of Financial Condition

(in thousands, except share data)

	December 31, 2011	December 31, 2010
ASSETS
Cash and due from banks	$12,074	$12,758
Interest bearing deposits with banks	2,100	218
Federal funds sold	—	12,300

Cash and cash equivalents	14,174	25,276
Interest bearing time deposits with banks	1,096	1,345
Securities available for sale	111,281	79,923
Restricted investment in Federal Home Loan Bank (FHLB) stock	1,700	2,088
Investment in unconsolidated subsidiary	3,796	3,550

Total loans	289,681	298,102
Less: Allowance for loan losses	(2,931)	(2,824)

Total loans, net of allowance for loan losses	286,750	295,278
Premises and equipment, net	6,710	7,067
Other real estate owned	427	412
Bank owned life insurance and annuities	14,069	13,568
Core deposit intangible	209	254
Goodwill	2,046	2,046
Accrued interest receivable and other assets	5,175	4,946

Total assets	$447,433	$435,753

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Deposits:
Non-interest bearing	$64,751	$60,696
Interest bearing	321,914	316,094

Total deposits	386,665	376,790
Securities sold under agreements to repurchase	3,500	3,314
Other interest bearing liabilities	1,244	1,200
Accrued interest payable and other liabilities	6,304	4,473

Total liabilities	397,713	385,777
Stockholder’ Equity:
Preferred stock, no par value:
Authorized - 500,000 shares, none issued	—	—
Common stock, par value $1.00 per share:
Authorized - 20,000,000 shares
Issued - 4,745,826 shares
Outstanding -
4,228,218 shares at December 31, 2011; 4,257,765 shares at December 31, 2010	4,746	4,746
Surplus	18,363	18,354
Retained earnings	38,900	37,868
Accumulated other comprehensive loss	(2,256)	(1,465)
Cost of common stock in Treasury:
517,608 shares at December 31, 2011; 488,061 shares at December 31, 2010	(10,033)	(9,527)

Total stockholders’ equity	49,720	49,976

Total liabilities and stockholders’ equity	$447,433	$435,753

See Notes to Consolidated Financial Statements

Juniata Valley Financial Corp. and Subsidiary

Consolidated Statements of Income

(in thousands, except share data)

	Years Ended December 31,
	2011	2010	2009
Interest income:
Loans, including fees	$17,857	$19,537	$20,787
Taxable securities	1,240	973	1,163
Tax-exempt securities	901	1,016	1,152
Other interest income	35	48	166

Total interest income	20,033	21,574	23,268

Interest expense:
Deposits	4,560	5,387	7,116
Securities sold under agreements to repurchase	3	3	2
Short-term borrowings	1	1	1
Long-term debt	—	99	140
Other interest bearing liabilities	27	12	20

Total interest expense	4,591	5,502	7,279

Net interest income	15,442	16,072	15,989
Provision for loan losses	364	741	627

Net interest income after provision for loan losses	15,078	15,331	15,362

Noninterest income:
Trust fees	388	378	361
Customer service fees	1,346	1,428	1,673
Debit card fees	792	554	390
Earnings on bank owned life insurance and annuities	478	510	444
Commissions from sales of non-deposit products	273	358	446
Income from unconsolidated subsidiary	263	250	217
Securities impairment charge	—	(40)	(226)
Gain on sales or calls of securities	6	31	17
Gain (Loss) on sales of other assets	56	79	(19)
Prior period income from insurance sales	—	—	323
Other noninterest income	400	386	545

Total noninterest income	4,002	3,934	4,171

Noninterest expense:
Employee compensation expense	5,258	5,052	4,958
Employee benefits	1,686	1,565	1,667
Occupancy	957	939	940
Equipment	569	565	612
Data processing expense	1,326	1,397	1,325
Director compensation	284	335	416
Professional fees	462	515	392
Taxes, other than income	496	469	476
FDIC Insurance premiums	369	534	634
Intangible amortization	45	45	45
Other noninterest expense	1,406	1,304	1,154

Total noninterest expense	12,858	12,720	12,619

Income before income taxes	6,222	6,545	6,914
Provision for income taxes	1,542	1,630	1,808

Net income	$4,680	$4,915	$5,106

Earnings per share
Basic	$1.10	$1.14	$1.18
Diluted	$1.10	$1.14	$1.18
Cash dividends declared per share	$0.86	$0.82	$0.78
Weighted average basic shares outstanding	4,241,286	4,297,443	4,341,097
Weighted average diluted shares outstanding	4,244,507	4,300,966	4,345,236

See Notes to Consolidated Financial Statements

Juniata Valley Financial Corp. and Subsidiary

Consolidated Statements of Stockholders’ Equity

(in thousands, except share data)

	Years Ended December 31, 2011, 2010 and 2009
	Number of Shares Outstanding	Common Stock	Surplus	Retained Earnings	Accumulated Other Comprehensive Loss	Treasury Stock	Total Stockholders’ Equity
Balance at January 1, 2009	4,341,055	$4,746	$18,324	$34,758	$(1,247)	$(8,096)	$48,485
Comprehensive income:
Net income				5,106			5,106
Change in unrealized gains on securities available for sale, net of reclassification adjustment and tax effects					69		69
Defined benefit retirement plan adjustments, net of tax effects					373		373

Total comprehensive income							5,548
Cash dividends at $0.78 per share				(3,386)			(3,386)
Stock-based compensation expense			40				40
Purchase of treasury stock, at cost	(12,600)					(217)	(217)
Treasury stock issued for stock option and stock purchase plans	9,132		(49)			182	133

Balance at December 31, 2009	4,337,587	4,746	18,315	36,478	(805)	(8,131)	50,603
Comprehensive income:				4,915			4,915
Net income
Change in unrealized gains on securities available for sale, net of reclassification adjustment and tax effects					(377)		(377)
Defined benefit retirement plan adjustments, net of tax effects					(283)		(283)

Total Comprehensive income							4,255
Cash dividends at $0.82 per share				(3,525)			(3,525)
Stock-based compensation expense			58				58
Purchase of treasury stock, at cost	(83,900)					(1,465)	(1,465)
Treasury stock issued for stock option and stock purchase plans	4,078		(19)			80	61

Balance at December 31, 2010	4,257,765	4,746	18,354	37,868	(1,465)	(9,527)	49,976
Comprehensive income:
Net income				4,680			4,680
Change in unrealized gains on securities available for sale, net of reclassification adjustment and tax effects					424		424
Defined benefit retirement plan adjustments, net of tax effects					(1,215)		(1,215)

Total comprehensive income							3,889
Cash dividends at $0.86 per share				(3,648)			(3,648)
Stock-based compensation expense			26				26
Purchase of treasury stock, at cost	(33,850)					(589)	(589)
Treasury stock issued for stock option and stock purchase plans	4,303		(17)			83	66

Balance at December 31, 2011	4,228,218	$4,746	$18,363	$38,900	$(2,256)	$(10,033)	$49,720

See Notes to Consolidated Financial Statements

Juniata Valley Financial Corp. and Subsidiary

Consolidated Statements of Cash Flows

(in thousands)

	Years Ended December 31,
	2011	2010	2009
Operating activities:
Net income	$4,680	$4,915	$5,106
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	364	741	627
Depreciation	581	565	587
Net amortization of securities premiums	369	293	220
Net amortization of loan origination costs	43	28	45
Deferred net loan origination costs	(9)	(42)	(2)
Amortization of core deposit intangible	45	45	45
Securities impairment charge	—	40	226
Net realized gains on sales or calls of securities	(6)	(31)	(17)
Net losses (gains) on sales of other assets	(56)	(79)	19
Earnings on bank owned life insurance and annuities	(478)	(510)	(444)
Deferred income tax expense (benefit)	(20)	163	223
Equity in earnings of unconsolidated subsidiary, net of dividends of $29, $40 and $46	(234)	(210)	(171)
Stock-based compensation expense	26	58	40
Decrease (increase) in accrued interest receivable and other assets	190	1,022	(929)
Increase (decrease) in accrued interest payable and other liabilities	86	(208)	(869)

Net cash provided by operating activities	5,581	6,790	4,706
Investing activities:
Purchases of:
Securities available for sale	(87,131)	(53,198)	(56,245)
Premises and equipment	(224)	(754)	(128)
Bank owned life insurance and annuities	(70)	(70)	(120)
Proceeds from:
Sales of securities available for sale	—	—	5,004
Maturities of and principal repayments on:
Securities available for sale	56,034	49,754	37,908
Redemption of FHLB stock	388	109	—
Bank owned life insurance and annuities	23	57	68
Sale of other real estate owned	612	911	603
Sale of property owned for investment and other assets	9	—	160
Net decrease in interest bearing time deposits	249	75	3,905
Net decrease in loans receivable	7,537	12,147	2,053

Net cash (used in) provided by investing activities	(22,573)	9,031	(6,792)
Financing activities:
Net (decrease) increase in deposits	9,875	(607)	20,366
Net increase (decrease) in short-term borrowings and securities sold under agreements to repurchase	186	107	(7,372)
Repayment of long-term debt	—	(5,000)	—
Cash dividends	(3,648)	(3,525)	(3,386)
Purchase of treasury stock	(589)	(1,476)	(217)
Treasury stock issued for employee stock plans	66	61	133

Net cash provided by (used in) financing activities	5,890	(10,440)	9,524

Net (decrease) increase in cash and cash equivalents	(11,102)	5,381	7,438
Cash and cash equivalents at beginning of year	25,276	19,895	12,457

Cash and cash equivalents at end of year	$14,174	$25,276	$19,895

Supplemental information:
Interest paid	$4,669	$5,684	$7,399
Income taxes paid	1,200	1,305	1,340
Supplemental schedule of noncash investing and financing activities:
Transfer of loans to other real estate owned	$571	$758	$814
Transfer of loans to other assets owned	22	1	74

See Notes to Consolidated Financial Statements

JUNIATA VALLEY FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2011, 2010 AND 2009

1. NATURE OF OPERATIONS

Juniata Valley Financial Corp. (“Juniata” or the “Company”) is a bank holding company operating in central Pennsylvania, for the purpose of delivering financial services within its local market. Through its wholly-owned banking subsidiary, The Juniata Valley Bank (the “Bank”), Juniata provides retail and commercial banking and other financial services through 12 branch locations located in Juniata, Mifflin, Perry and Huntingdon counties. Additionally, in Mifflin and Centre counties, the Company maintains two offices for loan production and alternative investment sales. Each of the Company’s lines of business are part of the same reporting segment, whose operating results are regularly reviewed and managed by a centralized executive management group. As a result, the Company has only one reportable segment for financial reporting purposes. The Bank provides a full range of banking services including on-line banking, an automatic teller machine network, checking accounts, NOW accounts, savings accounts, money market accounts, fixed rate certificates of deposit, club accounts, secured and unsecured commercial and consumer loans, construction and mortgage loans, safe deposit facilities, credit loans with overdraft checking protection and student loans. The Bank also provides a variety of trust services. The Company has a contractual arrangement with a broker-dealer to allow the offering of annuities, mutual funds, stock and bond brokerage services and long-term care insurance to its local market. Most of the Company’s commercial customers are small and mid-sized businesses operating in the Bank’s local service area. The Bank operates under a state bank charter and is subject to regulation by the Pennsylvania Department of Banking and the Federal Deposit Insurance Corporation. The bank holding company (parent company) is subject to regulation of the Board of Governors of the Federal Reserve Bank and the Pennsylvania Department of Banking.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accounting policies of Juniata Valley Financial Corp. and its wholly owned subsidiary conform to accounting principles generally accepted in the United States of America (“GAAP”) and to general financial services industry practices. A summary of the more significant accounting policies applied in the preparation of the accompanying consolidated financial statements follows.

Principles of consolidation

The consolidated financial statements include the accounts of Juniata Valley Financial Corp. and its wholly owned subsidiary, The Juniata Valley Bank. All significant intercompany transactions and balances have been eliminated.

Use of estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, the valuation of deferred tax assets, goodwill valuation and the determination of other-than-temporary impairment on securities.

Basis of presentation

Certain amounts previously reported have been reclassified to conform to the consolidated financial statement presentation for 2011. The reclassification had no effect on net income.

Significant group concentrations of credit risk

Most of the Company’s activities are with customers located within the Juniata Valley region. Note 5 discusses the types of securities in which the Company invests. Note 6 discusses the types of lending in which the Company engages.

As of December 31, 2011, there were no concentrations of credit to any particular industry equaling more than 25% of total capital. The Bank’s business activities are geographically concentrated in the counties of Juniata, Mifflin, Perry, Huntingdon, Centre, Franklin and Snyder, Pennsylvania. The Bank has a diversified loan portfolio; however, a substantial portion of its debtors’ ability to honor their obligations is dependent upon the economy in central Pennsylvania.

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

Securities

Securities classified as available for sale, which include marketable investment securities, are stated at fair value, with the unrealized gains and losses, net of tax, reported as a component of comprehensive income, until realized. Securities classified as available for sale are those securities that the Company intends to hold for an indefinite period of time but not necessarily to maturity. Any decision to sell a security classified as available for sale would be based on various factors, including significant movement in interest rates, changes in maturity mix of the Company’s assets and liabilities, liquidity needs, regulatory capital considerations and other similar factors. Investment securities that management has the positive intent and ability to hold until maturity regardless of changes in market conditions, liquidity needs or changes in general economic conditions are classified as held to maturity and are stated at cost, adjusted for amortization of premium and accretion of discount computed by the interest method over their contractual lives. Interest and dividends on investment securities available for sale and held to maturity are recognized as income when earned. Premiums and discounts are recognized in interest income using the interest method over the terms of the securities. Gains or losses on the disposition of securities available for sale are based on the net proceeds and the adjusted carrying amount of the securities sold, determined on a specific identification basis. The Company has no securities classified as held to maturity at December 31, 2011 and 2010.

The Company’s policy requires quarterly reviews of impaired securities. This review includes analyzing the length of time and the extent to which the fair value has been less than cost and the financial condition and near-term prospects of the issuer, including any specific events which may influence the issuer’s ability to meet its obligations. In addition, for debt securities, the Company considers whether (a) management has the intent to sell the security, (b) it is more likely than not that we will be required to sell the security prior to its anticipated recovery and (c) management expects to recover the entire amortized cost basis. If the Company does not intend to sell the debt security and it is more likely than not that the Company will not have to sell the debt security prior to recovery, the security would not be considered other than temporarily impaired unless there is a credit loss. The credit loss is reflected in earnings, with the remaining loss reflected in other comprehensive income. For equity securities, management considers the intent and ability to hold securities until recovery of unrealized losses. If a decline in fair value is determined to be other-than-temporary, the value of equity securities is reduced to fair value with a charge to earnings.

Management determines the appropriate classification of debt securities at the time of purchase and re-evaluates such designation as of each balance sheet date.

Restricted Investment in Federal Home Loan Bank Stock

The Bank owns restricted stock investments in the Federal Home Loan Bank. Federal law requires a member institution of the Federal Home Loan Bank to hold stock according to a predetermined formula. The stock is carried at cost. In December 2008, the FHLB of Pittsburgh suspended dividend payments and the repurchase of capital stock. However, beginning in 2010 and continuing through 2011, the FHLB of Pittsburgh has repurchased portions of excess capital stock held by member banks of the FHLB.

Management evaluates the restricted stock for impairment on an annual basis. Management’s determination of whether these investments are impaired is based on management’s assessment of the ultimate recoverability of the cost of these investments rather than by recognizing temporary declines in value. The determination of whether a decline affects the ultimate recoverability of the cost of these investments is influenced by criteria such as (1) the significance of the decline in net assets of the FHLB as compared to the capital stock amount for the FHLB and the length of time this situation has persisted, (2) commitments by the FHLB to make payments required by law or regulation and the level of such payments in relation to the operating performance of the FHLB, and (3) the impact of legislative and regulatory changes on institutions and, accordingly, on the customer base of the FHLB.

Management believes no impairment charge was necessary related to the FHLB restricted stock during 2011, 2010 or 2009.

Loans

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are stated at the outstanding unpaid principal balances, net of any deferred fees or costs and the allowance for loan losses. Interest income on all loans, other than nonaccrual loans, is accrued over the term of the loans based on the amount of principal outstanding. Unearned income is amortized to income over the life of the loans, using the interest method.

The loan portfolio is segmented into commercial and consumer loans. Commercial loans are comprised of the following classes of loans: (1) commercial, financial and agricultural, (2) commercial real estate, (3) real estate construction, a portion of (4) mortgage loans and (5) obligations of states and political subdivisions. Consumer loans are comprised of a portion of (4) mortgage loans and (6) personal loans.

Loans on which the accrual of interest has been discontinued are designated as non-accrual loans. Accrual of interest on loans is discontinued when the contractual payment of principal or interest has become 90 days past due or reasonable doubt exists as to the full, timely collection of principal or interest. However, it is the Company’s policy to continue to accrue interest on loans over 90 days past due as long as they are (1) guaranteed or well secured and (2) there is an effective means of collection in process. When a loan is placed on non-accrual status, all unpaid interest credited to income in the current year is reversed against current period income and unpaid interest accrued in prior years is charged against the allowance for loan losses. Interest received on nonaccrual loans generally is either applied against principal or reported as interest income, according to management’s judgment as to the collectability of principal. Generally, accruals are resumed on loans only when the obligation is brought fully current with respect to interest and principal, has performed in accordance with the contractual terms for a reasonable period of time and the ultimate collectability of the total contractual principal and interest is no longer in doubt.

The Company originates loans in the portfolio with the intent to hold them until maturity. At the time the Company no longer intends to hold loans to maturity based on asset/liability management practices, the Company transfers loans from its portfolio to held for sale at fair value. Any write-down recorded upon transfer is charged against the allowance for loan losses. Any write-downs recorded after the initial transfers are recorded as a charge to Other Non-Interest Expense. Gains or losses recognized upon sale are included in other non-interest income.

Loan origination fees and costs

Loan origination fees and related direct origination costs for a given loan are deferred and amortized over the life of the loan on a level-yield basis as an adjustment to interest income over the contractual life of the loan. As of December 31, 2011 and 2010, the amount of net unamortized origination fees carried as an adjustment to outstanding loan balances was $83,000 and $30,000, respectively.

Allowance for credit losses

The allowance for credit losses consists of the allowance for loan losses and the reserve for unfunded lending commitments. The allowance for loan losses represents management’s estimate of losses inherent in the loan portfolio as of the consolidated statement of financial condition date and is recorded as a reduction to loans. The reserve for unfunded lending commitments represents management’s estimate of losses inherent in its unfunded lending commitments and is recorded in other liabilities on the consolidated statement of financial condition, when necessary. The allowance for loan losses is increased by the provision for loan losses, and decreased by charge-offs, net of recoveries. Loans deemed to be uncollectible are charged against the allowance for loan losses, and subsequent recoveries, if any, are credited to the allowance.

For financial reporting purposes, the provision for loan losses charged to current operating income is based on management’s estimates, and actual losses may vary from estimates. These estimates are reviewed and adjusted at least quarterly and are reported in earnings in the periods in which they become known.

Loans included in any class are considered for charge-off when:

(1)	principal or interest has been in default for 120 days or more and for which no payment has been received during the previous four months;

(2)	all collateral securing the loan has been liquidated and a deficiency balance remains;

(3)	a bankruptcy notice is received for an unsecured loan;

(4)	a confirming loss event has occurred; or

(5)	the loan is deemed to be uncollectible for any other reason.

The allowance for loan losses is maintained at a level considered adequate to offset probable losses on the Company’s existing loans. The analysis of the allowance for loan losses relies heavily on changes in observable trends that may indicate potential credit weaknesses. Management’s periodic evaluation of the adequacy of the allowance is based on the Bank’s past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower’s ability to repay, the estimated value of any underlying collateral, composition of the loan portfolio, current economic conditions and other relevant factors. This evaluation is inherently subjective as it requires material estimates that may be susceptible to significant revision as more information becomes available.

In addition, regulatory agencies, as an integral part of their examination process, periodically review the Company’s allowance for loan losses and may require the Company to recognize additions to the allowance for loan losses based on their judgments about information available to them at the time of their examination, which may not be currently available to management. Based on management’s comprehensive analysis of the loan portfolio, management believes the level of the allowance for loan losses as of December 31, 2011 to be adequate.

There are two components of the allowance: a specific component for loans that are deemed to be impaired; and a general component for contingencies.

A large commercial loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. (A “large” loan, or group of like-loans within one relationship, is defined as a commercial/business loan, (including business loans secured by 1-4 family properties included in the real estate-mortgage category),with an aggregate outstanding balance in excess of $150,000, or any other loan that management deems to have similar characteristics to an impaired large loan.) Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loans and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for commercial segment loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price or the fair value of the collateral if the loan is collateral dependent. The estimated fair values of substantially all of the Company’s impaired loans are measured based on the estimated fair value of the loan’s collateral. For commercial loans secured with real estate, estimated fair values are determined primarily through third-party appraisals. When a real estate secured loan becomes impaired, a decision is made regarding whether an updated certified appraisal of the real estate is necessary. This decision is based on various considerations, including the age of the most recent appraisal, the loan-to-value ratio based on the original appraisal and the condition of the property. Appraised values may be discounted to arrive at the estimated selling price of the collateral, which is considered to be the estimated fair value. The discounts also include the estimated costs to sell the property. For commercial loans secured by non-real estate collateral, estimated fair values are determined based on the borrower’s financial statements, inventory reports, aging accounts receivable, equipment appraisals or invoices. Indications of value from these sources are generally discounted based on the age of the financial information or the quality of the assets. For such loans that are classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The Bank generally does not separately identify individual consumer segment loans for impairment disclosures, unless such loans are subject to a restructuring agreement.

Loans whose terms are modified are classified as troubled debt restructurings if the Company grants such borrowers concessions and it is deemed that those borrowers are experiencing financial difficulty. Concessions granted under a troubled debt restructuring generally involve a below-market interest rate based on the loan’s risk characteristics or an extension of a loan’s stated maturity date. Nonaccrual troubled debt restructurings are restored to accrual status if principal and interest payments, under the modified terms, are current for a period of time after modification. Loans classified as troubled debt restructurings are designated as impaired.

The component of the allowance for contingencies relates to other loans that have been segmented into risk rated categories. The borrower’s overall financial condition, repayment sources, guarantors and value of collateral, if appropriate, are evaluated quarterly or when credit deficiencies arise, such as delinquent loan payments. Credit quality risk ratings include regulatory classifications of special mention, substandard, doubtful and loss. Loans classified as special mention have potential weaknesses that deserve management’s close attention. If uncorrected, the potential weaknesses may result in deterioration of the repayment prospects. Loans classified substandard have one or more well-defined weaknesses that jeopardize the liquidation of the debt. They include loans that are inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. Loans classified doubtful have all the weaknesses inherent in loans classified substandard with the added characteristic that collection or liquidation in full, on the basis of current conditions and facts, is highly improbable. Loans classified as a loss are considered uncollectible and are charged to the allowance for loan losses. Loans not classified are rated pass. Specific reserves may be established for larger, individual classified loans as a result of this evaluation, as discussed above. Remaining loans are categorized into large groups of smaller balance homogeneous loans and are collectively evaluated for impairment. This computation is generally based on historical loss experience adjusted for qualitative factors. The historical loss experience is averaged over a ten-year period for each of the portfolio segments. The ten-year timeframe was selected in order to capture activity over a wide range of economic conditions and has been consistently used for the past five years. The qualitative risk factors are reviewed for relevancy each quarter and include:

1.	National, regional and local economic and business conditions, as well as the condition of various market segments, including the underlying collateral for collateral dependent loans;

2.	Nature and volume of the portfolio and terms of loans;

3.	Experience, ability and depth of lending and credit management and staff;

4.	Volume and severity of past due, classified and nonaccrual loans, as well as other loan modifications;

5.	Existence and effect of any concentrations of credit and changes in the level of such concentrations; and

6.	Effect of external factors, including competition.

Each factor is assigned a value to reflect improving, stable or declining conditions based on management’s best judgment using relevant information available at the time of the evaluation. Adjustments to the factors are supported through documentation of changes in conditions in a narrative accompanying the allowance for loan loss calculation.

Commercial, Financial and Agricultural Lending

The Company originates commercial, financial and agricultural loans primarily to businesses located in its primary market area and surrounding areas. These loans are used for various business purposes which include short-term loans and lines of credit to finance machinery and equipment purchases, inventory and accounts receivable. Generally, the maximum term for loans extended on machinery and equipment is shorter and does not exceed the projected useful life of such machinery and equipment. Most business lines of credit are written on demand and may be renewed annually.

Commercial loans are generally secured with short-term assets, however, in many cases, additional collateral, such as real estate, is provided as additional security for the loan. Loan-to-value maximum values have been established by the Company and are specific to the type of collateral. Collateral values may be determined using invoices, inventory reports, accounts receivable aging reports, collateral appraisals, etc.

In underwriting commercial loans, an analysis of the borrower’s character, capacity to repay the loan, the adequacy of the borrower’s capital and collateral, as well as an evaluation of conditions affecting the borrower, is performed. Analysis of the borrower’s past, present and future cash flows is also an important aspect of the Company’s analysis.

Concentration analysis assists in identifying industry specific risk inherent in commercial, financial and agricultural lending. Mitigants include the identification of secondary and tertiary sources of repayment and appropriate increases in oversight.

Commercial loans generally present a higher level of risk than certain other types of loans, particularly during slow economic conditions.

Commercial Real Estate Lending

The Company engages in commercial real estate lending in its primary market area and surrounding areas. The Company’s commercial real estate portfolio is secured primarily by residential housing, raw land and hotels. Generally, commercial real estate loans have terms that do not exceed 20 years, have loan-to-value ratios of up to 80% of the appraised value of the property and are typically secured by personal guarantees of the borrowers.

As economic conditions deteriorate, the Company reduces its exposure in real estate loans with higher risk characteristics. In underwriting these loans, the Company performs a thorough analysis of the financial condition of the borrower, the borrower’s credit history, and the reliability and predictability of the cash flow generated by the property securing the loan. Appraisals on properties securing commercial real estate loans originated by the Company are performed by independent appraisers.

Commercial real estate loans generally present a higher level of risk than other types of loans, particularly during slow economic conditions.

Real Estate Construction Lending

The Company engages in real estate construction lending in its primary market area and surrounding areas. The Company’s real estate construction lending consists of commercial and residential site development loans, as well as commercial building construction and residential housing construction loans.

The Company’s commercial real estate construction loans are generally secured with the subject property, and advances are made in conformity with a pre-determined draw schedule supported by independent inspections. Terms of construction loans depend on the specifics of the project, such as estimated absorption rates, estimated time to complete, etc.

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

Real estate construction loans generally present a higher level of risk than other types of loans, particularly during slow economic conditions. The difficulty of estimating total construction costs adds to the risk as well.

Mortgage Lending

The Company’s real estate mortgage portfolio is comprised of consumer residential mortgages and business loans secured by one-to-four family properties. One-to-four family residential mortgage loan originations, including home equity installment and home equity lines of credit loans, are generated by the Company’s marketing efforts, its present customers, walk-in customers and referrals. These loans originate primarily within the Company’s market area or with customers primarily from the market area.

The Company offers fixed-rate and adjustable rate mortgage loans with terms up to a maximum of 25-years for both permanent structures and those under construction. The Company’s one-to-four family residential mortgage originations are secured primarily by properties located in its primary market area and surrounding areas. The majority of the Company’s residential mortgage loans originate with a loan-to-value of 80% or less. Home equity installment loans are secured by the borrower’s primary residence with a maximum loan-to-value of 80% and a maximum term of 15 years. Home equity lines of credit are secured by the borrower’s primary residence with a maximum loan-to-value of 90% and a maximum term of 20 years.

In underwriting one-to-four family residential real estate loans, the Company evaluates the borrower’s ability to make monthly payments, the borrower’s repayment history and the value of the property securing the loan. The ability to repay is determined by the borrower’s employment history, current financial conditions, and credit background. The analysis is based primarily on the customer’s ability to repay and secondarily on the collateral or security. Properties securing real estate loans made by the Company are appraised by independent fee appraisers. The Company generally requires mortgage loan borrowers to obtain an attorney’s title opinion or title insurance, and fire and property insurance (including flood insurance, if necessary) in an amount not less than the amount of the loan. The Company does not engage in sub-prime residential mortgage originations.

Residential mortgage loans and home equity loans generally present a lower level of risk than certain other types of consumer loans because they are secured by the borrower’s primary residence.

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

Personal loan terms vary according to the type and value of collateral and creditworthiness of the borrower. In underwriting personal loans, a thorough analysis of the borrower’s willingness and financial ability to repay the loan as agreed is performed. The ability to repay is determined by the borrower’s employment history, current financial conditions, and credit background.

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

Other real estate owned

Assets acquired in settlement of mortgage loan indebtedness are recorded as other real estate owned (OREO) at fair value less estimated costs to sell, establishing a new cost basis. Costs to maintain the assets and subsequent gains and losses attributable to their disposal are included in other income as realized. No depreciation or amortization expense is recognized. At December 31, 2011 and 2010, the carrying value of other real estate owned was $427,000 and $412,000, respectively.

Goodwill

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

Premises and equipment and depreciation

Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed principally using the straight-line method over the estimated useful lives of the related assets, which range from 3 to 10 years for furniture and equipment and 25 to 50 years for buildings. Expenditures for maintenance and repairs are charged against income as incurred. Costs of major additions and improvements are capitalized. Amortization of leasehold improvements is computed by straight line over the shorter of the assets’ useful life or the related lease term.

Trust assets and revenues

Assets held in a fiduciary capacity are not assets of the Bank or the Bank’s Trust Department and are, therefore, not included in the consolidated financial statements. Trust revenues are recorded on the accrual basis.

Bank owned life insurance, annuities and split-dollar arrangements

The cash surrender value of bank owned life insurance and annuities is carried as an asset, and changes in cash surrender value are recorded as non-interest income.

GAAP requires split-dollar life insurance arrangements to have a liability recognized related to the postretirement benefits covered by an endorsement split-dollar life insurance arrangement. The accrued benefit liability was $709,000 and $660,000 as of December 31, 2011 and 2010, respectively. Related expenses for 2011, 2010 and 2009 were $49,000, $39,000 and $69,000, respectively.

Income taxes

The Company accounts for income taxes in accordance with income tax accounting guidance ASC Topic 740, Income Taxes.

Current income tax accounting guidance results in two components of income tax expense: current and deferred. Current income tax expense reflects taxes to be paid or refunded for the current period by applying the provisions of the enacted tax law to the taxable income ore excess of deductions over revenues. The Company determines deferred income taxes using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is based on the tax effects of the differences between the book and tax bases of assets and liabilities, and enacted changes in tax rates and laws are recognized in the period in which they occur.

Deferred income tax expense results from changes in deferred tax assets and liabilities between periods. Deferred tax assets are reduced by a valuation allowance if, based on the weight of the evidence available, it is more likely than not that some portion or all of a deferred tax asset will not be realized.

The Company accounts for uncertain tax positions if it is more likely than not, based on the technical merits, that the tax position will be realized or sustained upon examination. The term more likely than not means a likelihood of more than 50 percent; the terms examined and upon examination also include resolution of the related appeals or litigation processes, if any. A tax position that meets the more-likely-than-not recognition threshold is initially and subsequently measured as the largest amount of tax benefit that has a greater than 50 percent likelihood of being realized upon settlement with a taxing authority that has full knowledge of all relevant information. The determination of whether or not a tax position has met the more-likely-than-not recognition threshold considers the facts, circumstances and information available at the reporting date and is subject to management’s judgment.

The Company recognizes interest and penalties on income taxes, if any, as a component of income tax expense.

Advertising

The Company follows the policy of charging costs of advertising to expense as incurred. Advertising expenses were $144,000, $127,000 and $125,000 in 2011, 2010 and 2009, respectively.

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

Stock-based compensation

The Company sponsors a stock option plan for certain key officers. Compensation expense for stock options granted is measured using the fair value of the award on the grant date and is recognized over the vesting period. The Company recognized $26,000, $58,000 and $40,000 of expense for the years ended December 31, 2011, 2010 and 2009, respectively, for stock-based compensation. The stock-based compensation expense amounts were derived based on the face value of options using the Black-Scholes option-pricing model. The following weighted average assumptions were used to value options granted in all periods presented. There were no new options granted in 2010.

	2011	2009
Expected life of options	7 years	7 years
Risk-free interest rate	1.39%	2.93%
Expected volatility	21.91%	21.77%
Expected dividend yield	4.62%	3.68%

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

Management does not separately allocate expenses, including the cost of funding loan demand, between the commercial, retail and trust operations of the Company. As such, discrete financial information is not available, and segment reporting would not be meaningful.

Subsequent events

The Company has evaluated events and transactions occurring subsequent to the consolidated statement of financial condition date of December 31, 2011, for items that should potentially be recognized or disclosed in the consolidated financial statements. The evaluation was conducted through the date these consolidated financial statements were issued.

3. RECENT ACCOUNTING STANDARDS UPDATE (ASU)

ASU 2011-12 and ASU 2011-05

In December, 2011, the Financial Accounting Standards Board (FASB) issued ASU 2011-12, Deferral of the Effective Date to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update 2011-05. In response to stakeholder concerns regarding the operational ramifications of the presentation of these reclassifications for current and previous years, the FASB has deferred the implementation date of this provision to allow time for further consideration. The requirement in ASU 2011-05, Presentation of Comprehensive Income, for the presentation of a combined statement of comprehensive income or separate, but consecutive, statements of net income and other comprehensive income is still effective for fiscal years and interim periods beginning after December 15, 2011 for public companies, and fiscal years ending after December 15, 2011 for nonpublic companies. This guidance will not have an impact on the Company’s consolidated financial position or results of operations.

The provisions of ASU 2011-05 amend FASB ASC Topic 220, Comprehensive Income, to facilitate the continued alignment of U.S. GAAP with International Accounting Standards. The ASU prohibits the presentation of the components of comprehensive income in the statement of stockholder’s equity. Reporting entities are allowed to present either: a statement of comprehensive income, which reports both net income and other comprehensive income; or separate but consecutive statements of net income and other comprehensive income. Under previous GAAP, any of the three presentations was acceptable. Regardless of the presentation selected, the reporting entity is required to present all reclassifications between other comprehensive and net income on the face of the new statement or statements.

ASU 2011-11

In December, 2011, the FASB issued ASU 2011-11, Disclosures about Offsetting Assets and Liabilities, in an effort to improve comparability between U.S. GAAP and IFRS financial statements with regard to the presentation of offsetting assets and liabilities on the statement of financial position arising from financial and derivative instruments, and repurchase agreements. The ASU establishes additional disclosures presenting the gross amounts of recognized assets and liabilities, offsetting amounts, and the net balance reflected in the statement of financial position. Descriptive information regarding the nature and rights of the offset must also be disclosed. This guidance did not have an impact on the Company’s consolidated financial position or results of operations.

ASU 2011-08

In September, 2011, the FASB issued ASU 2011-08, Testing Goodwill for Impairment. The purpose of this ASU is to simplify how entities test goodwill for impairment by adding a new first step to the preexisting goodwill impairment test under Accounting Standards Codification (ASC) Topic 350, Intangibles – Goodwill and other. This amendment gives the entity the option to first assess a variety of qualitative factors such as economic conditions, cash flows, and competition to determine whether it was more likely than not that the fair value of goodwill has fallen below its carrying value. If the entity determines that it is not likely that the fair value has fallen below its carrying value, then the entity will not have to complete the original two-step test under Topic 350. The amendments in this ASU are effective for impairment tests performed for fiscal years beginning after December 15, 2011. Early adoption is permitted. The Company is evaluating the impact of this ASU on its consolidated financial statements.

ASU 2011-04

This ASU amends FASB ASC Topic 820, Fair Value Measurements, to bring U.S. GAAP for fair value measurements in line with International Accounting Standards. The ASU clarifies existing guidance for items such as: the application of the highest and best use concept to non-financial assets and liabilities; the application of fair value measurement to financial instruments classified in a reporting entity’s stockholder’s equity; and disclosure requirements regarding quantitative information about unobservable inputs used in the fair value measurements of level 3 assets. The ASU also creates an exception to Topic 820 for entities which carry financial instruments within a portfolio or group, under which the entity is now permitted to base the price used for fair valuation upon a price that would be received to sell the net asset position or transfer a net liability position in an orderly transaction. The ASU also allows for the application of premiums and discounts in a fair value measurement if the financial instrument is categorized in level 2 or 3 of the fair value hierarchy. Lastly, the ASU contains new disclosure requirements regarding fair value amounts categorized as level 3 in the fair value hierarchy such as: disclosure of the valuation process used; effects of and relationships between unobservable inputs; usage of nonfinancial assets for purposes other than their highest and best use when that is the basis of the disclosed fair value; and categorization by level of items disclosed at fair value, but not measured at fair value for financial statement purposes. For public entities, this ASU is effective for interim and annual periods beginning after December 15, 2011. For nonpublic entities, the ASU is effective for annual periods beginning after December 15, 2011. Early adoption is not permitted. This guidance will not have a significant impact on the Company’s consolidated financial position or results of operations.

ASU 2011-03

The FASB has issued this ASU to clarify the accounting principles applied to repurchase agreements, as set forth by FASB ASC Topic 860, Transfers and Servicing. This ASU, entitled Reconsideration of Effective Control for Repurchase Agreements, amends one of three criteria used to determine whether or not a transfer of assets may be treated as a sale by the transferor. Under Topic 860, the transferor may not maintain effective control over the transferred assets in order to qualify as a sale. This ASU eliminates the criteria under which the transferor must retain collateral sufficient to repurchase or redeem the collateral on substantially agreed upon terms as a method of maintaining effective control. This ASU is effective for both public and nonpublic entities for interim and annual reporting periods beginning on or after December 15, 2011, and requires prospective application to transactions or modifications of transactions which occur on or after the effective date. Early adoption is not permitted. This guidance will not have a significant impact on the Company’s consolidated financial position or results of operations.

4. RESTRICTIONS ON CASH AND DUE FROM BANKS

The Bank is required to maintain cash reserve balances with the Federal Reserve Bank. The total required reserve balances were $1,048,000 and $1,059,000 as of December 31, 2011 and 2010, respectively.

5. SECURITIES

The amortized cost and fair value of securities as of December 31, 2011 and 2010, by contractual maturity, are shown below (in thousands). Expected maturities may differ from contractual maturities because the securities may be called or prepaid with or without prepayment penalties.

	December 31, 2011
Securities Available for Sale Type and maturity	Amortized Cost	Fair Value	Gross Unrealized Gains	Gross Unrealized Losses
U.S. Treasury securities and obligations of U.S. Government agencies and corporations
Within one year	$2,918	$2,947	$29	$—
After one year but within five years	51,629	52,202	584	(11)
After five years but within ten years	12,497	12,539	42	—

	67,044	67,688	655	(11)
Obligations of state and political subdivisions
Within one year	11,076	11,154	78	—
After one year but within five years	21,944	22,289	369	(24)
After five years but within ten years	3,976	4,147	173	(2)

	36,996	37,590	620	(26)
Corporate notes
After one year but within five years	1,000	1,004	4	—

	1,000	1,004	4	—
Mortgage-backed securities	4,035	4,109	74
Equity securities	985	890	97	(192)

Total	$110,060	$111,281	$1,450	$(229)

	December 31, 2010
Securities Available for Sale Type and maturity	Amortized Cost	Fair Value	Gross Unrealized Gains	Gross Unrealized Losses
U.S. Treasury securities and obligations of U.S. Government agencies and corporations
After one year but within five years	$34,607	$34,783	$348	$(172)
After five years but within ten years	3,000	2,913	—	(87)

	37,607	37,696	348	(259)
Obligations of state and political subdivisions
Within one year	12,219	12,390	175	(4)
After one year but within five years	24,493	24,877	488	(104)
After five years but within ten years	1,826	1,626	—	(200)

	38,538	38,893	663	(308)
Corporate notes
After one year but within five years	1,000	1,028	28	—

	1,000	1,028	28	—

Mortgage-backed securities	1,246	1,345	99
Equity securities	935	961	106	(80)

Total	$79,326	$79,923	$1,244	$(647)

Certain obligations of the U.S. Government and state and political subdivisions are pledged to secure public deposits, securities sold under agreements to repurchase and for other purposes as required or permitted by law. The carrying value of the pledged assets was $25,953,000 and $31,951,000 at December 31, 2011 and 2010, respectively.

In addition to cash received from the scheduled maturities of securities, some investment securities available for sale are sold at current market values during the course of normal operations. Following is a summary of proceeds received from all investment securities transactions and the resulting realized gains and losses (in thousands):

	Years Ended Dece mber 31,
	2011	2010	2009
Gross proceeds from sales of securities	$—	$—	$5,004
Securities available for sale:
Gross realized gains from called securities	$6	$31	$22
Gross realized losses	—	—	(5)

The following table shows gross unrealized losses and fair value, aggregated by category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2011 (in thousands):

	Unrealized Losses at December 31, 2011
	Less Than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
U.S. Treasury securities and obligations of U.S. Government agencies and corporations	$6,489	$(11)	$—	$—	$6,489	$(11)
Obligations of state and political subdivisions	4,321	(26)	—	—	4,321	(26)

Debt securities	10,810	(37)	—	—	10,810	(37)
Equity securities	423	(80)	232	(112)	655	(192)

Total temporarily impaired securities	$11,233	$(117)	$232	$(112)	$11,465	$(229)

The unrealized losses noted above are considered to be temporary impairments. This decline in the values of the debt securities is due only to interest rate fluctuations, rather than erosion of issuer credit quality. As a result, the payment of contractual cash flows, including principal repayment, is not at risk. As management does not intend to sell the securities, does not believe the Company will be required to sell the securities before recovery and expects to recover the entire amortized cost basis, none of the debt securities are deemed to be other-than-temporarily impaired.

Equity securities owned by the Company consist of common stock of various financial services providers (“Bank stocks”) that have traditionally been high-performing stocks. During 2008 and 2009, market values of most of the Bank stocks materially declined. This trend stabilized somewhat in 2010 and 2011. As part of the quarterly analysis performed to assess impairment of its investment portfolio, management determined that some of the unrealized losses in the Bank stock portfolio were “other than temporary” in 2009 through 2010. Considerations used to determine other-than-temporary impairment status to individual holdings include the length of time the stock has remained in an unrealized loss position, and the percentage of unrealized loss compared to the carrying cost of the stock, dividend reduction or suspension, market analyst reviews and expectations, and other pertinent information that would affect expectations for recovery or further decline. There were six equity securities that comprise a group of securities with unrealized losses for 12 months or more at December 31, 2011 carrying a total gross unrealized loss of $112,000. In the aggregate, the unrealized loss on this group of securities increased by $37,000 from December 31, 2010 to December 31, 2011, but individually, none of the six have significant unrealized losses. Of the six equity securities that have sustained unrealized losses for more than 12 months, four have increased in fair value during the fourth quarter of 2011, indicating the possibility of full recovery and therefore are deemed to be temporarily impaired. Of the two remaining stocks experiencing sustained unrealized losses, the amount of individual loss is not material and increases in value were noted, at times, in 2012. In 2010 and 2009, a total of $40,000 and $226,000, respectively, was recorded as other-than-temporary impairment charges on certain bank stocks held by the Company. Management continues to track the performance of each stock owned to determine if it is prudent to deem any further other-than-temporary impairment charges. Management has the ability and intent to hold its equity securities until recovery of unrealized losses.

If market values of the bank stocks recover, accounting principles generally accepted in the United States of America do not allow reversal of the other-than-temporary impairment charge previously recognized until the security is sold, at which time any proceeds above the carrying value will be recognized as gain on the sale of investment securities.

There are 23 debt securities that had unrealized losses for less than 12 months. These securities have maturity dates ranging from September 2013 to April 2017. These securities represent approximately 9.9% of the total debt securities’ amortized cost as of December 31, 2011.

The following table shows gross unrealized losses and fair value, aggregated by category and length of time that individual securities had been in a continuous unrealized loss position, at December 31, 2010 (in thousands):

	Less Than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
U.S. Treasury securities and obligations of U.S. Government agencies and corporations	$17,859	$(259)	$—	$—	$17,859	$(259)
Obligations of state and political subdivisions	9,719	(304)	881	(4)	10,600	(308)

Debt securities	27,578	(563)	881	(4)	28,459	(567)
Equity securities	389	(5)	270	(75)	659	(80)

Total temporarily impaired securities	$27,967	$(568)	$1,151	$(79)	$29,118	$(647)

6. LOANS AND RELATED ALLOWANCE FOR LOAN LOSSES

The following table presents the classes of the loan portfolio summarized by the aggregate pass rating and the classified ratings of special mention, substandard and doubtful within the Company’s internal risk rating system as of December 31, 2011 and December 31, 2010 (in thousands):

As of December 31, 2011	Pass	Special Mention	Substandard	Doubtful	Total
Commercial, financial and agricultural	$17,657	$671	$1,089	$—	$19,417
Real estate - commercial	48,108	8,898	3,768	—	60,774
Real estate - construction	14,616	1,022	720	1,150	17,508
Real estate - mortgage	161,607	7,513	3,758	3,666	176,544
Obligations of states and political subdivisions	8,780	—	—	—	8,780
Personal	6,640	18	—	—	6,658

Total	$257,408	$18,122	$9,335	$4,816	$289,681

As of December 31, 2010	Pass	Special Mention	Substandard	Doubtful	Total
Commercial, financial and agricultural	$12,557	$5,732	$1,316	$306	$19,911
Real estate - commercial	44,935	6,405	4,365	600	56,305
Real estate - construction	13,067	—	—	189	13,256
Real estate - mortgage	175,209	8,715	5,808	1,226	190,958
Obligations of states and political subdivisions	8,984	—	—	—	8,984
Personal	8,473	211	4	—	8,688

Total	$263,225	$21,063	$11,493	$2,321	$298,102

A summary of the activity in the allowance for loan losses for the last three years (in thousands) is shown below.

	Years Ended December 31,
	2011	2010	2009
Balance of allowance - beginning of period	$2,824	$2,719	$2,610
Loans charged off:
Commercial, financial and agricultural	18	134	47
Real estate - commercial	37	—	32
Real estate - mortgage	205	482	343
Personal	22	38	107

Total charge-offs	282	654	529
Recoveries of loans previously charged off:
Commercial, financial and agricultural	2	—	—
Real estate - mortgage	10	—	—
Personal	13	18	11

Total recoveries	25	18	11

Net charge-offs	257	636	518
Provision for loan losses	364	741	627

Balance of allowance - end of period	$2,931	$2,824	$2,719

Ratio of net charge-offs during period to average loans outstanding	0.09%	0.21%	0.17%

The Company has certain loans in its portfolio that are considered to be impaired. It is the policy of the Company to recognize income on impaired loans that have been transferred to nonaccrual status on a cash basis, only to the extent that it exceeds principal balance recovery. Until an impaired loan is placed on nonaccrual status, income is recognized on the accrual basis. Collateral analysis is performed on each impaired loan at least quarterly and results are used to determine if a specific reserve is necessary to adjust the carrying value of each individual loan down to the estimated fair value. Generally, specific reserves are carried against impaired loans rather than recording partial charge-offs until termination of the credit is scheduled through liquidation of the collateral or foreclosure. Potential charge-offs are recorded when a confirming loss event is considered to have occurred. In the case of liquidation, sales agreements are used to determine the loss. In the case of a foreclosure, professional appraisals of collateral, discounted for expected selling costs, are used to determine the charge-off amount. The following tables summarize information regarding impaired loans by portfolio class as of December 31, 2011 and December 31, 2010 (in thousands):

	As of December 31, 2011			As of December 31, 2010
Impaired loans	Recorded Investment	Unpaid Principal Balance	Related Allowance	Recorded Investment	Unpaid Principal Balance	Related Allowance
With no related allowance recorded:
Commercial, financial and agricultural	$238	$238	$—	$309	$309	$—
Real estate - commercial	2,312	2,312	—	2,395	2,395	—
Real estate - construction	720	720	—	250	250	—
Real estate - mortgage	2,254	2,254	—	2,652	2,652	—

With an allowance recorded:
Real estate - construction	$1,150	$1,150	$343	$900	$900	$235
Real estate - mortgage	2,865	2,865	432	1,237	1,237	335

Total:
Commercial, financial and agricultural	$238	$238	$—	$309	$309	$—
Real estate - commercial	2,312	2,312	—	2,395	2,395	—
Real estate - construction	1,870	1,870	343	1,150	1,150	235
Real estate - mortgage	5,119	5,119	432	3,889	3,889	335

	$9,539	$9,539	$775	$7,743	$7,743	$570

	Years Ended December 31,
	2011	2010	2009
Average recorded investment in impaired loans	$8,642	$7,994	$5,865
Interest income recognized (on a cash basis)	71	54	611

	Year Ended December 31, 2011			Year Ended December 31, 2010
Impaired loans	Average Recorded Investment	Interest Income Recognized	Cash Basis Interest Income	Average Recorded Investment	Interest Income Recognized	Cash Basis Interest Income
With no related allowance recorded:
Commercial, financial and agricultural	$274	$19	$—	$1,097	$23	$—
Real estate - commercial	2,354	139	10	1,844	123	17
Real estate - construction	485	42	14	550	15	15
Real estate - mortgage	2,453	34	47	2,712	99	6

With an allowance recorded:
Real estate - construction	$1,025	$—	$—	$300	$2	$2
Real estate - mortgage	2,051	65	—	1,491	14	14

Total:
Commercial, financial and agricultural	$274	$19	$—	$1,097	$23	$—
Real estate - commercial	2,354	139	10	1,844	123	17
Real estate - construction	1,510	42	14	850	17	17
Real estate - mortgage	4,504	99	47	4,203	113	20

	$8,642	$299	$71	$7,994	$276	$54

The following table presents nonaccrual loans by classes of the loan portfolio as of December 31, 2011 and December 31, 2010 (in thousands):

Nonaccrual loans:	December 31, 2011	December 31, 2010
Commercial, financial and agricultural	$2	$246
Real estate - commercial	520	478
Real estate - construction	1,497	1,150
Real estate - mortgage	5,928	4,088
Personal	—	2

Total	$7,947	$5,964

Interest income not recorded based on the original contractual terms of the loans for nonaccrual loans was $405,000, $281,000 and $143,000 in 2011, 2010 and 2009, respectively. The aggregate amount of demand deposits that have been reclassified as loan balances at December 31, 2011 and 2010 were $24,000 and $42,000, respectively.

The performance and credit quality of the loan portfolio is also monitored by analyzing the age of the loans receivable as determined by the length of time a recorded payment is past due. The following table presents the classes of the loan portfolio summarized by the past due status as of December 31, 2011 and December 31, 2010 (in thousands):

As of December 31, 2011	30-59 Days Past Due	60-89 Days Past Due	Greater than 90 Days	Total Past Due	Current	Total Loans	Loans Past Due greater than 90 Days and Accruing
Commercial, financial and agricultural	$220	$2	$30	$252	$19,165	$19,417	$30
Real estate - commercial	245	466	1,319	2,030	58,744	60,774	799
Real estate - construction	278	32	2,030	2,340	15,168	17,508	533
Real estate - mortgage	2,871	145	7,303	10,319	166,225	176,544	1,375
Obligations of states and political subdivisions				—	8,780	8,780	—
Personal	50	11	6	67	6,591	6,658	6

Total	$3,664	$656	$10,688	$15,008	$274,673	$289,681	$2,743

As of December 31, 2010	30-59 Days Past Due	60-89 Days Past Due	Greater than 90 Days	Total Past Due	Current	Total Loans	Loans Past Due greater than 90 Days and Accruing
Commercial, financial and agricultural	$293	$272	$228	$793	$19,118	$19,911	$—
Real estate - commercial	1,195	627	720	2,542	53,763	56,305	242
Real estate - construction	20	207	1,150	1,377	11,879	13,256	—
Real estate - mortgage	997	5,150	3,931	10,078	180,880	190,958	757
Obligations of states and political subdivisions	—	—	—	—	8,984	8,984	—
Personal	110	15	10	135	8,553	8,688	8

Total	$2,615	$6,271	$6,039	$14,925	$283,177	$298,102	$1,007

The following tables summarize the activity in the allowance for loan losses by loan class, segregated into the amount required for loans individually evaluated for impairment and the amount required for loans collectively evaluated for impairment as of and for the year ended December 31, 2011 and as of December 31, 2010 (in thousands):

Allowance for loan losses:	Commercial, financial and agricultural	Real estate - commercial	Real estate - construction	Real estate - mortgage	Personal	Total
Beginning Balance, January 1, 2011	$163	$442	$336	$1,810	$73	$2,824
Charge-offs	(18)	(37)	—	(205)	(22)	(282)
Recoveries	2			10	13	25
Provisions	48	50	106	156	4	364

Ending balance	$195	$455	$442	$1,771	$68	$2,931

As of December 31, 2011	Commercial, financial and agricultural	Real estate - commercial	Real estate - construction	Real estate - mortgage	Obligations of states and political subdivisions	Personal	Total
Allowance for loan losses:
Ending balance	$195	$455	$442	$1,771	$—	$68	$2,931

Ending balance: individually evaluated for impairment	$—		$343	$432	$—	$—	$775
Ending balance: collectively evaluted for impairment	$195	$455	$99	$1,339	$—	$68	$2,156

Loans, net of unearned interest: Ending balance	$19,417	$60,774	$17,508	$176,544	$8,780	$6,658	$289,681

Ending balance: individually evaluated for impairment	$238	$2,312	$1,870	$5,119	$—	$—	$9,539
Ending balance: collectively evaluated for impairment	$19,179	$58,462	$15,638	$171,425	$8,780	$6,658	$280,142

As of December 31, 2010	Commercial, financial and agricultural	Real estate - commercial	Real estate - construction	Real estate - mortgage	Obligations of states and political subdivisions	Personal	Total
Allowance for loan losses:
Ending balance	$163	$442	$336	$1,810	$—	$73	$2,824

Ending balance: individually evaluated for impairment	$—	$—	$235	$335	$—	$—	$570
Ending balance: collectively evaluted for impairment	$163	$442	$101	$1,475	$—	$73	$2,254

Loans, net of unearned interest:
Ending balance	$19,911	$56,305	$13,256	$190,958	$8,984	$8,688	$298,102

Ending balance: individually evaluted for impairment	$309	$2,395	$1,150	$3,889	$—	$—	$7,743
Ending balance: collectively evaluated for impairment	$19,602	$53,910	$12,106	$187,069	$8,984	$8,688	$290,359

As a result of adopting the amendments in ASU No. 2011-02, the Company reassessed all restructurings that occurred on or after January 1, 2011 for identification as troubled debt restructurings. The Company identified no loans for which the allowance for loan losses had previously been measured under a general allowance for credit losses methodology that are now considered troubled debt restructurings in accordance with ASU No. 2011-02, and as such, there are no retroactive disclosures required.

7. PLEDGED ASSETS

The Bank must maintain sufficient qualifying collateral with the Federal Home Loan Bank (FHLB), in order to secure borrowings. Therefore, a Master Collateral Agreement has been entered into which pledges all mortgage related assets as collateral for future borrowings. Mortgage related assets could include loans or investment securities. As of December 31, 2011, the amount of loans included in qualifying collateral was $184,051,000, for a collateral value of $118,683,000. The amount of investment securities included in qualifying collateral was $29,953,000.

8. BANK OWNED LIFE INSURANCE AND ANNUITIES

The Company holds bank-owned life insurance (BOLI), deferred annuities and payout annuities with a combined cash value of $14,069,000 and $13,568,000 at December 31, 2011 and 2010, respectively. As annuitants retire, the deferred annuities may be converted to payout annuities to create payment streams that match certain post-retirement liabilities. The cash surrender value on the BOLI and annuities increased by $501,000, $502,000 and $484,000 in 2011, 2010 and 2009, respectively, from earnings recorded as non-interest income and from premium payments, net of cash payments received. The contracts are owned by the Bank in various insurance companies. The crediting rate on the policies varies annually based on the insurance companies’ investment portfolio returns in their general fund and market conditions. Changes in cash value of BOLI and annuities in 2011 and 2010 are shown below (in thousands):

	Life Insurance	Deferred Annuities	Payout Annuities	Total
Balance as of December 31, 2009	$12,691	$275	$100	$13,066

Earnings	475	11	3	489
Premiums on existing policies	56	14	—	70
Annuity payments received	—	—	(57)	(57)

Balance as of December 31, 2010	13,222	300	46	13,568

Earnings	440	13	1	454
Premiums on existing policies	56	14	—	70
Annuity payments received	—	—	(23)	(23)

Balance as of December 31, 2011	$13,718	$327	$24	$14,069

9. PREMISES AND EQUIPMENT

Premises and equipment consist of the following (in thousands):

	December 31,
	2011	2010
Land	$864	$864
Buildings and improvements	8,454	8,416
Furniture, computer software and equipment	4,307	4,121

	13,625	13,401
Less: accumulated depreciation	(6,915)	(6,334)

	$6,710	$7,067

Depreciation expense on premises and equipment charged to operations was $581,000 in 2011, $565,000 in 2010 and $587,000 in 2009.

10. ACQUISITION

On September 8, 2006, the Company completed its acquisition of a branch office in Richfield, PA. The acquisition included real estate, deposits and loans. The assets and liabilities of the acquired branch office were recorded on the consolidated statement of financial condition at their estimated fair values as of September 8, 2006, and its results of operations have been included in the consolidated statements of income since such date.

Included in the purchase price of the branch was goodwill and core deposit intangible of $2,046,000 and $449,000, respectively. The core deposit intangible is being amortized over a ten-year period on a straight line basis. The goodwill is not amortized, but is measured annually for impairment. Core deposit intangible amortization expense of $45,000 was recorded in each of the years 2011, 2010 and 2009. Intangible amortization expense projected for the succeeding five years beginning in 2012 is estimated to be $45,000 per year through 2014 and $29,000 for 2015.

11. INVESTMENT IN UNCONSOLIDATED SUBSIDIARY

On September 1, 2006, the Company invested in Liverpool Community Bank (formerly known as The First National Bank of Liverpool) (LCB), Liverpool, PA, by purchasing 39.16% of its outstanding common stock. This investment is accounted for under the equity method of accounting. The investment is being carried at $3,796,000 as of December 31, 2011, of which $2,787,000 represents the underlying equity in net assets of LCB. The difference between the investment carrying amount and the amount of the underlying equity, $1,009,000, is considered to be goodwill and is evaluated quarterly for impairment. A loss in value of the investment which is determined to be other than a temporary decline would be recognized as a loss in the period in which such determination is made. Evidence of a loss in value might include, but would not necessarily be limited to, absence of an ability to recover the carrying amount of the investment or inability of LCB to sustain an earnings capacity which would justify the current carrying value of the investment.

12. DEPOSITS

Deposits consist of the following (in thousands):

	December 31,
	2011	2010
Demand, non-interest bearing	$64,751	$60,696
NOW and Money Market	93,056	81,378
Savings	50,715	47,112
Time deposits, $100,000 or more	33,033	34,099
Other time deposits	145,110	153,505

	$386,665	$376,790

Aggregate amount of scheduled maturities of time deposits as of December 31, 2011 include the following (in thousands):

	Time Deposits
Maturing in:	$100,000 or more	Other
2012	$13,308	$63,660
2013	4,524	25,081
2014	4,276	19,031
2015	8,519	26,248
2016	1,910	10,016
Later	496	1,074

	$33,033	$145,110

13. BORROWINGS

Borrowings consist of the following (dollars in thousands):

	December 31, 2011		December 31, 2010		December 31, 2009		For the year 2011
	Outstanding Balance	Rate	Outstanding Balance	Rate	Outstanding Balance	Rate	Average Balance	Weighted Average Rate
Securities sold under agreements to repurchase	$3,500	0.10%	$3,314	0.10%	$3,207	0.10%	$3,034	0.10%

Short-term borrowings - Federal Home Loan Bank overnight advances	—		—		—		255	0.45%

Long-term debt - Note payable to Federal Home Loan Bank	—		—		5,000	2.75%	—

	$3,500	0.10%	$3,314	0.10%	$8,207	1.71%	$3,289	0.13%

The maximum balance of short-term borrowings at any month-end during 2011 was $3,800,000.

The Bank has repurchase agreements with several of its depositors, under which customers’ funds are invested daily into an interest bearing account. These funds are carried by the Company as short-term debt. It is the Company’s policy to have repurchase agreements collateralized 100% by U.S. Government securities. As of December 31, 2011, the securities that serve as collateral for securities sold under agreements to repurchase had a fair value of $4,633,000. The interest rate paid on these funds is variable and subject to change daily.

The Bank’s maximum borrowing capacity with the Federal Home Loan Bank of Pittsburgh (“FHLB”) is $118,683,000, with no balance outstanding as of December 31, 2011. In order to borrow an amount in excess of $20,761,000, the FHLB would require the Bank to purchase additional FHLB Stock. The FHLB is a source of both short-term and long-term funding. The Bank must maintain sufficient qualifying collateral to secure all outstanding advances.

The Bank has entered into an agreement under which it can borrow up to $20,000,000 from the FHLB in their Open RepoPlus product. There were no borrowings under this agreement as of any of the dates covered in these consolidated financial statements. There is no expiration date on the current agreement.

The Bank was party to an agreement with the FHLB for long-term debt through their Convertible Select Loan product. The principal amount of the loan was $5,000,000 at December 31, 2009 and had a two-year term and matured on September 17, 2010. The interest rate of 2.75% was fixed for the first year. The loan, at the option of the FHLB, became convertible to an adjustable-rate loan or a fixed rate loan, beginning on September 17, 2009 and quarterly thereafter. The debt was used by the Bank to match-fund a specific commercial loan with similar balance and term.

14. OPERATING LEASE OBLIGATIONS

The Company has entered into a number of arrangements that are classified as operating leases. The operating leases are for several branch and office locations. The majority of the branch and office location leases are renewable at the Company’s option. Future minimum lease commitments are based on current rental payments. Rental expense charged to operations, including license fees for branch offices, was $108,000, $116,000 and $105,000 in 2011, 2010 and 2009, respectively.

The following is a summary of future minimum rental payments for the next five years required under operating leases that have initial or remaining noncancellable lease terms in excess of one year as of December 31, 2011 (in thousands):

Years ending December 31,
2012	$58
2013	20
2014	22
2015	22
2016	22
2017 and beyond	22

Total minimum payments required	$166

15. INCOME TAXES

The components of income tax expense for the three years ended December 31 were (in thousands):

	2011	2010	2009
Current tax expense	$1,562	$1,467	$1,585
Deferred tax expense (benefit)	(20)	163	223

Total tax expense	$1,542	$1,630	$1,808

Income tax expense related to realized securities gains was $2,000 in 2011, $11,000 in 2010 and $6,000 in 2009.

A reconciliation of the statutory income tax expense computed at 34% to the income tax expense included in the consolidated statements of income follows (dollars in thousands):

	Years Ended December 31,
	2011	2010	2009
Income before income taxes	$6,222	$6,545	$6,914
Effective tax rate	34.0%	34.0%	34.0%

Federal tax at statutory rate	2,115	2,225	2,351
Tax-exempt interest	(439)	(473)	(439)
Net earnings on BOLI	(133)	(148)	(121)
Dividend from unconsolidated subsidiary	(8)	(11)	(13)
Stock-based compensation	7	19	14
Other permanent differences	—	18	16

Total tax expense	$1,542	$1,630	$1,808

Effective tax rate	24.8%	24.9%	26.1%

Deductible temporary differences and taxable temporary differences gave rise to a net deferred tax asset for the Company as of December 31, 2011 and 2010. The components giving rise to the net deferred tax asset are detailed below (in thousands):

	December 31,
	2011	2010
Deferred Tax Assets
Allowance for loan losses	$876	$823
Deferred directors’ compensation	588	616
Employee and director benefits	624	634
Qualified pension liability	617	—
Unrealized loss from securities impairment	221	221
Other	123	144

Total deferred tax assets	3,049	2,438

Deferred Tax Liabilities
Depreciation	(249)	(191)
Equity income from unconsolidated subsidiary	(329)	(249)
Qualified pension asset	—	(73)
Loan origination costs	(177)	(158)
Prepaid expense	(90)	(35)
Unrealized gains on securities available for sale	(415)	(203)
Annuity earnings	(37)	(36)
Goodwill	(247)	(201)

Total deferred tax liabilities	(1,544)	(1,146)

Net deferred tax asset included in other assets	$1,505	$1,292

The Company has concluded that the deferred tax assets are realizable (on a more likely than not basis) through the combination of future reversals of existing taxable temporary differences, certain tax planning strategies and expected future taxable income.

It is the Company’s policy to recognize interest and penalties on unrecognized tax benefits in income tax expense in the Consolidated Statements of Income. No significant income tax uncertainties were identified as a result of the Company’s evaluation of its income tax position. Therefore, the Company recognized no adjustment for unrecognized income tax benefits for the years ended December 31, 2011, 2010 and 2009. Years that remain open for potential review by the Internal Revenue Service are 2008 through 2010.

16. STOCKHOLDERS’ EQUITY AND REGULATORY MATTERS

The Company is authorized to issue 500,000 shares of preferred stock with no par value. The Board has the ability to fix the voting, dividend, redemption and other rights of the preferred stock, which can be issued in one or more series. No shares of preferred stock have been issued.

The Company has a dividend reinvestment and stock purchase plan. Under this plan, additional shares of Juniata Valley Financial Corp. stock may be purchased at the prevailing market prices with reinvested dividends and voluntary cash payments, within limits. To the extent that shares are not available in the open market, the Company has reserved common stock to be issued under the plan. As of October 2005, any adjustment in capitalization of the Company will result in a proportionate adjustment to the reserved shares for this plan. At December 31, 2011, 141,887 shares were available for issuance under the Dividend Reinvestment Plan.

The Company periodically repurchases shares of its common stock under the share repurchase program approved by the Board of Directors. Repurchases have typically been through open market transactions and have complied with all regulatory restrictions on the timing and amount of such repurchases. Shares repurchased have been added to treasury stock and accounted for at cost. These shares may be reissued for stock option exercises, employee stock purchase plan purchases and to fulfill dividend reinvestment program needs. During 2009, 2010 and 2011, 12,600, 83,900 and 33,850 shares, respectively, were repurchased in conjunction with this program. Remaining shares authorized in the program were 88,186 as of December 31, 2011.

The Company and the Bank are subject to risk-based capital standards by which bank holding companies and banks are evaluated in terms of capital adequacy. These regulatory capital requirements are administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of the Company’s and the Bank’s assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Company’s and Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to each maintain minimum amounts and ratios (set forth in the table below) of Total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined in the regulations), and Tier I capital (as defined in the regulations) to average assets (as defined in the regulations). Management believes, as of December 31, 2011 and 2010, that the Company and the Bank met all capital adequacy requirements to which they were subject.

As of December 31, 2011, the most recent notification from the regulatory banking agencies categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as “well capitalized”, the Bank must maintain minimum Total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the table. To the knowledge of management, there are no conditions or events since these notifications that have changed the Bank’s category.

The table below provides a comparison of the Company’s and the Bank’s risk-based capital ratios and leverage ratios to the minimum regulatory requirements for the periods indicated (dollars in thousands).

Juniata Valley Financial Corp. (Consolidated)

	Actual		Minimum Requirement For Capital Adequacy Purposes
	Amount	Ratio	Amount	Ratio
As of December 31, 2011:
Total Capital (to Risk Weighted Assets)	$52,588	18.83%	$22,339	8.00%
Tier 1 Capital (to Risk Weighted Assets)	49,657	17.78%	11,169	4.00%
Tier 1 Capital (to Average Assets)	49,657	11.16%	17,803	4.00%

As of December 31, 2010:
Total Capital (to Risk Weighted Assets)	$51,977	19.35%	$21,492	8.00%
Tier 1 Capital (to Risk Weighted Assets)	49,141	18.29%	10,746	4.00%
Tier 1 Capital (to Average Assets)	49,141	11.25%	17,473	4.00%

The Juniata Valley Bank

	Actual		Minimum Requirement For Capital Adequacy Purposes		Minimum Regulatory Requirements to be “Well Capitalized” under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2011:
Total Capital (to Risk Weighted Assets)	$46,692	16.97%	$22,006	8.00%	$27,507	10.00%
Tier 1 Capital (to Risk Weighted Assets)	43,757	15.91%	11,003	4.00%	16,504	6.00%
Tier 1 Capital (to Average Assets)	43,757	9.91%	17,670	4.00%	22,087	5.00%

As of December 31, 2010:
Total Capital (to Risk Weighted Assets)	$46,196	17.46%	$21,171	8.00%	$26,464	10.00%
Tier 1 Capital (to Risk Weighted Assets)	43,354	16.38%	10,586	4.00%	15,878	6.00%
Tier 1 Capital (to Average Assets)	43,354	10.19%	17,016	4.00%	21,270	5.00%

Certain regulatory restrictions exist regarding the ability of the Bank to transfer funds to the Company in the form of cash dividends, loans or advances. At December 31, 2011, $38,900,000 of undistributed earnings of the Bank, included in the consolidated stockholders’ equity, was available for distribution to the Company as dividends without prior regulatory approval, subject to the regulatory capital requirements above.

17. CALCULATION OF EARNINGS PER SHARE

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

	Years Ended December 31,
	2011	2010	2009
	(Amounts, except earnings per share, in thousands)
Net income	$4,680	$4,915	$5,106
Weighted-average common shares outstanding	4,241	4,297	4,341

Basic earnings per share	$1.10	$1.14	$1.18

Weighted-average common shares outstanding	4,241	4,297	4,341
Common stock equivalents due to effect of stock options	3	4	4

Total weighted-average common shares and equivalents	4,244	4,301	4,345

Diluted earnings per share	$1.10	$1.14	$1.18

Anti-dilutive stock options outstanding	60	70	73

18. COMPREHENSIVE INCOME

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

	Year ended December 31, 2011
	Before Tax Amount	Tax (Expense) or Benefit	Net-of-Tax Amount
Net income	$6,222	$(1,542)	$4,680
Other comprehensive income (loss):
Unrealized gains on available for sale securities:
Unrealized holding gains arising during the period	630	(214)	416

Unrealized holding gains from unconsolidated subsidiary	12	—	12
Less reclassification adjustment for:
gains included in net income	(6)	2	(4)
Unrecognized pension net loss	(743)	252	(491)
Unrecognized pension cost due to change in assumptions	(1,247)	424	(823)
Amortization of pension prior service cost	(2)	1	(1)
Amortization of pension net actuarial loss	152	(52)	100

Other comprehensive loss	(1,204)	413	(791)

Total comprehensive income	$5,018	$(1,129)	$3,889

	Year ended December 31, 2010
	Before Tax Amount	Tax (Expense) or Benefit	Net-of-Tax Amount
Net income	$6,545	$(1,630)	$4,915
Other comprehensive income (loss):
Unrealized losses on available for sale securities:
Unrealized holding losses arising during the period	(584)	199	(385)

Unrealized holding gains from unconsolidated subsidiary	2	—	2
Less reclassification adjustment for:
gains included in net income	(31)	11	(20)
securities impairment charge	40	(14)	26
Unrecognized pension net gain	72	(24)	48
Unrecognized pension cost due to change in assumptions	(626)	212	(414)
Amortization of pension prior service cost	(2)	1	(1)
Amortization of pension net actuarial loss	127	(43)	84

Other comprehensive loss	(1,002)	342	(660)

Total comprehensive income	$5,543	$(1,288)	$4,255

	Year ended December 31, 2009
	Before Tax Amount	Tax (Expense) or Benefit	Net-of-Tax Amount
Net income	$6,914	$(1,808)	$5,106
Other comprehensive income (loss):
Unrealized losses on available for sale securities:
Unrealized holding losses arising during the period	(79)	27	(52)

Unrealized holding losses from unconsolidated subsidiary	(17)	—	(17)
Less reclassification adjustment for:
gains included in net income	(17)	6	(11)
securities impairment charge	226	(77)	149
Unrecognized pension net gain	413	(140)	273
Unrecognized pension cost due to change in assumptions	(7)	2	(5)
Amortization of pension prior service cost	(2)	1	(1)
Amortization of pension net actuarial loss	161	(55)	106

Other comprehensive income	678	(236)	442

Total comprehensive income	$7,592	$(2,044)	$5,548

Components of accumulated other comprehensive loss, net of tax as of December 31 of each of the last three years consist of the following (in thousands):

	12/31/2011	12/31/2010	12/31/2009
Unrealized gains on available for sale securities	$823	$399	$776
Unrecognized expense for defined benefit pension	(3,079)	(1,864)	(1,581)

Accumulated other comprehensive loss	$(2,256)	$(1,465)	$(805)

19. FAIR VALUE MEASUREMENTS

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

Fair value measurement and disclosure guidance defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. A fair value measurement assumes that the transaction to sell the asset or transfer the liability occurs in the principal market for the asset or liability or, in the absence of a principal market, the most advantageous market for the asset or liability. The price in the principal (or most advantageous) market used to measure the fair value of the asset or liability is not adjusted for transaction costs. An orderly transaction is a transaction that assumes exposure to the market for a period prior to the measurement date to allow for marketing activities that are usual and customary for transactions involving such assets and liabilities; it is not a forced transaction. Market participants are buyers and sellers in the principal market that are (i) independent, (ii) knowledgeable, (iii) able to transact and (iv) willing to transact.

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

Level 1 Inputs – Unadjusted quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date.

Level 2 Inputs – Inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. These might include quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable for the asset or liability (such as interest rates, volatilities, prepayment speeds, credit risks, etc.) or inputs that are derived principally from or corroborated by market data by correlation or other means.

Level 3 Inputs – Unobservable inputs for determining the fair values of assets or liabilities that reflect an entity’s own assumptions about the assumptions that market participants would use in pricing the assets or liabilities.

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

Impaired Loans. Certain impaired loans are reported on a non-recurring basis at the fair value of the underlying collateral since repayment is expected solely from the collateral. Collateral values are estimated using Level 3 inputs based on customized discounting criteria.

The following table summarizes financial assets and financial liabilities measured at fair value as of December 31, 2011 and December 31, 2010, segregated by the level of the valuation inputs within the fair value hierarchy utilized to measure fair value (in thousands).

	December 31, 2011	(Level 1) Quoted Prices in Active Markets for Identical Assets	(Level 2) Significant Other Observable Inputs	(Level 3) Significant Other Unobservable Inputs
Measured at fair value on a recurring basis:
Debt securities available-for-sale:
U.S. Treasury securities and obligations of U.S. Government agencies and corporations	$67,688	$—	$67,688	$—
Obligations of state and political subdivisions	37,590	—	37,590	—
Corporate notes	1,004	—	1,004	—
Mortgage-backed securities	4,109	—	4,109	—
Equity securities available-for-sale	890	890	—	—

Measured at fair value on a non-recurring basis:
Impaired loans	3,240	—	—	3,240

	December 31, 2010	(Level 1) Quoted Prices in Active Markets for Identical Assets	(Level 2) Significant Other Observable Inputs	(Level 3) Significant Other Unobservable Inputs
Measured at fair value on a recurring basis:
Debt securities available-for-sale:
U.S. Treasury securities and obligations of U.S. Government agencies and corporations	$37,696	$—	$37,696	$—
Obligations of state and political subdivisions	38,893	—	38,893	—
Corporate notes	1,028	—	1,028	—
Mortgage-backed securities	1,345	—	1,345	—
Equity securities available-for-sale	961	961	—	—

Measured at fair value on a non-recurring basis:
Impaired loans	1,567	—	—	1,567

Fair Value of Financial Instruments

The estimated fair values of the Company’s financial instruments are as follows (in thousands):

Financial Instruments

(in thousands)

	December 31, 2011		December 31, 2010
Financial assets:	Carrying Value	Fair Value	Carrying Value	Fair Value
Cash and due from banks	$12,074	$12,074	$12,758	$12,758
Interest bearing deposits with banks	2,100	2,100	218	218
Federal funds sold	—	—	12,300	12,300
Interest bearing time deposits with banks	1,096	1,111	1,345	1,360
Securities	111,281	111,281	79,923	79,923
Restricted investment in FHLB stock	1,700	1,700	2,088	2,088
Total loans, net of allowance for loan losses	286,750	299,822	295,278	312,621
Accrued interest receivable	1,811	1,811	1,763	1,763

Financial liabilities:
Non-interest bearing deposits	64,751	64,751	60,696	60,696
Interest bearing deposits	321,914	327,857	316,094	323,003
Securities sold under agreements to repurchase	3,500	3,500	3,314	3,314
Other interest bearing liabilities	1,244	1,251	1,200	1,202
Accrued interest payable	421	421	499	499

Off-balance sheet financial instruments:
Commitments to extend credit	—	—	—	—
Letters of credit	—	—	—	—

Management uses its best judgment in estimating the fair value of the Company’s financial instruments; however, there are inherent weaknesses in any estimation technique. Therefore, the fair value estimates herein are not necessarily indicative of the amounts the Company could have realized in sales transactions on the dates indicated. The estimated fair value amounts have been measured as of their respective year ends and have not been re-evaluated or updated for purposes of these consolidated financial statements subsequent to those respective dates. As such, the estimated fair values of these financial instruments subsequent to the respective reporting dates may be different from the amounts reported at each year end.

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

Interest bearing time deposits with banks – The estimated fair value is determined by discounting the contractual future cash flows, using the rates currently offered for deposits of similar remaining maturities.

Securities Available for Sale – Debt securities classified as available for sale are reported at fair value utilizing Level 2 inputs. For these securities, the Company obtains fair value measurement from an independent pricing service. The fair value measurements consider observable data that may include dealer quotes, market spreads, cash flows, the U.S. Treasury yield curve, live trading levels, trade execution data, market consensus prepayment speeds, credit information and the bond’s terms and conditions, among other things. Equity securities classified as available for sale are reported at fair value using Level 1 inputs.

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

Fixed rate time deposits – The estimated fair value is determined by discounting the contractual future cash flows, using the rates currently offered for deposits of similar remaining maturities.

Long-term debt and other interest bearing liabilities – The fair values of long-term debt are estimated using discounted cash flow analysis, based on incremental borrowing rates for similar types of borrowing arrangements.

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

20. EMPLOYEE BENEFIT PLANS

Stock Option Plan

The 2000 Incentive Stock Option Plan expired in May 2010 and was replaced with the 2011 Stock Option Plan in May 2011, collectively, the “Plans”. The 2011 Stock Option Plan has essentially the same structure as the 2000 plan. Under the provisions of the Plans, while active, options can be granted to officers and key employees of the Company. The Plans provide that the option price per share is not to be less than the fair market value of the stock on the day the option was granted, but in no event less than the par value of such stock. Options granted under the Plans are exercisable no earlier than one year after the grant and expire ten years after the date of the grant.

The Plans are administered by a committee of the Board of Directors, whose members are not eligible to receive options under the Plans. The Committee determines, among other things, which officers and key employees receive options, the number of shares to be subject to each option, the option price and the duration of the option. Options vest over three to five years and are exercisable at the grant price, which is at least the fair market value of the stock on the grant date. All options previously granted under the Plans are scheduled to expire through September 20, 2021. The aggregate number of shares that may be issued upon the exercise of options under the 2011 Stock Option Plan is set at 300,000 shares, and 283,950 shares were available for grant as of December 31, 2011. Total options outstanding at December 31, 2011 have exercise prices between $14.25 and $24.00, with a weighted average exercise price of $18.85 and a weighted average remaining contractual life of 3.0 years.

As of December 31, 2011, there was $46,000 of total unrecognized compensation cost related to nonvested share-based compensation arrangements granted under the Plans. That cost is expected to be recognized through 2016.

Cash received from option exercises under the Plans for the years ended December 31, 2011, 2010 and 2009 was $27,000, $28,000, and $95,000, respectively.

A summary of the status of the Plans as of December 31, 2011, 2010 and 2009, and changes during the years ending on those dates is presented below:

	2011		2010		2009
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Outstanding at beginning of year	92,953	$18.83	97,473	$18.71	85,985	$18.73
Granted	16,050	17.75	—	—	19,864	17.22
Exercised	(1,890)	14.37	(1,960)	14.18	(6,698)	14.14
Forfeited	(16,639)	18.20	(2,560)	18.15	(1,678)	20.02

Outstanding at end of year	90,474	$18.85	92,953	$18.83	97,473	$18.71

Options exercisable at year-end	67,685		78,402		61,254	$18.62

Weighted-average fair value of options granted during the year	$1.91		$—		$2.75

Intrinsic value of options exercised during the year	$7,070		$5,918		$15,792

Intrinsic value of options fully vested at December 31, 2011	$58,345

The following table summarizes characteristics of stock options as of December 31, 2011:

		Outstanding		Exercisable
Grant Date	Exercise Price	Shares	Contractual Average Life (Years)	Shares
11/19/2002	14.25	6,482	0.89	6,482
11/18/2003	15.13	6,464	1.59	6,464
11/15/2004	20.25	5,684	1.92	5,684
10/18/2005	24.00	6,566	2.45	6,566
10/17/2006	21.00	7,879	2.75	7,879
10/16/2007	20.05	10,881	3.62	9,891
10/21/2008	21.10	12,552	4.44	11,592
10/20/2009	17.22	17,916	5.28	13,127
9/20/2011	17.75	16,050	9.72	—

Defined Benefit Retirement Plan

The Company sponsors a defined benefit retirement plan which covered substantially all of its employees through December 31, 2007. As of January 1, 2008, the plan was amended to close the plan to new entrants. All active participants as of December 31, 2007 became 100% vested in their accrued benefit and, as long as they remain eligible, will continue to accrue benefits until retirement. The benefits are based on years of service and the employee’s compensation. The Company’s funding policy is to contribute annually no more than the maximum amount that can be deducted for federal income tax purposes. Contributions are intended to provide not only for benefits attributed to service to date but also for those expected to be earned in the future. The Company does not expect to contribute to the defined benefit plan in 2012.

Management expects that approximately $415,000 will be recorded as net periodic expense in 2012 for the defined benefit plan, which includes service cost for 2012 and expected amortization out of accumulated other comprehensive loss in 2012. The following table sets forth by level, within the fair value hierarchy, debt and equity instruments included in the defined benefit retirement’s plan assets at fair value as of December 31, 2011 and December 31, 2010 (in thousands). Assets included in the plan that are not valued in the hierarchy table consist of cash and cash equivalents, totaling $505,000 and $739,000, at December 31, 2011 and 2010, respectively.

	December 31, 2011	(Level 1) Quoted Prices in Active Markets for Identical Assets	(Level 2) Significant Other Observable Inputs	(Level 3) Significant Other Unobservable Inputs
Measured at fair value on a recurring basis:
U.S. Government and agency securities	$1,066	$—	$1,066	$—
Corporate bonds and notes	2,530	—	2,530	—
Mutual funds
Value funds	697	697	—	—
Blend funds	1,305	1,305	—	—
Growth funds	2,063	2,063	—	—
Common stocks	3	3	—	—
Money market funds	456	456	—	—

	$8,120	$4,524	$3,596	$—

	December 31, 2010	(Level 1) Quoted Prices in Active Markets for Identical Assets	(Level 2) Significant Other Observable Inputs	(Level 3) Significant Other Unobservable Inputs
Measured at fair value on a recurring basis:
U.S. Government and agency securities	$473	$—	$473	$—
Corporate bonds and notes	2,890	—	2,890	—
Mutual funds
Value funds	852	852	—	—
Blend funds	605	605	—	—
Growth funds	2,463	2,463	—	—
Common stocks	4	4	—	—
Money market funds	1,199	1,199	—	—

	$8,486	$5,123	$3,363	$—

The measurement date for the defined benefit plan is December 31. Information pertaining to the activity in the defined benefit plan is as follows (in thousands):

	Years ended December 31,
	2011	2010
Change in projected benefit obligation (PBO)
PBO at beginning of year	$9,009	$8,002
Service cost	192	186
Interest cost	479	473
Change in assumptions	1,247	626
Actuarial loss (gain)	(89)	85
Benefits paid	(400)	(363)

PBO at end of year	$10,438	$9,009

Change in plan assets
Fair value of plan assets at beginning of year	$9,225	$8,361
Actual return on plan assets, net of expenses	(200)	727
Employer contribution	—	500
Benefits paid	(400)	(363)

Fair value of plan assets at end of year	$8,625	$9,225

Funded status, included in (Other Liabilities) Other Assets	$(1,813)	$216

Amounts recognized in accumulated comprehensive income consist of:
Unrecognized actual loss	$(4,609)	$(2,829)
Unrecognized prior service cost	(58)	—
Unrecognized net transition asset	3	5

	$(4,664)	$(2,824)

Accumulated benefit obligation	$9,061	$7,550

Pension expense included the following components for the years ended December 31 (in thousands):

	2011	2010	2009
Service cost during the year	$192	$186	$187
Interest cost on projected benefit obligation	479	473	449
Expected return on plan assets	(631)	(570)	(459)
Net amortization	(2)	(2)	(2)
Recognized net actuarial loss	152	127	161

Net periodic benefit cost	$190	$214	$336

Assumptions used to determine benefit obligations were:

	2011	2010	2009
Discount rate	4.40%	5.50%	6.00%
Rate of compensation increase	3.00	4.00	4.00

Assumptions used to determine the net periodic benefit cost were:

	2011	2010	2009
Discount rate	5.50%	6.00%	6.00%
Expected long-term return on plan assets	7.00	7.00	7.00
Rate of compensation increase	3.00	4.00	4.00

The investment strategy and investment policy for the retirement plan is to target the plan assets to contain 50% equity and 50% fixed income securities. The asset allocation as of December 31, 2011 was approximately 52% fixed income securities, 47% equities and 1% cash equivalents.

Future expected benefit payments (in thousands):

	2012	2013	2014	2015	2016	2017-2021
Estimated future benefit payments	$406	$402	$420	$415	$422	$2,685

Defined Contribution Plan

The Company has a Defined Contribution Plan under which employees, through payroll deductions, are able to defer portions of their compensation. The plan was established in 1994 and, until 2008, the Company had made no contribution to the plan in any form. During 2007, the plan was amended so that, effective January 1, 2008, the Company makes an annual non-elective fully vested contribution equal to 3% of compensation to each eligible participant. As of December 31, 2011, a liability of $160,000 was recorded to satisfy this obligation, and will be credited to employees’ accounts by February 15, 2012. This liability at December 31, 2010 totaled $161,000 and was credited to employee accounts during 2011. Expense incurred under this plan was $151,000, $153,000 and $165,000 in 2011, 2010 and 2009, respectively.

Employee Stock Purchase Plan

The Company has an Employee Stock Purchase Plan under which employees, through payroll deductions, are able to purchase shares of Company stock annually. The option price of the stock purchases is between 95% and 100% of the fair market value of the stock on the offering termination date as determined annually by the Board of Directors. The maximum number of shares which employees may purchase under the Plan is 250,000; however, the annual issuance of shares may not exceed 5,000 shares plus any unissued shares from prior offerings. There were 2,413 shares issued in 2011, 2,118 shares issued in 2010 and 2,434 shares issued in 2009 under this plan. At December 31, 2011, there were 193,109 shares reserved for issuance under the Employee Stock Purchase Plan.

Supplemental Retirement Plans

The Company has non-qualified supplemental retirement plans for directors and key employees. At December 31, 2011 and 2010, the present value of the future liability was $723,000 and $808,000, respectively. For the years ended December 31, 2011, 2010 and 2009, $73,000, $93,000 and $104,000, respectively, was charged to expense in connection with these plans. The Company offsets the cost of these plans through the purchase of bank-owned life insurance and annuities. See Note 8.

Deferred Compensation Plans

The Company has entered into deferred compensation agreements with certain directors to provide each director an additional retirement benefit, or to provide their beneficiary a benefit, in the event of pre-retirement death. At December 31, 2011 and 2010, the present value of the future liability was $1,728,000 and $1,811,000, respectively. For the years ended December 31, 2011, 2010 and 2009, $83,000, $90,000 and $106,000, respectively, was charged to expense in connection with these plans. The Company offsets the cost of these plans through the purchase of bank-owned life insurance. See Note 8.

Salary Continuation Plans

The Company has non-qualified salary continuation plans for key employees. At December 31, 2011 and 2010, the present value of the future liability was $1,111,000 and $1,058,000, respectively. For the years ended December 31, 2011, 2010 and 2009, $136,000, $96,000 and $104,000, respectively, was charged to expense in connection with these plans. The Company offsets the cost of these plans through the purchase of bank-owned life insurance. See Note 8.

21. FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

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

A summary of the Company’s financial instrument commitments is as follows (in thousands):

	December 31,
	2011	2010
Commitments to grant loans	$24,202	$23,623
Unfunded commitments under lines of credit	13,831	13,843
Outstanding letters of credit	1,067	845

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

Outstanding letters of credit are instruments issued by the Bank that guarantee the beneficiary payment by the Bank in the event of default by the Bank’s customer in the non-performance of an obligation or service. Most letters of credit are extended for one year periods. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Bank holds collateral supporting those commitments for which collateral is deemed necessary. The amount of the liability as of December 31, 2011 and 2010 for guarantees under letters of credit issued is not material.

The maximum undiscounted exposure related to these guarantees at December 31, 2011 was $1,067,000, and the approximate value of underlying collateral upon liquidation that would be expected to cover this maximum potential exposure was $1,001,000.

22. RELATED-PARTY TRANSACTIONS

The Bank has granted loans to certain of its executive officers, directors and their related interests. These loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons and, in the opinion of management, do not involve more than normal risk of collection. The aggregate dollar amount of these loans was $2,965,000 and $2,839,000 at December 31, 2011 and 2010, respectively. During 2011, $814,000 of new loans were made and repayments totaled $664,000. Of the $2,839,000 balance at December 31, 2010, $24,000 represented balances of persons that are no longer related parties. None of these loans were past due, in non-accrual status or restructured at December 31, 2011.

23. COMMITMENTS AND CONTINGENT LIABILITIES

In 2009, the Company executed an agreement to obtain technology outsourcing services through an outside service bureau, and those services began in June 2010. The agreement provides for termination fees if the Company cancels the services prior to the end of the 8-year commitment period. The termination fee would be an amount equal to one hundred percent of the estimated remaining value of the terminated services if terminated in the first contract year, ninety percent of the estimated remaining value of the terminated services if terminated in the second contract year, eighty percent and seventy percent of the remaining value of the terminated services if terminated in the third and fourth contract years, respectively, and sixty percent of the remaining value of the terminated services if terminated in contract years five through eight. Termination fees are estimated to be approximately $3,432,000 at December 31, 2011. Since the Company does not expect to terminate these services prior to the end of the commitment period, no liability has been recorded at December 31, 2011.

The Company, from time to time, may be a defendant in legal proceedings relating to the conduct of its banking business. Most of such legal proceedings are a normal part of the banking business and, in management’s opinion, the consolidated financial condition and results of operations of the Company would not be materially affected by the outcome of such legal proceedings.

24. SUBSEQUENT EVENTS

In January 2012, the Board of Directors declared a dividend of $0.22 per share for the first quarter of 2012 to shareholders of record on February 15, payable on March 1, 2012.

25. JUNIATA VALLEY FINANCIAL CORP. (PARENT COMPANY ONLY)

Financial information:

CONDENSED BALANCE SHEETS

(in thousands)

	December 31,
	2011	2010
ASSETS:
Cash and cash equivalents	$38	$54
Investment in bank subsidiary	43,798	44,175
Investment in unconsolidated subsidiary	3,796	3,550
Investment securities available for sale	2,090	2,145
Other assets	28	63

TOTAL ASSETS	$49,750	$49,987

LIABILITIES:
Accounts payable and other liabilities	$30	$11

STOCKHOLDERS’ EQUITY	49,720	49,976

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$49,750	$49,987

CONDENSED STATEMENTS OF INCOME

(in thousands)

	Years Ended December 31,
	2011	2010	2009
INCOME:
Interest on deposits with banks	$—	$—	$8
Interest and dividends on investment securities available for sale	44	40	48
Dividends from bank subsidiary	4,217	4,519	3,765
Income from unconsolidated subsidiary	263	250	217
Securities impairment charge	—	(40)	(153)
Loss on the sale of investment securities	—	—	(5)

TOTAL INCOME	4,524	4,769	3,880
EXPENSE:
Non-interest expense	140	119	102

TOTAL EXPENSE	140	119	102

INCOME BEFORE INCOME TAXES (BENEFIT) AND EQUITY IN UNDISTRIBUTED NET INCOME OF SUBSIDIARY	4,384	4,650	3,778
Income tax expense (benefit)	36	21	(22)

	4,348	4,629	3,800
Undistributed net income of subsidiary	332	286	1,306

NET INCOME	$4,680	$4,915	$5,106

CONDENSED

STATEMENTS OF CASH FLOWS

(in thousands)

	Years Ended December 31,
	2011	2010	2009
Cash flows from operating activities:
Net income	$4,680	$4,915	$5,106
Adjustments to reconcile net income to net cash provided by operating activities:
Undistributed net income of subsidiary	(332)	(286)	(1,306)
Net amortization of securities premiums	2	2	2
Realized losses on sales of investment securities	—	—	5
Securities impairment charges	—	40	153

Equity in earnings of unconsolidated subsidiary, net of dividends of $29, $40 and $46	(234)	(210)	(171)
Decrease (increase) in interest and other assets	2	(1)	5
Increase (decrease) in taxes payable	68	22	(29)
Increase (decrease) in accounts payable and other liabilities	19	(14)	25

Net cash provided by operating activities	4,205	4,468	3,790

Cash flows from investing activities:
Purchases of available for sale securities	(50)	—	(1,492)
Proceeds from the sale of available for sale securities	—	—	4
Proceeds from the maturity and principal repayments of available for sale investment securities	—	—	1,345
Proceeds from the maturity of interest bearing time deposits	—	75	80

Net cash (used in) provided by investing activities	(50)	75	(63)

Cash flows from financing activities:
Cash dividends	(3,648)	(3,525)	(3,386)
Purchase of treasury stock	(589)	(1,476)	(217)
Treasury stock issued for dividend reinvestment and employee stock purchase plan	66	61	133

Net cash used in financing activities	(4,171)	(4,940)	(3,470)

Net (decrease) increase in cash and cash equivalents	(16)	(397)	257
Cash and cash equivalents at beginning of year	54	451	194

Cash and cash equivalents at end of year	$38	$54	$451

26. QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

The unaudited quarterly results of operations for the years ended December 31, 2011 and 2010 follow (in thousands, except per-share data):

	2011 Quarter ended
	March 31	June 30	September 30	December 31
Total interest income	$5,088	$5,040	$4,960	$4,945
Total interest expense	1,183	1,198	1,169	1,041

Net interest income	3,905	3,842	3,791	3,904
Provision for loan losses	88	116	60	100
Gains from the sale of assets	20	—	14	28
Other income	1,004	1,001	1,005	930
Other expense	3,178	3,299	3,123	3,258

Income before income taxes	1,663	1,428	1,627	1,504
Income tax expense	424	337	413	368

Net income	$1,239	$1,091	$1,214	$1,136

Per-share data:
Basic earnings	$.29	$.26	$.29	$.26
Diluted earnings	.29	.26	.29	.26
Cash dividends	.21	.21	.22	.22

	2010 Quarter ended
	March 31	June 30	September 30	December 31
Total interest income	$5,554	$5,436	$5,339	$5,245
Total interest expense	1,558	1,387	1,320	1,237

Net interest income	3,996	4,049	4,019	4,008
Provision for loan losses	285	282	70	104
Gains from the sale of assets	11	22	34	43
Securities impairment charge	—	—	(40)	—
Other income	1,012	1,002	942	908
Other expense	3,145	3,299	3,158	3,118

Income before income taxes	1,589	1,492	1,727	1,737
Income tax expense	401	354	442	433

Net income	$1,188	$1,138	$1,285	$1,304

Per-share data:
Basic earnings	$.27	$.26	$.30	$.31
Diluted earnings	.27	.26	.30	.31
Cash dividends	.20	.20	.21	.21

Common Stock Market Prices and Dividends

The common stock of Juniata Valley Financial Corp. is quoted under the symbol “JUVF.OB” on the over-the-counter (“OTC”) Electronic Bulletin Board, a regulated electronic quotation service made available through, and governed by, the NASDAQ system. As of December 31, 2011, the number of stockholders of record of the Company’s common stock was 1,788.

The following table presents the quarterly high and low prices of the Company’s common stock and per common share cash dividends declared for each of the quarterly periods in 2011 and 2010.

	2011
Quarter Ended	High	Low	Dividends Declared
March 31	$17.25	$16.55	$0.21
June 30	18.00	16.55	0.21
September 30	18.50	17.10	0.22
December 31	18.75	17.55	0.22

	2010
Quarter Ended	High	Low	Dividends Declared
March 31	$17.95	$16.90	$0.20
June 30	18.00	16.25	0.20
September 30	17.50	17.00	0.21
December 31	18.00	16.55	0.21

As stated in “Note 16 – Stockholders’ Equity and Regulatory Matters” in the Notes to Consolidated Financial Statements, the Company is subject to various regulatory capital requirements that limit the amount of capital available for dividends. While the Company expects to continue its policy of regular dividend payments, no assurance of future dividend payments can be given. Future dividend payments will depend upon maintenance of a strong financial condition, future earnings, capital and regulatory requirements, future prospects, business conditions and other factors deemed relevant by the Board of Directors.

For further information on stock quotes, please contact any licensed broker-dealer, some of which make a market in Juniata Valley Financial Corp. stock.

Corporate Information

Corporate Headquarters

Juniata Valley Financial Corp.

Bridge and Main Streets

P.O. Box 66

Mifflintown, PA 17059

(717) 436-8211

JVBonline.com

Investor Information

JoAnn N. McMinn,

Executive Vice President and Chief Financial Officer

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

Additionally, a copy of the Company’s Annual Report to the SEC on Form 10-K for the year ended December 31, 2011 will be supplied without charge (except for exhibits) upon written request. Please direct all inquiries to Ms. JoAnn McMinn, as detailed above.

Pursuant to Part 350 of FDIC’s Annual Disclosure Regulation, Juniata Valley Financial Corp. will make available to you upon request, financial information about The Juniata Valley Bank. Please contact:

Ms. Danyelle Pannebaker

The Juniata Valley Bank

P.O. Box 66

Mifflintown, PA 17059

Investment Considerations

In analyzing whether to make, or to continue, an investment in Juniata Valley Financial Corp., investors should consider, among other factors, the information contained in this Annual Report and certain investment considerations and other information more fully described in our Annual Report on Form 10-K for the year ended December 31, 2011, a copy of which can be obtained as described above.

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

Annual Meeting of Shareholders

The Annual Meeting of Shareholders of Juniata Valley Financial Corp. will be held at 10:30 a.m., on Tuesday, May 15, 2012 at the Quality Inn Suites, 13015 Ferguson Valley Road, Burnham, Pennsylvania.