Form 10-K, Exhibit 13
period 2012-12-31
JUNIATA VALLEY FINANCIAL CORP
filed 2013-03-15
CIK 714712

Five-Year Financial Summary - Selected Financial Data

	2012	2011	2010	2009	2008
	(In thousands of dollars, except share and per share data)
BALANCE SHEET INFORMATION
at December 31
Assets	$448,869	$447,433	$435,753	$442,109	$428,084
Deposits	386,751	386,665	376,790	377,397	357,031
Loans, net of allowance for loan losses	274,219	286,750	295,278	308,911	312,522
Investments	124,911	114,077	83,356	80,973	71,843
Goodwill	2,046	2,046	2,046	2,046	2,046
Short-term borrowings	5,436	3,500	3,314	3,207	10,579
Long-term debt	-	-	-	5,000	5,000
Stockholders' equity	50,297	49,720	49,976	50,603	48,485
Number of shares outstanding	4,218,361	4,228,218	4,257,765	4,337,587	4,341,055

Average for the year
Assets	454,057	447,323	439,130	435,285	428,744
Stockholders' equity	49,766	50,355	50,654	49,514	48,674
Weighted average shares outstanding	4,231,404	4,241,286	4,297,443	4,341,097	4,376,077

INCOME STATEMENT INFORMATION
Years Ended December 31
Total interest income	$18,170	$20,033	$21,574	$23,268	$25,230
Total interest expense	3,648	4,591	5,502	7,279	9,057
Net interest income	14,522	15,442	16,072	15,989	16,173
Provision for loan losses	1,411	364	741	627	421
Other income	4,592	3,946	3,855	4,190	4,037
Other expenses	13,077	12,802	12,641	12,638	12,008
Income before income taxes	4,626	6,222	6,545	6,914	7,781
Federal income tax expense	978	1,542	1,630	1,808	2,057
Net income	$3,648	$4,680	$4,915	$5,106	$5,724

PER SHARE DATA
Earnings per share - basic	$0.86	$1.10	$1.14	$1.18	$1.31
Earnings per share - diluted	0.86	1.10	1.14	1.18	1.31
Cash dividends	0.88	0.86	0.82	0.78	0.74
Book value	11.92	11.76	11.74	11.67	11.17

FINANCIAL RATIOS
Return on average assets	0.80%	1.05%	1.12%	1.17%	1.34%
Return on average equity	7.33	9.29	9.70	10.31	11.76
Dividend payout	102.08	77.95	71.72	66.31	56.62
Average equity to average assets	10.96	11.26	11.54	11.38	11.35
Loans to deposits (year end)	70.90	74.16	78.37	81.85	87.53

MANAGEMENT'S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

FORWARD LOOKING STATEMENTS

The information contained in this Annual Report contains forward looking statements (as such term is defined in the Securities Exchange Act of 1934 and the regulations thereunder) including, without limitation, statements as to future loan and deposit volumes, the allowance and provision for possible loan losses, future interest rates and their effect on the Company’s financial condition or results of operations, the classification of the Company’s investment portfolio and other statements which are not historical facts or as to trends or management's intentions, plans, beliefs, expectations or opinions. Such forward looking statements are subject to risks and uncertainties and may be affected by various factors which may cause actual results to differ materially from those in the forward looking statements including, without limitation, the impact of adverse changes in the economy and real estate markets, including protracted periods of low-growth and sluggish loan demand; the effect of market interest rates, particularly a continuing period of low market interest rates, and relative balances of rate-sensitive assets to rate-sensitive liabilities, on net interest margin and net interest income; the effect of competition on rates of deposit and loan growth and net interest margin; increases in non-performing assets, which may result in increases in the allowance for credit losses, loan charge-offs and elevated collection and carrying costs related to such non-performing assets; other income growth, including the impact of regulatory changes which have reduced debit card interchange revenue; investment securities gains and losses, including other than temporary declines in the value of securities which may result in charges to earnings; the level of other expenses, including salaries and employee benefit expenses; the increasing time and expense associated with regulatory compliance and risk management; the uncertainty and lack of clear regulatory guidance associated with the delay in implementing many of the regulations mandated by the Dodd Frank Act; and capital and liquidity strategies, including the expected impact of the capital and liquidity requirements proposed by the Basel III standards. Certain of these risks, uncertainties and other factors are discussed in this Annual Report or in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, a copy of which may be obtained from the Company upon request and without charge (except for the exhibits thereto).

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

Nature of Operations

Juniata is a bank holding company that delivers financial services within its market, primarily central Pennsylvania. The Company owns one bank, the Bank, which provides retail and commercial banking services through 12 offices in Juniata, Mifflin, Perry, Huntingdon and Centre counties. Additionally, Juniata owns 39.16% of Liverpool Community Bank ("LCB"), carried as an unconsolidated subsidiary and accounted for under the equity method of accounting.

The Bank provides a full range of consumer and commercial services. Consumer services include Internet, mobile and telephone banking, an automated teller machine network, personal checking accounts, interest checking accounts, savings accounts, insured money market accounts, debit cards, certificates of deposit, club accounts, secured and unsecured installment loans, construction and mortgage loans, safe deposit facilities, credit lines with overdraft checking protection, individual retirement accounts, health savings accounts, on-line bill payment and other on-line and mobile services. Commercial banking services include small and high-volume business checking accounts, on-line account management services, ACH origination, payroll direct deposit, commercial lines and letters of credit, commercial term and demand loans and repurchase agreements. The Bank also provides a variety of trust, asset management and estate services. The Bank offers annuities, mutual funds, stock and bond brokerage services and long-term care insurance products through an arrangement with a broker-dealer and insurance brokers. Management believes the Company has a relatively stable deposit base with no major seasonal depositor or group of depositors. Most of the Company’s commercial customers are small and mid-sized businesses in central Pennsylvania.

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

Operating Results

We are capable of producing profitability ratios that exceed those of many of our peers. Recognizing that net interest margins have narrowed for banks in general and that they may not return to the ranges experienced in the past, we also focus on the importance of providing fee-generating services in which customers find value. Offering a broad array of services prevents us from becoming too reliant on one form of revenue. It has also been our philosophy to spend conservatively and to implement operating efficiencies where possible to keep non-interest expense from escalating in areas that can be controlled. In 2012, we continued to make advances in technological resources, placing data and information in the hands of our customers and employees, committed to optimizing the customer experience.

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

Juniata’s Opportunities

Soundness and stability

Our financial condition is strong. We enjoy strong capital and liquidity ratios that significantly exceed regulatory guidelines. Our business model includes a plan for growth without sacrificing profitability or integrity. We believe an opportunity exists for banks such as ours to offer the trusted, personal service of a locally managed institution that has roots in the community reaching back more than 140 years.

Expansion of customer base

Through market analysis, we believe there are opportunities to expand our sales efforts in order to increase deposit market share in rural central Pennsylvania. Our strategic focus is based on leveraging our collective knowledge of the Company’s primary and contiguous markets to identify lending or fee-based opportunities consistent with our risk parameters and profitability targets. We continue to develop our sales team through mentoring and by making employee education paramount. We will capitalize on back-room efficiencies created through the implementation of new processes. We understand the changes taking place in a world where convenience and mobility are priorities in deciding with whom one will do business. We have positioned ourselves to increase market share by offering full featured mobile banking that is appealing to an increasing number of customers now and in the future. Plans for 2013 include a broad marketing effort to increase awareness of our Bank’s services. In addition to advertising, we will be offering a series of financial education sessions to the community.

Delivery system enhancements

We seek to continually enhance our customer delivery system, both through technology and physical facilities. We actively seek opportunities to expand our branch network through acquisitions. We believe that it is imperative that our customers have convenient and easy access to personal financial services that complement their particular lifestyle, whether it is through electronic or personal delivery. It is with this in mind that we announced our entrance into the mobile banking arena in 2011 and followed up with an on-line mortgage application product beginning in the second quarter of 2012. In 2013, some branch modernization will occur, that is designed to appeal to both traditional customers and those that prefer electronic efficiencies. In addition to offering on-line and mobile services, our sales staff has also become more mobile, reaching out to clients and potential clients through on-site visits, connecting more closely with the business and personal financial needs of our customer base.

Juniata’s Challenges

Economy

The economy continues to be stagnant. Unemployment levels have not yet shown signs of sustained decrease, home values have remained depressed, earnings rates on investments remain historically low and government actions to intervene in the markets continue to result in large increases in the national debt. All these factors are affecting the behavior of consumers and businesses and the way in which money is spent, saved, borrowed and invested.

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

Regulated Company

The Company is subject to banking regulation, as well as regulation by the Securities and Exchange Commission (“SEC”) and, as such, must comply with many laws, including the USA Patriot Act, the Sarbanes-Oxley Act of 2002 and the Dodd-Frank Wall Street Reform and Consumer Protection Act. Management has established a Disclosure Committee for Financial Reporting, an internal group at Juniata that seeks to ensure that current and potential investors in the Company receive full and complete information concerning our financial condition. Juniata has incurred direct and indirect costs associated with compliance with the SEC’s filing and reporting requirements imposed on public companies by the Sarbanes-Oxley Act, as well as adherence to new and existing banking regulations and stronger corporate governance requirements. Regulatory burdens continue to increase as evidenced by the provisions in the Dodd-Frank Act that impact the Company in the areas of corporate governance, capital requirements and restrictions on fees that may be charged to consumers.

APPLICATION OF CRITICAL ACCOUNTING POLICIES

The Company’s consolidated financial statements are prepared based upon the application of accounting principles generally accepted in the United States of America (“GAAP”), the most significant of which are described in Note 2 to our consolidated financial statements – Summary of Significant Accounting Policies. Certain of these policies require numerous estimates and economic assumptions, based upon information available as of the date of the consolidated financial statements. As such, over time, they may prove inaccurate or vary and may significantly affect the Company’s reported results and financial position in future periods. The accounting policy for establishing the allowance for loan losses relies to a greater extent on the use of estimates than other areas and, as such, has a greater possibility of producing results that could be different from those currently reported. Changes in underlying factors, assumptions or estimates in the allowance for loan losses could have a material impact on the Company’s future financial condition and results of operations.

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

The Company recognizes deferred tax assets and liabilities for the future effects of temporary differences and tax credits. Enacted tax rates are applied to cumulative temporary differences based on expected taxable income in the periods in which the deferred tax asset or liability is anticipated to be realized. Future tax rate changes could occur that would require the recognition of income or expense in the consolidated statements of income in the period in which they are enacted. Deferred tax assets must be reduced by a valuation allowance if in management’s judgment it is “more likely than not” that some portion of the asset will not be realized. Management may need to modify their judgments in this regard from one period to another should a material change occur in the business environment, tax legislation, or in any other business factor that could impair the Company’s ability to benefit from the asset in the future.

Accounting Standards Codification (ASC) Topic 350, Intangibles-Goodwill and Other, requires that goodwill is not amortized to expense, but rather that it be tested for impairment at least annually.  Impairment write-downs are charged to the consolidated statements of income in the period in which the impairment is determined.  The Company did not identify any impairment on its outstanding goodwill from its most recent testing, which was performed as of December 31, 2012.  If certain events occur which might indicate goodwill has been impaired, the goodwill is tested when such events occur.

RESULTS OF OPERATIONS

2012

Financial Performance Overview

Net income for Juniata in 2012 was $3,648,000, representing a 22.1% decrease as compared to net income for 2011. Earnings per share on a fully diluted basis decreased from $1.10 in 2011 to $0.86 in 2012. The net interest margin, on a fully tax-equivalent basis, decreased from 3.97% in 2011 to 3.68%, in 2012. The ratio of non-interest income (excluding gains on sales of securities and securities impairment charges) to average assets increased by 13 basis points, while the ratio of non-interest expense to average assets increased by 2 basis points to 2.88%. Five-year historical ratios are presented below.

	2012	2011	2010	2009	2008

Return on average assets	0.80%	1.05%	1.12%	1.17%	1.34%
Return on average equity	7.33	9.29	9.70	10.31	11.76
Yield on earning assets	4.39	4.91	5.42	5.88	6.48
Cost to fund earning assets	0.88	1.13	1.38	1.84	2.33
Net interest margin (fully tax equivalent)	3.68	3.97	4.24	4.23	4.34
Non-interest income (excluding gains on sales or calls of securities and securities impairment charges) to average assets	1.01	0.88	0.88	1.01	1.06
Non-interest expense to average assets	2.88	2.86	2.98	2.90	2.80
Net non-interest expense to average assets	1.87	1.98	2.10	1.89	1.74

Most of the key ratios presented above declined in 2012 as compared to 2011, primarily as a result of an unusually high provision for loan losses recorded during 2012 in addition to a decline in the net interest margin. A description of the cause of both of these factors can be found later in this discussion. We note also that the sustained low rate environment has resulted in generally lower margins for most banking organizations. Therefore, it is important to understand the degree of change in the net interest margin and how it compares to similar companies in our competitive market. We follow the performances of a group of six local competitors as a peer group to compare total stock return and the analysis below compares our net interest margin to the peer group’s financial performance for the nine months ended September 30, 2012, the most recent year-to-date period that is publicly available for all peer members. As noted below, Juniata’s net interest margin significantly exceeded the averages of the peer group.

For the nine months ended September 30, 2012

Net Interest Margin
Juniata Valley Financial Corp	3.70%
Peer Group Average	3.37%

Juniata strives to attain consistently high earnings levels each year by protecting the core (repeatable) earnings base through conservative growth strategies that minimize stockholder and balance-sheet risk, while serving its rural Pennsylvania customer base. This approach has helped achieve solid performances year after year. The Company considers the ROA ratio to be a key indicator of its success and constantly scrutinizes the broad categories of the income statement that impact this profitability indicator. Summarized below are the components of net income (in thousands of dollars) and the contribution of each to ROA for 2012 and 2011.

	2012		2011
		% of Average		% of Average
		Assets		Assets
Net interest income	$14,522	3.20%	$15,442	3.45%
Provision for loan losses	(1,411)	(0.31)	(364)	(0.08)

Customer service fees	1,282	0.28	1,346	0.30
BOLI	450	0.10	478	0.11
Trust fees	379	0.08	388	0.09
Commissions from sales of non-deposit products	353	0.08	273	0.06
Income from unconsolidated subsidiary	249	0.05	263	0.06
Other noninterest income	1,310	0.29	1,192	0.27
Security gains and impairment charges, net	2	0.00	6	0.00
Gains on sale of other assets	567	0.12	-	0.00
Total noninterest income	4,592	1.01	3,946	0.88

Employee expense	(7,286)	(1.60)	(6,944)	(1.55)
Occupancy and equipment	(1,439)	(0.32)	(1,526)	(0.34)
Data processing expense	(1,440)	(0.32)	(1,326)	(0.30)
Director compensation	(234)	(0.05)	(284)	(0.06)
Professional fees	(362)	(0.08)	(462)	(0.10)
Taxes, other than income	(438)	(0.10)	(496)	(0.11)
FDIC insurance premiums	(327)	(0.07)	(369)	(0.08)
Loss (gain) on sales of other real estate owned	(34)	(0.01)	56	0.01
Intangible amortization	(45)	(0.01)	(45)	(0.01)
Other noninterest expense	(1,472)	(0.32)	(1,406)	(0.31)
Total noninterest expense	(13,077)	(2.88)	(12,802)	(2.86)

Income tax expense	(978)	(0.22)	(1,542)	(0.34)
Net income	$3,648	0.80%	$4,680	1.05%

Average assets	$454,057		$447,323

Net Interest Income

Net interest income is the amount by which interest income on earning assets exceeds interest expense on interest bearing liabilities. Net interest income is the most significant component of revenue, comprising approximately 80% of total revenues (the total of net interest income and non-interest income, exclusive of security gains and impairment charges) for 2012. Interest spread measures the absolute difference between average rates earned and average rates paid. Because some interest earning assets are tax-exempt, an adjustment is made for analytical purposes to place all assets on a fully tax-equivalent basis. Net interest margin is the percentage of net return on average earning assets on a fully tax-equivalent basis and provides a measure of comparability of a financial institution’s performance.

Both net interest income and net interest margin are impacted by interest rate changes, changes in the relationships between various rates and changes in the composition of the average balance sheet. Additionally, product pricing, product mix and customer preferences dictate the composition of the balance sheet and the resulting net interest income. Table 1 shows average asset and liability balances, average interest rates and interest income and expense for the years 2012, 2011 and 2010. Table 2 further shows changes attributable to the volume and rate components of net interest income.

Table 1

AVERAGE BALANCE SHEETS AND NET INTEREST INCOME ANALYSIS

(Dollars in thousands)

	Years Ended December 31,
	2012			2011			2010
	Average		Yield/	Average		Yield/	Average		Yield/
	Balance (1)	Interest	Rate	Balance (1)	Interest	Rate	Balance (1)	Interest	Rate
ASSETS
Interest earning assets:
Taxable loans (5)	$263,174	$15,439	5.87%	$279,501	$17,332	6.20%	$292,748	$19,003	6.49%
Tax-exempt loans	19,108	653	3.42	13,818	525	3.80	14,480	534	3.69
Total loans (8)	282,282	16,092	5.70	293,319	17,857	6.09	307,228	19,537	6.36

Taxable investment securities	88,482	1,311	1.48	70,658	1,241	1.76	44,456	973	2.19
Tax-exempt investment securities	36,429	738	2.03	33,724	900	2.67	33,558	1,016	3.03
Total investment securities	124,911	2,049	1.64	104,382	2,141	2.05	78,014	1,989	2.55

Interest bearing deposits	6,707	29	0.43	3,681	30	0.81	3,596	38	1.06
Federal funds sold	75	0	0.13	6,590	5	0.08	9,166	10	0.11
Total interest earning assets	413,975	18,170	4.39	407,972	20,033	4.91	398,004	21,574	5.42

Non-interest earning assets:
Cash and due from banks	8,813			9,514			10,109
Allowance for loan losses	(3,533)			(2,854)			(2,799)
Premises and equipment	6,555			6,892			6,981
Other assets (7)	28,247			25,799			26,835
Total assets	$454,057			$447,323			$439,130
LIABILITIES AND STOCKHOLDERS' EQUITY
Interest bearing liabilities:
Interest bearing demand deposits (2)	$96,599	209	0.22	$91,897	396	0.43	$75,991	347	0.46
Savings deposits	56,263	135	0.24	49,894	202	0.40	46,833	230	0.49
Time deposits	174,844	3,277	1.87	185,005	3,962	2.14	197,182	4,810	2.44
Other, including short-term borrowings, long-term debt and other interest bearing liabilities	5,330	27	0.51	4,495	31	0.69	7,914	115	1.45
Total interest bearing liabilities	333,036	3,648	1.10	331,291	4,591	1.39	327,920	5,502	1.68

Non-interest bearing liabilities:
Demand deposits	65,224			60,986			55,656
Other	6,031			4,691			4,900
Stockholders' equity	49,766			50,355			50,654
Total liabilities and stockholders' equity	$454,057			$447,323			$439,130

Net interest income		$14,522			$15,442			$16,072
Net margin on interest earning assets (3)			3.51%			3.79%			4.04%
Net interest income and margin - Tax equivalent basis (4)		$15,239	3.68%		$16,176	3.97%		$16,870	4.24%

Notes:

(1)	Average balances were calculated using a daily average.
(2)	Includes Super Now and money market accounts.
(3)	Net margin on interest earning assets is net interest income divided by average interest earning assets.
(4)	Interest on obligations of states and municipalities is not subject to federal income tax. In order to make the net yield comparable on a fully taxable basis, a tax equivalent adjustment is applied against the tax-exempt income utilizing a federal tax rate of 34%.

Table 2

RATE - VOLUME ANALYSIS OF NET INTEREST INCOME

(Dollars in thousands)

	2012 Compared to 2011			2011 Compared to 2010
	Increase (Decrease) Due To (6)			Increase (Decrease) Due To (6)
	Volume	Rate	Total	Volume	Rate	Total
ASSETS
Interest earning assets:
Taxable loans (5)	$(984)	$(909)	$(1,893)	$(841)	$(830)	$(1,671)
Tax-exempt loans	185	(57)	128	(25)	16	(9)
Total loans	(799)	(966)	(1,765)	(866)	(814)	(1,680)

Taxable investment securities	283	(213)	70	491	(224)	267
Tax-exempt investment securities	68	(230)	(162)	5	(120)	(115)
Total investment securities	351	(443)	(92)	496	(344)	152

Interest bearing deposits	17	(18)	(1)	1	(9)	(8)
Federal funds sold	(7)	2	(5)	(2)	(3)	(5)
Total interest earning assets	(438)	(1,425)	(1,863)	(371)	(1,170)	(1,541)

LIABILITIES AND STOCKHOLDERS' EQUITY
Interest bearing liabilities:
Interest bearing demand deposits (2)	19	(206)	(187)	72	(23)	49
Savings deposits	23	(90)	(67)	15	(43)	(28)
Time deposits	(209)	(476)	(685)	(283)	(565)	(848)
Other, including short-term borrowings, long-term debt and other interest bearing liabilities	5	(9)	(4)	(38)	(46)	(84)
Total interest bearing liabilities	(162)	(781)	(943)	(234)	(677)	(911)

Net interest income	$(276)	$(644)	$(920)	$(137)	$(493)	$(630)

(5)	Non-accruing loans are included in the above table until they are charged off.
(6)	The change in interest due to rate and volume has been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts of the change in each.
(7)	Includes net unrealized gains on securities available for sale: $1,389 in 2012, $930 in 2011 and $1,429 in 2010.
(8)	Interest income includes loan fees of $167, $218 and $223, in 2012, 2011 and 2010, respectively.

On average, total loans outstanding in 2012 decreased from 2011 by 3.8%, to $282,282,000. Average yields on loans decreased by 39 basis points in 2012 when compared to 2011. As shown in the preceding Rate – Volume Analysis of Net Interest Income Table 2, the decrease in yield reduced interest income on loans by approximately $966,000, and the decrease in volume further reduced interest income by $799,000, resulting in an aggregate decrease in interest recorded on loans of $1,765,000. While the prime rate has remained unchanged at 3.25% since December of 2008, adjustable rate mortgages scheduled to reprice during 2012 that had not already reached a floor, did so at rates below their previous rates, effectively decreasing the overall yield to the Bank. Additionally, in 2012, with fixed rates offered through the secondary market, it became favorable for some customers with adjustable rate loans to refinance through that program, decreasing both volume and yield in the loan portfolio. Likewise, new and refinanced loans remaining in the portfolio at lower rates during 2012 also contributed to the decrease in overall yield.

During 2012, 68% of the investment portfolio, or $75,816,000, matured or was prepaid. All proceeds from these events and other funds available through deposit growth, totaling $87,319,000, were reinvested in the investment portfolio in the lower rate environment, explaining the decrease in overall yield of the investment securities by 41 basis points. Yields on the investment securities portfolio decreased to 1.64% in 2012, as compared to 2.05% in 2011. Yield declines decreased net interest income by $443,000 when compared to 2011. Average balances of investment securities increased by $20,529,000, and this volume increase accounted for a $351,000 increase in interest income as compared to 2011.

In total, yield on earning assets in 2012 was 4.39% as compared to 4.91% in 2011, a decrease of 52 basis points. On a fully tax equivalent basis, yield on earning assets decreased from 5.09% in 2011 to 4.56% in 2012.

Average interest bearing liabilities increased by $1,745,000 in 2012, as compared to 2011. Within the categories of interest bearing liabilities, deposits increased on average by $910,000, and borrowings increased by $835,000 on average. While interest-bearing deposits increased only slightly in total, there was a shift in types of interest-bearing deposits. During 2012, time deposit balances decreased on average by $10,161,000, while interest-bearing demand and savings accounts increased on average by $11,071,000. This trend has been occurring over the previous several years. Management believes this is the consumers’ response to historical low interest rates. In 2012, time deposits accounted for 53.3% of total interest-bearing deposits. Two years prior, time deposits represented 61.6% of all interest-bearing deposits. Changes in total interest-bearing liabilities reduced interest expense by $162,000 in 2012 as compared to 2011, while decreases in interest rates further reduced interest expense by $782,000. Non-interest bearing liabilities used to fund earning assets included demand deposits, which increased $4,238,000 on average. The percentage of interest earning assets funded by non-interest bearing liabilities was approximately 19.6% in 2012 versus 18.8% in 2011. The total cost to fund earning assets (computed by dividing the total interest expense by the total average earning assets) in 2012 was 0.88%, as compared to 1.13% in 2011.

Net interest income was $14,522,000 for 2012, a decrease of $920,000 when compared to 2011, with $644,000 due to rate differences and $276,000 attributed to volume changes.

Provision for Loan Losses

Juniata’s provision for loan losses is determined as a result of an analysis of the adequacy level of the allowance for loan losses. In order to closely reflect the potential losses within the current loan portfolio based upon current information known, the Company carries no unallocated allowance. An analysis was performed following the process described in “Application of Critical Accounting Policies” earlier in this discussion, and it was determined that a provision of $1,411,000 was appropriate for 2012, an increase of $1,047,000 when compared to 2011 when the total loan loss provision was $364,000. The increased provision was primarily the result of analysis of the values of collateral securing certain impaired loans. Discussion included in the Loans and Allowance for Loan Losses in the section below titled “Financial Condition” explains the information and analysis used to arrive at the significant increase in the provision. In 2012, the provision exceeded net charge-offs by $350,000.

Non-interest Income

The Company remains committed to providing comprehensive services and products to meet the current and future financial needs of our customers. We believe that our responsiveness to customers’ needs surpasses that of our competitors, and we measure our success by the customer acceptance of fee-based services. We continually explore avenues to enhance product offerings in areas beneficial to customers. In 2012, we broadened opportunities for home-buyers by introducing a secondary market lending program. Additionally, new features and services have been added for our electronic banking clientele. We provide alternative investment opportunities through an arrangement with a broker dealer and have integrated the delivery of non–traditional products with our Trust and Wealth Management Division. This arrangement enables us to meet the investment needs of a varied customer base and to better identify our clients’ needs for traditional trust services.

Fee-generated non-interest revenues consist of customer service fees derived from deposit accounts, trust relationships and sales of non-deposit products. In 2012, revenues from these services totaled $2,014,000, representing a slight increase of $7,000, or 0.3%, from 2011 revenues. Customer service fees derived from deposit accounts were $64,000 less in 2012 than in 2011. The decrease was a result of a reduction in overdraft and non-sufficient fund charges to customers. Total fees for trust services decreased by $9,000, or 2.3%, as fees from estate settlements increased by $2,000 in 2012 as compared to 2011, and non-estate fees decreased by $11,000. Variance in fees from estate settlements occurs because estate settlements occur sporadically and are not necessarily consistent year to year. Non-estate fees are repeatable revenues that generally increase and decrease in relation to movements in interest rates as market values of trust assets under management increase or decrease and as new relationships are established. Commissions from sales of non-deposit products increased in 2012, resulting in an $80,000 increase in related fee income.

The Company owns 39.16% of the stock of Liverpool Community Bank, (“LCB”) and accounts for its ownership through the equity method. As such, 39.16% of the income of LCB is recorded by Juniata as non-interest income. As a result of this investment, $249,000 was recorded as income in 2012, compared to $263,000 in 2011. Earnings on bank-owned life insurance and annuities decreased in 2012 by $28,000, or 5.9%, when compared to the previous year, as crediting rates are reduced.

In 2012, net gains resulting from calls of investment securities were $2,000, a decrease of $4,000 in comparison to 2011.

As a percentage of average assets, non-interest income (excluding securities gains and impairment charges) was 1.01% in 2012 as compared to 0.88% in 2011.

Non-interest Expense

Management strives to control non-interest expense where possible in order to achieve maximum operating results.

In 2012, total non-interest expense increased by $275,000, or 2.1%, when compared to 2011. Total employee compensation and benefits increased by $342,000, or 4.9% in 2012 over 2011. While total salary expense in 2012 was decreased by $68,000 when compared to salary expense in 2011, the cost to provide medical insurance to employees increased by approximately $194,000, and defined benefit expense increased by $244,000. FDIC insurance premiums for the Bank were reduced in 2012 by $42,000 as compared to 2011 as the full year benefit of the revised FDIC insurance premium formula was realized during 2012. The calculation changed mid-year in 2011 and the premiums for banks are now based upon total assets and risk-based capital levels so that banks such as Juniata Valley Bank with lower levels of risk in the balance sheet are charged at a lower rate. Director compensation costs were $50,000, or 17.7%, lower in 2012 as compared to 2011, as a result of retirements of board and advisory board members. Professional fees decreased by $100,000 in 2012 as compared to 2011 due to the decreased use of various consultants and attorneys during 2012. Other non-interest expense categories that increased in 2012 included losses realized on the sales of foreclosed properties, which added $90,000 to expense, but was partially offset by a reduction in delinquent and foreclosed loan costs, included in other non-interest expense, of $27,000 when compared to 2011.

As a percentage of average assets, non-interest expense was 2.88% in 2012 as compared to 2.86% in 2011.

Income Taxes

Income tax expense for 2012 amounted to $978,000 compared to $1,542,000 in 2011. The effective tax rate was 21.1% in 2012 versus 24.8% in 2011, as tax-exempt income as a percentage of income before tax increased to 30.1% in 2012 from 22.9% in 2011. Average tax-exempt investments and loans as a percentage of average assets were 12.2%, 10.6% and 10.9% in 2012, 2011 and 2010, respectively. See Note 15 of Notes to Consolidated Financial Statements for further information on income taxes.

Net Income

For comparative purposes, the following table sets forth earnings, in thousands of dollars, and selected earnings ratios for the past three years.

	2012	2011	2010
Net income	$3,648	$4,680	$4,915
Return on average assets	0.80%	1.05%	1.12%
Return on average equity	7.33%	9.29%	9.70%

Outlook for 2013

Since December of 2008, the national prime rate has remained at 3.25% and the federal funds rate has remained at a historically low level. This period is the longest period of unchanged rates in recent history. Still, we expect, and are prepared for the interest rate environment to remain relatively unchanged again throughout 2013. However, because experience also tells us that rate movement can occur quickly and significantly, we are managing our interest sensitive assets and liabilities with an understanding of the rate risk involved with rapidly rising rates. We enter 2013 expecting that the level of non-performing assets will stabilize, and that the large specific provisioning in our loan loss reserve that adversely affected the financial performance in 2012 is behind us. Our net interest margin remains a primary component of profitability; however, we have sought and continue to seek to focus on fee services, including an attempt to regain income lost to consumer regulation that lessens our ability to charge for consumer overdrafts, in order to augment revenues. We will maintain the conservative lending and investing philosophies and responsible deposit pricing that have resulted in our healthy net interest margin and solid balance sheet.

Also necessary to our success is the satisfaction level of our customers, clients and employees. In each of the preceding two years, we have introduced new avenues of service delivery through technology, such as an on-line mortgage application portal, a mobile banking application for the IPad and other electronic tablets to complement our smart phone apps, internal and external transfers of funds features through on-line banking and merchant remote deposit, to name a few. We are looking forward to further advancement in 2013 as we realign our physical and human resources to accommodate customer preferences and modernize a branch location in line with more efficient technology and our new branding. The modernization will include the installation of a state-of-the-art video drive-thru facility and a highly functional ATM. We believe that it is imperative that our customers have convenient and easy access to personal financial services that complement their changing lifestyles, whether through electronic or personal delivery. Convenience and mobility have become priorities for a large segment of the population in deciding with whom one will do business, and thus we have made it our priority to provide such convenience.

Additionally, in 2013, our business development plan continues to expand and will include more horizontal integration, extending the opportunities for cross selling across departmental lines. We strive to be the financial services provider of choice to those within our market area. Our marketing efforts will be increased to reach a larger cross-section of our market, with a new branding that is designed to create fresh awareness of our Bank.

Management is aware of the challenges facing us in the coming year. We are positioned to reward our stockholders with a good return on their investment in our Company while maintaining strong capital and liquidity levels, and intend to remain in that position. The confidence of our stockholders and the trust of our community are vital to our ongoing success.

13

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

Summarized below are the components of net income (in thousands of dollars) and the contribution of each to ROA for 2011 and 2010.

	2011		2010
		% of Average		% of Average
		Assets		Assets
Net interest income	$15,442	3.45%	$16,072	3.66%
Provision for loan losses	(364)	(0.08)	(741)	(0.17)

Customer service fees	1,346	0.30	1,428	0.33
BOLI	478	0.11	510	0.12
Trust fees	388	0.09	378	0.09
Commissions from sales of non-deposit products	273	0.06	358	0.08
Income from unconsolidated subsidiary	263	0.06	250	0.06
Other noninterest income	1,192	0.27	940	0.21
Security gains and impairment charges, net	6	0.00	(9)	(0.00)
Total noninterest income	3,946	0.88	3,855	0.88

Employee expense	(6,944)	(1.55)	(6,617)	(1.51)
Occupancy and equipment	(1,526)	(0.34)	(1,504)	(0.34)
Data processing expense	(1,326)	(0.30)	(1,397)	(0.32)
Director compensation	(284)	(0.06)	(335)	(0.08)
Professional fees	(462)	(0.10)	(515)	(0.12)
Taxes, other than income	(496)	(0.11)	(469)	(0.11)
FDIC insurance premiums	(369)	(0.08)	(534)	(0.12)
Gain on sales of other real estate owned	56	0.01	79	0.02
Intangible amortization	(45)	(0.01)	(45)	(0.01)
Other noninterest expense	(1,406)	(0.31)	(1,304)	(0.30)
Total noninterest expense	(12,802)	(2.86)	(12,641)	(2.88)

Income tax expense	(1,542)	(0.34)	(1,630)	(0.37)
Net income	$4,680	1.05%	$4,915	1.12%

Average assets	$447,323		$439,130

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

Average interest bearing liabilities increased by $3,371,000 in 2011 as compared to 2010. Within the categories of interest bearing liabilities, deposits increased on average by $6,790,000, and borrowings decreased by $3,419,000 on average. While interest-bearing deposits increased in total, there was a shift in types of interest-bearing deposits. During 2011, time deposit balances decreased on average by $12,177,000 while interest-bearing demand and savings accounts increased on average by $18,967,000. Changes in these balances reduced interest expense by $234,000 in 2011 as compared to 2010, while decreases in interest rates further reduced interest expense by $677,000. Non-interest bearing liabilities used to fund earning assets included demand deposits, which increased $5,330,000 on average. The percentage of interest earning assets funded by non-interest bearing liabilities was approximately 17.1% in 2011 versus 17.6% in 2010. The total cost to fund earning assets (computed by dividing the total interest expense by the total average earning assets) in 2010 was 1.13%, as compared to 1.38% in 2010.

Net interest income was $15,442,000 for 2011, a decrease of $630,000 when compared to 2010, with $493,000 due to rate differences and $137,000 attributed to volume changes.

Provision for Loan Losses

Management performed an analysis of the loan portfolio following the process described in “Application of Critical Accounting Policies” earlier in this discussion, and management determined that a provision of $364,000 was appropriate for 2011, a decrease of $377,000 when compared to 2010 when the total loan loss provision was $741,000. In 2011, the provision exceeded net charge-offs by $107,000. The economic downturn caused a number of our borrowers to develop financial difficulties that have resulted in a higher loan loss provision and an increase in net charge-offs.

Non-interest Income

In 2011, revenues from deposit accounts, trust relationships and sales of non-deposit products totaled $2,007,000, representing a decrease of $157,000, or 7.3%, from 2010 revenues. Customer service fees derived from deposit accounts were $82,000 less in 2011 than in 2010. The decrease was a result of a reduction in overdraft and non-sufficient fund charges to customers. Total fees for trust services increased by $10,000, or 2.6%, as fees from estate settlements increased by $12,000 in 2011 as compared to 2010, and non-estate fees decreased by $2,000. Variance in fees from estate settlements occurs because estate settlements occur sporadically and are not necessarily consistent year to year. Non-estate fees are repeatable revenues that generally increase and decrease in relation to movements in interest rates as market values of trust assets under management increase or decrease and as new relationships are established. Similarly, sales of non-deposit products declined in 2011 due to continued investor concerns during the sustained economic downturn, resulting in an $85,000 reduction in related fee income.

As a result of the Company’s investment in LCB, $263,000 was recorded as income in 2011, compared to $250,000 in 2010. Earnings on bank-owned life insurance and annuities decreased in 2011 by $32,000, or 6.3%, when compared to the previous year, as crediting rates were reduced.

In 2011, net gains from the sale or call of investment securities were $6,000, a decrease of $25,000 in comparison to 2010. In 2010, we recorded an impairment charge of $40,000 relating to investments in the common stock of certain financial services companies. There was no similar charge in 2011.

As a percentage of average assets, non-interest income (excluding securities gains and impairment charges) was 0.88% in both 2011 and in 2010.

Non-interest Expense

In 2011, total non-interest expense increased by $161,000, or 1.3%, when compared to 2010. Total employee compensation and benefits increased by 4.9% in 2011 over 2010. In addition to increased costs related to normal merit increases, staffing was increased to fill vacancies created in 2010. Additionally, the cost to provide medical insurance to employees increased by approximately $60,000, and one-time severance-related costs added approximately $72,000. FDIC insurance premiums for the Bank were reduced in 2011 by $165,000 as the FDIC’s calculation changed mid-year in 2011. The premiums for banks are now based upon total assets and risk-based capital levels so that banks such as Juniata Valley Bank with lower levels of risk in the balance sheet are charged at a lower rate. Director compensation costs were $51,000, or 15.2%, lower in 2011 as compared to 2010, as a result of retirements of board and advisory board members. Professional fees decreased by $53,000 in 2011 as compared to 2010 due to the decreased use of various consultants during 2011. Other non-interest expense categories that increased in 2011 included delinquent and foreclosed loan costs, which added $37,000 to expense, when compared to 2010.

Gains from the sale of properties held as other real estate totaled $79,000 in 2010, while a net gain of $56,000 occurred in 2011 from similar activity.

As a percentage of average assets, non-interest expense was 2.86% in 2011 and 2.88% in 2010.

Income Taxes

Income tax expense for 2011 amounted to $1,542,000 compared to $1,630,000 in 2010. The effective tax rate was 24.8% in 2011 versus 24.9% in 2010, as tax-exempt income as a percentage of income before tax remained relatively the same in both years. Average tax-exempt investments and loans as a percentage of average assets were 10.6%, 10.9% and 10.3% in 2011, 2010 and 2009, respectively See Note 15 of Notes to Consolidated Financial Statements for further information on income taxes.

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

Table 3

Changes in Uses and Sources of Funds

(Dollars in thousands)

	2012			2011			2010
	Average	Increase(Decrease)		Average	Increase(Decrease)		Average
	Balance	Amount	%	Balance	Amount	%	Balance
Funding Uses:
Taxable loans	$263,174	$(16,327)	(5.8)%	$279,501	$(13,247)	(4.5)%	$292,748
Tax-exempt loans	19,108	5,290	38.3	13,818	(662)	(4.6)	14,480
Taxable securities	88,482	17,824	25.2	70,658	26,202	58.9	44,456
Tax-exempt securities	36,429	2,705	8.0	33,724	166	0.5	33,558
Interest bearing deposits	6,707	3,026	82.2	3,681	85	2.4	3,596
Federal funds sold	75	(6,515)	(98.9)	6,590	(2,576)	(28.1)	9,166
Total interest earning assets	413,975	6,003	1.5	407,972	9,968	2.5	398,004
Investment in unconsolidated subsidiary	3,879	218	6.0	3,661	218	6.3	3,443
Bank-owned life insurance and annuities	14,206	724	5.4	13,482	485	3.7	12,997
Goodwill and intangible assets	2,235	(44)	(1.9)	2,279	(45)	(1.9)	2,324
Other non-interest earning assets	21,906	53	0.2	21,853	(1,879)	(7.9)	23,732
Unrealized gains on securities	1,389	459	49.4	930	(499)	(34.9)	1,429
Less: Allowance for loan losses	(3,533)	(679)	(23.8)	(2,854)	(55)	(2.0)	(2,799)

Total uses	$454,057	$6,734	1.5%	$447,323	$8,193	1.9%	$439,130

Funding Sources:
Interest bearing demand deposits	$96,599	$4,702	5.1%	$91,897	$15,906	20.9%	$75,991
Savings deposits	56,263	6,369	12.8	49,894	3,061	6.5	46,833
Time deposits under $100,000	140,425	(8,893)	(6.0)	149,318	(9,607)	(6.0)	158,925
Time deposits over $100,000	34,419	(1,268)	(3.6)	35,687	(2,570)	(6.7)	38,257
Repurchase agreements	3,608	574	18.9	3,034	(17)	(0.6)	3,051
Short-term borrowings	462	207	81.2	255	100	64.5	155
Long-term debt	-	-	-	-	(3,548)	(100.0)	3,548
Other interest bearing liabilities	1,260	54	4.5	1,206	46	4.0	1,160
Total interest bearing liabilities	333,036	1,745	0.5	331,291	3,371	1.0	327,920
Demand deposits	65,224	4,238	6.9	60,986	5,330	9.6	55,656
Other liabilities	6,031	1,340	28.6	4,691	(209)	(4.3)	4,900
Stockholders' equity	49,766	(589)	(1.2)	50,355	(299)	(0.6)	50,654

Total sources	$454,057	$6,734	1.5%	$447,323	$8,193	1.9%	$439,130

Overall, total assets increased by $6,734,000, or 1.5%, on average, for the year 2012 compared to 2011, following an increase of $8,193,000, or 1.9%, in 2011 over average assets in 2010. The ratio of average earning assets to total assets was consistently 91% in each of the last three years, while the ratio of average interest-bearing liabilities to total assets dropped from 75% in 2010 to 74% in 2011 and then further to 73% in 2012. Although Juniata’s investment in its unconsolidated subsidiary and its bank owned life insurance and annuities are not classified as interest-earning assets, income is derived directly from those assets. These instruments have represented 3.9% and 3.8% of total average assets in 2012 and 2011, respectively. More detailed discussion of Juniata’s earning assets and interest bearing liabilities will follow in sections titled “Loans”, “Investments”, “Deposits” and “Market/Interest Rate Risk”.

Loans

Loans outstanding at the end of each year consisted of the following (in thousands):

	December 31,
	2012	2011	2010	2009	2008
Commercial, financial and agricultural	$19,296	$19,417	$19,911	$20,783	$25,755
Real estate - commercial	69,187	60,774	56,305	51,299	44,171
Real estate - construction	18,092	17,508	13,256	24,578	22,144
Real estate - mortgage	153,122	176,548	190,985	190,811	203,110
Obligations of states and political subdivisions	12,769	8,780	8,984	13,553	7,177
Personal	5,034	6,658	8,688	10,670	12,920
Unearned interest	-	(4)	(27)	(64)	(145)
Total	$277,500	$289,681	$298,102	$311,630	$315,132

From year-end 2011 to year-end 2012, total loans outstanding, net of unearned interest, decreased by $12,181,000, following a decrease of $8,421,000 in 2011 when compared to year-end 2010. The following table summarizes how the ending balances (in thousands) changed annually in each of the last three years.

	2012	2011	2010
Beginning balance	$289,681	$298,102	$311,630

Repayments, net of new loans	(10,097)	(7,519)	(12,063)
Loans charged off	(1,071)	(282)	(654)
Loans transferred to other real estate owned and other adjustments to carrying value	(1,013)	(620)	(811)
Net change	(12,181)	(8,421)	(13,528)

Ending balance	$277,500	$289,681	$298,102

The loan portfolio was comprised of approximately 57% consumer loans and 43% commercial loans (including construction) on December 31, 2012 as compared to 63% consumer loans and 37% commercial loans on December 31, 2011. Management believes that diversification in the loan portfolio is important and performs a loan concentration analysis on a quarterly basis. The highest loan concentration by activity type was commercial real estate loans secured by income-producing property whose debt service is reliant upon performance of that property. In the aggregate, loans in this category had outstanding balances of $16,949,000 at December 31, 2012, or 37.4% of capital. Components of this concentration group with balances considered for general reserve purposes are as follows:

	Outstanding	Percent of
	Balance	Bank Capital
Operators of apartment buildings	$7,712,000	17.0%
Operators of dwellings other than apartments	5,495,000	12.1%
Hotels and motels	3,742,000	8.3%
	$16,949,000	37.4%

Given the reserves allocated to this sector over the past 36 months and the continuing softness in the market, management assigned an additional concentration risk factor to this group of loans when analyzing the adequacy of the Allowance for Loan Losses. See Note 6 of Notes to Consolidated Financial Statements.

During 2012, there was growth in the commercial real estate and construction lines of business, as well as loans to political subdivisions. This growth was largely offset by the decrease in mortgages and personal loans, as the secondary market offered more appealing fixed rates and longer terms to borrowers. Although Juniata is willing, able and continues to lend to qualifying businesses and individuals, management also believes that the economic climate impeded loan growth in 2011 and 2012, and was the primary reason for its level of non-performing loans. Management further believes that we may continue to experience low growth and sustain current levels of non-performing loans into 2013, if unemployment remains elevated. A dedicated credit administration division is firmly in place within the Company, in response to the need for heightened credit review, both in the loan origination process and in the ongoing risk assessment process. With stringent credit standards in place, our business model closely aligns lenders and community office managers’ efforts to effectively develop referrals and existing customer relationships. Continued emphasis is placed on responsiveness and personal attention given to customers, which we believe differentiates the Bank from its competition. Nearly all commercial loans and most residential mortgage loans are either variable or adjustable rate loans, while other consumer loans generally have fixed rates for the duration of the loan. Juniata’s lending strategy stresses quality growth, diversified by product. A standardized credit policy is in place throughout the Company, and the credit committee of the Board of Directors reviews and approves all loan requests for amounts that exceed management’s approval levels. The Company makes credit judgments based on a customer’s existing debt obligations, collateral, ability to pay and general economic trends. See Note 2 of Notes to Consolidated Financial Statements.

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

The allowance for loan losses has been established in order to absorb probable losses on existing loans. A quarterly provision or credit is charged to earnings to maintain the allowance at adequate levels. Charge-offs and recoveries are recorded as adjustments to the allowance. The allowance for loan losses at December 31, 2012 was 1.18% of total loans, net of unearned interest, as compared to 1.01% of total loans, net of unearned interest, at the end of 2011. The allowance increased $350,000 when compared to December 31, 2011. Net charge-offs for 2012 and 2011 were 0.38% and 0.09% of average loans, respectively.

At December 31, 2012, non-performing loans (as defined in Table 4 below), as a percentage of the allowance for loan losses, were 292.2% as compared to 364.7% at December 31, 2011. Non-performing loans were 3.46% of loans as of December 31, 2012, and 3.69% of loans as of December 31, 2011. Management believes that the increase in nonperforming loans in 2011 and steady pace in 2012 is directly related to economic conditions leading to an increased number of borrowers being unable to repay debt according to terms of the agreements. Of the $9,588,000 of non-performing loans at December 31, 2012, $9,395,000, or 98%, is collateralized with real estate and $193,000 is collateralized with other assets.

Table 4

Non-Performing Loans

	December 31,
	2012	2011	2010	2009	2008
	(In thousands)
Nonaccrual loans	$6,989	$7,947	$5,964	$2,629	$1,255
Accruing loans past due 90 days or more	2,599	2,743	1,007	1,369	664
Restructured loans	-	-	-	-	-
Total non-performing loans	$9,588	$10,690	$6,971	$3,998	$1,919

Loans on which the accrual of interest has been discontinued are designated as non-accrual loans. Accrual of interest on loans is generally discontinued when the contractual payment of principal or interest has become 90 days past due or reasonable doubt exists as to the full, timely collection of principal or interest. However, it is the Company’s policy to continue to accrue interest on loans over 90 days past due as long as they are (1) guaranteed or well secured and (2) there is an effective means of collection. When a loan is placed on non-accrual status, all unpaid interest credited to income in the current year is reversed against current period income and unpaid interest accrued in prior years is charged against the allowance for loan losses. Interest received on nonaccrual loans generally is either applied against principal or reported as interest income, according to management’s judgment as to the collectability of principal. Generally, accruals are resumed on loans only when the obligation is brought fully current with respect to interest and principal, has performed in accordance with the contractual terms for a reasonable period of time and the ultimate collectability of the total contractual principal and interest is no longer in doubt. The Company’s nonaccrual and charge-off policies are the same, regardless of loan type. During 2012, gross interest income that would have been recorded if loans in nonaccrual status had been current was $511,000, of which $39,000 was collected and included in net income.

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

Component for impaired loans:

A large commercial loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. A “large” loan (or group of like-loans within one relationship) is defined as a commercial/business loan (including business loans secured by 1-4 family properties included in the real estate-mortgage category), with an aggregate outstanding balance in excess of $150,000, or any other loan that management deems to have characteristics similar to those inherent in an impaired large loan. Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loans and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price or the fair value of the collateral if the loan is collateral dependent. For such loans that are classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The Bank does not separately identify individual consumer and residential loans for impairment disclosures, unless such loans are subject to a troubled debt restructuring agreement.

As of December 31, 2012, 25 loans, with aggregate outstanding balances of $7,662,000, were evaluated for impairment. A collateral analysis was performed on each of these 25 loans in order to establish a portion of the reserve needed to carry impaired loans at no higher than fair value. As a result, five loans were determined to have insufficient collateral and specific reserves were established for each of the five impaired loans, totaling $1,127,000. The five loans requiring fair value adjustment relate to three loan relationships.

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

Initially, the loan portfolio is segmented into classes of loans with similar characteristics. In our portfolio, classes are:

•	Commercial, financial and agricultural
•	Real estate – commercial
•	Real estate - construction
•	Real estate – mortgage
•	Obligations of states and political subdivisions
•	Personal

Loss rates for each of these portfolio classes are developed and applied to the outstanding balances of those classes. Individual loans that have been classified as special mention or worse are reviewed individually for determination of the need for specific provision based upon unique and identifiable circumstances. If an individual loan (not considered to be a “large impaired loan”) is assigned a specific provision, that loan balance is excluded from the computation of the general provision for contingencies. Also excluded from the contingency provision calculation are loans identified as “large impaired loans”.

Contingency allowance evaluation consists of several key elements. The borrower’s overall financial condition, repayment sources, guarantors and value of collateral, if appropriate, are evaluated quarterly or when credit deficiencies arise, such as delinquent loan payments. Credit quality risk ratings include regulatory classifications of special mention, substandard, doubtful and loss. Loans classified as special mention have potential weaknesses that deserve management’s close attention. If uncorrected, the potential weaknesses may result in deterioration of the repayment prospects. Loans classified substandard have one or more well-defined weaknesses that jeopardize the liquidation of the debt. They include loans that are inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. Loans classified doubtful have all the weaknesses inherent in loans classified substandard with the added characteristic that collection or liquidation in full, on the basis of current conditions and facts, is highly improbable. Loans classified as a loss are considered uncollectible and are charged to the allowance for loan losses. Loans not classified are rated pass. Specific reserves may be established for larger, individual classified loans as a result of this evaluation, as discussed above. Remaining loans are categorized into large groups of smaller balance homogeneous loans and are collectively evaluated for impairment. This computation is generally based on historical loss experience adjusted for qualitative factors. The historical loss experience is averaged over a ten-year period for each of the portfolio segments. The ten-year timeframe was selected in order to capture activity over a wide range of economic conditions and has been consistently used for the past six years. The qualitative risk factors are reviewed for relevancy each quarter and include:

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

A summary of activity in the allowance for loan loss for the last five years (in thousands) is shown below. At $1,061,000, the level of net charge-offs in 2012 was the highest in the most recent three year period. While non-performing loans have decreased slightly from 2011, management recognized the need to maintain a higher reserve for losses that could occur based on the recent charge-off trend. Management’s analysis indicated that an adequate loan loss allowance would be $3,281,000 at December 31, 2012 and, accordingly, a provision of $1,411,000 was recorded in 2012, as compared to the $364,000 recorded in 2011.

	Years Ended December 31,
	2012	2011	2010	2009	2008
Balance of allowance - beginning of period	$2,931	$2,824	$2,719	$2,610	$2,322
Loans charged off:
Commercial, financial and agricultural	25	18	134	47	43
Real estate - commercial	-	37	-	32	36
Real estate - construction	193	-	-	-	-
Real estate - mortgage	852	205	482	343	15
Personal	1	22	38	107	62
Total charge-offs	1,071	282	654	529	156

Recoveries of loans previously charged off:
Commercial, financial and agricultural	8	2	-	-	5
Real estate - mortgage	-	10	-	-	5
Personal	2	13	18	11	13
Total recoveries	10	25	18	11	23

Net charge-offs	1,061	257	636	518	133
Provision for loan losses	1,411	364	741	627	421
Balance of allowance - end of period	$3,281	$2,931	$2,824	$2,719	$2,610

Ratio of net charge-offs during period to average loans outstanding	0.38%	0.09%	0.21%	0.17%	0.04%

The following tables show how the allowance for loan losses is allocated among the various types of outstanding loans and the percent of loans by type to total loans.

	Allocation of the Allowance for Loan Losses (in thousands)
	December 31,
	2012	2011	2010	2009	2008
Commercial, financial and agricultural	$179	$195	$163	$157	$151
Real estate - commercial	463	455	442	426	409
Real estate - construction	202	442	336	324	311
Real estate - mortgage	2,387	1,771	1,810	1,743	1,673
Personal	50	68	73	69	66

	$3,281	$2,931	$2,824	$2,719	$2,610

	Percent of Loan Type to Total Loans
	2012	2011	2010	2009	2008
Commercial, financial and agricultural	7.0%	6.7%	6.7%	6.7%	8.2%
Real estate - commercial	24.9%	21.0%	18.9%	16.5%	14.0%
Real estate - construction	6.5%	6.0%	4.4%	7.9%	7.0%
Real estate - mortgage	55.2%	61.0%	64.1%	61.2%	64.4%
Obligations of states and political subdivisions	4.6%	3.0%	3.0%	4.3%	2.3%
Personal	1.8%	2.3%	2.9%	3.4%	4.1%

	100.0%	100.0%	100.0%	100.0%	100.0%

Investments

Total investments, defined to include all interest earning assets except loans (i.e. investment securities available for sale (at market value), federal funds sold, interest bearing deposits, Federal Home Loan Bank stock and other interest-earning assets), totaled $125,047,000 on December 31, 2012, representing an increase of $8,870,000 when compared to year-end 2011. The following table summarizes how the ending balances (in thousands) changed annually in each of the last three years.

	2012	2011	2010
Beginning balance	$116,177	$95,874	$82,255
Purchases of investment securities	87,319	87,131	53,198
Calls and maturities of investment securities	(75,816)	(56,034)	(49,754)
Impairment charge	-	-	(40)
Adjustment in market value of AFS securities	(34)	630	(544)
Amortization/Accretion	(412)	(369)	(293)
Federal Home Loan Bank stock, net change	26	(388)	(109)
Federal funds sold, net change	-	(12,300)	11,100
Interest bearing deposits with others, net change	(2,213)	1,633	61
Net change	8,870	20,303	13,619

Ending balance	$125,047	$116,177	$95,874

On average, investments increased by $17,040,000, or 14.9%, during 2012, following an increase of $23,877,000, or 26.3%, during 2011. The increase in both years was due to deposit growth outpacing loan growth with the excess funding invested in short-term debt securities.

The investment area is managed according to internally established guidelines and quality standards. Juniata segregates its investment securities portfolio into two classifications: those held to maturity and those available for sale. Juniata classifies all new marketable investment securities as available for sale, and currently holds no securities in the held to maturity or trading classifications. At December 31, 2012, the market value of the entire securities portfolio was greater than amortized cost by $1,185,000 as compared to December 31, 2011, when market value was greater than amortized cost by $1,221,000. The weighted average maturity of the investment portfolio was 3.7 years on December 31, 2012 versus 3 years and 5 months on December 31, 2011. The weighted average maturity has remained short in order to achieve a desired level of liquidity. Table 5, “Maturity Distribution”, in this Management’s Discussion and Analysis of Financial Condition shows the remaining maturity or earliest possible repricing for investment securities. The following table sets forth the maturities of securities (in thousands) and the weighted average yields of such securities by contractual maturities or call dates. Yields on obligations of states and public subdivisions are presented on a tax-equivalent basis.

	December 31, 2012		December 31, 2011		December 31, 2010
Securities		Weighted		Weighted		Weighted
	Fair	Average	Fair	Average	Fair	Average
Type and maturity	Value	Yield	Value	Yield	Value	Yield
Obligations of U.S. Government agencies and corporations
Within one year	$7,996	2.10%	$2,947	1.94%	$-	-%
After one year but within five years	42,796	1.19%	52,202	1.55%	34,783	1.68%
After five years but within ten years	22,025	1.10%	12,539	1.49%	2,913	1.72%
	72,817	1.26%	67,688	1.55%	37,696	1.68%
Obligations of state and political subdivisions
Within one year	10,505	2.13%	11,154	2.39%	12,390	4.21%
After one year but within five years	29,809	1.54%	22,289	2.36%	24,877	3.57%
After five years but within ten years	4,936	2.61%	4,147	3.23%	1,626	4.04%
After ten years	726	1.35%	-	-	-	-
	45,976	1.78%	37,590	3.79%	38,893	3.79%
Corporate Notes and Other
Within one year	-	-	1,004	4.00%	-	-
After one year but within five years	-	-	-	-	1,028	4.00%
	-	-	1,004	4.00%	1,028	4.00%
Mortgage-backed securities
After one year but within five years	1,428	2.46%	1,878	2.84%	-	-
After five years but within ten years	1,098	1.24%	2,231	2.26%	1,345	5.51%
	2,526	1.93%	4,109	2.52%	1,345	5.51%

Equity securities	1,019		890		961
	$122,338		$111,281		$79,923

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

	2012	2011	2010
Beginning balance	$14,069	$13,568	$13,066
Bank-owned life insurance	318	496	531
Annuities	15	5	(29)
Net change	333	501	502

Ending balance	$14,402	$14,069	$13,568

Investment in Unconsolidated Subsidiary

The Company owns 39.16% of the outstanding common stock of Liverpool Community Bank, Liverpool, PA. This investment is accounted for under the equity method of accounting, and was carried at $4,000,000 as of December 31, 2012. The investment is evaluated quarterly for impairment. Any loss in value of the investment that is determined to be other than a temporary decline would be recognized as a loss in the period in which such determination is made. Evidence of a loss in value might include, but would not necessarily be limited to, absence of an ability to recover the carrying amount of the investment or inability of LCB to sustain an earnings capacity that would justify the carrying amount of the investment. The carrying amount at December 31, 2012 represented an increase of $204,000 when compared to December 31, 2011. In connection with this investment, two representatives of Juniata serve on the Board of Directors of LCB.

Goodwill and Intangible Assets

In 2006, the Company acquired a branch office in Richfield, PA. Completing this purchase was in line with a strategic goal of the Company to expand its base into contiguous market areas within rural Pennsylvania. Included in the purchase price of the branch was goodwill of $2,046,000. Additionally, core deposit intangible was acquired and had carrying values of $164,000 and $209,000, as of December 31, 2012 and December 31, 2011, respectively. The core deposit intangible is being amortized over a ten-year period on a straight-line basis. Goodwill is not being amortized, but is measured annually for impairment.

Deferred Taxes

The Company accounts for income taxes under the asset/liability method. Deferred tax assets and liabilities are recognized for the future consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, as well as operating loss and tax credit carry-forwards, if applicable. A valuation allowance is established against deferred tax assets when, in the judgment of management, it is more likely than not that such deferred tax assets will not become realizable. Management has determined that there was no need for a valuation allowance for deferred taxes as of December 31, 2012 and 2011. As of December 31, 2012 and 2011, the Company recorded a net deferred tax asset of $1,137,000 and $1,505,000, respectively, which was carried as a non-interest earning asset. The decrease of $368,000 was primarily the result of the change in the funded status of the Company’s defined benefit plan, decreasing the net deferred tax asset by $296,000. The remainder of the difference was due to the various other changes in gross temporary tax differences. See Note 15 of Notes to Consolidated Financial Statements.

Other Non-interest Earning Assets

Other non-interest earning assets on average increased $53,000, or 0.2%, in 2012, after a decrease of $1,879,000, or 7.9%, in 2011. The following table summarizes the components of the non-interest earning asset category, and how the ending balances (in thousands) changed annually in each of the last three years.

	2012	2011	2010
Beginning balance	$24,779	$25,183	$32,194
Cash and due from banks	2,187	(684)	(5,855)
Premises and equipment, net	(238)	(357)	189
Other real estate owned	1	15	(64)
Equity investment in low income housing	3,403	393	-
Other receivables and prepaid expenses	(748)	229	(1,281)
Net change	4,605	(404)	(7,011)

Ending balance	$29,384	$24,779	$25,183

Deposits

At December 31, 2012, total deposits were 386,751,000, essentially unchanged from total deposits on December 31, 2011, while average balances of deposits reflected a 1.3% increase for the year 2012 as compared to 2011. From year-end 2010 to year-end 2011, total deposits increased by $9,875,000. The following table summarizes how the ending balances (in thousands) changed annually in each of the last three years.

	2012	2011	2010
Beginning balance	$386,665	$376,790	$377,397

Demand deposits	6,567	4,055	5,666
Interest bearing demand deposits	(2,707)	11,678	5,612
Savings deposits	5,667	3,603	4,576
Time deposits, $100,000 and greater	(26)	(1,066)	(4,354)
Time deposits, other	(9,415)	(8,395)	(12,107)
Net change	86	9,875	(607)

Ending balance	$386,751	$386,665	$376,790

The following table shows (in thousands of dollars) the comparison of average core deposits and average time deposits as a percentage of total deposits for each of the last three years.

Changes in Deposits
(Dollars in thousands)

	2012			2011			2010
	Average	Increase(Decrease)		Average	Increase(Decrease)		Average
	Balance	Amount	%	Balance	Amount	%	Balance
Indexed money market deposits	$41,993	$3,370	8.7%	$38,623	$9,486	32.6%	$29,137
Interest bearing demand deposits	54,606	1,332	2.5	53,274	6,420	13.7	46,854
Savings deposits	56,263	6,369	12.8	49,894	3,061	6.5	46,833
Demand deposits	65,224	4,238	6.9	60,986	5,330	9.6	55,656
Total core (transaction) accounts	218,086	15,309	7.5	202,777	24,297	13.6	178,480

Time deposits, $100,000 and greater	34,419	(1,268)	(3.6)	35,687	(2,570)	(6.7)	38,257
Time deposits, other	140,425	(8,893)	(6.0)	149,318	(9,607)	(6.0)	158,925
Total time deposits	174,844	(10,161)	(5.5)	185,005	(12,177)	(6.2)	197,182

Total deposits	$392,930	$5,148	1.3%	$387,782	$12,120	3.2%	$375,662

Average deposits increased $5,148,000, or 1.3%, to $392,930,000 in 2012 following an increase in 2011 of $12,120,000, or 3.2%, to $387,782,000. We believe that over the past two years, because of the market uncertainties that accompany uncertain economic periods, investors have moved large quantities of available funds into safe, FDIC-insured banking institutions, such as ours. Generally those depositors have placed their funds into liquid, transaction accounts, as is evidenced by the preceding table showing a 7.5% increase in core transaction accounts in 2012, after a 13.6% increase in 2011. In 2011 and 2012, our interest-bearing depositors tended to prefer shorter term, more liquid types of deposits, as average time deposits declined $10,161,000 and $12,120,000, respectively.

In 2011 and 2012, the federal funds target rate remained unchanged, at between zero and 0.25%. While many of our time depositors shifted some of their funds to more liquid transaction accounts during 2012 and 2011, more time deposit customers opted for longer-term certificates of deposit contracts, presumably to commit to longer terms in order to increase their yield. Of the total time deposits at December 31, 2010, 47% were scheduled to mature within one year. As of December 31, 2011 and 2012, 43% and 41%, respectively, of time deposits were scheduled to mature within one year.

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

Traditional banks such as ours have competition in the marketplace from many sources that directly compete with traditional banking products. In keeping with our desire to provide our customers with a full array of financial services, we supplement the services traditionally offered by our Trust Department by staffing our community offices with wealth management consultants that are licensed and trained to sell variable and fixed rate annuities, mutual funds, stock brokerage services and long-term care insurance. Although the sale of these products can reduce the Bank’s deposit levels, these products offer solutions for our customers that traditional bank products cannot and allow us to more completely service our community. Fee income from the sale of non-deposit products (primarily annuities and mutual funds) was $353,000 and $273,000 in 2012 and 2011, respectively, representing approximately 7.6% and 5.5%, respectively, of total pre-tax income.

Other Interest Bearing Liabilities

Because Juniata funds its needs primarily with local deposits, high levels of debt are not necessary, as can be seen in the table below. Occasionally, there is a need for short term, overnight borrowings that are temporary in nature, and there are instances where long-term debt may be used in matched-funding arrangements for particular loans. Juniata’s average balances for all borrowings increased in 2012 by $835,000 or 18.6%, following a decrease of $3,419,000 or 43.2%, in 2011 as compared to the immediate preceding years. The decrease in 2011 average borrowings reflected the repayment of long-term debt during that year. The increase in 2012 was primarily due to the increase in repurchase agreement balances.

Changes in Borrowings
(Dollars in thousands)

	2012			2011			2010
	Average	Increase(Decrease)		Average	Increase(Decrease)		Average
	Balance	Amount	%	Balance	Amount	%	Balance
Repurchase agreements	$3,608	$574	18.9%	$3,034	$(17)	(0.6)%	$3,051
Short-term borrowings	462	207	81.2	255	100	64.5	155
Long-term debt	-	-	-	-	(3,548)	(100.0)	3,548
Other interest bearing liabilities	1,260	54	4.5	1,206	46	4.0	1,160
	$5,330	$835	18.6%	$4,495	$(3,419)	(43.2)%	$7,914

Pension Plan

Through its noncontributory pension plan, the Company provides pension benefits to substantially all of its employees that were employed as of December 31, 2007. Benefits are provided based upon an employee’s years of service and compensation through December 31, 2012, when the pension plan was frozen to future service. ASC Topic 715 gives guidance on the allowable pension expense that is recognized in any given year. In determining the appropriate amount of pension expense to recognize, Management must make subjective assumptions relating to amounts and rates that are inherently uncertain. Please refer to Note 20 of Notes to Consolidated Financial Statements.

Stockholders’ Equity

Total stockholders’ equity increased by $577,000 in 2012, or 1.2%. The increase in stockholders’ equity resulted primarily from net income of $3,648,000 and the decrease in unamortized expense related to the defined benefit retirement plan that was frozen on December 31, 2012. Offsetting this increase were dividend distributions in excess of net income, the repurchase of stock into treasury and the decrease in the level of unrealized security gains. The following table summarizes how the components of equity (in thousands) changed annually in each of the last three years.

	2012	2011	2010
Beginning balance	$49,720	$49,976	$50,603
Net income	3,648	4,680	4,915
Dividends	(3,724)	(3,648)	(3,525)
Stock-based compensation	25	26	58
Repurchase of stock, net of re-issuance	(209)	(523)	(1,415)
Net change in unrealized security gains	(23)	424	(377)
Defined benefit retirement plan adjustments, net of tax	860	(1,215)	(283)
Net change	577	(256)	(627)

Ending balance	$50,297	$49,720	$49,976

On average, stockholders' equity in 2012 was $49,766,000, as compared to $50,355,000 in 2011. At December 31, 2012, Juniata held 527,465 shares of stock in treasury at a cost of $10,200,000 as compared to 517,608 in 2011 at a cost of $10,033,000. These increases are a result of the Company’s stock repurchase program (see Note 16 of Notes to Consolidated Financial Statements). Return on average equity decreased to 7.33% in 2012 from 9.29% in 2011.

The Company periodically repurchases shares of its common stock under the share repurchase program approved by the Board of Directors. In September of 2008, the Board of Directors authorized the repurchase of an additional 200,000 shares of its common stock through its share repurchase program. The program will remain authorized until all approved shares are repurchased, unless terminated by the Board of Directors. Repurchases have typically been through open market transactions and have complied with all regulatory restrictions on the timing and amount of such repurchases. Shares repurchased have been added to treasury stock and accounted for at cost. These shares may be periodically reissued for stock option exercises, employee stock purchase plan purchases and to fulfill dividend reinvestment program needs. During 2012, 19,793 shares were repurchased in conjunction with the current program. Remaining shares authorized for repurchase were 68,393 as of December 31, 2012.

In 2012, Juniata increased its regular dividend by 2.3%, to $0.88 per common share. Per share common regular dividends in prior years were $0.86 and $0.82 in 2011 and 2010, respectively. (See Note 16 of Notes to Consolidated Financial Statements regarding restrictions on dividends from the Bank to the Company.) In January 2013, the Board of Directors declared a dividend of $0.22 per share for the first quarter of 2013 to stockholders of record on February 15, 2013, payable on March 1, 2013.

Juniata’s book value per share at December 31, 2012 was $11.92, as compared to $11.76 and $11.74 at December 31, 2011 and 2010, respectively. Juniata’s average equity to assets ratio for 2012, 2011 and 2010 was 10.96%, 11.26% and 11.54%, respectively. Refer also to the Capital Risk section in the Asset / Liability management discussion that follows.

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

It is the Company’s policy to maintain available liquidity at a minimum of 10% of total assets and contingency liquidity at a minimum of 7.5% of total assets.

Juniata is a member of the Federal Home Loan Bank (FHLB) of Pittsburgh, which provides short-term liquidity. The Bank uses this vehicle to satisfy temporary funding needs throughout the year. The Company had overnight advances of $1,600,000 on December 31, 2012 and none on December 31, 2011.

The Bank’s maximum borrowing capacity with the FHLB is $122,054,000 at December 31, 2012. In order to borrow an amount in excess of $6,960,000, the FHLB would require the Bank to purchase additional FHLB Stock. The FHLB is a source of both short-term and long-term funding. The Bank must maintain sufficient qualifying collateral, to secure all outstanding advances.

Juniata needs to have liquid resources available to fulfill contractual obligations that require future cash payments. The table below summarizes the Company’s significant contractual obligations to third parties (in thousands of dollars), by type, that are fixed and determined at December 31, 2012. Further discussion of the nature of each obligation is included in the referenced note to the consolidated financial statements.

Contractual Obligations

			Payments Due by Period
				One to	Three to	More than
	Note		Less than	Three	Five	Five
	Reference	Total	One Year	Years	Years	Years
Certificates of deposits	12	$168,702	$70,177	$73,632	$20,238	$4,655
Federal Funds borrowed and security repurchase agreements	13	5,436	5,436	-	-	-
Operating lease obligations	14	445	119	199	127	-
Other long-term liabilities
3rd party data processor contract	23	2,904	528	1,056	1,056	264
Supplemental retirement and deferred compensation	20	3,290	395	614	379	1,902
		$180,777	$76,655	$75,501	$21,800	$6,821

The schedule of contractual obligations (above) excludes expected defined benefit retirement payments that will be paid from the plan assets, as referenced in Note 20 of Notes to Consolidated Financial Statements.

Capital Risk

The Company maintains sufficient core capital to protect depositors and stockholders and to take advantage of business opportunities while ensuring that it has resources to absorb the risks inherent in the business. Federal banking regulators have established capital adequacy requirements for banks and bank holding companies based on risk factors, which require more capital backing for assets with higher potential credit risk than assets with lower credit risk. All banks and bank holding companies are currently required to have a minimum of 4% of risk adjusted assets in Tier I capital and 8% of risk adjusted assets in Total capital (Tier I and Tier II capital). As of December 31, 2012 and 2011, Juniata's Tier I capital ratio was 17.14% and 17.78%, respectively, and its Total capital ratio was 18.28% and 18.83%, respectively. Additionally, banking organizations must maintain a minimum Tier I capital to total average asset (leverage) ratio of 3%. This 3% leverage ratio is a minimum for the top-rated banking organizations without any supervisory, financial or operational weaknesses or deficiencies. Other banking organizations are required to maintain leverage capital ratios 100 to 200 basis points above the minimum depending on their financial condition. At December 31, 2012 and 2011, Juniata's leverage ratio was 10.96% and 11.16%, respectively, with a required leverage ratio of 4% (see Note 16 of Notes to the Consolidated Financial Statements).

The federal banking regulatory agencies have proposed implementing the Basel III capital standards. The Basel III proposals would change required levels of capital and how banks calculate their regulatory capital and revise and harmonize the rules for calculating risk-weighted assets to enhance risk sensitivity and address weaknesses that have been identified over the past several years. The proposals would increase the minimum levels of required capital, narrow the definition of capital, and increase the risk weightings of assets for various classes.

Specifically, fully phased-in capital standards under Basel III would require banks to maintain more capital than the minimum levels required under current regulatory capital standards. The new requirements would (i) include a new minimum common equity Tier 1 capital ratio of 4.50% of risk-weighted assets, (ii) raise the minimum Tier 1 capital ratio from 4.00% to 6.00% of risk-weighted assets, (iii) retain the current minimum Total capital ratio of 8.00% of risk-weighted assets and the minimum Tier 1 leverage capital ratio at 4.00% of average assets and (iv) Introduce a “capital conservation buffer” of 2.50% above the minimum risk-based capital requirements; the capital conservation buffer must be maintained to avoid restrictions on capital distributions and certain discretionary bonus payments.

The new minimum regulatory capital requirements will be phased in from January 1, 2013 through January 1, 2016. The capital conservation buffer will be phased in from January 1, 2016 through January 1, 2019. In November 2012, U.S. Regulators delayed the implementation of these provisions. As of December 31, 2012, the Corporation believes its current capital levels would meet the fully-phased in minimum capital requirements, including capital conservation buffers, as proposed in the Basel III capital standards.

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

Declines and volatility in the values of financial institution stocks have significantly reduced the likelihood of realizing significant gains in the near-term. Although the Company has realized occasional gains from this portfolio in the past, the primary objective of the portfolio is to achieve value appreciation in the long term while earning consistent attractive after-tax yields from dividends. The carrying value of the financial institutions stocks accounted for 0.2% of the Company’s total assets as of December 31, 2012. Management performs an impairment analysis on the entire investment portfolio, including the financial institutions stocks on a quarterly basis. In 2010, “other-than-temporary” impairment was identified and recorded on one stock. While no further “other-than-temporary” impairment was identified in 2011 or 2012, there is no assurance that further declines in market values of the common stock portfolio in the future will not result in subsequent “other-than-temporary” impairment charges, depending upon facts and circumstances present.

The equity investments in the Corporation’s portfolio had an adjusted cost basis of approximately $985,000 and a fair value of $1,019,000 at December 31, 2012. Net unrealized gains in this portfolio were $34,000 at December 31, 2012.

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

The primary objective of the Company’s asset-liability management process is to maximize current and future net interest income within acceptable levels of interest rate risk while satisfying liquidity and capital requirements. Management recognizes that a certain amount of interest rate risk is inherent, appropriate and necessary to ensure profitability. A simulation analysis is used to assess earnings and capital at risk from movements in interest rates. The model considers three major factors of (1) volume differences, (2) repricing differences, and (3) timing in its income simulation. As of the most recent model run, data was disseminated into appropriate repricing buckets, based upon the static position at that time. The interest-earning assets and interest-bearing liabilities were assigned a multiplier to simulate how much that particular balance sheet item would re-price when interest rates change. Finally, the estimated timing effect of rate changes is applied, and the net interest income effect is determined on a static basis (as if no other factors were present). As the table below indicates, based upon rate shock simulations on a static basis, the Company’s balance sheet is relatively rate-neutral as rates decline. Each 100 basis point increase results in approximately $422,000 decline in net interest income in the static environment. This negative effect of rising rates is offset to a large degree by the positive effect of imbedded options that include loans floating above their floors and likely internal deposit pricing strategies. After applying the effects of options, over a one-year period, the net effect of an immediate 100, 200, 300 and 400 basis point rate increase would decrease net interest income by $66,000, $109,000, $1,116,000 and $1,295,000, respectively. Rate shock modeling was done for a declining rate of 25 basis points only, as the federal funds target rate currently is between zero and 0.25%. As the table below indicates, the net effect of interest rate risk on net interest income is $68,000 in a declining rate environment. Juniata’s rate risk policies provide for maximum limits on net interest income that can be at risk for 100 through 400 basis point changes in interest rates.

Effect of Interest Rate Risk on Net Interest Income

(Dollars in thousands)
Change in Interest Rates (Basis Points)	Change in Net Interest Income Due to Interest Rate Risk (Static)	Change in Net Interest Income Due to Imbedded Options	Total Change in Net Interest Income

400	$(1,685)	$390	$(1,295)
300	(1,264)	148	(1,116)
200	(842)	733	(109)
100	(422)	356	(66)
0	-	-	-
-25	105	(37)	68

The net interest income at risk position remained within the guidelines established by the Company’s asset/liability policy.

Table 5, presented below, illustrates the maturity distribution of the Company’s interest-sensitive assets and liabilities as of December 31, 2012. Earliest re-pricing opportunities for variable and adjustable rate products and scheduled maturities for fixed rate products have been placed in the appropriate column to compute the cumulative sensitivity ratio (ratio of interest-earning assets to interest-bearing liabilities). Securities with call features are treated as though the call date is the maturity date. Through one year, the cumulative sensitivity ratio is 0.69, indicating a liability-sensitive balance sheet, when measured on a static basis.

Table 5
MATURITY DISTRIBUTION
AS OF DECEMBER 31, 2012
(Dollars in thousands)
Remaining Maturity / Earliest Possible Repricing
		Over One
	Within	Year But	Over
	One	Within Five	Five
	Year	Years	Years	Total
Interest Earning Assets
Interest bearing deposits	$983	$-	$-	$983
Investment securities:
Debt securities - taxable	38,862	40,340	1,413	80,615
Debt securities - tax-exempt	10,371	27,359	448	38,178
Mortgage-backed securities	-	2,526	-	2,526
Stocks	-	-	1,019	1,019
Loans:
Commercial, financial, and agricultural	9,788	7,408	2,100	19,296
Real estate - construction	9,583	3,240	5,269	18,092
Other loans	84,016	59,660	96,436	240,112
Total Interest Earning Assets	153,603	140,533	106,685	400,821
Interest Bearing Liabilities
Demand deposits	90,349	-	-	90,349
Savings deposits	56,382	-	-	56,382
Certificates of deposit over $100,000	11,426	20,413	1,168	33,007
Time deposits	58,751	73,457	3,487	135,695
Securities sold under agreements to repurchase	3,836	-	-	3,836
Short-term borrowings	1,600	-	-	1,600
Other interest bearing liabilities	1,305	-	-	1,305
Total Interest Bearing Liabilities	223,649	93,870	4,655	322,174
Gap	$(70,046)	$46,663	$102,030	$78,647
Cumulative Gap	$(70,046)	$(23,383)	$78,647

Cumulative sensitivity ratio	0.69	0.93	1.24

Commercial, financial and agricultural loans maturing after one year with:
Fixed interest rates		$6,022	$1,571	$7,593
Variable interest rates		1,386	529	1,915
Total		$7,408	$2,100	$9,508

Investment Portfolio Risk

Management considers its investment portfolio risk as the amount of appreciation or depreciation the investment portfolio will sustain when interest rates change. The securities portfolio will decline in value when interest rates rise and increase in value when interest rates decline. Securities with long maturities, excessive optionality (as a result of call features) and unusual indexes tend to produce the most market risk during interest rate movements. Rate shocks of minus 100 and plus 100, 200, 300 and 400 basis points were applied to the securities portfolio to determine how Tier 1 capital would be affected if the securities portfolio had to be liquidated and all gains and losses were recognized. The test revealed that, as of December 31, 2012, the risk-based capital ratio would remain adequate under these scenarios.

Economic Risk

Economic risk is the risk that the long-term or underlying value of the Company will change if interest rates change. Economic value of equity (EVE) represents the change in the value of the balance sheet without regard to business continuity. Generally banks are exposed to rising interest rates on an economic value of equity basis because of the inherent mismatch between longer duration assets compared to shorter duration liabilities. Rate shocks are applied to all financial assets and liabilities, using parallel and non-parallel rate shifts of 100 to 400 basis points to estimate the change in EVE under the various scenarios. As of December 31, 2012, a non-parallel 200 basis point increase shock in rates produced an estimated 9.4% decline in EVE, indicating a stable value well within Juniata’s policy guidelines.

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

The Company had outstanding loan origination commitments aggregating $31,918,000 and $24,202,000 at December 31, 2012 and 2011, respectively. In addition, the Company had $11,246,000 and $13,831,000 outstanding in unused lines of credit commitments extended to its customers at December 31, 2012 and 2011, respectively.

Letters of credit are instruments issued by the Company that guarantee the beneficiary payment by the Bank in the event of default by the Company's customer in the non-performance of an obligation or service. Most letters of credit are extended for one-year periods. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Company holds collateral supporting those commitments for which collateral is deemed necessary. The amount of the liability as of December 31, 2012 and 2011 for guarantees under letters of credit issued is not material.

The maximum undiscounted exposure related to these commitments at December 31, 2012 was $1,293,000, and the approximate value of underlying collateral upon liquidation that would be expected to cover this maximum potential exposure was $999,000.

In 2009, the Company executed an agreement to obtain technology outsourcing services through an outside service bureau, and those services began in June 2010. The agreement provides for termination fees if the Company cancels the services prior to the end of the 8-year commitment period. The termination fee would be an amount equal to one hundred percent of the estimated remaining value of the terminated services if terminated in the first contract year, ninety percent of the estimated remaining value of the terminated services if terminated in the second contract year, eighty percent and seventy percent of the remaining value of the terminated services if terminated in the third and fourth contract years, respectively, and sixty percent of the remaining value of the terminated services if terminated in contract years five through eight. Termination fees are estimated to be approximately $2,323,000 at December 31, 2012. Since the Company does not expect to terminate these services prior to the end of the commitment period, no liability has been recorded at December 31, 2012.

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

Management assessed the effectiveness of the Company’s internal control over financial reporting as of December 31, 2012. In making this assessment, it used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control-Integrated Framework. Based on our assessment, management concluded that as of December 31, 2012, the Company’s internal control over financial reporting is effective and meets the criteria of the Internal Control-Integrated Framework.

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

Marcie A. Barber, President and Chief Executive Officer

JoAnn N. McMinn, Chief Financial Officer

Report of Independent Registered Public Accounting Firm on Effectiveness of Internal Control over Financial Reporting

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

Juniata Valley Financial Corp.

Mifflintown, Pennsylvania

We have audited Juniata Valley Financial Corp. and its wholly-owned subsidiary’s, The Juniata Valley Bank, (the “Company”) internal control over financial reporting as of December 31, 2012, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”). The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Report on Management’s Assessment of Internal Control over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.

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

In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2012, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”).

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated statements of financial condition of Juniata Valley Financial Corp. and its wholly-owned subsidiary, The Juniata Valley Bank, as of December 31, 2012 and 2011 and the related consolidated statements of income, comprehensive income, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2012, and our report dated March 15, 2013 expressed an unqualified opinion.

ParenteBeard LLC

Harrisburg, Pennsylvania

March 15, 2013

Report of Independent Registered Public Accounting Firm on Consolidated Financial Statements

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

Juniata Valley Financial Corp.

Mifflintown, Pennsylvania

We have audited the accompanying consolidated statements of financial condition of Juniata Valley Financial Corp. and its wholly-owned subsidiary, The Juniata Valley Bank, (the “Company”) as of December 31, 2012 and 2011, and the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2012. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Juniata Valley Financial Corp. and its wholly-owned subsidiary, The Juniata Valley Bank, as of December 31, 2012 and 2011 and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2012 in conformity with accounting principles generally accepted in the United States of America.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of December 31, 2012, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”) and our report dated March 15, 2013 expressed an unqualified opinion.

ParenteBeard LLC

Harrisburg, Pennsylvania

March 15, 2013

Juniata Valley Financial Corp. and Subsidiary

Consolidated Statements of Financial Condition

( in thousands, except share data)

	December 31,	December 31,
	2012	2011
ASSETS
Cash and due from banks	$14,261	$12,074
Interest bearing deposits with banks	136	2,100
Cash and cash equivalents	14,397	14,174

Interest bearing time deposits with banks	847	1,096
Securities available for sale	122,338	111,281
Restricted investment in Federal Home Loan Bank (FHLB) stock	1,726	1,700
Investment in unconsolidated subsidiary	4,000	3,796

Total loans	277,500	289,681
Less: Allowance for loan losses	(3,281)	(2,931)
Total loans, net of allowance for loan losses	274,219	286,750
Premises and equipment, net	6,472	6,710
Other real estate owned	428	427
Bank owned life insurance and annuities	14,402	14,069
Equity investment in low income housing project	3,796	393
Core deposit intangible	164	209
Goodwill	2,046	2,046
Accrued interest receivable and other assets	4,034	4,782
Total assets	$448,869	$447,433
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Deposits:
Non-interest bearing	$71,318	64,751
Interest bearing	315,433	321,914
Total deposits	386,751	386,665

Securities sold under agreements to repurchase	3,836	3,500
Short-term borrowings	1,600	-
Other interest bearing liabilities	1,305	1,244
Accrued interest payable and other liabilities	5,080	6,304
Total liabilities	398,572	397,713
Stockholders' Equity:
Preferred stock, no par value:
Authorized - 500,000 shares, none issued	-	-
Common stock, par value $1.00 per share:
Authorized - 20,000,000 shares
Issued - 4,745,826 shares
Outstanding -
4,218,361 shares at December 31, 2012;
4,228,218 shares at December 31, 2011;	4,746	4,746
Surplus	18,346	18,363
Retained earnings	38,824	38,900
Accumulated other comprehensive loss	(1,419)	(2,256)
Cost of common stock in Treasury:
527,465 shares at December 31, 2012;
517,608 shares at December 31, 2011	(10,200)	(10,033)
Total stockholders' equity	50,297	49,720
Total liabilities and stockholders' equity	$448,869	$447,433

See Notes to Consolidated Financial Statements

Juniata Valley Financial Corp. and Subsidiary

Consolidated Statements of Income

(in thousands, except share data)

	Years Ended December 31,
	2012	2011	2010
Interest income:
Loans, including fees	$16,092	$17,857	$19,537
Taxable securities	1,311	1,240	973
Tax-exempt securities	738	901	1,016
Other interest income	29	35	48
Total interest income	18,170	20,033	21,574
Interest expense:
Deposits	3,621	4,560	5,387
Securities sold under agreements to repurchase	4	3	3
Short-term borrowings	1	1	1
Long-term debt	-	-	99
Other interest bearing liabilities	22	27	12
Total interest expense	3,648	4,591	5,502
Net interest income	14,522	15,442	16,072
Provision for loan losses	1,411	364	741
Net interest income after provision for loan losses	13,111	15,078	15,331
Non-interest income:
Customer service fees	1,282	1,346	1,428
Debit card fee income	809	792	554
Earnings on bank owned life insurance and annuities	450	478	510
Trust fees	379	388	378
Commissions from sales of non-deposit products	353	273	358
Income from unconsolidated subsidiary	249	263	250
Fees derived from loan activity	197	152	142
Gains on sales of loans	567	-	-
Gain on calls of securities	2	6	31
Securities impairment charge	-	-	(40)
Gain from life insurance proceeds	53	-	-
Other non-interest income	251	248	244
Total non-interest income	4,592	3,946	3,855
Non-interest expense:
Employee compensation expense	5,190	5,258	5,052
Employee benefits	2,096	1,686	1,565
Occupancy	929	957	939
Equipment	510	569	565
Data processing expense	1,440	1,326	1,397
Director compensation	234	284	335
Professional fees	362	462	515
Taxes, other than income	438	496	469
FDIC Insurance premiums	327	369	534
Loss (gain) on sales of other real estate owned	34	(56)	(79)
Amortization of intangibles	45	45	45
Other non-interest expense	1,472	1,406	1,304
Total non-interest expense	13,077	12,802	12,641
Income before income taxes	4,626	6,222	6,545
Provision for income taxes	978	1,542	1,630
Net income	$3,648	$4,680	$4,915
Earnings per share
Basic	$0.86	$1.10	$1.14
Diluted	$0.86	$1.10	$1.14
Cash dividends declared per share	$0.88	$0.86	$0.82
Weighted average basic shares outstanding	4,231,404	4,241,286	4,297,443
Weighted average diluted shares outstanding	4,233,448	4,244,507	4,300,966

See Notes to Consolidated Financial Statements

Juniata Valley Financial Corp. and Subsidiary

Consolidated Statements of Comprehensive Income

( in thousands)

	Year ended December 31, 2012
	Before
	Tax	Tax	Net-of-Tax
	Amount	Effect	Amount
Net income	$4,626	$(978)	$3,648
Other comprehensive income (loss):
Unrealized gains on available for sale securities :
Unrealized holding losses arising during the period	(33)	11	(22)
Less reclassification adjustment for gains included in net income	(2)	1	(1)
Unrecognized pension net gain	1,633	(555)	1,078
Unrecognized pension cost due to change in assumptions	(681)	232	(449)
Amortization of pension prior service cost	56	(19)	37
Amortization of pension net actuarial loss	296	(102)	194
Other comprehensive income	1,269	(432)	837
Total comprehensive income	$5,895	$(1,410)	$4,485

	Year ended December 31, 2011
	Before
	Tax	Tax	Net-of-Tax
	Amount	Effect	Amount
Net income	$6,222	$(1,542)	$4,680
Other comprehensive income (loss):
Unrealized gains on available for sale securities :
Unrealized holding gains arising during the period	630	(214)	416
Unrealized holding gains from unconsolidated subsidiary	12	-	12
Less reclassification adjustment for:
gains included in net income	(6)	2	(4)
Unrecognized pension net loss	(743)	252	(491)
Unrecognized pension cost due to change in assumptions	(1,247)	424	(823)
Amortization of pension prior service cost	(2)	1	(1)
Amortization of pension net actuarial loss	152	(52)	100
Other comprehensive loss	(1,204)	413	(791)
Total comprehensive income	$5,018	$(1,129)	$3,889

	Year ended December 31, 2010
	Before
	Tax	Tax	Net-of-Tax
	Amount	Effect	Amount
Net income	$6,545	$(1,630)	$4,915
Other comprehensive income (loss):
Unrealized losses on available for sale securities :
Unrealized holding losses arising during the period	(584)	199	(385)
Unrealized holding gains from unconsolidated subsidiary	2	-	2
Less reclassification adjustment for:
gains included in net income	(31)	11	(20)
securities impairment charge	40	(14)	26
Unrecognized pension net gain	72	(24)	48
Unrecognized pension cost due to change in assumptions	(626)	212	(414)
Amortization of pension prior service cost	(2)	1	(1)
Amortization of pension net actuarial loss	127	(43)	84
Other comprehensive loss	(1,002)	342	(660)
Total comprehensive income	$5,543	$(1,288)	$4,255

See Notes to Consolidated Financial Statements

Juniata Valley Financial Corp. and Subsidiary
Consolidated Statements of Stockholders' Equity
(in thousands, except share data)
Years Ended December 31, 2012, 2011 and 2010

	Number				Accumulated
	of				Other		Total
	Shares	Common		Retained	Comprehensive	Treasury	Stockholders'
	Outstanding	Stock	Surplus	Earnings	Loss	Stock	Equity

Balance at January 1, 2010	4,337,587	$4,746	$18,315	$36,478	$(805)	$(8,131)	$50,603
Net income				4,915			4,915
Other comprehensive loss					(660)		(660)
Cash dividends at $0.82 per share				(3,525)			(3,525)
Stock-based compensation activity			58				58
Purchase of treasury stock	(83,900)					(1,476)	(1,476)
Treasury stock issued for stock option and stock purchase plans	4,078		(19)			80	61
Balance at December 31, 2010	4,257,765	4,746	18,354	37,868	(1,465)	(9,527)	49,976
Net income				4,680			4,680
Other comprehensive loss					(791)		(791)
Cash dividends at $0.86 per share				(3,648)			(3,648)
Stock-based compensation activity			26				26
Purchase of treasury stock	(33,850)					(589)	(589)
Treasury stock issued for stock option and stock purchase plans	4,303		(17)			83	66
Balance at December 31, 2011	4,228,218	4,746	18,363	38,900	(2,256)	(10,033)	49,720
Net income				3,648			3,648
Other comprehensive income					837		837
Cash dividends at $0.88 per share				(3,724)			(3,724)
Stock-based compensation activity			25				25
Purchase of treasury stock	(19,793)					(360)	(360)
Treasury stock issued for stock option and stock purchase plans	9,936		(42)			193	151
Balance at December 31, 2012	4,218,361	$4,746	$18,346	$38,824	$(1,419)	$(10,200)	$50,297

See Notes to Consolidated Financial Statements

Juniata Valley Financial Corp. and Subsidiary

Consolidated Statements of Cash Flows

( in thousands)

	Years
	2012	2011	2010
Operating activities:
Net income	$3,648	$4,680	$4,915
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	1,411	364	741
Depreciation and amortization	524	581	565
Net amortization of securities premiums	412	369	293
Net amortization of loan origination costs (fees)	(31)	43	28
Deferred net loan origination costs	(32)	(9)	(42)
Amortization of core deposit intangible	45	45	45
Securities impairment charge	-	-	40
Net realized gains on sales or calls of securities	(2)	(6)	(31)
Net losses (gains) on sales of other real estate owned	34	(56)	(79)
Earnings on bank owned life insurance and annuities	(450)	(478)	(510)
Deferred income tax expense (benefit)	(64)	(20)	163
Equity in earnings of unconsolidated subsidiary, net of dividends of $45, $29 and $40	(204)	(234)	(210)
Stock-based compensation expense	25	26	58
Mortgage loans originated for sale	(11,057)	-	-
Proceeds from loans sold to others	11,526	-	-
Gains on sales of loans	(567)	-	-
Gain from life insurance proceeds	(53)	-	-
Decrease in accrued interest receivable and other assets	478	190	1,022
Increase (decrease) in accrued interest payable and other liabilities	167	86	(208)
Net cash provided by operating activities	5,810	5,581	6,790
Investing activities:
Purchases of:
Securities available for sale	(87,319)	(87,131)	(53,198)
FHLB stock	(26)	-	-
Premises and equipment	(286)	(224)	(754)
Bank owned life insurance and annuities	(70)	(70)	(70)
Proceeds from:
Maturities of and principal repayments on securities available for sale	75,816	56,034	49,754
Redemption of FHLB stock	-	388	109
Bank owned life insurance and annuities	13	23	57
Life insurance claim	200	-	-
Sale of other real estate owned	988	612	911
Sale of other assets	2	9	-
Investment in low income housing partnership	(3,403)	-	-
Net decrease in interest bearing time deposits	249	249	75
Net decrease in loans	10,160	7,537	12,147
Net cash (used in) provided by investing activities	(3,676)	(22,573)	9,031
Financing activities:
Net increase (decrease) in deposits	86	9,875	(607)
Net increase in short-term borrowings and securities sold under agreements to repurchase	1,936	186	107
Repayment of long-term debt	-	-	(5,000)
Cash dividends	(3,724)	(3,648)	(3,525)
Purchase of treasury stock	(360)	(589)	(1,476)
Treasury stock issued for employee stock plans	151	66	61
Net cash (used in) provided by financing activities	(1,911)	5,890	(10,440)
Net increase (decrease) in cash and cash equivalents	223	(11,102)	5,381
Cash and cash equivalents at beginning of year	14,174	25,276	19,895
Cash and cash equivalents at end of year	$14,397	$14,174	$25,276
Supplemental information:
Interest paid	$3,715	$4,669	$5,684
Income taxes paid	1,135	1,200	1,305
Supplemental schedule of noncash investing and financing activities:
Transfer of loans to other real estate owned	$1,023	$571	$758
Transfer of loans to other assets	-	22	1

See Notes to Consolidated Financial Statements

JUNIATA VALLEY FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2012, 2011 AND 2010

1. Nature Of Operations

Juniata Valley Financial Corp. (“Juniata” or the “Company”) is a bank holding company operating in central Pennsylvania, for the purpose of delivering financial services within its local market. Through its wholly-owned banking subsidiary, The Juniata Valley Bank (the “Bank”), Juniata provides retail and commercial banking and other financial services through 12 branch locations located in Juniata, Mifflin, Perry and Huntingdon Counties. Additionally, in Mifflin and Centre Counties, the Company maintains two offices for loan production and alternative investment sales. Each of the Company’s lines of business are part of the same reporting segment, whose operating results are regularly reviewed and managed by a centralized executive management group. As a result, the Company has only one reportable segment for financial reporting purposes. The Bank provides a full range of banking services including on-line banking, an automatic teller machine network, checking accounts, NOW accounts, savings accounts, money market accounts, fixed rate certificates of deposit, club accounts, secured and unsecured commercial and consumer loans, construction and mortgage loans, safe deposit facilities, credit loans with overdraft checking protection and student loans. The Bank also provides a variety of trust services. The Company has a contractual arrangement with a broker-dealer to allow the offering of annuities, mutual funds, stock and bond brokerage services and long-term care insurance to its local market. Most of the Company’s commercial customers are small and mid-sized businesses operating in the Bank’s local service area. The Bank operates under a state bank charter and is subject to regulation by the Pennsylvania Department of Banking and the Federal Deposit Insurance Corporation. Juniata is subject to regulation of the Board of Governors of the Federal Reserve Bank and the Pennsylvania Department of Banking.

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

Basis of presentation

Certain amounts previously reported have been reclassified to conform to the consolidated financial statement presentation for 2012. The reclassification had no effect on net income.

Significant group concentrations of credit risk

Most of the Company’s activities are with customers located within the Juniata Valley region. Note 5 discusses the types of securities in which the Company invests. Note 6 discusses the types of lending in which the Company engages.

As of December 31, 2012, there were no concentrations of credit to any particular industry equaling more than 25% of total capital. The Bank’s business activities are geographically concentrated in the counties of Juniata, Mifflin, Perry, Huntingdon, Centre, Franklin and Snyder, Pennsylvania. The Bank has a diversified loan portfolio; however, a substantial portion of its debtors’ ability to honor their obligations is dependent upon the economy in central Pennsylvania.

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

Securities

Securities classified as available for sale, which include marketable investment securities, are stated at fair value, with the unrealized gains and losses, net of tax, reported as a component of other comprehensive income (loss). Securities classified as available for sale are those securities that the Company intends to hold for an indefinite period of time but not necessarily to maturity. Any decision to sell a security classified as available for sale would be based on various factors, including significant movement in interest rates, changes in maturity mix of the Company’s assets and liabilities, liquidity needs, regulatory capital considerations and other similar factors. Investment securities that management has the positive intent and ability to hold until maturity regardless of changes in market conditions, liquidity needs or changes in general economic conditions are classified as held to maturity and are stated at cost, adjusted for amortization of premium and accretion of discount computed by the interest method over their contractual lives. Interest and dividends on investment securities available for sale and held to maturity are recognized as income when earned. Premiums and discounts are recognized in interest income using the interest method over the terms of the securities. Gains or losses on the disposition of securities available for sale are based on the net proceeds and the adjusted carrying amount of the securities sold, determined on a specific identification basis. The Company has no securities classified as held to maturity at December 31, 2012 and 2011.

The Company’s policy requires quarterly reviews of impaired securities. This review includes analyzing the length of time and the extent to which the fair value has been less than cost and the financial condition and near-term prospects of the issuer, including any specific events which may influence the issuer's ability to meet its obligations. In addition, for debt securities, the Company considers whether (a) management has the intent to sell the security, (b) it is more likely than not that we will be required to sell the security prior to its anticipated recovery and (c) management expects to recover the entire amortized cost basis. If the Company does not intend to sell the debt security and it is more likely than not that the Company will not have to sell the debt security prior to recovery, the security would not be considered other than temporarily impaired unless there is a credit loss. The credit loss is reflected in earnings, with the remaining loss reflected in other comprehensive income. For equity securities, management considers the intent and ability to hold securities until recovery of unrealized losses. If a decline in fair value is determined to be other-than-temporary, the value of equity securities is reduced to fair value with a charge to earnings.

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

Management believes no impairment charge was necessary related to the FHLB restricted stock during 2012, 2011 or 2010.

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

Loans on which the accrual of interest has been discontinued are designated as non-accrual loans. Accrual of interest on loans is generally discontinued when the contractual payment of principal or interest has become 90 days past due or reasonable doubt exists as to the full, timely collection of principal or interest. However, it is the Company’s policy to continue to accrue interest on loans over 90 days past due as long as they are (1) guaranteed or well secured and (2) there is an effective means of collection in process. When a loan is placed on non-accrual status, all unpaid interest credited to income in the current year is reversed against current period income and unpaid interest accrued in prior years is charged against the allowance for loan losses. Interest received on nonaccrual loans generally is either applied against principal or reported as interest income, according to management’s judgment as to the collectability of principal. Generally, accruals are resumed on loans only when the obligation is brought fully current with respect to interest and principal, has performed in accordance with the contractual terms for a reasonable period of time and the ultimate collectability of the total contractual principal and interest is no longer in doubt.

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

The Company also originates residential mortgage loans with the intent to sell. These individual loans are normally funded by the buyer immediately. The Company maintains servicing rights on these loans, and the fair value of the servicing rights is carried as a component of other assets. Servicing rights are not material to the Company’s consolidated financial statements.

Loan origination fees and costs

Loan origination fees and related direct origination costs for a given loan are deferred and amortized over the life of the loan on a level-yield basis as an adjustment to interest income over the contractual life of the loan. As of December 31, 2012 and 2011, the amount of net unamortized origination fees carried as an adjustment to outstanding loan balances was $42,000 and $83,000, respectively.

Allowance for credit losses

The allowance for credit losses consists of the allowance for loan losses and the reserve for unfunded lending commitments. The allowance for loan losses (“allowance”) represents management’s estimate of losses inherent in the loan portfolio as of the consolidated statement of financial condition date and is recorded as a reduction to loans. The reserve for unfunded lending commitments represents management’s estimate of losses inherent in its unfunded lending commitments and is recorded in other liabilities on the consolidated statement of financial condition, when necessary. The amount of the reserve for unfunded lending commitments is not material to the consolidated financial statements. The allowance for loan losses is increased by the provision for loan losses, and decreased by charge-offs, net of recoveries. Loans deemed to be uncollectible are charged against the allowance for loan losses, and subsequent recoveries, if any, are credited to the allowance.

For financial reporting purposes, the provision for loan losses charged to current operating income is based on management's estimates, and actual losses may vary from estimates. These estimates are reviewed and adjusted at least quarterly and are reported in earnings in the periods in which they become known.

Loans included in any class are considered for charge-off when:

•	principal or interest has been in default for 120 days or more and for which no payment has been received during the previous four months;
•	all collateral securing the loan has been liquidated and a deficiency balance remains;
•	a bankruptcy notice is received for an unsecured loan;
•	a confirming loss event has occurred; or
•	the loan is deemed to be uncollectible for any other reason.

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

In addition, regulatory agencies, as an integral part of their examination process, periodically review the Company’s allowance for loan losses and may require the Company to recognize additions to the allowance for loan losses based on their judgments about information available to them at the time of their examination, which may not be currently available to management. Based on management’s comprehensive analysis of the loan portfolio, management believes the level of the allowance for loan losses as of December 31, 2012 was adequate.

There are two components of the allowance: a specific component for loans that are deemed to be impaired; and a general component for contingencies.

A large commercial loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. (a “large” loan, or group of like-loans within one relationship, is defined as a commercial/business loan, including business loans secured by 1-4 family properties included in the real estate-mortgage category, with an aggregate outstanding balance in excess of $150,000, or any other loan that management deems to have similar characteristics to an impaired large loan). Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loans and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for commercial segment loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s observable market price or the fair value of the collateral if the loan is collateral dependent.

The estimated fair values of substantially all of the Company’s impaired loans are measured based on the estimated fair value of the loan’s collateral. For commercial loans secured with real estate, estimated fair values are determined primarily through third-party appraisals. When a real estate secured loan becomes impaired, a decision is made regarding whether an updated certified appraisal of the real estate is necessary. This decision is based on various considerations, including the age of the most recent appraisal, the loan-to-value ratio based on the current appraisal and the condition of the property. Appraised values may be discounted to arrive at the estimated selling price of the collateral, which is considered to be the estimated fair value. The discounts also include the estimated costs to sell the property. For commercial loans secured by non-real estate collateral, estimated fair values are determined based on the borrower’s financial statements, inventory reports, aging accounts receivable, equipment appraisals or invoices. Indications of value from these sources are generally discounted based on the age of the financial information or the quality of the assets. For such loans that are classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The Bank generally does not separately identify individual consumer segment loans for impairment disclosures, unless such loans are subject to a restructuring agreement.

Loans whose terms are modified are classified as troubled debt restructurings if the Company grants such borrowers concessions and it is deemed that those borrowers are experiencing financial difficulty. Concessions granted under a troubled debt restructuring generally involve a below-market interest rate based on the loan’s risk characteristics or an extension of a loan’s stated maturity date. Nonaccrual troubled debt restructurings are restored to accrual status if principal and interest payments, under the modified terms, are current for a sustained period of time after modification. Loans classified as troubled debt restructurings are designated as impaired.

The component of the allowance for contingencies relates to other loans that have been segmented into risk rated categories. The borrower’s overall financial condition, repayment sources, guarantors and value of collateral, if appropriate, are evaluated quarterly or when credit deficiencies arise, such as delinquent loan payments. Credit quality risk ratings include regulatory classifications of special mention, substandard, doubtful and loss. Loans classified as special mention have potential weaknesses that deserve management’s close attention. If uncorrected, the potential weaknesses may result in deterioration of the repayment prospects. Loans classified as substandard have one or more well-defined weaknesses that jeopardize the liquidation of the debt. Substandard loans include loans that are inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. Loans classified doubtful have all the weaknesses inherent in loans classified substandard with the added characteristic that collection or liquidation in full, on the basis of current conditions and facts, is highly improbable. Loans classified as a loss are considered uncollectible and are charged to the allowance for loan losses. Loans not classified are rated pass. Specific reserves may be established for larger, individual classified loans as a result of this evaluation, as discussed above. Remaining loans are categorized into large groups of smaller balance homogeneous loans and are collectively evaluated for impairment. This computation is generally based on historical loss experience adjusted for qualitative factors. The historical loss experience is averaged over a ten-year period for each of the portfolio segments. The ten-year timeframe was selected in order to capture activity over a wide range of economic conditions and has been consistently used for the past six years. The qualitative risk factors are reviewed for relevancy each quarter and include:

•	National, regional and local economic and business conditions, as well as the condition of various market segments, including the underlying collateral for collateral dependent loans;

•	Nature and volume of the portfolio and terms of loans;
•	Experience, ability and depth of lending and credit management and staff;
•	Volume and severity of past due, classified and nonaccrual loans, as well as other loan modifications;
•	Existence and effect of any concentrations of credit and changes in the level of such concentrations; and
•	Effect of external factors, including competition.

Each factor is assigned a value to reflect improving, stable or declining conditions based on management’s best judgment using relevant information available at the time of the evaluation. Adjustments to the factors are supported through documentation of changes in conditions in a narrative accompanying the allowance for loan loss calculation.

Commercial, Financial and Agricultural Lending

The Company originates commercial, financial and agricultural loans primarily to businesses located in its primary market area and surrounding areas. These loans are used for various business purposes, which include short-term loans and lines of credit to finance machinery and equipment purchases, inventory and accounts receivable. Generally, the maximum term for loans extended on machinery and equipment is shorter and does not exceed the projected useful life of such machinery and equipment. Most business lines of credit are written with a five year maturity, subject to an annual review.

Commercial loans are generally secured with short-term assets; however, in many cases, additional collateral, such as real estate, is provided as additional security for the loan. Loan-to-value maximum values have been established by the Company and are specific to the type of collateral. Collateral values may be determined using invoices, inventory reports, accounts receivable aging reports, collateral appraisals, etc.

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

Commercial, financial and agricultural loans generally present a higher level of risk than certain other types of loans, particularly during slow economic conditions.

Commercial Real Estate Lending

The Company engages in commercial real estate lending in its primary market area and surrounding areas. The Company’s commercial real estate portfolio is secured primarily by residential housing, commercial buildings, raw land and hotels. Generally, commercial real estate loans have terms that do not exceed 20 years, have loan-to-value ratios of up to 80% of the appraised value of the property and are typically secured by personal guarantees of the borrowers.

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

Commercial real estate loans generally present a higher level of risk than certain other types of loans, particularly during slow economic conditions.

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

Real estate construction loans generally present a higher level of risk than certain other types of loans, particularly during slow economic conditions. The difficulty of estimating total construction costs adds to the risk as well.

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

In underwriting one-to-four family residential real estate loans, the Company evaluates the borrower’s ability to make monthly payments, the borrower’s repayment history and the value of the property securing the loan. The ability to repay is determined by the borrower’s employment history, current financial conditions, and credit background. The analysis is based primarily on the customer’s ability to repay and secondarily on the collateral or security. Most properties securing real estate loans made by the Company are appraised by independent fee appraisers. The Company generally requires mortgage loan borrowers to obtain an attorney’s title opinion or title insurance, and fire and property insurance (including flood insurance, if necessary) in an amount not less than the amount of the loan. The Company does not engage in sub-prime residential mortgage originations.

Residential mortgage loans and home equity loans generally present a lower level of risk than certain other types of consumer loans because they are secured by the borrower’s primary residence.

Obligations of States and Political Subdivisions

The Company lends to local municipalities and other tax-exempt organizations. These loans are primarily tax-anticipation notes and, as such, carry little risk. Historically, the Company has never had a loss on any loan of this type.

Personal Lending

The Company offers a variety of secured and unsecured personal loans, including vehicle loans, mobile home loans and loans secured by savings deposits as well as other types of personal loans.

Personal loan terms vary according to the type and value of collateral and creditworthiness of the borrower. In underwriting personal loans, a thorough analysis of the borrower’s willingness and financial ability to repay the loan as agreed is performed. The ability to repay is determined by the borrower’s employment history, current financial conditions and credit background.

Personal loans may entail greater credit risk than do residential mortgage loans, particularly in the case of personal loans which are unsecured or are secured by rapidly depreciable assets, such as automobiles or recreational equipment. In such cases, any repossessed collateral for a defaulted personal loan may not provide an adequate source of repayment of the outstanding loan balance as a result of the greater likelihood of damage, loss or depreciation. In addition, personal loan collections are dependent on the borrower’s continuing financial stability and, thus are more likely to be affected by adverse personal circumstances. Furthermore, the application of various federal and state laws, including bankruptcy and insolvency laws, may limit the amount which can be recovered on such loans.

Other real estate owned

Assets acquired in settlement of mortgage loan indebtedness are recorded as other real estate owned (OREO) at fair value less estimated costs to sell, establishing a new cost basis. Costs to maintain the assets and subsequent gains and losses attributable to their disposal are included in other expense as realized. No depreciation or amortization expense is recognized. At December 31, 2012 and 2011, the carrying value of other real estate owned was $428,000 and $427,000, respectively.

Goodwill and intangibles

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

GAAP requires split-dollar life insurance arrangements to have a liability recognized related to the postretirement benefits covered by an endorsement split-dollar life insurance arrangement. The accrued benefit liability was $738,000 and $709,000 as of December 31, 2012 and 2011, respectively. Related expenses for 2012, 2011 and 2010 were $29,000, $49,000 and $39,000, respectively.

Investments in low-income housing partnerships

The Company’s investments in low-income housing partnerships are accounted for using the “equity method” prescribed by ASC Topic 323. In accordance with ASC Topic 740, tax credits are recognized as they become available. Any residual loss is amortized as the tax credits are received.

Income taxes

The Company accounts for income taxes in accordance with income tax accounting guidance ASC Topic 740, Income Taxes.

Current income tax accounting guidance results in two components of income tax expense: current and deferred. Current income tax expense reflects taxes to be paid or refunded for the current period by applying the provisions of the enacted tax law to the taxable income or excess of deductions over revenues. The Company determines deferred income taxes using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is based on the tax effects of the differences between the book and tax bases of assets and liabilities, and enacted changes in tax rates and laws are recognized in the period in which they occur.

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

Advertising

The Company follows the policy of charging costs of advertising to expense as incurred. Advertising expenses were $172,000, $144,000 and $127,000 in 2012, 2011 and 2010, respectively.

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

Stock-based compensation

The Company sponsors a stock option plan for certain key officers. Compensation expense for stock options granted is measured using the fair value of the award on the grant date and is recognized over the vesting period. The Company recognized $25,000, $26,000 and $58,000 of expense for the years ended December 31, 2012, 2011 and 2010, respectively, for stock-based compensation. The stock-based compensation expense amounts were derived based on the fair value of options using the Black-Scholes option-pricing model. The following weighted average assumptions were used to value options granted in the periods indicated. There were no new options granted in 2010.

52

	2012	2011	2010
Expected life of options	7 years	7 years	N/A
Risk-free interest rate	1.78%	1.39%	N/A
Expected volatility	22.12%	21.91%	N/A
Expected dividend yield	4.86%	4.62%	N/A

Segment reporting

Management does not separately allocate expenses, including the cost of funding loan demand, between the commercial, retail and trust operations of the Company. As such, discrete financial information is not available, and segment reporting would not be meaningful.

Subsequent events

The Company has evaluated events and transactions occurring subsequent to the consolidated statement of financial condition date of December 31, 2012, for items that should potentially be recognized or disclosed in the consolidated financial statements. The evaluation was conducted through the date these consolidated financial statements were issued.

3. Recent Accounting Standards Update (ASU)

ASU 2013-02

In February 2013, the Financial Accounting Standards Board (FASB) issued ASU 2013-02, Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income.

The objective of this ASU is to improve the reporting of reclassifications out of accumulated other comprehensive income. This ASU requires an entity to report the effect of significant reclassifications out of accumulated other comprehensive income, by component, on the respective line items in the income statement if the amount being reclassified is required under U.S. generally accepted accounting principles (GAAP) to be reclassified in its entirety to net income. Reclassifications that are not required under U.S. GAAP to be reclassified in their entirety to net income in the same reporting period are required to be cross-referenced to other U.S. GAAP disclosures that provide additional detail about those amounts. This is the case when a portion of the amount reclassified out of accumulated other comprehensive income is reclassified to a balance sheet account rather than directly to income or expense in the same reporting period. For example, some portion of net periodic pension cost is immediately reported in net income, but other portions may be capitalized to an asset balance such as fixed assets or inventory. An entity with significant defined benefit pension costs reclassified out of accumulated other comprehensive income but not to net income in its entirety in the same reporting period should identify the amount of each pension cost component reclassified out of accumulated other comprehensive income and make reference to the relevant pension cost disclosure that provides greater detail about these reclassifications.

The amendments do not change the current requirements for reporting net income or other comprehensive income in financial statements. However, the amendments require an entity to provide information about the amounts reclassified out of accumulated other comprehensive income by component. In addition, an entity is required to present, either on the face of the statement where net income is presented or in the notes, significant amounts reclassified out of accumulated other comprehensive income.

The provisions of this ASU are effective for public entities prospectively for reporting periods beginning after December 15, 2012. Early adoption is permitted. The Company has included these reclassification adjustments in the consolidated financial statements for the periods presented.

4.            Restrictions on Cash and Due From Banks

The Bank is required to maintain cash reserve balances with the Federal Reserve Bank. The total required reserve balances were $225,000 and $1,048,000 as of December 31, 2012 and 2011, respectively.

5.     Securities

The Company’s investment portfolio includes primarily bonds issued by U.S. Government sponsored agencies (approximately 59%) and municipalities (approximately 38%) as of December 31, 2012. Most of the municipal bonds are general obligation bonds with maturities or pre-refunding dates within 5 years. The remaining 3% of the portfolio includes mortgage-backed securities issued by Government-sponsored agencies and backed by residential mortgages and a group of equity investments in other financial institutions.

The amortized cost and fair value of securities as of December 31, 2012 and 2011, by contractual maturity, are shown below (in thousands). Expected maturities may differ from contractual maturities because the securities may be called or prepaid with or without prepayment penalties.

	December 31, 2012
Securities Available for Sale			Gross	Gross
	Amortized	Fair	Unrealized	Unrealized
Type and maturity	Cost	Value	Gains	Losses
Obligations of Government agencies and corporations
Within one year	$7,908	$7,996	$88	$-
After one year but within five years	42,253	42,796	543	-
After five years but within ten years	22,004	22,025	53	(32)
	72,165	72,817	684	(32)
Obligations of state and political subdivisions
Within one year	10,448	10,505	57	-
After one year but within five years	29,595	29,809	246	(32)
After five years but within ten years	4,727	4,936	215	(6)
After ten years	731	726	-	(5)
	45,501	45,976	518	(43)
Mortgage-backed securities	2,502	2,526	24	-
Equity securities	985	1,019	145	(111)
Total	$121,153	$122,338	$1,371	$(186)

	December 31, 2011
Securities Available for Sale			Gross	Gross
	Amortized	Fair	Unrealized	Unrealized
Type and maturity	Cost	Value	Gains	Losses
Obligations of Government agencies and corporations
Within one year	$2,918	$2,947	$29	$-
After one year but within five years	51,629	52,202	584	(11)
After five years but within ten years	12,497	12,539	42	-
	67,044	67,688	655	(11)
Obligations of state and political subdivisions
Within one year	11,076	11,154	78	-
After one year but within five years	21,944	22,289	369	(24)
After five years but within ten years	3,976	4,147	173	(2)
	36,996	37,590	620	(26)
Corporate notes
After one year but within five years	1,000	1,004	4	-
	1,000	1,004	4	-
Mortgage-backed securities	4,035	4,109	74	-
Equity securities	985	890	97	(192)
Total	$110,060	$111,281	$1,450	$(229)

Certain obligations of the U.S. Government and state and political subdivisions are pledged to secure public deposits, securities sold under agreements to repurchase and for other purposes as required or permitted by law. The carrying value of the pledged assets was $30,785,000 and $25,953,000 at December 31, 2012 and 2011, respectively.

In addition to cash received from the scheduled maturities of securities, some investment securities available for sale are sold at current market values during the course of normal operations. Following is a summary of proceeds received from all investment securities transactions and the resulting realized gains and losses (in thousands):

	Years
	2012	2011	2010
Gross proceeds from sales of securities	$-	$-	$-
Securities available for sale:
Gross realized gains from called securities	$2	$6	$31
Gross realized losses	-	-	-

The following table shows gross unrealized losses and fair value, aggregated by category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2012 (in thousands):

	Unrealized Losses at December 31, 2012
	Less Than 12 Months		12 Months or More		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses	Value	Losses
Obligations of U.S. Government agencies and corporations	$11,471	$(32)	$-	$-	$11,471	$(32)
Obligations of state and political subdivisions	13,040	(43)	-	-	13,040	(43)
Debt securities	24,511	(75)	-	-	24,511	(75)

Equity securities	249	(13)	251	(98)	500	(111)

Total temporarily impaired securities	$24,760	$(88)	$251	$(98)	$25,011	$(186)

There are 38 debt securities that were in an unrealized loss position on December 31, 2012, but none that have had unrealized losses for more than 12 months. These securities have maturity dates ranging from September 2013 to December 2028 and represent approximately 20.5% of the total debt securities’ amortized cost as of December 31, 2012.

The unrealized losses noted above are considered to be temporary impairments. The decline in the values of the debt securities are due only to interest rate fluctuations, rather than erosion of issuer credit quality. As a result, the payment of contractual cash flows, including principal repayment, is not at risk. As management does not intend to sell the securities, does not believe the Company will be required to sell the securities before recovery and expects to recover the entire amortized cost basis, none of the debt securities are deemed to be other-than-temporarily impaired.

Equity securities owned by the Company consist of common stock of various financial services providers (“Bank Stocks”) and are evaluated quarterly for evidence of other-than-temporary impairment. There were nine equity securities that were in an unrealized loss position on December 31, 2012, and eight of those that comprise a group of securities with unrealized losses for 12 months or more. Individually, none of these eight equity securities have significant unrealized losses. Of the eight equity securities that have sustained unrealized losses for more than 12 months, six have increased in fair value during the year of 2012, indicating the possibility of full recovery and therefore are deemed to be temporarily impaired. Of the two remaining stocks experiencing sustained unrealized losses, the amount of individual loss is not material and increases in value were noted, at times, in 2012. Management has identified no other-than-temporary impairment as of, or for the periods ended, December 31, 2012 and 2011 in the equity portfolio. Management continues to track the performance of each stock owned to determine if it is prudent to deem any further other-than-temporary impairment charges. The Company has the ability and intent to hold its equity securities until recovery of unrealized losses.

If market values of the bank stocks recover, accounting principles generally accepted in the United States of America do not allow reversal of the other-than-temporary impairment charges previously recognized until the security is sold, at which time any proceeds above the carrying value will be recognized as gain on the sale of investment securities. The Company recognized $40,000 of impairment charges in 2010.

The following table shows gross unrealized losses and fair value, aggregated by category and length of time that individual securities had been in a continuous unrealized loss position, at December 31, 2011 (in thousands):

	Unrealized Losses at December 31, 2011
	Less Than 12 Months		12 Months or More		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses	Value	Losses
Obligations of U.S. Government agencies and corporations	$6,489	$(11)	$-	$-	$6,489	$(11)
Obligations of state and political subdivisions	4,321	(26)	-	-	4,321	(26)
Debt securities	10,810	(37)	-	-	10,810	(37)

Equity securities	423	(80)	232	(112)	655	(192)

Total temporarily impaired securities	$11,233	$(117)	$232	$(112)	$11,465	$(229)

6. Loans and Related Allowance for Loan Losses

The following table presents the classes of the loan portfolio summarized by the aggregate pass rating and the classified ratings of special mention, substandard and doubtful within the Company’s internal risk rating system as of December 31, 2012 and December 31, 2011 (in thousands):

As of December 31, 2012	Pass	Special Mention	Substandard	Doubtful	Total

Commercial, financial and agricultural	$17,570	$904	$822	$-	$19,296
Real estate - commercial	55,198	8,939	5,010	40	69,187
Real estate - construction	14,001	1,022	867	2,202	18,092
Real estate - mortgage	144,179	3,864	2,350	2,729	153,122
Obligations of states and political subdivisions	12,769	-	-	-	12,769
Personal	5,024	10	-	-	5,034
Total	$248,741	$14,739	$9,049	$4,971	$277,500

As of December 31, 2011	Pass	Special Mention	Substandard	Doubtful	Total

Commercial, financial and agricultural	$17,657	$671	$1,089	$-	$19,417
Real estate - commercial	48,108	8,898	3,768	-	60,774
Real estate - construction	14,616	1,022	720	1,150	17,508
Real estate - mortgage	161,607	7,513	3,758	3,666	176,544
Obligations of states and political subdivisions	8,780	-	-	-	8,780
Personal	6,640	18	-	-	6,658
Total	$257,408	$18,122	$9,335	$4,816	$289,681

The Company has certain loans in its portfolio that are considered to be impaired. It is the policy of the Company to recognize income on impaired loans that have been transferred to nonaccrual status on a cash basis, only to the extent that it exceeds principal balance recovery. Until an impaired loan is placed on nonaccrual status, income is recognized on the accrual basis. Collateral analysis is performed on each impaired loan at least quarterly and results are used to determine if a specific reserve is necessary to adjust the carrying value of each individual loan down to the estimated fair value. Generally, specific reserves are carried against impaired loans based upon estimated collateral value until a confirming loss event occurs or until termination of the credit is scheduled through liquidation of the collateral or foreclosure. Charge off will occur when a confirmed loss is identified. Professional appraisals of collateral, discounted for expected selling costs, are used to determine the charge-off amount. The following tables summarize information regarding impaired loans by portfolio class as of December 31, 2012 and December 31, 2011 (in thousands):

	As of December 31, 2012			As of December 31, 2011
Impaired loans	Recorded Investment	Unpaid Principal Balance	Related Allowance	Recorded Investment	Unpaid Principal Balance	Related Allowance
With no related allowance recorded:
Commercial, financial and agricultural	$160	$160	$-	$238	$238	$-
Real estate - commercial	2,672	2,672	-	2,312	2,312	-
Real estate - construction	2,004	2,197	-	720	720	-
Real estate - mortgage	487	523	-	2,254	2,254	-

With an allowance recorded:
Real estate - construction	$198	$198	$91	$1,150	$1,150	$343
Real estate - mortgage	2,141	2,141	1,036	2,865	2,865	432

Total:
Commercial, financial and agricultural	$160	$160	$-	$238	$238	$-
Real estate - commercial	2,672	2,672	-	2,312	2,312	-
Real estate - construction	2,202	2,395	91	1,870	1,870	343
Real estate - mortgage	2,628	2,664	1,036	5,119	5,119	432
	$7,662	$7,891	$1,127	$9,539	$9,539	$775

	Year Ended December 31, 2012			Year Ended December 31, 2011			Year Ended December 31, 2010
Impaired loans	Average Recorded Investment	Interest Income Recognized	Cash Basis Interest Income	Average Recorded Investment	Interest Income Recognized	Cash Basis Interest Income	Average Recorded Investment	Interest Income Recognized	Cash Basis Interest Income
With no related allowance recorded:
Commercial, financial and agricultural	$199	$14	$-	$274	$19	$-	$1,097	$23	$-
Real estate - commercial	2,492	119	3	2,354	139	10	1,844	123	17
Real estate - construction	1,362	-	-	485	42	14	550	15	15
Real estate - mortgage	1,371	-	-	2,453	34	47	2,712	99	6

With an allowance recorded:
Real estate - construction	$674	$-	$15	$1,025	$-	$-	$300	$2	$2
Real estate - mortgage	2,503	-	-	2,051	65	-	1,491	14	14

Total:
Commercial, financial and agricultural	$199	$14	$-	$274	$19	$-	$1,097	$23	$-
Real estate - commercial	2,492	119	3	2,354	139	10	1,844	123	17
Real estate - construction	2,036	-	15	1,510	42	14	850	17	17
Real estate - mortgage	3,874	-	-	4,504	99	47	4,203	113	20
	$8,601	$133	$18	$8,642	$299	$71	$7,994	$276	$54

The following table presents nonaccrual loans by classes of the loan portfolio as of December 31, 2012 and December 31, 2011 (in thousands):

Nonaccrual loans:	December 31, 2012	December 31, 2011

Commercial, financial and agricultural	$-	$2
Real estate - commercial	1,170	520
Real estate - construction	2,202	1,497
Real estate - mortgage	3,617	5,928
Total	$6,989	$7,947

Interest income not recorded based on the original contractual terms of the loans for nonaccrual loans was $472,000, $405,000 and $281,000 in 2012, 2011 and 2010, respectively. The aggregate amount of demand deposits that have been reclassified as loan balances at December 31, 2012 and 2011 were $620,000 and $24,000, respectively.

The performance and credit quality of the loan portfolio is also monitored by analyzing the age of the loans receivable as determined by the length of time a recorded payment is past due. The following table presents the classes of the loan portfolio summarized by the past due status as of December 31, 2012 and December 31, 2011 (in thousands):

As of December 31 2012

	30-59 Days Past Due	60-89 Days Past Due	Greater than 90 Days	Total Past Due	Current	Total Loans	Loans Past Due greater than 90 Days and Accruing

Commercial, financial and agricultural	$30	$-	$191	$221	$19,075	$19,296	$191
Real estate - commercial	295	819	1,928	3,042	66,145	69,187	758
Real estate - construction	9	136	2,335	2,480	15,612	18,092	330
Real estate - mortgage	1,359	3,131	4,428	8,918	144,204	153,122	1,318
Obligations of states and political subdivisions	-	-	-	-	12,769	12,769	-
Personal	29	25	2	56	4,978	5,034	2
Total	$1,722	$4,111	$8,884	$14,717	$262,783	$277,500	$2,599

As of December 31, 2011

	30-59 Days Past Due	60-89 Days Past Due	Greater than 90 Days	Total Past Due	Current	Total Loans	Loans Past Due greater than 90 Days and Accruing

Commercial, financial and agricultural	$220	$2	$30	$252	$19,165	$19,417	$30
Real estate - commercial	245	466	1,319	2,030	58,744	60,774	799
Real estate - construction	278	32	2,030	2,340	15,168	17,508	533
Real estate - mortgage	2,871	145	7,303	10,319	166,225	176,544	1,375
Obligations of states and political subdivisions	-	-	-	-	8,780	8,780	-
Personal	50	11	6	67	6,591	6,658	6
Total	$3,664	$656	$10,688	$15,008	$274,673	$289,681	$2,743

The following tables summarize the activity in the allowance for loan losses by loan class and loans by loan class, segregated into the amount required for loans individually evaluated for impairment and the amount required for loans collectively evaluated for impairment as of and for the years ended December 31, 2012 and 2011 (in thousands):

Allowance for loan losses:	Commercial, financial and agricultural	Real estate - commercial	Real estate - construction	Real estate - mortgage	Obligations of states and political subdivisions	Personal	Total
Beginning Balance, January 1, 2012	$195	$455	$442	$1,771	$-	$68	$2,931
Charge-offs	(25)	-	(193)	(852)	-	(1)	(1,071)
Recoveries	8	-	-	-	-	2	10
Provisions	1	8	(47)	1,468	-	(19)	1,411
Ending balance	$179	$463	$202	$2,387	$-	$50	$3,281

As of December 31, 2012	Commercial, financial and agricultural	Real estate - commercial	Real estate - construction	Real estate - mortgage	Obligations of states and political subdivisions	Personal	Total
Allowance for loan losses:
Ending balance	$179	$463	$202	$2,387	$-	$50	$3,281
Ending balance: individually evaluated for impairment	$-	$-	$91	$1,036	$-	$-	$1,127
Ending balance: collectively evaluated for impairment	$179	$463	$111	$1,351	$-	$50	$2,154

Loans, net of unearned interest:
Ending balance	$19,296	$69,187	$18,092	$153,122	$12,769	$5,034	$277,500
Ending balance: individually evaluated for impairment	$160	$2,672	$2,202	$2,628	$-	$-	$7,662
Ending balance: collectively evaluated for impairment	$19,136	$66,515	$15,890	$150,494	$12,769	$5,034	$269,838

Allowance for loan losses:	Commercial, financial and agricultural	Real estate - commercial	Real estate - construction	Real estate - mortgage	Obligations of states and political subdivisions	Personal	Total
Beginning Balance, January 1, 2011	$163	$442	$336	$1,810	$-	$73	$2,824
Charge-offs	(18)	(37)	-	(205)	-	(22)	(282)
Recoveries	2	-	-	10	-	13	25
Provisions	48	50	106	156	-	4	364
Ending balance	$195	$455	$442	$1,771	$-	$68	$2,931

As of December 31, 2011	Commercial, financial and agricultural	Real estate - commercial	Real estate - construction	Real estate - mortgage	Obligations of states and political subdivisions	Personal	Total
Allowance for loan losses:
Ending balance	$195	$455	$442	$1,771	$-	$68	$2,931
Ending balance: individually evaluated for impairment	$-	$-	$343	$432	$-	$-	$775
Ending balance: collectively evaluated for impairment	$195	$455	$99	$1,339	$-	$68	$2,156

Loans, net of unearned interest:
Ending balance	$19,417	$60,774	$17,508	$176,544	$8,780	$6,658	$289,681
Ending balance: individually evaluated for impairment	$238	$2,312	$1,870	$5,119	$-	$-	$9,539
Ending balance: collectively evaluated for impairment	$19,179	$58,462	$15,638	$171,425	$8,780	$6,658	$280,142

As of December 31, 2010	Commercial, financial and agricultural	Real estate - commercial	Real estate - construction	Real estate - mortgage	Obligations of states and political subdivisions	Personal	Total
Allowance for loan losses:
Ending balance	$163	$442	$336	$1,810	$-	$73	$2,824
Ending balance: individually evaluated for impairment	$-	$-	$235	$335	$-	$-	$570
Ending balance: collectively evaluated for impairment	$163	$442	$101	$1,475	$-	$73	$2,254

Loans, net of unearned interest:
Ending balance	$19,911	$56,305	$13,256	$190,958	$8,984	$8,688	$298,102
Ending balance: individually evaluated for impairment	$309	$2,395	$1,150	$3,889	$-	$-	$7,743
Ending balance: collectively evaluated for impairment	$19,602	$53,910	$12,106	$187,069	$8,984	$8,688	$290,359

	Years Ended December 31,
	2012	2011	2010
Balance of allowance - beginning of period	$2,931	$2,824	$2,719
Loans charged off:
Commercial, financial and agricultural	25	18	134
Real estate - commercial	-	37	-
Real estate - construction	193	-	-
Real estate - mortgage	852	205	482
Personal	1	22	38
Total charge-offs	1,071	282	654

Recoveries of loans previously charged off:
Commercial, financial and agricultural	8	2	-
Real estate - mortgage	-	10	-
Personal	2	13	18
Total recoveries	10	25	18

Net charge-offs	1,061	257	636
Provision for loan losses	1,411	364	741
Balance of allowance - end of period	$3,281	$2,931	$2,824

Ratio of net charge-offs during period to average loans outstanding	0.38%	0.09%	0.21%

The Company identified no loans that were considered troubled debt restructurings during the periods presented, and did not have any troubled debt restructurings as of December 31, 2012 or 2011.

7. Pledged Assets

The Bank must maintain sufficient qualifying collateral with the Federal Home Loan Bank (FHLB), in order to secure borrowings. Therefore, a Master Collateral Agreement has been entered into which pledges all mortgage related assets as collateral for future borrowings. Mortgage related assets could include loans or investment securities. As of December 31, 2012, the amount of loans included in qualifying collateral was $195,252,000, for a collateral value of $127,136,000. No investment securities are included in qualifying collateral as of December 31, 2012.

8. Bank Owned Life Insurance and Annuities

The Company holds bank-owned life insurance (BOLI), deferred annuities and payout annuities with a combined cash value of $14,402,000 and $14,069,000 at December 31, 2012 and 2011, respectively. As annuitants retire, the deferred annuities may be converted to payout annuities to create payment streams that match certain post-retirement liabilities. The cash surrender value on the BOLI and annuities increased by $333,000, $501,000 and $502,000 in 2012, 2011 and 2010, respectively, from earnings recorded as non-interest income and from premium payments, net of cash payments received. The contracts are owned by the Bank in various insurance companies. The crediting rate on the policies varies annually based on the insurance companies’ investment portfolio returns in their general fund and market conditions. Changes in cash value of BOLI and annuities in 2012 and 2011 are shown below (in thousands):

	Life Insurance	Deferred Annuities	Payout Annuities	Total
Balance as of December 31, 2010	$13,222	$300	$46	$13,568

Earnings	440	13	1	454
Premiums on existing policies	56	14	-	70
Annuity payments received	-	-	(23)	(23)
Balance as of December 31, 2011	13,718	327	24	14,069

Earnings	409	13	1	423
Premiums on existing policies	56	14	-	70
Annuity payments received	-	-	(13)	(13)
Net proceeds from life insurance claim	(147)	-	-	(147)
Balance as of December 31, 2012	$14,036	$354	$12	$14,402

9. Premises And Equipment

Premises and equipment consist of the following (in thousands):

	December 31,
	2012	2011
Land	$864	$864
Buildings and improvements	8,510	8,454
Furniture, computer software and equipment	4,523	4,307
	13,897	13,625
Less: accumulated depreciation and amortization	(7,425)	(6,915)
	$6,472	$6,710

Depreciation and amortization expense on premises and equipment charged to operations was $524,000 in 2012, $581,000 in 2011 and $565,000 in 2010.

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

Included in the purchase price of the branch was goodwill and core deposit intangible of $2,046,000 and $449,000, respectively. The core deposit intangible is being amortized over a ten-year period on a straight line basis. The goodwill is not amortized, but is measured annually for impairment. Core deposit intangible amortization expense of $45,000 was recorded in each of the years 2012, 2011 and 2010. Intangible amortization expense projected for the succeeding five years beginning in 2013 is estimated to be $45,000 per year through 2014 and $29,000 for 2015.

11. Investment in Unconsolidated Subsidiary

On September 1, 2006, the Company invested in Liverpool Community Bank (formerly known as The First National Bank of Liverpool) (LCB), Liverpool, PA, by purchasing 39.16% of its outstanding common stock. This investment is accounted for under the equity method of accounting. The investment is being carried at $4,000,000 as of December 31, 2012. The investment is evaluated quarterly for impairment. A loss in value of the investment which is determined to be other than a temporary decline would be recognized as a loss in the period in which such determination is made. Evidence of a loss in value might include, but would not necessarily be limited to, absence of an ability to recover the carrying amount of the investment or inability of LCB to sustain an earnings capacity which would justify the current carrying value of the investment.

12. Deposits

Deposits consist of the following (in thousands):

	December 31,
	2012	2011
Demand, non-interest bearing	$71,318	$64,751
NOW and Money Market	90,349	93,056
Savings	56,382	50,715
Time deposits, $100,000 or more	33,007	33,033
Other time deposits	135,695	145,110
	$386,751	$386,665

Aggregate amount of scheduled maturities of time deposits as of December 31, 2012 include the following (in thousands):

	Time Deposits

Maturing in:	$100,000 or more	Other	Total Time Deposits
2013	$11,426	$58,751	70,177
2014	8,034	27,729	35,763
2015	8,983	28,886	37,869
2016	2,316	11,088	13,404
2017	1,080	5,754	6,834
Later	1,168	3,487	4,655
	$33,007	$135,695	168,702

13. Borrowings

Borrowings consist of the following (dollars in thousands):

	December 31, 2012		December 31, 2011		December 31, 2010		For the year 2012
	Outstanding Balance	Rate	Outstanding Balance	Rate	Outstanding Balance	Rate	Average Balance	Weighted Average Rate
Securities sold under agreements to repurchase	$3,836	0.10%	$3,500	0.10%	$3,314	0.10%	$3,608	0.10%
Short-term borrowings - Federal Home Loan Bank overnight advances	1,600	0.25%	-		-		462	0.25%
	$5,436	0.14%	$3,500	0.10%	$3,314	0.10%	$4,070	0.12%

The maximum balance of short-term borrowings at any month-end during 2012 was $ 5,920,000.

The Bank has repurchase agreements with several of its depositors, under which customers’ funds are invested daily into an interest bearing account. These funds are carried by the Company as short-term debt. It is the Company’s policy to have repurchase agreements collateralized 100% by U.S. Government securities. As of December 31, 2012, the securities that serve as collateral for securities sold under agreements to repurchase had a fair value of $8,609,000. The interest rate paid on these funds is variable and subject to change daily.

The Bank’s maximum borrowing capacity with the Federal Home Loan Bank of Pittsburgh (“FHLB”) is $122,054,000, with a balance of $1,600,000 outstanding as of December 31, 2012. In order to borrow an amount in excess of $6,960,000, the FHLB would require the Bank to purchase additional FHLB Stock. The FHLB is a source of both short-term and long-term funding. The Bank must maintain sufficient qualifying collateral to secure all outstanding advances.

The Bank has entered into an agreement under which it can borrow up to $20,000,000 from the FHLB in their Open RepoPlus product. There were no borrowings under this agreement during the periods included in these consolidated financial statements. There is no expiration date on the current agreement.

14. Operating Lease Obligations

The Company has entered into a number of arrangements that are classified as operating leases. The operating leases are for several branch and office locations. The majority of the branch and office location leases are renewable at the Company’s option. Future minimum lease commitments are based on current rental payments. Rental expense charged to operations, including license fees for branch offices, was $114,000, $108,000 and $116,000 in 2012, 2011 and 2010, respectively.

The following is a summary of future minimum rental payments for the next five years required under operating leases that have initial or remaining noncancellable lease terms in excess of one year as of December 31, 2012 (in thousands):

Years ending December 31,
2013	$119
2014	110
2015	89
2016	83
2017	44
2018 and beyond	-
Total minimum payments required	$445

15. Income Taxes

The components of income tax expense for the three years ended December 31 were (in thousands):

	2012	2011	2010
Current tax expense	$1,042	$1,562	$1,467
Deferred tax expense (benefit)	(64)	(20)	163
Total tax expense	$978	$1,542	$1,630

Income tax expense related to realized securities gains was $1,000 in 2012, $2,000 in 2011 and $11,000 in 2010.

A reconciliation of the statutory income tax expense computed at 34% to the income tax expense included in the consolidated statements of income follows (dollars in thousands):

	Years Ended December 31,
	2012	2011	2010
Income before income taxes	$4,626	$6,222	$6,545
Effective tax rate	34.0%	34.0%	34.0%
Federal tax at statutory rate	1,573	2,115	2,225
Tax-exempt interest	(431)	(439)	(473)
Net earnings on BOLI	(148)	(133)	(148)
Dividend from unconsolidated subsidiary	(12)	(8)	(11)
Stock-based compensation	2	7	19
Other permanent differences	(6)	-	18
Total tax expense	$978	$1,542	$1,630
Effective tax rate	21.1%	24.8%	24.9%

Deductible temporary differences and taxable temporary differences gave rise to a net deferred tax asset for the Company as of December 31, 2012 and 2011. The components giving rise to the net deferred tax asset are detailed below (in thousands):

	December 31,
	2012	2011
Deferred Tax Assets
Allowance for loan losses	$1,000	$876
Deferred directors' compensation	565	588
Employee and director benefits	605	624
Qualified pension liability	321	617
Unrealized loss from securities impairment	221	221
Other	160	123
Total deferred tax assets	2,872	3,049

Deferred Tax Liabilities
Depreciation	(236)	(249)
Equity income from unconsolidated subsidiary	(398)	(329)
Loan origination costs	(223)	(177)
Prepaid expense	(90)	(90)
Unrealized gains on securities available for sale	(403)	(415)
Annuity earnings	(58)	(37)
Fair value of mortgage servicing rights	(33)	-
Goodwill	(294)	(247)
Total deferred tax liabilities	(1,735)	(1,544)

Net deferred tax asset included in other assets	$1,137	$1,505

The Company has concluded that the deferred tax assets are realizable (on a more likely than not basis) through the combination of future reversals of existing taxable temporary differences, certain tax planning strategies and expected future taxable income.

It is the Company’s policy to recognize interest and penalties on unrecognized tax benefits in income tax expense in the Consolidated Statements of Income. No significant income tax uncertainties were identified as a result of the Company’s evaluation of its income tax position. Therefore, the Company recognized no adjustment for unrecognized income tax benefits for the years ended December 31, 2012, 2011 and 2010. The Company is no longer subject to examination by taxing authorities for years before 2009.  Tax years 2009 through the present, with limited exception, remain open to examination.

16. Stockholders’ Equity and Regulatory Matters

The Company is authorized to issue 500,000 shares of preferred stock with no par value. The Board has the ability to fix the voting, dividend, redemption and other rights of the preferred stock, which can be issued in one or more series. No shares of preferred stock have been issued.

The Company has a dividend reinvestment and stock purchase plan. Under this plan, additional shares of Juniata Valley Financial Corp. stock may be purchased at the prevailing market prices with reinvested dividends and voluntary cash payments, within limits. To the extent that shares are not available in the open market, the Company has reserved common stock to be issued under the plan. As of October 2005, any adjustment in capitalization of the Company will result in a proportionate adjustment to the reserved shares for this plan. At December 31, 2012, 141,887 shares were available for issuance under the Dividend Reinvestment Plan.

The Company periodically repurchases shares of its common stock under a share repurchase program approved by the Board of Directors. Repurchases have typically been through open market transactions and have complied with all regulatory restrictions on the timing and amount of such repurchases. Shares repurchased have been added to treasury stock and accounted for at cost. These shares may be reissued for stock option exercises, employee stock purchase plan purchases and to fulfill dividend reinvestment program needs. During 2010, 2011 and 2012, 83,900, 33,850 and 19,793 shares, respectively, were repurchased in conjunction with this program. Remaining shares authorized in the program were 68,393 as of December 31, 2012.

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

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to each maintain minimum amounts and ratios (set forth in the table below) of Total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined in the regulations), and Tier I capital (as defined in the regulations) to average assets (as defined in the regulations). Management believes, as of December 31, 2012 and 2011, that the Company and the Bank met all capital adequacy requirements to which they were subject.

As of December 31, 2012, the most recent notification from the regulatory banking agencies categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as “well capitalized”, the Bank must maintain minimum Total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the table. To the knowledge of management, there are no conditions or events since these notifications that have changed the Bank’s category.

The table below provides a comparison of the Company’s and the Bank’s risk-based capital ratios and leverage ratios to the minimum regulatory requirements for the periods indicated (dollars in thousands).

Juniata Valley Financial Corp. (Consolidated)			Minimum Requirement
			For Capital
	Actual		Adequacy Purposes
	Amount	Ratio	Amount	Ratio
As of December 31, 2012:
Total Capital	$52,803	18.28%	$23,103	8.00%
(to Risk Weighted Assets)
Tier 1 Capital	49,506	17.14%	11,552	4.00%
(to Risk Weighted Assets)
Tier 1 Capital	49,506	10.96%	18,074	4.00%
(to Average Assets)

As of December 31, 2011:
Total Capital	$52,588	18.83%	$22,339	8.00%
(to Risk Weighted Assets)
Tier 1 Capital	49,657	17.78%	11,169	4.00%
(to Risk Weighted Assets)
Tier 1 Capital	49,657	11.16%	17,803	4.00%
(to Average Assets)

					Minimum Regulatory
					Requirements to be
The Juniata Valley Bank			Minimum Requirement		"Well Capitalized"
			For Capital		under Prompt
	Actual		Adequacy Purposes		Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2012:
Total Capital	$47,812	16.79%	$22,780	8.00%	$28,475	10.00%
(to Risk Weighted Assets)
Tier 1 Capital	44,519	15.63%	11,390	4.00%	17,085	6.00%
(to Risk Weighted Assets)
Tier 1 Capital	44,519	9.99%	17,822	4.00%	22,277	5.00%
(to Average Assets)

As of December 31, 2011:
Total Capital	$46,692	16.97%	$22,006	8.00%	$27,507	10.00%
(to Risk Weighted Assets)
Tier 1 Capital	43,757	15.91%	11,003	4.00%	16,504	6.00%
(to Risk Weighted Assets)
Tier 1 Capital	43,757	9.91%	17,670	4.00%	22,087	5.00%
(to Average Assets)

Certain regulatory restrictions exist regarding the ability of the Bank to transfer funds to the Company in the form of cash dividends, loans or advances. At December 31, 2012, $38,824,000 of undistributed earnings of the Bank, included in the consolidated stockholders’ equity, was available for distribution to the Company as dividends without prior regulatory approval, subject to the regulatory capital requirements above.

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

	Years Ended December 31,
	2012	2011	2010
	(Amounts, except earnings per share, in thousands)

Net income	$3,648	$4,680	$4,915

Weighted-average common shares outstanding	4,231	4,241	4,297

Basic earnings per share	$0.86	$1.10	$1.14

Weighted-average common shares outstanding	4,231	4,241	4,297

Common stock equivalents due to effect of stock options	2	3	4

Total weighted-average common shares and equivalents	$4,233	$4,244	$4,301

Diluted earnings per share	$0.86	$1.10	$1.14

Anti-dilutive stock options outstanding	79	60	70

18. Accumulated other Comprehensive loss

Components of accumulated other comprehensive loss, net of tax as of December 31 of each of the last three years consist of the following (in thousands):

	12/31/2012	12/31/2011	12/31/2010
Unrealized gains on available for sale securities	$800	$823	$399
Unrecognized expense for defined benefit pension	(2,219)	(3,079)	(1,864)
Accumulated other comprehensive loss	$(1,419)	$(2,256)	$(1,465)

19. Fair Value Measurement

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

This guidance clarifies that, when there has been a significant decrease in the volume and level of activity for the asset or liability, some transactions may not be orderly. In those situations, the entity must evaluate the weight of the evidence to determine whether the transaction is orderly. The guidance provides a list of circumstances that may indicate that a transaction is not orderly. A transaction price that is not associated with an orderly transaction is given little, if any, weight when estimating fair value.

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

An asset’s or liability’s placement in the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement.

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

Impaired Loans. Certain impaired loans are reported on a non-recurring basis at the fair value of the underlying collateral since repayment is expected solely from the collateral. Fair value is generally determined based upon independent third-party appraisals of the properties, or discounted cash flows based upon the expected proceeds. These assets are included as Level 3 fair values, based upon the lowest level of input that is significant to the fair value measurements.

Other Real Estate Owned. Certain assets included in other real estate owned are carried at fair value as a result of impairment and accordingly are presented as measured on a non-recurring basis. Values are estimated using Level 3 inputs, based on appraisals that consider the sales prices of property in the proximate vicinity.

The following table summarizes financial assets and financial liabilities measured at fair value as of December 31, 2012 and December 31, 2011, segregated by the level of the valuation inputs within the fair value hierarchy utilized to measure fair value (in thousands). There were no transfers of assets between fair value Level 1 and Level 2 during the year ended December 31, 2012.

		(Level 1)	(Level 2)	(Level 3)
		Quoted Prices in	Significant	Significant
		Active Markets	Other	Other
	December 31,	for Identical	Observable	Unobservable
	2012	Assets	Inputs	Inputs
Measured at fair value on a recurring basis:
Debt securities available-for-sale:
Obligations of U.S. Government agencies and corporations	$72,817	$-	$72,817	$-
Obligations of state and political subdivisions	45,976	-	45,976	-
Mortgage-backed securities	2,526	-	2,526	-
Equity securities available-for-sale	1,019	1,019	-	-

Measured at fair value on a non-recurring basis:
Impaired loans	1,212	-	-	1,212
Other real estate owned	50	-	-	50

		(Level 1)	(Level 2)	(Level 3)
		Quoted Prices in	Significant	Significant
		Active Markets	Other	Other
	December 31,	for Identical	Observable	Unobservable
	2011	Assets	Inputs	Inputs
Measured at fair value on a recurring basis:
Debt securities available-for-sale:
Obligations of U.S. Government agencies and corporations	$67,688	$-	$67,688	$-
Obligations of state and political subdivisions	37,590	-	37,590	-
Corporate notes	1,004	-	1,004	-
Mortgage-backed securities	4,109	-	4,109	-
Equity securities available-for-sale	890	890	-	-

Measured at fair value on a non-recurring basis:
Impaired loans	3,240	-	-	3,240

The following table presents additional quantitative information about assets measured at fair value on a nonrecurring basis and for which Level 3 inputs have been used to determine fair value:

December 31, 2012	Fair Value Estimate	Valuation Technique	Unobservable Input	Range

Other real estate owned	$50	Appraisal of collateral (1)	Appraisal and liquidation adjustments (2)	0%
Impaired loans	1,212	Appraisal of collateral (1)	Appraisal and liquidation adjustments (2)	0% - (7)%

(1)	Fair value is generally determined through independent appraisals of the underlying collateral that generally include various level 3 inputs which are not identifiable.
(2)	Appraisals may be adjusted by management for qualitative factors such as economic conditions and estimated liquidation expenses. The range of liquidation expenses and other appraisal adjustments are presented as a percent of the appraisal.

Fair Value of Financial Instruments

Management uses its best judgment in estimating the fair value of the Company’s financial instruments; however, there are inherent weaknesses in any estimation technique. Therefore, the fair value estimates herein are not necessarily indicative of the amounts the Company could have realized in sales transactions on the dates indicated. The estimated fair value amounts have been measured as of their respective year ends and have not been re-evaluated or updated for purposes of these consolidated financial statements subsequent to those respective dates. As such, the estimated fair values of these financial instruments subsequent to the respective reporting dates may be different from the amounts reported at each quarter end.

The information presented below should not be interpreted as an estimate of the fair value of the entire Company since a fair value calculation is provided only for a limited portion of the Company’s assets and liabilities. Due to a wide range of valuation techniques and the degree of subjectivity used in making the estimates, comparisons between the Company’s disclosures and those of other companies may not be meaningful.

The following describes the estimated fair value of the Company’s financial instruments as well as the significant methods and assumptions not previously disclosed used to determine these estimated fair values.

Carrying values approximate fair value for cash and due from banks, interest-bearing demand deposits with banks, federal funds sold, restricted stock in the Federal Home Loan Bank, interest receivable, mortgage servicing rights, non-interest bearing demand deposits, securities sold under agreements to repurchase, short-term borrowings and interest payable. Other than cash and due from banks, which are considered Level 1 inputs, these instruments are Level 2 inputs.

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

Other interest bearing liabilities – The fair value is estimated using discounted cash flow analysis, based on incremental borrowing rates for similar types of arrangements.

Commitments to extend credit and letters of credit – The fair value of commitments to extend credit is estimated using the fees currently charged to enter into similar agreements, taking into account market interest rates, the remaining terms and present credit-worthiness of the counterparties. The fair value of guarantees and letters of credit is based on fees currently charged for similar agreements.

The estimated fair values of the Company’s financial instruments are as follows (in thousands):

Financial Instruments

(in thousands)

	December 31, 2012		December 31, 2011
	Carrying	Fair	Carrying	Fair
	Value	Value	Value	Value
Financial assets:
Cash and due from banks	$14,261	$14,261	$12,074	$12,074
Interest bearing deposits with banks	136	136	2,100	2,100
Interest bearing time deposits with banks	847	849	1,096	1,111
Securities	122,338	122,338	111,281	111,281
Restricted investment in FHLB stock	1,726	1,726	1,700	1,700
Total loans, net of allowance for loan losses	274,219	286,467	286,750	296,891
Mortgage servicing rights	98	98	-	-
Accrued interest receivable	1,632	1,632	1,811	1,811

Financial liabilities:
Non-interest bearing deposits	71,318	71,318	64,751	64,751
Interest bearing deposits	315,433	319,946	321,914	327,857
Securities sold under agreements to repurchase	3,836	3,836	3,500	3,500
Short-term borrowings	1,600	1,600	-	-
Other interest bearing liabilities	1,305	1,315	1,244	1,251
Accrued interest payable	354	354	421	421

Off-balance sheet financial instruments:
Commitments to extend credit	-	-	-	-
Letters of credit	-	-	-	-

The following presents the carrying amount, fair value and placement in the fair value hierarchy of the Company’s financial instruments not previously disclosed as of December 31, 2012. This table excludes financial instruments for which the carrying amount approximates fair value.

			(Level 1)	(Level 2)	(Level 3)
			Quoted Prices in
			Active Markets	Significant	Significant
			for Identical	Other	Other
	Carrying		Assets or	Observable	Unobservable
December 31, 2012	Amount	Fair Value	Liabilities	Inputs	Inputs
Financial instruments - Assets
Interest bearing time deposits with banks	$847	$849	$-	$849	$-
Loans, net of allowance for loan losses	274,219	286,467	-	-	286,467
Financial instruments - Liabilities
Interest bearing deposits	315,433	319,946	-	319,946	-
Other interest bearing liabilities	1,305	1,315	-	1,315	-

20. Employee Benefit Plans

Stock Option Plan

The 2000 Incentive Stock Option Plan expired in May 2010 and was replaced with the 2011 Stock Option Plan in May 2011 (collectively, the “Plans”). The 2011 Stock Option Plan has essentially the same structure as the 2000 plan. Under the provisions of the Plans, while active, options can be granted to officers and key employees of the Company. The Plans provide that the option price per share is not to be less than the fair market value of the stock on the day the option was granted, but in no event less than the par value of such stock. Options granted under the Plans are exercisable no earlier than one year after the date of grant and expire ten years after the date of the grant.

The Plans are administered by a committee of the Board of Directors, whose members are not eligible to receive options under the Plans. The Committee determines, among other things, which officers and key employees receive options, the number of shares to be subject to each option, the option price and the duration of the option. Options vest over three to five years and are exercisable at the grant price, which is at least the fair market value of the stock on the grant date. All options previously granted under the Plans are scheduled to expire through March 20, 2022. The aggregate number of shares that may be issued upon the exercise of options under the 2011 Stock Option Plan is set at 300,000 shares, and 269,100 shares were available for grant as of December 31, 2012. Total options outstanding at December 31, 2012 have exercise prices between $15.13 and $24.00, with a weighted average exercise price of $19.04 and a weighted average remaining contractual life of 4.5 years.

As of December 31, 2012, there was $49,000 of total unrecognized compensation cost related to nonvested share-based compensation arrangements granted under the Plans. That cost is expected to be recognized through 2017.

Cash received from option exercises under the Plans for the years ended December 31, 2012, 2011 and 2010 was $104,000, $27,000, and $28,000, respectively.

A summary of the status of the Plans as of December 31, 2012, 2011 and 2010, and changes during the years ending on those dates is presented below:

	2012		2011		2010
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Outstanding at beginning of year	90,474	$18.85	92,953	$18.83	97,473	$18.71
Granted	19,150	18.00	16,050	17.75	-	-
Exercised	(7,207)	14.47	(1,890)	14.37	(1,960)	14.18
Forfeited	(4,625)	17.89	(16,639)	18.20	(2,560)	18.15
Outstanding at end of year	97,792	$19.04	90,474	$18.85	92,953	$18.83

Options exercisable at year-end	68,361		67,685		78,402
Weighted-average fair value of of options granted during the year		$1.98		$1.91		$-
Intrinsic value of options exercised during the year		$24,444		$7,070		$5,918
Intrinsic value of options outstanding and exercisable at December 31, 2012		$37,002

The following table summarizes characteristics of stock options as of December 31, 2012:

		Outstanding		Exercisable
Grant Date	Exercise Price	Shares	Contractual Average Life (Years)	Shares
11/18/2003	15.13	6,182	0.59	6,182
11/15/2004	20.25	5,684	0.76	5,684
10/18/2005	24.00	6,566	1.26	6,566
10/17/2006	21.00	7,879	1.50	7,879
10/16/2007	20.05	10,777	2.41	10,777
10/21/2008	21.10	12,552	3.20	12,072
10/20/2009	17.22	17,252	4.18	15,250
9/20/2011	17.75	13,850	8.72	3,951
3/20/2012	18.00	17,050	9.22	-
		97,792		68,361

Defined Benefit Retirement Plan

The Company sponsors a defined benefit retirement plan which covers substantially all of its employees employed prior to December 31, 2007. As of January 1, 2008, the plan was amended to close the plan to new entrants. All active participants as of December 31, 2007 became 100% vested in their accrued benefit and, as long as they remained eligible, continued to accrue benefits until December 31, 2012. The benefits are based on years of service and the employee’s compensation. Effective December 31, 2012, the defined benefit retirement plan was amended to cease future service accruals after that date (frozen). The Company’s funding policy is to contribute annually no more than the maximum amount that can be deducted for federal income tax purposes. Contributions are intended to provide for benefits attributed to service through December 31, 2012. The Company does not expect to contribute to the defined benefit plan in 2013.

Management expects that approximately $40,000 will be recorded as net periodic expense in 2013 for the defined benefit plan, which includes expected amortization out of accumulated other comprehensive loss in 2012. The following table sets forth by level, within the fair value hierarchy, debt and equity instruments included in the defined benefit retirement’s plan assets at fair value as of December 31, 2012 and December 31, 2011 (in thousands). Assets included in the plan that are not valued in the hierarchy table consist of cash and cash equivalents, totaling $738,000 and $505,000, at December 31, 2012 and 2011, respectively.

		(Level 1)	(Level 2)	(Level 3)
		Quoted Prices in	Significant Other	Significant Other
	December 31,	Active Markets for	Observable	Unobservable
	2012	Identical Assets	Inputs	Inputs
Measured at fair value on a recurring basis:
U.S. Government and agency securities	$199	$-	$199	$-
Corporate bonds and notes	3,017	-	3,017	-
Mutual funds
Value funds	1,379	1,379	-	-
Blend funds	1,220	1,220	-	-
Growth funds	1,932	1,932	-	-
Common stocks	3	3	-	-
Money market funds	590	590	-	-
	$8,340	$5,124	$3,216	$-

		(Level 1)	(Level 2)	(Level 3)
		Quoted Prices in	Significant Other	Significant Other
	December 31,	Active Markets for	Observable	Unobservable
	2011	Identical Assets	Inputs	Inputs
Measured at fair value on a recurring basis:
U.S. Government and agency securities	$1,066	$-	$1,066	$-
Corporate bonds and notes	2,530	-	2,530	-
Mutual funds
Value funds	697	697	-	-
Blend funds	1,305	1,305	-	-
Growth funds	2,063	2,063	-	-
Common stocks	3	3	-	-
Money market funds	456	456	-	-
	$8,120	$4,524	$3,596	$-

The measurement date for the defined benefit plan is December 31. Information pertaining to the activity in the defined benefit plan is as follows (in thousands):

	Years ended December 31,
	2012	2011
Change in projected benefit obligation (PBO)
PBO at beginning of year	$10,438	$9,009
Service cost	222	192
Interest cost	451	479
Change in assumptions	681	1,247
Curtailment adjustment	(1,393)	-
Actuarial loss (gain)	49	(89)
Benefits paid	(426)	(400)
PBO at end of year	$10,022	$10,438

Change in plan assets
Fair value of plan assets at beginning of year	$8,625	$9,225
Actual return on plan assets, net of expenses	879	(200)
Benefits paid	(426)	(400)
Fair value of plan assets at end of year	$9,078	$8,625

Funded status, included in other liabilities	$(944)	$(1,813)

Amounts recognized in accumulated comprehensive loss before income taxes consist of:
Unrecognized actual loss	$(3,362)	$(4,609)
Unrecognized prior service cost	-	(58)
Unrecognized net transition asset	1	3
	$(3,361)	$(4,664)

Accumulated benefit obligation	$10,022	$9,061

Pension expense included the following components for the years ended December 31 (in thousands):

	2012	2011	2010

Service cost during the year	$222	$192	$186
Interest cost on projected benefit obligation	451	479	473
Expected return on plan assets	(591)	(631)	(570)
Net accretion (amortization)	56	(2)	(2)
Recognized net actuarial loss	296	152	127
Net periodic benefit cost	434	190	214
Net loss (gain)	(952)	1,990	554
Amortization of net loss	(296)	(152)	(127)
Net (accretion) amortization	(56)	2	2
Total recognized in other comprehensive loss (income)	$(1,304)	$1,840	$429

Total recognized in net periodic benefit cost and other
comprehensive loss (income)	$(870)	$2,030	$643

Assumptions used to determine benefit obligations were:

	2012	2011	2010
Discount rate	4.00%	4.40%	5.50%
Rate of compensation increase	N/A	3.00	4.00

Assumptions used to determine the net periodic benefit cost were:

	2012	2011	2010
Discount rate	4.40%	5.50%	6.00%
Expected long-term return on plan assets	7.00	7.00	7.00
Rate of compensation increase	3.00	3.00	4.00

The investment strategy and investment policy for the retirement plan is to target the plan assets to contain 50% equity and 50% fixed income securities. The asset allocation as of December 31, 2012 was approximately 47% fixed income securities, 50% equities and 3% cash equivalents.

Future expected benefit payments (in thousands):

	2013	2014	2015	2016	2017	2018-2022

Estimated future benefit payments	$431	$438	$432	$438	$457	$2,808

Defined Contribution Plan

The Company has a Defined Contribution Plan under which employees, through payroll deductions, are able to defer portions of their compensation. The Company makes an annual non-elective fully vested contribution equal to 3% of compensation to each eligible participant. As of December 31, 2012, a liability of $161,000 was recorded to satisfy this obligation, and will be credited to employees’ accounts by February 15, 2013. This liability at December 31, 2011 totaled $160,000 and was credited to employee accounts during 2012. Expense incurred under this plan was $157,000, $151,000 and $153,000 in 2012, 2011 and 2010, respectively. Effective January 1, 2013, the Company has amended the Defined Contribution Plan to include an employer matching contribution for employees that elect to defer compensation into this program.

Employee Stock Purchase Plan

The Company has an Employee Stock Purchase Plan under which employees, through payroll deductions, are able to purchase shares of Company stock annually. The option price of the stock purchases is between 95% and 100% of the fair market value of the stock on the offering termination date as determined annually by the Board of Directors. The maximum number of shares which employees may purchase under the Plan is 250,000; however, the annual issuance of shares may not exceed 5,000 shares plus any unissued shares from prior offerings. There were 2,729 shares issued in 2012, 2,413 shares issued in 2011 and 2,118 shares issued in 2010 under this plan. At December 31, 2012, there were 190,380 shares reserved for issuance under the Employee Stock Purchase Plan.

Supplemental Retirement Plans

The Company has non-qualified supplemental retirement plans for directors and key employees. At December 31, 2012 and 2011, the present value of the future liability was $627,000 and $723,000, respectively. For the years ended December 31, 2012, 2011 and 2010, $56,000, $73,000 and $93,000, respectively, was charged to expense in connection with these plans. The Company offsets the cost of these plans through the purchase of bank-owned life insurance and annuities. See Note 8.

Deferred Compensation Plans

The Company has entered into deferred compensation agreements with certain directors to provide each director an additional retirement benefit, or to provide their beneficiary a benefit, in the event of pre-retirement death. At December 31, 2012 and 2011, the present value of the future liability was $1,661,000 and $1,728,000, respectively. For the years ended December 31, 2012, 2011 and 2010, $66,000, $83,000 and $90,000, respectively, was charged to expense in connection with these plans. The Company offsets the cost of these plans through the purchase of bank-owned life insurance. See Note 8.

Salary Continuation Plans

The Company has non-qualified salary continuation plans for key employees. At December 31, 2012 and 2011, the present value of the future liability was $1,151,000 and $1,111,000, respectively. For the years ended December 31, 2012, 2011 and 2010, $132,000, $136,000 and $96,000, respectively, was charged to expense in connection with these plans. The Company offsets the cost of these plans through the purchase of bank-owned life insurance. See Note 8.

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

A summary of the Company’s financial instrument commitments is as follows (in thousands):

	December 31,
	2012	2011
Commitments to grant loans	$31,918	$24,202
Unfunded commitments under lines of credit	11,246	13,831
Outstanding letters of credit	1,293	1,067

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since portions of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained by the Bank upon extension of credit is based on management's credit evaluation of the counter-party. Collateral held varies but may include personal or commercial real estate, accounts receivable, inventory and equipment.

Outstanding letters of credit are instruments issued by the Bank that guarantee the beneficiary payment by the Bank in the event of default by the Bank’s customer in the non-performance of an obligation or service. Most letters of credit are extended for one year periods. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Bank holds collateral supporting those commitments for which collateral is deemed necessary. The amount of the liability as of December 31, 2012 and 2011 for guarantees under letters of credit issued is not material.

The maximum undiscounted exposure related to these guarantees at December 31, 2012 was $1,293,000, and the approximate value of underlying collateral upon liquidation that would be expected to cover this maximum potential exposure was $999,000.

22. Related-Party Transactions

The Bank has granted loans to certain of its executive officers, directors and their related interests. These loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons and, in the opinion of management, do not involve more than normal risk of collection. The aggregate dollar amount of these loans was $2,370,000 and $2,965,000 at December 31, 2012 and 2011, respectively. During 2012, $32,000 of new loans were made and repayments totaled $627,000. None of these loans were past due, in non-accrual status or restructured at December 31, 2012 or 2011.

23. Commitments And Contingent Liabilities

In 2009, the Company executed an agreement to obtain technology outsourcing services through an outside service bureau, and those services began in June 2010. The agreement provides for termination fees if the Company cancels the services prior to the end of the 8-year commitment period. The termination fee would be an amount equal to one hundred percent of the estimated remaining value of the terminated services if terminated in the first contract year, ninety percent of the estimated remaining value of the terminated services if terminated in the second contract year, eighty percent and seventy percent of the remaining value of the terminated services if terminated in the third and fourth contract years, respectively, and sixty percent of the remaining value of the terminated services if terminated in contract years five through eight. Termination fees are estimated to be approximately $2,323,000 at December 31, 2012. Since the Company does not expect to terminate these services prior to the end of the commitment period, no liability has been recorded at December 31, 2012.

The Company, from time to time, may be a defendant in legal proceedings relating to the conduct of its banking business. Most of such legal proceedings are a normal part of the banking business and, in management's opinion, the consolidated financial condition and results of operations of the Company would not be materially affected by the outcome of such legal proceedings.

24. Subsequent Events

In January 2013, the Board of Directors declared a dividend of $0.22 per share for the first quarter of 2013 to shareholders of record on February 15, payable on March 1, 2013.

25. Juniata Valley Financial Corp. (Parent Company Only)

Financial information:

CONDENSED BALANCE SHEETS
(in thousands)

	December 31,
	2012	2011
ASSETS:
Cash and cash equivalents	$231	$38
Investment in bank subsidiary	45,285	43,798
Investment in unconsolidated subsidiary	4,000	3,796
Investment securities available for sale	954	2,090
Other assets	15	28
TOTAL ASSETS	$50,485	$49,750

LIABILITIES:
Accounts payable and other liabilities	$188	$30

STOCKHOLDERS' EQUITY	50,297	49,720
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$50,485	$49,750

CONDENSED STATEMENTS OF INCOME
(in thousands)

	Years Ended December 31,
	2012	2011	2010
INCOME:
Interest and dividends on investment securities available for sale	$41	$44	$40
Dividends from bank subsidiary	2,793	4,217	4,519
Income from unconsolidated subsidiary	249	263	250
Securities impairment charge	-	-	(40)
TOTAL INCOME	3,083	4,524	4,769
EXPENSE:
Non-interest expense	80	140	119
TOTAL EXPENSE	80	140	119
INCOME BEFORE INCOME TAXES AND EQUITY IN UNDISTRIBUTED NET INCOME OF SUBSIDIARY	3,003	4,384	4,650
Income tax expense	47	36	21
	2,956	4,348	4,629
Undistributed net income of subsidiary	692	332	286
NET INCOME	$3,648	$4,680	$4,915

CONDENSED STATEMENTS OF CASH FLOWS
(in thousands)

	Years Ended December 31,
	2012	2011	2010
Cash flows from operating activities:
Net income	$3,648	$4,680	$4,915
Adjustments to reconcile net income to net cash provided by operating activities:
Undistributed net income of subsidiary	(692)	(332)	(286)
Net amortization of securities premiums	2	2	2
Securities impairment charges	-	-	40
Equity in earnings of unconsolidated subsidiary, net of dividends of $45, $29 and $40	(204)	(234)	(210)
Decrease (increase) in other assets	12	2	(1)
Increase in taxes payable	127	68	22
Increase (decrease) in accounts payable and other liabilities	(2)	19	(14)
Net cash provided by operating activities	2,891	4,205	4,468

Cash flows from investing activities:
Purchases of available for sale securities	-	(50)	-
Proceeds from the maturity of available for sale investment securities	1,235	-	-
Proceeds from the maturity of interest bearing time deposits	-	-	75
Net cash provided by (used in) investing activities	1,235	(50)	75

Cash flows from financing activities:
Cash dividends	(3,724)	(3,648)	(3,525)
Purchase of treasury stock	(360)	(589)	(1,476)
Treasury stock issued for dividend reinvestment and employee stock purchase plan	151	66	61
Net cash used in financing activities	(3,933)	(4,171)	(4,940)

Net increase (decrease) in cash and cash equivalents	193	(16)	(397)
Cash and cash equivalents at beginning of year	38	54	451
Cash and cash equivalents at end of year	$231	$38	$54

26. Quarterly Results Of Operations (Unaudited)

The unaudited quarterly results of operations for the years ended December 31, 2012 and 2011 follow (in thousands, except per-share data):

	2012 Quarter ended
	March 31	June 30	September 30	December 31
Total interest income	$4,711	$4,605	$4,464	$4,390
Total interest expense	972	924	898	854
Net interest income	3,739	3,681	3,566	3,536
Provision for loan losses	1,108	69	60	174
Gains from the sale of assets	65	149	208	147
Other income	977	1,046	1,045	955
Other expense	3,245	3,220	3,273	3,339
Income before income taxes	428	1,587	1,486	1,125
Income tax expense	10	372	354	242
Net income	$418	$1,215	$1,132	$883
Per-share data:
Basic earnings	$.10	$.29	$.27	$.20
Diluted earnings	.10	.29	.27	.20
Cash dividends	.22	.22	.22	.22

	2011 Quarter ended
	March 31	June 30	September 30	December 31
Total interest income	$5,088	$5,040	$4,960	$4,945
Total interest expense	1,183	1,198	1,169	1,041
Net interest income	3,905	3,842	3,791	3,904
Provision for loan losses	88	116	60	100
Gains from the sale of assets	6	-	-	-
Other income	1,004	1,001	1,005	930
Other expense	3,164	3,299	3,109	3,230
Income before income taxes	1,663	1,428	1,627	1,504
Income tax expense	424	337	413	368
Net income	$1,239	$1,091	$1,214	$1,136
Per-share data:
Basic earnings	$.29	$.26	$.29	$.26
Diluted earnings	.29	.26	.29	.26
Cash dividends	.21	.21	.22	.22

Common Stock Market Prices and Dividends

The common stock of Juniata Valley Financial Corp. is quoted under the symbol “JUVF” on the over-the-counter (“OTC”) Electronic Bulletin Board, a regulated electronic quotation service made available through, and governed by, the NASDAQ system. As of December 31, 2012, the number of stockholders of record of the Company’s common stock was 1,788.

The following table presents the quarterly high and low prices of the Company’s common stock and per common share cash dividends declared for each of the quarterly periods in 2012 and 2011.

	2012
Quarter Ended	High	Low	Dividends Declared
March 31	$18.95	$17.60	$0.22
June 30	18.85	17.30	0.22
September 30	18.90	17.35	0.22
December 31	18.50	17.65	0.22

	2011
Quarter Ended	High	Low	Dividends Declared
March 31	$17.25	$16.55	$0.21
June 30	18.00	16.55	0.21
September 30	18.50	17.10	0.22
December 31	18.75	17.55	0.22

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

(855) 582-5101

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

Additionally, a copy of the Company’s Annual Report to the SEC on Form 10-K for the year ended December 31, 2012 will be supplied without charge (except for exhibits) upon written request. Please direct all inquiries to Ms. JoAnn McMinn, as detailed above.

Pursuant to Part 350 of FDIC’s Annual Disclosure Regulation, Juniata Valley Financial Corp. will make available to you upon request, financial information about The Juniata Valley Bank. Please contact:

Ms. Danyelle Pannebaker

The Juniata Valley Bank

P.O. Box 66

Mifflintown, PA 17059

Investment Considerations

In analyzing whether to make, or to continue, an investment in Juniata Valley Financial Corp., investors should consider, among other factors, the information contained in this Annual Report and certain investment considerations and other information more fully described in our Annual Report on Form 10-K for the year ended December 31, 2012, a copy of which can be obtained as described above.

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

Annual Meeting of Shareholders

The Annual Meeting of Shareholders of Juniata Valley Financial Corp. will be held at 10:30 a.m., on Tuesday, May 21, 2013 at the Quality Inn Suites, 13015 Ferguson Valley Road, Burnham, Pennsylvania.

