Form 10-K, Exhibit 13
period 2013-12-31
JUNIATA VALLEY FINANCIAL CORP
filed 2014-03-14
CIK 714712

Five-Year Financial Summary - Selected Financial Data

(In thousands of dollars, except share and per share data)

	2013	2012	2011	2010	2009
BALANCE SHEET INFORMATION
at December 31
Assets	$448,782	$448,869	$447,433	$435,753	$442,109
Deposits	379,645	386,751	386,665	376,790	377,397
Loans, net of allowance for loan losses	275,511	274,219	286,750	295,278	308,911
Investments	128,262	124,911	114,077	83,356	80,973
Goodwill	2,046	2,046	2,046	2,046	2,046
Short-term borrowings	13,797	5,436	3,500	3,314	3,207
Long-term debt	-	-	-	-	5,000
Stockholders' equity	49,984	50,297	49,720	49,976	50,603
Number of shares outstanding	4,196,266	4,218,361	4,228,218	4,257,765	4,337,587

Average for the year
Assets	450,031	454,057	447,323	439,130	435,285
Stockholders' equity	49,571	49,766	50,355	50,654	49,514
Weighted average shares outstanding	4,210,336	4,231,404	4,241,286	4,297,443	4,341,097

INCOME STATEMENT INFORMATION
Years Ended December 31
Total interest income	$16,734	$18,170	$20,033	$21,574	$23,268
Total interest expense	2,900	3,648	4,591	5,502	7,279
Net interest income	13,834	14,522	15,442	16,072	15,989
Provision for loan losses	415	1,411	364	741	627
Other income	4,233	4,592	3,946	3,855	4,190
Other expenses	13,146	13,077	12,802	12,641	12,638
Income before income taxes	4,506	4,626	6,222	6,545	6,914
Federal income tax expense	505	978	1,542	1,630	1,808
Net income	$4,001	$3,648	$4,680	$4,915	$5,106

PER SHARE DATA
Earnings per share - basic	$0.95	$0.86	$1.10	$1.14	$1.18
Earnings per share - diluted	0.95	0.86	1.10	1.14	1.18
Cash dividends	0.88	0.88	0.86	0.82	0.78
Book value	11.91	11.92	11.76	11.74	11.67

FINANCIAL RATIOS
Return on average assets	0.89%	0.80%	1.05%	1.12%	1.17%
Return on average equity	8.07	7.33	9.29	9.70	10.31
Dividend payout	92.65	102.08	77.95	71.72	66.31
Average equity to average assets	11.02	10.96	11.26	11.54	11.38
Loans to deposits (year end)	72.57	70.90	74.16	78.37	81.85

MANAGEMENT'S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

FORWARD LOOKING STATEMENTS

The information contained in this Annual Report contains forward looking statements (as such term is defined in the Securities Exchange Act of 1934 and the regulations thereunder) including statements which are not historical facts or as to trends or management's intentions, plans, beliefs, expectations or opinions. Such forward looking statements are subject to risks and uncertainties and may be affected by various factors which may cause actual results to differ materially from those in the forward looking statements including, without limitation, the impact of adverse changes in the economy and real estate markets, including protracted periods of low-growth and sluggish loan demand; the effect of market interest rates, particularly a continuing period of low market interest rates, and relative balances of rate-sensitive assets to rate-sensitive liabilities, on net interest margin and net interest income; the effect of competition on rates of deposit and loan growth and net interest margin; increases in non-performing assets, which may result in increases in the allowance for credit losses, loan charge-offs and elevated collection and carrying costs related to such non-performing assets; other income growth, including the impact of regulatory changes which have reduced debit card interchange revenue; investment securities gains and losses, including other than temporary declines in the value of securities which may result in charges to earnings; the level of other expenses, including salaries and employee benefit expenses; the increasing time and expense associated with regulatory compliance and risk management; the uncertainty and lack of clear regulatory guidance associated with the delay in implementing many of the regulations mandated by the Dodd Frank Act; and capital and liquidity strategies, including the expected impact of the capital and liquidity requirements proposed by the Basel III standards. Certain of these risks, uncertainties and other factors are discussed in this Annual Report or in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, a copy of which may be obtained from the Company upon request and without charge (except for the exhibits thereto).

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

Customer Relationships

We are committed to maximizing customer satisfaction. We are sensitive to the expanding array of financial services and financial service providers available to our customers, both locally and globally. We are committed to fostering a complete customer relationship by helping clients identify their current and future financial needs and offering practical and affordable solutions to both. As our customers’ lifestyles change, the channels through which we deliver our services must change as well. One element of the Company’s strategic plan is to provide connection through every means available, wherever we are needed, whether through a stand-alone branch, in-store boutique, ATM or via on-line and mobile banking anywhere internet or cell phone signals can be received.

Balance Sheet Growth

We are capable of profitable balance sheet growth. Rapid growth should not be a substitute for careful fiscal and strategic management. It is our goal to continue quality growth despite intense competition by paying careful attention to the needs of our customers. We will continue to maintain high credit standards, knowing that lending under the right circumstances is the proper way to maintain soundness and profitability. We believe we consistently pay fair market rates on all deposits, and have invested wisely and conservatively in compliance with self-imposed standards, minimizing risk of asset impairment. We aspire to increase our market share within the current communities that we serve, and to expand in contiguous areas through acquisition and investment. As part of our strategic plan for growth, we continue to actively seek opportunities for acquisitions of branches or stakes in other financial institutions, similar to those that have occurred in prior years.

Operating Results

We are capable of producing profitability ratios that exceed those of many of our peers. Recognizing that net interest margins have narrowed for banks in general and that they may not return to the ranges experienced in the past, we also focus on the importance of providing fee-generating services in which customers find value. Offering a broad array of services prevents us from becoming too reliant on one form of revenue. It has also been our philosophy to spend conservatively and to implement operating efficiencies where possible to keep non-interest expense from escalating in areas that can be controlled. In 2013, we continued to make advances in technological resources, placing data and information in the hands of our customers and employees, committed to optimizing the customer experience.

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

Expansion of customer base

Our strategic focus is based on leveraging our collective knowledge of the Company’s primary and contiguous markets to identify lending or fee-based opportunities consistent with our risk parameters and profitability targets. We continue to develop our sales team through mentoring and by making employee education paramount. We continually seek and implement back-room efficiencies. We recognize changes taking place in a world where convenience and mobility are priorities for consumers and businesses when choosing a financial institution with whom to do business. We offer full-featured secure mobile banking for use on home computers and all mobile devices for consumers. For businesses, we provide options for cash management and remote deposit. In 2013, we expanded our marketing and advertising channels to increase awareness of our Bank’s services. We launched an electronic financial education session to the community. Through team sales efforts we reach out to present and potential customers to make them aware of the full complement of services available to match family and business needs. In 2014, we are set to announce several exciting new deposit products, targeted to meet the changing needs of families.

Delivery system enhancements

We seek to continually enhance our customer delivery system, both through technology and physical facilities. We actively seek opportunities to expand our branch network through acquisitions. We believe that it is imperative that our customers have convenient and easy access to personal financial services that complement their particular lifestyle, whether it is through electronic or personal delivery. It is with this goal in mind that we announced our entrance into the mobile banking arena in 2011 and followed up with an on-line mortgage application product beginning in 2012. In 2013, remote deposit capabilities were introduced to our business clients. In 2014, our ATMs will be upgraded to state-of-the-art machines, designed to appeal to both traditional customers and those that prefer electronic efficiencies. In addition to offering on-line and mobile services, our sales staff has also become more mobile, reaching out to clients and potential clients through on-site visits, connecting more closely with the business and personal financial needs of our customer base.

Juniata’s Challenges

Economy

The direction of the economy continues to be uncertain. Unemployment levels have not yet shown signs of sustained decrease, home values have remained depressed, earnings rates on investments remain historically low and government actions to intervene in the markets continue to result in large increases in the national debt. All these factors are affecting the behavior of consumers and businesses and the way in which money is spent, saved, borrowed and invested. The aforementioned factors have combined to create an uncertain and challenging economic environment, especially for financial institutions.

Competition

Each year, competition becomes more intense and global in nature. To meet this challenge, we attempt to stay in close contact with our customers, monitoring their satisfaction with our services through surveys, personal visits and networking in the communities we serve. We strive to meet or exceed our customers’ expectations and deliver consistent high-quality service. We believe that our customers have become acutely aware of the value of local service, and we strive to maintain their confidence.

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

Regulated Company

The Company is subject to banking regulation, as well as regulation by the Securities and Exchange Commission (“SEC”) and, as such, must comply with many laws, including the USA Patriot Act, the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”) and the Dodd-Frank Wall Street Reform and Consumer Protection Act. Management has established a Disclosure Committee for Financial Reporting, an internal group at Juniata that seeks to ensure that current and potential investors in the Company receive full and complete information concerning our financial condition. Juniata has incurred direct and indirect costs associated with compliance with the SEC’s filing and reporting requirements imposed on public companies by the Sarbanes-Oxley Act, as well as adherence to new and existing banking regulations and stronger corporate governance requirements. Regulatory burdens continue to increase as evidenced by the provisions in the Dodd-Frank Act that impact the Company in the areas of corporate governance, capital requirements and restrictions on fees that may be charged to consumers.

APPLICATION OF CRITICAL ACCOUNTING POLICIES

The Company’s consolidated financial statements are prepared based upon the application of accounting principles generally accepted in the United States of America (“GAAP”), the most significant of which are described in Note 2 to our consolidated financial statements – Summary of Significant Accounting Policies. Certain of these policies, particularly with respect to allowance for loan losses, the investment portfolio and deferred tax assets and liabilities require numerous estimates and economic assumptions, based upon information available as of the date of the consolidated financial statements. As such, over time, they may prove inaccurate or vary and may significantly affect the Company’s reported results and financial position in future periods.

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

The Company recognizes deferred tax assets and liabilities for the future effects of temporary differences and tax credits. Enacted tax rates are applied to cumulative temporary differences based on expected taxable income in the periods in which the deferred tax asset or liability is anticipated to be realized. Future tax rate changes could occur that would require the recognition of income or expense in the consolidated statements of income in the period in which they are enacted. Deferred tax assets must be reduced by a valuation allowance if, in management’s judgment, it is “more likely than not” that some portion of the asset will not be realized. Management may need to modify their judgments in this regard from one period to another should a material change occur in the business environment, tax legislation, or in any other business factor that could impair the Company’s ability to benefit from the asset in the future.

RESULTS OF OPERATIONS

2013

Financial Performance Overview

Net income for Juniata in 2013 was $4,001,000, representing a 9.7% increase as compared to net income for 2012. Earnings per share on a fully diluted basis increased by 10.5%, from $0.86 in 2012 to $0.95 in 2013. The net interest margin, on a fully tax-equivalent basis, decreased from 3.68% in 2012 to 3.53%, in 2013. The ratio of non-interest income (excluding gains on sales of securities) to average assets decreased by 7 basis points, while the ratio of non-interest expense to average assets increased by 4 basis points to 2.92%. Five-year historical ratios are presented below.

	2013	2012	2011	2010	2009

Return on average assets	0.89%	0.80%	1.05%	1.12%	1.17%
Return on average equity	8.07	7.33	9.29	9.70	10.31
Yield on earning assets	4.09	4.39	4.91	5.42	5.88
Cost to fund earning assets	0.71	0.88	1.13	1.38	1.84
Net interest margin (fully tax equivalent)	3.53	3.68	3.97	4.24	4.23
Non-interest income (excluding gains on sales or calls of securities and securities impairment charges) to average assets	0.94	1.01	0.88	0.88	1.01
Non-interest expense to average assets	2.92	2.88	2.86	2.98	2.90
Net non-interest expense to average assets	1.98	1.87	1.98	2.10	1.89

As demonstrated above, there were improvements in both Return on Average Asset and Return on Average Equity ratios in 2013 as compared to 2012, in spite of a continuing narrowing net interest margin. Much of the increase in 2013 can be attributed to a lower provision for loan losses. In 2012, an unusually high provision was recorded to address declines in fair value of collateral held for certain land development loans. The sustained low rate environment has resulted in generally lower margins for most banking organizations. Therefore, it is important to understand the degree of change in the net interest margin and how it compares to similar companies in our competitive market. We follow the performances of a group of six local competitors as a peer group to compare total stock return and the analysis below compares our net interest margin to the peer group’s financial performance for the year ended December 31, 2013. As noted below, Juniata’s net interest margin significantly exceeded the averages of the peer group, that includes F.N.B. Corporation, First Community Financial Corporation, Kish Bancorp, Inc., Mid Penn Bancorp, Inc., Mifflinburg Bank and Trust Co., Northumberland Bancorp, and Orrstown Financial Services, Inc.

For the Year Ended December 31, 2013
Net Interest Margin
Juniata Valley Financial Corp	3.53%
Peer Group Average	3.36%

Juniata strives to attain consistently high earnings levels each year by protecting the core (repeatable) earnings base through conservative growth strategies that minimize stockholder and balance-sheet risk, while serving its rural Pennsylvania customer base. This approach has helped achieve solid performances year after year. The Company considers the return on assets (“ROA”) ratio to be a key indicator of its success and constantly scrutinizes the broad categories of the income statement that impact this profitability indicator. Summarized below are the components of net income (in thousands of dollars) and the contribution of each to ROA for 2013 and 2012.

	2013		2012
		% of Average		% of Average
		Assets		Assets
Net interest income	$13,834	3.07%	$14,522	3.20%
Provision for loan losses	(415)	(0.09)	(1,411)	(0.31)

Customer service fees	1,290	0.29	1,282	0.28
Debit card fee income	822	0.18	809	0.18
BOLI	416	0.09	450	0.10
Trust fees	355	0.08	379	0.08
Commissions from sales of non-deposit products	375	0.08	353	0.08
Income from unconsolidated subsidiary	237	0.05	249	0.05
Security gains	(2)	(0.00)	2	0.00
Gains on sale of other assets	338	0.08	567	0.12
Other noninterest income	402	0.09	501	0.11
Total noninterest income	4,233	0.94	4,592	1.01

Employee expense	(7,028)	(1.56)	(7,286)	(1.60)
Occupancy and equipment	(1,433)	(0.32)	(1,439)	(0.32)
Data processing expense	(1,450)	(0.32)	(1,440)	(0.32)
Director compensation	(223)	(0.05)	(234)	(0.05)
Professional fees	(388)	(0.09)	(362)	(0.08)
Taxes, other than income	(483)	(0.11)	(438)	(0.10)
FDIC insurance premiums	(331)	(0.07)	(327)	(0.07)
Gain (Loss) on sales of other real estate owned	39	0.01	(34)	(0.01)
Intangible amortization	(45)	(0.01)	(45)	(0.01)
Amortization of investment in partnership	(448)	(0.10)	-	0.00
Other noninterest expense	(1,356)	(0.30)	(1,472)	(0.32)
Total noninterest expense	(13,146)	(2.92)	(13,077)	(2.88)

Income tax expense	(505)	(0.11)	(978)	(0.22)
Net income	$4,001	0.89%	$3,648	0.80%

Average assets	$450,031		$454,057

Net Interest Income

Net interest income is the amount by which interest income on earning assets exceeds interest expense on interest bearing liabilities. Net interest income is the most significant component of revenue, comprising approximately 77% of total revenues (the total of net interest income and non-interest income, exclusive of security gains) for 2013. Interest spread measures the absolute difference between average rates earned and average rates paid. Because some interest earning assets are tax-exempt, an adjustment is made for analytical purposes to place all assets on a fully tax-equivalent basis. Net interest margin is the percentage of net return on average earning assets on a fully tax-equivalent basis and provides a measure of comparability of a financial institution’s performance.

Both net interest income and net interest margin are impacted by interest rate changes, changes in the relationships between various rates and changes in the composition of the average balance sheet. Additionally, product pricing, product mix and customer preferences dictate the composition of the balance sheet and the resulting net interest income. Table 1 shows average asset and liability balances, average interest rates and interest income and expense for the years 2013, 2012 and 2011. Table 2 further shows changes attributable to the volume and rate components of net interest income.

Table 1

AVERAGE BALANCE SHEETS AND NET INTEREST INCOME ANALYSIS

(Dollars in thousands)

	Years Ended December 31,
	2013			2012			2011
	Average			Average			Average
	Balance		Yield/	Balance		Yield/	Balance		Yield/
	(1)	Interest	Rate	(1)	Interest	Rate	(1)	Interest	Rate
ASSETS
Interest earning assets:
Loans:
Taxable (5)	$258,116	$14,310	5.54%	$263,174	$15,439	5.87%	$279,501	$17,332	6.20%
Tax-exempt	18,621	558	3.00	19,108	653	3.42	13,818	525	3.80
Total loans (8)	276,737	14,868	5.37	282,282	16,092	5.70	293,319	17,857	6.09
Investment securities:
Taxable	91,972	1,267	1.38	88,482	1,311	1.48	70,658	1,240	1.75
Tax-exempt	37,210	583	1.57	36,429	738	2.03	33,724	901	2.67
Total investment securities	129,182	1,850	1.43	124,911	2,049	1.64	104,382	2,141	2.05

Interest bearing deposits	2,834	16	0.56	6,707	29	0.43	3,681	30	0.81
Federal funds sold	-	-	0.00	75	0	0.13	6,590	5	0.08
Total interest earning assets	408,753	16,734	4.09	413,975	18,170	4.39	407,972	20,033	4.91

Non-interest earning assets:
Cash and due from banks	8,557			8,813			9,514
Allowance for loan losses	(2,679)			(3,533)			(2,854)
Premises and equipment	6,305			6,555			6,892
Other assets (7)	29,095			28,247			25,799
Total assets	$450,031			$454,057			$447,323

LIABILITIES AND STOCKHOLDERS' EQUITY
Interest bearing liabilities:
Demand deposits (2)	$94,338	160	0.17	$96,599	209	0.22	$91,897	396	0.43
Savings deposits	59,926	69	0.12	56,263	135	0.24	49,894	202	0.40
Time deposits	161,677	2,642	1.63	174,844	3,277	1.87	185,005	3,962	2.14
Other, including short-term borrowings, and other interest bearing liabilities	8,848	29	0.33	5,330	27	0.51	4,495	31	0.69
Total interest bearing liabilities	324,789	2,900	0.89	333,036	3,648	1.10	331,291	4,591	1.39

Non-interest bearing liabilities:
Demand deposits	71,006			65,224			60,986
Other	4,665			6,031			4,691
Stockholders' equity	49,571			49,766			50,355
Total liabilities and stockholders' equity	$450,031			$454,057			$447,323

Net interest income		$13,834			$14,522			$15,442
Net margin on interest earning assets (3)			3.38%			3.51%			3.79%
Net interest income and margin - Tax equivalent basis (4)		$14,422	3.53%		$15,239	3.68%		$16,177	3.97%

Notes:

(1)	Average balances were calculated using a daily average.
(2)	Includes Super Now and money market accounts.
(3)	Net margin on interest earning assets is net interest income divided by average interest earning assets.
(4)	Interest on obligations of states and municipalities is not subject to federal income tax. In order to make the net yield comparable on a fully taxable basis, a tax equivalent adjustment is applied against the tax-exempt income utilizing a federal tax rate of 34%.

Table 2

RATE - VOLUME ANALYSIS OF NET INTEREST INCOME

(Dollars in thousands)

	2013 Compared to 2012			2012 Compared to 2011
	Increase (Decrease) Due To (6)			Increase (Decrease) Due To (6)
	Volume	Rate	Total	Volume	Rate	Total
ASSETS
Interest earning assets:
Loans:
Taxable (5)	$(293)	$(836)	$(1,129)	$(984)	$(909)	$(1,893)
Tax-exempt	(16)	(79)	(95)	185	(57)	128
Total loans (8)	(309)	(915)	(1,224)	(799)	(966)	(1,765)
Investment securities:
Taxable	50	(94)	(44)	283	(212)	71
Tax-exempt	16	(171)	(155)	68	(231)	(163)
Total investment securities	66	(265)	(199)	351	(443)	(92)
Interest bearing deposits	(20)	7	(13)	17	(18)	(1)
Federal funds sold	-	-	-	(7)	2	(5)
Total interest earning assets	(263)	(1,173)	(1,436)	(438)	(1,425)	(1,863)

LIABILITIES AND STOCKHOLDERS' EQUITY
Interest bearing liabilities:
Demand deposits (2)	(5)	(44)	(49)	19	(206)	(187)
Savings deposits	8	(74)	(66)	23	(90)	(67)
Time deposits	(235)	(400)	(635)	(209)	(476)	(685)
Other, including short-term borrowings, and other interest bearing liabilities	14	(12)	2	5	(9)	(4)
Total interest bearing liabilities	(218)	(530)	(748)	(162)	(781)	(943)

Net interest income	$(45)	$(643)	$(688)	$(276)	$(644)	$(920)

(5)	Non-accruing loans are included in the above table until they are charged off.
(6)	The change in interest due to rate and volume has been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts of the change in each.
(7)	Includes net unrealized gains on securities available for sale: $86 in 2013, $1,389 in 2012 and $930 in 2011.
(8)	Interest income includes loan fees of $185, $167 and $218, in 2013, 2012 and 2011, respectively.

On average, total loans outstanding in 2013 decreased from 2012 by 2.0%, to $276,737,000. Average yields on loans decreased by 33 basis points in 2013 when compared to 2012. As shown in the preceding Rate – Volume Analysis of Net Interest Income Table 2, the decrease in yield reduced interest income on loans by approximately $915,000, and the decrease in volume further reduced interest income by $309,000, resulting in an aggregate decrease in interest recorded on loans of $1,224,000. While the prime rate has remained unchanged at 3.25% since December of 2008, most adjustable rate mortgages scheduled to reprice during 2013 that had not already reached a floor, did so at rates below their previous rates, effectively decreasing the overall yield to the Bank. Additionally, in 2013, with fixed rates offered through the secondary market, it was favorable for some customers with adjustable rate loans to refinance through that program, decreasing both volume and yield in the loan portfolio. Likewise, new and refinanced portfolio loans were priced at lower rates during 2013, also contributing to the decrease in overall yield.

During 2013, 33% of the investment portfolio, or $38,973,000, matured or was prepaid. All proceeds from these events and other funds available through loan repayments, totaling $45,446,000, were reinvested in the investment portfolio in the lower rate environment, resulting in the decrease in overall yield of the investment securities by 21 basis points. Yields on the investment securities portfolio decreased to 1.43% in 2013, as compared to 1.64% in 2012. Yield declines decreased net interest income by $265,000 when compared to 2012. Average balances of investment securities increased by $4,271,000, and this volume increase accounted for a $66,000 increase in interest income as compared to 2012.

In total, yield on earning assets in 2013 was 4.09% as compared to 4.39% in 2012, a decrease of 30 basis points. On a fully tax equivalent basis, yield on earning assets decreased from 4.56% in 2012 to 4.24% in 2013.

Average interest bearing liabilities decreased by $8,247,000 in 2013, as compared to 2012. Within the categories of interest bearing liabilities, deposits decreased on average by $11,765,000, and borrowings increased by $3,518,000 on average. During 2013, the most significant change in interest bearing deposits was in time deposit balances, which decreased on average by $13,167,000, while interest-bearing demand and savings accounts increased on average by $1,402,000. This shift continues a trend that has been occurring for several years. Management believes this trend reflects the consumers’ response to historical low interest rates. In 2013, time deposits accounted for 51.1% of total interest-bearing deposits. One and two years prior, time deposits represented 53.4% and 63.5%, respectively, of all interest-bearing deposits. Changes in total interest-bearing liabilities reduced interest expense by $218,000 in 2013 as compared to 2012, while decreases in interest rates further reduced interest expense by $530,000. Non-interest bearing liabilities used to fund earning assets included demand deposits, which increased $5,782,000 on average. The percentage of interest earning assets funded by non-interest bearing liabilities was approximately 20.5% in 2013 versus 19.6% in 2012. The total cost to fund earning assets (computed by dividing the total interest expense by the total average earning assets) in 2013 was 0.71%, as compared to 0.88% in 2012.

Net interest income was $13,834,000 for 2013, a decrease of $688,000 when compared to 2012, with $643,000 due to net rate decreases and $45,000 attributed to net volume decreases.

Provision for Loan Losses

Juniata’s provision for loan losses is determined as a result of an analysis of the adequacy level of the allowance for loan losses. In order to closely reflect the potential losses within the current loan portfolio based upon current information known, the Company carries no unallocated allowance. An analysis was performed following the process described in “Application of Critical Accounting Policies” earlier in this discussion, and it was determined that a provision of $415,000 was appropriate for 2013, a decrease of $996,000 when compared to 2012 when the total loan loss provision was $1,411,000. The higher provision in 2012 was primarily the result of analysis of the values of collateral securing certain impaired loans. Discussion included in the Loans and Allowance for Loan Losses in the section below titled “Financial Condition” explains the information and analysis used to arrive at the significant increase in the provision in 2012. In 2013, net charge-offs exceeded the provision by $994,000, due primarily to specific loss confirming events related to one loan in which a $1,026,000 charge-off was taken in 2013, which had a specific reserve established in 2012.

Non-interest Income

The Company remains committed to providing comprehensive services and products to meet the current and future financial needs of our customers. We believe that our responsiveness to customers’ needs surpasses that of our competitors, and we measure our success by the customer acceptance of fee-based services. We continually explore avenues to enhance product offerings in areas beneficial to customers. We offer a variety of options for financing to home-buyers that includes a secondary market lending program, providing significant fee income. We continue to add new features and services for our electronic banking clientele. We provide alternative investment opportunities through an arrangement with a broker dealer and integrate the delivery of non–traditional products with our Trust and Wealth Management Division. This arrangement enables us to meet the investment needs of a varied customer base and to better identify our clients’ needs for traditional trust services.

Fee-generated non-interest revenues consist of customer service fees derived from deposit accounts, trust relationships and sales of non-deposit products. In 2013, revenues from these services totaled $2,020,000, representing a slight increase of $6,000, or 0.3%, from 2012 revenues. Customer service fees derived from deposit accounts were $8,000 higher in 2013 than in 2012. The slight increase was attributed to overdraft and non-sufficient fund charges to customers. Total fees for trust services decreased by $24,000, or 6.3%, as fees from estate settlements decreased by $9,000 in 2013 as compared to 2012, and non-estate fees decreased by $15,000. Variance in fees from estate settlements occurs because estate settlements occur sporadically and are not necessarily consistent year to year. Non-estate fees are repeatable revenues that generally increase and decrease in relation to movements in interest rates as market values of trust assets under management increase or decrease and as new relationships are established. Commissions from sales of non-deposit products increased in 2013, resulting in a $22,000 increase in related fee income.

Fees and income derived from the origination, sale and servicing of residential mortgage loans was $338,000 in 2013, a decrease of $229,000, or 40.4%, compared to 2012, when refinancing activities were more active. Other non-interest-related fees derived from loan activity decreased by $32,000 when comparing 2013 to 2012. A gain of $53,000 was recorded in 2012 as a result of a life insurance claim. No such activity occurred in 2013.

The Company owns 39.16% of the stock of Liverpool Community Bank, (“LCB”) and accounts for its ownership through the equity method. As such, 39.16% of the income of LCB is recorded by Juniata as non-interest income. As a result of this investment, $237,000 was recorded as income in 2013, compared to $249,000 in 2012. Earnings on bank-owned life insurance and annuities decreased in 2013 by $34,000, or 7.6%, when compared to the previous year, as crediting rates were reduced.

As a percentage of average assets, non-interest income (excluding securities gains and losses) was 0.94% in 2013 as compared to 1.01% in 2012.

Non-interest Expense

Management strives to control non-interest expense where possible in order to achieve maximum operating results.

In 2013, total non-interest expense increased by $69,000, or 0.5%, when compared to 2012. The overall change in non-interest expense was attributable to the first year’s amortization of the Company’s investment in a low income housing project in 2013, offset by decreases in the cost for employee benefits expenses and costs associated with loan foreclosures (included in other non-interest expense). In 2013, amortization of the low income housing investment was $448,000, with no such expense recorded in 2012. Amortization is scheduled to continue through 2023 at similar amounts.

On December 31, 2012, the Company froze its defined benefit plan to future service accruals while at the same time significantly enhancing the defined contribution plan employer match for its employees. The result was a reduction in expense of $257,000, or 43.5%, in 2013 compared to 2012. Additionally, the cost of medical insurance for employees declined by $203,000, or 23.6%, in the Company’s self-funded plan. Small variances in occupancy, equipment, data processing, director compensation, professional fees and FDIC insurance resulted in a net increase of $23,000 for 2013 in comparison to 2012. Sales of properties carried as other real estate owned generated net gains of $39,000 for 2013, as compared to a net loss of $34,000 during 2012. This increase was offset somewhat by a decrease in costs associated with assets in foreclosure of $50,000, included in other non-interest expense.

As a percentage of average assets, non-interest expense was 2.92% in 2013 as compared to 2.88% in 2012. The low-income housing investment amortization increased this key ratio by 10 basis points. Excluding the new amortization, annualized non-interest expense would have been 2.82% of average assets, representing an improvement of 6 basis points.

Income Taxes

Income tax expense for 2013 amounted to $505,000, which included the effect of a tax credit in the amount of $556,000, versus $978,000 of income tax expense with no such credit in 2012. The tax credit is available to the Company as a result of an equity investment in a low income housing project. The effective tax rate in 2013 was 11.2% versus 21.1% in 2012. The reduction in the effective rate is attributed to the tax credit earned in 2013. See Note 15 of Notes to Consolidated Financial Statements for further information on income taxes.

Net Income

For comparative purposes, the following table sets forth earnings, in thousands of dollars, and selected earnings ratios for the past three years.

	2013	2012	2011
Net Income	$4,001	$3,648	$4,680
Return on average assets	0.89%	0.80%	1.05%
Return on average equity	8.07%	7.33%	9.29%

Outlook for 2014

Since December of 2008, the national prime rate has remained at 3.25% and the federal funds rate has remained at a historically low level. This period is the longest period of unchanged rates in recent history. Still, we expect, and are prepared for, the interest rate environment to remain relatively unchanged again throughout 2014. However, because experience also tells us that rate movement can occur quickly and significantly, we are managing our interest sensitive assets and liabilities with an understanding of the rate risk involved with rapidly rising rates. We enter 2014 with non-performing loans at the lowest level since 2010 and expect to see further reductions by year-end as issues are resolved. Our net interest margin remains a primary component of profitability; however, we have sought and continue to seek to focus on fee services, including an attempt to regain income lost to consumer regulation that lessens our ability to charge for consumer overdrafts, in order to augment revenues. We will maintain the conservative lending and investing philosophies and responsible deposit pricing that have resulted in our healthy net interest margin and solid balance sheet.

Also necessary to our success is the satisfaction level of our customers, clients and employees. In recent years, we have introduced new avenues of service delivery through technology, such as an on-line mortgage application portal, a mobile banking application for the IPad and other electronic tablets to complement our smart phone apps, internal and external transfers of funds features through on-line banking and merchant remote deposit, to name a few. Further advancement in 2013 continued as we realigned our human resources to achieve more efficient and competent delivery. In 2014, we will be replacing our ATM network with new state-of-the art machines, designed with high-level functionality.

Increasing our customer base and connection with those customers is a priority. In 2013, we embarked upon a new and effective advertising campaign that showcased the Company’s new brand. We followed up with several successful direct-mail marketing efforts, setting the stage for expanded marketing plans for 2014. We believe that it is imperative that our customers have convenient and easy access to personal financial services that complement their changing lifestyles, whether through electronic or personal delivery. Convenience and mobility have become priorities for a large segment of the population in deciding with whom one will do business, and thus we have made it our priority to provide such convenience.

In recent years, attempts to defraud consumers have continued to grow. For several years we have had mechanisms in place to detect and thwart fraud attempts against our customers before monetary loss. We believe our customers value the service. We are planning an announcement for a new service in 2014 that will go beyond fraud detection on singular deposit accounts and provide full ID protection for families. This service will accompany a complete new line-up of accounts, designed to support the lifestyles and needs of our clientele.

Additionally, in 2014, our business development plan continues to expand and reward more horizontal integration, extending the opportunities for cross selling across departmental lines. We strive to be the financial services provider of choice to those within our market area.

Management is aware of the challenges facing us in the coming year. We are positioned to reward our stockholders with a good return on their investment in our Company while maintaining strong capital and liquidity levels, and we intend to remain in that position. The confidence of our stockholders and the trust of our community are vital to our ongoing success.

2012

Financial Performance Overview

Net income for Juniata in 2012 was $3,648,000, representing a 22.1% decrease as compared to net income for 2011. Earnings per share on a fully diluted basis decreased from $1.10 in 2011 to $0.86 in 2012. The net interest margin, on a fully tax-equivalent basis, decreased from 3.97% in 2011 to 3.68%, in 2012. The ratio of noninterest income (excluding gains on sales of securities and securities impairment charges) to average assets increased by 13 basis points, while the ratio of noninterest expense to average assets increased by 2 basis points to 2.88%.

Summarized below are the components of net income (in thousands of dollars) and the contribution of each to ROA for 2012 and 2011.

	2012		2011
		% of Average		% of Average
		Assets		Assets
Net interest income	$14,522	3.20%	$15,442	3.45%
Provision for loan losses	(1,411)	(0.31)	(364)	(0.08)

Customer service fees	1,282	0.28	1,346	0.30
BOLI	450	0.10	478	0.11
Trust fees	379	0.08	388	0.09
Commissions from sales of non-deposit products	353	0.08	273	0.06
Income from unconsolidated subsidiary	249	0.05	263	0.06
Other noninterest income	1,310	0.29	1,192	0.27
Security gains and impairment charges, net	2	0.00	6	0.00
Gains on sale of other assets	567	0.12	-	0.00
Total noninterest income	4,592	1.01	3,946	0.88

Employee expense	(7,286)	(1.60)	(6,944)	(1.55)
Occupancy and equipment	(1,439)	(0.32)	(1,526)	(0.34)
Data processing expense	(1,440)	(0.32)	(1,326)	(0.30)
Director compensation	(234)	(0.05)	(284)	(0.06)
Professional fees	(362)	(0.08)	(462)	(0.10)
Taxes, other than income	(438)	(0.10)	(496)	(0.11)
FDIC insurance premiums	(327)	(0.07)	(369)	(0.08)
Gain (Loss) on sales of other real estate owned	(34)	(0.01)	56	0.01
Intangible amortization	(45)	(0.01)	(45)	(0.01)
Other noninterest expense	(1,472)	(0.32)	(1,406)	(0.31)
Total noninterest expense	(13,077)	(2.88)	(12,802)	(2.86)

Income tax expense	(978)	(0.22)	(1,542)	(0.34)
Net income	$3,648	0.80%	$4,680	1.05%

Average assets	$454,057		$447,323

Net Interest Income

On average, total loans outstanding in 2012 decreased from 2011 by 3.8%, to $282,282,000. Average yields on loans decreased by 39 basis points in 2012 when compared to 2011. As shown in the preceding Rate – Volume Analysis of Net Interest Income Table 2, the decrease in yield reduced interest income by approximately $966,000, and the decrease in volume further reduced interest income by $799,000, resulting in an aggregate decrease in interest recorded on loans of $1,765,000. While the prime rate has remained unchanged at 3.25% since December of 2008, adjustable rate mortgages scheduled to reprice during 2012 that had not already reached a floor, did so at rates below their previous rates, effectively decreasing the overall yield to the Bank. Additionally, in 2012, with fixed rates offered through the secondary market, it became favorable for some customers with adjustable rate loans to refinance through that program, decreasing both volume and yield in the loan portfolio. Likewise, new and refinanced loans remaining in the portfolio at lower rates during 2012 also contributed to the decrease in overall yield.

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

Average interest bearing liabilities increased by $1,745,000 in 2012, as compared to 2011. Within the categories of interest bearing liabilities, deposits increased on average by $910,000, and borrowings increased by $835,000 on average. While interest-bearing deposits increased only slightly in total, there was a shift in types of interest-bearing deposits. During 2012, time deposit balances decreased on average by $10,161,000, while interest-bearing demand and savings accounts increased on average by $11,071,000. This trend had been occurring over the previous several years. Management believes this was the consumers’ response to historical low interest rates. In 2012, time deposits accounted for 53.3% of total interest-bearing deposits. Two years prior, time deposits represented 61.6% of all interest-bearing deposits. Changes in total interest-bearing liabilities reduced interest expense by $162,000 in 2012 as compared to 2011, while decreases in interest rates further reduced interest expense by $782,000. Non-interest bearing liabilities used to fund earning assets included demand deposits, which increased $4,238,000 on average. The percentage of interest earning assets funded by non-interest bearing liabilities was approximately 19.6% in 2012 versus 18.8% in 2011. The total cost to fund earning assets in 2012 was 0.88%, as compared to 1.13% in 2011.

Net interest income was $14,522,000 for 2012, a decrease of $920,000 when compared to 2011, with $644,000 due to rate differences and $276,000 attributed to volume changes.

Provision for Loan Losses

Management performed an analysis of the loan portfolio following the process described in “Application of Critical Accounting Policies” earlier in this discussion, and management determined that a provision of $1,411,000 was appropriate for 2012, an increase of $1,047,000 when compared to 2011 when the total loan loss provision was $364,000. The increased provision was primarily the result of analysis of the values of collateral securing certain impaired loans. In 2012, the provision exceeded net charge-offs by $350,000.

Non-interest Income

In 2012, revenues from fee-generated services (customer service fees derived from deposit accounts, trust relationships and sales of non-deposit products) totaled $2,014,000, representing a slight increase of $7,000, or 0.3%, from 2011 revenues. Customer service fees derived from deposit accounts were $64,000 less in 2012 than in 2011. The decrease was a result of a reduction in overdraft and non-sufficient fund charges to customers. Total fees for trust services decreased by $9,000, or 2.3%, as fees from estate settlements increased by $2,000 in 2012 as compared to 2011, and non-estate fees decreased by $11,000. Variance in fees from estate settlements occurs because estate settlements occur sporadically and are not necessarily consistent year to year. Non-estate fees are repeatable revenues that generally increase and decrease in relation to movements in interest rates as market values of trust assets under management increase or decrease and as new relationships are established. Commissions from sales of non-deposit products increased in 2012, resulting in an $80,000 increase in related fee income.

As a result of the Company’s investment in LCB, $249,000 was recorded as income in 2012, compared to $263,000 in 2011. Earnings on bank-owned life insurance and annuities decreased in 2012 by $28,000, or 5.9%, when compared to the previous year, as crediting rates are reduced.

As a percentage of average assets, non-interest income (excluding securities gains and impairment charges) was 1.01% in 2012 as compared to 0.88% in 2011.

Non-interest Expense

In 2012, total non-interest expense increased by $275,000, or 2.1%, when compared to 2011. Total employee compensation and benefits increased by $342,000, or 4.9% in 2012 over 2011. While total salary expense in 2012 was decreased by $68,000 when compared to salary expense in 2011, the cost to provide medical insurance to employees increased by approximately $194,000, and defined benefit expense increased by $244,000. FDIC insurance premiums for the Bank were reduced in 2012 by $42,000 as compared to 2011 as the full year benefit of the revised FDIC insurance premium formula was realized during 2012. The calculation changed mid-year in 2011 and the premiums for banks are became based upon total assets and risk-based capital levels so that banks such as Juniata Valley Bank with lower levels of risk in the balance sheet are charged at a lower rate. Director compensation costs were $50,000, or 17.7%, lower in 2012 as compared to 2011, as a result of retirements of board and advisory board members. Professional fees decreased by $100,000 in 2012 as compared to 2011 due to the decreased use of various consultants and attorneys during 2012. Other non-interest expense categories that increased in 2012 included losses realized on the sales of foreclosed properties, which added $90,000 to expense, but was partially offset by a reduction in delinquent and foreclosed loan costs, included in other non-interest expense, of $27,000 when compared to 2011.

As a percentage of average assets, non-interest expense was 2.88% in 2012 as compared to 2.86% in 2011.

Income Taxes

Income tax expense for 2012 amounted to $978,000 compared to $1,542,000 in 2011. The effective tax rate was 21.1% in 2012 versus 24.8% in 2011, as tax-exempt income as a percentage of income before tax increased to 30.1% in 2012 from 22.9% in 2011. Average tax-exempt investments and loans as a percentage of average assets were 12.2% and 10.6% in 2012 and 2011, respectively. See Note 15 of Notes to Consolidated Financial Statements for further information on income taxes.

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

Table 3

Changes in Uses and Sources of Funds

(Dollars in thousands)

	2013			2012			2011
	Average	Increase(Decrease)		Average	Increase(Decrease)		Average
	Balance	Amount	%	Balance	Amount	%	Balance
Funding Uses:
Taxable loans	$258,116	$(5,058)	(1.9)%	$263,174	$(16,327)	(5.8)%	$279,501
Tax-exempt loans	18,621	(487)	(2.5)	19,108	5,290	38.3	13,818
Taxable securities	91,972	3,490	3.9	88,482	17,824	25.2	70,658
Tax-exempt securities	37,210	781	2.1	36,429	2,705	8.0	33,724
Interest bearing deposits	2,834	(3,873)	(57.7)	6,707	3,026	82.2	3,681
Federal funds sold	-	(75)	(100.0)	75	(6,515)	(98.9)	6,590
Total interest earning assets	408,753	(5,222)	(1.3)	413,975	6,003	1.5	407,972
Investment in:
Unconsolidated subsidiary	4,060	181	4.7	3,879	218	6.0	3,661
Low income housing	3,989	3,028	315.1	961	961	-	-
BOLI and annuities	14,616	410	2.9	14,206	724	5.4	13,482
Goodwill and intangible assets	2,321	65	2.9	2,256	(23)	(1.0)	2,279
Other non-interest earning assets	18,885	(2,039)	(9.7)	20,924	(929)	(4.3)	21,853
Unrealized gains on securities	86	(1,303)	(93.8)	1,389	459	49.4	930
Less: Allowance for loan losses	(2,679)	854	(24.2)	(3,533)	(679)	23.8	(2,854)
Total uses	$450,031	$(4,026)	(0.9)%	$454,057	$6,734	1.5%	$447,323

Funding Sources:
Interest bearing demand deposits	$94,338	$(2,261)	(2.3)%	$96,599	$4,702	5.1%	$91,897
Savings deposits	59,926	3,663	6.5	56,263	6,369	12.8	49,894
Time deposits under $100,000	129,417	(11,008)	(7.8)	140,425	(8,893)	(6.0)	149,318
Time deposits over $100,000	32,260	(2,159)	(6.3)	34,419	(1,268)	(3.6)	35,687
Repurchase agreements	4,332	724	20.1	3,608	574	18.9	3,034
Short-term borrowings	3,199	2,737	592.4	462	207	81.2	255
Other interest bearing liabilities	1,317	57	4.5	1,260	54	4.5	1,206
Total interest bearing liabilities	324,789	(8,247)	(2.5)	333,036	1,745	0.5	331,291
Demand deposits	71,006	5,782	8.9	65,224	4,238	6.9	60,986
Other liabilities	4,665	(1,366)	(22.6)	6,031	1,340	28.6	4,691
Stockholders' equity	49,571	(195)	(0.4)	49,766	(589)	(1.2)	50,355
Total sources	$450,031	$(4,026)	(0.9)%	$454,057	$6,734	1.5%	$447,323

Overall, total average assets decreased by $4,026,000, or 0.9%, for the year 2013 compared to 2012, following an increase of $6,734,000, or 1.5%, in 2012 over average assets in 2011. The ratio of average earning assets to total average assets was consistent at 91%, in each of the last three years, while the ratio of average interest-bearing liabilities to total average assets dropped from 74% in 2011 to 73% in 2012 and then further to 72% in 2013. Although Juniata’s investment in its unconsolidated subsidiary, investment in a low income elderly housing project and its bank owned life insurance and annuities are not classified as interest-earning assets, income is derived directly from those assets. These instruments have represented 5.0% and 4.2% of total average assets in 2013 and 2012, respectively. A more detailed discussion of the Company’s earning assets and interest bearing liabilities will follow in Sections titled “Loans”, “Investments”, “Deposits” and “Market/Interest Rate Risk”.

Loans

Loans outstanding at the end of each year consisted of the following (in thousands):

	December 31,
	2013	2012	2011	2010	2009
Commercial, financial and agricultural	$26,281	$19,296	$19,417	$19,911	$20,783
Real estate - commercial	74,471	69,187	60,774	56,305	51,299
Real estate - construction	19,681	18,092	17,508	13,256	24,578
Real estate - mortgage	140,459	153,122	176,548	190,985	190,811
Obligations of states and political subdivisions	12,702	12,769	8,780	8,984	13,553
Personal	4,204	5,034	6,658	8,688	10,670
Unearned interest	-	-	(4)	(27)	(64)
Total	$277,798	$277,500	$289,681	$298,102	$311,630

From year-end 2012 to year-end 2013, total loans outstanding increased by $298,000, following a decrease of $12,181,000 in 2012 when compared to year-end 2011. The following table summarizes how the ending balances (in thousands) changed annually in each of the last three years.

	2013	2012	2011
Beginning balance	$277,500	$289,681	$298,102

Net new loans (repayments)	2,359	(10,097)	(7,519)
Loans charged off	(1,431)	(1,071)	(282)
Loans transferred to other real estate owned and other adjustments to carrying value	(630)	(1,013)	(620)
Net change	298	(12,181)	(8,421)
Ending balance	$277,798	$277,500	$289,681

The loan portfolio was comprised of approximately 52% consumer loans and 48% commercial loans (including construction) on December 31, 2013 as compared to 57% consumer loans and 43% commercial loans on December 31, 2012. Management believes that diversification in the loan portfolio is important and performs a loan concentration analysis on a quarterly basis. The highest loan concentration by activity type was commercial real estate loans secured by income-producing property whose debt service on this category of loans is reliant upon the cash flow generated by the property. In the aggregate, loans in this category had outstanding balances of $21,236,000 at December 31, 2013, or 47.6% of capital. Components of this concentration group with balances considered for general reserve purposes are as follows:

	Outstanding Balance	% of Capital
Operators of Apartment Buildings	$9,347,000	21.0%
Operators of Dwellings other than Apartments	8,508,000	19.1%
Hotels and Motels	3,381,000	7.6%
Total	$21,236,000	47.6%

Given the reserves allocated to this sector over the past 36 months and the continuing softness in the market, management has assigned an additional concentration risk factor to this group of loans when analyzing the adequacy of the Allowance for Loan Losses. See Note 6 of Notes to Consolidated Financial Statements.

During 2013, there was growth in the commercial real estate and construction lines of business, as well as commercial, financial and agricultural business, primarily as a result of participation opportunities with other banks. This growth was largely offset by the decrease in mortgages and personal loans, as the secondary market continued to offer more appealing fixed rates and longer terms to borrowers. Growth was further offset by payments and charge-downs of non-performing loans. Juniata is willing, able and continues to lend to qualifying businesses and individuals. Management also believes that the economic climate will continue to result in low loan growth. Our business model closely aligns lenders and community office managers’ efforts to effectively develop referrals and existing customer relationships. Continued emphasis is placed on responsiveness and personal attention given to customers, which we believe differentiates the Bank from its competition. Nearly all commercial loans and most residential mortgage loans are either variable or adjustable rate loans, while other consumer loans generally have fixed rates for the duration of the loan

Juniata strives to offer fair, competitive rates and to provide optimal service in order to attract loan growth. Emphasis will continue to be placed upon attracting the entire customer relationship of our borrowers.

The loan portfolio carries the potential risk of past due, non-performing or, ultimately, charged-off loans. The Bank attempts to manage this risk through credit approval standards and aggressive monitoring and collection efforts. Where prudent, the Bank secures commercial loans with collateral consisting of real and/or tangible personal property. Management further believes that non-performing loans will continue to decline in 2014. The Company maintains a dedicated credit administration division, in responise to the need for heightened credit review, both in the loan origination process and in the ongoing risk assessment process. With stringent credit standards in place, Juniata’s lending strategy stresses quality growth, diversified by product. A standardized credit policy is in place throughout the Company, and the credit committee of the Board of Directors reviews and approves all loan requests for amounts that exceed management’s approval levels. The Company makes credit judgments based on a customer’s existing debt obligations, collateral, ability to pay and general economic trends. See Note 2 of Notes to Consolidated Financial Statements.

The allowance for loan losses has been established in order to absorb probable losses on existing loans. A quarterly provision or credit is charged to earnings to maintain the allowance at adequate levels. Charge-offs and recoveries are recorded as adjustments to the allowance. The allowance for loan losses at December 31, 2013 was 0.82% of total loans, net of unearned interest, as compared to 1.18% of total loans, net of unearned interest, at the end of 2012. The allowance decreased $994,000 when compared to December 31, 2012, as a result of charge-offs of $1,026,000 that had been previously reserved to carry impaired loans at fair value. Net charge-offs for 2013 and 2012 were 0.51% and 0.38% of average loans, respectively.

At December 31, 2013, non-performing loans (as defined in Table 4 below), as a percentage of the allowance for loan losses, were 305.1% as compared to 292.2% at December 31, 2012. Non-performing loans were 2.51% of loans as of December 31, 2013, and 3.46% of loans as of December 31, 2012. Management believes that the decreasing levels of nonperforming loans in 2012 and 2013 will continue into 2014. Of the $6,978,000 of non-performing loans at December 31, 2013, $6,968,000, or 99%, is collateralized with real estate and $10,000 is collateralized with other assets. As of December 31, 2013, there was one restructured loan delinquent in excess of 90 days with respect to the terms of the restructuring as of December 31, 2013 that was included with “accruing restructured loans” in Table 4. This loan has a balance of $61,000 and is in the process of foreclosure.

Table 4

Non-Performing Loans

	2013	2012	2011	2010	2009
	(In thousands)
Nonaccrual loans	$5,952	$8,846	$7,947	$5,964	$2,629
Accruing loans past due 90 days or more	251	742	2,743	1,007	1,369
Accruing restructured loans	775	-	-	-	-
Total non-performing loans	$6,978	$9,588	$10,690	$6,971	$3,998

Loans on which the accrual of interest has been discontinued are designated as non-accrual loans. Accrual of interest on loans is generally discontinued when the contractual payment of principal or interest has become 90 days past due or reasonable doubt exists as to the full, timely collection of principal or interest. However, it is the Company’s policy to continue to accrue interest on loans over 90 days past due as long as (1) they are guaranteed or well secured and (2) there is an effective means of timely collection in process. When a loan is placed on non-accrual status, all unpaid interest credited to income in the current year is reversed against current period income, and unpaid interest accrued in prior years is charged against the allowance for loan losses. Interest received on nonaccrual loans generally is either applied against principal or reported as interest income, according to management’s judgment as to the collectability of principal. Generally, accruals are resumed on loans only when the obligation is brought fully current with respect to interest and principal, has performed in accordance with the contractual terms for a reasonable period of time and the ultimate collectability of the total contractual principal and interest is no longer in doubt. The Company’s nonaccrual and charge-off policies are the same, regardless of loan type. During 2013, gross interest income that would have been recorded if loans in nonaccrual status had been current was $578,000, of which $88,000 was collected and included in net income.

Allowance for Loan Losses

The amount of allowance for loan losses is determined through a critical quantitative and qualitative analysis performed by management that includes significant assumptions and estimates. It is maintained at a level deemed sufficient to absorb probable estimated losses within the loan portfolio, and supported by detailed documentation. To assess potential credit weaknesses, it is critical to analyze observable trends that may be occurring,.

Management systematically monitors the loan portfolio and the adequacy of the allowance for loan losses on a quarterly basis to provide for probable losses inherent in the portfolio. The Bank’s methodology for maintaining the allowance is highly structured and contains two components; a component for loans that are deemed to be impaired and a component for contingencies.

Component for impaired loans:

A loan is considered to be impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loans and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis by the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s observable market price or the fair value of the collateral if the loan is collateral dependent.

The estimated fair values of substantially all of the Company’s impaired loans are measured based on the estimated fair value of the loan’s collateral. For commercial loans secured with real estate, estimated fair values are determined primarily through third-party appraisals. When a real estate secured loan becomes impaired, a decision is made regarding whether an updated certified appraisal of the real estate is necessary. This decision is based on various considerations, including the age of the most recent appraisal, the loan-to-value ratio based on the current appraisal and the condition of the property. Appraised values may be discounted to arrive at the estimated selling price of the collateral, which is considered to be the estimated fair value. The discounts also include the estimated costs to sell the property. For commercial loans secured by non-real estate collateral, estimated fair values are determined based on the borrower’s financial statements, inventory reports, aging accounts receivable, equipment appraisals or invoices. Indications of value from these sources are generally discounted based on the age of the financial information or the quality of the assets. For such loans that are classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The Company generally does not separately identify individual consumer segment loans for impairment disclosures, unless such loans are subject to a restructuring agreement.

Loans whose terms are modified are classified as troubled debt restructurings if the Company grants borrowers concessions and it is deemed that those borrowers are experiencing financial difficulty. Concessions granted under a troubled debt restructuring generally involve a below-market interest rate based on the loan’s risk characteristics or an extension of a loan’s stated maturity date. Nonaccrual troubled debt restructurings are restored to accrual status if principal and interest payments, under the modified terms, are current for a sustained period of time after modification. Loans classified as troubled debt restructurings are designated as impaired.

As of December 31, 2013, 59 loans, with aggregate outstanding balances of $8,049,000, were evaluated for impairment. A collateral analysis was performed on each of these 59 loans in order to establish a portion of the reserve needed to carry impaired loans at no higher than fair value. As a result, five loans were determined to have insufficient collateral and specific reserves were established for each of the five impaired loans, totaling $164,000.

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

The component of the allowance for contingencies relates to other loans that have been segmented into risk rated categories as follows:

•	Commercial, financial and agricultural
•	Real estate – commercial
•	Real estate - construction
•	Real estate – mortgage
•	Obligations of states and political subdivisions
•	Personal

Contingency allowance evaluation consists of several key elements. The borrower’s overall financial condition, repayment sources, guarantors and value of collateral, if appropriate, are evaluated quarterly or when credit deficiencies arise, such as delinquent loan payments. Credit quality risk ratings include regulatory classifications of special mention, substandard, doubtful and loss. Loans classified as special mention have potential weaknesses that deserve management’s close attention. If uncorrected, the potential weaknesses may result in deterioration of the repayment prospects. Loans classified as substandard have one or more well-defined weaknesses that jeopardize the liquidation of the debt. Substandard loans include loans that are inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. Loans classified doubtful have all the weaknesses inherent in loans classified substandard with the added characteristic that collection or liquidation in full, on the basis of current conditions and facts, is highly improbable. Loans classified as a loss are considered uncollectible and are charged to the allowance for loan losses. Loans not classified are rated pass. Specific reserves may be established for larger, individual classified loans as a result of this evaluation, as discussed above. Remaining loans are categorized into large groups of smaller balance homogeneous loans and are collectively evaluated for impairment. This computation is generally based on historical loss experience adjusted for qualitative factors. The historical loss experience is averaged over a ten-year period for each of the portfolio segments. The ten-year timeframe was selected in order to capture activity over a wide range of economic conditions and has been consistently used for the past seven years. The qualitative risk factors are reviewed for relevancy each quarter and include:

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

A summary of activity in the allowance for loan loss for the last five years (in thousands) is shown below. The level of net charge-offs in 2013 was the highest in the most recent five year period. The area most affected by charge-offs in each of the five years presented was real estate – mortgages, whose balances accounted for approximately 50% of the total loan portfolio at December 31, 2013. In 2013, the Company recorded net charge-offs of $1,409,000. Of the 2013 net charge-offs, $1,026,000 was due to specific loss confirming events which were the subjects of specific reserves established in 2012. Due to charge-offs and successful resolution of other troubled debt, non-performing loans decreased by $2,610,000, or 27.2%, at December 31, 2013 compared to December 31, 2012. As such, the level of allowance needed to adequately reserve for loan losses decreased. Management’s analysis indicated that an adequate loan loss allowance would be $2,287,000 at December 31, 2013.

	Years Ended December 31,
	2013	2012	2011	2010	2009
Balance of allowance - beginning of period	$3,281	$2,931	$2,824	$2,719	$2,610
Loans charged off:
Commercial, financial and agricultural	4	25	18	134	47
Real estate - commercial	-	-	37	-	32
Real estate - construction	117	193	-	-	-
Real estate - mortgage	1,281	852	205	482	343
Personal	29	1	22	38	107
Total charge-offs	1,431	1,071	282	654	529

Recoveries of loans previously charged off:
Commercial, financial and agricultural	13	8	2	-	-
Real estate - mortgage	-	-	10	-	-
Personal	9	2	13	18	11
Total recoveries	22	10	25	18	11

Net charge-offs	1,409	1,061	257	636	518
Provision for loan losses	415	1,411	364	741	627
Balance of allowance - end of period	$2,287	$3,281	$2,931	$2,824	$2,719

Ratio of net charge-offs during period to average loans outstanding	0.51%	0.38%	0.09%	0.21%	0.17%

The following tables show how the allowance for loan losses is allocated among the various types of outstanding loans and the percent of loans by type to total loans.

	Allocation of the Allowance for Loan Losses (in thousands)
	December 31,
	2013	2012	2011	2010	2009
Commercial, financial and agricultural	$253	$179	$195	$163	$157
Real estate - commercial	534	463	455	442	426
Real estate - construction	212	202	442	336	324
Real estate - mortgage	1,246	2,387	1,771	1,810	1,743
Obligations of states and political subdivisions	-	-	-	-	-
Personal	42	50	68	73	69
	$2,287	$3,281	$2,931	$2,824	$2,719

	Percent of Loan Type to Total Loans
	2013	2012	2011	2010	2009
Commercial, financial and agricultural	9.5%	7.0%	6.7%	6.7%	6.7%
Real estate - commercial	26.8%	24.9%	21.0%	18.9%	16.5%
Real estate – construction	7.1%	6.5%	6.0%	4.4%	7.9%
Real estate - mortgage	50.5%	55.2%	61.0%	64.1%	61.2%
Obligations of states and political subdivisions	4.6%	4.6%	3.0%	3.0%	4.3%
Personal	1.5%	1.8%	2.3%	2.9%	3.4%
	100.0%	100.0%	100.0%	100.0%	100.0%

Investments

Total investments, defined to include all interest earning assets except loans (i.e. investment securities available for sale (at market value), federal funds sold, interest bearing deposits, Federal Home Loan Bank stock and other interest-earning assets), totaled $128,305,000 on December 31, 2013, representing an increase of $3,258,000 when compared to year-end 2012. The following table summarizes how the ending balances (in thousands) changed annually in each of the last three years.

	2013	2012	2011

Beginning balance	$125,047	$116,177	$95,874
Purchases of investment securities	45,446	87,319	87,131
Calls and maturities of investment securities	(38,973)	(75,816)	(56,034)
Adjustment in market value of AFS securities	(2,325)	(34)	630
Amortization/Accretion	(440)	(412)	(369)
Federal Home Loan Bank stock, net change	241	26	(388)
Federal funds sold, net change	-	-	(12,300)
Interest bearing deposits with others, net change	(691)	(2,213)	1,633
Net change	3,258	8,870	20,303
Ending balance	$128,305	$125,047	$116,177

On average, investments increased slightly, by $323,000, or 0.2%, during 2013, following an increase of $17,040,000, or 14.9%, during 2012. The increase in 2012 was due to deposit growth outpacing loan growth with the excess funding invested in short-term debt securities.

The investment area is managed according to internally established guidelines and quality standards. Juniata segregates its investment securities portfolio into two classifications: those held to maturity and those available for sale. Juniata classifies all new marketable investment securities as available for sale, and currently holds no securities in the held to maturity or trading classifications. At December 31, 2013, the market value of the entire securities portfolio was below amortized cost by $1,138,000 as compared to December 31, 2012, when market value was greater than amortized cost by $1,185,000. The weighted average maturity of the investment portfolio was 4.1 years on December 31, 2013 versus 3.7 years on December 31, 2012. The weighted average maturity has remained short in order to achieve a desired level of liquidity. Table 5, “Maturity Distribution”, in this Management’s Discussion and Analysis of Financial Condition shows the remaining maturity or earliest possible repricing for investment securities. The following table sets forth the maturities of securities (in thousands) and the weighted average yields of such securities by contractual maturities or call dates. Yields on obligations of states and public subdivisions are presented on a tax-equivalent basis.

	December 31, 2013		December 31, 2012		December 31, 2011
Securities		Weighted		Weighted		Weighted
	Fair	Average	Fair	Average	Fair	Average
Type and maturity	Value	Yield	Value	Yield	Value	Yield
Obligations of U.S. Government agencies and corporations
Within one year	$4,192	0.77%	$7,996	2.10%	$2,947	1.94%
After one year but within five years	47,578	1.26%	42,796	1.19%	52,202	1.55%
After five years but within ten years	26,508	1.50%	22,025	1.10%	12,539	1.49%
	78,278	1.32%	72,817	1.26%	67,688	1.55%
Obligations of state and political subdivisions
Within one year	8,314	1.75%	10,505	2.13%	11,154	2.39%
After one year but within five years	26,098	1.34%	29,809	1.54%	22,289	2.36%
After five years but within ten years	7,182	2.26%	4,936	2.61%	4,147	3.23%
After ten years	338	1.20%	726	1.35%	-	-
	41,932	1.58%	45,976	1.78%	37,590	3.79%
Corporate Notes and Other
Within one year	-	-	-	-	1,004	4.00%
	-	-	-	-	1,004	4.00%
Mortgage-backed securities
Within one year	878	2.86%	-	-	-	-
After one year but within five years	1,003	2.63%	1,428	2.46%	1,878	2.84%
After five years but within ten years	2,588	2.09%	1,098	1.24%	2,231	2.26%
	4,469	2.36%	2,526	1.93%	4,109	2.52%

Equity securities	1,367		1,019		890
	$126,046		$122,338		$111,281

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

	2013	2012	2011
Beginning balance	$14,402	$14,069	$13,568
Bank-owned life insurance	426	318	496
Annuities	20	15	5
Net change	446	333	501

Ending balance	$14,848	$14,402	$14,069

Investment in Unconsolidated Subsidiary

The Company owns 39.16% of the outstanding common stock of Liverpool Community Bank (LCB), Liverpool, PA. This investment is accounted for under the equity method of accounting. The investment is being carried at $4,172,000 as of December 31, 2013. The Company increases its investment in LCB for its share of earnings and decreases its investment by any dividends received from LCB. The investment is evaluated quarterly for impairment. A loss in value of the investment which is determined to be other than a temporary decline would be recognized as a loss in the period in which such determination is made. Evidence of a loss in value might include, but would not necessarily be limited to, absence of an ability to recover the carrying amount of the investment or inability of LCB to sustain an earnings capacity which would justify the current carrying value of the investment. The carrying amount at December 31, 2013 represented an increase of $172,000 when compared to December 31, 2012. In connection with this investment, two representatives of Juniata serve on the Board of Directors of LCB.

Goodwill and Intangible Assets

In 2006, the Company acquired a branch office in Richfield, PA. Completing this purchase was in line with a strategic goal of the Company to expand its base into contiguous market areas within rural Pennsylvania. Included in the purchase price of the branch was goodwill of $2,046,000. Additionally, core deposit intangible was acquired and had carrying values of $119,000 and $164,000, as of December 31, 2013 and December 31, 2012, respectively. The core deposit intangible is being amortized over a ten-year period on a straight-line basis. Goodwill is not being amortized, but is measured annually for impairment.

The Company originates and sells residential mortgage loans into the secondary market, but retains the servicing on the loans. The mortgage servicing rights are valued based on the present value of estimated future cash flows on pools of mortgages stratified by rate and maturity date. The computed value is carried as an intangible asset. As of December 31, 2013, the fair value of mortgage servicing rights was $167,000, compared to $98,000 on December 31, 2012.

Deferred Taxes

The Company accounts for income taxes under the asset/liability method. Deferred tax assets and liabilities are recognized for the future consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, as well as operating loss and tax credit carry-forwards, if applicable. A valuation allowance is established against deferred tax assets when, in the judgment of management, it is more likely than not that such deferred tax assets will not become realizable. Management has determined that there was no need for a valuation allowance for deferred taxes as of December 31, 2013 and 2012. As of December 31, 2013 and 2012, the Company recorded a net deferred tax asset of $602,000 and $1,137,000, respectively, which was carried as a non-interest earning asset. Significant components of the decrease of $535,000 included:

1.	A change in the funded status of the Company’s defined benefit plan, decreasing the deferred tax asset by $663,000,
2.	A $361,000 decrease in the deferred tax asset relating to the allowance for loan losses,
3.	An increase of $790,000 in the deferred tax asset relating to unrealized losses arising in the available-for-sale securities portfolio.

The remainder of the difference was due to the various other changes in gross temporary tax differences. See Note 15 of Notes to Consolidated Financial Statements.

Other Non-interest Earning Assets

The following table summarizes the components of the non-interest earning asset category, and how the ending balances (in thousands) changed annually in each of the last three years.

	2013	2012	2011
Beginning balance	$28,893	$24,386	$25,183
Cash and due from banks	(5,691)	2,187	(684)
Premises and equipment, net	(142)	(238)	(357)
Other real estate owned	(147)	1	15
Investment in low income housing	194	3,403	393
Other receivables and prepaid expenses, including deferred tax assets	507	(846)	(164)
Net change	(5,279)	4,507	(797)
Ending balance	$23,614	$28,893	$24,386

Deposits

At December 31, 2013, total deposits were $379,645,000, a decrease of $7,106,000 from total deposits on December 31, 2012. From year-end 2011 to year-end 2012, total deposits were essentially unchanged. The following table summarizes how the ending balances (in thousands) changed annually in each of the last three years.

	2013	2012	2011
Beginning balance	$386,751	$386,665	$376,790

Demand deposits	3,293	6,567	4,055
Interest bearing demand deposits	(482)	(2,707)	11,678
Savings deposits	4,379	5,667	3,603
Time deposits, $100,000 and greater	(2,012)	(26)	(1,066)
Time deposits, other	(12,284)	(9,415)	(8,395)
Net change	(7,106)	86	9,875
Ending balance	$379,645	$386,751	$386,665

The following table shows (in thousands of dollars) the comparison of average core deposits and average time deposits as a percentage of total deposits for each of the last three years.

	Changes in Deposits
	(Dollars in thousands)
	2013			2012			2011
	Average	Increase(Decrease)		Average	Increase(Decrease)		Average
	Balance	Amount	%	Balance	Amount	%	Balance
Core transaction deposits:
Indexed money market	$38,920	$(3,073)	(7.3)%	$41,993	$3,370	8.7%	$38,623
Interest bearing demand	55,418	812	1.5	54,606	1,332	2.5	53,274
Savings	59,926	3,663	6.5	56,263	6,369	12.8	49,894
Demand	71,006	5,782	8.9	65,224	4,238	6.9	60,986
Total	225,270	7,184	3.3	218,086	15,309	7.5	202,777

Time deposits:
$100,000 and greater	32,260	(2,159)	(6.3)	34,419	(1,268)	(3.6)	35,687
Other	129,417	(11,008)	(7.8)	140,425	(8,893)	(6.0)	149,318
Total	161,677	(13,167)	(7.5)	174,844	(10,161)	(5.5)	185,005
Total deposits	$386,947	$(5,983)	(1.5)%	$392,930	$5,148	1.3%	$387,782

Average deposits decreased $5,983,000, or 1.5%, to $386,947,000 in 2013 following an increase in 2012 of $5,148,000, or 1.3%, to $392,930,000. Core transaction accounts increased by 3.3% and 7.5%, respectively in 2013 and 2012. We believe that over the past two years, because of the market uncertainties that accompany uncertain economic periods, investors have moved balances of available funds into safe, FDIC-insured banking institutions and particularly into liquid transaction accounts. In both 2013 and 2012 however, funds invested in time deposits have declined. Due to the sustained low-interest rate environment, we believe many investors are seeking higher yields than are available in time deposit products. We are experiencing a higher number of sales in our wealth management (non-deposit) products and are seeing investors seeking dividend yields in the stock market as well.

The consumer continues to have a need for transaction accounts, and the Bank is continuing to focus on that need in order to build deposit relationships. Our products are geared toward low-cost convenience and ease for the customer. The Company’s strategy is to aggressively seek to grow customer relationships by staying in touch with customers’changing needs and new methods of connectivity, in an effort to increase deposit (and loan) market share.

The Bank competes in the marketplace with many sources that offer products that directly compete with traditional banking products. In keeping with our desire to provide our customers with a full array of financial services, we supplement the services traditionally offered by our Trust Department by staffing our community offices with wealth management consultants that are licensed and trained to sell variable and fixed rate annuities, mutual funds, stock brokerage services and long-term care insurance. Although the sale of these products can reduce the Bank’s deposit levels, these products offer solutions for our customers that traditional bank products cannot and allow us to more completely service our community. Fee income from the sale of non-deposit products (primarily annuities and mutual funds) was $375,000 and $353,000 in 2013 and 2012, respectively, representing approximately 8.3% and 7.6%, respectively, of total pre-tax income.

Other Interest Bearing Liabilities

Because Juniata funds its needs primarily with local deposits, high levels of debt are not necessary, as can be seen in the table below. Occasionally, there is a need for short term, overnight borrowings that are temporary in nature, and there are instances where long-term debt may be used in matched-funding arrangements for particular loans. Juniata’s average balances for all borrowings increased in 2013 by $3,518,000, or 66.0%, following an increase of $835,000, or 18.6%, in 2012 as compared to 2011. The increase in 2013 was related to the Company’s use of short-term borrowings to fund loan and investment growth. The increase in 2012 was primarily due to the increase in repurchase agreement balances.

		Changes in Borrowings
		(Dollars in thousands)
	2013			2012			2011
	Average	Increase(Decrease)		Average	Increase(Decrease)		Average
	Balance	Amount	%	Balance	Amount	%	Balance
Repurchase agreements	$4,332	$724	20.1%	$3,608	$574	18.9%	$3,034
Short-term borrowings	3,199	2,737	592.4	462	207	81.2	255
Other interest bearing liabilities	1,317	57	4.5	1,260	54	4.5	1,206
	$8,848	$3,518	66.0%	$5,330	$835	18.6%	$4,495

Pension Plan

Through its noncontributory pension plan, the Company provides pension benefits to substantially all of its employees that were employed as of December 31, 2007. Benefits are provided based upon an employee’s years of service and compensation through December 31, 2012. Effective December 31, 2012, the defined benefit retirement plan was amended to cease future service accruals after that date (frozen). ASC Topic 715 gives guidance on the allowable pension expense that is recognized in any given year. In determining the appropriate amount of pension expense to recognize, management must make subjective assumptions relating to amounts and rates that are inherently uncertain. Please refer to Note 20 of Notes to Consolidated Financial Statements.

Stockholders’ Equity

Total stockholders’ equity decreased by $313,000 in 2013. The decrease in stockholders’ equity resulted primarily from the decrease in fair values of investment securities and funds used for treasury stock repurchases. Offsetting this decrease was the reduction in unamortized expense related to the defined benefit retirement plan and undistributed net income. The following table summarizes how the components of equity (in thousands) changed annually in each of the last three years.

	2013	2012	2011

Beginning balance	$50,297	$49,720	$49,976
Net income	4,001	3,648	4,680
Dividends	(3,707)	(3,724)	(3,648)
Stock-based compensation	30	25	26
Repurchase of stock, net of re-issuance	(397)	(209)	(523)
Net change in unrealized security gains	(1,551)	(23)	424

Defined benefit retirement plan adjustments, net of tax	1,311	860	(1,215)
Net change	(313)	577	(256)
Ending balance	$49,984	$50,297	$49,720

On average, stockholders' equity in 2013 was $49,571,000, essentially unchanged from the average in 2012 of $49,766,000. At December 31, 2013, Juniata held 549,560 shares of stock in treasury at a cost of $10,591,000 as compared to 527,465 in 2012 at a cost of $10,200,000. These increases are a result of the Company’s stock repurchase program (see Note 16 of Notes to Consolidated Financial Statements). Return on average equity increased to 8.07% in 2013 from 7.33% in 2012.

The Company periodically repurchases shares of its common stock under the share repurchase program approved by the Board of Directors. In September of 2008, the Board of Directors authorized the repurchase of an additional 200,000 shares of its common stock through its share repurchase program. The program will remain authorized until all approved shares are repurchased, unless terminated by the Board of Directors. Repurchases have typically been through open market transactions and have complied with all regulatory restrictions on the timing and amount of such repurchases. Shares repurchased have been added to treasury stock and accounted for at cost. These shares may be periodically reissued for stock option exercises, employee stock purchase plan purchases and to fulfill dividend reinvestment program needs. During 2013, 24,918 shares were repurchased in conjunction with the current program. Remaining shares authorized for repurchase were 43,475 as of December 31, 2013.

In both 2013 and 2012, Juniata declared dividends of $0.88 per common share. The per-share common dividend in 2011 was $0.86. (See Note 16 of Notes to Consolidated Financial Statements regarding restrictions on dividends from the Bank to the Company.) The dividend payout ratio was 92.65% and 102.08% in 2013 and 2012, respectively. In January 2014, the Board of Directors declared a dividend of $0.22 per share for the first quarter of 2014 to stockholders of record on February 14, 2014, payable on March 3, 2014.

Juniata’s book value per share at December 31, 2013 was 11.91, as compared to $11.92 and $11.76 at December 31, 2012 and 2011, respectively. Juniata’s average equity to assets ratio for 2013, 2012 and 2011 was 11.01%, 10.96% and 11.26%, respectively. Refer also to the Capital Risk section in the Asset / Liability management discussion that follows.

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

Juniata is a member of the Federal Home Loan Bank (FHLB) of Pittsburgh, which provides short-term liquidity. The Bank uses this vehicle to satisfy temporary funding needs throughout the year. The Company had overnight advances of $8,400,000 on December 31, 2013 and $1,600,000 on December 31, 2012.

The Bank’s maximum borrowing capacity with the FHLB is $135,454,000 at December 31, 2013. In order to borrow additional amounts in excess of $2,021,000, the FHLB would require the Bank to purchase additional FHLB Stock. The FHLB is a source of both short-term and long-term funding. The Bank must maintain sufficient qualifying collateral to secure all outstanding advances.

Juniata needs to have liquid resources available to fulfill contractual obligations that require future cash payments. The table below summarizes the Company’s significant contractual obligations to third parties (in thousands of dollars), by type, that are fixed and determined at December 31, 2013. Further discussion of the nature of each obligation is included in the referenced note to the consolidated financial statements.

Contractual Obligations

		Payments Due by Period
				One to	Three to	More than
	Note		Less than	Three	Five	Five
	Reference	Total	One Year	Years	Years	Years
Certificates of deposits	12	$154,406	$70,197	$61,785	$17,044	$5,380
Federal Funds borrowed and security repurchase agreements	13	13,797	13,797	-	-	-
Operating lease obligations	14	337	121	172	44	-
Other long-term liabilities 3rd party data processor contract	23	2,376	528	1,056	792	-
Supplemental retirement and deferred compensation	20	3,261	362	545	384	1,970
		$174,177	$85,005	$63,558	$18,264	$7,350

The schedule of contractual obligations (above) excludes expected defined benefit retirement payments that will be paid from the plan assets, as referenced in Note 20 of Notes to Consolidated Financial Statements.

Capital Risk

The Company maintains sufficient core capital to protect depositors and stockholders and to take advantage of business opportunities while ensuring that it has resources to absorb the risks inherent in the business. Federal banking regulators have established capital adequacy requirements for banks and bank holding companies based on risk factors, which require more capital backing for assets with higher potential credit risk than assets with lower credit risk. All banks and bank holding companies are currently required to have a minimum of 4% of risk adjusted assets in Tier I capital and 8% of risk adjusted assets in Total capital (Tier I and Tier II capital). As of December 31, 2013 and 2012, Juniata's Tier I capital ratio was 17.13% and 17.14%, respectively, and its Total capital ratio was 17.97% and 18.28%, respectively. Additionally, banking organizations must maintain a minimum Tier I capital to total average asset (leverage) ratio of 3%. This 3% leverage ratio is a minimum for the top-rated banking organizations without any supervisory, financial or operational weaknesses or deficiencies. Other banking organizations are required to maintain leverage capital ratios 100 to 200 basis points above the minimum depending on their financial condition. At December 31, 2013 and 2012, Juniata's leverage ratio was 11.04% and 10.96%, respectively, with a required leverage ratio of 4% (see Note 16 of Notes to the Consolidated Financial Statements).

In December 2010, the Basel Committee released its final framework for strengthening international capital and liquidity regulation, officially identified by the Basel Committee as “Basel III”. The federal banking regulatory agencies have proposed regulations implementing the Basel III capital standards. The Basel III proposals would change required levels of capital and how banks calculate their regulatory capital and revise and harmonize the rules for calculating risk-weighted assets to enhance risk sensitivity and address weaknesses that have been identified over the past several years. The proposals would increase the minimum levels of required capital, narrow the definition of capital, and increase the risk weights for various asset classes. In July, 2013, the Federal Reserve Board approved the final rules (the “Basel III Rules”) which substantially revise the risk-based capital requirements applicable to bank holding companies and depository institutions. The new rules, which will begin phase-in starting January 1, 2015, with final phase-in completed by January 1, 2019:

•	Create a new minimum Common Equity Tier I capital ratio of 4.50% of risk-weighted assets and a minimum Tier 1 capital ratio of 6.00% of risk-weighted assets;
•	Continue the current minimum Total Capital Ratio at 8.00% of risk-weighted assets and the minimum Tier 1 Leverage Capital Ratio at 4.00% of average assets;
•	Institute a ”capital conservation buffer” of 2.50% above the minimum risk-based capital requirements, which, if not maintained, restricts an institution from making capital distributions and certain discretionary bonus payments;
•	Revised the definition of capital such that certain non-qualifying capital instruments, including cumulative preferred stock and trust preferred securities, will be excluded as a component of Tier 1 Capital for institutions of the Company’s size; and
•	Expands the risk-weightings categories and weights for assets and off balance sheet exposures to a much larger and more risk-sensitive number of categories, depending on the nature of the assets, and results in higher risk weights for a variety of asset categories.

As a result of the new capital conservation buffer rules, once in effect, if the Company’s bank subsidiary (The Juniata Valley Bank) fails to maintain the required minimum capital conservation buffer, the Company may be unable to obtain capital distributions from it, which could negatively impact the Company’s ability to pay dividends, service debt obligations or repurchase common stock. In addition, such a failure could result in a restriction on the Company’s ability to pay certain cash bonuses to executive officers, negatively impacting the Company’s ability to retain key personnel.

As of December 31, 2013, the Company believes its current capital levels would meet the fully phased-in minimum capital requirements, including capital conservation buffer, as prescribed in the U.S. Basel III Capital Rules.

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

Declines and volatility in the values of financial institution stocks have significantly reduced the likelihood of realizing significant gains in the near-term. Although the Company has realized occasional gains from this portfolio in the past, the primary objective of the portfolio is to achieve value appreciation in the long term while earning consistent, attractive after-tax yields from dividends. The carrying value of the financial institutions stocks accounted for 0.3% of the Company’s total assets as of December 31, 2013. Management performs an impairment analysis on the entire investment portfolio, including the financial institutions stocks on a quarterly basis. No “other-than-temporary” impairment was identified or recorded on stocks in 2013, 2012 or 2011, however, there is no assurance that declines in market values of the common stock portfolio in the future will not result in subsequent “other-than-temporary” impairment charges, depending upon facts and circumstances present.

The equity investments in the Corporation’s portfolio had an adjusted cost basis of approximately $1,055,000 and a fair value of $1,367,000 at December 31, 2013. Net unrealized gains in this portfolio were $312,000 at December 31, 2013.

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

The primary objective of the Company’s asset-liability management process is to maximize current and future net interest income within acceptable levels of interest rate risk while satisfying liquidity and capital requirements. Management recognizes that a certain amount of interest rate risk is inherent, appropriate and necessary to ensure profitability. A simulation analysis is used to assess earnings and capital at risk from movements in interest rates. The model considers three major factors of (1) volume differences, (2) repricing differences, and (3) timing in its income simulation. As of the most recent model run, data was disseminated into appropriate repricing buckets, based upon the static position at that time. The interest-earning assets and interest-bearing liabilities were assigned a multiplier to simulate how much that particular balance sheet item would re-price when interest rates change. Finally, the estimated timing effect of rate changes is applied, and the net interest income effect is determined on a static basis (as if no other factors were present). As the table below indicates, based upon rate shock simulations on a static basis, the Company’s balance sheet is relatively rate-neutral as rates decline. Each 100 basis point increase results in approximately $584,000 decline in net interest income in the static environment. This negative effect of rising rates is offset to a large degree by the positive effect of imbedded options that include loans floating above their floors and likely internal deposit pricing strategies. After applying the effects of options, over a one-year period, the net effect of an immediate 100, 200, 300 and 400 basis point rate increase would decrease net interest income by $216,000, $420,000, $1,641,000 and $2,033,000, respectively. Rate shock modeling was done for a declining rate of 25 basis points only, as the federal funds target rate currently is between zero and 0.25%. As the table below indicates, the net effect of interest rate risk on net interest income is $77,000 in a declining rate environment. Juniata’s rate risk policies provide for maximum limits on net interest income that can be at risk for 100 through 400 basis point changes in interest rates.

Effect of Interest Rate Risk on Net Interest Income

(Dollars in thousands)

Change in Interest Rates (Basis Points)	Change in Net Interest Income Due to Interest Rate Risk (Static)	Change in Net Interest Income Due to Imbedded Options	Total Change in Net Interest Income

400	$(2,338)	$305	$(2,033)
300	(1,753)	112	(1,641)
200	(1,169)	749	(420)
100	(584)	368	(216)
0	-	-	-
(25)	146	(69)	77

The net interest income at risk position remained within the guidelines established by the Company’s asset/liability policy.

Table 5, presented below, illustrates the maturity distribution of the Company’s interest-sensitive assets and liabilities as of December 31, 2013. Earliest re-pricing opportunities for variable and adjustable rate products and scheduled maturities for fixed rate products have been placed in the appropriate column to compute the cumulative sensitivity ratio (ratio of interest-earning assets to interest-bearing liabilities). Securities with call features are treated as though the call date is the maturity date. Through one year, the cumulative sensitivity ratio is 0.93, indicating a liability-sensitive balance sheet, when measured on a static basis.

Table 5
MATURITY DISTRIBUTION
AS OF DECEMBER 31, 2013
(Dollars in thousands)
Remaining Maturity / Earliest Possible Repricing

		Over One
	Within	Year But	Over
	One	Within Five	Five
	Year	Years	Years	Total
Interest Earning Assets
Interest bearing deposits	$292	$-	$-	$292
Investment securities:
Debt securities - taxable	55,526	24,388	5,051	84,965
Debt securities - tax-exempt	5,895	26,857	2,493	35,245
Mortgage-backed securities	879	1,003	2,587	4,469
Stocks	-	-	1,367	1,367
Loans:
Commercial, financial, and agricultural	12,134	7,564	6,583	26,281
Real estate - construction	7,382	6,425	5,874	19,681
Other loans	138,186	68,667	24,983	231,836
Total Interest Earning Assets	220,294	134,904	48,938	404,136
Interest Bearing Liabilities
Demand deposits	89,867	-	-	89,867
Savings deposits	60,761	-	-	60,761
Certificates of deposit over $100,000	14,526	15,382	1,087	30,995
Time deposits	55,671	63,447	4,293	123,411
Securities sold under agreements to repurchase	5,397	-	-	5,397
Short-term borrowings	8,400	-	-	8,400
Other interest bearing liabilities	1,356	-	-	1,356
Total Interest Bearing Liabilities	235,978	78,829	5,380	320,187
Gap	$(15,684)	$56,075	$43,558	$83,949
Cumulative Gap	$(15,684)	$40,391	$83,949

Cumulative sensitivity ratio	0.93	1.13	1.26

Commercial, financial and agricultural loans maturing after one year with:
Fixed interest rates		$6,657	$6,080	$12,737
Variable interest rates		9,910	1,174	11,084
Total		$16,567	$7,254	$23,821

Investment Portfolio Risk

Management considers its investment portfolio risk as the amount of appreciation or depreciation the investment portfolio will sustain when interest rates change. The securities portfolio will decline in value when interest rates rise and increase in value when interest rates decline. Securities with long maturities, excessive optionality (as a result of call features) and unusual indexes tend to produce the most market risk during interest rate movements. Rate shocks of minus 100 and plus 100, 200, 300 and 400 basis points were applied to the securities portfolio to determine how Tier 1 capital would be affected if the securities portfolio had to be liquidated and all gains and losses were recognized. The test revealed that, as of December 31, 2013, the risk-based capital ratio would remain adequate under these scenarios.

Economic Risk

Economic risk is the risk that the long-term or underlying value of the Company will change if interest rates change. Economic value of equity (EVE) represents the change in the value of the balance sheet without regard to business continuity. Generally, banks are exposed to rising interest rates on an economic value of equity basis because of the inherent mismatch between longer duration assets compared to shorter duration liabilities. Rate shocks are applied to all financial assets and liabilities, using parallel and non-parallel rate shifts of 100 to 400 basis points to estimate the change in EVE under the various scenarios. As of December 31, 2013, a non-parallel 200 basis point increase shock in rates produced an estimated 12.3% decline in EVE, indicating a stable value well within Juniata’s policy guidelines.

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

The Company had outstanding loan origination commitments aggregating $33,532,000 and $31,918,000 at December 31, 2013 and 2012, respectively. In addition, the Company had $7,457,000 and $11,246,000 outstanding in unused lines of credit commitments extended to its customers at December 31, 2013 and 2012, respectively.

Letters of credit are instruments issued by the Company that guarantee the beneficiary payment by the Bank in the event of default by the Company's customer in the non-performance of an obligation or service. Most letters of credit are extended for one-year periods. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Company holds collateral supporting those commitments for which collateral is deemed necessary. The amount of the liability as of December 31, 2013 and 2012 for guarantees under letters of credit issued is not material.

The maximum undiscounted exposure related to these commitments at December 31, 2013 was $1,199,000, and the approximate value of underlying collateral upon liquidation that would be expected to cover this maximum potential exposure was $1,061,000.

In 2009, the Company executed an agreement to obtain technology outsourcing services through an outside service bureau, and those services began in June 2010. The agreement provides for termination fees if the Company cancels the services prior to the end of the 8-year commitment period. The termination fee would be an amount equal to one hundred percent of the estimated remaining value of the terminated services if terminated in the first contract year, ninety percent of the estimated remaining value of the terminated services if terminated in the second contract year, eighty percent and seventy percent of the remaining value of the terminated services if terminated in the third and fourth contract years, respectively, and sixty percent of the remaining value of the terminated services if terminated in contract years five through eight. Termination fees are estimated to be approximately $1,663,000 at December 31, 2013. Since the Company does not expect to terminate these services prior to the end of the commitment period, no liability has been recorded at December 31, 2013.

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

Management assessed the effectiveness of the Company’s internal control over financial reporting as of December 31, 2013. In making this assessment, it used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control-Integrated Framework (1992). Based on our assessment, management concluded that as of December 31, 2013, the Company’s internal control over financial reporting is effective and meets the criteria of the Internal Control-Integrated Framework (1992).

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

JoAnn N. McMinn, Chief Financial Officer

Report of Independent Registered Public Accounting Firm on Effectiveness of Internal Control over

Financial Reporting

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders

Juniata Valley Financial Corp.

Mifflintown, Pennsylvania

We have audited Juniata Valley Financial Corp. and its wholly-owned subsidiary’s, The Juniata Valley Bank, (the “Company”) internal control over financial reporting as of December 31, 2013, based on criteria established in Internal Control – Integrated Framework (1992) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying “Item 9A, Report on Management’s Assessment of Internal Control over Financial Reporting.” Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audit also included performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

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

In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2013, based on the COSO criteria.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated statement of financial condition and the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows of Juniata Valley Financial Corp. and its wholly-owned subsidiary, The Juniata Valley Bank as of and for the year ended December 31, 2013, and our report dated March 14, 2014 expressed an unqualified opinion.

/s/ BDO USA, LLP

Harrisburg, Pennsylvania
March 14, 2014

Report of Independent Registered Public Accounting Firm on Consolidated Financial Statements

Report of Independent Registered Public Accounting Firm

Board of Directors and Stockholders

Juniata Valley Financial Corp.

Mifflintown, Pennsylvania

We have audited the accompanying consolidated statement of financial condition of Juniata Valley Financial Corp., and its wholly-owned subsidiary, The Juniata Valley Bank, (the “Company”) as of December 31, 2013 and the related consolidated statements of income, comprehensive income, stockholders’ equity and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Juniata Valley Financial Corp. and its wholly-owned subsidiary, The Juniata Valley Bank at December 31, 2013, and the results of their operations and their cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of December 31, 2013, based on criteria established in the Internal Control – Integrated Framework (1992) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated March 14, 2014, expressed an unqualified opinion.

/s/ BDO USA, LLP

Harrisburg, Pennsylvania
March 14, 2014

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

ParenteBeard LLC
Pittsburgh, Pennsylvania
March 15, 2013

Juniata Valley Financial Corp. and Subsidiary

Consolidated Statements of Financial Condition

( in thousands, except share data)

	December 31,	December 31,
	2013	2012
ASSETS
Cash and due from banks	$8,570	$14,261
Interest bearing deposits with banks	43	136
Cash and cash equivalents	8,613	14,397

Interest bearing time deposits with banks	249	847
Securities available for sale	126,046	122,338
Restricted investment in Federal Home Loan Bank (FHLB) stock	1,967	1,726
Investment in unconsolidated subsidiary	4,172	4,000

Total loans	277,798	277,500
Less: Allowance for loan losses	(2,287)	(3,281)
Total loans, net of allowance for loan losses	275,511	274,219
Premises and equipment, net	6,330	6,472
Other real estate owned	281	428
Bank owned life insurance and annuities	14,848	14,402
Investment in low income housing project	3,990	3,796
Core deposit intangible	119	164
Goodwill	2,046	2,046
Mortgage servicing rights	167	98
Accrued interest receivable and other assets	4,443	3,936
Total assets	$448,782	$448,869
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Deposits:
Non-interest bearing	$74,611	$71,318
Interest bearing	305,034	315,433
Total deposits	379,645	386,751

Securities sold under agreements to repurchase	5,397	3,836
Short-term borrowings	8,400	1,600
Other interest bearing liabilities	1,356	1,305
Accrued interest payable and other liabilities	4,000	5,080
Total liabilities	398,798	398,572
Stockholders' Equity:
Preferred stock, no par value:
Authorized - 500,000 shares, none issued	-	-
Common stock, par value $1.00 per share:
Authorized - 20,000,000 shares
Issued - 4,745,826 shares
Outstanding -
4,196,266 shares at December 31, 2013;
4,218,361 shares at December 31, 2012	4,746	4,746
Surplus	18,370	18,346
Retained earnings	39,118	38,824
Accumulated other comprehensive loss	(1,659)	(1,419)
Cost of common stock in Treasury:
549,560 shares at December 31, 2013;
527,465 shares at December 31, 2012	(10,591)	(10,200)
Total stockholders' equity	49,984	50,297
Total liabilities and stockholders' equity	$448,782	$448,869

See Notes to Consolidated Financial Statements

Juniata Valley Financial Corp. and Subsidiary

Consolidated Statements of Income

(in thousands, except share and per share data)

	Years Ended December 31,
	2013	2012	2011
Interest income:
Loans, including fees	$14,868	$16,092	$17,857
Taxable securities	1,267	1,311	1,240
Tax-exempt securities	583	738	901
Other interest income	16	29	35
Total interest income	16,734	18,170	20,033
Interest expense:
Deposits	2,871	3,621	4,560
Securities sold under agreements to repurchase	4	4	3
Short-term borrowings	8	1	1
Other interest bearing liabilities	17	22	27
Total interest expense	2,900	3,648	4,591
Net interest income	13,834	14,522	15,442
Provision for loan losses	415	1,411	364
Net interest income after provision for loan losses	13,419	13,111	15,078
Non-interest income:
Customer service fees	1,290	1,282	1,346
Debit card fee income	822	809	792
Earnings on bank owned life insurance and annuities	416	450	478
Trust fees	355	379	388
Commissions from sales of non-deposit products	375	353	273
Income from unconsolidated subsidiary	237	249	263
Fees derived from loan activity	165	197	152
Gain on sales of loans	338	567	-
(Loss) gain on calls of securities	(2)	2	6
Gain from life insurance proceeds	-	53	-
Other non-interest income	237	251	248
Total non-interest income	4,233	4,592	3,946
Non-interest expense:
Employee compensation expense	5,413	5,190	5,258
Employee benefits	1,615	2,096	1,686
Occupancy	971	929	957
Equipment	462	510	569
Data processing expense	1,450	1,440	1,326
Director compensation	223	234	284
Professional fees	388	362	462
Taxes, other than income	483	438	496
FDIC Insurance premiums	331	327	369
(Gain) loss on sales of other real estate owned	(39)	34	(56)
Amortization of intangibles	45	45	45
Amortization of investment in low-income housing partnership	448	-	-
Other non-interest expense	1,356	1,472	1,406
Total non-interest expense	13,146	13,077	12,802
Income before income taxes	4,506	4,626	6,222
Provision for income taxes	505	978	1,542
Net income	$4,001	$3,648	$4,680
Earnings per share
Basic	$0.95	$0.86	$1.10
Diluted	$0.95	$0.86	$1.10
Cash dividends declared per share	$0.88	$0.88	$0.86
Weighted average basic shares outstanding	4,210,336	4,231,404	4,241,286
Weighted average diluted shares outstanding	4,211,078	4,233,448	4,244,507

See Notes to Consolidated Financial Statement

Juniata Valley Financial Corp. and Subsidiary

Consolidated Statements of Comprehensive Income

( in thousands)

	Year ended December 31, 2013
	Before
	Tax	Tax	Net-of-Tax
	Amount	Effect	Amount
Net income	$4,506	$(505)	$4,001
Other comprehensive income (loss):
Aavailable for sale securities :
Unrealized holding losses arising during the period	(2,325)	791	(1,534)
Unrealized holding losses from unconsolidated subsidiary	(18)	-	(18)
Less reclassification adjustment for losses included in net income (1) (3)	2	(1)	1
Unrecognized pension net gain (2) (3)	821	(279)	542
Unrecognized pension gain due to change in assumptions (2) (3)	962	(327)	635
Amortization of pension prior service income (2) (3)	(1)	-	(1)
Amortization of pension net actuarial loss (2) (3)	203	(68)	135
Other comprehensive loss	(356)	116	(240)
Total comprehensive income	$4,150	$(389)	$3,761

	Year ended December 31, 2012
	Before
	Tax	Tax	Net-of-Tax
	Amount	Effect	Amount
Net income	$4,626	$(978)	$3,648
Other comprehensive income (loss):
Aavailable for sale securities :
Unrealized holding losses arising during the period	(33)	11	(22)
Less reclassification adjustment for gains included in net income (1) (3)	(2)	1	(1)
Unrecognized pension net gain (2) (3)	1,633	(555)	1,078
Unrecognized pension cost due to change in assumptions (2) (3)	(681)	232	(449)
Amortization of pension prior service income (2) (3)	56	(19)	37
Amortization of pension net actuarial loss (2) (3)	296	(102)	194
Other comprehensive income	1,269	(432)	837
Total comprehensive income	$5,895	$(1,410)	$4,485

	Year ended December 31, 2011
	Before
	Tax	Tax	Net-of-Tax
	Amount	Effect	Amount
Net income	$6,222	$(1,542)	$4,680
Other comprehensive income (loss):
Aavailable for sale securities :
Unrealized holding gains arising during the period	630	(214)	416
Unrealized holding gains from unconsolidated subsidiary	12	-	12
Less reclassification adjustment for gains included in net income (1) (3)	(6)	2	(4)
Unrecognized pension net loss (2) (3)	(743)	252	(491)
Unrecognized pension cost due to change in assumptions (2) (3)	(1,247)	424	(823)
Amortization of pension prior service cost (2) (3)	(2)	1	(1)
Amortization of pension net actuarial loss (2) (3)	152	(52)	100
Other comprehensive loss	(1,204)	413	(791)
Total comprehensive income	$5,018	$(1,129)	$3,889

(1)	Amounts are included in (loss) gain on calls of securities on the Consolidated Statements of Income as a separate element within total non-interest income.
(2)	Amounts are included in the computation of net periodic benefit cost and are included in employee benefits expense on the Consolidated Statements of Income as a separate element within total non-interest expense.
(3)	Income tax amounts are included in the provision for income taxes on the Consolidated Statements of Income.

See Notes to Consolidated Financial Statements

Juniata Valley Financial Corp. and Subsidiary

Consolidated Statements of Stockholders' Equity

(in thousands, except share and per share data)

Years Ended December 31, 2013, 2012 and 2011

	Number				Accumulated
	of				Other		Total
	Shares	Common		Retained	Comprehensive	Treasury	Stockholders'
	Outstanding	Stock	Surplus	Earnings	Loss	Stock	Equity

Balance at January 1, 2011	4,257,765	$4,746	$18,354	$37,868	$(1,465)	$(9,527)	$49,976
Net income				4,680			4,680
Other comprehensive loss					(791)		(791)
Cash dividends at $0.86 per share				(3,648)			(3,648)
Stock-based compensation activity			26				26
Purchase of treasury stock	(33,850)					(589)	(589)
Treasury stock issued for stock option and stock purchase plans	4,303		(17)			83	66
Balance at December 31, 2011	4,228,218	4,746	18,363	38,900	(2,256)	(10,033)	49,720
Net income				3,648			3,648
Other comprehensive income					837		837
Cash dividends at $0.88 per share				(3,724)			(3,724)
Stock-based compensation activity			25				25
Purchase of treasury stock	(19,793)					(360)	(360)
Treasury stock issued for stock option and stock purchase plans	9,936		(42)			193	151
Balance at December 31, 2012	4,218,361	4,746	18,346	38,824	(1,419)	(10,200)	50,297
Net income				4,001			4,001
Other comprehensive loss					(240)		(240)
Cash dividends at $0.88 per share				(3,707)			(3,707)
Stock-based compensation activity			30				30
Purchase of treasury stock	(24,918)					(445)	(445)
Treasury stock issued for stock purchase plan	2,823		(6)			54	48
Balance at December 31, 2013	4,196,266	$4,746	$18,370	$39,118	$(1,659)	$(10,591)	$49,984

See Notes to Consolidated Financial Statements

Juniata Valley Financial Corp. and Subsidiary

Consolidated Statements of Cash Flows

( in thousands)

	Years Ended December 31,
	2013	2012	2011
Operating activities:
Net income	$4,001	$3,648	$4,680
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	415	1,411	364
Depreciation	497	524	581
Net amortization of securities premiums	440	412	369
Net amortization of loan origination costs (fees)	25	(31)	43
Deferred net loan origination fees (costs)	15	(32)	(9)
Amortization of core deposit intangible	45	45	45
Amortization of investment in low income housing partnership	448	-	-
Net realized loss (gain) on calls of securities	2	(2)	(6)
Net (gain) loss on sales of other real estate owned	(39)	34	(56)
Earnings on bank owned life insurance and annuities	(416)	(450)	(478)
Deferred income tax expense (benefit)	662	(64)	(20)
Equity in earnings of unconsolidated subsidiary, net of dividends of $47, $45 and $29	(190)	(204)	(234)
Stock-based compensation expense	30	25	26
Mortgage loans originated for sale	(8,173)	(11,057)	-
Proceeds from loans sold to others	8,442	11,526	-
Gains on sales of loans	(338)	(567)	-
Gain from life insurance proceeds	-	(53)	-
Decrease in accrued interest receivable and other assets	930	478	190
(Decrease) increase in accrued interest payable and other liabilities	(997)	167	86
Net cash provided by operating activities	5,799	5,810	5,581
Investing activities:
Purchases of:
Securities available for sale	(45,446)	(87,319)	(87,131)
FHLB stock	(241)	(26)	-
Premises and equipment	(355)	(286)	(224)
Bank owned life insurance and annuities	(68)	(70)	(70)
Proceeds from:
Maturities of and principal repayments on securities available for sale	38,973	75,816	56,034
Redemption of FHLB stock	-	-	388
Bank owned life insurance and annuities	8	13	23
Life insurance claim	-	200	-
Sale of other real estate owned	780	988	612
Sale of other assets	18	2	9
Investment in low income housing partnership	(642)	(3,403)	-
Net decrease in interest bearing time deposits with banks	598	249	249
Net (increase) decrease in loans	(2,359)	10,160	7,537
Net cash used in investing activities	(8,734)	(3,676)	(22,573)
Financing activities:
Net (decrease) increase in deposits	(7,106)	86	9,875
Net increase in short-term borrowings and securities sold under agreements to repurchase	8,361	1,936	186
Cash dividends	(3,707)	(3,724)	(3,648)
Purchase of treasury stock	(445)	(360)	(589)
Treasury stock issued for employee stock plans	48	151	66
Net cash (used in) provided by financing activities	(2,849)	(1,911)	5,890
Net (decrease) increase in cash and cash equivalents	(5,784)	223	(11,102)
Cash and cash equivalents at beginning of year	14,397	14,174	25,276
Cash and cash equivalents at end of year	$8,613	$14,397	$14,174
Supplemental information:
Interest paid	$2,967	$3,715	$4,669
Income taxes paid	695	1,135	1,200
Supplemental schedule of noncash investing and financing activities:
Transfer of loans to other real estate owned	$594	$1,023	$571
Transfer of loans to other assets	18	-	22

See Notes to Consolidated Financial Statements

JUNIATA VALLEY FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2013, 2012 AND 2011

1. Nature Of Operations

Juniata Valley Financial Corp. (“Juniata” or the “Company”) is a bank holding company operating in central Pennsylvania, for the purpose of delivering financial services within its local market. Through its wholly-owned banking subsidiary, The Juniata Valley Bank (the “Bank”), Juniata provides retail and commercial banking and other financial services through 12 branch locations located in Juniata, Mifflin, Perry and Huntingdon Counties. Additionally, in Mifflin, Juniata and Centre Counties, the Company maintains three offices for loan production, trust services and wealth management sales. Each of the Company’s lines of business are part of the same reporting segment, whose operating results are regularly reviewed and managed by a centralized executive management group. As a result, the Company has only one reportable segment for financial reporting purposes. The Bank provides a full range of banking services including on-line banking, an automatic teller machine network, checking accounts, NOW accounts, savings accounts, money market accounts, fixed rate certificates of deposit, club accounts, secured and unsecured commercial and consumer loans, construction and mortgage loans, safe deposit facilities and credit loans with overdraft checking protection. The Bank also provides a variety of trust services. The Company has a contractual arrangement with a broker-dealer to allow the offering of annuities, mutual funds, stock and bond brokerage services and long-term care insurance to its local market. Most of the Company’s commercial customers are small and mid-sized businesses operating in the Bank’s local service area. The Bank operates under a state bank charter and is subject to regulation by the Pennsylvania Department of Banking and the Federal Deposit Insurance Corporation. Juniata is subject to regulation of the Board of Governors of the Federal Reserve Bank and the Pennsylvania Department of Banking.

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

Use of estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, the valuation of deferred tax assets and the determination of other-than-temporary impairment on securities.

Basis of presentation

Certain amounts previously reported have been reclassified to conform to the consolidated financial statement presentation for 2013. The reclassification had no effect on net income.

Significant group concentrations of credit risk

Most of the Company’s activities are with customers located within the Juniata Valley region. Note 5 discusses the types of securities in which the Company invests. Note 6 discusses the types of lending in which the Company engages.

As of December 31, 2013, there were no concentrations of credit to any particular industry equaling more than 25% of total capital. The Bank’s business activities are geographically concentrated in the counties of Juniata, Mifflin, Perry, Huntingdon, Centre, Franklin and Snyder, Pennsylvania. The Bank has a diversified loan portfolio; however, a substantial portion of its debtors’ ability to honor their obligations is dependent upon the economy in central Pennsylvania.

Cash and cash equivalents

For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, interest bearing demand deposits with banks and federal funds sold. Generally, federal funds are sold for one-day periods.

Interest bearing time deposits with banks

Interest-bearing time deposits with banks consist of certificates of deposits in other banks with maturities within one year.

Securities

Securities classified as available for sale, which include marketable investment securities, are stated at fair value, with the unrealized gains and losses, net of tax, reported as a component of other comprehensive income (loss). Securities classified as available for sale are those securities that the Company intends to hold for an indefinite period of time but not necessarily to maturity. Any decision to sell a security classified as available for sale would be based on various factors, including significant movement in interest rates, changes in maturity mix of the Company’s assets and liabilities, liquidity needs, regulatory capital considerations and other similar factors. Investment securities that management has the positive intent and ability to hold until maturity regardless of changes in market conditions, liquidity needs or changes in general economic conditions are classified as held to maturity and are stated at cost, adjusted for amortization of premium and accretion of discount computed by the interest method over their contractual lives. Interest and dividends on investment securities available for sale and held to maturity are recognized as income when earned. Premiums and discounts are recognized in interest income using the interest method over the terms of the securities. Gains or losses on the disposition of securities available for sale are based on the net proceeds and the adjusted carrying amount of the securities sold, determined on a specific identification basis. The Company has no securities classified as held to maturity at December 31, 2013 and 2012.

Accounting Standards Codification (ASC) Topic 320, Investments – Debt and Equity Securities, clarifies the interaction of the factors that should be considered when determining whether a debt security is other-than-temporarily impaired. For debt securities, management must assess whether (a) it has the intent to sell the security and (b) it is more likely than not that it will be required to sell the security prior to its anticipated recovery. These steps are taken before an assessment is made as to whether the entity will recover the cost basis of the investment. For equity securities, consideration is given to management’s intention and ability to hold the securities until recovery of unrealized losses in assessing potential other-than-temporary impairment. More specifically, factors considered to determine other-than-temporary impairment status for individual equity holdings include the length of time the stock has remained in an unrealized loss position, the percentage of unrealized loss compared to the carrying cost of the stock, dividend reduction or suspension, market analyst reviews and expectations, and other pertinent factors that would affect expectations for recovery or further decline.

In instances when a determination is made that an other-than-temporary impairment exists and the entity does not intend to sell the debt security and it is not more likely than not that it will be required to sell the debt security prior to its anticipated recovery, the other-than-temporary impairment is separated into the amount of the total other-than-temporary impairment related to a decrease in cash flows expected to be collected from the debt security (the credit loss) and the amount of the total other-than-temporary impairment related to all other factors. The amount of the total other-than-temporary impairment related to the credit loss is recognized in earnings. The amount of the total other-than-temporary impairment related to all other factors is recognized in other comprehensive (loss) income.

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

Management believes no impairment charge was necessary related to the FHLB restricted stock during 2013, 2012 or 2011.

Loans

Loans that the Company has the intent and ability to hold for the foreseeable future or until maturity or payoff are stated at the outstanding unpaid principal balances, net of any deferred fees or costs and the allowance for loan losses. Interest income on all loans, other than nonaccrual loans, is accrued over the term of the loans based on the amount of principal outstanding. Unearned income is amortized to income over the life of the loans, using the interest method.

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

Loans on which the accrual of interest has been discontinued are designated as non-accrual loans. Accrual of interest on loans is generally discontinued when the contractual payment of principal or interest has become 90 days past due or reasonable doubt exists as to the full, timely collection of principal or interest. However, it is the Company’s policy to continue to accrue interest on loans over 90 days past due as long as (1) they are guaranteed or well secured and (2) there is an effective means of collection in process. When a loan is placed on non-accrual status, all unpaid interest credited to income in the current year is reversed against current period income and unpaid interest accrued in prior years is charged against the allowance for loan losses. Interest received on nonaccrual loans generally is either applied against principal or reported as interest income, according to management’s judgment as to the collectability of principal. Generally, accruals are resumed on loans only when the obligation is brought fully current with respect to interest and principal, has performed in accordance with the contractual terms for a reasonable period of time and the ultimate collectability of the total contractual principal and interest is no longer in doubt.

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

Loan origination fees and costs

Loan origination fees and related direct origination costs for a given loan are deferred and amortized over the life of the loan on a level-yield basis as an adjustment to interest income over the contractual life of the loan. As of December 31, 2013 and 2012, the amount of net unamortized origination fees carried as an adjustment to outstanding loan balances was $123,000 and $42,000, respectively.

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

In addition, regulatory agencies, as an integral part of their examination process, periodically review the Company’s allowance for loan losses and may require the Company to recognize additions to the allowance for loan losses based on their judgments about information available to them at the time of their examination, which may not be currently available to management. Based on management’s comprehensive analysis of the loan portfolio, management believes the level of the allowance for loan losses as of December 31, 2013 was adequate.

There are two components of the allowance: a specific component for loans that are deemed to be impaired; and a general component for contingencies.

A loan is considered to be impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loans and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis by the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s observable market price or the fair value of the collateral if the loan is collateral dependent.

The estimated fair values of substantially all of the Company’s impaired loans are measured based on the estimated fair value of the loan’s collateral. For commercial loans secured with real estate, estimated fair values are determined primarily through third-party appraisals. When a real estate secured loan becomes impaired, a decision is made regarding whether an updated certified appraisal of the real estate is necessary. This decision is based on various considerations, including the age of the most recent appraisal, the loan-to-value ratio based on the current appraisal and the condition of the property. Appraised values may be discounted to arrive at the estimated selling price of the collateral, which is considered to be the estimated fair value. The discounts also include the estimated costs to sell the property. For commercial loans secured by non-real estate collateral, estimated fair values are determined based on the borrower’s financial statements, inventory reports, aging accounts receivable, equipment appraisals or invoices. Indications of value from these sources are generally discounted based on the age of the financial information or the quality of the assets. For such loans that are classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The Company generally does not separately identify individual consumer segment loans for impairment disclosures, unless such loans are subject to a restructuring agreement.

Loans whose terms are modified are classified as troubled debt restructurings if the Company grants borrowers concessions and it is deemed that those borrowers are experiencing financial difficulty. Concessions granted under a troubled debt restructuring generally involve a below-market interest rate based on the loan’s risk characteristics or an extension of a loan’s stated maturity date. Nonaccrual troubled debt restructurings are restored to accrual status if principal and interest payments, under the modified terms, are current for a sustained period of time after modification. Loans classified as troubled debt restructurings are designated as impaired.

The component of the allowance for contingencies relates to other loans that have been segmented into risk rated categories. The borrower’s overall financial condition, repayment sources, guarantors and value of collateral, if appropriate, are evaluated quarterly or when credit deficiencies arise, such as delinquent loan payments. Credit quality risk ratings include regulatory classifications of special mention, substandard, doubtful and loss. Loans classified as special mention have potential weaknesses that deserve management’s close attention. If uncorrected, the potential weaknesses may result in deterioration of the repayment prospects. Loans classified as substandard have one or more well-defined weaknesses that jeopardize the liquidation of the debt. Substandard loans include loans that are inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. Loans classified doubtful have all the weaknesses inherent in loans classified substandard with the added characteristic that collection or liquidation in full, on the basis of current conditions and facts, is highly improbable. Loans classified as a loss are considered uncollectible and are charged to the allowance for loan losses. Loans not classified are rated pass. Specific reserves may be established for larger, individual classified loans as a result of this evaluation, as discussed above. Remaining loans are categorized into large groups of smaller balance homogeneous loans and are collectively evaluated for impairment. This computation is generally based on historical loss experience adjusted for qualitative factors. The historical loss experience is averaged over a ten-year period for each of the portfolio segments. The ten-year timeframe was selected in order to capture activity over a wide range of economic conditions and has been consistently used for the past seven years. The qualitative risk factors are reviewed for relevancy each quarter and include:

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

Residential mortgage loans and home equity loans generally present a lower level of risk than certain other types of consumer loans because they are secured by the borrower’s primary residence. Risk is increased when the Company is in a subordinate position for the loan collateral.

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

Other real estate owned

Assets acquired in settlement of mortgage loan indebtedness are recorded as other real estate owned (OREO) at fair value less estimated costs to sell, establishing a new cost basis. Costs to maintain the assets and subsequent gains and losses attributable to their disposal are included in other expense as realized. No depreciation or amortization expense is recognized. At December 31, 2013 and 2012, the carrying value of other real estate owned was $281,000 and $428,000, respectively.

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

Mortgage servicing rights

The Company originates residential mortgage loans with the intent to sell. These individual loans are normally funded by the buyer immediately. The Company maintains servicing rights on these loans.

Mortgage servicing rights are recognized as an asset upon the sale of a mortgage loan. A portion of the cost of the loan is allocated to the servicing right based upon relative fair value. Servicing rights are intangible assets and are carried at estimated fair value. The carrying amount of mortgage servicing rights was $167,000 and $98,000 at December 31, 2013 and 2012, respectively. Adjustments to fair value are recorded as non-interest income and included in gain on sales of loans in the consolidated statements of income.

The Company retains the servicing rights on certain mortgage loans sold to the FHLB and receives mortgage banking fee income based upon the principal balance outstanding. Total loans serviced for the FHLB were $18,688,000 and $11,295,000 at December 31, 2013 and 2012, respectively. The mortgage loans sold to the FHLB and serviced by the Company are not reflected in the consolidated statements of financial condition.

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

GAAP requires split-dollar life insurance arrangements to have a liability recognized related to the postretirement benefits covered by an endorsement split-dollar life insurance arrangement. The accrued benefit liability was $792,000 and $738,000 as of December 31, 2013 and 2012, respectively. Related expenses for 2013, 2012 and 2011 were $54,000, $29,000 and $49,000, respectively.

Investments in low-income housing partnerships

Juniata has invested as a limited partner in a partnership that provides low-income housing in Lewistown, Pennsylvania. The carrying value of the investment in the limited partnership was $3,990,000 at December 31, 2013 and $3,796,000 at December 31, 2012. The partnership anticipates receiving $575,000 annually in low-income housing tax credits over ten years, beginning in 2013. Amortization of the investment using the cost method is scheduled to occur over the same period as tax credits are earned. The maximum exposure to loss is limited to the carrying value of its investment at year-end.

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

Advertising

The Company follows the policy of charging costs of advertising to expense as incurred. Advertising expenses were $207,000, $172,000 and $144,000 in 2013, 2012 and 2011, respectively.

Off-balance sheet financial instruments

In the ordinary course of business, the Bank has entered into off-balance sheet financial instruments consisting of commitments to extend credit and letters of credit. Such financial instruments are recorded on the consolidated statement of financial condition when they are funded.

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

Stock-based compensation

The Company sponsors a stock option plan for certain key officers. Compensation expense for stock options granted is measured using the fair value of the award on the grant date and is recognized over the vesting period. The Company recognized $30,000, $25,000 and $26,000 of expense for the years ended December 31, 2013, 2012 and 2011, respectively, for stock-based compensation. The stock-based compensation expense amounts were derived based on the fair value of options using the Black-Scholes option-pricing model. The following weighted average assumptions were used to value options granted in the periods indicated.

	2013	2012	2011
Expected life of options	7 years	7 years	7 years
Risk-free interest rate	1.41%	1.78%	1.39%
Expected volatility	21.57%	22.12%	21.91%
Expected dividend yield	4.91%	4.86%	4.62%

Segment reporting

Management does not separately allocate expenses, including the cost of funding loan demand, between the commercial, retail and trust operations of the Company. As such, discrete financial information is not available, and segment reporting would not be meaningful.

Subsequent events

The Company has evaluated events and transactions occurring subsequent to the consolidated statement of financial condition date of December 31, 2013, for items that should potentially be recognized or disclosed in the consolidated financial statements. The evaluation was conducted through the date these consolidated financial statements were issued.

3. Recent Accounting Standards Update (ASU)

There were no new accounting pronouncements affecting the Company during the year ended December 31, 2013 that had not been adopted by the Company in previous periods. In addition, there are no recently issued accounting standards that are expected to have a material impact on the Company’s consolidated financial statements in future periods.

4.	Restrictions on Cash and Due From Banks

The Bank is required to maintain cash reserve balances with the Federal Reserve Bank. The total required reserve balances were $362,000 and $225,000 as of December 31, 2013 and 2012, respectively.

5.	Securities

The Company’s investment portfolio includes primarily bonds issued by U.S. Government sponsored agencies (approximately 62%) and municipalities (approximately 33%) as of December 31, 2013. Most of the municipal bonds are general obligation bonds with maturities or pre-refunding dates within 5 years. The remaining 5% of the portfolio includes mortgage-backed securities issued by Government-sponsored agencies and backed by residential mortgages and a group of equity investments in other financial institutions.

The amortized cost and fair value of securities as of December 31, 2013 and 2012, by contractual maturity, are shown below (in thousands). Expected maturities may differ from contractual maturities because the securities may be called or prepaid with or without prepayment penalties.

	December 31, 2013
Securities Available for Sale			Gross	Gross
	Amortized	Fair	Unrealized	Unrealized
Type and maturity	Cost	Value	Gains	Losses
Obligations of Government agencies and corporations
Within one year	$4,177	$4,192	$15	$-
After one year but within five years	48,011	47,578	203	(636)
After five years but within ten years	27,615	26,508	-	(1,107)
	79,803	78,278	218	(1,743)

Obligations of state and political subdivisions
Within one year	8,260	8,314	55	(1)
After one year but within five years	26,027	26,098	133	(62)
After five years but within ten years	7,224	7,182	56	(98)
After ten years	350	338	-	(12)
	41,861	41,932	244	(173)

Mortgage-backed securities	4,465	4,469	7	(3)
Equity securities	1,055	1,367	366	(54)
Total	$127,184	$126,046	$835	$(1,973)

	December 31, 2012
Securities Available for Sale			Gross	Gross
	Amortized	Fair	Unrealized	Unrealized
Type and maturity	Cost	Value	Gains	Losses
Obligations of Government agencies and corporations
Within one year	$7,908	$7,996	$88	$-
After one year but within five years	42,253	42,796	543	-
After five years but within ten years	22,004	22,025	53	(32)
	72,165	72,817	684	(32)

Obligations of state and political subdivisions
Within one year	10,448	10,505	57	-
After one year but within five years	29,595	29,809	246	(32)
After five years but within ten years	4,727	4,936	215	(6)
After ten years	731	726	-	(5)
	45,501	45,976	518	(43)

Mortgage-backed securities	2,502	2,526	24	-
Equity securities	985	1,019	145	(111)
Total	$121,153	$122,338	$1,371	$(186)

Certain obligations of the U.S. Government and state and political subdivisions are pledged to secure public deposits, securities sold under agreements to repurchase and for other purposes as required or permitted by law. The carrying value of the pledged assets was $31,921,000 and $30,785,000 at December 31, 2013 and 2012, respectively.

In addition to cash received from the scheduled maturities of securities, some investment securities available for sale are sold at current market values during the course of normal operations. Following is a summary of proceeds received from all investment securities transactions and the resulting realized gains and losses (in thousands):

	Years Ended December 31,
	2013	2012	2011
Gross proceeds from sales of securities	$-	$-	$-
Securities available for sale:
Gross realized gains from called securities	$-	$2	$6
Gross realized losses from called securities	(2)	-	-

The following table shows gross unrealized losses and fair value, aggregated by category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2013 (in thousands):

	Unrealized Losses at December 31, 2013
	Less Than 12 Months		12 Months or More		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses	Value	Losses
Obligations of U.S. Government agencies and corporations	$53,438	$(1,664)	$1,921	$(79)	$55,359	$(1,743)
Obligations of state and political subdivisions	11,496	(130)	4,301	(43)	15,797	(173)
Mortgage-backed securities	308	(3)	-	-	308	(3)
Debt securities	65,242	(1,797)	6,222	(122)	71,464	(1,919)

Equity securities	-	-	266	(54)	266	(54)

Total temporarily impaired securities	$65,242	$(1,797)	$6,488	$(176)	$71,730	$(1,973)

At December 31, 2013, 45 U.S. Government and agency securities had unrealized losses that in the aggregate did not exceed 3% of amortized cost. One of these securities has been in a continuous loss position for 12 months or more.

At December 31, 2013, 37 obligations of state and political subdivision bonds had unrealized losses that in the aggregate did not exceed 2% of amortized cost. Eight of these securities have been in a continuous loss position for 12 months or more.

At December 31, 2013, one mortgage-backed security had an unrealized loss that did not exceed 1% of amortized cost. This security had not been in a continuous loss position for 12 months or more.

The mortgage-backed securities in the Company’s portfolio are government sponsored enterprise (GSE) pass-through instruments issued by the Federal National Mortgage Association (FNMA), which guarantees the timely payment of principal on these investments.

The unrealized losses noted above are considered to be temporary impairments. The decline in the values of the debt securities is due only to interest rate fluctuations, rather than erosion of issuer credit quality. As a result, the payment of contractual cash flows, including principal repayment, is not at risk. As the Company does not intend to sell the securities, does not believe the Company will be required to sell the securities before recovery and expects to recover the entire amortized cost basis, none of the debt securities are deemed to be other-than-temporarily impaired.

Equity securities owned by the Company consist of common stock of various financial services providers (“Bank Stocks”) and are evaluated quarterly for evidence of other-than-temporary impairment. There were seven equity securities that were in an unrealized loss position on December 31, 2013, and have carried unrealized losses for 12 months or more. Individually, none of these seven equity securities have significant unrealized losses. Of the seven equity securities that have sustained unrealized losses for more than 12 months, all have increased in fair value during 2013, indicating the possibility of full recovery and therefore are deemed to be temporarily impaired. Management has identified no other-than-temporary impairment as of, or for the periods ended, December 31, 2013 and 2012 in the equity portfolio. Management continues to track the performance of each stock owned to determine if it is prudent to deem any further other-than-temporary impairment charges. The Company has the ability and intent to hold its equity securities until recovery of unrealized losses.

The following table shows gross unrealized losses and fair value, aggregated by category and length of time that individual securities had been in a continuous unrealized loss position, at December 31, 2012 (in thousands):

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

6. Loans and Related Allowance for Loan Losses

The following table presents the classes of the loan portfolio summarized by the aggregate pass rating and the classified ratings of special mention, substandard and doubtful within the Company’s internal risk rating system as of December 31, 2013 and December 31, 2012 (in thousands):

As of December 31, 2013	Pass	Special Mention	Substandard	Doubtful	Total

Commercial, financial and agricultural	$20,388	$5,658	$235	$-	$26,281
Real estate - commercial	56,867	11,706	5,620	278	74,471
Real estate - construction	15,803	292	1,754	1,832	19,681
Real estate - mortgage	130,706	3,995	4,272	1,486	140,459
Obligations of states and political subdivisions	12,674	28		-	12,702
Personal	4,204	-		-	4,204
Total	$240,642	$21,679	$11,881	$3,596	$277,798

As of December 31, 2012	Pass	Special Mention	Substandard	Doubtful	Total

Commercial, financial and agricultural	$17,570	$904	$822	$-	$19,296
Real estate - commercial	55,198	8,939	5,010	40	69,187
Real estate - construction	14,001	1,022	867	2,202	18,092
Real estate - mortgage	144,179	3,864	2,350	2,729	153,122
Obligations of states and political subdivisions	12,769	-	-	-	12,769
Personal	5,024	10	-	-	5,034
Total	$248,741	$14,739	$9,049	$4,971	$277,500

The Company has certain loans in its portfolio that are considered to be impaired. It is the policy of the Company to recognize income on impaired loans that have been transferred to nonaccrual status on a cash basis, only to the extent that it exceeds principal balance recovery. Until an impaired loan is placed on nonaccrual status, income is recognized on the accrual basis. A collateral analysis is performed on each impaired loan at least quarterly and results are used to determine if a specific reserve is necessary to adjust the carrying value of each individual loan down to the estimated fair value. Generally, specific reserves are carried against impaired loans based upon estimated collateral value until a confirming loss event occurs or until termination of the credit is scheduled through liquidation of the collateral or foreclosure. Charge off will occur when a confirmed loss is identified. Professional appraisals of collateral, discounted for expected selling costs, are used to determine the charge-off amount. The following tables summarize information regarding impaired loans by portfolio class as of December 31, 2013 and December 31, 2012 (in thousands):

	As of December 31, 2013			As of December 31, 2012
Impaired loans	Recorded Investment	Unpaid Principal Balance	Related Allowance	Recorded Investment	Unpaid Principal Balance	Related Allowance
With no related allowance recorded:
Commercial, financial and agricultural	$94	$94	$-	$160	$160	$-
Real estate - commercial	2,017	2,142	-	2,672	2,672	-
Real estate - construction	504	813	-	2,004	2,197	-
Real estate - mortgage	3,353	4,751	-	487	523	-

With an allowance recorded:
Real estate - commercial	$238	$238	$26	$-	$-	$-
Real estate - construction	1,478	1,502	93	198	198	91
Real estate - mortgage	365	394	45	2,141	2,141	1,036

Total:
Commercial, financial and agricultural	$94	$94	$-	$160	$160	$-
Real estate - commercial	2,255	2,380	26	2,672	2,672	-
Real estate - construction	1,982	2,315	93	2,202	2,395	91
Real estate - mortgage	3,718	5,145	45	2,628	2,664	1,036
	$8,049	$9,934	$164	$7,662	$7,891	$1,127

	Year Ended December 31, 2013			Year Ended December 31, 2012			Year Ended December 31, 2011
Impaired loans	Average Recorded Investment	Interest Income Recognized	Cash Basis Interest Income	Average Recorded Investment	Interest Income Recognized	Cash Basis Interest Income	Average Recorded Investment	Interest Income Recognized	Cash Basis Interest Income
With no related allowance recorded:
Commercial, financial and agricultural	$127	$-	$-	$199	$14	$-	$274	$19	$-
Real estate - commercial	2,345	96	24	2,492	119	3	2,354	139	10
Real estate - construction	1,254	2	6	1,362	-	-	485	42	14
Real estate - mortgage	1,920	64	24	1,371	-	-	2,453	34	47

With an allowance recorded:
Real estate - commercial	$119	$-	$-	$-	$-	$-	$-	$-	$-
Real estate - construction	838	-	-	674	-	15	1,025	-	-
Real estate - mortgage	1,253	-	7	2,503	-	-	2,051	65	-

Total:
Commercial, financial and agricultural	$127	$-	$-	$199	$14	$-	$274	$19	$-
Real estate - commercial	2,464	96	24	2,492	119	3	2,354	139	10
Real estate - construction	2,092	2	6	2,036	-	15	1,510	42	14
Real estate - mortgage	3,173	64	31	3,874	-	-	4,504	99	47
	$7,856	$162	$61	$8,601	$133	$18	$8,642	$299	$71

The following table presents nonaccrual loans by classes of the loan portfolio as of December 31, 2013 and December 31, 2012 (in thousands):

Nonaccrual loans:	December 31, 2013	December 31, 2012
Commercial, financial and agricultural	$10	$20
Real estate - commercial	1,331	1,835
Real estate - construction	1,982	2,376
Real estate - mortgage	2,629	4,615
Total	$5,952	$8,846

Interest income not recorded based on the original contractual terms of the loans for nonaccrual loans was $490,000, $472,000 and $405,000 in 2013, 2012 and 2011, respectively. The aggregate amount of demand deposits that have been reclassified as loan balances at December 31, 2013 and 2012 were $41,000 and $620,000, respectively.

The performance and credit quality of the loan portfolio is also monitored by analyzing the age of the loans receivable as determined by the length of time a recorded payment is past due. The following table presents the classes of the loan portfolio summarized by the past due status as of December 31, 2013 and December 31, 2012 (in thousands):

As of December 31, 2013	30-59 Days Past Due	60-89 Days Past Due	Greater than 90 Days	Total Past Due	Current	Total Loans	Loans Past Due greater than 90 Days and Accruing

Commercial, financial and agricultural	$19	$-	$10	$29	$26,252	$26,281	$-
Real estate - commercial	35	1,092	947	2,074	72,397	74,471	61
Real estate - construction	239	7	1,801	2,047	17,634	19,681	-
Real estate - mortgage	1,239	2,130	2,585	5,954	134,505	140,459	251
Obligations of states and political subdivisions	-	-	-	-	12,702	12,702	-
Personal	23	1		24	4,180	4,204	-
Total	$1,555	$3,230	$5,343	$10,128	$267,670	$277,798	$312

As of December 31, 2012	30-59 Days Past Due	60-89 Days Past Due	Greater than 90 Days	Total Past Due	Current	Total Loans	Loans Past Due greater than 90 Days and Accruing

Commercial, financial and agricultural	$30	$-	$191	$221	$19,075	$19,296	$171
Real estate - commercial	295	819	1,928	3,042	66,145	69,187	93
Real estate - construction	9	136	2,335	2,480	15,612	18,092	156
Real estate - mortgage	1,359	3,131	4,428	8,918	144,204	153,122	320
Obligations of states and political subdivisions	-	-	-	-	12,769	12,769	-
Personal	29	25	2	56	4,978	5,034	2
Total	$1,722	$4,111	$8,884	$14,717	$262,783	$277,500	$742

The following table summarizes information regarding troubled debt restructurings by loan portfolio class as of and for the year ended December 31, 2013, in thousands of dollars. There were no loans identified as troubled debt restructurings as of or for the year ended December 31, 2012.

	Number of Contracts	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment	Recorded Investment
2013
Accruing troubled debt restructurings:
Real estate - commercial	1	$64	$61	$61
Real estate - mortgage	6	706	714	714
	7	$770	$775	$775

The Company’s troubled debt restructurings are also impaired loans, which may result in a specific allocation and subsequent charge-off if appropriate. As of December 31, 2013, there were no specific reserves or charge-offs relating to the troubled debt restructurings. The amended terms of the restructured loans vary, whereby interest rates have been reduced, principal payments have been reduced or deferred for a period of time and/or maturity dates have been extended. One restructured loan was delinquent in excess of 90 days with respect to the terms of the restructuring as of December 31, 2013. This loan has a balance of $61,000 and is in the process of foreclosure.

There were no loans modified resulting in troubled debt restructurings during 2012. There have been no defaults of troubled debt restructuring that took place during 2012 and 2013 within 12 months of restructure.

The following tables summarize the activity in the allowance for loan losses by loan class and loans by loan class, segregated into the amount required for loans individually evaluated for impairment and the amount required for loans collectively evaluated for impairment as of and for the years ended December 31, 2013, 2012 and 2011 (in thousands):

Allowance for loan losses:	Commercial, financial and agricultural	Real estate - commercial	Real estate - construction	Real estate - mortgage	Obligations of states and political subdivisions	Personal	Total
Beginning Balance, January 1, 2013	$179	$463	$202	$2,387	$-	$50	$3,281
Charge-offs	(4)	-	(117)	(1,281)	-	(29)	(1,431)
Recoveries	13	-	-	-	-	9	22
Provisions	65	71	127	140	-	12	415
Ending balance	$253	$534	$212	$1,246	$-	$42	$2,287

As of December 31, 2013	Commercial, financial and agricultural	Real estate - commercial	Real estate - construction	Real estate - mortgage	Obligations of states and political subdivisions	Personal	Total
Allowance for loan losses:
Ending balance	$253	$534	$212	$1,246	$-	$42	$2,287
evaluated for impairment
individually	$-	$26	$93	$45	$-	$-	$164
collectively	$253	$508	$119	$1,201	$-	$42	$2,123

Loans:
Ending balance	$26,281	$74,471	$19,681	$140,459	$12,702	$4,204	$277,798
evaluated for impairment
individually	$94	$2,255	$1,982	$3,718	$-	$-	$8,049
collectively	$26,187	$72,216	$17,699	$136,741	$12,702	$4,204	$269,749

Allowance for loan losses:	Commercial, financial and agricultural	Real estate - commercial	Real estate - construction	Real estate - mortgage	Obligations of states and political subdivisions	Personal	Total
Beginning Balance, January 1, 2012	$195	$455	$442	$1,771	$-	$68	$2,931
Charge-offs	(25)	-	(193)	(852)	-	(1)	(1,071)
Recoveries	8	-	-	-	-	2	10
Provisions	1	8	(47)	1,468	-	(19)	1,411
Ending balance	$179	$463	$202	$2,387	$-	$50	$3,281

As of December 31, 2012	Commercial, financial and agricultural	Real estate - commercial	Real estate - construction	Real estate - mortgage	Obligations of states and political subdivisions	Personal	Total
Allowance for loan losses:
Ending balance	$179	$463	$202	$2,387	$-	$50	$3,281
evaluated for impairment
individually	$-	$-	$91	$1,036	$-	$-	$1,127
collectively	$179	$463	$111	$1,351	$-	$50	$2,154

Loans:
Ending balance	$19,296	$69,187	$18,092	$153,122	$12,769	$5,034	$277,500
evaluated for impairment
individually	$160	$2,672	$2,202	$2,628	$-	$-	$7,662
collectively	$19,136	$66,515	$15,890	$150,494	$12,769	$5,034	$269,838

Allowance for loan losses:	Commercial, financial and agricultural	Real estate - commercial	Real estate - construction	Real estate - mortgage	Obligations of states and political subdivisions	Personal	Total
Beginning Balance, January 1, 2011	$163	$442	$336	$1,810	$-	$73	$2,824
Charge-offs	(18)	(37)	-	(205)	-	(22)	(282)
Recoveries	2	-	-	10	-	13	25
Provisions	48	50	106	156	-	4	364
Ending balance	$195	$455	$442	$1,771	$-	$68	$2,931

As of December 31, 2011	Commercial, financial and agricultural	Real estate - commercial	Real estate - construction	Real estate - mortgage	Obligations of states and political subdivisions	Personal	Total
Allowance for loan losses:
Ending balance	$195	$455	$442	$1,771	$-	$68	$2,931
evaluated for impairment
individually	$-	$-	$343	$432	$-	$-	$775
collectively	$195	$455	$99	$1,339	$-	$68	$2,156

Loans, net of unearned interest:
Ending balance	$19,417	$60,774	$17,508	$176,544	$8,780	$6,658	$289,681
evaluated for impairment
individually	$238	$2,312	$1,870	$5,119	$-	$-	$9,539
collectively	$19,179	$58,462	$15,638	$171,425	$8,780	$6,658	$280,142

7. Pledged Assets

The Bank must maintain sufficient qualifying collateral with the Federal Home Loan Bank (FHLB), in order to secure borrowings. Therefore, a Master Collateral Agreement has been entered into which pledges all mortgage related assets as collateral for future borrowings. Mortgage related assets could include loans or investment securities. As of December 31, 2013, the amount of loans included in qualifying collateral was $190,905,000, for a collateral value of $135,454,000. No investment securities are included in qualifying collateral as of December 31, 2013.

8. Bank Owned Life Insurance and Annuities

The Company holds bank-owned life insurance (BOLI), deferred annuities and payout annuities with a combined cash value of $14,848,000 and $14,402,000 at December 31, 2013 and 2012, respectively. As annuitants retire, the deferred annuities may be converted to payout annuities to create payment streams that match certain post-retirement liabilities. The cash surrender value on the BOLI and annuities increased by $446,000, $333,000 and $501,000 in 2013, 2012 and 2011, respectively, from earnings recorded as non-interest income and from premium payments, net of cash payments received. The contracts are owned by the Bank in various insurance companies. The crediting rate on the policies varies annually based on the insurance companies’ investment portfolio returns in their general fund and market conditions. Changes in cash value of BOLI and annuities in 2013 and 2012 are shown below (in thousands):

	Life Insurance	Deferred Annuities	Payout Annuities	Total
Balance as of December 31, 2011	$13,718	$327	$24	$14,069
Earnings	409	13	1	423
Premiums on existing policies	56	14	-	70
Annuity payments received	-	-	(13)	(13)
Net proceeds from life insurance claim	(147)	-	-	(147)
Balance as of December 31, 2012	14,036	354	12	14,402

Earnings	372	13	1	386
Premiums on existing policies	54	14	-	68
Annuity payments received	-	-	(8)	(8)
Balance as of December 31, 2013	$14,462	$381	$5	$14,848

9. Premises And Equipment

Premises and equipment consist of the following (in thousands):

	December 31,
	2013	2012
Land	$1,066	$864
Buildings and improvements	8,585	8,510
Furniture, computer software and equipment	4,601	4,523
	14,252	13,897
Less: accumulated depreciation	(7,922)	(7,425)
	$6,330	$6,472

Depreciation expense on premises and equipment charged to operations was $497,000 in 2013, $524,000 in 2012 and $581,000 in 2011.

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

Included in the purchase price of the branch was goodwill and core deposit intangible of $2,046,000 and $449,000, respectively. The core deposit intangible is being amortized over a ten-year period on a straight line basis. The goodwill is not amortized, but is measured annually for impairment. Core deposit intangible amortization expense of $45,000 was recorded in each of the years 2013, 2012 and 2011. Intangible amortization expense projected for the succeeding five years beginning in 2014 is estimated to be $45,000 in 2014 and 2015 and $29,000 for 2016.

11. Investment in Unconsolidated Subsidiary

On September 1, 2006, the Company invested in Liverpool Community Bank (formerly known as The First National Bank of Liverpool) (“LCB”), Liverpool, PA, by purchasing 39.16% of its outstanding common stock. This investment is accounted for under the equity method of accounting. The investment is being carried at $4,172,000 as of December 31, 2013. The Company increases its investment in LCB for its share of earnings and decreases its investment by any dividends received from LCB. The investment is evaluated quarterly for impairment. A loss in value of the investment which is determined to be other than a temporary decline would be recognized as a loss in the period in which such determination is made. Evidence of a loss in value might include, but would not necessarily be limited to, absence of an ability to recover the carrying amount of the investment or inability of LCB to sustain an earnings capacity which would justify the current carrying value of the investment.

12. Deposits

Deposits consist of the following (in thousands):

	December 31,
	2013	2012
Demand, non-interest bearing	$74,611	$71,318
NOW and Money Market	89,867	90,349
Savings	60,761	56,382
Time deposits, $100,000 or more	30,995	33,007
Other time deposits	123,411	135,695
	$379,645	$386,751

Aggregate amount of scheduled maturities of time deposits as of December 31, 2013 include the following (in thousands):

	Time Deposits
Maturing in:	$100,000 or more	Other	Total Time Deposits
2014	$14,526	$55,671	$70,197
2015	10,222	35,221	45,443
2016	2,456	13,886	16,342
2017	1,375	6,914	8,289
2018	1,329	7,426	8,755
Later	1,087	4,293	5,380
	$30,995	$123,411	$154,406

13. Borrowings

Borrowings consist of the following (dollars in thousands):

	December 31, 2013		December 31, 2012		December 31, 2011		For the year 2013
	Outstanding Balance	Rate	Outstanding Balance	Rate	Outstanding Balance	Rate	Average Balance	Weighted Average Rate
Securities sold under agreements to repurchase	$5,397	0.10%	$3,836	0.10%	$3,500	0.10%	$4,332	0.10%
Short-term borrowings - Federal Home Loan Bank overnight advances	8,400	0.25%	1,600	0.25%	-		3,200	0.25%
	$13,797	0.19%	$5,436	0.14%	$3,500	0.10%	$7,532	0.16%

The maximum balance of short-term borrowings at any month-end during 2013 was $ 13,863,000.

The Bank has repurchase agreements with several of its depositors, under which customers’ funds are invested daily into an interest bearing account. These funds are carried by the Company as short-term debt. It is the Company’s policy to have repurchase agreements collateralized 100% by U.S. Government securities. As of December 31, 2013, the securities that serve as collateral for securities sold under agreements to repurchase had a fair value of $8,919,000. The interest rate paid on these funds is variable and subject to change daily.

The Bank’s maximum borrowing capacity with the Federal Home Loan Bank of Pittsburgh (“FHLB”) is $135,454,000, with a balance of $8,400,000 outstanding as of December 31, 2013. In order to borrow additional amounts in excess of $2,021,000, the FHLB would require the Bank to purchase additional FHLB Stock. The FHLB is a source of both short-term and long-term funding. The Bank must maintain sufficient qualifying collateral to secure all outstanding advances.

The Bank has entered into an agreement under which it can borrow up to $20,000,000 from the FHLB in their Open RepoPlus product. There were no borrowings under this agreement during the periods included in these consolidated financial statements. There is no expiration date on the current agreement.

14. Operating Lease Obligations

The Company has entered into a number of arrangements that are classified as operating leases. The operating leases are for several branch and office locations. The majority of the branch and office location leases are renewable at the Company’s option. Future minimum lease commitments are based on current rental payments. Rental expense charged to operations, including license fees for branch offices, was $122,000, $114,000 and $108,000 in 2013, 2012 and 2011, respectively.

The following is a summary of future minimum rental payments for the next five years required under operating leases that have initial or remaining noncancellable lease terms in excess of one year as of December 31, 2013 (in thousands):

Years ending December 31,
2014	$121
2015	89
2016	83
2017	44
2018	-
2019 and beyond	-
Total minimum payments required	$337

15. Income Taxes

The components of income tax expense for the three years ended December 31 were (in thousands):

	2013	2012	2011
Current tax (benefit) expense	$(157)	$1,042	$1,562
Deferred tax expense (benefit)	662	(64)	(20)
Total tax expense	$505	$978	$1,542

Income tax expense (benefit) related to realized securities gains was $(1,000) in 2013, $1,000 in 2012 and $2,000 in 2011.

A reconciliation of the statutory income tax expense computed at 34% to the income tax expense included in the consolidated statements of income follows (dollars in thousands):

	Years Ended December 31,
	2013	2012	2011
Income before income taxes	$4,506	$4,626	$6,222
Effective tax rate	34.0%	34.0%	34.0%
Federal tax at statutory rate	1,532	1,573	2,115
Tax-exempt interest	(354)	(431)	(439)
Net earnings on BOLI	(108)	(148)	(133)
Dividend from unconsolidated subsidiary	(13)	(12)	(8)
Stock-based compensation	10	2	7
Federal tax credits	(556)	-	-
Other permanent differences	(6)	(6)	-
Total tax expense	$505	$978	$1,542
Effective tax rate	11.2%	21.1%	24.8%

Deductible temporary differences and taxable temporary differences gave rise to a net deferred tax asset for the Company as of December 31, 2013 and 2012. The components giving rise to the net deferred tax asset are detailed below (in thousands):

	December 31,
	2013	2012
Deferred Tax Assets
Allowance for loan losses	$639	$1,000
Deferred directors' compensation	541	565
Employee and director benefits	574	605
Qualified pension liability	-	321
Unrealized losses on securities available for sale	387	-
Unrealized loss from securities impairment	221	221
Other	109	160
Total deferred tax assets	2,471	2,872

Deferred Tax Liabilities
Depreciation	(223)	(236)
Equity income from unconsolidated subsidiary	(462)	(398)
Qualified pension asset	(342)	-
Loan origination costs	(287)	(223)
Prepaid expense	(95)	(90)
Unrealized gains on securities available for sale	-	(403)
Annuity earnings	(63)	(58)
Fair value of mortgage servicing rights	(57)	(33)
Goodwill	(340)	(294)
Total deferred tax liabilities	(1,869)	(1,735)

Net deferred tax asset included in other assets	$602	$1,137

The Company has concluded that the deferred tax assets are realizable (on a more likely than not basis) through the combination of future reversals of existing taxable temporary differences, certain tax planning strategies and expected future taxable income.

It is the Company’s policy to recognize interest and penalties on unrecognized tax benefits in income tax expense in the Consolidated Statements of Income. No significant income tax uncertainties were identified as a result of the Company’s evaluation of its income tax position. Therefore, the Company recognized no adjustment for unrecognized income tax benefits for the years ended December 31, 2013, 2012 and 2011. The Company is no longer subject to examination by taxing authorities for years before 2010.  Tax years 2010 through the present, with limited exception, remain open to examination.

16. Stockholders’ Equity and Regulatory Matters

The Company is authorized to issue 500,000 shares of preferred stock with no par value. The Board has the ability to fix the voting, dividend, redemption and other rights of the preferred stock, which can be issued in one or more series. No shares of preferred stock have been issued.

The Company has a dividend reinvestment and stock purchase plan. Under this plan, additional shares of Juniata Valley Financial Corp. stock may be purchased at the prevailing market prices with reinvested dividends and voluntary cash payments, within limits. To the extent that shares are not available in the open market, the Company has reserved common stock to be issued under the plan. Any adjustment in capitalization of the Company will result in a proportionate adjustment to the reserved shares for this plan. At December 31, 2013, 141,887 shares were available for issuance under the Dividend Reinvestment Plan.

The Company periodically repurchases shares of its common stock under a share repurchase program approved by the Board of Directors. Repurchases have typically been through open market transactions and have complied with all regulatory restrictions on the timing and amount of such repurchases. Shares repurchased have been added to treasury stock and accounted for at cost. These shares may be reissued for stock option exercises, employee stock purchase plan purchases and to fulfill dividend reinvestment program needs. During 2013, 2012 and 2011, 24,918, 19,793 and 33,850 shares, respectively, were repurchased in conjunction with this program. Remaining shares authorized in the program were 43,475 as of December 31, 2013.

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

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to each maintain minimum amounts and ratios (set forth in the table below) of Total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined in the regulations), and Tier I capital (as defined in the regulations) to average assets (as defined in the regulations). Management believes, as of December 31, 2013 and 2012, that the Company and the Bank met all capital adequacy requirements to which they were subject.

As of December 31, 2013, the most recent notification from the regulatory banking agencies categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as “well capitalized”, the Bank must maintain minimum Total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the table. To the knowledge of management, there are no conditions or events since these notifications that have changed the Bank’s category.

The table below provides a comparison of the Company’s and the Bank’s risk-based capital ratios and leverage ratios to the minimum regulatory requirements for the periods indicated (dollars in thousands).

Juniata Valley Financial Corp. (Consolidated)			Minimum Requirement
			For Capital
	Actual		Adequacy Purposes
	Amount	Ratio	Amount	Ratio
As of December 31, 2013:
Total Capital	$51,888	17.97%	$23,105	8.00%
(to Risk Weighted Assets)
Tier 1 Capital	49,461	17.13%	11,553	4.00%
(to Risk Weighted Assets)
Tier 1 Capital	49,461	11.04%	17,915	4.00%
(to Average Assets)

As of December 31, 2012:
Total Capital	$52,803	18.28%	$23,103	8.00%
(to Risk Weighted Assets)
Tier 1 Capital	49,506	17.14%	11,552	4.00%
(to Risk Weighted Assets)
Tier 1 Capital	49,506	10.96%	18,074	4.00%
(to Average Assets)

					Minimum Regulatory
					Requirements to be
The Juniata Valley Bank			Minimum Requirement		"Well Capitalized"
			For Capital		under Prompt
	Actual		Adequacy Purposes		Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2013:
Total Capital	$46,530	16.35%	$22,773	8.00%	$28,467	10.00%
(to Risk Weighted Assets)
Tier 1 Capital	44,185	15.52%	11,387	4.00%	17,080	6.00%
(to Risk Weighted Assets)
Tier 1 Capital	44,185	9.97%	17,723	4.00%	22,154	5.00%
(to Average Assets)

As of December 31, 2012:
Total Capital	$47,812	16.79%	$22,780	8.00%	$28,475	10.00%
(to Risk Weighted Assets)
Tier 1 Capital	44,519	15.63%	11,390	4.00%	17,085	6.00%
(to Risk Weighted Assets)
Tier 1 Capital	44,519	9.99%	17,822	4.00%	22,277	5.00%
(to Average Assets)

Certain regulatory restrictions exist regarding the ability of the Bank to transfer funds to the Company in the form of cash dividends, loans or advances. At December 31, 2013, $39,118,000 of undistributed earnings of the Bank, included in the consolidated stockholders’ equity, was available for distribution to the Company as dividends without prior regulatory approval, subject to the regulatory capital requirements above.

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

	Years Ended December 31,
	2013	2012	2011
	(Amounts, except earnings per share, in thousands)

Net income	$4,001	$3,648	$4,680

Weighted-average common shares outstanding	4,210	4,231	4,241

Basic earnings per share	$0.95	$0.86	$1.10

Weighted-average common shares outstanding	4,210	4,231	4,241

Common stock equivalents due to effect of stock options	1	2	3

Total weighted-average common shares and equivalents	$4,211	$4,233	$4,244

Diluted earnings per share	$0.95	$0.86	$1.10

Anti-dilutive stock options outstanding	78	79	60

18. Accumulated other Comprehensive loss

Components of accumulated other comprehensive loss, net of tax as of December 31 of each of the last three years consist of the following (in thousands):

	12/31/2013	12/31/2012	12/31/2011
Unrealized (losses) gains on available for sale securities	$(751)	$800	$823
Unrecognized expense for defined benefit pension	(908)	(2,219)	(3,079)
Accumulated other comprehensive loss	$(1,659)	$(1,419)	$(2,256)

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

Mortgage Servicing Rights. The fair value of servicing assets is based on the present value of estimated future cash flows on pools of mortgages stratified by rate and maturity date and are considered Level 3 inputs.

The following table summarizes financial assets and financial liabilities measured at fair value as of December 31, 2013 and December 31, 2012, segregated by the level of the valuation inputs within the fair value hierarchy utilized to measure fair value (in thousands). There were no transfers of assets between fair value Level 1 and Level 2 during the year ended December 31, 2013.

		(Level 1)	(Level 2)	(Level 3)
		Quoted Prices in	Significant	Significant
		Active Markets	Other	Other
	December 31,	for Identical	Observable	Unobservable
	2013	Assets	Inputs	Inputs
Measured at fair value on a recurring basis:
Debt securities available-for-sale:
Obligations of U.S. Government agencies and corporations	$78,278	$-	$78,278	$-
Obligations of state and political subdivisions	41,932	-	41,932	-
Mortgage-backed securities	4,469	-	4,469	-
Equity securities available-for-sale	1,367	1,367	-	-

Measured at fair value on a non-recurring basis:
Impaired loans	3,300	-	-	3,300
Other real estate owned	50	-	-	50
Mortgage servicing rights	167	-	-	167

		(Level 1)	(Level 2)	(Level 3)
		Quoted Prices in	Significant	Significant
		Active Markets	Other	Other
	December 31,	for Identical	Observable	Unobservable
	2012	Assets	Inputs	Inputs
Measured at fair value on a recurring basis:
Debt securities available-for-sale:
Obligations of U.S. Government agencies and corporations	$72,817	$-	$72,817	$-
Obligations of state and political subdivisions	45,976	-	45,976	-
Mortgage-backed securities	2,526	-	2,526	-
Equity securities available-for-sale	1,019	1,019	-	-

Measured at fair value on a non-recurring basis:
Impaired loans	2,056	-	-	2,056
Other real estate owned	50	-	-	50
Mortgage servicing rights	98	-	-	98

The following table presents additional quantitative information about assets measured at fair value on a nonrecurring basis and for which Level 3 inputs have been used to determine fair value:

December 31, 2013	Fair Value Estimate	Valuation Technique	Unobservable Input	Range	Weighted Average

Impaired loans	$3,300	Appraisal of collateral (1)	Appraisal and liquidation adjustments (2)	(7)% - (10)%	(9.0)%
Other real estate owned	50	Appraisal of collateral (1)	Appraisal and liquidation adjustments (2)	0%	0%
Mortgage servicing rights	167	Multiple of annual servicing fee	Estimated pre-payment speed, based on rate and term	300% - 400%	326%

December 31, 2012	Fair Value Estimate	Valuation Technique	Unobservable Input	Range	Weighted Average

Impaired loans	$2,056	Appraisal of collateral (1)	Appraisal and liquidation adjustments (2)	(7)% - (10)%	(8.1)%
Other real estate owned	50	Appraisal of collateral (1)	Appraisal and liquidation adjustments (2)	0%	0%
Mortgage servicing rights	98	Multiple of annual servicing fee	Estimated pre-payment speed, based on rate and term	300% - 400%	326%

(1)	Fair value is generally determined through independent appraisals of the underlying collateral that generally include various level 3 inputs which are not identifiable.
(2)	Appraisals may be adjusted downward by management for qualitative factors such as economic conditions and estimated liquidation expenses. The range of liquidation expenses and other appraisal adjustments are presented as a percent of the appraisal.

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

Carrying values approximate fair value for cash and due from banks, interest-bearing demand deposits with banks, restricted stock in the Federal Home Loan Bank, interest receivable, mortgage servicing rights, non-interest bearing demand deposits, securities sold under agreements to repurchase, short-term borrowings and interest payable. Other than cash and due from banks, which are considered Level 1 inputs and mortgage servicing rights, which are considered Level 3 inputs, these instruments are Level 2 inputs.

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

The estimated fair values of the Company’s financial instruments are as follows (in thousands):

Financial Instruments
(in thousands)

	December 31, 2013		December 31, 2012
	Carrying	Fair	Carrying	Fair
Financial assets:	Value	Value	Value	Value
Cash and due from banks	$8,570	$8,570	$14,261	$14,261
Interest bearing deposits with banks	43	43	136	136
Interest bearing time deposits with banks	249	250	847	849
Securities	126,046	126,046	122,338	122,338
Restricted investment in FHLB stock	1,967	1,967	1,726	1,726
Loans, net of allowance for loan losses	275,511	282,226	274,219	286,467
Mortgage servicing rights	167	167	98	98
Accrued interest receivable	1,529	1,529	1,632	1,632

Financial liabilities:
Non-interest bearing deposits	74,611	74,611	71,318	71,318
Interest bearing deposits	305,034	308,414	315,433	319,946
Securities sold under agreements to repurchase	5,397	5,397	3,836	3,836
Short-term borrowings	8,400	8,400	1,600	1,600
Other interest bearing liabilities	1,356	1,358	1,305	1,315
Accrued interest payable	287	287	354	354

Off-balance sheet financial instruments:
Commitments to extend credit	-	-	-	-
Letters of credit	-	-	-	-

The following presents the carrying amount, fair value and placement in the fair value hierarchy of the Company’s financial instruments not previously disclosed as of December 31, 2013 and December 31, 2012. This table excludes financial instruments for which the carrying amount approximates fair value.

			(Level 1)	(Level 2)	(Level 3)
			Quoted Prices in
			Active Markets	Significant	Significant
			for Identical	Other	Other
December 31, 2013	Carrying Amount	Fair Value	Assets or Liabilities	Observable Inputs	Unobservable Inputs
Financial instruments - Assets
Interest bearing time deposits with banks	$249	$250	$-	$250	$-
Loans, net of allowance for loan losses	275,511	282,226	-	-	282,226
Financial instruments - Liabilities
Interest bearing deposits	305,034	308,414	-	308,414	-
Other interest bearing liabilities	1,356	1,358	-	1,358	-

			(Level 1)	(Level 2)	(Level 3)
			Quoted Prices in
			Active Markets	Significant	Significant
			for Identical	Other	Other
December 31, 2012	Carrying Amount	Fair Value	Assets or Liabilities	Observable Inputs	Unobservable Inputs
Financial instruments - Assets
Interest bearing time deposits with banks	$847	$849	$-	$849	$-
Loans, net of allowance for loan losses	274,219	286,467	-	-	286,467
Financial instruments - Liabilities
Interest bearing deposits	315,433	319,946	-	319,946	-
Other interest bearing liabilities	1,305	1,315	-	1,315	-

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

The Plans are administered by a committee of the Board of Directors, whose members are not eligible to receive options under the Plans. The Committee determines, among other things, which officers and key employees receive options, the number of shares to be subject to each option, the option price and the duration of the option. Options vest over three to five years and are exercisable at the grant price, which is at least the fair market value of the stock on the grant date. All options previously granted under the Plans are scheduled to expire through February 20, 2023. The aggregate number of shares that may be issued upon the exercise of options under the 2011 Stock Option Plan is set at 300,000 shares, and 247,300 shares were available for grant as of December 31, 2013. Total options outstanding at December 31, 2013 have exercise prices between $17.22 and $24.00, with a weighted average exercise price of $18.50 and a weighted average remaining contractual life of 6.7 years.

As of December 31, 2013, there was $57,000 of total unrecognized compensation cost related to nonvested share-based compensation arrangements granted under the Plans. That cost is expected to be recognized through 2018.

Cash received from option exercises under the Plans for the years ended December 31, 2013, 2012 and 2011 was $0, $104,000, and $27,000, respectively.

A summary of the status of the Plans as of December 31, 2013, 2012 and 2011, and changes during the years ending on those dates is presented below:

	2013		2012		2011
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Outstanding at beginning of year	97,792	$19.04	90,474	$18.85	92,953	$18.83
Granted	21,800	17.65	19,150	18.00	16,050	17.75
Exercised	-	-	(7,207)	14.47	(1,890)	14.37
Forfeited	(35,662)	19.45	(4,625)	17.89	(16,639)	18.20
Outstanding at end of year	83,930	$18.50	97,792	$19.04	90,474	$18.85

Options exercisable at year-end	43,079		68,361		67,685
Weighted-average fair value of of options granted during the year		$1.75		$1.98		$1.91
Intrinsic value of options exercised during the year		$-		$24,444		$7,070
Intrinsic value of options outstanding and exercisable at December 31, 2013		$5,309

The following table summarizes characteristics of stock options as of December 31, 2013:

		Outstanding		Exercisable
Grant Date	Exercise Price	Shares	Contractual Average Life (Years)	Shares
11/15/2004	20.25	1,248	0.88	1,248
10/18/2005	24.00	2,662	1.46	2,662
10/17/2006	21.00	3,195	2.03	3,195
10/16/2007	20.05	5,623	3.20	5,623
10/21/2008	21.10	7,289	4.19	7,289
10/20/2009	17.22	11,213	5.15	10,211
9/20/2011	17.75	13,850	7.72	7,900
3/20/2012	18.00	17,050	8.22	4,951
2/19/2013	17.65	21,800	9.14	-
		83,930		43,079

Defined Benefit Retirement Plan

The Company sponsors a defined benefit retirement plan which covers substantially all of its employees employed prior to December 31, 2007. As of January 1, 2008, the plan was amended to close the plan to new entrants. All active participants as of December 31, 2007 became 100% vested in their accrued benefit and, as long as they remained eligible, continued to accrue benefits until December 31, 2012. The benefits are based on years of service and the employee’s compensation. Effective December 31, 2012, the defined benefit retirement plan was amended to cease future service accruals after that date (frozen). The Company’s funding policy is to contribute annually no more than the maximum amount that can be deducted for federal income tax purposes. Contributions are intended to provide for benefits attributed to service through December 31, 2012. The Company does not expect to contribute to the defined benefit plan in 2014.

Management expects no expense to be recorded as net periodic expense in 2014 for the defined benefit plan, which includes expected amortization out of accumulated other comprehensive loss. The following table sets forth by level, within the fair value hierarchy, debt and equity instruments included in the defined benefit retirement’s plan assets at fair value as of December 31, 2013 and December 31, 2012 (in thousands). Assets included in the plan that are not valued in the hierarchy table consist of cash and cash equivalents, totaling $703,000 and $738,000, at December 31, 2013 and 2012, respectively.

		(Level 1)	(Level 2)	(Level 3)
		Quoted Prices in	Significant Other	Significant Other
	December 31,	Active Markets for	Observable	Unobservable
	2013	Identical Assets	Inputs	Inputs
Measured at fair value on a recurring basis:
U.S. Government and agency securities	$739	$-	$739	$-
Corporate bonds and notes	2,987	-	2,987	-
Mutual funds
Value funds	2,120	2,120	-	-
Blend funds	1,522	1,522	-	-
Growth funds	1,867	1,867	-	-
Common stocks	4	4	-	-
Money market funds	172	172	-	-
	$9,411	$5,685	$3,726	$-

		(Level 1)	(Level 2)	(Level 3)
		Quoted Prices in	Significant Other	Significant Other
	December 31,	Active Markets for	Observable	Unobservable
	2012	Identical Assets	Inputs	Inputs
Measured at fair value on a recurring basis:
U.S. Government and agency securities	$199	$-	$199	$-
Corporate bonds and notes	3,017	-	3,017	-
Mutual funds
Value funds	1,379	1,379	-	-
Blend funds	1,220	1,220	-	-
Growth funds	1,932	1,932	-	-
Common stocks	3	3	-	-
Money market funds	590	590	-	-
	$8,340	$5,124	$3,216	$-

The measurement date for the defined benefit plan is December 31. Information pertaining to the activity in the defined benefit plan is as follows (in thousands):

	Years ended December 31,
	2013	2012
Change in projected benefit obligation (PBO)
PBO at beginning of year	$10,022	$10,438
Service cost	-	222
Interest cost	395	451
Change in assumptions	(962)	681
Curtailment adjustment	-	(1,393)
Actuarial loss	91	49
Benefits paid	(438)	(426)
PBO at end of year	$9,108	$10,022

Change in plan assets
Fair value of plan assets at beginning of year	$9,078	$8,625
Actual return on plan assets, net of expenses	1,474	879
Benefits paid	(438)	(426)
Fair value of plan assets at end of year	$10,114	$9,078

Funded status, included in other assets (liabilities)	$1,006	$(944)

Amounts recognized in accumulated comprehensive loss
before income taxes consist of:
Unrecognized actual loss	$(1,377)	$(3,362)
Unrecognized net transition asset	1	1
	$(1,376)	$(3,361)

Accumulated benefit obligation	$9,108	$10,022

Pension expense included the following components for the years ended December 31 (in thousands):

	2013	2012	2011

Service cost during the year	$-	$222	$192
Interest cost on projected benefit obligation	395	451	479
Expected return on plan assets	(561)	(591)	(631)
Net accretion (amortization)	(1)	56	(2)
Recognized net actuarial loss	203	296	152
Net periodic benefit cost	36	434	190
Net loss (gain)	(1,782)	(952)	1,990
Amortization of net loss	(203)	(296)	(152)
Net amortization (accretion)	1	(56)	2
Total recognized in other comprehensive loss (income)	$(1,984)	$(1,304)	$1,840

Total recognized in net periodic benefit cost and other
comprehensive loss (income)	$(1,948)	$(870)	$2,030

Assumptions used to determine benefit obligations were:

	2013	2012	2011
Discount rate	4.75%	4.00%	4.40%
Rate of compensation increase	N/A	N/A	3.00

Assumptions used to determine the net periodic benefit cost were:

	2013	2012	2011
Discount rate	4.00%	4.40%	5.50%
Expected long-term return on plan assets	6.35	7.00	7.00
Rate of compensation increase	N/A	3.00	3.00

The investment strategy and investment policy for the retirement plan is to target the plan assets to contain 50% equity and 50% fixed income securities. The asset allocation as of December 31, 2013 was approximately 43% fixed income securities, 55% equities and 2% cash equivalents.

Future expected benefit payments (in thousands):

	2014	2015	2016	2017	2018	2019-2023

Estimated future benefit payments	$450	$444	$447	$463	$510	$2,633

Defined Contribution Plan

The Company has a Defined Contribution Plan under which employees, through payroll deductions, are able to defer portions of their compensation. The Company makes an annual non-elective fully vested contribution equal to 3% of compensation to each eligible participant. As of December 31, 2013, a liability of $172,000 was recorded to satisfy this obligation, and was credited to employees’ accounts by January 31, 2014. This liability at December 31, 2012 totaled $161,000 and was credited to employee accounts during 2013. Expense incurred under this plan was $175,000, $157,000 and $151,000 in 2013, 2012 and 2011, respectively. Effective January 1, 2013, the Company amended the Defined Contribution Plan to include an employer matching contribution for employees that elect to defer compensation into this program. The matching contribution in 2013 was $123,000.

Employee Stock Purchase Plan

The Company has an Employee Stock Purchase Plan under which employees, through payroll deductions, are able to purchase shares of Company stock annually. The option price of the stock purchases is between 95% and 100% of the fair market value of the stock on the offering termination date as determined annually by the Board of Directors. The maximum number of shares which employees may purchase under the Plan is 250,000; however, the annual issuance of shares may not exceed 5,000 shares plus any unissued shares from prior offerings. There were 2,823 shares issued in 2013, 2,729 shares issued in 2012 and 2,413 shares issued in 2011 under this plan. At December 31, 2013, there were 187,557 shares reserved for issuance under the Employee Stock Purchase Plan.

Supplemental Retirement Plans

The Company has non-qualified supplemental retirement plans for directors and key employees. At December 31, 2013 and 2012, the present value of the future liability was $533,000 and $627,000, respectively. For the years ended December 31, 2013, 2012 and 2011, $47,000, $56,000 and $73,000, respectively, was charged to expense in connection with these plans. The Company offsets the cost of these plans through the purchase of bank-owned life insurance and annuities. See Note 8.

Deferred Compensation Plans

The Company has entered into deferred compensation agreements with certain directors to provide each director an additional retirement benefit, or to provide their beneficiary a benefit, in the event of pre-retirement death. At December 31, 2013 and 2012, the present value of the future liability was $1,591,000 and $1,661,000, respectively. For the years ended December 31, 2013, 2012 and 2011, $47,000, $66,000 and $83,000, respectively, was charged to expense in connection with these plans. The Company offsets the cost of these plans through the purchase of bank-owned life insurance. See Note 8.

Salary Continuation Plans

The Company has non-qualified salary continuation plans for key employees. At December 31, 2013 and 2012, the present value of the future liability was $1,154,000 and $1,151,000, respectively. For the years ended December 31, 2013, 2012 and 2011, $97,000, $132,000 and $136,000, respectively, was charged to expense in connection with these plans. The Company offsets the cost of these plans through the purchase of bank-owned life insurance. See Note 8.

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

A summary of the Company’s financial instrument commitments is as follows (in thousands):

	December 31,
	2013	2012
Commitments to grant loans	$33,532	$31,918
Unfunded commitments under lines of credit	7,457	11,246
Outstanding letters of credit	1,199	1,293

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

Outstanding letters of credit are instruments issued by the Bank that guarantee the beneficiary payment by the Bank in the event of default by the Bank’s customer in the non-performance of an obligation or service. Most letters of credit are extended for one year periods. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Bank holds collateral supporting those commitments for which collateral is deemed necessary. The amount of the liability as of December 31, 2013 and 2012 for guarantees under letters of credit issued is not material.

The maximum undiscounted exposure related to these guarantees at December 31, 2013 was $1,199,000, and the approximate value of underlying collateral upon liquidation that would be expected to cover this maximum potential exposure was $1,061,000.

22. Related-Party Transactions

The Bank has granted loans to certain of its executive officers, directors and their related interests. These loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons and, in the opinion of management, do not involve more than normal risk of collection. The aggregate dollar amount of these loans was $1,892,000 and $2,370,000 at December 31, 2013 and 2012, respectively. During 2013, $281,000 of new loans were made and repayments totaled $759,000. None of these loans were past due, in non-accrual status or restructured at December 31, 2013 or 2012.

23. Commitments And Contingent Liabilities

In 2009, the Company executed an agreement to obtain technology outsourcing services through an outside service bureau, and those services began in June 2010. The agreement provides for termination fees if the Company cancels the services prior to the end of the 8-year commitment period. The termination fee would be an amount equal to one hundred percent of the estimated remaining value of the terminated services if terminated in the first contract year, ninety percent of the estimated remaining value of the terminated services if terminated in the second contract year, eighty percent and seventy percent of the remaining value of the terminated services if terminated in the third and fourth contract years, respectively, and sixty percent of the remaining value of the terminated services if terminated in contract years five through eight. Termination fees are estimated to be approximately $1,663,000 at December 31, 2013. Since the Company does not expect to terminate these services prior to the end of the commitment period, no liability has been recorded at December 31, 2013.

The Company, from time to time, may be a defendant in legal proceedings relating to the conduct of its banking business. Most of such legal proceedings are a normal part of the banking business and, in management's opinion, the consolidated financial condition and results of operations of the Company would not be materially affected by the outcome of such legal proceedings.

Additionally, the Company has committed to fund and sell qualifying residential mortgage loans to the Federal Home Loan Bank of Pittsburgh in the total amount of $15,000,000. As of December 31, 2013, $14,211,000 remains to be delivered on that commitment, of which $160,000 has been committed to borrowers.

24. Subsequent Events

In January 2014, the Board of Directors declared a dividend of $0.22 per share for the first quarter of 2014 to shareholders of record on February 14, payable on March 3, 2014.

25. Juniata Valley Financial Corp. (Parent Company Only)

Financial information:

CONDENSED BALANCE SHEETS
(in thousands)
	December 31,
	2013	2012
ASSETS:
Cash and cash equivalents	$365	$231
Investment in bank subsidiary	44,589	45,285
Investment in unconsolidated subsidiary	4,172	4,000
Investment securities available for sale	1,127	954
Other assets	56	15
TOTAL ASSETS	$50,309	$50,485

LIABILITIES:
Accounts payable and other liabilities	$325	$188

STOCKHOLDERS' EQUITY	49,984	50,297
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$50,309	$50,485

CONDENSED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(in thousands)
	Years Ended December 31,
	2013	2012	2011
INCOME:
Interest and dividends on investment securities available for sale	$28	$41	$44
Dividends from bank subsidiary	4,290	2,793	4,217
Income from unconsolidated subsidiary	237	249	263
TOTAL INCOME	4,555	3,083	4,524
EXPENSE:
Non-interest expense	140	80	140
TOTAL EXPENSE	140	80	140
INCOME BEFORE INCOME TAXES AND EQUITY
IN UNDISTRIBUTED NET (LOSS) INCOME OF SUBSIDIARY	4,415	3,003	4,384
Income tax expense	23	47	36
	4,392	2,956	4,348
Undistributed net (loss) income of subsidiary	(391)	692	332
NET INCOME	$4,001	$3,648	$4,680
COMPREHENSIVE INCOME	$3,761	$4,485	$3,889

CONDENSED STATEMENTS OF CASH FLOWS
(in thousands)
	Years Ended December 31,
	2013	2012	2011
Cash flows from operating activities:
Net income	$4,001	$3,648	$4,680
Adjustments to reconcile net income to net cash provided by operating activities:
Undistributed net loss (income) of subsidiary	391	(692)	(332)
Net amortization of securities premiums	-	2	2
Equity in earnings of unconsolidated subsidiary, net of dividends of $47, $45 and $29	(190)	(204)	(234)
(Increase) decrease in other assets	(42)	12	2
Increase in taxes payable	87	127	68
(Decrease) increase in accounts payable and other liabilities	(7)	(2)	19
Net cash provided by operating activities	4,240	2,891	4,205

Cash flows from investing activities:
Purchases of available for sale securities	(252)	-	(50)
Proceeds from the maturity of available for sale investment securities	250	1,235	-
Net cash (used in) provided by investing activities	(2)	1,235	(50)

Cash flows from financing activities:
Cash dividends	(3,707)	(3,724)	(3,648)
Purchase of treasury stock	(445)	(360)	(589)
Treasury stock issued for dividend reinvestment and employee stock purchase plan	48	151	66
Net cash used in financing activities	(4,104)	(3,933)	(4,171)

Net increase (decrease) in cash and cash equivalents	134	193	(16)
Cash and cash equivalents at beginning of year	231	38	54
Cash and cash equivalents at end of year	$365	$231	$38

26. Quarterly Results Of Operations (Unaudited)

The unaudited quarterly results of operations for the years ended December 31, 2013 and 2012 follow (in thousands, except per-share data):

	2013 Quarter ended
	March 31	June 30	September 30	December 31
Total interest income	$4,144	4,173	4,224	4,193
Total interest expense	763	741	719	677
Net interest income	3,381	3,432	3,505	3,516
Provision for loan losses	80	86	100	149
Gains from the sale of loans	97	85	84	72
Other income	980	970	939	1,006
Other expense	3,035	3,330	3,349	3,432
Income before income taxes	1,343	1,071	1,079	1,013
Income tax expense	337	62	60	46
Net income	$1,006	$1,009	$1,019	$967
Per-share data:
Basic earnings	$.24	$.24	$.24	$.23
Diluted earnings	.24	.24	.24	.23
Cash dividends	.22	.22	.22	.22

	2012 Quarter ended
	March 31	June 30	September 30	December 31
Total interest income	$4,711	$4,605	$4,464	$4,390
Total interest expense	972	924	898	854
Net interest income	3,739	3,681	3,566	3,536
Provision for loan losses	1,108	69	60	174
Gains from the sale of loans	65	149	208	147
Other income	977	1,046	1,045	955
Other expense	3,245	3,220	3,273	3,339
Income before income taxes	428	1,587	1,486	1,125
Income tax expense	10	372	354	242
Net income	$418	$1,215	$1,132	$883
Per-share data:
Basic earnings	$.10	$.29	$.27	$.20
Diluted earnings	.10	.29	.27	.20
Cash dividends	.22	.22	.22	.22

Common Stock Market Prices and Dividends

The common stock of Juniata Valley Financial Corp. is quoted under the symbol “JUVF” on the over-the-counter (“OTC”) Electronic Bulletin Board, a regulated electronic quotation service made available through, and governed by, the NASDAQ system. As of December 31, 2013, the number of stockholders of record of the Company’s common stock was 1,767.

The following table presents the quarterly high and low prices of the Company’s common stock and per common share cash dividends declared for each of the quarterly periods in 2013 and 2012.

	2013
Quarter Ended	High	Low	Dividends Declared
March 31	$18.49	$17.00	$0.22
June 30	18.08	17.55	0.22
September 30	18.50	17.30	0.22
December 31	17.85	16.80	0.22

	2012
Quarter Ended	High	Low	Dividends Declared
March 31	$18.95	$17.60	$0.22
June 30	18.85	17.30	0.22
September 30	18.90	17.35	0.22
December 31	18.50	17.65	0.22

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

Additionally, a copy of the Company’s Annual Report to the SEC on Form 10-K for the year ended December 31, 2013 will be supplied without charge (except for exhibits) upon written request. Please direct all inquiries to Ms. JoAnn McMinn, as detailed above.

Pursuant to Part 350 of FDIC’s Annual Disclosure Regulation, Juniata Valley Financial Corp. will make available to you upon request, financial information about The Juniata Valley Bank. Please contact:

Ms. Danyelle Pannebaker

The Juniata Valley Bank

P.O. Box 66

Mifflintown, PA 17059

Investment Considerations

In analyzing whether to make, or to continue, an investment in Juniata Valley Financial Corp., investors should consider, among other factors, the information contained in this Annual Report and certain investment considerations and other information more fully described in our Annual Report on Form 10-K for the year ended December 31, 2013, a copy of which can be obtained as described above.

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

Annual Meeting of Shareholders

The Annual Meeting of Shareholders of Juniata Valley Financial Corp. will be held at 10:30 a.m., on Tuesday, May 20, 2014 at the Quality Inn Suites, 13015 Ferguson Valley Road, Burnham, Pennsylvania.