Form 10-K, Exhibit 13
period 2014-12-31
JUNIATA VALLEY FINANCIAL CORP
filed 2015-03-16
CIK 714712

Exhibit 13.1

Five-Year Financial Summary - Selected Financial Data

(In thousands of dollars, except share and per share data)

BALANCE SHEET INFORMATION	2014	2013	2012	2011	2010
at December 31
Assets	$480,529	$448,782	$448,869	$447,433	$435,753
Deposits	380,884	379,645	386,751	386,665	376,790
Loans, net of allowance for loan losses	292,521	275,511	274,219	286,750	295,278
Investments	145,629	128,262	124,911	114,077	83,356
Goodwill	2,046	2,046	2,046	2,046	2,046
Short-term borrowings	20,544	13,797	5,436	3,500	3,314
Long-term debt	22,500	-	-	-	-
Stockholders' equity	49,856	49,984	50,297	49,720	49,976
Number of shares outstanding	4,187,441	4,196,266	4,218,361	4,228,218	4,257,765
Average for the year
Assets	470,660	450,031	454,057	447,323	439,130
Stockholders' equity	50,704	49,571	49,766	50,355	50,654
Weighted average shares outstanding	4,192,761	4,210,336	4,231,404	4,241,286	4,297,443

INCOME STATEMENT INFORMATION
Years Ended December 31
Total interest income	$16,932	$16,734	$18,170	$20,033	$21,574
Total interest expense	2,598	2,900	3,648	4,591	5,502
Net interest income	14,334	13,834	14,522	15,442	16,072
Provision for loan losses	357	415	1,411	364	741
Other income	4,334	4,233	4,592	3,946	3,855
Other expenses	13,570	13,146	13,077	12,802	12,641
Income before income taxes	4,741	4,506	4,626	6,222	6,545
Federal income tax expense	525	505	978	1,542	1,630
Net income	$4,216	$4,001	$3,648	$4,680	$4,915

PER SHARE DATA
Earnings per share - basic	$1.01	$0.95	$0.86	$1.10	$1.14
Earnings per share - diluted	1.01	0.95	0.86	1.10	1.14
Cash dividends	0.88	0.88	0.88	0.86	0.82
Book value	11.91	11.91	11.92	11.76	11.74

FINANCIAL RATIOS
Return on average assets	0.90%	0.89%	0.80%	1.05%	1.12%
Return on average equity	8.31	8.07	7.33	9.29	9.70
Dividend payout	87.52	92.65	102.08	77.95	71.72
Average equity to average assets	10.77	11.02	10.96	11.26	11.54
Loans to deposits (year end)	76.80	72.57	70.90	74.16	78.37

MANAGEMENT'S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

FORWARD LOOKING STATEMENTS

The information contained in this Annual Report contains forward looking statements (as such term is defined in the Securities Exchange Act of 1934 and the regulations thereunder) including statements which are not historical facts or as to trends or management's intentions, plans, beliefs, expectations or opinions. Such forward looking statements are subject to risks and uncertainties and may be affected by various factors which may cause actual results to differ materially from those in the forward looking statements including, without limitation, the impact of adverse changes in the economy and real estate markets, including protracted periods of low-growth and sluggish loan demand; the effect of market interest rates, particularly a continuing period of low market interest rates, and relative balances of rate-sensitive assets to rate-sensitive liabilities, on net interest margin and net interest income; the effect of competition on rates of deposit and loan growth and net interest margin; increases in non-performing assets, which may result in increases in the allowance for credit losses, loan charge-offs and elevated collection and carrying costs related to such non-performing assets; other income growth, including the impact of regulatory changes which have reduced debit card interchange revenue; investment securities gains and losses, including other than temporary declines in the value of securities which may result in charges to earnings; the level of other expenses, including salaries and employee benefit expenses; the increasing time and expense associated with regulatory compliance and risk management; the uncertainty and lack of clear regulatory guidance associated with the delay in implementing many of the regulations mandated by the Dodd Frank Act; and capital and liquidity strategies, including the expected impact of the capital and liquidity requirements modified by the Basel III standards. Certain of these risks, uncertainties and other factors are discussed in this Annual Report or in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, a copy of which may be obtained from the Company upon request and without charge (except for the exhibits thereto).

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

General economic conditions are relevant to Juniata’s business. In addition, economic factors impact customers’ needs for financing, thus affecting loan growth. Additionally, changes in the economy can directly impact the credit strength of existing and potential borrowers.

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

Operating Results

We are capable of producing profitability ratios that exceed those of many of our peers. Recognizing that net interest margins have narrowed for banks in general and that they may not return to the ranges experienced in the past, we also focus on the importance of providing fee-generating services in which customers find value. Offering a broad array of services prevents us from becoming too reliant on one form of revenue. It has also been our philosophy to spend conservatively and to implement operating efficiencies where possible to keep non-interest expense from escalating in areas that can be controlled. In 2014, we continued to make advances in technological resources, placing data and information in the hands of our customers and employees, committed to optimizing the customer experience.

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

Expansion of customer base

Our strategic focus is based on leveraging our collective knowledge of the Company’s primary and contiguous markets to identify lending or fee-based opportunities consistent with our risk parameters and profitability targets. We continue to develop our sales team through mentoring and by making employee education paramount. We continually seek and implement back-room efficiencies. We recognize changes taking place in a world where convenience and mobility are priorities for consumers and businesses when choosing a financial institution with whom to do business. We offer full-featured secure mobile banking that now includes remote check deposit for use on home computers and all mobile devices for consumers. For businesses, we provide options for cash management and remote deposit. In 2014, we further expanded our marketing and advertising channels to increase awareness of our Bank’s services. We launched a new consumer checking account lineup that includes identity protection services for families. We believe this product to be a true value-added service, with features that go far beyond traditional banking services, and sets us apart from other financial institutions in our market area.

Delivery system enhancements

We seek to continually enhance our customer delivery system, both through technology and physical facilities. We actively seek opportunities to expand our branch network through acquisitions. We believe that it is imperative that our customers have convenient and easy access to personal financial services that complement their particular lifestyle, whether it is through electronic or personal delivery. It is with this goal in mind that we announced our entrance into the mobile banking arena in 2011 and followed up with an on-line mortgage application product beginning in 2012. In 2013, remote deposit capabilities were enhanced for our business clients. In 2014, our ATMs were all upgraded to state-of-the-art machines, designed to appeal to both traditional customers and those that prefer electronic efficiencies. In addition to offering on-line and mobile services, our sales staff has also become more mobile, reaching out to clients and potential clients through on-site visits, connecting more closely with the business and personal financial needs of our customer base. Also in 2014, consumer mobile deposit capabilities were introduced to our mobile app users. In 2015, we are planning a complete website re-design, formulated to increase ease of navigation and provide for on-line loan applications. In 2015 we will also be launching our Customer Resource Center. Through the Center, our customers will receive personal service by highly trained staff for all their financial needs. Through this Group, lending decisions for all personal loans will be made effectively and efficiently with streamlined functionality.

Juniata’s Challenges

Net interest margin compression

Low market interest rates have pressured the net interest margin for most banks, including Juniata’s, in recent years. Interest-earning assets, such as loans and investments, have been originated, acquired or repriced at lower rates, reducing the average rate earned on those assets. While the average rate paid on interest-bearing liabilities, such as deposits and borrowings, has also declined, the decline has not always occurred at the same pace as the decline in the average rate earned on interest-earning assets, resulting in a narrowing of the net interest margin. We believe that this will continue to occur until general market rates rise.

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

APPLICATION OF CRITICAL ACCOUNTING POLICIES

The Company’s consolidated financial statements are prepared based upon the application of accounting principles generally accepted in the United States of America (“GAAP”), the most significant of which are described in Note 2 to our consolidated financial statements – Summary of Significant Accounting Policies. Certain of these policies, particularly with respect to allowance for loan losses and the investment portfolio, require numerous estimates and economic assumptions, based upon information available as of the date of the consolidated financial statements. As such, over time, they may prove inaccurate or vary and may significantly affect the Company’s reported results and financial position in future periods.

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

RESULTS OF OPERATIONS

2014

Financial Performance Overview

Net income for Juniata in 2014 was $4,216,000, representing a 5.4% increase as compared to net income for 2013. Earnings per share on a fully diluted basis increased by 6.3%, from $0.95 in 2013 to $1.01, in 2014. The net interest margin, on a fully tax-equivalent basis, decreased from 3.53% in 2013 to 3.48% in 2014. The ratio of non-interest income (excluding gains on sales of securities) to average assets decreased by 2 basis points, while the ratio of non-interest expense to average assets decreased by 4 basis points to 2.88%. Five-year historical ratios are presented below.

	2014	2013	2012	2011	2010

Return on average assets	0.90%	0.89%	0.80%	1.05%	1.12%
Return on average equity	8.31	8.07	7.33	9.29	9.70
Yield on earning assets	3.94	4.09	4.39	4.91	5.42
Cost to fund earning assets	0.60	0.71	0.88	1.13	1.38
Net interest margin (fully tax equivalent)	3.48	3.53	3.68	3.97	4.24
Non-interest income (excluding gains on sales or calls of securities and securities impairment charges) to average assets	0.92	0.94	1.01	0.88	0.88
Non-interest expense to average assets	2.88	2.92	2.88	2.86	2.98
Net non-interest expense to average assets	1.96	1.98	1.87	1.98	2.10

As demonstrated above, there were improvements in both the Return on Average Asset and Return on Average Equity ratios in 2014 as compared to 2013, in spite of continued narrowing of the net interest margin. Much of the increase in 2014 can be attributed to increased net interest income, in spite of a lower net interest margin. The sustained low interest rate environment has resulted in generally lower margins for many banking organizations.

Juniata strives to attain consistently high earnings levels each year by protecting the core (repeatable) earnings base through conservative growth strategies that minimize stockholder and balance-sheet risk, while serving its rural Pennsylvania customer base. This approach has helped achieve solid performances year after year. The Company considers the return on assets (“ROA”) ratio to be a key indicator of its success and constantly scrutinizes the broad categories of the income statement that impact this profitability indicator. Summarized below are the components of net income (in thousands of dollars) and the contribution of each to ROA for 2014 and 2013.

	2014		2013
		% of Average		% of Average
		Assets		Assets
Net interest income	$14,334	3.05%	$13,834	3.07%
Provision for loan losses	(357)	(0.08)	(415)	(0.09)

Customer service fees	1,278	0.27	1,290	0.29
Debit card fee income	847	0.18	822	0.18
BOLI	391	0.08	416	0.09
Trust fees	438	0.09	355	0.08
Commissions from sales of non-deposit products	352	0.07	375	0.08
Income from unconsolidated subsidiary	236	0.05	237	0.05
Security gains (losses)	9	0.00	(2)	(0.00)
Mortgage banking income	214	0.05	338	0.08
Other noninterest income	569	0.12	402	0.09
Total noninterest income	4,334	0.92	4,233	0.94

Employee expense	(7,320)	(1.56)	(7,028)	(1.56)
Occupancy and equipment	(1,463)	(0.31)	(1,433)	(0.32)
Data processing expense	(1,545)	(0.33)	(1,450)	(0.32)
Director compensation	(205)	(0.04)	(223)	(0.05)
Professional fees	(396)	(0.08)	(388)	(0.09)
Taxes, other than income	(340)	(0.07)	(483)	(0.11)
FDIC insurance premiums	(310)	(0.07)	(331)	(0.07)
(Loss) gain on sales of other real estate owned	(22)	(0.00)	39	0.01
Intangible amortization	(45)	(0.01)	(45)	(0.01)
Amortization of investment in partnership	(479)	(0.10)	(448)	(0.10)
Other noninterest expense	(1,445)	(0.31)	(1,356)	(0.30)
Total noninterest expense	(13,570)	(2.88)	(13,146)	(2.92)

Income tax expense	(525)	(0.11)	(505)	(0.11)
Net income	$4,216	0.90%	$4,001	0.89%

Average assets	$470,660		$450,031

Net Interest Income

Net interest income is the amount by which interest income on earning assets exceeds interest expense on interest bearing liabilities. Net interest income is the most significant component of revenue, comprising approximately 77% of total revenues (the total of net interest income and non-interest income, exclusive of security gains) for 2014. Interest spread measures the absolute difference between average rates earned and average rates paid. Because some interest earning assets are tax-exempt, an adjustment is made for analytical purposes to place all assets on a fully tax-equivalent basis. Net interest margin is the percentage of net return on average earning assets on a fully tax-equivalent basis and provides a measure of comparability of a financial institution’s performance.

Both net interest income and net interest margin are impacted by interest rate changes, changes in the relationships between various rates and changes in the composition of the average balance sheet. Additionally, product pricing, product mix and customer preferences dictate the composition of the balance sheet and the resulting net interest income. Table 1 shows average asset and liability balances, average interest rates and interest income and expense for the years 2014, 2013 and 2012. Table 2 further shows changes attributable to the volume and rate components of net interest income.

Table 1

AVERAGE BALANCE SHEETS AND NET INTEREST INCOME ANALYSIS

(Dollars in thousands)

	Years Ended December 31,
	2014			2013			2012
	Average			Average			Average
	Balance		Yield/	Balance		Yield/	Balance		Yield/
	(1)	Interest	Rate	(1)	Interest	Rate	(1)	Interest	Rate
ASSETS
Interest earning assets:
Loans:
Taxable (5)	$260,613	$13,840	5.31%	$258,116	$14,310	5.54%	$263,174	$15,439	5.87%
Tax-exempt	20,995	625	2.98	18,621	558	3.00	19,108	653	3.42
Total loans (8)	281,608	14,465	5.14	276,737	14,868	5.37	282,282	16,092	5.70
Investment securities:
Taxable	111,649	1,950	1.75	91,972	1,267	1.38	88,482	1,311	1.48
Tax-exempt	34,203	513	1.50	37,210	583	1.57	36,429	738	2.03
Total investment securities	145,852	2,463	1.69	129,182	1,850	1.43	124,911	2,049	1.64
Interest bearing deposits	1,368	3	0.23	2,834	16	0.56	6,707	29	0.43
Federal funds sold	455	1	0.22	-	-	0.00	75	-	0.13
Total interest earning assets	429,283	16,932	3.94	408,753	16,734	4.09	413,975	18,170	4.39

Non-interest earning assets:
Cash and due from banks	7,618			8,557			8,813
Allowance for loan losses	(2,313)			(2,679)			(3,533)
Premises and equipment	6,314			6,305			6,555
Other assets (7)	29,758			29,095			28,247
Total assets	$470,660			$450,031			$454,057

LIABILITIES AND STOCKHOLDERS' EQUITY
Interest bearing liabilities:
Demand deposits (2)	$97,920	163	0.17	$94,338	160	0.17	$96,599	209	0.22
Savings deposits	65,275	65	0.10	59,926	69	0.12	56,263	135	0.24
Time deposits	147,745	2,128	1.44	161,677	2,642	1.63	174,844	3,277	1.87
Other, including short and long-term borrowings, and other interest bearing liabilities	27,589	242	0.88	8,848	29	0.33	5,330	27	0.51
Total interest bearing liabilities	338,529	2,598	0.77	324,789	2,900	0.89	333,036	3,648	1.10

Non-interest bearing liabilities:
Demand deposits	77,399			71,006			65,224
Other	4,028			4,665			6,031
Stockholders' equity	50,704			49,571			49,766
Total liabilities and stockholders' equity	$470,660			$450,031			$454,057

Net interest income		$14,334			$13,834			$14,522
Net margin on interest earning assets (3)			3.34%			3.38%			3.51%
Net interest income and margin -
Tax equivalent basis (4)		$14,920	3.48%		$14,422	3.53%		$15,239	3.68%

Notes:

(1)	Average balances were calculated using a daily average.
(2)	Includes interest-bearing demand and money market accounts.
(3)	Net margin on interest earning assets is net interest income divided by average interest earning assets.
(4)	Interest on obligations of states and municipalities is not subject to federal income tax. In order to make the net yield comparable on a fully taxable basis, a tax equivalent adjustment is applied against the tax-exempt income utilizing a federal tax rate of 34%.

Table 2

RATE - VOLUME ANALYSIS OF NET INTEREST INCOME

(Dollars in thousands)

	2014 Compared to 2013			2013 Compared to 2012
	Increase (Decrease) Due To (6)			Increase (Decrease) Due To (6)
	Volume	Rate	Total	Volume	Rate	Total
ASSETS

Interest earning assets:
Loans:
Taxable (5)	$137	$(607)	$(470)	$(293)	$(836)	$(1,129)
Tax-exempt	71	(4)	67	(16)	(79)	(95)
Total loans (8)	208	(611)	(403)	(309)	(915)	(1,224)
Investment securities:
Taxable	303	380	683	50	(94)	(44)
Tax-exempt	(46)	(24)	(70)	16	(171)	(155)
Total investment securities	257	356	613	66	(265)	(199)
Interest bearing deposits	(6)	(7)	(13)	(20)	7	(13)
Federal funds sold	1	-	1	-	-	-
Total interest earning assets	460	(262)	198	(263)	(1,173)	(1,436)

LIABILITIES AND STOCKHOLDERS' EQUITY
Interest bearing liabilities:
Demand deposits (2)	6	(3)	3	(5)	(44)	(49)
Savings deposits	6	(10)	(4)	8	(74)	(66)
Time deposits	(216)	(298)	(514)	(235)	(400)	(635)
Other, including short-term borrowings, and other interest bearing liabilities	119	94	213	14	(12)	2
Total interest bearing liabilities	(85)	(217)	(302)	(218)	(530)	(748)

Net interest income	$545	$(45)	$500	$(45)	$(643)	$(688)

(5)	Non-accruing loans are included in the above table until they are charged off.
(6)	The change in interest due to rate and volume has been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts of the change in each.
(7)	Includes net unrealized (losses) gains on securities available for sale: $(38) in 2014, $86 in 2013 and $1,389 in 2012.
(8)	Interest income includes loan fees of $153, $185 and $167, in 2014, 2013 and 2012, respectively.

On average, total loans outstanding in 2014 increased from 2013 by 1.8%, to $281,608,000. Average yields on loans decreased by 23 basis points in 2014 when compared to 2013. As shown in the preceding Rate – Volume Analysis of Net Interest Income Table 2, the decrease in yield reduced interest income on loans by approximately $611,000, while the increase in volume increased interest income by $208,000, resulting in an aggregate decrease in interest recorded on loans of $403,000. While the prime rate has remained unchanged at 3.25% since December of 2008, most adjustable rate mortgages scheduled to reprice during 2014 that had not already reached a floor did so at rates below their previous rates, effectively decreasing the overall yield to the Bank. Additionally, in 2014, with fixed rates offered through the secondary market, it was favorable for some customers with adjustable rate loans to refinance through that program, decreasing both volume and yield in the loan portfolio. Likewise, new and refinanced portfolio loans were priced at lower rates than maturing loans during 2014, also contributing to the decrease in overall yield.

During 2014, the investment portfolio was restructured and increased. A portion of cash available from maturities, sales and repayments of investment securities, along with long-term debt, was used to invest in government sponsored agency mortgage backed securities with relatively short weighted average lives and similar risk characteristics to the former portfolio. Average balances of investment securities increased by $16,670,000, and this volume increase accounted for a $257,000 increase in interest income as compared to 2013. The improvement in the overall yield of the investment portfolio between 2013 and 2014 further increased net interest income by $356,000.

In total, yield on earning assets in 2014 was 3.94% as compared to 4.09% in 2013, a decrease of 15 basis points. On a fully tax equivalent basis, yield on earning assets decreased from 4.24% in 2013 to 4.08% in 2014.

Average interest bearing liabilities increased by $13,740,000 in 2014, as compared to 2013. Within the categories of interest bearing liabilities, deposits decreased on average by $5,001,000, and borrowings increased by $18,741,000 on average, in order to fund the increase in earning assets. During 2014, the most significant change in interest bearing deposits was in time deposit balances, which decreased on average by $13,932,000, while interest-bearing demand and savings accounts increased on average by $8,931,000. This shift continued a trend that has been occurring for several years. Management believes this trend reflects the consumers’ response to historical low interest rates. In 2014, time deposits accounted for 47.5% of total interest-bearing deposits. One and two years prior, time deposits represented 51.2% and 53.4%, respectively, of all interest-bearing deposits. Changes in total interest-bearing liabilities reduced interest expense by $85,000 in 2014 as compared to 2013, while decreases in interest rates further reduced interest expense by $217,000. Non-interest bearing liabilities used to fund earning assets included demand deposits, which increased $6,393,000 on average. The percentage of interest earning assets funded by non-interest bearing liabilities was approximately 21.1% in 2014 versus 20.5% in 2013. The total cost to fund earning assets (computed by dividing the total interest expense by the total average earning assets) in 2014 was 0.60%, as compared to 0.71% in 2013.

Net interest income was $14,334,000 for 2014, an increase of $500,000 when compared to 2013. Increases in volumes contributed $545,000 toward the improved net interest income, partially offset by a $45,000 reduction of net interest income due to rate changes.

Provision for Loan Losses

Juniata’s provision for loan losses is determined as a result of an analysis of the adequacy level of the allowance for loan losses. In order to closely reflect the potential losses within the current loan portfolio based upon current information known, the Company carries no unallocated allowance. Using the process of analysis described in “Application of Critical Accounting Policies” earlier in this discussion, the Company determined that a provision of $357,000 was appropriate for 2014, a decrease of $58,000 when compared to 2013 when the total loan loss provision was $415,000. The lower provision in 2014 primarily resulted from an analysis of the values of collateral securing certain impaired loans, which improved during 2014 with the reduction of impaired loans. Additionally, in 2014, the provision exceeded net charge-offs by $93,000.Discussion included in the Loans and Allowance for Loan Losses in the section below titled “Financial Condition” explains the information and analysis used to arrive at the provision for 2014.

Non-interest Income

The Company remains committed to providing comprehensive services and products to meet the current and future financial needs of our customers. We believe that our responsiveness to customers’ needs surpasses that of our competitors, and we measure our success by the customer acceptance of fee-based services. We continually explore avenues to enhance product offerings in areas beneficial to customers. We offer a variety of options for financing to home-buyers that includes a secondary market lending program, providing significant fee income. We continue to add new features and services for our electronic banking clientele. In 2014, we made fraud protection services available to all consumer depositors. We provide alternative investment opportunities through an arrangement with a broker dealer, and integrate the delivery of non–traditional products with our Trust and Wealth Management Division. This arrangement enables us to meet the investment needs of a varied customer base and to better identify our clients’ needs for traditional trust services.

Fee-generated non-interest revenues consist of customer service fees derived from deposit accounts, trust relationships and sales of non-deposit products. In 2014, revenues from these services totaled $2,068,000, representing an increase of $48,000, or 2.4%, from 2013 revenues, primarily due to increases in fees earned from trust services. Total fees for trust services increased by $83,000, or 23.4%, due primarily to fees earned from the final settlement of trust accounts. Fees from estate settlements decreased by $7,000 in 2014 as compared to 2013, and non-estate fees increased by $90,000. Variance in fees from estate settlements occurs because estate settlements occur sporadically and are not necessarily consistent year to year. Non-estate fees are repeatable revenues that generally increase and decrease in relation to movements in interest rates as market values of trust assets under management increase or decrease and as new relationships are established. Commissions from sales of non-deposit products decreased in 2014, by $23,000 as a result of fewer sales.

Fees and income derived from the origination, sale and servicing of residential mortgage loans (mortgage banking income) was $214,000 in 2014, a decrease of $124,000, or 36.7%, compared to 2013, when refinancing activities occurred. Other non-interest-related fees derived from loan activity increased by $37,000 when comparing 2014 to 2013. A gain of $165,000 was recorded in 2014 as a result of a life insurance claim. No such activity occurred in 2013.

The Company owns 39.16% of the stock of Liverpool Community Bank (“LCB”) and accounts for its ownership through the equity method. As such, 39.16% of the income of LCB is recorded by Juniata as non-interest income. As a result of this investment, $236,000 was recorded as income in 2014, compared to $237,000 in 2013. Earnings on bank-owned life insurance and annuities decreased in 2014 by $25,000, or 6.0%, when compared to the previous year, because investment in BOLI was lower and crediting rates were reduced.

As a percentage of average assets, non-interest income (excluding securities gains and losses) was 0.92% in 2014 as compared to 0.94% in 2013.

Non-interest Expense

Management strives to control non-interest expense where possible in order to achieve maximum operating results.

In 2014, total non-interest expense increased by $424,000, or 3.2%, when compared to 2013. The primary driver in the change in non-interest expense was attributable to the cost of employee compensation. Compensation expense for 2014 increased by $463,000 as compared to 2013, due to a number of factors, including an increase in full-time equivalent employment, higher commissions paid for sales of non-deposit products, and higher levels of accruals for employee incentive bonus, pursuant to the Company’s Employee Annual Incentive Plan. Costs of employee benefits was $171,000 lower in 2014 than in 2013. Offsetting the increase in payroll taxes, resulting from higher employee compensation costs, were lower medical insurance expenses within the Company’s self-funded plan and lower cost of accounting for the frozen defined benefit plan. On December 31, 2012, the Company froze its defined benefit plan to future service accruals while at the same time significantly enhancing the defined contribution plan employer match for its employees.

Data processing expense increased by $95,000 in 2014 as compared to 2013, as new electronic delivery services were initiated for the benefit of consumer and business customers. Expense for taxes, other than income taxes, declined by $143,000 when comparing 2014 to 2013 as a result of a change in the computation of Pennsylvania Bank Shares Tax.

Amortization expense associated with the Bank’s investment in a low-income housing project, which first became applicable during the second quarter of 2013, was more than offset by the recording of the benefit of the tax credit from the project in both 2014 and 2013. Amortization was $479,000 in 2014 and $448,000 in 2013. Amortization is scheduled to continue through 2023 at similar amounts.

Small variances in occupancy, equipment, director compensation, professional fees and FDIC insurance essentially offset each other, while sales of properties carried as other real estate owned generated net losses of $22,000 in 2014, as compared to net gains of $39,000 for 2013.

As a percentage of average assets, non-interest expense was 2.88% in 2014 as compared to 2.92% in 2013.

Income Taxes

Income tax expense for 2014 amounted to $525,000 versus $505,000 in 2013. Both periods included the effect of a tax credit in the amounts of $575,000 and $556,000, respectively. The tax credit was available to the Company as a result of an equity investment in a low income housing project. The effective tax rate in 2014 was 11.1% versus 11.2% in 2013. See Note 15 of Notes to Consolidated Financial Statements for further information on income taxes.

Net Income

For comparative purposes, the following table sets forth earnings, in thousands of dollars, and selected earnings ratios for the past three years.

	2014	2013	2012
Net Income	$4,216	$4,001	$3,648
Return on average assets	0.90%	0.89%	0.80%
Return on average equity	8.31%	8.07%	7.33%

Outlook for 2015

Since December of 2008, the national prime rate has remained at 3.25% and the federal funds rate has remained at a historically low level. This recent period remains the longest period of unchanged rates in recent history. We expect, and are prepared for, the interest rate environment to remain relatively unchanged again throughout 2015. However, because experience also tells us that rate movement can occur quickly and significantly, we are managing our interest sensitive assets and liabilities with an understanding of the rate risk involved with rapidly rising rates. We enter 2015 with non-performing loans at the lowest level since 2010 and expect to see further reductions by year-end as problem credits are resolved. Our net interest margin remains a primary component of profitability; however, we continue to focus on opportunities for fee services, including an attempt to regain income lost to consumer regulation that lessens our ability to charge for consumer overdrafts, in order to augment revenues. We will maintain the conservative lending and investing philosophies and responsible deposit pricing that have resulted in our healthy net interest margin and solid balance sheet.

Also necessary to our success is the satisfaction level of our customers and employees. In recent years, we have introduced many new avenues of service delivery through technology, and continue to evaluate new technology. In 2014, we replaced our ATM network with new state-of-the art machines, designed with high-level functionality. In 2015, we added consumer remote deposit as a feature on our mobile banking app, enabling quick and easy deposit of checks, and will be following soon with the ability for our small business owners to do the same.

Increasing our customer base and connection with those customers is a priority. In 2014, we expanded our marketing efforts through various campaigns. We believe that it is imperative that our customers have convenient and easy access to personal financial services that complement their changing lifestyles, whether through electronic or personal delivery. Convenience and mobility remain priorities for a large segment of the population in deciding with whom one will do business, and thus we have made it our priority to provide such convenience.

In recent years, attempts to defraud consumers have continued to grow. For several years we have had mechanisms in place to detect and thwart fraud attempts against our customers before monetary loss. We believe our customers value the service. In 2014 we went beyond fraud detection on singular deposit accounts and now provide the opportunity for full ID protection for families of our depositors. This service accompanies a complete new line-up of accounts, designed to support the lifestyles and needs of our clientele. While over 80% of our consumer account holders are taking advantage of this service, we plan to market more broadly its features and benefits to further increase deposit market share.

Additionally, in 2015, our business development plan continues to expand and reward more horizontal integration, extending the opportunities for cross selling across departmental lines. We strive to be the financial services provider of choice to those within our market area.

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

Summarized below are the components of net income (in thousands of dollars) and the contribution of each to ROA for 2013 and 2012.

	2013		2012
		% of Average		% of Average
		Assets		Assets
Net interest income	$13,834	3.07%	$14,522	3.20%
Provision for loan losses	(415)	(0.09)	(1,411)	(0.31)

Customer service fees	1,290	0.29	1,282	0.28
Debit card fee income	822	0.18	809	0.18
BOLI	416	0.09	450	0.10
Trust fees	355	0.08	379	0.08
Commissions from sales of non-deposit products	375	0.08	353	0.08
Income from unconsolidated subsidiary	237	0.05	249	0.05
Security (losses) gains	(2)	(0.00)	2	0.00
Mortgage banking income	338	0.08	567	0.12
Other noninterest income	402	0.09	501	0.11
Total noninterest income	4,233	0.94	4,592	1.01

Employee expense	(7,028)	(1.56)	(7,286)	(1.60)
Occupancy and equipment	(1,433)	(0.32)	(1,439)	(0.32)
Data processing expense	(1,450)	(0.32)	(1,440)	(0.32)
Director compensation	(223)	(0.05)	(234)	(0.05)
Professional fees	(388)	(0.09)	(362)	(0.08)
Taxes, other than income	(483)	(0.11)	(438)	(0.10)
FDIC insurance premiums	(331)	(0.07)	(327)	(0.07)
Gain (Loss) on sales of other real estate owned	39	0.01	(34)	(0.01)
Intangible amortization	(45)	(0.01)	(45)	(0.01)
Amortization of investment in partnership	(448)	(0.10)	-	0.00
Other noninterest expense	(1,356)	(0.30)	(1,472)	(0.32)
Total noninterest expense	(13,146)	(2.92)	(13,077)	(2.88)

Income tax expense	(505)	(0.11)	(978)	(0.22)
Net income	$4,001	0.89%	$3,648	0.80%

Average assets	$450,031		$454,057

Net Interest Income

On average, total loans outstanding in 2013 decreased from 2012 by 2.0%, to $276,737,000. Average yields on loans decreased by 33 basis points in 2013 when compared to 2012. As shown in the preceding Rate – Volume Analysis of Net Interest Income Table 2, the decrease in yield reduced interest income on loans by approximately $915,000, and the decrease in volume further reduced interest income by $309,000, resulting in an aggregate decrease in interest recorded on loans of $1,224,000. While the prime rate remained unchanged at 3.25% since December of 2008, most adjustable rate mortgages scheduled to reprice during 2013 that had not already reached a floor did so at rates below their previous rates, effectively decreasing the overall yield to the Bank. Additionally, in 2013, with fixed rates offered through the secondary market, it was favorable for some customers with adjustable rate loans to refinance through that program, decreasing both volume and yield in the loan portfolio. Likewise, new and refinanced portfolio loans were priced at lower rates during 2013, also contributing to the decrease in overall yield.

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

Average interest bearing liabilities decreased by $8,247,000 in 2013, as compared to 2012. Within the categories of interest bearing liabilities, deposits decreased on average by $11,765,000, and borrowings increased by $3,518,000 on average. During 2013, the most significant change in interest bearing deposits was in time deposit balances, which decreased on average by $13,167,000, while interest-bearing demand and savings accounts increased on average by $1,402,000. This shift continued a trend that has been occurring for several years. Management believes this trend reflects the consumers’ response to historical low interest rates. In 2013, time deposits accounted for 51.1% of total interest-bearing deposits. One and two years prior, time deposits represented 53.4% and 63.5%, respectively, of all interest-bearing deposits. Changes in total interest-bearing liabilities reduced interest expense by $218,000 in 2013 as compared to 2012, while decreases in interest rates further reduced interest expense by $530,000. Non-interest bearing liabilities used to fund earning assets included demand deposits, which increased $5,782,000 on average. The percentage of interest earning assets funded by non-interest bearing liabilities was approximately 20.5% in 2013 versus 19.6% in 2012. The total cost to fund earning assets (computed by dividing the total interest expense by the total average earning assets) in 2013 was 0.71%, as compared to 0.88% in 2012.

Net interest income was $13,834,000 for 2013, a decrease of $688,000 when compared to 2012, with $643,000 due to net rate decreases and $45,000 attributed to net volume decreases.

Provision for Loan Losses

Management performed an analysis following the process described in “Application of Critical Accounting Policies” earlier in this discussion, and determined that a provision of $415,000 was appropriate for 2013, a decrease of $996,000 when compared to 2012 when the total loan loss provision was $1,411,000. The higher provision in 2012 was primarily the result of analysis of the values of collateral securing certain impaired loans. In 2013, net charge-offs exceeded the provision by $994,000, due primarily to specific loss confirming events related to one loan in which a $1,026,000 charge-off was taken in 2013, which had a specific reserve established in 2012.

Non-interest Income

In 2013, revenues from fee-generated services (customer service fees derived from deposit accounts, trust relationships and sales of non-deposit products) totaled $2,020,000, representing a slight increase of $6,000, or 0.3%, from 2012 revenues. Customer service fees derived from deposit accounts were $8,000 higher in 2013 than in 2012. The slight increase was attributed to overdraft and non-sufficient fund charges to customers. Total fees for trust services decreased by $24,000, or 6.3%, as fees from estate settlements decreased by $9,000 in 2013 as compared to 2012, and non-estate fees decreased by $15,000. Variance in fees from estate settlements occurs because estate settlements occur sporadically and are not necessarily consistent year to year. Non-estate fees are repeatable revenues that generally increase and decrease in relation to movements in interest rates as market values of trust assets under management increase or decrease and as new relationships are established. Commissions from sales of non-deposit products increased in 2013, resulting in a $22,000 increase in related fee income.

Fees and income derived from the origination, sale and servicing of residential mortgage loans was $338,000 in 2013, a decrease of $229,000, or 40.4%, compared to 2012, when more refinancing activities occurred. Other non-interest-related fees derived from loan activity decreased by $32,000 when comparing 2013 to 2012. A gain of $53,000 was recorded in 2012 as a result of a life insurance claim. No such activity occurred in 2013.

The Company owns 39.16% of the stock of Liverpool Community Bank (“LCB”) and accounts for its ownership through the equity method. As such, 39.16% of the income of LCB is recorded by Juniata as non-interest income. As a result of this investment, $237,000 was recorded as income in 2013, compared to $249,000 in 2012. Earnings on bank-owned life insurance and annuities decreased in 2013 by $34,000, or 7.6%, when compared to the previous year, as crediting rates were reduced.

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

Income Taxes

Income tax expense for 2013 amounted to $505,000, which included the effect of a tax credit in the amount of $556,000, versus $978,000 of income tax expense with no such credit in 2012. The tax credit is available to the Company as a result of an equity investment in a low income housing project. The effective tax rate in 2013 was 11.2% versus 21.1% in 2012. The reduction in the effective rate was attributed to the tax credit earned in 2013. See Note 15 of Notes to Consolidated Financial Statements for further information on income taxes.

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

Table 3

Changes in Uses and Sources of Funds

(Dollars in thousands)

	2014			2013			2012
	Average	Increase(Decrease)		Average	Increase(Decrease)		Average
	Balance	Amount	%	Balance	Amount	%	Balance
Funding Uses:
Taxable loans	$260,613	$2,497	1.0%	$258,116	$(5,058)	(1.9)%	$263,174
Tax-exempt loans	20,995	2,374	12.7	18,621	(487)	(2.5)	19,108
Taxable securities	111,649	19,677	21.4	91,972	3,490	3.9	88,482
Tax-exempt securities	34,203	(3,007)	(8.1)	37,210	781	2.1	36,429
Interest bearing deposits	1,368	(1,466)	(51.7)	2,834	(3,873)	(57.7)	6,707
Federal funds sold	455	455	-	-	(75)	(100.0)	75
Total interest earning assets	429,283	20,530	5.0	408,753	(5,222)	(1.3)	413,975
Investment in:
Unconsolidated subsidiary	4,236	176	4.3	4,060	181	4.7	3,879
Low income housing	4,058	69	1.7	3,989	3,028	315.1	961
BOLI and annuities	14,757	141	1.0	14,616	410	2.9	14,206
Goodwill and intangible assets	2,145	(176)	(7.6)	2,321	65	2.9	2,256
Other non-interest earning assets	18,532	(353)	(1.9)	18,885	(2,039)	(9.7)	20,924
Unrealized gains on securities	(38)	(124)	(144.2)	86	(1,303)	(93.8)	1,389
Less: Allowance for loan losses	(2,313)	366	(13.7)	(2,679)	854	(24.2)	(3,533)

Total uses	$470,660	$20,629	4.6%	$450,031	$(4,026)	(0.9)%	$454,057

Funding Sources:
Interest bearing demand deposits	$97,920	$3,582	3.8%	$94,338	$(2,261)	(2.3)%	$96,599
Savings deposits	65,275	5,349	8.9	59,926	3,663	6.5	56,263
Time deposits under $100,000	118,694	(10,723)	(8.3)	129,417	(11,008)	(7.8)	140,425
Time deposits over $100,000	29,051	(3,209)	(9.9)	32,260	(2,159)	(6.3)	34,419
Repurchase agreements	4,265	(67)	(1.5)	4,332	724	20.1	3,608
Short-term borrowings	5,003	1,804	56.4	3,199	2,737	592.4	462
Long-term debt	16,952	16,952	-	-	-	-	-
Other interest bearing liabilities	1,369	52	3.9	1,317	57	4.5	1,260
Total interest bearing liabilities	338,529	13,740	4.2	324,789	(8,247)	(2.5)	333,036
Demand deposits	77,399	6,393	9.0	71,006	5,782	8.9	65,224
Other liabilities	4,028	(637)	(13.7)	4,665	(1,366)	(22.6)	6,031
Stockholders' equity	50,704	1,133	2.3	49,571	(195)	(0.4)	49,766

Total sources	$470,660	$20,629	4.6%	$450,031	$(4,026)	(0.9)%	$454,057

Overall, total average assets increased by $20,629,000, or 4.6%, for the year 2014 compared to 2013, following a decrease of $4,026,000, or 0.9%, in 2013 over average assets in 2012. The ratio of average earning assets to total average assets was consistent at 91% in each of the last three years, while the ratio of average interest-bearing liabilities to total average assets dropped from 73% in 2012 to 72% in 2013, where it remained in 2014. Although Juniata’s investment in its unconsolidated subsidiary, investment in a low income elderly housing project and its bank owned life insurance and annuities are not classified as interest-earning assets, income is derived directly from those assets. These instruments have represented 4.9% and 5.0% of total average assets in 2014 and 2013, respectively. A more detailed discussion of the Company’s earning assets and interest bearing liabilities will follow in the Sections titled “Loans”, “Investments”, “Deposits” and “Market/Interest Rate Risk”.

Loans

Loans outstanding at the end of each year consisted of the following (in thousands):

	December 31,
	2014	2013	2012	2011	2010
Commercial, financial and agricultural	$23,738	$26,281	$19,296	$19,417	$19,911
Real estate - commercial	90,000	74,471	69,187	60,774	56,305
Real estate - construction	20,713	19,681	18,092	17,508	13,256
Real estate - mortgage	140,676	140,459	153,122	176,548	190,985
Obligations of states and political subdivisions	15,730	12,702	12,769	8,780	8,984
Personal	4,044	4,204	5,034	6,658	8,688
Unearned interest	-	-	-	(4)	(27)
Total	$294,901	$277,798	$277,500	$289,681	$298,102

From year-end 2013 to year-end 2014, total loans outstanding increased by $17,103,000, following an increase of $298,000 in 2013 when compared to year-end 2012. The following table summarizes how the ending balances (in thousands) changed annually in each of the last three years.

	2014	2013	2012
Beginning balance	$277,798	$277,500	$289,681
Net new loans (repayments)	17,891	2,359	(10,160)
Loans charged off	(275)	(1,431)	(1,071)
Loans transferred to other real estate owned and other adjustments to carrying value	(513)	(630)	(950)
Net change	17,103	298	(12,181)
Ending balance	$294,901	$277,798	$277,500

The loan portfolio was comprised of approximately 49% consumer loans and 51% commercial loans (including construction) on December 31, 2014 as compared to 52% consumer loans and 48% commercial loans on December 31, 2013. Management believes that diversification in the loan portfolio is important and performs a loan concentration analysis on a quarterly basis. The highest loan concentration by activity type was commercial real estate loans secured by income-producing property, with debt service on this category of loans being reliant upon the cash flow generated by the property. In the aggregate, loans in this category had outstanding balances of $37,324,000 at December 31, 2014, or 80.42% of capital. Components of this concentration group with balances considered for general reserve purposes are as follows:

	Outstanding Balance	% of Bank Capital
Operators of Non-Residential Buildings	5,483,652	11.82%
Operators of Apartment Buildings	9,494,115	20.46%
Operators of Dwellings other than apts	15,091,068	32.52%
Hotels and Motels	7,255,574	15.63%
Total	37,324,409	80.42%

Given the reserves allocated to this sector over the past several years and the continuing softness in the market, management has assigned an additional concentration risk factor to this group of loans when analyzing the adequacy of the Allowance for Loan Losses. See Note 6 of Notes to Consolidated Financial Statements.

During 2014, there was growth in the commercial real estate and construction lines of business, primarily as a result of participation opportunities with other banks as well as new business development. This growth was largely offset by the decrease in non-real estate commercial loans and personal loans, as the secondary market continued to offer more appealing fixed rates and longer terms to borrowers. Growth was further offset by payments and charge-downs of non-performing loans. Juniata is willing, able and continues to lend to qualifying businesses and individuals. Management also believes that the economic climate is improving and is resulting in loan growth. Our business model closely aligns lenders and community office managers’ efforts to effectively develop referrals and existing customer relationships. Continued emphasis is placed on responsiveness and personal attention given to customers, which we believe differentiates the Bank from its competition. Nearly all commercial loans are either variable or adjustable rate loans, while non-mortgage consumer loans generally have fixed rates for the duration of the loan.

Juniata strives to offer fair, competitive rates and to provide optimal service in order to attract loan growth. Emphasis will continue to be placed upon attracting the entire customer relationship of our borrowers.

The loan portfolio carries the potential risk of past due, non-performing or, ultimately, charged-off loans. The Bank attempts to manage this risk through credit approval standards and aggressive monitoring and collection efforts. Where prudent, the Bank secures commercial loans with collateral consisting of real and/or tangible personal property. Management further believes that non-performing loans will continue to decline in 2015. The Company maintains a dedicated credit administration division, in response to the need for heightened credit review, both in the loan origination process and in the ongoing risk assessment process. With stringent credit standards in place, Juniata’s lending strategy stresses quality growth, diversified by product. A standardized credit policy is in place throughout the Company, and the credit committee of the Board of Directors reviews and approves all loan requests for amounts that exceed management’s approval levels. The Company makes credit judgments based on a customer’s existing debt obligations, collateral, ability to pay and general economic trends. See Note 2 of Notes to Consolidated Financial Statements.

The allowance for loan losses has been established in order to absorb probable losses on existing loans. A quarterly provision or credit is charged to earnings to maintain the allowance at adequate levels. Charge-offs and recoveries are recorded as adjustments to the allowance. The allowance for loan losses at December 31, 2014 was 0.81% of total loans, net of unearned interest, as compared to 0.82% of total loans, net of unearned interest, at the end of 2013. The allowance increased $93,000 when compared to December 31, 2013, as a result of net charge-offs of $264,000 offset by the provision of $357,000. Net charge-offs for 2014 and 2013 were 0.09% and 0.51% of average loans, respectively.

At December 31, 2014, non-performing loans (as defined in Table 4 below), as a percentage of the allowance for loan losses, were 237.2% as compared to 271.2% at December 31, 2013. Non-performing loans were 1.91% of loans as of December 31, 2014, and 2.23% of loans as of December 31, 2013. Management believes that the decreasing levels of nonperforming loans in 2013 and 2014 will continue into 2015. All the $5,646,000 of non-performing loans at December 31, 2014 are collateralized with real estate.

Table 4

Non-Performing Loans

	2014	2013	2012	2011	2010
	(In thousands)
Nonaccrual loans	$4,880	$5,952	$8,846	$7,947	$5,964
Accruing loans past due 90 days or more	400	251	742	2,743	1,007
Restructured loans in default and non-accruing	366	-	-	-	-
Total non-performing loans	$5,646	$6,203	$9,588	$10,690	$6,971

Loans on which the accrual of interest has been discontinued are designated as non-accrual loans. Accrual of interest on loans is generally discontinued when the contractual payment of principal or interest has become 90 days past due or reasonable doubt exists as to the full, timely collection of principal or interest. However, it is the Company’s policy to continue to accrue interest on loans over 90 days past due as long as (1) they are guaranteed or well secured and (2) there is an effective means of timely collection in process. When a loan is placed on non-accrual status, all unpaid interest credited to income in the current year is reversed against current period income, and unpaid interest accrued in prior years is charged against the allowance for loan losses. Interest received on nonaccrual loans generally is either applied against principal or reported as interest income, according to management’s judgment as to the collectability of principal. Generally, accruals are resumed on loans only when the obligation is brought fully current with respect to interest and principal, has performed in accordance with the contractual terms for a reasonable period of time and the ultimate collectability of the total contractual principal and interest is no longer in doubt. The Company’s nonaccrual and charge-off policies are the same, regardless of loan type. During 2014, gross interest income that would have been recorded if loans on nonaccrual status had been current was $445,000, of which $63,000 was collected and included in net income.

Allowance for Loan Losses

The amount of allowance for loan losses is determined through a critical quantitative and qualitative analysis performed by management that includes significant assumptions and estimates. It is maintained at a level deemed sufficient to absorb probable estimated losses within the loan portfolio, and supported by detailed documentation. To assess potential credit weaknesses, it is critical to analyze observable trends that may be occurring.

Management systematically monitors the loan portfolio and the adequacy of the allowance for loan losses on a quarterly basis to provide for probable losses inherent in the portfolio. The Bank’s methodology for maintaining the allowance is highly structured and contains two components: a component for loans that are deemed to be impaired and a component for contingencies.

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

The estimated fair values of substantially all of the Company’s impaired loans are measured based on the estimated fair value of the loan’s collateral. For commercial loans secured with real estate, estimated fair values are determined primarily through third-party appraisals. When a real estate secured loan becomes impaired, a decision is made regarding whether an updated certified appraisal of the real estate is necessary. This decision is based on various considerations, including the age of the most recent appraisal, the loan-to-value ratio based on the current appraisal and the condition of the property. Appraised values may be discounted to arrive at the estimated selling price of the collateral, which is considered to be the estimated fair value. The discounts also include the estimated costs to sell the property. For commercial loans secured by non-real estate collateral, estimated fair values are determined based on the borrower’s financial statements, inventory reports, aging accounts receivable, equipment appraisals or invoices. Indications of value from these sources are generally discounted based on the age of the financial information or the quality of the assets. For such loans that are classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The Company generally does not separately identify individual consumer segment loans for impairment analysis, unless such loans are subject to a restructuring agreement.

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

As of December 31, 2014, 51 loans, with aggregate outstanding balances of $6,553,000, were evaluated for impairment. A collateral analysis was performed on each of these 51 loans in order to establish a portion of the reserve needed to carry impaired loans at no higher than fair value. As a result, five loans were determined to have insufficient collateral, and specific reserves were established for each of the five impaired loans, totaling $150,000.

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

Contingency allowance evaluation consists of several key elements. The borrower’s overall financial condition, repayment sources, guarantors and value of collateral, if appropriate, are evaluated quarterly or when credit deficiencies arise, such as delinquent loan payments. Credit quality risk ratings include regulatory classifications of special mention, substandard, doubtful and loss. Loans classified as special mention have potential weaknesses that deserve management’s close attention. If uncorrected, the potential weaknesses may result in deterioration of the repayment prospects. Loans classified as substandard have one or more well-defined weaknesses that jeopardize the liquidation of the debt. Substandard loans include loans that are inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. Loans classified as doubtful have all the weaknesses inherent in loans classified as substandard with the added characteristic that collection or liquidation in full, on the basis of current conditions and facts, is highly improbable. Loans classified as a loss are considered uncollectible and are charged to the allowance for loan losses. Loans not classified are rated pass. Specific reserves may be established for larger, individual classified loans as a result of this evaluation, as discussed above. Remaining loans are categorized into large groups of smaller balance homogeneous loans and are collectively evaluated for impairment. This computation is generally based on historical loss experience adjusted for qualitative factors. The historical loss experience is averaged over a ten-year period for each of the portfolio segments. The ten-year timeframe was selected in order to capture activity over a wide range of economic conditions and has been consistently used for the past seven years. The qualitative risk factors are reviewed for relevancy each quarter and include:

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

A summary of activity in the allowance for loan loss for the last five years (in thousands) is shown below. The level of net charge-offs in 2014 was the lowest in the most recent three year period. The area most affected by charge-offs in each of the five years presented was real estate – mortgages, whose balances accounted for approximately 48% of the total loan portfolio at December 31, 2014. In 2014, the Company recorded net charge-offs of $264,000. Due to charge-offs and successful resolution of other troubled debt, non-performing loans decreased by $557,000, or 9.0%, at December 31, 2014 compared to December 31, 2013. As such, the level of allowance needed to adequately reserve for loan losses decreased. Management’s analysis indicated that an adequate loan loss allowance would be $2,380,000 at December 31, 2014.

	Years Ended December 31,
	2014	2013	2012	2011	2010
Balance of allowance - beginning of period	$2,287	$3,281	$2,931	$2,824	$2,719
Loans charged off:
Commercial, financial and agricultural	20	4	25	18	134
Real estate - commercial	92	-	-	37	-
Real estate - construction	18	117	193	-	-
Real estate - mortgage	125	1,281	852	205	482
Personal	20	29	1	22	38
Total charge-offs	275	1,431	1,071	282	654

Recoveries of loans previously charged off:
Commercial, financial and agricultural	4	13	8	2	-
Real estate - commercial	5	-	-	-	-
Real estate - mortgage	-	-	-	10	-
Personal	2	9	2	13	18
Total recoveries	11	22	10	25	18

Net charge-offs	264	1,409	1,061	257	636
Provision for loan losses	357	415	1,411	364	741
Balance of allowance - end of period	$2,380	$2,287	$3,281	$2,931	$2,824

Ratio of net charge-offs during period to average loans outstanding	0.09%	0.51%	0.38%	0.09%	0.21%

The following tables show how the allowance for loan losses is allocated among the various types of outstanding loans and the percent of loans by type to total loans.

	Allocation of the Allowance for Loan Losses (in thousands)
	December 31,
	2014	2013	2012	2011	2010
Commercial, financial and agricultural	$222	$253	$179	$195	$163
Real estate - commercial	665	534	463	455	442
Real estate - construction	155	212	202	442	336
Real estate - mortgage	1,300	1,246	2,387	1,771	1,810
Obligations of states and political subdivisions	-	-	-	-	-
Personal	38	42	50	68	73
	$2,380	$2,287	$3,281	$2,931	$2,824

	Percent of Loan Type to Total Loans
	2014	2013	2012	2011	2010
Commercial, financial and agricultural	8.0%	9.5%	7.0%	6.7%	6.7%
Real estate - commercial	30.5%	26.8%	24.9%	21.0%	18.9%
Real estate - construction	7.0%	7.1%	6.5%	6.0%	4.4%
Real estate - mortgage	47.8%	50.5%	55.2%	61.0%	64.1%
Obligations of states and political subdivisions	5.3%	4.6%	4.6%	3.0%	3.0%
Personal	1.4%	1.5%	1.8%	2.3%	2.9%

	100.0%	100.0%	100.0%	100.0%	100.0%

Investments

Total investments, defined to include all interest earning assets except loans (i.e. investment securities available for sale (at market value), federal funds sold, interest bearing deposits, Federal Home Loan Bank stock and other interest-earning assets), totaled $145,639,000 on December 31, 2014, representing an increase of $17,334,000 when compared to year-end 2013. The following table summarizes how the ending balances (in thousands) changed annually in each of the last three years.

	2014	2013	2012
Beginning balance	$128,305	$125,047	$116,177
Purchases of investment securities	66,451	45,446	87,319
Sales, calls and maturities of investment securities	(50,533)	(38,973)	(75,816)
Adjustment in market value of AFS securities	1,573	(2,325)	(34)
Amortization/Accretion	(634)	(440)	(412)
Federal Home Loan Bank stock, net change	759	241	26
Federal funds sold, net change	-	-	-
Interest bearing deposits with others, net change	(282)	(691)	(2,213)
Net change	17,334	3,258	8,870
Ending balance	$145,639	$128,305	$125,047

On average, investments increased by $15,659,000, or 11.9%, during 2014, following an increase of $323,000, or 0.2%, during 2013. The increase in 2014 resulted from a restructuring of a portion of the investment securities portfolio, funded partly by issuing long-term debt.

The investment area is managed according to internally established guidelines and quality standards. Juniata segregates its investment securities portfolio into two classifications: those held to maturity and those available for sale. Juniata classifies all new marketable investment securities as available for sale, and currently holds no securities in the held to maturity or trading classifications. At December 31, 2014, the market value of the entire securities portfolio was greater than amortized cost by $435,000 as compared to December 31, 2013, when market value was below amortized cost by $1,138,000. The weighted average life of the investment portfolio was 2.8 years on December 31, 2014 versus 4.1 years on December 31, 2013. The weighted average maturity has remained short in order to achieve a desired level of liquidity. Table 5, “Maturity Distribution”, in this Management’s Discussion and Analysis of Financial Condition shows the remaining maturity or earliest possible repricing for investment securities. The following table sets forth the maturities of securities (in thousands) and the weighted average yields of such securities by contractual maturities or call dates. Yields on obligations of states and public subdivisions are presented on a tax-equivalent basis.

	December 31, 2014		December 31, 2013		December 31, 2012
Securities		Weighted		Weighted		Weighted
	Fair	Average	Fair	Average	Fair	Average
Type and maturity	Value	Yield	Value	Yield	Value	Yield
Obligations of U.S. Government agencies and corporations
Within one year	$4,566	1.96%	$4,192	0.77%	$7,996	2.10%
After one year but within five years	38,723	1.28%	47,578	1.26%	42,796	1.19%
After five years but within ten years	6,812	1.44%	26,508	1.50%	22,025	1.10%
	50,101	1.37%	78,278	1.32%	72,817	1.26%
Obligations of state and political subdivisions
Within one year	9,934	1.71%	8,314	2.36%	10,505	3.12%
After one year but within five years	16,853	2.14%	26,098	1.94%	29,809	2.18%
After five years but within ten years	8,748	3.27%	7,182	3.11%	4,936	3.42%
After ten years	338	1.83%	338	1.82%	726	2.05%
	35,873	2.29%	41,932	2.23%	45,976	2.52%
Mortgage-backed securities
Within one year	-	-	878	2.86%	-	-
After one year but within five years	537	2.08%	1,003	2.63%	1,428	2.46%
After five years but within ten years	3,417	1.58%	2,588	2.09%	1,098	1.24%
After ten years	51,475	2.13%	-		-
	55,429	2.10%	4,469	2.36%	2,526	1.93%

Equity securities	1,500		1,367		1,019
	$142,903		$126,046		$122,338

Bank Owned Life Insurance and Annuities

The Company periodically insures the lives of certain bank officers in order to provide split-dollar life insurance benefits to some key officers and to offset the cost of providing post-retirement benefits through non-qualified plans. Some annuities are also owned to provide cash streams that match certain post-retirement liabilities. See Note 8 of Notes to Consolidated Financial Statements. The following table summarizes how the cash surrender values (in thousands) of these instruments changed annually in each of the last three years.

	2014	2013	2012
Beginning balance	$14,848	$14,402	$14,069
BOLI increase in cash surrender value	386	426	465
BOLI receipt of death benefit	(450)	-	(147)
Annuities net increase in cash surrender value	23	20	15
Net change	(41)	446	333

Ending balance	$14,807	$14,848	$14,402

Investment in Unconsolidated Subsidiary

The Company owns 39.16% of the outstanding common stock of Liverpool Community Bank (LCB), Liverpool, PA. This investment is accounted for under the equity method of accounting. The investment was carried at $4,369,000 as of December 31, 2014. The Company increases its investment in LCB for its share of earnings and decreases its investment by any dividends received from LCB. The investment is evaluated quarterly for impairment. A loss in value of the investment which is determined to be other than a temporary decline would be recognized as a loss in the period in which such determination is made. Evidence of a loss in value might include, but would not necessarily be limited to, absence of an ability to recover the carrying amount of the investment or inability of LCB to sustain an earnings capacity which would justify the current carrying value of the investment. The carrying amount at December 31, 2014 represented an increase of $197,000 when compared to December 31, 2013. In connection with this investment, two representatives of Juniata serve on the Board of Directors of LCB.

Goodwill and Intangible Assets

In 2006, the Company acquired a branch office in Richfield, PA. Completing this purchase was in line with a strategic goal of the Company to expand its base into contiguous market areas within rural Pennsylvania. Included in the purchase price of the branch was goodwill of $2,046,000. Additionally, core deposit intangible was acquired and had carrying values of $75,000 and $119,000, as of December 31, 2014 and December 31, 2013, respectively. The core deposit intangible is being amortized over a ten-year period on a straight-line basis. Goodwill is not being amortized, but is measured annually for impairment.

The Company originates and sells residential mortgage loans into the secondary market, but retains the servicing on the loans. The mortgage servicing rights are valued based on the present value of estimated future cash flows on pools of mortgages stratified by rate and maturity date. The computed value is carried as an intangible asset. As of December 31, 2014, the fair value of mortgage servicing rights was $193,000, compared to $167,000 on December 31, 2013.

Deferred Taxes

The Company accounts for income taxes under the asset/liability method. Deferred tax assets and liabilities are recognized for the future consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, as well as operating loss and tax credit carry-forwards, if applicable. A valuation allowance is established against deferred tax assets when, in the judgment of management, it is more likely than not that such deferred tax assets will not become realizable. Management has determined that there was no need for a valuation allowance for deferred taxes as of December 31, 2014 and 2013. As of December 31, 2014 and 2013, the Company recorded a net deferred tax asset of $672,000 and $602,000, respectively, which was carried as a non-interest earning asset. Significant components of the increase of $70,000 included:

1.	A change in the funded status of the Company’s defined benefit plan, increasing the deferred tax asset by $799,000,
2.	A decrease of $535,000 in the deferred tax asset relating to unrealized losses arising in the available-for-sale securities portfolio,
3.	A decrease of $104,000 in the deferred tax asset relating to loan origination costs and prepaid expense,
4.	A $36,000 increase in the deferred tax asset relating to the allowance for loan losses.

The remainder of the difference was due to the various other changes in gross temporary tax differences. See Note 15 of Notes to Consolidated Financial Statements.

Other Non-interest Earning Assets

The following table summarizes the components of the non-interest earning asset category, and how the ending balances (in thousands) changed annually in each of the last three years.

	2014	2013	2012
Beginning balance	$23,614	$28,893	$24,386
Cash and due from banks	(1,813)	(5,691)	2,187
Premises and equipment, net	203	(142)	(238)
Other real estate owned	(49)	(147)	1
Investment in low income housing	(143)	194	3,403
Other receivables and prepaid expenses, including deferred tax assets	(933)	507	(846)
Net change	(2,735)	(5,279)	4,507

Ending balance	$20,879	$23,614	$28,893

Deposits

At December 31, 2014, total deposits were $380,884,000, an increase of $1,239,000 from total deposits on December 31, 2013. From year-end 2012 to year-end 2013, total deposits decreased by $7,106,000. The following table summarizes how the ending balances (in thousands) changed annually in each of the last three years.

	2014	2013	2012
Beginning balance	$379,645	$386,751	$386,665

Demand deposits	3,086	3,293	6,567
Interest bearing demand deposits	5,808	(482)	(2,707)
Savings deposits	6,669	4,379	5,667
Time deposits, $100,000 and greater	(3,290)	(2,012)	(26)
Time deposits, other	(11,034)	(12,284)	(9,415)
Net change	1,239	(7,106)	86

Ending balance	$380,884	$379,645	$386,751

The following table shows (in thousands of dollars) the comparison of average core deposits and average time deposits as a percentage of total deposits for each of the last three years.

	Changes in Deposits (Dollars in thousands)
	2014			2013			2012
	Average	Increase(Decrease)		Average	Increase(Decrease)		Average
	Balance	Amount	%	Balance	Amount	%	Balance
Core transaction deposits:
Money market	$37,374	$(1,546)	(4.0)%	$38,920	$(3,073)	(7.3)%	$41,993
Interest bearing demand	60,546	5,128	9.3	55,418	812	1.5	54,606
Savings	65,275	5,349	8.9	59,926	3,663	6.5	56,263
Demand	77,399	6,393	9.0	71,006	5,782	8.9	65,224
Total	240,594	15,324	6.8	225,270	7,184	3.3	218,086
Time deposits:
$100,000 and greater	29,051	(3,209)	(9.9)	32,260	(2,159)	(6.3)	34,419
Other	118,694	(10,723)	(8.3)	129,417	(11,008)	(7.8)	140,425
Total	147,745	(13,932)	(8.6)	161,677	(13,167)	(7.5)	174,844
Total deposits	$388,339	$1,392	0.4%	$386,947	$(5,983)	(1.5)%	$392,930

Average deposits increased $1,392,000, or 0.4%, to $388,339,000 in 2014 following a decrease in 2013 of $5,983,000, or 1.5%, to $386,947,000. Core transaction accounts increased by 6.8% and 3.3%, respectively, in 2014 and 2013. We believe that, over the past two years, because of the market uncertainties that accompany uncertain economic periods, investors have moved balances of available funds into safe, FDIC-insured banking institutions and particularly into liquid transaction accounts. In both 2014 and 2013 however, funds invested in time deposits have declined. Due to the sustained low-interest rate environment, we believe many investors are seeking higher yields than are available in time deposit products. We continue to provide alternatives to such investors through the sale of our wealth management (non-deposit) products and are seeing investors seeking dividend yields in the stock market as well.

The consumer continues to have a need for transaction accounts, and the Bank is continuing to focus on that need in order to build deposit relationships. Our products are geared toward low-cost convenience and ease for the customer. The Company’s strategy is to aggressively seek to grow customer relationships by staying in touch with customers’changing needs and new methods of connectivity, in an effort to increase deposit (and loan) market share. Recently, the Bank has added identity protection services as an option for all consumer demand depositors. We believe this product to be a valuable and essential tool necessary to combat the upsurge in fraud and identity theft. This product is a unique benefit to our customers as there are no other banks in our immediate market that offer a similar service.

The Bank competes in the marketplace with many sources that offer products that directly compete with traditional banking products. In keeping with our desire to provide our customers with a full array of financial services, we supplement the services traditionally offered by our Trust Department by staffing our community offices with wealth management consultants that are licensed and trained to sell variable and fixed rate annuities, mutual funds, stock brokerage services and long-term care insurance. Although the sale of these products can reduce the Bank’s deposit levels, these products offer solutions for our customers that traditional bank products cannot and allow us to more completely service our customer base. Fee income from the sale of non-deposit products (primarily annuities and mutual funds) was $352,000 and $375,000 in 2014 and 2013, respectively, representing approximately 7.4% and 8.3%, respectively, of total pre-tax income.

Other Interest Bearing Liabilities

Juniata funds its needs primarily with local deposits and when necessary, relies on external funding sources for additional funding requirements. These funding sources include credit facilities at correspondent banks and the Federal Home Loan Bank of Pittsburgh. Juniata’s average balances for all borrowings increased in 2014 by $18,741,000, following an increase of $3,518,000 in 2013 as compared to 2012. The increase in 2013 was related to the Company’s use of short-term borrowings to fund loan and investment growth. The increase in 2014 was primarily due to the issuance of long-term debt to provide funding for the loan growth and the restructuring of the investment portfolio.

	Changes in Borrowings (Dollars in thousands)
	2014			2013			2012
	Average	Increase(Decrease)		Average	Increase(Decrease)		Average
	Balance	Amount	%	Balance	Amount	%	Balance
Repurchase agreements	$4,265	$(67)	(1.5)%	$4,332	$724	20.1%	$3,608
Short-term borrowings	5,003	1,804	56.4	3,199	2,737	592.4	462
Long-term debt	16,952	16,952	-	-	-	-	-
Other interest bearing liabilities	1,369	52	3.9	1,317	57	4.5	1,260
	$27,589	$18,741	211.8%	$8,848	$3,518	66.0%	$5,330

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

Stockholders’ Equity

Total stockholders’ equity decreased by $128,000 in 2014. The small net decrease in stockholders’ equity resulted from a number of factors. The other comprehensive loss associated with the company’s defined benefit plan, net of tax caused a decrease of $1,585,000. In 2014, the status of the plan became underfunded as a result of the change in assumptions applied to the actuarial calculation of the projected benefit obligation. Previously, the plan was considered to be overfunded, but as of December 31, 2014 was considered to be underfunded. It is the Company’s practice to use the most recently updated mortality tables in the assumptions, which projects significant mortality improvement to the Company’s participant characteristics. Additionally, the discount rate assumption used to determine the benefit obligations dropped by 75 basis points as of December 31, 2014 compared to December 31, 2013. These factors combined to create the significant change to the funded status. Partially offsetting this change was an increase in fair values of investment securities at year-end 2014 as compared to year-end 2013, adding $1,047,000 back to equity. Undistributed earnings added $526,000 while stock-based transactions used $116,000. The following table summarizes how the components of equity (in thousands) changed annually in each of the last three years.

	2014	2013	2012
Beginning balance	$49,984	$50,297	$49,720
Net income	4,216	4,001	3,648
Dividends	(3,690)	(3,707)	(3,724)
Stock-based compensation	47	30	25
Repurchase of stock, net of re-issuance	(163)	(397)	(209)
Net change in unrealized security gains	1,047	(1,551)	(23)

Defined benefit retirement plan adjustments, net of tax	(1,585)	1,311	860
Net change	(128)	(313)	577
Ending balance	$49,856	$49,984	$50,297

On average, stockholders' equity in 2014 was $50,704,000, an increase of 2.3% from $49,571,000 in 2013. The average in 2012 was $49,766,000. At December 31, 2014, Juniata held 558,385 shares of stock in treasury at a cost of $10,746,000 as compared to 549,560 shares in 2013 at a cost of $10,591,000. These increases are a result of the Company’s stock repurchase program (See Note 16 of Notes to Consolidated Financial Statements). Return on average equity increased to 8.31% in 2014 from 8.07% in 2013.

The Company periodically repurchases shares of its common stock under the share repurchase program approved by the Board of Directors. In September of 2008, the Board of Directors authorized the repurchase of an additional 200,000 shares of its common stock through its share repurchase program. The program will remain authorized until all approved shares are repurchased, unless terminated by the Board of Directors. Repurchases have typically been accomplished through open market transactions and have complied with all regulatory restrictions on the timing and amount of such repurchases. Shares repurchased have been added to treasury stock and accounted for at cost. These shares may be periodically reissued for stock option exercises, employee stock purchase plan purchases and to fulfill dividend reinvestment program needs. During 2014, 12,322 shares were repurchased in conjunction with the current program. Remaining shares authorized for repurchase were 31,153 as of December 31, 2014.

In each of the years 2014, 2013 and 2012, Juniata declared dividends of $0.88 per common share. (See Note 16 of Notes to Consolidated Financial Statements regarding restrictions on dividends from the Bank to the Company.) The dividend payout ratio was 87.5% and 92.65% in 2014 and 2013, respectively. In January 2015, the Board of Directors declared a dividend of $0.22 per share to stockholders of record on February 13, 2015, payable on March 2, 2015.

Juniata’s book value per share at December 31, 2014 was $11.91, as compared to $11.91 and $11.92 at December 31, 2013 and 2012, respectively. Juniata’s average equity to assets ratio for 2014, 2013 and 2012 was 10.77%, 11.02% and 10.96%, respectively. Refer also to the Capital Risk section in the Asset / Liability management discussion that follows.

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

Juniata is a member of the Federal Home Loan Bank (FHLB) of Pittsburgh, which provides short-term liquidity and a source for long-term borrowings. The Bank uses this vehicle to satisfy temporary funding needs throughout the year. The Company had short-term borrowings of $15,950,000 on December 31, 2014 and $8,400,000 on December 31, 2013.

The Bank’s maximum borrowing capacity with the Federal Home Loan Bank of Pittsburgh (“FHLB”) is $132,601,000 at December 31, 2014. In order to borrow additional amounts, the FHLB would require the Bank to purchase additional FHLB Stock. The FHLB is a source of both short-term and long-term funding. The Bank must maintain sufficient qualifying collateral to secure all outstanding advances.

Juniata needs to have liquid resources available to fulfill contractual obligations that require future cash payments. The table below summarizes the Company’s significant contractual obligations to third parties (in thousands of dollars), by type, that are fixed and determined at December 31, 2014. Further discussion of the nature of each obligation is included in the referenced note to the consolidated financial statements.

Contractual Obligations

		Payments Due by Period
				One to	Three to	More than
	Note		Less than	Three	Five	Five
	Reference	Total	One Year	Years	Years	Years
Certificates of deposits	12	$140,082	$77,487	$37,609	$19,791	$5,195
Short-term borrowings and security repurchase agreements	13	43,044	20,544	13,750	8,750	-
Long-term debt
Operating lease obligations	14	344	124	178	42	-
Other long-term liabilities 3rd party data processor contract	23	1,848	528	1,056	264	-
Supplemental retirement and deferred compensation	20	3,060	335	488	376	1,861
		$188,378	$99,018	$53,081	$29,223	$7,056

The schedule of contractual obligations (above) excludes expected defined benefit retirement payments that will be paid from the plan assets, as referenced in Note 20 of Notes to Consolidated Financial Statements.

Capital Risk

The Company maintains sufficient core capital to protect depositors and stockholders and to take advantage of business opportunities while ensuring that it has resources to absorb the risks inherent in the business. Federal banking regulators have established capital adequacy requirements for banks and bank holding companies based on risk factors, which require more capital backing for assets with higher potential credit risk than assets with lower credit risk. All banks and bank holding companies are currently required to have a minimum of 4% of risk adjusted assets in Tier I capital and 8% of risk adjusted assets in Total capital (Tier I and Tier II capital). As of December 31, 2014 and 2013, Juniata's Tier I capital ratio was 16.28% and 17.13%, respectively, and its Total capital ratio was 17.12% and 17.97%, respectively. Additionally, banking organizations must maintain a minimum Tier I capital to total average asset (leverage) ratio of 3%. This 3% leverage ratio is a minimum for the top-rated banking organizations without any supervisory, financial or operational weaknesses or deficiencies. Other banking organizations are required to maintain leverage capital ratios 100 to 200 basis points above the minimum depending on their financial condition. At December 31, 2014 and 2013, Juniata's leverage ratio was 10.65% and 11.04%, respectively, with a required leverage ratio of 4% (see Note 16 of Notes to the Consolidated Financial Statements).

In December 2010, the Basel Committee released its final framework for strengthening international capital and liquidity regulation, officially identified by the Basel Committee as “Basel III”. In July, 2013, the Federal Reserve Board approved the final rules (the “Basel III Rules”) which substantially revise the risk-based capital requirements applicable to bank holding companies and depository institutions. The new rules, which will begin phase-in starting January 1, 2015, with final phase-in completed by January 1, 2019:

•	Create a new minimum Common Equity Tier I capital ratio of 4.50% of risk-weighted assets and a minimum Tier 1 capital ratio of 6.00% of risk-weighted assets;
•	Continue the current minimum Total Capital Ratio at 8.00% of risk-weighted assets and the minimum Tier 1 Leverage Capital Ratio at 4.00% of average assets;
•	Institute a ”capital conservation buffer” of 2.50% above the minimum risk-based capital requirements, which, if not maintained, restricts an institution from making capital distributions and certain discretionary bonus payments;
•	Revise the definition of capital such that certain non-qualifying capital instruments, including cumulative preferred stock and trust preferred securities, will be excluded as a component of Tier 1 Capital for institutions of the Company’s size; and
•	Expand the risk-weightings categories and weights for assets and off balance sheet exposures to a much larger and more risk-sensitive number of categories, depending on the nature of the assets, and results in higher risk weights for a variety of asset categories.

Once the new capital conservation buffer rules go into effect, if the Company’s bank subsidiary (The Juniata Valley Bank) fails to maintain the required minimum capital conservation buffer, the Company may be unable to obtain capital distributions from it, which could negatively impact the Company’s ability to pay dividends, service debt obligations or repurchase common stock. In addition, such a failure could result in a restriction on the Company’s ability to pay certain cash bonuses to executive officers, negatively impacting the Company’s ability to retain key personnel.

As of December 31, 2014, the Company believes its current capital levels would meet the fully phased-in minimum capital requirements, including capital conservation buffer, as prescribed in the U.S. Basel III Capital Rules.

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

Declines and volatility in the values of financial institution stocks have significantly reduced the likelihood of realizing significant gains in the near-term. Although the Company has realized occasional gains from this portfolio in the past, the primary objective of the portfolio is to achieve value appreciation in the long term while earning consistent, attractive after-tax yields from dividends. The carrying value of the financial institutions stocks accounted for 0.3% of the Company’s total assets as of December 31, 2014. Management performs an impairment analysis on the entire investment portfolio, including the financial institutions stocks on a quarterly basis. No “other-than-temporary” impairment was identified or recorded on stocks in 2014, 2013 or 2012; however, there is no assurance that declines in market values of the common stock portfolio in the future will not result in subsequent “other-than-temporary” impairment charges, depending upon facts and circumstances present.

The equity investments in the Corporation’s portfolio had an adjusted cost basis of approximately $1,055,000 and a fair value of $1,500,000 at December 31, 2014, resulting in net unrealized gains in this portfolio of $445,000 at December 31, 2014.

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

The primary objective of the Company’s asset-liability management process is to maximize current and future net interest income within acceptable levels of interest rate risk while satisfying liquidity and capital requirements. Management recognizes that a certain amount of interest rate risk is inherent, appropriate and necessary to ensure profitability. A simulation analysis is used to assess earnings and capital at risk from movements in interest rates. The model considers three major factors of (1) volume differences, (2) repricing differences, and (3) timing in its income simulation. As of the most recent model run, data was disseminated into appropriate repricing buckets, based upon the static position at that time. The interest-earning assets and interest-bearing liabilities were assigned a multiplier to simulate how much that particular balance sheet item would re-price when interest rates change. Finally, the estimated timing effect of rate changes is applied, and the net interest income effect is determined on a static basis (as if no other factors were present). As the table below indicates, based upon rate shock simulations on a static basis, the Company’s balance sheet is relatively rate-neutral as rates decline. Each 100 basis point increase results in approximately $569,000 decline in net interest income in the static environment. This negative effect of rising rates is offset to a large degree by the positive effect of imbedded options that include loans floating above their floors and likely internal deposit pricing strategies. After applying the effects of options, over a one-year period, the net effect of an immediate 100, 200, 300 and 400 basis point rate increase would decrease net interest income by $197,000, $372,000, $1,608,000 and $2,013,000, respectively. Rate shock modeling was done for a declining rate of 25 basis points only, as the federal funds target rate currently is between zero and 0.25%. As the table below indicates, the net effect of interest rate risk on net interest income is an increase of $77,000 in net interest income in a declining rate environment. Juniata’s rate risk policies provide for maximum limits on net interest income that can be at risk for 100 through 400 basis point changes in interest rates.

Effect of Interest Rate Risk on Net Interest Income

(Dollars in thousands)

Change in Interest Rates (Basis Points)	Change in Net Interest Income Due to Interest Rate Risk (Static)	Change in Net Interest Income Due to Imbedded Options	Total Change in Net Interest Income

400	$(2,277)	$264	$(2,013)
300	(1,708)	100	(1,608)
200	(1,139)	767	(372)
100	(569)	372	(197)
0	-	-	-
(25)	143	(66)	77

The net interest income at risk position remained within the guidelines established by the Company’s asset/liability policy in each of the above scenarios.

Table 5, presented below, illustrates the maturity distribution of the Company’s interest-sensitive assets and liabilities as of December 31, 2014. Earliest re-pricing opportunities for variable and adjustable rate products and scheduled maturities for fixed rate products have been placed in the appropriate column to compute the cumulative sensitivity ratio (ratio of interest-earning assets to interest-bearing liabilities). Securities with call features are treated as though the call date is the maturity date. Through one year, the cumulative sensitivity ratio is 0.64, indicating a liability-sensitive balance sheet, when measured on a static basis.

Table 5

MATURITY DISTRIBUTION

AS OF DECEMBER 31, 2014

(Dollars in thousands)

Remaining Maturity / Earliest Possible Repricing

		Over One
	Within	Year But	Over
	One	Within Five	Five
	Year	Years	Years	Total
Interest Earning Assets
Interest bearing deposits	$10	$-	$-	$10
Investment securities:
Debt securities - taxable	40,235	11,076	2,327	53,638
Debt securities - tax-exempt	11,180	19,669	1,487	32,336
Mortgage-backed securities	9,187	28,818	17,424	55,429
Stocks	-	-	1,500	1,500
Loans:
Commercial, financial, and agricultural	14,512	7,771	1,455	23,738
Real estate - construction	9,541	6,732	4,440	20,713
Other loans	84,523	98,743	67,184	250,450
Total Interest Earning Assets	169,188	172,809	95,817	437,814
Interest Bearing Liabilities
Demand deposits	95,675	-	-	95,675
Savings deposits	67,430	-	-	67,430
Certificates of deposit over $100,000	15,914	10,438	1,353	27,705
Time deposits	61,573	46,962	3,842	112,377
Securities sold under agreements to repurchase	4,594	-	-	4,594
Short-term borrowings	15,950	-	-	15,950
Long-term debt	-	22,500	-	22,500
Other interest bearing liabilities	1,412	-	-	1,412
Total Interest Bearing Liabilities	262,548	79,900	5,195	347,643
Gap	$(93,360)	$92,909	$90,622	$90,171
Cumulative Gap	$(93,360)	$(451)	$90,171

Cumulative sensitivity ratio	0.64	1.00	1.26

Commercial, financial and agricultural loans maturing after one year with:
Fixed interest rates		$6,573	$1,455	$8,028
Variable interest rates		7,250	1,140	8,390
Total		$13,823	$2,595	$16,418

Investment Portfolio Risk

Management considers its investment portfolio risk as the amount of appreciation or depreciation the investment portfolio will sustain when interest rates change. The securities portfolio will decline in value when interest rates rise and increase in value when interest rates decline. Securities with long maturities, excessive optionality (as a result of call features) and unusual indexes tend to produce the most market risk during interest rate movements. Rate shocks of minus 100 and plus 100, 200, 300 and 400 basis points were applied to the securities portfolio to determine how Tier 1 capital would be affected if the securities portfolio had to be liquidated and all gains and losses were recognized. The test revealed that, as of December 31, 2014, the risk-based capital ratio would remain adequate under these scenarios.

Economic Risk

Economic risk is the risk that the long-term or underlying value of the Company will change if interest rates change. Economic value of equity (EVE) represents the change in the value of the balance sheet without regard to business continuity. Generally, banks are exposed to rising interest rates on an economic value of equity basis because of the inherent mismatch between longer duration assets compared to shorter duration liabilities. Rate shocks are applied to all financial assets and liabilities, using parallel and non-parallel rate shifts of 100 to 400 basis points to estimate the change in EVE under the various scenarios. As of December 31, 2014, a non-parallel 200 basis point increase shock in rates produced an estimated 6.7% decline in EVE, indicating a stable value well within Juniata’s policy guidelines.

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

The Company had outstanding loan origination commitments aggregating $38,776,000 and $33,532,000 at December 31, 2014 and 2013, respectively. In addition, the Company had $6,245,000 and $7,457,000 outstanding in unused lines of credit commitments extended to its customers at December 31, 2014 and 2013, respectively.

Letters of credit are instruments issued by the Company that guarantee payment by the Bank to the beneficiary in the event of default by the Company's customer in the non-performance of an obligation or service. Most letters of credit are extended for a one-year period. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Company holds collateral supporting those commitments for which collateral is deemed necessary. The amount of the liability as of December 31, 2014 and 2013 for guarantees under letters of credit issued is not material.

The maximum undiscounted exposure related to these guarantees at December 31, 2014 was $1,602,000, and the approximate value of underlying collateral upon liquidation that would be expected to cover this maximum potential exposure was $5,168,000.

In 2009, the Company executed an agreement to obtain technology outsourcing services through an outside service bureau, and those services began in June 2010. The agreement provides for termination fees if the Company cancels the services prior to the end of the 8-year commitment period. The termination fee would be an amount equal to one hundred percent of the estimated remaining value of the terminated services if terminated in the first contract year, ninety percent of the estimated remaining value of the terminated services if terminated in the second contract year, eighty percent and seventy percent of the remaining value of the terminated services if terminated in the third and fourth contract years, respectively, and sixty percent of the remaining value of the terminated services if terminated in contract years five through eight. Termination fees are estimated to be approximately $1,108,000 at December 31, 2014. Since the Company does not expect to terminate these services prior to the end of the commitment period, no liability has been recorded at December 31, 2014.

The Company has no investment in or financial relationship with any unconsolidated entities that are reasonably likely to have a material effect on liquidity or the availability of capital resources.

Effects of Inflation

The performance of a bank is affected more by changes in interest rates than by inflation; therefore, the effect of inflation is normally not as significant to the Company as it is to other businesses and industries. During periods of high inflation, the money supply usually increases and banks normally experience above average growth in assets, loans and deposits. A bank’s operating expenses may increase during inflationary times as the price of goods and services increase.

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

Management assessed the effectiveness of the Company’s internal control over financial reporting as of December 31, 2014. In making this assessment, it used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control-Integrated Framework (2013). Based on our assessment, management concluded that as of December 31, 2014, the Company’s internal control over financial reporting is effective and meets the criteria of the Internal Control-Integrated Framework (2013).

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

JoAnn N. McMinn, Chief Financial Officer

Report of Independent Registered Public Accounting Firm on Effectiveness of Internal Control over

Financial Reporting

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders

Juniata Valley Financial Corp.

Mifflintown, Pennsylvania

We have audited Juniata Valley Financial Corp. and its wholly-owned subsidiary’s, The Juniata Valley Bank, (the “Company”) internal control over financial reporting as of December 31, 2014, based on criteria established in Internal Control – Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying “Item 9A, Report on Management’s Assessment of Internal Control over Financial Reporting.” Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.

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

In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2014, based on the COSO criteria.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated statements of financial condition as of December 31, 2014 and 2013 and the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows of Juniata Valley Financial Corp. and its wholly-owned subsidiary, The Juniata Valley Bank for each of the two years in the period ended December 31, 2014, and our report dated March 16, 2015 expressed an unqualified opinion.

/s/ BDO USA, LLP

Harrisburg, Pennsylvania

March 16, 2015

Report of Independent Registered Public Accounting Firm on Consolidated Financial Statements

Report of Independent Registered Public Accounting Firm

Board of Directors and Stockholders

Juniata Valley Financial Corp.

Mifflintown, Pennsylvania

We have audited the accompanying consolidated statements of financial condition of Juniata Valley Financial Corp., and its wholly-owned subsidiary, The Juniata Valley Bank, (the “Company”) as of December 31, 2014 and 2013 and the related consolidated statements of income, comprehensive income, stockholders’ equity and cash flows for each of the two years in the period ended December 31, 2014. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Juniata Valley Financial Corp. and its wholly-owned subsidiary, The Juniata Valley Bank at December 31, 2014 and 2013, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 2014, in conformity with accounting principles generally accepted in the United States of America.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of December 31, 2014, based on criteria established in the Internal Control – Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated March 16, 2015, expressed an unqualified opinion.

/s/ BDO USA, LLP

Harrisburg, Pennsylvania

March 16, 2015

Report of Independent Registered Public Accounting Firm on Consolidated Financial Statements

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders

Juniata Valley Financial Corp.

Mifflintown, Pennsylvania

We have audited the accompanying consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows of Juniata Valley Financial Corp. and its wholly-owned subsidiary, The Juniata Valley Bank (the “Company”) for the year ended December 31, 2012. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of Juniata Valley Financial Corp. and its wholly-owned subsidiary, The Juniata Valley Bank, for the year ended December 31, 2012 in conformity with accounting principles generally accepted in the United States of America.

Pittsburgh, Pennsylvania

March 15, 2013

Juniata Valley Financial Corp. and Subsidiary

Consolidated Statements of Financial Condition

( in thousands, except share data)

	December 31,	December 31,
	2014	2013
ASSETS
Cash and due from banks	$6,757	$8,570
Interest bearing deposits with banks	10	43
Cash and cash equivalents	6,767	8,613

Interest bearing time deposits with banks	-	249
Securities available for sale	142,903	126,046
Restricted investment in Federal Home Loan Bank (FHLB) stock	2,726	1,967
Investment in unconsolidated subsidiary	4,369	4,172
Total loans	294,901	277,798
Less: Allowance for loan losses	(2,380)	(2,287)
Total loans, net of allowance for loan losses	292,521	275,511
Premises and equipment, net	6,533	6,330
Other real estate owned	232	281
Bank owned life insurance and annuities	14,807	14,848
Investment in low income housing project	3,847	3,990
Core deposit intangible	74	119
Goodwill	2,046	2,046
Mortgage servicing rights	193	167
Accrued interest receivable and other assets	3,511	4,443
Total assets	$480,529	$448,782
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Deposits:
Non-interest bearing	$77,697	$74,611
Interest bearing	303,187	305,034
Total deposits	380,884	379,645

Securities sold under agreements to repurchase	4,594	5,397
Short-term borrowings	15,950	8,400
Long-term debt	22,500	-
Other interest bearing liabilities	1,412	1,356
Accrued interest payable and other liabilities	5,333	4,000
Total liabilities	430,673	398,798
Stockholders' Equity:
Preferred stock, no par value:
Authorized - 500,000 shares, none issued	-	-
Common stock, par value $1.00 per share:
Authorized - 20,000,000 shares
Issued - 4,745,826 shares
Outstanding -
4,187,441 shares at December 31, 2014;
4,196,266 shares at December 31, 2013	4,746	4,746
Surplus	18,409	18,370
Retained earnings	39,644	39,118
Accumulated other comprehensive loss	(2,197)	(1,659)
Cost of common stock in Treasury:
558,385 shares at December 31, 2014;
549,560 shares at December 31, 2013	(10,746)	(10,591)
Total stockholders' equity	49,856	49,984
Total liabilities and stockholders' equity	$480,529	$448,782

See Notes to Consolidated Financial Statements

Juniata Valley Financial Corp. and Subsidiary

Consolidated Statements of Income

(in thousands, except share and per share data)

	Years Ended December 31,
	2014	2013	2012
Interest income:
Loans, including fees	$14,465	$14,868	$16,092
Taxable securities	1,950	1,267	1,311
Tax-exempt securities	513	583	738
Other interest income	4	16	29
Total interest income	16,932	16,734	18,170
Interest expense:
Deposits	2,356	2,871	3,621
Securities sold under agreements to repurchase	4	4	4
Short-term borrowings	15	8	1
Long-term debt	207	-	-
Other interest bearing liabilities	16	17	22
Total interest expense	2,598	2,900	3,648
Net interest income	14,334	13,834	14,522
Provision for loan losses	357	415	1,411
Net interest income after provision for loan losses	13,977	13,419	13,111
Non-interest income:
Customer service fees	1,278	1,290	1,282
Debit card fee income	847	822	809
Earnings on bank owned life insurance and annuities	391	416	450
Trust fees	438	355	379
Commissions from sales of non-deposit products	352	375	353
Income from unconsolidated subsidiary	236	237	249
Fees derived from loan activity	202	165	197
Mortgage banking income	214	338	567
Gain (loss) on calls of securities	9	(2)	2
Gain from life insurance proceeds	165	-	53
Other non-interest income	202	237	251
Total non-interest income	4,334	4,233	4,592
Non-interest expense:
Employee compensation expense	5,876	5,413	5,190
Employee benefits	1,444	1,615	2,096
Occupancy	993	971	929
Equipment	470	462	510
Data processing expense	1,545	1,450	1,440
Director compensation	205	223	234
Professional fees	396	388	362
Taxes, other than income	340	483	438
FDIC Insurance premiums	310	331	327
Loss (gain) on sales of other real estate owned	22	(39)	34
Amortization of intangibles	45	45	45
Amortization of investment in low-income housing partnership	479	448	-
Other non-interest expense	1,445	1,356	1,472
Total non-interest expense	13,570	13,146	13,077
Income before income taxes	4,741	4,506	4,626
Provision for income taxes	525	505	978
Net income	$4,216	$4,001	$3,648
Earnings per share
Basic	$1.01	$0.95	$0.86
Diluted	$1.01	$0.95	$0.86
Cash dividends declared per share	$0.88	$0.88	$0.88
Weighted average basic shares outstanding	4,192,761	4,210,336	4,231,404
Weighted average diluted shares outstanding	4,193,129	4,211,078	4,233,448

See Notes to Consolidated Financial Statements

Juniata Valley Financial Corp. and Subsidiary

Consolidated Statements of Comprehensive Income

( in thousands)

	Year ended December 31, 2014
	Before
	Tax	Tax	Net-of-Tax
	Amount	Effect	Amount
Net income	$4,741	$(525)	$4,216
Other comprehensive income (loss):
Aavailable for sale securities :
Unrealized holding gains arising during the period	1,582	(539)	1,043
Unrealized holding gains from unconsolidated subsidiary	10	-	10
Less reclassification adjustment for gains included in net income (1) (3)	(9)	3	(6)
Unrecognized pension net loss (2) (3)	(144)	49	(95)
Unrecognized pension loss due to change in assumptions (2) (3)	(2,297)	781	(1,516)
Amortization of pension net actuarial loss (2) (3)	40	(14)	26
Other comprehensive loss	(818)	280	(538)
Total comprehensive income	$3,923	$(245)	$3,678

	Year ended December 31, 2013
	Before
	Tax	Tax	Net-of-Tax
	Amount	Effect	Amount
Net income	$4,506	$(505)	$4,001
Other comprehensive income (loss):
Aavailable for sale securities :
Unrealized holding losses arising during the period	(2,325)	791	(1,534)
Unrealized holding losses from unconsolidated subsidiary	(18)	-	(18)
Less reclassification adjustment for losses included in net income (1) (3)	2	(1)	1
Unrecognized pension net gain (2) (3)	821	(279)	542
Unrecognized pension gain due to change in assumptions (2) (3)	962	(327)	635
Amortization of pension prior service income (2) (3)	(1)	-	(1)
Amortization of pension net actuarial loss (2) (3)	203	(68)	135
Other comprehensive loss	(356)	116	(240)
Total comprehensive income	$4,150	$(389)	$3,761

	Year ended December 31, 2012
	Before
	Tax	Tax	Net-of-Tax
	Amount	Effect	Amount
Net income	$4,626	$(978)	$3,648
Other comprehensive income (loss):
Aavailable for sale securities :
Unrealized holding losses arising during the period	(33)	11	(22)
Less reclassification adjustment for gains included in net income (1) (3)	(2)	1	(1)
Unrecognized pension net gain (2) (3)	1,633	(555)	1,078
Unrecognized pension cost due to change in assumptions (2) (3)	(681)	232	(449)
Amortization of pension prior service income (2) (3)	56	(19)	37
Amortization of pension net actuarial loss (2) (3)	296	(102)	194
Other comprehensive income	1,269	(432)	837
Total comprehensive income	$5,895	$(1,410)	$4,485

(1)	Amounts are included in (loss) gain on calls of securities on the Consolidated Statements of Income as a separate element within total non-interest income.
(2)	Amounts are included in the computation of net periodic benefit cost and are included in employee benefits expense on the Consolidated Statements of Income as a separate element within total non-interest expense.
(3)	Income tax amounts are included in the provision for income taxes on the Consolidated Statements of Income.

See Notes to Consolidated Financial Statements

Juniata Valley Financial Corp. and Subsidiary

Consolidated Statements of Stockholders' Equity

(in thousands, except share and per share data)

Years Ended December 31, 2014, 2013 and 2012

	Number				Accumulated
	of				Other		Total
	Shares	Common		Retained	Comprehensive	Treasury	Stockholders'
	Outstanding	Stock	Surplus	Earnings	Loss	Stock	Equity

Balance at January 1, 2012	4,228,218	$4,746	$18,363	$38,900	$(2,256)	$(10,033)	$49,720
Net income				3,648			3,648
Other comprehensive income					837		837
Cash dividends at $0.88 per share				(3,724)			(3,724)
Stock-based compensation activity			25				25
Purchase of treasury stock	(19,793)					(360)	(360)
Treasury stock issued for stock option and stock purchase plans	9,936		(42)			193	151
Balance at December 31, 2012	4,218,361	4,746	18,346	38,824	(1,419)	(10,200)	50,297
Net income				4,001			4,001
Other comprehensive loss					(240)		(240)
Cash dividends at $0.88 per share				(3,707)			(3,707)
Stock-based compensation activity			30				30
Purchase of treasury stock	(24,918)					(445)	(445)
Treasury stock issued for stock purchase plan	2,823		(6)			54	48
Balance at December 31, 2013	4,196,266	4,746	18,370	39,118	(1,659)	(10,591)	49,984
Net income				4,216			4,216
Other comprehensive loss					(538)		(538)
Cash dividends at $0.88 per share				(3,690)			(3,690)
Stock-based compensation activity			47				47
Purchase of treasury stock	(12,322)					(222)	(222)
Treasury stock issued for stock purchase plan	3,497		(8)			67	59
Balance at December 31, 2014	4,187,441	$4,746	$18,409	$39,644	$(2,197)	$(10,746)	$49,856

See Notes to Consolidated Financial Statements

Juniata Valley Financial Corp. and Subsidiary

Consolidated Statements of Cash Flows

( in thousands)

	Years Ended December 31,
Operating activities:	2014	2013	2012
Net income	$4,216	$4,001	$3,648
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	357	415	1,411
Depreciation	494	497	524
Net amortization of securities premiums	634	440	412
Net amortization of loan origination costs (fees)	13	25	(31)
Deferred net loan origination fees (costs)	142	15	(32)
Amortization of core deposit intangible	45	45	45
Amortization of investment in low income housing partnership	479	448	-
Net realized (gain) loss on sales and calls of securities	(9)	2	(2)
Net loss (gain) on sales of other real estate owned	22	(39)	34
Earnings on bank owned life insurance and annuities	(391)	(416)	(450)
Deferred income tax expense (benefit)	194	662	(64)
Equity in earnings of unconsolidated subsidiary, net of dividends of $48, $47 and $45	(188)	(190)	(204)
Stock-based compensation expense	47	30	25
Mortgage loans originated for sale	(3,759)	(8,173)	(11,057)
Proceeds from loans sold to others	3,949	8,442	11,526
Gains on sales of loans	(214)	(338)	(567)
Gain from life insurance proceeds	(165)	-	(53)
(Increase) decrease in accrued interest receivable and other assets	(41)	930	478
Increase (decrease) in accrued interest payable and other liabilities	83	(997)	167
Net cash provided by operating activities	5,908	5,799	5,810
Investing activities:
Purchases of:
Securities available for sale	(66,451)	(45,446)	(87,319)
FHLB stock	(759)	(241)	(26)
Premises and equipment	(697)	(355)	(286)
Bank owned life insurance and annuities	(60)	(68)	(70)
Proceeds from:
Sales of securities available for sale	14,631	-	-
Maturities of and principal repayments on securities available for sale	35,911	38,973	75,816
Bank owned life insurance and annuities	5	8	13
Life insurance claim	615	-	200
Sale of other real estate owned	396	780	988
Sale of other assets	-	18	2
Investment in low income housing partnership	(336)	(642)	(3,403)
Net decrease in interest bearing time deposits with banks	249	598	249
Net (increase) decrease in loans	(17,891)	(2,359)	10,160
Net cash used in investing activities	(34,387)	(8,734)	(3,676)
Financing activities:
Net increase (decrease) in deposits	1,239	(7,106)	86
Net increase in short-term borrowings and securities sold under agreements to repurchase	6,747	8,361	1,936
Issuance of long-term debt	22,500	-	-
Cash dividends	(3,690)	(3,707)	(3,724)
Purchase of treasury stock	(222)	(445)	(360)
Treasury stock issued for employee stock plans	59	48	151
Net cash provided by (used in) financing activities	26,633	(2,849)	(1,911)
Net (decrease) increase in cash and cash equivalents	(1,846)	(5,784)	223
Cash and cash equivalents at beginning of year	8,613	14,397	14,174
Cash and cash equivalents at end of year	$6,767	$8,613	$14,397
Supplemental information:
Interest paid	$2,584	$2,967	$3,715
Income taxes paid	50	695	1,135
Supplemental schedule of noncash investing and financing activities:
Transfer of loans to other real estate owned	$369	$594	$1,023
Transfer of loans to other assets	-	18	-

See Notes to Consolidated Financial Statements

JUNIATA VALLEY FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2014, 2013 AND 2012

1. Nature Of Operations

Juniata Valley Financial Corp. (“Juniata” or the “Company”) is a bank holding company operating in central Pennsylvania, for the purpose of delivering financial services within its local market. Through its wholly-owned banking subsidiary, The Juniata Valley Bank (the “Bank”), Juniata provides retail and commercial banking and other financial services through 12 branch locations located in Juniata, Mifflin, Perry and Huntingdon Counties. Additionally, in Mifflin, Juniata and Centre Counties, the Company maintains three offices for loan production, trust services and wealth management sales. Each of the Company’s lines of business are part of the same reporting segment, whose operating results are regularly reviewed and managed by a centralized executive management group. As a result, the Company has only one reportable segment for financial reporting purposes. The Bank provides a full range of banking services, including on-line and mobile banking, an automatic teller machine network, checking accounts, identity protection products for consumers, savings accounts, money market accounts, fixed rate certificates of deposit, club accounts, secured and unsecured commercial and consumer loans, construction and mortgage loans, safe deposit facilities and credit loans with overdraft checking protection. The Bank also provides a variety of trust services. The Company has a contractual arrangement with a broker-dealer to allow the offering of annuities, mutual funds, stock and bond brokerage services and long-term care insurance to its local market. Most of the Company’s commercial customers are small and mid-sized businesses operating in the Bank’s local service area. The Bank operates under a state bank charter and is subject to regulation by the Pennsylvania Department of Banking and the Federal Deposit Insurance Corporation. Juniata is subject to regulation of the Board of Governors of the Federal Reserve Bank and the Pennsylvania Department of Banking.

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

Use of estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses and the determination of other-than-temporary impairment on securities.

Basis of presentation

Certain amounts previously reported have been reclassified to conform to the consolidated financial statement presentation for 2014. The reclassification had no effect on net income.

Significant group concentrations of credit risk

Most of the Company’s activities are with customers located within the Juniata Valley region. Note 5 discusses the types of securities in which the Company invests. Note 6 discusses the types of lending in which the Company engages.

As of December 31, 2014, credit exposure to operators of dwellings other than apartment buildings represented 32.5% of capital. Otherwise, there were no concentrations of credit to any particular industry equaling more than 25% of total capital. The Bank’s business activities are geographically concentrated in the counties of Juniata, Mifflin, Perry, Huntingdon, Centre, Franklin and Snyder, Pennsylvania. The Bank has a diversified loan portfolio; however, a substantial portion of its debtors’ ability to honor their obligations is dependent upon the economy in central Pennsylvania.

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

Securities

Securities classified as available for sale, which include marketable investment securities, are stated at fair value, with the unrealized gains and losses, net of tax, reported as a component of other comprehensive income (loss). Securities classified as available for sale are those securities that the Company intends to hold for an indefinite period of time but not necessarily to maturity. Any decision to sell a security classified as available for sale would be based on various factors, including significant movement in interest rates, changes in maturity mix of the Company’s assets and liabilities, liquidity needs, regulatory capital considerations and other similar factors. Investment securities that management has the positive intent and ability to hold until maturity regardless of changes in market conditions, liquidity needs or changes in general economic conditions are classified as held to maturity and are stated at cost, adjusted for amortization of premium and accretion of discount computed by the interest method over their contractual lives. Interest and dividends on investment securities available for sale and held to maturity are recognized as income when earned. Premiums and discounts are recognized in interest income using the interest method over the terms of the securities. Gains or losses on the disposition of securities available for sale are based on the net proceeds and the adjusted carrying amount of the securities sold, determined on a specific identification basis. The Company had no securities classified as held to maturity at December 31, 2014 and 2013.

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

Management believes no impairment charge was necessary related to the FHLB restricted stock during 2014, 2013 or 2012.

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

Loan origination fees and costs

Loan origination fees and related direct origination costs for a given loan are deferred and amortized over the life of the loan on a level-yield basis as an adjustment to interest income over the contractual life of the loan. As of December 31, 2014 and 2013, the amount of net unamortized origination fees carried as an adjustment to outstanding loan balances was $234,000 and $123,000, respectively.

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

In addition, regulatory agencies, as an integral part of their examination process, periodically review the Company’s allowance for loan losses and may require the Company to recognize additions to the allowance for loan losses based on their judgments about information available to them at the time of their examination, which may not be currently available to management. Based on management’s comprehensive analysis of the loan portfolio, management believes the level of the allowance for loan losses as of December 31, 2014 was adequate.

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

The estimated fair values of substantially all of the Company’s impaired loans are measured based on the estimated fair value of the loan’s collateral. For commercial loans secured with real estate, estimated fair values are determined primarily through third-party appraisals. When a real estate secured loan becomes impaired, a decision is made regarding whether an updated certified appraisal of the real estate is necessary. This decision is based on various considerations, including the age of the most recent appraisal, the loan-to-value ratio based on the current appraisal and the condition of the property. Appraised values may be discounted to arrive at the estimated selling price of the collateral, which is considered to be the estimated fair value. The discounts also include the estimated costs to sell the property. For commercial loans secured by non-real estate collateral, estimated fair values are determined based on the borrower’s financial statements, inventory reports, aging accounts receivable, equipment appraisals or invoices. Indications of value from these sources are generally discounted based on the age of the financial information or the quality of the assets. For such loans that are classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The Company generally does not separately identify individual consumer segment loans for impairment analysis, unless such loans are subject to a restructuring agreement.

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

Other real estate owned

Assets acquired in settlement of mortgage loan indebtedness are recorded as other real estate owned (OREO) at fair value less estimated costs to sell, establishing a new cost basis. Costs to maintain the assets and subsequent gains and losses attributable to their disposal are included in other expense as realized. No depreciation or amortization expense is recognized. At December 31, 2014 and 2013, the carrying value of other real estate owned was $232,000 and $281,000, respectively.

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

Mortgage servicing rights are recognized as an asset upon the sale of a mortgage loan. A portion of the cost of the loan is allocated to the servicing right based upon relative fair value. Servicing rights are intangible assets and are carried at estimated fair value. The carrying amount of mortgage servicing rights was $193,000 and $167,000 at December 31, 2014 and 2013, respectively. Adjustments to fair value are recorded as non-interest income and included in gain on sales of loans in the consolidated statements of income.

The Company retains the servicing rights on certain mortgage loans sold to the FHLB and receives mortgage banking fee income based upon the principal balance outstanding. Total loans serviced for the FHLB were $20,960,000 and $18,688,000 at December 31, 2014 and 2013, respectively. The mortgage loans sold to the FHLB and serviced by the Company are not reflected in the consolidated statements of financial condition.

Premises and equipment and depreciation

Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed principally using the straight-line method over the estimated useful lives of the related assets, which range from 3 to 10 years for furniture and equipment and 25 to 50 years for buildings. Expenditures for maintenance and repairs are charged against income as incurred. Costs of major additions and improvements are capitalized. Amortization of leasehold improvements is computed on a straight line basis over the shorter of the assets’ useful life or the related lease term.

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

GAAP requires split-dollar life insurance arrangements to have a liability recognized related to the postretirement benefits covered by an endorsement split-dollar life insurance arrangement. The accrued benefit liability was $858,000 and $792,000 as of December 31, 2014 and 2013, respectively. Related expenses for 2014, 2013 and 2012 were $66,000, $54,000 and $29,000, respectively.

Investments in low-income housing partnerships

Juniata has invested as a limited partner in a partnership that provides low-income housing in Lewistown, Pennsylvania. The carrying value of the investment in the limited partnership was $3,847,000 at December 31, 2014 and $3,990,000 at December 31, 2013. The partnership anticipates receiving $575,000 annually in low-income housing tax credits over ten years, which began in 2013. Amortization of the investment using the cost method is scheduled to occur over the same period as tax credits are earned. The maximum exposure to loss is limited to the carrying value of its investment at year-end.

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

Advertising

The Company follows the policy of charging costs of advertising to expense as incurred. Advertising expenses were $169,000, $207,000 and $172,000 in 2014, 2013 and 2012, respectively.

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

Stock-based compensation

The Company sponsors a stock option plan for certain key officers. Compensation expense for stock options granted is measured using the fair value of the award on the grant date and is recognized over the vesting period. The Company recognized $47,000, $30,000 and $25,000 of expense for the years ended December 31, 2014, 2013 and 2012, respectively, for stock-based compensation. The stock-based compensation expense amounts were derived based on the fair value of options using the Black-Scholes option-pricing model. The following weighted average assumptions were used to value options granted in the periods indicated.

	2014	2013	2012
Expected life of options	7 years	7 years	7 years
Risk-free interest rate	2.14%	1.41%	1.78%
Expected volatility	21.39%	21.57%	22.12%
Expected dividend yield	4.83%	4.91%	4.86%

Segment reporting

Management does not separately allocate expenses, including the cost of funding loan demand, between the commercial, retail and trust operations of the Company. As such, discrete financial information is not available, and segment reporting would not be meaningful.

Subsequent events

The Company has evaluated events and transactions occurring subsequent to the consolidated statement of financial condition date of December 31, 2014, for items that should potentially be recognized or disclosed in the consolidated financial statements. The evaluation was conducted through the date these consolidated financial statements were issued.

3. Recent Accounting Standards Update (ASU)

Accounting Standards Update 2014-01, Investments – Equity Method and Joint Ventures (Topic 323): Accounting for Investments in Qualified Affordable Housing Projects (a consensus of the FASB Emerging Issues Task Force)

Issued: January 2014

Summary:  The Low Income Housing Tax Credit is a program designed to encourage investment of private capital for use in the construction and rehabilitation of low income housing, which provides certain tax benefits to investors in those projects.  The amendments in this Update permit a reporting entity that invests in qualified affordable housing projects to account for the investments using a proportional amortization method if certain conditions are met.  If an entity elects the proportional amortization method, it will amortize the initial cost of the investment in proportion to the tax credits and other tax benefits received and recognize the net investment performance in the income statement as a component of income tax expense.  Otherwise, the entity would apply either the equity method or the cost method, as appropriate.

Effective Date and Transition:  The amendments in this Update are effective for public business entities for annual periods and interim reporting periods within those annual periods, beginning after December 15, 2014. Early adoption is permitted.  If adopted, the amendments should be applied retrospectively to all periods presented.  A reporting entity that uses the effective yield method to account for its investments in qualified affordable housing projects before the date of adoption may continue to apply the effective yield method for those preexisting investments. The Company is currently evaluating the impact of this Update on its consolidated financial statements.

Accounting Standards Update 2014-04, Receivables – Troubled Debt Restructurings by Creditors (Subtopic 310-40): Reclassification of Residential Real Estate Collateralized Consumer Mortgage Loans upon Foreclosure (a consensus of the FASB Emerging Issues Task Force)

Issued: January 2014

Summary:  The Update clarifies that when an in substance repossession or foreclosure occurs, and a creditor is considered to have received physical possession of residential real estate property collateralizing a consumer mortgage loan, upon either (1) the creditor obtaining legal title to the residential real estate property upon completion of a foreclosure or (2) the borrower conveying all interest in the residential real estate property to the creditor to satisfy that loan through completion of a deed in lieu of foreclosure or through a similar legal agreement.

Effective Date and Transition:  The Amendments in this Update are effective for public business entities for annual periods and interim periods within those annual periods, beginning after December 15, 2014. Early adoption is permitted. If adopted, an entity can elect to adopt the amendments in this update using either a modified retrospective transition method or a prospective transition method. The Company is evaluating the effects this Update will have on its consolidated financial condition or results of operations.

Accounting Standards Update 2014-09, Revenue from Contracts with Customers (Topic 606)

Issued: May 2014

Summary: The amendments in this Update establish a comprehensive revenue recognition standard for virtually all industries under U.S. GAAP, including those that previously followed industry-specific guidance such as the real estate, construction and software industries. The revenue standard’s core principle is built on the contract between a vendor and a customer for the provision of goods and services. It attempts to depict the exchange of rights and obligations between the parties in the pattern of revenue recognition based on the consideration to which the vendor is entitled. To accomplish this objective, the standard requires five basic steps: (i) identify the contract with the customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, (iv) allocate the transaction price to the performance obligations in the contract, and (v) recognize revenue when (or as) the entity satisfies a performance obligation.

Effective Date and Transition: Public entities will apply the new standard for annual reports beginning after December 15, 2016, including interim periods therein. Three basic transition methods are available – full retrospective, retrospective with certain practical expedients, and a cumulative effect approach. Under the third alternative, an entity would apply the new revenue standard only to contracts that are incomplete under legacy U.S. GAAP at the date of initial application (e.g. January 1, 2017) and recognize the cumulative effect of the new standard as an adjustment to the opening balance of retained earnings. That is, prior years would not be restated and additional disclosures would be required to enable users of the financial statements to understand the impact of adopting the new standard in the current year compared to prior years that are presented under legacy U.S. GAAP. Early adoption is prohibited under U.S. GAAP. The Company is evaluating the effects this Update will have on its consolidated financial condition or results of operations.

Accounting Standards Update 2014-14, Receivables – Troubled Debt Restructurings by Creditors (Subtopic 310-40): Classification of Certain Government-Guaranteed Mortgage Loans upon Foreclosure (a consensus of the FASB Emerging Issues Task Force)

Issued: August 2014

Summary: The amendments in this Update address a practice issue related to the classification of certain foreclosed residential and nonresidential mortgage loans that are either fully or partially guaranteed under government programs. Specifically, creditors should reclassify loans that meet certain conditions to "other receivables" upon foreclosure, rather than reclassifying them to other real estate owned (OREO). The separate other receivable recorded upon foreclosure is to be measured based on the amount of the loan balance (principal and interest) the creditor expects to recover from the guarantor.

Effective Date and Transition: The ASU is effective for public business entities for annual periods, and interim periods within those annual periods, beginning after December 15, 2014. For all other entities, the amendments are effective for annual periods ending after December 15, 2015, and interim periods beginning after December 15, 2015. Early adoption is permitted, if the entity has already adopted ASU 2014-04, Reclassification of Residential Real Estate Collateralized Consumer Mortgage Loans upon Foreclosure. Transition methods include a prospective method and a modified retrospective method; however, entities must apply the same transition method as elected under ASU 2014-04. The Company is evaluating the effects this Update will have on its consolidated financial condition or results of operations.

4.	Restrictions on Cash and Due From Banks

The Bank is required to maintain cash reserve balances with the Federal Reserve Bank. The total required reserve balances were $276,000 and $362,000 as of December 31, 2014 and 2013, respectively.

5.	Securities

The Company’s investment portfolio includes primarily mortgage-backed securities issued by U.S. Government sponsored agencies and backed by residential mortgages (approximately 39%), bonds issued by U.S. Government sponsored agencies (approximately 35%) and municipalities (approximately 25%) as of December 31, 2014. Most of the municipal bonds are general obligation bonds with maturities or pre-refunding dates within 5 years. The remaining 1% of the portfolio includes a group of equity investments in other financial institutions.

The amortized cost and fair value of securities as of December 31, 2014 and 2013, by contractual maturity, are shown below (in thousands). Expected maturities may differ from contractual maturities because the securities may be called or prepaid with or without prepayment penalties.

	December 31, 2014
Securities Available for Sale			Gross	Gross
	Amortized	Fair	Unrealized	Unrealized
Type and maturity	Cost	Value	Gains	Losses
Obligations of U.S. Government agencies and corporations
Within one year	$4,510	$4,566	$56	$-
After one year but within five years	39,110	38,723	31	(418)
After five years but within ten years	6,996	6,812	1	(185)
	50,616	50,101	88	(603)
Obligations of state and political subdivisions
Within one year	9,903	9,934	31	-
After one year but within five years	16,822	16,853	78	(47)
After five years but within ten years	8,609	8,748	143	(4)
After ten years	340	338	-	(2)
	35,674	35,873	252	(53)
Mortgage-backed securities	55,123	55,429	367	(61)
Equity securities	1,055	1,500	475	(30)
Total	$142,468	$142,903	$1,182	$(747)

	December 31, 2013
Securities Available for Sale			Gross	Gross
	Amortized	Fair	Unrealized	Unrealized
Type and maturity	Cost	Value	Gains	Losses
Obligations of U.S. Government agencies and corporations
Within one year	$4,177	$4,192	$15	$-
After one year but within five years	48,011	47,578	203	(636)
After five years but within ten years	27,615	26,508	-	(1,107)
	79,803	78,278	218	(1,743)
Obligations of state and political subdivisions
Within one year	8,260	8,314	55	(1)
After one year but within five years	26,027	26,098	133	(62)
After five years but within ten years	7,224	7,182	56	(98)
After ten years	350	338	-	(12)
	41,861	41,932	244	(173)
Mortgage-backed securities	4,465	4,469	7	(3)
Equity securities	1,055	1,367	366	(54)
Total	$127,184	$126,046	$835	$(1,973)

Certain obligations of the U.S. Government and state and political subdivisions are pledged to secure public deposits, securities sold under agreements to repurchase and for other purposes as required or permitted by law. The carrying value of the pledged assets was $30,770,000 and $31,921,000 at December 31, 2014 and 2013, respectively.

In addition to cash received from the scheduled maturities of securities, some investment securities available for sale are sold at current market values during the course of normal operations. Following is a summary of proceeds received from all investment securities transactions and the resulting realized gains and losses (in thousands):

	Years Ended December 31,
	2014	2013	2012
Gross proceeds from sales of securities	$14,631	$-	$-
Securities available for sale:
Gross realized gains from sold and called securities	$43	$-	$2
Gross realized losses from sold and called securities	(34)	(2)	-

The following table shows gross unrealized losses and fair value, aggregated by category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2014 (in thousands):

	Unrealized Losses at December 31, 2014
	Less Than 12 Months		12 Months or More		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses	Value	Losses
Obligations of U.S. Government agencies and corporations	$6,998	$(26)	$32,515	$(577)	$39,513	$(603)
Obligations of state and political subdivisions	5,592	(33)	2,426	(20)	8,018	(53)
Mortgage-backed securities	13,550	(60)	95	(1)	13,645	(61)
Debt securities	26,140	(119)	35,036	(598)	61,176	(717)

Equity securities	31	(2)	179	(28)	210	(30)

Total temporarily impaired securities	$26,171	$(121)	$35,215	$(626)	$61,386	$(747)

December 31, 2014, 45 U.S. Government and agency securities had unrealized losses that in the aggregate did not exceed 1.5% of amortized cost. Twenty-four of these securities has been in a continuous loss position for 12 months or more.

At December 31, 2014, 37 obligations of state and political subdivision bonds had unrealized losses that in the aggregate did not exceed 1% of amortized cost. Six of these securities have been in a continuous loss position for 12 months or more.

At December 31, 2014, six mortgage-backed securities had an unrealized loss that did not exceed 1% of amortized cost. One of these securities has been in a continuous loss position for 12 months or more.

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

Equity securities owned by the Company consist of common stock of various financial services providers (“Bank Stocks”) and are evaluated quarterly for evidence of other-than-temporary impairment. There were three equity securities that were in an unrealized loss position on December 31, 2014, and have carried unrealized losses for 12 months or more. Individually, none of these three equity securities have significant unrealized losses. Of the three equity securities that have sustained unrealized losses for more than 12 months, all have increased in fair value during 2014, indicating the possibility of full recovery and therefore are deemed to be temporarily impaired. Additionally, there are three equity securities in an unrealized loss position as of December 31, 2014 that have been in that position for less than 12 months. The unrealized losses present in those securities are insignificant. Management has identified no other-than-temporary impairment as of, or for the years ended, December 31, 2014, 2013 and 2012 in the equity portfolio. Management continues to track the performance of each stock owned to determine if it is prudent to deem any further other-than-temporary impairment charges. The Company has the ability and intent to hold its equity securities until recovery of unrealized losses.

The following table shows gross unrealized losses and fair value, aggregated by category and length of time that individual securities had been in a continuous unrealized loss position, at December 31, 2013 (in thousands):

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

6. Loans and Related Allowance for Loan Losses

The following table presents the classes of the loan portfolio summarized by the aggregate pass rating and the classified ratings of special mention, substandard and doubtful within the Company’s internal risk rating system as of December 31, 2014 and December 31, 2013 (in thousands):

As of December 31, 2014	Pass	Special Mention	Substandard	Doubtful	Total

Commercial, financial and agricultural	$17,904	$5,697	$137	$-	$23,738
Real estate - commercial	70,369	15,297	3,037	1,297	90,000
Real estate - construction	12,934	3,486	3,957	336	20,713
Real estate - mortgage	128,898	5,611	4,280	1,887	140,676
Obligations of states and political subdivisions	15,708	22	-	-	15,730
Personal	3,987	57	-	-	4,044
Total	$249,800	$30,170	$11,411	$3,520	$294,901

As of December 31, 2013	Pass	Special Mention	Substandard	Doubtful	Total

Commercial, financial and agricultural	$20,388	$5,658	$235	$-	$26,281
Real estate - commercial	56,867	11,706	5,620	278	74,471
Real estate - construction	15,803	292	1,754	1,832	19,681
Real estate - mortgage	130,706	3,995	4,272	1,486	140,459
Obligations of states and political subdivisions	12,674	28	-	-	12,702
Personal	4,204	-	-	-	4,204
Total	$240,642	$21,679	$11,881	$3,596	$277,798

The Company has certain loans in its portfolio that are considered to be impaired. It is the policy of the Company to recognize income on impaired loans that have been transferred to nonaccrual status on a cash basis, only to the extent that it exceeds principal balance recovery. A collateral analysis is performed on each impaired loan at least quarterly and results are used to determine if a specific reserve is necessary to adjust the carrying value of each individual loan down to the estimated fair value. Generally, specific reserves are carried against impaired loans based upon estimated collateral value until a confirming loss event occurs or until termination of the credit is scheduled through liquidation of the collateral or foreclosure. Charge off will occur when a confirmed loss is identified. Professional appraisals of collateral, discounted for expected selling costs, are used to determine the charge-off amount. The following tables summarize information regarding impaired loans by portfolio class as of December 31, 2014 and December 31, 2013 (in thousands):

	As of December 31, 2014			As of December 31, 2013
Impaired loans	Recorded Investment	Unpaid Principal Balance	Related Allowance	Recorded Investment	Unpaid Principal Balance	Related Allowance
With no related allowance recorded:
Commercial, financial and agricultural	$1	$1	$-	$94	$94	$-
Real estate - commercial	2,264	2,357	-	2,017	2,142	-
Real estate - construction	336	664	-	504	813	-
Real estate - mortgage	3,056	4,324	-	3,353	4,751	-

With an allowance recorded:
Real estate - commercial	$-	$-	$-	$238	$238	$26
Real estate - construction	-	-	-	1,478	1,502	93
Real estate - mortgage	896	937	150	365	394	45

Total:
Commercial, financial and agricultural	$1	$1	$-	$94	$94	$-
Real estate - commercial	2,264	2,357	-	2,255	2,380	26
Real estate - construction	336	664	-	1,982	2,315	93
Real estate - mortgage	3,952	5,261	150	3,718	5,145	45
	$6,553	$8,283	$150	$8,049	$9,934	$164

	Year Ended December 31, 2014			Year Ended December 31, 2013			Year Ended December 31, 2012
Impaired loans	Average Recorded Investment	Interest Income Recognized	Cash Basis Interest Income	Average Recorded Investment	Interest Income Recognized	Cash Basis Interest Income	Average Recorded Investment	Interest Income Recognized	Cash Basis Interest Income
With no related allowance recorded:
Commercial, financial and agricultural	$48	$1	$2	$127	$-	$-	$199	$14	$-
Real estate - commercial	2,141	62	49	2,345	96	24	2,492	119	3
Real estate - construction	420	-	-	1,254	2	6	1,362	-	-
Real estate - mortgage	3,205	76	71	1,920	64	24	1,371	-	-

With an allowance recorded:
Real estate - commercial	$119	$-	$-	$119	$-	$-	$-	$-	$-
Real estate - construction	739	-	-	838	-	-	674	-	15
Real estate - mortgage	631	-	5	1,253	-	7	2,503	-	-

Total:
Commercial, financial and agricultural	$48	$1	$2	$127	$-	$-	$199	$14	$-
Real estate - commercial	2,260	62	49	2,464	96	24	2,492	119	3
Real estate - construction	1,159	-	-	2,092	2	6	2,036	-	15
Real estate - mortgage	3,836	76	76	3,173	64	31	3,874	-	-
	$7,303	$139	$127	$7,856	$162	$61	$8,601	$133	$18

The following table presents nonaccrual loans by classes of the loan portfolio as of December 31, 2014 and December 31, 2013 (in thousands):

Nonaccrual loans:	December 31, 2014	December 31, 2013
Commercial, financial and agricultural	$-	$10
Real estate - commercial	1,717	1,331
Real estate - construction	336	1,982
Real estate - mortgage	3,193	2,629
Total	$5,246	$5,952

Interest income not recorded based on the original contractual terms of the loans for nonaccrual loans was $382,000, $490,000 and $472,000 in 2014, 2013 and 2012, respectively. The aggregate amount of demand deposits that have been reclassified as loan balances at December 31, 2014 and 2013 were $36,000 and $41,000, respectively.

The performance and credit quality of the loan portfolio is also monitored by analyzing the age of the loans receivable as determined by the length of time a recorded payment is past due. The following table presents the classes of the loan portfolio summarized by the past due status as of December 31, 2014 and December 31, 2013 (in thousands):

As of December 31, 2014	30-59 Days Past Due	60-89 Days Past Due	Greater than 90 Days	Total Past Due	Current	Total Loans	Loans Past Due greater than 90 Days and Accruing

Commercial, financial and agricultural	$2	$12	$-	$14	$23,724	$23,738	$-
Real estate - commercial	388	61	1,717	2,166	87,834	90,000	-
Real estate - construction	-	104	336	440	20,273	20,713	-
Real estate - mortgage	498	1,326	2,968	4,792	135,884	140,676	400
Obligations of states and political subdivisions	-	-	-	-	15,730	15,730	-
Personal	17	-	-	17	4,027	4,044	-
Total	$905	$1,503	$5,021	$7,429	$287,472	$294,901	$400

As of December 31, 2013	30-59 Days Past Due	60-89 Days Past Due	Greater than 90 Days	Total Past Due	Current	Total Loans	Loans Past Due greater than 90 Days and Accruing

Commercial, financial and agricultural	$19	$-	$10	$29	$26,252	$26,281	$-
Real estate - commercial	35	1,092	947	2,074	72,397	74,471	61
Real estate - construction	239	7	1,801	2,047	17,634	19,681	-
Real estate - mortgage	1,239	2,130	2,585	5,954	134,505	140,459	251
Obligations of states and political subdivisions	-	-	-	-	12,702	12,702	-
Personal	23	1	-	24	4,180	4,204	-
Total	$1,555	$3,230	$5,343	$10,128	$267,670	$277,798	$312

The following table summarizes information regarding troubled debt restructurings by loan portfolio class as of and for the years ended December 31, 2014 and 2013, in thousands of dollars.

	Number of Contracts	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment	Recorded Investment
As of December 31, 2014
Accruing troubled debt restructurings:
Real estate - mortgage	7	$402	$430	$401

Non-accruing troubled debt restructurings:
Real estate - mortgage	1	364	371	366
	8	$766	$801	$767

As of December 31, 2013
Accruing troubled debt restructurings:
Real estate - commercial	1	$64	$61	$61
Real estate - mortgage	6	706	714	714
	7	$770	$775	$775

The Company’s troubled debt restructurings are also impaired loans, which may result in a specific allocation and subsequent charge-off if appropriate. As of December 31, 2014, there was one specific reserve in the amount of $86,000 and no charge-offs relating to the troubled debt restructurings. The amended terms of the restructured loans vary, whereby interest rates have been reduced, principal payments have been reduced or deferred for a period of time and/or maturity dates have been extended.

As of December 31, 2014, one restructured loan with a balance of $366,000 was in default as it was delinquent in excess of 90 days with respect to the terms of the restructuring and was placed in non-accrual status as of June 30, 2014. There have been no defaults of troubled debt restructurings that took place during 2014, 2013 or 2012 within 12 months of restructure. One restructured loan was delinquent in excess of 90 days with respect to the terms of the restructuring as of December 31, 2013. This loan had a balance of $61,000 and was in the process of foreclosure.

The following table summarizes loans whose terms have been modified resulting in troubled debt restructurings during 2014 and 2013, in thousands of dollars.

	Number of Contracts	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment	Recorded Investment
Year ended December 31, 2014
Accruing troubled debt restructurings:
Real estate - mortgage	3	$92	$92	$87
	3	$92	$92	$87
Year ended December 31, 2013
Accruing troubled debt restructurings:
Real estate - commercial	1	$64	$61	$61
Real estate - mortgage	6	706	714	714
	7	$770	$775	$775

The following tables summarize loans and the activity in the allowance for loan losses by loan class, segregated into the amount required for loans individually evaluated for impairment and the amount required for loans collectively evaluated for impairment as of and for the years ended December 31, 2014, 2013 and 2012 (in thousands):

Allowance for loan losses:	Commercial, financial and agricultural	Real estate - commercial	Real estate - construction	Real estate - mortgage	Obligations of states and political subdivisions	Personal	Total
Beginning Balance, January 1, 2014	$253	$534	$212	$1,246	$-	$42	$2,287
Charge-offs	(20)	(92)	(18)	(125)	-	(20)	(275)
Recoveries	4	5	-	-	-	2	11
Provisions	(15)	218	(39)	179	-	14	357
Ending balance	$222	$665	$155	$1,300	$-	$38	$2,380

As of December 31, 2014	Commercial, financial and agricultural	Real estate - commercial	Real estate - construction	Real estate - mortgage	Obligations of states and political subdivisions	Personal	Total
Allowance for loan losses:
Ending balance	$222	$665	$155	$1,300	$-	$38	$2,380
evaluated for impairment
individually	$-	$-	$-	$150	$-	$-	$150
collectively	$222	$665	$155	$1,150	$-	$38	$2,230

Loans:
Ending balance	$23,738	$90,000	$20,713	$140,676	$15,730	$4,044	$294,901
evaluated for impairment
individually	$1	$2,264	$336	$3,952	$-	$-	$6,553
collectively	$23,737	$87,736	$20,377	$136,724	$15,730	$4,044	$288,348

Allowance for loan losses:	Commercial, financial and agricultural	Real estate - commercial	Real estate - construction	Real estate - mortgage	Obligations of states and political subdivisions	Personal	Total
Beginning Balance, January 1, 2013	$179	$463	$202	$2,387	$-	$50	$3,281
Charge-offs	(4)	-	(117)	(1,281)	-	(29)	(1,431)
Recoveries	13	-	-	-	-	9	22
Provisions	65	71	127	140	-	12	415
Ending balance	$253	$534	$212	$1,246	$-	$42	$2,287

As of December 31, 2013	Commercial, financial and agricultural	Real estate - commercial	Real estate - construction	Real estate - mortgage	Obligations of states and political subdivisions	Personal	Total
Allowance for loan losses:
Ending balance	$253	$534	$212	$1,246	$-	$42	$2,287
evaluated for impairment
individually	$-	$26	$93	$45	$-	$-	$164
collectively	$253	$508	$119	$1,201	$-	$42	$2,123

Loans:
Ending balance	$26,281	$74,471	$19,681	$140,459	$12,702	$4,204	$277,798
evaluated for impairment
individually	$94	$2,255	$1,982	$3,718	$-	$-	$8,049
collectively	$26,187	$72,216	$17,699	$136,741	$12,702	$4,204	$269,749

Allowance for loan losses:	Commercial, financial and agricultural	Real estate - commercial	Real estate - construction	Real estate - mortgage	Obligations of states and political subdivisions	Personal	Total
Beginning Balance, January 1, 2012	$195	$455	$442	$1,771	$-	$68	$2,931
Charge-offs	(25)	-	(193)	(852)	-	(1)	(1,071)
Recoveries	8	-	-	-	-	2	10
Provisions	1	8	(47)	1,468	-	(19)	1,411
Ending balance	$179	$463	$202	$2,387	$-	$50	$3,281

As of December 31, 2012	Commercial, financial and agricultural	Real estate - commercial	Real estate - construction	Real estate - mortgage	Obligations of states and political subdivisions	Personal	Total
Allowance for loan losses:
Ending balance	$179	$463	$202	$2,387	$-	$50	$3,281
evaluated for impairment
individually	$-	$-	$91	$1,036	$-	$-	$1,127
collectively	$179	$463	$111	$1,351	$-	$50	$2,154

Loans:
Ending balance	$19,296	$69,187	$18,092	$153,122	$12,769	$5,034	$277,500
evaluated for impairment
individually	$160	$2,672	$2,202	$2,628	$-	$-	$7,662
collectively	$19,136	$66,515	$15,890	$150,494	$12,769	$5,034	$269,838

7. Pledged Assets

The Bank must maintain sufficient qualifying collateral with the Federal Home Loan Bank (FHLB), in order to secure borrowings. Therefore, a Master Collateral Agreement has been entered into which pledges all mortgage related assets as collateral for future borrowings. Mortgage related assets could include loans or investment securities. As of December 31, 2014, the amount of loans included in qualifying collateral was $182,935,000, for a collateral value of $132,601,000. No investment securities are included in qualifying collateral as of December 31, 2014.

8. Bank Owned Life Insurance and Annuities

The Company holds bank-owned life insurance (BOLI), deferred annuities and payout annuities with a combined cash value of $14,807,000 and $14,848,000 at December 31, 2014 and 2013, respectively. As annuitants retire, the deferred annuities may be converted to payout annuities to create payment streams that match certain post-retirement liabilities. The cash surrender value on the BOLI and annuities increased by $411,000, $446,000 and $333,000 in 2014, 2013 and 2012, respectively, from earnings recorded as non-interest income and from premium payments, net of cash payments received. The contracts are owned by the Bank in various insurance companies. The crediting rate on the policies varies annually based on the insurance companies’ investment portfolio returns in their general fund and market conditions. Changes in cash value of BOLI and annuities in 2014 and 2013 are shown below (in thousands):

	Life Insurance	Deferred Annuities	Payout Annuities	Total
Balance as of January 1, 2013	$14,036	$354	$12	$14,402
Earnings	372	13	1	386
Premiums on existing policies	54	14	-	68
Annuity payments received	-	-	(8)	(8)
Balance as of December 31, 2013	14,462	381	5	14,848
Earnings	339	15	-	354
Premiums on existing policies	46	14	-	60
Annuity payments received	-	-	(5)	(5)
Net proceeds from life insurance claim	(450)	-	-	(450)
Balance as of December 31, 2014	$14,397	$410	$-	$14,807

9. Premises And Equipment

Premises and equipment consist of the following (in thousands):

	December 31,
	2014	2013
Land	$1,066	$1,066
Buildings and improvements	8,828	8,585
Furniture, computer software and equipment	4,690	4,601
	14,584	14,252
Less: accumulated depreciation	(8,051)	(7,922)
	$6,533	$6,330

Depreciation expense on premises and equipment charged to operations was $494,000 in 2014, $497,000 in 2013 and $524,000 in 2012.

10. Goodwill and Core deposit intangible

On September 8, 2006, the Company completed its acquisition of a branch office in Richfield, PA. Goodwill at December 31, 2014 and 2013 was $2,046,000. Core deposit intangible was $74,000 net of amortization of $375,000 at December 31, 2014 and $119,000 net of amortization of $330,000 at December 31, 2013. The core deposit intangible is being amortized over a ten-year period on a straight line basis. The goodwill is not amortized, but is measured annually for impairment. Core deposit intangible amortization expense of $45,000 was recorded in each of the years 2014, 2013 and 2012. Intangible amortization expense projected for the remaining two years beginning in 2015 is estimated to be $45,000 in 2015 and $29,000 for 2016.

11. Investment in Unconsolidated Subsidiary

On September 1, 2006, the Company invested in Liverpool Community Bank (formerly known as The First National Bank of Liverpool) (“LCB”), Liverpool, PA, by purchasing 39.16% of its outstanding common stock. This investment is accounted for under the equity method of accounting. The investment was carried at $4,369,000 and $4,172,000 as of December 31, 2014 and 2013, respectively. The Company increases its investment in LCB for its share of earnings and decreases its investment by any dividends received from LCB. The investment is evaluated quarterly for impairment. A loss in value of the investment which is determined to be other than a temporary decline would be recognized as a loss in the period in which such determination is made. Evidence of a loss in value might include, but would not necessarily be limited to, absence of an ability to recover the carrying amount of the investment or inability of LCB to sustain an earnings capacity which would justify the current carrying value of the investment.

12. Deposits

Deposits consist of the following (in thousands):

	December 31,
	2014	2013
Demand, non-interest bearing	$77,697	$74,611
Interest-bearing demand and money market	95,675	89,867
Savings	67,430	60,761
Time deposits, $100,000 or more	27,705	30,995
Other time deposits	112,377	123,411
	$380,884	$379,645

Aggregate amount of scheduled maturities of time deposits as of December 31, 2014 include the following (in thousands):

	Time Deposits
Maturing in:	$100,000 or more	Other	Total Time Deposits
2015	$15,914	$61,573	$77,487
2016	4,767	20,319	25,086
2017	2,170	10,353	12,523
2018	1,180	7,585	8,765
2019	2,321	8,705	11,026
Later	1,353	3,842	5,195
	$27,705	$112,377	$140,082

13. Borrowings

Borrowings consist of the following (dollars in thousands):

	December 31, 2014		December 31, 2013		For the year 2014
	Outstanding Balance	Rate	Outstanding Balance	Rate	Average Balance	Weighted Average Rate
Securities sold under agreements to repurchase	$4,594	0.10%	$5,397	0.10%	$4,265	0.10%
Short-term borrowings with Federal Home Loan Bank
Overnight advances	9,700	0.27%	8,400	0.25%	3,385	0.30%
Mid-term repo maturing August 2015	6,250	0.39%	-		1,613	0.32%
Long-term debt with Federal Home Loan Bank
Mid-term repo maturing April 2016	7,500	0.63%	-		5,651	0.63%
Mid-term repo maturing March 2017	6,250	1.10%	-		4,709	1.10%
Fixed rate loan maturing April 2018	5,000	1.60%	-		3,767	1.60%
Fixed rate loan maturing April 2019	3,750	2.00%	-		2,825	2.00%
	$43,044	0.76%	$13,797	0.19%	$26,215	0.85%

The maximum balance of short-term borrowings at any month-end during 2014 was $ 15,950,000.

The Bank has repurchase agreements with several of its depositors, under which customers’ funds are invested daily into an interest bearing account. These funds are carried by the Company as short-term debt. It is the Company’s policy to have repurchase agreements collateralized 100% by U.S. Government securities. As of December 31, 2014, the securities that serve as collateral for securities sold under agreements to repurchase had a fair value of $8,021,000. The interest rate paid on these funds is variable and subject to change daily.

The Bank’s maximum borrowing capacity with the Federal Home Loan Bank of Pittsburgh (“FHLB”) is $132,601,000, with a balance of $38,450,000 outstanding as of December 31, 2014. In order to borrow additional amounts, the FHLB would require the Bank to purchase additional FHLB Stock. The FHLB is a source of both short-term and long-term funding. The Bank must maintain sufficient qualifying collateral to secure all outstanding advances. Qualifying collateral is defined by the FHLB and includes outstanding balances of the Company’s real estate loans, excluding loans with certain risk mitigants, including delinquencies and loans made to insiders, borrowers with low credit scores or loans with high loan-to-value ratios.

14. Operating Lease Obligations

The Company has entered into a number of arrangements that are classified as operating leases. The operating leases are for several branch and office locations. The majority of the branch and office location leases are renewable at the Company’s option. Future minimum lease commitments are based on current rental payments. Rental expense charged to operations, including license fees for branch offices, was $124,000, $122,000 and $114,000 in 2014, 2013 and 2012, respectively.

The following is a summary of future minimum rental payments for the next five years required under operating leases that have initial or remaining noncancellable lease terms in excess of one year as of December 31, 2014 (in thousands):

Years ending December 31,
2015	$124
2016	113
2017	65
2018	22
2019	20
2020 and beyond	-
Total minimum payments required	$344

15. Income Taxes

The components of income tax expense for the three years ended December 31 were (in thousands):

	2014	2013	2012
Current tax (benefit) expense	$331	$(157)	$1,042
Deferred tax expense (benefit)	194	662	(64)
Total tax expense	$525	$505	$978

A reconciliation of the statutory income tax expense computed at 34% to the income tax expense included in the consolidated statements of income follows (dollars in thousands):

	Years Ended December 31,
	2014	2013	2012
Income before income taxes	$4,741	$4,506	$4,626
Statutory tax rate	34.0%	34.0%	34.0%
Federal tax at statutory rate	1,612	1,532	1,573
Tax-exempt interest	(358)	(354)	(431)
Net earnings on BOLI	(93)	(108)	(148)
Gain from life insurance proceeds	(56)	-	-
Dividend from unconsolidated subsidiary	(13)	(13)	(12)
Stock-based compensation	16	10	2
Federal tax credits	(575)	(556)	-
Other permanent differences	(8)	(6)	(6)
Total tax expense	$525	$505	$978
Effective tax rate	11.1%	11.2%	21.1%

Deductible temporary differences and taxable temporary differences gave rise to a net deferred tax asset for the Company as of December 31, 2014 and 2013. The components giving rise to the net deferred tax asset are detailed below (in thousands):

	December 31,
	2014	2013
Deferred Tax Assets
Allowance for loan losses	$675	$639
Deferred directors' compensation	519	541
Employee and director benefits	553	574
Qualified pension liability	457	-
Unrealized losses on securities available for sale	-	387
Unrealized loss from securities impairment	239	221
Investment in low income housing project	52	-
Other	57	109
Total deferred tax assets	2,552	2,471

Deferred Tax Liabilities
Depreciation	(199)	(223)
Equity income from unconsolidated subsidiary	(526)	(462)
Qualified pension asset	-	(342)
Loan origination costs	(348)	(287)
Prepaid expense	(138)	(95)
Unrealized gains on securities available for sale	(148)	-
Annuity earnings	(68)	(63)
Fair value of mortgage servicing rights	(66)	(57)
Goodwill	(387)	(340)
Total deferred tax liabilities	(1,880)	(1,869)

Net deferred tax asset included in other assets	$672	$602

The Company has concluded that the deferred tax assets are realizable (on a more likely than not basis) through the combination of future reversals of existing taxable temporary differences, certain tax planning strategies and expected future taxable income.

It is the Company’s policy to recognize interest and penalties on unrecognized tax benefits in income tax expense in the Consolidated Statements of Income. No significant income tax uncertainties were identified as a result of the Company’s evaluation of its income tax position. Therefore, the Company recognized no adjustment for unrecognized income tax benefits for the years ended December 31, 2014, 2013 and 2012. The Company is no longer subject to examination by taxing authorities for years before 2011.  Tax years 2011 through the present, with limited exception, remain open to examination.

16. Stockholders’ Equity and Regulatory Matters

The Company is authorized to issue 500,000 shares of preferred stock with no par value. The Board has the ability to fix the voting, dividend, redemption and other rights of the preferred stock, which can be issued in one or more series. No shares of preferred stock have been issued.

The Company has a dividend reinvestment and stock purchase plan. Under this plan, additional shares of Juniata Valley Financial Corp. stock may be purchased at the prevailing market prices with reinvested dividends and voluntary cash payments, within limits. To the extent that shares are not available in the open market, the Company has reserved common stock to be issued under the plan. Any adjustment in capitalization of the Company will result in a proportionate adjustment to the reserved shares for this plan. At December 31, 2014, 141,887 shares were available for issuance under the Dividend Reinvestment Plan.

The Company periodically repurchases shares of its common stock under a share repurchase program approved by the Board of Directors. Repurchases have typically been through open market transactions and have complied with all regulatory restrictions on the timing and amount of such repurchases. Shares repurchased have been added to treasury stock and accounted for at cost. These shares may be reissued for stock option exercises, employee stock purchase plan purchases and to fulfill dividend reinvestment program needs. During 2014, 2013 and 2012, 12,322, 24,918 and 19,793 shares, respectively, were repurchased in conjunction with this program. Remaining shares authorized in the program were 31,153 as of December 31, 2014.

The Company and the Bank are subject to risk-based capital standards by which bank holding companies and banks are evaluated in terms of capital adequacy. These regulatory capital requirements are administered by the federal banking agencies. Failure to meet minimum capital requirements can result in certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of the Company’s and the Bank’s assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Company’s and Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to each maintain minimum amounts and ratios (set forth in the table below) of Total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined in the regulations), and Tier I capital (as defined in the regulations) to average assets (as defined in the regulations). Management believes, as of December 31, 2014 and 2013, that the Company and the Bank met all capital adequacy requirements to which they were subject.

As of December 31, 2014, the most recent notification from the regulatory banking agencies categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as “well capitalized”, the Bank must maintain minimum Total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the table. To the knowledge of management, there are no conditions or events since these notifications that have changed the Bank’s category.

The table below provides a comparison of the Company’s and the Bank’s risk-based capital ratios and leverage ratios to the minimum regulatory requirements for the periods indicated (dollars in thousands).

Juniata Valley Financial Corp. (Consolidated)			Minimum Requirement
			For Capital
	Actual		Adequacy Purposes
	Amount	Ratio	Amount	Ratio
As of December 31, 2014:
Total Capital	$52,492	17.12%	$24,531	8.00%
(to Risk Weighted Assets)
Tier 1 Capital	49,912	16.28%	12,265	4.00%
(to Risk Weighted Assets)
Tier 1 Capital	49,912	10.65%	18,741	4.00%
(to Average Assets)

As of December 31, 2013:
Total Capital	$51,888	17.97%	$23,105	8.00%
(to Risk Weighted Assets)
Tier 1 Capital	49,461	17.13%	11,553	4.00%
(to Risk Weighted Assets)
Tier 1 Capital	49,461	11.04%	17,915	4.00%
(to Average Assets)

					Minimum Regulatory
					Requirements to be
The Juniata Valley Bank			Minimum Requirement		"Well Capitalized"
			For Capital		under Prompt
	Actual		Adequacy Purposes		Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2014:
Total Capital	$47,145	15.59%	$24,186	8.00%	$30,233	10.00%
(to Risk Weighted Assets)
Tier 1 Capital	44,688	14.78%	12,093	4.00%	18,140	6.00%
(to Risk Weighted Assets)
Tier 1 Capital	44,688	9.42%	18,969	4.00%	23,711	5.00%
(to Average Assets)

As of December 31, 2013:
Total Capital	$46,530	16.35%	$22,773	8.00%	$28,467	10.00%
(to Risk Weighted Assets)
Tier 1 Capital	44,185	15.52%	11,387	4.00%	17,080	6.00%
(to Risk Weighted Assets)
Tier 1 Capital	44,185	9.97%	17,723	4.00%	22,154	5.00%
(to Average Assets)

Certain regulatory restrictions exist regarding the ability of the Bank to transfer funds to the Company in the form of cash dividends, loans or advances. At December 31, 2014, $39,644,000 of undistributed earnings of the Bank, included in the consolidated stockholders’ equity, was available for distribution to the Company as dividends without prior regulatory approval, subject to the regulatory capital requirements above.

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

	Years Ended December 31,
	2014	2013	2012
	(Amounts, except earnings per share, in thousands)

Net income	$4,216	$4,001	$3,648

Weighted-average common shares outstanding	4,193	4,210	4,231

Basic earnings per share	$1.01	$0.95	$0.86

Weighted-average common shares outstanding	4,193	4,210	4,231

Common stock equivalents due to effect of stock options	-	1	2

Total weighted-average common shares and equivalents	$4,193	$4,211	$4,233

Diluted earnings per share	$1.01	$0.95	$0.86

Anti-dilutive stock options outstanding	100	78	79

18. Accumulated other Comprehensive loss

Components of accumulated other comprehensive loss, net of tax as of December 31 of each of the last three years consist of the following (in thousands):

	12/31/2014	12/31/2013	12/31/2012
Unrealized gains (losses) on available for sale securities	$296	$(751)	$800
Unrecognized expense for defined benefit pension	(2,493)	(908)	(2,219)
Accumulated other comprehensive loss	$(2,197)	$(1,659)	$(1,419)

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

The following table summarizes financial assets and financial liabilities measured at fair value as of December 31, 2014 and December 31, 2013, segregated by the level of the valuation inputs within the fair value hierarchy utilized to measure fair value (in thousands). There were no transfers of assets between fair value Level 1 and Level 2 during the year ended December 31, 2014.

		(Level 1)	(Level 2)	(Level 3)
		Quoted Prices in	Significant	Significant
		Active Markets	Other	Other
	December 31,	for Identical	Observable	Unobservable
	2014	Assets	Inputs	Inputs
Measured at fair value on a recurring basis:
Debt securities available-for-sale:
Obligations of U.S. Government agencies and corporations	$50,101	$-	$50,101	$-
Obligations of state and political subdivisions	35,873	-	35,873	-
Mortgage-backed securities	55,429	-	55,429	-
Equity securities available-for-sale	1,500	1,500	-	-

Measured at fair value on a non-recurring basis:
Impaired loans	3,370	-	-	3,370
Mortgage servicing rights	193	-	-	193

		(Level 1)	(Level 2)	(Level 3)
		Quoted Prices in	Significant	Significant
		Active Markets	Other	Other
	December 31,	for Identical	Observable	Unobservable
	2013	Assets	Inputs	Inputs
Measured at fair value on a recurring basis:
Debt securities available-for-sale:
Obligations of U.S. Government agencies and corporations	$78,278	$-	$78,278	$-
Obligations of state and political subdivisions	41,932	-	41,932	-
Mortgage-backed securities	4,469	-	4,469	-
Equity securities available-for-sale	1,367	1,367	-	-

Measured at fair value on a non-recurring basis:
Impaired loans	3,300	-	-	3,300
Other real estate owned	50	-	-	50
Mortgage servicing rights	167	-	-	167

The following table presents additional quantitative information about assets measured at fair value on a nonrecurring basis and for which Level 3 inputs have been used to determine fair value:

December 31, 2014	Fair Value Estimate	Valuation Technique	Unobservable Input	Range	Weighted Average

Impaired loans	$3,370	Appraisal of collateral (1)	Appraisal and liquidation adjustments (2)	(7)% - (15)%	(11.2)%
Mortgage servicing rights	193	Multiple of annual servicing fee	Estimated pre-payment speed, based on rate and term	300% - 400%	360%

December 31, 2013	Fair Value Estimate	Valuation Technique	Unobservable Input	Range	Weighted Average

Impaired loans	$3,300	Appraisal of collateral (1)	Appraisal and liquidation adjustments (2)	(7)% - (10)%	(9.0)%
Other real estate owned	50	Appraisal of collateral (1)	Appraisal and liquidation adjustments (2)	0%	0%
Mortgage servicing rights	167	Multiple of annual servicing fee	Estimated pre-payment speed, based on rate and term	300% - 400%	326%

(1)	Fair value is generally determined through independent appraisals of the underlying collateral that generally include various level 3 inputs which are not identifiable.
(2)	Appraisals may be adjusted downward by management for qualitative factors such as economic conditions and estimated liquidation expenses. The range of liquidation expenses and other appraisal adjustments are presented as a percent of the appraisal.

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

Long-term debt and other interest bearing liabilities – The fair values are estimated using discounted cash flow analysis, based on incremental borrowing rates for similar types of arrangements.

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

The estimated fair values of the Company’s financial instruments are as follows (in thousands):

Financial Instruments

(in thousands)

	December 31, 2014		December 31, 2013
	Carrying	Fair	Carrying	Fair
	Value	Value	Value	Value
Financial assets:
Cash and due from banks	$6,757	$6,757	$8,570	$8,570
Interest bearing deposits with banks	10	10	43	43
Interest bearing time deposits with banks	-	-	249	250
Securities	142,903	142,903	126,046	126,046
Restricted investment in FHLB stock	2,726	2,726	1,967	1,967
Loans, net of allowance for loan losses	292,521	294,083	275,511	282,226
Mortgage servicing rights	193	193	167	167
Accrued interest receivable	1,491	1,491	1,529	1,529

Financial liabilities:
Non-interest bearing deposits	77,697	77,697	74,611	74,611
Interest bearing deposits	303,187	305,635	305,034	308,414
Securities sold under agreements to repurchase	4,594	4,594	5,397	5,397
Short-term borrowings	15,950	15,950	8,400	8,400
Long-term debt	22,500	22,464	-	-
Other interest bearing liabilities	1,412	1,416	1,356	1,358
Accrued interest payable	301	301	287	287

Off-balance sheet financial instruments:
Commitments to extend credit	-	-	-	-
Letters of credit	-	-	-	-

The following presents the carrying amount, fair value and placement in the fair value hierarchy of the Company’s financial instruments not previously disclosed as of December 31, 2014 and December 31, 2013. This table excludes financial instruments for which the carrying amount approximates fair value.

			(Level 1)	(Level 2)	(Level 3)
			Quoted Prices in
			Active Markets	Significant	Significant
			for Identical	Other	Other
December 31, 2014	Carrying Amount	Fair Value	Assets or Liabilities	Observable Inputs	Unobservable Inputs
Financial instruments - Assets
Loans, net of allowance for loan losses	$292,521	$294,083	$-	$-	$294,083
Financial instruments - Liabilities
Interest bearing deposits	303,187	305,635	-	305,635	-
Long-term debt	22,500	22,464	-	22,464	-
Other interest bearing liabilities	1,412	1,416	-	1,416	-

			(Level 1)	(Level 2)	(Level 3)
			Quoted Prices in
			Active Markets	Significant	Significant
			for Identical	Other	Other
December 31, 2013	Carrying Amount	Fair Value	Assets or Liabilities	Observable Inputs	Unobservable Inputs
Financial instruments - Assets
Interest bearing time deposits with banks	$249	$250	$-	$250	$-
Loans, net of allowance for loan losses	275,511	282,226	-	-	282,226
Financial instruments - Liabilities
Interest bearing deposits	305,034	308,414	-	308,414	-
Other interest bearing liabilities	1,356	1,358	-	1,358	-

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

The Plans are administered by a committee of the Board of Directors, whose members are not eligible to receive options under the Plans. The Committee determines, among other things, which officers and key employees receive options, the number of shares to be subject to each option, the option price and the duration of the option. Options vest over three to five years and are exercisable at the grant price, which is at least the fair market value of the stock on the grant date. All options previously granted under the Plans are scheduled to expire through February 18, 2024. The aggregate number of shares that may be issued upon the exercise of options under the 2011 Stock Option Plan is 300,000 shares, and 213,775 shares were available for grant as of December 31, 2014. Total options outstanding at December 31, 2014 have exercise prices between $17.22 and $24.00, with a weighted average exercise price of $18.13 and a weighted average remaining contractual life of 7.2 years.

As of December 31, 2014, there was $76,000 of total unrecognized compensation cost related to nonvested share-based compensation arrangements granted under the Plans. That cost is expected to be recognized through 2019.

No options were exercised in 2014 or 2013. Cash received from option exercises under the Plans for the year ended December 31, 2012 was $104,000.

A summary of the status of the Plans as of December 31, 2014, 2013 and 2012, and changes during the years ending on those dates is presented below:

	2014		2013		2012
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Outstanding at beginning of year	83,930	$18.50	97,792	$19.04	90,474	$18.85
Granted	33,525	17.72	21,800	17.65	19,150	18.00
Exercised	-	-	-	-	(7,207)	14.47
Forfeited	(7,639)	20.44	(35,662)	19.45	(4,625)	17.89
Outstanding at end of year	109,816	$18.13	83,930	$18.50	97,792	$19.04

Options exercisable at year-end	51,396		43,079		68,361

Weighted-average fair value of of options granted during the year		$1.96		$1.75		$1.98

Intrinsic value of options exercised during the year		$-		$-		$24,444

Intrinsic value of options outstanding and exercisable at December 31, 2014		$22,021

The following table summarizes characteristics of stock options as of December 31, 2014:

		Outstanding		Exercisable
Grant Date	Exercise Price	Shares	Contractual Average Life (Years)	Shares
10/18/2005	24.00	1,531	0.80	1,531
10/17/2006	21.00	1,838	1.80	1,838
10/16/2007	20.05	4,425	2.80	4,425
10/21/2008	21.10	6,100	3.81	6,100
10/20/2009	17.22	9,697	4.80	9,697
9/20/2011	17.75	13,850	6.72	11,850
3/20/2012	18.00	17,050	7.22	9,900
2/19/2013	17.65	21,800	8.14	6,055
2/18/2014	17.72	33,525	9.14	-
		109,816		51,396

Defined Benefit Retirement Plan

The Company sponsors a defined benefit retirement plan which covers substantially all of its employees employed prior to December 31, 2007. As of January 1, 2008, the plan was amended to close the plan to new entrants. All active participants as of December 31, 2007 became 100% vested in their accrued benefit and, as long as they remained eligible, continued to accrue benefits until December 31, 2012. The benefits are based on years of service and the employee’s compensation. Effective December 31, 2012, the defined benefit retirement plan was amended to cease future service accruals after that date (frozen). The Company’s funding policy is to contribute annually no more than the maximum amount that can be deducted for federal income tax purposes. Contributions are intended to provide for benefits attributed to service through December 31, 2012. The Company does not expect to contribute to the defined benefit plan in 2015.

Management expects $120,000 expense to be recorded as net periodic expense in 2015 for the defined benefit plan, which includes expected amortization out of accumulated other comprehensive loss. The following table sets forth by level, within the fair value hierarchy, debt and equity instruments included in the defined benefit retirement’s plan assets at fair value as of December 31, 2014 and December 31, 2013 (in thousands). Assets included in the plan that are not valued in the hierarchy table consist of cash and cash equivalents, totaling $527,000 and $703,000, at December 31, 2014 and 2013, respectively.

		(Level 1)	(Level 2)	(Level 3)
		Quoted Prices in	Significant Other	Significant Other
	December 31,	Active Markets for	Observable	Unobservable
	2014	Identical Assets	Inputs	Inputs
Measured at fair value on a recurring basis:
U.S. Government and agency securities	$1,113	$-	$1,113	$-
Corporate bonds and notes	3,147	-	3,147	-
Mutual funds
Value funds	1,977	1,977	-	-
Blend funds	1,696	1,696	-	-
Growth funds	1,585	1,585	-	-
Common stocks	-	-	-	-
Money market funds	85	85	-	-
	$9,603	$5,343	$4,260	$-

		(Level 1)	(Level 2)	(Level 3)
		Quoted Prices in	Significant Other	Significant Other
	December 31,	Active Markets for	Observable	Unobservable
	2013	Identical Assets	Inputs	Inputs
Measured at fair value on a recurring basis:
U.S. Government and agency securities	$739	$-	$739	$-
Corporate bonds and notes	2,987	-	2,987	-
Mutual funds
Value funds	2,120	2,120	-	-
Blend funds	1,522	1,522	-	-
Growth funds	1,867	1,867	-	-
Common stocks	4	4	-	-
Money market funds	172	172	-	-
	$9,411	$5,685	$3,726	$-

The measurement date for the defined benefit plan is December 31. Information pertaining to the activity in the defined benefit plan is as follows (in thousands):

	Years ended December 31,
	2014	2013
Change in projected benefit obligation (PBO)
PBO at beginning of year	$9,108	$10,022
Service cost	-	-
Interest cost	426	395
Change in assumptions	2,297	(962)
Actuarial loss	110	91
Benefits paid	(468)	(438)
PBO at end of year	$11,473	$9,108

Change in plan assets
Fair value of plan assets at beginning of year	$10,114	$9,078
Actual return on plan assets, net of expenses	484	1,474
Benefits paid	(468)	(438)
Fair value of plan assets at end of year	$10,130	$10,114

Funded status, included in other (liabilities) assets	$(1,343)	$1,006

Amounts recognized in accumulated comprehensive loss before income taxes consist of:
Unrecognized actual loss	$(3,777)	$(1,377)
Unrecognized net transition asset	-	1
	$(3,777)	$(1,376)

Accumulated benefit obligation	$11,473	$9,108

For the year ended December 31, 2013, the mortality assumptions were derived using the IRS 2014 Static Table. For the year ended December 31, 2014, the mortality assumptions were derived using the RP-2014 White Collar Mortality Table. Incorporated into the most recent table are rates projected generationally using Scale MP-2014 to reflect mortality improvement. The impact on the benefit obligation for the mortality assumption change in 2014 was an increase of $1,079,000.

Pension expense included the following components for the years ended December 31 (in thousands):

	2014	2013	2012

Service cost during the year	$-	$-	$222
Interest cost on projected benefit obligation	426	395	451
Expected return on plan assets	(518)	(561)	(591)
Net (amortization) accretion	-	(1)	56
Recognized net actuarial loss	40	203	296
Net periodic benefit cost	(52)	36	434

Net loss (gain)	2,441	(1,782)	(952)
Amortization of net loss	(40)	(203)	(296)
Net amortization (accretion)	-	1	(56)
Total recognized in other comprehensive loss (income)	$2,401	$(1,984)	$(1,304)

Total recognized in net periodic benefit cost and other
comprehensive loss (income)	$2,349	$(1,948)	$(870)

Assumptions used to determine benefit obligations were:

	2014	2013	2012
Discount rate	4.00%	4.75%	4.00%
Rate of compensation increase	N/A	N/A	N/A

Assumptions used to determine the net periodic benefit cost were:

	2014	2013	2012
Discount rate	4.75%	4.00%	4.40%
Expected long-term return on plan assets	5.25	6.35	7.00
Rate of compensation increase	N/A	N/A	3.00

The investment strategy and investment policy for the retirement plan is to target the plan assets to contain 50% equity and 50% fixed income securities. The asset allocation as of December 31, 2014 was approximately 43% fixed income securities, 55% equities and 2% cash equivalents.

Future expected benefit payments (in thousands):

	2015	2016	2017	2018	2019	2020-2024

Estimated future benefit payments	$466	$472	$476	$526	$530	$2,828

Defined Contribution Plan

The Company has a Defined Contribution Plan under which employees, through payroll deductions, are able to defer portions of their compensation. The Company makes an annual non-elective fully vested contribution equal to 3% of compensation to each eligible participant. As of December 31, 2014, a liability of $191,000 was recorded to satisfy this obligation, and was credited to employees’ accounts by January 31, 2015. This liability at December 31, 2013 totaled $172,000 and was credited to employee accounts during 2014. Expense incurred under this plan was $180,000, $175,000 and $157,000 in 2014, 2013 and 2012, respectively. Effective January 1, 2013, the Company amended the Defined Contribution Plan to include an employer matching contribution for employees that elect to defer compensation into this program. The matching contribution in 2014 and 2013 was $147,000 and $123,000, respectively.

Employee Stock Purchase Plan

The Company has an Employee Stock Purchase Plan under which employees, through payroll deductions, are able to purchase shares of Company stock annually. The option price of the stock purchases is between 95% and 100% of the fair market value of the stock on the offering termination date as determined annually by the Board of Directors. The maximum number of shares which employees may purchase under the Plan is 250,000; however, the annual issuance of shares may not exceed 5,000 shares plus any unissued shares from prior offerings. There were 3,497 shares issued in 2014, 2,823 shares issued in 2013 and 2,729 shares issued in 2012 under this plan. At December 31, 2014, there were 184,060 shares reserved for issuance under the Employee Stock Purchase Plan.

Supplemental Retirement Plans

The Company has non-qualified supplemental retirement plans for directors and key employees. At December 31, 2014 and 2013, the present value of the future liability was $459,000 and $533,000, respectively. For the years ended December 31, 2014, 2013 and 2012, $39,000, $47,000 and $56,000, respectively, was charged to expense in connection with these plans. The Company offsets the cost of these plans through the purchase of bank-owned life insurance and annuities. See Note 8.

Deferred Compensation Plans

The Company has entered into deferred compensation agreements with certain directors to provide each director an additional retirement benefit, or to provide their beneficiary a benefit, in the event of pre-retirement death. At December 31, 2014 and 2013, the present value of the future liability was $1,528,000 and $1,591,000, respectively. For the years ended December 31, 2014, 2013 and 2012, $33,000, $47,000 and $66,000, respectively, was charged to expense in connection with these plans. The Company offsets the cost of these plans through the purchase of bank-owned life insurance. See Note 8.

Salary Continuation Plans

The Company has non-qualified salary continuation plans for key employees. At December 31, 2014 and 2013, the present value of the future liability was $1,167,000 and $1,154,000, respectively. For the years ended December 31, 2014, 2013 and 2012, $118,000, $97,000 and $132,000, respectively, was charged to expense in connection with these plans. The Company offsets the cost of these plans through the purchase of bank-owned life insurance. See Note 8.

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

A summary of the Company’s financial instrument commitments is as follows (in thousands):

	December 31,
	2014	2013
Commitments to grant loans	$38,776	$33,532
Unfunded commitments under lines of credit	6,245	7,457
Outstanding letters of credit	1,703	1,199

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

Outstanding letters of credit are instruments issued by the Bank that guarantee the beneficiary payment by the Bank in the event of default by the Bank’s customer in the non-performance of an obligation or service. Most letters of credit are extended for one year periods. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Bank holds collateral supporting those commitments for which collateral is deemed necessary. The amount of the liability as of December 31, 2014 and 2013 for guarantees under letters of credit issued is not material.

The maximum undiscounted exposure related to these guarantees at December 31, 2014 was $1,602,000, and the approximate value of underlying collateral upon liquidation that would be expected to cover this maximum potential exposure was $5,168,000.

22. Related-Party Transactions

The Bank has granted loans to certain of its executive officers, directors and their related interests. These loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons and, in the opinion of management, do not involve more than normal risk of collection. The aggregate dollar amount of these loans was $1,764,000 and $1,892,000 at December 31, 2014 and 2013, respectively. During 2014, $229,000 of new loans were made and repayments totaled $357,000. None of these loans were past due, in non-accrual status or restructured at December 31, 2014 or 2013.

23. Commitments And Contingent Liabilities

In 2009, the Company executed an agreement to obtain technology outsourcing services through an outside service bureau, and those services began in June 2010. The agreement provides for termination fees if the Company cancels the services prior to the end of the 8-year commitment period. The termination fee would be an amount equal to one hundred percent of the estimated remaining value of the terminated services if terminated in the first contract year, ninety percent of the estimated remaining value of the terminated services if terminated in the second contract year, eighty percent and seventy percent of the remaining value of the terminated services if terminated in the third and fourth contract years, respectively, and sixty percent of the remaining value of the terminated services if terminated in contract years five through eight. Termination fees are estimated to be approximately $1,108,000 at December 31, 2014. Since the Company does not expect to terminate these services prior to the end of the commitment period, no liability has been recorded at December 31, 2014.

The Company, from time to time, may be a defendant in legal proceedings relating to the conduct of its banking business. Most of such legal proceedings are a normal part of the banking business and, in management's opinion, the consolidated financial condition and results of operations of the Company would not be materially affected by the outcome of such legal proceedings.

Additionally, the Company has committed to fund and sell qualifying residential mortgage loans to the Federal Home Loan Bank of Pittsburgh in the total amount of $15,000,000. As of December 31, 2014, $10,451,000 remains to be delivered on that commitment, of which none has been committed to borrowers.

24. Subsequent Events

In January 2015, the Board of Directors declared a dividend of $0.22 per share to shareholders of record on February 13, payable on March 2, 2015.

25. Juniata Valley Financial Corp. (Parent Company Only)

Financial information:

CONDENSED BALANCE SHEETS

(in thousands)

	December 31,
	2014	2013
ASSETS:
Cash and cash equivalents	$132	$365
Investment in bank subsidiary	44,437	44,589
Investment in unconsolidated subsidiary	4,369	4,172
Investment securities available for sale	1,225	1,127
Other assets	96	56
TOTAL ASSETS	$50,259	$50,309

LIABILITIES:
Accounts payable and other liabilities	$403	$325

STOCKHOLDERS' EQUITY	49,856	49,984
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$50,259	$50,309

CONDENSED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

(in thousands)

	Years Ended December 31,
	2014	2013	2012
INCOME:
Interest and dividends on investment securities available for sale	$32	$28	$41
Dividends from bank subsidiary	3,691	4,290	2,793
Income from unconsolidated subsidiary	236	237	249
Other non-interest income	1	-	-
TOTAL INCOME	3,960	4,555	3,083
EXPENSE:
Non-interest expense	132	140	80
TOTAL EXPENSE	132	140	80
INCOME BEFORE INCOME TAXES AND EQUITY
IN UNDISTRIBUTED NET INCOME OF SUBSIDIARY	3,828	4,415	3,003
Income tax expense	25	23	47
	3,803	4,392	2,956
Undistributed net income (loss) of subsidiary	413	(391)	692
NET INCOME	$4,216	$4,001	$3,648
COMPREHENSIVE INCOME	$3,678	$3,761	$4,485

CONDENSED STATEMENTS OF CASH FLOWS

(in thousands)

	Years Ended December 31,
	2014	2013	2012
Cash flows from operating activities:
Net income	$4,216	$4,001	$3,648
Adjustments to reconcile net income to net cash provided by operating activities:
Undistributed net (income) loss of subsidiary	(413)	391	(692)
Net amortization of securities premiums	-	-	2
Equity in earnings of unconsolidated subsidiary, net of dividends of $48, $47 and $45	(188)	(190)	(204)
Stock-based compensation expense	47	30	25
Increase in other assets	(87)	(72)	(13)
Increase in taxes payable	65	87	127
Decrease in accounts payable and other liabilities	(20)	(7)	(2)
Net cash provided by operating activities	3,620	4,240	2,891

Cash flows from investing activities:
Purchases of available for sale securities	-	(252)	-
Proceeds from the maturity of available for sale investment securities	-	250	1,235
Net cash (used in) provided by investing activities	-	(2)	1,235

Cash flows from financing activities:
Cash dividends	(3,690)	(3,707)	(3,724)
Purchase of treasury stock	(222)	(445)	(360)
Treasury stock issued for dividend reinvestment and employee stock purchase plan	59	48	151
Net cash used in financing activities	(3,853)	(4,104)	(3,933)

Net (decrease) increase in cash and cash equivalents	(233)	134	193
Cash and cash equivalents at beginning of year	365	231	38
Cash and cash equivalents at end of year	$132	$365	$231

26. Quarterly Results Of Operations (Unaudited)

The unaudited quarterly results of operations for the years ended December 31, 2014 and 2013 follow (in thousands, except per-share data):

	2014 Quarter ended
	March 31	June 30	September 30	December 31
Total interest income	$4,036	4,325	4,227	4,344
Total interest expense	627	683	660	628
Net interest income	3,409	3,642	3,567	3,716
Provision for loan losses	20	117	110	110
Mortgage banking income	29	56	54	75
Other income	891	1,114	1,039	1,076
Other expense	3,336	3,401	3,338	3,495
Income before income taxes	973	1,294	1,212	1,262
Income tax expense	70	131	154	170
Net income	$903	$1,163	$1,058	$1,092
Per-share data:
Basic earnings	$.22	$.28	$.25	$.26
Diluted earnings	.22	.28	.25	.26
Cash dividends	.22	.22	.22	.22

	2013 Quarter ended
	March 31	June 30	September 30	December 31
Total interest income	$4,144	4,173	4,224	4,193
Total interest expense	763	741	719	677
Net interest income	3,381	3,432	3,505	3,516
Provision for loan losses	80	86	100	149
Mortgage banking income	97	85	84	72
Other income	980	970	939	1,006
Other expense	3,035	3,330	3,349	3,432
Income before income taxes	1,343	1,071	1,079	1,013
Income tax expense	337	62	60	46
Net income	$1,006	$1,009	$1,019	$967
Per-share data:
Basic earnings	$.24	$.24	$.24	$.23
Diluted earnings	.24	.24	.24	.23
Cash dividends	.22	.22	.22	.22

Common Stock Market Prices and Dividends

The common stock of Juniata Valley Financial Corp. is quoted under the symbol “JUVF” on the over-the-counter (“OTC-QB”) Electronic Bulletin Board, a regulated electronic quotation service made available through, and governed by, the NASDAQ system. As of December 31, 2014, the number of stockholders of record of the Company’s common stock was 1,753.

The following table presents the quarterly high and low prices of the Company’s common stock and per common share cash dividends declared for each of the quarterly periods in 2014 and 2013.

	2014
Quarter Ended	High	Low	Dividends Declared
March 31	$19.00	$17.30	$0.22
June 30	18.50	17.36	0.22
September 30	19.00	17.45	0.22
December 31	19.00	17.70	0.22

	2013
Quarter Ended	High	Low	Dividends Declared
March 31	$18.49	$17.00	$0.22
June 30	18.08	17.55	0.22
September 30	18.50	17.30	0.22
December 31	17.85	16.80	0.22

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

128 Bridge Street

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

Additionally, a copy of the Company’s Annual Report to the SEC on Form 10-K for the year ended December 31, 2014 will be supplied without charge (except for exhibits) upon written request. Please direct all inquiries to Ms. JoAnn McMinn, as detailed above.

Pursuant to Part 350 of FDIC’s Annual Disclosure Regulation, Juniata Valley Financial Corp. will make available to you upon request, financial information about The Juniata Valley Bank. Please contact:

Ms. Danyelle Pannebaker

The Juniata Valley Bank

P.O. Box 66

Mifflintown, PA 17059

Investment Considerations

In analyzing whether to make, or to continue, an investment in Juniata Valley Financial Corp., investors should consider, among other factors, the information contained in this Annual Report and certain investment considerations and other information more fully described in our Annual Report on Form 10-K for the year ended December 31, 2014, a copy of which can be obtained as described above.

Registrar and Transfer Agent

By regular mail:

Computershare

P.O. Box 30170

College Station, TX 77842-3170

United States

By overnight delivery

Computershare

211 Quality Circle, Suite 210

College Station, TX 77845

Telephone: (800) 368-5948

Website: www.Computershare.com/investor

Stockholders of record may access their accounts via the Internet to review account holdings and transaction history through Computershare’s website: www.Computershare.com/investor.

Information regarding the Company’s Dividend Reinvestment and Stock Purchase Plan, including a Prospectus, may be obtained by contacting Computershare, through the means listed above.

The Company offers a dividend direct deposit option whereby shareholders of record may have their dividends deposited directly into the bank account of their choice on the dividend payment date. Please contact Computershare for further information and to register for this service.

Annual Meeting of Shareholders

The Annual Meeting of Shareholders of Juniata Valley Financial Corp. will be held at 10:30 a.m., on Tuesday, May 19, 2015 at the Lewistown Country Club, 306 Country Club Road, Lewistown, Pennsylvania.