Form 10-K, Exhibit 13
period 2015-12-31
JUNIATA VALLEY FINANCIAL CORP
filed 2016-03-15
CIK 714712

Exhibit 13.1

Five-Year Financial Summary - Selected Financial Data

(In thousands of dollars, except share and per share data)

	2015	2014	2013	2012	2011
BALANCE SHEET INFORMATION
at December 31
Assets	$583,928	$480,529	$448,782	$448,869	$447,433
Deposits	457,126	380,884	379,645	386,751	386,665
Loans, net of allowance for loan losses	374,565	292,521	275,511	274,219	286,750
Investments	156,186	145,629	128,262	124,911	114,077
Goodwill	5,381	2,046	2,046	2,046	2,046
Short-term borrowings	35,057	20,544	13,797	5,436	3,500
Long-term debt	22,500	22,500	-	-	-
Stockholders' equity	59,962	49,856	49,984	50,297	49,720
Number of shares outstanding	4,798,086	4,187,441	4,196,266	4,218,361	4,228,218

Average for the year
Assets	489,323	470,660	450,031	454,057	447,323
Stockholders' equity	51,131	50,704	49,571	49,766	50,355
Weighted average shares outstanding	4,240,319	4,192,761	4,210,336	4,231,404	4,241,286

INCOME STATEMENT INFORMATION
Years Ended December 31
Total interest income	$17,379	$16,932	$16,734	$18,170	$20,033
Total interest expense	2,042	2,598	2,900	3,648	4,591

Net interest income	15,337	14,334	13,834	14,522	15,442
Provision for loan losses	502	357	415	1,411	364
Other income	4,505	4,334	4,233	4,592	3,946
Other expenses	16,199	13,570	13,146	13,077	12,802

Income before income taxes	3,141	4,741	4,506	4,626	6,222
Federal income tax expense	83	525	505	978	1,542

Net income	$3,058	$4,216	$4,001	$3,648	$4,680

PER SHARE DATA
Earnings per share - basic	$0.72	$1.01	$0.95	$0.86	$1.10
Earnings per share - diluted	0.72	1.01	0.95	0.86	1.10
Cash dividends	0.88	0.88	0.88	0.88	0.86
Book value	12.50	11.91	11.91	11.92	11.76

FINANCIAL RATIOS
Return on average assets	0.62%	0.90%	0.89%	0.80%	1.05%
Return on average equity	5.98	8.31	8.07	7.33	9.29
Dividend payout	120.57	87.52	92.65	102.08	77.95
Average equity to average assets	10.45	10.77	11.02	10.96	11.26
Loans to deposits (year end)	81.94	76.80	72.57	70.90	74.16

MANAGEMENT'S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

FORWARD LOOKING STATEMENTS

The information contained in this Annual Report contains forward looking statements (as such term is defined in the Securities Exchange Act of 1934 and the regulations thereunder) including statements which are not historical facts or that reflect trends or management's intentions, plans, beliefs, expectations or opinions. Such forward looking statements are subject to risks and uncertainties and may be affected by various factors which may cause actual results to differ materially from those in the forward looking statements including, without limitation:

•	the impact of adverse changes in the economy and real estate markets, including protracted periods of low-growth and sluggish loan demand;
•	the effect of market interest rates, particularly a continuing period of low market interest rates, and relative balances of rate-sensitive assets to rate-sensitive liabilities, on net interest margin and net interest income;
•	the effect of competition on rates of deposit and loan growth and net interest margin;
•	increases in non-performing assets, which may result in increases in the allowance for credit losses, loan charge-offs and elevated collection and carrying costs related to such non-performing assets;
•	other income growth, including the impact of regulatory changes which have reduced debit card interchange revenue; investment securities gains and losses, including other than temporary declines in the value of securities which may result in charges to earnings;
•	the level of other expenses, including salaries and employee benefit expenses;
•	the increasing time and expense associated with regulatory compliance and risk management; the uncertainty and lack of clear regulatory guidance associated with the delay in implementing many of the regulations mandated by the Dodd Frank Act;
•	capital and liquidity strategies, including the expected impact of the capital and liquidity requirements modified by the Basel III standards: and
•	integration costs and cost savings related to business combinations.

Certain of these risks, uncertainties and other factors are discussed in this Annual Report or in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, a copy of which may be obtained from the Company upon request and without charge (except for the exhibits thereto).

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

Nature of Operations

Juniata is a bank holding company that delivers financial services within its market, primarily central Pennsylvania. The Company owns one bank, the Bank, which provides retail and commercial banking services through 15 offices in Juniata, Mifflin, Perry, Huntingdon, McKean, Potter and Centre counties. On November 30, 2015, Juniata acquired FNBPA Bancorp, Inc. (“FNBPA”), a Pennsylvania corporation. Under the terms of a merger agreement between the parties, FNBPA merged with, and into Juniata, with Juniata continuing as the surviving entity. Simultaneously with the consummation of the foregoing merger, First National Bank of Port Allegany (“FNB”), a nationally chartered bank and wholly-owned subsidiary of FNBPA, merged with and into The Juniata Valley Bank, a Pennsylvania state-chartered bank and wholly-owned subsidiary of Juniata. The trade name “JVB Northern Tier” is used to reference the former offices and service area of FNB. Additionally, Juniata owns 39.16% of Liverpool Community Bank ("LCB"), carried as an unconsolidated subsidiary and accounted for under the equity method of accounting.

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

Balance Sheet Growth

We are capable of profitable balance sheet growth. Rapid growth should not be a substitute for careful fiscal and strategic management. It is our goal to continue quality growth despite intense competition by paying careful attention to the needs of our customers. We will continue to maintain high credit standards, knowing that lending under the right circumstances is the proper way to maintain soundness and profitability. We believe we consistently pay fair market rates on all deposits, and have invested wisely and conservatively in compliance with self-imposed standards, minimizing risk of asset impairment. We aspire to increase our market share within the current communities that we serve, and to expand in contiguous areas through acquisition and investment. As part of our strategic plan for growth, we continue to actively seek opportunities for acquisitions of branches or stakes in other financial institutions, similar to those that have occurred in prior years. Late in 2015, we consummated one such acquisition and are in the process of integrating the operation of our JVB Northern Tier region.

Operating Results

We are capable of producing profitability ratios that exceed those of many of our peers. Recognizing that net interest margins have narrowed for banks in general and that they may not return to the ranges experienced in the past, we also focus on the importance of providing fee-generating services in which customers find value. Offering a broad array of services prevents us from becoming too reliant on one form of revenue. It has also been our philosophy to spend conservatively and to implement operating efficiencies where possible to keep non-interest expense from escalating in areas that can be controlled. In 2015, we continued to make advances in technological resources, placing data and information in the hands of our customers and employees, committed to optimizing the customer experience.

Connection to the Community

We are active corporate citizens of the communities we serve. Although the world of banking has transitioned to global availability through electronics, we believe that our community banking philosophy not only still valid, but essential. Despite technological advances, banking is still a personal business, particularly in the rural areas we serve. We believe that our customers shop for services and value a relationship with an institution involved in the same community, with the same interests in its prosperity. We have a foundation and a history in each of the communities we serve. Management takes an active role in local business and industry development organizations to help attract and retain commerce in our market area. We provide businesses, large and small, with financial tools and financing needed to grow and prosper. We have always been committed to responsible lending practices. We invest locally by including local municipal bonds in our investment portfolio and participating in funding for such projects as low income and elderly housing. We support charitable programs that benefit the local communities, not only with monetary contributions, but also through the personal involvement of our caring employees.

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

Expansion of customer base

Our strategic focus is based on leveraging our collective knowledge of the Company’s primary and contiguous markets to identify lending or fee-based opportunities consistent with our risk parameters and profitability targets. We continue to develop our sales team through mentoring and by making employee education paramount. We continually seek and implement back-room efficiencies. We recognize change is taking place in a world where convenience and mobility are priorities for consumers and businesses when choosing a financial institution with whom to do business. We offer full-featured secure mobile banking that includes remote check deposit for use on home computers and all mobile devices for consumers. For businesses, we provide options for cash management and remote deposit. We offer identity protection to the families of our customers, which we believe to be a true value-added service, with features that go far beyond traditional banking services, and sets us apart from other financial institutions in our market area. On November 30, 2015, with the acquisition of FNBPA, we expanded our market into the northern tier region of Pennsylvania and are actively integrating the JVB brand there.

Delivery system enhancements

We seek to continually enhance our customer delivery system, both through technology and physical facilities. We actively seek opportunities to expand our branch network through acquisitions. We believe that it is imperative that our customers have convenient and easy access to personal financial services that complement their particular lifestyle, whether it is through electronic or personal delivery. We achieved an early entry into the mobile banking arena in 2011 and have since expanded on-line delivery each year following, including consumer remote deposit and Touch ID. Our suite of on-line services now include the convenience of on-line loan applications for residential mortgages, home equity, vehicle and other personal loans. On-line and mobile banking features include full bill-pay and monetary transfers between internal and external accounts. In 2015, we replaced our ATM network with all new highly functional state-of-the art machines. Our new Customer Resource Center became operational in 2015, providing dedicated service to all customer inquiries. In 2016, we will be introducing remote deposit for our small business customers through our business mobile app. Also in 2016, on-line deposit account opening will become available. The roll-out of a fully re-designed JVBonline.com website is planned for 2016 as well.

Juniata’s Challenges

Net interest margin compression

Low market interest rates have pressured the net interest margin for most banks, including Juniata, in recent years. Loans have been originated, acquired or repriced at lower rates, reducing the average rate earned on those assets. While the average rate paid on interest-bearing liabilities, such as deposits and borrowings, has also declined, the decline has not always occurred at the same pace as the decline in the average rate earned on interest-earning assets, which can result in a narrowing of the net interest margin. We believe that this will continue to be a challenge until general market rates rise more significantly.

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

RESULTS OF OPERATIONS

2015

Financial Performance Overview

Net income for Juniata in 2015 was $3,058,000, representing a 27.4% decrease as compared to net income for 2014. The comparability of the results of operations for 2015 were significantly impacted by the acquisition of FNBPA Bancorp, Inc. (“FNBPA”) on November 30, 2015. Juniata incurred $1,806,000 of non-recurring expense in conjunction with the acquisition of FNBPA during 2015. Exclusive of these expenses and the corresponding tax impact, net income for the year ended December 31, 2015 was $4,369,000, an increase of $153,000, or 3.6%, over net income of $4,216,000 in 2014. Operating results for the year included those of FNBPA beginning on December 1, 2015.

Earnings per share on a fully diluted basis decreased from $1.01 in 2014 to $0.72, in 2015. When adjusted for the impact of tax-effected non-recurring merger and acquisition costs, earnings per share was $1.03 in 2015. The net interest margin, on a fully tax-equivalent basis, increased from 3.48% in 2014 to 3.56% in 2015. The ratio of non-interest income (excluding gains on sales of securities) to average assets remained unchanged at 0.92% in both 2015 and 2014, while the ratio of non-interest expense to average assets increased by 43 basis points to 3.31%. Of the increase in the non-interest expense ratio, 37 basis points related to the non-recurring merger and acquisition costs. Five-year historical ratios are presented below, followed by a reconciliation of non-GAAP comparative disclosures for the most recent three years.

	2015	2014	2013	2012	2011

Return on average assets	0.62%	0.90%	0.89%	0.80%	1.05%
Return on average equity	5.98	8.31	8.07	7.33	9.29
Yield on earning assets	3.88	3.94	4.09	4.39	4.91
Cost to fund earning assets	0.59	0.60	0.71	0.88	1.13
Net interest margin (fully tax equivalent)	3.56	3.48	3.53	3.68	3.97
Non-interest income (excluding gains on
sales or calls of securities and securities
impairment charges) to average assets	0.92	0.92	0.94	1.01	0.88
Non-interest expense to average assets	3.31	2.88	2.92	2.88	2.86
Net non-interest expense to average assets	2.39	1.96	1.98	1.87	1.98

Non-GAAP presentation of comparative net income and performance ratios	2015	2014	2013
Net Income, as reported	$3,058	$4,216	$4,001
Merger and acquisition costs	1,806	-	-
Tax impact of merger and acquisition costs	(495)	-	-
Net income, exclusive of merger and acquisition costs, net of corresponding tax impact	$4,369	$4,216	$4,001
Return on average assets, adjusted	0.89%	0.90%	0.89%
Return on average equity, adjusted	8.54%	8.31%	8.07%
Earnings per share, adjusted	$1.03	$1.01	$0.95

Juniata strives to attain consistently high earnings levels each year by protecting the core (repeatable) earnings base through conservative growth strategies that minimize stockholder and balance-sheet risk, while serving its rural Pennsylvania customer base. This approach has helped achieve solid performances year after year. The Company considers the return on assets (“ROA”) ratio to be a key indicator of its success and constantly scrutinizes the broad categories of the income statement that impact this profitability indicator. Summarized below are the components of net income (in thousands of dollars) and the contribution of each to ROA for 2015 and 2014.

	2015		2014
		% of Average		% of Average
		Assets		Assets
Net interest income	$15,337	3.13%	$14,334	3.05%
Provision for loan losses	(502)	(0.10)	(357)	(0.08)

Customer service fees	1,563	0.32	1,278	0.27
Debit card fee income	866	0.18	847	0.18
BOLI	378	0.08	391	0.08
Trust fees	396	0.08	438	0.09
Commissions from sales of non-deposit products	347	0.07	352	0.07
Income from unconsolidated subsidiary	238	0.05	236	0.05
Insurance-related gains	98	0.02	165	0.04
Security gains	13	0.00	9	0.00
Mortgage banking income	190	0.04	214	0.05
Other noninterest income	416	0.09	404	0.09
Total noninterest income	4,505	0.92	4,334	0.92

Employee expense	(7,911)	(1.62)	(7,320)	(1.56)
Occupancy and equipment	(1,558)	(0.32)	(1,463)	(0.31)
Data processing expense	(1,589)	(0.32)	(1,545)	(0.33)
Director compensation	(192)	(0.04)	(205)	(0.04)
Professional fees	(430)	(0.09)	(396)	(0.08)
Taxes, other than income	(368)	(0.08)	(340)	(0.07)
FDIC insurance premiums	(318)	(0.06)	(310)	(0.07)
(Loss) gain on sales of other real estate owned	14	0.00	(22)	(0.00)
Intangible amortization	(51)	(0.01)	(45)	(0.01)
Merger and acquisition expense	(1,806)	(0.37)	-	0.00
Amortization of investment in partnership	(479)	(0.10)	(479)	(0.10)
Other noninterest expense	(1,511)	(0.31)	(1,445)	(0.31)
Total noninterest expense	(16,199)	(3.31)	(13,570)	(2.88)

Income tax expense	(83)	(0.02)	(525)	(0.11)
Net income	$3,058	0.62%	$4,216	0.90%

Average assets	$489,323		$470,660

Net Interest Income

Net interest income is the amount by which interest income on earning assets exceeds interest expense on interest bearing liabilities. Net interest income is the most significant component of revenue, comprising approximately 77% of total revenues (the total of net interest income and non-interest income, exclusive of security gains) for 2015. Interest spread measures the absolute difference between average rates earned and average rates paid. Because some interest earning assets are tax-exempt, an adjustment is made for analytical purposes to place all assets on a fully tax-equivalent basis. Net interest margin is the percentage of net return on average earning assets on a fully tax-equivalent basis and provides a measure of comparability of a financial institution’s performance.

Both net interest income and net interest margin are impacted by interest rate changes, changes in the relationships between various rates and changes in the composition of the average balance sheet. Additionally, product pricing, product mix and customer preferences dictate the composition of the balance sheet and the resulting net interest income. Table 1 shows average asset and liability balances, average interest rates and interest income and expense for the years 2015, 2014 and 2013. Table 2 further shows changes attributable to the volume and rate components of net interest income.

AVERAGE BALANCE SHEETS AND NET INTEREST INCOME ANALYSIS

(Dollars in thousands)

	Years Ended December 31,
	2015			2014			2013
	Average			Average			Average
	Balance		Yield/	Balance		Yield/	Balance		Yield/
	(1)	Interest	Rate	(1)	Interest	Rate	(1)	Interest	Rate
ASSETS

Interest earning assets:
Loans:
Taxable (5)	$280,920	$13,894	4.95%	$260,613	$13,840	5.31%	$258,116	$14,310	5.54%
Tax-exempt	25,208	751	2.98	20,995	625	2.98	18,621	558	3.00
Total loans (8)	306,128	14,645	4.78	281,608	14,465	5.14	276,737	14,868	5.37
Investment securities:
Taxable	112,459	2,267	2.02	111,649	1,950	1.75	91,972	1,267	1.38
Tax-exempt	28,687	465	1.62	34,203	513	1.50	37,210	583	1.57
Total investment securities	141,146	2,732	1.94	145,852	2,463	1.69	129,182	1,850	1.43

Interest bearing deposits	597	2	0.34	1,368	3	0.23	2,834	16	0.56
Federal funds sold	32	0	0.25	455	1	0.22	-	0	0.00
Total interest earning assets	447,903	17,379	3.88	429,283	16,932	3.94	408,753	16,734	4.09

Non-interest earning assets:
Cash and due from banks	7,417			7,618			8,557
Allowance for loan losses	(2,349)			(2,313)			(2,679)
Premises and equipment	6,506			6,314			6,305
Other assets (7)	29,846			29,758			29,095
Total assets	$489,323			$470,660			$450,031
LIABILITIES AND
STOCKHOLDERS' EQUITY
Interest bearing liabilities:
Demand deposits (2)	$98,618	161	0.16	$97,920	163	0.17	$94,338	160	0.17
Savings deposits	74,268	76	0.10	65,275	65	0.10	59,926	69	0.12
Time deposits	130,843	1,440	1.10	147,745	2,128	1.44	161,677	2,642	1.63
Other, including short and long-term
borrowings, and other
interest bearing liabilities	44,941	365	0.81	27,589	242	0.88	8,848	29	0.33
Total interest bearing liabilities	348,670	2,042	0.59	338,529	2,598	0.77	324,789	2,900	0.89

Non-interest bearing liabilities:
Demand deposits	84,295			77,399			71,006
Other	5,227			4,028			4,665
Stockholders' equity	51,131			50,704			49,571
Total liabilities
and stockholders' equity	$489,323			$470,660			$450,031

Net interest income		$15,337			$14,334			$13,834
Net margin on
interest earning assets (3)			3.42%			3.34%			3.38%
Net interest income and margin -
Tax equivalent basis (4)		$15,964	3.56%		$14,920	3.48%		$14,422	3.53%

Notes:

(1)	Average balances were calculated using a daily average.
(2)	Includes interest-bearing demand and money market accounts.
(3)	Net margin on interest earning assets is net interest income divided by average interest earning assets.
(4)	Interest on obligations of states and municipalities is not subject to federal income tax. In order to make the net yield comparable on a fully taxable basis, a tax equivalent adjustment is applied against the tax-exempt income utilizing a federal tax rate of 34%.

RATE - VOLUME ANALYSIS OF NET INTEREST INCOME

(Dollars in thousands)

	2015 Compared to 2014			2014 Compared to 2013
	Increase (Decrease) Due To (6)			Increase (Decrease) Due To (6)
	Volume	Rate	Total	Volume	Rate	Total
ASSETS

Interest earning assets:
Loans:
Taxable (5)	$1,039	$(985)	$54	$137	$(607)	$(470)
Tax-exempt	126	-	126	71	(4)	67
Total loans (8)	1,165	(985)	180	208	(611)	(403)
Investment securities:
Taxable	14	303	317	303	380	683
Tax-exempt	(87)	39	(48)	(46)	(24)	(70)
Total investment securities	(73)	342	269	257	356	613

Interest bearing deposits	(2)	1	(1)	(6)	(7)	(13)
Federal funds sold	(1)	-	(1)	1	-	1
Total interest earning assets	1,089	(642)	447	460	(262)	198

LIABILITIES AND STOCKHOLDERS' EQUITY
Interest bearing liabilities:
Demand deposits (2)	1	(3)	(2)	6	(3)	3
Savings deposits	9	2	11	6	(10)	(4)
Time deposits	(225)	(463)	(688)	(216)	(298)	(514)
Other, including short-term borrowings, and other interest bearing liabilities	142	(19)	123	119	94	213
Total interest bearing liabilities	(73)	(483)	(556)	(85)	(217)	(302)

Net interest income	$1,162	$(159)	$1,003	$545	$(45)	$500

(5)	Non-accruing loans are included in the above table until they are charged off.
(6)	The change in interest due to rate and volume has been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts of the change in each.
(7)	Includes net unrealized gains (losses) on securities available for sale: $897 in 2015, $(38) in 2014 and $86 in 2013.
(8)	Interest income includes loan fees of $93, $153 and $185, in 2015, 2014 and 2013, respectively.

On average, total loans outstanding in 2015 increased from 2014 by 8.7%, to $306,128,000. Average yields on loans decreased by 36 basis points in 2015 when compared to 2014. As shown in the preceding Rate – Volume Analysis of Net Interest Income Table 2, the decrease in yield reduced interest income on loans by approximately $985,000, while the increase in volume increased interest income by $1,165,000, resulting in an aggregate increase in interest recorded on loans of $180,000. While the prime rate had remained unchanged at 3.25% from December of 2008 through mid-December 2015, most new and refinanced portfolio loans were priced at lower rates than maturing loans during 2015, contributing to the decrease in overall yield. Because the acquisition of FNBPA was consummated on November 30, 2015, the increase in average loans outstanding for 2015 was affected only slightly by the loans acquired in the business combination, increasing average loan balances by approximately $3,822,000. The remaining increase of $24,520,000 was attributable to increased loan demand and participations with other banks.

During 2015, cash flows from maturities, sales and repayments of investment securities were primarily used to fund a portion of the loan growth and to reinvest in the investment portfolio. Additionally, the acquired investment portfolio from the merger, approximately $35.5 million, was immediately sold with proceeds used to fund the cash needs of the merger and reinvest into securities with characteristics consistent with the Company’s investment policy. The portfolio reinvestment was principally focused on government sponsored agency mortgage backed securities with relatively short weighted average lives and similar risk characteristics to government sponsored agency bonds and investments that can be used for pledging requirements. As a result, while average balances of investment securities decreased by $4,706,000, and this volume decrease accounted for a $73,000 decrease in interest income as compared to 2014, the improvement in the overall yield of the investment portfolio between 2014 and 2015 further increased net interest income by $342,000.

In total, yield on earning assets in 2015 was 3.88% as compared to 3.94% in 2014, a decrease of 6 basis points. On a fully tax equivalent basis, yield on earning assets decreased from 4.08% in 2014 to 4.02% in 2015.

Average interest bearing liabilities increased by $10,141,000 in 2015, as compared to 2014. Within the categories of interest bearing liabilities, deposits decreased on average by $7,211,000, and borrowings increased by $17,352,000 on average, in order to fund the increase in earning assets. Deposits assumed in the merger with FNBPA increased interest-bearing liabilities on average by approximately $4,888,000 in 2015, and non-interest bearing deposits by approximately $1,809,000. In total, average interest bearing transaction accounts and savings accounts increased $9,691,000 while average time deposits decreased $16,902,000. This shift away from time deposits continued a trend that has been occurring for several years. Management believes this trend reflects the consumers’ response to historical low interest rates. In 2015, time deposits accounted for 43.1% of total interest-bearing deposits. During 2014 and 2013, time deposits represented 47.5% and 51.2%, respectively, of all interest-bearing deposits. Changes in total interest-bearing liabilities reduced interest expense by $73,000 in 2015 as compared to 2014, while decreases in interest rates further reduced interest expense by $483,000. Non-interest bearing liabilities used to fund earning assets included demand deposits, which increased $6,896,000 on average. The percentage of interest earning assets funded by non-interest bearing liabilities was approximately 22.2% in 2015 versus 21.1% in 2014. The total cost to fund earning assets (computed by dividing the total interest expense by the total average earning assets) in 2015 was 0.46%, as compared to 0.60% in 2014.

Net interest income was $15,337,000 for 2015, an increase of $1,003,000 when compared to 2014. Increases in volumes contributed $1,162,000 toward the improved net interest income, partially offset by a $159,000 reduction of net interest income due to rate changes.

Provision for Loan Losses

Juniata’s provision for loan losses is determined as a result of an analysis of the adequacy level of the allowance for loan losses. In order to closely reflect the potential losses within the current loan portfolio based upon current information known, the Company carries no unallocated allowance. Using the process of analysis described in “Application of Critical Accounting Policies” earlier in this discussion, the Company determined that a provision of $502,000 was appropriate for 2015, an increase of $145,000 when compared to 2014 when the total loan loss provision was $357,000. The higher provision in 2015 primarily resulted from the increase in loan volumes in 2015; in 2015, the provision exceeded net charge-offs by $98,000. The discussion included in the Loans and Allowance for Loan Losses in the section below titled “Financial Condition” explains the information and analysis used to arrive at the provision for 2015.

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

Fee-generated non-interest revenues consist of customer service fees derived from deposit accounts, trust relationships and sales of non-deposit products. In 2015, revenues from these services totaled $2,306,000, representing an increase of $238,000, or 10.5%, from 2014 revenues, primarily due to increases in fees earned from customer deposit services. Total fees from customer deposits increased by $285,000, or 22.3%, due primarily to fees earned from the new deposit product line introduced in 2014. Fees from estate settlements increased by $32,000 in 2015 as compared to 2014, and non-estate fees decreased by $74,000, due to the final settlement of several trust accounts in 2014. Variance in fees from estate settlements occurs because estate settlements occur sporadically and are not necessarily consistent year to year. Non-estate fees are repeatable revenues that generally increase and decrease in relation to movements in interest rates as market values of trust assets under management increase or decrease and as new relationships are established. Commissions from sales of non-deposit products decreased in 2015, in comparison to 2014, by $5,000.

Fees and income derived from the origination, sale and servicing of residential mortgage loans (mortgage banking income) was $190,000 in 2015, a decrease of $24,000, or 11.2%, compared to 2014, as refinancing activity declined. Other non-interest-related fees derived from loan activity decreased by $15,000 when comparing 2015 to 2014. Gains of $98,000 and $165,000 were recorded in 2015 and 2014, respectively, as a result of life insurance claims

The Company owns 39.16% of the stock of Liverpool Community Bank (“LCB”) and accounts for its ownership through the equity method. As such, 39.16% of the income of LCB is recorded by Juniata as non-interest income. As a result of this investment, $238,000 was recorded as income in 2015, compared to $236,000 in 2014. Earnings on bank-owned life insurance and annuities decreased in 2015 by $13,000, or 3.3%, when compared to the previous year, because investment in BOLI was lower and crediting rates were reduced.

As a percentage of average assets, non-interest income (excluding securities gains and losses) was 0.92% in both 2015 and 2014.

Non-interest Expense

Management strives to control non-interest expense where possible in order to achieve maximum operating results.

In 2015, total non-interest expense increased by $2,629,000, or 19.4%, when compared to 2014. The primary driver in the change in non-interest expense was attributable to non-recurring merger and acquisition costs of $1,806,000 recorded in 2015. Exclusive of these costs, non-interest expense increased by $823,000, or 13.4%. Compensation expense for 2015 increased by $219,000 as compared to 2014, due to a number of offsetting factors, including an increase in full-time equivalent employment (due to the addition of personnel from JVB Northern Tier), lower commissions paid for sales of non-deposit products, and lower levels of accruals for employee incentive bonus, pursuant to the Company’s Employee Annual Incentive Plan. Costs of employee benefits was $372,000 higher in 2015 than in 2014. Payroll taxes increased, as a result of higher employee compensation costs, and the cost of providing medical coverage within the Company’s self-funded plan were higher by $275,000. Additionally, costs associated with maintaining the Company’s defined benefit plans increased by $62,000 in 2015 versus 2014 and employer contributions to the defined contribution plan increased by $27,000.

Data processing expense increased by $44,000 in 2015 as compared to 2014, as new electronic delivery services were initiated for the benefit of consumer and business customers. Occupancy and equipment expense increased in the aggregate by $95,000, or 6.5%, due to maintenance and repairs in facilities and equipment. Costs associated with loan documentation and foreclosure activities (included in “other non-interest expense) increased in 2015 as compared to 2014 by $74,000.

Amortization expense associated with the Bank’s investment in a low-income housing project, which first became applicable during the second quarter of 2013, was more than offset by the recording of the benefit of the tax credit from the project in both 2015 and 2014. Amortization was $479,000 in each of the years 2015 and 2014. Amortization is scheduled to continue through 2023 at similar amounts.

Small variances in director compensation, professional fees, net gains and losses on sales of assets, amortization of intangibles and FDIC insurance essentially offset each other.

As a percentage of average assets, non-interest expense was 3.31% in 2015 as compared to 2.88% in 2014. Exclusive of merger and acquisition expenses the ratio was 2.94% in 2015.

Income Taxes

Income tax expense for 2015 amounted to $83,000 versus $525,000 in 2014. Both periods included the effect of a tax credit in the amounts of $570,000 and $575,000, respectively. The tax credit was available to the Company as a result of an equity investment in a low income housing project. The effective tax rate in 2015 was 2.6% versus 11.1% in 2014. See Note 16 of Notes to Consolidated Financial Statements for further information on income taxes.

Net Income

For comparative purposes, the following table sets forth earnings, in thousands of dollars, and selected earnings ratios for the past three years.

As reported	2015	2014	2013
Net Income	$3,058	$4,216	$4,001
Return on average assets	0.62%	0.90%	0.89%
Return on average equity	5.98%	8.31%	8.07%

Outlook for 2016

Despite the 25 basis point increase in mid-December 2015, the national prime rate and the federal funds rate have remained at a historically low levels since 2008. We expect, and are prepared for, the interest rate environment to begin to change more significantly in 2016. And, because experience also tells us that rate movement can occur quickly and significantly, we are managing our interest sensitive assets and liabilities with an understanding of the rate risk involved with rapidly rising rates. We enter 2016 with non-performing loans at the lowest level since 2010 and expect to see further reductions by year-end as problem credits are resolved. Our net interest margin remains a primary component of profitability; however, we continue to focus on opportunities for fee services, and look forward to providing services in the Northern Tier region that were not included in FNBPA’s product line, such as trust and wealth management. We will maintain the conservative lending and investing philosophies and responsible deposit pricing that have resulted in our healthy net interest margin and solid balance sheet and apply those philosophies to our new market in the Northern Tier. We expect that the increased legal lending limit will provide new opportunities for expanding our loan customer base throughout the organization.

Also necessary to our success is the satisfaction level of our customers and employees. In recent years, we have introduced many new avenues of service delivery through technology, and continue to evaluate new technology. In 2015, we replaced our ATM network with new state-of-the art machines, designed with high-level functionality. Also in 2015, we enhanced our consumer mobile banking apps with remote deposit, enabling quick and easy deposit of checks, and will soon offer the same functionality to our small business owners. Consumer mobile banking was further enhanced with Touch ID, giving our customers even faster, more responsive mobile banking experience. We added to our online banking the ease and convenience of consumer loan applications. Lastly, our new Customer Resource Center group was formed and is now our dedicated resource for all manner of customer inquiries.

Increasing our customer base and connection with our customers is a priority. In 2015, we expanded our marketing efforts through various campaigns. We believe that it is imperative that our customers have convenient and easy access to personal financial services that complement their changing lifestyles, whether through electronic or personal delivery. Convenience and mobility remain priorities for a large segment of the population in deciding with whom one will do business, and thus we have made it our priority to provide such convenience.

In recent years, attempts to defraud consumers have continued to grow. For several years we have had mechanisms in place to detect and thwart fraud attempts against our customers before monetary loss. We believe our customers value the service. In 2014, we went beyond fraud detection on singular deposit accounts and now provide the opportunity for full ID protection for families of our depositors. This service accompanies a complete new line-up of accounts, designed to support the lifestyles and needs of our clientele. While over 80% of our consumer account holders are taking advantage of this service, we plan to market more broadly its features and benefits to further increase deposit market share, particularly in our new Northern Tier region.

Additionally, in 2015, our business development plan continued to expand and reward more horizontal integration, extending the opportunities for cross selling across departmental lines. We strive to be the financial services provider of choice to those within our market area.

Management is aware of the challenges facing us in the coming year. We are positioned to reward our stockholders with a good return on their investment in our Company while maintaining strong capital and liquidity levels. The confidence of our stockholders and the trust of our community are vital to our ongoing success.

2014

Financial Performance Overview

Net income for Juniata in 2014 was $4,216,000, representing a 5.4% increase as compared to net income for 2013. Earnings per share on a fully diluted basis increased by 6.3%, from $0.95 in 2013 to $1.01 in 2014. The net interest margin, on a fully tax-equivalent basis, decreased from 3.53% in 2013 to 3.48% in 2014. The ratio of non-interest income (excluding gains on sales of securities) to average assets decreased by 2 basis points, while the ratio of non-interest expense to average assets decreased by 4 basis points to 2.88%.

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

Average interest bearing liabilities increased by $13,740,000 in 2014, as compared to 2013. Within the categories of interest bearing liabilities, deposits decreased on average by $5,001,000, and borrowings increased by $18,741,000 on average, in order to fund the increase in earning assets. During 2014, the most significant change in interest bearing deposits was in time deposit balances, which decreased on average by $13,932,000, while interest-bearing demand and savings accounts increased on average by $8,931,000. This shift continued a trend that has been occurring for several years. Management believes this trend away from time deposits reflects the consumers’ response to historically low interest rates. In 2014, time deposits accounted for 47.5% of total interest-bearing deposits. In 2013 and 2012, time deposits represented 51.2% and 53.4%, respectively, of all interest-bearing deposits. Changes in total interest-bearing liabilities reduced interest expense by $85,000 in 2014 as compared to 2013, while decreases in interest rates further reduced interest expense by $217,000. Non-interest bearing liabilities used to fund earning assets included demand deposits, which increased $6,393,000 on average. The percentage of interest earning assets funded by non-interest bearing liabilities was approximately 21.1% in 2014 versus 20.5% in 2013. The total cost to fund earning assets (computed by dividing the total interest expense by the total average earning assets) in 2014 was 0.60%, as compared to 0.71% in 2013.

Net interest income was $14,334,000 for 2014, an increase of $500,000 when compared to 2013. Increases in volumes contributed $545,000 toward the improved net interest income, partially offset by a $45,000 reduction of net interest income due to rate changes.

Provision for Loan Losses

Management performed an analysis following the process described in “Application of Critical Accounting Policies” earlier in this discussion, and determined that a provision of $357,000 was appropriate for 2014, a decrease of $58,000 when compared to 2013 when the total loan loss provision was $415,000. The lower provision in 2014 primarily resulted from an analysis of the values of collateral securing certain impaired loans, which improved during 2014 with the reduction of impaired loans; in 2014, the provision exceeded net charge-offs by $93,000.

Non-interest Income

In 2014, revenues from fee-generated services (customer service fees derived from deposit accounts, trust relationships and sales of non-deposit products) totaled $2,068,000, representing an increase of $48,000, or 2.4%, from 2013 revenues, primarily due to increases in fees earned from trust services. Total fees for trust services increased by $83,000, or 23.4%, due primarily to fees earned from the final settlement of trust accounts. Fees from estate settlements decreased by $7,000 in 2014 as compared to 2013, and non-estate fees increased by $90,000. Commissions from sales of non-deposit products decreased in 2014, by $23,000, as a result of fewer sales.

Fees and income derived from the origination, sale and servicing of residential mortgage loans (mortgage banking income) was $214,000 in 2014, a decrease of $124,000, or 36.7%, compared to 2013, when more refinancing activity occurred. Other non-interest-related fees derived from loan activity increased by $37,000 when comparing 2014 to 2013. A gain of $165,000 was recorded in 2014 as a result of a life insurance claim. No such activity occurred in 2013.

From the investment in LCB, $236,000 was recorded as income in 2014, compared to $237,000 in 2013. Earnings on bank-owned life insurance and annuities decreased in 2014 by $25,000, or 6.0%, when compared to the previous year, because investment in BOLI was lower and crediting rates were reduced.

As a percentage of average assets, non-interest income (excluding securities gains and losses) was 0.92% in 2014 as compared to 0.94% in 2013.

Non-interest Expense

In 2014, total non-interest expense increased by $424,000, or 3.2%, when compared to 2013. The primary driver in the change in non-interest expense was attributable to the cost of employee compensation. Compensation expense for 2014 increased by $463,000 as compared to 2013, due to a number of factors, including an increase in full-time equivalent employment, higher commissions paid for sales of non-deposit products, and higher levels of accruals for employee incentive bonus, pursuant to the Company’s Employee Annual Incentive Plan. Costs of employee benefits was $171,000 lower in 2014 than in 2013. An increase in payroll taxes, resulting from higher employee compensation costs, was offset by lower medical coverage expenses within the Company’s self-funded plan and lower cost of accounting for the frozen defined benefit plan. On December 31, 2012, the Company froze its defined benefit plan to future service accruals while at the same time significantly enhancing the defined contribution plan employer match for its employees.

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

Income Taxes

Income tax expense for 2014 amounted to $525,000 versus $505,000 in 2013. Both periods included the effect of a tax credit in the amounts of $575,000 and $556,000, respectively. The tax credit was available to the Company as a result of an equity investment in a low income housing project. The effective tax rate in 2014 was 11.1% versus 11.2% in 2013. See Note 16 of Notes to Consolidated Financial Statements for further information on income taxes.

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

Table 3

Changes in Uses and Sources of Funds

(Dollars in thousands)

	2015			2014			2013
	Average	Increase(Decrease)		Average	Increase(Decrease)		Average
	Balance	Amount	%	Balance	Amount	%	Balance
Funding Uses:
Taxable loans	$280,920	$20,307	7.8%	$260,613	$2,497	1.0%	$258,116
Tax-exempt loans	25,208	4,213	20.1	20,995	2,374	12.7	18,621
Taxable securities	112,459	810	0.7	111,649	19,677	21.4	91,972
Tax-exempt securities	28,687	(5,516)	(16.1)	34,203	(3,007)	(8.1)	37,210
Interest bearing deposits	597	(771)	(56.4)	1,368	(1,466)	(51.7)	2,834
Federal funds sold	32	(423)	(93.0)	455	455	-	-
Total interest earning assets	447,903	18,620	4.3	429,283	20,530	5.0	408,753
Investment in:
Unconsolidated subsidiary	4,443	207	4.9	4,236	176	4.3	4,060
Low income housing	3,625	(433)	(10.7)	4,058	69	1.7	3,989
BOLI and annuities	14,960	203	1.4	14,757	141	1.0	14,616
Goodwill and intangible assets	2,422	277	12.9	2,145	(176)	(7.6)	2,321
Other non-interest earning assets	17,422	(1,110)	(6.0)	18,532	(353)	(1.9)	18,885
Unrealized gains (losses) on securities	897	935	(2,460.5)	(38)	(124)	(144.2)	86
Less: Allowance for loan losses	(2,349)	(36)	1.6	(2,313)	366	(13.7)	(2,679)

Total uses	$489,323	$18,663	4.0%	$470,660	$20,629	4.6%	$450,031

Funding Sources:
Interest bearing demand deposits	$98,618	$698	0.7%	$97,920	$3,582	3.8%	$94,338
Savings deposits	74,268	8,993	13.8	65,275	5,349	8.9	59,926
Time deposits under $100,000	105,804	(12,890)	(10.9)	118,694	(10,723)	(8.3)	129,417
Time deposits over $100,000	25,039	(4,012)	(13.8)	29,051	(3,209)	(9.9)	32,260
Repurchase agreements	4,716	451	10.6	4,265	(67)	(1.5)	4,332
Short-term borrowings	16,309	11,306	226.0	5,003	1,804	56.4	3,199
Long-term debt	22,500	5,548	32.7	16,952	16,952	-	-
Other interest bearing liabilities	1,416	47	3.4	1,369	52	3.9	1,317
Total interest bearing liabilities	348,670	10,141	3.0	338,529	13,740	4.2	324,789
Demand deposits	84,295	6,896	8.9	77,399	6,393	9.0	71,006
Other liabilities	5,227	1,199	29.8	4,028	(637)	(13.7)	4,665
Stockholders' equity	51,131	427	0.8	50,704	1,133	2.3	49,571

Total sources	$489,323	$18,663	4.0%	$470,660	$20,629	4.6%	$450,031

Overall, total average assets increased by $18,663,000, or 4.0%, for the year 2015 compared to 2014, following an increase of $20,629,000, or 4.6%, in 2014 over average assets in 2013. The ratio of average earning assets to total average assets was consistent at 91% in each of the last three years, while the ratio of average interest-bearing liabilities to total average assets decreased slightly from 72% in 2013 and 2014 to 71% in 2015. Although Juniata’s investment in its unconsolidated subsidiary, investment in a low income elderly housing project and its bank owned life insurance and annuities are not classified as interest-earning assets, income is derived directly from those assets. These instruments have represented 4.7% and 4.9% of total average assets in 2015 and 2014, respectively. A more detailed discussion of the Company’s earning assets and interest bearing liabilities will follow in the Sections titled “Loans”, “Investments”, “Deposits” and “Market/Interest Rate Risk”.

Loans

Loans outstanding at the end of each year consisted of the following (in thousands):

	December 31,
	2015	2014	2013	2012	2011
Commercial, financial and agricultural	$34,171	$23,738	$26,281	$19,296	$19,417
Real estate - commercial	127,213	90,000	74,471	69,187	60,774
Real estate - construction	26,672	20,713	19,681	18,092	17,508
Real estate - mortgage	164,617	140,676	140,459	153,122	176,548
Obligations of states and political subdivisions	17,524	15,730	12,702	12,769	8,780
Personal	6,846	4,044	4,204	5,034	6,654
Total	$377,043	$294,901	$277,798	$277,500	$289,681

From year-end 2014 to year-end 2015, total loans outstanding increased by $82,142,000, following an increase of $17,103,000 in 2014 when compared to year-end 2013. The following table summarizes how the ending balances (in thousands) changed annually in each of the last three years.

Loans	2015	2014	2013
Beginning balance	$294,901	$277,798	$277,500
Net new loans (repayments)	38,004	17,891	2,359
Loans acquired through merger, net of fair value adjustments	45,372	-	-
Loans charged off	(415)	(275)	(1,431)
Loans transferred to other real estate owned and
other adjustments to carrying value	(819)	(513)	(630)
Net change	82,142	17,103	298

Ending balance	$377,043	$294,901	$277,798

The loan portfolio was comprised of approximately 45% consumer loans and 55% commercial loans (including construction) on December 31, 2015 as compared to 49% consumer loans and 51% commercial loans on December 31, 2014. Management believes that diversification in the loan portfolio is important and performs a loan concentration analysis on a quarterly basis. The highest loan concentration by activity type was commercial real estate loans secured by income-producing property, with debt service on this category of loans being reliant upon the cash flow generated by the property. In the aggregate, loans in this category had outstanding balances of $43,476,000 at December 31, 2015, or 80.1% of the Bank’s capital. Components of this concentration group with balances considered for general reserve purposes are as follows:

	Outstanding Balance	% of Bank Capital
Operators of Non-Residential Buildings	9,223,009	16.99%
Operators of Apartment Buildings	9,869,586	18.18%
Operators of Dwellings other than apts	16,445,365	30.30%
Hotels and Motels	7,937,825	14.62%
Total	43,475,785	80.10%

Given the reserves allocated to this sector over the past several years and the continuing softness in the market, management has assigned an additional concentration risk factor to this group of loans when analyzing the adequacy of the Allowance for Loan Losses. See Note 7 of Notes to Consolidated Financial Statements.

During 2015 and 2014, exclusive of the loans acquired through the acquisition of FNBPA, there was growth in the commercial, commercial real estate and construction lines of business, primarily as a result of participation opportunities with other banks as well as new business development. This growth was offset somewhat by the decrease in loans to states and political subdivisions and residential real estate loans, as the secondary market continued to offer more appealing fixed rates and longer terms to borrowers. Growth was further offset by payments and charge-downs of non-performing loans. Juniata is willing, able and continues to lend to qualifying businesses and individuals and is optimistic about increasing opportunities for loans in the newly acquired JVB Northern Tier region. Management also believes that the economic climate is improving and is resulting in loan growth. Our business model closely aligns lenders and community office managers’ efforts to effectively develop referrals and existing customer relationships. Continued emphasis is placed on responsiveness and personal attention given to customers, which we believe differentiates the Bank from its competition. Nearly all commercial loans are either variable or adjustable rate loans, while non-mortgage consumer loans generally have fixed rates for the duration of the loan.

Juniata strives to offer fair, competitive rates and to provide optimal service in order to attract loan growth. Emphasis will continue to be placed upon attracting the entire customer relationship of our borrowers.

The loan portfolio carries the potential risk of past due, non-performing or, ultimately, charged-off loans. The Bank attempts to manage this risk through credit approval standards and aggressive monitoring and collection efforts. Where prudent, the Bank secures commercial loans with collateral consisting of real and/or tangible personal property. Management further believes that non-performing loans will continue to decline in 2016. The Company maintains a dedicated credit administration division, in response to the need for heightened credit review, both in the loan origination process and in the ongoing risk assessment process. With stringent credit standards in place, Juniata’s lending strategy stresses quality growth, diversified by product. A standardized credit policy is in place throughout the Company, and the credit committee of the Board of Directors reviews and approves all loan requests for amounts that exceed management’s approval levels. The Company makes credit judgments based on a customer’s existing debt obligations, collateral, ability to pay and general economic trends. See Note 3 of Notes to Consolidated Financial Statements.

The allowance for loan losses has been established in order to absorb probable losses on existing loans. A quarterly provision or credit is charged to earnings to maintain the allowance at adequate levels. Charge-offs and recoveries are recorded as adjustments to the allowance. The allowance for loan losses at December 31, 2015 was 0.66% of total loans, net of unearned interest, as compared to 0.81% of total loans, net of unearned interest, at the end of 2014. Loans that Juniata acquired through the combination with FNBPA on November 30, 2015 are recorded at fair value with no carryover of the related allowance for loan losses, thus resulting in a lower allowance as a percentage of total loans. The allowance increased $98,000 when compared to December 31, 2014, as a result of net charge-offs of $404,000 offset by the provision of $502,000. Net charge-offs for 2015 and 2014 were 0.13% and 0.09% of average loans, respectively.

At December 31, 2015, non-performing loans (as defined in Table 4 below), as a percentage of the allowance for loan losses, were 148.9% as compared to 237.2% at December 31, 2014. Non-performing loans were 0.98% of loans as of December 31, 2015, and 1.91% of loans as of December 31, 2014. Management believes that the decreasing levels of nonperforming loans in 2014 and 2015 will continue into 2016. All $3,690,000 of non-performing loans at December 31, 2015 are collateralized with real estate.

Table 4

Non-Performing Loans

	2015	2014	2013	2012	2011
	(In thousands)
Nonaccrual loans	$3,688	$4,880	$5,952	$8,846	$7,947
Accruing loans past due 90 days or more,
exclusive of loans acquired with
credit deterioration	2	400	251	742	2,743
Restructured loans in default and non-accruing	-	366	-	-	-
Total non-performing loans	$3,690	$5,646	$6,203	$9,588	$10,690

Loans on which the accrual of interest has been discontinued are designated as non-accrual loans. Accrual of interest on loans is generally discontinued when the contractual payment of principal or interest has become 90 days past due or reasonable doubt exists as to the full, timely collection of principal or interest. However, it is the Company’s policy to continue to accrue interest on loans over 90 days past due as long as (1) they are guaranteed or well secured and (2) there is an effective means of timely collection in process. When a loan is placed on non-accrual status, all unpaid interest credited to income in the current year is reversed against current period income, and unpaid interest accrued in prior years is charged against the allowance for loan losses. Interest received on nonaccrual loans generally is either applied against principal or reported as interest income, according to management’s judgment as to the collectability of principal. Generally, accruals are resumed on loans only when the obligation is brought fully current with respect to interest and principal, has performed in accordance with the contractual terms for a reasonable period of time and the ultimate collectability of the total contractual principal and interest is no longer in doubt. The Company’s nonaccrual and charge-off policies are the same, regardless of loan type. During 2015, gross interest income that would have been recorded if loans on nonaccrual status had been current was $336,000, of which $74,000 was collected and included in net income.

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

As of December 31, 2015, 40 loans, with aggregate outstanding balances of $4,962,000, were evaluated for impairment. A collateral analysis was performed on each of these 40 loans in order to establish a portion of the reserve needed to carry impaired loans at no higher than fair value. As a result of this analysis, no loans were determined to have insufficient collateral, and no specific reserves were established. Also included as impaired loans are loans in the amount of $1,464,000 that were acquired with credit impairment.

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

A summary of activity in the allowance for loan loss for the last five years (in thousands) is shown below. The area most affected by charge-offs in each of the five years presented was real estate – mortgages, whose balances accounted for approximately 44% of the total loan portfolio at December 31, 2015. In 2015, the Company recorded net charge-offs of $404,000. Due to charge-offs and successful resolution of other troubled debt, non-performing loans decreased by $1,956,000, or 34.6%, at December 31, 2015 compared to December 31, 2014. The increase in the required allowance needed to adequately reserve for loan losses was due to the growth in loans, exclusive of loans acquired. Management’s analysis indicated that an adequate loan loss allowance was $2,478,000 at December 31, 2015.

	Years Ended December 31,
	2015	2014	2013	2012	2011
Balance of allowance - beginning of period	$2,380	$2,287	$3,281	$2,931	$2,824
Loans charged off:
Commercial, financial and agricultural	11	20	4	25	18
Real estate - commercial	66	92	-	-	37
Real estate - construction	24	18	117	193	-
Real estate - mortgage	305	125	1,281	852	205
Personal	9	20	29	1	22
Total charge-offs	415	275	1,431	1,071	282

Recoveries of loans previously charged off:
Commercial, financial and agricultural	7	4	13	8	2
Real estate - commercial	-	5	-	-	-
Real estate - mortgage	1	-	-	-	10
Personal	3	2	9	2	13
Total recoveries	11	11	22	10	25

Net charge-offs	404	264	1,409	1,061	257
Provision for loan losses	502	357	415	1,411	364
Balance of allowance - end of period	$2,478	$2,380	$2,287	$3,281	$2,931

Ratio of net charge-offs during period to
average loans outstanding	0.13%	0.09%	0.51%	0.38%	0.09%

The following tables show how the allowance for loan losses is allocated among the various types of outstanding loans and the percent of loans by type to total loans.

	Allocation of the Allowance for Loan Losses (in thousands)
	December 31,
	2015	2014	2013	2012	2011
Commercial, financial and agricultural	$264	$222	$253	$179	$195
Real estate - commercial	836	665	534	463	455
Real estate - construction	191	155	212	202	442
Real estate - mortgage	1,140	1,300	1,246	2,387	1,771
Obligations of states and political subdivisions	-	-	-	-	-
Personal	47	38	42	50	68
	$2,478	$2,380	$2,287	$3,281	$2,931

	Percent of Loan Type to Total Loans
	2015	2014	2013	2012	2011
Commercial, financial and agricultural	9.1%	8.0%	9.5%	7.0%	6.7%
Real estate - commercial	33.7%	30.5%	26.8%	24.9%	21.0%
Real estate - construction	7.1%	7.0%	7.1%	6.5%	6.0%
Real estate - mortgage	43.7%	47.8%	50.5%	55.2%	61.0%
Obligations of states and political subdivisions	4.6%	5.3%	4.6%	4.6%	3.0%
Personal	1.8%	1.4%	1.5%	1.8%	2.3%
	100.0%	100.0%	100.0%	100.0%	100.0%

Investments

Total investments, defined to include all interest earning assets except loans (i.e. investment securities available for sale (at fair value), federal funds sold, interest bearing deposits, Federal Home Loan Bank stock and other interest-earning assets), totaled $156,259,000 on December 31, 2015, representing an increase of $10,620,000 when compared to year-end 2014. The following table summarizes how the ending balances (in thousands) changed annually in each of the last three years.

	2015	2014	2013
Beginning balance	$145,639	$128,305	$125,047
Purchases of investment securities	68,094	66,451	45,446
Investments acquired through merger	35,458	-	-
Sales, calls and maturities of investment securities	(92,989)	(50,533)	(38,973)
Adjustment in market value of AFS securities	(296)	1,573	(2,325)
Amortization/Accretion	(764)	(634)	(440)
Federal Home Loan Bank stock, net change	704	759	241
Federal funds sold, net change	-	-	-
Interest bearing deposits with others, net change	413	(282)	(691)
Net change	10,620	17,334	3,258

Ending balance	$156,259	$145,639	$128,305

On average, investments decreased by $5,900,000, or 3.4%, during 2015, following an increase of $15,659,000, or 11.9%, during 2014. The decrease in 2015 was experienced as cash flows from maturing bonds and mortgage backed securities were used to fund loan growth. The increase in 2014 resulted from a restructuring of a portion of the investment securities portfolio, funded partly by issuing long-term debt.

The investment area is managed according to internally established guidelines and quality standards. Juniata segregates its investment securities portfolio into two classifications: those held to maturity and those available for sale. Juniata classifies all new marketable investment securities as available for sale, and currently holds no securities in the held to maturity or trading classifications. At December 31, 2015, the market value of the entire securities portfolio was greater than amortized cost by $132,000 as compared to December 31, 2014, when market value was greater than amortized cost by $435,000. The weighted average life of the investment portfolio was 3.7 years on December 31, 2015 versus 2.8 years on December 31, 2014. The weighted average maturity has remained short in order to achieve a desired level of liquidity. Table 5, “Maturity Distribution”, in this Management’s Discussion and Analysis of Financial Condition shows the remaining maturity or earliest possible repricing for investment securities. The following table sets forth the maturities of securities (in thousands) and the weighted average yields of such securities by contractual maturities or call dates. Yields on obligations of states and public subdivisions are presented on a tax-equivalent basis.

	December 31, 2015		December 31, 2014		December 31, 2013
Securities		Weighted		Weighted		Weighted
	Fair	Average	Fair	Average	Fair	Average
Type and maturity	Value	Yield	Value	Yield	Value	Yield
Obligations of U.S. Government
agencies and corporations
Within one year	$1,003	2.13%	$4,566	1.96%	$4,192	0.77%
After one year but within five years	24,264	1.34%	38,723	1.28%	47,578	1.26%
After five years but within ten years	7,465	2.07%	6,812	1.44%	26,508	1.50%
	32,732	1.53%	50,101	1.37%	78,278	1.32%
Obligations of state and political subdivisions
Within one year	5,771	1.97%	9,934	1.71%	8,314	2.36%
After one year but within five years	16,151	2.64%	16,853	2.14%	26,098	1.94%
After five years but within ten years	7,282	3.42%	8,748	3.27%	7,182	3.11%
After ten years	331	1.85%	338	1.83%	338	1.82%
	29,535	2.66%	35,873	2.29%	41,932	2.23%
Mortgage-backed securities
Within one year	-	-	-	-	878	2.86%
After one year but within five years	242	1.35%	537	2.08%	1,003	2.63%
After five years but within ten years	5,059	2.27%	3,417	1.58%	2,588	2.09%
After ten years	82,440	2.16%	51,475	2.13%	-
	87,741	2.16%	55,429	2.10%	4,469	2.36%

Equity securities	2,319		1,500		1,367
	$152,327		$142,903		$126,046

Bank Owned Life Insurance and Annuities

The Company periodically insures the lives of certain bank officers in order to provide split-dollar life insurance benefits to some key officers and to offset the cost of providing post-retirement benefits through non-qualified plans. Some annuities are also owned to provide cash streams that match certain post-retirement liabilities. See Note 9 of Notes to Consolidated Financial Statements. The following table summarizes how the cash surrender values (in thousands) of these instruments changed annually in each of the last three years.

	2015	2014	2013
Beginning balance	$14,807	$14,848	$14,402
BOLI increase in cash surrender value	362	386	426
BOLI receipt of death benefit	(259)	(450)	-
Annuities net (decrease) increase in cash surrender value	(5)	23	20
Net change	98	(41)	446

Ending balance	$14,905	$14,807	$14,848

Investment in Unconsolidated Subsidiary

The Company owns 39.16% of the outstanding common stock of Liverpool Community Bank (LCB), Liverpool, Pennsylvania. This investment is accounted for under the equity method of accounting. The investment was carried at $4,553,000 as of December 31, 2015. The Company increases its investment in LCB for its share of earnings and decreases its investment by any dividends received from LCB. The investment is evaluated quarterly for impairment. A loss in value of the investment which is determined to be other than a temporary decline would be recognized as a loss in the period in which such determination is made. Evidence of a loss in value might include, but would not necessarily be limited to, absence of an ability to recover the carrying amount of the investment or inability of LCB to sustain an earnings capacity which would justify the current carrying value of the investment. The carrying amount at December 31, 2015 represented an increase of $184,000 when compared to December 31, 2014. In connection with this investment, two representatives of Juniata serve on the Board of Directors of LCB.

Goodwill and Intangible Assets

Branch Acquisition

On September 8, 2006, the Company acquired a branch office in Richfield, PA. Goodwill at December 31, 2015 and 2014 was $2,046,000. Core deposit intangible was $29,000 net of amortization of 402,000 at December 31, 2015 and $74,000 net of amortization of $375,000 at December 31, 2014. The core deposit intangible is being amortized over a ten-year period on a straight line basis. Goodwill is not amortized, but is measured annually for impairment. Core deposit intangible amortization expense of $45,000 was recorded in each of the years 2015, 2014 and 2013. Intangible amortization expense projected for the remaining year in 2016 is estimated to be $29,000.

FNBPA Acquisition

On November 30, 2015, the Company completed its acquisition of FNBPA and as a result, recorded goodwill of $3,335,000. In addition, core deposit intangible in the amount of $303,000 was recorded and will be amortized over a ten-year period using a sum of the year’s digits basis. Core deposit intangible amortization expense recorded in 2015 was $4,000 and for the succeeding five years beginning 2016 is estimated to be $55,000, $49,000, $44,000, $38,000 and $33,000 per year, respectively, and $80,000 in total for years after 2020. Other intangible assets were identified and recorded as of November 30, 2015,in the amount of $40,000 and will be amortized on a straight line basis over two years, through November 30, 2017. Expense recognized in 2015 was $2,000, and is projected to be $20,000 and $18,000 for 2016 and 2017, respectively. Core deposit and other intangible assets, net of amortization, was $337,000 as of December 31, 2015.

The Company originates and sells residential mortgage loans into the secondary market, but retains the servicing on the loans. The mortgage servicing rights are valued based on the present value of estimated future cash flows on pools of mortgages stratified by rate and maturity date. The computed value is carried as an intangible asset. As of December 31, 2015, the fair value of mortgage servicing rights was $205,000, compared to $193,000 on December 31, 2014.

Deferred Taxes

The Company accounts for income taxes under the asset/liability method. Deferred tax assets and liabilities are recognized for the future consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, as well as operating loss and tax credit carry-forwards, if applicable. A valuation allowance is established against deferred tax assets when, in the judgment of management, it is more likely than not that such deferred tax assets will not become realizable. Management has determined that there was no need for a valuation allowance for deferred taxes as of December 31, 2015 and 2014. As of December 31, 2015 and 2014, the Company recorded a net deferred tax asset of $1,054,000 and $672,000, respectively, which was carried as a non-interest earning asset. Significant components of the increase of $382,000 included:

1.	Additions to deferred tax assets of $733,000 as a result of the business combination;
2.	A carryforward of $80,000 for a tax credit for low income housing investment;
3.	A decrease of $67,000 in the deferred tax asset relating to defined benefit liabilities;
4.	A decrease of $189,000 in the deferred tax asset relating to loan origination costs and prepaid expense; and
5.	A $122,000 decrease in the deferred tax asset relating to the allowance for loan losses.

The remainder of the difference was due to the various other changes in gross temporary tax differences. See Note 16 of Notes to Consolidated Financial Statements.

Other Non-interest Earning Assets

The following table summarizes the components of the non-interest earning asset category, and how the ending balances (in thousands) changed annually in each of the last three years.

	2015	2014	2013
Beginning balance	$20,879	$23,614	$28,893
Cash and due from banks	3,628	(1,813)	(5,691)
Premises and equipment, net	376	203	(142)
Other real estate owned	385	(49)	(147)
Investment in low income housing	(479)	(143)	194
Other receivables and prepaid expenses, including deferred tax assets	1,097	(933)	507
Net change	5,007	(2,735)	(5,279)

Ending balance	$25,886	$20,879	$23,614

Deposits

At December 31, 2015, total deposits were $457,126,000, an increase of $76,242,000 from total deposits on December 31, 2014. Deposits assumed from the FNBPA acquisition accounted for an increase of $77,392,000. Otherwise, deposits decreased by $1,150,000 at December 31, 2015 as compared to December 31, 2014. From year-end 2013 to year-end 2014, total deposits increased by $1,239,000. The following table summarizes how the ending balances (in thousands) changed annually in each of the last three years.

	2015 Exclusive	FNBPA
	of Acquisition	Acquisition	2015	2014	2013
Beginning balance			$380,884	$379,645	$386,751

Demand deposits	8,709	20,261	28,970	3,086	3,293
Interest bearing demand deposits	(3,114)	21,845	18,731	5,808	(482)
Savings deposits	8,344	19,149	27,493	6,669	4,379
Time deposits, $100,000 and greater	(2,146)	5,277	3,131	(3,290)	(2,012)
Time deposits, other	(12,943)	10,860	(2,083)	(11,034)	(12,284)
Net change	(1,150)	77,392	76,242	1,239	(7,106)

Ending balance			$457,126	$380,884	$379,645

The following table shows (in thousands of dollars) the comparison of average core deposits and average time deposits as a percentage of total deposits for each of the last three years.

	Changes in Deposits
	(Dollars in thousands)

	2015			2014			2013
	Average	Increase(Decrease)		Average	Increase(Decrease)		Average
	Balance	Amount	%	Balance	Amount	%	Balance
Core transaction deposits:
Money market	$33,688	$(3,686)	(9.9)%	$37,374	$(1,546)	(4.0)%	$38,920
Interest bearing demand	64,930	4,384	7.2	60,546	5,128	9.3	55,418
Savings	74,268	8,993	13.8	65,275	5,349	8.9	59,926
Demand	84,295	6,896	8.9	77,399	6,393	9.0	71,006
Total	257,181	16,587	6.9	240,594	15,324	6.8	225,270

Time deposits:
$100,000 and greater	25,039	(4,012)	(13.8)	29,051	(3,209)	(9.9)	32,260
Other	105,804	(12,890)	(10.9)	118,694	(10,723)	(8.3)	129,417
Total	130,843	(16,902)	(11.4)	147,745	(13,932)	(8.6)	161,677

Total deposits	$388,024	$(315)	(0.1)%	$388,339	$1,392	0.4%	$386,947

Average deposits decreased $315,000, or 0.1%, to $388,024,000 in 2015 following an increase in 2014 of $1,392,000, or 0.4%, to $388,339,000. Core transaction accounts increased by 6.9% and 6.8%, respectively, in 2015 and 2014. We believe that, over the past two years, because of the market uncertainties that accompany uncertain economic periods, investors continued to move balances of available funds into safe, FDIC-insured banking institutions and particularly into liquid transaction accounts. In both 2015 and 2014 however, funds invested in time deposits declined. Due to the sustained low-interest rate environment, we believe many investors are seeking higher yields than are available in time deposit products. We continue to provide alternatives to such investors through the sale of our wealth management (non-deposit) products and are seeing investors seeking dividend yields in the stock market as well.

The consumer continues to have a need for transaction accounts, and the Bank is continuing to focus on that need in order to build deposit relationships. Our products are geared toward low-cost convenience and ease for the customer. The Company’s strategy is to aggressively seek to grow customer relationships by staying in touch with customers’changing needs and new methods of connectivity, in an effort to increase deposit (and loan) market share. The Bank offers identity protection services as an option for all consumer demand depositors. We believe this product to be a valuable and essential tool necessary to combat the upsurge in fraud and identity theft. This product is a unique benefit to our customers as there are no other banks in our immediate market that offer a similar service.

The Bank competes in the marketplace with many sources that offer products that directly compete with traditional banking products. In keeping with our desire to provide our customers with a full array of financial services, we supplement the services traditionally offered by our Trust Department by staffing our community offices with wealth management consultants that are licensed and trained to sell variable and fixed rate annuities, mutual funds, stock brokerage services and long-term care insurance. Although the sale of these products can reduce the Bank’s deposit levels, these products offer solutions for our customers that traditional bank products cannot and allow us to more completely service our customer base. Fee income from the sale of non-deposit products (primarily annuities and mutual funds) was $347,000 and $352,000 in 2015 and 2014, respectively, representing approximately 7.7% and 8.1%, respectively, of total non-interest income.

Other Interest Bearing Liabilities

Juniata funds its needs primarily with local deposits and when necessary, relies on external funding sources for additional funding requirements. These funding sources include credit facilities at correspondent banks and the Federal Home Loan Bank of Pittsburgh. Juniata’s average balances for all borrowings increased in 2015 by $17,352,000, following an increase of $18,741,000 in 2014 as compared to 2013. The increase in 2015 was related to the Company’s use of short-term borrowings to fund loan growth. The increase in 2014 was primarily due to the issuance of long-term debt to provide funding for the loan growth and the restructuring of the investment portfolio.

Changes in Borrowings

(Dollars in thousands)

	2015			2014			2013
	Average	Increase(Decrease)		Average	Increase(Decrease)		Average
	Balance	Amount	%	Balance	Amount	%	Balance
Repurchase agreements	$4,716	$451	10.6%	$4,265	$(67)	(1.5)%	$4,332
Short-term borrowings	16,309	11,306	226.0	5,003	1,804	56.4	3,199
Long-term debt	22,500	5,548	32.7	16,952	16,952	-	-
Other interest bearing liabilities	1,416	47	3.4	1,369	52	3.9	1,317
	$44,941	$17,352	62.9%	$27,589	$18,741	211.8%	$8,848

Pension Plan

The Company sponsors two noncontributory pension plans, the JVB Plan and the FNB Plan. The FNB Plan was assumed by the Company as part of the merger with FNBPA and is expected to be merged into the JVB Plan in 2016. Both plans have unfunded liabilities, which together total $2,308,000 as of December 31, 2015. Through the JVB Plan, the Company provides pension benefits to substantially all of its employees that were employed as of December 31, 2007. Benefits are provided based upon an employee’s years of service and compensation through December 31, 2012. Effective December 31, 2012, the JVB Plan was amended to cease future service accruals after that date (frozen). The FNB Plan provides pension benefits to substantially all former FNBPA employees that were employed prior to September 30, 2008 and was partially frozen at the time of the FNBPA merger. Effective December 31, 2015, the FNBPA Plan was amended to cease future service accruals to previously unfrozen participants and is now fully frozen ASC Topic 715 gives guidance on the allowable pension expense that is recognized in any given year. In determining the appropriate amount of pension expense to recognize, management must make subjective assumptions relating to amounts and rates that are inherently uncertain. Please refer to Note 21 of Notes to Consolidated Financial Statements.

Stockholders’ Equity

Total stockholders’ equity increased by $10,106,000 in 2015. Common stock issued to FNBPA stockholders in conjunction with the FNBPA acquisition increased stockholders’ equity by $10,637,000. Offsetting that increase was dividend payments in excess of net income of $629,000. The Company is well-capitalized and had the capacity to maintain the traditional dividend level in 2015 when net income was significantly affected by non-recurring merger and acquisition costs. The remaining change in stockholders’ equity resulted from a number of factors. The other comprehensive income associated with the company’s defined benefit plan, net of tax, caused an increase of $194,000. In 2015, changes in assumptions applied to the actuarial calculation of the projected benefit obligation resulted in the increase. It is the Company’s practice to use the most recently updated mortality tables in the assumptions, which, when applied to the Company’s participant characteristics, resulted in an increase. Additionally, the discount rate assumption used to determine the benefit obligations increased by 25 basis points as of December 31, 2015 compared to December 31, 2014. Substantially offsetting this change was a decrease in fair values of investment securities at year-end 2015 as compared to year-end 2014, reducing equity by $200,000. The following table summarizes how the components of equity (in thousands) changed annually in each of the last three years.

	2015	2014	2013
Beginning balance	$49,856	$49,984	$50,297
Net income	3,058	4,216	4,001
Dividends	(3,687)	(3,690)	(3,707)
Common stock issued to FNBPA stockholders	10,637	-	-
Stock-based compensation	57	47	30
Repurchase of stock, net of re-issuance	47	(163)	(397)
Net change in unrealized security gains	(200)	1,047	(1,551)
Defined benefit retirement plan adjustments, net of tax	194	(1,585)	1,311
Net change	10,106	(128)	(313)

Ending balance	$59,962	$49,856	$49,984

On average, stockholders' equity in 2015 was $51,131,000, an increase of 0.8% from $50,704,000 in 2014. The average in 2013 was $49,571,000. At December 31, 2015, Juniata held no shares of stock in treasury at as compared to 558,385 shares in 2014 at a cost of $10,746,000. The decrease was primarily a result of using treasury shares for issuance to FNBPA shareholders in exchange for FNBPA shares in the merger. (See Note 17 of Notes to Consolidated Financial Statements). Return on average equity decreased to 5.98% in 2015 from 8.31% in 2014. Return on average equity was decreased in 2015 due to significant non-recurring merger and acquisition expenses recorded. See the discussion in 2015 Financial Overview section.

The Company periodically repurchases shares of its common stock under the share repurchase program approved by the Board of Directors. In September of 2008, the Board of Directors authorized the repurchase of an additional 200,000 shares of its common stock through its share repurchase program. The program will remain authorized until all approved shares are repurchased, unless terminated by the Board of Directors. Repurchases have typically been accomplished through open market transactions and have complied with all regulatory restrictions on the timing and amount of such repurchases. Shares repurchased have been added to treasury stock and accounted for at cost. These shares may be reissued for stock option exercises, employee stock purchase plan purchases, to fulfill dividend reinvestment program needs and to supply shares needed for exchange in an acquisition. During 2015, 2014 and 2013, 3,504, 12,322 and 24,918 shares, respectively, were repurchased in conjunction with this program. Remaining shares authorized in the program were 27,649 as of December 31, 2015. On November 30, 2015, 555,555 treasury shares were reissued to former FNBPA shareholders in conjunction with the acquisition of FNBPA.

In each of the years 2015, 2014 and 2013, Juniata declared dividends of $0.88 per common share. (See Note 17 of Notes to Consolidated Financial Statements regarding restrictions on dividends from the Bank to the Company.) The dividend payout ratio was 120.6% and 87.5% in 2015 and 2014, respectively. The dividend payout ratio in 2015 was unusually high due to the impact on net income of non-recurring merger expenses. In January 2016, the Board of Directors declared a dividend of $0.22 per share to stockholders of record on February 16, 2016, payable on March 1, 2016.

Juniata’s book value per share at December 31, 2015 was $12.50, as compared to $11.91 at each of December 31, 2014 and 2013. Juniata’s average equity to assets ratio for 2015, 2014 and 2013 was 10.45%, 10.77% and 11.02%, respectively. Refer also to the Capital Risk section in the Asset / Liability management discussion that follows.

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

Liquidity Risk

Through liquidity risk management, we seek to maintain our ability to readily meet commitments to fund loans, purchase assets and other securities and repay deposits and other liabilities. Liquidity management also includes the ability to manage unplanned changes in funding sources and recognize and address changes in market conditions that affect the quality of liquid assets. Juniata has developed a methodology for assessing its liquidity risk through an analysis of its primary and total liquidity sources. Juniata relies on three main types of liquidity sources: (1) asset liquidity, (2) liability liquidity and (3) off-balance sheet liquidity.

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

Juniata is a member of the Federal Home Loan Bank (FHLB) of Pittsburgh, which provides short-term liquidity and a source for long-term borrowings. The Bank uses this vehicle to satisfy temporary funding needs throughout the year. The Company had short-term borrowings of $30,061,000 on December 31, 2015 and $15,950,000 on December 31, 2014.

The Bank’s maximum borrowing capacity with the Federal Home Loan Bank of Pittsburgh (“FHLB”) was $132,644,000 at December 31, 2015. In order to borrow additional amounts, the FHLB would require the Bank to purchase additional FHLB Stock. The FHLB is a source of both short-term and long-term funding. The Bank must maintain sufficient qualifying collateral to secure all outstanding advances.

Juniata needs to have liquid resources available to fulfill contractual obligations that require future cash payments. The table below summarizes the Company’s significant contractual obligations to third parties (in thousands of dollars), by type, that were fixed and determined at December 31, 2015. Further discussion of the nature of each obligation is included in the referenced note to the consolidated financial statements.

Contractual Obligations

			Payments Due by Period
				One to	Three to	More than
	Note		Less than	Three	Five	Five
	Reference	Total	One Year	Years	Years	Years
Certificates of deposits	13	$141,130	$58,561	$34,739	$36,808	$11,022
Short-term borrowings and
security repurchase agreements	14	35,057	35,057	-	-	-
Long-term debt	14	22,500	7,500	11,250	3,750	-
Operating lease obligations	15	555	138	216	138	63
Other long-term liabilities
3rd party data processor contract	24	1,320	528	792	-	-
Supplemental retirement and
deferred compensation	21	2,911	263	476	380	1,792
		$203,473	$102,047	$47,473	$41,076	$12,877

The schedule of contractual obligations (above) excludes expected defined benefit retirement payments that will be paid from the plan assets, as referenced in Note 21 of Notes to Consolidated Financial Statements.

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

In December 2010, the Basel Committee released its final framework for strengthening international capital and liquidity regulation, officially identified by the Basel Committee as “Basel III”. In July 2013, the FRB approved final rules to implement the Basel III capital framework which revises the risk-based capital requirements applicable to bank holding companies and depository institutions. The new minimum regulatory capital requirements established by the U.S. Basel III Capital Rules became effective for the Company on January 1, 2015, and will be fully phased in on January 1, 2019.

When fully phased in, Basel III requires financial institutions to maintain: (a)  Common Equity Tier 1 (CET1) to risk-weighted assets ratio of at least 4.5%, plus a 2.5% “capital conservation buffer” (which is added to the 4.5% CET1 ratio as that buffer is phased in, effectively resulting in a minimum ratio of CET1 to risk-weighted assets of at least 7.0%); (b) a minimum ratio of tier 1 capital to risk-weighted assets of at least 6.0%, plus the capital conservation buffer (which is added to the 6.0% tier 1 capital ratio as that buffer is phased in, effectively resulting in a minimum tier 1 capital ratio of 8.5% upon full implementation); (c) a minimum ratio of total (that is, tier 1 plus tier 2) capital to risk-weighted assets of at least 8.0%, plus the capital conservation buffer (which is added to the 8.0% total capital ratio as that buffer is phased in, effectively resulting in a minimum total capital ratio of 10.5% upon full implementation); and (d) as a newly adopted international standard, a minimum leverage ratio of 3.0%, calculated as the ratio of tier 1 capital balance sheet exposures plus certain off-balance sheet exposures (computed as the average for each quarter of the month-end ratios for the quarter).

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

As of December 31, 2015, the Company believes its current capital levels would meet the fully phased-in minimum capital requirements, including capital conservation buffer, as prescribed in the U.S. Basel III Capital Rules. See Note 17 of Notes to the Consolidated Financial Statements.

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

Declines and volatility in the values of financial institution stocks have significantly reduced the likelihood of realizing significant gains in the near-term. Although the Company has realized occasional gains from this portfolio in the past, the primary objective of the portfolio is to achieve value appreciation in the long term while earning consistent, attractive after-tax yields from dividends. The carrying value of the financial institutions stocks accounted for 0.4% of the Company’s total assets as of December 31, 2015. Management performs an impairment analysis on the entire investment portfolio, including the financial institutions stocks on a quarterly basis. No “other-than-temporary” impairment was identified or recorded on stocks in 2015, 2014 or 2013; however, there is no assurance that declines in market values of the common stock portfolio in the future will not result in subsequent “other-than-temporary” impairment charges, depending upon facts and circumstances present.

The equity investments in the Corporation’s portfolio had a cost basis of $1,692,000 and a fair value of $2,319,000 at December 31, 2015, resulting in net unrealized gains in this portfolio of $627,000 at December 31, 2015.

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

The primary objective of the Company’s asset-liability management process is to maximize current and future net interest income within acceptable levels of interest rate risk while satisfying liquidity and capital requirements. Management recognizes that a certain amount of interest rate risk is inherent, appropriate and necessary to ensure profitability. A full simulation approach is used to assess earnings and capital at risk from movements in interest rates. First, all rate-sensitive assets and rate-sensitive liabilities are segregated into their respective repricing intervals to determine expected cash flows. Next, a multiplier (BETA) is assigned to rate sensitive instruments to apply management’s repricing behavior. Management reprices differently in rising and declining rates, so different Betas are used to better simulate, especially in regard to deposit pricing. Next, interest income or expense is modeled by determining the impact based on amount of contribution remaining over the following 12 months in the simulation. The model considers three major components of income simulation consisting of (1) determining repricing cash flows, (2) modeling management’s repricing behavior, and (3) accounting for the instruments positions within the 12 month simulation period. The net interest income effect is determined on a static basis (as if no other factors were present). As the table below indicates, based upon rate shock simulations on a static basis, the Company’s balance sheet is relatively rate-neutral as rates decline. The modeled effects for increases and decreases to net interest income over a twelve-month period as a result of this modeling approach are shown in the table below. Juniata’s rate risk policies provide for maximum limits on net interest income that can be at risk for 100 through 400 basis point changes in interest rates, and Juniata is in compliance with those policy limits.

Effect of Interest Rate Risk on Net Interest Income

(Dollars in thousands)

Change in Interest Rates (Basis Points)	Total Change in Net Interest Income

400	$(5,793)
300	(4,345)
200	(825)
100	(387)
0	-
(100)	703
(200)	329
(300)	(160)
(400)	(1,033)

The net interest income at risk position remained within the guidelines established by the Company’s asset/liability policy in each of the above scenarios.

Table 5, presented below, illustrates the maturity distribution of the Company’s interest-sensitive assets and liabilities as of December 31, 2015. Earliest re-pricing opportunities for variable and adjustable rate products and scheduled maturities for fixed rate products have been placed in the appropriate column to compute the cumulative sensitivity ratio (ratio of interest-earning assets to interest-bearing liabilities). Securities with call features are treated as though the call date is the maturity date. Through one year, the cumulative sensitivity ratio is 0.54, indicating a liability-sensitive balance sheet, when measured on a static basis.

Table 5

MATURITY DISTRIBUTION

AS OF DECEMBER 31, 2015

(Dollars in thousands)

Remaining Maturity / Earliest Possible Repricing

		Over One
	Within	Year But	Over
	One	Within Five	Five
	Year	Years	Years	Total
Interest Earning Assets
Interest bearing deposits	$173	$250	$-	$423
Investment securities:
Debt securities - taxable	25,370	9,629	-	34,999
Debt securities - tax-exempt	9,101	16,198	1,969	27,268
Mortgage-backed securities	12,406	37,788	37,547	87,741
Stocks	-	-	2,319	2,319
Loans:
Commercial, financial, and agricultural	16,855	9,451	7,865	34,171
Real estate - construction	11,320	7,633	7,719	26,672
Other loans	88,057	125,232	102,911	316,200

Total Interest Earning Assets	163,282	206,181	160,330	529,793
Interest Bearing Liabilities
Demand deposits	114,406	-	-	114,406
Savings deposits	94,923	-	-	94,923
Certificates of deposit over $100,000	12,497	12,756	5,583	30,836
Time deposits	46,064	58,791	5,439	110,294
Securities sold under agreements to repurchase	4,996	-	-	4,996
Short-term borrowings	30,061	-	-	30,061
Long-term debt	-	22,500	-	22,500
Other interest bearing liabilities	1,471	-	-	1,471

Total Interest Bearing Liabilities	304,418	94,047	11,022	409,487

Gap	$(141,136)	$112,134	$149,308	$120,306

Cumulative Gap	$(141,136)	$(29,002)	$120,306

Cumulative sensitivity ratio	0.54	0.93	1.29

Commercial, financial and agricultural
loans maturing after one year with:
Fixed interest rates		$8,626	$7,648	$16,274
Variable interest rates		10,325	817	11,142
Total		$18,951	$8,465	$27,416

Investment Portfolio Risk

Management considers its investment portfolio risk as the amount of appreciation or depreciation the investment portfolio will sustain when interest rates change. The securities portfolio will decline in value when interest rates rise and increase in value when interest rates decline. Securities with long maturities, excessive optionality (as a result of call features) and unusual indexes tend to produce the most market risk during interest rate movements. Rate shocks of minus 100 and plus 100, 200, 300 and 400 basis points were applied to the securities portfolio to determine how Tier 1 capital would be affected if the securities portfolio had to be liquidated and all gains and losses were recognized. The test revealed that, as of December 31, 2015, the risk-based capital ratio would remain adequate under these scenarios.

Economic Risk

Economic risk is the risk that the long-term or underlying value of the Company will change if interest rates change. Economic value of equity (EVE) represents the change in the value of the balance sheet without regard to business continuity. Generally, banks are exposed to rising interest rates on an economic value of equity basis because of the inherent mismatch between longer duration assets compared to shorter duration liabilities. Rate shocks are applied to all financial assets and liabilities, using parallel and non-parallel rate shifts of 100 to 400 basis points to estimate the change in EVE under the various scenarios. As of December 31, 2015, a non-parallel 200 basis point increase shock in rates produced an estimated 9.8% decline in EVE, indicating a stable value well within Juniata’s policy guidelines.

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

The Company had outstanding loan origination commitments aggregating $42,619,000 and $38,776,000 at December 31, 2015 and 2014, respectively. In addition, the Company had $4,661,000 and $6,245,000 outstanding in unused lines of credit commitments extended to its customers at December 31, 2015 and 2014, respectively.

Letters of credit are instruments issued by the Company that guarantee payment by the Bank to the beneficiary in the event of default by the Company's customer in the non-performance of an obligation or service. Most letters of credit are extended for a one-year period. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Company holds collateral supporting those commitments for which collateral is deemed necessary. The amount of the liability as of December 31, 2015 and 2014 for guarantees under letters of credit issued is not material.

The maximum undiscounted exposure related to these guarantees at December 31, 2015 was $2,586,000, and the approximate value of underlying collateral upon liquidation that would be expected to cover this maximum potential exposure was $5,818,000.

In 2009, the Company executed an agreement to obtain technology outsourcing services through an outside service bureau, and those services began in June 2010. The agreement provides for termination fees if the Company cancels the services prior to the end of the 8-year commitment period. The termination fee would be an amount equal to one hundred percent of the estimated remaining value of the terminated services if terminated in the first contract year, ninety percent of the estimated remaining value of the terminated services if terminated in the second contract year, eighty percent and seventy percent of the remaining value of the terminated services if terminated in the third and fourth contract years, respectively, and sixty percent of the remaining value of the terminated services if terminated in contract years five through eight. Termination fees are estimated to be approximately $729,000 at December 31, 2015. Since the Company does not expect to terminate these services prior to the end of the commitment period, no liability has been recorded at December 31, 2015.

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

Management assessed the effectiveness of the Company’s internal control over financial reporting as of December 31, 2015. In making this assessment, it used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control-Integrated Framework (2013).

General guidance from the SEC staff provides that if a registrant consummates a business combination during its fiscal year and it is not possible to conduct an assessment of the acquired business’s internal control over financial reporting in the period between the consummation date and the date management’s assessment, management may exclude the acquired business from management’s report on internal control over financial reporting. As previously described in this annual report, Juniata and FNBPA consummated their merger on November 30, 2015. In accordance with the SEC staff guidance, our management excluded the former FNBPA, now known as JVB Northern Tier, which represents the acquired business, from management’s report on internal control over financial reporting as of December 31, 2015. JVB Northern Tier constituted approximately 15.5 % of total assets of Juniata as of December 31, 2015 and 1.1 % and 2.0 % of Juniata’s total revenues and net income, respectively, for the year then ended.

Based on our assessment, management concluded that as of December 31, 2015, the Company’s internal control over financial reporting is effective and meets the criteria of the Internal Control-Integrated Framework (2013).

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

Marcie A. Barber, President and Chief Executive Officer

JoAnn N. McMinn, Chief Financial Officer

Report of Independent Registered Public Accounting Firm on Effectiveness of Internal Control over Financial Reporting

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders

Juniata Valley Financial Corp.

Mifflintown, Pennsylvania

We have audited Juniata Valley Financial Corp. and its wholly-owned subsidiary’s, The Juniata Valley Bank, (the “Company”) internal control over financial reporting as of December 31, 2015, based on criteria established in Internal Control – Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying “Item 9A, Report on Management’s Assessment of Internal Control over Financial Reporting.” Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.

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

On November 30, 2015, FNBPA Bancorp, Inc. merged with and into Juniata Valley Financial Corp., with Juniata Valley Financial Corp. being the surviving entity. In connection with the merger, First National Bank of Port Allegany, a wholly owned subsidiary of FNBPA Bancorp, Inc. merged with and into The Juniata Valley Bank, a wholly owned subsidiary of Juniata Valley Financial Corp. with The Juniata Valley Bank being the surviving entity. The former FNBPA Bancorp, Inc., now known as JVB Northern Tier, constituted approximately 15.5 % of total assets of Juniata Valley Financial Corp. as of December 31, 2015 and 1.1 % and 2.0 % of its total revenues and net income, respectively, for the year then ended. As indicated in the accompanying Item 9A, Management’s Report on Internal Control over Financial Reporting, management’s assessment of and conclusion on the effectiveness of internal control over financial reporting did not include the internal controls of JVB Northern Tier due to the timing of the merger. Our audit of internal control over financial reporting of Juniata Valley Financial Corp. also did not include an evaluation of the internal control over financial reporting of JVB Northern Tier.

In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2015, based on the COSO criteria.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated statements of financial condition as of December 31, 2015 and 2014 and the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows of Juniata Valley Financial Corp. and its wholly-owned subsidiary, The Juniata Valley Bank for each of the three years in the period ended December 31, 2015, and our report dated March 15, 2016 expressed an unqualified opinion thereon.

/s/ BDO USA, LLP

Harrisburg, Pennsylvania

March 15, 2016

Report of Independent Registered Public Accounting Firm on Consolidated Financial Statements

Report of Independent Registered Public Accounting Firm

Board of Directors and Stockholders

Juniata Valley Financial Corp.

Mifflintown, Pennsylvania

We have audited the accompanying consolidated statements of financial condition of Juniata Valley Financial Corp., and its wholly-owned subsidiary, The Juniata Valley Bank, (the “Company”) as of December 31, 2015 and 2014 and the related consolidated statements of income, comprehensive income, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2015. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Juniata Valley Financial Corp. and its wholly-owned subsidiary, The Juniata Valley Bank at December 31, 2015 and 2014, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2015, in conformity with accounting principles generally accepted in the United States of America.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of December 31, 2015, based on criteria established in the Internal Control – Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated March 15, 2016, expressed an unqualified opinion.

/s/ BDO USA, LLP

Harrisburg, Pennsylvania

March 15, 2016

Juniata Valley Financial Corp. and Subsidiary

Consolidated Statements of Financial Condition

( in thousands, except share data)

	December 31,	December 31,
	2015	2014
ASSETS
Cash and due from banks	$10,385	$6,757
Interest bearing deposits with banks	73	10
Cash and cash equivalents	10,458	6,767

Interest bearing time deposits with banks	350	-
Securities available for sale	152,327	142,903
Restricted investment in Federal Home Loan Bank (FHLB) stock	3,509	2,726
Investment in unconsolidated subsidiary	4,553	4,369
Residential mortgage loans held for sale	125	-
Student loans held for sale	1,683	-
Total loans	377,043	294,901
Less: Allowance for loan losses	(2,478)	(2,380)
Total loans, net of allowance for loan losses	374,565	292,521
Premises and equipment, net	6,909	6,533
Other real estate owned	617	232
Bank owned life insurance and annuities	14,905	14,807
Investment in low income housing partnership	3,368	3,847
Core deposit and other intangible	366	74
Goodwill	5,381	2,046
Mortgage servicing rights	205	193
Accrued interest receivable and other assets	4,607	3,511
Total assets	$583,928	$480,529

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Deposits:
Non-interest bearing	$106,667	$77,697
Interest bearing	350,459	303,187
Total deposits	457,126	380,884

Securities sold under agreements to repurchase	4,996	4,594
Short-term borrowings	30,061	15,950
Long-term debt	22,500	22,500
Other interest bearing liabilities	1,471	1,412
Accrued interest payable and other liabilities	7,812	5,333
Total liabilities	523,966	430,673
Stockholders' Equity:
Preferred stock, no par value:
Authorized - 500,000 shares, none issued	-	-
Common stock, par value $1.00 per share:
Authorized - 20,000,000 shares
Issued -
4,798,086 shares at December 31, 2015;
4,745,826 shares at December 31, 2014
Outstanding -
4,798,086 shares at December 31, 2015;
4,187,441 shares at December 31, 2014	4,798	4,746
Surplus	18,352	18,409
Retained earnings	39,015	39,644
Accumulated other comprehensive loss	(2,203)	(2,197)
Cost of common stock in Treasury:
558,385 shares at December 31, 2014	-	(10,746)
Total stockholders' equity	59,962	49,856
Total liabilities and stockholders' equity	$583,928	$480,529

See Notes to Consolidated Financial Statements

Juniata Valley Financial Corp. and Subsidiary

Consolidated Statements of Income

(in thousands, except share and per share data)

	Years Ended December 31,
	2015	2014	2013
Interest income:
Loans, including fees	$14,645	$14,465	$14,868
Taxable securities	2,267	1,950	1,267
Tax-exempt securities	465	513	583
Other interest income	2	4	16
Total interest income	17,379	16,932	16,734
Interest expense:
Deposits	1,677	2,356	2,871
Securities sold under agreements to repurchase	5	4	4
Short-term borrowings	63	15	8
Long-term debt	275	207	-
Other interest bearing liabilities	22	16	17
Total interest expense	2,042	2,598	2,900
Net interest income	15,337	14,334	13,834
Provision for loan losses	502	357	415
Net interest income after provision for loan losses	14,835	13,977	13,419
Non-interest income:
Customer service fees	1,563	1,278	1,290
Debit card fee income	866	847	822
Earnings on bank owned life insurance and annuities	378	391	416
Trust fees	396	438	355
Commissions from sales of non-deposit products	347	352	375
Income from unconsolidated subsidiary	238	236	237
Fees derived from loan activity	187	202	165
Mortgage banking income	190	214	338
Gain (loss) on sales and calls of securities	13	9	(2)
Gain from life insurance proceeds	98	165	-
Other non-interest income	229	202	237
Total non-interest income	4,505	4,334	4,233
Non-interest expense:
Employee compensation expense	6,095	5,876	5,413
Employee benefits	1,816	1,444	1,615
Occupancy	1,039	993	971
Equipment	519	470	462
Data processing expense	1,589	1,545	1,450
Director compensation	192	205	223
Professional fees	430	396	388
Taxes, other than income	368	340	483
FDIC Insurance premiums	318	310	331
(Gain) loss on sales of other real estate owned	(14)	22	(39)
Amortization of intangibles	51	45	45
Amortization of investment in low-income housing partnership	479	479	448
Merger and acquisition expense	1,806	-	-
Other non-interest expense	1,511	1,445	1,356
Total non-interest expense	16,199	13,570	13,146
Income before income taxes	3,141	4,741	4,506
Provision for income taxes	83	525	505
Net income	$3,058	$4,216	$4,001
Earnings per share
Basic	$0.72	$1.01	$0.95
Diluted	$0.72	$1.01	$0.95
Cash dividends declared per share	$0.88	$0.88	$0.88
Weighted average basic shares outstanding	4,240,319	4,192,761	4,210,336
Weighted average diluted shares outstanding	4,241,265	4,193,129	4,211,078

See Notes to Consolidated Financial Statements

Juniata Valley Financial Corp. and Subsidiary

Consolidated Statements of Comprehensive Income

(in thousands)

	Year ended December 31, 2015
	Before
	Tax	Tax	Net-of-Tax
	Amount	Effect	Amount
Net income	$3,141	$(83)	$3,058
Other comprehensive income (loss):
Aavailable for sale securities :
Unrealized holding loss arising during the period	(291)	99	(192)
Unrealized holding gains from unconsolidated subsidiary	1	-	1
Less reclassification adjustment for
gains included in net income (1) (3)	(13)	4	(9)
Unrecognized pension net loss (2) (3)	(571)	194	(377)
Unrecognized pension gain due to change in assumptions (2) (3)	623	(212)	411
Amortization of pension net actuarial loss (2) (3)	242	(82)	160
Other comprehensive loss	(9)	3	(6)
Total comprehensive income	$3,132	$(80)	$3,052

	Year ended December 31, 2014
	Before
	Tax	Tax	Net-of-Tax
	Amount	Effect	Amount
Net income	$4,741	$(525)	$4,216
Other comprehensive income (loss):
Aavailable for sale securities :
Unrealized holding gains arising during the period	1,582	(539)	1,043
Unrealized holding gains from unconsolidated subsidiary	10	-	10
Less reclassification adjustment for
gains included in net income (1) (3)	(9)	3	(6)
Unrecognized pension net loss (2) (3)	(144)	49	(95)
Unrecognized pension loss due to change in assumptions (2) (3)	(2,297)	781	(1,516)
Amortization of pension net actuarial loss (2) (3)	40	(14)	26
Other comprehensive loss	(818)	280	(538)
Total comprehensive income	$3,923	$(245)	$3,678

	Year ended December 31, 2013
	Before
	Tax	Tax	Net-of-Tax
	Amount	Effect	Amount
Net income	$4,506	$(505)	$4,001
Other comprehensive income (loss):
Aavailable for sale securities :
Unrealized holding losses arising during the period	(2,325)	791	(1,534)
Unrealized holding losses from unconsolidated subsidiary	(18)	-	(18)
Less reclassification adjustment for
losses included in net income (1) (3)	2	(1)	1
Unrecognized pension net gain (2) (3)	821	(279)	542
Unrecognized pension gain due to change in assumptions (2) (3)	962	(327)	635
Amortization of pension prior service income (2) (3)	(1)	-	(1)
Amortization of pension net actuarial loss (2) (3)	203	(68)	135
Other comprehensive loss	(356)	116	(240)
Total comprehensive income	$4,150	$(389)	$3,761

(1)	Amounts are included in (loss) gain on calls of securities on the Consolidated Statements of Income as a separate element within total non-interest income.
(2)	Amounts are included in the computation of net periodic benefit cost and are included in employee benefits expense on the Consolidated Statements of Income as a separate element within total non-interest expense.
(3)	Income tax amounts are included in the provision for income taxes on the Consolidated Statements of Income.

See Notes to Consolidated Financial Statements

Juniata Valley Financial Corp. and Subsidiary

Consolidated Statements of Stockholders' Equity

(in thousands, except share and per share data)

Years Ended December 31, 2015, 2014 and 2013

	Number				Accumulated
	of				Other		Total
	Shares	Common		Retained	Comprehensive	Treasury	Stockholders'
	Outstanding	Stock	Surplus	Earnings	Loss	Stock	Equity

Balance at January 1, 2013	4,218,361	$4,746	$18,346	$38,824	$(1,419)	$(10,200)	$50,297
Net income				4,001			4,001
Other comprehensive loss					(240)		(240)
Cash dividends at $0.88 per share				(3,707)			(3,707)
Stock-based compensation activity			30				30
Purchase of treasury stock	(24,918)					(445)	(445)
Treasury stock issued for stock purchase plan	2,823		(6)			54	48
Balance at December 31, 2013	4,196,266	4,746	18,370	39,118	(1,659)	(10,591)	49,984
Net income				4,216			4,216
Other comprehensive loss					(538)		(538)
Cash dividends at $0.88 per share				(3,690)			(3,690)
Stock-based compensation activity			47				47
Purchase of treasury stock	(12,322)					(222)	(222)
Treasury stock issued for stock purchase plan	3,497		(8)			67	59
Balance at December 31, 2014	4,187,441	4,746	18,409	39,644	(2,197)	(10,746)	49,856
Net income				3,058			3,058
Other comprehensive loss					(6)		(6)
Cash dividends at $0.88 per share				(3,687)			(3,687)
Stock-based compensation activity			57				57
Purchase of treasury stock	(3,504)					(63)	(63)
Treasury stock issued for stock purchase and stock option plans	6,334		(12)			122	110
Common stock issued to FNBPA stockholders	607,815	52	(102)			10,687	10,637
Balance at December 31, 2015	4,798,086	$4,798	$18,352	$39,015	$(2,203)	$-	$59,962

See Notes to Consolidated Financial Statements

Juniata Valley Financial Corp. and Subsidiary

Consolidated Statements of Cash Flows

(in thousands)

	Years Ended December 31,
	2015	2014	2013
Operating activities:
Net income	$3,058	$4,216	$4,001
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	502	357	415
Depreciation	506	494	497
Net amortization of securities premiums	764	634	440
Net amortization of loan origination costs	68	13	25
Deferred net loan origination (costs) fees	(139)	142	15
Amortization of core deposit intangible	51	45	45
Amortization of investment in low income housing partnership	479	479	448
Net amortization of purchase fair value adjustments	(3)	-	-
Net realized (gain) loss on sales and calls of securities	(13)	(9)	2
Net (gain) loss on sales of other real estate owned	(14)	22	(39)
Earnings on bank owned life insurance and annuities	(378)	(391)	(416)
Deferred income tax (benefit) expense	(66)	194	662
Equity in earnings of unconsolidated subsidiary, net of dividends of $55, $48 and $47	(183)	(188)	(190)
Stock-based compensation expense	57	47	30
Mortgage loans originated for sale	(3,385)	(3,759)	(8,173)
Proceeds from loans sold to others	3,438	3,949	8,442
Gains on sales of loans	(190)	(214)	(338)
Gain from life insurance proceeds	(98)	(165)	-
Decrease (increase) in accrued interest receivable and other assets	292	(41)	930
Increase (decrease) in accrued interest payable and other liabilities	497	83	(997)
Net cash provided by operating activities	5,243	5,908	5,799
Investing activities:
Purchases of:
Securities available for sale	(67,047)	(66,451)	(45,446)
FHLB stock	(704)	(759)	(241)
Premises and equipment	(463)	(697)	(355)
Bank owned life insurance and annuities	(54)	(60)	(68)
Proceeds from:
Sales of securities available for sale	53,213	14,631	-
Maturities of and principal repayments on securities available for sale	39,776	35,911	38,973
Bank owned life insurance and annuities	34	5	8
Life insurance claim	357	615	-
Sale of other real estate owned	644	396	780
Sale of other assets	-	-	18
Net cash received from acquisition of FNBPA	1,244	-	-
Investment in low income housing partnership	-	(336)	(642)
Net decrease in interest bearing time deposits with banks	-	249	598
Net increase in loans	(38,004)	(17,891)	(2,359)
Net cash used in investing activities	(11,004)	(34,387)	(8,734)
Financing activities:
Net increase (decrease) in deposits	(1,421)	1,239	(7,106)
Net increase in short-term borrowings and securities sold under agreements to repurchase	14,513	6,747	8,361
Issuance of long-term debt	-	22,500	-
Cash dividends	(3,687)	(3,690)	(3,707)
Purchase of treasury stock	(63)	(222)	(445)
Treasury stock issued for employee stock plans	110	59	48
Net cash provided by (used in) financing activities	9,452	26,633	(2,849)
Net increase (decrease) in cash and cash equivalents	3,691	(1,846)	(5,784)
Cash and cash equivalents at beginning of year	6,767	8,613	14,397
Cash and cash equivalents at end of year	$10,458	$6,767	$8,613

Supplemental information:
Interest paid	$2,104	$2,584	$2,967
Income taxes paid	100	50	695
Supplemental schedule of noncash investing and financing activities:
Transfer of loans to other real estate owned	$901	$369	$594
Transfer of loans to other assets	-	-	18
Supplemental schedule of assets and liabilities in connection with merger:
Assets acquired:
Interest bearing time deposits with banks	$350	-	-
Securities	35,458	-	-
Loans	47,055	-	-
Property and equipment	419	-	-
Accrued interest receivable	550	-	-
Core deposit and other intangible assets	343	-	-
Deferred income taxes	732	-	-
Other real estate owned	114	-	-
Other assets	31	-	-
	$85,052
Liabilities assumed:
Deposits	$77,665	-	-
Pension liability	1,248	-	-
Accrued interest payable and other liabilities	81	-	-
	$78,994	-	-

See Notes to Consolidated Financial Statements

JUNIATA VALLEY FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2015, 2014 AND 2013

1. Nature Of Operations

Juniata Valley Financial Corp. (“Juniata” or the “Company”) is a bank holding company operating in central Pennsylvania, for the purpose of delivering financial services within its local market. Through its wholly-owned banking subsidiary, The Juniata Valley Bank (the “Bank”), Juniata provides retail and commercial banking and other financial services through 15 branch locations located in Juniata, Mifflin, Perry, McKean, Potter and Huntingdon Counties. Additionally, in Mifflin, Juniata and Centre Counties, the Company maintains three offices for loan production, trust services and wealth management sales. Each of the Company’s lines of business are part of the same reporting segment, whose operating results are regularly reviewed and managed by a centralized executive management group. As a result, the Company has only one reportable segment for financial reporting purposes. The Bank provides a full range of banking services, including on-line and mobile banking, an automatic teller machine network, checking accounts, identity protection products for consumers, savings accounts, money market accounts, fixed rate certificates of deposit, club accounts, secured and unsecured commercial and consumer loans, construction and mortgage loans, safe deposit facilities and credit loans with overdraft checking protection. The Bank also provides a variety of trust services. The Company has a contractual arrangement with a broker-dealer to allow the offering of annuities, mutual funds, stock and bond brokerage services and long-term care insurance to its local market. Most of the Company’s commercial customers are small and mid-sized businesses operating in the Bank’s local service area. The Bank operates under a state bank charter and is subject to regulation by the Pennsylvania Department of Banking and the Federal Deposit Insurance Corporation. Juniata is subject to regulation by the Board of Governors of the Federal Reserve Bank and the Pennsylvania Department of Banking.

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

Use of estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, the determination of other-than-temporary impairment on securities, impairment of goodwill and the value of assets acquired and liabilities assumed in business combinations.

Basis of presentation

Certain amounts previously reported have been reclassified to conform to the consolidated financial statement presentation for 2015. The reclassification had no effect on net income.

Significant group concentrations of credit risk

Most of the Company’s activities are with customers located within the Juniata Valley and the JVB Northern Tier regions. Note 6 discusses the types of securities in which the Company invests. Note 7 discusses the types of lending in which the Company engages.

As of December 31, 2015, credit exposure to operators of dwellings other than apartment buildings represented 31.7% of capital. Otherwise, there were no concentrations of credit to any particular industry equaling more than 25% of total capital. The Bank’s business activities are geographically concentrated in the counties of Juniata, Mifflin, Perry, Huntingdon, Centre, Franklin, McKean, Potter and Snyder, Pennsylvania. The Bank has a diversified loan portfolio; however, a substantial portion of its debtors’ ability to honor their obligations is dependent upon the economy in central Pennsylvania.

Cash and cash equivalents

For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, interest bearing demand deposits with banks and federal funds sold. Generally, federal funds are sold for one-day periods.

Interest bearing time deposits with banks

Interest-bearing time deposits with banks consist of certificates of deposits in other banks with maturities within five years.

Securities

Securities classified as available for sale, which include marketable investment securities, are stated at fair value, with the unrealized gains and losses, net of tax, reported as a component of other comprehensive income (loss). Securities classified as available for sale are those securities that the Company intends to hold for an indefinite period of time but not necessarily to maturity. Any decision to sell a security classified as available for sale would be based on various factors, including significant movement in interest rates, changes in maturity mix of the Company’s assets and liabilities, liquidity needs, regulatory capital considerations and other similar factors. Investment securities that management has the positive intent and ability to hold until maturity regardless of changes in market conditions, liquidity needs or changes in general economic conditions are classified as held to maturity and are stated at cost, adjusted for amortization of premium and accretion of discount computed by the interest method over their contractual lives. Interest and dividends on investment securities available for sale and held to maturity are recognized as income when earned. Premiums and discounts are recognized in interest income using the interest method over the terms of the securities. Gains or losses on the disposition of securities available for sale are based on the net proceeds and the adjusted carrying amount of the securities sold, determined on a specific identification basis. The Company had no securities classified as held to maturity at December 31, 2015 and 2014.

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

Management believes no impairment charge was necessary related to the FHLB restricted stock during 2015, 2014 or 2013.

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

Loan origination fees and costs

Loan origination fees and related direct origination costs for a given loan are deferred and amortized over the life of the loan on a level-yield basis as an adjustment to interest income over the contractual life of the loan. As of December 31, 2015 and 2014, the amount of net unamortized origination fees carried as an adjustment to outstanding loan balances was $152,000 and $234,000, respectively.

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

In addition, regulatory agencies, as an integral part of their examination process, periodically review the Company’s allowance for loan losses and may require the Company to recognize additions to the allowance for loan losses based on their judgments about information available to them at the time of their examination, which may not be currently available to management. Based on management’s comprehensive analysis of the loan portfolio, management believes the level of the allowance for loan losses as of December 31, 2015 was adequate.

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

Acquired Loans

Loans that Juniata acquires through business combinations are recorded at fair value with no carryover of the related allowance for loan losses. Fair value of the loans involves estimating the amount and timing of principal and interest cash flows expected to be collected on the loans and discounting those cash flows at a market rate of interest.

The excess of cash flows expected at acquisition over the estimated fair value is referred to as the accretable discount and is recognized into interest income over the remaining life of the loan. The difference between contractually required payments at acquisition and the cash flows expected to be collected at acquisition is referred to as the nonaccretable discount. The nonaccretable discount includes estimated future credit losses expected to be incurred over the life of the loan. Subsequent decreases to the expected cash flows will require Juniata to evaluate the need for an additional allowance for credit losses. Subsequent improvement in expected cash flows will result in the reversal of a corresponding amount of the nonaccretable discount which Juniata will then reclassify as accretable discount that will be recognized into interest income over the remaining life of the loan.

Acquired loans that met the criteria for impaired or nonaccrual of interest prior to the acquisition may be considered performing upon acquisition, regardless of whether the customer is contractually delinquent if Juniata expects to fully collect the new carrying value (i.e. fair value) of the loans. As such, Juniata may no longer consider the loan to be nonaccrual or nonperforming and may accrue interest on these loans, including the impact of any accretable discount. In addition, charge-offs on such loans would be first applied to the nonaccretable difference portion of the fair value adjustment.

Loans acquired through business combinations that do not meet the specific criteria of ASC 310-30, but for which a discount is attributable at least in part to credit quality, are also accounted for in accordance with this guidance. As a result, related discounts are recognized subsequently through accretion based on the contractual cash flows of the acquired loans.

Loans Held for Sale

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

In a business combination, the Company may acquire loans which it intends to sell. These loans are assigned a fair value by obtaining actual bids on the loans and adjusting for contingencies in the bids. These loans are carried at lower of cost or market value until sold, adjusted periodically if conditions change before the subsequent sale. Adjustments to fair value and gains or losses recognized upon sale are included in gains on sales of loans which is a component of non-interest income.

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

Other real estate owned

Assets acquired in settlement of mortgage loan indebtedness are recorded as other real estate owned (OREO) at fair value less estimated costs to sell, establishing a new cost basis. Costs to maintain the assets and subsequent gains and losses attributable to their disposal are included in other expense as realized. No depreciation or amortization expense is recognized. At December 31, 2015 and 2014, the carrying value of other real estate owned was $617,000 and $232,000, respectively.

Goodwill and intangibles

The Company accounts for its business combinations using the purchase accounting method. Purchase accounting requires the total purchase price to be allocated to the estimated fair values of assets acquired and liabilities assumed, including certain intangible assets that must be recognized. Typically, this allocation results in the purchase price exceeding the fair value of net assets acquired, which is recorded as goodwill. Core deposit intangibles are a measure of the value of checking, money market and savings deposits acquired in business combinations accounted for under the purchase method. Core deposit intangibles and other identified intangibles with finite useful lives are amortized over their estimated useful lives.

Goodwill and other intangible assets are tested for impairment annually or when circumstances arise indicating impairment may have occurred. In determining whether impairment has occurred, management considers a number of factors including, but not limited to, the market value of the Company’s stock, operating results, business plans, economic projections, anticipated future cash flows and current market data. There are inherent uncertainties related to these factors and management’s judgment in applying them to the analysis of impairment. Changes in economic and operating conditions, as well as other factors, could result in impairment in future periods. Any impairment losses arising from such testing would be reported in the Consolidated Statements of Income as a separate line item within operations. There were no impairment losses recognized as a result of periodic impairment testing in each of the three years ended December 31, 2015.

Mortgage servicing rights

The Company originates residential mortgage loans with the intent to sell. These individual loans are normally funded by the buyer immediately. The Company maintains servicing rights on these loans.

Mortgage servicing rights are recognized as an asset upon the sale of a mortgage loan. A portion of the cost of the loan is allocated to the servicing right based upon relative fair value. Servicing rights are intangible assets and are carried at estimated fair value. The carrying amount of mortgage servicing rights was $205,000 and $193,000 at December 31, 2015 and 2014, respectively. Adjustments to fair value are recorded as non-interest income and included in gain on sales of loans in the consolidated statements of income.

The Company retains the servicing rights on certain mortgage loans sold to the FHLB and receives mortgage banking fee income based upon the principal balance outstanding. Total loans serviced for the FHLB were $21,841,000 and $20,960,000 at December 31, 2015 and 2014, respectively. The mortgage loans sold to the FHLB and serviced by the Company are not reflected in the consolidated statements of financial condition.

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

GAAP requires split-dollar life insurance arrangements to have a liability recognized related to the postretirement benefits covered by an endorsement split-dollar life insurance arrangement. The accrued benefit liability was $887,000 and $858,000 as of December 31, 2015 and 2014, respectively. Related expenses for 2015, 2014 and 2013 were $29,000, $66,000 and $54,000, respectively.

Investments in low-income housing partnerships

Juniata has invested as a limited partner in a partnership that provides low-income housing in Lewistown, Pennsylvania. The carrying value of the investment in the limited partnership was $3,368,000 at December 31, 2015 and $3,847,000 at December 31, 2014. The partnership anticipates receiving $569,000 annually in low-income housing tax credits over ten years, which began in 2013. Amortization of the investment using the cost method is scheduled to occur over the same period as tax credits are earned. The maximum exposure to loss is limited to the carrying value of its investment at year-end.

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

Advertising

The Company follows the policy of charging costs of advertising to expense as incurred. Advertising expenses were $222,000, $169,000 and $207,000 in 2015, 2014 and 2013, respectively.

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

Stock-based compensation

The Company sponsors a stock option plan for certain key officers. Compensation expense for stock options granted is measured using the fair value of the award on the grant date and is recognized over the vesting period. The Company recognized $57,000, $47,000 and 30,000 of expense for the years ended December 31, 2015, 2014 and 2013, respectively, for stock-based compensation. The stock-based compensation expense amounts were derived based on the fair value of options using the Black-Scholes option-pricing model. The following weighted average assumptions were used to value options granted in the periods indicated.

	2015	2014	2013
Expected life of options	7.4 years	7 years	7 years
Risk-free interest rate	1.95%	2.14%	1.41%
Expected volatility	21.42%	21.39%	21.57%
Expected dividend yield	4.87%	4.83%	4.91%

Segment reporting

Management does not separately allocate expenses, including the cost of funding loan demand, between the commercial, retail and trust operations of the Company. As such, discrete financial information is not available, and segment reporting would not be meaningful.

Subsequent events

The Company has evaluated events and transactions occurring subsequent to the consolidated statement of financial condition date of December 31, 2015, for items that should potentially be recognized or disclosed in the consolidated financial statements. The evaluation was conducted through the date these consolidated financial statements were issued.

3. Recent Accounting Standards Update (ASU)

Accounting Standards Update 2016-02, Leases

Issued: February 2016

Summary: The new standard establishes a right-of-use (ROU) model that requires a lessee to record a ROU asset and a lease liability on the balance sheet for all leases with terms longer than 12 months. Leases will be classified as either finance or operating, with classification affecting the pattern of expense recognition in the income statement.

Effective Date: The new standard is effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. A modified retrospective transition approach is required for lessees for capital and operating leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements, with certain practical expedients available. The Company is currently evaluating the impact this Update will have on its consolidated financial position and results of operations.

Accounting Standards Update 2016-01, Measurement of Financial Instruments

Issued: January 2016

Summary: The amendments in this Update require all equity investments to be measured at fair value with changes in the fair value recognized through net income (other than those accounted for under equity method of accounting or those that result in consolidation of the investee).  The amendments in this Update also require an entity to present separately in other comprehensive income the portion of the total change in the fair value of a liability resulting from a change in the instrument-specific credit risk when the entity has elected to measure the liability at fair value in accordance with the fair value option for financial instruments. In addition the amendments in this Update eliminate the requirement to disclose the fair value of financial instruments measured at amortized cost for entities that are not public business entities and the requirement to disclose the method(s) and significant assumptions used to estimate the fair value that is required to be disclosed for financial instruments measured at amortized cost on the balance sheet for public business entities.

Effective Date: For public entities, the amendments in the Update are effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years.  The Company is currently evaluating the impact this Update will have on its consolidated financial position and results of operations.

Accounting Standards Update 2015-16, Business Combination (Topic 805): Simplifying the Accounting for Measurement-Period Adjustments)

Issued: September 2015

Summary: ASU 2015-16 requires adjustments to provisional amounts that are identified during the measurement period to be recognized in the reporting period in which the adjustment amounts are determined. This includes any effect on earnings of changes in depreciation, amortization, or other income effects as a result of the change to the provisional amounts, calculated as if the accounting had been completed at the acquisition date. In addition, the amendments in the Update would require an entity to disclose (either on the face of the income statement or in the notes) the nature and amount of measurement-period adjustments recognized in the current period, including separately the amounts in current-period income statement line items that would have been recorded in previous reporting periods if the adjustment to the provisional amounts had been recognized as of the acquisition date.

Effective Date: The amendments are effective for public business entities for fiscal years, and for interim periods within those fiscal years, beginning after December 15, 2015. The Company is currently evaluating the impact of this Update on its consolidated financial statements.

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

Effective Date and Transition:  The Amendments in this Update are effective for public business entities for annual periods and interim periods within those annual periods, beginning after December 15, 2014. The adoption of this Update had no material effect on its consolidated financial condition or results of operations.

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

Effective Date and Transition: Public entities will apply the new standard for annual reports beginning after December 15, 2016, including interim periods therein. Three basic transition methods are available – full retrospective, retrospective with certain practical expedients, and a cumulative effect approach. Under the third alternative, an entity would apply the new revenue standard only to contracts that are incomplete under legacy U.S. GAAP at the date of initial application (e.g. January 1, 2017) and recognize the cumulative effect of the new standard as an adjustment to the opening balance of retained earnings. That is, prior years would not be restated and additional disclosures would be required to enable users of the financial statements to understand the impact of adopting the new standard in the current year compared to prior years that are presented under legacy U.S. GAAP. Early adoption is prohibited under U.S. GAAP. The Company is evaluating the effects this Update will have on the Company’s consolidated financial condition or results of operations.

Accounting Standards Update 2015-14, Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date

Issued: August 2015

Summary: ASU 2015-14 defers the effective date of the new revenue recognition standard by one year. As such, it now takes effect for public entities in fiscal years beginning after December 15, 2017. All other entities have an additional year. However, early adoption is permitted for any entity that chooses to adopt the new standard as of the original effective date. Early adoption is permitted only as of annual reporting periods beginning after December 15, 2016, including interim periods within that year. The Company is evaluating the effects this Update will have on its consolidated financial condition or results of operations.

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

Effective Date and Transition: The ASU is effective for public business entities for annual periods, and interim periods within those annual periods, beginning after December 15, 2014. The adoption of this Update had no material effect on the Company’s consolidated financial condition or results of operations.

4. MERGER

On November 30, 2015, Juniata consummated the merger with FNBPA Bancorp, Inc. (“FNBPA”), a Pennsylvania corporation. FNBPA merged with, and into Juniata, with Juniata continuing as the surviving entity. Simultaneously with the consummation of the foregoing merger, First National Bank of Port Allegany (“FNB”), a national banking association and a wholly-owned subsidiary of FNBPA, merged with and into the Bank.

As part of this transaction, FNBPA shareholders received either 2.7813 shares of Juniata’s common stock or $50.34 in cash in exchange for each share of FNBPA common stock. As a result, Juniata issued 607,815 shares of common stock with an acquisition date fair value of approximately $10,637,000, based on Juniata’s closing stock price of $17.50 on November 30, 2015, and cash of $2,208,000, including cash in lieu of fractional shares. The fair value of total consideration paid was $12,845,000.

The assets and liabilities of FNB and FNBPA were recorded on the consolidated balances sheet at their estimated fair value as of November 30, 2015, and their results of operations have been included in the consolidated income statement since such date.

Included in the purchase price was goodwill and a core deposit intangible of $3,335,000 and $343,000, respectively. The core deposit intangible will be amortized over a ten-year period using a sum of the year’s digits basis. The goodwill will not be amortized, but will be measured annually for impairment or more frequently if circumstances require.

Core deposit intangible amortization expense projected for the succeeding five years beginning 2016 is estimated to be $55,000, $49,000, $44,000, $38,000 and $33,000 per year, respectively, and $80,000 in total for years after 2020.

The allocation of the purchase price is as follows, in thousands of dollars:

Purchase price assigned to FNBPA common shares exchanged for 607,815 Juniata common shares	$10,637
Purchase price assigned to FNBPA common shares exchanged for cash	2,208
Total purchase price	12,845
FNBPA net assets acquired:
Tangible common equity	9,854
Adjustments to reflect assets acquired and liabilities assumed at fair value:
Total fair value adjustments	(523)
Associated deferred income taxes	179
Fair value adjustment to net assets acquired, net of tax	(344)
Total FNBPA net assets acquired	9,510
Goodwill resulting from the merger	$3,335

While Juniata believes that accounting for the merger is complete, ASC 805 allows for adjustments to goodwill for a period of up to one year after the merger date for information that becomes available that reflects circumstances at the merger date. The following table summarizes the estimated fair value of the assets acquired and liabilities assumed, in thousands of dollars.

Total purchase price	$12,845

Net assets acquired
Cash and cash equivalents	3,802
Investment securities	35,458
Loans	47,055
Premises and equipment	419
Accrued interest receivable	550
Core deposit and other intangibles	343
Other real estate owned	114
Other assets	763
Deposits	(77,665)
Accrued interest payable	(13)
Other liabilities	(1,316)
9,510
Goodwill	$3,335

The fair value of the financial assets acquired included loans receivable with a gross amortized cost basis of $47,797,000. The table below illustrates the fair value adjustments made to the amortized cost basis in order to present a fair value of the loans acquired, in thousands of dollars.

Gross amortized cost basis at November 30, 2015	$47,797
Market rate adjustment	(110)
Credit fair value adjustment on pools of homogeneous loans	(73)
Credit fair value adjustment on impaired loans	(559)
Fair value of purchased loans at November 30, 2015	$47,055

The market rate adjustment represents the movement in market interest rates, irrespective of credit adjustments, compared to the stated rates of the acquired loans. The credit adjustment made on pools of homogeneous loans represents the changes in credit quality of the underlying borrowers from the loan inception to the acquisition date. The credit adjustment on impaired loans is derived in accordance with ASC 310-30 and represents the portion of the loan balances that has been deemed uncollectible based on the Company’s expectations of future cash flows for each respective loan. The information about the acquired FNBPA impaired loan portfolio as of November 30, 2015 is as follows, in thousands of dollars.

Contractually required principal and interest at acquisition	$2,488
Contractual cash flows not expected to be collected (nonaccretable discount)	(1,427)
Expected cash flows at acquisition	1,061
Interest component of expected cash flows (accretable discount)	(157)
Fair value of acquired loans	$904

The following table presents unaudited pro forma information, in thousands, as if the merger between Juniata and FNBPA had been completed on January 1, 2014. The pro forma information does not necessarily reflect the results of operations that would have occurred had Juniata merged with FNBPA at the beginning of 2014. Supplemental pro forma earnings for 2015 were adjusted to exclude $1,637,000 of merger related costs (exclusive of the corresponding tax impact) incurred in 2015; the results for 2014 were adjusted to include these charges. The pro forma financial information does not include the impact of possible business model changes, nor does it consider any potential impacts of current market conditions or revenues, expense efficiencies or other factors.

	Years Ended December 31,
	2015	2014
Net interest income after loan loss provision	$17,731	$17,089
Noninterest income	4,841	4,745
Noninterest expense	17,124	18,358
Net income	4,862	3,353
Net income per common share	$1.01	$0.70

The amount of total revenue, consisting of interest income plus noninterest income, as well as the net income specifically related to FNBPA for the period beginning December 1, 2015, included in the consolidated statements of income of Juniata for the year ended December 31, 2015, was $242,000 and $61,000, respectively.

5. Restrictions on Cash and Due From Banks

The Bank is required to maintain cash reserve balances with the Federal Reserve Bank. The total required reserve balances were $340,000 and $276,000 as of December 31, 2015 and 2014, respectively.

6. Securities

The Company’s investment portfolio includes primarily mortgage-backed securities issued by U.S. Government sponsored agencies and backed by residential mortgages (approximately 58%), bonds issued by U.S. Government sponsored agencies (approximately 21%) and municipalities (approximately 19%) as of December 31, 2015. Most of the municipal bonds are general obligation bonds with maturities or pre-refunding dates within 5 years. The remaining 2% of the portfolio includes a group of equity investments in other financial institutions.

The amortized cost and fair value of securities as of December 31, 2015 and 2014, by contractual maturity, are shown below (in thousands). Expected maturities may differ from contractual maturities because the securities may be called or prepaid with or without prepayment penalties.

	December 31, 2015
Securities Available for Sale			Gross	Gross
	Amortized	Fair	Unrealized	Unrealized
Type and maturity	Cost	Value	Gains	Losses
Obligations of U.S. Government agencies and corporations
Within one year	$1,000	$1,003	$3	$-
After one year but within five years	24,489	24,264	19	(244)
After five years but within ten years	7,495	7,465	7	(37)
	32,984	32,732	29	(281)
Obligations of state and political subdivisions
Within one year	5,756	5,771	15	-
After one year but within five years	16,070	16,151	101	(20)
After five years but within ten years	7,204	7,282	78	-
After ten years	330	331	1	-
	29,360	29,535	195	(20)

Mortgage-backed securities	88,159	87,741	213	(631)
Equity securities	1,692	2,319	645	(18)
Total	$152,195	$152,327	$1,082	$(950)

	December 31, 2014
Securities Available for Sale			Gross	Gross
	Amortized	Fair	Unrealized	Unrealized
Type and maturity	Cost	Value	Gains	Losses
Obligations of U.S. Government agencies and corporations
Within one year	$4,510	$4,566	$56	$-
After one year but within five years	39,110	38,723	31	(418)
After five years but within ten years	6,996	6,812	1	(185)
	50,616	50,101	88	(603)
Obligations of state and political subdivisions
Within one year	9,903	9,934	31	-
After one year but within five years	16,822	16,853	78	(47)
After five years but within ten years	8,609	8,748	143	(4)
After ten years	340	338	-	(2)
	35,674	35,873	252	(53)

Mortgage-backed securities	55,123	55,429	367	(61)
Equity securities	1,055	1,500	475	(30)
Total	$142,468	$142,903	$1,182	$(747)

Certain obligations of the U.S. Government and state and political subdivisions are pledged to secure public deposits, securities sold under agreements to repurchase and for other purposes as required or permitted by law. The carrying value of the pledged assets was $45,101,000 and $30,770,000 at December 31, 2015 and 2014, respectively.

In addition to cash received from the scheduled maturities of securities, some investment securities available for sale are sold at current market values during the course of normal operations. Following is a summary of proceeds received from all investment securities transactions and the resulting realized gains and losses (in thousands):

	Years Ended December 31,
	2015	2014	2013
Gross proceeds from sales of securities	$53,213	$14,631	$-
Securities available for sale:
Gross realized gains from sold and called securities	$83	$43	$-
Gross realized losses from sold and called securities	(70)	(34)	(2)

The following table shows gross unrealized losses and fair value, aggregated by category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2014 (in thousands):

	Unrealized Losses at December 31, 2015
	Less Than 12 Months		12 Months or More		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses	Value	Losses
Obligations of U.S. Government agencies and corporations	$10,887	$(102)	$12,814	$(179)	$23,701	$(281)
Obligations of state and political subdivisions	7,469	(13)	692	(7)	8,161	(20)
Mortgage-backed securities	57,454	(631)	-	-	57,454	(631)
Debt securities	75,810	(746)	13,506	(186)	89,316	(932)

Equity securities	62	(3)	75	(15)	137	(18)

Total temporarily impaired securities	$75,872	$(749)	$13,581	$(201)	$89,453	$(950)

At December 31, 2015, 16 U.S. Government and agency securities had unrealized losses that, in the aggregate, did not exceed 1% of amortized cost. Seven of these securities has been in a continuous loss position for 12 months or more.

At December 31, 2015, 21 obligations of state and political subdivision bonds had unrealized losses that, in the aggregate, did not exceed 1% of amortized cost. Two of these securities have been in a continuous loss position for 12 months or more.

At December 31, 2015, 16 mortgage-backed securities had an unrealized loss that did not exceed 1% of amortized cost. None of these securities has been in a continuous loss position for 12 months or more.

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

Equity securities owned by the Company consist of common stock of various financial services providers (“Bank Stocks”) and are evaluated quarterly for evidence of other-than-temporary impairment. There were five equity securities that were in an unrealized loss position on December 31, 2015, and have carried unrealized losses for 12 months or more. Individually, none of these five equity securities have significant unrealized losses. Of the five equity securities that have sustained unrealized losses for more than 12 months, all have increased in fair value during 2015, indicating the possibility of full recovery and therefore are deemed to be temporarily impaired. Additionally, there are six equity securities in an unrealized loss position as of December 31, 2015 that have been in that position for less than 12 months. The unrealized losses present in those securities are insignificant. Management has identified no other-than-temporary impairment as of, or for the years ended, December 31, 2015, 2014 and 2013 in the equity portfolio. Management continues to track the performance of each stock owned to determine if it is prudent to deem any further other-than-temporary impairment charges. The Company has the ability and intent to hold its equity securities until recovery of unrealized losses.

The following table shows gross unrealized losses and fair value, aggregated by category and length of time that individual securities had been in a continuous unrealized loss position, at December 31, 2014 (in thousands):

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

7. Loans and Related Allowance for Loan Losses

The following table presents the classes of the loan portfolio summarized by the aggregate pass rating and the classified ratings of special mention, substandard and doubtful within the Company’s internal risk rating system as of December 31, 2015 and December 31, 2014 (in thousands):

As of December 31, 2015	Pass	Special Mention	Substandard	Doubtful	Total

Commercial, financial and agricultural	$30,814	$1,853	$1,504	$-	$34,171
Real estate - commercial	106,629	16,067	3,274	1,243	127,213
Real estate - construction	16,351	7,024	3,297	-	26,672
Real estate - mortgage	152,161	6,595	4,656	1,205	164,617
Obligations of states and political subdivisions	17,069	455		-	17,524
Personal	6,787	56	3	-	6,846
Total	$329,811	$32,050	$12,734	$2,448	$377,043

As of December 31, 2014	Pass	Special Mention	Substandard	Doubtful	Total

Commercial, financial and agricultural	$17,904	$5,697	$137	$-	$23,738
Real estate - commercial	70,369	15,297	3,037	1,297	90,000
Real estate - construction	12,934	3,486	3,957	336	20,713
Real estate - mortgage	128,898	5,611	4,280	1,887	140,676
Obligations of states and political subdivisions	15,708	22	-	-	15,730
Personal	3,987	57	-	-	4,044
Total	$249,800	$30,170	$11,411	$3,520	$294,901

The Company has certain loans in its portfolio that are considered to be impaired. It is the policy of the Company to recognize income on impaired loans that have been transferred to nonaccrual status on a cash basis, only to the extent that it exceeds principal balance recovery. A collateral analysis is performed on each impaired loan at least quarterly and results are used to determine if a specific reserve is necessary to adjust the carrying value of each individual loan down to the estimated fair value. Generally, specific reserves are carried against impaired loans based upon estimated collateral value until a confirming loss event occurs or until termination of the credit is scheduled through liquidation of the collateral or foreclosure. Consumer mortgage loans secured by residential real estate properties for which formal foreclosure proceedings were in process at December 31, 2015 and December 31, 2014 totaled $382,000 and $384,000, respectively. Charge off will occur when a confirmed loss is identified. Professional appraisals of collateral, discounted for expected selling costs, are used to determine the charge-off amount. The following tables summarize information regarding impaired loans by portfolio class as of December 31, 2015 and December 31, 2014 (in thousands):

	As of December 31, 2015			As of December 31, 2014
Impaired loans	Recorded Investment	Unpaid Principal Balance	Related Allowance	Recorded Investment	Unpaid Principal Balance	Related Allowance
With no related allowance recorded:
Commercial, financial and agricultural	$475	$475	$-	$1	$1	$-
Real estate - commercial	1,851	2,024	-	2,264	2,357	-
Acquired with credit deterioration	834	893	-	-	-	-
Real estate - construction	-	-	-	336	664	-
Real estate - mortgage	2,636	4,127	-	3,056	4,324	-
Acquired with credit deterioration	630	642	-	-	-	-
With an allowance recorded:
Real estate - mortgage	$-	$-	$-	$896	$937	$150
Total:
Commercial, financial and agricultural	$475	$475	$-	$1	$1	$-
Real estate - commercial	1,851	2,024	-	2,264	2,357	-
Acquired with credit deterioration	834	893	-	-	-	-
Real estate - construction	-	-	-	336	664	-
Real estate - mortgage	2,636	4,127	-	3,952	5,261	150
Acquired with credit deterioration	630	642	-	-	-	-
	$6,426	$8,161	$-	$6,553	$8,283	$150

	Year Ended December 31, 2015			Year Ended December 31, 2014			Year Ended December 31, 2013
Impaired loans	Average Recorded Investment	Interest Income Recognized	Cash Basis Interest Income	Average Recorded Investment	Interest Income Recognized	Cash Basis Interest Income	Average Recorded Investment	Interest Income Recognized	Cash Basis Interest Income
With no related allowance recorded:
Commercial, financial and agricultural	$238	$25	$-	$48	$1	$2	$127	$-	$-
Real estate - commercial	2,058	45	27	2,141	62	49	2,345	96	24
Acquired with credit deterioration	417	-	-	-	-	-	-	-	-
Real estate - construction	168	-	-	420	-	-	1,254	2	6
Real estate - mortgage	2,846	27	36	3,205	76	71	1,920	64	24
Acquired with credit deterioration	53	-	-	-	-	-	-	-	-
With an allowance recorded:
Commercial financial and agricultural	$-	$-	$-	$-	$-	$-	$119	$-	$-
Real estate - commercial	-	-	-	119				-	-
Real estate - construction	-	-	-	739	-	-	838	-	-
Real estate - mortgage	448	-	-	631	-	5	1,253	-	7
Total:
Commercial, financial and agricultural	238	25	-	48	$1	$2	$127	$-	$-
Real estate - commercial	2,058	45	27	2,260	62	49	2,464	96	24
Acquired with credit deterioration	417	-	-	-	-	-	-	-	-

The following table presents nonaccrual loans by classes of the loan portfolio as of December 31, 2015 and December 31, 2014 (in thousands):

Nonaccrual loans:	December 31, 2015	December 31, 2014
Real estate - commercial	$1,286	$1,717
Real estate - construction	-	336
Real estate - mortgage	2,402	3,193
Total	$3,688	$5,246

Interest income not recorded based on the original contractual terms of the loans for nonaccrual loans was $239,000, $382,000 and $490,000 in 2015, 2014 and 2013, respectively. The aggregate amount of demand deposits that have been reclassified as loan balances at December 31, 2015 and 2014 were $146,000 and $36,000, respectively.

The performance and credit quality of the loan portfolio is also monitored by analyzing the age of the loans receivable as determined by the length of time a recorded payment is past due. The following table presents the classes of the loan portfolio summarized by the past due status as of December 31, 2015 and December 31, 2014 (in thousands):

As of December 31, 2015	30-59 Days Past Due	60-89 Days Past Due	Greater than 90 Days	Total Past Due	Current	Total Loans	Loans Past Due greater than 90 Days and Accruing

Commercial, financial and agricultural	$92	-	-	$92	$34,079	$34,171	$-
Real estate - commercial
Real estate - commercial	112	124	1,243	1,479	124,900	126,379	-
Acquired with credit deterioration	-	175	443	618	216	834	443
Real estate - construction	-	-	-	-	26,672	26,672	-
Real estate - mortgage
Real estate - mortgage	1,038	761	1,669	3,468	160,519	163,987	-
Acquired with credit deterioration	-	61	119	180	450	630	119
Obligations of states and political subdivisions	-	-	-	-	17,524	17,524	-
Personal	56	48	2	106	6,740	6,846	2
Total	$1,298	$1,169	$3,476	$5,943	$371,100	$377,043	$564

As of December 31, 2014	30-59 Days Past Due	60-89 Days Past Due	Greater than 90 Days	Total Past Due	Current	Total Loans	Loans Past Due greater than 90 Days and Accruing

Commercial, financial and agricultural	$2	$12	$-	$14	$23,724	$23,738	$-
Real estate - commercial	388	61	1,717	2,166	87,834	90,000	-
Real estate - construction	-	104	336	440	20,273	20,713	-
Real estate - mortgage	498	1,326	2,968	4,792	135,884	140,676	400
Obligations of states and political subdivisions	-	-	-	-	15,730	15,730	-
Personal	17	-	-	17	4,027	4,044	-
Total	$905	$1,503	$5,021	$7,429	$287,472	$294,901	$400

The following table summarizes information regarding troubled debt restructurings by loan portfolio class as of and for the years ended December 31, 2015 and 2014, in thousands of dollars.

	Number of Contracts	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment	Recorded Investment
As of December 31, 2015
Accruing troubled debt restructurings:
Real estate - commercial	1	$148	$148	$142
Real estate - mortgage	6	254	282	234
	7	$402	$430	$376

As of December 31, 2014
Accruing troubled debt restructurings:
Real estate - commercial	1	$148	$148	$145
Real estate - mortgage	6	254	282	256

Non-accruing troubled debt restructurings:
Real estate - mortgage	1	364	371	366
	8	$766	$801	$767

The Company’s troubled debt restructurings are also impaired loans, which may result in a specific allocation and subsequent charge-off if appropriate. As of December 31, 2015, there were no specific reserves and no charge-offs relating to the troubled debt restructurings. The amended terms of the restructured loans vary, whereby interest rates have been reduced, principal payments have been reduced or deferred for a period of time and/or maturity dates have been extended.

As of December 31, 2014, one restructured loan with a balance of $366,000 was in default because it was delinquent in excess of 90 days with respect to the terms of the restructuring and was placed in non-accrual. In 2015, the loan was foreclosed upon and the property was sold. There have been no defaults of troubled debt restructurings that took place during 2015, 2014 or 2013 within 12 months of restructure.

There were no loans whose terms have been modified resulting in troubled debt restructurings during 2015. The following table summarizes loans whose terms have been modified, resulting in troubled debt restructurings during 2014, in thousands of dollars.

Year ended December 31, 2014
Accruing troubled debt restructurings:
Real estate - mortgage	3	$92	$92	$87
	3	$92	$92	$87

The following tables summarize loans and the activity in the allowance for loan losses by loan class, segregated into the amount required for loans individually evaluated for impairment and the amount required for loans collectively evaluated for impairment as of and for the years ended December 31, 2015, 2014 and 2013 (in thousands):

Allowance for loan losses:	Commercial, financial and agricultural	Real estate - commercial	Real estate - construction	Real estate - mortgage	Obligations of states and political subdivisions	Personal	Total
Beginning Balance, January 1, 2015	$222	$665	$155	$1,300	$-	$38	$2,380
Charge-offs	(11)	(66)	(24)	(305)	-	(9)	(415)
Recoveries	7	-	-	1	-	3	11
Provisions	46	237	60	144	-	15	502
Ending balance, December 31, 2015	$264	$836	$191	$1,140	$-	$47	$2,478

As of December 31, 2015	Commercial, financial and agricultural	Real estate - commercial	Real estate - construction	Real estate - mortgage	Obligations of states and political subdivisions		Personal	Total
Allowance for loan losses:
Ending balance	$264	$836	$191	$1,140		$-	$47	$2,478
evaluated for impairment
individually	$-	$-	$-	$-		$-	$-	$-
collectively	$264	$836	$191	$1,140		$-	$47	$2,478

Loans:
Ending balance	$34,171	$127,213	$26,672	$164,617		$17,524	$6,846	$377,043
evaluated for impairment
individually	$475	$1,828	$-	$2,532		$-	$-	$4,835
collectively	$33,696	$124,551	$26,672	$161,455		$17,524	$6,846	$370,744
acquired with credit deterioration	$-	834	$-	$630	$		$-	$1,464

Allowance for loan losses:	Commercial, financial and agricultural	Real estate - commercial	Real estate - construction	Real estate - mortgage	Obligations of states and political subdivisions	Personal	Total
Beginning Balance, January 1, 2014	$253	$534	$212	$1,246	$-	$42	$2,287
Charge-offs	(20)	(92)	(18)	(125)	-	(20)	(275)
Recoveries	4	5	-	-	-	2	11
Provisions	(15)	218	(39)	179	-	14	357
Ending balance	$222	$665	$155	$1,300	$-	$38	$2,380

As of December 31, 2014	Commercial, financial and agricultural	Real estate - commercial	Real estate - construction	Real estate - mortgage	Obligations of states and political subdivisions	Personal	Total
Allowance for loan losses:
Ending balance	$222	$665	$155	$1,300	$-	$38	$2,380
evaluated for impairment
individually	$-	$-	$-	$150	$-	$-	$150
collectively	$222	$665	$155	$1,150	$-	$38	$2,230

Loans:
Ending balance	$23,738	$90,000	$20,713	$140,676	$15,730	$4,044	$294,901
evaluated for impairment
individually	$1	$2,264	$336	$3,952	$-	$-	$6,553
collectively	$23,737	$87,736	$20,377	$136,724	$15,730	$4,044	$288,348

Allowance for loan losses:	Commercial, financial and agricultural	Real estate - commercial	Real estate - construction	Real estate - mortgage	Obligations of states and political subdivisions	Personal	Total
Beginning Balance, January 1, 2013	$179	$463	$202	$2,387	$-	$50	$3,281
Charge-offs	(4)	-	(117)	(1,281)	-	(29)	(1,431)
Recoveries	13	-	-	-	-	9	22
Provisions	65	71	127	140	-	12	415
Ending balance	$253	$534	$212	$1,246	$-	$42	$2,287

As of December 31, 2013	Commercial, financial and agricultural	Real estate - commercial	Real estate - construction	Real estate - mortgage	Obligations of states and political subdivisions	Personal	Total
Allowance for loan losses:
Ending balance	$253	$534	$212	$1,246	$-	$42	$2,287
evaluated for impairment
individually	$-	$26	$93	$45	$-	$-	$164
collectively	$253	$508	$119	$1,201	$-	$42	$2,123

Loans:
Ending balance	$26,281	$74,471	$19,681	$140,459	$12,702	$4,204	$277,798
evaluated for impairment
individually	$94	$2,255	$1,982	$3,718	$-	$-	$8,049
collectively	$26,187	$72,216	$17,699	$136,741	$12,702	$4,204	$269,749

8. Pledged Assets

The Bank must maintain sufficient qualifying collateral with the Federal Home Loan Bank (FHLB) in order to secure borrowings. Therefore, a Master Collateral Agreement has been entered into which pledges all mortgage related assets as collateral for future borrowings. Mortgage related assets could include loans or investment securities. As of December 31, 2015, the amount of loans included in qualifying collateral was $184,153,000, for a collateral value of $133,309,000. No investment securities are included in qualifying collateral as of December 31, 2015.

9. Bank Owned Life Insurance and Annuities

The Company holds bank-owned life insurance (BOLI), deferred annuities and payout annuities with a combined cash value of $14,905,000 and $14,807,000 at December 31, 2015 and 2014, respectively. As annuitants retire, the deferred annuities may be converted to payout annuities to create payment streams that match certain post-retirement liabilities. The cash surrender value on the BOLI and annuities increased by $97,000, $411,000 and $446,000 in 2015, 2014 and 2013, respectively, from earnings recorded as non-interest income and from premium payments, net of cash payments received. The contracts are owned by the Bank in various insurance companies. The crediting rate on the policies varies annually based on the insurance companies’ investment portfolio returns in their general fund and market conditions. Changes in cash value of BOLI and annuities in 2015 and 2014 are shown below (in thousands):

	Life Insurance	Deferred Annuities	Payout Annuities	Total
Balance as of January 1, 2014	$14,462	$381	$5	$14,848

Earnings	339	15	-	354
Premiums on existing policies	46	14	-	60
Annuity payments received	-	-	(5)	(5)
Net proceeds from life insurance claim	(450)	-	-	(450)
Balance as of December 31, 2014	14,397	410	-	14,807

Earnings	321	16	-	337
Premiums on existing policies	41	13	-	54
Annuity payments received	-	(34)	-	(34)
Net proceeds from life insurance claim	(259)	-	-	(259)
Balance as of December 31, 2015	$14,500	$405	$-	$14,905

10. Premises And Equipment

Premises and equipment consist of the following (in thousands):

	December 31,
	2015	2014
Land	$1,126	$1,066
Buildings and improvements	9,226	8,828
Furniture, computer software and equipment	4,901	4,690
	15,253	14,584
Less: accumulated depreciation	(8,344)	(8,051)
	$6,909	$6,533

Depreciation expense on premises and equipment charged to operations was $506,000 in 2015, $494,000 in 2014 and $497,000 in 2013.

11. Goodwill and other intangible assets

Branch Acquisition

On September 8, 2006, the Company acquired a branch office in Richfield, PA. Goodwill at December 31, 2015 and 2014 was $2,046,000. Core deposit intangible was $29,000 net of amortization of $402,000 at December 31, 2015 and $74,000 net of amortization of $375,000 at December 31, 2014. The core deposit intangible is being amortized over a ten-year period on a straight line basis. Goodwill is not amortized, but is measured annually for impairment. Core deposit intangible amortization expense of $45,000 was recorded in each of the years 2015, 2014 and 2013. Intangible amortization expense projected for the remaining year in 2016 is estimated to be $29,000.

FNBPA Acquisition

On November 30, 2015, the Company completed its acquisition of FNBPA and, as a result, recorded goodwill of $3,335,000. Core deposit intangible in the amount of $303,000 was recorded and will be amortized over a ten-year period using a sum of the year’s digits basis. Core deposit intangible amortization expense recorded in 2015 was $4,000 and for the succeeding five years beginning 2016 is estimated to be $55,000, $49,000, $44,000, $38,000 and $33,000 per year, respectively, and $80,000 in total for years after 2020. Other intangible assets were identified and recorded as of November 30, 2015,in the amount of $40,000 and will be amortized on a straight line basis over two years, through November 30, 2017. Expense recognized in 2015 was $2,000, and is projected to be $20,000 and $18,000 for 2016 and 2017, respectively. Core deposit and other intangible assets, net of amortization, was $337,000 as of December 31, 2015.

12. Investment in Unconsolidated Subsidiary

On September 1, 2006, the Company invested in Liverpool Community Bank (formerly known as The First National Bank of Liverpool) (“LCB”), Liverpool, Pennsylvania, by purchasing 39.16% of its outstanding common stock. This investment is accounted for under the equity method of accounting. The investment was carried at $4,553,000 and $4,369,000 as of December 31, 2015 and 2014, respectively. The Company increases its investment in LCB for its share of earnings and decreases its investment by any dividends received from LCB. The investment is evaluated quarterly for impairment. A loss in value of the investment which is determined to be other than a temporary decline would be recognized as a loss in the period in which such determination is made. Evidence of a loss in value might include, but would not necessarily be limited to, absence of an ability to recover the carrying amount of the investment or inability of LCB to sustain an earnings capacity which would justify the current carrying value of the investment.

13. Deposits

Deposits consist of the following (in thousands):

	December 31,
	2015	2014
Demand, non-interest bearing	$106,667	$77,697
Interest-bearing demand and money market	114,406	95,675
Savings	94,923	67,430
Time deposits, $250,000 or more	5,222	4,501
Other time deposits	135,908	135,581
	$457,126	$380,884

Aggregate amount of scheduled maturities of time deposits as of December 31, 2015 include the following (in thousands):

	Time Deposits
Maturing in:	$250,000 or more	Other	Total Time Deposits
2016	$962	$57,599	$58,561
2017	252	21,262	21,514
2018	626	12,600	13,226
2019	1,683	16,987	18,670
2020	503	17,634	18,137
Later	1,309	9,713	11,022
	$5,335	$135,795	$141,130

14. Borrowings

Borrowings consist of the following (dollars in thousands):

	December 31, 2015		December 31, 2014		For the year 2015
	Outstanding Balance	Rate	Outstanding Balance	Rate	Average Balance	Weighted Average Rate

Securities sold under agreements to repurchase	$4,996	0.10%	$4,594	0.10%	$4,716	0.10%
Short-term borrowings with Federal Home Loan Bank
Overnight advances	30,061	0.44%	9,700	0.27%	10,693	0.38%
Mid-term repo maturing August 2015			6,250	0.39%	5,616	0.39%
Long-term debt with Federal Home Loan Bank
Mid-term repo maturing April 2016	7,500	0.63%	7,500	0.63%	7,500	0.63%
Mid-term repo maturing March 2017	6,250	1.10%	6,250	1.10%	6,250	1.10%
Fixed rate loan maturing April 2018	5,000	1.60%	5,000	1.60%	5,000	1.60%
Fixed rate loan maturing April 2019	3,750	2.00%	3,750	2.00%	3,750	2.00%
	$57,557	0.71%	$43,044	0.76%	$43,525	0.78%

The maximum balance of short-term borrowings at any month-end during 2015 was $ 35,234,000.

The Bank has repurchase agreements with several of its depositors, under which customers’ funds are invested daily into an interest bearing account. These funds are carried by the Company as short-term debt. It is the Company’s policy to have repurchase agreements collateralized 100% by U.S. Government securities. As of December 31, 2015, the securities that serve as collateral for securities sold under agreements to repurchase had a fair value of $7,964,000. The interest rate paid on these funds is variable and subject to change daily.

The Bank’s maximum borrowing capacity with the Federal Home Loan Bank of Pittsburgh (“FHLB”) is $133,309,000, with a balance of $52,561,000 outstanding as of December 31, 2015. In order to borrow additional amounts, the FHLB would require the Bank to purchase additional FHLB Stock. The FHLB is a source of both short-term and long-term funding. The Bank must maintain sufficient qualifying collateral to secure all outstanding advances. Qualifying collateral is defined by the FHLB and includes outstanding balances of the Company’s real estate loans, excluding loans with certain risk mitigants, including delinquencies and loans made to insiders, borrowers with low credit scores or loans with high loan-to-value ratios.

15. Operating Lease Obligations

The Company has entered into a number of arrangements that are classified as operating leases. The operating leases are for several branch and office locations. The majority of the branch and office location leases are renewable at the Company’s option. Future minimum lease commitments are based on current rental payments. Rental expense charged to operations, including license fees for branch offices, was $127,000, $124,000 and $122,000 in 2015, 2014 and 2013, respectively.

The following is a summary of future minimum rental payments for the next five years required under operating leases that have initial or remaining noncancellable lease terms in excess of one year as of December 31, 2015 (in thousands):

Years ending December 31,
2016	$138
2017	132
2018	84
2019	78
2020	60
2021 and beyond	63
Total minimum payments required	$555

16. Income Taxes

The components of income tax expense for the three years ended December 31 were (in thousands):

	2015	2014	2013
Current tax (benefit) expense	$149	$331	$(157)
Deferred tax expense (benefit)	(66)	194	662
Total tax expense	$83	$525	$505

A reconciliation of the statutory income tax expense computed at 34% to the income tax expense included in the consolidated statements of income follows (dollars in thousands):

	Years Ended December 31,
	2015	2014	2013
Income before income taxes	$3,141	$4,741	$4,506
Statutory tax rate	34.0%	34.0%	34.0%
Federal tax at statutory rate	1,068	1,612	1,532
Tax-exempt interest	(391)	(358)	(354)
Net earnings on BOLI	(99)	(93)	(108)
Gain from life insurance proceeds	(34)	(56)	-
Dividend from unconsolidated subsidiary	(15)	(13)	(13)
Stock-based compensation	20	16	10
Federal tax credits	(570)	(575)	(556)
Merger and acquisition expenses	115	-	-
Other permanent differences	(11)	(8)	(6)
Total tax expense	$83	$525	$505
Effective tax rate	2.6%	11.1%	11.2%

Deductible temporary differences and taxable temporary differences gave rise to a net deferred tax asset for the Company as of December 31, 2015 and 2014. The components giving rise to the net deferred tax asset are detailed below (in thousands):

	December 31,
	2015	2014
Deferred Tax Assets
Allowance for loan losses	$489	$675
Deferred directors' compensation	511	519
Employee and director benefits	534	553
Qualified pension liability	785	457
Unrealized loss from securities impairment	236	239
Investment in low income housing project	96	52
Fair value adjustments to acquired assets and liabilities	493	-
Tax credit carryforward	80	-
Other	104	57
Total deferred tax assets	3,328	2,552

Deferred Tax Liabilities
Depreciation	(288)	(199)
Equity income from unconsolidated subsidiary	(589)	(526)
Loan origination costs	(412)	(348)
Prepaid expense	(284)	(138)
Unrealized gains on securities available for sale	(58)	(148)
Annuity earnings	(73)	(68)
Fair value of mortgage servicing rights	(70)	(66)
Intangible assets	(67)	-
Goodwill	(433)	(387)
Total deferred tax liabilities	(2,274)	(1,880)

Net deferred tax asset included in other assets	$1,054	$672

The Company has concluded that the deferred tax assets are realizable (on a more likely than not basis) through the combination of future reversals of existing taxable temporary differences, certain tax planning strategies and expected future taxable income.

It is the Company’s policy to recognize interest and penalties on unrecognized tax benefits in income tax expense in the Consolidated Statements of Income. No significant income tax uncertainties were identified as a result of the Company’s evaluation of its income tax position. Therefore, the Company recognized no adjustment for unrecognized income tax benefits for the years ended December 31, 2015, 2014 and 2013. The Company is no longer subject to examination by taxing authorities for years before 2012.  Tax years 2012 through the present, with limited exception, remain open to examination.

17. Stockholders’ Equity and Regulatory Matters

The Company is authorized to issue 500,000 shares of preferred stock with no par value. The Board has the ability to fix the voting, dividend, redemption and other rights of the preferred stock, which can be issued in one or more series. No shares of preferred stock have been issued.

The Company has a dividend reinvestment and stock purchase plan. Under this plan, additional shares of Juniata Valley Financial Corp. stock may be purchased at the prevailing market prices with reinvested dividends and voluntary cash payments, within limits. To the extent that shares are not available in the open market, the Company has reserved common stock to be issued under the plan. Any adjustment in capitalization of the Company will result in a proportionate adjustment to the reserved shares for this plan. At December 31, 2015, 141,887 shares were available for issuance under the Dividend Reinvestment Plan.

The Company periodically repurchases shares of its common stock under a share repurchase program approved by the Board of Directors. Repurchases have typically been through open market transactions and have complied with all regulatory restrictions on the timing and amount of such repurchases. Shares repurchased have been added to treasury stock and accounted for at cost. These shares may be reissued for stock option exercises, employee stock purchase plan purchases, to fulfill dividend reinvestment program needs and to supply shares needed for exchange in an acquisition. During 2015, 2014 and 2013, 3,504, 12,322 and 24,918 shares, respectively, were repurchased in conjunction with this program. Remaining shares authorized in the program were 27,649 as of December 31, 2015. On November 30, 2015, 555,555 treasury shares were reissued to former FNBPA shareholders in conjunction with the acquisition of FNBPA.

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

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to each maintain minimum amounts and ratios. The requirements were revised and became effective on a phased-in basis beginning January 1, 2015 and include the establishment of a new Common Equity Tier I level. Juniata’s and the Bank’s Total, Tier I and Common Equity Tier I capital (as defined in the regulations) to risk-weighted assets (as defined in the regulations), and Tier I capital (as defined in the regulations) to average assets (as defined in the regulations) are set forth in the table below. The new risk-based capital rules require that banks and holding companies maintain a “capital conservation buffer” of 250 basis points in excess of the “minimum capital ratio”. The minimum capital ratio is equal to the prompt corrective action adequately capitalized threshold ratio. The capital conservation buffer will be phased in over four years beginning on January 1, 2016, with a maximum buffer of 0.625% of risk weighted assets for 2016, 1.25% for 2017, 1.875% fir 2018 and 2.5% for 2019 and thereafter. Failure to maintain the required capital conservation buffer will result in limitations on capital distributions and on discretionary bonuses to executive officers. Management believes, as of December 31, 2015 and 2014, that the Company and the Bank met all capital adequacy requirements to which they were subject.

As of December 31, 2015, the most recent notification from the regulatory banking agencies categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as “well capitalized”, the Bank must maintain minimum Total risk-based, Tier I risk-based, Common Equity Tier I risk-based and Tier I leverage ratios as set forth in the table. To the knowledge of management, there are no conditions or events since these notifications that have changed the Bank’s category.

The table below provides a comparison of the Company’s and the Bank’s risk-based capital ratios and leverage ratios to the minimum regulatory requirements as of the dates indicated (dollars in thousands).

Juniata Valley Financial Corp. (Consolidated)			Minimum Requirement
			For Capital
	Actual		Adequacy Purposes
	Amount	Ratio	Amount	Ratio
As of December 31, 2015:
Total Capital	$57,098	15.03%	$30,385	8.00%
(to Risk Weighted Assets)
Tier 1 Capital	54,338	14.31%	22,789	6.00%
(to Risk Weighted Assets)
Common Equity Tier 1 Capital	54,338	14.31%	17,092	4.50%
(to Risk Weighted Assets)
Tier 1 Capital	54,338	11.23%	19,352	4.00%
(to Average Assets) Leverage

As of December 31, 2014:
Total Capital	$52,492	17.12%	$24,531	8.00%
(to Risk Weighted Assets)
Tier 1 Capital	49,912	16.28%	12,265	4.00%
(to Risk Weighted Assets)
Tier 1 Capital	49,912	10.65%	18,741	4.00%
(to Average Assets) Leverage

					Minimum Regulatory
					Requirements to be
The Juniata Valley Bank			Minimum Requirement		“Well Capitalized”
			For Capital		under Prompt
	Actual		Adequacy Purposes		Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2015:
Total Capital	$51,491	14.11%	$29,186	8.00%	$36,482	10.00%
(to Risk Weighted Assets)
Tier 1 Capital	48,861	13.39%	14,593	4.00%	29,186	8.00%
(to Risk Weighted Assets)
Common Equity Tier 1 Capital	48,861	13.39%	16,417	4.50%	23,713	6.50%
(to Risk Weighted Assets)
Tier 1 Capital	48,861	10.21%	19,146	4.00%	23,932	5.00%
(to Average Assets) Leverage

As of December 31, 2014:
Total Capital	$47,145	15.59%	$24,186	8.00%	$30,233	10.00%
(to Risk Weighted Assets)
Tier 1 Capital	44,688	14.78%	12,093	4.00%	18,140	6.00%
(to Risk Weighted Assets)
Tier 1 Capital	44,688	9.42%	18,969	4.00%	23,711	5.00%
(to Average Assets) Leverage

Certain regulatory restrictions exist regarding the ability of the Bank to transfer funds to the Company in the form of cash dividends, loans or advances. At December 31, 2015, $33,862,000 of undistributed earnings of the Bank, included in the consolidated stockholders’ equity, was available for distribution to the Company as dividends without prior regulatory approval, subject to the regulatory capital requirements above.

18. Calculation Of Earnings Per Share

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

	Years Ended December 31,
	2015	2014	2013
	(Amounts, except earnings per share, in thousands)

Net income	$3,058	$4,216	$4,001

Weighted-average common shares outstanding	4,240	4,193	4,210

Basic earnings per share	$0.72	$1.01	$0.95

Weighted-average common shares outstanding	4,240	4,193	4,210

Common stock equivalents due to effect of stock options	1	-	1

Total weighted-average common shares and equivalents	$4,241	$4,193	$4,211

Diluted earnings per share	$0.72	$1.01	$0.95

Anti-dilutive stock options outstanding	103	100	78

19. Accumulated other Comprehensive loss

Components of accumulated other comprehensive loss, net of tax as of December 31 of each of the last three years consist of the following (in thousands):

	12/31/2015	12/31/2014	12/31/2013
Unrealized gains (losses) on available for sale securities	$96	$296	$(751)
Unrecognized expense for defined benefit pension	(2,299)	(2,493)	(908)
Accumulated other comprehensive loss	$(2,203)	$(2,197)	$(1,659)

20. Fair Value Measurement

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

Securities Available for Sale. Debt securities classified as available for sale are reported at fair value utilizing Level 2 inputs. For these securities, the Company obtains fair value measurement from an independent pricing service. The fair value measurements consider observable data that may include dealer quotes, market spreads, cash flows, the U.S. Treasury yield curve, live trading levels, trade execution data, market consensus prepayment speeds, credit information and the debt securities’ terms and conditions, among other things. Equity securities classified as available for sale are reported at fair value using Level 1 inputs.

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

The following table summarizes financial assets and financial liabilities measured at fair value as of December 31, 2015 and December 31, 2014, segregated by the level of the valuation inputs within the fair value hierarchy utilized to measure fair value (in thousands). There were no transfers of assets between fair value Level 1 and Level 2 during the years ended December 31, 2015 or 2014.

		(Level 1)	(Level 2)	(Level 3)
		Quoted Prices in	Significant	Significant
		Active Markets	Other	Other
	December 31,	for Identical	Observable	Unobservable
	2015	Assets	Inputs	Inputs
Measured at fair value on a recurring basis:
Debt securities available-for-sale:
Obligations of U.S. Government agencies and corporations	$32,732	$-	$32,732	$-
Obligations of state and political subdivisions	29,535	-	29,535	-
Mortgage-backed securities	87,741	-	87,741	-
Equity securities available-for-sale	2,319	2,319	-	-

Measured at fair value on a non-recurring basis:
Impaired loans	2,232	-	-	2,232
Other real estate owned	150	-	-	150
Mortgage servicing rights	205	-	-	205

		(Level 1)	(Level 2)	(Level 3)
		Quoted Prices in	Significant	Significant
		Active Markets	Other	Other
	December 31,	for Identical	Observable	Unobservable
	2014	Assets	Inputs	Inputs
Measured at fair value on a recurring basis:
Debt securities available-for-sale:
Obligations of U.S. Government agencies and corporations	$50,101	$-	$50,101	$-
Obligations of state and political subdivisions	35,873	-	35,873	-
Mortgage-backed securities	55,429	-	55,429	-
Equity securities available-for-sale	1,500	1,500	-	-

Measured at fair value on a non-recurring basis:
Impaired loans	3,370	-	-	3,370
Mortgage servicing rights	193	-	-	193

The following table presents additional quantitative information about assets measured at fair value on a nonrecurring basis and for which Level 3 inputs have been used to determine fair value:

December 31, 2015	Fair Value Estimate	Valuation Technique	Unobservable Input	Range	Weighted Average

Impaired loans	$2,232	Appraisal of collateral (1)	Appraisal and liquidation adjustments (2)	(7)% - (37)%	(16.1)%
Other real estate owned	150	Appraisal of collateral (1)	Appraisal and liquidation adjustments (2)	32%	32%
Mortgage servicing rights	205	Multiple of annual servicing fee	Estimated pre-payment speed, based on rate and term	300% - 400%	364%

December 31, 2014	Fair Value Estimate	Valuation Technique	Unobservable Input	Range	Weighted Average

Impaired loans	$3,370	Appraisal of collateral (1)	Appraisal and liquidation adjustments (2)	(7)% - (15)%	(11.2)%
Mortgage servicing rights	193	Multiple of annual servicing fee	Estimated pre-payment speed, based on rate and term	300% - 400%	360%

(1)	Fair value is generally determined through independent appraisals of the underlying collateral that generally include various level 3 inputs which are not identifiable.
(2)	Appraisals may be adjusted downward by management for qualitative factors such as economic conditions and estimated liquidation expenses. The range of liquidation expenses and other appraisal adjustments are presented as a percent of the appraisal.

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

Carrying values approximate fair value for cash and due from banks, interest-bearing demand deposits with banks, restricted stock in the Federal Home Loan Bank, loans held for sale, interest receivable, mortgage servicing rights, non-interest bearing deposits, securities sold under agreements to repurchase, short-term borrowings and interest payable. Other than cash and due from banks, which are considered Level 1 inputs, and mortgage servicing rights, which are Level 3 inputs, these instruments are Level 2 inputs.

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

The estimated fair values of the Company’s financial instruments are as follows (in thousands):

Financial Instruments

(in thousands)

	December 31, 2015		December 31, 2014
	Carrying	Fair	Carrying	Fair
Financial assets:	Value	Value	Value	Value
Cash and due from banks	$10,385	$10,385	$6,757	$6,757
Interest bearing deposits with banks	73	73	10	10
Interest bearing time deposits with banks	350	350	-	-
Securities	152,327	152,327	142,903	142,903
Restricted investment in FHLB stock	3,509	3,509	2,726	2,726
Loans held for sale	1,808	1,808	-	-
Loans, net of allowance for loan losses	374,565	373,078	292,521	294,083
Mortgage servicing rights	205	205	193	193
Accrued interest receivable	1,806	1,806	1,491	1,491

Financial liabilities:
Non-interest bearing deposits	106,667	106,667	77,697	77,697
Interest bearing deposits	350,459	352,859	303,187	305,635
Securities sold under agreements to repurchase	4,996	4,996	4,594	4,594
Short-term borrowings	30,061	30,061	15,950	15,950
Long-term debt	22,500	22,482	22,500	22,464
Other interest bearing liabilities	1,471	1,476	1,412	1,416
Accrued interest payable	238	238	301	301

Off-balance sheet financial instruments:
Commitments to extend credit	-	-	-	-
Letters of credit	-	-	-	-

The following presents the carrying amount, fair value and placement in the fair value hierarchy of the Company’s financial instruments not previously disclosed as of December 31, 2015 and December 31, 2014. This table excludes financial instruments for which the carrying amount approximates fair value.

			(Level 1)	(Level 2)	(Level 3)
			Quoted Prices in
			Active Markets	Significant	Significant
			for Identical	Other	Other
December 31, 2015	Carrying Amount	Fair Value	Assets or Liabilities	Observable Inputs	Unobservable Inputs
Financial instruments - Assets
Interest bearing time deposits with banks	$350	$350	$-	$350	$-
Loans held for sale	1,808	1,808	-	1,808	-
Loans, net of allowance for loan losses	374,565	373,078	-	-	373,078
Financial instruments - Liabilities
Interest bearing deposits	350,459	352,859	-	352,859	-
Long-term debt	22,500	22,482	-	22,482	-
Other interest bearing liabilities	1,471	1,476	-	1,476	-

			(Level 1)	(Level 2)	(Level 3)
			Quoted Prices in
			Active Markets	Significant	Significant
			for Identical	Other	Other
December 31, 2014	Carrying Amount	Fair Value	Assets or Liabilities	Observable Inputs	Unobservable Inputs
Financial instruments - Assets
Loans, net of allowance for loan losses	$292,521	$294,083	$-	$-	$294,083
Financial instruments - Liabilities
Interest bearing deposits	303,187	305,635	-	305,635	-
Long-term debt	22,500	22,464	-	22,464	-
Other interest bearing liabilities	1,412	1,416	-	1,416	-

21. Employee Benefit Plans

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

The Plans are administered by a committee of the Board of Directors, whose members are not eligible to receive options under the Plans. The Committee determines, among other things, which officers and key employees receive options, the number of shares to be subject to each option, the option price and the duration of the option. Options vest over three to five years and are exercisable at the grant price, which is at least the fair market value of the stock on the grant date. All options previously granted under the Plans are scheduled to expire through February 17, 2025. The aggregate number of shares that may be issued upon the exercise of options under the 2011 Stock Option Plan is 300,000 shares, and 177,975 shares were available for grant as of December 31, 2015. Total options outstanding at December 31, 2015 have exercise prices between $17.22 and $24.00, with a weighted average exercise price of $18.07 and a weighted average remaining contractual life of 7.0 years.

As of December 31, 2015, there was $86,000 of total unrecognized compensation cost related to nonvested share-based compensation arrangements granted under the Plans. That cost is expected to be recognized through 2020.

Cash received from option exercises under the Plans for the year ended December 31, 2015 was $53,000. No options were exercised in 2014 or 2013.

A summary of the status of the Plans as of December 31, 2015, 2014 and 2013, and changes during the years ending on those dates is presented below:

	2015		2014		2013
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Outstanding at beginning of year	109,816	$18.13	83,930	$18.50	97,792	$19.04
Granted	35,800	17.80	33,525	17.72	21,800	17.65
Exercised	(3,092)	17.22	-	-	-	-
Forfeited	-	-	(7,639)	20.44	(35,662)	19.45
Outstanding at end of year	142,524	$18.07	109,816	$18.13	83,930	$18.50

Options exercisable at year-end	70,920		51,396		43,079
Weighted-average fair value of of options granted during the year		$1.90		$1.96		$1.75
Intrinsic value of options exercised during the year		$866		$-		$-
Intrinsic value of options outstanding and exercisable at December 31, 2015		$2,840

The following table summarizes characteristics of stock options as of December 31, 2015:

		Outstanding		Exercisable
Grant Date	Exercise Price	Shares	Contractual Average Life (Years)	Shares
10/18/2005	24.00	1,531	0.00	1,531
10/17/2006	21.00	1,838	0.80	1,838
10/16/2007	20.05	4,425	1.80	4,425
10/21/2008	21.10	6,100	2.81	6,100
10/20/2009	17.22	6,605	3.81	6,605
9/20/2011	17.75	13,850	5.72	12,850
3/20/2012	18.00	17,050	6.22	14,850
2/19/2013	17.65	21,800	7.14	12,106
2/18/2014	17.72	33,525	8.14	10,615
2/17/2015	17.80	35,800	9.14	-
		142,524		70,920

Defined Benefit Retirement Plans

The Company sponsors a defined benefit retirement plan (The Juniata Valley Bank Retirement Plan (“JVB Plan”)) which covers substantially all of its employees employed prior to December 31, 2007. As of January 1, 2008, the JVB Plan was amended to close the plan to new entrants. All active participants as of December 31, 2007 became 100% vested in their accrued benefit and, as long as they remained eligible, continued to accrue benefits until December 31, 2012. The benefits are based on years of service and the employee’s compensation. Effective December 31, 2012, the JVB Plan was amended to cease future service accruals after that date (frozen). The Company’s funding policy is to contribute annually no more than the maximum amount that can be deducted for federal income tax purposes. Contributions are intended to provide for benefits attributed to service through December 31, 2012. The Company does not expect to contribute to the JVB Plan in 2016.

Management expects to record a $122,000 net periodic expense in 2016 for the JVB Plan, which includes expected amortization out of accumulated other comprehensive loss. The following table sets forth by level, within the fair value hierarchy, debt and equity instruments included in the JVB Plan’s assets at fair value as of December 31, 2015 and December 31, 2014 (in thousands). Assets included in the JVB Plan that are not valued in the hierarchy table consist of cash and cash equivalents, totaling $250,000 and $527,000, at December 31, 2015 and 2014, respectively.

		(Level 1)	(Level 2)	(Level 3)
		Quoted Prices in	Significant Other	Significant Other
	December 31,	Active Markets for	Observable	Unobservable
	2015	Identical Assets	Inputs	Inputs
Measured at fair value on a recurring basis:
U.S. Government and agency securities	$324	$-	$324	$-
Corporate bonds and notes	4,156	-	4,156	-
Mutual funds
Value funds	1,878	1,878	-	-
Blend funds	1,433	1,433	-	-
Growth funds	1,500	1,500	-	-
Money market funds	172	172	-	-
	$9,463	$4,983	$4,480	$-

		(Level 1)	(Level 2)	(Level 3)
		Quoted Prices in	Significant Other	Significant Other
	December 31,	Active Markets for	Observable	Unobservable
	2014	Identical Assets	Inputs	Inputs
Measured at fair value on a recurring basis:
U.S. Government and agency securities	$1,113	$-	$1,113	$-
Corporate bonds and notes	3,147	-	3,147	-
Mutual funds
Value funds	1,977	1,977	-	-
Blend funds	1,696	1,696	-	-
Growth funds	1,585	1,585	-	-
Common stocks	-	-	-	-
Money market funds	85	85	-	-
	$9,603	$5,343	$4,260	$-

The measurement date for the JVB Plan is December 31. Information pertaining to the activity in the defined benefit plan is as follows (in thousands):

	Years ended December 31,
	2015	2014
Change in projected benefit obligation (PBO)
PBO at beginning of year	$11,473	$9,108
Interest cost	450	426
Change in assumptions	(623)	2,297
Actuarial loss	37	110
Benefits paid	(474)	(468)
PBO at end of year	$10,863	$11,473

Change in plan assets
Fair value of plan assets at beginning of year	$10,130	$10,114
Actual return on plan assets, net of expenses	57	484
Benefits paid	(474)	(468)
Fair value of plan assets at end of year	$9,713	$10,130

Funded status, included in other (liabilities) assets	$(1,150)	$(1,343)

Amounts recognized in accumulated comprehensive loss before income taxes consist of:
Unrecognized actual loss	$(3,483)	$(3,777)
	$(3,483)	$(3,777)

Accumulated benefit obligation	$10,863	$11,473

For the year ended December 31, 2014, the mortality assumptions were derived using the RP-2014 White Collar Mortality Table, with rates that were projected generationally using Scale MP-2014. The impact on the benefit obligation for the mortality assumption change in 2014 was an increase in the projected benefit obligation of $1,079,000. For the year ended December 31, 2015, the mortality assumptions were derived using the Adjusted RP-2014 White Collar Mortality Table. Incorporated into the most recent table are rates projected generationally using Scale MP-2015 to reflect mortality improvement. The impact on the benefit obligation for the mortality assumption change in 2015 was a decrease in the projected benefit obligation of $623,000.

Pension expense for the JVB Plan included the following components for the years ended December 31 (in thousands):

	2015	2014	2013

Interest cost on projected benefit obligation	450	426	395
Expected return on plan assets	(592)	(518)	(561)
Net (amortization) accretion	-	-	(1)
Recognized net actuarial loss	242	40	203
Net periodic benefit cost	100	(52)	36

Net loss (gain)	(52)	2,441	(1,782)
Amortization of net loss	(242)	(40)	(203)
Net amortization (accretion)	-	-	1
Total recognized in other comprehensive loss (income)	$(294)	$2,401	$(1,984)

Total recognized in net periodic benefit cost and other comprehensive loss (income)	$(194)	$2,349	$(1,948)

Assumptions used to determine benefit obligations were:

	2015	2014	2013
Discount rate	4.25%	4.00%	4.75%
Rate of compensation increase	N/A	N/A	N/A

Assumptions used to determine the net periodic benefit cost were:

	2015	2014	2013
Discount rate	4.00%	4.75%	4.00%
Expected long-term return on plan assets	6.00	5.25	6.35
Rate of compensation increase	N/A	N/A	N/A

As a result of the FNBPA acquisition, the Company sponsors a second defined benefit retirement plan (Retirement Plan for the First National Bank of Port Allegany (“FNB Plan”)) which covers substantially all former FNBPA employees that were employed prior to September 30, 2008. The FNBPA Plan was amended as of December 31, 2015 to cease future service accruals to previously unfrozen participants and is now considered to be “frozen”. The Company’s funding policy is to contribute annually no more than the maximum amount that can be deducted for federal income tax purposes. Contributions are intended to provide for benefits attributed to service prior to the frozen date. The Company does not expect to contribute to the FNB Plan in 2016.

Management expects $17,000 expense to be recorded as net periodic expense in 2016 for the FNB Plan. The following table sets forth by level, within the fair value hierarchy, debt and equity instruments included in the FNB Plan’s assets at fair value as of December 31, 2015 (in thousands).

		(Level 1)	(Level 2)	(Level 3)
		Quoted Prices in	Significant Other	Significant Other
	December 31,	Active Markets for	Observable	Unobservable
	2015	Identical Assets	Inputs	Inputs
Measured at fair value on a recurring basis:
Mutual funds
Aggressive growth funds	$1,003	$1,003	$-	$-
Growth funds	589	589	-	-
Growth and income funds	1,433	1,433	-	-
Income	878	878	-	-
	$3,903	$3,903	$-	$-

The measurement date for the FNB Plan is December 31. Information pertaining to the activity in the defined benefit plan is as follows (in thousands):

2015
Change in projected benefit obligation (PBO)
PBO at December 1, 2015	$5,249
Service cost	3
Interest cost	18
Change in assumptions	(87)
Curtailment gain ($108) net of actuarial loss $2	(106)
Benefits paid	(16)
PBO at end of year	$5,061

Change in plan assets
Fair value of plan assets at December 1, 2015	$4,001
Actual return on plan assets, net of expenses	(82)
Benefits paid	(16)
Fair value of plan assets at end of year	$3,903

Funded status, included in other (liabilities) assets	$(1,158)

Accumulated benefit obligation	$5,061

For the year ended December 31, 2015, the mortality assumptions were derived using the Adjusted RP-2014 White Collar Mortality Table. Incorporated into the most recent table are rates projected generationally using Scale MP-2015 to reflect mortality improvement.

Pension expense included the following components for the year ended December 31 (in thousands):

2015
Service cost during the year	$3
Interest cost on projected benefit obligation	18
Expected return on plan assets	(23)
Net periodic benefit gain	(2)

Total recognized in net periodic benefit cost and other comprehensive income	$(2)

Assumptions used to determine benefit obligations were:

2015
Discount rate	4.25%
Rate of compensation increase	N/A

Assumptions used to determine the net periodic benefit cost were:

2015
Discount rate	4.00%
Expected long-term return on plan assets	6.00
Rate of compensation increase	N/A

The investment strategy and investment policy for both the JVB Plan and the FNBPA Plan is to target the plan assets to contain 50% equity and 50% fixed income securities. The asset allocation as of December 31, 2015 was approximately 49% fixed income securities, 50% equities and 1% cash equivalents in the JVB Plan.

Future expected benefit payments (in thousands):

Estimated future benefit payments	2016	2017	2018	2019	2020	2021-2025

JVB Plan	$470	$475	$524	$528	$551	$2,884
FNB Plan	209	205	199	295	288	1,541
Total	$679	$680	$723	$823	$839	$4,425

Defined Contribution Plan

The Company has a Defined Contribution Plan under which employees, through payroll deductions, are able to defer portions of their compensation. The Company makes an annual non-elective fully vested contribution equal to 3% of compensation to each eligible participant. As of December 31, 2015 a liability of $157,000 was recorded to satisfy this obligation, and was credited to employees’ accounts by January 31, 2016. This liability at December 31, 2014 totaled $191,000 and was credited to employee accounts during 2015. Expense incurred under this plan was $192,000, $180,000 and $175,000 in 2015, 2014 and 2013, respectively. Effective January 1, 2013, the Company amended the Defined Contribution Plan to include an employer matching contribution for employees that elect to defer compensation into this program. The matching contribution in 2015, 2014 and 2013 was $162,000, $147,000 and 123,000, respectively.

Employee Stock Purchase Plan

The Company has an Employee Stock Purchase Plan under which employees, through payroll deductions, are able to purchase shares of Company stock annually. The option price of the stock purchases is between 95% and 100% of the fair market value of the stock on the offering termination date as determined annually by the Board of Directors. The maximum number of shares which employees may purchase under the Plan is 250,000; however, the annual issuance of shares may not exceed 5,000 shares plus any unissued shares from prior offerings. There were 3,242 shares issued in 2015, 3,497 shares issued in 2014 and 2,823 shares issued in 2013 under this plan. At December 31, 2015, there were 180,818 shares reserved for issuance under the Employee Stock Purchase Plan.

Supplemental Retirement Plans

The Company has non-qualified supplemental retirement plans for directors and key employees. At December 31, 2015 and 2014, the present value of the future liability associated with these plans was $392,000 and $459,000, respectively. For the years ended December 31, 2015, 2014 and 2013, $34,000, $39,000 and $47,000, respectively, was charged to expense in connection with these plans. The Company offsets the cost of these plans through the purchase of bank-owned life insurance and annuities. See Note 9.

Deferred Compensation Plans

The Company has entered into deferred compensation agreements with certain directors to provide each director an additional retirement benefit, or to provide their beneficiary a benefit, in the event of pre-retirement death. At December 31, 2015 and 2014, the present value of the future liability was $1,504,000 and $1,528,000, respectively. For the years ended December 31, 2015, 2014 and 2013, $30,000, $33,000 and $47,000, respectively, was charged to expense in connection with these plans. The Company offsets the cost of these plans through the purchase of bank-owned life insurance. See Note 9.

Salary Continuation Plans

The Company has non-qualified salary continuation plans for key employees. At December 31, 2015 and 2014, the present value of the future liability was $1,178,000 and $1,167,000, respectively. For the years ended December 31, 2015, 2014 and 2013, $119,000, $118,000 and $97,000, respectively, was charged to expense in connection with these plans. The Company offsets the cost of these plans through the purchase of bank-owned life insurance. See Note 9.

22. Financial Instruments With Off-Balance Sheet Risk

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

A summary of the Company’s financial instrument commitments is as follows (in thousands):

	December 31,
	2015	2014
Commitments to grant loans	$42,619	$38,776
Unfunded commitments under lines of credit	4,661	6,245
Outstanding letters of credit	2,586	1,703

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

The maximum undiscounted exposure related to these guarantees at December 31, 2015 was $2,586,000, and the approximate value of underlying collateral upon liquidation that would be expected to cover this maximum potential exposure was $5,818,000.

23. Related-Party Transactions

The Bank has granted loans to certain of its executive officers, directors and their related interests. These loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons and, in the opinion of management, do not involve more than normal risk of collection. The aggregate dollar amount of these loans was $4,749,000 and $1,764,000 at December 31, 2015 and 2014, respectively. During 2015, $3,114,000 of new loans were made and repayments totaled $451,000. None of these loans were past due, in non-accrual status or restructured at December 31, 2015 or 2014.

24. Commitments And Contingent Liabilities

In 2009, the Company executed an agreement to obtain technology outsourcing services through an outside service bureau, and those services began in June 2010. The agreement provides for termination fees if the Company cancels the services prior to the end of the 8-year commitment period. The termination fee would be an amount equal to one hundred percent of the estimated remaining value of the terminated services if terminated in the first contract year, ninety percent of the estimated remaining value of the terminated services if terminated in the second contract year, eighty percent and seventy percent of the remaining value of the terminated services if terminated in the third and fourth contract years, respectively, and sixty percent of the remaining value of the terminated services if terminated in contract years five through eight. Termination fees are estimated to be approximately 729,000 at December 31, 2015. Since the Company does not expect to terminate these services prior to the end of the commitment period, no liability has been recorded at December 31, 2015.

The Company, from time to time, may be a defendant in legal proceedings relating to the conduct of its banking business. Most of such legal proceedings are a normal part of the banking business and, in management's opinion, the consolidated financial condition and results of operations of the Company would not be materially affected by the outcome of such legal proceedings.

Additionally, the Company has committed to fund and sell qualifying residential mortgage loans to the Federal Home Loan Bank of Pittsburgh in the total amount of $10,000,000. As of December 31, 2015, $8,736,000 remains to be delivered on that commitment, of which none has been committed to borrowers.

25. Subsequent Events

In January 2016, the Board of Directors declared a dividend of $0.22 per share to shareholders of record on February 16, payable on March 1, 2016.

26. Juniata Valley Financial Corp. (Parent Company Only)

Financial information:

CONDENSED BALANCE SHEETS

(in thousands)

	December 31,
	2015	2014
ASSETS:
Cash and cash equivalents	$89	$132
Investment in bank subsidiary	54,279	44,437
Investment in unconsolidated subsidiary	4,553	4,369
Investment securities available for sale	1,399	1,225
Other assets	143	96
TOTAL ASSETS	$60,463	$50,259

LIABILITIES:
Accounts payable and other liabilities	$501	$403

STOCKHOLDERS' EQUITY	59,962	49,856
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$60,463	$50,259

CONDENSED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

(in thousands)

	Years Ended December 31,
	2015	2014	2013
INCOME:
Interest and dividends on investment securities available for sale	$34	$32	$28
Dividends from bank subsidiary	3,900	3,691	4,290
Income from unconsolidated subsidiary	238	236	237
Gain on sale of securities	19
Other non-interest income	1	1	-
TOTAL INCOME	4,192	3,960	4,555
EXPENSE:
Merger-related expenses	279	-	-
Other non-interest expense	131	132	140
TOTAL EXPENSE	410	132	140
INCOME BEFORE INCOME TAXES AND EQUITY IN UNDISTRIBUTED NET INCOME OF SUBSIDIARY	3,782	3,828	4,415
Income tax expense	27	25	23
	3,755	3,803	4,392
Undistributed net income (loss) of subsidiary	(697)	413	(391)
NET INCOME	$3,058	$4,216	$4,001
COMPREHENSIVE INCOME	$3,052	$3,678	$3,761

CONDENSED STATEMENTS OF CASH FLOWS

(in thousands)

	Years Ended December 31,
	2015	2014	2013
Cash flows from operating activities:
Net income	$3,058	$4,216	$4,001
Adjustments to reconcile net income to net cash provided by operating activities:
Undistributed net loss (income) of subsidiary	698	(413)	391
Realized gains on sales of investment securities	(19)	-	-
Equity in earnings of unconsolidated subsidiary, net of dividends of $55, $48 and $47	(183)	(188)	(190)
Stock-based compensation expense	57	47	30
Increase in other assets	(112)	(87)	(72)
Increase in taxes payable	72	65	87
Increase (decrease) in accounts payable and other liabilities	13	(20)	(7)
Net cash provided by operating activities	3,584	3,620	4,240

Cash flows from investing activities:
Purchases of available for sale securities	-	-	(252)
Proceeds from the sale of available for sale securities	9	-	-
Proceeds from the maturity of available for sale investment securities	-	-	250
Net cash received from acquisition	4	-	-
Net cash provided by (used in) investing activities	13	-	(2)

Cash flows from financing activities:
Cash dividends	(3,687)	(3,690)	(3,707)
Purchase of treasury stock	(63)	(222)	(445)
Treasury stock issued for dividend reinvestment and employee stock purchase plan	110	59	48
Net cash used in financing activities	(3,640)	(3,853)	(4,104)

Net (decrease) increase in cash and cash equivalents	(43)	(233)	134
Cash and cash equivalents at beginning of year	132	365	231
Cash and cash equivalents at end of year	$89	$132	$365

27. Quarterly Results Of Operations (Unaudited)

The unaudited quarterly results of operations for the years ended December 31, 2015 and 2014 follow (in thousands, except per-share data):

	2015 Quarter ended
	March 31	June 30	September 30	December 31
Total interest income	$4,226	4,220	4,282	4,651
Total interest expense	565	496	479	502
Net interest income	3,661	3,724	3,803	4,149
Provision for loan losses	50	112	140	200
Mortgage banking income	54	60	30	46
Other income	946	1,070	1,163	1,136
Merger and acquisition expense	10	48	153	1,595
Other expense	3,594	3,573	3,549	3,677
Income before income taxes	1,007	1,121	1,154	(141)
Income tax expense (benefit)	83	120	146	(266)
Net income	$924	$1,001	$1,008	$125
Per-share data:
Basic earnings	$.22	$.24	$.24	$.02
Diluted earnings	.22	.24	.24	.02
Cash dividends	.22	.22	.22	.22

	2014 Quarter ended
	March 31	June 30	September 30	December 31
Total interest income	$4,036	4,325	4,227	4,344
Total interest expense	627	683	660	628
Net interest income	3,409	3,642	3,567	3,716
Provision for loan losses	20	117	110	110
Mortgage banking income	29	56	54	75
Other income	891	1,114	1,039	1,076
Other expense	3,336	3,401	3,338	3,495
Income before income taxes	973	1,294	1,212	1,262
Income tax expense	70	131	154	170
Net income	$903	$1,163	$1,058	$1,092
Per-share data:
Basic earnings	$.22	$.28	$.25	$.26
Diluted earnings	.22	.28	.25	.26
Cash dividends	.22	.22	.22	.22

Common Stock Market Prices and Dividends

The common stock of Juniata Valley Financial Corp. is quoted under the symbol “JUVF” on the over-the-counter (“OTC-Pink”) Electronic Bulletin Board, a regulated electronic quotation service made available through, and governed by, the NASDAQ system. As of December 31, 2015, the Company had 1,837 stockholders of record.

The following table presents the quarterly high and low prices of the Company’s common stock and per common share cash dividends declared for each of the quarterly periods in 2015 and 2014.

	2015
Quarter Ended	High	Low	Dividends Declared
March 31	$18.75	$17.80	$0.22
June 30	18.90	17.55	0.22
September 30	19.95	17.28	0.22
December 31	19.50	17.50	0.22

	2014
Quarter Ended	High	Low	Dividends Declared
March 31	$19.00	$17.30	$0.22
June 30	18.50	17.36	0.22
September 30	19.00	17.45	0.22
December 31	19.00	17.70	0.22

As stated in “Note 17 – Stockholders’ Equity and Regulatory Matters” in the Notes to Consolidated Financial Statements, the Company is subject to various regulatory capital requirements that limit the amount of capital available for dividends. While the Company expects to continue its policy of regular dividend payments, no assurance of future dividend payments can be given. Future dividend payments will depend upon maintenance of a strong financial condition, future earnings, capital and regulatory requirements, future prospects, business conditions and other factors deemed relevant by the Board of Directors.

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

Additionally, a copy of the Company’s Annual Report to the SEC on Form 10-K for the year ended December 31, 2015 will be supplied without charge (except for exhibits) upon written request. Please direct all inquiries to Ms. JoAnn McMinn, as detailed above.

Pursuant to Part 350 of FDIC’s Annual Disclosure Regulation, Juniata Valley Financial Corp. will make available to you upon request, financial information about The Juniata Valley Bank. Please contact:

Ms. Danyelle Pannebaker

The Juniata Valley Bank

P.O. Box 66

Mifflintown, PA 17059

Investment Considerations

In analyzing whether to make, or to continue, an investment in Juniata Valley Financial Corp., investors should consider, among other factors, the information contained in this Annual Report and certain investment considerations and other information more fully described in our Annual Report on Form 10-K for the year ended December 31, 2015, a copy of which can be obtained as described above.

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

Annual Meeting of Shareholders

The Annual Meeting of Shareholders of Juniata Valley Financial Corp. will be held at 10:30 a.m., on Tuesday, May 17, 2016 at the Lewistown Country Club, 306 Country Club Road, Lewistown, Pennsylvania.