Form 10-K, Exhibit 13
period 2016-12-31
JUNIATA VALLEY FINANCIAL CORP
filed 2017-03-15
CIK 714712

Exhibit 13.1

Five-Year Financial Summary - Selected Financial Data
(In thousands of dollars, except share and per share data)

BALANCE SHEET INFORMATION	2016	2015	2014	2013	2012
at December 31
Assets	$580,354	$583,928	$480,529	$448,782	$448,869
Deposits	455,822	457,126	380,884	379,645	386,751
Loans, net of allowance for loan losses	375,574	374,565	292,521	275,511	274,219
Investments	154,448	156,186	145,629	128,262	124,911
Goodwill	5,448	5,381	2,046	2,046	2,046
Short-term borrowings	32,196	35,057	20,544	13,797	5,436
Long-term debt	25,000	22,500	22,500	-	-
Stockholders' equity	59,090	59,962	49,856	49,984	50,297
Number of shares outstanding	4,755,630	4,798,086	4,187,441	4,196,266	4,218,361

Average for the year
Assets	577,341	489,323	470,660	450,031	454,057
Stockholders' equity	61,209	51,131	50,704	49,571	49,766
Weighted average shares outstanding	4,801,245	4,240,319	4,192,761	4,210,336	4,231,404

INCOME STATEMENT INFORMATION
Years Ended December 31
Total interest income	$20,469	$17,379	$16,932	$16,734	$18,170
Total interest expense	2,268	2,042	2,598	2,900	3,648
Net interest income	18,201	15,337	14,334	13,834	14,522
Provision for loan losses	466	502	357	415	1,411
Other income	5,418	4,505	4,334	4,233	4,592
Other expenses	17,178	16,199	13,570	13,146	13,077
Income before income taxes	5,975	3,141	4,741	4,506	4,626
Federal income tax expense	819	83	525	505	978
Net income	$5,156	$3,058	$4,216	$4,001	$3,648

PER SHARE DATA
Earnings per share - basic	$1.07	$0.72	$1.01	$0.95	$0.86
Earnings per share - diluted	1.07	0.72	1.01	0.95	0.86
Cash dividends	0.88	0.88	0.88	0.88	0.88
Book value	12.43	12.50	11.91	11.91	11.92

FINANCIAL RATIOS
Return on average assets	0.89%	0.62%	0.90%	0.89%	0.80%
Return on average equity	8.42	5.98	8.31	8.07	7.33
Dividend payout	81.96	120.57	87.52	92.65	102.08
Average equity to average assets	10.60	10.45	10.77	11.02	10.96
Loans to deposits (year end)	82.39	81.94	76.80	72.57	70.90

MANAGEMENT'S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

FORWARD LOOKING STATEMENTS

The information contained in this Annual Report contains forward looking statements (as such term is defined in the Securities Exchange Act of 1934 and the regulations thereunder) including statements which are not historical facts or that reflect trends or management's intentions, plans, beliefs, expectations or opinions. Such forward looking statements are subject to risks and uncertainties and may be affected by various factors which may cause actual results to differ materially from those in the forward looking statements including, without limitation:

•	the impact of adverse changes in the economy and real estate markets, including protracted periods of low-growth and sluggish loan demand;
•	the effect of market interest rates, particularly following a period of low market interest rates and current market uncertainties, and relative balances of rate-sensitive assets to rate-sensitive liabilities, on net interest margin and net interest income;
•	the effect of competition on rates of deposit and loan growth and net interest margin;
•	increases in non-performing assets, which may result in increases in the allowance for credit losses, loan charge-offs and elevated collection and carrying costs related to such non-performing assets;
•	other income growth, including the impact of regulatory changes which have reduced debit card interchange revenue; investment securities gains and losses, including other than temporary declines in the value of securities which may result in charges to earnings;
•	the level of other expenses, including salaries and employee benefit expenses;
•	the increasing time and expense associated with regulatory compliance and risk management; the uncertainty and lack of clear regulatory guidance associated with the delay in implementing many of the regulations mandated by the Dodd Frank Act;
•	capital and liquidity strategies, including the expected impact of the capital and liquidity requirements modified by the Basel III standards;
•	changes in the applicable federal income tax rate that could result in the reversal of net deferred tax assets and the reduction of current tax expense;
•	the Company’s failure to identify and to address cyber-security risks;
•	the Company’s ability to keep pace with technological changes;
•	the Company’s ability to attract and retain talented personnel;
•	the Company’s reliance on its subsidiary for substantially all of its revenues and its ability to pay dividends;
•	the effects of changes in relevant accounting principles and guidelines on the Company’s financial condition: and
•	failure of third party service providers to perform their contractual obligations.

Certain of these risks, uncertainties and other factors are discussed in this Annual Report or in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, a copy of which may be obtained from the Company upon request and without charge (except for the exhibits thereto).

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

Nature of Operations

Juniata is a bank holding company that delivers financial services within its market, primarily central Pennsylvania. The Company owns one bank, the Bank, which provides retail and commercial banking services through 15 offices in Juniata, Mifflin, Perry, Huntingdon, McKean, Potter and Centre counties. On November 30, 2015, Juniata acquired FNBPA Bancorp, Inc. (“FNBPA”), a Pennsylvania corporation. Under the terms of a merger agreement between the parties, FNBPA merged with and into Juniata, with Juniata continuing as the surviving entity. Simultaneously with the consummation of the foregoing merger, First National Bank of Port Allegany (“FNB”), a nationally chartered bank and wholly-owned subsidiary of FNBPA, merged with and into The Juniata Valley Bank, a Pennsylvania state-chartered bank and wholly-owned subsidiary of Juniata. The trade name “JVB Northern Tier” is used to reference the former offices and service area of FNB. Additionally, Juniata owns 39.16% of Liverpool Community Bank ("LCB"), carried as an unconsolidated subsidiary and accounted for under the equity method of accounting.

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

Balance Sheet Growth

We are capable of profitable balance sheet growth. Rapid growth should not be a substitute for careful fiscal and strategic management. It is our goal to continue quality growth despite intense competition by paying careful attention to the needs of our customers. We will continue to maintain high credit standards, knowing that lending under the right circumstances is the proper way to maintain soundness and profitability. We believe we consistently pay fair market rates on all deposits, and have invested wisely and conservatively in compliance with self-imposed standards, minimizing risk of asset impairment. We aspire to increase our market share within the current communities that we serve, and to expand in contiguous areas through acquisition and investment. As part of our strategic plan for growth, we continue to actively seek opportunities for acquisitions of branches or stakes in other financial institutions, similar to those that have occurred in prior years. Late in 2015, we consummated one such acquisition and have completed integration of the operation of our JVB Northern Tier region.

Operating Results

We are capable of producing profitability ratios that exceed those of many of our peers. Recognizing that net interest margins have narrowed for banks in general and that they may not return to the ranges experienced in the past, we also focus on the importance of providing fee-generating services in which customers find value. Offering a broad array of services prevents us from becoming too reliant on one form of revenue. It has also been our philosophy to spend conservatively and to implement operating efficiencies where possible to keep non-interest expense from escalating in areas that can be controlled. In 2016, we continued to make advances in technological resources, placing data and information in the hands of our customers and employees, committed to optimizing the customer experience.

Connection to the Community

We are active corporate citizens of the communities we serve. Although the world of banking has transitioned to global availability through electronics, we believe that our community banking philosophy is not only still valid, but essential. Despite technological advances, banking is still a personal business, particularly in the rural areas we serve. We believe that our customers shop for services and value a relationship with an institution involved in the same community, with the same interests in its prosperity. We have a foundation and a history in each of the communities we serve. Management takes an active role in local business and industry development organizations to help attract and retain commerce in our market area. We provide businesses, large and small, with financial tools and financing needed to grow and prosper. We have always been committed to responsible lending practices. We invest locally by including local municipal bonds in our investment portfolio and participating in funding for such projects as low income and elderly housing. We support charitable programs that benefit the local communities, not only with monetary contributions, but also through the personal involvement of our caring employees.

Juniata’s Opportunities

Soundness and stability

Our financial condition is strong. We enjoy strong capital and liquidity ratios that significantly exceed regulatory guidelines. Our business model includes a plan for growth without sacrificing profitability or integrity. We believe an opportunity exists for banks such as ours to offer the trusted, personal service of a locally managed institution that has roots in the community reaching back 150 years.

Expansion of customer base

Our strategic focus is based on leveraging our collective knowledge of the Company’s primary and contiguous markets to identify lending or fee-based opportunities consistent with our risk parameters and profitability targets. We continue to develop our sales team through mentoring and by making employee education paramount. We continually seek and implement back-room efficiencies. We recognize change is taking place in a world where convenience and mobility are priorities for consumers and businesses when choosing a financial institution with whom to do business. We offer full-featured secure mobile banking that includes remote check deposit for use on home computers and all mobile devices for consumers. For businesses, we provide options for cash management and remote deposit. We offer identity protection to the families of our customers, which we believe to be a true value-added service, with features that go far beyond traditional banking services, and sets us apart from other financial institutions in our market area. On November 30, 2015, with the acquisition of FNBPA, we expanded our market into the northern tier region of Pennsylvania and have integrated the JVB brand there.

Delivery system enhancements

We seek to continually enhance our customer delivery system, both through technology and physical facilities. We actively seek opportunities to expand our branch network through acquisitions. We believe that it is imperative that our customers have convenient and easy access to personal financial services that complement their particular lifestyle, whether it is through electronic or personal delivery. We achieved an early entry into the mobile banking arena in 2011 and have since expanded online delivery each year following, including consumer remote deposit and Touch ID. Our suite of online services includes the convenience of online loan applications for residential mortgages, home equity, vehicle and other personal loans. Online and mobile banking features include full bill-pay and monetary transfers between internal and external accounts. Our ATM network is equipped with all highly functional state-of-the art machines. Our Customer Care Center became operational in 2016, providing dedicated service to address all customer inquiries and provide outreach through our new social media sites. In 2016, we introduced mobile deposit for our small business customers through our business mobile app. The rollout of a fully redesigned JVBonline.com website was completed in 2016 as well. In 2017, online deposit account opening will become available and construction will be completed on a new branch facility, featuring a highly interactive and complete customer experience.

Juniata’s Challenges

Net interest margin compression

Low market interest rates have pressured the net interest margin for most banks, including Juniata, in recent years. Loans have been originated, acquired or repriced at lower rates, reducing the average rate earned on those assets. While the average rate paid on interest-bearing liabilities, such as deposits and borrowings, has also declined, the decline has not always occurred at the same pace as the decline in the average rate earned on interest-earning assets, which can result in a narrowing of the net interest margin. We believe that increasing the net interest margin will continue to be a challenge until general market rates rise more significantly.

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

RESULTS OF OPERATIONS

2016

Financial Performance Overview

Net income for Juniata in 2016 was $5,156,000, representing a 68.6% increase as compared to net income for 2015. The comparability of the results of operations for 2016 were significantly impacted by the acquisition of FNBPA Bancorp, Inc. (“FNBPA”) on November 30, 2015, which increased loans and deposits by approximately $47 million and $78 million, respectively, on that date. During the integration of the new market area products were standardized and customer fee structures were made uniform while efficiencies and economies of scale were identified and implemented throughout the year in 2016. Additionally, Juniata incurred non-interest expense in conjunction with the acquisition in both 2016 and 2015 of $347,000 and $1,806,000, respectively, as well as a gain on the sale of certain loans obtained in the acquisition. Exclusive of these expenses and gain and the corresponding tax impact, net income for the year ended December 31, 2016 was $5,310,000, an increase of $941,000, or 21.5%, over net income of $4,369,000 in 2015. Operating results included those of FNBPA beginning on December 1, 2015.

Earnings per share on a fully diluted basis increased from $0.72 in 2015 to $1.07, in 2016. When adjusted for the impact of tax-effected non-recurring merger and acquisition items, earnings per share was $1.11 in 2016 as compared to $1.03 in 2015. The net interest margin, on a fully tax-equivalent basis, increased from 3.56% in 2015 to 3.57% in 2016. The ratio of non-interest income (excluding gains on sales of securities) to average assets declined slightly from 0.92% in 2015 to 0.90% in 2016, while the ratio of non-interest expense to average assets decreased by 33 basis points to 2.98%. Of the 33 basis point improvement in the non-interest expense ratio, 31 basis points was due to the reduction in merger-related expenses. Because the Company has varying levels of merger and acquisition-related costs and revenues, Management believes it is meaningful for a performance comparison presentation to segregate and exclude those items in a non-GAAP disclosure. Five-year historical ratios are presented below, followed by a reconciliation of non-GAAP comparative disclosures for the most recent three years.

	2016	2015	2014	2013	2012

Return on average assets	0.89%	0.62%	0.90%	0.89%	0.80%
Return on average equity	8.42	5.98	8.31	8.07	7.33
Yield on earning assets	3.87	3.88	3.94	4.09	4.39
Cost to fund earning assets	0.43	0.59	0.60	0.71	0.88
Net interest margin (fully tax equivalent)	3.57	3.56	3.48	3.53	3.68
Non-interest income (excluding gains on sales or calls of securities and securities impairment charges) to average assets	0.90	0.92	0.92	0.94	1.01
Non-interest expense to average assets	2.98	3.31	2.88	2.92	2.88
Net non-interest expense to average assets	2.08	2.39	1.96	1.98	1.87

Non-GAAP presentation of comparative net income and performance ratios	2016	2015	2014
Net Income, as reported	$5,156	$3,058	$4,216
Merger and acquisition costs	347	1,806	-
Merger-related gains on sale of loans	(113)	-	-
Tax impact of merger and acquisition costs	(80)	(495)	-
Net income, exclusive of merger and acquisition costs, net of corresponding tax impact	$5,310	$4,369	$4,216
Return on average assets, adjusted	0.92%	0.89%	0.90%
Return on average equity, adjusted	8.68%	8.54%	8.31%
Earnings per share, adjusted	$1.11	$1.03	$1.01

Juniata strives to attain consistently high earnings levels each year by protecting the core (repeatable) earnings base through conservative growth strategies that minimize stockholder and balance-sheet risk, while serving its rural Pennsylvania customer base. This approach has helped achieve solid performances year after year. The Company considers the return on assets (“ROA”) ratio to be a key indicator of its success and constantly scrutinizes the broad categories of the income statement that impact this profitability indicator. Summarized below are the components of net income (in thousands of dollars) and the contribution of each to ROA for 2016 and 2015.

	2016		2015
		% of Average		% of Average
		Assets		Assets
Net interest income	$18,201	3.15%	$15,337	3.13%
Provision for loan losses	(466)	(0.08)	(502)	(0.10)

Customer service fees	1,736	0.30	1,563	0.32
Debit card fee income	1,044	0.18	866	0.18
BOLI	371	0.06	378	0.08
Trust fees	454	0.08	396	0.08
Commissions from sales of non-deposit products	223	0.04	347	0.07
Income from unconsolidated subsidiary	222	0.04	238	0.05
Insurance-related gains	364	0.06	98	0.02
Security gains	218	0.04	13	0.00
Mortgage banking income	158	0.03	190	0.04
Other noninterest income	628	0.11	416	0.09
Total noninterest income	5,418	0.94	4,505	0.92

Employee expense	(9,184)	(1.59)	(7,911)	(1.62)
Occupancy and equipment	(1,798)	(0.31)	(1,558)	(0.32)
Data processing expense	(1,807)	(0.31)	(1,589)	(0.32)
Director compensation	(238)	(0.04)	(192)	(0.04)
Professional fees	(539)	(0.09)	(430)	(0.09)
Taxes, other than income	(437)	(0.08)	(368)	(0.08)
FDIC insurance premiums	(375)	(0.06)	(318)	(0.06)
(Loss) gain on sales of other real estate owned	(150)	(0.03)	14	0.00
Intangible amortization	(105)	(0.02)	(51)	(0.01)
Merger and acquisition expense	(347)	(0.06)	(1,806)	(0.37)
Amortization of investment in partnership	(479)	(0.08)	(479)	(0.10)
Other noninterest expense	(1,719)	(0.30)	(1,511)	(0.31)
Total noninterest expense	(17,178)	(2.98)	(16,199)	(3.31)

Income tax expense	(819)	(0.14)	(83)	(0.02)
Net income	$5,156	0.89%	$3,058	0.62%

Average assets	$577,341		$489,323

Net Interest Income

Net interest income is the amount by which interest income on earning assets exceeds interest expense on interest bearing liabilities. Net interest income is the most significant component of revenue, comprising approximately 78% of total revenues (the total of net interest income and non-interest income, exclusive of security gains) for 2016. Interest spread measures the absolute difference between average rates earned and average rates paid. Because some interest earning assets are tax-exempt, an adjustment is made for analytical purposes to present all assets on a fully tax-equivalent basis. Net interest margin is the percentage of net return on average earning assets on a fully tax-equivalent basis and provides a measure of comparability of a financial institution’s performance.

Both net interest income and net interest margin are impacted by interest rate changes, changes in the relationships between various rates and changes in the composition of the average balance sheet. Additionally, product pricing, product mix and customer preferences dictate the composition of the balance sheet and the resulting net interest income. Table 1 shows average asset and liability balances, average interest rates and interest income and expense for the years 2016, 2015 and 2014. Table 2 further shows changes attributable to the volume and rate components of net interest income.

Table 1

AVERAGE BALANCE SHEETS AND NET INTEREST INCOME ANALYSIS
(Dollars in thousands)

	Years Ended December 31,
	2016			2015			2014
	Average			Average			Average
ASSETS	Balance		Yield/	Balance		Yield/	Balance		Yield/
	(1)	Interest	Rate	(1)	Interest	Rate	(1)	Interest	Rate
Interest earning assets:
Loans:
Taxable (5)	$348,914	$16,653	4.77%	$280,920	$13,894	4.95%	$260,613	$13,840	5.31%
Tax-exempt	30,263	906	2.99	25,208	751	2.98	20,995	625	2.98
Total loans (8)	379,177	17,559	4.63	306,128	14,645	4.78	281,608	14,465	5.14
Investment securities:
Taxable	124,611	2,475	1.99	112,459	2,267	2.02	111,649	1,950	1.75
Tax-exempt	23,807	418	1.76	28,687	465	1.62	34,203	513	1.50
Total investment securities	148,418	2,893	1.95	141,146	2,732	1.94	145,852	2,463	1.69

Interest bearing deposits	770	13	1.69	597	2	0.34	1,368	3	0.23
Federal funds sold	675	4	0.52	32	0	0.25	455	1	0.22
Total interest earning assets	529,040	20,469	3.87	447,903	17,379	3.88	429,283	16,932	3.94

Non-interest earning assets:
Cash and due from banks	9,553			7,417			7,618
Allowance for loan losses	(2,572)			(2,349)			(2,313)
Premises and equipment	7,017			6,506			6,314
Other assets (7)	34,303			29,846			29,758
Total assets	$577,341			$489,323			$470,660
LIABILITIES AND STOCKHOLDERS' EQUITY
Interest bearing liabilities:
Demand deposits (2)	$121,479	253	0.21	$98,618	161	0.16	$97,920	163	0.17
Savings deposits	96,869	102	0.11	74,268	76	0.10	65,275	65	0.10
Time deposits	139,387	1,456	1.04	130,843	1,440	1.10	147,745	2,128	1.44
Other, including short and long-term borrowings, and other interest bearing liabilities	46,310	457	0.99	44,941	365	0.81	27,589	242	0.88
Total interest bearing liabilities	404,045	2,268	0.56	348,670	2,042	0.59	338,529	2,598	0.77

Non-interest bearing liabilities:
Demand deposits	105,536			84,295			77,399
Other	6,551			5,227			4,028
Stockholders' equity	61,209			51,131			50,704
Total liabilities and stockholders' equity	$577,341			$489,323			$470,660

Net interest income		$18,201			$15,337			$14,334
Net margin on interest earning assets (3)			3.44%			3.42%			3.34%
Net interest income and margin -
Tax equivalent basis (4)		$18,883	3.57%		$15,964	3.56%		$14,920	3.48%

Notes:

(1)	Average balances were calculated using a daily average.
(2)	Includes interest-bearing demand and money market accounts.
(3)	Net margin on interest earning assets is net interest income divided by average interest earning assets.
(4)	Interest on obligations of states and municipalities is not subject to federal income tax. In order to make the net yield comparable on a fully taxable basis, a tax equivalent adjustment is applied against the tax-exempt income utilizing a federal tax rate of 34%.

Table 2

RATE - VOLUME ANALYSIS OF NET INTEREST INCOME
(Dollars in thousands)

	2016 Compared to 2015			2015 Compared to 2014
	Increase (Decrease) Due To (6)			Increase (Decrease) Due To (6)
	Volume	Rate	Total	Volume	Rate	Total

Interest earning assets:
Loans:
Taxable (5)	$3,260	$(501)	$2,759	$1,039	$(985)	$54
Tax-exempt	151	4	155	126	-	126
Total loans (8)	3,411	(497)	2,914	1,165	(985)	180
Investment securities:
Taxable	242	(34)	208	14	303	317
Tax-exempt	(84)	37	(47)	(87)	39	(48)
Total investment securities	158	3	161	(73)	342	269

Interest bearing deposits	1	10	11	(2)	1	(1)
Federal funds sold	4	-	4	(1)	-	(1)
Total interest earning assets	3,574	(484)	3,090	1,089	(642)	447

Interest bearing liabilities:
Demand deposits (2)	42	50	92	1	(3)	(2)
Savings deposits	24	2	26	9	2	11
Time deposits	91	(75)	16	(225)	(463)	(688)
Other, including short-term borrowings, and other interest bearing liabilities	11	81	92	142	(19)	123
Total interest bearing liabilities	168	58	226	(73)	(483)	(556)

Net interest income	$3,406	$(542)	$2,864	$1,162	$(159)	$1,003

(5)	Non-accruing loans are included in the above table until they are charged off.
(6)	The change in interest due to rate and volume has been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts of the change in each.
(7)	Includes net unrealized gains (losses) on securities available for sale: $(1,302) in 2016, $897 in 2015 and $(38) in 2014.
(8)	Interest income includes loan fees of $78, $93 and $153, in 2016, 2015 and 2014, respectively.

On average, total loans outstanding in 2016 increased from 2015 by 23.9%, to $379,177,000. Average yields on loans decreased by 15 basis points in 2016 when compared to 2015. As shown in the preceding Rate – Volume Analysis of Net Interest Income Table 2, the decrease in yield reduced interest income on loans by approximately $497,000, while the increase in volume increased interest income by $3,411,000, resulting in an aggregate increase in interest recorded on loans of $2,914,000. The increase in average loan volumes in 2016 was due to two factors, nearly equal in impact; the acquisition of FNBPA and organic growth. The prime rate increased by 25 basis points in December 2015 after 7 years unchanged. It remained at 3.50% throughout 2016 until mid-December when it increased by 25 basis points to 3.75%. Increased yield on prime-related loans in 2016 was offset by new loans originating at lower rates than maturing loans.

During 2016, cash flows from maturities, sales and repayments of investment securities were primarily used to fund a portion of the loan growth and to reinvest in the investment portfolio. Additional funds from deposit growth were likewise invested in the securities portfolio. As a result, average balances of investment securities increased by $7,272,000, and this volume increase accounted for a $158,000 increase in interest income as compared to 2015. The improvement in the overall yield of the investment portfolio between 2015 and 2016 further increased net interest income by $3,000.

In total, yield on earning assets in 2016 was 3.87% as compared to 3.88% in 2015, a decrease of 1 basis point. On a fully tax equivalent basis, yield on earning assets decreased from 4.02% in 2015 to 4.00% in 2016.

Average interest bearing liabilities increased by $55,375,000 in 2016, as compared to 2015. Within the categories of interest bearing liabilities, deposits increased on average by $54,006,000, and borrowings increased by $1,369,000 on average. Deposits assumed in the merger with FNBPA were the primary reason for the increase in average deposits. In total, average interest bearing transaction accounts and savings accounts increased $45,462,000 while average time deposits increased $8,544,000. In 2016, time deposits accounted for 39.0% of total interest-bearing deposits. During 2015 and 2014, time deposits represented 43.1% and 47.5%, respectively, of all interest-bearing deposits. Changes in total interest-bearing liabilities increased interest expense by $168,000 in 2016 as compared to 2015, while changes in interest rates further increased interest expense by $58,000. Non-interest bearing liabilities used to fund earning assets included demand deposits, which increased $21,241,000 on average. The percentage of interest earning assets funded by non-interest bearing liabilities was approximately 23.6% in 2016 versus 22.2% in 2015. The total cost to fund earning assets (computed by dividing the total interest expense by the total average earning assets) in 2016 was 0.43%, as compared to 0.46% in 2015.

Net interest income was $18,201,000 for 2016, an increase of $2,864,000 when compared to 2015. Increases in volumes contributed $3,406,000 toward the improved net interest income, partially offset by a $542,000 reduction of net interest income due to rate changes.

Provision for Loan Losses

Juniata’s provision for loan losses is determined as a result of an analysis of the adequacy level of the allowance for loan losses. In order to closely reflect the potential losses within the current loan portfolio based upon current information known, the Company carries no unallocated allowance. Using the process of analysis described in “Application of Critical Accounting Policies” earlier in this discussion, the Company determined that a provision of $466,000 was appropriate for 2015, a decrease of $36,000 when compared to 2015 when the total loan loss provision was $502,000. The lower provision in 2016 primarily resulted from the relatively unchanged loan volumes in 2016 versus 2015; in 2016, the provision exceeded net charge-offs by $245,000. The discussion included in the Loans and Allowance for Loan Losses in the section below titled “Financial Condition” explains the information and analysis used to arrive at the provision for 2016.

Non-interest Income

The Company remains committed to providing comprehensive services and products to meet the current and future financial needs of our customers. We believe that our responsiveness to customers’ needs surpasses that of our competitors, and we measure our success by the customer acceptance of fee-based services. We continually explore avenues to enhance product offerings in areas beneficial to customers. We offer a variety of options for financing to home-buyers that includes a secondary market lending program, providing significant fee income. We continue to add new features and services for our electronic banking clientele. We make fraud protection services available to all consumer depositors. We provide alternative investment opportunities through an arrangement with a broker dealer, and integrate the delivery of non–traditional products with our Trust and Wealth Management Division. This arrangement enables us to meet the investment needs of a varied customer base and to better identify our clients’ needs for traditional trust services.

Fee-generated non-interest revenues consist of customer service fees derived from deposit accounts, trust relationships and sales of non-deposit products. In 2016, revenues from these services totaled $2,413,000, representing an increase of $107,000, or 4.6%, from 2015 revenues, primarily due to increases in fees earned from customer deposit services. Total fees from customer deposits increased by $173,000, or 11.1%, due primarily to larger customer base resulting from the FNBPA acquisition that closed on November 30, 2015. Fees from estate settlements increased by $41,000, or 56.2%, in 2016 as compared to 2015, and non-estate fees increased by $17,000, or 5.3%. Variance in fees from estate settlements occurs because estate settlements occur sporadically and are not necessarily consistent year to year. Non-estate fees are repeatable revenues that generally increase and decrease in relation to movements in interest rates as market values of trust assets under management increase or decrease and as new relationships are established. Commissions from sales of non-deposit products decreased in 2016, in comparison to 2015, by $124,000, or 35.7%, as sales declined.

Fees generated by debit card activity increased by $178,000, or 20.6%, in 2016 as compared to the prior year. General increased usage of debit cards was augmented by the increased service area in the Company’s Northern Tier market.

Fees and income derived from the origination, sale and servicing of residential mortgage loans (mortgage banking income) was $158,000 in 2016, a decrease of $32,000, or 16.8%, compared to 2015, as activity declined. Other non-interest-related fees derived from loan activity increased by $45,000 when comparing 2016 to 2015, primarily due to revenues generated from title insurance fees. Gains of $364,000 and $98,000 were recorded in 2016 and 2015, respectively, as a result of life insurance claims.

The Company owns 39.16% of the stock of Liverpool Community Bank (“LCB”) and accounts for its ownership through the equity method. As such, 39.16% of the income of LCB is recorded by Juniata as non-interest income. As a result of this investment, $222,000 was recorded as income in 2016, compared to $238,000 in 2015. Earnings on bank-owned life insurance and annuities decreased in 2016 by $7,000, or 1.9%, when compared to the previous year, because investment in BOLI was lower, and crediting rates were reduced.

In 2016, student loans that were included in the FNBPA acquisition were sold, generating an accounting gain of $113,000; no similar corresponding gain was recorded in the 2015 period. Gains realized from the sale and calls of investment securities during 2016 were $218,000, compared to $13,000 during 2015.

As a percentage of average assets, non-interest income (excluding securities gains and losses) was 0.90% and 0.92% in 2016 and 2015, respectively.

Non-interest Expense

Management strives to control non-interest expense where possible in order to achieve maximum operating results.

In 2016, total non-interest expense increased by $979,000, or 6.0%, when compared to 2015. The primary driver in the change in non-interest expense was attributable to merger and acquisition costs of $347,000 and $1,806,000 recorded in 2016 and 2015, respectively. Exclusive of these costs, non-interest expense increased by $2,438,000, or 16.9%. Compensation expense for 2016 increased by $788,000 as compared to 2015, due to a number of offsetting factors, including the full year effect of the increase in full-time equivalent employment (due to the addition of personnel from JVB Northern Tier), lower commissions paid for sales of non-deposit products, and higher levels of accruals for employee incentive bonus, pursuant to the Company’s Employee Annual Incentive Plan. Costs of employee benefits was $485,000 higher in 2016 than in 2015. Payroll taxes increased, as a result of higher employee compensation costs, and the cost of providing medical coverage within the Company’s self-funded plan increased by $245,000. Additionally, costs associated with maintaining the Company’s defined benefit plans increased by $109,000 in 2016 versus 2015 and employer contributions to the defined contribution plan increased by $71,000. Also included in the increase of employee benefit expense was $64,000 relating to accelerated vesting for a supplemental retirement arrangement following the death of a participant.

Data processing expense increased by $218,000, or 13.7%, in 2016 as compared to 2015, as a result of an increased number of customer accounts serviced, in addition to new on-line features being made available to customers, such as on-line consumer loan applications. Occupancy and equipment expense increased in the aggregate by $240,000, or 15.4%, due to the maintenance, real estate taxes and upgraded equipment necessary to standardize the new Northern Tier offices, as well as maintenance and repairs in other facilities and equipment. Costs associated with loan documentation and foreclosure activities (included in “other non-interest expense) increased in 2016 as compared to 2015 by $91,000. The increase in “other non-interest expense” also included higher regulatory assessments of $75,000, due to the increased asset size of the Company.

Amortization expense associated with the Bank’s investment in a low-income housing project, which first became applicable during the second quarter of 2013, was more than offset by the recording of the benefit of the tax credit from the project in both 2016 and 2015. Amortization was $479,000 in both 2016 and 2015. Amortization is scheduled to continue through 2023 at similar amounts.

Variances in director compensation, professional fees, FDIC insurance premiums, non-income taxes, amortization of intangibles and net gains and losses on sales of assets, which in the aggregate, increased 37.1% in 2016 versus 2015, are due to the increased asset size of the Company following the late 2015 FNBPA acquisition.

As a percentage of average assets, non-interest expense was 2.98% in 2016 as compared to 3.31% in 2015. Exclusive of merger and acquisition expenses, the ratio was 2.92% in 2016 versus 2.94% in 2015.

Income Taxes

Income tax expense for 2016 amounted to $819,000 versus $83,000 in 2015. Both periods included the effect of a tax credit in the amount of $570,000. The tax credit was available to the Company as a result of an equity investment in a low income housing project. The effective tax rate in 2016 was 13.7% versus 2.6% in 2015. See Note 16 of Notes to Consolidated Financial Statements for further information on income taxes.

Net Income

For comparative purposes, the following table sets forth earnings, in thousands of dollars, and selected earnings ratios for the past three years.

As reported	2016	2015	2014
Net Income	$5,156	$3,058	$4,216
Return on average assets	0.89%	0.62%	0.90%
Return on average equity	8.42%	5.98%	8.31%

Outlook for 2017

Despite a 25 basis point increase in mid-December 2016, both the national prime rate and the federal funds rate have remained at a historically low levels since 2008. We expect, and are prepared for, the interest rate environment to begin to change more significantly in 2017. And, because rate movement can occur quickly and significantly, we are managing our interest sensitive assets and liabilities with an understanding of the rate risk involved with rapidly rising rates. We enter 2017 with cautious optimism for economic growth which could spark lending opportunities, and the potential of de-regulation for community banking. Our focus will remain on identifying opportunities for fee services, and delivering service enhancements throughout our market area. We will maintain the conservative lending and investing philosophies and responsible deposit pricing that have resulted in our healthy net interest margin and solid balance sheet.

Also necessary to our success is the satisfaction level of our customers and employees. In recent years, we have introduced many new avenues of service delivery through technology, and continue to evaluate new technology. We’ve enhanced our consumer mobile banking apps with remote deposit, enabling quick and easy deposit of checks, and now offer the same functionality to our small business owners through our business mobile app. Consumer mobile banking was further enhanced with Touch ID, giving our customers even faster, more responsive mobile banking experience. We added to our online banking the ease and convenience of consumer loan applications. With a re-designed and updated website, in which we incorporated a chat feature, we expect to further our outreach to the segment of the population that prefers to do business on-line. But for those who do not, we maintain fully staffed offices throughout our market area and plan to unveil a newly constructed and progressively designed branch in Juniata County that will offer a highly interactive and complete customer experience. Lastly, our new Customer Care Center is now our dedicated resource for all manner of customer inquiries and plans to expand our social media presence in 2017.

Expanding our customer base and enhancing our engagement with our customers remain priorities. In 2016, we expanded our marketing efforts to reach a broader consumer base. We believe that it is imperative that all consumers have convenient and easy access to personal financial services that complement their changing lifestyles, whether through electronic or personal delivery. Convenience and mobility remain priorities for a large segment of the population in deciding with whom one will do business, and thus we have made it our priority to provide such convenience.

In recent years, attempts to defraud consumers have continued to grow. For several years we have had mechanisms in place to detect and thwart fraud attempts against our customers before monetary loss. We believe our customers value the service. We reach beyond fraud detection on singular deposit accounts and provide the opportunity for full ID protection for families of our depositors. This service accompanies a complete line-up of accounts, designed to support the lifestyles and needs of our clientele. While over 80% of our consumer account holders are taking advantage of this service, we plan to continue marketing more broadly its features and benefits to further increase deposit market share, particularly in our new Northern Tier region.

Additionally, in 2017, our business development plan continued to expand and reward more horizontal integration, extending the opportunities for cross selling across departmental lines. We strive to be the financial services provider of choice to those within our market area.

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

Earnings per share on a fully diluted basis decreased from $1.01 in 2014 to $0.72 in 2015. When adjusted for the impact of tax-effected non-recurring merger and acquisition costs, earnings per share was $1.03 in 2015. The net interest margin, on a fully tax-equivalent basis, increased from 3.48% in 2014 to 3.56% in 2015. The ratio of non-interest income (excluding gains on sales of securities) to average assets remained unchanged at 0.92% in both 2015 and 2014, while the ratio of non-interest expense to average assets increased by 43 basis points to 3.31%. Of the increase in the non-interest expense ratio, 37 basis points related to the non-recurring merger and acquisition costs. A reconciliation of non-GAAP comparative disclosures for the 2015 and 2014 periods is presented earlier in the 2016 Financial Performance Overview.

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

During 2015, cash flows from maturities, sales and repayments of investment securities were primarily used to fund a portion of the loan growth and to reinvest in the investment portfolio. Additionally, the acquired investment portfolio from the merger, approximately $35.5 million, was immediately sold and the proceeds used to fund the cash needs of the merger and reinvest into securities with characteristics consistent with the Company’s investment policy. The portfolio reinvestment was principally focused on government sponsored agency mortgage backed securities with relatively short weighted average lives and similar risk characteristics to government sponsored agency bonds and investments that can be used for pledging requirements. As a result, while average balances of investment securities decreased by $4,706,000, and this volume decrease accounted for a $73,000 decrease in interest income as compared to 2014, the improvement in the overall yield of the investment portfolio between 2014 and 2015 further increased net interest income by $342,000.

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

Provision for Loan Losses

Management performed an analysis following the process described in “Application of Critical Accounting Policies” earlier in this discussion, and determined that a provision for loan losses of $502,000 was appropriate for 2015, an increase of $145,000 when compared to 2014 when the total loan loss provision was $357,000. The higher provision in 2015 primarily resulted from the increase in loan volumes in 2015; in 2015, the provision exceeded net charge-offs by $98,000.

Non-interest Income

In 2015, revenues from fee-generated services (customer service fees derived from deposit accounts, trust relationships and sales of non-deposit products) totaled $2,306,000, representing an increase of $238,000, or 10.5%, from 2014 revenues, primarily due to increases in fees earned from customer deposit services. Total fees from customer deposits increased by $285,000, or 22.3%, due primarily to fees earned from the new deposit product line introduced in 2014. Fees from estate settlements increased by $32,000 in 2015 as compared to 2014, and non-estate fees decreased by $74,000, due to the final settlement of several trust accounts in 2014. Variance in fees from estate settlements occurs because estate settlements occur sporadically and are not necessarily consistent year to year. Non-estate fees are repeatable revenues that generally increase and decrease in relation to movements in interest rates as market values of trust assets under management increase or decrease and as new relationships are established. Commissions from sales of non-deposit products decreased in 2015, in comparison to 2014, by $5,000.

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

Non-interest Expense

In 2015, total non-interest expense increased by $2,629,000, or 19.4%, when compared to 2014. The primary driver in the change in non-interest expense was attributable to non-recurring merger and acquisition costs of $1,806,000 recorded in 2015. Exclusive of these costs, non-interest expense increased by $823,000, or 13.4%. Compensation expense for 2015 increased by $219,000 as compared to 2014, due to a number of offsetting factors, including an increase in full-time equivalent employment (due to the addition of personnel from JVB Northern Tier), lower commissions paid for sales of non-deposit products, and lower levels of accruals for employee incentive bonus, pursuant to the Company’s Employee Annual Incentive Plan. Costs of employee benefits was $372,000 higher in 2015 than in 2014. Payroll taxes increased, as a result of higher employee compensation costs, and the cost of providing medical coverage within the Company’s self-funded plan increased by $275,000. Additionally, costs associated with maintaining the Company’s defined benefit plans increased by $62,000 in 2015 versus 2014 and employer contributions to the defined contribution plan increased by $27,000.

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

Amortization expense associated with the Bank’s investment in a low-income housing project, which first became applicable during the second quarter of 2013, was more than offset by the recording of the benefit of the tax credit from the project in both 2015 and 2014. Amortization was $479,000 in both 2015 and 2014. Amortization is scheduled to continue through 2023 at similar amounts.

Small variances in director compensation, professional fees, net gains and losses on sales of assets, amortization of intangibles and FDIC insurance essentially offset each other.

As a percentage of average assets, non-interest expense was 3.31% in 2015 as compared to 2.88% in 2014. Exclusive of merger and acquisition expenses the ratio was 2.94% in 2015.

Income Taxes

Income tax expense for 2015 amounted to $83,000 versus $525,000 in 2014. Both periods included the effect of a tax credit in the amounts of $570,000 and $575,000, respectively. The tax credit was available to the Company as a result of an equity investment in a low income housing project. The Company’s effective tax rate in 2015 was 2.6% versus 11.1% in 2014. See Note 16 of Notes to Consolidated Financial Statements for further information on income taxes.

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

Table 3

Changes in Uses and Sources of Funds
(Dollars in thousands)

	2016			2015			2014
	Average	Increase(Decrease)		Average	Increase(Decrease)		Average
	Balance	Amount	%	Balance	Amount	%	Balance
Funding Uses:
Taxable loans	$348,914	$67,994	24.2%	$280,920	$20,307	7.8%	$260,613
Tax-exempt loans	30,263	5,055	20.1	25,208	4,213	20.1	20,995
Taxable securities	124,611	12,152	10.8	112,459	810	0.7	111,649
Tax-exempt securities	23,807	(4,880)	(17.0)	28,687	(5,516)	(16.1)	34,203
Interest bearing deposits	770	173	29.0	597	(771)	(56.4)	1,368
Federal funds sold	675	643	2,009.4	32	(423)	(93.0)	455
Total interest earning assets	529,040	81,137	18.1	447,903	18,620	4.3	429,283
Investment in:
Unconsolidated subsidiary	4,614	171	3.8	4,443	207	4.9	4,236
Low income housing	3,419	(206)	(5.7)	3,625	(433)	(10.7)	4,058
BOLI and annuities	14,888	(72)	(0.5)	14,960	203	1.4	14,757
Goodwill and intangible assets	5,754	3,332	137.6	2,422	277	12.9	2,145
Other non-interest earning assets	23,703	6,281	36.1	17,422	(1,110)	(6.0)	18,532
Unrealized gains (losses) on securities	(1,505)	(2,402)	(267.8)	897	935	2,460.5	(38)
Less: Allowance for loan losses	(2,572)	(223)	(9.5)	(2,349)	(36)	(1.6)	(2,313)

Total uses	$577,341	$88,018	18.0%	$489,323	$18,663	4.0%	$470,660

Funding Sources:
Interest bearing demand deposits	$121,479	$22,861	23.2%	$98,618	$698	0.7%	$97,920
Savings deposits	96,869	22,601	30.4	74,268	8,993	13.8	65,275
Time deposits under $100,000	109,054	3,250	3.1	105,804	(12,890)	(10.9)	118,694
Time deposits over $100,000	30,333	5,294	21.1	25,039	(4,012)	(13.8)	29,051
Repurchase agreements	4,711	(5)	(0.1)	4,716	451	10.6	4,265
Short-term borrowings	15,713	(596)	(3.7)	16,309	11,306	226.0	5,003
Long-term debt	24,406	1,906	8.5	22,500	5,548	32.7	16,952
Other interest bearing liabilities	1,480	64	4.5	1,416	47	3.4	1,369
Total interest bearing liabilities	404,045	55,375	15.9	348,670	10,141	3.0	338,529
Demand deposits	105,536	21,241	25.2	84,295	6,896	8.9	77,399
Other liabilities	6,551	1,324	25.3	5,227	1,199	29.8	4,028
Stockholders' equity	61,209	10,078	19.7	51,131	427	0.8	50,704

Total sources	$577,341	$88,018	18.0%	$489,323	$18,663	4.0%	$470,660

Overall, total average assets increased by $88,018,000, or 18.0%, for the year 2016 compared to 2015, following an increase of $18,663,000, or 4.0%, in 2015 over average assets in 2014. The large increase in 2016 was primarily due to the acquisition of FNBPA in the fourth quarter of 2015. The ratio of average earning assets to total average assets was consistent at 91% in each of the last three years, while the ratio of average interest-bearing liabilities to total average assets decreased slightly each of the last three years, at 72% in 2014, 71% in 2015 and 70% in 2016. Although Juniata’s investment in its unconsolidated subsidiary, investment in a low income elderly housing project and its bank owned life insurance and annuities are not classified as interest-earning assets, income is derived directly from those assets. These instruments have represented 4.0% and 4.7% of total average assets in 2016 and 2015, respectively. A more detailed discussion of the Company’s earning assets and interest bearing liabilities will follow in the Sections titled “Loans”, “Investments”, “Deposits” and “Market/Interest Rate Risk”.

Loans

Loans outstanding at the end of each year consisted of the following (in thousands):

	December 31,
	2016	2015	2014	2013	2012
Commercial, financial and agricultural	$40,827	$34,171	$23,738	$26,281	$19,296
Real estate - commercial	123,711	127,213	90,000	74,471	69,187
Real estate - construction	35,206	26,672	20,713	19,681	18,092
Real estate - mortgage	154,905	164,617	140,676	140,459	153,122
Obligations of states and political subdivisions	13,616	17,524	15,730	12,702	12,769
Personal	10,032	6,846	4,044	4,204	5,034
Total	$378,297	$377,043	$294,901	$277,798	$277,500

From year-end 2015 to year-end 2016, total loans outstanding increased by $1,254,000, following an increase of $82,142,000 in 2015 when compared to year-end 2014. The following table summarizes how the ending balances (in thousands) changed annually in each of the last three years.

Loans	2016	2015	2014
Beginning balance	$377,043	$294,901	$277,798
Net new loans (repayments)	1,750	38,004	17,891
Loans acquired through merger, net of fair value adjustments	-	45,372	-
Loans charged off	(279)	(415)	(275)
Loans transferred to other real estate owned and other adjustments to carrying value	(217)	(819)	(513)
Net change	1,254	82,142	17,103

Ending balance	$378,297	$377,043	$294,901

The loan portfolio was comprised of approximately 44% consumer loans and 56% commercial loans (including construction) on December 31, 2016 as compared to 45% consumer loans and 55% commercial loans on December 31, 2015. Management believes that diversification in the loan portfolio is important and performs a loan concentration analysis on a quarterly basis. The highest loan concentration by activity type was commercial real estate loans secured by income-producing property, with debt service on this category of loans being reliant upon the cash flow generated by the property. In the aggregate, loans in this category had outstanding balances of $67,000,000 at December 31, 2016, or 125.9% of the Bank’s capital. Components of this concentration group with balances considered for general reserve purposes are as follows:

NAIC Definition	Outstanding Balance	% of Bank Capital
Lessors of residential buildings and dwellings	$34,824,000	65.42%
Lessors of non-residential buildings	20,120,000	37.80%
Hotels and Motels	12,056,000	22.65%
Total	$67,000,000	125.87%

Given the reserves allocated to this sector over the past several years and the continuing softness in the market, management has assigned an additional concentration risk factor to this group of loans when analyzing the adequacy of the allowance for loan losses. See Note 7 of Notes to Consolidated Financial Statements.

During 2016, there was growth in commercial, real estate construction and personal loans, largely offset by decreases in consumer mortgages, commercial real estate and obligations of states and political subdivisions. In 2015, exclusive of the loans acquired through the acquisition of FNBPA, there was growth in the commercial, commercial real estate and construction lines of business, primarily as a result of participation opportunities with other banks as well as new business development. This growth was offset somewhat by the decrease in loans to states and political subdivisions and residential real estate loans. The ongoing decline in residential real estate loans is a result of the secondary market continuing to offer more appealing fixed rates and longer terms to borrowers. Juniata is willing, able and continues to lend to qualifying businesses and individuals and is optimistic about increasing opportunities for loans in the newly acquired JVB Northern Tier region. Management also believes that the economic climate is improving and is resulting in loan growth. Our business model closely aligns lenders and community office managers’ efforts to effectively develop referrals and existing customer relationships. Continued emphasis is placed on responsiveness and personal attention given to customers, which we believe differentiates the Bank from its competition. Nearly all commercial loans are either variable or adjustable rate loans, while non-mortgage consumer loans generally have fixed rates for the duration of the loan.

Juniata strives to offer fair, competitive rates and to provide optimal service in order to attract loan growth. Emphasis will continue to be placed upon attracting the entire customer relationship of our borrowers.

The loan portfolio carries the potential risk of past due, non-performing or, ultimately, charged-off loans. The Bank attempts to manage this risk through credit approval standards and aggressive monitoring and collection efforts. Where prudent, the Bank secures commercial loans with collateral consisting of real and/or tangible personal property. Management believes that non-performing loans will continue to decline in 2017. The Company maintains a dedicated credit administration division, in response to the need for heightened credit review, both in the loan origination process and in the ongoing risk assessment process. With stringent credit standards in place, Juniata’s lending strategy stresses quality growth, diversified by product. A standardized credit policy is in place throughout the Company, and the credit committee of the Board of Directors reviews and approves all loan requests for amounts that exceed management’s approval levels. The Company makes credit judgments based on a customer’s existing debt obligations, collateral, ability to pay and general economic trends. See Note 3 of Notes to Consolidated Financial Statements.

The allowance for loan losses has been established in order to absorb probable losses on existing loans. A quarterly provision or credit is charged to earnings to maintain the allowance at adequate levels. Charge-offs and recoveries are recorded as adjustments to the allowance. The allowance for loan losses at December 31, 2016 was 0.72% of total loans, net of unearned interest, as compared to 0.66% of total loans, net of unearned interest, at the end of 2015. Loans that Juniata acquired through the combination with FNBPA on November 30, 2015 are recorded at fair value with no carryover of the related allowance for loan losses. The acquired loans are excluded from coverage by the loan loss reserve unless losses on the acquired loans exceed the fair value adjustments recorded. Through loan amortization and other scheduled payments, the excluded balances are becoming a smaller percentage of total outstanding loans, contributing to the increase in the allowance as a percentage of total loans. The allowance increased $245,000 when compared to December 31, 2015, as a result of net charge-offs of $221,000 offset by the provision of $466,000. Net charge-offs for 2016 and 2015 were 0.06% and 0.13% of average loans, respectively.

At December 31, 2016, non-performing loans (as defined in Table 4 below), as a percentage of the allowance for loan losses, were 195.1% as compared to 148.9% at December 31, 2015. Non-performing loans were 1.40% of loans as of December 31, 2016, and 0.98% of loans as of December 31, 2015. Management believes that the increased levels of nonperforming loans in 2016 will be reduced in 2017 as a number of large long-term non-performing loans are expected to be brought current or liquidated in the upcoming year. All $5,312,000 of non-performing loans at December 31, 2016 are collateralized with real estate.

Table 4

Non-Performing Loans

	2016	2015	2014	2013	2012
	(In thousands)
Nonaccrual loans	$4,733	$3,688	$4,880	$5,952	$8,846
Accruing loans past due 90 days or more, exclusive of loans acquired with credit deterioration	554	2	400	251	742
Restructured loans in default and non-accruing	25	-	366	-	-
Total non-performing loans	$5,312	$3,690	$5,646	$6,203	$9,588

Loans on which the accrual of interest has been discontinued are designated as non-accrual loans. Accrual of interest on loans is generally discontinued when the contractual payment of principal or interest has become 90 days past due or reasonable doubt exists as to the full, timely collection of principal or interest. However, it is the Company’s policy to continue to accrue interest on loans over 90 days past due as long as (1) they are guaranteed or well secured and (2) there is an effective means of timely collection in process. When a loan is placed on non-accrual status, all unpaid interest credited to income in the current year is reversed against current period income, and unpaid interest accrued in prior years is charged against the allowance for loan losses. Interest received on nonaccrual loans generally is either applied against principal or reported as interest income, according to management’s judgment as to the collectability of principal. Generally, accruals are resumed on loans only when the obligation is brought fully current with respect to interest and principal, has performed in accordance with the contractual terms for a reasonable period of time and the ultimate collectability of the total contractual principal and interest is no longer in doubt. The Company’s nonaccrual and charge-off policies are the same, regardless of loan type. During 2016, gross interest income that would have been recorded if loans on nonaccrual status had been current was $423,000, of which $37,000 was collected and included in net income.

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

As of December 31, 2016, 41 loans, with aggregate outstanding balances of $12,547,000, were evaluated for impairment. A collateral analysis was performed on each of these 41 loans in order to establish a portion of the reserve needed to carry impaired loans at no higher than fair value. As a result of this analysis, two loans were determined to have insufficient collateral, and specific reserves were established in the amount of $56,000. Also included as impaired loans were loans in the amount of $1,056,000 that were acquired with credit impairment.

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

Contingency allowance evaluation consists of several key elements. The borrower’s overall financial condition, repayment sources, guarantors and value of collateral, if appropriate, are evaluated quarterly or when credit deficiencies arise, such as delinquent loan payments. Credit quality risk ratings include regulatory classifications of special mention, substandard, doubtful and loss. Loans classified as special mention have potential weaknesses that deserve management’s close attention. If uncorrected, the potential weaknesses may result in deterioration of the repayment prospects. Loans classified as substandard have one or more well-defined weaknesses that jeopardize the liquidation of the debt. Substandard loans include loans that are inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. Loans classified as doubtful have all the weaknesses inherent in loans classified as substandard with the added characteristic that collection or liquidation in full, on the basis of current conditions and facts, is highly improbable. Loans classified as a loss are considered uncollectible and are charged to the allowance for loan losses. Loans not classified are rated pass. Specific reserves may be established for larger, individual classified loans as a result of this evaluation, as discussed above. Remaining loans are categorized into large groups of smaller balance homogeneous loans and are collectively evaluated for impairment. This computation is generally based on historical loss experience adjusted for qualitative factors. The historical loss experience is averaged over a ten-year period for each of the portfolio segments. The ten-year timeframe was selected in order to capture activity over a wide range of economic conditions and has been consistently used for the past seven years. The qualitative risk factors are reviewed for relevancy each quarter and include:

•	National, regional and local economic and business conditions, as well as the condition of various market segments, including the underlying collateral for collateral dependent loans;
•	Nature and volume of the portfolio and terms of loans;
•	Experience, ability and depth of lending and credit management and staff;

•	Volume and severity of past due, classified and nonaccrual loans, as well as other loan modifications;
•	Existence and effect of any concentrations of credit and changes in the level of such concentrations; and
•	Effect of external influences, including competition, legal and regulatory requirements.

Each factor is assigned a value to reflect improving, stable or declining conditions based on management’s best judgment using relevant information available at the time of the evaluation. Adjustments to the factors are supported through documentation of changes in conditions in a narrative accompanying the allowance for loan loss calculation.

A summary of activity in the allowance for loan loss for the last five years (in thousands) is shown below. The area most affected by charge-offs in each of the five years presented was real estate – mortgages, whose balances accounted for approximately 41% of the total loan portfolio at December 31, 2016. In 2016, the Company recorded net charge-offs of $221,000. Due to relatively low growth in net loans outstanding, low charge-offs, charge-offs and little deterioration in fair value of impaired loans during 2016, the provision for loan loss in 2016 was 7% lower than in 2015. With the provision exceeding net charge-offs, the loan loss allowance increased by 9.9% over the allowance level in December 31, 2015. Management’s analysis indicated that the loan loss allowance of $2,723,000 at December 31, 2016 was adequate.

	Years Ended December 31,
	2016	2015	2014	2013	2012
Balance of allowance - beginning of period	$2,478	$2,380	$2,287	$3,281	$2,931
Loans charged off:
Commercial, financial and agricultural	4	11	20	4	25
Real estate - commercial	146	66	92	-	-
Real estate - construction	-	24	18	117	193
Real estate - mortgage	103	305	125	1,281	852
Personal	26	9	20	29	1
Total charge-offs	279	415	275	1,431	1,071

Recoveries of loans previously charged off:
Commercial, financial and agricultural	-	7	4	13	8
Real estate - commercial	24	-	5	-	-
Real estate - mortgage	15	1	-	-	-
Personal	19	3	2	9	2
Total recoveries	58	11	11	22	10

Net charge-offs	221	404	264	1,409	1,061
Provision for loan losses	466	502	357	415	1,411
Balance of allowance - end of period	$2,723	$2,478	$2,380	$2,287	$3,281

Ratio of net charge-offs during period to average loans outstanding	0.06%	0.13%	0.09%	0.51%	0.38%

The following tables show how the allowance for loan losses is allocated among the various types of outstanding loans and the percent of loans by type to total loans.

	Allocation of the Allowance for Loan Losses (in thousands)
	December 31,
	2016	2015	2014	2013	2012
Commercial, financial and agricultural	$318	$264	$222	$253	$179
Real estate - commercial	948	836	665	534	463
Real estate - construction	231	191	155	212	202
Real estate - mortgage	1,143	1,140	1,300	1,246	2,387
Obligations of states and political subdivisions	-	-	-	-	-
Personal	83	47	38	42	50
	$2,723	$2,478	$2,380	$2,287	$3,281

	Percent of Loan Type to Total Loans
	2016	2015	2014	2013	2012
Commercial, financial and agricultural	10.8%	9.1%	8.0%	9.5%	7.0%
Real estate - commercial	32.7%	33.7%	30.5%	26.8%	24.9%
Real estate - construction	9.3%	7.1%	7.0%	7.1%	6.5%
Real estate - mortgage	40.9%	43.7%	47.8%	50.5%	55.2%
Obligations of states and political subdivisions	3.6%	4.6%	5.3%	4.6%	4.6%
Personal	2.7%	1.8%	1.4%	1.5%	1.8%
	100.0%	100.0%	100.0%	100.0%	100.0%

Investments

Total investments, defined to include all interest earning assets except loans (i.e. investment securities available for sale (at fair value), federal funds sold, interest bearing deposits, Federal Home Loan Bank stock and other interest-earning assets), totaled $154,543,000 on December 31, 2016, representing an increase of $1,716,000 when compared to year-end 2015. The following table summarizes how the ending balances (in thousands) changed annually in each of the last three years.

	2016	2015	2014
Beginning balance	$156,259	$145,639	$128,305
Purchases of investment securities	48,309	68,094	66,451
Investments acquired through merger	-	35,458	-
Sales, calls and maturities of investment securities	(47,974)	(92,989)	(50,533)
Adjustment in market value of AFS securities	(1,434)	(296)	1,573
Amortization/Accretion	(740)	(764)	(634)
Federal Home Loan Bank stock, net change	101	704	759
Interest bearing deposits with others, net change	22	413	(282)
Net change	(1,716)	10,620	17,334
Ending balance	$154,543	$156,259	$145,639

On average, investments increased by $8,088,000, or 5.7%, during 2016, following a decrease of $5,900,000, or 3.4%, during 2015. The decrease in 2015 was experienced as cash flows from maturing bonds and mortgage backed securities were used to fund loan growth. The increase in 2016 resulted from excess cash available from loan repayments.

The investment area is managed according to internally established guidelines and quality standards. Juniata segregates its investment securities portfolio into two classifications: those held to maturity and those available for sale. Juniata classifies all new marketable investment securities as available for sale, and currently holds no securities in the held to maturity or trading classifications. At December 31, 2016, the market value of the entire securities portfolio was less than amortized cost by $1,302,000 as compared to December 31, 2015, when market value was greater than amortized cost by $132,000. The weighted average life of the investment portfolio was 3.7 years on December 31, 2016 and December 31, 2015. The weighted average maturity has remained short in order to achieve a desired level of liquidity. Table 5, “Maturity Distribution”, in this Management’s Discussion and Analysis of Financial Condition shows the remaining maturity or earliest possible repricing for investment securities. The following table sets forth the maturities of securities (in thousands) and the weighted average yields of such securities by contractual maturities or call dates. Yields on obligations of states and public subdivisions are presented on a tax-equivalent basis.

	December 31, 2016		December 31, 2015		December 31, 2014
Securities		Weighted		Weighted		Weighted
	Fair	Average	Fair	Average	Fair	Average
Type and maturity	Value	Yield	Value	Yield	Value	Yield
Obligations of U.S. Government agencies and corporations
Within one year	$-	-	$1,003	2.13%	$4,566	1.96%
After one year but within five years	19,331	1.38%	24,264	1.34%	38,723	1.28%
After five years but within ten years	16,468	1.87%	7,465	2.07%	6,812	1.44%
	35,799	1.61%	32,732	1.53%	50,101	1.37%
Obligations of state and political subdivisions
Within one year	2,820	2.04%	5,771	1.97%	9,934	1.71%
After one year but within five years	13,240	2.50%	16,151	2.64%	16,853	2.14%
After five years but within ten years	10,599	3.00%	7,282	3.42%	8,748	3.27%
After ten years	-	-	331	1.85%	338	1.83%
	26,659	2.65%	29,535	2.66%	35,873	2.29%
Mortgage-backed securities
Within one year	-	-	-	-	-	-
After one year but within five years	104	1.37%	242	1.35%	537	2.08%
After five years but within ten years	7,701	2.22%	5,059	2.27%	3,417	1.58%
After ten years	77,897	2.13%	82,440	2.16%	51,475	2.13%
	85,702	2.13%	87,741	2.16%	55,429	2.10%

Equity securities	2,328		2,319		1,500
	$150,488		$152,327		$142,903

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

	2016	2015	2014
Beginning balance	$14,905	$14,807	$14,848
BOLI increase in cash surrender value	349	362	386
BOLI receipt of death benefit	(651)	(259)	(450)
Annuities net (decrease) increase in cash surrender value	28	(5)	23
Net change	(274)	98	(41)
Ending balance	$14,631	$14,905	$14,807

Investment in Unconsolidated Subsidiary

The Company owns 39.16% of the outstanding common stock of Liverpool Community Bank (LCB), Liverpool, Pennsylvania. This investment is accounted for under the equity method of accounting. The investment was carried at $4,703,000 as of December 31, 2016. The Company increases its investment in LCB for its share of earnings and decreases its investment by any dividends received from LCB. The investment is evaluated quarterly for impairment. A loss in value of the investment which is determined to be other than a temporary decline would be recognized as a loss in the period in which such determination is made. Evidence of a loss in value might include, but would not necessarily be limited to, absence of an ability to recover the carrying amount of the investment or inability of LCB to sustain an earnings capacity which would justify the current carrying value of the investment. The carrying amount at December 31, 2016 represented an increase of $150,000 when compared to December 31, 2015. In connection with this investment, two representatives of Juniata serve on the Board of Directors of LCB.

Goodwill and Intangible Assets

Branch Acquisition

On September 8, 2006, the Company acquired a branch office in Richfield, PA. Goodwill at December 31, 2016 and 2015 was $2,046,000. Core deposit intangible of $431,000 was fully amortized as of December 31, 2016 and was $29,000 net of amortization of $402,000 at December 31, 2015. The core deposit intangible was being amortized over a ten-year period on a straight line basis. Goodwill is not amortized, but is measured annually for impairment. Core deposit intangible amortization expense of $29,000, $45,000 and $45,000 was recorded in each of the years 2016, 2015 and 2014, respectively.

FNBPA Acquisition

On November 30, 2015, the Company completed its acquisition of FNBPA and as a result, recorded goodwill of $3,335,000, which was subsequently adjusted in 2016 to $3,402,000. In addition, core deposit intangible in the amount of $303,000 was recorded and will be amortized over a ten-year period using a sum of the year’s digits basis. Core deposit intangible amortization expense recorded in 2016 was $55,000 and for the succeeding five years beginning 2017 is estimated to be $49,000, $44,000, $38,000, $33,000 and $27,000 per year, respectively, and $53,000 in total for years after 2021. Other intangible assets were identified and recorded as of November 30, 2015, in the amount of $40,000 and are being amortized on a straight line basis over two years, through November 30, 2017. Expense recognized in 2016 was $20,000, and is projected to be $18,000 for 2017. Core deposit and other intangible assets, net of amortization, was $262,000 as of December 31, 2016.

The Company originates and sells residential mortgage loans into the secondary market, but retains the servicing on the loans. The mortgage servicing rights are valued based on the present value of estimated future cash flows on pools of mortgages stratified by rate and maturity date. The computed value is carried as an intangible asset. As of December 31, 2016 and December 31, 2015, the fair value of mortgage servicing rights was $205,000.

Deferred Taxes

The Company accounts for income taxes under the asset/liability method. Deferred tax assets and liabilities are recognized for the future consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, as well as operating loss and tax credit carry-forwards, if applicable. A valuation allowance is established against deferred tax assets when, in the judgment of management, it is more likely than not that such deferred tax assets will not become realizable. Management has determined that there was no need for a valuation allowance for deferred taxes as of December 31, 2016 and 2015. As of December 31, 2016 and 2015, the Company recorded a net deferred tax asset of $1,249,000 and $1,054,000, respectively, which was carried as a non-interest earning asset. Significant components of the increase of $195,000 included:

1.	A $357,000 increase in the deferred tax asset relating to unrealized losses on securities available for sale;
2.	An increase of $129,000 in the carryforward for a tax credit for low income housing investment;
3.	An increase of $62,000 in the deferred tax asset relating to defined benefit liabilities;
4.	A decrease of $216,000 in the deferred tax asset relating to fair value adjustments to acquired assets and liabilities; and
5.	A $76,000 decrease in the deferred tax asset relating to the allowance for loan losses.

The remainder of the difference was due to the various other changes in gross temporary tax differences. See Note 16 of Notes to Consolidated Financial Statements.

Other Non-interest Earning Assets

The following table summarizes the components of the non-interest earning asset category, and how the ending balances (in thousands) changed annually in each of the last three years.

	2016	2015	2014
Beginning balance	$25,886	$20,879	$23,614
Cash and cash equivalents	(921)	3,628	(1,813)
Premises and equipment, net	(52)	376	203
Other real estate owned	21	385	(49)
Investment in low income housing	444	(479)	(143)
Other receivables and prepaid expenses, including deferred tax assets	(390)	1,097	(933)
Net change	(898)	5,007	(2,735)

Ending balance	$24,988	$25,886	$20,879

Deposits

At December 31, 2016, total deposits were $455,822,000, a decrease of $1,304,000 as compared to the previous year end. At December 31, 2015, total deposits were $457,126,000, an increase of $76,242,000 from total deposits on December 31, 2014. Deposits assumed from the FNBPA acquisition accounted for an increase of $77,392,000. Otherwise, deposits decreased by $1,150,000 at December 31, 2015 as compared to December 31, 2014. The following table summarizes how the ending balances (in thousands) changed annually in each of the last three years.

		2015
		Exclusive of	FNBPA
	2016	Acquisition	Acquisition	2015	2014
Beginning balance	$457,126			$380,884	$379,645

Demand deposits	(2,661)	8,709	20,261	28,970	3,086
Interest bearing demand deposits	4,023	(3,114)	21,845	18,731	5,808
Savings deposits	526	8,344	19,149	27,493	6,669
Time deposits	(3,192)	(15,089)	16,137	1,048	(14,324)
Net change	(1,304)	(1,150)	77,392	76,242	1,239

Ending balance	$455,822			$457,126	$380,884

The following table shows (in thousands of dollars) the comparison of average core deposits and average time deposits as a percentage of total deposits for each of the last three years.

	Changes in Deposits
	(Dollars in thousands)

	2016			2015			2014
	Average	Increase(Decrease)		Average	Increase(Decrease)		Average
	Balance	Amount	%	Balance	Amount	%	Balance
Core transaction deposits:
Money market	$43,896	$10,208	30.3%	$33,688	$(3,686)	(9.9)%	$37,374
Interest bearing demand	77,583	12,653	19.5	64,930	4,384	7.2	60,546
Savings	96,869	22,601	30.4	74,268	8,993	13.8	65,275
Demand	105,536	21,241	25.2	84,295	6,896	8.9	77,399
Total	323,884	66,703	25.9	257,181	16,587	6.9	240,594

Time deposits:
$100,000 and greater	30,333	5,294	21.1	25,039	(4,012)	(13.8)	29,051
Other	109,054	3,250	3.1	105,804	(12,890)	(10.9)	118,694
Total	139,387	8,544	6.5	130,843	(16,902)	(11.4)	147,745

Total deposits	$463,271	$75,247	19.4%	$388,024	$(315)	(0.1)%	$388,339

Average deposits increased $75,247,000, or 25.9%, to $463,271,000 in 2016 following a decrease in 2015 of $315,000, or 0.1%, to $388,024,000. Core transaction accounts increased by 25.9% and 6.9%, respectively, in 2016 and 2015. The large increase in 2016 is largely due to the acquisition of FNBPA in the fourth quarter of 2015. We also believe that, over the past several years, because of the market uncertainties that accompany uncertain economic periods, investors continued to move balances of available funds into safe, FDIC-insured banking institutions and particularly into liquid transaction accounts, while funds invested in time deposits declined. Due to the sustained low-interest rate environment that existed over the period, we believe many investors had been seeking higher yields than are available in time deposit products. We continue to provide alternatives to such investors through the sale of our wealth management (non-deposit) products and are seeing investors seeking dividend yields in the stock market as well.

The consumer continues to have a need for transaction accounts, and the Bank is continuing to focus on that need in order to build deposit relationships. Our products are geared toward low-cost convenience and ease for the customer. The Company’s strategy is to aggressively seek to grow customer relationships by staying in touch with customers’ changing needs and new methods of connectivity, in an effort to increase deposit (and loan) market share. The Bank offers identity protection services as an option for all consumer demand depositors. We believe this product to be a valuable and essential tool necessary to combat the upsurge in fraud and identity theft. This product is a unique benefit to our customers as there are no other banks in our immediate market that offer a similar service.

The Bank competes in the marketplace with many sources that offer products that directly compete with traditional banking products. In keeping with our desire to provide our customers with a full array of financial services, we supplement the services traditionally offered by our Trust Department by staffing our community offices with wealth management consultants that are licensed and trained to sell variable and fixed rate annuities, mutual funds, stock brokerage services and long-term care insurance. Although the sale of these products can reduce the Bank’s deposit levels, these products offer solutions for our customers that traditional bank products cannot and allow us to more completely service our customer base. Fee income from the sale of non-deposit products (primarily annuities and mutual funds) was $223,000 and $347,000 in 2016 and 2015, respectively, representing approximately 4.1% and 7.7%, respectively, of total non-interest income.

Other Interest Bearing Liabilities

Juniata funds its needs primarily with local deposits and when necessary, relies on external funding sources for additional funding requirements. These funding sources include credit facilities at correspondent banks and the Federal Home Loan Bank of Pittsburgh. Juniata’s average balances for all borrowings increased in 2016 by $1,369,000, following an increase of $17,352,000 in 2015 as compared to 2014. The increase in 2015 was related to the Company’s use of short-term borrowings to fund loan growth.

Changes in Borrowings
(Dollars in thousands)

	2016			2015			2014
	Average	Increase(Decrease)		Average	Increase(Decrease)		Average
	Balance	Amount	%	Balance	Amount	%	Balance
Repurchase agreements	$4,711	$(5)	(0.1)%	$4,716	$451	10.6%	$4,265
Short-term borrowings	15,713	(596)	(3.7)	16,309	11,306	226.0	5,003
Long-term debt	24,406	1,906	8.5	22,500	5,548	32.7	16,952
Other interest bearing liabilities	1,480	64	4.5	1,416	47	3.4	1,369
	$46,310	$1,369	3.0%	$44,941	$17,352	62.9%	$27,589

Pension Plan

The Company has sponsored two noncontributory pension plans, the JVB Plan and the FNB Plan. The FNB Plan was assumed by the Company as part of the merger with FNBPA and was merged into the JVB Plan in 2016. The merged JVB Plan has unfunded liabilities that totaled $2,492,000 as of December 31, 2016. Through the JVB Plan, the Company provides pension benefits to substantially all employees that were employed as of December 31, 2007. Benefits are provided based upon an employee’s years of service and compensation through December 31, 2012. Effective December 31, 2012, the JVB Plan was amended to cease future service accruals after that date (i.e., it was frozen). The JVB Plan was amended in 2016 to provide pension benefits to all former FNBPA employees that were previously participants in the former FNB Plan at the same level of benefit provided in the FNB Plan. ASC Topic 715 gives guidance on the allowable pension expense that is recognized in any given year. In determining the appropriate amount of pension expense to recognize, management must make subjective assumptions relating to amounts and rates that are inherently uncertain. Please refer to Note 21 of Notes to Consolidated Financial Statements.

Stockholders’ Equity

Total stockholders’ equity decreased by $872,000 in 2016. Net income in 2016 exceeded dividends by $930,000. The Company is well-capitalized and had the capacity to maintain the traditional dividend level in 2016 when net income was affected by merger and acquisition costs. The remaining change in stockholders’ equity resulted from a number of factors. The other comprehensive income associated with the Company’s defined benefit plan, net of tax, caused a decrease of $44,000. In 2016, changes in assumptions applied to the actuarial calculation of the projected benefit obligation resulted in the decrease. It is the Company’s practice to use the most recently updated mortality tables in the assumptions, which, when applied to the Company’s participant characteristics, was more than offset by the 25 basis point reduction in the discount rate assumption used to determine the benefit obligation. Substantially offsetting this change was a decrease in fair values of investment securities at year-end 2016 as compared to year-end 2015, reducing equity by $963,000. During 2016, shares repurchased into treasury, net of those reissued, reduced equity by $927,000. The following table summarizes how the components of equity (in thousands) changed annually in each of the last three years.

	2016	2015	2014
Beginning balance	$59,962	$49,856	$49,984
Net income	5,156	3,058	4,216
Dividends	(4,226)	(3,687)	(3,690)
Common stock issued to FNBPA stockholders	-	10,637	-
Common stock issued for stock plans	64	-	-
Stock-based compensation	67	57	47
Repurchase of stock, net of re-issuance	(927)	47	(163)
Net change in unrealized security gains	(963)	(200)	1,047
Defined benefit retirement plan adjustments, net of tax	(43)	194	(1,585)
Net change	(872)	10,106	(128)

Ending balance	$59,090	$59,962	$49,856

Average stockholders' equity in 2016 was $61,209,000, an increase of 19.7% from $51,131,000 in 2015 and was $50,704,000 in 2014. At December 31, 2016, Juniata held 49,370 shares of stock in treasury versus none at December 31, 2015. Return on average equity increased to 8.42% in 2016 from 5.98% in 2015. Return on average equity was decreased in 2015 due to significant non-recurring merger and acquisition expenses recorded. See the discussion in 2016 Financial Overview section.

The Company periodically repurchases shares of its common stock under the share repurchase program approved by the Board of Directors. In December of 2016, the Board of Directors authorized the repurchase of an additional 200,000 shares of its common stock through its share repurchase program. The program will remain authorized until all approved shares are repurchased, unless terminated by the Board of Directors. Repurchases have typically been accomplished through open market transactions and have complied with all regulatory restrictions on the timing and amount of such repurchases. Shares repurchased have been added to treasury stock and accounted for at cost. These shares may be reissued for stock option exercises, employee stock purchase plan purchases, restricted stock awards, to fulfill dividend reinvestment program needs and to supply shares needed as consideration in an acquisition. During 2016, 2015 and 2014, 49,370, 3,504 and 12,322 shares, respectively, were repurchased in conjunction with this program. Shares remaining authorized for repurchase in the program were 178,279 as of December 31, 2016. On November 30, 2015, 555,555 treasury shares were reissued to former FNBPA shareholders in conjunction with the acquisition of FNBPA.

In each of the years 2016, 2015 and 2014, Juniata declared dividends of $0.88 per common share (See Note 17 of Notes to Consolidated Financial Statements regarding restrictions on dividends from the Bank to the Company). The dividend payout ratio was 82.0% and 120.6% in 2016 and 2015, respectively. The dividend payout ratio in 2015 was unusually high due to the impact on net income of non-recurring merger expenses. In January 2017, the Board of Directors declared a dividend of $0.22 per share to stockholders of record on February 15, 2017, payable on March 1, 2017.

Juniata’s book value per share at December 31, 2016 was $12.43, as compared to $12.50 at each of December 31, 2015 and 2014. Juniata’s average equity to assets ratio for 2016, 2015 and 2014 was 10.60%, 10.45% and 10.77%, respectively. Refer also to the Capital Risk section in the Asset / Liability management discussion that follows.

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

“Available liquidity” encompasses all three sources of liquidity when determining liquidity adequacy. It results from the Bank’s access to short-term funding sources for immediate needs and long-term funding sources when the need is determined to be permanent. Management uses both on-balance sheet liquidity and off-balance sheet liquidity to manage its liquidity position. The Company’s liquidity strategy seeks to maintain an adequate volume of high quality liquid instruments to facilitate customer liquidity demands. Management also maintains sufficient capital, which provides access to the liability and off-balance sheet sides of the balance sheet for funding. An active knowledge of debt funding sources is important to liquidity adequacy.

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

Juniata is a member of the Federal Home Loan Bank (FHLB) of Pittsburgh, which provides short-term liquidity and a source for long-term borrowings. The Bank uses this vehicle to satisfy temporary funding needs throughout the year. The Company had short-term borrowings of $27,700,000 on December 31, 2016 and $30,061,000 on December 31, 2015.

The Bank’s maximum borrowing capacity with the Federal Home Loan Bank of Pittsburgh (“FHLB”) was $165,283,000 at December 31, 2016. In order to borrow additional amounts, the FHLB would require the Bank to purchase additional FHLB Stock. The FHLB is a source of both short-term and long-term funding. The Bank must maintain sufficient qualifying collateral to secure all outstanding advances.

Juniata needs to have liquid resources available to fulfill contractual obligations that require future cash payments. The table below summarizes the Company’s significant contractual obligations to third parties (in thousands of dollars), by type, that were fixed and determined at December 31, 2016. Further discussion of the nature of each obligation is included in the referenced note to the consolidated financial statements.

Contractual Obligations

		Payments Due by Period
				One to	Three to	More than
	Note		Less than	Three	Five	Five
	Reference	Total	One Year	Years	Years	Years
Certificates of deposits	13	$137,938	$48,258	$36,215	$39,806	$13,659
Short-term borrowings and security repurchase agreements	14	32,196	32,196	-	-	-
Long-term debt	14	25,000	6,250	18,750	-	-
Operating lease obligations	15	435	145	162	123	5
Other long-term liabilities
3rd party data processor contract	24	792	528	264	-	-
Supplemental retirement and deferred compensation	21	2,870	278	551	516	1,525
		$199,231	$87,655	$55,942	$40,445	$15,189

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

As of December 31, 2016, the Company believes its current capital levels would meet the fully phased-in minimum capital requirements, including capital conservation buffer, as prescribed in the U.S. Basel III Capital Rules. See Note 17 of Notes to the Consolidated Financial Statements.

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

Recent changes in the values of financial institution stocks have significantly increased the likelihood of realizing significant gains in the near-term. Although the primary objective of the portfolio is to achieve value appreciation in the long term while earning consistent, attractive after-tax yields from dividends, stock holdings will be sold to execute Company objectives, including tax strategies. The carrying value of the financial institution stocks accounted for 0.4% of the Company’s total assets as of December 31, 2016. Management performs an impairment analysis on the entire investment portfolio, including the financial institution stocks on a quarterly basis. No “other-than-temporary” impairment was identified or recorded on stocks in 2016, 2015 or 2014; however, there is no assurance that declines in market values of the common stock portfolio in the future will not result in subsequent “other-than-temporary” impairment charges, depending upon facts and circumstances present.

The equity investments in the Corporation’s portfolio had a cost basis of $1,615,000 and a fair value of $2,328,000 at December 31, 2016, resulting in net unrealized gains in this portfolio of $713,000 at December 31, 2016.

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

The primary objective of the Company’s asset-liability management process is to maximize current and future net interest income within acceptable levels of interest rate risk while satisfying liquidity and capital requirements. Management recognizes that a certain amount of interest rate risk is inherent, appropriate and necessary to ensure profitability. A full simulation approach is used to assess earnings and capital at risk from movements in interest rates. First, all rate-sensitive assets and rate-sensitive liabilities are segregated into their respective repricing intervals to determine expected cash flows. Next, a multiplier (BETA) is assigned to rate sensitive instruments to apply management’s repricing behavior. Management reprices differently in rising and declining rates, so different Betas are used to better simulate, especially in regard to deposit pricing. Next, interest income or expense is modeled by determining the impact based on amount of contribution remaining over the following 12 months in the simulation. The model considers three major components of income simulation consisting of (1) determining repricing cash flows, (2) modeling management’s repricing behavior, and (3) accounting for the instruments positions within the 12 month simulation period. The net interest income effect is determined on a static basis (as if no other factors were present). As the table below indicates, based upon rate shock simulations on a static basis, the Company’s balance sheet is relatively rate-neutral as rates rise or decline through a 300 basis point change. The impact of a 400 basis point rate increase is more significant, as modeling assumptions project a liability sensitive position in that scenario. The modeled effects for increases and decreases to net interest income over a twelve-month period as a result of this modeling approach are shown in the table below. Juniata’s rate risk policies provide for maximum limits on net interest income that can be at risk for 100 through 400 basis point changes in interest rates, and Juniata is in compliance with those policy limits.

Effect of Interest Rate Risk on Net Interest Income

(Dollars in thousands)

Change in Interest Rates (Basis Points)	Total Change in Net Interest Income

400	$(1,032)
300	(168)
200	246
100	268
0	-
(100)	240
(200)	193
(300)	(116)
(400)	(467)

The net interest income at risk position remained within the guidelines established by the Company’s asset/liability policy in each of the above scenarios.

Table 5, presented below, illustrates the maturity distribution of the Company’s interest-sensitive assets and liabilities as of December 31, 2016. Earliest re-pricing opportunities for variable and adjustable rate products and scheduled maturities for fixed rate products have been placed in the appropriate column to compute the cumulative sensitivity ratio (ratio of interest-earning assets to interest-bearing liabilities). Securities with call features are treated as though the call date is the maturity date. Through one year, the cumulative sensitivity ratio is 0.50, indicating a liability-sensitive balance sheet, when measured on a static basis.

Table 5
MATURITY DISTRIBUTION
AS OF DECEMBER 31, 2016
(Dollars in thousands)
Remaining Maturity / Earliest Possible Repricing

		Over One
	Within	Year But	Over
	One	Within Five	Five
	Year	Years	Years	Total
Interest Earning Assets
Interest bearing deposits	$195	$250	$-	$445
Investment securities:
Debt securities - taxable	27,852	9,499	-	37,351
Debt securities - tax-exempt	3,601	18,250	3,256	25,107
Mortgage-backed securities	12,711	41,584	31,407	85,702
Stocks	-	-	2,328	2,328
Loans:
Commercial, financial, and agricultural	17,892	15,851	7,084	40,827
Real estate - construction	8,436	4,125	22,645	35,206
Other loans	79,973	129,126	93,165	302,264
Total Interest Earning Assets	150,660	218,685	159,885	529,230
Interest Bearing Liabilities
Demand deposits	118,429	-	-	118,429
Savings deposits	95,449	-	-	95,449
Certificates of deposit over $100,000	9,976	14,897	7,648	32,521
Time deposits	38,279	61,107	6,031	105,417
Securities sold under agreements to repurchase	4,496	-	-	4,496
Short-term borrowings	27,700	-	-	27,700
Long-term debt	6,250	18,750	-	25,000
Other interest bearing liabilities	1,545	-	-	1,545
Total Interest Bearing Liabilities	302,124	94,754	13,679	410,557
Gap	$(151,464)	$123,931	$146,206	$118,673
Cumulative Gap	$(151,464)	$(27,533)	$118,673

Cumulative sensitivity ratio	0.50	0.93	1.29

Commercial, financial and agricultural loans maturing after one year with:
Fixed interest rates		$14,926	$6,668	$21,594
Variable interest rates		12,245	890	13,135
Total		$27,171	$7,558	$34,729

Certificates of Deposit over $100,000
Maturing within 3 months	$2,896
Maturing within 3 to 6 months	2,541
Maturing within 6 to 12 months	4,539
Matuirng after 1 year	22,545
$32,521

Investment Portfolio Risk

Management considers its investment portfolio risk as the amount of appreciation or depreciation the investment portfolio will sustain when interest rates change. The securities portfolio will decline in value when interest rates rise and increase in value when interest rates decline. Securities with long maturities, excessive optionality (as a result of call features) and unusual indexes tend to produce the most market risk during interest rate movements. Rate shocks of minus 100 and plus 100, 200, 300 and 400 basis points were applied to the securities portfolio to determine how Tier 1 capital would be affected if the securities portfolio had to be liquidated and all gains and losses were recognized. The test revealed that, as of December 31, 2016, the risk-based capital ratio would remain adequate under these scenarios.

Economic Risk

Economic risk is the risk that the long-term or underlying value of the Company will change if interest rates change. Economic value of equity (EVE) represents the change in the value of the balance sheet without regard to business continuity. Generally, banks are exposed to rising interest rates on an economic value of equity basis because of the inherent mismatch between longer duration assets compared to shorter duration liabilities. Rate shocks are applied to all financial assets and liabilities, using parallel and non-parallel rate shifts of 100 to 400 basis points to estimate the change in EVE under the various scenarios. As of December 31, 2016, a non-parallel 200 basis point increase shock in rates produced an estimated 9.8% decline in EVE, indicating a stable value well within Juniata’s policy guidelines.

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

The Company had outstanding loan origination commitments aggregating $56,095,000 and $42,619,000 at December 31, 2016 and 2015, respectively. In addition, the Company had $3,889,000 and $4,661,000 outstanding in unused lines of credit commitments extended to its customers at December 31, 2016 and 2015, respectively.

Letters of credit are instruments issued by the Company that guarantee payment by the Bank to the beneficiary in the event of default by the Company's customer in the non-performance of an obligation or service. Most letters of credit are extended for a one-year period. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Company holds collateral supporting those commitments for which collateral is deemed necessary. The amount of the liability as of December 31, 2016 and 2015 for guarantees under letters of credit issued is not material.

The maximum undiscounted exposure related to these guarantees at December 31, 2016 was $2,300,000, and the approximate value of underlying collateral upon liquidation that would be expected to cover this maximum potential exposure was $11,851,000.

In 2009, the Company executed an agreement to obtain technology outsourcing services through an outside service bureau, and those services began in June 2010. The agreement provides for termination fees if the Company cancels the services prior to the end of the 8-year commitment period. The termination fee would be an amount equal to one hundred percent of the estimated remaining value of the terminated services if terminated in the first contract year, ninety percent of the estimated remaining value of the terminated services if terminated in the second contract year, eighty percent and seventy percent of the remaining value of the terminated services if terminated in the third and fourth contract years, respectively, and sixty percent of the remaining value of the terminated services if terminated in contract years five through eight. Termination fees are estimated to be approximately $475,000 at December 31, 2015. Since the Company does not expect to terminate these services prior to the end of the commitment period, no liability has been recorded at December 31, 2016.

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

Management assessed the effectiveness of the Company’s internal control over financial reporting as of December 31, 2016. In making this assessment, it used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control-Integrated Framework (2013).

Based on our assessment, management concluded that as of December 31, 2016, the Company’s internal control over financial reporting is effective and meets the criteria of the Internal Control-Integrated Framework (2013).

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

Marcie A. Barber, President and Chief Executive Officer

JoAnn N. McMinn, Chief Financial Officer

Report of Independent Registered Public Accounting Firm on Effectiveness of Internal Control over Financial Reporting

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders

Juniata Valley Financial Corp.

Mifflintown, Pennsylvania

We have audited Juniata Valley Financial Corp. and its wholly-owned subsidiary’s, The Juniata Valley Bank, (the “Company”) internal control over financial reporting as of December 31, 2016, based on criteria established in Internal Control – Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying “Item 9A, Report on Management’s Assessment of Internal Control over Financial Reporting.” Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.

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

In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2016, based on the COSO criteria.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated statements of financial condition as of December 31, 2016 and 2015 and the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows of Juniata Valley Financial Corp. and its wholly-owned subsidiary, The Juniata Valley Bank for each of the three years in the period ended December 31, 2016, and our report dated March 15, 2017 expressed an unqualified opinion thereon.

/s/ BDO USA, LLP

Harrisburg, Pennsylvania

March 15, 2017

Report of Independent Registered Public Accounting Firm on Consolidated Financial Statements

Report of Independent Registered Public Accounting Firm

Board of Directors and Stockholders

Juniata Valley Financial Corp.

Mifflintown, Pennsylvania

We have audited the accompanying consolidated statements of financial condition of Juniata Valley Financial Corp., and its wholly-owned subsidiary, The Juniata Valley Bank, (the “Company”) as of December 31, 2016 and 2015 and the related consolidated statements of income, comprehensive income, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2016. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Juniata Valley Financial Corp. and its wholly-owned subsidiary, The Juniata Valley Bank at December 31, 2016 and 2015, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2016, in conformity with accounting principles generally accepted in the United States of America.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of December 31, 2016, based on criteria established in the Internal Control – Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated March 15, 2017, expressed an unqualified opinion thereon.

/s/ BDO USA, LLP

Harrisburg, Pennsylvania

March 15, 2017

Juniata Valley Financial Corp. and Subsidiary
Consolidated Statements of Financial Condition
( in thousands, except share data)

	December 31,	December 31,
	2016	2015
ASSETS
Cash and due from banks	$9,464	$10,385
Interest bearing deposits with banks	95	73
Cash and cash equivalents	9,559	10,458

Interest bearing time deposits with banks	350	350
Securities available for sale	150,488	152,327
Restricted investment in Federal Home Loan Bank (FHLB) stock	3,610	3,509
Investment in unconsolidated subsidiary	4,703	4,553
Residential mortgage loans held for sale	-	125
Student loans held for sale	-	1,683
Total loans	378,297	377,043
Less: Allowance for loan losses	(2,723)	(2,478)
Total loans, net of allowance for loan losses	375,574	374,565
Premises and equipment, net	6,857	6,909
Other real estate owned	638	617
Bank owned life insurance and annuities	14,631	14,905
Investment in low income housing partnership	3,812	3,368
Core deposit and other intangible	262	366
Goodwill	5,448	5,381
Mortgage servicing rights	205	205
Accrued interest receivable and other assets	4,217	4,607
Total assets	$580,354	$583,928
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Deposits:
Non-interest bearing	$104,006	$106,667
Interest bearing	351,816	350,459
Total deposits	455,822	457,126

Securities sold under agreements to repurchase	4,496	4,996
Short-term borrowings	27,700	30,061
Long-term debt	25,000	22,500
Other interest bearing liabilities	1,545	1,471
Accrued interest payable and other liabilities	6,701	7,812
Total liabilities	521,264	523,966
Stockholders' Equity:
Preferred stock, no par value:
Authorized - 500,000 shares, none issued	-	-
Common stock, par value $1.00 per share:
Authorized - 20,000,000 shares
Issued -
4,805,000 shares at December 31, 2016;
4,798,086 shares at December 31, 2015
Outstanding -
4,755,630 shares at December 31, 2016;
4,798,086 shares at December 31, 2015	4,805	4,798
Surplus	18,476	18,352
Retained earnings	39,945	39,015
Accumulated other comprehensive loss	(3,209)	(2,203)
Cost of common stock in Treasury:
49,370 shares at December 31, 2016	(927)	-
Total stockholders' equity	59,090	59,962
Total liabilities and stockholders' equity	$580,354	$583,928

See Notes to Consolidated Financial Statements

Juniata Valley Financial Corp. and Subsidiary
Consolidated Statements of Income
(in thousands, except share and per share data)

	Years Ended December 31,
	2016	2015	2014
Interest income:
Loans, including fees	$17,559	$14,645	$14,465
Taxable securities	2,475	2,267	1,950
Tax-exempt securities	418	465	513
Other interest income	17	2	4
Total interest income	20,469	17,379	16,932
Interest expense:
Deposits	1,811	1,677	2,356
Securities sold under agreements to repurchase	5	5	4
Short-term borrowings	94	63	15
Long-term debt	328	275	207
Other interest bearing liabilities	30	22	16
Total interest expense	2,268	2,042	2,598
Net interest income	18,201	15,337	14,334
Provision for loan losses	466	502	357
Net interest income after provision for loan losses	17,735	14,835	13,977
Non-interest income:
Customer service fees	1,736	1,563	1,278
Debit card fee income	1,044	866	847
Earnings on bank owned life insurance and annuities	371	378	391
Trust fees	454	396	438
Commissions from sales of non-deposit products	223	347	352
Income from unconsolidated subsidiary	222	238	236
Fees derived from loan activity	232	187	202
Mortgage banking income	158	190	214
Gain on sales and calls of securities	218	13	9
Gain on sales of loans	113	-	-
Gain from life insurance proceeds	364	98	165
Other non-interest income	283	229	202
Total non-interest income	5,418	4,505	4,334
Non-interest expense:
Employee compensation expense	6,883	6,095	5,876
Employee benefits	2,301	1,816	1,444
Occupancy	1,137	1,039	993
Equipment	661	519	470
Data processing expense	1,807	1,589	1,545
Director compensation	238	192	205
Professional fees	539	430	396
Taxes, other than income	437	368	340
FDIC Insurance premiums	375	318	310
Loss (gain) on sales of other real estate owned	150	(14)	22
Amortization of intangibles	105	51	45
Amortization of investment in low-income housing partnership	479	479	479
Merger and acquisition expense	347	1,806	-
Other non-interest expense	1,719	1,511	1,445
Total non-interest expense	17,178	16,199	13,570
Income before income taxes	5,975	3,141	4,741
Provision for income taxes	819	83	525
Net income	$5,156	$3,058	$4,216
Earnings per share
Basic	$1.07	$0.72	$1.01
Diluted	$1.07	$0.72	$1.01
Cash dividends declared per share	$0.88	$0.88	$0.88
Weighted average basic shares outstanding	4,801,245	4,240,319	4,192,761
Weighted average diluted shares outstanding	4,802,175	4,241,265	4,193,129

See Notes to Consolidated Financial Statements

Juniata Valley Financial Corp. and Subsidiary
Consolidated Statements of Comprehensive Income
( in thousands)

	Year ended December 31, 2016
	Before
	Tax	Tax	Net-of-Tax
	Amount	Effect	Amount
Net income	$5,975	$(819)	$5,156
Other comprehensive income (loss):
Available for sale securities :
Unrealized holding loss arising during the period	(1,215)	413	(802)
Unrealized holding loss from unconsolidated subsidiary	(17)	-	(17)
Less reclassification adjustment for gains included in net income (1) (3)	(218)	74	(144)
Unrecognized pension net loss (2) (3)	(9)	3	(6)
Unrecognized pension loss due to change in assumptions (2) (3)	(305)	104	(201)
Amortization of pension net actuarial loss (2) (3)	248	(84)	164
Other comprehensive loss	(1,516)	510	(1,006)
Total comprehensive income	$4,459	$(309)	$4,150

	Year ended December 31, 2015
	Before
	Tax	Tax	Net-of-Tax
	Amount	Effect	Amount
Net income	$3,141	$(83)	$3,058
Other comprehensive income (loss):
Available for sale securities :
Unrealized holding loss arising during the period	(291)	99	(192)
Unrealized holding gains from unconsolidated subsidiary	1	-	1
Less reclassification adjustment for gains included in net income (1) (3)	(13)	4	(9)
Unrecognized pension net loss (2) (3)	(571)	194	(377)
Unrecognized pension gain due to change in assumptions (2) (3)	623	(212)	411
Amortization of pension net actuarial loss (2) (3)	242	(82)	160
Other comprehensive loss	(9)	3	(6)
Total comprehensive income	$3,132	$(80)	$3,052

	Year ended December 31, 2014
	Before
	Tax	Tax	Net-of-Tax
	Amount	Effect	Amount
Net income	$4,741	$(525)	$4,216
Other comprehensive income (loss):
Available for sale securities :
Unrealized holding gains arising during the period	1,582	(539)	1,043
Unrealized holding gains from unconsolidated subsidiary	10	-	10
Less reclassification adjustment for gains included in net income (1) (3)	(9)	3	(6)
Unrecognized pension net loss (2) (3)	(144)	49	(95)
Unrecognized pension loss due to change in assumptions (2) (3)	(2,297)	781	(1,516)
Amortization of pension net actuarial loss (2) (3)	40	(14)	26
Other comprehensive loss	(818)	280	(538)
Total comprehensive income	$3,923	$(245)	$3,678

(1)	Amounts are included in (loss) gain on calls of securities on the Consolidated Statements of Income as a separate element within total non-interest income.
(2)	Amounts are included in the computation of net periodic benefit cost and are included in employee benefits expense on the Consolidated Statements of Income as a separate element within total non-interest expense.
(3)	Income tax amounts are included in the provision for income taxes on the Consolidated Statements of Income.

See Notes to Consolidated Financial Statements

Juniata Valley Financial Corp. and Subsidiary
Consolidated Statements of Stockholders' Equity
(in thousands, except share and per share data)
Years Ended December 31, 2016, 2015 and 2014

	Number				Accumulated
	of				Other		Total
	Shares	Common		Retained	Comprehensive	Treasury	Stockholders'
	Outstanding	Stock	Surplus	Earnings	Loss	Stock	Equity

Balance at January 1, 2014	4,196,266	$4,746	$18,370	$39,118	$(1,659)	$(10,591)	$49,984
Net income				4,216			4,216
Other comprehensive loss					(538)		(538)
Cash dividends at $0.88 per share				(3,690)			(3,690)
Stock-based compensation activity			47				47
Purchase of treasury stock	(12,322)					(222)	(222)
Treasury stock issued for stock plans	3,497		(8)			67	59
Balance at December 31, 2014	4,187,441	4,746	18,409	39,644	(2,197)	(10,746)	49,856
Net income				3,058			3,058
Other comprehensive loss					(6)		(6)
Cash dividends at $0.88 per share				(3,687)			(3,687)
Stock-based compensation activity			57				57
Purchase of treasury stock	(3,504)					(63)	(63)
Treasury stock issued for stock plans	6,334		(12)			122	110
Common stock issued to
FNBPA stockholders	607,815	52	(102)			10,687	10,637
Balance at December 31, 2015	4,798,086	4,798	18,352	39,015	(2,203)	-	59,962
Net income				5,156			5,156
Other comprehensive loss					(1,006)		(1,006)
Cash dividends at $0.88 per share				(4,226)			(4,226)
Stock-based compensation activity			67				67
Purchase of treasury stock	(49,370)					(927)	(927)
Common stock issued for stock plans	6,914	7	57				64
Balance at December 31, 2016	4,755,630	$4,805	$18,476	$39,945	$(3,209)	$(927)	$59,090

See Notes to Consolidated Financial Statements

Juniata Valley Financial Corp. and Subsidiary
Consolidated Statements of Cash Flows
( in thousands)

	Years Ended December 31,
	2016	2015	2014
Operating activities:
Net income	$5,156	$3,058	$4,216
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	466	502	357
Depreciation	595	506	494
Net amortization of securities premiums	740	764	634
Net amortization of loan origination costs	63	68	13
Deferred net loan origination (costs) fees	(124)	(139)	142
Amortization of core deposit intangible	105	51	45
Amortization of investment in low income housing partnership	479	479	479
Net amortization of purchase fair value adjustments	(9)	(3)	-
Net realized gain on sales and calls of securities	(218)	(13)	(9)
Net loss (gain) on sales of other real estate owned	148	(14)	22
Earnings on bank owned life insurance and annuities	(371)	(378)	(391)
Deferred income tax expense (benefit)	320	(66)	194
Equity in earnings of unconsolidated subsidiary, net of dividends of $55, $55 and $48	(167)	(183)	(188)
Stock-based compensation expense	67	57	47
Mortgage loans originated for sale	(1,582)	(3,385)	(3,759)
Proceeds from loans sold to others	1,822	3,438	3,949
Gains on sales of loans	(228)	(190)	(214)
Gain from life insurance proceeds	(364)	(98)	(165)
Decrease (increase) in accrued interest receivable and other assets	461	292	(41)
(Decrease) increase in accrued interest payable and other liabilities	(1,056)	497	83
Net cash provided by operating activities	6,303	5,243	5,908
Investing activities:
Purchases of:
Securities available for sale	(48,195)	(67,047)	(66,451)
FHLB stock	(111)	(704)	(759)
Premises and equipment	(542)	(463)	(697)
Bank owned life insurance and annuities	(53)	(54)	(60)
Proceeds from:
Sales of securities available for sale	4,304	53,213	14,631
Maturities of and principal repayments on securities available for sale	43,835	39,776	35,911
Sale of student loans	1,796	-	-
Bank owned life insurance and annuities	-	34	5
Life insurance claims	1,016	357	615
Sale of other real estate owned	144	644	396
Sale of other assets	20	-	-
Net cash received from acquisition of FNBPA	-	1,244	-
Investment in low income housing partnerships	(923)	-	(336)
Net decrease in interest bearing time deposits with banks	-	-	249
Net increase in loans	(1,750)	(38,004)	(17,891)
Net cash used in investing activities	(459)	(11,004)	(34,387)
Financing activities:
Net (decrease) increase in deposits	(1,293)	(1,421)	1,239
Net (decrease) increase in short-term borrowings and securities sold under agreements to repurchase	(2,861)	14,513	6,747
Issuance of long-term debt	10,000	-	22,500
Repayment of long-term debt	(7,500)	-	-
Cash dividends	(4,226)	(3,687)	(3,690)
Purchase of treasury stock	(927)	(63)	(222)
Common stock issued for employee stock plans	64	110	59
Net cash (used in) provided by financing activities	(6,743)	9,452	26,633
Net (decrease) increase in cash and cash equivalents	(899)	3,691	(1,846)
Cash and cash equivalents at beginning of year	10,458	6,767	8,613
Cash and cash equivalents at end of year	$9,559	$10,458	$6,767

Supplemental information:
Interest paid	2,237	$2,105	$2,584
Income taxes paid	200	100	50
Supplemental schedule of noncash investing and financing activities:
Transfer of loans to other real estate owned	313	$901	$369
Transfer of loans to other assets	20	-	-
Securities sold settling after year-end	104	-	-
Supplemental schedule of assets and liabilities in connection with merger:
Assets acquired:
Interest bearing time deposits with banks	-	350	-
Securities	-	35,458	-
Loans	-	47,055	-
Property and equipment	-	419	-
Accrued interest receivable	-	550	-
Core deposit and other intangible assets	-	343	-
Deferred income taxes	-	732	-
Other real estate owned	-	114	-
Other assets	-	31	-
		85,052
Liabilities assumed:
Deposits	-	77,665	-
Pension liability	-	1,248	-
Accrued interest payable and other liabilities	-	81	-
	-	78,994	-

See Notes to Consolidated Financial Statements

JUNIATA VALLEY FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2016, 2015 AND 2014

1. Nature Of Operations

Juniata Valley Financial Corp. (“Juniata” or the “Company”) is a bank holding company operating in central Pennsylvania for the purpose of delivering financial services within its local market. Through its wholly-owned banking subsidiary, The Juniata Valley Bank (the “Bank”), Juniata provides retail and commercial banking and other financial services through 15 branch locations located in Juniata, Mifflin, Perry, McKean, Potter and Huntingdon Counties. Additionally, in Mifflin, Juniata and Centre Counties, the Company maintains three offices for loan production, trust services and wealth management sales. Each of the Company’s lines of business are part of the same reporting segment, whose operating results are regularly reviewed and managed by a centralized executive management group. As a result, the Company has only one reportable segment for financial reporting purposes. The Bank provides a full range of banking services, including on-line and mobile banking, an automatic teller machine network, checking accounts, identity protection products for consumers, savings accounts, money market accounts, fixed rate certificates of deposit, club accounts, secured and unsecured commercial and consumer loans, construction and mortgage loans, safe deposit facilities and credit loans with overdraft checking protection. The Bank also provides a variety of trust services. The Company has a contractual arrangement with a broker-dealer to allow the offering of annuities, mutual funds, stock and bond brokerage services and long-term care insurance to its local market. Most of the Company’s commercial customers are small and mid-sized businesses operating in the Bank’s local service area. The Bank operates under a state bank charter and is subject to regulation by the Pennsylvania Department of Banking and the Federal Deposit Insurance Corporation. Juniata is subject to regulation by the Board of Governors of the Federal Reserve Bank and the Pennsylvania Department of Banking and Securities.

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

Basis of presentation

Certain amounts previously reported have been reclassified to conform to the consolidated financial statement presentation for 2016. The reclassification had no effect on net income.

Significant group concentrations of credit risk

Most of the Company’s activities are with customers located within the Juniata Valley and the JVB Northern Tier regions. Note 6 discusses the types of securities in which the Company invests. Note 7 discusses the types of lending in which the Company engages.

As of December 31, 2016, credit exposure to lessors of residential buildings and dwellings represented 61.6% of capital and credit exposure to lessors of non-residential buildings represented 32.6% of capital. Otherwise, there were no concentrations of credit to any particular industry equaling more than 25% of total capital. The Bank’s business activities are geographically concentrated in the counties of Juniata, Mifflin, Perry, Huntingdon, Centre, Franklin, McKean, Potter and Snyder, Pennsylvania. The Bank has a diversified loan portfolio; however, a substantial portion of its debtors’ ability to honor their obligations is dependent upon the economy in central Pennsylvania.

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

Securities

Securities classified as available for sale, which include marketable investment securities, are stated at fair value, with the unrealized gains and losses, net of tax, reported as a component of other comprehensive income (loss). Securities classified as available for sale are those securities that the Company intends to hold for an indefinite period of time but not necessarily to maturity. Any decision to sell a security classified as available for sale would be based on various factors, including significant movement in interest rates, changes in maturity mix of the Company’s assets and liabilities, liquidity needs, regulatory capital considerations and other similar factors. Investment securities that management has the positive intent and ability to hold until maturity regardless of changes in market conditions, liquidity needs or changes in general economic conditions are classified as held to maturity and are stated at cost, adjusted for amortization of premium and accretion of discount computed by the interest method over their contractual lives. Interest and dividends on investment securities available for sale and held to maturity are recognized as income when earned. Premiums and discounts are recognized in interest income using the interest method over the terms of the securities. Gains or losses on the disposition of securities available for sale are based on the net proceeds and the adjusted carrying amount of the securities sold, determined on a specific identification basis. The Company had no securities classified as held to maturity at December 31, 2016 and 2015.

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

Management believes no impairment charge was necessary related to the FHLB restricted stock during 2016, 2015 or 2014.

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

Loan origination fees and costs

Loan origination fees and related direct origination costs for a given loan are deferred and amortized over the life of the loan on a level-yield basis as an adjustment to interest income over the contractual life of the loan. As of December 31, 2016 and 2015, the amount of net unamortized origination fees carried as an adjustment to outstanding loan balances was $103,000 and $152,000, respectively.

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

In addition, regulatory agencies, as an integral part of their examination process, periodically review the Company’s allowance for loan losses and may require the Company to recognize additions to the allowance for loan losses based on their judgments about information available to them at the time of their examination, which may not be currently available to management. Based on management’s comprehensive analysis of the loan portfolio, management believes the level of the allowance for loan losses as of December 31, 2016 was adequate.

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

Acquired loans that met the criteria for impaired or nonaccrual of interest prior to the acquisition may be considered performing upon acquisition, regardless of whether the customer is contractually delinquent, if Juniata expects to fully collect the new carrying value (i.e. fair value) of the loans. As such, Juniata may no longer consider the loan to be nonaccrual or nonperforming and may accrue interest on these loans, including the impact of any accretable discount. In addition, charge-offs on such loans would be first applied to the nonaccretable difference portion of the fair value adjustment.

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

Other real estate owned

Assets acquired in settlement of mortgage loan indebtedness are recorded as other real estate owned (OREO) at fair value less estimated costs to sell, establishing a new cost basis. Costs to maintain the assets and subsequent gains and losses attributable to their disposal are included in other expense as realized. No depreciation or amortization expense is recognized. At December 31, 2016 and 2015, the carrying value of other real estate owned was $638,000 and $617,000, respectively.

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

Goodwill and other intangible assets are tested for impairment annually or when circumstances arise indicating impairment may have occurred. In determining whether impairment has occurred, management considers a number of factors including, but not limited to, the market value of the Company’s stock, operating results, business plans, economic projections, anticipated future cash flows and current market data. There are inherent uncertainties related to these factors and management’s judgment in applying them to the analysis of impairment. Changes in economic and operating conditions, as well as other factors, could result in impairment in future periods. Any impairment losses arising from such testing would be reported in the Consolidated Statements of Income as a separate line item within operations. There were no impairment losses recognized as a result of periodic impairment testing in each of the three years ended December 31, 2016.

Mortgage servicing rights

The Company originates residential mortgage loans with the intent to sell. These individual loans are normally funded by the buyer immediately. The Company maintains servicing rights on these loans.

Mortgage servicing rights are recognized as an asset upon the sale of a mortgage loan. A portion of the cost of the loan is allocated to the servicing right based upon relative fair value. Servicing rights are intangible assets and are carried at estimated fair value. The carrying amount of mortgage servicing rights was $205,000 at December 31, 2016 and 2015. Adjustments to fair value are recorded as non-interest income and included in gain on sales of loans in the consolidated statements of income.

The Company retains the servicing rights on certain mortgage loans sold to the FHLB and receives mortgage banking fee income based upon the principal balance outstanding. Total loans serviced for the FHLB were $21,705,000 and $21,841,000 at December 31, 2016 and 2015, respectively. The mortgage loans sold to the FHLB and serviced by the Company are not reflected in the consolidated statements of financial condition.

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

GAAP requires split-dollar life insurance arrangements to have a liability recognized related to the postretirement benefits covered by an endorsement split-dollar life insurance arrangement. The accrued benefit liability was $949,000 and $887,000 as of December 31, 2016 and 2015, respectively. Related expenses for 2016, 2015 and 2014 were $61,000, $29,000 and $66,000, respectively.

Investments in low-income housing partnerships

Juniata has invested as a limited partner in a partnership that provides low-income housing in Lewistown, Pennsylvania. The carrying value of the investment in the limited partnership was $3,812,000 at December 31, 2016 and $3,368,000 at December 31, 2015. The partnership anticipates receiving $572,000 annually in low-income housing tax credits over ten years, which began in 2013. Amortization of the investment using the cost method is scheduled to occur over the same period as tax credits are earned. The maximum exposure to loss is limited to the carrying value of its investment at year-end.

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

The Company accounts for uncertain tax positions if it is more likely than not, based on the technical merits, that the tax position will be realized or sustained upon examination. The term more likely than not means a likelihood of more than 50 percent; the terms “examined” and “upon examination” also include resolution of the related appeals or litigation processes, if any. A tax position that meets the more-likely-than-not recognition threshold is initially and subsequently measured as the largest amount of tax benefit that has a greater than 50 percent likelihood of being realized upon settlement with a taxing authority that has full knowledge of all relevant information. The determination of whether or not a tax position has met the more-likely-than-not recognition threshold considers the facts, circumstances and information available at the reporting date and is subject to management’s judgment.

The Company recognizes interest and penalties on income taxes, if any, as a component of income tax expense.

Advertising

The Company follows the policy of charging costs of advertising to expense as incurred. Advertising expenses were $243,000, $222,000 and $169,000 in 2016, 2015 and 2014, respectively.

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

Stock-based compensation

The Company sponsors a stock compensation plan for certain key officers which allows, among other stock-based compensation methods, for stock options and restricted stock awards. Prior to 2016, stock options were used exclusively for long-term compensation, but in 2016 restricted shares awards were used. Compensation expense for stock options granted and restricted stock awarded is measured using the fair value of the award on the grant date and is recognized over the vesting period. The Company recognized $67,000, $57,000 and $47,000 of expense for the years ended December 31, 2016, 2015 and 2014, respectively, for stock-based compensation. The stock-based compensation expense amounts for stock options were derived based on the fair value of options using the Black-Scholes option-pricing model. The following weighted average assumptions were used to value options granted in the periods indicated.

	2015	2014
Expected life of options	7.4 years	7 years
Risk-free interest rate	1.95%	2.14%
Expected volatility	21.42%	21.39%
Expected dividend yield	4.87%	4.83%

Segment reporting

Management does not separately allocate expenses, including the cost of funding loan demand, between the commercial, retail and trust operations of the Company. As such, discrete financial information is not available, and segment reporting would not be meaningful.

Subsequent events

The Company has evaluated events and transactions occurring subsequent to the consolidated statement of financial condition date of December 31, 2016, for items that should potentially be recognized or disclosed in the consolidated financial statements. The evaluation was conducted through the date these consolidated financial statements were issued.

3. Recent Accounting Standards Update (ASU)

Accounting Standards Update 2016-15, Classification of Certain Cash Receipts and Cash Payments

Issued: August 2016

Summary: ASU 2016-15 clarifies how certain cash receipts and cash payments are presented and classified in the statement of cash flows. The amendments are intended to reduce diversity in practice.

Effective Date: The amendments are effective for public business entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2017. This Update will have no impact on its consolidated financial position and results of operations.

Accounting Standards Update 2016-13, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments

Issued: June 2016

Summary: ASU 2016-13 requires credit losses on most financial assets measured at amortized cost and certain other instruments to be measured using an expected credit loss model (referred to as the current expected credit loss (CECL) model). Under this model, entities will estimate credit losses over the entire contractual term of the instrument (considering estimated prepayments, but not expected extensions or modifications unless reasonable expectation of a troubled debt restructuring exists) from the date of initial recognition of that instrument.

The ASU also replaces the current accounting model for purchased credit impaired loans and debt securities. The allowance for credit losses for purchased financial assets with a more-than insignificant amount of credit deterioration since origination (“PCD assets”), should be determined in a similar manner to other financial assets measured on an amortized cost basis. However, upon initial recognition, the allowance for credit losses is added to the purchase price (“gross up approach”) to determine the initial amortized cost basis. The subsequent accounting for PCD financial assets is the same expected loss model described above.

Further, the ASU made certain targeted amendments to the existing impairment model for available-for-sale (AFS) debt securities. For an AFS debt security for which there is neither the intent nor a more-likely-than-not requirement to sell, an entity will record credit losses as an allowance rather than a write-down of the amortized cost basis.

Effective Date: The new standard is effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. While the Company is currently in the process of evaluating the impact of the amended guidance on its Consolidated Financial Statements, it currently expects the ALLL to increase upon adoption given that the allowance will be required to cover the full remaining expected life of the portfolio upon adoption, rather than the incurred loss model under current U.S. GAAP. The extent of this increase is still being evaluated and will depend on economic conditions and the composition of the Company’s loan portfolio at the time of adoption. In preparation, the Company’s senior level management is evaluating a potential software provider and is assessing the sufficiency of data currently available through its core database.

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

Effective Date: The new standard is effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. A modified retrospective transition approach is required for lessees for capital and operating leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements, with certain practical expedients available. The Company has determined that the provisions of ASU 2016-02 will result in an increase in assets to recognize the present value of the lease obligations with a corresponding increase in liabilities, however, the Company does not expect this to have a material impact on the Company’s financial position, results of operations or cash flows, as it has only operating lease obligations, which are minimal. Current operating lease obligations are discussed in Note 15.

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

Effective Date: For public entities, the amendments in the Update are effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. The Company currently holds a small portfolio of equity investments for which the fair value fluctuates with market activity. Had ASU 2016-01 become effective on January 1, 2017, the cumulative effect adjustment to income before tax would have been $713,000 (see Note 6). The cumulative adjustment that will be recognized upon adoption in the first quarter of 2018 will be dependent upon the size of the equity portfolio and the market values at that time.

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

Accounting Standards Update 2015-14, Revenue from Contracts with Customers (Topic 606):

Deferral of the Effective Date

Issued: August 2015

Summary: ASU 2015-14 defers the effective date of the new revenue recognition standard by one year. As such, it now takes effect for public entities in fiscal years beginning after December 15, 2017. All other entities have an additional year. However, early adoption is permitted for any entity that chooses to adopt the new standard as of the original effective date. Early adoption is permitted only as of annual reporting periods beginning after December 15, 2016, including interim periods within that year. Because the amended guidance does not apply to revenue associated with financial instruments, including loans and securities that are accounted for under other U.S. GAP, the Company’s preliminary analysis suggests that the adoption of this amended guidance is not expected to have a material impact on its Consolidated Financial Statements, although the Company will also be subject to expanded disclosure requirements upon adoption and the Company’s recognition processes for wealth and asset management revenue, banking revenue and card and processing revenue may be affected. However, there are certain areas of the amended guidance, such as credit card interchange fees programs, which are subject to interpretation and for which the Company has not made final conclusions regarding the applicability and the related impact, if any. Accordingly, the results of the Company’s materiality analysis, as well as its selected adoption method, may change as these conclusions are reached.

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

Core deposit intangible amortization expense projected for the succeeding five years beginning 2017 is estimated to be $49,000, $44,000, $38,000, $33,000 and $27,000 per year, respectively, and $53,000 in total for years after 2021.

The allocation of the purchase price is as follows, in thousands of dollars:

Purchase price assigned to FNBPA common shares exchanged for 607,815 Juniata common shares	$10,637
Purchase price assigned to FNBPA common shares exchanged for cash	2,208
Total purchase price	12,845
FNBPA net assets acquired:
Tangible common equity	9,854
Adjustments to reflect assets acquired and liabilities assumed at fair value:
Total fair value adjustments	(523)
Associated deferred income taxes	179
Fair value adjustment to net assets acquired, net of tax	(344)
Total FNBPA net assets acquired	9,510
Goodwill resulting from the merger	$3,335

The following table summarizes the estimated fair value of the assets acquired and liabilities assumed, in thousands of dollars.

Total purchase price	$12,845

Net assets acquired
Cash and cash equivalents	3,452
Interest-bearing time deposits	350
Investment securities	35,458
Loans	47,055
Premises and equipment	419
Accrued interest receivable	550
Core deposit and other intangibles	343
Other real estate owned	114
Other assets	763
Deposits	(77,665)
Accrued interest payable	(13)
Other liabilities	(1,316)
9,510
Goodwill	$3,335

As of November 30, 2015, the merger date, goodwill was recorded at $3,335,000. ASC 805 allows for adjustments to goodwill for a period of up to one year after the merger date for information that becomes available that reflects circumstances at the merger date. During 2016, such information became available and goodwill was adjusted by $67,000, to $3,402,000, to reflect the adjustments to fair value of two assets.

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

	Years Ended December 31,
	2015	2014
Consolidated net interest income after loan loss provision	$17,731	$17,089
Consolidated noninterest income	4,841	4,745
Consolidated oninterest expense	17,124	18,358
Consolidated net income	4,862	3,353
Consolidated et income per common share	$1.01	$0.70

The amount of total revenue, consisting of interest income plus noninterest income, as well as the net income specifically related to FNBPA for the period beginning December 1, 2015, included in the consolidated statements of income of Juniata for the year ended December 31, 2015, was $242,000 and $61,000, respectively.

5. Restrictions on Cash and Due From Banks

The Bank is required to maintain cash reserve balances with the Federal Reserve Bank if vault cash is insufficient to cover the reserve requirement. As of December 31, 2016 and 2015, respectively, no reserves were required to be held at the Federal Reserve Bank.

6. Securities

The Company’s investment portfolio includes primarily mortgage-backed securities issued by U.S. Government sponsored agencies and backed by residential mortgages (approximately 57%), bonds issued by U.S. Government sponsored agencies (approximately 24%) and municipalities (approximately 18%) as of December 31, 2016. Most of the municipal bonds are general obligation bonds with maturities or pre-refunding dates within 5 years. The remaining 1% of the portfolio includes a group of equity investments in other financial institutions.

The amortized cost and fair value of securities as of December 31, 2016 and 2015, by contractual maturity, are shown below (in thousands). Expected maturities may differ from contractual maturities because the securities may be called or prepaid with or without prepayment penalties.

	December 31, 2016
Securities Available for Sale			Gross	Gross
	Amortized	Fair	Unrealized	Unrealized
Type and maturity	Cost	Value	Gains	Losses
Obligations of U.S. Government agencies and corporations
Within one year	$-	$-	$-	$-
After one year but within five years	19,495	19,331	13	(177)
After five years but within ten years	17,000	16,468	-	(532)
	36,495	35,799	13	(709)
Obligations of state and political subdivisions
Within one year	2,819	2,820	2	(1)
After one year but within five years	13,268	13,240	39	(67)
After five years but within ten years	10,923	10,599	16	(340)
After ten years	-	-	-	-
	27,010	26,659	57	(408)
Mortgage-backed securities	86,670	85,702	114	(1,082)
Equity securities	1,615	2,328	713	-
Total	$151,790	$150,488	$897	$(2,199)

	December 31, 2015
Securities Available for Sale			Gross	Gross
	Amortized	Fair	Unrealized	Unrealized
Type and maturity	Cost	Value	Gains	Losses
Obligations of U.S. Government agencies and corporations
Within one year	$1,000	$1,003	$3	$-
After one year but within five years	24,489	24,264	19	(244)
After five years but within ten years	7,495	7,465	7	(37)
	32,984	32,732	29	(281)
Obligations of state and political subdivisions
Within one year	5,756	5,771	15	-
After one year but within five years	16,070	16,151	101	(20)
After five years but within ten years	7,204	7,282	78	-
After ten years	330	331	1	-
	29,360	29,535	195	(20)
Mortgage-backed securities	88,159	87,741	213	(631)
Equity securities	1,692	2,319	645	(18)
Total	$152,195	$152,327	$1,082	$(950)

Certain obligations of the U.S. Government and state and political subdivisions are pledged to secure public deposits, securities sold under agreements to repurchase and for other purposes as required or permitted by law. The carrying value of the pledged assets was $36,638,000 and $45,101,000 at December 31, 2016 and 2015, respectively.

In addition to cash received from the scheduled maturities of securities, some investment securities available for sale are sold at current market values during the course of normal operations. Following is a summary of proceeds received from all investment securities transactions and the resulting realized gains and losses (in thousands):

	Years Ended December 31,
	2016	2015	2014
Gross proceeds from sales of securities	$4,304	$53,213	$14,631
Securities available for sale:
Gross realized gains from sold and called securities	$139	$83	$43
Gross realized losses from sold and called securities	(21)	(70)	(34)
Gross gains from business combinations	100	-	-

The following table shows gross unrealized losses and fair value, aggregated by category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2016 (in thousands):

	Unrealized Losses at December 31, 2016
	Less Than 12 Months		12 Months or More		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses	Value	Losses
Obligations of U.S. Government agencies and corporations	$32,783	$(709)	$-	$-	$32,783	$(709)

Obligations of state and political subdivisions	17,437	(406)	300	(2)	17,737	(408)
Mortgage-backed securities	68,989	(1,082)	-	-	68,989	(1,082)
Debt securities	119,209	(2,197)	300	(2)	119,509	(2,199)

Total temporarily impaired securities	$119,209	$(2,197)	$300	$(2)	$119,509	$(2,199)

At December 31, 2016, 21 U.S. Government and agency securities had unrealized losses that, in the aggregate, did not exceed 1% of amortized cost. None of these securities have been in a continuous loss position for 12 months or more.

At December 31, 2016, 38 obligations of state and political subdivision bonds had unrealized losses that, in the aggregate, did not exceed 1% of amortized cost. One of these securities has been in a continuous loss position for 12 months or more.

At December 31, 2016, 34 mortgage-backed securities had an unrealized loss that did not exceed 1% of amortized cost. None of these securities has been in a continuous loss position for 12 months or more.

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

Equity securities owned by the Company consist of common stock of various financial services providers (“Bank Stocks”) and are evaluated quarterly for evidence of other-than-temporary impairment. There was one equity security that was in an unrealized loss position on December 31, 2016, and has carried an unrealized loss for 12 months or more, with the unrealized loss at December 31, 2016 less than $1,000. Management has identified no other-than-temporary impairment as of, or for the years ended, December 31, 2016, 2015 and 2014 in the equity portfolio. Management continues to track the performance of each stock owned to determine if it is prudent to deem any further other-than-temporary impairment charges. The Company has the ability and intent to hold its equity securities until recovery of unrealized losses.

The following table shows gross unrealized losses and fair value, aggregated by category and length of time that individual securities had been in a continuous unrealized loss position, at December 31, 2015 (in thousands):

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

7. Loans and Related Allowance for Loan Losses

The following table presents the classes of the loan portfolio summarized by the aggregate pass rating and the classified ratings of special mention, substandard and doubtful within the Company’s internal risk rating system as of December 31, 2016 and December 31, 2015 (in thousands):

As of December 31, 2016	Pass	Special Mention	Substandard	Doubtful	Total

Commercial, financial and agricultural	$34,510	$5,104	$1,213	$-	$40,827
Real estate - commercial	100,153	15,843	6,726	989	123,711
Real estate - construction	24,702	4,044	6,460	-	35,206
Real estate - mortgage	144,353	4,426	4,496	1,630	154,905
Obligations of states and political subdivisions	12,431	1,185		-	13,616
Personal	9,970	52	10	-	10,032
Total	$326,119	$30,654	$18,905	$2,619	$378,297

As of December 31, 2015	Pass	Special Mention	Substandard	Doubtful	Total

Commercial, financial and agricultural	$30,814	$1,853	$1,504	$-	$34,171
Real estate - commercial	106,629	16,067	3,274	1,243	127,213
Real estate - construction	16,351	7,024	3,297	-	26,672
Real estate - mortgage	152,161	6,595	4,656	1,205	164,617
Obligations of states and political subdivisions	17,069	455		-	17,524
Personal	6,787	56	3	-	6,846
Total	$329,811	$32,050	$12,734	$2,448	$377,043

The Company has certain loans in its portfolio that are considered to be impaired. It is the policy of the Company to recognize income on impaired loans that have been transferred to nonaccrual status on a cash basis, only to the extent that it exceeds principal balance recovery. A collateral analysis is performed on each impaired loan at least quarterly, and results are used to determine if a specific reserve is necessary to adjust the carrying value of each individual loan down to the estimated fair value. Generally, specific reserves are carried against impaired loans based upon estimated collateral value until a confirming loss event occurs or until termination of the credit is scheduled through liquidation of the collateral or foreclosure. Consumer mortgage loans secured by residential real estate properties for which formal foreclosure proceedings were in process at December 31, 2016 and December 31, 2015 totaled $1,778,000 and $382,000, respectively. Charge off will occur when a confirmed loss is identified. Professional appraisals of collateral, discounted for expected selling costs, are used to determine the charge-off amount. The following tables summarize information regarding impaired loans by portfolio class as of December 31, 2016 and December 31, 2015 (in thousands):

	As of December 31, 2016			As of December 31, 2015
Impaired loans	Recorded Investment	Unpaid Principal Balance	Related Allowance	Recorded Investment	Unpaid Principal Balance	Related Allowance
With no related allowance recorded:
Commercial, financial and agricultural	$436	$439	$-	$475	$475	$-
Real estate - commercial	5,499	6,475	-	1,851	2,024	-
Acquired with credit deterioration	641	730	-	834	893	-
Real estate - construction	2,455	2,455	-	-	-	-
Real estate - mortgage	3,345	5,020	-	2,636	4,127	-
Acquired with credit deterioration	415	440	-	630	642	-
With an allowance recorded:
Real estate - mortgage	$712	$712	$56	$-	$-	$-
Total:
Commercial, financial and agricultural	$436	$439	$-	$475	$475	$-
Real estate - commercial	5,499	6,475	-	1,851	2,024	-
Acquired with credit deterioration	641	730	-	834	893	-
Real estate - construction	2,455	2,455	-	-	-	-
Real estate - mortgage	4,057	5,732	56	2,636	4,127	-
Acquired with credit deterioration	415	440	-	630	642	-
	$13,503	$16,271	$56	$6,426	$8,161	$-

	Year Ended December 31, 2016			Year Ended December 31, 2015			Year Ended December 31, 2014
Impaired loans	Average Recorded Investment	Interest Income Recognized	Cash Basis Interest Income	Average Recorded Investment	Interest Income Recognized	Cash Basis Interest Income	Average Recorded Investment	Interest Income Recognized	Cash Basis Interest Income
With no related allowance recorded:
Commercial, financial and agricultural	$456	$29	$-	$238	$25	$-	$48	$1	$2
Real estate - commercial	3,675	331	-	2,058	45	27	2,141	62	49
Acquired with credit deterioration	738	-	-	417	-	-	-	-	-
Real estate - construction	1,228	136	-	168	-	-	420	-	-
Real estate - mortgage	2,991	28	37	2,846	27	36	3,205	76	71
Acquired with credit deterioration	523	-	-	53	-	-	-	-	-
With an allowance recorded:
Real estate - commercial	-	-	-	-	-	-	119
Real estate - construction	-	-	-	-	-	-	739	-	-
Real estate - mortgage	356	-	-	448	-	-	631	-	5
Total:
Commercial, financial and agricultural	456	29	-	238	25	-	48	$1	$2
Real estate - commercial	3,675	331	-	2,058	45	27	2,260	62	49
Acquired with credit deterioration	738	-	-	417	-	-	-	-	-
Real estate - construction	1,228	136	-	168	-	-	1,159	-	-
Real estate - mortgage	3,347	28	37	3,294	27	36	3,836	76	76
Acquired with credit deterioration	523	-	-	53	-	-	-	-	-
	$9,967	$524	$37	$6,228	$97	$63	$7,303	$139	$127

The following table presents nonaccrual loans by classes of the loan portfolio as of December 31, 2016 and December 31, 2015 (in thousands):

Nonaccrual loans:	December 31, 2016	December 31, 2015
Real estate - commercial	$1,016	$1,286
Real estate - mortgage	3,717	2,402
Total	$4,733	$3,688

Interest income not recorded based on the original contractual terms of the loans for nonaccrual loans was $281,000, $239,000 and $382,000 in 2016, 2015 and 2014, respectively. The aggregate amount of demand deposits that have been reclassified as loan balances at December 31, 2016 and 2015 were $39,000 and $146,000, respectively.

The performance and credit quality of the loan portfolio is also monitored by analyzing the age of the loans receivable as determined by the length of time a recorded payment is past due. The following table presents the classes of the loan portfolio summarized by the past due status as of December 31, 2016 and December 31, 2015 (in thousands):

As of December 31, 2016	30-59 Days Past Due	60-89 Days Past Due	Greater than 90 Days	Total Past Due	Current	Total Loans	Loans Past Due greater than 90 Days and Accruing

Commercial, financial and agricultural	$15	-	6	$21	$40,806	$40,827	$6
Real estate - commercial
Real estate - commercial	55	-	-	55	123,015	123,070	-
Acquired with credit deterioration	-	-	452	452	189	641	452
Real estate - construction	6	-	508	514	34,692	35,206	508
Real estate - mortgage
Real estate - mortgage	1,097	57	40	1,194	153,296	154,490	40
Acquired with credit deterioration	-	-	138	138	277	415	138
Obligations of states and political subdivisions	-	-	-	-	13,616	13,616	-
Personal	25	3	-	28	10,004	10,032	-
Total	$1,198	$60	$1,144	$2,402	$375,895	$378,297	$1,144

As of December 31, 2015	30-59 Days Past Due	60-89 Days Past Due	Greater than 90 Days	Total Past Due	Current	Total Loans	Loans Past Due greater than 90 Days and Accruing

Commercial, financial and agricultural	$92	-	-	$92	$34,079	$34,171	$-
Real estate - commercial
Real estate - commercial	112	124	1,243	1,479	124,900	126,379	-
Acquired with credit deterioration	-	175	443	618	216	834	443
Real estate - construction	-	-	-	-	26,672	26,672	-
Real estate - mortgage					-
Real estate - mortgage	1,038	761	1,669	3,468	160,519	163,987	-
Acquired with credit deterioration	-	61	119	180	450	630	119
Obligations of states and political subdivisions	-	-	-	-	17,524	17,524	-
Personal	56	48	2	106	6,740	6,846	2
Total	$1,298	$1,169	$3,476	$5,943	$371,100	$377,043	$564

The following table summarizes information regarding troubled debt restructurings by loan portfolio class as of and for the years ended December 31, 2016 and 2015, in thousands of dollars.

	Number of Contracts	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment	Recorded Investment
As of December 31, 2016
Accruing troubled debt restructurings:
Real estate - mortgage	7	$369	$397	$340

Non-accruing troubled debt restructurings:
Real estate - mortgage	1	25	25	23
	8	$394	$422	$363
As of December 31, 2015
Accruing troubled debt restructurings:
Real estate - commercial	1	$148	$148	$142
Real estate - mortgage	6	254	282	234

	7	$402	$430	$376

The Company’s troubled debt restructurings are also impaired loans, which may result in a specific allocation and subsequent charge-off if appropriate. As of December 31, 2016, there were no specific reserves and no charge-offs relating to the troubled debt restructurings. The amended terms of the restructured loans vary, whereby interest rates have been reduced, principal payments have been reduced or deferred for a period of time and/or maturity dates have been extended.

As of December 31, 2016, one restructured loan with a balance of $44,000 was in default because it was delinquent in excess of 30 days with respect to the terms of the restructuring. There have been no defaults of troubled debt restructurings that took place during 2016, 2015 or 2014 within 12 months of restructure.

The following table summarizes loans whose terms have been modified, resulting in troubled debt restructurings during 2016, in thousands of dollars. There were no loans whose terms have been modified resulting in troubled debt restructurings during 2015.

	Number of Contracts	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment	Recorded Investment
Year ended December 31, 2016
Accruing troubled debt restructurings:
Real estate - mortgage	3	$189	$189	$186
	3	$189	$189	$186

The following tables summarize loans and the activity in the allowance for loan losses by loan class, segregated into the amount required for loans individually evaluated for impairment and the amount required for loans collectively evaluated for impairment as of and for the years ended December 31, 2016, 2015 and 2014 (in thousands):

Allowance for loan losses:	Commercial, financial and agricultural	Real estate - commercial	Real estate - construction	Real estate - mortgage	Obligations of states and political subdivisions	Personal	Total
Beginning Balance, January 1, 2016	$264	$836	$191	$1,140	$-	$47	$2,478
Charge-offs	(4)	(146)	-	(103)	-	(26)	(279)
Recoveries	-	24	-	15	-	19	58
Provisions	58	234	40	91	-	43	466
Ending balance, December 31, 2016	$318	$948	$231	$1,143	$-	$83	$2,723

As of December 31, 2016	Commercial, financial and agricultural	Real estate - commercial	Real estate - construction	Real estate - mortgage	Obligations of states and political subdivisions	Personal	Total
Allowance for loan losses:
Ending balance	$318	$948	$231	$1,143	$-	$83	$2,723
evaluated for impairment
individually	$-	$-	$-	$56	$-	$-	$56
collectively	$318	$948	$231	$1,087	$-	$83	$2,667

Loans:
Ending balance	$40,827	$123,711	$35,206	$154,905	$13,616	$10,032	$378,297
evaluated for impairment
individually	$436	$5,499	$2,455	$4,057	$-	$-	$12,447
collectively	$40,391	$117,571	$32,751	$150,433	$13,616	$10,032	$364,794
Ending balance: loans acquired with deteriorated credit quality	$-	641	$-	$415	$	$-	$1,056

Allowance for loan losses:	Commercial, financial and agricultural	Real estate - commercial	Real estate - construction	Real estate - mortgage	Obligations of states and political subdivisions	Personal	Total
Beginning Balance, January 1, 2015	$222	$665	$155	$1,300	$-	$38	$2,380
Charge-offs	(11)	(66)	(24)	(305)	-	(9)	(415)
Recoveries	7	-	-	1	-	3	11
Provisions	46	237	60	144	-	15	502
Ending balance, December 31, 2015	$264	$836	$191	$1,140	$-	$47	$2,478

As of December 31, 2015	Commercial, financial and agricultural	Real estate - commercial	Real estate - construction	Real estate - mortgage	Obligations of states and political subdivisions	Personal	Total
Allowance for loan losses:
Ending balance	$264	$836	$191	$1,140	$-	$47	$2,478
evaluated for impairment
individually	$-	$-	$-	$-	$-	$-	$-
collectively	$264	$836	$191	$1,140	$-	$47	$2,478

Loans:
Ending balance	$34,171	$127,213	$26,672	$164,617	$17,524	$6,846	$377,043
evaluated for impairment
individually	$475	$1,851	$-	$2,636	$-	$-	$4,962
collectively	$33,696	$124,528	$26,672	$161,351	$17,524	$6,846	$370,617
acquired with credit deterioration	$-	834	$-	$630	$	$-	$1,464

Allowance for loan losses:	Commercial, financial and agricultural	Real estate - commercial	Real estate - construction	Real estate - mortgage	Obligations of states and political subdivisions	Personal	Total
Beginning Balance, January 1, 2014	$253	$534	$212	$1,246	$-	$42	$2,287
Charge-offs	(20)	(92)	(18)	(125)	-	(20)	(275)
Recoveries	4	5	-	-	-	2	11
Provisions	(15)	218	(39)	179	-	14	357
Ending balance, December 31, 2014	$222	$665	$155	$1,300	$-	$38	$2,380

As of December 31, 2014	Commercial, financial and agricultural	Real estate - commercial	Real estate - construction	Real estate - mortgage	Obligations of states and political subdivisions	Personal	Total
Allowance for loan losses:
Ending balance	$222	$665	$155	$1,300	$-	$38	$2,380
evaluated for impairment
individually	$-	$-	$-	$150	$-	$-	$150
collectively	$222	$665	$155	$1,150	$-	$38	$2,230

Loans:
Ending balance	$23,738	$90,000	$20,713	$140,676	$15,730	$4,044	$294,901
evaluated for impairment
individually	$1	$2,264	$336	$3,952	$-	$-	$6,553
collectively	$23,737	$87,736	$20,377	$136,724	$15,730	$4,044	$288,348

8. Pledged Assets

The Bank must maintain sufficient qualifying collateral with the Federal Home Loan Bank (FHLB) in order to secure borrowings. Therefore, a Master Collateral Agreement has been entered into which pledges all mortgage related assets as collateral for future borrowings. Mortgage related assets could include loans or investment securities. As of December 31, 2016, the amount of loans included in qualifying collateral was $229,352,000, for a collateral value of $165,283,000. No investment securities are included in qualifying collateral as of December 31, 2016.

9. Bank Owned Life Insurance and Annuities

The Company holds bank-owned life insurance (BOLI) and deferred annuities with a combined cash value of $14,631,000 and $14,905,000 at December 31, 2016 and 2015, respectively. As annuitants retire, the deferred annuities may be converted to payout annuities to create payment streams that match certain post-retirement liabilities. The cash surrender value on the BOLI and annuities decreased in 2016 by $274,000, the net change resulting from proceeds from life insurance claim payments, premium payments and earnings recorded as non-interest income. The net increase in cash surrender value on the BOLI and annuities was $98,000 and $411,000 in 2015 and 2014, respectively. The contracts are owned by the Bank in various insurance companies. The crediting rate on the policies varies annually based on the insurance companies’ investment portfolio returns in their general fund and market conditions. Changes in cash value of BOLI and annuities in 2016 and 2015 are shown below (in thousands):

	Life Insurance	Deferred Annuities	Total
Balance as of January 1, 2015	$14,397	$410	$14,807

Earnings	321	16	337
Premiums on existing policies	41	13	54
Annuity payments received	-	(34)	(34)
Net proceeds from life insurance claim	(259)	-	(259)
Balance as of December 31, 2015	14,500	405	14,905

Earnings	309	15	324
Premiums on existing policies	40	13	53
Net proceeds from life insurance claim	(651)	-	(651)
Balance as of December 31, 2016	$14,198	$433	$14,631

10. Premises And Equipment

Premises and equipment consist of the following (in thousands):

	December 31,
	2016	2015
Land	$1,126	$1,126
Buildings and improvements	9,460	9,226
Furniture, computer software and equipment	5,166	4,901
	15,752	15,253
Less: accumulated depreciation	(8,895)	(8,344)
	$6,857	$6,909

Depreciation expense on premises and equipment charged to operations was $595,000 in 2016, $506,000 in 2015 and $494,000 in 2014.

11. Goodwill and other intangible assets

Branch Acquisition

On September 8, 2006, the Company acquired a branch office in Richfield, PA. Goodwill at December 31, 2016 and 2015 was $2,046,000. Core deposit intangible of $431,000 was fully amortized as of December 31, 2016 and was $29,000 net of amortization of $402,000 at December 31, 2015. The core deposit intangible was being amortized over a ten-year period on a straight line basis. Goodwill is not amortized, but is measured annually for impairment.

FNBPA Acquisition

On November 30, 2015, the Company completed its acquisition of FNBPA and, as a result, recorded goodwill of $3,335,000. In 2016, an adjustment was made to increase goodwill to $3,402,000. Core deposit intangible in the amount of $303,000 was recorded and is being amortized over a ten-year period using a sum of the year’s digits basis. Other intangible assets were identified and recorded as of November 30, 2015, in the amount of $40,000 and are being amortized on a straight line basis over two years, through November 30, 2017.

The following table shows the amortization schedule for each of the intangible assets recorded.

	FNBPA	FNBPA	Branch
	Acquisition	Acquisition	Acquisition
	Core	Other	Core
	Deposit	Intangible	Deposit
	Intangible	Assets	Intangible
Beginning Balance at Acquisition Date	$303	$40	$431
Amortization expense recorded prior to December 31, 2013	-	-	312
Amortization expense recorded in Years ended:
December 31, 2014	-	-	45
December 31, 2015	4	2	45
December 31, 2016	55	20	29
Unamortized balance as of December 31, 2016	244	18	-

Scheduled Amortization expense for years ended:
December 31, 2017	49	18
December 31, 2018	44	-
December 31, 2019	38	-
December 31, 2020	33	-
December 31, 2021	27	-
After December 31, 2021	53	-

12. Investment in Unconsolidated Subsidiary

On September 1, 2006, the Company invested in Liverpool Community Bank (formerly known as The First National Bank of Liverpool) (“LCB”), Liverpool, Pennsylvania, by purchasing 39.16% of its outstanding common stock. This investment is accounted for under the equity method of accounting. The investment was carried at $4,703,000 and $4,553,000 as of December 31, 2016 and 2015, respectively. The Company increases its investment in LCB for its share of earnings and decreases its investment by any dividends received from LCB. The investment is evaluated quarterly for impairment. A loss in value of the investment which is determined to be other than a temporary decline would be recognized as a loss in the period in which such determination is made. Evidence of a loss in value might include, but would not necessarily be limited to, absence of an ability to recover the carrying amount of the investment or inability of LCB to sustain an earnings capacity which would justify the current carrying value of the investment.

13. Deposits

Deposits consist of the following (in thousands):

	December 31,
	2016	2015
Demand, non-interest bearing	$104,006	$106,667
Interest-bearing demand and money market	118,429	114,406
Savings	95,449	94,923
Time deposits, $250,000 or more	5,773	5,222
Other time deposits	132,165	135,908
	$455,822	$457,126

Aggregate amount of scheduled maturities of time deposits as of December 31, 2016 include the following (in thousands):

	Time Deposits
Maturing in:	$250,000 or more	Other	Total Time Deposits
2017	$351	$47,907	$48,258
2018	862	16,390	17,252
2019	1,705	17,258	18,963
2020	513	25,416	25,929
2021	808	13,069	13,877
Later	1,534	12,125	13,659
	$5,773	$132,165	$137,938

14. Borrowings

Short term borrowings as of December 31, 2016, 2015 and 2014 and the related maximum amounts outstanding at the end of any month in each of the three years then ended are presented below (dollars in thousands).

	December 31,			Maximum Outstanding at Any Month End
	2016	2015	2014	2016	2015	2014
Securities sold under agreements to repurchase	$4,496	$4,996	$4,594	$6,018	$5,106	$5,197
Short-term borrowings with Federal Home Loan Bank
Overnight advances	27,700	30,061	9,700	32,300	35,234	9,700
Mid-term repo	-	-	6,250	-	6,250	6,250
	$32,196	$35,057	$20,544

The following table presents supplemental information related to short-term borrowings (dollars in thousands).

	Securities sold under agreements to repurchase			Short-term borrowings with Federal Home Loan Bank
	2016	2015	2014	2016	2015	2014
Amount outstanding as of December 31	$4,496	$4,996	$4,594	$27,700	$30,061	$15,950
Weighted average interest rate as of December 31	0.18%	0.10%	0.10%	0.74%	0.44%	0.32%
Average amount outstanding during the year	4,712	4,716	4,265	15,696	16,309	4,998
Weighted average interest rate during the year	0.11%	0.10%	0.10%	0.60%	0.38%	0.31%

Long-term debt is comprised only of FHLB advances with an original maturity of one year or more. Outstanding balances were $25,000,000 and $22,500,000 as of December 31, 2016 and 2015, respectively.

The following table summarizes the scheduled maturities of long-term debt as of December 31, 2016 (in thousands).

Year		Weighted Average Interest Rate
2017	$6,250	1.10%
2018	10,000	1.33%
2019	8,750	1.57%
2020	-
2021	-
Thereafter	-
	$25,000	1.36%

The Bank has repurchase agreements with several of its depositors, under which customers’ funds are invested daily into an interest bearing account. These funds are carried by the Company as short-term debt. It is the Company’s policy to have repurchase agreements collateralized 100% by U.S. Government securities. As of December 31, 2016, the securities that serve as collateral for securities sold under agreements to repurchase had a fair value of $7,880,000. The interest rate paid on these funds is variable and subject to change daily.

The Bank’s maximum borrowing capacity with the Federal Home Loan Bank of Pittsburgh (“FHLB”) is $165,283,000, with a balance of $52,700,000 outstanding as of December 31, 2016. In order to borrow additional amounts, the FHLB would require the Bank to purchase additional FHLB Stock. The FHLB is a source of both short-term and long-term funding. The Bank must maintain sufficient qualifying collateral to secure all outstanding advances. Qualifying collateral is defined by the FHLB and includes outstanding balances of the Company’s real estate loans, excluding loans with certain risk mitigants, including delinquencies and loans made to insiders, borrowers with low credit scores or loans with high loan-to-value ratios.

15. Operating Lease Obligations

The Company has entered into a number of arrangements that are classified as operating leases. The operating leases are for several branch and office locations. The majority of the branch and office location leases are renewable at the Company’s option. Future minimum lease commitments are based on current rental payments. Rental expense charged to operations, including license fees for branch offices, was $142,000, $127,000 and $124,000 in 2016, 2015 and 2014, respectively.

The following is a summary of future minimum rental payments for the next five years required under operating leases that have initial or remaining noncancellable lease terms in excess of one year as of December 31, 2016 (in thousands):

Years ending December 31,
2017	$145
2018	84
2019	78
2020	60
2021	63
2022 and beyond	5
Total minimum payments required	$435

16. Income Taxes

The components of income tax expense for the three years ended December 31 were (in thousands):

	2016	2015	2014
Current tax expense	$499	$149	$331
Deferred tax expense (benefit)	320	(66)	194
Total tax expense	$819	$83	$525

A reconciliation of the statutory income tax expense computed at 34% to the income tax expense included in the consolidated statements of income follows (dollars in thousands):

	Years Ended December 31,
	2016	2015	2014
Income before income taxes	$5,975	$3,141	$4,741
Statutory tax rate	34.0%	34.0%	34.0%
Federal tax at statutory rate	2,032	1,068	1,612
Tax-exempt interest	(427)	(391)	(358)
Net earnings on BOLI	(84)	(99)	(93)
Gain from life insurance proceeds	(124)	(34)	(56)
Dividend from unconsolidated subsidiary	(15)	(15)	(13)
Stock-based compensation	23	20	16
Federal tax credits	(572)	(570)	(575)
Merger and acquisition expenses	-	115	-
Other permanent differences	(14)	(11)	(8)
Total tax expense	$819	$83	$525
Effective tax rate	13.7%	2.6%	11.1%

Deductible temporary differences and taxable temporary differences gave rise to a net deferred tax asset for the Company as of December 31, 2016 and 2015. The components giving rise to the net deferred tax asset are detailed below (in thousands):

	December 31,
	2016	2015
Deferred Tax Assets
Allowance for loan losses	$413	$489
Deferred directors' compensation	534	511
Employee and director benefits	535	534
Qualified pension liability	847	785
Unrealized losses on securities available for sale	429	-
Unrealized loss from securities impairment	106	236
Investment in low income housing project	159	96
Fair value adjustments to acquired assets and liabilities	277	493
Tax credit carryforward	209	80
Valuation reserves on other real estate owned	70	24
Other	83	80
Total deferred tax assets	3,662	3,328

Deferred Tax Liabilities
Depreciation	(272)	(288)
Equity income from unconsolidated subsidiary	(645)	(589)
Loan origination costs	(440)	(412)
Prepaid expense	(386)	(284)
Unrealized gains on securities available for sale	-	(58)
Annuity earnings	(79)	(73)
Fair value of mortgage servicing rights	(70)	(70)
Intangible assets	(42)	(67)
Goodwill	(479)	(433)
Total deferred tax liabilities	(2,413)	(2,274)

Net deferred tax asset included in other assets	$1,249	$1,054

The Company has concluded that the deferred tax assets are realizable (on a more likely than not basis) through the combination of future reversals of existing taxable temporary differences, certain tax planning strategies and expected future taxable income.

It is the Company’s policy to recognize interest and penalties on unrecognized tax benefits in income tax expense in the Consolidated Statements of Income. No significant income tax uncertainties were identified as a result of the Company’s evaluation of its income tax position. Therefore, the Company recognized no adjustment for unrecognized income tax benefits for the years ended December 31, 2016, 2015 and 2014. The Company is no longer subject to examination by taxing authorities for years before 2013.  Tax years 2013 through the present, with limited exception, remain open to examination.

17. Stockholders’ Equity and Regulatory Matters

The Company is authorized to issue 500,000 shares of preferred stock with no par value. The Board has the ability to fix the voting, dividend, redemption and other rights of the preferred stock, which can be issued in one or more series. No shares of preferred stock have been issued.

The Company has a dividend reinvestment and stock purchase plan. Under this plan, additional shares of Juniata Valley Financial Corp. stock may be purchased at the prevailing market prices with reinvested dividends and voluntary cash payments, within limits. To the extent that shares are not available in the open market, the Company has reserved common stock to be issued under the plan. Any adjustment in capitalization of the Company will result in a proportionate adjustment to the reserved shares for this plan. At December 31, 2016, 141,887 shares were available for issuance under the Dividend Reinvestment Plan.

The Company periodically repurchases shares of its common stock under a share repurchase program approved by the Board of Directors. Repurchases have typically been through open market transactions and have complied with all regulatory restrictions on the timing and amount of such repurchases. Shares repurchased have been added to treasury stock and accounted for at cost. These shares may be reissued for stock option exercises, stock awards, employee stock purchase plan purchases, to fulfill dividend reinvestment program needs and to supply shares needed for exchange in an acquisition. During 2016, 2015 and 2014, 49,370, 3,504 and 12,322 shares, respectively, were repurchased in conjunction with this program. Remaining shares authorized in the program were 178,279 as of December 31, 2016. On November 30, 2015, 555,555 treasury shares were reissued to former FNBPA shareholders in conjunction with the acquisition of FNBPA.

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

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to each maintain minimum amounts and ratios. The requirements were revised and became effective on a phased-in basis beginning January 1, 2015 and include the establishment of a Common Equity Tier I level. Juniata’s and the Bank’s Total, Tier I and Common Equity Tier I capital (as defined in the regulations) to risk-weighted assets (as defined in the regulations), and Tier I capital (as defined in the regulations) to average assets (as defined in the regulations) are set forth in the table below. The new risk-based capital rules require that banks and holding companies maintain a “capital conservation buffer” of 250 basis points in excess of the “minimum capital ratio”. The minimum capital ratio is equal to the prompt corrective action adequately capitalized threshold ratio. The capital conservation buffer will be phased in over four years beginning on January 1, 2016, with a maximum buffer of 0.625% of risk weighted assets for 2016, 1.25% for 2017, 1.875% for 2018 and 2.5% for 2019 and thereafter. Failure to maintain the required capital conservation buffer will result in limitations on capital distributions and on discretionary bonuses to executive officers. Management believes, as of December 31, 2016 and 2015, that the Company and the Bank met all capital adequacy requirements to which they were subject.

As of December 31, 2016, the most recent notification from the regulatory banking agencies categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as “well capitalized”, the Bank must maintain minimum Total risk-based, Tier I risk-based, Common Equity Tier I risk-based and Tier I leverage ratios as set forth in the table. To the knowledge of management, there are no conditions or events since these notifications that have changed the Bank’s category.

The table below provides a comparison of the Company’s and the Bank’s risk-based capital ratios and leverage ratios to the minimum regulatory requirements as of the dates indicated (dollars in thousands).

			Minimum		Minimum
			Requirement		Capital
Juniata Valley Financial Corp. (Consolidated)			For Capital		Adequacy
			Adequacy		With Capital
	Actual		Purposes		Buffer
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2016:
Total Capital	$58,375	15.34%	$30,442	8.00%	$32,820	8.625%
(to Risk Weighted Assets)
Tier 1 Capital	55,331	14.54%	22,831	6.00%	25,210	6.625%
(to Risk Weighted Assets)
Common Equity Tier 1 Capital	55,331	14.54%	17,124	4.50%	19,502	5.125%
(to Risk Weighted Assets)
Tier 1 Capital	55,331	9.68%	22,872	4.00%	22,872	4.000%
(to Average Assets) Leverage

As of December 31, 2015:
Total Capital	$57,098	15.03%	$30,385	8.00%	N/A	N/A
(to Risk Weighted Assets)
Tier 1 Capital	54,338	14.31%	22,789	6.00%	N/A	N/A
(to Risk Weighted Assets)
Common Equity Tier 1 Capital	54,338	14.31%	17,092	4.50%	N/A	N/A
(to Risk Weighted Assets)
Tier 1 Capital	54,338	11.23%	19,352	4.00%	N/A	N/A
(to Average Assets) Leverage

							Minimum Regulatory
			Minimum		Minimum		Requirements to be
			Requirement		Capital		"Well Capitalized"
The Juniata Valley Bank			For Capital		Adequacy		under Prompt
			Adequacy		With Capital		Corrective
	Actual		Purposes		Buffer		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2016:
Total Capital	$51,102	13.60%	$30,053	8.00%	$32,401	8.625%	$37,566	10.00%
(to Risk Weighted Assets)
Tier 1 Capital	48,217	12.84%	15,026	4.00%	24,888	6.625%	30,053	8.00%
(to Risk Weighted Assets)
Common Equity Tier 1 Capital	48,217	12.84%	16,905	4.50%	19,253	5.125%	24,418	6.50%
(to Risk Weighted Assets)
Tier 1 Capital	48,217	8.39%	22,991	4.00%	22,991	4.000%	28,739	5.00%
(to Average Assets) Leverage

As of December 31, 2015:
Total Capital	$51,491	14.11%	$29,186	8.00%	N/A	N/A	$36,482	10.00%
(to Risk Weighted Assets)
Tier 1 Capital	48,861	13.39%	14,593	4.00%	N/A	N/A	29,186	8.00%
(to Risk Weighted Assets)
Common Equity Tier 1 Capital	48,861	13.39%	16,417	4.50%	N/A	N/A	23,713	6.50%
(to Risk Weighted Assets)
Tier 1 Capital	48,861	10.21%	19,146	4.00%	N/A	N/A	23,932	5.00%
(to Average Assets) Leverage

Certain regulatory restrictions exist regarding the ability of the Bank to transfer funds to the Company in the form of cash dividends, loans or advances. At December 31, 2016, $33,218,000 of undistributed earnings of the Bank, included in the consolidated stockholders’ equity, was available for distribution to the Company as dividends without prior regulatory approval, subject to the regulatory capital requirements above.

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

	Years Ended December 31,
	2016	2015	2014
	(Amounts, except earnings per share, in thousands)

Net income	$5,156	$3,058	$4,216

Weighted-average common shares outstanding	4,801	4,240	4,193

Basic earnings per share	$1.07	$0.72	$1.01

Weighted-average common shares outstanding	4,801	4,240	4,193

Common stock equivalents due to effect of stock options	1	1	-

Total weighted-average common shares and equivalents	$4,802	$4,241	$4,193

Diluted earnings per share	$1.07	$0.72	$1.01

Anti-dilutive stock options outstanding	401	103	100

19. Accumulated other Comprehensive loss

Components of accumulated other comprehensive loss, net of tax as of December 31 of each of the last three years consist of the following (in thousands):

	12/31/2016	12/31/2015	12/31/2014
Unrealized gains (losses) on available for sale securities	$(866)	$96	$296
Unrecognized expense for defined benefit pension	(2,343)	(2,299)	(2,493)
Accumulated other comprehensive loss	$(3,209)	$(2,203)	$(2,197)

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

Securities Available for Sale

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

Impaired Loans

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

Other Real Estate Owned

Certain assets included in other real estate owned are carried at fair value as a result of impairment and accordingly are presented as measured on a non-recurring basis. Values are estimated using Level 3 inputs, based on appraisals that consider the sales prices of property in the proximate vicinity.

Mortgage Servicing Rights

The fair value of servicing assets is based on the present value of estimated future cash flows on pools of mortgages stratified by rate and maturity date and are considered Level 3 inputs.

The following table summarizes financial assets and financial liabilities measured at fair value as of December 31, 2016 and December 31, 2015, segregated by the level of the valuation inputs within the fair value hierarchy utilized to measure fair value (in thousands). There were no transfers of assets between fair value Level 1 and Level 2 during the years ended December 31, 2016 or 2015.

		(Level 1)	(Level 2)	(Level 3)
		Quoted Prices in	Significant	Significant
		Active Markets	Other	Other
	December 31,	for Identical	Observable	Unobservable
	2016	Assets	Inputs	Inputs
Measured at fair value on a recurring basis:
Debt securities available-for-sale:
Obligations of U.S. Government agencies and corporations	$35,799	$-	$35,799	$-
Obligations of state and political subdivisions	26,659	-	26,659	-
Mortgage-backed securities	85,702	-	85,702	-
Equity securities available-for-sale	2,328	2,328	-	-

Measured at fair value on a non-recurring basis:
Impaired loans	2,563	-	-	2,563
Other real estate owned	358	-	-	358
Mortgage servicing rights	205	-	-	205

		(Level 1)	(Level 2)	(Level 3)
		Quoted Prices in	Significant	Significant
		Active Markets	Other	Other
	December 31,	for Identical	Observable	Unobservable
	2015	Assets	Inputs	Inputs
Measured at fair value on a recurring basis:
Debt securities available-for-sale:
Obligations of U.S. Government agencies and corporations	$32,732	$-	$32,732	$-
Obligations of state and political subdivisions	29,535	-	29,535	-
Mortgage-backed securities	87,741	-	87,741	-
Equity securities available-for-sale	2,319	2,319	-	-

Measured at fair value on a non-recurring basis:
Impaired loans	2,232	-	-	2,232
Other real estate owned	150	-	-	150
Mortgage servicing rights	205	-	-	205

The following table presents additional quantitative information about assets measured at fair value on a nonrecurring basis and for which Level 3 inputs have been used to determine fair value (in thousands):

December 31, 2016	Fair Value Estimate	Valuation Technique	Unobservable Input	Range	Weighted Average

Impaired loans	$2,563	Appraisal of collateral (1)	Appraisal and liquidation adjustments (2)	7% - 58%	8.9%
Other real estate owned	358	Appraisal of collateral (1)	Appraisal and liquidation adjustments (2)	30 - 72%	46%
Mortgage servicing rights	205	Multiple of annual servicing fee	Estimated pre-payment speed, based on rate and term	300% - 400%	368%

December 31, 2015	Fair Value Estimate	Valuation Technique	Unobservable Input	Range	Weighted Average

Impaired loans	$2,232	Appraisal of collateral (1)	Appraisal and liquidation adjustments (2)	7% - 37%	16.1%
Other real estate owned	150	Appraisal of collateral (1)	Appraisal and liquidation adjustments (2)	32%	32%
Mortgage servicing rights	205	Multiple of annual servicing fee	Estimated pre-payment speed, based on rate and term	300% - 400%	364%

(1)	Fair value is generally determined through independent appraisals of the underlying collateral that generally include various level 3 inputs which are not identifiable.
(2)	Appraisals may be adjusted downward by management for qualitative factors such as economic conditions and estimated liquidation expenses. The range of liquidation expenses and other appraisal adjustments are presented as a percent of the appraisal.

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

The estimated fair values of the Company’s financial instruments are as follows (in thousands):

Financial Instruments

(in thousands)

	December 31, 2016		December 31, 2015
	Carrying	Fair	Carrying	Fair
	Value	Value	Value	Value
Financial assets:
Cash and due from banks	$9,464	$9,464	$10,385	$10,385
Interest bearing deposits with banks	95	95	73	73
Interest bearing time deposits with banks	350	350	350	350
Securities	150,488	150,488	152,327	152,327
Restricted investment in FHLB stock	3,610	3,610	3,509	3,509
Loans held for sale	-	-	1,808	1,808
Loans, net of allowance for loan losses	375,574	366,660	374,565	373,078
Mortgage servicing rights	205	205	205	205
Accrued interest receivable	1,582	1,582	1,806	1,806

Financial liabilities:
Non-interest bearing deposits	104,006	104,006	106,667	106,667
Interest bearing deposits	351,816	354,628	350,459	352,859
Securities sold under agreements to repurchase	4,496	4,496	4,996	4,996
Short-term borrowings	27,700	27,700	30,061	30,061
Long-term debt	25,000	24,963	22,500	22,482
Other interest bearing liabilities	1,545	1,549	1,471	1,476
Accrued interest payable	268	268	238	238

Off-balance sheet financial instruments:
Commitments to extend credit	-	-	-	-
Letters of credit	-	-	-	-

The following presents the carrying amount, fair value and placement in the fair value hierarchy of the Company’s financial instruments not previously disclosed as of December 31, 2016 and December 31, 2015, in thousands. This table excludes financial instruments for which the carrying amount approximates fair value.

			(Level 1)	(Level 2)	(Level 3)
			Quoted Prices in
			Active Markets	Significant	Significant
			for Identical	Other	Other
December 31, 2016	Carrying Amount	Fair Value	Assets or Liabilities	Observable Inputs	Unobservable Inputs
Financial instruments - Assets
Interest bearing time deposits with banks	$350	$350	$-	$350	$-
Loans, net of allowance for loan losses	375,574	366,660	-	-	366,660
Financial instruments - Liabilities
Interest bearing deposits	351,816	354,628	-	354,628	-
Long-term debt	25,000	24,963	-	24,963	-
Other interest bearing liabilities	1,545	1,549	-	1,549	-

			(Level 1)	(Level 2)	(Level 3)
			Quoted Prices in
			Active Markets	Significant	Significant
			for Identical	Other	Other
December 31, 2015	Carrying Amount	Fair Value	Assets or Liabilities	Observable Inputs	Unobservable Inputs
Financial instruments - Assets
Interest bearing time deposits with banks	$350	$350	$-	$350	$-
Loans held for sale	1,808	1,808	-	1,808	-
Loans, net of allowance for loan losses	374,565	373,078	-	-	373,078
Financial instruments - Liabilities
Interest bearing deposits	350,459	352,859	-	352,859	-
Long-term debt	22,500	22,482	-	22,482	-
Other interest bearing liabilities	1,471	1,476	-	1,476	-

21. Employee Benefit Plans

Long-Term Incentive Plan

The Company maintains the 2016 Long-Term Incentive Plan (the “Plan”), that amended and restated the former 2011 Stock Option Plan (the “2011 Plan”). The Plan continues in effect any outstanding awards under the 2011 Plan in accordance with the terms and conditions governing such awards immediately prior to the effective date of the Plan but expanded the types of awards authorized to include, among others, restricted stock. Under the provisions of the Plan, while active, options and other types of stock compensation can be granted to officers and key employees of the Company, as well as Directors.

The Plan is administered by a committee of the Board of Directors. The Committee determines, among other things, which officers and key employees receive stock compensation, the number of shares to be subject to each award, the option price, the duration of the option and the restricted period, as appropriate. The aggregate number of shares that may be issued upon the exercise of options under the Plan is 300,000 shares, and 174,825 shares were available for grant as of December 31, 2016.

During 2016, certain officers and key employees were issued restricted stock awards totaling 3,150 shares of Company stock. The awards carry a three-year restriction, until 2019. A recipient of the restricted shares will forfeit those shares in their entirety if employment is terminated prior to the vesting date for reasons other than retirement, death or disability. On the date of the awards, the fair value of the Company stock was $17.49 per share.

No stock options were awarded in 2016. Options granted prior to 2016 vest over three to five years and are exercisable at the grant price, which is at least the fair market value of the stock on the grant date. The Plan provides that the option price per share is not to be less than the fair market value of the stock on the day the option was granted, but in no event less than the par value of such stock. Options granted under the Plan are exercisable no earlier than one year after the date of grant and expire ten years after the date of the grant. All options previously granted under the Plans are scheduled to expire through February 17, 2025.

Total options outstanding at December 31, 2016 have exercise prices between $17.22 and $21.10, with a weighted average exercise price of $17.97 and a weighted average remaining contractual life of 6.0 years.

As of December 31, 2016, there was $73,000 of total unrecognized compensation cost related to nonvested share-based compensation arrangements granted under the Plan. That cost is expected to be recognized through 2020.

Cash received from option exercises under the Plans for the year ended December 31, 2015 was $53,000. No options were exercised in 2014 or 2016.

A summary of the status of the outstanding stock options as of December 31, 2016, 2015 and 2014, and changes during the years ending on those dates is presented below:

	2016		2015		2014
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Outstanding at beginning of year	142,524	$18.07	109,816	$18.13	83,930	$18.50
Granted	-	-	35,800	17.80	33,525	17.72
Exercised	-	-	(3,092)	17.22	-	-
Forfeited	(3,369)	22.36	-	-	(7,639)	20.44
Outstanding at end of year	139,155	$17.97	142,524	$18.07	109,816	$18.13

Options exercisable at year-end	97,584		70,920		51,396

Weighted-average fair value of of options granted during the year				$1.90		$1.96

Intrinsic value of options exercised during the year				$866		$-

Intrinsic value of options outstanding and exercisable at December 31, 2016		$20,017

The following table summarizes characteristics of stock options as of December 31, 2016:

		Outstanding		Exercisable
Grant Date	Exercise Price	Shares	Contractual Average Life (Years)	Shares
10/16/2007	20.05	4,425	0.79	4,425
10/21/2008	21.10	6,100	1.80	6,100
10/20/2009	17.22	6,605	2.80	6,605
9/20/2011	17.75	13,850	4.72	13,850
3/20/2012	18.00	17,050	5.22	15,950
2/19/2013	17.65	21,800	6.14	18,160
2/18/2014	17.72	33,525	7.13	21,225
2/17/2015	17.80	35,800	8.13	11,269
		139,155		97,584

Defined Benefit Retirement Plans

The Company sponsors a defined benefit retirement plan (The Juniata Valley Bank Retirement Plan (“JVB Plan”)) which covers substantially all of its employees employed prior to December 31, 2007. As of January 1, 2008, the JVB Plan was amended to close the plan to new entrants. All active participants as of December 31, 2007 became 100% vested in their accrued benefit and, as long as they remained eligible, continued to accrue benefits until December 31, 2012. The benefits are based on years of service and the employee’s compensation. Effective December 31, 2012, the JVB Plan was amended to cease future service accruals after that date (i.e., it was frozen).

As a result of the FNBPA acquisition, the Company assumed sponsorship of a second defined benefit retirement plan (Retirement Plan for the First National Bank of Port Allegany (“FNB Plan”)) as of November 30, 2015, which covers substantially all former FNBPA employees that were employed prior to September 30, 2008. The FNBPA Plan was amended as of December 31, 2015 to cease future service accruals to previously unfrozen participants and is now considered to be “frozen”. Effective December 31, 2016, the FNB Plan was merged into the JVB Plan, which was amended to provide the same benefits to the class of participants previously included in the FNB Plan.

The Company’s funding policy is to contribute annually no more than the maximum amount that can be deducted for federal income tax purposes. Contributions are intended to provide for benefits attributed to service through December 31, 2012. The Company does not expect to contribute to the JVB Plan in 2017.

Management expects to record a $150,000 net periodic expense in 2017 for the JVB Plan, which includes expected amortization out of accumulated other comprehensive loss. The following table sets forth by level, within the fair value hierarchy, debt and equity instruments included in the JVB Plan’s assets at fair value as of December 31, 2016 and December 31, 2015 (in thousands). Assets included in the JVB Plan that are not valued in the hierarchy table consist of cash and cash equivalents, totaling $179,000 and $250,000, at December 31, 2016 and 2015, respectively.

		(Level 1)	(Level 2)	(Level 3)
		Quoted Prices in	Significant Other	Significant Other
	December 31,	Active Markets for	Observable	Unobservable
	2016	Identical Assets	Inputs	Inputs
Measured at fair value on a recurring basis:
U.S. Government and agency securities	$102	$-	$102	$-
Corporate bonds and notes	3,501	-	3,501	-
Mutual funds
Value funds	3,066	3,066	-	-
Blend funds	3,411	3,411	-	-
Growth funds	2,590	2,590	-	-
Money market funds	991	991	-	-
	$13,661	$10,058	$3,603	$-

		(Level 1)	(Level 2)	(Level 3)
		Quoted Prices in	Significant Other	Significant Other
	December 31,	Active Markets for	Observable	Unobservable
	2015	Identical Assets	Inputs	Inputs
Measured at fair value on a recurring basis:
U.S. Government and agency securities	$325	$-	$325	$-
Corporate bonds and notes	4,156	-	4,156	-
Mutual funds
Value funds	1,878	1,878	-	-
Blend funds	1,433	1,433	-	-
Growth funds	1,500	1,500	-	-
Money market funds	172	172	-	-
	$9,464	$4,983	$4,481	$-

The measurement date for the JVB Plan is December 31. Information pertaining to the activity in the defined benefit plan is as follows (in thousands):

	Years ended December 31,
	2016	2015
Change in projected benefit obligation (PBO)
PBO at beginning of year	$10,863	$11,473
Assumption of liability from FNB Plan	5,061	-
Interest cost	666	450
Change in assumptions	305	(623)
Actuarial loss	114	37
Benefits paid	(677)	(474)
PBO at end of year	$16,332	$10,863

Change in plan assets
Fair value of plan assets at beginning of year	$9,713	$10,130
Transfer of FNB Plan assets	3,903	-
Actual return on plan assets, net of expenses	901	57
Benefits paid	(677)	(474)
Fair value of plan assets at end of year	$13,840	$9,713

Funded status, included in other (liabilities) assets	$(2,492)	$(1,150)

Amounts recognized in accumulated comprehensive loss before income taxes consist of:
Unrecognized actual loss	$(3,550)	$(3,483)

Accumulated benefit obligation	$16,332	$10,863

For the year ended December 31, 2015, the mortality assumptions were derived using the Adjusted RP-2014 White Collar Mortality Table. Incorporated into the most recent table are rates projected generationally using Scale MP-2015 to reflect mortality improvement. The impact on the benefit obligation for the mortality assumption change in 2015 was a decrease in the projected benefit obligation of $623,000. For the year ended December 31, 2016, the mortality assumptions were derived using the Adjusted RP-2014 White Collar Mortality Table. Incorporated into the table are rates projected generationally using Scale MP-2016 to reflect mortality improvement. The impact on the benefit obligation for the mortality assumption change in 2016 was an increase in the projected benefit obligation of $305,000.

Pension expense for the JVB Plan included the following components for the years ended December 31 (in thousands):

	2016	2015	2014

Interest cost on projected benefit obligation	$666	$450	$426
Expected return on plan assets	(795)	(592)	(518)
Recognized net actuarial loss	248	242	40
Net periodic benefit cost	119	100	(52)

Net loss (gain)	173	(52)	2,441
Amortization of net loss	(248)	(242)	(40)
Net amortization (accretion)	-	-	-
Total recognized in other comprehensive loss (income)	$(75)	$(294)	$2,401

Total recognized in net periodic benefit cost and other
comprehensive loss (income)	$44	$(194)	$2,349

Assumptions used to determine benefit obligations were:

	2016	2015	2014
Discount rate	4.00%	4.25%	4.00%
Rate of compensation increase	N/A	N/A	N/A

Assumptions used to determine the net periodic benefit cost were:

	2016	2015	2014
Discount rate	4.25%	4.00%	4.75%
Expected long-term return on plan assets	6.00	6.00	5.25
Rate of compensation increase	N/A	N/A	N/A

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

The measurement date for the FNB Plan was December 31. Information pertaining to the activity in the defined benefit plan in 2015 is as follows (in thousands):

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

Pension expense for the FNB Plan included the following components for the year ended December 31 (in thousands):

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

The investment strategy and investment policy for the JVB Plan is to target the plan assets to contain 60% equity and 40% fixed income securities. The asset allocation as of December 31, 2016 was approximately 33% fixed income securities, 66% equities and 1% cash equivalents in the JVB Plan.

Future expected benefit payments (in thousands):

	2017	2018	2019	2020	2021	2022-2026
Estimated future benefit payments	$671	$712	$797	$813	$827	$4,338

Defined Contribution Plan

The Company has a Defined Contribution Plan under which employees, through payroll deductions, are able to defer portions of their compensation. The Company makes an annual non-elective fully vested contribution equal to 3% of compensation to each eligible participant. As of December 31, 2016, a liability of $214,000 was recorded to satisfy this obligation, and was credited to employees’ accounts by January 31, 2017. This liability at December 31, 2015 totaled $192,000 and was credited to employee accounts during 2016. Expense incurred under this plan was $211,000, $192,000 and $180,000 in 2016, 2015 and 2014, respectively. The Defined Contribution Plan also includes an employer matching contribution for employees that elect to defer compensation into this program. The matching contribution in 2016, 2015 and 2014 was $179,000, $162,000 and $147,000, respectively.

Employee Stock Purchase Plan

The Company has an Employee Stock Purchase Plan under which employees, through payroll deductions, are able to purchase shares of Company stock annually. The option price of the stock purchases is between 95% and 100% of the fair market value of the stock on the offering termination date as determined annually by the Board of Directors. The maximum number of shares which employees may purchase under the Plan is 250,000; however, the annual issuance of shares may not exceed 5,000 shares plus any unissued shares from prior offerings. There were 3,764 shares issued in 2016, 3,242 shares issued in 2015 and 3,497 shares issued in 2014 under this plan. At December 31, 2016, there were 177,054 shares reserved for issuance under the Employee Stock Purchase Plan.

Supplemental Retirement Plans

The Company has non-qualified supplemental retirement plans for directors and key employees. At December 31, 2016 and 2015, the present value of the future liability associated with these plans was $323,000 and $392,000, respectively. For the years ended December 31, 2016, 2015 and 2014, $30,000, $34,000 and $39,000, respectively, was charged to expense in connection with these plans. The Company offsets the cost of these plans through the purchase of bank-owned life insurance and annuities. See Note 9.

Deferred Compensation Plans

The Company has entered into deferred compensation agreements with certain directors to provide each director an additional retirement benefit, or to provide their beneficiary a benefit, in the event of pre-retirement death. At December 31, 2016 and 2015, the present value of the future liability was $1,570,000 and $1,504,000, respectively. For the years ended December 31, 2016, 2015 and 2014, $32,000, $30,000 and $33,000, respectively, was charged to expense in connection with these plans. The Company offsets the cost of these plans through the purchase of bank-owned life insurance. See Note 9.

Salary Continuation Plans

The Company has non-qualified salary continuation plans for key employees. At December 31, 2016 and 2015, the present value of the future liability was $1,251,000 and $1,178,000, respectively. For the years ended December 31, 2016, 2015 and 2014, $185,000, $119,000 and $118,000, respectively, was charged to expense in connection with these plans. The Company offsets the cost of these plans through the purchase of bank-owned life insurance. See Note 9.

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

A summary of the Company’s financial instrument commitments is as follows (in thousands):

	December 31,
	2016	2015
Commitments to grant loans	$56,095	$42,619
Unfunded commitments under lines of credit	3,889	4,661
Outstanding letters of credit	2,300	2,586

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

Outstanding letters of credit are instruments issued by the Bank that guarantee the beneficiary payment by the Bank in the event of default by the Bank’s customer in the non-performance of an obligation or service. Most letters of credit are extended for one year periods. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Bank holds collateral supporting those commitments for which collateral is deemed necessary. The amount of the liability as of December 31, 2016 and 2015 for guarantees under letters of credit issued is not material.

The maximum undiscounted exposure related to these guarantees at December 31, 2016 was $2,300,000, and the approximate value of underlying collateral upon liquidation that would be expected to cover this maximum potential exposure was $11,851,000.

23. Related-Party Transactions

The Bank has granted loans to certain of its executive officers, directors and their related interests. These loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons and, in the opinion of management, do not involve more than normal risk of collection. The aggregate dollar amount of these loans was $6,443,000 and $4,749,000 at December 31, 2016 and 2015, respectively. During 2016, $12,273,000 of new loans were made and repayments totaled $10,579,000. None of these loans were past due, in non-accrual status or restructured at December 31, 2016 or 2015.

24. Commitments And Contingent Liabilities

In 2009, the Company executed an agreement to obtain technology outsourcing services through an outside service bureau, and those services began in June 2010. The agreement provides for termination fees if the Company cancels the services prior to the end of the 8-year commitment period. The termination fee would be an amount equal to one hundred percent of the estimated remaining value of the terminated services if terminated in the first contract year, ninety percent of the estimated remaining value of the terminated services if terminated in the second contract year, eighty percent and seventy percent of the remaining value of the terminated services if terminated in the third and fourth contract years, respectively, and sixty percent of the remaining value of the terminated services if terminated in contract years five through eight. Termination fees are estimated to be approximately $475,000 at December 31, 2016. Since the Company does not expect to terminate these services prior to the end of the commitment period, no liability has been recorded at December 31, 2016.

The Company, from time to time, may be a defendant in legal proceedings relating to the conduct of its banking business. Most of such legal proceedings are a normal part of the banking business and, in management's opinion, the consolidated financial condition and results of operations of the Company would not be materially affected by the outcome of such legal proceedings.

Additionally, the Company has committed to fund and sell qualifying residential mortgage loans to the Federal Home Loan Bank of Pittsburgh in the total amount of $10,000,000. As of December 31, 2016, $5,978,000 remains to be delivered on that commitment, of which $112,000 has been committed to borrowers.

25. Subsequent Events

In January 2017, the Board of Directors declared a dividend of $0.22 per share to shareholders of record on February 15, payable on March 1, 2017.

26. Juniata Valley Financial Corp. (Parent Company Only)

Financial information:

CONDENSED BALANCE SHEETS
(in thousands)

	December 31,
	2016	2015
ASSETS
Cash and cash equivalents	$96	$89
Investment in bank subsidiary	52,674	54,279
Investment in unconsolidated subsidiary	4,703	4,553
Investment securities available for sale	1,841	1,399
Other assets	469	143
TOTAL ASSETS	$59,783	$60,463

LIABILITIES
Accounts payable and other liabilities	$693	$501

STOCKHOLDERS' EQUITY	59,090	59,962
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$59,783	$60,463

CONDENSED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

(in thousands)

	Years Ended December 31,
	2016	2015	2014
INCOME
Interest and dividends on investment securities available for sale	$59	$34	$32
Dividends from bank subsidiary	5,624	3,900	3,691
Income from unconsolidated subsidiary	222	238	236
Gain on sale of securities	166	19	-
Other non-interest income	-	1	1
TOTAL INCOME	6,071	4,192	3,960
EXPENSE
Merger-related expenses	66	279	-
Other non-interest expense	157	131	132
TOTAL EXPENSE	223	410	132
INCOME BEFORE INCOME TAXES AND EQUITY IN UNDISTRIBUTED NET INCOME OF SUBSIDIARY	5,848	3,782	3,828
Income tax expense	47	27	25
	5,801	3,755	3,803
Undistributed net income (loss) of subsidiary	(645)	(697)	413
NET INCOME	$5,156	$3,058	$4,216
COMPREHENSIVE INCOME	$4,150	$3,052	$3,678

CONDENSED STATEMENTS OF CASH FLOWS

(in thousands)

	Years Ended December 31,
	2016	2015	2014
Cash flows from operating activities:
Net income	$5,156	$3,058	$4,216
Adjustments to reconcile net income to net cash provided by operating activities:
Undistributed net loss (income) of subsidiary	645	697	(413)
Realized gains on sales of investment securities	(166)	(19)	-
Equity in earnings of unconsolidated subsidiary, net of dividends of $55, $55 and $48	(167)	(183)	(188)
Stock-based compensation expense	67	57	47
Increase in other assets	(413)	(112)	(87)
Increase in taxes payable	191	72	65
Increase (decrease) in accounts payable and other liabilities	1	14	(20)
Net cash provided by operating activities	5,314	3,584	3,620

Cash flows from investing activities:
Purchases of available for sale securities	(470)	-	-
Proceeds from the sale of available for sale securities	252	9	-
Net cash received from acquisition	-	4	-
Net cash (used in) provided by investing activities	(218)	13	-

Cash flows from financing activities:
Cash dividends	(4,226)	(3,687)	(3,690)
Purchase of treasury stock	(927)	(63)	(222)
Common stock issued for stock plans	64	110	59
Net cash used in financing activities	(5,089)	(3,640)	(3,853)

Net increase (decrease) in cash and cash equivalents	7	(43)	(233)
Cash and cash equivalents at beginning of year	89	132	365
Cash and cash equivalents at end of year	$96	$89	$132

27. Quarterly Results Of Operations (Unaudited)

The unaudited quarterly results of operations for the years ended December 31, 2016 and 2015 follow (in thousands, except per-share data):

	2016 Quarter ended
	March 31	June 30	September 30	December 31
Total interest income	$5,187	$5,077	$5,049	$5,156
Total interest expense	558	546	561	603
Net interest income	4,629	4,531	4,488	4,553
Provision for loan losses	121	113	132	100
Securities gains	-	128	6	84
Other income	1,179	1,217	1,565	1,239
Merger and acquisition expense	58	314	-	(25)
Other expense	4,082	4,172	4,330	4,247
Income before income taxes	1,547	1,277	1,597	1,554
Income tax expense	255	162	150	252
Net income	$1,292	$1,115	$1,447	$1,302
Per-share data:
Basic earnings	$.27	$.23	$.30	$.27
Diluted earnings	.27	.23	.30	.27
Cash dividends	.22	.22	.22	.22

	2015 Quarter ended
	March 31	June 30	September 30	December 31
Total interest income	$4,226	$4,220	$4,282	$4,651
Total interest expense	565	496	479	502
Net interest income	3,661	3,724	3,803	4,149
Provision for loan losses	50	112	140	200
Securities gains (losses)	(17)	1	19	10
Other income	1,017	1,129	1,175	1,171
Merger and acquisition expense	10	48	153	1,595
Other expense	3,594	3,573	3,549	3,677
Income before income taxes	1,007	1,121	1,155	(142)
Income tax expense (benefit)	83	120	146	(266)
Net income	$924	$1,001	$1,009	$124
Per-share data:
Basic earnings	$.22	$.24	$.24	$.02
Diluted earnings	.22	.24	.24	.02
Cash dividends	.22	.22	.22	.22

Common Stock Market Prices and Dividends

The common stock of Juniata Valley Financial Corp. is quoted under the symbol “JUVF” on the over-the-counter (“OTC-Pink”) Electronic Bulletin Board, a regulated electronic quotation service made available through, and governed by, the NASDAQ system. As of December 31, 2016, the Company had 1,824 stockholders of record.

The following table presents the quarterly high and low prices of the Company’s common stock and per common share cash dividends declared for each of the quarterly periods in 2016 and 2015.

	2016
Quarter Ended	High	Low	Dividends Declared
March 31	$18.95	$17.10	$0.22
June 30	18.35	17.55	0.22
September 30	18.75	17.55	0.22
December 31	19.10	18.00	0.22

	2015
Quarter Ended	High	Low	Dividends Declared
March 31	$18.75	$17.80	$0.22
June 30	18.90	17.55	0.22
September 30	19.95	17.28	0.22
December 31	19.50	17.50	0.22

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

Additionally, a copy of the Company’s Annual Report to the SEC on Form 10-K for the year ended December 31, 2016 will be supplied without charge (except for exhibits) upon written request. Please direct all inquiries to Ms. JoAnn McMinn, as detailed above.

Pursuant to Part 350 of FDIC’s Annual Disclosure Regulation, Juniata Valley Financial Corp. will make available to you upon request, financial information about The Juniata Valley Bank. Please contact:

Ms. Danyelle Pannebaker

The Juniata Valley Bank

P.O. Box 66

Mifflintown, PA 17059

Investment Considerations

In analyzing whether to make, or to continue, an investment in Juniata Valley Financial Corp., investors should consider, among other factors, the information contained in this Annual Report and certain investment considerations and other information more fully described in our Annual Report on Form 10-K for the year ended December 31, 2016, a copy of which can be obtained as described above.

Registrar and Transfer Agent

By regular mail:

Computershare

P.O. Box 30170

College Station, TX 77842-3170

United States

By overnight delivery

Computershare

211 Quality Circle, Suite 210

College Station, TX 77845

Telephone: (800) 368-5948

Website: www.Computershare.com/investor

Shareholders of record may access their accounts via the Internet to review account holdings and transaction history through Computershare’s website: www.Computershare.com/investor.

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

Annual Meeting of Shareholders

The Annual Meeting of Shareholders of Juniata Valley Financial Corp. will be held at 10:30 a.m., on Tuesday, May 16, 2017 at the Lewistown Country Club, 306 Country Club Road, Lewistown, Pennsylvania.